Exhibit 10.4

Explanatory Note

The Senior Facilities Agreement filed as Exhibit 10.4 hereto (the “Agreement”) was entered into in accordance with the execution-by-correspondence (scambio di corrispondenza) procedure under applicable laws, including the laws of the State of New York and the Republic of Italy. Under this approach, the Agreement was not signed as a single integrated instrument bearing the contemporaneous signatures of all parties. Rather, in accordance with customary Italian-law practice for contract execution, one party transmitted a written proposal (proposta) setting forth the terms and conditions of the Agreement, and the counterparties separately signed and delivered a corresponding letter of acceptance (accettazione) signifying its binding acceptance of such terms and conditions. Each such exchange of proposal and acceptance constitutes a separately perfected contractual relationship.

In connection with the filing of this Exhibit 10.4, we have included herewith, for the agreement and each subsequent amendment, additional facility notice, and consent request letter: (i) a copy of the proposal and (ii) one representative letter of acceptance. The remaining letters of acceptance signed and delivered by each of the other counterparties to the relevant agreement are substantively identical in all material respects to the representative letter of acceptance included herein, differing only with respect to the identity and signature of the accepting counterparty. Accordingly, such additional letters of acceptance have been omitted from this filing as duplicative.

Set forth below is a complete list of the counterparties that signed and delivered letters of acceptance with respect to the Agreement:

Senior Facilities Agreement dated July 30, 2024

•	Proposal by Bending Spoons Operations S.p.A. (as Company and Original Borrower)
•

Acceptance by Intesa Sanpaolo S.p.A. (as Security Agent, Agent, Arranger, and Original Lender), BNP Paribas, Italian Branch (as Arranger and Original Lender), Banco BPM S.p.A. (as Arranger and Original Lender), and Banca Nazionale del Lavoro S.p.A. (as Original Lender)

Amendment Agreement dated December 10, 2024

•	Proposal by Bending Spoons Operations S.p.A. (as Borrower and Obligors’ Agent)
•

Acceptance by BNP Paribas, Italian Branch (as Mandated Lead Arranger and Original Lender), Banco BPM S.p.A. (as Mandated Lead Arranger and Original Lender), Intesa Sanpaolo S.p.A. (as Mandated Lead Arranger and Original Lender), and Banca Nazionale del Lavoro S.p.A. (as Original Lender)

•	Acceptance by Intesa Sanpaolo S.p.A. (as Agent)

Additional Facility Notice dated December 12, 2024

•	Proposal by Bending Spoons Operations S.p.A. (as Obligors’ Agent)
•	Acceptance by Intesa Sanpaolo S.p.A. (as Agent)
•

Acceptance by Intesa Sanpaolo S.p.A. (as Original Revolving Facility Lender), Banco BPM S.p.A. (as Original Revolving Facility Lender), Banca Nazionale del Lavoro S.p.A. (as Original Revolving Facility Lender), Mizuho Bank Europe N.V. (as Original Revolving Facility Lender), Crédit Agricole Corporate and Investment Bank, Milan Branch (as Original Revolving Facility Lender), Crédit Agricole Italia S.p.A. (as Original Revolving Facility Lender), Banca Ifis S.p.A. (as Original Revolving Facility Lender), HSBC Continental

Europe (as Original Revolving Facility Lender), Coöperatieve Rabobank U.A. (as Original Revolving Facility Lender), and Natixis S.A. - Milan Branch (as Original Revolving Facility Lender)

Amendment Agreement dated March 3, 2025

•	Proposal by Bending Spoons Operations S.p.A. (as Borrower and Obligors’ Agent)
•	Acceptance by Intesa Sanpaolo S.p.A. (as Agent)

Additional Facility Notice dated March 11, 2025

•	Proposal by Bending Spoons Operations S.p.A. (as Obligors’ Agent)
•	Acceptance by Intesa Sanpaolo S.p.A. (as Agent)
•

Acceptance by Banca Nazionale del Lavoro S.p.A. (as Additional Revolving Facility Lender), Banco BPM S.p.A. (as Additional Revolving Facility Lender), Crédit Agricole Corporate and Investment Bank, Milan Branch (as Additional Revolving Facility Lender), Crédit Agricole Italia S.p.A. (as Additional Revolving Facility Lender), Intesa Sanpaolo S.p.A. (as Additional Revolving Facility Lender), JPMorgan Chase Bank, N.A., Milan Branch (as Additional Revolving Facility Lender), Mizuho Bank Europe N.V. (as Additional Revolving Facility Lender), and Wells Fargo Bank International UC (as Additional Revolving Facility Lender)

Consent Request Letter signed by Bending Spoons Operations S.p.A. (as Company and Obligors’ Agent) on April 4, 2025 and countersigned by Intesa Sanpaolo S.p.A. (as Agent) on May 16, 2025

•	Proposal by Bending Spoons Operations S.p.A. (as Company and Obligors’ Agent) for and on behalf of Bending Spoons Holdings S.p.A. (as Parent and Pledgor)
•	Acceptance by Intesa Sanpaolo S.p.A. (as Agent)

Additional Facility Notice dated June 18, 2025

•	Proposal by Bending Spoons Operations S.p.A. (as Obligors’ Agent)
•	Acceptance by Intesa Sanpaolo S.p.A. (as Agent)
•

Acceptance by Banca Nazionale del Lavoro S.p.A. (as Additional Revolving Facility Lender), Mizuho Bank Europe N.V. (as Additional Revolving Facility Lender), Crédit Agricole Corporate and Investment Bank, Milan Branch (as Additional Revolving Facility Lender), Wells Fargo Bank International UC (as Additional Revolving Facility Lender), Barclays Bank Ireland plc (as Additional Revolving Facility Lender), Bank of America Europe DAC (as Additional Revolving Facility Lender), Société Générale (as Additional Revolving Facility Lender), Citibank Europe plc (as Additional Revolving Facility Lender), and Intesa Sanpaolo S.p.A. (as Additional Revolving Facility Lender)

Additional Facility Notice dated June 23, 2025

•	Proposal by Bending Spoons Operations S.p.A. (as Obligors’ Agent)
•	Acceptance by Intesa Sanpaolo S.p.A. (as Agent)
•	Acceptance by Banco BPM S.p.A. (as Additional Revolving Facility Lender)

Consent Request Letter signed by Bending Spoons Operations S.p.A. (as Company and Obligors’ Agent) on July 1, 2025 and countersigned by Intesa Sanpaolo S.p.A. (as Agent) on July 16, 2025

•	Proposal by Bending Spoons Operations S.p.A. (as Company and Obligors’ Agent)
•	Acceptance by Intesa Sanpaolo S.p.A. (as Agent)

Additional Facility Notice dated October 3, 2025

•	Proposal by Bending Spoons Operations S.p.A. (as Obligors’ Agent)
•	Acceptance by Intesa Sanpaolo S.p.A. (as Agent)
•	Acceptance by Goldman Sachs Bank Europe SE (as Additional Revolving Facility Lender)

Additional Facility Notice dated October 27, 2025

•	Proposal by Bending Spoons Operations S.p.A. (as Obligors’ Agent)
•	Acceptance by Intesa Sanpaolo S.p.A. (as Agent)
•

Acceptance by Intesa Sanpaolo S.p.A. (as Additional Revolving Facility Lender), Banca Nazionale del Lavoro S.p.A. (as Additional Revolving Facility Lender), Crédit Agricole Corporate and Investment Bank, Milan Branch (as Additional Revolving Facility Lender), UniCredit S.p.A. (as Additional Revolving Facility Lender), HSBC Continental Europe (as Additional Revolving Facility Lender), and Société Générale (as Additional Revolving Facility Lender)

Additional Facility Notice dated October 27, 2025

•	Proposal by Bending Spoons Operations S.p.A. (as Obligors’ Agent)
•	Acceptance by Intesa Sanpaolo S.p.A. (as Agent)
•

Acceptance by Banca Nazionale del Lavoro S.p.A. (as Additional Term Facility Lender), Banco BPM S.p.A. (as Additional Term Facility Lender), Crédit Agricole Corporate and Investment Bank, Milan Branch (as Additional Term Facility Lender), UniCredit S.p.A. (as Additional Term Facility Lender), HSBC Continental Europe (as Additional Term Facility Lender), and Société Générale (as Additional Term Facility Lender)

Amendment and Restatement Agreement (to the Additional Facility Notice dated October 27, 2025) dated November 12, 2025

•	Proposal by Bending Spoons Operations S.p.A. (as Company)
•	Acceptance by Intesa Sanpaolo S.p.A. (as Agent)
•	Acceptance by Barclays Bank Ireland plc (as New Additional Revolving Facility Lender) and SMBC Bank EU AG, Milan Branch (as New Additional Revolving Facility Lender)

Amendment and Restatement Agreement (to the Additional Facility Notice dated October 27, 2025) dated November 12, 2025

•	Proposal by Bending Spoons Operations S.p.A. (as Company)
•	Acceptance by Intesa Sanpaolo S.p.A. (as Agent)

•	Acceptance by SMBC Bank EU AG, Milan Branch (as New Additional Term Facility Lender)

Amendment and Restatement Agreement (to the Additional Facility Notice dated October 27, 2025) dated November 14, 2025

•	Proposal by Bending Spoons Operations S.p.A. (as Company)
•	Acceptance by Intesa Sanpaolo S.p.A. (as Agent)
•	Acceptance by Banca Ifis S.p.A. (as New Additional Revolving Facility Lender)

Amendment and Restatement Agreement (to the Additional Facility Notice dated October 27, 2025) dated November 14, 2025

•	Proposal by Bending Spoons Operations S.p.A. (as Company)
•	Acceptance by Intesa Sanpaolo S.p.A. (as Agent)
•	Acceptance by Banca Ifis S.p.A. (as New Additional Revolving Facility Lender)

Consent Request Letter signed by Bending Spoons Operations S.p.A. (as Company and Obligors’ Agent) on October 31, 2025 and countersigned by Intesa Sanpaolo S.p.A. (as Agent) on November 18, 2025

•	Proposal by Bending Spoons Operations S.p.A. (as Company and Obligors’ Agent)
•	Acceptance by Intesa Sanpaolo S.p.A. (as Agent)

Consent Request Letter signed by Bending Spoons Operations S.p.A. (as Company and Obligors’ Agent) on November 24, 2025 and countersigned by Intesa Sanpaolo S.p.A. (as Agent) on January 20, 2026

•	Proposal by Bending Spoons Operations S.p.A. (as Company and Obligors’ Agent)
•	Acceptance by Intesa Sanpaolo S.p.A. (as Agent)

Consent Request Letter signed by Bending Spoons Operations S.p.A. (as Company and Obligors’ Agent) on March 4, 2026 and countersigned by Intesa Sanpaolo S.p.A. (as Agent) on April 2, 2026

•	Proposal by Bending Spoons Operations S.p.A. (as Company and Obligors’ Agent)
•	Acceptance by Intesa Sanpaolo S.p.A. (as Agent)

Additional Facility Notice dated March 25, 2026

•	Proposal by Bending Spoons Operations S.p.A. (as Obligors’ Agent)
•	Acceptance by Intesa Sanpaolo S.p.A. (as Agent)
•	Acceptance by UniCredit S.p.A. (as Additional Term Facility Lender)

Additional Facility Notice dated April 30, 2026

•	Proposal by Bending Spoons Operations S.p.A. (as Obligors’ Agent)
•	Acceptance by Intesa Sanpaolo S.p.A. (as Agent)

•	Acceptance by Intesa Sanpaolo S.p.A. (as Additional Term Facility Lender)

Additional Facility Notice dated April 30, 2026

•	Proposal by Bending Spoons Operations S.p.A. (as Obligors’ Agent)
•	Acceptance by Intesa Sanpaolo S.p.A. (as Agent)
•	Acceptance by Intesa Sanpaolo S.p.A. (as Additional Revolving Facility Lender) and Banca Nazionale del Lavoro S.p.A. (as Additional Revolving Facility Lender)

Additional Facility Notice dated April 30, 2026

•	Proposal by Bending Spoons Operations S.p.A. (as Obligors’ Agent)
•	Acceptance by Intesa Sanpaolo S.p.A. (as Agent)
•	Acceptance by Crédit Agricole Corporate and Investment Bank, Milan Branch (as Additional Term Facility Lender)

Additional Facility Notice dated April 30, 2026

•	Proposal by Bending Spoons Operations S.p.A. (as Obligors’ Agent)
•	Acceptance by Intesa Sanpaolo S.p.A. (as Agent)
•	Acceptance by Crédit Agricole Corporate and Investment Bank, Milan Branch (as Additional Revolving Facility Lender)

We hereby confirm that the foregoing list is complete and accurate in all material respects as of the date of this filing.

To:

Intesa Sanpaolo S.p.A.

Largo Mattioli 3

20121 Milan, Italy

BNP Paribas, Italian Branch

Piazza Lina Bo Bardi 3

20124 Milan, Italy

Banco BPM S.p.A.

Piazza F. Meda 4

20121 Milan, Italy

Intesa Sanpaolo S.p.A.

Largo Mattioli 3

20121 Milan, Italy

Banca Nazionale del Lavoro S.p.A.

Via Altiero Spinelli 30

00157 Rome, Italy

30 July 2024

Project Warhol – Senior Facilities Agreement

Dear Sirs,

Following our recent negotiations, we hereby propose and offer to you to enter into the following senior facilities agreement.

* * *

[Remainder of the page intentionally left blank]

30 July 2024

BENDING SPOONS OPERATIONS S.P.A.

as the Company

arranged by

BANCO BPM S.P.A., BNP PARIBAS ITALIAN BRANCH and

INTESA SANPAOLO S.P.A.

as Arrangers

with

INTESA SANPAOLO S.P.A.

as Agent

and

INTESA SANPAOLO S.P.A.

as Security Agent

SENIOR FACILITIES AGREEMENT

Corso Matteotti 22

20121 Milan

Italy

Tel: +39.02.3046.2000

www.lw.com

35.	PAYMENT MECHANICS	228
36.	SET-OFF	232
37.	NOTICES	232
38.	CALCULATIONS AND CERTIFICATES	235
39.	PARTIAL INVALIDITY	236
40.	REMEDIES AND WAIVERS	236
41.	CONFIDENTIALITY	236
42.	CONFIDENTIALITY OF FUNDING RATES AND REFERENCE BANK QUOTATIONS	240
43.	DISCLOSURE OF LENDER DETAILS BY AGENT	242
44.	AMENDMENTS AND WAIVERS	243
45.	ENTIRE AGREEMENT	254
46.	GOVERNING LAW	254
47.	ENFORCEMENT	254
48.	TRANSPARENCY PROVISIONS	255
49.	CONTRACTUAL RECOGNITION OF BAIL-IN	255
SCHEDULE 1 THE ORIGINAL LENDERS		258
SCHEDULE 2 CONDITIONS PRECEDENT TO FIRST UTILISATION		259
SCHEDULE 3 CONDITIONS PRECEDENT REQUIRED TO BE DELIVERED BY AN ADDITIONAL OBLIGOR		262
SCHEDULE 4 UTILISATION REQUEST - LOANS		264
SCHEDULE 5 UTILISATION REQUEST - LETTER OF CREDITS		265
SCHEDULE 6 SELECTION NOTICE		267
SCHEDULE 7 FORM OF TRANSFER CERTIFICATE		268
SCHEDULE 8 FORM OF ASSIGNMENT AGREEMENT		272
SCHEDULE 9 FORM OF ACCESSION DEED		276
SCHEDULE 10 FORM OF RESIGNATION LETTER		279
SCHEDULE 11 FORM OF COMPLIANCE CERTIFICATE		281
SCHEDULE 12 TIMETABLE		282
SCHEDULE 13 FORM OF LETTER OF CREDIT		284
SCHEDULE 14 AGREED SECURITY PRINCIPLES		287
SCHEDULE 15 CONFIDENTIALITY UNDERTAKING		295
SCHEDULE 16 FORM OF INCREASE CONFIRMATION		299
SCHEDULE 17 FORM OF NOTICE ON ENTERING INTO NOTIFIABLE DEBT PURCHASE TRANSACTION		302
SCHEDULE 18 FORM OF NOTICE ON TERMINATION OF NOTIFIABLE DEBT PURCHASE TRANSACTION / NOTIFIABLE DEBT PURCHASE TRANSACTION CEASING TO BE WITH AN INVESTOR		303

2

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THIS AGREEMENT is dated 30 July 2024 and made between:

(1)

BENDING SPOONS OPERATIONS S.P.A., a joint stock company (società per azioni) incorporated under the laws of the Republic of Italy, having its registered office at Via Nino Bonnet 10, 20154, Milan, Italy registered with the Companies’ Register of Milan-Monza-Brianza-Lodi with registered number 13368510965 (the “Company” and the “Original Borrower”);

(2)	BANCO BPM S.P.A., BNP PARIBAS ITALIAN BRANCH and INTESA SANPAOLO S.P.A. as mandated lead arrangers (the “Arrangers”);
(3)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (The Original Lenders) as lenders (the “Original Lenders”);
(4)	INTESA SANPAOLO S.P.A., as facility agent for the Lenders (the “Agent”); and
(5)	INTESA SANPAOLO S.P.A., as security agent and mandatario con rappresentanza for the Secured Parties (the “Security Agent”).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION
1.1	Definitions

In this Agreement:

“Acceptable Bank” means:

(a)	any Arranger or any Affiliate of an Arranger;
(b)	a bank or financial institution or any of its Affiliate which became a Lender;
(c)

a bank or financial institution which has a rating for its long-term unsecured and non-credit enhanced debt obligations of BBB- or higher by Standard & Poor’s or BBB- or higher by Fitch or Baa3 or higher by Moody’s or a comparable rating from an internationally recognised credit rating agency, or any bank or financial institution which (having previously satisfied such requirement) ceases to satisfy the foregoing ratings requirement for a period of not more than three (3) Months;

(d)

any bank or financial institution which is listed in the Approved List or which otherwise provides banking services to the Group (including the Target Group) and is notified in writing to the Agent on or before the Closing Date; or

(e)

any other bank or financial institution approved by the Agent (acting reasonably) or providing banking services to a business or entity acquired by a member of the Group provided that, if the financial institution providing such services is not permitted by other paragraph of this definition, such services are terminated and/or moved to a bank or financial institution falling under another limb of this definition within six (6) Months of completion of the relevant acquisition.

“Acceptable Funding Sources” means:

(a)	any New Shareholder Injections;
(b)	any Retained Cash;
(c)	any Permitted Financial Indebtedness; and

(d)

Cash and Cash Equivalent Investments held by members of the Group provided that such Cash and Cash Equivalent Investments would otherwise have been able to be used at that time to make a Permitted Payment to the Investors but which has not actually been paid, to the extent Not Otherwise Applied.

“Accession Deed” means a document substantially in the form set out in Schedule 9 (Form of Accession Deed) or any other form agreed between the Agent and the Company (each acting reasonably).

“Accounting Reference Date” means 31 December.

“Acquisition” means the acquisition by the Company, directly or indirectly, of the Target Shares pursuant to the Acquisition Documents.

“Acquisition Agreement” means the share purchase agreement dated 26 July 2024 between, among others, the Company and the Sellers (as defined therein) in relation to the acquisition of the Target Shares.

“Acquisition Costs” means all fees, costs and expenses, stamp, registration and other Taxes incurred or required to be paid by any member of the Group in connection with the Acquisition Documents and the Finance Documents and, where applicable, any Permitted Acquisition (including the Acquisition) or any Permitted Transaction and other related documents or the Transaction Documents or the refinancing of any indebtedness in the Group or the Target Group which is outstanding on the Closing Date or of any other entity which is the subject of a Permitted Acquisition.

“Acquisition Documents” means the Acquisition Agreement and any other document designated in writing as an “Acquisition Document” by the Company and the Agent.

“Additional Borrower” means a person which becomes an Additional Borrower in accordance with Clause 31 (Changes to the Obligors).

“Additional Facility” means any Additional Term Facility or any Additional Revolving Facility.

“Additional Facility Borrower” means the Company or any other member of the Group which is specified as borrower under an Additional Facility in the applicable Additional Facility Notice and which (a) is already a Borrower under this Agreement or (b) is not an existing Borrower as at the date of delivery of the relevant Additional Facility Notice but accedes on or before the relevant Additional Facility Commencement Date as an Additional Borrower, unless it has ceased to be an Additional Facility Borrower in accordance with Clause 31 (Changes to the Obligors) and, in respect of an Ancillary Facility only, any Affiliate of an Additional Facility Borrower under an Additional Revolving Facility that becomes a borrower of that Ancillary Facility pursuant to Clause 9.10 (Affiliates of the Borrower).

“Additional Facility Commencement Date” means, in respect of an Additional Facility, the date specified as the Additional Facility Commencement Date (being the date on which such Additional Facility has been (or will be) first incurred, established or available for utilisation) in the Additional Facility Notice relating to that Additional Facility.

“Additional Facility Commitment” means any Additional Term Facility Commitment or any Additional Revolving Facility Commitment.

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“Additional Facility Lender” means an Additional Term Facility Lender or an Additional Revolving Facility Lender.

“Additional Facility Loan” means an Additional Term Facility Loan or an Additional Revolving Facility Loan.

“Additional Facility Notice” means, in respect of an Additional Facility, a notice substantially in the form set out in Schedule 19 (Form of Additional Facility Notice for Additional Facility) or in any other form agreed by the Agent and the Company delivered by the Company to the Agent in accordance with the provisions of Clause 2.5 (Additional Facilities).

“Additional Guarantor” means a person which becomes an Additional Guarantor in accordance with Clause 31 (Changes to the Obligors).

“Additional Obligor” means an Additional Borrower or an Additional Guarantor.

“Additional Revolving Facility” means any additional, incremental or refinancing revolving credit facility which may be granted to certain Borrowers pursuant to Clause 2.5 (Additional Facilities) other than by way of an increase of an existing Revolving Facility.

“Additional Revolving Facility Commitment” means:

(a)	in relation to any Lender party to an Additional Facility Notice, the amount in the Base Currency that such Lender has agreed to commit under that Additional Revolving Facility; and
(b)

in relation to any other Lender, the amount in the Base Currency of any Additional Revolving Facility Commitment (under that Additional Revolving Facility) transferred to it under this Agreement or assumed by it in accordance with Clause 2.4 (Increase), to the extent not cancelled, reduced or transferred by it under this Agreement.

“Additional Revolving Facility Lender” means:

(a)

any Lender, bank, trust, fund, other financial institution or other entity which signs an Additional Facility Notice and so confirms its willingness to provide all or part of an Additional Revolving Facility in accordance with Clause 2.5 (Additional Facilities); and

(b)

any other bank, trust, fund, financial institution or other entity which has become a Party as a Lender under any Additional Revolving Facility in accordance with Clause 2.4 (Increase) or Clause 29 (Changes to the Lenders).

“Additional Revolving Facility Loan” means a loan made or to be made under an Additional Revolving Facility or the principal amount outstanding for the time being of that loan.

“Additional Term Facility” means any additional, incremental or refinancing term loan facility which may be granted to certain Borrowers pursuant to Clause 2.5 (Additional Facilities) other than by way of an increase of an existing Term Facility.

“Additional Term Facility Commitment” means:

(a)	in relation to any Lender party to an Additional Facility Notice, the amount in the Base Currency that such Lender has agreed to commit under that Additional Term Facility; and

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(b)

in relation to any other Lender, the amount in the Base Currency of any Additional Term Facility Commitment (under that Additional Term Facility) transferred to it under this Agreement or assumed by it in accordance with Clause 2.4 (Increase), to the extent not cancelled, reduced or transferred by it under this Agreement.

“Additional Term Facility Lender” means:

(a)

any Lender, bank, trust, fund, other financial institution or other entity which signs an Additional Facility Notice and so confirms its willingness to provide all or part of an Additional Term Facility in accordance with Clause 2.5 (Additional Facilities); and

(b)

any other bank, trust, fund, financial institution or other entity which has become a Party as a Lender under any Additional Term Facility in accordance with Clause 2.4 (Increase) or Clause 29 (Changes to the Lenders).

“Additional Term Facility Loan” means a loan made or to be made under an Additional Term Facility or the principal amount outstanding for the time being of that loan.

“Adjustment Event” means:

(a)	a Qualified Listing; or
(b)

the long-term corporate credit rating of the Company (or, as the case may be, the Parent or TopCo if given such a rating) being equal to or better than Baa3 or BBB- according to any two of Moody’s Investor Services Limited, Standard & Poor’s Rating Services or Fitch Ratings Ltd (as applicable).

“Affiliate” means, in relation to any person, any of its Holding Companies or Subsidiaries or any other Subsidiary of any of its Holding Companies.

“Agent’s Spot Rate of Exchange” means the Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the Milan foreign exchange market at or about 11.00 a.m. (Milan time) on a particular day.

“Aggregate Disposals Basket” has the meaning given to that term in Clause 11.9 (Disposal).

“Agreed Certain Funds Obligor” means the Company or any other member of the Group designated as an Agreed Certain Funds Obligor by the Company and the relevant Revolving Facility Lenders or Additional Facility Lenders who shall provide an Agreed Certain Funds Utilisation in accordance with the provisions of Clause 4.7 (Utilisations of Original Revolving Facility/Additional Facility during the Agreed Certain Funds Period).

“Agreed Certain Funds Period” means:

(a)	in respect of the Original Revolving Facility for the purposes of financing a Permitted Acquisition, Permitted Joint Venture or any other purposes agreed with the Original Revolving Facility Lenders:
(i)

the period starting from the date on which the Group enters into a legally binding commitment (conditional or otherwise) to the earlier of (i) the completion of that Permitted Acquisition or Permitted Joint Venture, and (ii) the date falling six (6) Months from the date of the legally binding commitment referred to above; or

(ii)	any other period specified in a notice delivered by the Company and the Original Revolving Facility Lenders to the Agent; and

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(b)

in respect of an Additional Facility which all of the Additional Facility Lenders providing such Additional Facility have agreed shall be provided on a “certain funds basis” in accordance with the provisions of Clause 4.7 (Utilisations of Original Revolving Facility/Additional Facility during the Agreed Certain Funds Period), the period specified in the relevant Additional Facility Notice.

“Agreed Certain Funds Utilisation” means:

(a)

in respect of the Original Revolving Facility, a Utilisation made or to be made under the Original Revolving Facility during the Agreed Certain Funds Period solely for the financing of a Permitted Acquisition, Permitted Joint Venture or any of the purposes agreed with the Original Revolving Facility Lenders; and

(b)

in respect of an Additional Facility which all of the Additional Facility Lenders providing such Additional Facility have agreed shall be provided on a “certain funds basis” in accordance with the provisions of Clause 4.7 (Utilisations of Original Revolving Facility/Additional Facility during the Agreed Certain Funds Period), a Utilisation made or to be made under the relevant Additional Facility during the Agreed Certain Funds Period solely for any of the purposes agreed with the relevant Additional Facility Lenders providing such Additional Facility.

“Agreed Security Principles” means the security principles set out in Schedule 14 (Agreed Security Principles).

“Alternative Term Rate” means any rate specified as such in the applicable Reference Rate Terms.

“Alternative Term Rate Adjustment” means any rate which is either:

(a)	specified as such in the applicable Reference Rate Terms; or
(b)

determined by the Agent (or by any other Finance Party which agrees with the Company to determine that rate in place of the Agent) in accordance with the methodology specified in the applicable Reference Rate Terms.

“Ancillary Commencement Date” means, in relation to an Ancillary Facility or Fronted Ancillary Facility (as the case may be), the date on which that Ancillary Facility or Fronted Ancillary Facility (as the case may be) is first made available, which date shall be a Business Day within the Availability Period of the relevant Revolving Facility.

“Ancillary Commitment” means, in relation to an Ancillary Lender and an Ancillary Facility, the maximum Base Currency Amount which that Ancillary Lender has agreed (whether or not subject to satisfaction of conditions precedent) to make available from time to time under that Ancillary Facility and which has been authorised as such under Clause 9 (Ancillary Facilities), to the extent that amount is not cancelled or reduced under this Agreement or the Ancillary Documents relating to that Ancillary Facility.

“Ancillary Document” means each document relating to or evidencing the terms of an Ancillary Facility or a Fronted Ancillary Facility (as the case may be).

“Ancillary Facility” means any ancillary facility made available by an Ancillary Lender in accordance with Clause 9 (Ancillary Facilities).

“Ancillary Lender” means each Lender (or Affiliate of a Lender) which makes available an Ancillary Facility in accordance with Clause 9 (Ancillary Facilities).

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“Ancillary Outstandings” means, at any time:

(a)

in relation to an Ancillary Lender and an Ancillary Facility then in force the aggregate of the equivalents (as calculated by that Ancillary Lender) in the Base Currency of the following amounts outstanding under that Ancillary Facility:

(i)	the principal amount under each overdraft facility, on-demand short term loan facility, foreign exchange facility and derivatives facility (net of any Available Credit Balance);
(ii)	the face amount of each guarantee, bond and documentary or stand-by letter of credit under that Ancillary Facility; and
(iii)	the amount fairly representing the aggregate exposure (excluding interest and similar charges) of that Ancillary Lender under each other type of accommodation provided under that Ancillary Facility;
(b)

in relation to a Fronted Ancillary Facility and Fronting Ancillary Lender or Fronted Ancillary Lender, the aggregate amounts (in the Base Currency as calculated by the relevant Fronting Ancillary Lender or Fronted Ancillary Lender) outstanding as referred to in paragraphs (i), (ii) and (iii) above (where, for this purpose, references in (a) above to Ancillary Lender shall be read as Fronting Ancillary Lender and Fronted Ancillary Lender, and references to Ancillary Facility should be read as Fronted Ancillary Facility) under that Fronted Ancillary Facility, in each case as determined by such Ancillary Lender or Fronting Ancillary Lender, acting reasonably in accordance with its normal banking practice and in accordance with the relevant Ancillary Document.

For the purposes of this definition:

(i)	in relation to any Utilisation denominated in the Base Currency, the amount of that Utilisation (determined as described in paragraphs (a) and (b) above) shall be used; and
(ii)

in relation to any Utilisation not denominated in the Base Currency, the equivalent (calculated as specified in the relevant Ancillary Document or, if not so specified, as the relevant Ancillary Lender or Fronting Ancillary Lender may specify, in each case in accordance with its usual practice at that time for calculating that equivalent in the Base Currency (acting reasonably)) of the amount of that Utilisation (determined as described in paragraphs (a) and (b) above) shall be used.

“Annual Financial Statements” has the meaning given to such term in Clause 25 (Information Undertakings).

“Anti-Corruption Laws” means all laws of any applicable jurisdiction from time to time concerning or relating to anti bribery, anti money laundering or anti corruption, including, but not limited to, the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions.

“Applicable Accounting Principles” means, in respect of the Company, IFRS and, in respect of another member of the Group, at its discretion, IFRS or generally accepted accounting principles in its jurisdiction of incorporation, in each case to the extent applicable to the relevant financial statements and as applied by the Company or such other member of the Group from time to time.

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“Applicable Ratio” means (i) from the Signing Date and until (and including) 30 December 2025, 3.50:1.00 and (ii) starting from 31 December 2025 (included) and at any time thereafter, 3.25:1.00.

“Applicable Test Date” means, in relation to determining or testing any financial covenant, ratio or incurrence based permission, test, threshold or basket (including any financial definitions or components thereof and any basket based on the calculation of Consolidated EBITDA, Adjusted EBITDA, the Total Leverage Ratio or Relevant Adjusted EBITDA of the Group) for the purposes of this Agreement and (at the option of the Company) the following basis, testing date and relevant information:

(a)

the most recent Quarter Date for which Financial Statements or a Compliance Certificate has been delivered pursuant to the terms of this Agreement (or, at the option of the Company, in relation to the most recently completed Relevant Period for which the Company has sufficient available information to be able to determine any such financial covenant, ratio or incurrence based permission, test, threshold or basket (including any financial definitions or components thereof and any basket based on the calculation of Consolidated EBITDA, Adjusted EBITDA, the Total Leverage Ratio or Relevant Adjusted EBITDA) provided that such information is provided to the Finance Parties);

(b)

in respect of any Additional Facility or Permitted Alternative Debt (or part thereof) the most recent Quarter Date for which Financial Statements or a Compliance Certificate has been delivered pursuant to the terms of this Agreement (or, at the option of the Company, in relation to the most recently completed Relevant Period for which the Company has sufficient available information to be able to determine any such financial covenant, ratio or incurrence based permission, test, threshold or basket (including any financial definitions or components thereof and any basket based on the calculation of Consolidated EBITDA, Adjusted EBITDA, the Total Leverage Ratio or Relevant Adjusted EBITDA), provided that such information is provided to the Finance Parties) prior to, at the election of the Company (to the extent applicable in determining the Permitted Indebtedness Cap or otherwise):

(i)	the Additional Facility Commencement Date or Permitted Alternative Debt Commencement Date (as applicable); or
(ii)	the date of any incurrence of all or part of such Additional Facility or Permitted Alternative Debt, as the case may be; or
(iii)	such other date in accordance with paragraph (c) below;
(c)

in respect of the entry into, consummation or financing or refinancing of an acquisition, investment or other transaction, the most recent Quarter Date for which Financial Statements or a Compliance Certificate has been delivered pursuant to the terms of this Agreement (or, at the option of the Company, in relation to the most recently completed Relevant Period for which the Company has sufficient available information to be able to determine any such financial covenant, ratio or incurrence based permission, test, threshold or basket (including any financial definitions or components thereof and any basket based on the calculation of Consolidated EBITDA, Adjusted EBITDA, the Total Leverage Ratio or Relevant Adjusted EBITDA), provided that such information is provided to the Finance Parties), at the election of the Company either (i) as at the date on which the Group (A) makes a binding offer for such acquisition, investment or other transaction without any financing condition or (B) legally commits to make such acquisition, investment or other transaction (including pursuant to a put option or similar arrangement), (ii) as at the date on which any related indebtedness is incurred or utilised in connection with the financing or refinancing of such acquisition,

10

investment or other transaction, or (iii) as at the date on which such transaction completes,

provided that:

(A)

if no Financial Statements have yet been delivered since the Closing Date, references above to the most recent Quarter Date shall be replaced with the Closing Date, using the financial information as set out in most recently ended Quarter Date from which the Company has sufficient available information to be able to determine any such financial covenant, ratio or incurrence based permission, test, threshold or basket (including any financial definitions or components thereof and any basket based on the calculation of Consolidated EBITDA, Adjusted EBITDA, the Total Leverage Ratio or Relevant Adjusted EBITDA)) provided that such information is provided to the Finance Parties and agreed with the Majority Lenders; and

(B)

the Company may determine the applicable test date under this definition in its sole discretion and may revoke any such determination or test at any time and elect another date under this definition in its sole discretion.

“Approved List” means the list of eligible transferees or assignees agreed on or before the Signing Date by the Arrangers and the Company as the same may be updated from time to time as provided in paragraph (b) of Clause 29.3 (Other conditions of assignment or transfer).

“Assignment Agreement” means an agreement substantially in the form set out in Schedule 8 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee provided that if that other form does not contain the undertaking set out in the form set out in Schedule 8 (Form of Assignment Agreement) it shall not be a Creditor Accession Undertaking as defined in, and for the purposes of, the Intercreditor Agreement.

“Auditors” means any person which may be appointed by the Company as its auditors from time to time.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means:

(a)	in relation to Facility A, the period from (and including) the Signing Date until (and including) the last day of the Certain Funds Period;
(b)

in relation to the Original Revolving Facility, the period from (and including) the Signing Date on a fully revolving basis until the date falling one (1) Month prior to the Termination Date in respect of the Original Revolving Facility (except for any Ancillary Facility or a Fronted Ancillary Facility, which, if required by the Company, shall be made available until the Termination Date); and

(c)

in relation to any Additional Facility, the period specified in the Additional Facility Notice relating to that Additional Facility (or such other period as the Additional Facility Lenders in respect of that Additional Facility and the Obligors’ Agent may agree).

“Available Commitment” means:

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(a)

subject to paragraph (b) below, in relation to a Facility, a Lender’s Commitment under that Facility minus (subject to Clause 9.9 (Affiliates of Lenders as Ancillary Lenders, Fronted Ancillary Lender and Fronting Ancillary Lenders) and as set out below):

(i)

the Base Currency Amount of its participation in any outstanding Utilisations under that Facility and, in the case of the Original Revolving Facility only, the Base Currency Amount of the aggregate of its (and its Affiliate’s) Ancillary Commitments, Fronted Ancillary Commitments and Fronting Ancillary Commitments; and

(ii)

in relation to any proposed Utilisation, the Base Currency Amount of its participation in any other Utilisations that are due to be made under that Facility on or before the proposed Utilisation Date and, in the case of any Revolving Facility only, the Base Currency Amount of its (and its Affiliate’s) Ancillary Commitment, Fronted Ancillary Commitments and Fronting Ancillary Commitments in relation to any new Ancillary Facility or Fronted Ancillary Facility that is due to be made available on or before the proposed Utilisation Date.

(b)	For the purposes of calculating a Lender’s Available Commitment in relation to any proposed Utilisation under any Revolving Facility:
(i)

that Lender’s participation in any Utilisation under that Revolving Facility that is due to be repaid or prepaid on or before the proposed Utilisation Date shall not be deducted from that Lender’s Commitment under that Revolving Facility; and

(ii)

that Lender’s (or its Affiliate’s) Ancillary Commitments, Fronted Ancillary Commitments and Fronting Ancillary Commitments in relation to that Revolving Facility to the extent that they are due to be reduced or cancelled on or before the proposed Utilisation Date shall not be deducted from that Lender’s Commitment under that Revolving Facility.

“Available Credit Balance” means, in relation to an Ancillary Facility or Fronted Ancillary Facility (as the case may be), credit balances on any account of any Borrower of that Ancillary Facility or Fronted Ancillary Facility with the Ancillary Lender or Fronting Ancillary lender making available that Ancillary Facility to the extent that those credit balances are freely available to be set off by that Ancillary Lender or Fronting Ancillary Lender against liabilities owed to it by that Borrower under that Ancillary Facility or Fronted Ancillary Facility.

“Available Facility” means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility.

“Bank Levy” means any amount payable by any Finance Party or any of their respective Affiliates (i) on the basis of or in relation to its balance sheet or capital base or any part of it or its liabilities or minimum regulatory capital or any combination thereof (including, without limitation, the UK bank levy as set out in the Finance Act 2011, the French taxe bancaire de risque systémique as set out in article 235 ter ZE of the French Code général des impôts, the French taxe pour le financement du fonds de soutien aux collectivités territoriales as set out in article 235 ter ZE bis of the French Code général des impôts, the German bank levy as set out in the German Restructuring Fund Act 2010 (as amended), the Dutch bankenbelasting as set out in the bank levy act (Wet bankenbelasting), the Swedish bank levy (Sw. Stabilitetsavgift) as set out in the Swedish Act on State Support to Credit Institutions (Sw. lag (2008:814) (lag om statligt stöd till kreditinstitut), the Spanish bank levy (Impuesto sobre los Depósitos en las Entidades de Crédito) as set out in the Law 16/2012 of 27 December 2012¸the Italian extraordinary tax regulated under Article 26 of Law Decree No. 104 of 10 August 2023,

12

converted into Law no. 135 of 9 October 2023, including any renewal or extension thereof, and (including any identical or similar Tax that is imposed in addition or in place of the one governed by Article 26 of Law Decree No. 104 of 10 August 2023 as converted into law) and any tax in any jurisdiction levied on a similar basis or for a similar purpose or any financial activities taxes (or other taxes) of a kind contemplated in the European Commission consultation paper on financial sector taxation dated 22 February 2011 or the Single Resolution Mechanism established by Regulation (EU) No. 806/2014 of the European Parliament and of the Council of 15 July 2014), or (ii) any windfall tax imposed on or calculated by reference to the interest income, fee income, commission income or interest margin of that person and any other levy, surcharge, or tax levied for a similar purpose.

“Base Currency” means Euro.

“Base Currency Amount” means:

(a)

in relation to a Utilisation, the amount specified in the Utilisation Request delivered by a Borrower for that Utilisation (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is two (2) Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request in accordance with the terms of this Agreement and, in the case of a Letter of Credit, as adjusted under Clause 6.8 (Revaluation of Letters of Credit); and

(b)

in relation to an Ancillary Commitment, Fronted Ancillary Commitment or Fronting Ancillary Commitment, the amount specified as such in the notice delivered to the Agent by the Company pursuant to Clause 9.2 (Availability) (or, if the amount specified is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is two (2) Business Days before the Ancillary Commencement Date for that Ancillary Facility or, if later, the date the Agent receives the notice of the Ancillary Commitment in accordance with the terms of this Agreement), as adjusted to reflect any repayment, prepayment, consolidation or division of a Utilisation, or (as the case may be) cancellation or reduction of an Ancillary Facility or Fronted Ancillary Facility.

“Basel III” means:

(c)

the global regulatory framework on bank capital and liquidity contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring, Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee in December 2010 and any other documents published by the Basel Committee in relation to Basel III, each as amended and/or supplemented from time to time;

(d)

the rules for global systemically important banks contained in “Global systemically important banks, assessment and methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee in November 2011, as amended and/or supplemented from time to time; and

(e)	any other existing or future guidance or standards published by the Basel Committee relating to Basel III.

“Basel Committee” means the Basel Committee on Banking Supervision.

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“Borrower” means:

(a)	in relation to the Facility A, the Company;
(b)	in relation to the Original Revolving Facility, the relevant Original Revolving Facility Borrower; and

(c)in relation to an Additional Facility, the relevant Additional Facility Borrower.

“Break Costs” means any amount specified as such in the applicable Reference Rate Terms.

“Budget” means:

(a)	in relation to the period beginning on the Closing Date and ending on 31 December 2024, the Financing Case; and
(b)	in relation to any Financial Year commencing on or after 1 January 2025, the operating budget of the Group prepared in accordance with the Applicable Accounting Principles.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Milan, London and Paris and:

(a)	(in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency;
(b)	(in relation only to any date for payment or purchase of euro) which is a TARGET Day; or
(c)	in relation to:
(i)	the fixing of an interest rate in relation to a Term Rate Loan;
(ii)	any date for payment or purchase of an amount relating to a Compounded Rate Loan; or
(iii)	the determination of the first day or the last day of an Interest Period for a Compounded Rate Loan, or otherwise in relation to the determination of the length of such an Interest Period),

which is a Reference Rate Business Day relating to the relevant currency or Loan.

“Capital Expenditure” has the meaning given to that term in Clause 26.1 (Financial Definitions).

“Central Bank Rate” means any rate specified as such in the applicable Reference Rate Terms.

“Central Bank Rate Adjustment” means any adjustment specified as such in the applicable Reference Rate Terms.

“Centre of Main Interests” has the meaning given to it in Article 3(1) of the Insolvency Regulation.

“Certain Funds Period” means the period commencing on the Signing Date and ending at

11.59 p.m. (London time) on the earliest to occur of:

(a)	the date which is three (3) Months after the Signing Date;
(b)	the Closing Date; and

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(c)

the date on which the Company (or any of its Affiliates) determines and notifies the Agent in writing (which notification shall be provided as soon as reasonably practicable after making such determination) that: (A) it has conclusively withdrawn or terminated its bid for the Target; (B) the Sellers have terminated definitively the sale process or entered into a sale and purchase agreement in respect of the Target Group with a bidder other than the Company or any of its Affiliates; or (C) (if the Acquisition Agreement has been signed) the Acquisition Agreement is validly and conclusively terminated prior to the Closing Date by either party thereto in accordance with its terms, or, in each case, such later time and date as agreed between the Company and the Arrangers (each acting reasonably and in good faith).

“Certain Funds Utilisation” means a utilisation made or to be made during the Certain Funds Period under the Facility A or the Original Revolving Facility.

“Change of Control” means:

(a)

the Reference Shareholders cease to (directly or indirectly) hold, jointly, the issued share capital having the right to cast at least 50.01 per cent. of the votes capable of being cast in shareholders’ general meetings of the Company; or

(b)	at any time prior to a Listing of the Company, the Parent ceases to (directly or indirectly) hold 100 per cent. of the issued share capital of the Company,

in each case other than with the consent of the Lenders.

“Charged Property” means all of the assets of the Parent and the Obligors which from time to time are the subject of the Transaction Security.

“Clean-Up Period” means, in respect of the Acquisition, the period commencing on the Signing Date and ending on the date falling one hundred and twenty (120) days after the Closing Date.

“Closing Date” means the first date on which (a) completion of the Acquisition has occurred and (b) any of the Facilities are utilised.

“Code” means the US Internal Revenue Code of 1986.

“Commitment” means a Facility A Commitment and/or an Original Revolving Facility Commitment and/or an Additional Term Facility Commitment and/or an Additional Revolving Facility Commitment, in each case as the context requires.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 11 (Form of Compliance Certificate).

“Compounded Rate Currency” means any currency which is not a Term Rate Currency.

“Compounded Rate Interest Payment” means the aggregate amount of interest that:

(a)	is, or is scheduled to become, payable under any Finance Document; and
(b)	relates to a Compounded Rate Loan.

“Compounded Rate Loan” means any Loan or, if applicable, Unpaid Sum which is not a Term Rate Loan.

15

“Compounded Reference Rate” means, in relation to any Reference Rate Business Day during the Interest Period of a Compounded Rate Loan, the percentage rate per annum which is the aggregate of:

(a)	the applicable Daily Non-Cumulative Compounded Rate for that Reference Rate Business Day; and
(b)	the applicable Credit Adjustment Spread (if any).

“Confidential Information” means all information relating to an Obligor, the Group, the Target Group, the Parent, Topco, the Investors, the Finance Documents or a Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or a Facility from either:

(a)	an Obligor, any member of the Group or the Target Group, the Parent, Topco, the Investors or any of their respective advisers; or
(b)

another Finance Party, if the information was obtained by that Finance Party directly or indirectly from an Obligor, any member of the Group or the Target Group, the Parent, Topco, the Investors or any of their respective advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(i)	information that:
(A)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 41 (Confidentiality); or
(B)	is identified in writing at the time of delivery as non-confidential by an Obligor, any member of the Group or the Target Group, the Parent,

Topco, an Investor or any of their respective advisers; or

(C)

is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Obligors, the Group, the Target Group, the Parent, Topco or the Investors and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(ii)	any Funding Rate or Reference Bank Quotation.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a form as set out in Schedule 15 (Confidentiality Undertaking) or in any other form agreed between the Company and the Agent.

“CRD IV” means:

(a)	Regulation (EU) No. 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and
(b)	Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit

16

institutions and investment firms amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC.

“Credit Adjustment Spread” means any rate which is either:

(a)	specified as such in the applicable Reference Rate Terms; or
(b)

determined by the Agent (or by any other Finance Party which agrees with the Company to determine that rate in place of the Agent) in accordance with the methodology specified in the applicable Reference Rate Terms.

“Cumulative Compounded Rate” means, in relation to an Interest Period for a Compounded Rate Loan, the percentage rate per annum determined by the Agent (or by any other Finance Party which agrees with the Company to determine that rate in place of the Agent) in accordance with the methodology set out in Schedule 24 (Cumulative Compounded Rate) or in any relevant Reference Rate Supplement.

“Cure Amounts” has the meaning given to such term in paragraph (a) of Clause 26.4 (Equity Cure).

“Daily Non-Cumulative Compounded Rate” means, in relation to any Reference Rate Business Day during an Interest Period for a Compounded Rate Loan, the percentage rate per annum determined by the Agent (or by any other Finance Party which agrees with the Company to determine that rate in place of Agent) in accordance with the methodology set out in Schedule 25 (Daily Non-Cumulative Compounded Rate) or in any relevant Reference Rate Supplement.

“Daily Rate” means the rate specified as such in the applicable Reference Rate Terms.

“Debt Purchase Transaction” means, in relation to a person, a transaction where such person:

(a)	purchases by way of assignment or transfer;
(b)	enters into any sub-participation in respect of; or
(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of,

any Commitment or amount outstanding under this Agreement.

“Declared Default” means an Event of Default that has occurred and is continuing and in respect of which a notice of acceleration has been given by the Agent to the Company by reference to Clause 28.12 (Acceleration and Cancellation).

“Default” means an Event of Default or any event or circumstance specified in Clause 28 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Defaulting Lender” means any Lender:

(a)

which has failed to make its participation in a Loan available (or has notified the Agent or the Company (which has notified the Agent) that it will not make its participation in a Loan available) by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders’ participation) or which has failed to provide cash collateral (or has notified the Issuing Bank or the Company (which has notified the Agent) that it will not provide cash collateral) in accordance with Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover);

17

(b)	which has otherwise rescinded or repudiated a Finance Document;
(c)

which is an Issuing Bank which has failed to issue a Letter of Credit (or has notified the Agent or the Company (which has notified the Agent) that it will not issue a Letter of Credit) in accordance with Clause 6.5 (Issue of Letters of Credit) or which has failed to pay a claim (or has notified the Agent or the Company (which has notified the Agent) that it will not pay a claim) in accordance with (and as defined in) Clause 7.2 (Claims under a Letter of Credit); or

(d)with respect to which an Insolvency Event has occurred and is continuing, unless, in the case of paragraphs (a) and (b) above:

(i)	its failure to pay, or to issue a Letter of Credit, is caused by:
(A)	administrative or technical error; or
(B)	a Disruption Event; and

payment is made within five (5) Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

“Delegate” means any delegate, agent, attorney or co-agent appointed by the Security Agent.

“De Minimis Disposals Basket” has the meaning given to that term in Clause 11.9 (Disposal).

“Designated Gross Amount” means the amount notified by the Company to the Agent upon the establishment of a Multi-account Overdraft as being the maximum amount of Gross Outstandings that will, at any time, be outstanding under that Multi-account Overdraft.

“Designated Net Amount” means the amount notified by the Company to the Agent upon the establishment of a Multi-account Overdraft as being the maximum amount of Net Outstandings that will, at any time, be outstanding under that Multi-account Overdraft.

“Disposal” has the meaning given to that term in Clause 11.9 (Disposal).

“Disposal Proceeds” has the meaning given to that term in Clause 11.9 (Disposal).

“Disruption Event” means either or both of:

(a)

a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
(i)	from performing its payment obligations under the Finance Documents; or
(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

18

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Dormant Subsidiary” means a member of the Group which does not trade (for itself or as agent for any person) and does not own, legally or beneficially, assets (including, without limitation, indebtedness owed to it) which in aggregate have a value of more than €500,000 (or its equivalent in other currencies).

Dutch Civil Code means the Burgerlijk Wetboek of The Netherlands.

“Eligible Institution” means any Lender or other bank, financial institution, trust, fund or other entity selected by the Company and which, in each case, is not an Investor, the Parent or a member of the Group.

“Environment” means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a)	air (including, without limitation, air within natural or man-made structures, whether above or below ground);
(b)	water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and
(c)	land (including, without limitation, land under water).

“Environmental Claim” means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law or regulation in any jurisdiction in which any member of the Group conducts business which relates to:

(a)	the pollution or protection of the Environment;
(b)	the conditions of the workplace; or
(c)

the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste.

“Environmental Permits” means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by any member of the Group.

“Event of Default” means any event or circumstance specified as such in Clause 28 (Events of Default).

“Excess Cashflow” has the meaning given to that term in Clause 26.1 (Financial Definitions).

“Excluded Disposal Proceeds” has the meaning given to that term in Clause 11.9 (Disposal).

“Excluded Jurisdiction” means any country outside the European Union (other than the United Kingdom and the United States of America), any Sanctioned Country and any other jurisdiction designated as such by the Company and the Agent.

“Existing Debt” means:

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(a)

in relation to the Company, the outstanding indebtedness of the Company existing immediately prior to the Closing Date under (i) any relevant Existing Debt Financing and (ii) hedging agreements in relation to such Existing Debt Financing which are to be terminated (as contemplated in the Funds Flow Statement) on or about the Closing Date; and

(b)

in relation to the Target Group, the outstanding indebtedness of the Target Group existing immediately prior to the Closing Date under (i) any relevant Existing Debt Financing and (ii) hedging agreements in relation to such Existing Debt Financing which are to be terminated (as contemplated in the Funds Flow Statement) as a result of and on or about the time of the Acquisition.

“Existing Debt Financing” means any debt financing made available to the Company or the Target Group, as applicable, and existing immediately prior to the Closing Date which is to be repaid and/or prepaid on the Closing Date as identified in the Funds Flow Statement.

“Existing Lender” has the meaning given to that term in Clause 29.1 (Assignments and transfers by the Lenders).

“Exit Event” has the meaning given to that term in paragraph (a) of Clause 11.8 (Mandatory Prepayment on Exit).

“Expiry Date” means, for a Letter of Credit, the last day of its Term.

“Facilities” means the Term Facilities, the Original Revolving Facility and each Additional Revolving Facility, in each case as the context requires.

“Facility A” means the term loan facility made available under this Agreement as described in paragraph (a) of Clause 2.1 (The Facilities).

“Facility A Commitment” means:

(a)

in relation to the Original Lenders, the amount in the Base Currency set opposite its name under the heading “Facility A Commitment” in Schedule 1 (The Original Lenders) and the amount of any other Facility A Commitment transferred to it under this Agreement or assumed by it in accordance with this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Facility A Commitment transferred to it under this Agreement or assumed by it in accordance with this Agreement,

to the extent not cancelled, reduced, increased or transferred by it under or in accordance with this Agreement.

“Facility A Loan” means any loan made or to be made under Facility A or the principal amount outstanding for the time being of that loan.

“Facility Office” means:

(a)

in respect of a Lender or an Issuing Bank, the office or offices notified by that Lender or that Issuing Bank to the Agent in writing on or before the date it becomes a Lender or an Issuing Bank (or, following that date, by not less than five (5) Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement; and

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes,

20

provided that a Lender shall not nominate more than two (2) offices pursuant to paragraphs (a) and (b) above unless it is necessary in order to receive payments due to it without withholding, deduction or on account of Tax, or to benefit from the provisions of Clause 18.2 (Tax gross up).

“Fallback Interest Period” means, in relation to a Term Rate Loan, the period specified as such in the applicable Reference Rate Terms.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;
(b)

any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)

any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or
(b)

in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Fee Letter” means:

(a)

any letter dated before, or on or about the Signing Date, between the Arrangers and the Company (or the Agent and the Company or the Security Agent and the Company) setting out any of the fees referred to in Clause 17 (Fees and Payments); and

(b)

any agreement setting out fees payable to a Finance Party referred to in Clause 2.4 (Increase), in relation to an Additional Facility in accordance with Clause 2.5 (Additional Facilities), Clause 17.4 (Fees payable in respect of Letters of Credit) or Clause 17.6 (Interest, commission and fees on Ancillary Facilities) or under any other Finance Document.

“Finance Document” means this Agreement, any Accession Deed, any Ancillary Document, any Additional Facility Notice, any Compliance Certificate, any Fee Letter, each Increase Confirmation, the Intercreditor Agreement, any Lender Accession Agreement, any Resignation Letter, any Selection Notice, any Transaction Security Document, any Utilisation Request and any other document designated as a Finance Document by the Agent and the Company.

“Finance Party” means the Agent, the Arrangers, the Security Agent, a Lender, the Issuing Bank, any Ancillary Lender, Fronting Ancillary Lender or Fronted Ancillary Lender.

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“Financial Covenant” means the financial covenant set forth under Clause 26.2 (Financial Condition).

“Financial Indebtedness” means, at any time, the aggregate outstanding principal, capital or nominal amount of any indebtedness of members of the Group for or in respect of:

(a)	moneys borrowed (including overdrafts);
(b)	any amount raised by acceptance under any acceptance credits facility or dematerialised equivalent;
(c)

moneys raised under or pursuant to bonds, notes, debentures, loan stock or any similar instrument (other than a performance bond or advance payment bond issued in respect of the obligations of any member of the Group incurred in the ordinary course of business);

(d)	any Capitalized Lease Obligations;
(e)	receivables sold or discounted (other than to the extent there is no recourse or where recourse is limited to customary warranties and indemnities);
(f)

any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the Termination Date or are otherwise classified as borrowings under the Accounting Principles;

(g)

any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability of an entity which is not a member of the Group which would fall within one of the other paragraphs of this definition;

(h)

the acquisition cost of any asset where the deferred payment is arranged primarily as a method of raising finance or financing the acquisition or construction of the relevant asset and in circumstances where the due date for payment is more than one-hundred and eighty (180) days after the expiry of the period customarily allowed by the relevant supplier save where the payment deferral results from non or delayed satisfaction of contract terms by the supplier or from contract terms establishing payment schedules tied to total or partial contract completion and/or to the results of operational testing procedures;

(i)

any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value as at the relevant date on which Financial Indebtedness is calculated or, if any actual amount is due as a result of the termination or close-out of that treasury transaction, that amount) shall be taken into account;

(j)

any amount raised under any other transaction which has the commercial effect of a borrowing and is required to be accounted for as a borrowing in accordance with the Applicable Accounting Principles; and

(k)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) (inclusive) above;

and provided that:

(i)	in relation to bank accounts only the net balance shall be taken into account and in respect of any Financial Indebtedness arising under Treasury Transactions

22

accounted for on a marked to market basis, taking into account only the marked to market value after any applicable netting;

(ii)	any obligations under call / put options granted to / by a member of the Group which have not yet been exercised shall not constitute Financial Indebtedness;
(iii)	indebtedness of a Joint Venture which is not a member of the Group shall not be included;
(iv)	pension liabilities and provisions which are treated as borrowings or financial debt under IFRS shall not be included; and
(v)

any guarantee, indemnity or other reimbursement obligations entered into by any member of the Group in favour of an entity which is not a member of the Group shall not constitute Financial Indebtedness where such guarantee, indemnity or other reimbursement obligation is in connection with such entity which is not a member of the Group issuing payment guarantees, performance bonds, advance payment bonds or documentary letters of credit for goods or services supplied to a member of the Group in the ordinary course of trading of the Group.

“Financial Year” means each annual accounting period of the Company.

“Financing Case” means the agreed financing case received by the Arrangers prior to the Signing Date.

“Fitch” means Fitch Ratings Limited.

“Fronted Ancillary Commitment” means, in relation to a Fronted Ancillary Lender and a Fronted Ancillary Facility, the maximum Base Currency Amount of the Commitment of that Fronted Ancillary Lender that is fronted under the Fronted Ancillary Facility as notified by the Fronting Ancillary Lender to the Agent pursuant to Clause 9.2 (Availability), such Fronted Ancillary Portion being equal to the proportion borne by that Fronted Ancillary Lender’s Available Commitment to the Available Facility (in each case in relation to the applicable Facility) on the date of such notification, to the extent that amount is not cancelled or reduced under this Agreement or the Ancillary Documents relating to that Fronted Ancillary Facility.

“Fronted Ancillary Facility” has the meaning given to that term in Clause 9.2 (Availability).

“Fronted Ancillary Facility Fee” has the meaning given to that term in Clause 17.6 (Interest, commission and fees on Ancillary Facilities and Fronted Ancillary Facilities).

“Fronted Ancillary Facility Fee Period” has the meaning given to that term in Clause 17.6 (Interest, commission and fees on Ancillary Facilities and Fronted Ancillary Facilities).

“Fronted Ancillary Lender” has the meaning given to that term in Clause 9.2 (Availability).

“Fronted Ancillary Portion” means, in relation to a Fronted Ancillary Lender, the proportion which that Fronted Ancillary Lender’s commitment under a Fronted Ancillary Facility bears to all commitments under that Fronted Ancillary Facility.

“Fronting Ancillary Commitment” means, in relation to a Fronting Ancillary Lender and a Fronted Ancillary Facility, the maximum Base Currency Amount of that Fronted Ancillary Facility for which it is not indemnified by other Fronted Ancillary Lenders pursuant to paragraph (b) of Clause 9.11 (Commitment Amounts), as notified by the Fronting Ancillary Lender to the Agent pursuant to Clause 9.2 (Availability) to the extent that amount is not

23

increased, cancelled or reduced under this Agreement or the Ancillary Documents relating to that Fronted Ancillary Facility.

“Fronting Ancillary Lender” has the meaning given to that term in Clause 9.2 (Availability).

“Fund” means a fund which is regularly engaged in, or established for the purpose of, making, purchasing or investing in loans, securities or other financial assets.

“Funding Rate” means any individual rate notified by a Lender to the Agent pursuant to Clause

16.4 (Cost of Funds).

“Funds Flow Statement” means a funds flow memorandum prepared by or on behalf of the Company showing, amongst other things, the anticipated flow of funds on the Closing Date.

“Gross Outstandings” means, in relation to a Multi-account Overdraft, the Ancillary Outstandings of that Multi-account Overdraft but calculated on the basis that the words “(net of any Available Credit Balance)” in paragraph (a) of the definition of “Ancillary Outstandings” were deleted.

“Group” means the Company and each of its Subsidiaries from time to time including, from (but not before) the Closing Date, the members of the Target Group.

“Group Initiative” has the meaning given to that term in Clause 26.1 (Financial Definitions).

“Group Structure Chart” means a structure chart showing the anticipated structure of the Group as at the Closing Date.

“Guarantor” means the Company or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 31 (Changes to the Obligors).

“Guarantor Coverage Test” has the meaning given to that term in Clause 27.25 (Guarantors).

“Holding Company” means, in relation to company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“IFRS” means the International Financial Reporting Standards (formerly International Accounting Standards) issued by the International Accounting Standards Board (IASB) and endorsed from time to time by the European Union, and any variation thereof, and any interpretations issued by the IFRS Interpretations Committee (I.F.R.I.C.), with which the Company or its Subsidiaries are, or may be, required to comply.

“Impaired Agent” means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;
(b)	it otherwise rescinds or repudiates a Finance Document;
(c)	(if the Agent is also a Lender) it is a Defaulting Lender; or

(d)an Insolvency Event has occurred and is continuing with respect to it; unless, in the case of paragraphs (a) and (b) above:

(i)	its failure to pay is caused by:
(A)	administrative or technical error; or

24

(B)a Disruption Event; and

payment is made within five (5) Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Imposta Sostitutiva” means the imposta sostitutiva provided for by Article 15 and ff. of Italian Presidential Decree No. 601 of 29 September 1973, as amended and/or supplemented from time to time.

“Incentive Scheme Participant” means any participant in any employee related share incentive schemes or profit-sharing schemes or management or equity incentive plan or directors’ or contractors’ or suppliers’ incentive plan in respect of any member of the Group (in each case, or its local equivalent).

“Increase Confirmation” means a confirmation substantially in the form set out in Schedule 16 (Form of Increase Confirmation) or in any other form agreed between the Agent and the Obligors’ Agent.

“Increase Lender” has the meaning given to that term in paragraph (a)(ii)(B)(1) of Clause 2.4 (Increase).

“Industry Competitor” means:

(a)	any person whose primary business is substantially similar to or in competition with the one(s) carried on by the Group (the “Primary Competitor”);
(b)	any affiliate of a Primary Competitor; or
(c)

any person who controls 50 per cent. or more of the voting rights (the “Competitor Shareholder”) in any Primary Competitor, or an Affiliate of such Competitor Shareholder or is otherwise under common control, ownership or management of such Competitor Shareholder, provided that, notwithstanding the foregoing, a person which falls within paragraph (b) above shall not be an Industry Competitor provided that it is a bank or an independent debt fund or its ownership of, or affiliation to (or other rights in respect of (excluding rights arising pursuant to Security granted by an Industry Competitor in support of indebtedness)) the issued share capital of a Primary Competitor is:

(i)

administered by persons operating behind appropriate information barriers implemented or maintained as required by law, regulation or internal policy and in any event to the extent required to ensure that such administration is independent from such person’s interests under the Finance Documents and any information provided under the Finance Documents is not disclosed or otherwise made available to any person(s) operating behind such information barrier; or

(ii)

administered by an affiliate of such person which is managed and controlled independently from that person and provided that in such circumstances any information made available under the Finance Documents is not disclosed or otherwise made available to any such affiliate.

“Insolvency Event” means, in relation to a Finance Party, that the Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

25

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;
(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;
(d)

institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)

has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or
(ii)	is not dismissed, discharged, stayed or restrained in each case within thirty (30) days of the institution or presentation thereof;
(f)

has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;

(g)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);
(h)

seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);

(i)

has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within thirty (30) days thereafter;

(j)

causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) (inclusive) above; or

(k)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Insolvency Regulation” means Regulation (EU) No. 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast).

26

“Intellectual Property” means all patents and patent applications, trade and service marks and trade and service mark applications, all brand and trade names, all copyrights and rights in the nature of copyright, all design rights, all registered designs and applications for registered designs, all trade secrets, know-how and all other intellectual property rights owned by members of the Group throughout the world or the interests of any member of the Group in any of the foregoing, and all rights under any agreements entered into by or for the benefit of any member of the Group relating to the use or exploitation of any such rights.

“Intercreditor Agreement” means the intercreditor agreement dated on or about the date of this Agreement and made between, amongst others, the Parent, the Company, the Original Lenders, the Agent and the Security Agent.

“Intercreditor Class” means, in respect of any Permitted Alternative Debt which has been designated in the relevant Permitted Alternative Debt Notice as being subject to the Intercreditor Agreement, the applicable intercreditor ranking (by reference to the Intercreditor Agreement in effect at such time) thereof as specified in such Permitted Alternative Debt Notice.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 15 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 14.4 (Default Interest).

“Interpolated Primary Term Rate” means, in relation to any Term Rate Loan, the rate which results from interpolating on a linear basis between:

(a)	the applicable Primary Term Rate for the longest period (for which that Primary Term Rate is available) which is less than the Interest Period of that Loan; and
(b)	the applicable Primary Term Rate for the shortest period (for which that Primary Term Rate is available) which exceeds the Interest Period of that Loan,

each as of the Quotation Time.

“Interpolated Screen Rate” means, in relation to any Term Rate Loan, the rate which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan or Unpaid Sum; and
(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan or Unpaid Sum,

each as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Loan or Unpaid Sum.

“Investors” means any person holding (directly or indirectly) any issued share capital of the Company from time to time.

“IRAP” means the regional tax on production activities (imposta regionale sulle attività produttive) regulated by Italian Legislative Decree No. 446 of 15 December 1997, as amended and/or supplemented from time to time.

“Issuing Bank” means each person which has become an Issuing Bank pursuant to Clause 6.11 (Appointment of additional Issuing Banks) (and if there is more than one such Issuing Bank, such Issuing Banks shall be referred to, whether acting individually or together, as the “Issuing Bank”) provided that, in respect of a Letter of Credit issued or to be issued pursuant to the terms

27

of this Agreement, the “Issuing Bank” shall be the Issuing Bank which has issued or agreed to issue that Letter of Credit.

“Italian Banking Law” means the Italian Legislative Decree no. 385 of 1 September 1993, as subsequently amended and/or supplemented from time to time.

“Italian Bankruptcy Law” means the Italian Royal Decree No. 267 of 16 March 1942 (Disciplina del fallimento, del concordato preventivo e della liquidazione coatta amministrativa), as subsequently amended and supplemented (including by virtue of Decree Law No. 118 of 24 August 2021, as converted into law with amendments and supplemented from time to time).

“Italian Civil Code” means the Italian civil code, enacted by Royal Decree No. 262 of 16 March 1942, as subsequently amended and/or supplemented from time to time.

“Italian Crisis and Insolvency Code” means the Italian Legislative Decree No. 14 of 12 January 2019 (Codice della crisi d’impresa e dell’insolvenza in attuazione della legge 19 ottobre 2017, n. 155), as amended and supplemented from time to time (including by virtue of the Italian Legislative Decree No. 83 of 17 June 2022 implementing the EU Directive 2019/1023 of 20 June 2019, as supplemented from time to time).

“Italian Guarantor” means a Guarantor incorporated under the laws of Italy. “Italian Obligor” means an Obligor incorporated under the laws of Italy.

“Italian Usury Law” means the Italian law of 7 March 1996 No. 108 (Disposizioni in materia di usura), as subsequently amended and supplemented, and any related implementing regulations.

“Joint Venture” means any joint venture entity which qualifies as a company (whether civil or commercial), unincorporated firm, undertaking, partnership or association having (or not) the legal personality in which a member of the Group has an interest, and which has been constituted, created or entered into for the purpose of performing a business venture.

“Joint Venture Investment” has the meaning given to such term in paragraph (f) of the definition of “Permitted Joint Venture”.

“L/C Proportion” means in relation to a Lender in respect of any Letter of Credit, the proportion (expressed as a percentage) borne by that Lender’s Available Commitment to the relevant Available Facility immediately prior to the issue of that Letter of Credit, adjusted to reflect any assignment or transfer under this Agreement to or by that Lender.

“Legal Reservations” means:

(a)

the principle that equitable remedies may be granted or refused at the discretion of a court, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors and similar principles, rights, defences and limitations under the laws of any applicable jurisdiction;

(b)

the time barring of claims under any applicable limitation laws (including the Limitation Acts), the possibility that a court may strike out provisions of a contract as being invalid for reasons of oppression, undue influence or similar reasons, the possibility that an undertaking to assume liability for or to indemnify a person against non-payment of stamp duty may be void, defences of set-off or counterclaim and similar principles, rights, defences and limitations under the laws of any applicable jurisdiction;

28

(c)

any other general principles, reservations or qualifications, in each case as to matters of law, as set out in any legal opinion delivered to the Agent or the Security Agent under any provision of or otherwise in connection with any Finance Document;

(d)	the principle that additional interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void;
(e)	the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant;
(f)	the principle that a court may not grant an order for specific performance with respect to contractual obligations other than payment obligations;
(g)	the principle that certain remedies in relation to regulated entities may require further approval from government or regulatory bodies or pursuant to agreements with such bodies;
(h)

the principle that provisions limiting or excluding liability may be only effective to the extent that they do not cover gross negligence, fraud or wilful misconduct, and that penalty clauses are subject to the general provisions of law; and

(i)	the principle that a court may not give effect to any parallel debt provisions, covenants to pay the Security Agent or other similar provisions.

“Legislative Decree 231/2001” means the Italian legislative decree no. 231, dated 8th June 2001, on the administrative liability of corporate entities in relation to crimes, as amended and/or supplemented from time to time.

“Lender” means:

(a)	the Original Lenders; and
(b)

any bank, financial institution, trust, fund or other person which has become a Party as a Lender in accordance with Clause 2.4 (Increase), Clause 2.5 (Additional Facilities) or Clause 29 (Changes to the Lenders),

which in each case has not ceased to be a Lender in accordance with the terms of this Agreement.

“Lender Accession Agreement” means a document substantially in the form of Schedule 21 (Form of Lender Accession Agreement).

“Letter of Credit” means:

(a)	a letter of credit, substantially in the form set out in Schedule 13 (Form of Letter of Credit) or in any other form requested by the Company and agreed by the Issuing Bank; or
(b)

any guarantee, indemnity or other instrument in a form requested by a Borrower (or the Company on its behalf) and agreed by the Agent with the prior consent of the Majority Lenders and the Issuing Bank.

“Limitation Acts” means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.

“Listing” means the listing or the admission to trading of all or any part of the share capital of any member of the Group or any Holding Company (the only material assets of which are shares or other investments (directly or indirectly in the Group)) of a member of the Group (other than the Initial Investors and their Holding Companies) on any recognised investment exchange (as

29

that term is used in the Financial Services and Markets Act 2000) or in or on any other exchange or market in any jurisdiction or country or any other sale or issue by way of listing, flotation or public offering or any equivalent circumstances in relation to any member of the Group or any such Holding Company of any member of the Group (other than the Initial Investors and their Holding Companies) in any jurisdiction or country.

“Loan” means a Facility A Loan and/or an Original Revolving Facility Loan and/or an Additional Facility Loan, in each case as the context requires.

“Loan to Own/Distressed Investor” means any person (including, without limitation, an Affiliate of a Lender or a Related Fund of a Lender) that engages in (a) the trading or acquisition of distressed debt or (b) investment strategies which include the purchase of loans or other debt securities with the intention of owning the equity or gaining control of a business (directly or indirectly).

“Lookback Period” means the number of days specified as such in the applicable Reference Rate Terms.

“Major Default” means:

(a)	in respect of any Certain Funds Utilisation, any event or circumstance constituting an Event of Default that is continuing under:
(i)	Clause 28.1 (Non-Payment);
(ii)	Clause 28.3 (Breach of other Obligations) insofar as it relates to a breach of a Major Undertaking;
(iii)	Clauses 28.6 (Insolvency), 28.7 (Insolvency proceedings) and 28.8 (Creditors’ process); or
(iv)	Clauses 28.9 (Unlawfulness and invalidity),

as it relates to the Company only (and excluding: (x) any procurement obligations on the part of the Company with respect to any other member of the Group or of the Target Group; and (y) any failure to comply, breach or Default by any other member of the Group or of the Target Group); or

(b)	in respect of any Agreed Certain Funds Utilisation, any of the following event or circumstance constituting an Event of Default that is continuing:
(i)

in respect of the Original Revolving Facility for the purposes of financing a Permitted Acquisition, Permitted Joint Venture or any other purposes agreed with the relevant Original Revolving Facility Lenders:

(A)	each of the Major Defaults referred to in paragraph (a) above; or
(B)	any event or circumstance constituting Major Defaults specified in a notice delivered by the Company and the Original Revolving Facility Lenders to the Agent; and
(ii)

in respect of an Additional Facility which all of the Additional Facility Lenders providing such Additional Facility have agreed shall be provided on a “certain funds basis” in accordance with the provisions of Clause 4.7 (Utilisations of Original Revolving Facility/Additional Facility during the Agreed Certain Funds Period), the Major Defaults specified in the relevant Additional Facility Notice,

30

in each case, as it relates to any acquisition (other than the Acquisition) or other agreed purpose not prohibited by the terms of this Agreement and the applicable Agreed Certain Funds Obligor(s) only (and excluding: (x) any procurement obligations on the part of the Agreed Certain Funds Obligor(s) with respect to any other member of the Group, the target of the relevant acquisition or any of its Subsidiaries); and (y) any failure to comply, breach or Default by any other member of the Group, the target of the relevant acquisition or any of its Subsidiaries).

“Major Representation” means:

(a)	in respect of a Certain Funds Utilisation, any representation or warranty under Clauses

24.1 (Status) to 24.4 (Power and authority) (inclusive), in each case as it relates to the Company only (and excluding: (x) any procurement obligations on the part of the Company with respect to any other member of the Group or of the Target Group; and

(y) any failure to comply, breach or Default by any other member of the Group or of the Target Group); and

(b)	in respect of an Agreed Certain Funds Utilisation:
(i)	in respect of the Original Revolving Facility for the purposes of financing a Permitted Acquisition, Permitted Joint Venture or any other purposes agreed with the Original Revolving Facility Lenders:
(A)	each of the Major Representations referred to in paragraph (a) above; or
(B)	any event or circumstance constituting Major Representations specified in a notice delivered by the Company and the Original Revolving Facility Lenders to the Agent; and
(ii)

in respect of an Additional Facility which all of the Additional Facility Lenders providing such Additional Facility have agreed shall be provided on a “certain funds basis” in accordance with the provisions of Clause 4.7 (Utilisations of Original Revolving Facility/Additional Facility during the Agreed Certain Funds Period), the Major Representations specified in the relevant Additional Facility Notice, in each case, as it relates to any acquisition (other than the Acquisition) or other agreed purpose not prohibited by the terms of this Agreement and the applicable Agreed Certain Funds Obligor(s) only (and excluding: (x) any procurement obligations on the part of the Agreed Certain Funds Obligor(s) with respect to any other member of the Group, the target of the relevant acquisition or any of its Subsidiaries and (y) any failure to comply, breach or Default by any other member of the Group, the target of the relevant acquisition or any of its Subsidiaries).

“Major Undertaking” means:

(a)

in relation to a Certain Funds Utilisation, an undertaking under Clauses 27.5 (Anti-corruption laws and Sanctions), 27.7 (Merger), 27.9 (Acquisitions), 27.11 (Pari Passu Ranking), 27.12 (Negative pledge), 27.13 (Disposals), 27.15 (Loans or credit), 27.17 (Dividends and share redemption) and 27.18 (Financial Indebtedness), in each case, as it relates to the Company only (and excluding: (x) any procurement obligations on the part of Company with respect to any other member of the Group or of the Target Group; and (y) any failure to comply, breach or Default by any other member of the Group or of the Target Group); and

31

(b)	in relation to any Agreed Certain Funds Utilisation:
(i)	in respect of the Original Revolving Facility for the purposes of financing a Permitted Acquisition, Permitted Joint Venture or any other purposes agreed with the Original Revolving Facility Lenders:
(A)	each of the Major Undertakings referred to in paragraph (a) above; or
(B)	any event or circumstance constituting Major Undertakings specified in a notice delivered by the Company and the Original Revolving Facility Lenders to the Agent; and
(ii)

in respect of an Additional Facility which all of the Additional Facility Lenders providing such Additional Facility have agreed shall be provided on a “certain funds basis” in accordance with the provisions of Clause 4.7 (Utilisations of Original Revolving Facility/Additional Facility during the Agreed Certain Funds Period), the Major Undertakings specified in the relevant Additional Facility Notice, in each case, as it relates to any acquisition (other than the Acquisition) or other agreed purpose not prohibited by the terms of this Agreement and the applicable Agreed Certain Funds Obligor(s) only (and excluding: (x) any procurement obligations on the part of the Agreed Certain Funds Obligor with respect to any other member of the Group, the target of the relevant acquisition or any of its Subsidiaries and (y) any failure to comply, breach or Default by any other member of the Group, the target of the relevant acquisition or any of its Subsidiaries).

“Majority Lenders” means, subject to Clause 44 (Amendments and Waivers), at any time:

(a)

a Lender or Lenders whose Commitments aggregate at least 66 ⅔ per cent. of the Total Commitments (and for this purpose the amount of an Ancillary Lender’s, Fronting Ancillary Lender’s, Fronted Ancillary Lender’s or a Lender’s, as the case may be, Revolving Facilities Commitment shall not be reduced by the amount of its Ancillary Commitment, Fronted Ancillary Commitment or Fronting Ancillary Commitment); or

(b)	if the Total Commitments have been reduced to zero, a Lender or Lenders whose Commitments aggregated at least 66 ⅔ per cent. of the Total Commitments immediately prior to that reduction,

provided that, in the case of any Commitment not denominated in the Base Currency, if applicable, the Base Currency Amount of that Commitment shall be used for the purposes of calculating paragraphs (a) and (b) above.

“Majority Original Revolving Facility Lenders” means, subject to Clause 44 (Amendments and Waivers), at any time:

(a)

a Lender or Lenders whose Original Revolving Facility Commitments aggregate at least 66 ⅔ per cent. of the Total Original Revolving Facility Commitments (and for this purpose the amount of an Ancillary Lender’s, a Fronting Ancillary Lender’s, a Fronted Ancillary Lender’s or a Lender’s, as the case may be, Original Revolving Facility Commitment shall not be reduced by the amount of its Ancillary Commitment or Fronted Ancillary Commitment or Fronting Ancillary Commitment); or

(b)	if the Total Original Revolving Facility Commitments have been reduced to zero, a Lender or Lenders whose Original Revolving Facility Commitments aggregated at least

32

66 ⅔ per cent. of the Total Original Revolving Facility Commitments immediately prior to that reduction, provided that, in each case in relation to any Original Revolving Facility Commitment not denominated in the Base Currency, if applicable, the Base Currency Amount of that Original Revolving Facility Commitment shall be used for the purposes of calculating paragraphs (a) and (b) above.

“Margin” means:

(a)	in relation to the Facility A, 3.50 per cent. per annum;
(b)	in relation to the Original Revolving Facility, 3.50 per cent. per annum;
(c)	in relation to any Additional Facility, as set out in the Additional Facility Notice relating to that Additional Facility; and
(d)

in relation to any Unpaid Sum which is referable to a particular Facility, the rate per annum specified above relating to such Facility and in all other cases the highest rate specified above, in each case subject to the provisions of Clause 14.4 (Default Interest), but if:

(i)	no Margin Event of Default has occurred and is continuing; and
(ii)	the Total Leverage Ratio in respect of the most recently completed Relevant Period is within a range set out in the table below,

then the Margin for Facility A and the Original Revolving Facility will be the percentage per annum set out in the tables below in the column for that Facility opposite that range, as follows:

Total Leverage Ratio	Facility A Margin (% per annum)	Original Revolving Facility Margin (% per annum)
Greater than 3.00:1	3.75	3.75
Less than or equal to 3.00:1 but greater than 2.50:1	3.50	3.50
Less than or equal to 2.50:1 but greater than 2.00:1	3.25	3.25
Less than 2.00:1	3.00	3.00

and any change in the Margin shall take effect 3 Business Days after the Agent has received the Compliance Certificate for that Relevant Period pursuant to Clause 25.3 (Compliance Certificate) (a “Readjustment Date”). On each Readjustment Date, the Margin shall revert to the percentage per annum set out in relation to the relevant Loan at paragraph (a), (b) or (c) above, unless a lower or higher Margin than the original level of Margin shall be applicable in accordance with the table above.

However:

33

(i)

if a Margin Event of Default has occurred and is continuing or an Event of Default has occurred and is continuing in respect of delivery of a compliance certificate under Clause 25.3 (Compliance certificate) which is necessary to determine the Margin, then the Margin for each Loan under Facility A and the Original Revolving Facility shall immediately revert to the highest percentage per annum set out above for a Loan under that Facility (or, in respect of an Additional Facility Loan, the highest percentage rate per annum set out in the relevant Additional Facility Notice) with effect on the date of such occurrence. Once that Margin Event of Default is remedied or waived or the relevant compliance certificate is supplied to the Agent, the Margin will be re-calculated on the basis of the most recently delivered Compliance Certificate and the above provisions with effect from the date of that remedy or waiver or supply and provided that no other Margin Event of Default had occurred and is continuing as at such date;

(ii)

if the Compliance Certificate relating to the relevant Annual Financial Statements of the Group shows that a higher rate of Margin should have applied during a certain period, then the Margin will be re-calculated retrospectively by reference to those Annual Financial Statements and the Company shall (or shall ensure the relevant Borrower shall) pay to the Agent the amount necessary to put the Agent and the Lenders in the position they would have been in had the appropriate rate applied during such period (it being specified that such provision shall not apply to any Lender to the extent that it no longer holds a participation in the Facilities both at the time to which the adjustment relates and at the date the adjustment is to be made);

(iii)

if the Compliance Certificate relating to the relevant Annual Financial Statements of the Group shows that a lower rate of Margin should have applied during a certain period, then the overpayment to a Lender shall be set-off against future payments (starting with the amounts payable by the Borrowers at the end of the then current interest period) to be made by the Borrowers to that Lender to the extent that it has not transferred its participation at the date the adjustment is to be made.

For the purpose of determining the Margin, the Total Leverage Ratio and Relevant Periods shall be determined in accordance with Clause 26 (Financial Covenant). There shall be no limit on the number of steps up or down that may occur on any relevant date. Any changes to the Margin will not have any impact on the determination of the fee set out in Clause 16.1 (Commitment fee) which, at any relevant Readjustment Date, has already been paid to the Agent (for the account of the Original Revolving Facility Lenders).

“Material Adverse Effect” means any event or circumstance which in each case after taking into account all mitigating factors or circumstances including, any warranty, indemnity, insurance or other resources available to the Group or right of recourse against any third party with respect to the relevant event or circumstance and any obligation of any person in force to provide any additional equity investment, has a material adverse effect on:

(a)	the consolidated business, assets or financial condition of the Group taken as a whole; or
(b)	the ability of the Obligors (taken as a whole and taking into account resources available to the Group taken as a whole) to perform their payment obligations under the Finance Documents; or
(c)	subject to the Legal Reservations and the Perfection Requirements, the validity or enforceability of the Transaction Security which is (i) materially prejudicial to the

34

interests of the Lenders taken as a whole under the Finance Documents and (ii) if capable of remedy, not remedied within twenty (20) business days of the Company becoming aware of the relevant event or circumstance or being given notice of the same by the Agent.

“Margin Event of Default” means an Event of Default which is continuing under:

(a)	Clause 28.1 (Non-Payment);
(b)	Clause 28.6 (Insolvency); or
(c)	Clause 28.7 (Insolvency proceedings).

“Material Event of Default” means an Event of Default which is continuing under:

(a)	Clause 28.1 (Non-Payment);
(b)	Clause 28.6 (Insolvency);
(c)	Clause 28.7 (Insolvency proceedings); or
(d)	Clause 28.8 (Creditors’ process).

“Material Subsidiary” means, subject to the Agreed Security Principles:

(a)	any Obligor;
(b)	any direct Holding Company of an Obligor, provided that it is a member of the Group (to the extent not incorporated in an Excluded Jurisdiction); and
(c)

(to the extent not incorporated in an Excluded Jurisdiction) any other member of the Group which has earnings before interest, tax, depreciation and amortisation calculated on the same basis as Consolidated EBITDA representing 7.5 per cent. or more of the Consolidated EBITDA of the Group (determined by reference to the most recent Annual Financial Statements delivered under Clause 25 (Financial statements)), provided that for the purpose of this paragraph (c) negative Consolidated EBITDA will be deemed equal to zero.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)

(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and
(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last month of any period. “Monthly” shall be construed accordingly. The above rules will not, for the avoidance or doubt, apply in relation to any periods applicable to financial statements.

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“Moody’s” means Moody’s Investors Services Inc..

“Multi-account Overdraft” means an Ancillary Facility or Fronted Ancillary Facility which is an overdraft facility comprising more than one account.

“Net Outstandings” means, in relation to a Multi-account Overdraft, the Ancillary Outstandings of that Multi-account Overdraft.

“Net Proceeds” means the cash proceeds received by any member of the Group (and, if the recipient is not a wholly owned Subsidiary of a member of the Group, the proceeds proportionate to the interest held by the Group in the recipient) of any Disposal, after deducting:

(a)

fees, costs and expenses incurred by any member of the Group with respect to that Disposal (including, without limitation, legal fees, agents’ commissions, consulting and auditors’ fees, bonus payment to management of any business subject to such disposal and out-of-pocket redundancy costs and restructuring costs) or claim to persons who are not members of the Group or with respect to the replacement of the key-man executive;

(b)

any Tax incurred and required to be paid or reserved for by the recipient of the cash proceeds for such Disposal or the transfer thereof intra-Group (including any Taxes incurred or required to be paid in connection with the distribution of the cash proceeds for such assets disposal from the relevant Group member to another member of the Group that could make a prepayment), taking into account any available credit deductions or allowances;

(c)

amounts retained to cover possible liabilities directly or indirectly in connection with a Disposal provided that if such liabilities do not materialize such amounts shall constitute Net Proceeds from the date the Company determines (acting reasonably) such liabilities will not or are not reasonably likely to materialize;

(d)	third party debt secured on the assets disposed of that is to be repaid out of those proceeds;
(e)	amounts to be repaid to the entity disposed of in respect of intra-Group indebtedness or Permitted Security to the extent not already taken into account in the purchase price of such Disposal;
(f)

costs of closure, relocation costs, reorganization and restructuring costs, in each case directly related to the Disposal, and costs incurred preparing the asset for disposal (in each case to persons who are not members of the Group or Affiliates of members of the Group); and

(g)	any currency exchange costs incurred by any member of the Group in connection with such proceeds.

“New Equity” means the proceeds of a subscription for shares in and any capital contributions to the Company.

“New Lender” has the meaning given to that term in Clause 29.1 (Assignments and transfers by the Lenders).

“New Shareholder Injections” means the aggregate amount of New Equity and/or Subordinated Debt.

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“Non-Acceptable L/C Lender” means a Lender under the Original Revolving Facility or an Additional Revolving Facility which:

(a)

is not an Acceptable Bank within the meaning of paragraphs (a) or (c) of the definition of Acceptable Bank (other than a Lender which the relevant Issuing Bank (acting reasonably) has agreed is acceptable to it notwithstanding that fact); or

(b)	is a Defaulting Lender; or
(c)

has failed to make (or has notified the Agent that it will not make) a payment to be made by it under Clause 7.3 (Indemnities) or Clause 32.11 (Lenders’ indemnity to the Agent) or any other payment to be made by it under the Finance Documents to or for the account of any other Finance Party in its capacity as Lender by the due date for payment unless the failure to pay falls within the description of any of those items set out at paragraphs (d)(i) and (ii) of the definition of Defaulting Lender.

“Non-Consenting Lender” has the meaning given to that term in Clause 44.10 (Replacement or Prepayment of Lender).

“Non-Obligor” means a member of the Group which is not an Obligor.

“Not Otherwise Applied” means, in relation to any amount which is proposed to be applied or included, that such amount has not been (and is not simultaneously being), included, applied, designated or taken into account in respect of, any other calculation, use, event, transaction or permission.

“Obligor” means a Borrower or a Guarantor.

“Obligor Leakage Gross Amount” means, at any time, the aggregate amount of:

(a)

the fair market value (determined by reference to the date of such disposal) of all assets disposed of by Obligors to Non-Obligors during the life of the Facilities except to the extent for cash consideration;

(b)	the principal amount of any outstanding loans made during the life of the Facilities by an Obligor to a Non-Obligor;
(c)	the face value of any outstanding guarantees given during the life of the Facilities by Obligors in support of liabilities or obligations of Non-Obligors; and
(d)	the cash paid during the life of the Facilities by Obligors for shares issued to them by Non-Obligors,

in each case provided that:

(i)	if any Non-Obligor subsequently accedes to this Agreement as an Obligor, any items which would, prior to that accession, have fallen within paragraphs (a) to

(d)above in respect of that Non-Obligor shall be ignored for the purposes of this definition; and

(ii)

if any relevant Obligor subsequently resigns as an Obligor, any items which would not, prior to that resignation, have fallen within paragraphs (a) to (d) above in respect of that resigning Obligor shall be included for the purposes of this definition.

“Obligor Leakage Net Amount” means, at any time, the amount (without double counting) by which the Obligor Leakage Gross Amount exceeds the aggregate amount of:

37

(a)

the fair market value (determined by reference to the date of such disposal) of all assets disposed of by Non-Obligors to Obligors during the life of the Facilities except to the extent for cash consideration;

(b)	the principal amount of any outstanding loans made during the life of the Facilities by a Non-Obligor to an Obligor;
(c)	the face value of any outstanding guarantees given during the life of the Facilities by Non-Obligors in support of liabilities or obligations of Obligors; and
(d)

the cash paid during the life of the Facilities to Obligors by Non-Obligors by way of redemption, purchase, defeasance, retirement or repayment of any shares of a Non-Obligor or as a dividend, distribution or capital return in respect of any shares of a Non-Obligor, and provided that:

(i)	if any Non-Obligor subsequently accedes to this Agreement as an Obligor, any items which would, prior to that accession, have fallen within paragraphs (a) to

(d) above in respect of that Non-Obligor shall be ignored for the purposes of this definition;

(ii)

if any relevant Obligor subsequently resigns as an Obligor, any items which would not, prior to that resignation, have fallen within paragraphs (a) to (d) above in respect of that resigning Obligor shall be included for the purposes of this definition; and

(iii)

the amount by which the Obligor Leakage Gross Amount can be reduced by the amount calculated pursuant to paragraph (c) above shall be limited to the amount calculated pursuant to paragraph (c) above of the definition of Obligor Leakage Gross Amount.

“Obligor/Non-Obligor Basket” means the higher of (x) 20 per cent. of Relevant Adjusted EBITDA and (y) €50,000,000 (or its equivalent in other currencies) in aggregate at any time.

“Obligors’ Agent” means the Company (or any other member of the Group notified in writing to the Agent for this purpose from time to time by the then existing Obligors’ Agent and such member of the Group) in the capacity in which it has been appointed to act on behalf of each Obligor pursuant to Clause 2.3 (Obligors’ Agent).

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Optional Currency” means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.4 (Conditions relating to Optional Currencies).

“Original Financial Statements” means the consolidated financial statements of TopCo for the Financial Year ended on 31 December 2023.

“Original Revolving Facility” means the senior revolving credit facility made available under this Agreement as described in paragraph (b) of Clause 2.1 (The Facilities).

“Original Revolving Facility Borrower” means the Company or an Additional Borrower unless it has ceased to be an Original Revolving Facility Borrower in accordance with Clause 31 (Changes to the Obligors) and, in respect of an Ancillary Facility only, any Affiliate of an

38

Original Revolving Facility Borrower that becomes a borrower of that Ancillary Facility pursuant to Clause 9.10 (Affiliates of the Borrower).

“Original Revolving Facility Commitment” means:

(a)

in relation to the Original Lender, the amount in the Base Currency set opposite its name under the heading “Original Revolving Facility Commitment” in Schedule 1 (The Original Lenders) and the amount of any other Original Revolving Facility Commitment transferred to it under this Agreement or assumed by it in accordance with this Agreement; and

(b)

in relation to any other Lender, the amount in the Base Currency of any Original Revolving Facility Commitment transferred to it under this Agreement or assumed by it in accordance with this Agreement,

to the extent not cancelled, reduced, increased or transferred by it under or in accordance with this Agreement.

“Original Revolving Facility Lender” means:

(a)	the Original Lender that makes available an Original Revolving Facility Commitment as indicated in Schedule 1 (The Original Lenders); and
(b)

any bank, financial institution, trust, fund or other person which has become a Party as a Lender under the Original Revolving Facility in accordance with Clause 2.4 (Increase), Clause 2.5 (Additional Facilities) or Clause 29 (Changes to the Lenders),

which in each case has not ceased to be a Lender in accordance with the terms of this Agreement.

“Original Revolving Facility Loan” means a loan made or to be made under the Original Revolving Facility or the principal amount outstanding for the time being of that loan.

“Original Revolving Utilisation” means a Original Revolving Facility Loan or a Letter of Credit.

“Parent” means Bending Spoons Holdings S.p.A., a joint stock company (società per azioni) incorporated under the laws of the Republic of Italy, having its registered office at Via Nino Bonnet 10, 20154, Milan, Italy registered with the Companies’ Register of Milan-Monza-Brianza-Lodi with registered number 13368470962.

“Participating Member State” means any member state of the European Union that adopts or has adopted (and has not ceased to adopt) the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Perfection Requirements” means the making or the procuring of registrations, filings, endorsements, notarisations, stampings and/or notifications of the Finance Documents (and/or the Security created thereunder) necessary for the validity or enforceability thereof.

“Permitted Acquisition” means:

(a)	the Acquisition;
(b)	any acquisition described in the Structure Memorandum (for the avoidance of doubt excluding any “exit steps” referenced therein (if any));

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(c)

an acquisition of any shares in a member of the Group which at the time of acquisition is not a wholly-owned Subsidiary provided that (i) if the shares which are held already by another member of the Group are subject to Transaction Security, subject to the Agreed Security Principles the shares so acquired will also become subject to Transaction Security as soon as reasonably practicable and in any event within 60 days of such acquisition, and (ii) (after giving pro forma effect to the relevant acquisition) the Total Leverage Ratio will not exceed the Applicable Ratio on the first Testing Date immediately following the completion of the proposed acquisition;

(d)

an acquisition by a member of the Group of an asset sold, leased, transferred or otherwise disposed of by another member of the Group in circumstances constituting a Permitted Disposal or a Permitted Transaction;

(e)	any acquisition of Cash or of securities which are Cash Equivalent Investments;
(f)

an acquisition by way of an investment in a Permitted Joint Venture (or, thereafter, the acquisition of any of the shares or interests of the other joint venture partner under the terms of any Permitted Joint Venture (including where it becomes a member of the Group));

(g)

the acquisition of, or subscription for, the issued share capital of a limited liability company, including by way of formation or incorporation, which prior to the date of the acquisition, subscription or incorporation has not traded, acquired any assets or incurred any liabilities other than in relation to its initial capitalisation;

(h)	the acquisition of shares upon the exercise of put or call options granted or owned on or before the Closing Date;
(i)

the acquisition of, or subscription for, the issued share capital of a limited liability company in the context of transactions relating to equity participations and/or equity investments entered into between a member of the Group and SIMEST Società Italiana per le Imprese all’Estero S.p.A., in the technical and financial forms SIMEST Società Italiana per le Imprese all’Estero S.p.A. can implement and/or carry out from time to time, provided that (after giving pro forma effect to the relevant transaction) the Total Leverage Ratio will not exceed the applicable Financial Covenant on the first Testing Date immediately following the completion of the proposed transaction;

(j)

an acquisition by a member of the Group of any interest in an entity, business or undertaking carried on as a going concern (each such entity, business or undertaking, a “target”), in each case provided that the following conditions are met (such acquisition, a “Qualifying Permitted Acquisition”):

(i)	either:
(A)	a majority of the ownership of the entity, business or undertaking is acquired (or held by the acquirer after the acquisition); or
(B)

in case of acquisition of a minority shareholding, the aggregated Purchase Consideration paid for acquisitions of minority shareholding in that person (which is not already a member of the Group) shall not in any case (when aggregated with the Joint Venture Investments) exceed the greater of (x) €75,000,000 (or its equivalent in other currencies) and (y) 20 per cent. of Relevant Adjusted EBITDA at any time during the life of the Facilities (provided that such basket shall be restored to the extent that such target is or becomes controlled by a member of the Group);

40

(ii)

the entity, business or undertaking acquired: (A) must be engaged in a business activity similar, complementary or related to that of the Group; and (B) must not be incorporated nor carry out its business in a Sanctioned Country;

(iii)

no Event of Default has occurred and is continuing (or, by reference to the facts and circumstances at the time the member of the Group contractually commits to making the proposed acquisition, would result from the relevant acquisition) at the time the relevant member of the Group legally commits to the acquisition (subject always to the provisions, operation and application of any Agreed Certain Funds Period and the Permitted Acquisition Clean-Up Period);

(iv)

only to the extent available and commissioned by the Group, the Company shall (after the completion of the applicable acquisition) deliver to the Agent (on behalf of the Lenders) (x) copies of any third party legal and financial due diligence reports relating to the acquisition (in each case for information purposes and on a non-reliance basis only and provided that the Agent (and Lenders to the extent applicable) have entered into any hold harmless arrangements to the extent required by the relevant report provider), and provided that no such reports shall be required to be delivered to the Agent pursuant to this paragraph if the relevant report provider has a general policy of not permitting such disclosure (it being understood that the Company shall use commercially reasonable endeavours in order to select a report provider whose general policy permits such disclosure); and (y) if the enterprise value of the relevant target is greater than €100,000,000, an updated Financing Case showing that (after giving pro forma effect to the relevant acquisition) the Total Leverage Ratio will not exceed the applicable Financial Covenant on the first two Testing Dates immediately following the completion of the proposed acquisition;

(v)	Total Leverage Ratio, as at the Applicable Test Date (calculated on a pro forma basis taking into account such acquisition), would not exceed the Applicable Ratio;
(k)	any acquisition (including an acquisition by way of merger) pursuant to a Permitted Reorganisation or a Permitted Transaction;
(l)	an acquisition constituting a Permitted Share Issue;
(m)

the acquisition or redemption, purchase, defeasance, retirement or repayment of securities (and related loan notes) held directly or indirectly by, or for the direct or indirect benefit of, any Incentive Scheme Participants to the extent payments in relation thereto constitute Permitted Payments under paragraph (f) of the definition thereof;

(n)	any acquisition of shares following the conversion of an intra-Group loan or Subordinated Debt into equity, subject to the provisions of the Intercreditor Agreement;
(o)	any acquisition by a member of the Group pursuant to a Permitted Disposal;
(p)

any acquisition pursuant to any contractual commitment of a member of the Group or the Target Group entered into prior to the Closing Date provided that any such commitment is disclosed in the Reports or otherwise in writing to the Arrangers prior to the Signing Date;

(q)

any acquisition by a member of the Group of assets, mobile applications and digital softwares (other than (i) shares and (ii) to the extent the relevant purchase price exceeds the greater of (x) €25,000,000 (or its equivalent in other currencies) and (y) 10 per cent.

41

of Relevant Adjusted EBITDA per Financial Year) conducted in the ordinary course of business on arm’s length terms; and

(r)	any acquisition with the prior consent of the Majority Lenders.

“Permitted Acquisition Clean-Up Period” means, in respect of a Permitted Acquisition (other than the Acquisition), the period from the closing date of that Permitted Acquisition to the date falling one hundred and twenty (120) days thereafter.

“Permitted Alternative Debt” means Financial Indebtedness, including in the form of one or more facilities or loans or side car facilities incurred, established or borrowed by a member of the Group which is (or will become on or about the applicable Permitted Alternative Debt Commencement Date) an Obligor, which are not documented under this Agreement, or by way of notes, bonds or other debt instrument, financing or debt arrangements issued, established or incurred by any member of the Group which is (or will become on or about the applicable Permitted Alternative Debt Commencement Date) an Obligor, including as new or existing facility commitments or note issuance and/or as an additional tranche or class of, or an increase of, or an extension of, any facilities which are not documented under this Agreement (in each case, whether or not in existence at the Permitted Alternative Debt Commencement Date and including arrangements existing at the time a person becomes a member of the Group (whether by acquisition, merger, consolidation or combination) or is assumed in connection with the acquisition of assets, merger, consolidation or combination or otherwise), in each case including term or revolving; provided that (unless otherwise agreed by the Majority Lenders) each of the following applicable conditions are met:

(a)	such Permitted Alternative Debt may have a bullet repayment or amortising schedule or be a revolving credit facility, provided that the following conditions shall apply, as applicable:
(i)

if a bullet repayment or amortising schedule in relation to a term facility or any other Permitted Alternative Debt which is not a revolving facility, the maturity date for such Permitted Alternative Debt falls on or after the Facility A Termination Date as at the Signing Date (or, if at such time the Facility A has been repaid in full or would be paid in full after giving effect to the application of proceeds from the Permitted Alternative Debt, any termination date) (other than in respect of the initial maturity for a bridge facility or an interim facility (and for the avoidance of doubt, not in respect of the applicable maturity following a conversion date in respect of a bridge facility occurring in respect thereof) in relation to any Financial Indebtedness which would otherwise at such time be permitted under this Agreement to be incurred as Permitted Alternative Debt) and there shall be no scheduled repayment instalment date prior to the Facility A Termination Date, except for any scheduled repayment instalments customary for financings of the relevant type in an amount not exceeding 5 per cent. of the original principal amount of the relevant term facility or any other Permitted Alternative Debt in any applicable Financial Year; or

(ii)

if a revolving credit facility, the maturity date for such Permitted Alternative Debt falls on or after the Revolving Facility Termination Date as at the Signing Date (or, if at such time the Revolving Facility has been repaid in full or would be paid in full after giving effect to the application of proceeds from the Permitted Alternative Debt, any termination date);

(b)

after giving pro forma effect to the borrowing, issuance or incurrence of the principal or equivalent amount of the proposed Permitted Alternative Debt as if drawn in full on that Permitted Alternative Debt Commencement Date and the proposed use of proceeds

42

thereof (including any acquisition, acquired Relevant Adjusted EBITDA or refinancing of indebtedness) the Permitted Indebtedness Cap as at the Applicable Test Date would not be exceeded;

(c)

such Permitted Alternative Debt will be either unsecured, pari passu, second lien or junior to other indebtedness of the Group but (for the avoidance of doubt) not senior to or in priority to the Facilities with respect to its claim from the proceeds of enforcement of any Transaction Security;

(d)

if the Permitted Alternative Debt is to (i) subject to the Agreed Security Principles, benefit from security over assets which are subject to the Transaction Security; or (ii) benefit from a Permitted Guarantee which is from an Obligor; or (iii) be governed by the Intercreditor Agreement pursuant to agreement between the Company and the person providing such Permitted Alternative Debt, each such person providing such Permitted Alternative Debt which is not already a party to the Intercreditor Agreement in the relevant capacity as a “Creditor” under (and as defined in) the Intercreditor Agreement for the relevant Intercreditor Class which applies to the Permitted Alternative Debt, shall become a party to the Intercreditor Agreement as a “Creditor” in accordance with and pursuant to the terms of the Intercreditor Agreement by the Permitted Alternative Debt Commencement Date;

(e)

such Permitted Alternative Debt shall (following accession to the Intercreditor Agreement by the relevant person providing such Permitted Alternative Debt) be Senior Secured Creditor Liabilities (under and as defined in the Intercreditor Agreement), it being specified that no Permitted Alternative Debt shall be permitted to benefit from Security over assets of any member of the Group which are not subject to Transaction Security (unless required pursuant to the Agreed Security Principles and unless, subject to the Agreed Security Principles, such assets become subject to Transaction Security simultaneously with the incurrence of the relevant Permitted Alternative Debt);

(f)	the person providing such Permitted Alternative Debt is not a direct or indirect shareholder of the Company or of any other member of the Group; and
(g)

the Company has delivered to the Agent a duly completed Permitted Alternative Debt Notice, within five (5) Business Days of the Permitted Alternative Debt Commencement Date, specifying the following matters in respect of such Permitted Alternative Debt:

(i)	the proposed issuer or borrower(s) and guarantor(s) in respect of the Permitted Alternative Debt;
(ii)

the aggregate amount of the commitments of the providers of the Permitted Alternative Debt and the currency being made available and any other optional currency or currencies which are available for utilisation under such Permitted Alternative Debt;

(iii)	the Permitted Alternative Debt Commencement Date and (if applicable) the availability period; and
(iv)

the maturity date, amortization schedule (if any), any mandatory prepayment provisions, security (if any), guarantees (if any), ranking and intercreditor position which may rank pari passu or junior to (but not senior or in priority to) the Facilities (and whether it is governed by the Intercreditor Agreement, and if applicable, the Intercreditor Class or other position) for the Permitted Alternative Debt,

43

and such Permitted Alternative Debt Notice shall be deemed to have been duly completed for the purposes of this paragraph (g) if it is signed by the Company and specifies the matters in paragraphs (g)(i) to (g)(iv) above in respect of such Permitted Alternative Debt, provided that:

(A)

the terms applicable to any Permitted Alternative Debt (including ranking, security (if any), guarantees (if any), and intercreditor rights) will be those agreed between the Company and the person(s) providing the Permitted Alternative Debt (subject to the conditions above);

(B)

notwithstanding any provision of a Finance Document to the contrary, there shall be no obligation or requirement to enter into any hedging arrangement or other derivative transaction in relation to any Permitted Alternative Debt; and

(C)	any other item constituting Permitted Financial Indebtedness may, at the option of the Company, be incurred as Permitted Alternative Debt.

“Permitted Alternative Debt Commencement Date” means, in respect of any Permitted Alternative Debt, the date specified as the Permitted Alternative Debt Commencement Date (being the date on which the Permitted Alternative Debt has been (or will be) first incurred, established or available for utilisation) in the Permitted Alternative Debt Notice relating to that Permitted Alternative Debt.

“Permitted Alternative Debt Notice” means, in respect of any Permitted Alternative Debt, a notice substantially in the form set out in Schedule 20 (Form of Permitted Alternative Debt Notice for Permitted Alternative Debt) or in any other form agreed by the Agent and the Company delivered by the Company to the Agent in accordance with the provisions of paragraph (g) of the definition of “Permitted Alternative Debt”.

“Permitted Alternative Finance Documents” means each document which relates to or evidences the terms of any Permitted Alternative Debt including any credit or loan agreement, indenture, notes, fee letter, syndication letter, engagement letter, hedging letter, guarantee, security document and any other instrument or document designated as a “Permitted Alternative Finance Document” by the Company and the person providing the Permitted Alternative Debt, including, as applicable, the Intercreditor Agreement and the Transaction Security Documents.

“Permitted Disposal” means any sale, lease, licence, transfer or other disposal:

(a)

made pursuant to any agreement existing on the Closing Date and as disclosed to the Agent prior to the Signing Date (or, in the case of any person which becomes a member of the Group after the Closing Date, made pursuant to any agreement existing at the date on which it becomes a member of the Group and as disclosed to the Agent prior to such date);

(b)

made in the ordinary course of trading of the disposing entity or constituting dealings with trade debtors with respect to accounts receivable in the ordinary course of business (including any discount and/or forgiveness thereof) or in connection with the collection or compromise of such accounts receivables;

(c)

of any intellectual property rights (including, but not limited to, technologies and/or trademarks) by a member of the Group by a license of, distributions rights on or other rights to use intellectual property rights granted to any other members of the Group or to any third party to the Group in the ordinary course of business;

44

(d)

of real estate assets for a maximum aggregate net consideration of the higher of (i) €50,000,000 (or its equivalent in other currencies) and (ii) 20 per cent. of Relevant Adjusted EBITDA in aggregate at any time;

(e)

of any asset by an Obligor (the “Disposing Company”) to another Obligor (the “Acquiring Company”), but if the Disposing Company had given Transaction Security over the asset, subject to the Agreed Security Principles the Acquiring Company must give the same or equivalent Transaction Security over that asset (ignoring any hardening periods and any differences in the Transaction Security arising due to the Acquiring Company being organised in a different jurisdiction to the Disposing Company);

(f)	of assets by a Non-Obligor to another member of the Group;
(g)

of assets by an Obligor to a Non-Obligor provided that the aggregate of the consideration for such assets does not give rise to the Obligor Leakage Net Amount exceeding the Obligor/Non-Obligor Basket at any time;

(h)

of obsolete or redundant assets or assets which are no longer required for the operation of the business of the relevant member of the Group or arising as a result of the termination of any agreement or arrangement which, in the opinion of the member of the Group party thereto, is uneconomic to continue;

(i)

of assets (other than shares in any member of the Group) in exchange or replacement of or for investment in other assets or where the Net Proceeds of such disposal are used to purchase replacement assets which are (in the reasonable opinion of the Company) comparable or superior as to type, value and/or quality (excluding Cash and Cash Equivalent Investments) in the context of the business of the Group or applied in prepayment or redemption of the Facilities or any other Senior Secured Creditor Liabilities (as defined in the Intercreditor Agreement);

(j)	of a Dormant Subsidiary;
(k)	of Cash or Cash Equivalent Investments for Cash or in exchange for other Cash Equivalent Investments;
(l)	of shares in any member of the Group for the direct or indirect benefit of any Incentive Scheme Participants to the extent that:
(i)	the shares so disposed of do not give right to the payment of dividends or other distribution of profits during the life of the Facilities; or
(ii)

the shares so disposed of give right to a voting percentage in the relevant member of the Group which does not exceed (when aggregated with any shares disposed of in respect of such member of the Group on the basis of this paragraph and any shares in such member of the Group issued on the basis of paragraph (d) of the definition of “Permitted Share Issue”) a maximum voting percentage equal to 20 per cent., on a non-diluted and fully diluted basis, of the share capital of such member of the Group; or

(iii)

the shares so disposed of are disposed of on the basis of any combination of (i) and (ii) above, provided that any such share disposal, when aggregated with any other share disposals permitted under this paragraph and any share issues permitted under paragraph (d) of the definition of “Permitted Share Issue”, does not result in a change of control at the level of the relevant disposing member of the Group;

45

provided that, if the existing shares in the relevant member of the Group are the subject of Transaction Security under the Transaction Security Documents immediately prior to the relevant disposal, subject to the Agreed Security Principles same or equivalent Transaction Security over the shares so disposed is granted (ignoring any hardening periods and any differences in the Transaction Security arising due to the acquiring entity being organized in a different jurisdiction to the disposing company);

(m)

of assets which are seized, expropriated or compulsorily acquired by (or by the order of) any central or local governmental authority or which is required by law or regulation or any order of any governmental entity or in order to comply with any final mandatory order of, or any condition imposed by, any relevant competition authority;

(n)

of any share by a member of the Group to comply with applicable laws or regulations or constitutional documents in relation to minimum shareholding and/or mandatory holding of shares by board members and other officers;

(o)

of a lease or licence of real property in the ordinary course of business or lease or licence of real property which is surplus to requirements or in exchange for another lease or licence of real property or which does not adversely affect the business of the Group as a whole in any material respect;

(p)

constituting a conversion of an intra-Group loan into share capital of, or a capital contribution to, the borrower of such a loan where if the existing shares of the borrower of such loan are the subject of Transaction Security under the Transaction Security Documents, subject to the Agreed Security Principles the newly issued shares to the extent held by a member of the Group will also become subject to Transaction Security on the same terms;

(q)

of receivables on a recourse basis or on arm’s length or better terms or by way of any rental obligation under any agreement (including any lease or hire purchase agreement) or any finance or capital lease provided that in each case any resulting Financial Indebtedness constitutes Permitted Financial Indebtedness, or of assets which become the subject of a Capitalized Lease Obligations that constitutes Permitted Financial Indebtedness;

(r)

of assets to a Permitted Joint Venture or of an interest in a Joint Venture (in each case subject to the limit set out in the definition of this term) to the extent required by the terms of the arrangements in relation to that Joint Venture between the Joint Venture parties;

(s)	arising as a result of a Permitted Transaction or Permitted Payment or Permitted Security or Permitted Loan;
(t)	arising from the close out or termination of a Treasury Transaction provided that such close out or other termination does not result in a breach of the terms of the Intercreditor Agreement;
(u)	which is set out in the Structure Memorandum (for the avoidance of doubt excluding any “exit steps” referenced therein (if any));
(v)	of receivables on a non-recourse basis;
(w)

which is a sale and leaseback of assets (including real estate assets) provided that the aggregate net consideration receivable in respect of the same shall not exceed the greater of (x) 15 per cent. of Relevant Adjusted EBITDA and (y) €50,000,000 (or its equivalent in other currencies) in any Financial Year of the Company;

46

(x)	in respect of which the Majority Lenders have given their consent;
(y)

the disposal of assets in the context of transactions relating to financings, equity participations and/or equity investments entered into between a member of the Group and SIMEST Società Italiana per le Imprese all’Estero S.p.A., in the technical and financial forms SIMEST Società Italiana per le Imprese all’Estero S.p.A. can implement and/or carry out from time to time, provided that (after giving pro forma effect to the relevant transaction) the Total Leverage Ratio will not exceed the applicable Financial Covenant on the first Testing Date immediately following the completion of the proposed transaction; and

(z)

of assets (other than shares in any member of the Group or businesses) not permitted under the above paragraphs where the net consideration receivable (excluding any earn out which may become payable) does not exceed the greater of (x) 15 per cent. of Relevant Adjusted EBITDA and (y) €25,000,000 (or its equivalent in other currencies) at any time, provided that, in case such assets are constituted by intellectual property, the net consideration receivable (excluding any earn out which may become payable) shall not exceed the greater of (x) 5 per cent. of Relevant Adjusted EBITDA and (y) €15,000,000 (or its equivalent in other currencies) at any time.

“Permitted Financial Indebtedness” means Financial Indebtedness:

(a)

the Existing Debt, provided it is repaid and/or prepaid in accordance with Clause 27.26 (Conditions Subsequent) or, in each case, are otherwise permitted to be outstanding under the other paragraphs of this definition at such time;

(b)

arising under the facility agreement dated 13 March 2023 made between the Company and Intesa Sanpaolo S.p.A. and guaranteed by SACE and the facility agreement dated 23 April 2024 made between the Company and Intesa Sanpaolo S.p.A. and guaranteed by SACE (each as amended, supplemented and/or restated from time to time);

(c)

arising under the Transaction Documents (including for the avoidance of doubt any Additional Facility incurred in accordance with the terms of the Finance Documents) or Financial Indebtedness which constitutes Refinancing Debt;

(d)

which is Permitted Alternative Debt under a Permitted Alternative Finance Document provided that the aggregate amount of such Financial Indebtedness incurred pursuant to this paragraph shall not (when aggregated with all other Financial Indebtedness and guarantees incurred or granted in reliance on the Permitted Indebtedness Cap) exceed the Permitted Indebtedness Cap;

(e)	arising under any Subordinated Debt;
(f)

to the extent covered by a Letter of Credit or other letter of credit, guarantee, indemnity or similar instrument issued under an Ancillary Facility, a Permitted Guarantee or the Permitted Indebtedness Cap;

(g)

arising under a foreign exchange transaction for spot or forward delivery entered into in connection with protection against fluctuation in currency rates where that foreign exchange exposure arises in the ordinary course of trade or in respect of Utilisations made in Optional Currencies, but not for investment or speculative purposes;

(h)

of any person acquired, merged or consolidated with or into or became a member of the Group (or Subsidiary of such specified person) which is incurred under arrangements in existence at the date of acquisition, but not incurred or increased (other than as a result of the capitalisation of interest and unless any increase is otherwise permitted as

47

Permitted Financial Indebtedness) in contemplation of such other person merging or consolidating with or into, or becoming a member of the Group or a Subsidiary of such specified person, and including any Financial Indebtedness indebtedness encumbering any asset acquired by such specified person, provided that (i) any Financial Indebtedness of such person that is extinguished, redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transaction pursuant to which such other person becomes a member of the Group or a Subsidiary of such specified person will not be taken into account; and (ii) at the election of the Company, such Financial Indebtedness is discharged within three (3) Months of the date on which such person or asset becomes or is merged into or is acquired by a member of the Group (save to the extent that such Financial Indebtedness constitutes Permitted Financial Indebtedness under another paragraph of this definition);

(i)

arising under any Capitalized Lease Obligations provided that the maximum aggregate capital value (calculated in accordance with the Applicable Accounting Principles and excluding (if applicable) any capital value related to possible extensions of the maturity thereof to the extent the relevant Capitalized Lease Obligations can be terminated at option of the relevant member of the Group) of all such items so leased under outstanding leases by members of the Group under this paragraph (i) does not exceed the greater of (x) 15 per cent. of Relevant Adjusted EBITDA and (y) €50,000,000 (or its equivalent in other currencies) at any time;

(j)

arising under any cash pooling, balance transfer, netting, set-off or other cash management arrangements or similar or equivalent arrangement including any profit and loss pooling arrangement in the ordinary course of the Group’s banking arrangements;

(k)	arising under pension schemes of the Group to the extent classified as Financial Indebtedness;
(l)

arising under (i) any local facilities, short term loan facilities or overdraft, working capital, bilateral financing lines, indebtedness relating to letters of credit, bank guarantees or other credits or in each case other similar facilities (other than those referred to in paragraph (n) below) provided that the maximum aggregate principal amount of all Financial Indebtedness outstanding under this paragraph (l) shall not exceed the greater of (x) 40 per cent. of Relevant Adjusted EBITDA and (y) €150,000,000 (or its equivalent in other currencies) at any time, or (ii) any loans provided, supported or subsidised (including finanziamenti agevolati) by a governmental agency, export credit agency or a lending organisation established by the United Nations, the European Union or other international treaty organization, up to an amount equal to the greater of (x) 10 per cent. of Relevant Adjusted EBITDA and (y)

€30,000,000 (or its equivalent in other currencies) at any time;

(m)

relating to, or arising under, letters of credit, bank guarantees or other credits or in each case other similar facilities (including any import financing facilities) made available, granted or issued pursuant to the request of and for the account any member of the Group in the ordinary course of business or consistent with past practice provided that the maximum aggregate principal amount of all Financial Indebtedness outstanding under this paragraph (n) shall not exceed the greater of (x) 10 per cent. of Relevant Adjusted EBITDA and (y) €30,000,000 (or its equivalent in other currencies) at any time;

(n)	arising as a result of daylight exposures in respect of banking arrangements entered into in the ordinary course of treasury activities;

48

(o)

arising under the factoring, sale, discounting or other disposal on arm’s length or better terms of receivables (or other receivables based financing arrangements) raising Financial Indebtedness provided that the maximum aggregate principal amount of all Financial Indebtedness outstanding under this paragraph (o) shall not exceed the greater of (x) 20 per cent. of Relevant Adjusted EBITDA and (y) €60,000,000 (or its equivalent in other currencies) at any time;

(p)	arising in connection with the sale and leaseback of assets to the extent permitted under the definitions of “Permitted Disposal” and/or “Permitted Security”;
(q)

arising or made available under a Permitted Loan, a Permitted Guarantee, a Permitted Joint Venture, a Permitted Transaction or a Permitted Treasury Transaction or incurred by any member of the Group as a result or part of the implementation or completion of any steps set out in the Structure Memorandum (for the avoidance of doubt excluding any “exit steps” referenced therein (if any));

(r)

incurred under any instrument issued to or for the direct or indirect benefit of any Incentive Scheme Participants in respect of any bonus, compensation or similar payment (whether or not in connection with the issue of shares) and any Financial Indebtedness arising in connection with any deposit or advance of sums owing with/to any Incentive Scheme Participant in each case, in connection with paragraph (f) of the definition of “Permitted Payment”;

(s)

arising under corporate credit card facilities provided that the aggregate outstanding principal amount of such facilities across the Group does not at any time exceed the greater of (x) 10 per cent. of Relevant Adjusted EBITDA and (y) €30,000,000 (or its equivalent in other currencies);

(t)

in respect of any borrowings, loan or deferred consideration or earn-out arrangement made available by the relevant vendor in connection with any Permitted Acquisition, and including any vendor loan (which, for the avoidance of doubt, shall not include any contingent or non-crystallised liabilities or any liabilities that would not be treated as a borrowing in accordance with the Accounting Principles) which is a debt liability of the Group;

(u)	raised by the issue of redeemable shares which are either:
(i)	held by another member of the Group; or
(ii)	not redeemable at the option of their holder until after the Termination Date;
(v)

any Financial Indebtedness in an aggregate outstanding principal amount which, when taken together with any Refinancing Debt in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this paragraph and then outstanding, will not exceed 100 per cent. of the amounts received by the Company from any New Shareholder Injection;

(w)

arising under any financing, loan and/or any other financial support agreement entered into between a member of the Group and SIMEST Società Italiana per le Imprese all’Estero S.p.A., in the technical and financial forms SIMEST Società Italiana per le Imprese all’Estero S.p.A. can implement and/or carry out from time to time, provided that (after giving pro forma effect to the relevant transaction) the Total Leverage Ratio will not exceed the applicable Financial Covenant on the first Testing Date immediately following the completion of the proposed transaction;

(x)	incurred with the prior consent of the Majority Lenders; and

49

(y)

not permitted by the preceding paragraphs and the outstanding principal amount of which does not exceed the greater of (x) 25 per cent. of Relevant Adjusted EBITDA and (y) €75,000,000 (or its equivalent in other currencies) in aggregate for the Group in any Financial Year.

“Permitted Gross Outstandings” means, in relation to a Multi-account Overdraft, any amount, not exceeding its Designated Gross Amount, which is the amount of the Gross Outstandings of that Multi-account Overdraft.

“Permitted Guarantee” means:

(a)

(i) any guarantee under the Finance Documents and (ii) any guarantee under a Permitted Alternative Finance Document, provided that where the guarantee of such Permitted Alternative Debt is provided by an Obligor, each creditor of Permitted Alternative Debt which is not already a party to the Intercreditor Agreement in the relevant capacity as a “Creditor” (under and as defined in the Intercreditor Agreement) for the relevant Intercreditor Class which applies to the Permitted Alternative Debt shall become a party to the Intercreditor Agreement as a “Creditor” in accordance with and pursuant to the terms of the Intercreditor Agreement by the Permitted Alternative Debt Commencement Date, and provided that where such guarantee is provided by a Non-Obligor, the Financial Indebtedness so guaranteed constitutes Permitted Alternative Debt permitted to be so guaranteed under the definition of “Permitted Alternative Debt”;

(b)

any guarantee guaranteeing performance by a member of the Group under any contract entered into in the ordinary course of business and any guarantee issued by a member of the Group on arm’s length terms and in the ordinary course of business (including guarantees which are in favour of financial institutions which have guaranteed obligations of a member of the Group);

(c)

any guarantee or indemnity given in the ordinary course of trading and/or any performance or similar bond guaranteeing performance by a member of the Group under any contract entered into in the ordinary course of trade;

(d)	the endorsement of negotiable instruments in the ordinary course of trade;
(e)

any guarantee entered into by any member of the Group in the ordinary course of its banking arrangements or on standard banking terms and in favour of the relevant account holding bank or other relevant provider for the purpose of netting debit and credit balances of members of the Group or otherwise in connection with cash pooling, balance transfer, netting, set off or other cash management or similar/equivalent arrangements including any profit and loss arrangements;

(f)

(i) customary indemnities given by a member of the Group in bank mandate, engagement and commitment letters and (ii) (provided they are in customary forms for capital markets equity or debt financings) indemnities by a member of the Group in favour of any underwriters, initial purchasers, solicitation agents, tender agents, dealer managers or other persons pursuant to or in connection with any underwriting, purchase, commitment or similar agreement or engagement or mandate letter;

(g)	customary indemnities given in favour of directors and officers of the Group in their capacity as such;
(h)	any guarantee issued (for the benefit of another member of the Group) to a landlord on arm’s length terms and in the ordinary course of business;

50

(i)	any customary guarantee or indemnity given to professional advisers, creditor committees and consultants in the ordinary course of business;
(j)

any guarantee or counter-indemnity in the ordinary course of trading in favour of financial institutions or credit insurers in connection with the guarantees of rent obligations or other contracts entered into in the ordinary course of business of a member of the Group by such financial institution or credit insurer;

(k)

any guarantee for Taxes (including any custom guarantee), assessments or charges imposed by the relevant tax authority which are not yet due or are being contested in good faith and for which (in such latter case) provisions are being maintained by the relevant member of the Group in accordance with the Applicable Accounting Principles, and any guarantee given or arising under legislation relating to Tax or corporate law under which any member of the Group assumes general liability for the obligations of another member of the Group incorporated or tax resident in the same country;

(l)	guarantees granted by persons or undertakings acquired pursuant to a Permitted Acquisition to the extent that:
(i)	the guarantee was not created in contemplation of the Permitted Acquisition;
(ii)

the principal amount guaranteed has not been increased in contemplation of or since the Permitted Acquisition (other than as a result of the capitalisation of interest and unless any increase is otherwise permitted as Permitted Guarantee); and

(iii)

at the election of the Company either (i) the guarantee is removed or discharged within three (3) Months of the date of completion of the Permitted Acquisition unless otherwise constituting Permitted Guarantee or (ii) the outstanding Financial Indebtedness which is guaranteed by such guarantee is Permitted Financial Indebtedness;

(m)

any guarantee or indemnity constituting Permitted Financial Indebtedness or given by a member of the Group constituting, or given pursuant to or as part of, a Permitted Transaction or in relation to a Permitted Treasury Transaction;

(n)	any Joint Venture Investment in the form of a guarantee to the extent permitted under the definition of Permitted Joint Venture;
(o)

any guarantee or indemnity given in connection with Financial Indebtedness which is Permitted Financial Indebtedness and/or Refinancing Debt incurred to refinance Financial Indebtedness that was previously so guaranteed or indemnified, and permitted to be guaranteed or indemnified under this Agreement provided that, in this case, any such guarantees or indemnities are limited to all or some of the same guarantors that guaranteed or indemnified (or, under the written arrangements under which the original guarantees or indemnities arose, could guarantee or indemnify pursuant to the terms thereof) the Financial Indebtedness being refinanced;

(p)

any guarantee or indemnity given by a member of the Group in favour of directors, officers or employees in relation to the acquisition or redemption, purchase, defeasance, retirement or repayment, of securities held directly or indirectly by or for the direct or indirect benefit of any Incentive Scheme Participant and/or to purchase or repay or make any related or other loans, or guarantee or payment of other amounts for the direct or indirect benefit of any Incentive Scheme Participant, to the extent that the payment

51

to be guarantees hereunder constitutes a Permitted Payment in accordance with the terms of paragraph (g) of the definition thereof;

(q)	any guarantee by a member of the Group in respect of a Treasury Transaction permitted under this Agreement;
(r)	any guarantee or indemnity which constitutes an arrangement in respect of, or the making of, a Permitted Payment;
(s)	any guarantee given in respect of the netting or set-off arrangements permitted pursuant to the definition of “Permitted Security”;
(t)

any guarantee made in substitution for an extension of credit permitted under the definition of “Permitted Loan” to the extent that the issuer of the relevant guarantee would have been entitled to make a loan in an equivalent amount under the definition of “Permitted Loan” to the person whose obligations are being guaranteed;

(u)

any guarantee or indemnity given by a member of the Group in the ordinary course of an acquisition or a disposal transaction which is a Permitted Acquisition or Permitted Disposal, or in connection with a Permitted Acquisition or Permitted Disposal, and any customary indemnity to a purchaser in relation to a Permitted Disposal provided that the maximum potential liability under any such indemnity does not exceed the aggregate consideration received by members of the Group for that disposal;

(v)	any guarantee granted by (i) a member of the Group for the obligations of an Obligor and/or (ii) a Non-Obligor for the obligations of another member of the Group;
(w)

any guarantee by an Obligor of a Non-Obligor’s obligations provided the aggregate principal amount guaranteed does not give rise to the Obligor Leakage Net Amount exceeding the Obligor/Non-Obligor Basket at any time;

(x)

any guarantee issued by a member of the Group in respect of the obligations of another member of the Group prior to the Closing Date provided that any such guarantee is disclosed in writing to the Arrangers prior to the Signing Date;

(y)	guarantees and indemnities given pursuant to or in connection with the Acquisition Documents and, to the extent permitted under this Agreement, any Existing Debt;
(z)

guarantees and indemnities given in the context of transactions relating to equity participations and/or equity investments entered into between a member of the Group and SIMEST Società Italiana per le Imprese all’Estero S.p.A., in the technical and financial forms SIMEST Società Italiana per le Imprese all’Estero S.p.A. can implement and/or carry out from time to time, provided that (after giving pro forma effect to the relevant transaction) the Total Leverage Ratio will not exceed the applicable Financial Covenant on the first Testing Date immediately following the completion of the proposed transaction;

(aa)any guarantee to which the Majority Lenders gave their consent;

(bb)

any liability in respect of any member of the Group incorporated in The Netherlands arising under a declaration of joint and several liability (hoofdelijke aansprakelijkheid) as referred to in Section 2:403 of the Dutch Civil Code;

(cc)	any liability arising as a result of a fiscal unity (fiscale eenheid) solely between members of the Group incorporated in The Netherlands; and

52

(dd)

any guarantee or indemnity not permitted by the preceding paragraphs so long as the aggregate outstanding principal amount thereunder does not exceed the greater of (x) €100,000,000 (or its equivalent in other currencies) and (y) 25 per cent. of Relevant Adjusted EBITDA at any time.

“Permitted Indebtedness Cap” means at any time (without double counting), the aggregate of:

(a)

an unlimited amount at any time, provided that after giving pro forma effect to the incurrence or establishment at such time of the relevant Financial Indebtedness and any available but undrawn commitments for Financial Indebtedness, Total Leverage Ratio, as at the Applicable Test Date (after giving pro forma effect to the relevant transactions, including, in relation to any acquisition or related Pro Forma Adjustments or refinancing of indebtedness) would not exceed the Applicable Ratio; and

(b)

other than to the extent funded by long term Financial Indebtedness, the amount equal to all voluntary prepayments, repayments and repurchases by a member of the Group of the Facilities, Refinancing Debt or Permitted Alternative Debt constituting term debt or notes, provided that this paragraph (b) shall be deemed to be utilised prior to paragraph (a).

provided that (A) the Obligors shall from time to time be permitted to re-classify under which paragraph(s) any Additional Facility and/or Permitted Alternative Debt (if applicable) (or, in each case, part thereof) were permitted; and (B) any guarantee of an Additional Facility and/or Permitted Alternative Debt or any related credit support shall not be double counted.

“Permitted Joint Venture” means (in each case, as renewed, extended or otherwise replaced from time to time provided that any increase in such Investments must be otherwise permitted under this definition):

(a)

any Investment in any Joint Venture which exists at the Closing Date or made pursuant to any agreement existing at the Closing Date (where in each case details of the existence of such Joint Venture is disclosed to the Agent prior to the Signing Date);

(b)	ordinary course trading with a Joint Venture on arm’s length or better terms;
(c)	any Investment in a Joint Venture funded directly or indirectly with Acceptable Funding Sources;
(d)	any Permitted Loan, Permitted Guarantee or Permitted Security (assuming for this purpose that the relevant Joint Venture is not a member of the Group);
(e)	any Investment in a Joint Venture made with the prior consent of the Majority Lenders;
(f)	any Investment in any Joint Venture where:
(i)	the Joint Venture is not incorporated in a Sanctioned Country and is not engaged in any transaction, activity or conduct that would violate any Sanctions;
(ii)	the Joint Venture is engaged in a business that is substantially similar or complementary to the Group’s existing business; and
(iii)	the aggregate (the “Joint Venture Investment”) of:
(A)	all amounts subscribed for shares in, lent to, or invested in all such Joint Ventures by any member of the Group;

53

(B)	the contingent liabilities of any member of the Group under any guarantee given in respect of the liabilities of any such Joint Venture; and
(C)

the market value at the date of transfer or contribution of any assets transferred or contributed by any member of the Group to any such Joint Venture to the extent exceeding the value of the cash consideration for such transfer or contribution, but (1) excluding the same insofar as funded by Acceptable Funding Sources (other than Permitted Financial Indebtedness) and (2) less the aggregate of amounts received by any member of the Group in respect of repayment, redemptions, interest or distributions from any such Joint Ventures, does not exceed the greater of (x) 25 per cent. of Relevant Adjusted EBITDA and (y)

€100,000,000 (or its equivalent in other currencies) in aggregate at any time.

For the purpose of this definition, “Investment” shall mean any acquisition of any interest in a Joint Venture or transfer of assets to a Joint Venture or loan made to or guarantee given in respect of the obligations of a Joint Venture.

“Permitted Loan” means:

(a)

any loans (i) existing on the Closing Date provided that any such loan is disclosed in writing to the Arrangers prior to the Signing Date, (ii) contractually committed on or before the Closing Date to be made and disclosed in writing to the Arrangers prior to the Signing Date, or (iii) made or granted to refinance any loan permitted by this paragraph;

(b)

any trade credit extended by any member of the Group to its customers and/or partners on normal commercial terms as applicable as of the date the relevant agreement has been entered into, in the ordinary course of its business;

(c)	an advance payment in the ordinary course of the business;
(d)	credit balances held with banks or other financial institutions;
(e)

any deferred consideration arising in connection with a Permitted Disposal in an amount not exceeding 50 per cent. of the acquisition price of such Permitted Disposal (it being understood, for the avoidance of doubts, that any contingent deferred consideration arrangement (including an earn out) is not a loan or other credit);

(f)

any loan made to a member of the Group for the purposes of down-streaming the proceeds of the Facilities and/or New Shareholder Injections (i) to the extent that, if made by an Obligor, subject to the Agreed Security Principles the receivables arising therefrom are subject to Transaction Security in favour of the Finance Parties in accordance with, and subject to, the Agreed Security Principles and (ii) provided that the aggregate amount outstanding of all such loans does not give rise to the Obligor Leakage Net Amount exceeding the Obligor/Non-Obligor Basket at any time;

(g)	any loan made to a Permitted Joint Venture (in each case subject to the limit set out in the definition of this term);
(h)

any loan to fund the acquisition or redemption, purchase, defeasance, retirement or repayment, of securities held directly or indirectly by or for the direct or indirect benefit of any Incentive Scheme Participant and/or to purchase or repay or make any related or other loans, guarantees or payment of other amounts for the direct or indirect benefit of

54

any Incentive Scheme Participant, to the extent that the payment in relation thereto constitutes a Permitted Payment in accordance with the terms of paragraph (f) of the definition thereof, and as such loan may be replaced, renewed or extended from time to time;

(i)

any loan or credit existing at the time of, or as part of, the acquisition of an entity pursuant to a Permitted Acquisition and made by that entity or its Subsidiaries, provided that such loan has not been created in contemplation of the Permitted Acquisition and the principal thereof has not been increased in contemplation of or since the Permitted Acquisition, and at the election of the Company either (i) the loan is removed or discharged within three (3) Months of the date of completion of the Permitted Acquisition or (ii) falls under any other paragraph of this definition;

(j)	any loan or credit made by an Obligor to another Obligor and any loan or credit made by a Non-Obligor to another member of the Group;

(k)

(i)

any loan by the Company in lieu of a distribution to its shareholders to the extent the same would be permitted (but has not been made) as a Permitted Payment and to the extent that the amount of such loan does not exceed the amount which it could have made by way of such distribution (and provided that such amount shall cease to be available as a Permitted Payment and shall be set-off against such distribution);

(ii)

any loan made by a member of the Group to another member of the Group for the purpose of financing any Permitted Payments (or any debt obligation which arises as the result of any person declaring any dividend or other distribution which is not prohibited by this Agreement) or payments under the Finance Documents;

(l)

any loan or credit made by an Obligor to a Non-Obligor (provided that the aggregate amount outstanding of all such loans does not give rise to the Obligor Leakage Net Amount exceeding the Obligor/Non-Obligor Basket at any time);

(m)

any loan or credit made by a member of the Group to an employee or director of any member of the Group if the amount of that loan when aggregated with the amount of all loans to employees and directors by members of the Group does not exceed the greater of (x) 5 per cent. of Relevant Adjusted EBITDA and (y) €15,000,000 (or its equivalent in other currencies) at any time (provided that such limit shall not apply to any loans to be granted as part of the compensation, any reimbursement of professional costs and expenses, salary or any advantage attributable to an employee or a director (including any bonuses) by any member of the Group);

(n)	any loan or credit arising under or made available under a Permitted Joint Venture, Permitted Financial Indebtedness or a Permitted Transaction;
(o)

to the extent that the loan or credit is made in relation to financing, equity participations and/or equity investments entered into between a member of the Group and SIMEST Società Italiana per le Imprese all’Estero S.p.A., in the technical and financial forms SIMEST Società Italiana per le Imprese all’Estero S.p.A. can implement and/or carry out from time to time, provided that (after giving pro forma effect to the relevant transaction) the Total Leverage Ratio will not exceed the applicable Financial Covenant on the first Testing Date immediately following the completion of the proposed transaction;

55

(p)	any loan or credit to which the Majority Lenders gave their consent; and
(q)

any loan or credit not permitted by any of the above paragraphs to the extent that the aggregate principal amount outstanding of the Financial Indebtedness under any such loans does not exceed the greater of (x) 15 per cent. of Relevant Adjusted EBITDA and (y) €45,000,000 (or its equivalent in other currencies) at any time.

“Permitted Payment” means any declaration, distribution or making of a payment under any instrument or other obligation in any manner whatsoever (including by way of dividend, reduction of capital, loan, fee, charge, repayment, prepayment, redemption, defeasance, retirement, set-off, acquisition of liabilities or other discharge), whether directly or indirectly (including to or via a Holding Company or any other person):

(a)

to enable Holding Companies of the Company to pay their administration and operating costs and any audit fees, legal fees, professional fees, regulatory costs, directors’ endowments, directors’ insurance and any other fees, costs, expenses or other amounts arising by operation of law or in the ordinary course of being a holding company, and relating to the business, of the Group (including costs and expenses incurred in establishing and maintaining any equity incentive plan) or otherwise attributable to the business of the Group or required to register and maintain their corporate existence;

(b)

of all Taxes for which any member of the Group and/or any Holding Companies of the Company are liable to the extent that those Taxes are attributable to the business of the Group or acting as a holding company of the Group or to any Tax Group and to the extent that the Taxes do not arise as a result of activities that are in breach of this Agreement and provided that, in each case, the amount of any such payment shall not exceed the amount that the member of the Group would have been required to pay in respect of the relevant Tax liabilities had that member of the Group paid such Taxes on a standalone basis;

(c)

to fund any payment, repayment or prepayment under any Finance Document, any Permitted Alternative Finance Documents, any Permitted Treasury Transaction or any payment in order to implement any such payment, repayment or prepayment;

(d)

for any remuneration due under employment contracts for employees of the Company or its Holding Companies or service contracts for directors of the Company or its Holding Companies or other service agreements, to the extent that such service contracts are attributable to it being a service provider and holding company of the Group and subject to an aggregate cap for the service contracts for directors of the Company or its Holding Companies of up to the greater of (x) 5 per cent. of Relevant Adjusted EBITDA and (y) €15,000,000 (or its equivalent in other currencies) per Financial Year;

(e)

with respect to any member of the Group, of any amount payable by it in respect of (i) Acquisition Costs or otherwise in relation to any escrow monies or arrangements entered into on the basis set out in the relevant acquisition agreement, and (ii) any earn-outs, adjustments of purchase price and other contingent consideration arrangements pursuant to the terms of the relevant Permitted Acquisition documents, provided that no Event of Default has occurred and is continuing when the payment is made (or would arise as a result of the payment being made). It being understood that, in case an Event of Default has occurred and is continuing at that time, the relevant payment of such amount shall be funded exclusively with New Shareholder Injections or Cash available, in each case to the extent Not Otherwise Applied;

(f)	to fund the acquisition or redemption, purchase, defeasance, retirement or repayment, of securities held directly or indirectly by or for the direct or indirect benefit of any

56

Incentive Scheme Participant (together with the purchase, repayment or redemption (as applicable) of any related loans or loan notes) and/or to purchase or repay or make any related or other loans, guarantee or payment of other amounts for the direct or indirect benefit of any Incentive Scheme Participant and/or to make bonus, compensation or similar payments to any Incentive Scheme Participant, as applicable, in an aggregate amount (net of receipt by any member of the Group from, directly or indirectly, any Incentive Scheme Participant in respect of its participation to any relevant employee or management investment scheme during the relevant Financial Year and excluding the same to the extent funded by Acceptable Funding Sources (excluding Permitted Financial Indebtedness)) of up to the greater of (x) 20 per cent. of Relevant Adjusted EBITDA and (y) €60,000,000 (or its equivalent in other currencies) per Financial Year;

(g)

which constitutes or is made for the purpose of funding or in connection with a Permitted Loan, a Permitted Share Issue or a Permitted Transaction (including, for the avoidance of doubt, any repayment of intra-Group loans, the consideration for which is a Permitted Share Issue) (including without limitation payment to the management of the Group of their compensation as officers, managers and/or employees and payment of related expenses as well as any termination or severance payment);

(h)

to fund payment of or in respect of a dividend or distribution of share reserve, reserve or redemption, purchase, defeasance, discharge, retirement or repayment of its share capital or loan stock by a member of the Group (other than the Company) and, where that member of the Group has one or more shareholders that are not members of the Group, the concurrent and rateable payment of dividends or distributions to such other shareholder(s);

(i)

to fund the payment of any amount to any Holding Company of the Company or any of their respective professional advisers in connection with corporate finance, M&A, consulting or transaction advice advice or any other advice in relation to any restructuring or reorganisation of the Group and/or in connection with services actually provided to the Group on bona fide arm’s length or better commercial terms and to fund any payments required under servicing agreements in place between the Group (and/or any member of the Group) and any Holding Company of the Company;

(j)	[reserved];
(k)

to the Investors of director fees, gettoni di presenza, as well as costs and expenses of up to the greater of (x) 2 per cent. of Relevant Adjusted EBITDA and (y) €6,000,000 (or its equivalent in other currencies) in any Financial Year;

(l)	which is contemplated by the Structure Memorandum (for the avoidance of doubt excluding any “exit steps” referenced therein (if any));
(m)

to fund payment of a dividend, the payment of interest or principal on Subordinated Debt, repayment of equity or payment of interest on or (without prejudice to the terms of the Transaction Security Documents) repayment of principal of any Financial Indebtedness of the Group by the Company or any other member of the Group to the extent that the following conditions are satisfied:

(i)	no Event of Default has occurred and is continuing when the payment is made (or would arise as a result of the payment being made); and
(ii)	the Total Leverage Ratio as at the Applicable Test Date (but recalculated assuming such payment had been made on that date) is:

57

(A)	greater than 1.75:1 but less than or equal to 2.00:1 and such payment is funded from Acceptable Funding Sources (other than Permitted Financial Indebtedness); or
(B)	not greater than 1.75:1,

to the extent Not Otherwise Applied;

(n)

to the extent that the payment is funded in whole or in part from the proceeds of New Shareholder Injections in an amount equal to such New Shareholder Injections received by the Group prior to such payment and which have not been guaranteed or secured by or in reliance on the Permitted Indebtedness Cap, provided that (i) such amount has not been received as an equity cure for a breach of the Financial Covenant under Clause 26.4 (Equity Cure), (ii) the relevant payment is made within twelve (12) Months of receipt of the proceeds of the relevant New Shareholder Injections, and (iii) such amount has not been used for the designated purpose; and

(o)

constituting the conversion of a loan to the Company by any direct or indirect shareholder of the Company or any Affiliate thereof into the capital reserves of or shares in the Company provided that, subject to the Agreed Security Principles, any such shares are subject to Transaction Security;

(p)

to the extent that the payment is made in relation to financing, equity participations and/or equity investments entered into between a member of the Group and SIMEST Società Italiana per le Imprese all’Estero S.p.A., in the technical and financial forms SIMEST Società Italiana per le Imprese all’Estero S.p.A. can implement and/or carry out from time to time, provided that (after giving pro forma effect to the relevant transaction) the Total Leverage Ratio will not exceed the applicable Financial Covenant on the first Testing Date immediately following the completion of the proposed transaction;

(q)

made by any member of the Group to another member of the Group or any Holding Company of the Company in connection with any “contratto di rete” (including any “contratto di rete con codatorialità”) in relation to the relevant employees;

(r)	to which the Majority Lenders have given consent; and
(s)

not exceeding the greater of (x) 15 per cent. of Relevant Adjusted EBITDA and (y) €45,000,000 (or its equivalent in other currencies) over the life of the Original Facility, provided that no Event of Default is continuing at the time such payment is made or would result from the relevant payment.

“Permitted Reorganisation” means any reorganisation, amalgamation, merger, de-merger, liquidation, partial contribution, consolidation, combination, dissolution or corporate restructuration (any of such events being hereafter referred to as a “reorganisation”):

(a)	of a member of the Group into another member of the Group, provided that:
(i)	such reorganisation does not imply the dissolution of the Company;
(ii)

if the relevant member of the Group was an Obligor immediately prior to such reorganisation being implemented, all of the assets of that member of the Group are retained by one or more other Obligors (except to the extent otherwise constituting a Permitted Disposal or Permitted Transaction);

58

(iii)

if the relevant member of the Group was a Borrower immediately prior to such reorganisation being implemented, the other relevant member of the Group was not a Borrower immediately prior to such reorganisation being implemented and the member of the Group that was a Borrower is the absorbing entity;

(iv)

if the relevant member of the Group was a Guarantor or its assets were subject to Transaction Security in favour of the Finance Parties, subject to the Agreed Security Principles, the Finance Parties will receive a guarantee from it and, as the case may be, Transaction Security over those assets after such reorganisation;

(v)

none of the shares or other securities issued by any member of the Group which ceases to exist pursuant to that reorganisation are, subject to the Agreed Security Principles, subject to any Security pursuant to the Transaction Security Documents unless in the event of a reorganisation where the absorbing entity’s shares and/or the new entity’s shares are subject to Security pursuant to the Transaction Security Documents;

(vi)	such reorganisation is completed in accordance with all applicable laws and regulations; and
(vii)	no Event of Default has occurred and is continuing or would occur as a result of such reorganisation;
(b)

an amalgamation, demerger, merger, consolidation, liquidation or corporate reconstruction on a solvent basis of a Non-Obligor where all of the business and assets of that Non-Obligor remain within the Group (or the proportionate interest of the Group in the case of a non-wholly owned Non-Obligor);

(c)

envisaged by the Structure Memorandum or required in connection with any step or fiscal unity envisaged by the Structure Memorandum (for the avoidance of doubt excluding any “exit steps” referenced therein (if any)); and

(d)to which the Majority Lenders have given consent.

“Permitted Security” means:

(a)

Transaction Security and Security arising under the Transaction Security Documents or other Security or Quasi-Security arising under or in connection with the Finance Documents and the Permitted Alternative Finance Documents (including any Security or Quasi-Security existing prior to the Permitted Alternative Debt Commencement Date) to the extent the Financial Indebtedness arising thereunder or in connection therewith constitutes Permitted Alternative Debt permitted to be so secured;

(b)

any Security securing Refinancing Debt incurred to refinance Financial Indebtedness that was previously so secured, and permitted to be secured under this Agreement provided that any such Security is limited to all or part of the same property or assets that secured (or, under the written arrangements under which the original Security arose, could secure pursuant to the terms thereof) the Financial Indebtedness being refinanced;

(c)

any lien arising by operation of law or by contract to substantially the same effect or in the ordinary course of business and if arising as a result of any default or omission by any member of the Group which does not subsist for a period of more than 30 days;

(d)	any Security arising pursuant to any customary general business condition of any bank or financial institution (in relation to accounts and/or deposits held with such bank or

59

financial institution) which is required by law or is customarily required in the relevant jurisdiction with whom any member of the Group maintains a banking relationship in the ordinary course of business;

(e)

Security over bank accounts (and/or any rights or assets the subject of or related to the relevant arrangements), any netting or set-off arrangement entered into or Security created by any member of the Group in the ordinary course of its banking arrangements or on standard banking terms and in favour of the relevant account holding bank or other relevant provider for the purpose of netting debit and credit balances of members of the Group or otherwise in connection with cash pooling, balance transfer, netting, set off or other cash management or similar/equivalent arrangements including any profit and loss arrangements;

(f)	any Security which does not secure any outstanding actual or contingent obligation;
(g)

any payment or close-out netting or set-off arrangement or margin arrangement pursuant to any Treasury Transaction or foreign exchange transaction entered into by a member of the Group which constitutes Permitted Financial Indebtedness, excluding any Security under a credit support arrangement;

(h)	any cash deposits given by a member of the Group to a landlord to secure its liabilities as lessee of a leased property on arm’s length terms and in the ordinary course of business;
(i)	any Security over or affecting any asset acquired by a member of the Group after the Closing Date if:
(i)	the Security was not created in contemplation of the acquisition of that asset by a member of the Group;
(ii)

the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by a member of the Group (other than as a result of the capitalisation of interest and unless any increase is otherwise permitted as Permitted Security); and

(iii)	at the election of the Company the Security is removed or discharged within three (3) Months of the date of acquisition of such asset unless otherwise constituting Permitted Security;
(j)

any Security over or affecting any asset of any company which becomes a member of the Group after the Closing Date, where the Security is created prior to the date on which that company becomes a member of the Group if:

(i)	the Security was not created in contemplation of the acquisition of that company;
(ii)

the principal amount secured has not increased in contemplation of or since the acquisition of that company (other than as a result of the capitalisation of the interest and unless any increase is otherwise permitted as Permitted Security); and

(iii)	at the election of the Company the Security is removed or discharged within three (3) Months of the date of acquisition of such company unless otherwise constituting Permitted Security;

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(k)

any Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect and rights of set-off arising in the ordinary course of business with suppliers of goods and services to any member of the Group and if arising as a result of any default or omission by any member of the Group which does not subsist for a period of more than 30 days;

(l)	any Security arising as a result of a member of the Group agreeing to net its reciprocal debts having the same maturity with commercial partners (suppliers/customers) as customary in the trade;
(m)

any Security for Taxes, assessments or charges imposed by the relevant tax authority (including any government, state or local authority) which are not yet due, or are being contested in good faith and for which (in such latter case) provisions are being maintained by the relevant member of the Group in accordance with the Applicable Accounting Principles and any Security arising by operation of law in respect of taxes as to which the period of grace, if any, related thereto has not expired or the liability in respect of which is being contested in good faith;

(n)	any Security over assets, goods and/or documents of title to goods (and related rights) as part of documentary credit or similar transactions;
(o)	any Security constituting any repayment or other cash collateral of Letters of Credit or other guarantees, letters of credit, bond or other assurance against loss;
(p)

any Security over shares in a Permitted Joint Venture to secure obligations to the other partners or owners of shares in any Permitted Joint Venture to the extent required to be provided by the terms of the joint venture agreement(s);

(q)

any Security arising pursuant to a material order of attachment or injunction restraining disposal of assets or similar legal process arising in connection with court proceedings discharged within 60 days or otherwise which are contested by any member of the Group in good faith by appropriate proceedings and to the extent that such order of attachment, injunction or similar legal process does not constitute an Event of Default;

(r)

any Security required by any mandatory provision of an applicable law to be granted in favour of creditors in relation to a reorganisation permitted by way of a Permitted Transaction or capital reduction;

(s)

any Security granted to secure the obligations of members of the Group in respect of pension obligations to the extent such pension obligations do not otherwise breach the provisions of the Finance Documents;

(t)	any cash paid into an escrow account required in connection with a Permitted Disposal or a Permitted Acquisition and any Security arising in connection with Permitted Acquisitions;
(u)

any Security arising under any rental obligation under any agreement (including any lease or hire purchase agreement) or any finance or capital lease, sale and leaseback transactions or factoring, discounting, sale or other disposal of receivables permitted pursuant to the definition of Permitted Financial Indebtedness or Permitted Disposal;

(v)

any Security granted or arising over any securities (including issued prior to the Signing Date) and given by a member of the Group in favour of directors, officers or employees in relation to the acquisition or redemption, purchase, defeasance, retirement or repayment, of securities held directly or indirectly by or for the direct or indirect benefit of any Incentive Scheme Participant and/or to purchase or repay or make any related or

61

other loans, or guarantee or payment of other amounts for the direct or indirect benefit of any Incentive Scheme Participant, to the extent that the payment to be secured hereunder constitutes a Permitted Payment in accordance with the terms of paragraph (f) of the definition thereof;

(w)	any Security arising in connection with any vendor financing or similar arrangements, which, in each case, constitute Permitted Financial Indebtedness;
(x)	any Security constituting an escrow arrangement to which the proceeds from any issue of any Permitted Financial Indebtedness are subject to;
(y)	any Security arising as a result of a disposal which is a Permitted Disposal;
(z)	any Security granted by any member of the Group in the ordinary course of business or consistent with past practice and not as a result of any Default or omission by any member of the Group;
(aa)

any Security already granted or committed (unilaterally, conditionally or otherwise) to be granted by any member of the Target Group as at the Closing Date (including Security in respect of the Existing Debt) provided that any such Security is disclosed in writing to the Arrangers prior to the Signing Date;

(bb)	any right of set-off arising under contracts entered into by any member of the Group in the ordinary course of their day-to-day business;
(cc)

any Security granted in the context of transactions relating to equity participations and/or equity investments entered into between a member of the Group and SIMEST Società Italiana per le Imprese all’Estero S.p.A., in the technical and financial forms SIMEST Società Italiana per le Imprese all’Estero S.p.A. can implement and/or carry out from time to time, provided that (after giving pro forma effect to the relevant transaction) the Total Leverage Ratio will not exceed the applicable Financial Covenant on the first Testing Date immediately following the completion of the proposed transaction;

(dd)	any Security granted prior to the Closing Date provided that any such Security is disclosed in writing to the Arrangers prior to the Signing Date;

(ee)any Security granted with the prior consent of the Majority Lenders; and

(ff)  any Security not otherwise permitted pursuant to any of the above paragraphs securing indebtedness in an aggregate principal amount not exceeding the greater of (x) 15 per cent. of Relevant Adjusted EBITDA and (y) €45,000,000 (or its equivalent in other currencies) at any time.

“Permitted Share Issue” means:

(a)

any issue of shares (or any other securities) issued as a result of a New Shareholder Injection (with respect to shares of the Company, provided that any shares issued are subject to Transaction Security);

(b)

any issue of shares (or any other securities) issued by a member of the Group (other than the Company) to its immediate Holding Company or to another member of the Group or to a minority shareholder proportionate to its existing shareholding where:

(i)	(if the existing shares (or securities) of the Subsidiary are the subject of the Security granted pursuant to the Transaction Security Documents) subject to

62

the Agreed Security Principles, the newly issued shares (or securities) also become subject to the Security granted pursuant to the Transaction Security Documents on the same terms or, if not advisable nor feasible (including, as a result of a change in applicable laws or regulations), on terms satisfactory to the Security Agent (acting reasonably); and

(ii)	the total amount paid in cash by Obligors for shares issued by Non-Obligors does not give rise to the Obligor Leakage Net Amount exceeding the Obligor/Non-Obligor Basket at any time;
(c)

any issue of shares by a member of the Group on a pro rata basis to each of its existing shareholders which are not members of the Group in the context of a Permitted Share Issue made to a member of the Group;

(d)

any issue of shares by a member of the Group for the direct or indirect benefit of any Incentive Scheme Participants to the extent that (i) the shares so issued do not give right to the payment of dividends or other distribution of profits during the life of the Facilities, or (ii) the shares so issued give right to a voting percentage in the relevant member of the Group which does not exceed (when aggregated with any shares in respect of such member of the Group issued on the basis of this paragraph (d) and shares disposed of on the basis of paragraph (l)(ii) of the definition of Permitted Disposal) a maximum voting percentage equal to 20 per cent., on a non-diluted and fully diluted basis, of the share capital of such member of the Group or (iii) the shares so issued are issued on the basis of any combination of (i) and (ii) above, provided that any such share issue, when aggregated with any other share issues permitted under this paragraph and any shares disposed of under paragraph (l)(ii) of the definition of Permitted Disposal, does not result in a change of control at the level of the relevant issuing member of the Group;

(e)

an issue of shares by any issuer to a Joint Venture partner or other third party entity provided that at such time a pro rata disposal of all the assets of such issuer to that partner or third party would otherwise have constituted a Permitted Joint Venture or Permitted Disposal;

(f)

any issue so long as the maximum aggregate amount of shares or instruments issued pursuant to this paragraph does not exceed the greater of (x) 5 per cent. of Relevant Adjusted EBITDA and (y) €15,000,000 (or its equivalent in other currencies) at any time in any Financial Year of the Company;

(g)	an issue of shares which constitutes or is made for the purpose of funding or in connection with a Permitted Acquisition or Permitted Transaction;
(h)

an issue of shares to directors and other officers who are required to have a minimum shareholding under applicable law or regulation, or the constitutional documents of the relevant company, to the extent they do not at the time of issue have such a shareholding;

(i)	any issue of shares by the Company to the Parent provided that any shares issued are subject to Transaction Security and any issue of shared by the Company for the purposes of a Listing;
(j)

any issue of shares in the context of transactions relating to equity participations and/or equity investments entered into between a member of the Group and SIMEST Società Italiana per le Imprese all’Estero S.p.A., in the technical and financial forms SIMEST Società Italiana per le Imprese all’Estero S.p.A. can implement and/or carry out from time to time, provided that (after giving pro forma effect to the relevant transaction) the

63

Total Leverage Ratio will not exceed the applicable Financial Covenant on the first Testing Date immediately following the completion of the proposed transaction; and

(k)shares issues to which the Majority Lenders have given consent.

“Permitted Transaction” means:

(a)

any disposal made, Financial Indebtedness incurred, guarantee, indemnity or Security or Quasi-Security given, or other transaction arising, as a result of any transaction which is permitted under the Finance Documents, any Permitted Alternative Finance Document (but in relation to any Permitted Alternative Finance Document, only the transactions (including the indebtedness and guarantees) incurred under that document itself, and Security created in support of those obligations, in each case to the extent permitted by the other terms of this Agreement, the Intercreditor Agreement and that document) and any Permitted Treasury Transactions;

(b)	any intra-Group indebtedness or other intra-Group contractual obligations arising out of or in connection with any cash pooling arrangements between members of the Group;
(c)

any loan, distribution or repayment or capitalization of intercompany loan made in order to facilitate the making of a Permitted Payment, provided that any shares resulting from the capitalization of such loans are (if the shares in such company are subject to Transaction Security) subject to Transaction Security;

(d)

any conversion of intra-Group loans into distributable reserves or registered share capital (including in order to comply with tax or other legislation) provided that any shares resulting from the capitalization of such loans are (if the shares in such company are subject to Transaction Security and subject to the Agreed Security Principles) subject to Transaction Security;

(e)

the solvent liquidation or reorganisation of any member of the Group which is not an Obligor or another member of the Group so long as any payments or assets distributed as a result of such liquidation or reorganisation are distributed to other members of the Group;

(f)

transactions (other than the granting or the creation of Security, the payment of a dividend or other distribution, the making of loan, the granting of guarantees, the making of acquisitions or disposals of shares, companies or businesses or the incurring or permitting to subsist of Financial Indebtedness, and, subject to the Intercreditor Agreement, any payment in respect of Permitted Alternative Debt) conducted in the ordinary course of day-to-day business on arm’s length terms

(g)

any other transaction or arrangements entered into for the purpose of funding fees, expenses or charges related to the Acquisition and discharging the Existing Debt (including any fees, costs or expenses in connection with related due diligence activities and such costs properly incurred by any Investor and/or Holding Company of the Company and recharged to a member of the Group);

(h)	a Permitted Reorganisation;
(i)	any Permitted Treasury Transaction;
(j)

any payments or other transactions expressly contemplated by (or required to effect steps contemplated by) the Structure Memorandum (for the avoidance of doubt excluding any “exit steps” referenced therein (if any)) and/or the Acquisition Agreement;

64

(k)	all activities undertaken or committed by the Group (including the Target Group) prior to the Closing Date;
(l)

any financing, equity participations and/or equity investments entered into between a member of the Group and SIMEST Società Italiana per le Imprese all’Estero S.p.A., in the technical and financial forms SIMEST Società Italiana per le Imprese all’Estero

S.p.A. can implement and/or carry out from time to time, provided that (after giving pro forma effect to the relevant transaction) the Total Leverage Ratio will not exceed the applicable Financial Covenant on the first Testing Date immediately following the completion of the proposed transaction;

(m)	any “contratto di rete” (including any “contratto di rete con codatorialità”) in relation to the employees of any member of the Group;; and
(n)

transactions (other than (i) any sale, lease, license, transfer or other disposal and (ii) the granting or creation of Security or the incurring or permitting to subsist of Financial Indebtedness, but including, for the avoidance of doubt and not limited to, any license of, granting of distributions rights on or other rights to use intellectual property rights (including, but not limited to, technologies and/or trademarks) granted to any other members of the Group or to any third party to the Group) conducted in the ordinary course of trading on arms’ length terms.

“Permitted Treasury Transaction” means:

(a)

any Treasury Transactions entered into with respect to any Permitted Financial Indebtedness or otherwise in the ordinary course of day-to-day business of a member of the Group and not for speculative purposes; and

(b)	any Treasury Transaction to which the Majority Lenders have given their consent.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organisation, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Primary Competitors” has the meaning given to such term in paragraph (a) of the definition of “Industry Competitor”.

“Primary Term Rate” means the rate specified as such in the applicable Reference Rate Terms.

“Published Rate” means

(a)	an RFR; or
(b)	a Screen Rate.

“Published Rate Replacement Event” means, in relation to a Published Rate:

(a)	the methodology, formula or other means of determining that Published Rate has, in the opinion of the Agent (acting on the instructions of the Majority Lenders) and the Company, materially changed;

(b)

(i)

the administrator of that Published Rate or its supervisor publicly announces that such administrator is insolvent or information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or

65

judicial body which reasonably confirms that the administrator of that Published Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Published Rate;

(ii)

the administrator of that Published Rate publicly announces that it has ceased or will cease to provide that Published Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Published Rate;

(iii)	the supervisor of the administrator of that Published Rate publicly announces that such Published Rate has been or will be permanently or indefinitely discontinued; or
(iv)	the administrator of that Published Rate or its supervisor announces that that Published Rate may no longer be used; or
(c)

in the opinion of the Agent (acting on the instructions of the Majority Lenders) and the Parent, that Published Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

“Qualified Listing” means a Listing where the Total Leverage Ratio for the Relevant Period ending on the most recent Quarter Date for which a Compliance Certificate has been delivered to the Agent (adjusted as if the proceeds of that Listing had been received by the Group on the last day of that Relevant Period) is equal to or less than 1.75:1.

“Qualifying Lender” has the meaning given to that term in Clause 18.1 (Definitions).

“Quarter Date” has the meaning given to that term in Clause 26.1 (Financial Definitions).

“Quarterly Financial Statements” has the meaning given to such term in Clause 25 (Information Undertakings).

“Quasi-Security” means any arrangement or transaction pursuant to which a person:

(a)	sells, transfers or otherwise disposes of any of its assets on terms whereby they are or may be leased to or re-acquired by such person or any of its Affiliates;
(b)	sells, transfers or otherwise disposes of any of its receivables on recourse terms;
(c)	enters into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or
(d)	enters into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

“Quotation Day” means the day specified as such in the applicable Reference Rate Terms.

“Quotation Time” means the relevant time (if any) specified as such in the applicable Reference Rate Terms.

“Quoted Tenor” means, in relation to a Primary Term Rate or an Alternative Term Rate, any period for which that rate is customarily displayed on the relevant page or screen of an information service.

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“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

“Recovered Amount” has the meaning given to that term in Clause 34.1 (Payments to Finance Parties).

“Recovering Finance Party” has the meaning given to that term in Clause 34.1 (Payments to Finance Parties).

“Reference Rate Business Day” means any day specified as such in the applicable Reference Rate Terms.

“Reference Rate Supplement” means, in relation to any currency, a document which:

(a)	is agreed in writing by the Company and the Agent (acting in accordance with Clause

44.7 (Change to reference rates) or otherwise on the instructions of the Relevant Currency Majority Lenders (acting reasonably));

(b)	specifies for that currency the relevant terms which are expressed in this Agreement to be determined by reference to Reference Rate Terms;
(c)

specifies whether that currency is a Compounded Rate Currency or a Term Rate Currency (or a Rate Switch Currency, in which case such Reference Rate Supplement may specify terms applicable to Term Rate Loans and Compounded Rate Loans in that currency); and

(d)has been made available to the Company and each Finance Party by the Agent.

“Reference Rate Terms” means, in relation to:

(a)	a currency;
(b)	a Loan or an Unpaid Sum in that currency;
(c)	an Interest Period for that Loan or Unpaid Sum (or other period for the accrual of commission or fees in a currency); or
(d)	any term of this Agreement relating to the determination of a rate of interest in relation to such a Loan or Unpaid Sum,

the terms set out for that currency, and (where such terms are set out for different categories of Loan, Unpaid Sum or accrual of commission or fees in that currency) for the category of that Loan, Unpaid Sum or accrual, in Schedule 23 (Reference Rate Terms) or in any Reference Rate Supplement.

“Reference Shareholders” means each of (i) Mr. Luca Ferrari (Italian fiscal code FRRLCU85C05L781W), (ii) Mr. Matteo Danieli (Italian fiscal code DNLMTT84L03F964O), (iii) Mr. Luca Querella (Italian fiscal code QRLLCU87P26L219R), and (iv) Mr. Francesco Patarnello (Italian fiscal code PTRFNC85R10G224J).

“Refinancing Debt” means any indebtedness to the extent incurred for the purpose of any refinancing, exchange, replacement or extension (including pursuant to any defeasance or discharge mechanism) or other similar or equivalent transaction of all or any part of any indebtedness of the Group including any Facility, Additional Facility or any Permitted Alternative Debt (and of any refinancing, exchange or replacement financing thereof from time to time) provided that:

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(a)	the Refinancing Debt has a final stated maturity at the time such Refinancing Debt is incurred that is the same as or later than the final stated maturity of the indebtedness being refinanced;
(b)

such Refinancing Debt is incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the indebtedness being refinanced (plus, without duplication, any additional indebtedness incurred to pay interest or premiums required by the instruments governing such existing indebtedness and costs, expenses and fees incurred in connection therewith); and

(c)	such Refinancing Debt is:
(i)	unsecured indebtedness; or
(ii)	has the same (and not greater) ranking, subordination, security and guarantees (subject to the Agreed Security Principles) as the indebtedness being refinanced; or
(iii)	is subordinated to the Facilities on terms at least as favourable to the Lenders as the indebtedness being refinanced.

“Related Fund” in relation to a fund or account (the “first fund”), means a fund or account which is managed or advised directly or indirectly by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Adjusted EBITDA” means Adjusted EBITDA as at the Applicable Test Date, provided that in the event any indebtedness, loan, investment, disposal, guarantee, payment or other transaction is committed, incurred or made by any member of the Group based on the amount of Adjusted EBITDA as at that Applicable Test Date, that indebtedness, loan, investment, disposal, guarantee, payment or other transaction shall not constitute, or be deemed to constitute, or result in, a breach of any provision of this Agreement or the other Finance Documents if there is a subsequent change in the amount of Adjusted EBITDA.

“Relevant Jurisdiction” means, in relation to the Parent or an Obligor:

(a)	its jurisdiction of incorporation or formation;
(b)	any jurisdiction where any asset subject or intended to be subject to the Transaction Security is situated;
(c)	any jurisdiction where it conducts a substantial part of its physical operations and business; and
(d)	the jurisdiction whose laws govern the perfection of any of the Transaction Security Documents entered into by it.

“Relevant Market” means in relation to euro, the European interbank market; in relation to any other currency, the London interbank market and in relation to a Compounded Rate Currency and where applicable, the market specified as such in the applicable Reference Rate Terms.

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“Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

“Relevant Period” has the meaning given to that term in Clause 26.1 (Financial Definitions).

“Renewal Request” means a written notice delivered to the Agent in accordance with Clause 6.6 (Renewal of a Letter of Credit).

“Repayment Date” means each date on which an amount is due for repayment under Clause 10.1 (Repayment of Facility A Loans) or Clause 10.2 (Repayment of Revolving Facility Loans).

“Repeating Representations” means each of the representations set out in Clauses 24.1 (Status) to 24.6 (Governing law and enforcement) (inclusive), paragraphs (a) and (b) of Clause 24.11 (Financial Statements) (in respect of the most recently delivered financial statements) and Clause 24.15 (Anti-corruption laws and Sanctions).

“Reporting Day” means the day (if any) specified as such in the applicable Reference Rate Terms.

“Reporting Time” means the relevant time (if any) specified as such in the applicable Reference Rate Terms.

“Reports” means:

(a)	the commercial due diligence report entitled “202406_Warhol assessment_v36” prepared by McKinsey & Company and dated 1 July 2024;
(b)	the financial due diligence report entitled “Pj Warhol - Draft report_04.07.2024” prepared by Ernst & Young and dated 4 July 2024;
(c)	the tax due diligence report entitled “Pj Warhol - Draft tax report_05.07.2024” prepared by Ernst & Young and dated 5 July 2024; and
(d)	the legal due diligence report entitled “Project Warhol - Final DD Report” prepared by Allen & Overy Shearman and dated 24 July 2024.

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Restricted Finance Party” means the Agent and each other Finance Party that has notified the Agent that the Sanctions Provisions shall only apply to its benefit to the extent that they do not result in any violation of, conflict with or liability under Council Regulation (EC) No. 2271/96 of 22 November 1996, or (ii) a similar anti-boycott statute.

“Resignation Letter” means a letter substantially in the form set out in Schedule 10 (Form of Resignation Letter) or in any other form agreed by the Agent and the Obligors’ Agent.

“Restructuring Expenditure” has the meaning given to that term in Clause 26.1 (Financial Definitions).

“Retiring Guarantor” has the meaning given to that term in Clause 23.9 (Release of Guarantors’ right of contribution).

“Revolving Facilities” means the Original Revolving Facility and any Additional Revolving Facility.

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“Revolving Facilities Commitments” means the Original Revolving Facility Commitment and the Additional Revolving Facility Commitments.

“Revolving Facility Borrower” means:

(a)	any Original Revolving Facility Borrower under the Original Revolving Facility; and
(b)	any Additional Facility Borrower under the Additional Revolving Facility,

unless, in each case, it shall have ceased to be a Revolving Facility Borrower under Clause 31 (Changes to the Obligors).

“Revolving Facility Lender” means an Original Revolving Facility Lender or an Additional Revolving Facility Lender.

“Revolving Facility Loan” means an Original Revolving Facility Loan or an Additional Revolving Facility Loan and “Revolving Facility Loans” means all or part of the Revolving Facility Loans as the context may require.

“RFR” means the rate specified as such in the applicable Reference Rate Terms.

“Rollover Loan” means one or more Original Revolving Facility Loans or Additional Revolving Facility Loans:

(a)	made or to be made on the same day that:
(i)	a maturing Loan under the same Revolving Facility is due to be repaid; or
(ii)

a demand by the Agent pursuant to a drawing in respect of a Letter of Credit or payment of an amount outstanding under an Ancillary Facility or a Fronted Ancillary Facility that is carved out of that Revolving Facility or that Additional Revolving Facility (as applicable) is due to be met;

(b)

the aggregate amount of which is equal to or less than the amount of the maturing Loan under that Revolving Facility or Ancillary Facility or Fronted Ancillary Facility Utilisation or the relevant claim in respect of that Letter of Credit;

(c)

in the same currency as the maturing Loan under that Revolving Facility (unless it arose as a result of the operation of Clause 8.2 (Unavailability of a currency)) or the relevant claim in respect of that Letter of Credit or an Ancillary Facility or Fronted Ancillary Facility Utilisation; and

(d)	made or to be made to the same Borrower (or, if applicable in the case of an Ancillary Facility Utilisation, that Borrower’s Affiliate) for the purpose of:
(i)	refinancing that maturing Loan or Ancillary Facility or Fronted Ancillary Facility Utilisation; or
(ii)	satisfying the relevant claim in respect of that Letter of Credit.

“Sanctioned Country” means, at any time, a country, region or territory that is the subject of country-wide or territory-wide Sanctions (as of the Signing Date, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine and the so-called Donetsk People’s Republic and Luhansk People’s Republic).

“Sanctioned Person” means, at any time:

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(a)

any person listed in any Sanctions-related list of designated persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, the United Nations Security Council, the European Union, any Member State of the European Union, His Majesty’s Treasury of the United Kingdom or the United Kingdom;

(b)	any person located, operating, organized or resident in a Sanctioned Country; or
(c)	any person 50 per cent. or more owned or controlled (as such terms are interpreted under corresponding sanctions) by any such person within the scope of limb (a).

“Sanctions” means any international economic or trade sanctions or restrictive measures enacted, administered, imposed or enforced by the United States Government (including, without limitation, OFAC and the U.S. Department of State), the European Union, His Majesty’s Treasury of the United Kingdom, or The United Nations.

“Screen Rate” means, in relation to EURIBOR, the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed on the appropriate page of the Bloomberg screen or on the appropriate page of such other information service which publishes that rate from time to time in place of Bloomberg, and, if the agreed page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate, in each case, after consultation with the Company and the Majority Lenders.

“Secured Parties” means the Security Agent, each Finance Party from time to time party to this Agreement, together with any Receiver or Delegate to the extent permitted by applicable law.

“Security” means any mortgage, charge (fixed or floating), pledge, lien or other security interest securing any obligation of any person and any other agreement entered into for the purpose and having the effect of conferring security.

“Selection Notice” means a notice substantially in the form set out in Schedule 6 (Selection Notice) given in accordance with Clause 15 (Interest Periods) in relation to a Term Facility.

“Sellers” means the entities selling the Target Shares pursuant to the Acquisition Agreement.

“Separate Loan” has the meaning given to that term in Clause 10.2 (Repayment of Revolving Facility Loans).

“Signing Date” means the date of this Agreement.

“Specified Time” means a day or a time determined in accordance with Schedule 12 (Timetable) (or such later time as the Agent may agree).

“Standard & Poor’s” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“Structural Adjustment” has the meaning given to that term in Clause 44.4 (Structural Adjustments).

“Structure Memorandum” means the tax structuring paper prepared by Ernst & Young and delivered to the Agent pursuant to Clause 4.1 (Initial Conditions Precedent).

“Subordinated Creditor” has the meaning given to that term in the Intercreditor Agreement.

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“Subordinated Debt” means any subordinated debt issued by the Company under the form of loans or bonds and made available or subscribed by any shareholder of the Company exclusively, which such debt is subordinated to the Facilities under the Intercreditor Agreement (and constitutes Subordinated Liabilities under and as defined therein).

“Subsidiary” means in relation to any company, corporation or other legal entity, (a “holding company”), a company, corporation or other legal entity:

(a)	which is controlled, directly or indirectly, by the holding company;
(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly, by the holding company; or
(c)	which is a subsidiary of another Subsidiary of the holding company,

and, for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to determine the composition of the majority of its board of directors or equivalent body. virtue of ownership of share capital, contract or otherwise.

“Super Majority Lenders” means, subject to Clause 44 (Amendments and Waivers), at any time:

(a)

a Lender or Lenders whose Commitments aggregate at least 80 per cent. of the Total Commitments (and for this purpose the amount of an Ancillary Lender’s or a Fronting Ancillary Lender’s or a Fronted Ancillary Lender’s or a Lender’s, as the case may be, Revolving Facilities Commitment shall not be reduced by the amount of its Ancillary Commitment or Fronting Ancillary Commitment or Fronted Ancillary Commitment); or

(b)	if the Total Commitments have been reduced to zero, a Lender or Lenders whose Commitments aggregated at least 80 per cent. of the Total Commitments immediately prior to that reduction,

provided that, in the case of any Commitment not denominated in the Base Currency, if applicable, the Base Currency Amount of that Commitment shall be used for the purposes of calculating (a) and (b) above.

“T2” means the real time gross settlement system operated by the Eurostream, or any successor system.

“TARGET2” means any day on which T2 is open for the settlement of payments in euro.

“Target” means The Creative Productivity Group B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under the laws of The Netherlands, having its official seat in Amsterdam, The Netherlands and registered in the Trade Register of the Dutch Chamber of Commerce under number 34381002.

“Target Shares” means the shares representing 100 per cent. of the issued share capital of the Target to be sold to the Company by the Sellers pursuant to the Acquisition Agreement.

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in euro.

“Target Group” means Target and its Subsidiaries for the time being.

“Tax” means any tax (including the Imposta Sostitutiva), levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with

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any failure to pay or any delay in paying any of the same) imposed, assessed or levied by any government or other taxing authority, and “Taxes” and “Taxation” shall be construed accordingly.

“Tax Group” means (i) the consolidated tax group in Italy headed by TopCo and set up by TopCo and each of its Subsidiaries that is tax resident in Italy and eligible to be a member of such tax grouping regime, (ii) any consolidated tax group in the US headed by a (direct or indirect) Subsidiary of the Company incorporated in the US and set up by such Subsidiary and each of its Subsidiaries that is tax resident in US and eligible to be a member of such tax grouping regime, and (iii) any similar consolidated tax group set up by any of the (direct or indirect) Subsidiaries of the Company in any other jurisdition.

“Tax Credit” has the meaning given to that term in Clause 18.1 (Definitions).

“Tax Deduction” has the meaning given to that term in Clause 18.1 (Definitions).

“Tax Payment” has the meaning given to that term in Clause 18.1 (Definitions).

“Term” means each period determined under this Agreement for which the Issuing Bank is under a liability under a Letter of Credit.

“Term Facility” means the Facility A and/or any Additional Term Facility.

“Term Loan” means a Facility A Loan and/or an Additional Term Facility Loan.

“Term Rate Currency” means:

(a)	euro;
(b)	US dollars; and
(c)	any currency specified as such in a Reference Rate Supplement relating to that currency,

to the extent, in any case, not specified otherwise in a subsequent Reference Rate Supplement.

“Term Rate Loan” means any Loan or, if applicable, Unpaid Sum in a Term Rate Currency to the extent that it is not, or has not become, either:

(a)	a “Compounded Rate Loan” for its then current Interest Period pursuant to Clause 14.1 (Calculation of interest – Term Rate Loans); or
(b)	a “Compounded Rate Loan” pursuant to Clause 13 (Rate Switch).

“Term Reference Rate” means, in relation to a Term Rate Loan, the percentage rate per annum which is the aggregate of:

(a)	either:
(i)	the applicable Primary Term Rate as of the Quotation Time for a period equal in length to the Interest Period of that Loan; or
(ii)	as otherwise determined pursuant to Clause 16.1 (Interest calculation if no Primary Term Rate),
(b)	the applicable Credit Adjustment Spread (if any),

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and if, in either case, that rate is less than zero, the Term Reference Rate shall be deemed to be zero.

“Termination Date” means:

(a)	in relation to Facility A, the date falling 5 years after the Closing Date;
(b)	in relation to the Original Revolving Facility, the date falling 5 years after the Closing Date; and
(c)

in relation to any Additional Facility, the date set out in the Additional Facility Notice relating to that Additional Facility (or such other date as the Additional Facility Lenders in respect of that Additional Facility and the Obligors’ Agent may agree).

“Testing Date” has the meaning given to that term in Clause 26.1 (Financial Definitions).

“Third Party Security Providers” means the Parent and any other person which is not a member of the Group who grants Transaction Security on or after the Closing Date, and

“Third Party Security Provider” means any of them, as the context requires.

“Third Parties Act” has the meaning given to that term in paragraph (a) of Clause 1.7 (Third Party Rights).

“TopCo” means Bending Spoons S.p.A., a joint stock company (società per azioni) incorporated under the laws of the Republic of Italy, having its registered office at Via Nino Bonnet 10, 20154, Milan, Italy registered with the Companies’ Register of Milan-Monza-Brianza-Lodi with registered number 08931860962.

“Total Additional Facility Commitments” means the aggregate of the Total Additional Term Facility Commitments and the Total Additional Revolving Facility Commitments.

“Total Additional Revolving Facility Commitments” means the aggregate of the Additional Revolving Facility Commitments.

“Total Additional Term Facility Commitments” means the aggregate of the Additional Term Facility Commitments.

“Total Commitments” means the aggregate of the Total Facility A Commitments and the Total Original Revolving Facility Commitments, and (if applicable) the Total Additional Facility Commitments.

“Total Leverage Ratio” has the meaning given to that term in Clause 26.1 (Financial Definitions).

“Total Facility A Commitments” means the aggregate of the Facility A Commitments, being €710,000,000 as at the Signing Date.

“Total Original Revolving Facility Commitments” means the aggregate of the Original Revolving Facility Commitments, being €0 as at the Signing Date and, thereafter, the amount determined in accordance with Clause 2.1 (The Facilities).

“Total Revolving Facilities Commitments” means the aggregate of the Total Additional Revolving Facility Commitments and the Total Original Revolving Facility Commitments.

“Transaction” means the Acquisition, the refinancing or otherwise discharging of certain Existing Debt and the other transactions contemplated by the Transaction Documents (in each case including the financing thereof).

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“Transaction Documents” means the Acquisition Documents, the Finance Documents and the Permitted Alternative Finance Documents.

“Transaction Security” means the Security created or expressed to be created in favour of the Secured Parties (or any of them) pursuant to the Transaction Security Documents.

“Transaction Security Documents” means each of the documents listed as being a Transaction Security Document in Schedule 2 (Conditions Precedent to First Utilisation) together with any other document entered into by the Company, a Third Party Security Provider or any Obligor creating or expressed to create or confirming or confirming and extending any Security over all or any part of its assets in respect of the obligations of the Obligors (or any of them) under any of the Finance Documents.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 7 (Form of Transfer Certificate) or in any other form agreed between the Agent and the Obligors’ Agent.

“Transfer Date” means, in relation to any Transfer Certificate, the date for making the relevant transfer as specified in that Transfer Certificate.

“Treasury Transaction” means any currency or interest or commodity purchase, cap or collar agreement, forward rate agreements, interest rate or currency or commodity future or option contract, foreign exchange or currency purchase or sale agreement, interest rate swap, currency swap or combined interest rate and currency and/or commodity swap agreement and any other hedging agreement or derivative transaction.

“Treaty Lender” has the meaning given to that term in Clause 18.1 (Definitions).

“UK” means the United Kingdom.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“US” means the United States of America.

“Utilisation” means a Loan or a Letter of Credit.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made or the relevant Letter of Credit is to be issued.

“Utilisation Request” means:

(a)	in the case of a Loan, a notice substantially in the form set out in Schedule 4 (Utilisation Request - Loans); and
(b)	in the case of a Letter of Credit, a notice substantially in the form set out in Schedule 5 (Utilisation Request - Letter of Credits).

“VAT” means value added tax imposed in any member state of the European Union pursuant to the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) and national legislation implementing that Directive (including, in relation to Italy, value added tax imposed by Italian Presidential Decree No. 633 of 26 October 1972 and Italian Legislative Decree No. 331 of 30 August 1993, each as amended and/or supplemented from time to time) or any predecessor to it or supplemental to that Directive and any other sales or turnover tax of a similar nature, whether imposed in the United Kingdom or in a member of the European Union or elsewhere.

1.2	Construction

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(a)	Unless a contrary indication appears, a reference in this Agreement to:
(i)

any Ancillary Lender, any Fronting Ancillary Lender, any Fronted Ancillary Lender, the Agent, any Finance Party, any Issuing Bank, any Lender, any Arranger, any Obligor, any Party, any Secured Party, the Security Agent or any other person(s) shall be construed so as to include its successors in title, permitted assignees and permitted transferees to, or of, its rights and/or obligations under the Finance Documents and, in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with the Finance Documents;

(ii)	a document in agreed form is a document which is previously agreed in writing by or on behalf of the Company and the Agent (acting on the instructions of the Majority Lenders, acting reasonably);
(iii)	assets includes present and future properties, revenues and rights of every description;
(iv)	director includes any statutory legal representative(s) of a person pursuant to the laws of its jurisdiction of incorporation;
(v)

a Finance Document or a Transaction Document or any other agreement or instrument is a reference to that Finance Document or Transaction Document or other agreement or instrument as amended, novated, varied, supplemented, extended or restated (however fundamentally);

(vi)

guarantee means (other than in Clause 23 (Guarantee and Indemnity)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(vii)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
(viii)	a finance lease or a capital lease shall be construed in a manner consistent with the definition of Capitalised Finance Lease;
(ix)	the Interest Period of a Letter of Credit shall be construed as a reference to the Term of that Letter of Credit;
(x)	a Lender’s participation in relation to a Letter of Credit shall be construed as a reference to the relevant amount that is or may be payable by a Lender in relation to that Letter of Credit;
(xi)

a person includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(xii)

a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

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(xiii)

shares or share capital includes shares and other forms of equity or other ownership interests and equity securities such as partnership capital or any other interest that confers on a person the right to a share of the profits and losses of, or distributions of asset of a person (and shareholder and similar expressions shall be construed accordingly);

(xiv)	a Utilisation made or to be made to a Borrower includes a Letter of Credit issued on its behalf;
(xv)	a provision of law is a reference to that provision as amended or re-enacted;
(xvi)	a time of day is a reference to Central European time;
(xvii)	words importing the singular shall include the plural and vice versa;
(xviii)

a sub-participation means any sub-participation or subcontract (whether written or oral) or any other agreement or arrangement having an economically substantially similar effect, including any credit default or total return swap or derivative (whether disclosed, undisclosed, risk or funded) by a Lender of or in relation to any of its rights or obligations under, or its legal, beneficial or economic interest in relation to, the Facilities and/or Finance Documents to a counterparty and sub-participate shall be construed accordingly; and

(xix)	a reference to a matter being permitted under a Finance Document shall be construed also to mean a matter which is not prohibited by that Finance Document and vice versa.
(b)	Section, Clause and Schedule headings are for ease of reference only.
(c)

Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A reference to an obligation to repay or prepay, or to a Borrower repaying or prepaying, a Letter of Credit or Ancillary Outstandings means:
(i)	that Borrower providing cash cover for that Letter of Credit or in respect of the Ancillary Outstandings; or
(ii)

the maximum amount payable under the Letter of Credit or Ancillary Facility or Fronted Ancillary Facility being reduced or cancelled in accordance with its terms or otherwise reduced or cancelled in a manner satisfactory to the Issuing Bank in respect of such Letter of Credit or Ancillary Facility or Fronted Ancillary Facility (in each case, acting reasonably); or

(iii)	in the case of a Letter of Credit, that Letter of Credit is returned by the beneficiary with its written confirmation that it is released and cancelled; or
(iv)

in the case of a Letter of Credit, a bank of financial institution with a long-term credit rating from Moody’s, Standard & Poor’s or Fitch at least equal to BBB-or Baa3 (as applicable, or such other rating as the Company and the relevant Issuing Bank may agree) has issued an unconditional and irrevocable guarantee, indemnity, counter-indemnity or similar assurance against financial loss in respect of amounts due under that Letter of Credit; or

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(v)	the Issuing Bank or Ancillary Lender or Fronting Ancillary Lender being satisfied that it has no further liability under that Letter of Credit or Ancillary Facility or Fronted Ancillary Facility,

and the amount by which a Letter of Credit is, or Ancillary Outstandings are, repaid or prepaid under paragraphs (d)(i) to (v) above is the amount of the relevant cash cover, payment, release, guarantee, indemnity, counter-indemnity, assurance, reduction or cancellation.

(e)	An amount borrowed includes any amount utilised by way of Letter of Credit or under an Ancillary Facility or Fronted Ancillary Facility.
(f)	A Lender funding its participation in a Utilisation includes a Lender participating in a Letter of Credit.
(g)	Amounts outstanding under this Agreement include amounts outstanding under or in respect of any Letter of Credit (except to the extent the relevant Borrower has repaid that Letter of Credit).
(h)

An outstanding amount of a Letter of Credit at any time is the maximum amount that is or may be payable by the relevant Borrower in respect of that Letter of Credit at that time less any amount which has been repaid or prepaid (including by way of cash cover provided in respect of that Letter of Credit).

(i)

A Letter of Credit or Ancillary Outstandings will cease to be outstanding if that Letter of Credit is, or those Ancillary Outstandings are, repaid or prepaid in full (including by way of cash cover provided in respect thereof).

(j)

A Borrower provides cash cover for a Letter of Credit or Ancillary Outstandings if it pays an amount in the currency of the Letter of Credit or Ancillary Outstandings (as the case may be) to an account in the name of the Borrower and the following conditions are satisfied:

(i)

the account is with the relevant Issuing Bank (in the case of a Letter of Credit) or Ancillary Lender (in the case of an Ancillary Facility) or Fronting Ancillary Facility (in the case of a Fronted Ancillary Facility); and

(ii)

withdrawals from the account (other than in respect of accrued interest) may only be made to pay to the Issuing Bank or Ancillary Lender or Fronting Ancillary Lender (as the case may be) amounts due and payable to it under this Agreement (unless the amount standing to the credit of the account exceeds the amount outstanding under that Letter of Credit or, as the case may be, the aggregate amount of those Ancillary Outstandings, in which case such excess amount may be withdrawn by the Borrower). If requested by the relevant Issuing Bank or Ancillary Lender or Fronting Ancillary Lender (as the case may be), the relevant Borrower shall (to the extent the account is not already subject to the Transaction Security) execute and deliver an additional Transaction Security Document creating first ranking security over any such account held with it (subject to the Agreed Security Principles but otherwise with such Transaction Security Document to be in form and substance satisfactory to the relevant Issuing Bank or, as the case may be, Ancillary Lender or Fronting Ancillary Lender, each acting reasonably).

(k)	For the avoidance of doubt, a reference to a Loan or a Letter of Credit shall not include a utilisation of an Ancillary Facility or a Fronted Ancillary Facility.

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(l)

Any term defined in the Finance Documents by reference to the meaning of such term under the Applicable Accounting Principles shall have the meaning given to such term as at the date the relevant Finance Document is signed.

(m)

For the avoidance of doubt, if any receivable (or any part thereof) has been sold or discounted on a basis which it means it would be treated as off balance sheet or derecognised under the Applicable Accounting Principles, that receivable shall be considered to have been sold or discounted on a non-recourse basis.

(n)

Nothing in the Finance Documents shall prohibit a non-cash contribution of any asset (including any participation, claim, commitment, rights, benefits and/or obligations in respect of the Facilities, any Permitted Alternative Debt and/or any other indebtedness borrowed or issued by any member of the Group from time to time) to the Company (and subsequently any other members of the Group).

(o)

Nothing in the Finance Documents shall prohibit any step, action or matter arising in connection with any actual, proposed or future payment of Tax (including as a consequence of any ‘group contributions’, the surrender of tax relief or similar or equivalent arrangements).

(p)

(A) None of the Existing Debt or any Security related thereto, and (B) no breach of representation, warranty, undertaking or other term of (or default or event of default under) the Existing Debt arising as a direct or indirect result of the entry into or performance of obligations under the Finance Documents shall constitute a breach of (or Default or Event of Default under) any Finance Document.

(q)

Unless a contrary indication appears, a reference to a basket amount, threshold or limit expressed in a particular currency includes the equivalent of such amount, threshold or limit in other currencies.

(r)

The determination of the extent to which a rate is for a period equal in length to an Interest Period will disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(s)	A Borrower’s obligations on a Letter of Credit becoming due and payable includes the Borrower repaying any Letter of Credit in accordance with paragraph (d) above.
(t)

With respect to each restricted Finance Party (for this purpose, each a “Restricted Finance Party”), Clauses 24.15 (Anti-corruption laws and Sanctions) and 27.5 (Anti-corruption laws and Sanctions) (together, the “Sanctions Provisions”) shall only apply for the benefit of that Restricted Finance Party to the extent that such application does not violate or result in any conflict with or in any liability under Council Regulation (EC) No. 2271/96 of 22 November 1996, or (ii) a similar anti-boycott statute. In connection with any amendment, waiver, determination, declaration, decision (including a decision to accelerate) or direction (the “Relevant Measures”) relating to any Sanctions Provision, a Restricted Finance Party may in its absolute discretion (but shall be under no obligation to) notify in writing to the Agent that it does have, in the given circumstances, the benefit of the provision in respect of which the Relevant Measures is sought. The Commitments of that Restricted Finance Party that has not notified the Agent to that effect under this paragraph and the vote of any other Restricted Finance Party which would be required to vote in accordance with the provisions of this Agreement and that has not notified the Agent to that effect under this paragraph will be excluded for the purposes of determining whether the consent of the Majority Lenders to approve such Relevant Measures has been obtained or whether the Relevant Measure by the Majority Lenders has been made (to the exclusion of any other purposes under the Finance Documents).

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(u)	A Default or an Event of Default is “continuing” if it has not been remedied or waived or otherwise ceased to have effect.
(v)	Notwithstanding anything to the contrary in any Finance Document:
(i)

until the date by which any member of the Group is required to accede as Guarantor pursuant to this Agreement, such entity shall be deemed to be Obligor for the purposes of the permitted transactions definitions set out in Clause 1.1 (Definitions), provided that a member of the Group which will not accede (or is not required to accede) to this Agreement as a Guarantor as a result of the Agreed Security Principles shall not be deemed to be an Obligor;

(ii)

subject to paragraph (i) above, in the event that any person ceases to be a Non-Obligor or a Joint Venture but is a member of the Group, any amounts which would prior to such cessation have fallen within (and consequently reduced the amount available to the Group under) any basket set out in this Agreement as a result of such person being a Non-Obligor or a Joint Venture shall be ignored for the purpose of calculating the amount available under the relevant basket; and

(iii)

when establishing whether any action, transaction and/or incurrence of a liability (in each case including any replacement, renewal or extension thereof) is, was and/or remains permitted under the terms of the Finance Documents, the Group shall be entitled to rely on the fact that such action, transaction and/or incurrence was permitted at the time that action was originally taken, that transaction was originally committed to or that liability was originally incurred (as the case may be).

(w)	Any Reference Rate Supplement relating to a currency overrides anything relating to that currency in:
(i)

Schedule 23 (Reference Rate Terms) (and, to the extent such Reference Rate Supplement sets out a methodology for calculating the Daily Non-Cumulative Compounded Rate, Schedule 25 (Daily Non-Cumulative Compounded Rate), in each case insofar as it relates to that currency); or

(ii)	any earlier Reference Rate Supplement.
(x)

Any reference to a day “during” or “in” an Interest Period (or any similar phrase) refers to a day during or in the period from and including the first day of the relevant Interest Period, to and excluding the last day of that Interest Period.

(y)

For the avoidance of doubt, and notwithstanding that defined terms in this Agreement may use “compounded”, “compounding” and similar terms, a Reference Rate Supplement may specify a Daily Non-Cumulative Compounded Rate for Compounded Rate Loans that is determined on the basis of a methodology that does not involve compounding. For example, a Reference Rate Supplement may provide that the Daily Non-Cumulative Compounded Rate for Compounded Rate Loans in a currency is the Daily Rate specified in such Reference Rate Supplement.

1.3	No Investor Recourse

No Finance Party will have any recourse to any Investor (or any director, officer, employee or representative of any Investor) that is not party to a Finance Document (and to the extent an Investor is a party to a Finance Document there shall only be recourse to the extent of its liability

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under the terms of such Finance Document) in respect of any term of any Finance Document, any statements by Investors, or otherwise.

1.4	Personal Liability

No personal liability shall attach to any director, officer, employee, representative or other individual making any representation or statement or signing or delivering a certificate, notice or other document on behalf of a member of the Group which proves to be incorrect in any way, unless that individual acted fraudulently in making that representation or statement or signing or delivering that certificate, notice or other document in which case any liability will be determined in accordance with applicable law. Any such director, officer, employee or other individual may rely on and enforce this provision pursuant to Article 1411 of the Italian Civil Code.

1.5	Intercreditor Agreement

This Agreement is subject to the Intercreditor Agreement, in the event of any inconsistency between this Agreement and the Intercreditor Agreement, the Intercreditor Agreement shall prevail.

1.6	Currency Symbols and Definitions
(a)	“$”, “USD” and “US Dollars” mean the lawful currency for the time being of the United States of America.
(b)	“€”, “EUR”, “Euro”, “Euros”, “euro” and “euros” mean the single currency unit of the Participating Member States.
1.7	Third Party Rights
(a)

Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or enjoy the benefit of any term of this Agreement or any other Finance Document.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to amend, rescind or vary any Finance Document at any time.
(c)	The Participants have the right to enforce, and enjoy the benefit of, any term of this Agreement regarding them as if they were a party to it.
(d)

Any Obligor has the right to enforce, and enjoy the benefit of, those terms of the Participation Agreement expressed to be in its favour as if it were a party to it and by entering into this Agreement each Obligor expressly confirms its intention to enjoy the benefit of and rely upon any such term of the Participation Agreement.

1.8	Adjustment of Baskets
(a)

If in any Financial Year the aggregate amount spent under any basket referred to above that is an annual basket (each, an “Annual Basket”) is less than the basket originally available for that Financial Year, fiscal year or calendar year (as set out in the relevant paragraph and without any carry forward (the difference being referred to as the “Unused Amount”)), then the maximum Annual Basket for the immediately following Financial Year or fixed period shall be increased by an amount equal to the relevant Unused Amount and such Unused Amount shall be deemed to be used first before any amounts under the Annual Basket for the immediately following Financial Year or fixed

81

period are used provided that no Unused Amount that has been carried over may be carried forward into the next Financial Year or fixed period.

(b)

Any basket, test or permission where an element is set by reference to Total Leverage Ratio or a percentage of Relevant Adjusted EBITDA (an “Incurrence Basket”) shall operate on an incurrence basis and tested and certified by the Company to the Agent by reference to the applicable level of Total Leverage Ratio at the time of incurrence or the applicable percentage of Relevant Adjusted EBITDA at the time of incurrence or at the Applicable Test Date (as applicable), in each case, including for the avoidance of doubt any Pro-Forma Adjustments and pro forma for the LTM period. Accordingly, any amounts incurred on the basis of such Incurrence Basket shall be treated as having been duly and properly incurred without the occurrence of an Event of Default even in the event that such Incurrence Basket subsequently decreases by virtue of operation of that calculation.

(c)	In relation to any basket or ratio test applicable to a contemplated acquisition and/or its financing, any such basket or ratio test shall be tested in respect of the Applicable Test Date .
(d)

Any financial definition or incurrence-based test or basket (including a Relevant Adjusted EBITDA based basket) prior to the first Quarter Date after the Closing Date shall be calculated in accordance with levels as at the Closing Date as set out in the Financing Case.

(e)	Any amount incurred pursuant to a fixed numerical cap shall be deemed automatically reclassified into the applicable ratio-based permission as and when capacity arises.
(f)

In the event that any amount or transaction meets the criteria of more than one of the baskets or exceptions set out in the general undertakings under Clause 27 (General Undertakings), the Company, in its sole discretion, will classify and may from time to time reclassify that amount or transaction to a particular basket or exception and will only be required to include that amount or transaction in one of those baskets or exceptions (and an amount or transaction may at the option of the Company be split between different baskets or exceptions).

(g)	Unless a contrary indication appears, a reference to a basket amount, threshold or limit expressed in the Base Currency includes the equivalent of such amount, threshold or limit in other currencies.
1.9	Exchange Rate Fluctuations

When applying baskets, thresholds and other exceptions to Clauses 24 (Representations), 27 (General Undertakings) and 28 (Events of Default), the equivalent to an amount in the relevant currency shall be calculated as at the date of the relevant member of the Group incurring or making the relevant disposal, acquisition, investment, lease, loan, debt or guarantee or taking other relevant action by reference to the Agent’s Spot Rate of Exchange. No Default, Event of Default, breach of any representation under Clause 24 (Representations) or undertaking under Clause 27 (General Undertakings) shall arise merely as a result of a subsequent change in the relevant currency equivalent of any relevant amount due to fluctuations in exchange rates.

1.10	Italian terms

In this Agreement a reference to any of the following in relation to (or to the obligations of) any person incorporated or having its “centre of main interests” (as that term is used in Article 3(1) of the Council Regulation (EC) No 2015/848 of 20 May 2015 on insolvency proceedings (recast), as amended from time to time) in Italy:

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(a)a “liquidation”, “winding up”, “administration” or “dissolution” includes any scioglimento, liquidazione, and any other proceedings or legal concepts similar to the foregoing;

(b)“insolvency” shall be construed in accordance with article 2, paragraph 1, letter b) (definizioni) of the Italian Crisis and Insolvency Code and/or article 3 of Legislative Decree No. 270 of 8 July 1999 (as amended from time to time) and any other equivalent applicable law provisions in any Relevant Jurisdiction;

(c)	an “insolvency proceeding” includes:
(i)

any voluntary or involuntary liquidation, winding-up, administration or dissolution (other than on a solvent basis), judicial liquidation, bankruptcy (to the extent applicable after 15 July 2022), insolvency, reorganisation, moratorium, compromise, composition or other relief with respect to any person or that person’s debts;

(ii)

any proceeding aimed at seeking the appointment of, or taking possession by a liquidator, commissioner, examiner, receiver, administrative receiver, administrator, insolvency administrator, trustee in bankruptcy, custodian, judicial custodian, conservator or other similar official for any person or for all or any substantial part of that person’s assets; or

(iii)

any procedura concorsuale, including judicial liquidation (liquidazione giudiziale), composition with creditors (concordato preventivo) pursuant to articles 84 and ff. of the Italian Crisis and Insolvency Code, concordato nella liquidazione giudiziale pursuant to articles 240 and ff. of the Italian Crisis and Insolvency Code, forced administrative liquidation (liquidazione coatta amministrativa) pursuant to articles 293 and ff. of the Italian Crisis and Insolvency Code, crisis settlement procedure (composizione negoziata della crisi) pursuant to article 12 and ff. of the Italian Crisis and Insolvency Code, restructuring plan (piano attestato di risanamento) pursuant to article 56 of the Italian Crisis and Insolvency Code, assignment for the benefit of creditors (cessione dei beni ai creditori) pursuant to article 1977 of the Italian Civil Code, restructuring agreement (accordo di ristrutturazione dei debiti) under article 57 and ff. of the Italian Crisis and Insolvency Code, accordo di ristrutturazione agevolato pursuant to article 60 of the Italian Crisis and Insolvency Code, accordo di ristrutturazione ad efficacia estesa pursuant to article 61 of the Italian Crisis and Insolvency Code, moratorium agreement (convenzione di moratoria) pursuant to article 62 of the Italian Crisis and Insolvency Code, tax and contributions transaction (transazione su crediti tributari e contributivi) pursuant to article 63 of the Italian Crisis and Insolvency Code, restructuring plan subject to homologation (piano di ristrutturazione soggetto ad omologazione) pursuant to article 64-bis and ff. of the Italian Crisis and Insolvency Code, domanda di accesso ad uno strumento di regolazione della crisi e dell’insolvenza con riserva di deposito di documentazione pursuant to article 44 of the Italian Crisis and Insolvency Code, simplified asset liquidation procedure (concordato semplificato per la liquidazione del patrimonio) pursuant to article 25-sexies and ff. of the Italian Crisis and Insolvency Code, minor composition with creditors (concordato minore) pursuant to article 74 and ff. of the Italian Crisis and Insolvency Code, or amministrazione straordinaria delle grandi imprese in stato di insolvenza under Italian Law No. 270 of 8 July 1999, as amended, or any amministrazione straordinaria under Italian Law No. 39 of 18 February 2004, and any similar arrangements relating to a substantial part of its creditors, and shall be construed so as to include any

83

equivalent or analogous proceedings or legal concepts similar to the foregoing. It being understood that the provisions under the Italian Bankruptcy Law continue to apply with reference to any proceedings commenced before 15 July 2022 and therefore the relevant tools and proceedings are intended to be included herein to the extent applicable;

(d)a “liquidator”, “commissioner”, “examiner”, “receiver”, “administrative receiver”, “administrator”, “insolvency administrator”, “trustee in bankruptcy”, “custodian”, “judicial custodian”, “conservator” or the like means a curatore, commissario giudiziale, esperto, commissario straordinario, commissario liquidatore, liquidatore and any other person performing the same function of each of the foregoing;

(e)a “step” or “procedure” taken in connection with insolvency proceedings in respect of any person includes such person formally making a proposal to assign its assets pursuant to article 1977 of the Italian Civil Code (cessione dei beni ai creditori), the approval by such person of the filing of a petition for the appointment of an expert (esperto) for the purposes of a composizione negoziata della crisi pursuant to article 17 and ff. of the Italian Crisis and Insolvency Code, or pursuant to article 40 and ff. of the Italian Crisis and Insolvency Code, or of a domanda di accesso ad uno strumento di regolazione della crisi e dell’insolvenza con riserva di deposito di documentazione pursuant to article 44 of the Italian Crisis and Insolvency Code, or of simplified asset liquidation procedure (concordato semplificato per la liquidazione del patrimonio) pursuant to article 25-sexies and ff. of the Italian Crisis and Insolvency Code, or of minor composition with creditors (concordato minore) pursuant to article 74 and ff. of the Italian Crisis and Insolvency Code, or the appointment of an independent expert (professionista indipendente) for the certification (attestazione) of restructuring arrangements pursuant to article 57, 60 and/or 61 of the Italian Crisis and Insolvency Code, or of moratorium agreement (convenzione di moratoria), or of a tax and contributions transaction (transazione su crediti tributari e contributivi) pursuant to article 63 of the Italian Crisis and Insolvency Code, or of a restructuring plan envisaged under article 56 of the Italian Crisis and Insolvency Code or of a plan subject to homologation (piano di ristrutturazione soggetto ad omologazione) pursuant to article 64-bis and ff. of the Italian Crisis and Insolvency Code. It being understood that the provisions under the Italian Bankruptcy Law continue to apply with reference to any proceedings commenced before 15 July 2022 and therefore any filing of documents, any executed agreement or other action adopted in order to activate the relevant tools and proceedings are intended to be included herein to the extent applicable;

(f)	a “lease” includes a contratto di locazione or comodato;

(g)a “matured obligation” or an “obligation being due” includes any credito liquido ed esigibile and credito scaduto;

(h)“security” or “lien” includes any pegno, ipoteca, privilegio speciale (including the privilegio speciale created pursuant to Article 46 of the Italian Banking Law, as amended from time to time), cessione del credito in garanzia and any other diritto reale di garanzia or other transactions having the same effect as each of the foregoing;

(i)a reference to “financial assistance” means unlawful financial assistance within the meaning of articles 2358 and/or 2474 of the Italian Civil Code as applicable;

(j)	a “limited liability company” means società a responsabilità limitata;
(k)	a “joint stock company” means società per azioni;

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(l)	an “attachment” includes a pignoramento;
(m)	“gross negligence” (or similar expression) shall be construed as the Italian expression colpa grave; and

(n)“wilful misconduct” or “wilful breach” (or similar expressions) shall be construed as the Italian expression dolo.

1.11	Dutch terms

In this Agreement, where it relates to a Dutch person or the context so requires, a reference to:

(a)	The Netherlands means the European part of the Kingdom of the Netherlands and Dutch means in or of The Netherlands;
(b)	works council means each works council (ondernemingsraad) or central or group works council (centrale of groeps ondernemingsraad) having jurisdiction over that person;
(c)

a necessary action to authorise includes any action required to comply with the Works Councils Act of The Netherlands (Wet op de ondernemingsraden), followed by a neutral or positive advice (advies) from the works council of that person which, if conditional, contains conditions which can reasonably be complied with and would not cause and are not reasonably likely to cause a breach of any term of any Transaction Document;

(d)

constitutional documents means the articles of association (statuten) and deed of incorporation (akte van oprichting) and an up-to-date extract of registration of the Trade Register of the Dutch Chamber of Commerce;

(e)

a security interest or security includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), right of retention (recht van retentie), right to reclaim goods (recht van reclame) and any right in rem (beperkt recht) created for the purpose of granting security (goederenrechtelijke zekerheid);

(f)	a winding-up, liquidation, administration or dissolution includes declared bankrupt (failliet verklaard) or dissolved (ontbonden);
(g)	a moratorium includes surseance van betaling and a moratorium is declared includes surseance verleend;
(h)	any procedure or step taken in connection with insolvency proceedings includes that person having filed a notice under Section 36 of the Tax Collection Act of The Netherlands (Invorderingswet 1990);
(i)

a liquidator, trustee in bankruptcy, receiver, administrative receiver, administrator, compulsory manager or other similar officer includes a curator or a beoogd curator, a (stille) bewindvoerder, a beoogd bewindvoerder, a herstructureringsdeskundige or an observator;

(j)

a reorganisation in the context of insolvency or insolvency proceedings includes statutory proceedings for the restructuring of debt (akkoordprocedure) under the Dutch Bankruptcy Act (Faillissementswet);

(k)	a composition includes an akkoord within the meaning the Dutch Bankruptcy Act (Faillissementswet); and

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(l)	an attachment includes a beslag.
2.	THE FACILITIES
2.1	The Facilities
(a)	Subject to the terms of this Agreement, the Lenders make available to the Company, a Base Currency term loan amortising facility in an aggregate amount equal to the Total Facility A Commitments .
(b)

Subject to the terms of this Agreement, if and to the extent the offers received by potential lenders in the context of the syndication of Facility A as per the syndication letter signed on 26 July 2024 between the Arrangers and the Company (as from time to time amended and supplemented) exceed the threshold for successful general syndication set forth thereunder, the Lenders undertake to use their best efforts to arrange, for the benefit of the Original Revolving Facility Borrowers, a multicurrency revolving credit facility in an aggregate amount the Base Currency Amount of which shall be up to €50,000,000, provided that (i) the facility so established shall be deemed to be the “Original Revolving Facility” for the purposes of this Agreement, (ii) the Original Revolving Facility shall be established in accordance with the procedures set out in Clause 2.5 (Additional Facilities) but, for the avoidance of doubt, disapplying the provisions and requirements set out in sub-paragraphs from (i) to (xi) of paragraph (a) of Clause 2.5 (Additional Facilities), and (iii) starting from the relevant Additional Facility Commencement Date, the Original Revolving Facility Commitment shall be equal to the aggregate committed amount set out in the relevant Additional Facility Notice.

(c)

Subject to the terms of this Agreement and the Ancillary Documents, an Ancillary Lender, Fronted Ancillary Lender or Fronting Ancillary Lender (as the case may be) may make available an Ancillary Facility or a Fronted Ancillary Facility (as the case may be) to the Borrower (or an Affiliate of the Borrower) in place of all or part of its Revolving Facility Commitment.

2.2	Finance Parties’ rights and obligations
(a)

The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)

The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.
2.3	Obligors’ Agent
(a)

To the extent permitted under any applicable law, the Parent and each Obligor (other than the Company) by its execution of this Agreement or an Accession Deed irrevocably (to the extent permitted by law) appoints the Company (acting through one or more authorised signatories) to act on its behalf as its agent and attorney in fact (and, in relation to the Parent and each Italian Obligor, as its agent with representative power (mandatario con potere di rappresentanza) with express consent pursuant to Articles

86

1394 and 1395 of the Italian Civil Code) in relation to the Finance Documents and irrevocably (to the extent permitted by applicable law) authorises:

(i)

the Company on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including, in the case of a Borrower, Utilisation Requests), to execute on its behalf any document, notices and instructions to make such agreements and to effect the relevant amendments, supplements, extensions, restatements, ratifications, releases and any other variations capable of being given, made or effected by the Parent or any Obligor notwithstanding that they may affect the Parent or that Obligor, together with any other incidental rights, powers, authorities and discretions; and

(ii)	each Finance Party to give any notice, demand or other communication to the Parent or that Obligor pursuant to the Finance Documents to the Company,

and in each case the Parent and that Obligor shall be bound as though the Parent or that Obligor, as applicable, itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)

Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of the Parent or another Obligor or in connection with any Finance Document (whether or not known to the Parent or any other Obligor and, in such latter case, whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on the Parent or that Obligor as if it had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any notices or other communications of the Parent or any other Obligor, those of the Obligors’ Agent shall prevail.

2.4	Increase
(a)	The Company may by giving prior notice to the Agent after the effective date of a cancellation of:
(i)	the Available Commitments of a Defaulting Lender in accordance with Clause

11.7 (Right of cancellation in relation to a Defaulting Lender); or

(ii)	the Commitments of a Lender in accordance with:
(A)	Clause 11.1 (Illegality); or
(B)	paragraph (a) of Clause 11.6 (Right of cancellation and repayment in relation to a single Lender or Issuing Bank),

request that the Commitments relating to any Facility be increased (and the Commitments relating to that Facility shall be so increased) in an aggregate amount in the Base Currency of up to the amount of the Available Commitments or Commitments relating to that Facility so cancelled as follows:

(1)	the increased Commitments will be assumed by one or more Eligible Institutions (each an “Increase Lender”) and each of which confirms in writing (whether in the relevant Increase

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Confirmation or otherwise) its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender in respect of those Commitments;

(2)

each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender in respect of that part of the increased Commitments which it is to assume;

(3)

each Increase Lender shall become a Party as a Lender and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender in respect of that part of the increased Commitments which it is to assume;

(4)	the Commitments of the other Lenders shall continue in full force and effect; and
(5)

any increase in the Commitments relating to a Facility shall take effect on the date specified by the Company in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.

(b)	An increase in the Commitments relating to a Facility will only be effective on:
(i)	the execution by the Agent of an Increase Confirmation from the relevant Increase Lender;
(ii)	in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase:
(A)	the Increase Lender entering into the documentation required for it to accede as a party to the Intercreditor Agreement; and
(B)

the Agent being satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender. The Agent shall promptly notify the Company, the Increase Lender and the Issuing Bank upon being so satisfied; and

(iii)	in the case of an increase in the Total Revolving Facilities Commitments, the Issuing Bank consenting to that increase.
(c)

Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective and that it is bound by that decision to the same extent as it would have been had it been an Original Lender.

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(d)

The Company shall promptly on demand pay the Agent and the Security Agent the amount of all costs and expenses (including legal fees) reasonably incurred by either of them and, in the case of the Security Agent, by any Receiver or Delegate in connection with any increase in Commitments under this Clause 2.4.

(e)

The Increase Lender shall, on the date upon which the increase takes effect, pay to the Agent (for its own account) a fee in an amount equal to the fee which would be payable under Clause 29.4 (Assignment or transfer fee) if the increase was a transfer pursuant to Clause 29.6 (Procedure for Transfer) and if the Increase Lender was a New Lender.

(f)	The Company may pay to the Increase Lender (or procure payment of) a fee in the amount and at the times agreed between the Company and the Increase Lender in a Fee Letter.
(g)	Clause 29.5 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.4 in relation to an Increase Lender as if references in that Clause to:
(i)	an Existing Lender were references to all the Lenders immediately prior to the relevant increase;
(ii)	the New Lender were references to that Increase Lender; and
(iii)	a re-transfer and re-assignment were references to respectively a transfer and assignment.
(h)

Neither the Agent nor any Lender shall have any obligation to find an Increase Lender and in no event shall any Lender whose Commitment is replaced by an Increase Lender be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents.

2.5	Additional Facilities
(a)

Subject to the provisions of this Clause 2.5, the Company may at any time and from time to time following the Closing Date by giving not less than three (3) Business Days’ notice (or such shorter period as may be agreed between the Company and the Agent),

(i) increase the amount of any of the Facilities and/or (ii) add one or more Additional Facility(ies), in each case with no other consent required other than the consent of the Additional Facility Lenders who commit to provide the Additional Facility (and, for the avoidance of doubt, the existing Lenders shall have no right to match in respect thereof, save in relation to amortising Additional Facilities, as set out in limb (xi) below) by delivering to the Agent an Additional Facility Notice (and the Agent will forward a copy thereof to each Lender), provided that:

(i)	the purpose of an Additional Facility shall be as agreed with the relevant Additional Facility Lenders;
(ii)

(subject to any applicable Agreed Certain Funds Period) no Major Event of Default is continuing on the date of the Additional Facility Notice in respect of that Additional Facility or would occur as a result of that Additional Facility being committed;

(iii)

after giving pro forma effect to the borrowing, issuance or incurrence of the principal or equivalent amount of the proposed Additional Facility (including any Pro-Forma Adjustments in respect of any proposed acquisition but for the avoidance of doubt, excluding the cash proceeds of such Additional Facility) as

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if drawn in full on the date of establishment, the Permitted Indebtedness Cap as at the Applicable Test Date would not be exceeded;

(iv)

outstandings under an Additional Term Facility shall be bullet on its relevant final maturity date or amortising as agreed between the Company and the relevant existing or potential Additional Facility Lenders and repayment terms of any Additional Revolving Facility shall be the same as those applicable to the Revolving Facility;

(v)	the stated final maturity date of the Additional Facility shall be no earlier than:
(A)	if it is an Additional Term Facility, the Termination Date of Facility A; or
(B)	if it is an Additional Revolving Facility, the Termination Date of the Revolving Facility

(in each case, other than in respect of the initial maturity for a bridge facility or an interim facility (and for the avoidance of doubt, not in respect of the applicable maturity following a conversion date in respect of a bridge facility occurring in respect thereof) in relation to any Financial Indebtedness which would otherwise at such time be permitted under this Agreement to be incurred as Additional Facility);

(vi)

in the case of an amortising Additional Term Facility, the weighted average life of any Additional Facility which amortises shall be equal to or greater than that at that time applicable to Facility A;

(vii)	any prepayment of an Additional Facility shall be made in accordance with Clause 11.10 (Application of prepayments and cancellations);
(viii)

the Additional Facility shall rank pari passu with the Facilities and, subject to the Agreed Security Principles, be guaranteed and secured by the same Guarantors and Security that are guaranteeing and securing the Facilities;

(ix)	the fees and interest rates applicable to an Additional Term Facility shall be determined by the Obligors’ Agent and the relevant Additional Facility Lenders;
(x)

if the Company agrees to terms, covenants or undertakings in respect of an Additional Facility that are more onerous or restrictive on members of the Group than the terms of this Agreement, the other Facilities shall also benefit from such covenants or undertakings; and

(xi)

unless the Lenders have already informed the Company that they are unavailable to provide the proposed Additional Facility(ies), or their pro rata share of such proposed Additional Facility, the Company shall inform each Lender promptly of the pricing and terms of the relevant offer provided by one or more potential Additional Facility Lenders that are not yet Lenders in relation to an amortising Additional Facility (the “Third Party Offer”) and offer each such Lender(s) the right to match the Third Party Offer. The Lender(s) shall have the right but not the obligation to match that Third Party Offer no later than within ten (10) Business Days of receipt of such offer. If one or more Lender matches the pricing and the terms set out in the relevant Third Party Offer, the Company shall implement the Additional Facility with such Lender(s) pro rata to their Commitments. If none of the Lender(s) matches the

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pricing and terms of the Third Party Offer, the Company shall be permitted to implement the Additional Facility with the potential Additional Lenders different from the Lenders in accordance with the pricing and terms of the Third Party Offer. Notwithstanding the provisions of this paragraph (xi), the existing Lenders shall have no right to match in respect to any Additional Facility envisaged to be provided by, or with the direct or indirect guarantee or support of, Cassa Depositi e Prestiti S.p.A., SACE S.p.A. and/or SIMEST Società Italiana per le Imprese all’Estero S.p.A. in any form other than a traditional loan facility financing.

(b)	Each Additional Facility Notice delivered by the Company pursuant to paragraph (a) above shall set out, in each case, as agreed between the Company and the relevant Additional Facility Lenders:
(i)

the amount and currency(ies) of the Additional Term Facility Commitments and/or Additional Revolving Facility Commitments (as applicable) being allocated to each Additional Facility Lender and their available currencies (and in case of an Additional Revolving Facility, whether it is an Ancillary Facility or a Fronted Ancillary Facility);

(ii)	the relevant Availability Period applicable to that Additional Facility;
(iii)	the purpose for which the Additional Facility will be used;
(iv)

any commitment, arrangement, underwriting or equivalent fee to be payable to the persons who commit to provide an Additional Facility (which shall be determined by the Company and the relevant Additional Facility Lenders subject paragraph (a) above);

(v)	any agency fee and security agent fee to be payable to the Agent in respect of that Additional Facility (which shall each be determined by the Company and the Agent);
(vi)	the margin and any margin ratchet to apply to that Additional Facility (which shall each be determined by the Company and the Additional Facility Lenders subject to paragraph (a) above);
(vii)	the Termination Date of such Additional Facility (which shall be determined by the Company and the relevant Additional Facility Lenders subject to paragraph (a) above);
(viii)	the identity of the Additional Facility Borrower(s) under that Additional Facility;
(ix)

the treatment of such Additional Facility Loans for the purposes of Clause 11.10 (Application of mandatory prepayments and cancellations) (which shall be determined by the Company and the relevant Additional Facility Lenders subject to paragraph (a) above);

(x)	any applicable guarantee limitations in accordance with the Agreed Security Principles;
(xi)	the terms of any tax-gross up provision (including any additional gross up baskets) applicable to that Additional Facility;

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(xii)	the terms of any rights that the relevant Additional Facility Lenders may have to waive prepayments under Clause 12.8 (Prepayment Elections); and
(xiii)

the conditions precedent applicable to the availability of the relevant Additional Facility which shall be either (i) the conditions precedent referred to in Clause 4.7 (Utilisations of Original Revolving Facility/Additional Facility during the Agreed Certain Funds Period) (to the extent applicable) or (ii) any other conditions agreed between the Company and the relevant Additional Facility Lenders (including, as the case may be, any certain fund terms).

(c)	Each Additional Facility Notice shall only be valid if:
(i)	it is served on or before the Termination Date of Facility A or, if later, the Termination Date of any Additional Facility then existing; and
(ii)

it is signed by the Company, the relevant Borrower(s) of the Additional Facility and the relevant Additional Facility Lender(s) confirming that the Additional Facility Lenders(s) have agreed to provide such Additional Facility Commitments on the terms of that Additional Facility Notice and this Agreement.

(d)

The Agent and the Security Agent shall (and each Lender hereby authorises it to) enter into any documentation necessary to implement an Additional Facility complying with this Clause 2.5 on behalf of the Finance Parties, including amending the Finance Documents (to include, without limitation, changes to or the taking of Security and changes to or additional intercreditor arrangements) consequential on, incidental to or required to implement or reflect that Additional Facility.

(e)

No consent of any Finance Party is required to establish an Additional Facility (other than the consent of any Finance Party which commits to provide that Additional Facility) and the establishment of an Additional Facility pursuant to this Clause 2.5 shall only become effective:

(i)

upon execution of the Additional Facility Notice by the Company, the relevant Additional Facility Borrower(s) and the relevant Additional Facility Lender(s), and delivery of such executed notice to the Agent;

(ii)	in relation to an Additional Facility Lender which is not already a Lender immediately prior to the establishment of the relevant Additional Facility:
(A)	upon that Additional Facility Lender acceding as a party to this Agreement and the Intercreditor Agreement; and
(B)

the Agent being satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that Additional Facility Lender. The Agent shall promptly notify the Company and the Additional Facility Lender upon being so satisfied.

(f)

Upon the establishment of an Additional Facility pursuant to this paragraph (e), each Additional Facility Lender agrees to make available the Additional Facility Commitments as set out in the relevant Additional Facility Notice.

(g)	Each Obligor confirms (to the extent legally possible):

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(i)	the authority of the Company (also in its capacity as Obligors’ Agent) to agree, implement and establish Additional Facility Commitments in accordance with this Agreement; and
(ii)

that its guarantee and indemnity set out in Clause 23 (Guarantee and Indemnity) (or any applicable Accession Deed or other Finance Document), and all Transaction Security granted by it will, subject only to any applicable limitations on such guarantee and indemnity referred to in Clause 23 (Guarantee and Indemnity), any Accession Deed pursuant to which it became an Obligor, any Additional Facility Notice or the terms of the Transaction Security Documents, (to the extent lawful) extend to include the Additional Facility Loans and any other obligations arising under or in respect of the Additional Facility Commitments.

(h)

Each Finance Party agrees, empowers and irrevocably instructs the Agent and the Security Agent to (and the relevant Obligor shall promptly upon reasonable request by the Agent or the Security Agent in accordance with the Agreed Security Principles) execute any necessary amendments and/or supplements to the Transaction Security Documents and other Finance Documents (including the execution of additional Transaction Security Documents creating lower-ranking Security for the benefit of the Additional Facility Lenders and any related amendments and/or supplements to the Intercreditor Agreement) as may be required in order to reflect the terms of the Additional Facility and to ensure that any Additional Facility Loans rank as contemplated by paragraph (a)(viii) above and that the Transaction Security granted over any assets purchased with the proceeds of any Additional Facility Loans is shared with the Finance Parties (to the extent lawful) on the basis contemplated by the Intercreditor Agreement.

(i)

Each Finance Party agrees, empowers and irrevocably instructs the Agent and the Security Agent to execute any necessary amendments and/or supplements to the Finance Documents as may be required (and agreed with the Company) in order to (i) incorporate the appropriate provisions for any Additional Facility Loans in such Finance Document and (ii) amend Clause 18 (Tax Gross Up and Indemnities) on the terms agreed in writing between the Company and the relevant Additional Facility Lender to the extent applicable to the relevant Additional Facility. If the Additional Facility Loans are Additional Revolving Facility Loans to be utilised as Letter of Credits in respect of which the Issuing Bank will be the issuing bank, any amendments which relate to the rights or obligations of the Issuing Bank shall also require the consent of the Issuing Bank.

3.	PURPOSE
3.1	Purpose
(a)

The Company shall apply all amounts drawn under Facility A in or towards, directly or indirectly (including by way of on-lending to, or investment in, any other member of the Group (including the Target Group)):

(i)

refinance, replace, cash collateralise, back-stop, acquire or otherwise discharge indebtedness of the Company and/or the Target Group and pay any broken funding costs, redemption premia, make-whole amounts and any other fees, costs and expenses payable in connection therewith;

(ii)	finance or refinance the consideration paid or payable for the Acquisition or in connection therewith, including any purchase price related adjustments

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(however structured) and any other amounts required to be paid under the terms of the Acquisition Documents;

(iii)	finance or refinance other related amounts, including fees, costs and expenses (including hedging costs and taxes);
(iv)	any other purpose contemplated by the Funds Flow Statement or otherwise arising in connection with the Transaction; and/or
(v)

up to a maximum amount of EUR 30,000,000, financing, refinancing funding, refunding or prefunding general corporate purposes (including, for the avoidance of doubt, capital expenditure, restructurings, acquisitions, investments and joint ventures) and/or working capital requirements of the Group (including, for the avoidance of doubt, as cash over-funding).

(b)

Each Original Revolving Facility Borrower shall apply any amounts drawn under the Original Revolving Facility in or towards, directly or indirectly (including by way of on-lending to, or investment in, any other member of the Group or the relevant target group):

(i)

finance or refinance any capital expenditure, any permitted acquisitions (including any earn-out, contingent or deferred payments or historical transactions (for the avoidance of doubt, including any earn-out related to the Acquisition)), any investments and/or joint ventures, restructurings (and related expenditure), carve-out costs, group initiatives and/or reorganisation requirements of the Group, together with any related fees, costs and expenses (including taxes);

(ii)

refinance, replace, cash collateralise, back-stop, acquire or otherwise discharge indebtedness of any target (or target group) and pay any broken funding costs, redemption premia, make-whole amounts and any other fees, costs and expenses payable in connection therewith;

(iii)	any other purpose contemplated by the Funds Flow Statement;
(iv)	finance or refinance other related amounts, including fees, costs and expenses (including hedging costs and taxes); and/or
(v)

financing, refinancing funding, refunding or prefunding general corporate purposes (including, for the avoidance of doubt, capital expenditure, restructurings, acquisitions, investments and joint ventures) and/or working capital requirements of the Group (including, for the avoidance of doubt, as cash over-funding).

(c)

Each Additional Facility Borrower shall apply all amounts borrowed by it under an Additional Facility towards the purposes specified in the Additional Facility Notice relating to the relevant Additional Facility Commitments.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION
4.1	Initial Conditions Precedent

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(a)

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to the first Utilisation if on or before the Utilisation Date for that Utilisation the Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions Precedent to First Utilisation) in form and substance satisfactory to the Agent (on the instructions of the Majority Lenders acting reasonably) or receipt of such documents and evidence has been waived by the Agent acting on the instructions of the Majority Lenders.

(b)

The Agent shall notify the Company and the Lenders promptly upon being so satisfied following the receipt of the documents and evidence listed in Schedule 2 (Conditions Precedent to First Utilisation).

(c)	The Lenders authorise (and instruct) the Agent to give such notifications. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notifications.
(d)

Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Further conditions precedent

Subject to Clause 4.1 (Initial Conditions Precedent), the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to a Utilisation other than one to which Clause 4.6 (Utilisations during the Certain Funds Period) or Clause 4.7 (Utilisations of Original Revolving Facility/Additional Facility during the Agreed Certain Funds Period) applies, if:

(a)	in the case of Facility A:
(i)	no Event of Default is continuing or would result from the proposed Utilisation; and
(ii)	the representations to be made by each Obligor under Clause 24 (Representations) are true in all material respects;
(b)	on the date of the Utilisation Request and on the proposed Utilisation Date:
(i)	in the case of a Rollover Loan, no Declared Default has occurred and is continuing; and
(ii)	in the case of any other Utilisation, no Event of Default is continuing or would result from the proposed Utilisation;
(c)

(in the case of a Loan that is not a Rollover Loan), on the date of the Utilisation Request and on the proposed Utilisation Date, the Repeating Representations to be made by each Obligor, are true (in all material respects).

4.3	Conditions precedent for the sole benefit of the Lenders

The conditions precedent provided for in Clause 4.1 (Initial Conditions Precedent) and Clause

4.2 (Further conditions precedent) are stipulated for the sole benefit of the Lenders.

4.4	Conditions relating to Optional Currencies

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(a)	A currency will constitute an Optional Currency for a Original Revolving Utilisation if it is:

(i)

(A)	US Dollars; or
(B)	any other currency which has been approved by the Company and all the Lenders under the relevant Facility (each acting reasonably and in good faith); and

(ii)  readily available in the amount required and freely convertible into the Base Currency in the Relevant Market on the Quotation Day and the Utilisation Date for that Utilisation.

(b)	If the Agent has received a written request from the Company for a currency to be approved under paragraph (a)(i)(B) above, the Agent will confirm to the Company by the Specified Time:
(i)	whether or not the Lenders have granted their approval; and
(ii)	if approval has been granted, the minimum amount for any subsequent Utilisation in that currency.
4.5	Maximum number of Utilisations
(a)	Unless otherwise agreed by the Agent, no member of the Group may deliver a Utilisation Request if as a result of the proposed Utilisation:
(i)	more than two (2) Facility A Loans would be outstanding (subject to paragraph (b) below); or
(ii)	more than two (2) Original Revolving Facility Loans would be requested in the same Month; or
(iii)	more than fifteen (15) Original Revolving Facility Loans would be outstanding.
(b)	Any Loan made by a single Lender under Clause 8.2 (Unavailability of a currency) shall not be taken into account in this Clause 4.5.
(c)	Any Separate Loan shall not be taken into account in this Clause 4.5.
4.6	Utilisations during the Certain Funds Period
(a)

Subject to Clause 4.1 (Initial Conditions Precedent) and paragraph (b) below, and notwithstanding any other provisions in the Finance Documents, during the Certain Funds Period, the Lenders under the relevant Facility will only be obliged to comply with Clause 5.4 (Lenders’ participation) and Clause 6.5 (Issue of Letters of Credit) in relation to a Certain Funds Utilisation if, on the date of the Utilisation Request and on the proposed Utilisation Date:

(i)	no Major Default has occurred and is continuing or would result from the making of the Certain Funds Utilisation;
(ii)	there has not been a Change of Control;

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(iii)

with respect to the Company only (and excluding any procurement obligations on the part of the Company), the Major Representations are true (in all material respects, but only if not already subject to a materiality qualification in the relevant representations and warranties); and

(iv)

it is not illegal or contrary to applicable law for a Lender to fund its participation in the Certain Funds Utilisations in accordance with Clause 11.1 (Illegality) (provided that in the event it is illegal for a Lender to fund its participation in the Certain Funds Utilisations, this shall not release other Lenders from their obligation to comply with Clause 5.4 (Lenders’ participation) in relation to their respective participation in a Certain Funds Utilisation).

(b)

During the Certain Funds Period, save in circumstances where, pursuant to paragraph (a) above, a Lender is not obliged to comply with Clause 5.4 (Lenders’ participation) and Clause 6.5 (Issue of Letters of Credit) and subject as provided in Clause 11.1 (Illegality) and Clause 11.8 (Mandatory Prepayment on Exit), a Finance Party will not be entitled to exercise any of its rights under the Finance Documents, including (but not limited to) any right to:

(i)	refuse to participate in or make available or advance any Certain Funds Utilisation;
(ii)	cancel a Commitment to the extent to do so would prevent or limit the making of any Certain Funds Utilisation;
(iii)

exercise any right of rescission, termination, cancellation, set-off or counterclaim, or similar right or remedy, or make or enforce any claim under the Finance Documents it may have to the extent to do so would prevent or limit the making of any Certain Funds Utilisation; or

(iv)

cancel, accelerate or cause repayment or prepayment of any amounts owing under any Finance Documents or seek to exercise any right or remedy under the Transaction Security to the extent to do so would prevent or limit the making of any Certain Funds Utilisation, provided that, immediately upon the expiry of the Certain Funds Period, all such rights, remedies and entitlements shall be available to the Finance Parties notwithstanding that they may not have been used or been available for use during the Certain Funds Period and further provided that this does not affect the rights of any Finance Party in respect of any outstanding Default upon expiry of the Certain Funds Period irrespective of whether that Default occurred during the Certain Funds Period or not.

4.7	Utilisations of Original Revolving Facility/Additional Facility during the Agreed Certain Funds Period
(a)

Subject to Clause 4.1 (Initial Conditions Precedent) and paragraph (b) below, and notwithstanding any other provisions in the Finance Documents, during the Agreed Certain Funds Period, the Original Revolving Facility Lenders or Additional Facility Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) and Clause 6.5 (Issue of Letters of Credit) in relation to an Agreed Certain Funds Utilisation if:

(i)

the Company and each of the relevant Additional Facility Lenders shall agree and notify in writing to the Agent at least three (3) Business Days (or such shorter period agreed by the Company and the Agent) prior to the date of the Utilisation Request the period and other terms or conditions (if any) for which

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the relevant Additional Facility shall be made available on a “certain funds basis” for a specified purpose in connection with a Permitted Acquisition, Permitted Joint Venture or as otherwise agreed by each of the relevant Additional Facility Lenders; and

(ii)	on the date of the Utilisation Request and on the proposed Utilisation Date:
(A)	no Major Default has occurred and is continuing or would result from the making of the Agreed Certain Funds Utilisation;
(B)	there has not been a Change of Control;
(C)

with respect to the Agreed Certain Funds Obligors only (and excluding any procurement obligations on the part of the Agreed Certain Funds Obligors), the Major Representations are true (in all material respects, but only if not already subject to a materiality qualification in the relevant representations and warranties); and

(D)

it is not illegal or contrary to applicable law for a Lender to fund its participation in the Agreed Certain Funds Utilisations in accordance with Clause 11.1 (Illegality) (provided that in the event it is illegal for the relevant Original Revolving Facility Lender or Additional Facility Lender to fund its participation in the Agreed Certain Funds Utilisations, this shall not release other relevant Original Revolving Facility Lenders or Additional Facility Lenders from their obligation to comply with Clause 5.4 (Lenders’ participation) in relation to an Agreed Certain Funds Utilisation).

(b)

During the Agreed Certain Funds Period, save in circumstances where, pursuant to paragraph (a) above, an Original Revolving Facility Lender or Additional Facility Lender is not obliged to comply with Clause 5.4 (Lenders’ participation) and Clause

6.5 (Issue of Letters of Credit) and subject as provided in Clause 11.1 (Illegality) and Clause 11.8 (Mandatory Prepayment on Exit), a Finance Party will not be entitled to exercise any of its rights under the Finance Documents, including (but not limited to) any right to:

(i)	refuse to participate in or make available or advance any Agreed Certain Funds Utilisation;
(ii)	cancel a Commitment to the extent to do so would prevent or limit the making of any Agreed Certain Funds Utilisation;
(iii)

exercise any right of rescission, termination, cancellation, set-off or counterclaim, or similar right or remedy, or make or enforce any claim under the Finance Documents it may have to the extent to do so would prevent or limit the making of any Agreed Certain Funds Utilisation; or

(iv)

cancel, accelerate or cause repayment or prepayment of any amounts owing under any Finance Documents or seek to exercise any right or remedy under the Transaction Security to the extent to do so would prevent or limit the making of any Agreed Certain Funds Utilisation, provided that, immediately upon the expiry of the Agreed Certain Funds Period, all such rights, remedies and entitlements shall be available to the Finance Parties notwithstanding that they may not have been used or been available for use during the Agreed Certain Funds Period and further provided that this does not affect the rights of

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any Finance Party in respect of any outstanding Default upon expiry of the Agreed Certain Funds Period irrespective of whether that Default occurred during the Agreed Certain Funds Period or not.

5.	UTILISATION - LOANS
5.1	Delivery of a Utilisation Request

A Borrower may utilise a Facility by delivery (by it or the Company on its behalf) to the Agent of a duly completed Utilisation Request not later than the Specified Time (or such later time as the Agent (acting upon instructions of the Majority Lenders) may agree).

5.2	Completion of a Utilisation Request for Loans
(a)	Each Utilisation Request for a Loan is irrevocable and will not be regarded as having been duly completed unless:
(i)	it identifies the relevant Borrower (including any Borrower that will become an Additional Borrower on the proposed Utilisation Date (as applicable)) and the Facility to be utilised;
(ii)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;
(iii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and
(iv)	the proposed Interest Period complies with Clause 15 (Interest Periods).
(b)	Multiple Utilisations may be requested in a Utilisation Request where the proposed Utilisation Date is the Closing Date. Only one Utilisation may be requested in each subsequent Utilisation Request.
(c)

The first Utilisation Request may specify the details of any Ancillary Facility, Fronted Ancillary Facility and Ancillary Document which the Company and the relevant Lenders have agreed shall become an Ancillary Facility, Fronted Ancillary Facility and Ancillary Document for the purposes of this Agreement. From the first Utilisation Date, any such Ancillary Facility, Fronted Ancillary Facility and Ancillary Document shall be deemed to be an Ancillary Facility, Fronted Ancillary Facility and Ancillary Document under this Agreement.

5.3	Currency and amount
(a)	The currency specified in a Utilisation Request must be:
(i)	in relation to the Facility A, the Base Currency; and
(ii)	in relation to the Original Revolving Facility, the Base Currency or any Optional Currency.
(b)

Unless otherwise agreed by the Agent, (i) the amount of the proposed Utilisation of the Facility A must be an amount at least equal to EUR 500,000 and integral multiples of EUR 100,000 in excess of such amount or, if less, the Available Facility, and (ii) the amount of the proposed Utilisation of the Original Revolving Facility must be:

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(i)	if the currency selected is the Base Currency, an amount at least equal to EUR 500,000 and integral multiples of EUR 100,000 in excess of such amount or, if less, the Available Facility;
(ii)

if the currency selected is an Optional Currency pursuant to paragraph (a)(i)(A) of Clause 4.4 (Conditions relating to Optional Currencies), an amount at least equal to the equivalent in that currency of EUR 500,000 and integral multiples of EUR 100,000 in excess of such amount or, if less, the Available Facility;

(iii)

if the currency selected is an Optional Currency pursuant to paragraph (a)(i)(B) of Clause 4.4 (Conditions relating to Optional Currencies), the minimum amount specified by the Agent pursuant to paragraph (b)(ii) of Clause 4.4 (Conditions relating to Optional Currencies) or, if less, the Available Facility.

(c)

In relation to an Additional Facility, the amount of the proposed Utilisation thereof must be in the minimum amount agreed by the Company, the Agent and the relevant Additional Facility Lenders in respect of that Additional Facility.

5.4	Lenders’ participation
(a)

If the conditions set out in this Agreement have been met, and subject to Clause 10.2 (Repayment of Revolving Facility Lenders), each Lender which has a Commitment under the relevant Facility will make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)

Other than as set out in paragraph (c) below, the amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)

If a Utilisation under any Revolving Facility is made to repay Ancillary Outstandings in respect of such Revolving Facility, each Lender’s participation in that Utilisation will be in an amount (as determined by the Agent) which will result as nearly as possible in the aggregate amount of its participation in the Utilisations under such Revolving Facility then outstanding bearing the same proportion to the aggregate amount of the Utilisations under such Revolving Facility then outstanding as its Revolving Facility Commitment in that Revolving Facility bears to the Total Revolving Facility Commitments in relation to that Revolving Facility.

(d)

The Agent shall determine the Base Currency Amount of each Revolving Facility Loan or applicable Term Loan which is to be made in an Optional Currency and notify each Lender of the amount, currency and the Base Currency Amount of each Loan, the amount of its participation in that Loan and, if different, the amount of that participation to be made available in accordance with Clause 34.1 (Payments to Finance Parties) by the Specified Time.

5.5	Limitations on Utilisations
(a)	The Facility A may only be utilised during the Certain Funds Period.
(b)

The Original Revolving Facility shall not be utilised unless the Facility A has been utilised (but, for the avoidance of doubt, the Original Revolving Facility may be utilised contemporaneously with the Facility A).

(c)

No Additional Facility Loan shall be made on the Closing Date and an Additional Facility will not be utilised unless the Facility A has been utilised (but, for the avoidance of doubt, an Additional Facility may be utilised contemporaneously with Facility A).

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5.6	Cancellation of Commitments
(a)	The Facility A Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for Facility A.
(b)

The Original Revolving Facility Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for the Original Revolving Facility or, if the Closing Date has not occurred prior to the end of the Certain Funds Period in respect of Facility A, at the end of the Certain Funds Period in respect of Facility A.

(c)	Any Additional Facility Commitment which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for that Additional Facility.
5.7	Clean down

There shall be no clean down requirements in respect of the Original Revolving Facility or any Additional Revolving Facility under this Agreement.

6.	UTILISATION - LETTERS OF CREDIT
6.1	Revolving Facilities
(a)

The Original Revolving Facility may be utilised by way of Letters of Credit and, subject to the terms of any Additional Facility Notice, any related Additional Revolving Facility may also be utilised by way of Letters of Credit.

(b)	Other than Clause 5.5 (Limitations on Utilisations) and Clause 5.6 (Cancellation of Commitments), Clause 5 (Utilisation - Loans) does not apply to Utilisations by way of Letters of Credit.
(c)

In determining the amount of the Available Facility and a Lender’s L/C Proportion of a proposed Letter of Credit for the purposes of this Agreement the Available Commitment of a Lender will be calculated ignoring any cash cover provided for outstanding Letters of Credit.

6.2	Delivery of a Utilisation Request for Letters of Credit

A Borrower under the Original Revolving Facility or, if applicable, under an Additional Revolving Facility may request a Letter of Credit to be issued by delivery (by it or the Company on its behalf) to the Agent of a duly completed Utilisation Request not later than the Specified Time.

6.3	Completion of a Utilisation Request for Letters of Credit

Each Utilisation Request for a Letter of Credit is irrevocable and will not be regarded as having been duly completed unless:

(a)	it specifies that it is for a Letter of Credit;
(b)	it identifies which of the Original Revolving Facility or Additional Revolving Facility is intended to be utilised for the purpose of that Letter of Credit (if applicable);
(c)

it identifies the Borrower of the Letter of Credit and (if not the Borrower) the member of the Group in respect of which the Letter of Credit is to be issued (provided that the Borrower remains liable for payment of claims under the Letter of Credit);

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(d)	it identifies the Issuing Bank which has agreed to issue the Letter of Credit;
(e)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to the Original Revolving Facility or the relevant Additional Revolving Facility (as applicable);
(f)	the currency and amount of the Letter of Credit comply with Clause 6.4 (Currency and amount);
(g)	the form of Letter of Credit is attached;
(h)

the Expiry Date of the Letter of Credit falls on or before the Termination Date in relation to the Original Revolving Facility or the relevant Additional Revolving Facility (as applicable) provided that the Expiry Date may fall after such Termination Date if the relevant Borrower has provided cash cover or (in the case only of an Issuing Bank other than the original Issuing Bank unless the original Issuing Bank otherwise agrees) procures that a back-to-back bank guarantee acceptable to the relevant Issuing Bank (acting reasonably) be issued in favour of the Issuing Bank for that Letter of Credit for the period from such Termination Date to (and including) the Expiry Date of the relevant Letter of Credit;

(i)	the delivery instructions for the Letter of Credit are specified; and
(j)	the identity of the beneficiary of the Letter of Credit is approved by the Issuing Bank (acting reasonably).
6.4	Currency and amount
(a)	The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.
(b)	The amount of the proposed Letter of Credit must be an amount whose Base Currency Amount is not more than the Available Facility and which is:
(i)	in relation to the Original Revolving Facility:
(A)	if the currency selected is the Base Currency, an amount equal to at least EUR 500,000 and integral multiples of EUR 100,000 in excess of such amount, or, if less, the Available Facility; or
(B)

if the currency selected is an Optional Currency pursuant to paragraph (a)(i)(A) of Clause 4.4 (Conditions relating to Optional Currencies), an amount at least equal to the equivalent in that currency of EUR 500,000 and integral multiples of EUR 100,000 in excess of such amount or, if less, the Available Facility; or

(C)

if the currency selected is an Optional Currency pursuant to paragraph (a)(i)(B) of Clause 4.4 (Conditions relating to Optional Currencies), the minimum amount specified by the Agent pursuant to paragraph (b)(ii) of Clause 4.4 (Conditions relating to Optional Currencies) or, if less, the Available Facility; or

(ii)

in relation to an Additional Revolving Facility, the minimum amount agreed between the Borrower(s) under that Additional Revolving Facility, the Agent and the relevant Additional Revolving Facility Lender(s).

6.5	Issue of Letters of Credit

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(a)	If the conditions set out in this Agreement have been met, the Issuing Bank shall issue the Letter of Credit on the Utilisation Date.
(b)

Subject to Clause 4.1 (Initial Conditions Precedent), the Issuing Bank will only be obliged to comply with paragraph (a) above in relation to a Letter of Credit (other than one to which Clause 4.6 (Utilisations during the Certain Funds) or Clause 4.7 (Utilisations of Original Revolving Facility/Additional Facility during the Agreed Certain Funds Period) applies), if on the date of the Utilisation Request or Renewal Request and on the proposed Utilisation Date:

(i)	in the case of a Letter of Credit to be renewed in accordance with Clause 6.6 (Renewal of a Letter of Credit) no Declared Default has occurred and is continuing;
(ii)	in the case of any other Letter of Credit, no Event of Default is continuing or would result from the proposed Utilisation; and
(iii)	in relation to any Letter of Credit (other than a Renewal Request) to be issued after the Closing Date, the Repeating Representations to be made by each Obligor are true (in all material respects).
(c)	The amount of each Lender’s participation in each Letter of Credit will be equal to its L/C Proportion.
(d)

The Agent shall determine the Base Currency Amount of each Letter of Credit which is to be issued in an Optional Currency and shall notify the Issuing Bank and each Lender of the details of the requested Letter of Credit and its participation in that Letter of Credit by the Specified Time.

(e)

The Issuing Bank has no duty to enquire of any person whether or not any of the conditions set out in paragraph (b) above have been met. The Issuing Bank may assume that those conditions have been met unless it is expressly notified to the contrary by the Agent. The Issuing Bank will have no liability to any person for issuing a Letter of Credit based on such assumption.

(f)	The Issuing Bank is solely responsible for the form of the Letter of Credit that it issues. The Agent has no duty to monitor the form of that document.
(g)

Subject to paragraph (i) of Clause 32.7 (Rights and discretions), each of the Issuing Bank and the Agent shall provide the other with any information reasonably requested by the other that relates to a Letter of Credit and its issue.

(h)	The Issuing Bank may issue a Letter of Credit in the form of a SWIFT message or other form of communication customary in the relevant market.
6.6	Renewal of a Letter of Credit
(a)

A Borrower (or the Company on its behalf) may request that any Letter of Credit issued on behalf of that Borrower be renewed by delivery to the Agent of a Renewal Request in substantially similar form to a Utilisation Request for a Letter of Credit by the Specified Time.

(b)

The Finance Parties shall treat any Renewal Request in the same way as a Utilisation Request for a Letter of Credit except that the condition set out in paragraph (g) of Clause 6.3 (Completion of a Utilisation Request for Letters of Credit) shall not apply.

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(c)	The terms of each renewed Letter of Credit shall be the same as those of the relevant Letter of Credit immediately prior to its renewal, except that:
(i)	its amount may be less than the amount of the Letter of Credit immediately prior to its renewal; and
(ii)	its Term shall start on the date which was the Expiry Date of the Letter of Credit immediately prior to its renewal, and shall end on the proposed Expiry Date specified in the Renewal Request.
(d)	Subject to paragraph (e) below, if the conditions set out in this Agreement have been met, the Issuing Bank shall amend and re-issue any Letter of Credit pursuant to a Renewal Request.
(e)

Where a new Letter of Credit is to be issued to replace by way of renewal an existing Letter of Credit, the Issuing Bank is not required to issue that new Letter of Credit until the Letter of Credit being replaced has been returned to the Issuing Bank or the Issuing Bank is satisfied either that it will be returned to it or that no liability can arise under the existing Letter of Credit.

6.7	Reduction of a Letter of Credit
(a)

If, on the proposed Utilisation Date of a Letter of Credit, any of the Lenders under the Original Revolving Facility or the Additional Revolving Facility (as applicable) is a Non-Acceptable L/C Lender and:

(i)	that Lender has failed to provide cash collateral to the Issuing Bank in accordance with Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover); and
(ii)

the Borrower of that proposed Letter of Credit has not exercised its right to provide cash cover to the Issuing Bank in accordance with paragraph (g) of Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover), the Issuing Bank may reduce the amount of that Letter of Credit by an amount equal to the amount of the participation of that Non-Acceptable L/C Lender in respect of that Letter of Credit and that Non-Acceptable L/C Lender shall be deemed not to have any participation (or obligation to indemnify the Issuing Bank) in respect of that Letter of Credit for the purposes of the Finance Documents.

(b)	The Issuing Bank shall promptly notify the Agent and the Company of each reduction made pursuant to this Clause 6.7.
(c)	This Clause 6.7 shall not affect the participation of each other Lender in that Letter of Credit.
6.8	Revaluation of Letters of Credit
(a)

If any Letter of Credit is denominated in an Optional Currency, the Agent will, at 12 month intervals commencing on the first anniversary of the date of issue of such Letter of Credit recalculate the Base Currency Amount of such Letter of Credit by notionally converting into the Base Currency the outstanding amount of that Letter of Credit on the basis of the Agent’s Spot Rate of Exchange on the date of calculation.

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(b)

The Company shall, if requested by the Agent within ten (10) Business Days of any calculation under paragraph (a) above, ensure that within five (5) Business Days sufficient Utilisations are prepaid to prevent the Base Currency Amount of the Utilisations exceeding the Total Original Revolving Facility Commitments (after deducting the total Ancillary Commitments under the Original Revolving Facility) following any adjustment to a Base Currency Amount under paragraph (a) of this Clause 6.8.

6.9	Amendment of Letters of Credit

The Issuing Bank and the relevant Borrower may at any time agree to amend the terms of any Letter of Credit (other than a change to the fee payable in respect of that Letter of Credit pursuant to paragraph (a) of Clause 17.4 (Fees payable in respect of Letters of Credit)) without the consent of the other Finance Parties provided that the terms of such amended Letter of Credit comply with the provisions of this Clause 6 (Utilisation – Letters of Credit) following such amendment.

6.10	Reduction or expiry of Letter of Credit

If the amount of any Letter of Credit is wholly or partially reduced or it is repaid or prepaid or it expires prior to its Expiry Date, the relevant Issuing Bank and the Borrower that requested (or on behalf of which the Company requested) the issue of that Letter of Credit shall promptly notify the Agent of the details upon becoming aware of them.

6.11	Appointment of additional Issuing Banks

Any Lender which has agreed to the Company’s request to be an Issuing Bank pursuant to the terms of this Agreement shall become an Issuing Bank for the purposes of this Agreement upon notifying the Agent and the Company that it has so agreed to be an Issuing Bank and on making that notification that Lender shall become bound by the terms of this Agreement as an Issuing Bank.

7.	LETTERS OF CREDIT
7.1	Immediately payable

If a Letter of Credit or any amount outstanding under a Letter of Credit is expressed to be immediately payable and no claim (as defined in paragraph (a) of Clause 7.2 (Claims under a Letter of Credit)) has been made in respect of that Letter of Credit, the Borrower that requested (or on behalf of which the Company requested) the issue of that Letter of Credit shall repay or prepay that amount immediately.

7.2	Claims under a Letter of Credit
(a)

Each Borrower and each Revolving Facility Lender irrevocably and unconditionally authorises the Issuing Bank to pay any claim made or purported to be made under a Letter of Credit requested by that Borrower (or requested by the Company on its behalf) and which appears on its face to be in order (in this Clause 7, a “claim”).

(b)	Each Borrower shall immediately on demand pay to the Agent for the Issuing Bank an amount equal to the amount of any claim.
(c)	Each Borrower and each Revolving Facility Lender acknowledges that the Issuing Bank:

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(i)	is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and
(ii)	deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.
(d)	The obligations of a Borrower and each Revolving Facility Lender under this Clause 7 will not be affected by:
(i)	the sufficiency, accuracy or genuineness of any claim or any other document; or
(ii)	any incapacity of, or limitation on the powers of, any person signing a claim or other document.
7.3	Indemnities
(a)

Each Borrower shall immediately on demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank’s gross negligence (colpa grave), wilful misconduct (dolo) or breach of any term of the Finance Documents in its capacity as Issuing Bank) in acting as the Issuing Bank under any Letter of Credit requested by (or on behalf of) that Borrower.

(b)

Each Original Revolving Facility Lender and Additional Revolving Facility Lender (as applicable) shall (according to its L/C Proportion) immediately on demand indemnify the Issuing Bank against any cost, loss or liability incurred by that Issuing Bank (otherwise than by reason of that Issuing Bank’s gross negligence (colpa grave), wilful misconduct (dolo) or breach of any term of the Finance Documents in its capacity as Issuing Bank) in acting as the Issuing Bank under any Letter of Credit (unless the relevant Issuing Bank has been reimbursed by an Obligor).

(c)

If any Original Revolving Facility Lender or Additional Revolving Facility Lender (as applicable) is not permitted (by its constitutional documents or any applicable law) to comply with paragraph (b) above, then that Lender will not be obliged to comply with paragraph (b) above and shall instead be deemed to have taken, on the date the Letter of Credit is issued (or if later, on the date the Lender’s participation in the Letter of Credit is transferred or assigned to the Lender in accordance with the terms of this Agreement), an undivided interest and participation in the Letter of Credit in an amount equal to its L/C Proportion of that Letter of Credit. On receipt of demand from the Agent, that Lender shall pay to the Agent (for the account of the Issuing Bank) an amount equal to its L/C Proportion of the amount demanded.

(d)

The Borrower which requested (or on behalf of which the Company requested) a Letter of Credit shall immediately on demand reimburse any Lender for any payment it makes to the Issuing Bank under this Clause 7.3 in respect of that Letter of Credit (otherwise than by reason of that Issuing Bank’s gross negligence (colpa grave), wilful misconduct (dolo) or breach of any term of the Finance Documents in its capacity as Issuing Bank).

(e)

The obligations of each Lender or Borrower under this Clause 7.3 are continuing obligations and will extend to the ultimate balance of sums payable by that Lender or Borrower in respect of any Letter of Credit, regardless of any intermediate payment or discharge in whole or in part.

(f)	If a Borrower has provided cash cover in respect of a Lender’s participation in a Letter of Credit, the Issuing Bank shall seek reimbursement from that cash cover before

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making a demand of that Lender under paragraph (b) above. Any recovery made by an Issuing Bank pursuant to that cash cover will reduce that Lender’s liability under paragraph (b) above.

(g)

The obligations of any Lender or Borrower under this Clause 7.3 will not be affected by any act, omission, matter or thing which, but for this Clause 7.3, would reduce, release or prejudice any of its obligations under this Clause 7.3 (without limitation and whether or not known to it or any other person) including:

(i)	any time, waiver or consent granted to, or composition with, any Obligor, any beneficiary under a Letter of Credit or any other person;
(ii)	the release of any Obligor or any other person under the terms of any composition or arrangement with any creditor or any member of the Group;
(iii)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor, any beneficiary under a Letter of Credit or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor, any beneficiary under a Letter of Credit or any other person;
(v)

any amendment (however fundamental) or replacement of a Finance Document, any Letter of Credit or any other document or security, unless in the case of amendments to a Letter of Credit the relevant Borrower had not provided its consent to such amendment(s);

(vi)

any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Letter of Credit (unless such obligation arose by reason of the relevant Issuing Bank’s gross negligence (colpa grave), wilful misconduct (dolo) or breach of any term of the Finance Documents in its capacity as Issuing Bank) or any other document or security; or

(vii)	any insolvency or similar proceedings.
7.4	Cash collateral by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover
(a)

If, at any time, a Lender under the Original Revolving Facility or an Additional Revolving Facility is a Non-Acceptable L/C Lender, the Issuing Bank may, by notice to that Lender, request that Lender to pay and that Lender shall pay, on or prior to the date falling five (5) Business Days after the request by the Issuing Bank, an amount equal to that Lender’s L/C Proportion of:

(i)	the outstanding amount of a Letter of Credit; or
(ii)	in the case of a proposed Letter of Credit, the amount of the proposed Letter of Credit,

and in the currency of that Letter of Credit to an interest-bearing account held in the name of that Lender with the Issuing Bank.

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(b)

The Non-Acceptable L/C Lender to whom a request has been made in accordance with paragraph (a) above shall enter into a security document or other form of collateral arrangement over the account, in form and substance satisfactory to the Issuing Bank, as collateral for any amounts due and payable under the Finance Documents by that Lender to the Issuing Bank in respect of that Letter of Credit.

(c)

Subject to paragraph (f) below, until no amount is or may be outstanding under that Letter of Credit, withdrawals from such an account may only be made to pay to the Issuing Bank amounts due and payable to it by the Non-Acceptable L/C Lender under the Finance Documents in respect of that Letter of Credit.

(d)	Each Lender under the Original Revolving Facility or an Additional Revolving Facility shall notify the Agent and the Company:
(i)

on the Signing Date or on any later date on which it becomes such a Lender in accordance with Clause 2.4 (Increase), Clause 2.5 (Additional Facilities) or Clause 29 (Changes to the Lenders) whether it is a Non-Acceptable L/C Lender; and

(ii)	as soon as practicable upon becoming aware of the same, that it has become a Non-Acceptable L/C Lender,

and an indication in Schedule 1 (The Original Lenders), in any Lender Accession Agreement in respect of an Additional Revolving Facility Lender, in a Transfer Certificate, in an Assignment Agreement or in an Increase Confirmation to that effect will constitute a notice under paragraph (d)(ii) above to the Agent and, upon delivery in accordance with Clause 29.9 (Copy of Transfer Certificate, Assignment Agreement, Increase Confirmation, Additional Facility Notice or Lender Accession Agreement to the Company), to the Company.

(e)

Any notice received by the Agent pursuant to paragraph (d) above shall constitute notice to the Issuing Bank of that Lender’s status and the Agent shall, upon receiving each such notice, promptly notify the Issuing Bank of that Lender’s status as specified in that notice.

(f)

Notwithstanding paragraph (c) above, a Lender which has provided cash collateral in accordance with this Clause 7.4 may, by notice to the Issuing Bank, request that an amount equal to the amount provided by it as collateral in respect of the relevant Letter of Credit (together with any accrued interest) be returned to it:

(i)

to the extent that such cash collateral has not been applied in satisfaction of any amount due and payable under this Agreement by that Lender to the Issuing Bank in respect of the relevant Letter of Credit;

(ii)	if:
(A)	it ceases to be a Non-Acceptable L/C Lender;
(B)	its obligations in respect of the relevant Letter of Credit are transferred to a New Lender in accordance with the terms of this Agreement; or
(C)	an Increase Lender has agreed to undertake that Lender’s obligations in respect of the relevant Letter of Credit in accordance with the terms of this Agreement; and
(iii)	if no amount is due and payable by that Lender in respect of a Letter of Credit,

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and the Issuing Bank shall pay that amount to the Lender within five (5) Business Days of that Lender’s request (and shall co-operate with the Lender in order to procure that the relevant security or collateral arrangement is released and discharged).

(g)

To the extent that a Non-Acceptable L/C Lender fails to provide cash collateral (or notifies the Issuing Bank that it will not provide cash collateral) in accordance with Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover) in respect of a proposed Letter of Credit, the Issuing Bank shall promptly notify the Company (with a copy to the Agent) and the Borrower of that proposed Letter of Credit may at any time before the proposed Utilisation Date of that Letter of Credit provide cash cover in an amount equal to that Lender’s L/C Proportion of the outstanding amount of that Letter of Credit and in the currency of that Letter of Credit.

7.5	Requirement for cash cover from Borrower

If:

(a)

a Non-Acceptable L/C Lender fails to provide cash collateral (or notifies the Issuing Bank that it will not provide cash collateral) in accordance with Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover) in respect of a Letter of Credit that has been issued;

(b)

the Issuing Bank notifies the Company (with a copy to the Agent) that it requires the Borrower of the relevant Letter of Credit to provide cash cover in an amount equal to that Lender’s L/C Proportion of the outstanding amount of that Letter of Credit and in the currency of that Letter of Credit; and

(c)	that Borrower has not already provided such cash cover which is continuing to stand as collateral,

then that Borrower shall provide such cash cover within five (5) Business Days of the notice referred to in paragraph (b) above.

7.6	Regulation and consequences of cash cover provided by Borrower
(a)	Any cash cover provided by a Borrower may be funded out of a Revolving Facility Loan.
(b)

Notwithstanding paragraph (d) of Clause 1.2 (Construction), the relevant Borrower may request that an amount equal to the cash cover (together with any accrued interest) provided by it pursuant to Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover) or Clause 7.5 (Requirement for cash cover from Borrower) be returned to it:

(i)	to the extent that such cash cover has not been applied in satisfaction of any amount due and payable under this Agreement by that Borrower to the Issuing Bank in respect of a Letter of Credit;
(ii)	if:
(A)	the relevant Lender ceases to be a Non-Acceptable L/C Lender; or
(B)	the relevant Lender’s obligations in respect of the relevant Letter of Credit are transferred to a New Lender in accordance with the terms of this Agreement; or

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(C)	an Increase Lender has agreed to undertake the relevant Lender’s obligations in respect of the relevant Letter of Credit in accordance with the terms of this Agreement; and
(iii)	if no amount is due and payable by the relevant Lender in respect of the relevant Letter of Credit,

and the Issuing Bank shall pay that amount to that Borrower within five (5) Business Days of that Borrower’s request.

(c)

To the extent that a Borrower has complied with its obligations to provide cash cover in accordance with this Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover) or Clause 7.5 (Requirement for cash cover from Borrower), the relevant Lender’s L/C Proportion in respect of that Letter of Credit will remain (but that Lender’s obligations in relation to that Letter of Credit may be satisfied in accordance with paragraph (d)(ii) of Clause 1.2 (Construction)). However, the relevant Borrower’s obligation to pay any Letter of Credit fee in relation to the relevant Letter of Credit in accordance with paragraph (a) of Clause 17.4 (Fees payable in respect of Letters of Credit) will be reduced proportionately as from the date on which it provides cash cover (and for so long as the relevant amount of cash cover continues to stand as collateral).

(d)

The relevant Issuing Bank shall promptly notify the Agent of the extent to which a Borrower provides cash cover pursuant to this Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover) or Clause 7.5 (Requirement for cash cover from Borrower) and of any change in the amount of cash cover so provided.

7.7	Rights of contribution

No Obligor will be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause 7.

8.	OPTIONAL CURRENCIES
8.1	Selection of currency

A Borrower (or the Company on its behalf) shall select the currency of a Original Revolving Facility Utilisation or an Additional Facility Loan in the relevant Utilisation Request.

8.2	Unavailability of a currency

If before the Specified Time on any Quotation Day:

(a)	a Lender notifies the Agent that the Optional Currency requested is not readily available to it in the amount required; or
(b)	a Lender notifies the Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it,

the Agent will give notice to the relevant Borrower (or the Company on its behalf) to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this Clause 8.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount, or in respect of a Rollover Loan, an amount equal to that Lender’s proportion of the Base Currency Amount of the Rollover Loan

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that is due to be made) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

8.3	Agent’s calculations

Each Lender’s participation in a Loan will be determined in accordance with paragraph (b) of Clause 5.4 (Lenders’ participation).

9.	ANCILLARY FACILITIES
9.1	Type of Facility

An Ancillary Facility or Fronted Ancillary Facility may be by way of any of the following (or any combination of the following):

(a)	an overdraft, cheque clearing, credit card, automatic payment or other current account facility;
(b)	a guarantee, bonding or documentary or stand-by letter of credit facility;
(c)	a short term loan facility;
(d)	a derivatives facility;
(e)	a foreign exchange facility; and
(f)

any other facility or accommodation as may be required or desirable in connection with the business of the Group and which is agreed by the Company and the relevant Ancillary Lender or Fronting Ancillary Lender (as the case may be).

9.2	Availability
(a)	If the Company and a Lender agree and except as otherwise provided in this Agreement:
(i)

that Lender may provide an Ancillary Facility on a bilateral basis in place of all or part of that Lender’s unutilised Original Revolving Facility Commitment and/or Additional Revolving Facility Commitment (which shall (except for the purposes of (i) determining the Majority Lenders or other votes of Lenders and

(ii)of Clause 44.10 (Replacement or Prepayment of Lender)) be reduced by the amount of the Ancillary Commitment under that Ancillary Facility); or

(ii)

that Lender (such Lender in this capacity a “Fronting Ancillary Lender”) may provide an Ancillary Facility (a “Fronted Ancillary Facility”) on a bilateral basis to the Borrower in place of all or any part of its unutilised Revolving Facility Commitment and (without any requirement for their agreement, provided that, for the avoidance of doubt, no person shall be required to become a Fronting Ancillary Lender) the unutilised Revolving Facility Commitments of other Lenders (together Fronted Ancillary Lenders).

(b)

An Ancillary Facility or Fronted Ancillary Facility shall not be made available unless, not later than five (5) Business Days prior to the Ancillary Commencement Date for an Ancillary Facility or Fronted Ancillary Facility, the Agent has received from the Company:

(iii)	a notice in writing of the establishment of an Ancillary Facility or Fronted Ancillary Facility and specifying:

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(A)	the Facility to which it relates;
(B)

the proposed Borrower under the Original Revolving Facility or Additional Revolving Facility or, subject to Clause 9.10 (Affiliates of the Borrower), Affiliate(s) of the Borrower under the Original Revolving Facility or Additional Revolving Facility which may use the Ancillary Facility or the Fronted Ancillary Facility (as the case may be);

(C)	the proposed Ancillary Commencement Date and expiry date of the Ancillary Facility or Fronted Ancillary Facility (as the case may be);
(D)	the proposed type of Ancillary Facility or Fronted Ancillary Facility (as the case may be) to be provided;
(E)	the proposed Ancillary Lender or Fronted Ancillary Lender (as the case may be);
(F)

the proposed Ancillary Commitment or Fronted Ancillary Commitment or Fronting Ancillary Commitment (as the case may be), the maximum amount of the Ancillary Facility or the Fronted Ancillary Facility (as the case may be) and, in the case of a Multi-account Overdraft, its Designated Gross Amount and its Designated Net Amount; and

(G)	the proposed currency of the Ancillary Facility or the Fronted Ancillary Facility (as the case may be) (if not denominated in the Base Currency); and
(iv)	any other information which the Agent may reasonably request in connection with the Ancillary Facility or the Fronted Ancillary Facility (as the case may be).
(c)	The Agent shall promptly notify the Lenders under the relevant Facility of the establishment of an Ancillary Facility or Fronted Ancillary Facility (as the case may be).
(d)	Subject to compliance with paragraph (b) above:
(i)

the Lender concerned will become an Ancillary Lender or Fronting Ancillary Lender (as the case may be), and in the case of a Fronted Ancillary Facility only, the relevant Lender under the Facility will become a Fronted Ancillary Lender; and

(ii)	the Ancillary Facility or the Fronted Ancillary Facility (as the case may be) will be available,

with effect from the date agreed by the Company and the Ancillary Lender.

9.3	Terms of Ancillary Facilities and Fronted Ancillary Facilities
(a)

Except as provided below, the terms of any Ancillary Facility or Fronted Ancillary Facility (as the case may be) will be those agreed by the Ancillary Lender or the Fronting Ancillary Lender (as the case may be) and the Company.

(b)	Those terms:

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(i)

(A) must be based upon normal commercial terms at that time (except as varied by this Agreement), (B) shall provide that performance bonds, stand-by letters of credit and bank guarantees may have the term selected by the Borrower and may only be in favour of beneficiaries agreed to by the relevant Ancillary Lender or Fronting Ancillary Lender (as the case may be) in accordance with the policy requirements of the Ancillary Lender or Fronting Ancillary Lender (as the case may be) as to beneficiaries of bonds, stand-by letter of credits and/or guarantees;

(ii)

may allow only the Borrower under the Original Revolving Facility or an Additional Revolving Facility (or Affiliates of the Borrower under the Original Revolving Facility or an Additional Revolving Facility (in each case, as applicable)) in accordance with Clause 9.10 (Affiliates of the Borrower) to use the Ancillary Facility or Fronted Ancillary Facility (as the case may be) (although it may provide that the Borrower may request bonds, stand-by letter of credits or guarantees on behalf of other members of the Group);

(iii)

may not allow the Ancillary Outstandings to exceed the Ancillary Commitment or the aggregate of the Fronting Ancillary Commitment and the Fronted Ancillary Commitment (as the case may be) under that Ancillary Facility or Fronted Ancillary Facility (as the case may be);

(iv)

may not allow the Ancillary Commitment or Fronting Ancillary Commitment or Fronted Ancillary Commitment of a Lender to exceed that Lender’s Available Commitment with respect to the Original Revolving Facility or the relevant Additional Revolving Facility (as applicable) (ignoring for this purpose any reduction in the Available Commitment arising out of such Lender providing such Ancillary Commitment or Fronting Ancillary Commitment or Fronted Ancillary Commitment); and

(v)

must require either (A) that the Ancillary Commitment or Fronting Ancillary Commitment or Fronted Ancillary Commitment is reduced to zero and that all Ancillary Outstandings are repaid (or cash cover provided in respect of all the Ancillary Outstandings) not later than the Termination Date for the Original Revolving Facility or the relevant Additional Revolving Facility (as applicable) (or such earlier date as the Original Revolving Facility Commitment or the relevant Additional Revolving Facility Commitment of the relevant Ancillary Lender or Fronting Ancillary Lender (or its Affiliate) is reduced to zero) or (B) that if the commitment under the relevant Ancillary Facility or Fronted Ancillary Facility is able to continue in effect beyond such time (a “Continuing Commitment”), it will not continue as an Ancillary Commitment or Fronting Ancillary Commitment or Fronted Ancillary Commitment (as the case may be) under the Facilities and that the Lender providing such commitment will cease to be a Finance Party in relation to the Continuing Commitment and cease to benefit from any rights under the Finance Documents as from such time.

(c)

If a Continuing Commitment arises or will arise, a Finance Party may require the relevant Lender providing such Continuing Commitment to provide such written confirmation of the matters referred to in paragraph (b)(v) above as that Finance Party may reasonably require.

(d)	If there is any inconsistency between any term of an Ancillary Facility or Fronted Ancillary Facility and any term of this Agreement, this Agreement shall prevail except for:

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(i)	Clause 38.3 (Day count convention) which shall not prevail for the purposes of calculating fees, interest or commission relating to an Ancillary Facility or Fronted Ancillary Facility;
(ii)

an Ancillary Facility or Fronted Ancillary Facility comprising more than one account where the terms of the Ancillary Documents shall prevail to the extent necessary to permit the netting of balances on those accounts; and

(iii)	where the relevant term of this Agreement would be contrary to, or inconsistent with, the law governing the relevant Ancillary Document, in which case that term of this Agreement shall not prevail.
(e)

Interest, commission and fees on Ancillary Facilities and Fronted Ancillary Facilities are dealt with in Clause 17.6 (Interest, commission and fees on Ancillary Facilities and Fronted Ancillary Facilities).

9.4	Repayment of Ancillary Facility or Fronted Ancillary Facility
(a)

An Ancillary Facility or a Fronted Ancillary Facility (as the case may be) shall cease to be available on the Termination Date applicable to the Original Revolving Facility or the relevant Additional Revolving Facility or such earlier date on which its expiry date occurs or on which it is cancelled in accordance with the terms of this Agreement.

(b)

If an Ancillary Facility or a Fronted Ancillary Facility (as the case may be) expires or is cancelled (in whole or part) in accordance with its terms, the Ancillary Commitment, Fronting Ancillary Commitment or Fronted Ancillary Commitment (as the case may be) of the Ancillary Lender, Fronting Ancillary Lender or Fronted Ancillary Lender (as the case may be) shall be reduced to zero.

(c)

No Ancillary Lender, Fronting Ancillary Lender or Fronted Ancillary Lender may demand repayment or prepayment of any amounts or demand cash cover for any liabilities made available or incurred by it under its Ancillary Facility or Fronted Ancillary Lender (as the case may be) prior to its expiry date unless:

(i)	required to reduce the Permitted Gross Outstandings of a Multi-account Overdraft to or towards an amount equal to its Designated Net Amount;
(ii)

the Total Revolving Facilities Commitments have been cancelled in full, or all outstanding Utilisations under the Original Revolving Facility and any Additional Revolving Facility have become due and payable in accordance with the terms of this Agreement; or

(iii)

it becomes unlawful in any applicable jurisdiction for the Ancillary Lender or Fronting Ancillary Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in its Ancillary Facility or Fronted Ancillary Facility or it becomes unlawful for any Affiliate of the Ancillary Lender or Fronting Ancillary Lender or Fronted Ancillary Lender (as applicable) to do so; or

(iv)

the Ancillary Outstandings (if any) under that Ancillary Facility or Fronted Ancillary Facility can be refinanced by a Utilisation under the Original Revolving Facility or the relevant Additional Revolving Facility (in each case, to which that Ancillary Facility relates) and the Ancillary Lender or Fronting Ancillary Lender gives sufficient notice to enable a such Utilisation to be made to refinance those Ancillary Outstandings.

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(d)

For the purposes of determining whether or not the Ancillary Outstandings under an Ancillary Facility or Fronted Ancillary Facility mentioned in paragraph (c)(iv) above can be refinanced by a Utilisation under the Original Revolving Facility or Additional Revolving Facility (as applicable):

(i)

the Commitment of the relevant Lender in respect of the relevant Facility will be increased by the amount of its Ancillary Commitment, Fronted Ancillary Lender or Fronting Ancillary Lender (as the case may be); and

(ii)

the Utilisation may (so long as paragraph (c)(i) above does not apply) be made irrespective of whether a Default is outstanding or any other applicable condition precedent is not satisfied (but only to the extent that the proceeds are applied in refinancing those Ancillary Outstandings) and irrespective of whether Clause 4.5 (Maximum number of Utilisations) or paragraph (a)(iv) of Clause 5.2 (Completion of a Utilisation Request for Loans) applies.

(e)	On the making of a Utilisation under the Original Revolving Facility or the relevant Additional Revolving Facility to replace or refinance partially or in full Ancillary Outstandings (as applicable):
(i)

each Lender under the Original Revolving Facility or the relevant Additional Revolving Facility (as applicable) will participate in that Utilisation in an amount (as determined by the Agent) which will result as nearly as possible in the aggregate amount of its participation in the Original Revolving Facility Loans or Additional Revolving Facility Loans (as applicable) then outstanding bearing the same proportion to the aggregate amount of the Utilisations under the Original Revolving Facility or the relevant Additional Revolving Facility then outstanding as its Revolving Facility Commitment bears to the Total Original Revolving Facility Commitments or its Additional Revolving Facility Commitments bears to the total Commitments in respect of the relevant Additional Revolving Facility (as applicable); and

(ii)	the relevant Ancillary Facility or Fronted Ancillary Facility shall be cancelled to the extent of such refinancing.
9.5	Limitation on Ancillary Outstandings

The Borrower shall procure (and each Ancillary Lender, Fronting Ancillary Lender and Fronted Ancillary Lender agrees with and for the benefit of each Lender) that:

(a)

the Ancillary Outstandings under any Ancillary Facility or Fronted Ancillary Facility shall not at any time exceed the Ancillary Commitment or the aggregate of the Fronting Ancillary Commitment and the Fronted Ancillary Commitment applicable to that Ancillary Facility or Fronted Ancillary Facility (as the case may be); and

(b)	in relation to a Multi-account Overdraft:
(i)	the Ancillary Outstandings shall not exceed the Designated Net Amount applicable to that Multi-account Overdraft; and
(ii)	the Gross Outstandings shall not exceed the Designated Gross Amount applicable to that Multi-account Overdraft.
9.6	Adjustment for Ancillary Facilities or Fronted Ancillary Facilities under the Original Revolving Facility upon acceleration

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(a)	In this Clause 9.6:
(i)	“Revolving Outstandings” means, in relation to a Lender, the aggregate of the equivalent in the Base Currency of:
(A)

its participation in each Original Revolving Facility Utilisation then outstanding (together with the aggregate amount of all accrued interest, fees and commission owed to it as a Lender under the Original Revolving Facility); and

(B)

if the Lender is also an Ancillary Lender or a Fronting Ancillary Lender or a Fronted Ancillary Lender, the Ancillary Outstandings in respect of Ancillary Facilities or Fronted Ancillary Facilities provided by that Ancillary Lender or Fronting Ancillary Lender or Fronted Ancillary Lender (or by its Affiliates) (together with the aggregate amount of all accrued interest, fees and commission owed to it (or to its Affiliates) as an Ancillary Lender or Fronting Ancillary Lender or Fronted Ancillary Lender in respect of the Ancillary Facility or Fronted Ancillary Facility).

(ii)	“Total Revolving Outstandings” means the aggregate of all Revolving Outstandings.
(b)

If the Agent exercises any of its rights under Clause 28.12 (Acceleration and Cancellation) (other than a notice declaring Utilisations to be due on demand), each Lender under the Original Revolving Facility and each Ancillary Lender, Fronting Ancillary Lender or Fronted Ancillary Lender (as the case may be) shall (subject to paragraph (f) below) promptly adjust (by making or receiving (as the case may be) corresponding transfers of rights and obligations under the Finance Documents relating to Revolving Outstandings) their claims in respect of amounts outstanding to them under the Original Revolving Facility and each Ancillary Facility or Fronted Ancillary Facility to the extent necessary to ensure that after such transfers the Revolving Outstandings of each Lender under the Original Revolving Facility bear the same proportion to the Total Revolving Outstandings as such Lender’s Original Revolving Facility Commitment bears to the Total Original Revolving Facility Commitments, each as at the date the Agent exercises the relevant right(s) under Clause 28.12 (Acceleration and Cancellation).

(c)

If an amount outstanding under an Ancillary Facility or Fronted Ancillary Facility is a contingent liability and that contingent liability becomes an actual liability or is reduced to zero after the original adjustment is made under paragraph (b) above, then each Lender under the Original Revolving Facility and each Ancillary Lender, Fronting Ancillary Lender or Fronted Ancillary Lender (as the case may be) will make a further adjustment (by making or receiving (as the case may be) corresponding transfers of rights and obligations under the Finance Documents relating to Revolving Outstandings (to the extent necessary)) to put themselves in the position they would have been in had the original adjustment been determined by reference to the actual liability or, as the case may be, zero liability and not the contingent liability.

(d)

Any transfer of rights and obligations relating to Revolving Outstandings made pursuant to this Clause 9.6 shall be made for a purchase price in cash, payable at the time of transfer, in an amount equal to those Revolving Outstandings (less any accrued interest, fees and commission to which the transferor will remain entitled to receive notwithstanding that transfer, pursuant to Clause 29.11 (Pro rata interest settlement)).

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(e)

All calculations to be made pursuant to this Clause 9.6 shall be made by the Agent based upon information provided to it by the Lenders under the Original Revolving Facility and Ancillary Lenders, Fronting Ancillary Lenders or Fronted Ancillary Lenders (as the case may be) and the Agent’s Spot Rate of Exchange.

(f)

This Clause 9.6 shall not oblige any Lender under the Original Revolving Facility to accept the transfer of a claim relating to an amount outstanding under an Ancillary Facility which is not denominated (pursuant to the relevant Finance Document) in either the Base Currency, a currency which has been an Optional Currency for the purpose of any Utilisation of the Original Revolving Facility or in another currency which is acceptable to that Lender.

(g)

Prior to the application of the provisions of paragraph (b) above, an Ancillary Lender or Fronting Ancillary Lender that has provided a Multi-account Overdraft shall set off any Available Credit Balances on any account comprised in such overdraft facility.

9.7	Adjustment for Ancillary Facilities or Fronted Ancillary Facilities under an Additional Revolving Facility upon acceleration
(a)	In this Clause 9.7:
(i)	“Relevant Additional RCF Outstandings” means, in relation to a Lender under an Additional Revolving Facility, the aggregate of the equivalent in the Base Currency of:
(C)

its participation in each Utilisation under that Additional Revolving Facility (the “Relevant Additional Revolving Facility”) then outstanding (together with the aggregate amount of all accrued interest, fees and commission owed to it as a Lender under the Relevant Additional Revolving Facility); and

(D)

if the Lender is also an Ancillary Lender, Fronting Ancillary Lender or Fronted Ancillary Lender (as the case may be) under the Relevant Additional Revolving Facility, the Ancillary Outstandings in respect of Ancillary Facilities or Fronted Ancillary Facilities (as the case may be) provided by that Ancillary Lender, Fronting Ancillary Lender or Fronted Ancillary Lender (as the case may be) (or by its Affiliates) under the Relevant Additional Revolving Facility (together with the aggregate amount of all accrued interest, fees and commission owed to it (or to its Affiliates) as an Ancillary Lender, Fronting Ancillary Lender or Fronted Ancillary Lender (as the case may be) in respect of those Ancillary Facilities or Fronted Ancillary Facilities (as the case may be)).

(ii)	“Total Relevant Additional RCF Outstandings” means the aggregate of all Relevant Additional RCF Outstandings.
(b)

If the Agent exercises any of its rights under Clause 28.12 (Acceleration and Cancellation) (other than a notice declaring Utilisations to be due on demand), each Lender under the Relevant Additional Revolving Facility and each Ancillary Lender, Fronting Ancillary Lender or Fronted Ancillary Lender (as the case may be) shall (subject to paragraph (f) below) promptly adjust (by making or receiving (as the case may be) corresponding transfers of rights and obligations under the Finance Documents relating to the Total Relevant Additional RCF Outstandings) their claims in respect of amounts outstanding to them under the Relevant Additional Revolving Facility and each Ancillary Facility or Fronted Ancillary Facility (as the case may be) to the extent

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necessary to ensure that after such transfers the Relevant Additional RCF Outstandings of each Lender under the Relevant Additional Revolving Facility bear the same proportion to the Total Relevant Additional RCF Outstandings as such Lender’s Commitment under the Relevant Additional Revolving Facility bears to the total Commitments under the relevant Additional Revolving Facility, each as at the date the Agent exercises the relevant right(s) under Clause 28.12 (Acceleration and Cancellation).

(c)

If an amount outstanding under an Ancillary Facility or a Fronted Ancillary Facility (as the case may be) is a contingent liability and that contingent liability becomes an actual liability or is reduced to zero after the original adjustment is made under paragraph (b) above, then each Lender under the relevant Additional Revolving Facility and each Ancillary Lender, Fronting Ancillary Lender or Fronted Ancillary Lender (as the case may be) will make a further adjustment (by making or receiving (as the case may be) corresponding transfers of rights and obligations under the Finance Documents relating to the Relevant Additional RCF Outstandings (to the extent necessary)) to put themselves in the position they would have been in had the original adjustment been determined by reference to the actual liability or, as the case may be, zero liability and not the contingent liability.

(d)

Any transfer of rights and obligations relating to the Relevant Additional RCF Outstandings made pursuant to this Clause 9.7 shall be made for a purchase price in cash, payable at the time of transfer, in an amount equal to those Relevant Additional RCF Outstandings (less any accrued interest, fees and commission to which the assignor will remain entitled to receive notwithstanding that assignment, pursuant to Clause 29.11 (Pro rata interest settlement)).

(e)

All calculations to be made pursuant to this Clause 9.7 shall be made by the Agent based upon information provided to it by the Lenders under the relevant Additional Revolving Facility and Ancillary Lenders, Fronting Ancillary Lenders or Fronted Ancillary Lenders (as the case may be) and the Agent’s Spot Rate of Exchange.

(f)

This Clause 9.7 shall not oblige any Lender under the relevant Additional Revolving Facility to accept the transfer of a claim relating to an amount outstanding under an Ancillary Facility or Fronted Ancillary Facility which is not denominated (pursuant to the relevant Finance Document) in either the Base Currency, a currency which has been an Optional Currency for the purpose of any Utilisation under the relevant Additional Revolving Facility or in another currency which is acceptable to that Lender.

(g)

Prior to the application of the provisions of paragraph (b) above, an Ancillary Lender or Fronting Ancillary Lender that has provided a Multi-account Overdraft shall set off any Available Credit Balances on any account comprised in such overdraft facility.

9.8	Information

The Borrower and each Ancillary Lender, each Fronting Ancillary Lender and each Fronted Ancillary Lender shall, promptly upon request by the Agent, supply the Agent with any available information relating to the operation of an Ancillary Facility or Fronted Ancillary Facility to which it is a party (including the Ancillary Outstandings) as the Agent may reasonably request from time to time. The Borrower consents to all such information being released to the Agent and the other Finance Parties.

9.9	Affiliates of Lenders as Ancillary Lenders, Fronted Ancillary Lender and Fronting Ancillary Lenders

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(a)

Subject to the terms of this Agreement, an Affiliate of a Lender under the Original Revolving Facility or an Additional Revolving Facility (as applicable) may become an Ancillary Lender, a Fronted Lender or a Fronting Lender. In such case, the Lender and its Affiliate shall be treated as a single Lender (including for voting purposes but not for the purposes of Clause 18 (Tax Gross Up and Indemnities)) whose Original Revolving Facility Commitment or Additional Revolving Facility Commitment (as applicable) is the amount set out opposite the relevant Lender’s name in Schedule 1 (The Original Lenderss) and/or in the relevant Additional Facility Notice and/or the amount of any such Commitment transferred to or assumed by that Lender under this Agreement, to the extent (in each case) not cancelled, reduced or transferred by it under this Agreement. For the purposes of calculating the Lender’s Available Commitment with respect to the Original Revolving Facility or an Additional Revolving Facility (as applicable), the Lender’s Commitment shall be reduced to the extent of the aggregate of the Ancillary Commitments, Fronting Ancillary Commitments and Fronted Ancillary Commitments of its Affiliates.

(b)

The Company shall specify any relevant Affiliate of a Original Revolving Facility Lender in any notice delivered by the Company to the Agent pursuant to paragraph (b)(i) of Clause 9.2 (Availability), which shall also provide the confirmation required by Clause 18.5 (Lender Status Confirmation) in respect of such Affiliate.

(c)

An Affiliate of a Lender under a Original Revolving Facility or an Additional Revolving Facility which becomes an Ancillary Lender, a Fronted Ancillary Lender or a Fronting Ancillary Lender shall accede to the Intercreditor Agreement as an Ancillary Lender and any person which so accedes to the Intercreditor Agreement shall, at the same time, become a Party as an Ancillary Lender, a Fronted Ancillary Lender or a Fronted Ancillary Lender (as applicable) in accordance with Clause 21.9 (Creditor/Agent Accession Undertaking) of the Intercreditor Agreement.

(d)

If a Lender assigns all of its rights and benefits or transfers all of its rights and obligations to a New Lender, its Affiliate shall cease to have any obligations under this Agreement or any Ancillary Document.

(e)

Where this Agreement or any other Finance Document imposes an obligation on an Ancillary Lender, Fronted Ancillary Lender or Fronting Ancillary Lender and the relevant Ancillary Lender, Fronted Ancillary Lender or Fronting Ancillary Lender is an Affiliate of a Lender which is not a party to that document, the relevant Lender shall ensure that the obligation is performed by its Affiliate.

9.10	Affiliates of the Borrower
(a)

Subject to the terms of this Agreement, an Affiliate of the Borrower under the Original Revolving Facility or an Additional Revolving Facility (as applicable) (where such Affiliate is itself a member of the Group) may, with the approval of the relevant Ancillary Lender or Fronting Ancillary Lender, become a borrower with respect to an Ancillary Facility or a Fronted Ancillary Facility (as the case may be).

(b)

The Company shall specify the relevant Affiliate of the Borrower under the Original Revolving Facility or an Additional Revolving Facility (as applicable) in any notice delivered by the Company to the Agent pursuant to paragraph (b)(i) of Clause 9.2 (Availability).

(c)

If the Borrower ceases to be a borrower under the Original Revolving Facility or an Additional Revolving Facility (as applicable) in accordance with Clause 31.3 (Resignation of a Borrower), its Affiliates shall cease to have any rights under this Agreement or any Ancillary Document.

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(d)

Where this Agreement or any other Finance Document imposes an obligation on the Borrower under an Ancillary Facility or a Fronted Ancillary Facility (as the case may be) and the relevant Borrower is an Affiliate of the Borrower which is not a party to that document, the relevant Borrower shall ensure that the obligation is performed by its Affiliate.

(e)

Any reference in this Agreement or any other Finance Document to the Borrower being under no obligations (whether actual or contingent) as the Borrower under such Finance Document shall be construed to include a reference to any Affiliate of the Borrower being under no obligations under any Finance Document or Ancillary Document.

(f)

For the avoidance of doubt, an Affiliate of the Borrower with respect to an Ancillary Facility or Fronted Ancillary Facility shall not constitute a Borrower for the purposes of Clause 44 (Amendments and Waivers).

9.11	Commitment amounts

Notwithstanding any other term of this Agreement, each Lender shall ensure that at all times its Original Revolving Facility Commitment or Additional Revolving Facility Commitment (as applicable) is not less than:

(a)	its Ancillary Commitment; or
(b)	the Ancillary Commitment of its Affiliate.

1.2Amendments and Waivers – Ancillary Facilities or Fronted Ancillary Facilities

No amendment or waiver of a term of any Ancillary Facility or a Fronting Ancillary Facility shall require the consent of any Finance Party other than the relevant Lender unless such amendment or waiver itself relates to or gives rise to a matter which would require an amendment of or under this Agreement (including, for the avoidance of doubt, under this Clause 9). In such a case, Clause 44 (Amendments and Waivers) will apply.

9.12	Voluntary cancellation of Ancillary Facilities or Fronted Ancillary Facilities

The Company may, if it gives the Agent and the relevant Ancillary Lender or Fronting Ancillary Lender not less than five (5) Business Days’ (or such shorter period as the relevant Ancillary Lender or Fronting Ancillary Lender may agree and notify to the Agent) prior notice, cancel the whole or any part of the Ancillary Commitment, Fronting Ancillary Commitments or Fronted Ancillary Commitments (as applicable) under an Ancillary Facility or Fronted Ancillary Commitments (as applicable).

9.13	Fronted Ancillary Commitment Indemnities
(a)

The Borrower must, within ten (10) Business Days of demand, indemnify each Fronting Ancillary Lender against any loss or liability which that Fronting Ancillary Lender incurs in acting as the Fronting Ancillary Lender under any Fronted Ancillary Facility requested by it (or any of its Affiliates), except to the extent that the loss or liability is caused by the gross negligence or wilful misconduct of, or breach of the terms of the Finance Documents by, that Fronting Ancillary Lender.

(b)

Each Fronted Ancillary Lender must promptly on demand indemnify the Fronting Ancillary Lender (according to its Fronted Ancillary Portion) against any loss or liability which the Fronting Ancillary Lender incurs in acting as the Fronting Ancillary Lender under any Fronted Ancillary Facility and which at the date of demand has not been paid for by an Obligor, except to the extent that the loss or liability is caused by

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the gross negligence or wilful misconduct of, or breach of the terms of any Finance Document by, the Fronting Ancillary Lender.

(c)

The Borrower which requested for itself or for one of its Affiliates (or on behalf of which the Company requested) the Fronted Ancillary Facility must, within ten (10) Business Days of demand, reimburse any Fronted Ancillary Lender for any payment it makes to the Fronting Ancillary Lender under paragraph (b) above except to the extent arising out of the gross negligence or wilful misconduct of, or breach of the terms of any Finance Document by, such Fronted Ancillary Lender.

(d)

The obligations of the Borrower and each Fronted Ancillary Lender under this Clause 9.13 are continuing obligations and will extend to the ultimate balance of all sums payable by the Borrower or Fronted Ancillary Lender in respect of any Fronted Ancillary Facility, regardless of any intermediate payment or discharge in whole or in part.

(e)

The obligations of any Fronted Ancillary Lender or Borrower under this Clause 9.13 will not be affected by any act, omission, matter or thing which, but for this Clause 9.13, would reduce, release or prejudice any of its obligations under this Clause 9.13 (without limitation and whether or not known to it or any other person) including:

(i)	any time, waiver or consent granted to, or composition with any Obligor, or any other person;
(ii)	the release of any Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;
(iii)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of any Obligor or other person;
(iv)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;
(v)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any Obligor or any other person;
(vi)

any amendment (however fundamental) or replacement of a Finance Document, or any other document or security, unless in the case of amendments to the terms of a Fronted Ancillary Facility or any instrument issued thereunder, the Borrower (or the Company on its behalf) and/or Fronting Ancillary Lender had not provided their consent to such amendment(s);

(vii)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or
(viii)	any insolvency or similar proceedings.
9.14	Settlement Conditional/Subrogation
(a)

Any settlement or discharge between a Fronted Ancillary Lender and the Fronting Ancillary Lender shall be conditional upon no security or payment to the Fronting Ancillary Lender by a Fronted Ancillary Lender or any other person on behalf of the Fronted Ancillary Lender being avoided or reduced by virtue of any laws relating to bankruptcy, insolvency, liquidation or similar laws of general application and, if any

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such security or payment is so avoided or reduced, the Fronting Ancillary Lender shall be entitled to recover the value or amount of such security or payment from such Fronted Ancillary Lender subsequently as if such settlement or discharge had not occurred.

(b)	No Obligor or the Company will be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause 9.14.
9.15	Exercise of Rights

The Fronting Ancillary Lender shall not be obliged before exercising any of the rights, powers or remedies conferred upon it in respect of any Fronted Ancillary Lender by this Agreement or by law:

(a)	to take any action or obtain judgment in any court against any Obligor;
(b)	to make or file any claim or proof in a winding-up or dissolution of any Obligor; or
(c)	to enforce or seek to enforce any other security taken in respect of any of the obligations of any Obligor under this Agreement.
10.	REPAYMENT
10.1	Repayment of Facility A Loans

The Borrower shall repay, or procure the repayment of, the aggregate principal amount of the Facility A Loans made to it in equal semi-annual instalments by repaying on each Repayment Date for the Facility A the amount set out in the table below:

Repayment Date	Instalment
31 July 2025	EUR 78,888,889
31 January 2026	EUR 78,888,889
31 July 2026	EUR 78,888,889
31 January 2027	EUR 78,888,889
31 July 2027	EUR 78,888,889
31 January 2028	EUR 78,888,889
31 July 2028	EUR 78,888,889
31 January 2029	EUR 78,888,889
Termination Date	EUR 78,888,888

10.2	Repayment of Revolving Facility Loans
(a)	Subject to paragraph (c) below, each Borrower which has drawn an Original Revolving Facility Loan or an Additional Revolving Facility Loan shall repay that Loan on the last day of its Interest Period.

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(b)	Without prejudice to each Borrower’s obligation under paragraph (a) above, if:
(i)	one or more Original Revolving Facility Loans or Additional Revolving Facility Loans are to be made available to a Borrower under the relevant Facility:
(A)	on the same day that a maturing Loan under the same Facility is due to be repaid by that Borrower;
(B)	in the same currency as the maturing Loan under the same Facility (unless it arose as a result of the operation of Clause 8.2 (Unavailability of a currency)); and
(C)	in whole or in part for the purpose of refinancing the maturing Loan under the same Facility; and
(ii)

the proportion borne by each Lender’s participation in the maturing Loan under that Facility to the amount of that maturing Loan is the same as the proportion borne by that Lender’s participation in the new Loans under the relevant Facility to the aggregate amount of those new Loans, the aggregate amount of the new Original Revolving Facility Loans or Additional Revolving Facility Loans (as applicable) shall, unless the relevant Borrower or the Company notifies the Agent to the contrary in the relevant Utilisation Request, be treated as if applied in or towards repayment of the maturing Loan under the relevant Facility so that:

(A)

if the amount of the maturing Original Revolving Facility Loan or Additional Revolving Facility Loan exceeds the aggregate amount of the new Original Revolving Facility Loans or Additional Revolving Facility Loans (as applicable):

(1)	the relevant Borrower will only be required to make a payment under Clause 35.1 (Payments to the Agent) in an amount in the relevant currency equal to that excess; and
(2)

each Original Revolving Facility Lender’s or Additional Revolving Facility Lender’s participation in the new Original Revolving Facility Loans or Additional Revolving Facility Loan shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the applicable maturing Original Revolving Facility Loan or Additional Revolving Facility Loan and that Lender will not be required to make a payment under Clause 35.1 (Payments to the Agent) in respect of its participation in the new Original Revolving Facility Loans or Additional Revolving Facility Loans (as applicable); and

(B)

if the amount of the maturing Original Revolving Facility Loan or Additional Revolving Facility Loan is equal to or less than the aggregate amount of the new Original Revolving Facility Loans or Additional Revolving Facility Loans (as applicable):

(1)	the relevant Borrower will not be required to make a payment under Clause 35.1 (Payments to the Agent); and

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(2)

each Original Revolving Facility Lender or Additional Revolving Facility Lender (as applicable) will be required to make a payment under Clause 35.1 (Payments to the Agent) in respect of its participation in the new Original Revolving Facility Loans or Additional Revolving Facility Loans (as applicable) only to the extent that its participation in the new Original Revolving Facility Loans or Additional Revolving Facility Loans (as applicable) exceeds that Lender’s participation in the maturing Original Revolving Facility Loan or Additional Revolving Facility Loan (as applicable) and the remainder of that Lender’s participation in the new Original Revolving Facility Loans or Additional Revolving Facility Loans (as applicable) shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the maturing Original Revolving Facility Loan or Additional Revolving Facility Loan (as applicable).

(c)

At any time when an Original Revolving Facility Lender or Additional Revolving Facility Lender becomes a Defaulting Lender, the maturity date of each of the participations of that Lender in the Original Revolving Facility Loans or Additional Revolving Facility Loans (as applicable) then outstanding will be automatically extended to the Termination Date applicable to the Original Revolving Facility or the Additional Revolving Facility (as applicable) and will be treated as separate Original Revolving Facility Loans or Additional Revolving Facility Loans (as appropriate) (the “Separate Loans”) denominated in the currency in which the relevant participations are outstanding.

(d)

If a Revolving Facility Borrower makes a prepayment of an Original Revolving Facility Loan or Additional Revolving Facility Loan pursuant to Clause 11.5 (Voluntary prepayment of Utilisations of the Revolving Facilities), a Borrower to whom a Separate Loan is outstanding may prepay that Separate Loan by giving not less than five (5) Business Days’ prior notice to the Agent (or such shorter period as the Defaulting Lender concerned may agree). The proportion borne by the amount of the prepayment of the Separate Loan to the amount of the Separate Loans shall not exceed the proportion borne by the amount of the prepayment of the Original Revolving Facility Loan to the Original Revolving Facility Loans or the amount of the prepayment of the Additional Revolving Facility Loan to the Additional Revolving Facility Loans (as applicable). The Agent will forward a copy of a prepayment notice received in accordance with this paragraph (d) to the Defaulting Lender concerned as soon as practicable on receipt.

(e)

Interest in respect of a Separate Loan will accrue for successive Interest Periods selected by the Revolving Facility Borrower (or the Company on its behalf) by the time and date specified by the Agent (acting reasonably) and will be payable by that Borrower to the Agent (for the account of that Defaulting Lender) on the last day of each Interest Period of that Separate Loan.

(f)

The terms of this Agreement relating to Original Revolving Facility Loans and Additional Revolving Facility Loans generally shall continue to apply to Separate Loans other than to the extent inconsistent with paragraphs (c) to (e) (inclusive) above, in which case those paragraphs shall prevail in respect of any Separate Loan.

(g)	All Utilisations of the Original Revolving Facility or Additional Revolving Facility shall be repaid in full on its relevant Termination Date.

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11.	PREPAYMENT
11.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in any Utilisation or if it becomes unlawful for any Affiliate of a Lender for that Lender to do so:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event (which notice shall be withdrawn upon such circumstances ceasing to exist);
(b)	upon the Agent notifying the Company:
(i)	each Available Commitment of that Lender will be immediately cancelled; and
(ii)

to the extent that the Lender’s participation has not been transferred pursuant to Clause 44.10 (Replacement or Prepayment of Lender), each Borrower shall repay that Lender’s participation in the Utilisations made to that Borrower on the last day of the Interest Period for each Utilisation occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender’s corresponding Commitment(s) shall be cancelled in the amount of the participations repaid.

11.2	Illegality in relation to Issuing Bank

If it becomes unlawful for an Issuing Bank to issue or leave outstanding any Letter of Credit, then:

(a)	that Issuing Bank shall promptly notify the Agent upon becoming aware of that event (which notice shall be withdrawn upon such circumstances ceasing to exist);
(b)	upon the Agent notifying the Company:
(i)	the Issuing Bank shall not be obliged to issue any Letter of Credit to the extent that such issuance would be unlawful;
(ii)

to the extent it would be unlawful for any such Letter of Credit to remain outstanding, the Company shall procure that the relevant Borrower shall use its best endeavours to procure the release of each Letter of Credit issued by that Issuing Bank and outstanding at such time on or before the date specified by the Issuing Bank in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law); and

(iii)

unless any other Lender is or has become an Issuing Bank pursuant to the terms of this Agreement, the Original Revolving Facility shall cease to be available for the issue of Letters of Credit until such time as another Lender agrees to be an Issuing Bank.

11.3	Voluntary cancellation

A Borrower (or the Company on its behalf) may, if it gives the Agent not less than three (3) Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part of an Available Facility. Any cancellation under this Clause shall reduce the Commitments of the Lenders rateably under that Facility.

11.4	Voluntary prepayment of Term Loans

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(a)	A Borrower to which a Term Loan has been made may, if it or the Company gives the Agent not less than:
(i)	in the case of a Term Rate Loan, three (3) Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice; or
(ii)	in the case of a Compounded Rate Loan, five (5) RFR Banking Days’ (or such shorter period as the Majority Lenders may agree) prior notice,

prepay the whole or any part of that Loan, subject to payment of Break Costs (if any) if such Utilisation is not prepaid on the last day of an Interest Period.

(b)

Subject to the provisions of the Intercreditor Agreement, all voluntary prepayments of any Term Loan may be applied against such of the Facilities and in such order as the relevant Borrower (or the Company) may elect.

(c)	The provisions of paragraphs (a) and (b) above are subject to the Facility A Lenders’ rights to waive certain prepayments as set out in Clause 12.8 (Prepayment Elections).
11.5	Voluntary prepayment of Utilisations of the Revolving Facilities

A Borrower to which a Loan or a Utilisation of the Revolving Facilities has been made may, if it or the Company gives the Agent not less than three (3) Business Days’ (or such shorter period as the Majority Lenders (as calculated for the Revolving Facilities only) may agree) prior notice, prepay the whole or any part of such Loan or a Utilisation of the Revolving Facilities, subject to payment of Break Costs (if any) if such Utilisation is not prepaid on the last day of an Interest Period.

11.6	Right of cancellation and repayment in relation to a single Lender or Issuing Bank
(a)	If:
(i)

any sum payable to any Lender or Issuing Bank by an Obligor is required to be increased under Clause 18.2 (Tax gross up) or required to be repaid in accordance with Clause 11.1 (Illegality) or Clause 11.2 (Illegality in relation to Issuing Bank); or

(ii)	any Lender or Issuing Bank claims indemnification from the Company or an Obligor under Clause 18.3 (Tax indemnity) or Clause 19.1 (Increased costs);

the Company may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice:

(A)	(if such circumstances relate to a Lender) of cancellation of the Commitment(s) of that Lender and its intention to procure the repayment of that Lender’s participation in the Utilisations; or
(B)

(if such circumstances relate to the Issuing Bank) of repayment of any outstanding Letter of Credit issued by it and cancellation of its appointment as an Issuing Bank under this Agreement in relation to any Letter of Credit to be issued in the future.

(b)	On receipt of a notice referred to in paragraph (a) above in relation to a Lender, the Available Commitment(s) of that Lender shall immediately be reduced to zero.
(c)	On the last day of each Interest Period which ends after the Company has given notice under paragraph (a) above in relation to a Lender (or, if earlier, the date specified by

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the Company in that notice), each Borrower to which a Utilisation is outstanding may either:

(i)

repay that Lender’s participation in that Utilisation together with all interest and other amounts accrued under the Finance Documents in which case such Lender’s participation shall be cancelled after such repayment; or

(ii)

require that Lender to transfer (in accordance with Clause 29 (Changes to the Lenders) and Clause 44.10 (Replacement or Prepayment of Lender)) its participations in the Facilities (in respect of any Loan, for cash at its nominal amount) to any person which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 29 (Changes to the Lenders) that is willing to assume such participation as the Company directs.

11.7	Right of cancellation in relation to a Defaulting Lender
(a)

If any Lender becomes a Defaulting Lender, the Company may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent five (5) Business Days’ notice of cancellation of each Available Commitment of that Lender.

(b)	On the notice referred to in paragraph (a) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.
(c)	The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.
11.8	Mandatory Prepayment on Exit
(a)	Upon the occurrence of:
(i)	a Change of Control; or
(ii)	the sale of all or substantially all of the assets of the Group whether in a single transaction or a series of related transactions,

(each an “Exit Event”), the Company shall promptly notify the Agent upon becoming aware of that event and the Agent shall promptly notify the Lenders accordingly (such notification shall inform the Lenders of their rights to positively elect to be prepaid as set out below if they wish to be so prepaid); and

each Facility Lender shall be entitled to cancel its Commitments and require repayment of all of its share of the Utilisations and Ancillary Outstandings and payment of all amounts owing to it under the Finance Documents by notification to the Company and the Agent (a “Cancellation Notice”) within twenty (20) Business Days of the Company notifying the Agent of the occurrence of the Exit Event, whereupon:

(A)

the undrawn Commitments of such Lender shall be cancelled and such Lender shall have no obligation to fund or participate in any new Utilisation or utilisation of an Ancillary Facility or a Fronted Ancillary Facility; and

(B)

on the date falling five (5) Business Days after such Lender provides notification to the Company and the Agent, all outstanding Utilisations provided by such Lender, together with accrued interest, and all other amounts accrued or owing to such Lender under the Finance

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Documents shall become immediately due and payable, and the relevant Borrower will immediately prepay all Utilisations and amounts provided by or owing to that Lender.

(b)

Any Lender that does not send to the Agent and the Company a Cancellation Notice within twenty (20) Business Days of it being given notice by the Agent of the occurrence of the Exit Event shall not be able to cancel its Commitments or require repayment of its share of the Utilisations and will be treated as having waived its right to prepayment under this Clause.

11.9	Disposal
(a)	For the purposes of this Agreement:

“Aggregate Disposals Basket” means the greater of (x) 25 per cent. of Relevant Adjusted EBITDA and (y) EUR 100,000,000 (or its equivalent in other currencies).

“De Minimis Disposals Basket” means EUR 25,000,000 (or its equivalent in other currencies).

“Disposal” means any sale, transfer or other disposal by any member of the Group of any asset, undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions) to persons which are not members of the Group for cash.

“Disposal Proceeds” means the Net Proceeds of any Disposal permitted pursuant to paragraphs (d), (j), (h), 0, (o), (x), (y) or (z) of the definition of “Permitted Disposal” made by any member of the Group after the Closing Date, to the extent exceeding, in aggregate, the Aggregate Disposals Basket in any Financial Year (other than, and not taking into account, any individual disposal or series of related disposals where the Net Proceeds for that individual disposal or series of related disposals are less than the De Minimis Disposals Basket), except for Excluded Disposal Proceeds.

“Excluded Disposal Proceeds” means the Net Proceeds of any Disposal permitted pursuant to paragraphs (d), (j), (h), 0, (o), (x), (y) or (z) of the definition of “Permitted Disposal” made by any member of the Group which the Company notifies the Agent are applied by a member of the Group towards:

(a)	the purchase of assets necessary or useful for the business of the Group;
(b)	any Permitted Acquisition;
(c)	any Permitted Joint Venture; or
(d)	Capital Expenditure of the Group (including Group Initiatives and/or Restructuring Expenditure),

in each case, within eighteen (18) Months of receipt of such proceeds (provided they are committed or designated to be so applied within twelve (12) Months of receipt of such proceeds).

(b)

The Company shall ensure that the Borrowers prepay Utilisations, and cancel Available Commitments, in amounts equal to the following amounts at the times and in the order of application contemplated by Clause 11.10 (Application of mandatory prepayments and cancellations) the amount of Disposal Proceeds.

11.10	Application of prepayments and cancellations

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(a)

A prepayment of the Facilities made under Clause 11.4 (Voluntary prepayment of Term Loans) or Clause 11.5 (Voluntary prepayment of Utilisations of the Revolving Facilities) shall be applied against the Facilities in such order (and against such repayment instalments and advances) as the Company may elect in its sole discretion.

(b)	A prepayment of the Facilities made under Clause 11.9 (Disposal) shall be applied, subject to the provisions of the Intercreditor Agreement, in the following order:
(i)	firstly, in prepayment of the amounts outstanding under the Facility A and any Additional Facility which amortises pro rata among themselves;
(ii)	secondly, in prepayment of any outstanding amount under any Additional Facility which is repaybale in a single instalment;
(iii)	thirdly, in cancellation of the Available Commitments under the Revolving Facility and any Additional Revolving Facility pro rata among themselves;
(iv)

fourthly, in prepayment of outstandings under the Revolving Facilities (pro rata among themselves and so that Revolving Facility Loans shall be prepaid before outstanding Letters of Credit, which shall then be prepaid) and cancellation of the corresponding Revolving Facilities Commitments; and

(v)	fifthly, in repayment and cancellation of Ancillary Outstandings and Ancillary Commitments and cancellation in each case of the corresponding Revolving Facilities Commitments.
(c)

Subject to compliance with paragraph (a) above, a prepayment made under Clause 11.9 (Disposal) shall be applied as between the Utilisations and the Borrowers under that Facility as the Company may elect.

(d)	The provisions of paragraphs (a) and (c) above are subject to the Facility A Lenders’ right to waive certain prepayments as set out in Clause 12.8 (Prepayment Elections).
(e)	Unless the Company makes an election under paragraph (f) below, the Borrowers shall prepay the Facilities promptly upon receipt of the relevant Disposal Proceeds.
(f)

Subject to paragraph (g) below, the Company may elect that any prepayment under Clause 11.9 (Disposal) be applied in prepayment of a Loan on the last day of the Interest Period relating to that Loan. If the Company makes that election then a proportion of the Loan equal to the amount of the relevant prepayment will be due and payable on the last day of its Interest Period.

(g)

If the Company has made an election under paragraph (f) above but an Event of Default has occurred and is continuing to the end of the then current Interest Period, that election shall no longer apply and a proportion of the Loan in respect of which the election was made equal to the amount of the relevant prepayment shall be immediately due and payable (unless the Majority Lenders otherwise agree in writing).

(h)

Mandatory prepayments in respect of a Facility will be applied as between the Utilisations and the Borrowers under that Facility as the Company may elect, save for mandatory prepayments in respect of the Facility A, which will be applied pro rata against each Facility A Loan and against repayment instalments in chronological order.

12.	RESTRICTIONS
12.1	Notices of Cancellation or Prepayment

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(a)

Subject to paragraph (b) below, any notice of cancellation, prepayment, authorisation or other election given by any Party under Clause 11 (Prepayment) shall (subject to the terms of that Clause) be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)

The Borrowers may deliver conditional or revocable notices in respect of voluntary prepayments and/or voluntary cancellations under Clause 11 (Prepayment) provided that they shall indemnify the Lenders for any Break Costs reasonably incurred by any Lender as a result of that prepayment or cancellation not being made if the relevant prepayment or cancellation is not made (provided that any demand is accompanied by reasonable calculations or details of the amount demanded).

12.2	Interest and other amounts

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to applicable Break Costs (if any), without premium or penalty.

12.3	No reborrowing of Term Facilities

No Borrower may reborrow any part of a Term Facility which is prepaid.

12.4	Reborrowing of Revolving Facility

Unless a contrary indication appears in this Agreement, any part of any Revolving Facility which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement.

12.5	Prepayment in accordance with Agreement

No Borrower shall repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

12.6	No reinstatement of Commitments

Subject to Clause 2.4 (Increase), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

12.7	Agent’s receipt of Notices

If the Agent receives a notice or election under Clause 11 (Prepayment), it shall promptly forward a copy of that notice or election to either the Company or the affected Lender(s), as appropriate.

12.8	Prepayment Elections
(a)	The Agent shall notify the Lenders as soon as possible of any proposed prepayment of any Facility A Loan under Clause 11 (Prepayment).
(b)

Unless a Lender is to receive full prepayment of its participation in a Term Facility, Lenders participating in such Term Facility shall be entitled by giving the Agent not less than two (2) Business Days’ prior written notice to decline prepayment under Clause 11.4 (Voluntary prepayment of Term Loans) or Clause 11.9 (Disposal) of their respective participations under the relevant Facilities. Such waived amounts shall be applied in prepayment of outstandings due to other Lenders under the relevant Term Facility, on a pro rata basis taking into account their Commitments at the date of the relevant prepayment and with the exclusion of any liability on the Agent and, if declined

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by those Lenders, shall be retained by the Group, in which case they will be retained by the Group for any use not expressly prohibited under this Agreement.

12.9	Application of prepayments

Any prepayment of a Utilisation (other than a prepayment pursuant to Clause 11.1 (Illegality), Clause 11.6 (Right of cancellation and repayment in relation to a single Lender or Issuing Bank) or Clause 44.10 (Replacement or Prepayment of Lender)) shall be applied pro rata to each Lender’s participation in that Utilisation. In the case of a Loan under the Facility A, any amount prepaid shall be applied against repayment instalments in chronological order

12.10	Restriction on Mandatory Prepayment
(a)

Any mandatory prepayment to be made by a Borrower under Clause 11.9 (Disposal) shall be limited to the extent that the relevant proceeds cannot be obtained from a member of the Group without (i) such member of the Group being in breach of any law (including any law relating to financial assistance or corporate benefit restrictions on up-streaming of cash intra-group or as to the directors’ fiduciary or statutory duties to such member of the Group and trapped cash) or (ii) incurring a cost or expense (whether as a result of paying additional Taxes or otherwise) equal to or greater than 3 per cent. of the proceeds to be up-streamed or otherwise transferred provided that, in each such case, the Company shall deliver to the Agent (for distribution to the Lenders) a reasonably detailed certificate satisfactory to the Agent acting reasonably setting forth the circumstances of such breach of law, regulation, or fiduciary duty or such risk of personal liability or such costs or expenses.

(b)

Where any such legal restriction, cost or expense exists or arises, the Company shall procure that each of its Subsidiaries shall use all reasonable endeavours lawfully to overcome or minimise the restriction, cost or expense.

(c)

If at any time the events or circumstances giving rise to such restriction, cost or expense shall cease to exist or are removed, the relevant prepayment will be made as soon as reasonably practicable thereafter and at the latest at the end of the Interest Period during which such restriction, cost or expense has ceased to exist or were removed.

13.	RATE SWITCH
13.1	Switch to Compounded Reference Rate

Subject to Clause 13.2 (Delayed switch for existing Term Rate Loans), on and from the Rate Switch Date for a Rate Switch Currency:

(a)	use of the Compounded Reference Rate will replace the use of the Term Reference Rate for the calculation of interest for Loans in that Rate Switch Currency; and
(b)	any Loan or Unpaid Sum in that Rate Switch Currency shall be a “Compounded Rate Loan” and Clause 14.2 (Calculation of interest - Compounded Rate Loans) shall apply to each such Loan or Unpaid Sum.
13.2	Delayed switch for existing Term Rate Loans

If the Rate Switch Date for a Rate Switch Currency falls before the last day of an Interest Period for a Term Rate Loan in that currency:

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(a)	that Loan shall continue to be a Term Rate Loan for that Interest Period and Clause 14.1 (Calculation of interest – Term Rate Loans) shall continue to apply to that Loan for that Interest Period; and
(b)	on and from the first day of the next Interest Period (if any) for that Loan:
(i)	that Loan shall be a “Compounded Rate Loan”; and
(ii)	Clause 14.2 (Calculation of interest - Compounded Rate Loans) shall apply to that Loan.
13.3	Notifications by Agent
(a)	Following the occurrence of a Rate Switch Trigger Event for a Rate Switch Currency, the Agent shall:
(i)	promptly upon becoming aware of the occurrence of that Rate Switch Trigger Event, notify the Borrower and the Lenders of that occurrence; and
(ii)	promptly upon becoming aware of the date of the Rate Switch Trigger Event Date applicable to that Rate Switch Trigger Event, notify the Borrower and the Lenders of that date.
(b)	The Agent shall, promptly upon becoming aware of the occurrence of the Rate Switch Date for a Rate Switch Currency, notify the Borrower and the Lenders of that occurrence.
13.4	Rate switch definitions

In this Agreement:

“Backstop Rate Switch Date” means any date agreed as such between the Agent, the Majority Lenders and the Borrower.

“Rate Switch Currency” means euro.

“Rate Switch Date” means in relation to the Rate Switch Currency, the earlier of:

(a)	the Backstop Rate Switch Date; and

(b)any Rate Switch Trigger Event Date.

“Rate Switch Trigger Event” means:

(a)	in relation to the Rate Switch Currency and the Term Reference Rate applicable to Loans in the Rate Switch Currency:

(i)

(A)	the administrator of that Term Reference Rate or its supervisor publicly announces that such administrator is insolvent; or
(B)

information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Term Reference Rate is insolvent,

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provided that, in each case, at that time, there is no successor administrator to continue to provide that Term Reference Rate;

(ii)

the administrator of that Term Reference Rate publicly announces that it has ceased or will cease to provide that Term Reference Rate for any Quoted Tenor permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Term Reference Rate for that Quoted Tenor;

(iii)	the supervisor of the administrator of that Term Reference Rate publicly announces that such Term Reference Rate has been or will be permanently or indefinitely discontinued for any Quoted Tenor; or
(iv)	the administrator of that Term Reference Rate or its supervisor publicly announces that that Term Reference Rate for any Quoted Tenor may no longer be used; and
(b)

the supervisor of the administrator of that Term Reference Rate publicly announces or publishes information stating that that Term Reference Rate for any Quoted Tenor is no longer, or as of a specified future date will no longer be, representative of the underlying market and the economic reality that it is intended to measure and that such representativeness will not be restored (as determined by such supervisor).

“Rate Switch Trigger Event Date” means, in relation to the Rate Switch Currency:

(a)

in the case of an occurrence of a Rate Switch Trigger Event for the Rate Switch Currency described in paragraph (a)(i) of the definition of “Rate Switch Trigger Event”, the date on which the Term Reference Rate ceases to be published or otherwise becomes unavailable;

(b)

in the case of an occurrence of a Rate Switch Trigger Event for the Rate Switch Currency described in paragraphs (a)(ii), (a)(iii) or (a)(iv) of the definition of “Rate Switch Trigger Event”, the date on which the Term Reference Rate for the relevant Quoted Tenor ceases to be published or otherwise becomes unavailable; and

(c)

in the case of an occurrence of a Rate Switch Trigger Event for the Rate Switch Currency described in paragraph (b) of the definition of “Rate Switch Trigger Event”, the date on which the Term Reference Rate for the relevant Quoted Tenor ceases to be published or otherwise becomes unavailable.

14.	INTEREST
14.1	Calculation of interest – Term Rate Loans

Subject to Clause 14.5 (Interest rate limitation), the rate of interest applicable to a Term Rate Loan for a particular Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and
(b)	Term Reference Rate.
14.2	Calculation of interest – Compounded Rate Loans

Subject to Clause 14.5 (Interest rate limitation):

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(a)	the rate of interest on each Compounded Rate Loan for any day during an Interest Period is the percentage rate per annum which is the aggregate of the applicable:
(i)	Margin; and
(ii)	Compounded Reference Rate for that day;
(b)

if any day during an Interest Period for a Compounded Rate Loan is not an Reference Rate Business Day, the rate of interest on that Compounded Rate Loan for that day will be the rate applicable to the immediately preceding Reference Rate Business Day.

14.3	Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan in cash on the last day of each Interest Period (and, if the Interest Period is longer than six (6) Months, on the dates falling at six (6) Monthly intervals after the first day of the Interest Period).

14.4	Default Interest
(a)

If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue to the fullest extent permitted by law and without notice on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 1.50 per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 14.4 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:
(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and
(ii)

the rate of interest applying to the overdue amount during that first Interest Period shall be 1.50 per cent. per annum higher than the rate which would have applied if the overdue amount had not become due.

14.5	Interest rate limitation

Notwithstanding anything in this Agreement and/or any other Finance Document to the contrary, the Parties agree and accept that in no event shall the overall remuneration applicable to the Loans (including interest, default interest, fees, original issue discounts, premium, charges, redemption fees, expenses and other costs and any other form of compensation related to the Loans) (the “Total Remuneration”) exceed the highest rate permitted under applicable law (including, for the avoidance of doubt, the Italian Usury Law). If the Total Remuneration paid or payable in respect of the Loans at any time is deemed to exceed the maximum rate permitted by the Italian Usury Law, then the Total Remuneration shall be automatically and immediately reduced to the maximum admissible remuneration pursuant to the Italian Usury Law, for, and limited to, the period during which it is not possible to apply the remuneration as originally provided.

14.6	Notification of rates of interest

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(a)	The Agent shall promptly notify the Lenders and the relevant Borrower (or the Company) of the determination of a rate of interest relating to a Term Rate Loan under this Agreement.
(b)

The Agent shall promptly upon a Compounded Rate Interest Payment being determinable notify (such notification to be made no later than three Reference Rate Business Days (or, if in connection with a voluntary prepayment to be made on less than three Reference Rate Business Days’ notice, one Reference Rate Business Day following the date of such notice) prior to the due date for such Compounded Rate Interest Payment):

(i)	the relevant Borrower and the Company of that Compounded Rate Interest Payment;
(ii)	each relevant Lender of the proportion of that Compounded Rate Interest Payment which relates to that Lender’s participation in the relevant Compounded Rate Loan; and
(iii)	the relevant Lenders, the relevant Borrower and the Company of:
(A)

each applicable rate of interest and the amount of interest for each day relating to the determination of that Compounded Rate Interest Payment (including a breakdown of such rate and amount of interest as between the Margin and the Compounded Reference Rate for each such day and any other information that the relevant Borrower may reasonably request in relation to the calculation of such rate and amount or the determination of that Compounded Rate Interest Payment); and

(B)	to the extent it is then determinable, the Market Disruption Rate (if any) relating to the relevant Compounded Rate Loan.
(c)	This paragraph (c) shall not apply to any Compounded Rate Interest Payment determined pursuant to Clause 16.4 (Cost of funds).
(d)

The Agent shall promptly notify the relevant Lenders and the relevant Borrower (or the Company) of the determination of a rate of interest relating to a Compounded Rate Loan to which Clause 16.4 (Cost of funds) applies.

(e)	This Clause 14.6 shall not require the Agent to make any notification to any Party on a day which is not a Business Day.
14.7	Sustainability adjustment

The Company and the Lenders will use commercially reasonable efforts during the 12 months following the Closing Date to agree appropriate provisions, to be negotiated in good faith by such parties, such that certain step-ups / step-downs in the Margin will apply in relation to the Facilities pursuant to an ESG ratchet in connection with certain ESG criteria to be agreed.

15.	INTEREST PERIODS
15.1	Selection of Interest Periods and Terms
(a)

A Borrower (or the Company on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan (if the Loan is a Term Loan and has already been borrowed) or in a Selection Notice.

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(b)

Each Selection Notice for a Term Loan is irrevocable and must be delivered to the Agent by the Borrower (or the Company on behalf of the Borrower) to which that Term Loan was made not later than the Specified Time.

(c)

If a Borrower (or the Company) fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will be the period specified in the applicable Reference Rate Terms, unless the Utilisation Request or the previous Selection Notice for the relevant Loan selects an Interest Period which is stated to apply until the relevant Borrower (or the Company on behalf of that Borrower) selects a different Interest Period in accordance with paragraph (a) above.

(d)	Subject to paragraphs (e) and (j) below, a Borrower (or the Company on its behalf) may select an Interest Period of:
(i)	in respect of a Term Loan, three (3) or six (6) Months, or such other periods as may be selected by that Borrower (or the Company on its behalf) to align with payment and/or repayment dates; and
(ii)

in respect of a Revolving Facility Loan, one (1), three (3) or six (6) Months, or such other periods as may be selected by that Borrower (or the Company on its behalf) to align with payment and/or repayment dates, or, in each case, any period agreed between the Company and the Agent (acting on the instructions of the Lenders of the relevant Utilisation).

(e)

Notwithstanding paragraphs (a) to (d) (inclusive) above the first and the second Interest Periods for the Facility A Loans and (if any) the Oroginal Revolving Facility Loan to be drawn on the Closing Date shall be of the duration agreed between the Company and the Agent (including any period shorter than one (1) Month or one (1) week) and each subsequent Interest Period shall be determined pursuant to this Clause 15.1.

(f)	An Interest Period for a Loan shall not extend beyond the Termination Date applicable to its Facility.
(g)	Each Interest Period for a Term Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.
(h)	A Revolving Facility Loan has one Interest Period only.
(i)

The Interest Period applicable to any Additional Facility must conform to the Interest Period of Facility A (if the relevant Additional Facility is an Additional Term Facility) or the Original Revolving Facility (if the relevant Additional Facility is an Additional Revolving Facility); provided that if in order to ensure such conformity it is necessary for the Agent, the Company and the relevant Lenders to agree an Interest Period as contemplated in paragraph (d) above, to the extent the Company and the relevant Lenders (each acting reasonably) are not able to agree on a suitable Interest Period, the requirement for conformity between the relevant Interest Periods as contemplated in this paragraph (i) shall not apply.

(j)	A Borrower (or the Company on its behalf) may agree with the Agent an Interest Period of any other period than those specified in paragraph (d) above if necessary or desirable:
(ix)	to align an Interest Period to a Quarter Date or the last calendar day or Business Day of any Month or to the Termination Date;

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(x)	to align an Interest Period with an Interest Period for any other Loan then outstanding or to an interest or coupon payment date in respect of or any Permitted Financial Indebtedness;
(xi)	to implement or facilitate any hedging or other Treasury Transaction in relation to the Facilities or any payment thereunder or as may be required to avoid broken funding costs;
(xii)	to facilitate a consolidation of loans;
(xiii)	to facilitate syndication of any Facility; or
(xiv)	to implement or facilitate any changes in relation to any Reference Rate Terms (including, for the avoidance of doubt, the adoption and implementation of a Replacement Reference Rate).
15.2	Non-Business Days

Any rules specified as “Business Day Conventions” in the applicable Reference Rate Terms for a Loan shall apply to each Interest Period for that Loan.

15.3	Consolidation and division of Term Loans
(a)	Subject to paragraph (b) below, if two or more Interest Periods:
(i)	relate to Term Loans (including Additional Term Facility Loans) in each case under the same Facility, made to the same Borrower;
(ii)	end on the same date; and
(iii)	are in the same currency,

those Loans will, unless that Borrower (or the Company on its behalf) specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Loan under that relevant Facility on the last day of the Interest Period.

(b)

No Term Loan (including an Additional Term Facility Loan) can be divided into two or more Loans, unless with the prior consent of the Agent. Only to the extent such consent is obtained, subject to Clause 4.5 (Maximum number of Utilisations) and Clause 5.3 (Currency and amount), that the relevant Loan will, on the last day of its Interest Period, be divided with the Base Currency Amounts specified in that Selection Notice, having an aggregate Base Currency Amount equal to the Base Currency Amount of that Loan immediately before its division.

16.	CHANGES TO THE CALCULATION OF INTEREST
16.1	Interest calculation if no Primary Term Rate
(a)

Interpolated Primary Term Rate: If no Primary Term Rate is available for the Interest Period of a Term Rate Loan, the applicable Term Reference Rate shall be the Interpolated Primary Term Rate for a period equal in length to the Interest Period of that Loan.

(b)

Shortened Interest Period: If no Primary Term Rate is available for the Interest Period of a Term Rate Loan and it is not possible to calculate the Interpolated Primary Term Rate, the Interest Period of the Loan shall (if it is longer than the applicable Fallback

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Interest Period) be shortened to the applicable Fallback Interest Period and the applicable Term Reference Rate for the shortened Interest Period shall be determined pursuant to the definition of “Term Reference Rate”.

(c)

Shortened Interest Period and Historic Primary Term Rate: If the Interest Period of a Loan is, after giving effect to paragraph (b) above, either the applicable Fallback Interest Period or shorter than the applicable Fallback Interest Period and, in either case, no Primary Term Rate is available for the Interest Period of that Loan and it is not possible to calculate the Interpolated Primary Term Rate, the applicable Term Reference Rate shall be the Historic Primary Term Rate for that Loan.

(d)

Shortened Interest Period and Interpolated Historic Primary Term Rate: If paragraph (c) above applies but no Historic Primary Term Rate is available for the Interest Period of that Loan, the applicable Term Reference Rate shall be the Interpolated Historic Primary Term Rate for a period equal in length to the Interest Period of that Loan.

(e)

Alternative Term Rate: If paragraph (d) above applies but it is not possible to calculate the Interpolated Historic Primary Term Rate, the Interest Period of that Loan shall, if it has been shortened pursuant to paragraph (b) above, revert to its previous length and the applicable Term Reference Rate shall be the aggregate of:

(i)	the Alternative Term Rate as of the Quotation Time for a period equal in length to the Interest Period of that Loan; and
(ii)	any applicable Alternative Term Rate Adjustment.
(f)

Interpolated Alternative Term Rate: If paragraph (e) above applies but no Alternative Term Rate is available for the Interest Period of that Loan, the applicable Term Reference Rate shall be the aggregate of:

(i)	the Interpolated Alternative Term Rate for a period equal in length to the Interest Period of that Loan; and
(ii)	any applicable Alternative Term Rate Adjustment.
(g)

Central Bank Rate: if paragraph (f) above applies but it is not possible to calculate the Interpolated Alternative Term Rate, the Interest Period of that Loan shall, if it has been shortened pursuant to paragraph (b) above, revert to its previous length and the applicable Term Reference Rate shall be the percentage rate per annum which is the aggregate of either:

(i)

(A)	the Central Bank Rate as of the Quotation Time and for a period equal in length to the Interest Period of that Loan; and
(B)	any applicable Central Bank Rate Adjustment; or
(ii)	if the Central Bank Rate is not available at the Quotation Time:
(A)

the most recent Central Bank Rate for a day which is no more than five Reference Rate Business Days before the relevant Quotation Day for a period equal in length to the Interest Period of that Loan; and

(B)	any applicable Central Bank Rate Adjustment.

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(h)	Compounded Reference Rates: If paragraph (g) applies but it is not possible to calculate the Central Bank Rate, then:
(i)

if “Compounded Reference Rate will apply as a fallback” is specified in the Reference Rate Terms for that Loan and there are Reference Rate Terms applicable to Compounded Rate Loans in the relevant currency:

(A)	there shall be no Term Reference Rate for that Loan for that Interest Period and Clause 14.1 (Calculation of interest – Term Rate Loans) will not apply to that Loan for that Interest Period; and
(B)	that Loan shall be a “Compounded Rate Loan” for that Interest Period and Clause 14.2 (Calculation of interest - Compounded Rate Loans) shall apply to that Loan for that Interest Period; and

(ii)  if “Cost of funds will apply as a fallback”, is specified in the Reference Rate Terms for that Loan, Clause 16.4 (Cost of funds) shall apply to that Loan for that Interest Period.

16.2	Interest calculation if no RFR or Central Bank Rate

If:

(a)

there is no applicable RFR or Central Bank Rate for the purposes of calculating the Daily Non-Cumulative Compounded RFR Rate for a Reference Rate Business Day during an Interest Period for a Compounded Rate Loan; and

(b)	“Cost of funds will apply as a fallback” is specified in the Reference Rate Terms for that Loan,

Clause 16.4 (Cost of funds) shall apply to that Loan for that Interest Period.

16.3	Market disruption

If:

(a)	a Market Disruption Rate is specified in the Reference Rate Terms for a Loan; and
(b)

before the Reporting Time for that Loan the Agent receives notifications from a Lender or Lenders (whose participations in that Loan exceed 40 per cent. of that Loan) that the cost to it of funding its participation in that Loan from the wholesale market for the relevant currency would be in excess of that Market Disruption Rate, then Clause 16.4 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

16.4	Cost of funds
(a)

If this Clause 16.4 applies to a Loan for an Interest Period neither Clause 14.1 (Calculation of interest – Term Rate Loans) nor Clause 14.2 (Calculation of interest - Compounded Rate Loans) shall apply to that Loan for that Interest Period, the rate of interest on the relevant Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and
(ii)	the weighted average of the rates notified to the Agent by each Lender as soon as practicable and in any event by the Reporting Time, to be that which

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expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in that Loan from the wholesale market for the relevant currency, or if lower, from whatever source it may reasonably select, provided that, such Lender confirms (for the benefit of the Group) to the Agent that such percentage rate per annum does not exceed the cost to the relevant Lender of funding its participation in that currency under other syndicated credit facilities involving similarly situated borrowers under which that Lender is a lender.

(b)

If this Clause 16.4 applies and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)

Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of the Relevant Currency Majority Lenders for each currency to which the relevant alternative basis will apply and the Company, be binding on all Parties, provided that:

(i)	any alternative basis agreed pursuant to paragraph (b) above shall automatically be binding on a Defaulting Lender;
(ii)

any alternative basis agreed pursuant to paragraph (b) above shall automatically be binding on any Lender which does not accept or reject a request for any such consent before 5:00 p.m. on the date falling five Business Days from the date of that request being made (or such other time and date as the Company may specify, with the consent of the Agent if less than five Business Days from the date of such request being made); and

(iii)	any Lender which rejects a request for any such consent shall be deemed to be a Non-Consenting Lender for the purposes of this Agreement.
(d)	If this Clause 16.4 applies pursuant to Clause 16.3 (Market disruption) and:
(i)	a Lender’s Funding Rate is less than the relevant Market Disruption Rate; or
(ii)	a Lender does not notify a rate to the Agent by the relevant Reporting Time,

the cost to that Lender of funding its participation in that Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be the Market Disruption Rate for that Loan.

(e)

If this Clause 16.4 applies pursuant to Clause 16.1 (Interest calculation if no Primary Term Rate) but any Lender does not notify a rate to the Agent by the Reporting Time for the relevant Loan, the rate of interest shall be calculated on the basis of the quotations of the remaining Lenders.

16.5	Break Costs
(a)

If an amount is specified as Break Costs in the Reference Rate Terms for a Loan or Unpaid Sum, each Borrower shall, within ten (10) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs (if any) attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent under paragraph (a) above, provide a certificate confirming the amount of (and giving

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reasonable details of the calculation of) its Break Costs for any Interest Period in which they accrue, a copy of which shall be provided to the Company.

17.	FEES AND PAYMENTS
17.1	Commitment fee
(a)

The Company shall pay or procure that there is paid to the Agent (for the account of each Original Revolving Facility Lender) a fee in the Base Currency computed at the rate of 30 per cent. of the then applicable Margin on that Original Revolving Facility Lender’s Available Commitment (unused and uncancelled) under the Original Revolving Facility from the Closing Date until the expiry of the Availability Period applicable to the Original Revolving Facility.

(b)

Accrued commitment fees under paragraph (a) above are payable on the last day of each successive period of six (6) Months commencing from the Closing Date and which ends during the relevant Availability Period, on the last day of the relevant Availability Period and on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

17.2	Upfront/Arrangement fees

The Company shall pay (or procure payment of):

(a)	to the Arrangers in respect of Facility A and the Original Revolving Facility; and
(b)	any arrangers under any Additional Facility,

an upfront/arrangement fee in the amount and at the times agreed in one or more Fee Letters.

17.3	Agency and Security Agent fee

The Company shall pay (or procure the payment of) an agency and security agent fee to the Agent and Security Agent (for its own account) in the amount and at the times agreed in a Fee Letter.

17.4	Fees payable in respect of Letters of Credit
(a)

The Borrower shall pay to the Agent (for the account of each Lender) a Letter of Credit fee in the Base Currency (computed at the rate equal to the Margin applicable to the relevant Revolving Facility Loan) on the outstanding amount of any Letter of Credit requested by it (less, in each case, any amount which has been cash covered, repaid, prepaid or cancelled) for the period from and including the issue of that Letter of Credit until and including its Expiry Date (or thed ate of its repayment, prepayment or cancellation, if earlier). Subject to paragraph (c) of Clause 7.6 (Regulation and consequences of cash cover provided by Borrower), this fee shall be distributed according to each Lender’s L/C Proportion of that Letter of Credit.

(b)

The Borrower shall pay to the Issuing Bank a fronting fee at a rate separarely agreed with the Issuing Bank on the outstanding amount which is counter-indemnified by the other Lenders of each Letter of Credit requested by it (less any amount which has been repaid, prepaid or cancelled) for the period from and including the issue of that Letter of Credit until and including its Expiry Date (or the date of its repayment, prepayment or cancellation, if earlier).

(c)	The accrued fronting fee and Letter of Credit fee on a Letter of Credit shall be payable on the last Business Day of each successive period of six (6) Months (or such other

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period as shall end on the Expiry Date for, or the cancellation in full of, that Letter of Credit or as the Company and the relevant Issuing Bank may agree) starting on the date of issue of that Letter of Credit.

(d)	No fronting fee shall be payable in respect of any amount of any Letter of Credit which is cash covered (unless otherwise agreed by the Company)
17.5	No deal, no fees

None of the fees referred to in Clauses 17.1 (Commitment fee) to 17.4 (Fees payable in respect of Letters of Credit) (inclusive) nor any commissions, costs or expenses shall be payable if the Closing Date does not occur.

17.6	Interest, commission and fees on Ancillary Facilities and Fronted Ancillary Facilities
(a)

The rate and time of payment of interest, commission, fees and any other remuneration in respect of each Ancillary Facility shall be determined by agreement between the relevant Ancillary Lender and the Borrower of that Ancillary Facility based upon normal market rates and terms.

(b)	In relation to a Fronted Ancillary Facility:
(xv)

promptly following each Quarter Date and each date on which a Fronted Ancillary Facility is terminated or cancelled (in whole or part) (a “Notice Date”), each Fronting Ancillary Lender shall notify the Agent of the average amount outstanding under that applicable Fronted Ancillary Facility for each period starting on the date of the commencement of the relevant Fronted Ancillary Facility, or as applicable the previous Quarter Date, and ending on the next Quarter Date, or as applicable on the date on which such Fronted Ancillary Facility is terminated or cancelled (in whole or part) (each a “Fronted Ancillary Facility Fee Period”);

(xvi)

the Borrower that requested the relevant Fronted Ancillary Facility shall pay (or procure that there is paid) to the Agent (for the account of the Fronting Ancillary Lender and each Fronted Ancillary Lender) a fee (the “Fronted Ancillary Facility Fee”) in relation to each Fronted Ancillary Facility computed at the rate equal to the Margin applicable to a Loan under the relevant Revolving Facility on the aggregate amount of the Ancillary Outstandings under the Fronted Ancillary Facility during each Fronted Ancillary Facility Fee Period (as determined by the Fronting Ancillary Lender in accordance with paragraph (a) above) in the currency of that Fronted Ancillary Facility calculated on an average basis. The accrued Fronted Ancillary Facility Fee shall be payable promptly upon notification by the Agent at any time after each Notice Date;

(xvii)

the Agent shall distribute each Fronted Ancillary Facility Fee paid under paragraph (ii) above to the Fronted Ancillary Lenders and Fronting Ancillary Lender pro rata. A Fronted Ancillary Lender’s and the Fronting Ancillary Lender’s pro rata share of any such fee will be equal to the proportion borne by its Fronted Ancillary Commitment or Fronting Ancillary Commitment to the aggregate of all Fronted Ancillary Commitments and the Fronting Ancillary Commitment under the relevant Fronted Ancillary Facility on the average basis during the applicable Fronted Ancillary Facility Fee Period; and

(xviii)	the Borrower who requested a Fronted Ancillary Facility shall in addition pay to the relevant Fronting Ancillary Lender a fee for acting as Fronting Ancillary

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Lender and otherwise in such amount as shall be agreed between such Fronting Ancillary Lender and the Borrower based upon its normal market rates and terms.

17.7	Defaulting Lenders and Impaired Agent

Unless otherwise agreed in writing by the Company and notwithstanding anything to the contrary in the Finance Documents:

(a)	no commitment fee shall accrue or be payable to the Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender;
(b)

no other fees, costs or expenses shall, in each case, be payable to a Lender for any day on which that Lender is a Defaulting Lender (and the fees payable under the Finance Documents shall be reduced accordingly); and

(c)

no fees, costs or expenses shall, in each case, be payable (or paid) to the Agent for any day on which that Agent is an Impaired Agent (and the fees payable under the Finance Documents shall be reduced accordingly).

18.	TAX GROSS UP AND INDEMNITIES
18.1	Definitions

In this Agreement:

“Affidavit” means the affidavit as approved by the Italian Revenues Agency – Prot. n. 2013/84404 – on 10 July 2013 (and as amended from time to time as the case may be) and made available on the website “www.agenziaentrate.gov.it”.

“Dutch CITA” means the Dutch Corporate Income Tax Act 1969 (Wet op de vennootschapsbelasting 1969).

“Dutch CIT Fiscal Unity” means a fiscal unity (fiscale eenheid) for Dutch corporate income tax purposes.

“Dutch CIT Obligor” means an Obligor resident for tax purposes in the Netherlands and includes any Obligor carrying on a business through a permanent establishment or deemed permanent establishment taxable in the Netherlands.

“Protected Party” means a Finance Party which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means a Lender which is the beneficial owner of payments of interest or fees under the Finance Documents and is:

(a)

a bank or financial institution or insurance undertaking duly authorised or licensed to carry out banking or lending activity in Italy pursuant to the Italian Banking Law or an alternative investment fund established under Directive 2011/61/EU and duly authorised or licensed to carry out lending activity under Legislative Decree No. 58 dated 24 February 1998 that is resident for tax purposes in Italy pursuant to article 73 of Italian Presidential Decree No. 917 of 22 December 1986 (as amended and/or supplemented from time to time) and which is not acting for the purposes of any Finance

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Document through a Facility Office or, in any case, a permanent establishment located outside of Italy; or

(b)

a permanent establishment in Italy of a bank or financial institution duly authorised or licensed to carry out banking and lending activity in Italy for which any payment received under the Finance Documents is qualified as business income (reddito d’impresa) pursuant to article 81, article 151 and article 152 of the Italian Presidential Decree No. 917 of 22 December 1986 (as amended and/or supplemented from time to time); or

(c)	a Treaty Lender; or
(d)

any entity which, under article 26, paragraph 5-bis of Italian Presidential Decree No. 600 of 29 September 1973 (as amended and restated from time to time), being duly authorized or licensed to carry out banking or lending activity in Italy under Legislative Decree No. 385 of 1 September 1993, is entitled to receive payments under the Finance Documents deriving from Italy without any Tax Deduction; or

(e)

in respect of any Letters of Credit (or equivalent under any Ancillary Facility or Fronted Ancillary Facility), any entity beneficially entitled to receive any relevant fees and other commissions thereunder without application of Italian withholding tax, under Article 26-bis of Presidential Decree no. 600 of 29 September 1973 (“Qualifying Issuing Bank”); or

(f)	an entity to which any payment under the Finance Documents can be made without a Tax Deduction being imposed under the laws of Italy.

For the avoidance of doubt, the entities described in paragraph (d) above will qualify as Qualified Lenders with respect to any Additional Facilities, Ancillary Facilities or Fronted Ancillary Facilities only to the extent that such Additional Facilities, Ancillary Facilities or Fronted Ancillary Facilities have a maturity date exceeding eighteen (18) Months and one day.

“Self-Declaration Form” means a self-declaration form substantially in the form set out in Schedule 22 (Self-Declaration Form).

“Tax Credit” means a credit against, relief or remission for, or repayment of, any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 18.2 (Tax gross up) or a payment under Clause 18.3 (Tax indemnity).

“Treaty Lender” means a Lender which:

(a)	is treated as resident of a Treaty State for the purposes of the relevant Treaty;
(b)

does not carry on business in Italy through a permanent establishment, or does not act from a Facility Office qualifying as a permanent establishment in Italy, with which that Lender’s participation in the Loan is effectively connected; and

(c)

fulfills any other conditions which must be fulfilled under the relevant Treaty for residents of the Treaty State to obtain full exemption from Tax imposed on payments under the Finance Dcuments by Italy (subject to the completion of any procedural formalities).

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“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with Italy which makes provision for full exemption from Tax imposed by Italy on interest payments under the Finance Documents.

18.2	Tax gross up
(a)	Each Obligor shall make all payments to be made by it under each Finance Document without any Tax Deduction unless a Tax Deduction is required by law.
(b)

The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. If the Agent receives such notification, it must notify the affected Parties promptly. Similarly, a Lender or the Issuing Bank shall promptly notify the Agent on becoming so aware in respect of a payment payable to that Lender or the Issuing Bank. If the Agent receives such notification from a Lender or the Issuing Bank it shall notify the Company and that Obligor.

(c)

If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) ensures that the Lenders receives an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	An Obligor does not need to make an increased payment under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by Italy if on the date on which the payment falls due:
(i)

the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not, or has ceased to be, a Qualifying Lender other than as a result of any change after the date on which it became a Lender under this Agreement in (or in the interpretation, administration or application of) any law or Treaty, or any published practice or published concession of any relevant taxing authority; or

(ii)

the relevant Lender is a Qualifying Lender and payment could have been made to the Lender without a Tax Deduction had that Lender complied with its obligations under paragraphs (g) or (h) below or Clause 18.5 (Lender Status Confirmation), as applicable.

(e)

If an Obligor is required to make a Tax Deduction by law, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)

Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the relevant Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)

With respect to Letters of Credit, each Qualifying Issuing Bank, shall provide the Borrower with a certificate substantially in the form as approved with Ministerial Decree 12 December 2001 (“Tax Exemption Certificate”) plus any additional declaration required under applicable law or pursuant to public interpretation of the relevant tax authorities on a date which falls at least five Business Days prior to the date upon which any payment thereunder is due.

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(h)

A Lender and each Obligor which makes a payment to which that Lender is entitled under the Finance Documents shall co-operate in completing any procedural formalities necessary for that Obligor to make that payment without a Tax Deduction or,where a payment without a Tax Deduction is not possible,with the minimum Tax Deduction required by law. If the Obligor is able to demonstrate that an increased Tax Deduction applies due to the failure of the Finance Party to comply with this paragraph (h), the amount of Tax Payment payable by the Obligor pursuant to paragraph (d) of Clause

18.2 (Tax gross up), if applicable, shall be limited to the amount of the Tax Deduction that would have been made by such Obligor had that Finance Party co-operated in completing the procedural formalities necessary to benefit from such reduced rate of Tax Deduction under the relevant law or Treaty.

18.3	Tax indemnity
(a)

The Company shall (or shall procure that an Obligor will) within three (3) Business Days of demand by the Agent pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines (in good faith) will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:
(i)	with respect to any Tax assessed on a Finance Party:
(A)

under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes or in which it has a permanent establishment to which income under this Agreement is attributed in respect of amounts received or receivable in that jurisdiction; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income (including, for the avoidance of any doubt, the value of production determined for IRAP purposes) received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:
(A)	is compensated for by an increased payment under Clause 18.2 (Tax gross up) or a payment under Clause 17.7 (Stamp taxes);
(B)

would have been compensated for by an increased payment under Clause 18.2 (Tax gross up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 18.2 (Tax gross up) applied;

(C)

would have been compensated for by an increased payment under Clause 18.6 (Stamp Taxes) or Clause 18.8 (VAT) or Clause 19 (Increased Costs) but was not so compensated because the exclusions in Clause 18.6(Stamp Taxes) or Clause 18.8 (VAT) or Clause 19.3 (Exceptions) applied;

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(D)	relates to a FATCA Deduction required to be made by a Party; or
(E)	is attributable to any Bank Levy.
(c)

A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 18.3, notify the Agent.
18.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines (in good faith) that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and
(b)	that Finance Party or any of its Affiliates has obtained and effectively utilised that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

18.5	Lender Status Confirmation
(a)

Without prejudice to the generality of the foregoing, any entity included under limb (d) of the definition of “Qualifying Lender”, shall deliver to the relevant Borrower through the Agent the Self-Declaration Form along with the certificate of tax residency (if requested by the relevant Borrower), or in the case of a Treaty Lender, the Affidavit, along with the certificate of tax residency as well as any other document required by law for the relevant Italian Borrower to be entitled to make that payment without a Tax Deduction (or with the minimum Tax Deduction required by law) duly completed and signed by such entity (or its legal representative) at the following dates:

(i)	on or before the later of (x) the date falling seven (7) Business Days prior to the date upon which interest is first due to be paid to it; and (y) the date it becomes a Lender under this Agreement;
(ii)

whenever there is a change in the Lender’s status under a Treaty or any Italian applicable law within twenty (20) Business Days from the time change is effective (or, if earlier, within at least ten (10) Business Days prior to the date upon which interest is first due to be paid to it);

(iii)

thereafter, in the case of subsequent Affidavit, as soon as possible upon expiration of the previous Affidavit (and in any event prior to the next date upon which interest is due to be paid to it following the expiration of the previous Affidavit), along with a certificate of tax residency , provided that each Affidavit shall in any event be deemed to expire at the end of each calendar year in which it was issued;

(iv)	thereafter, in the case of a subsequent Self-Declaration Form, as soon as possible along with a certificate of tax residency (if requested by the relevant

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Obligor) following written request of the relevant Obligor (which request may not be made more than once a year).

(b)

Each Lender which becomes a Party to this Agreement after the Signing Date shall indicate, in the Transfer Certificate, Increase Confirmation or Additional Facility Notice which it executes on becoming a Party, and for the benefit of the Agent and, subject to paragraph (c) below, without liability to any Obligor which of the following categories it falls in:

(i)	not a Qualifying Lender,
(ii)	a Qualifying Lender (other than a Treaty Lender),
(iii)	a Qualifying Lender (by virtue of being a Treaty Lender); and
(iv)	a Qualifying Issuing Bank; or
(v)	not a Qualifying Issuing Bank.
(c)

If a New Lender, Increase Lender, or Additional Facility Lender fails to indicate its status in accordance with this Clause 18.5, then such Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the Company). For the avoidance of doubt, a Transfer Certificate, Increase Confirmation or Additional Facility Notice, shall not be invalidated by any failure of a Lender to comply with this Clause 18.5.

(d)

If a Lender becomes aware that it is not, or ceases to be, a Qualifying Lender, it shall as soon as is reasonably practicable notify the Agent. If the Agent receives such notification from a Lender it shall as soon as is reasonably practicable notify the Company.

(e)	The Borrower assumes no responsibility on the correctness, truthfulness and accuracy of the information provided by the Lenders under this clause or in the Affidavit or Self-Declaration Form.
18.6	Stamp taxes

The Company shall (or shall procure that an Obligor will) pay and, within 3 (three) Business Days of demand by the Agent (or the Security Agent, in relation to any Transaction Security Document), indemnify each Finance Party against any cost, loss or liability that such Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document , except for (i) any stamp duty, registration or similar Taxes payable in the case of voluntary registration or filing of the Finance Documents to the extent such registration or filing was not necessary to enforce, establish or evidence any rights of a Finance Party under the Finance Documents.; or (ii) any stamp registration or similar Taxes payable in respect of an assignment or transfer by a Finance Party of any of rights or obligations under a Finance Document including any confirmation, extension or re-taking of any Transaction Security in connection therewith, save where such assignment or transfer is made at the request of an Obligor (including pursuant to Clause 21.1 (Mitigation)).

18.7	Survival of obligations

Without prejudice to the survival of any other provision of this Agreement, the agreements and obligations of each Obligor contained in this Clause 17 shall survive the payment in full by the Obligors of all obligations under this Agreement and the termination of this Agreement.

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18.8	VAT
(a)

All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party) or, where applicable, directly account for such VAT at the appropriate rate under the reverse charge procedure provided for by Article 196 of Council Directive 2006/112/EC, as amended and implemented by any relevant member state of the European Union.

(b)

If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)

(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)

(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)

Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)

Any reference in this Clause 18.8 to any Party shall, at any time when such Party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply or, where appropriate, as receiving the supply, under VAT grouping rules provided for in Article 11 of Council Directive 2006/112/EC of 28 November 2006 (or as implemented the relevant European member state) or any other similar provision in any jurisdiction which is not a member state of the European Union, so that a reference to a Party shall be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member

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for VAT purposes at the relevant time or the relevant representative member (or head) of such group or unity (or fiscal unity) at the relevant time (as the case may be).

(e)

In relation to any supply made by a Finance Party to any other party under a Finance Document, if reasonably requested by such Finance Party, that party must promptly provide such Finance Party with details of that party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

(f)

Where a Finance Party has an option available to it under applicable VAT law whether or not to subject a supply or service to VAT it shall not subject such supply or service to VAT without the prior written consent of the recipient of such supply or service (such consent not to be unreasonably withheld).

18.9	FATCA Information
(a)	Subject to paragraph (c) below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:
(i)	confirm to that other Party whether it is:
(A)	a FATCA Exempt Party; or
(B)	not a FATCA Exempt Party;
(ii)

supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)

supply to that other Party such forms, documentation or other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation or exchange of information regime.

(b)

If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)

Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;
(ii)	any fiduciary duty; or
(iii)	any duty of confidentiality.
(d)

If a Party fails to confirm whether or not it is a FATCA Exempt Party, or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (a)(ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

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18.10	FATCA Deduction
(a)

Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)

Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Company and the Agent, and the Agent shall notify the other Finance Parties.

18.11	No Imposta Sostitutiva

Pursuant to Article 17 of Italian Presidential Decree No. 601 of 29 September 1973 which provides for the application of the Imposta Sostitutiva on medium-long term financings if the parties exercise such option in the relevant facilities agreement, the Parties agree to not subject the Facilities made available under this Agreement to such Imposta Sostitutiva.

18.12	Dutch CIT Fiscal unity

If at any time, a Dutch CIT Obligor is a member of a Dutch CIT Fiscal Unity and such fiscal unity is, in respect of that Dutch CIT Obligor, terminated (verbroken) or disrupted (beëindigd) as a result of or in connection with the Agent enforcing its rights under any Finance Document, the Dutch CIT Obligor shall, at the request of the Agent and together with the parent company (moedermaatschappij) or deemed parent company (aangewezen moedermaatschappij) of that fiscal unity, for no consideration and as soon as reasonably practicable, lodge a request with the relevant taxing authority to allocate and surrender to the Dutch CIT Obligor leaving the fiscal unity any tax losses (within the meaning of Article 20 of the Dutch CITA), any interest expenses available for carry forward (within the meaning of Article 15b(5) of the Dutch CITA) and/or

(iii) Tax credit carry forward (within the meaning of Article 25a of the Dutch CITA), in each case to the extent such tax losses, interest carry forward and/or Tax credit carry forward are attributable (toerekenbaar) to that Dutch CIT Obligor (within the meaning of Articles 15af, 15ahb and 15al of the Dutch CITA).

19.	INCREASED COSTS
19.1	Increased costs
(a)

Subject to Clause 19.3 (Exceptions), the Borrower shall, within ten (10) Business Days of a demand by the Agent, pay for the account of a Finance Party or any of its Affiliates (such Finance Party or its Affiliate, as applicable, being a “Claiming Party” for the purpose of this Clause 19) the amount of any Increased Cost (as defined in paragraph

(b)below) incurred by such Claiming Party as a result of the introduction of, or a change in, or a change in the interpretation, administration or application of, any law, regulation or treaty occurring after the date on which such Finance Party becomes a party to this Agreement, or compliance with any law, regulation or treaty made after the date on which a Finance Party becomes a party to this Agreement, or the implementation or application of (or compliance with) Basel III or CRD IV or any law or regulation that implements Basel III or CRD IV.

(b)	In this Agreement, “Increased Costs” means:
(i)	a reduction in the rate of return from a Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

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(ii)	an additional or increased cost; or
(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by such Claiming Party to the extent that it is attributable to that Finance Party having entered into its Commitment or an Ancillary Commitment, Fronted Ancillary Commitment or Fronting Ancillary Commitment or funding or performing its obligations under any Finance Document or Letter of Credit.

19.2	Increased cost claims
(a)

A Claiming Party intending to make a claim pursuant to Clause 19.1 (Increased costs) shall notify the Agent as soon as reasonably practicable after becoming aware of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

(b)

Each Finance Party shall, as soon as reasonably practicable after demand from the Agent who has received the notice referred to in paragraph (a) above, provide a certificate (giving reasonable details of the circumstances giving rise to such claim and calculation of the Increased Cost with (to the extent available) appropriate supporting evidence) confirming the amount of its Increased Costs, a copy of which shall be provided to the Company.

(c)

A Lender shall only be entitled to make a claim pursuant to Clause 19.1 (Increased costs) to the extent such Lender is imposing such charges on, or requesting such compensation from, similar borrowers under similar credit facilities.

19.3	Exceptions
(a)	Clause 19.1 (Increased costs) does not apply to the extent any Increased Cost is:
(i)

attributable to a change in the Tax (whether of basis, timing or otherwise) on the overall net income of the Claiming Party (or any Affiliate of it) or of the branch or office through which it participates in the relevant Utilisation;

(ii)	attributable to a FATCA Deduction (or any payment attributable to, or liability arising as a consequence of, FATCA) required to be made by a Party;
(iii)

compensated for by Clause 18.3 (Tax indemnity) (or would have been compensated for under Clause 18.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in Clause 18.3 (Tax indemnity) applied);

(iv)

compensated for by Clause 18.6 (Stamp taxes) (or would have been compensated for under Clause 18.6 (Stamp taxes) but was not so compensated solely because any of the exclusions in Clause 18.6 (Stamp taxes) applied);

(v)	compensated for by Clause 18.8 (VAT);
(vi)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation or treaty or the terms of any Finance Document;
(vii)

attributable to any penalty having been imposed by the relevant central bank or monetary or fiscal authority upon the Finance Party (or any Affiliate of it) by virtue of its having exceeded in any country or sector borrowing limits or breached any directives imposed on it;

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(viii)

attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates) but excluding any amendment arising out of Basel III, any amendment to Basel III or any further guidance or standards published by the Basel Committee relating to Basel III, in the form existing on the Signing Date, or any other law or regulation which implements Basel III (whether such implementation, application or compliance is by a government, regulator, a Finance Party or any of its Affiliates);

(ix)	attributable to any Bank Levy (or any payment attributable to, or liability arising as a consequence of, a Bank Levy);
(x)

attributable to the implementation or application of, or compliance with, Basel III or CRD IV to the extent that a Finance Party knew (or could reasonably be expected to have known about) the Increased Cost on or prior to the date on which it became a Finance Party; or

(xi)	not notified to the relevant Borrower and/or provided in any certificate in accordance with paragraph (a) of Clause 19.1 (Increased costs).
(b)	In this Clause 19.3 reference to a Tax Deduction has the same meaning given to the term in Clause 18 (Definitions).
20.	OTHER INDEMNITIES
20.1	Currency indemnity
(a)

If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or
(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within ten (10) Business Days of demand, indemnify each Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
20.2	Other indemnities

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(a)

The Company shall (or shall procure that an Obligor will), within ten (10) Business Days of demand, indemnify the Arrangers and each other Secured Party against any cost, loss or liability incurred by it as a result of:

(i)	the occurrence of any Event of Default;
(ii)

a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 34 (Sharing Among the Finance Parties);

(iii)

funding, or making arrangements to fund, its participation in a Utilisation requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone);

(iv)

issuing or making arrangements to issue a Letter of Credit requested by the Company or a Borrower in a Utilisation Request but not issued by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(v)	a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company.
(b)

The Company shall promptly indemnify each Finance Party, each Affiliate of a Finance Party and each officer or employee of a Finance Party or its Affiliate (each an “Indemnified Person”), against any duly documented cost, loss or liability reasonably incurred by that Finance Party or its Affiliate (or officer or employee of that Finance Party or Affiliate) in connection with or arising out of the Acquisition or the funding of the Acquisition (including but not limited to those incurred in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry concerning the Acquisition), except (i) to the extent such loss or liability is caused by the gross negligence (colpa grave) or wilful misconduct (dolo) or breach of any term of the Finance Documents of that Finance Party or its Affiliate (or employee or officer of that Finance Party or Affiliate) and (ii) any consequential damages or loss of profit incurred in connection with the Facilities and any losses, liabilities or expenses connected with syndicating or attempting to syndicate the Facilities; and provided that the Indemnified Persons together shall instruct only one legal counsel in any one jurisdiction at any one time (unless it is reasonably determined they have a conflict as between themselves). Any Affiliate or any officer or employee of a Finance Party or its Affiliate may rely on this Clause 20.2 subject to Clause 1.7 (Third Party Rights) and the provisions of the Third Parties Act.

20.3	Indemnity to the Agent

The Company shall (or shall procure that an Obligor will), within ten (10) Business Days of demand (which demand must be accompanied by reasonable details and calculations of the amount demanded), indemnify the Agent against any reasonable and duly documented cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)

investigating any event which it reasonably believes is an Event of Default, provided that if that investigation shows that no Event of Default had occurred, then such cost, loss and liability shall be for the account of the Lenders;

(b)	entering into or performing any foreign exchange contract for the purposes of paragraph (b) of Clause 35.10 (Change of currency);

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(c)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorized; or
(d)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement.
20.4	Indemnity to the Security Agent

Each Obligor shall (or shall procure that an Obligor will), within ten (10) Business Days of demand (which demand must be accompanied by reasonable details and calculations of the amount demanded), indemnify the Security Agent against any duly documented cost, loss or liability reasonably incurred by the Security Agent (acting reasonably) as a result of:

(a)	the taking, holding, protection, enforcement or release of the Security under the Transaction Security Documents,
(b)	the exercise of any of the rights, powers, discretions and remedies vested in the Security Agent by the Finance Documents or by law; or
(c)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents.
21.	MITIGATION BY THE LENDERS
21.1	Mitigation
(a)

Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any Facility ceasing to be available or any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 11.1 (Illegality), Clause 11.2 (Illegality in relation to Issuing Bank), Clause 18 (Tax Gross Up and Indemnities) and Clause 19 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.
21.2	Limitation of liability
(a)

The Company shall (or shall procure that an Obligor will) promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 21.1 (Mitigation).

(b)

A Finance Party is not obliged to take any steps under Clause 21.1 (Mitigation) if it is not legally permitted or, except in respect of paragraph (a) of Clause 21.1 (Mitigation), if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

22.	COSTS AND EXPENSES
22.1	Transaction expenses

The Company shall, or shall procure that another member of the Group will, within ten (10) Business Days of demand (which demand must be accompanied by reasonable details and calculations of the amount demanded), reimburse the Agent, the Arrangers, the Issuing Bank and the Security Agent for all duly documented reasonable third party costs and out-of-pocket expenses (including, up to a pre-agreed cap, legal fees and disbursements of legal counsel

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appointed with the prior approval of the Company, as well as notarial fees relating to any Finance Document (as well as any amendments hereto or thereto and any accession deeds) and registration fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution, syndication and perfection (in each case subject to any agreed caps or limits) of this Agreement and any other Finance Document (including any Finance Document executed after the Signing Date), provided that:

(a)	the Closing Date occurs (other than in respect of duly documented reasonable legal fees, up to a pre-agreed cap, and security costs); and
(b)

the amount payable in respect of other duly documented reasonable costs and out-of-pocket expenses incurred by the Agent and the Arrangers relating to the Finance Documents signed on or about the Signing Date shall be capped at an amount to be agreed between the Company and the Agent or the Security Agent (as applicable).

22.2	Amendment costs

If:

(a)	an Obligor requests an amendment, waiver or consent; or
(b)	an amendment is required pursuant to Clause 35.10 (Change of currency),

the Company shall, or shall procure that another member of the Group will, within ten (10) Business Days of demand (which demand must be accompanied by reasonable details and calculations of the amount demanded), reimburse each of the Agent and the Security Agent for the amount of all reasonable duly documented third party costs and expenses (including legal fees up to a pre-agreed cap) reasonably incurred by the Agent and the Security Agent (and, in the case of the Security Agent, by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

22.3	Enforcement and preservation costs

The Company shall, or shall procure that another member of the Group will, within ten (10) Business Days of demand, reimburse the Security Agent and each other Secured Party for the amount of all duly documented third costs and expenses (including legal fees, notarial fees, judicial fees (even if their intervention is not mandatory), court costs and any sworn translation costs) incurred by it in connection with the enforcement of or the preservation of any rights under any Finance Document and the Transaction Security and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Transaction Security or enforcing these rights.

22.4	Transfer costs and expenses

Notwithstanding any other term of this Agreement or the other Finance Documents, if a Finance Party assigns or transfers any of its rights, benefits or obligations under the Finance Documents or enters into any sub-participation, no member of the Group shall be required to pay any fees, costs, expenses or other amounts (including notarial fees and/or registration costs) relating to, or arising in connection with, that assignment, transfer or sub participation (including, without limitation, any transfer Taxes and any amounts relating to the perfection or amendment of the Transaction Security during or after the Signing Date), provided, however, that if such assignment or transfer is (x) made by a Finance Party at the request of the Obligor’s Agent or any Borrower pursuant to Clause 18.6 (Stamp taxes) and to any assignment or transfer made in accordance with Clause 11.6 (Right of cancellation and repayment in relation to a single Lender or Issuing Bank), Clause 21.1 (Mitigation) and Clause 44.10 (Replacement or Prepayment of Lender) or (y) while an Event of Default is continuing, the Original Borrower shall, or shall

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procure that another member of the Group will, within ten (10) Business Days of demand (accompanied by reasonable supporting evidence, including invoices) by the transferring or assigning Finance Party, reimburse such Finance Party for all reasonable third-party costs and expenses (including fees and disbursements of legal counsel) properly incurred by that Finance Party in connection with such assignment or transfer.

23.	GUARANTEE AND INDEMNITY
23.1	Guarantee and Indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by each other Obligor of all that Obligor’s payment obligations under the Finance Documents;
(b)

undertakes with each Finance Party that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)

agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 23 if the amount claimed had been recoverable on the basis of a guarantee.

23.2	Continuing Guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

23.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 23 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

23.4	Waiver of Defences

The obligations of each Guarantor under this Clause 23 will not be affected by any act, omission, matter or thing which, but for this Clause 23, would reduce, release or prejudice any of its obligations under this Clause 23 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;
(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

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(c)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;
(e)

any amendment, novation, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or
(g)	any insolvency or similar proceedings.
23.5	Guarantor Intent

Without prejudice to the generality of Clause 23.4 (Waiver of Defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents (including, without limitation, for the purposes of or in connection with any acquisition of any nature, increasing working capital, enabling investor distributions to be made, carrying out restructurings, refinancing existing Facilities, refinancing any other indebtedness, making Facilities available to new borrowers, any other variation or extension of the purposes for which any such facility or amount might be made available from time to time and any fees, costs and/or expenses associated with any of the foregoing).

23.6	Immediate Recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 23. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

23.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on their behalf) may:

(a)

refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 23.
23.8	Deferral of Guarantors’ rights

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Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 23:

(a)	to be indemnified by an Obligor;
(b)	to claim any contribution from any Guarantor or other guarantor of any Obligor’s obligations under the Finance Documents;
(c)

to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents, or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)

to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 23.1 (Guarantee and Indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or
(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for or in a separate account for the benefit of the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 35 (Payment Mechanics).

23.9	Release of Guarantors’ right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor or any of its Holding Companies (other than the Company) then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)

that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)

each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

23.10	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

23.11	Guarantee Limitations - General

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(a)

This guarantee does not apply to any liability to the extent that it would result in this guarantee being illegal or constituting unlawful financial assistance in any relevant jurisdiction concerning the financial assistance by that company for the acquisition of, or subscription for, shares or concerning the protection of shareholders’ capital.

(b)

The guarantee of any Additional Guarantor is subject to any limitations relating to that Additional Guarantor set out in the Accession Deed applicable to such Additional Guarantor and agreed with the Agent (acting reasonably in accordance with the Agreed Security Principles).

23.12	Guarantee Limitations – Italy
(a)

Notwithstanding any provisions to the contrary in any Finance Document, the obligations of any Italian Guarantor under this Clause 23 in respect of the obligations and liabilities of any Obligor which is not a subsidiary (pursuant to article 2359, paragraph 1, numbers 1 and/or 2, of the Italian Civil Code) of such Italian Guarantor shall not exceed, at any time, an amount equal to the aggregate of:

(i)

the aggregate principal amount of any Facility at any time advanced to such Italian Guarantor (or any of its direct or indirect subsidiaries pursuant to article 2359, paragraph 1, numbers 1 and/or 2, of the Italian Civil Code) as Borrower under this Agreement and outstanding at the time of the enforcement of the guarantee; and

(ii)

the aggregate principal amount of any intercompany loans or other financial support in any form (such term, for the avoidance of doubt, not including equity contributions), advanced to such Italian Guarantor (or any of its direct or indirect subsidiaries pursuant to article 2359, paragraph 1, numbers 1 and/or 2, of the Italian Civil Code) by any Obligor (whether directly or indirectly) on or following the Closing Date and outstanding at the time of the enforcement of the guarantee, provided that in order to comply with the provisions of Italian law in relation to financial assistance (including article 2358 and/or article 2474, as applicable, of the Italian Civil Code), no Italian Obligor shall be liable as a Guarantor under this Agreement in relation to:

(A)

the obligations of any Obligor, as Borrower or as Guarantor in respect of any Facility which is used or intended to be used, directly or indirectly, to finance the acquisition of such Italian Guarantor (or any of its direct or indirect holding companies) or the subscription of any shares of such Italian Guarantor (or any of its direct or indirect holding companies) (or to refinance, directly or indirectly, any existing indebtedness incurred for such purposes) and/or the payment of any fees, costs and expenses, stamp, registration or other Taxes in connection therewith; and

(B)	the obligations of any Obligor under any guarantee given by such Obligor under this Clause 23 in respect of the obligations referred to in paragraph (A) above,

in each case and in any event subject to clause 29 (Guarantee Limitations) of the Intercreditor Agreement, and provided further that, notwithstanding any provision to the contrary under this Agreement o any other Finance Document, no Italian Guarantor shall be liable as a Guarantor under this Agreement in relation to the obligations of any Obligor, Borrower or Guarantor, which is not a subsidiary (pursuant to article 2359,

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paragraph 1, numbers 1 and/or 2, of the Italian Civil Code) of such Italian Guarantor, in respect of any amounts owed under any Facility and any Finance Document in excess of an amount equal to the amount that such Italian Guarantor is entitled to set-off against its claims of recourse or subrogation (regresso or surrogazione) arising as a result of any payment made by such Italian Obligor under the guarantee given pursuant to this Clause 23 (Guarantees and Indemnity) (the “Set-Off Right”), it being agreed that any provision establishing a deferral of Guarantors’ rights in any Finance Documents, including in this Agreement, shall not prejudice, and will not apply to, the Set-Off Right.

(b)	Notwithstanding any provision to the contrary herein and/or in any Finance Documents, in order to comply with the mandatory provisions of Italian law in relation to

(i) maximum interest rates (including the Italian Usury Law and article 1815 of the Italian Civil Code), and (ii) capitalization of interests (including article 1283 of the Italian Civil Code and article 120 of the Italian Legislative Decree No. 385 of 1 September 1993), the obligations of any Italian Guarantor under this Clause 23 shall not include, and shall not extend to (x) any interest qualifying as usurious pursuant to the Italian Usury Law and (y) any interest on overdue amounts compounded in violation of the provisions set forth by article 1283 of the Italian Civil Code and/or article 120 of the Italian Legislative Decree No. 385 of 1 September 1993, respectively.

(c)

Without prejudice to the paragraphs above, in any event, pursuant to article 1938 of the Italian Civil Code and notwithstanding anything set out in this Agreement or any other Finance Document to the contrary, the maximum amount that any Italian Guarantor may be required to pay in respect of its obligations as Guarantor under the Finance Documents shall not exceed 120% of the Total Commitments.

(d)	The limitations set out in this Clause 23.12 shall apply mutatis mutandis to any Transaction Security created by an Italian Obligor under the Transaction Security Documents.
24.	REPRESENTATIONS

Each Obligor makes the representations and warranties as set out below in respect of itself and, where applicable, each of its Subsidiaries or Material Subsidiaries, to each Finance Party. The Company acknowledges that the Finance Parties have entered into this Agreement and have agreed to provide the Facilities in full reliance on those representations and warranties.

24.1	Status
(a)

It and each of its Material Subsidiaries is a limited liability company or corporation, duly incorporated (or, as the case may be, organised or, in the case of a partnership, established) and validly existing under the laws of its jurisdiction of its incorporation (or, as the case may be, organisation).

(b)	It and each of its Material Subsidiaries has the power to own its assets and carry on its business substantially as it is now being conducted.
24.2	Binding obligations

Subject to the Legal Reservations and the Perfection Requirements, the obligations expressed to be assumed by it under each Finance Document to which it is a party are legal, valid, binding and enforceable obligations.

24.3	Non-conflict with other obligations

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Subject to the Legal Reservations and the Perfection Requirements, the entry into and performance by it of, and the transactions contemplated by the Finance Documents to which it is a party do not conflict with:

(a)	any law or regulation applicable to it in any material respect;
(b)	its constitutional documents; or
(c)	any agreement or instrument binding on it or any of its Subsidiaries or any of its or any of its Subsidiaries’ assets, in each case to an extent which would have a Material Adverse Effect.
24.4	Power and authority
(a)

Subject to the Legal Reservations, it has the power to enter into and perform, its obligations under each of the Finance Documents to which it is party and to carry out the transactions contemplated by those Finance Documents.

(b)

It has taken all necessary corporate action to authorise its entry into and the performance by it of its obligations under each Finance Document to which it is a party and to carry out the transactions contemplated by those Finance Documents.

24.5	Validity and admissibility in evidence
(a)	Subject to the Legal Reservations and Perfection Requirements, all Authorisations required:
(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and
(ii)	to make the Finance Documents to which it is a party admissible in evidence in its Relevant Jurisdictions,

have been (or will be by the required date) obtained or effected and are (or will be by the required date) in full force and effect.

(b)

All Authorisations necessary for the conduct of the business, trade and ordinary activities of members of the Group have been obtained or effected and are in full force and effect if failure to obtain or effect those Authorisations has or is reasonably likely to have a Material Adverse Effect.

24.6	Governing law and enforcement

Subject to the Legal Reservations and Perfection Requirements:

(a)	the choice of governing law of a Finance Document as expressed in such Finance Document will be recognised and enforced in its jurisdiction of incorporation (or, as the case may be, organisation); and
(b)

any judgment obtained in relation to a Finance Document to which it is a party in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its jurisdiction of incorporation (or, as the case may be, organisation).

24.7	Insolvency
(a)	None of the circumstances set out in Clause 28.7 (Insolvency proceedings) (to the extent they constitute an Event of Default thereunder) has been taken or (to the best of its

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knowledge and belief) threatened in writing against it or any of its Material Subsidiaries and, in each case, excluding any such actions, proceedings, steps or process which have been discharged, revoked or otherwise lapsed.

(b)

No creditors’ process set out in Clause 28.8 (Creditors’ process) (to the extent it constitutes an Event of Default thereunder) has been taken or (to the knowledge of the Borrower) threatened in writing against it or any of its Material Subsidiaries.

24.8	No filing or stamp taxes

Under the laws of its Relevant Jurisdiction (subject to the Legal Reservations and the Perfection Requirements) it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents except:

(a)

any filing, recording or enrolling or any Tax or fee payable in relation to the Transaction Security which is necessary to perfect the same and which (subject to the Agreed Security Principles) will be made within the time period (if any) referred to in the relevant Transaction Security Documents (it being agreed that the representations and warranties made in this Clause do not extend to assignments and transfers made pursuant to Clause 29 (Changes to the Lenders)); and

(b)

any stamp, documentary, registration, property transfer, notarial or similar Taxes or fees that may be due in Italy in any of the following circumstances: (i) as a result of a case of use (caso d’uso), including the filing, recording or enrolment of the Finance Documents in connection with court proceedings with any judicial authority or administrative authority (unless such filing is mandatory at law); (ii) upon voluntary registration (registrazione volontaria) of the Finance Documents with the Italian tax authority; or (iii) in the event that any of the provisions of the Finance Document is mentioned (according to the “enunciazione” principle) in any separate document entered into between the same parties (alone or together with other parties) that has not been previously registered.

24.9	Taxation
(a)

No Obligor is overdue in the payment of Taxes (taking into account any extension or grace period) where failure to pay such Taxes would reasonably be expected to have a Material Adverse Effect, and except where payment of such Taxes is being contested in good faith or in relation to any bona fide Tax dispute for which adequate provision has been made in its accounts in accordance with the Applicable Accounting Principles and where the relevant payment could be lawfully withheld.

(b)

No Obligor is overdue (taking into account any extension or grace period) in filing Tax returns or subject to any Tax investigation, in either case in a manner or to an extent which would reasonably be expected to have a Material Adverse Effect.

24.10	No Event of Default

Subject to Clause 4.6 (Utilisations during the Certain Funds) and Clause 4.7 (Utilisations of Original Revolving Facility/Additional Facility during the Agreed Certain Funds Period), no Event of Default is continuing or reasonably likely to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.

24.11	Financial statements

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(a)

To the best of the knowledge, information and belief of the Company, the Original Financial Statements are prepared in accordance with the Applicable Accounting Principles (unless disclosed to the contrary in the Reports) and (if audited) give a true and fair view of or (if unaudited) fairly present the financial condition, the consolidated results of the operations and the state of the affairs of the Group for the period to which they relate, save as otherwise set out in those financial statements themselves and, in respect of unaudited financial statements, having regard to the fact they have only been prepared for management and are not subject to audit procedures.

(b)	Its most recent financial statements delivered pursuant to Clause 25.2 (Financial statements):
(i)	have been prepared in accordance with the Applicable Accounting Principles consistently applied; and
(ii)	give in all material respects a true and fair view of (if audited) or fairly represent (if unaudited) its financial condition and operations for the period to which they relate.
(c)

The most recent Budget supplied under this Agreement was arrived at after careful consideration and has been prepared in good faith on the basis of recent historical information and on the basis of assumptions which were believed by the Company to be reasonable as at the date they were prepared (it being understood that such Budget is subject to uncertainties and contingencies which may be beyond the control of the Group and no assurance can be given that such Budget will be realised).

24.12	No proceedings

No litigation, arbitration or administrative or regulatory proceedings or investigations of, or before, any court, arbitral body or agency which is reasonably likely to be adversely determined and which, if adversely determined, are reasonably likely to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened in writing against it or any of its Subsidiaries.

24.13	Compliance with laws

It and each of its Material Subsidiaries is in compliance with all laws and regulations applicable to it in its Relevant Jurisdiction where non-compliance would have a Material Adverse Effect.

24.14	Environmental laws
(a)

Each member of the Group is in compliance with Clause 27.3 (Environmental compliance) and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance in a manner or to an extent (in both cases) which has or is reasonably likely to have a Material Adverse Effect.

(b)

To the best of its knowledge and belief (having made all enquiries which are reasonable in the circumstances and at the time they were made), no Environmental Claim has been commenced or is threatened in writing against any member of the Group where (in both cases) that claim has or is reasonably likely, if determined against that member of the Group, to have a Material Adverse Effect.

24.15	Anti-corruption laws and Sanctions

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The Company, its respective directors, and, to the knowledge of the Company, its officers and employees are in compliance in all material respects with applicable Sanctions and the USA Patriot Act, to the extent applicable. The Company and its directors and, to the knowledge of the Company, its officers and employees is not a Sanctioned Person. In the past five (5) years, the Company and its directors and, to the knowledge of the Company, its officers and employees have not violated Anti-Corruption Laws in any material respect. The Company will not, and the Company shall undertake reasonable efforts to procure that its Subsidiaries and its or their respective directors, officers, employees and agents that act on their behalf shall not use the proceeds of any Loan (a) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except as not in violation of Sanctions, (b) in any other manner that would result in the violation of any applicable Sanctions or (c) in violation of applicable Anti-Corruption Laws.

24.16	Pari passu ranking
(a)

Subject to any applicable Legal Reservations and the Perfection Requirements, the Security granted pursuant to the Transaction Security Documents has or will have the ranking in priority which it is expressed to have in the Transaction Security Documents and it is not subject to any prior ranking or pari passu ranking Security.

(b)

Subject to any applicable Legal Reservations and Perfection Requirement, the payment obligations of each Obligor under each of the Finance Documents rank at least pari passu in right of payment with all its other present and future unsecured and unsubordinated indebtedness (actual or contingent) except indebtedness preferred by laws of general application.

24.17	Good title to assets

With effect from and including the Closing Date, it and each of its Subsidiaries has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted, save to the extent not having such would have a Material Adverse Effect.

24.18	Legal and beneficial ownership
(a)	It and each of its Subsidiaries is the sole legal and beneficial owner of the respective assets over which it purports to grant Security pursuant to the Transaction Security Documents.
(b)

The Target Shares acquired by the Company pursuant to the Acquisition Documents will, as at completion of the Acquisition, be beneficially owned by the Company free from any Security (other than as created or permitted under the Finance Documents).

24.19	Intellectual Property

It and each of its Material Subsidiaries, to its knowledge:

(a)

is the sole legal and beneficial owner of or has licensed to it on normal commercial terms all the Intellectual Property which is material in the context of its business and which is required by it in order to carry on its business as it is being conducted;

(b)

does not (nor does any of its Subsidiaries), in carrying on its businesses, infringe any Intellectual Property of any third party in any respect which has or is reasonably likely to have a Material Adverse Effect; and

165

(c)	has taken all formal or procedural actions (including payment of fees) required to maintain any material Intellectual Property owned by it if failure to do so would have a Material Adverse Effect.
24.20	Acquisition Documents

The Acquisition Documents as provided to the Agent under this Agreement contain all the material terms of the Acquisition as at the date of this Agreement.

24.21	Centre of main interests

For the purposes of the Insolvency Regulation, each Obligor whose jurisdiction of incorporation is in a member state of the European Union has its Centre of Main Interests situated in its jurisdiction of incorporation and has no “establishment” (as that term is used in Article 2(10) of the Recast Insolvency Regulation) in any other jurisdiction.

24.22	Legislative Decree 231/2001

The Company is in compliance with and has not breached any provisions set forth under, Legislative Decree 231/2001, and to the best of the Company’s knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance.

24.23	No misleading information

So far as the Company is aware (after making due and careful enquiries):

(a)

any material factual information contained in the Financing Case (taken as a whole) and all material factual information supplied by the Company in the preparation of the Reports was true and accurate in all material respects in the context of the transactions contemplated by the Finance Documents as at the date of the relevant report or document containing the information or (as the case may be) as at the date the information is expressed to be given;

(b)

any financial projection or forecast contained in the Financing Case has been prepared on the basis of recent historical information and on the basis of assumptions which the Company considered (acting reasonably) at the time they were prepared to be reasonable and was fair (as at the date of the relevant report or document containing the projection or forecast) and arrived after careful consideration;

(c)

the expressions of opinion or intention attributed to it in the Financing Case were made after careful consideration based on grounds (acting reasonably) believed by the Company to be reasonable and fair; and

(d)

no event or circumstance has occurred or arisen and no material information has been omitted from the Financing Case and no material information has been given or withheld that results in any material information, opinions, intentions, forecasts or projections contained in the Financing Case (taken as a whole) being untrue or misleading in any material respect in the context of the transactions contemplated by the Finance Documents;

it being specified that (i) any information of a general economic nature, reports and other information provided by third parties shall be excluded, (ii) all information shall be considered as a whole and as supplemented, to include an acknowledgement from each Finance Party that financial projections (x) are as to future events, are not to be viewed as facts and may be subject to significant uncertainties and contingencies, many of which are beyond the Company’s

166

control, and no assurance can be given that any particular financial projections will be realised and that actual results during the period or periods covered by any such financial projections may differ significantly from the projected results and such differences may be material and (y) are not a guarantee of performance.

24.24	Times when representations made
(a)	All the representations and warranties in this Clause 24 are made by the Company on the Signing Date and the Closing Date except that:
(i)	the representations and warranties set out in paragraphs (b) and (c) of Clause

24.11 (Financial statements) shall only be made once in respect of each set of financial statements or Budget on the date of delivery of the relevant financial statements or, as applicable, Budget, and will cease to be deemed to be made by each Obligor once subsequent financial statements or, as applicable, Budget has been delivered under this Agreement;

(ii)	the representations and warranties set out in paragraph (b) of Clause 24.18 (Legal and beneficial ownership) shall only be made on the Closing Date; and
(iii)

the Repeating Representations are deemed to be made by each Obligor on each Utilisation Date (other than in respect of any Rollover Loan) and on the first day of each Interest Period and are deemed to be made by each Additional Obligor on the day on which it becomes an Additional Obligor, in each case by reference to the facts and circumstances existing on such date.

(b)

Each representation or warranty deemed to be made after the Signing Date shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

(c)	Notwithstanding any other provisions to the contrary in this Clause 24:
(i)	the representations and warranties set out in this Clause 24 shall be qualified by all of the information included in the Reports (including any annexes to such Reports);
(ii)

the representations and warranties set out in this Clause 24 are made so far as the relevant Obligor’s knowledge after due and careful consideration (which shall not include the knowledge of any other member of the Group, the Parent,

Topco, the Target Group or their respective management); and

(iii)	any representation or warranty made on or prior to the Closing Date shall not be deemed to be made in respect of any matters relating to the Target Group.
25.	INFORMATION UNDERTAKINGS
(a)	The undertakings in this Clause 25 remain in force from the Closing Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.
(b)	It is acknowledged that, notwithstanding anything to the contrary contained herein or in any other Finance Documents, each Obligor undertakes only in relation to itself and its Subsidiaries.

167

(c)	The Company may at its option satisfy its obligation to deliver information under this Clause 25 by posting such information onto an electronic website or by delivering the information to the Agent.
(d)	In this Agreement:
(i)

“Annual Financial Statements” means the consolidated audited financial statements for a Financial Year of the Group delivered pursuant to paragraph (a) (Annual Accounts) of Clause 25.2 (Financial statements).

(ii)

“Monthly Financial Statements” means the short form consolidated unaudited management accounts of the Group delivered pursuant to paragraph (c) (Monthly Management Accounts) of Clause 25.2 (Financial statements).

(iii)	“Quarterly Financial Statements” means the consolidated unaudited financial statements of the Group delivered pursuant to paragraph (b) (Quarterly Accounts) of Clause 25.2 (Financial statements).
25.2	Financial statements
(a)

Annual Accounts: The Company shall within one hundred and twenty (120) days after the end of each Financial Year (or one hundred and fifty (150) days (x) after the end of the first Financial Year after the Closing Date and (y) after the end of any Financial Year in which a Permitted Acquisition or similar investment is consummated) (commencing with the Financial Year ending on 31 December 2024), deliver to the Agent the consolidated audited financial statements of TopCo for that Financial Year.

(b)

Quarterly Accounts: The Company shall, within sixty (60) days after the end of its Financial Quarters (or seventy five (75) days for the first two Financial Quarters after the Closing Date) (in each case other than the last Financial Quarter of each Financial Year), deliver to the Agent the consolidated unaudited management accounts of the Group for such Financial Quarter, including (i) full P&L, short form / condensed balance sheet and managerial cashflow statement (indirect method, starting from EBITDA) and (commencing with the Quarterly Financial Statements for the Financial Quarter ending on 31 March 2025) a comparison with previous year and the relevant Budget, and (ii) qualitative commentary on key trends by application and description of ongoing layoffs plan / integrations; provided that, for any Financial Quarter in which a Permitted Acquisition or similar investment is consummated, and should consolidation of such recently acquired entities or investment does not allow the Company to deliver Quarterly Financial Statements within the time period prescribed under this paragraph, the Company may elect to include consolidation of the relevant acquired entities or investment in the following Quarterly Financial Statements delivered under this Agreement (it being understood that any such election shall be explicitly mentioned at the beginning of the relevant report).

(c)

Monthly Management Accounts: The Company shall, within forty five (45) days after the end of each Monthly accounting period (in any case commencing with the Monthly accounting period ending on 30 September 2024, the “First Monthly Reporting”), deliver to the Agent the short form management accounts of the Group for such period in simplified form including (i) revenues, platform fees, marketing costs, (ii) qualitative commentary on key applications’ trends, (iii) gross debt and cash and cash equivalents, and (iv) qualitative commentary on integration process of recently acquired entities / applications.

25.3	Compliance Certificate

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As from the first Relevant Period in respect of which the Total Leverage Ratio set out in Clause 26.2 (Financial Condition) shall be tested, the Company shall ensure that each set of financial statements delivered by it pursuant to paragraph (a) (Annual Accounts) or paragraph (b) (Quarterly Accounts) of Clause 25.2 (Financial statements) is accompanied by a Compliance Certificate signed by an officer of the Company containing:

(a)

in respect of a period ending on the last day of any Relevant Period referred to in Clause 26.2 (Financial Condition), reasonable detail calculations of the financial covenant under Clause 26.2 (Financial Condition) certifying that the Group is in compliance with the financial covenant set out in Clause 26.2 (Financial Condition) as at the date the relevant financial statements were drawn up;

(b)

whether so far as the Company is aware an Event of Default has occurred and is continuing and, if an Event of Default is continuing, where applicable, providing details of the same and of any actual and proposed remedial action;

(c)

the computation showing the Total Leverage Ratio for the last four Financial Quarters for the purposes of determining the Margins applicable to the relevant Utilisations pursuant to the Margin ratchets applicable to the relevant Facilities;

(d)

in the case of a Compliance Certificate delivered together with the Annual Financial Statements, a list of the Material Subsidiaries (if any) and total Net Proceeds generated during the Financial Year under consideration. If not confirmed in the Compliance Certificate delivered with any set of Annual Financial Statements, within one hundred and fifty (150) days of the date of delivery of such Annual Financial Statements, the Company shall deliver a certificate to the Agent confirming that the Guarantor Coverage Test has been satisfied.

25.4	Budget

The Company shall, as from the Financial Year starting on 1 January 2025, within one hundred and twenty (120) days after the end of each Financial Year (or one hundred and fifty (150) days after the end of the first Financial Year after the Closing Date) to which it relates, deliver to the Agent an annual Budget in respect of the relevant Financial Year.

25.5	Annual management and other presentations

Upon reasonable request in writing of the Agent (acting on behalf of the Lenders), the Company shall make available its CEO or CFO, during normal business hours and upon reasonable notice (provided this does not unduly interfere with the Company’s and the relevant members of the Group’s normal course of business) to attend and make a presentation (which may be in the form of an audio or video conference call and, if in the form of a physical meeting, will be made only upon reasonable request by the Agent) to the Lenders regarding the on-going business and financial performance of the Group, once in each Financial Year of the Group commencing with the Financial Year ending on 31 December 2025.

25.6	Applicable Accounting Principles
(a)

Unless otherwise agreed by the Agent (such approval not to be unreasonably withheld or delayed), each set of Annual Financial Statements and Quarterly Financial Statements delivered pursuant to Clause 25.2 (Financial statements) shall be prepared in all material respects in accordance with the Applicable Accounting Principles (in the case of Quarterly Financial Statements, save as set out therein, subject to customary year-end adjustments and to the extent appropriate in the context of management accounts) consistently applied provided that, in relation to any such set of financial statements, if there has been a material change as regards the accounting principles or

169

accounting practices applied by the Company when compared to the Applicable Accounting Principles as applied to the Original Financial Statements (the “Original Accounting Principles”), the Company shall notify the Agent accordingly (unless the Agent has been notified of the relevant change in relation to a previous set of Annual Financial Statements or Quarterly Financial Statements) and, if reasonably requested by the Agent, the chief financial officer or finance director of the Company (or such other officer as is performing the functions of the chief financial officer or finance director) shall deliver to the Agent on behalf of the Company a statement (the “Reconciliation Statement”) containing:

(i)	a description of any change necessary for those financial statements to reflect in all material respects the Original Accounting Principles; and
(ii)	sufficient information to enable the Lenders to determine:
(A)	whether Clause 26.2 (Financial Condition) has been complied with; and
(B)	the Margin as set out in the definition of Margin,

provided that, for the avoidance of doubt and unless otherwise agreed pursuant to this Clause 25.6, the relevant financial ratio shall continue to be calculated in accordance with the Original Accounting Principles consistently applied in all material respects (subject to any adjustments made by or in accordance with this Agreement).

(b)	If the Company notifies the Agent of a material change in accordance with this Clause

25.6 then:

(i)

on request of the Agent or the Company, the Company and the Agent (on behalf of the Lenders) shall negotiate in good faith with a view to agreeing such amendments (if any) to this Agreement (including to Clause 26 (Financial Covenant) and/or the definitions of any or all of the terms used therein and, in the case of any change of financial year end, any threshold or term calculated by reference to a financial year) as may be necessary to give the Lenders and the Obligors comparable protection to that contemplated at the Signing Date (as regards financial ratios, by reference to the Financing Case and the Original Accounting Principles in effect at that date);

(ii)	if amendments are agreed by the Company and the Agent in writing within sixty

(60) days of such notification to the Agent (or such persons agree that no such amendments are required), those amendments shall take effect and be binding on all Parties in accordance with the terms of that agreement and any change in the accounting principles, the accounting practices or the reference periods referred to shall, to the extent relevant, become part of the Original Accounting Principles on that basis (subject to any further application of this paragraph (ii));

(iii)	if such amendments are not so agreed within sixty (60) days (and it is not agreed that no such amendments are required), the Company shall either:
(A)

ensure that each set of financial statements delivered under Clause 25.2 (Financial statements) (to the extent required to be prepared in accordance with the Applicable Accounting Principles) are (x) accompanied by details of any material adjustments as need to be made to reflect the Original Accounting Principles (as most recently agreed under this Clause 25.6) or (y) prepared on the basis most recently agreed under this Clause 25.6; or

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(B)

instruct the Auditors (or such other accounting firm of international standing as may be agreed upon by the Company and the Agent, both acting reasonably) to determine the amendments (if any) to this Agreement (including to Clause 26 (Financial Covenant) and/or the definitions of any or all of the terms used therein) which they (acting as experts and not as arbitrators) consider appropriate to give the Lenders and the Obligors comparable protection to that contemplated at the Signing Date (as regards financial ratios, by reference to the Financing Case and the Original Accounting Principles in effect at that date) and those amendments (if any) shall take effect and be binding on all Parties when so determined by the Auditors or, as the case may be, such other accounting firm;

and, until such amendments are so agreed, deliver to the Agent with each set of Quarterly Financial Statements and Annual Financial Statements, a Reconciliation Statement including sufficient information to enable the Lenders to determine whether the financial covenant set out in Clause 26 (Financial Covenant) has been complied with.

25.7	Other Information

Subject to any applicable confidentiality undertaking or stock exchange or other regulatory restriction or other restrictions relating to the supply of information concerning the Group or otherwise binding on any member of the Group, and without giving rise to any material cost, the Company shall deliver or notify to the Agent (save as otherwise disclosed in the Acquisition Documents or the Reports):

(a)

promptly after becoming aware of the same, details of any material litigation, arbitration or administrative proceedings which is current or has been commenced and is pending against any member of the Group, and which is reasonably expected to be adversely determined and, if adversely determined, would have a Material Adverse Effect;

(b)	promptly once dispatched to other creditors, any document sent by the Company to its creditors generally by reason of financial difficulty; and
(c)

notification of any continuing Event of Default promptly upon becoming aware of its occurrence (unless the Company is aware that a notification has already been provided by another member of the Group).

25.8	“Know your customer” checks
(a)	If:
(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date on which it became a Finance Party under this Agreement;
(ii)	any change in the status of an Obligor (or of a Holding Company of an Obligor) or the composition of the shareholders of an Obligor (or of a Holding Company of an Obligor) after the Signing Date; or
(iii)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

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obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it (or, in the case of paragraph (iii) above, the existing Lender), the relevant Obligor shall as soon as reasonably practicable upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender provided that such new Lender has entered into a Confidentiality Undertaking) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks it is required to comply with under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)

Each Lender shall promptly upon the reasonable request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)

The Company shall, by not less than ten (10) Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 31 (Changes to the Obligors).

(d)

Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Obligor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall as soon as reasonably practicable upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective New Lender provided that such New Lender has entered into a Confidentiality Undertaking) in order for the Agent or such Lender or any prospective New Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

25.9	Public Reporting

Notwithstanding any other term of the Finance Documents (including this Clause 25), following the occurrence of any Listing, delivery to the Agent of a copy of each set of financial statements of the relevant listed entity which are delivered to public shareholders in that listed entity shall be deemed to satisfy all requirements of this Clause 25 (including as regards the form of and requirements in relation to financial statements and any accompanying information, statements and management commentary), this Agreement and the other Finance Documents such that no further documents, statements or information shall be required to be delivered pursuant to this Clause 25, this Agreement and the other Finance Documents provided that, where applicable, the Company shall still be required to comply with any obligation to:

(a)	deliver a Compliance Certificate pursuant to and in accordance with the provisions of Clause 25.3 (Compliance Certificate);

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(b)	notify the Agent of any Event of Default that is continuing pursuant to paragraph (b) of Clause 28.13 (Clean-Up Period) or paragraph (c) of Clause 25.7 (Other Information);
(c)	deliver any “know your customer” information pursuant to Clause 25.8 (“Know your customer” checks); and
(d)	deliver any other information pursuant to Clause 25.7 (Other Information).
26.	FINANCIAL COVENANT
26.1	Financial Definitions

“Acquired Entity or Business” means any member of the Group (or business or assets) acquired during a Relevant Period and not subsequently sold, transferred or otherwise disposed of by any member of the Group to a third party during such Relevant Period.

“Adjusted EBITDA” means, in relation to a Relevant Period, Consolidated EBITDA adjusted to reflect all Pro-Forma Adjustments including in relation to a Group Initiative, the acquisition of, or investment in, an Acquired Entity or Business or the disposal of a Disposed Entity or Business.

“Borrowings” means, at any time, the outstanding principal or capital amount of any Financial Indebtedness of the Group provided that:

(a)	Financial Indebtedness owed by one member of the Group to another member of the Group;
(b)

Subordinated Shareholder Debt or shareholder loans or other non-cash pay interest financings, subordinated in the same terms (to the extent subordinated under the Intercreditor Agreement, or otherwise on terms acceptable to the Majority Lenders), share capital (whether preferred, ordinary or otherwise), post-employment benefit scheme liabilities;

(c)	treasury transactions under paragraph (i) of “Financial Indebtedness”;
(d)	Financial Indebtedness in relation to the minority interests line in the balance sheet of any member of the Group; and
(e)

Financial Indebtedness relating to all contingent liabilities under a guarantee, indemnity, bond, standby or documentary letter of credit shall not be taken into account, unless the underlying liability covered by such instrument has become due and payable and remains unpaid, shall not constitute Borrowings.

“Business Acquisition” means the acquisition of or investment in a company or any shares (or equivalent ownership interests), or securities or a business or undertaking (or, in each case, any interest in any of them) or the incorporation of a company corresponding to a Permitted Acquisition or Permitted Joint Venture.

“Capital Expenditure” means any expenditure or obligation (other than expenditure or obligations in respect of Business Acquisitions or Reorganisation Costs) in respect of cash expenditure which, in accordance with the Applicable Accounting Principles, is treated as capital expenditure.

“Capitalized Lease Obligations” means, with respect to any person, any rental obligation (including any hire purchase payment obligation) which, under the Applicable Accounting

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Principles, would be required to be treated as a finance lease or otherwise capitalized in the audited financial statements of that person (including in accordance with IFRS 16), but only to the extent of that treatment.

“Cash” means any credit balance on any deposit, savings or current account credited to an account in the name of a member of the Group with a bank (other than cash deposited on bank accounts which are subject to a Security (other than standard rights of set-off normally required by banks in conjunction with their regular business practices) not provided for under Transaction Security Documents), including on any “conto deposito” or time deposit, and cash in hand for so long as that cash is freely available within five (5) Business Days to be applied in repayment or prepayment of the Facilities.

“Cash Equivalent Investments” means:

(a)	certificates of deposit maturing within one (1) year after the relevant date of calculation and issued by an Acceptable Bank;
(b)

any investment in marketable debt obligations issued or guaranteed by the government of the US, the United Kingdom, any member of the European Economic Area or any other Participating Member State, or by an instrumentality or agency of any of them having an equivalent credit rating which:

(i)	matures within one (1) year after the relevant date of calculation; and
(ii)	is not convertible or exchangeable to any other security;
(c)

debt securities maturing within one (1) year after the relevant date of calculation which are not convertible or exchangeable into any other security and which are rated either A-1 or higher by Standard & Poor’s or Fitch or P-1 or higher by Moody’s or, if no rating is available in respect of debt securities, the issue of which has, in respect of its long-term debt obligations, an equivalent rating;

(d)	open market commercial paper not convertible or exchangeable to any other security:
(i)	for which a recognised trading market exists;
(ii)	issued by an issuer incorporated in the US, the United Kingdom or a member of the EU 15;
(iii)	which matures within one (1) year after the relevant date of calculation; and
(iv)

which has a credit rating of either A-1 or higher by Standard & Poor’s or Fitch or P-1 or higher by Moody’s or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(e)

bills of exchange issued in the US, the United Kingdom, any member of the EU 15, eligible for rediscount at the relevant central bank and accepted by an Acceptable Bank or any dematerialised equivalent;

(f)	investments accessible within 90 days in money market or enhanced yield funds which:
(i)	have a credit rating of either A-1 or higher by Standard & Poor’s or Fitch or P-1 or higher by Moody’s; and
(ii)	invest substantially all their assets in securities of the types described in paragraphs (a) and (b) above; or

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(g)	any other debt security approved by the Majority Lenders,

excluding investments of the types described in the paragraphs above funded by clients’ accounts assets and, in each case to which any member of the Group is alone (or together with other members of the Group) beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security other than Permitted Security.

“Cashflow” means, in respect of any Relevant Period, calculated on a consolidated basis and without double counting, Consolidated EBITDA for such period:

(a)	plus (to the extent not included in Consolidated EBITDA) the amount of any rebate or credit in respect of Tax received in cash by any member of the Group during such period;
(b)

plus the amount of any cash receipts (and deducting the amount of any cash payments) during that Relevant Period in respect of any Exceptional Items unless already taken account of in calculating Consolidated EBITDA for any Relevant Period or otherwise whose addition or deduction is excluded expressly elsewhere in this definition;

(c)

plus (to the extent not included in Consolidated EBITDA) the amount of any dividends or other profit distributions or loan repayments or prepayments or other cash payments (including royalties) received in cash (and grossed up for any withholding tax) by any member of the Group during such period from any entity or investment (including Joint Ventures and associates) which is not itself a member of the Group;

(d)

plus (to the extent not included in Consolidated EBITDA or any other paragraph of this definition) any cash receipt in respect of any disposal of any assets, undertaking or business of any member of the Group during that Relevant Period (except to the extent that such cash is retained by the Group (whether or not in a cash collateral account) pending its application in prepayment of the Facilities or reinvestment in accordance with Clause 11.9 (Disposal);

(e)

minus the amount of all Capital Expenditure paid in cash during that Relevant Period and the cash consideration paid for Business Acquisitions (net of cash acquired as part of the Business Acquisition) actually funded by members of the Group during the Relevant Period and the transaction costs associated to such Business Acquisitions paid during the Relevant Period;

(f)	minus all amounts of Tax actually paid during the Relevant Period by any member of the Group;
(g)	minus all amounts relating to Pension Items paid during the Relevant Period to the extent not included in Consolidated EBITDA;
(h)

plus all cash receipts for the beneficial account of the Group during the Relevant Period in relation to pensions to the extent that those cash receipts are not already taken into account in calculating Consolidated EBITDA for the Relevant Period;

(i)

plus any decrease and minus any increase of Working Capital between the beginning and the end of such Relevant Period restated from any items of Working Capital relating to any entity acquired in the context of a Business Acquisition for any Relevant Period starting from such acquisition;

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(j)

plus / minus any difference between the actual cash outflows for the payment of license agreements fees, between the beginning and the end of such Relevant Period, and the related cost items included in the Consolidated EBITDA;

(k)

minus, to the extent not taken into account in any other paragraph in this definition, all non-cash credits and release of provisions and plus all non-cash debits and other non-cash charges and provisions included in establishing Consolidated EBITDA for such period;

(l)

minus any amounts paid outside the Group to minority shareholders or partners of members of the Group or pursuant to a Permitted Payment to the extent not already taken into account in calculating Consolidated EBITDA;

(m)

excluding any cash outflows from the Group during that Relevant Period to the extent that the Group has a right to indemnification or compensation for the same amount in respect thereof under the Acquisition Documents or the agreements governing any Qualifying Permitted Acquisition (or that outflow has otherwise been taken into account in determining the purchase price for the Acquisition or, as applicable, any Qualifying Permitted Acquisition) and excluding any cash inflows during that Relevant Period under those arrangements;

(n)	minus (to the extent not deducted in calculating Consolidated EBITDA) Reorganisation Costs paid in cash during the Relevant Period;
(o)

deducting any fees, costs or charges of a non-recurring nature paid in cash during the Relevant Period and relating to any equity offering (including any Listing), investments, acquisitions or Financial Indebtedness (in each case, whether successful or aborted);

(p)

excluding gains and losses due to currency fluctuations not received/paid in cash in that Relevant Period and including, to the extent not taken into account in any other paragraph in this definition, the cash effect deriving from the change in the cumulative translation adjustment (CTA) within accumulated other comprehensive income;

(q)	minus the amount of any development costs or other similar costs that are costs that are capitalised; and
(r)

deducting, to the extent paid in cash and not taken into account in calculating Consolidated EBITDA, during the Relevant Period, any compensation or similar payments to departing management and any charge to profit represented by the expensing of stock options and any other payments, costs or expenses or provisions relating to share option schemes, employee profit sharing management equity programs or post-employment benefit scheme, and so that no amount shall be added (or deducted) more than once, and excluding amounts already taken into account in Consolidated EBITDA, and there shall also be excluded:

(i)

the effect of all cash movements (including purchase price adjustments or one-off consolidation effects) associated with the Acquisition, any Acquisition Costs and other transaction costs and any share options relating to a member of the Group existing at the Closing Date and Notifiable Debt Purchase Transactions; and

(ii)

any item expressed to be deducted to the extent at any time allocated by the Company as funded directly or indirectly from Acceptable Funding Sources (for the avoidance of doubt without double-counting).

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“Consolidated EBITDA” means, for any Relevant Period, the consolidated net income after taxes of the Group (including the results from discontinued operations) without double counting:

(a)	excluding Interest Payable and other financing costs, such the amortization of debt issuance cost (whether payable in cash, accrued or compounded);
(b)	excluding Interest Income owing to a member of the Group;
(c)	excluding any amount of tax on profits, gains or income paid or payable or deducted by any member of the Group;
(d)

excluding any amount attributable to amortisation or impairment of intangible assets (including amortisation or impairment of any goodwill arising on the Acquisition or any Qualifying Permitted Acquisition and IFRS 16 amortisation), depreciation or impairment of tangible assets, depreciation or impairment of current assets and any impairments and any non-cash costs or provisions relating to any share option schemes or any management equity program of any member of the Group implemented on or after the Closing Date;

(e)	excluding any Exceptional Items (positive or negative) (including, for the avoidance of doubt, any abort costs relating to a Business Acquisition);
(f)

including (to the extent not already included) the realized gains or the realized losses arising at maturity or on termination of forward foreign exchange and other currency hedging contracts entered into with respect to the operational cash flows of the Group (but excluding, to the extent not already excluded, any unrealized gains or loss on any hedging instrument whatsoever);

(g)

excluding any (x) unrealised gains or losses on interests hedging or other interests derivatives or (y) realised gains or losses on interests hedges or other interests derivatives entered in relation to the Facilities and/or any Permitted Alternative Debt but (z) after taking into account any realised gains or losses on hedges or other derivatives entered into in the ordinary course of trading;

(h)

including the amount of profit or loss of any member of the Group which is attributable to any third party (not being a member of the Group) which is a shareholder (or holder of similar ownership interests) in such member of the Group but after deducting any dividends or other profit distributions (net of any applicable withholding tax) paid in cash to such minority shareholders (or holders of similar ownership interests) in the relevant member of the Group;

(i)

excluding any expense referable to equity settled share based compensation or payment and any expense referable to equity settled share based compensation of employees or management or one-off compensation or payments to departing management and any provision relating to any employee benefit scheme or employee related equity incentive schemes or profit-sharing schemes or management or equity incentive plan or directors’ or contractors’ or suppliers’ incentive plan;

(j)	including (to the extent not already included) the EBITDA share of any Joint Venture or investments which are not consolidated under the equity method;
(k)	excluding any unrealised gains or losses and changes in fair value on any financial instrument or derivative instruments;

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(l)

excluding any fees, costs or charges in each case related to any actual or attempted, equity (including a Listing) or debt offering, financing, investments (including any investment in a Joint Venture), acquisitions (including the Acquisition or any Permitted Acquisition) or incurrence of Permitted Financial Indebtedness;

(m)	excluding any gains or losses arising in connection with:
(i)

Reorganization Costs incurred during such period, limited to a maximum of 25 percent of the Relevant Adjusted EBITDA for the Relevant Period after adding back the Reorganization Costs, in order to avoid any recursive computation issue;

(ii)	Restructuring Costs;
(iii)	disposals or write downs of non-current assets;
(iv)	litigation settlements; or
(v)	the disposal of assets associated with discontinued operations;
(n)	excluding any loss or gain against book value arising on a disposal of any asset (other than stock disposed of in the ordinary course of trading) during that Relevant Period;
(o)

excluding any fees or expenses paid (directly or indirectly) to the Investors, the Agent, the Security Agent or any agent or security agent in respect of any Financial Indebtedness and holding company costs permitted to be paid under the Finance Documents;

(p)	excluding any adjustments arising from fair value adjustments or step up depreciation following the Acquisition or any future reorganisation;
(q)	excluding any purchase price allocation impacts from inventory in connection with the Acquisition or any Permitted Acquisition;
(r)

excluding unrealised gains and losses due to currency fluctuations or to translation of currency debt and cash, and any realized and unrealized gains and losses due to currency fluctuations on intercompany transactions within the Group, including related effects from hedging instruments;

(s)	before deducting expenses relating to pensions including service costs and pension interest costs but after deducting Pension Items;
(t)

after adding (to the extent not already included) any amounts reasonably claimed in respect of such Relevant Period under loss of profit, business interruption or equivalent insurance, duly documented and certified by the chief financial officer of the Group;

(u)	excluding any expense related to client discount on early payments; and
(v)	excluding the amount of any development costs or other similar costs that are costs that are capitalized,

provided that no amount shall be added (or deducted) more than once, and that any profit or loss on any Notifiable Debt Purchase Transaction shall not be taken into account in calculating Consolidated EBITDA.

“Current Assets” means the aggregate (on a consolidated basis) of the trade and other receivables of each member of the Group (excluding Cash and Cash Equivalent Investments)

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maturing within twelve (12) Months from the date of computation and excluding amounts in respect of:

(a)	receivables in relation to rebates for Tax or Tax credits on profits;
(b)	insurance claims;
(c)	Exceptional Items and other non-operating items;
(d)	any accrued Interest (or any item excluded from that definition) or Financial Indebtedness owing to any member of the Group; and
(e)	amounts owed by the Sellers in connection with the Acquisition or by any vendor in connection with a Qualifying Permitted Acquisition (except working capital adjustments).

“Current Liabilities” means the aggregate (on a consolidated basis) of all liabilities (including trade creditors, accruals and prepayments) of each member of the Group falling due within twelve (12) Months from the date of computation but excluding amounts in respect of:

(a)	liabilities for Financial Indebtedness and Interest (or any item excluded from that definition);
(b)	liabilities for Tax on profits;
(c)	Exceptional Items and other non-operating items;
(d)	Trade payables in connection with licence agreements accounted for under the Applicable Accounting Principles (in particular, IAS 38);
(e)	liabilities in relation to dividends or other profit distributions declared but not paid by the Company or by a member of the Group in favour of a person which is not a member of the Group;
(f)	amounts due to the Sellers in connection with the Acquisition or by any vendor in connection with a Qualifying Permitted Acquisition (except working capital adjustments); and
(g)	any Liabilities connected with any equity settled share based compensation or payment or referable to equity settled share based compensation or payment.

“Debt Service” means, in respect of any Relevant Period, (without double counting) the aggregate of:

(a)	Total Net Cash Interest Costs;
(b)

the aggregate of all scheduled payments of principal of Borrowings on a consolidated basis (as reduced as the result of any voluntary or mandatory prepayments) falling due during that Relevant Period but excluding any amounts falling due under any overdraft or revolving facility (including, without limitation, any ancillary facility) which were available for simultaneous redrawing according to the terms of such facility but for any voluntary cancellation; and

(c)	the amount of the capital element of any payments in respect of that Relevant Period payable by any member of the Group under any Capitalized Lease Obligations,

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but, in each case, excluding any obligations between members of the Group, the repayment of any Financial Indebtedness as part of the Acquisition or any Qualifying Permitted Acquisition, the refinancing of any Financial Indebtedness by a replacement facility or notes permitted under the Finance Documents, any amount paid in relation to the Facility A held by a member of the Group as a result of a Debt Purchase Transaction and any debt repayment made before the Closing Date.

“Disposed Entity or Business” means any member of the Group (or any business or assets) disposed of during any Relevant Period.

“EBITDA” means the net income after taxes of any member of the Group with the same adjustments as provided for in the definition of “Adjusted EBITDA”.

“Exceptional Items” means any exceptional, one off, non-recurring or extraordinary items which represent gains or losses including, but not limited to, those arising on:

(a)

any Group Initiative and/or the restructuring/reorganisation of the activities of an entity, including any reversals of any provisions, any expenditure of the Group or any business or assets of any Group member (including, without limitation, disposals, relocating, redundancies, carve-outs, corporate reorganisations, the shut down and/or re-branding of sites, any strategic review and/or any financial, legal, commercial, business and/or tax consultancy and/or advisory fees related thereto and extraordinary measures to comply with any legal or regulatory requirements) and the payment of costs and expenses incurred in connection with such activities (including, without limitation and for the avoidance of doubt, any acquired costs arising in connection with closing of the relevant transaction including in relation to incentive plans and success fees that may be recognized post-closing and including deferred purchase price or earn out components);

(b)

any (aborted or not) Business Acquisition, equity or debt securities offering, start-up losses for new entities or operations, or any profit arising from any business interruption to the extent not compensated by the proceeds of any business interruption insurance, legal or other costs incurred by the Group in connection with its compliance with any applicable law or regulation or employee bonuses;

(c)	disposals, revaluations, write downs or impairment of non-current assets or any reversal of any write down or impairment; and
(d)	disposals of assets associated with discontinued operations.

“Excess Cashflow” means, for any Relevant Period ending on the last day of a Financial Year, without double counting, Cashflow for that period less (except to the extent already deducted in calculating Cashflow):

(a)

Debt Service for that period including any item excluded from the definition of Interest, and including for the avoidance of doubt, any voluntary prepayment of Financial Indebtedness (including any Term Facility) made during the Relevant Period and the aggregate amount of mandatory prepayments of Financial Indebtedness during that Relevant Period (other than made pursuant to the Excess Cashflow prepayment for that Financial Year in respect of the Facilities);

(b)

amounts claimed under loss of profit, business interruption or equivalent insurance, duly documented and certified by the chief financial officer of the Group, in respect of such period to the extent not received in cash during that Financial Year;

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(c)

any amount of Retained Net Cash Proceeds received by the Group in that Relevant Period which are not required to be applied in mandatory prepayment of the Facilities or permitted to be retained (including, for the avoidance of doubt, any Excluded Disposal Proceeds) or reinvested by the Group under the terms of this Agreement;

(d)	any Pro-Forma Adjustment;
(e)	(to the extent otherwise included) any minority shareholders’ interests;
(f)	any amount of New Shareholder Injections included in calculating Cashflow;
(g)	any amount excluded from the definition of Cashflow for that Financial Year by operation of paragraph (b) of the proviso to that definition;
(h)

any amounts which are permitted to be paid as Permitted Payments under any of the paragraphs (j), (o) and (q) of the definition of Permitted Payment, but which are not actually paid during that Financial Year (to the extent not deducted from Cashflow);

(i)

any amount of cash outflows from the Group during that Relevant Period covered by a right to indemnification or compensation for such amount in respect thereof available to the Group under the Acquisition Documents or the agreements governing any Qualifying Permitted Acquisition but in respect of which no payment in cash has been made to the Group during such Relevant Period, provided that such amount of cash outflows will be added to Excess Cashflow in respect of the Relevant Period during which the Group receives the relevant cash inflows under those arrangements;

(j)

any Pending Acquisition Amount (except to the extent that the Pending Acquisition Amount is funded or refinanced from the proceeds of the Revolving Facility, an Additional Facility or a Permitted Alternative Debt) and any Pending Restructuring Amount (except to the extent that the Pending Restructuring Amount is funded or refinanced from the proceeds of the Revolving Facility, an Additional Facility or a Permitted Alternative Debt);

(k)	the amount of any committed Capital Expenditure contracted for during that Financial Year but unspent during such Financial Year (the “Pending Capital Expenditure Amount”); and
(l)	tax accrued and/or payable during or in respect of such Financial Year but not overdue (save if under dispute) and not paid (the “Pending Tax Amount”),

it being specified that any Pending Acquisition Amount, Pending Capital Expenditure Amount, Pending Restructuring Amount or Pending Tax Amount already subtracted from Excess Cashflow in respect of the previous Financial Year and which has not been utilized or paid in the current Financial Year shall be added back.

“Financial Quarter” means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

“Financial Semester” means the period commencing on the day after one Semester Date and ending on the next Semester Date.

“Financial Year” means the annual accounting period of the Group ending on or about 31 December in each year.

“Group Initiative” means any Permitted Acquisition, Permitted Disposal, Group restructuring, reorganisation or cost saving or cost synergies initiative.

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“Interest” means interest and amounts in the nature of interest in respect of any Borrowings paid or payable in respect of that Relevant Period including, without limitation:

(a)	the interest element of Capitalized Lease Obligations;
(b)	discount and acceptance fees payable (or deducted) in respect of any Borrowings;
(c)

fees payable in connection with the issue or maintenance of any bond, letter of credit, guarantee or other assurance against financial loss (including derivative instruments) constituting Borrowings and is issued by a third party on behalf of a member of the Group; and

(d)	commitment, utilisation and non-utilisation fees payable or incurred in respect of Borrowings,

but excluding all arrangement, underwriting and participation fees, original issue discount and similar issue costs, repayment and prepayment premiums, fees or costs, Acquisition Costs, costs relating to any Business Acquisition and any amortization of any such fees, costs discount or premium and any fronting arrangements, any capitalized interest or other non-cash return, any withholding tax on interest receivable, received, payable or paid, any such amounts that are payable in respect of any Borrowings that is repaid as part of the Acquisition or a Qualifying Permitted Acquisition (to the extent financed by Permitted Financial Indebtedness), any dividends on preference shares or any realized or unrealized gains or losses on any financial instrument and deemed finance charges.

“Interest Income” means, for any Relevant Period, the amount of Interest (including amounts deducted from that definition) accrued (whether or not received) due to members of the Group during such period.

“Interest Payable” means, in respect of any Relevant Period, the aggregate of Interest (whether or not paid or capitalized) during that Relevant Period but excluding any capitalized Interest, the amount of any discount amortized and other non-cash interest charges during such Relevant Period, and calculated on the basis that:

(a)

the amount of Interest accrued will be increased by an amount equal to any amount payable by members of the Group under hedging agreements in respect of Interest (including, in so far as they relate to Interest, currency hedging arrangements and with any premium, termination and close-out payments or other one-off, non-recurring amounts to be excluded) in relation to that Relevant Period, but for the avoidance of doubt does not include any unrealized hedging arrangements; and

(b)

the amount of Interest accrued will be reduced by an amount equal to any amount payable to members of the Group under hedging agreements (including, in so far as they relate to Interest, currency hedging arrangements and with any premium, termination and close-out payments or other one-off, non-recurring amounts to be excluded) in relation to that Relevant Period but for the avoidance of doubt does not include any unrealized hedging arrangements.

“Overfunding” means the amount of cash on the balance sheet of the Group (including the Target Group) as at the Closing Date, as certified by the Company to the Agent and set out in the Funds Flow Statement, in each case, as reduced from time to time when used for a permitted purpose under this Agreement.

“Pending Acquisition Amount” means, in respect of any Financial Year (the “Relevant Financial Year”), the aggregate cash amounts to be paid in respect of the consideration for

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Permitted Acquisitions for which a member of the Group has entered into a commitment before the end of the Relevant Financial Year.

“Pending Capital Expenditure Amount” has the meaning given to such term in paragraph (k) of the definition of “Excess Cashflow”.

“Pending Restructuring Amount” means, in respect of any Financial Year (the “Relevant Financial Year”), the aggregate cash amounts to be paid in respect of any Restructuring Costs for which a member of the Group has entered into a commitment before the end of the Relevant Financial Year.

“Pending Tax Amount” has the meaning given to such term in paragraph (l) of the definition of “Excess Cashflow”.

“Pension Items” means the current cash service costs attributable to any income or charge attributable to a post-employment benefit scheme.

“Pro-Forma Adjustments” means the pro forma increase or decrease in Consolidated EBITDA of the Group for the applicable period pursuant to the following:

(a)	with respect to Consolidated EBITDA:
(i)	any extraordinary, unusual or non-recurring expenses, losses, charges, costs, accruals or reserves of any kind including losses on sales of assets outside of the ordinary course of business;
(ii)

restructuring, transition and integration costs or reserves, attributable to (i) the planning, undertaking and/or implementation of cost savings or strategic initiatives, business optimization, cost rationalization programs, operating expense reductions and/or other initiatives, actions or synergies, (ii) costs associated with office and facility openings, closings, consolidations, relocation costs and other non-recurring business optimization expenses and/or discontinued operations (including, but not limited to, any severance, rent termination costs, moving costs and legal costs), and (iii) relating to any severance, any signing, retention or competition bonus, or any modification to any pension and post-retirement employee benefit plan;

(iii)	stock-option based and other equity settled share based compensation or payment (including any make-whole payments to option holders, in connection with dividends paid prior to the Closing Date);
(iv)

the amount of “run rate” cost savings and other operating improvements, operating expense reductions and synergies (which, for the avoidance of doubt, shall not include revenue synergies) projected by the Company in good faith to be realized as a result of the Transaction, any other acquisition, sale, sale and leaseback, assignment, conveyance, transfer, license or other disposition thereof (whether effected pursuant to a division or otherwise) (including the termination or discontinuance of activities constituting such business) of business entities or properties or assets, constituting a division or line of business of any business entity, division or line of business that is the subject of any such acquisition, sale, sale and leaseback, assignment, conveyance, transfer, license or other disposition thereof (whether effected pursuant to a division or otherwise), or from any operational change, operational efficiencies, strategic and cost-saving initiatives, business optimization initiatives, purchasing improvements, acquisitions, divestitures, other specified transactions, restructurings or other initiatives or actions, in each case, that are

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reasonably quantifiable, factually supportable and projected by the Company in good faith to result from actions that have been taken or initiated or are expected to be taken (in the good faith determination of the Company) within twenty-four (24) months after the date of such calculation (in each case, calculated on a pro forma basis as though such cost savings and other operating improvements, operating expense reductions, and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions to the extent already included in the Consolidated EBITDA for such period, provided that (A) no cost savings shall be added pursuant to this paragraph (iv) to the extent already included in clauses (i) and (ii) above and (v) and (vi) below with respect to such period, (B) the aggregate amount added back pursuant to this paragraph (iv), together with the aggregate amount added back pursuant to the following proviso (vi), shall not exceed 25 per cent. of Consolidated EBITDA for such period), and (C) all “run rate” cost savings already achieved as a consequence of reduction in personnel shall be deemed covered by paragraph (v) below;

(v)

the amount of “run rate” cost savings already achieved as a consequence of reduction in personnel calculated on a pro forma uncapped basis (to avoid double counting on a pro rata temporis basis starting from the first day of the Relevant Period to the day in which the lay-off has occurred e.g. without duplication with the yet to be achieved synergies as per paragraph (iv) above);

(vi)

adjustments and add-backs (which add-backs and adjustments shall not be limited to the time periods in respect of which such add-backs and adjustments were reflected therein) not already included in either of the above paragraph (i), (ii), (iii), (iv) and (v) reflected in any quality of earnings report or any financial due diligence report prepared by a “Big Four” independent accounting firm or other accounting or financial advisory firm reasonably acceptable to the Agent in connection with any Permitted Acquisition or investment, provided that, for the avoidance of doubt, yet to be achieved synergies as per paragraph (iv) above shall not exceed 25 per cent. of Consolidated EBITDA for such period in accordance with the provisions of paragraph (iv) above;

provided that for purposes of calculating Consolidated EBITDA of the Company and its Subsidiaries for any period:

(A)

the Consolidated EBITDA of any person, right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, constituting a division or line of business of any business entity, division or line of business, in each case, acquired by the Company or any of its Subsidiaries during such period and assuming any synergies, cost savings and other operating improvements and operating reductions projected by the Company in good faith to be reasonably anticipated to be realizable as a result of actions that have been taken or initiated or expected to be taken (in the good faith determination of the Company) within twenty-four (24) months after the date of such calculation, shall be included on a pro forma basis for such period (but assuming the consummation of such acquisition or such designation, as the case may be, occurred on the first day of such period) (provided that the aggregate amount added back pursuant to this proviso, together with the aggregate amount added back pursuant to paragraph (iv) and (vi) above, shall not exceed 25 per cent. of Consolidated EBITDA for such period (prior to giving effect to such addbacks)); and

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(B)

the Consolidated EBITDA of any person, right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, constituting a division or line of business of any business entity, division or line of business, in each case, disposed of by the Company or any of its Subsidiaries during such period, shall be excluded for such period (assuming the consummation of such sale, sale and leaseback, assignment, conveyance, transfer, license or other disposition thereof (whether effected pursuant to a division or otherwise) or such designation, as the case may be, occurred on the first day of such period).

“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December.

“Retained Net Cash Proceeds” means the amount of Net Proceeds which are Disposal Proceeds less, at such time, the amount of any mandatory prepayment of the Facilities made or to be made from such amounts.

“Relevant Period” means (a) (if ending on a Quarter Date) each period of four consecutive Financial Quarters ending on a Quarter Date, or (b) (if ending on the day of a Month not being a Quarter Date) the period of twelve (12) consecutive Months ending on the last day of a calendar Month.

“Reorganisation Costs” means costs, expenses or losses relating to employee relocation, retraining, severance and termination, business interruption, reorganisation and other restructuring or cost-cutting measures, the rationalization, re-branding, start-up, reduction or elimination of product lines, assets or businesses, the consolidation, relocation, or closure of retail, administrative or production locations and other similar items (for the avoidance of doubt, excluding any related Capital Expenditure). The amount and details of the Reorganisation Costs shall be delivered to the Agent as part of the annual reporting.

“Restructuring Costs” means any expenditure incurred by members of the Group in connection with any restructuring of the Group or any business or assets of any member of the Group (including, without limitation, disposals, relocating, redundancies, carve-outs, corporate reorganisations and the shut down and/or re-branding of sites) and the payment of costs and expenses incurred in connection with such restructuring.

“Retained Cash” means at any time and from time to time to the extent allocated as such at the option of the Company and to the extent not previously applied or allocated for a particular purpose:

(a)	Retained Excess Cashflow;
(b)	Overfunding;
(c)	Retained Net Cash Proceeds;
(d)	any VAT credit in relation to Acquisition Costs which is repaid to the Company; and
(e)	prepayments under any relevant contractual arrangements; investment grants; and capital contributions received from landlords in relation to real property.

“Retained Excess Cashflow” means, on any date on which it is required to be calculated, the aggregate of Excess Cashflow for each Financial Year (or any part thereof) which is (or was) not required to be applied in making any prepayment or redemption under the Finance Documents, and aggregated (if greater than zero) for each Financial Year during the life of the

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Facilities, for each previous Financial Year, to the extent not designated or applied for any other purpose permitted by this Agreement.

“Semester Date” means each of 30 June and 31 December.

“Testing Date” means each Quarter Date on which the Financial Covenant shall be tested in accordance with Clause 26.2 (Financial Condition).

“Total Leverage Ratio” means, in respect of any Relevant Period, the ratio of Total Net Debt on the last day of that Relevant Period to Adjusted EBITDA in respect of that Relevant Period.

“Total Net Cash Interest Costs” means, for any Relevant Period, the amount of Interest Payable (taking into account Pro-Forma Adjustments) during that period less Interest Income during that period.

“Total Net Debt” means, at any time, the aggregate amount of all obligations of the Group for or in respect of Borrowings (without double counting) but:

(a)	including, in the case of Capitalized Lease Obligations, only their capitalised value;
(b)	deducting the aggregate amount of Cash and Cash Equivalent Investments; and
(c)

for the avoidance of doubt, including the shares of net debt of (i) Joint Ventures and (ii) investments which are not consolidated under the equity method (to the extent they are taken into account in the Consolidated EBITDA).

“Treasury Transactions” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

“Working Capital” means, on any date, Current Assets less Current Liabilities.

26.2	Financial Condition

The Company shall ensure that in respect of any Testing Date specified in column 1 below, the Total Leverage Ratio in respect of the Relevant Period ending on such Testing Date shall not exceed the level set out in column 2 below opposite to that Testing Date:

Column 1 Testing Date	Column 2 Total Leverage Ratio
31 December 2024	3.50:1.00
31 March 2025	3.50:1.00
30 June 2025	3.50:1.00
30 September 2025	3.50:1.00
31 December 2025 and any Testing Date thereafter	3.25:1.00

26.3	Financial testing - Calculation
(a)

Subject to paragraph (b) below, the Total Leverage Ratio set out in Clause 26.2 (Financial Condition) shall be calculated in accordance with the Applicable Accounting Principles (subject to adjustments made in accordance with this Agreement) and tested

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by reference to each Compliance Certificate delivered pursuant to Clause 25.3 (Compliance Certificate) and each corresponding set of the financial statements delivered pursuant to paragraphs (a) and (b) of Clause 25.2 (Financial statements) in respect of any Relevant Period referred to in Clause 26.2 (Financial Condition).

(b)

The Financial Covenant and financial definitions set out in this Agreement shall, for all purposes under this Agreement, take into account Pro-Forma Adjustments (without double counting with realized synergies).

(c)

For all purposes in this Agreement (including the controls on Permitted Acquisitions and the right to incur any Additional Facility or any Refinancing Debt but not for the purpose of calculating Excess Cashflow):

(i)	there shall be included in determining Adjusted EBITDA for any Relevant Period :
(A)	the consolidated EBITDA for the Relevant Period of any Acquired Entity or Business (including the portion thereof occurring prior to the acquisition of such Acquired Entity or Business); and
(B)

an adjustment in respect of each Acquired Entity or Business acquired during such Relevant Period equal to the amount of the Pro-Forma Adjustment with respect to such Acquired Entity or Business for such Relevant Period;

(ii)

there shall be excluded in determining Adjusted EBITDA for any Relevant Period the Consolidated EBITDA of any Disposed Entity or Business plus an amount equal to the amount of the Pro-Forma Adjustment with respect to such Disposed Entity or Business for such Relevant Period (including in each case the portion thereof occurring prior to the sale, transfer or disposal of such Disposed Entity or Business).

(d)

Notwithstanding anything to the contrary (including anything in the financial definitions set out in this Agreement), when calculating any financial definition or ratio under the Finance Documents (excluding for the avoidance of doubt, Excess Cashflow), the Company shall be permitted to exclude all or any part of any expenditure or other negative item (and/or the impact thereof) directly or indirectly relating to or resulting from the Acquisition.

(e)

In respect of any Relevant Period, the exchange rates used in relation to calculating Total Net Debt and Adjusted EBITDA shall be the rates specified in the relevant Quarterly Financial Statements and Annual Financial Statements.

(f)

Any amount in a currency other than Euro is to be taken into account at its euro equivalent calculated on the basis of the relevant rates of exchange used by the Company in, or in connection with, its financial statements for the Relevant Period.

(g)	In the event that:
(i)	any Quarter Date is adjusted by the Company to avoid a Quarter Date falling on a day which is not a Business Day and/or to ensure that a Quarter Date falls on a particular day of the week; or
(ii)	there is any adjustment to a scheduled payment date to avoid payments becoming due on a day which is not a Business Day,

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if that adjustment results in any amount being paid in a Relevant Period in which it would otherwise not have been paid, for the purpose of calculating the Total Leverage Ratio, the Company may treat such amount as if it was paid in the Relevant Period in which it would have been paid save for any such adjustment.

(h)	No item must be credited or deducted more than once in any calculation for the purposes of calculating Total Leverage Ratio and all intra-Group items shall be ignored.
26.4	Equity Cure
(a)

The Company may cure or prevent a breach or anticipated breach of the Financial Covenant (a “Cure”) by receiving cash proceeds by way of New Shareholder Injection (the “Cure Amount”) within twenty (20) Business Days of the latest date on which the relevant Compliance Certificate is required to be delivered to the Agent.

(b)	If the Company exercises a Cure, the Financial Covenant shall be tested or, as applicable, re-tested as at the relevant Quarter Date but on a pro forma basis by:
(i)	reducing Total Net Debt by the amount of New Shareholder Injections provided; or
(ii)	not more than once during the life of the Facilities, by increasing Adjusted EBITDA by the amount of New Shareholder Injections.
(c)

In the case of paragraph (b)(ii) above, such New Shareholder Injections will be included (on a pro forma basis) in the calculation of Adjusted EBITDA for any Relevant Period which includes the last Quarter Date of the Relevant Period in which the breach occurred or would have occurred.

(d)

If, after giving effect to such adjustment, the Company is in compliance with the requirements of the Financial Covenant, the Company shall be deemed to have satisfied such requirements. For the avoidance of doubt, during the twenty (20) Business Day period within which a Cure may be exercised, (i) no Default shall have occurred as a result of a breach (or potential breach) of the Financial Covenant (ii) the Agent shall not be permitted to accelerate the Facilities or call an Event of Default as a result of a breach (or potential breach) of the Financial Covenant.

(e)	The effect of any Cure will only apply in the calculation of the levels of Total Leverage Ratio when used to determine compliance with the financial condition set out in Clause

26.2 (Financial Condition) to the exclusion of the levels of financial ratios when used elsewhere in the Finance Documents.

(f)

The Company may not exercise a Cure in respect of two (2) consecutive Relevant Periods or more than four (4) times in aggregate over the life of the Facilities. Cure Amounts shall not be required to be applied in prepayment of the Facilities. For the avoidance of doubt, overfunding of Cure Amounts shall be permitted other than in the case of paragraph (b)(ii) above.

(g)

If the Financial Covenant is breached, but is complied with on the immediately next Testing Date, then that earlier breach shall be deemed to be cured for all purposes of the Finance Documents. This provision shall not restrict the Agent’s rights (acting on the instructions of the Majority Lenders unless it is not practicable to do so) to accelerate in respect of that breach prior to that subsequent Testing Date and if notice of acceleration is validly given prior to that subsequent test, this deemed cure shall not apply.

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27.	GENERAL UNDERTAKINGS

The undertakings in this Clause 27 remain in force from the Signing Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

27.1	Authorisations and consents

Subject to the Legal Reservations and the Perfection Requirements, each Obligor will promptly obtain, comply with and maintain in full force and effect all material Authorisations required under any applicable law or regulation of a Relevant Jurisdiction to:

(a)	enable it to perform its obligations under the Finance Documents to which it is a party;
(b)	ensure the legality, validity and binding nature of the Finance Documents to which it is a party, subject to the Legal Reservations and Perfection Requirements; and
(c)	carry on its business, save where failure to do so has not or would not reasonably be expected to have a Material Adverse Effect.
27.2	Compliance with laws

Each Obligor will, and it shall ensure that each member of the Group will, comply with all laws binding upon it save where failure to do so has not or would not reasonably be expected to have a Material Adverse Effect.

27.3	Environmental compliance

Each Obligor shall (and it shall ensure that each member of the Group will):

(a)	comply with all Environmental Laws applicable to it; and

(b)obtain, maintain and ensure compliance with all requisite Environmental Permits, where failure to do so has or would reasonably be expected to have a Material Adverse Effect.

27.4	Environmental claims

Each Obligor shall (and it shall ensure that each member of the Group will) promptly upon becoming aware of the same, inform the Agent in writing of:

(a)	any Environmental Claim against any member of the Group which is current, pending or threatened in writing; and
(b)	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened in writing against any member of the Group,

where the claim, if determined against that member of the Group, has or is reasonably likely to have a Material Adverse Effect.

27.5	Anti-corruption laws and Sanctions
(a)	The Company and its Subsidiaries have implemented and shall maintain in effect policies and procedures designed to ensure compliance with Sanctions and Anti-Corruption Laws.
(b)	The Company shall not use the proceeds of any Loan (i) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned

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Person, or in any Sanctioned Country in any manner that would result in the violation on any applicable Sanctions, (ii) in any other manner that would result in the violation of any applicable Sanctions or (iii) in in any manner that would result in a violation of applicable Anti-Corruption Laws.

27.6	Taxation
(a)

Each Obligor shall, and it shall ensure that each of its Subsidiaries will, pay all Taxes imposed upon it in accordance with applicable law before material penalties are incurred, unless and only to the extent that.

(i)	such payment is being contested in good faith;
(ii)	adequate reserves are being maintained for those Taxes in accordance with the Applicable Accounting Principles;
(iii)	such payment can be lawfully withheld; or
(iv)	failure to pay those Taxes does not have or is not reasonably expected to have a Material Adverse Effect.
27.7	Merger

No Obligor shall (and each Obligor shall procure that none of its Subsidiaries will) enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction other than pursuant to or in connection with a Permitted Transaction and/or Permitted Reorganisation.

27.8	No change of business

No Obligor will, and it shall procure that none of its Material Subsidiaries will make a substantial change to the general nature of the business of the Group taken as a whole from that carried on at the date of this Agreement other than pursuant to a Permitted Disposal or a Permitted Acquisition.

27.9	Acquisitions
(a)

Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no member of the Group will) acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them) or incorporate a company.

(b)

Paragraph (a) above does not apply to an acquisition of a company, shares, securities or a business or an undertaking (or, in each case, any interest in any of them) or the incorporation of a company which is a Permitted Acquisition, a Permitted Joint Venture or a Permitted Transaction or is made as part of a Permitted Share Issue.

27.10	Joint ventures
(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no member of the Group will):
(i)	enter into or invest in or acquire any shares, stocks, securities or other interest in any Joint Venture; or
(ii)	transfer assets or lend to, or give an indemnity for or guarantee or give Security for the obligations of, a Joint Venture.

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(b)

Paragraph (a) above does not apply to any acquisition of (or agreement to acquire) any interest in a Joint Venture or transfer of assets (or agreement to transfer assets) to a Joint Venture or loan made to or guarantee or Security given in respect of the obligations of a Joint Venture if such transaction is a Permitted Joint Venture or is acquired as part of a Permitted Acquisition or a Permitted Transaction.

27.11	Pari Passu Ranking

Subject to any applicable Legal Reservations, each Obligor will ensure that its payment obligations under each of the Finance Documents at all times rank at least pari passu in right of payment with all its other present and future unsecured and unsubordinated indebtedness (actual or contingent) except indebtedness mandatorily preferred by laws of general application.

27.12	Negative pledge
(a)

Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no other member of the Group will) create or permit to subsist any Security or Quasi-Security over any of their respective assets.

(b)	Paragraph (a) above does not apply to any Security or (as the case may be) Quasi-Security, which is a Permitted Security and/or a Permitted Transaction.
27.13	Disposals
(a)

Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no other member of the Group will) sell, lease, transfer or otherwise dispose of any asset (whether as a result of a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary).

(b)

Paragraph (a) above does not apply to any sale, lease, transfer or other disposal which is a Permitted Disposal or a Permitted Transaction and/or Liabilities Acquisition (as defined in and to the extent not prohibited under the Intercreditor Agreement).

27.14	Arm’s length basis

No Obligor shall (and the Company shall ensure that no other member of the Group will) enter into any transaction or arrangement with another Person other than on an arm’s length basis except where such transaction or arrangement is:

(a)	Subordinated Debt;
(b)	any Permitted Transaction and/or any Liabilities Acquisition (as defined in the Intercreditor Agreement); and
(c)	payment of fees, costs and expenses under the Transaction Documents.
27.15	Loans or credit
(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no other member of the Group will) be a creditor in respect of any Financial Indebtedness.
(b)	Paragraph (a) above does not apply to a Permitted Loan or a Permitted Transaction.
27.16	No Guarantees or indemnities

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(a)

Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no other member of the Group will) grant or permit to subsist any guarantee in respect of any obligation of any person.

(b)	Paragraph (a) above does not apply to a guarantee which is a Permitted Guarantee or a Permitted Transaction.
27.17	Dividends, share redemption and Subordinated Debt
(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no other member of the Group will):
(i)

pay, make or declare any dividend (or interest on any unpaid dividend), return on capital, repayment of capital contributions or other distribution on or in respect of its share capital (or any class of its share capital);

(ii)	repay or distribute any dividend or share premium reserve;
(iii)	make any payments under or in respect of any Subordinated Debt;
(iv)	pay or allow any member of the Group to pay any management, advisory or other fee to or to the order of any shareholders of the Company; or
(v)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so.
(b)	Paragraph (a) above does not apply to a Permitted Payment or a Permitted Transaction or a Permitted Share Issue.
27.18	Financial Indebtedness
(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no member of the Group will) incur or allow to remain outstanding any Financial Indebtedness.
(b)	Paragraph (a) above does not apply to Financial Indebtedness which is a Permitted Financial Indebtedness or a Permitted Transaction.
27.19	Share issue
(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no other member of the Group will) issue any shares.
(b)

Paragraph (a) above does not apply to a Permitted Share Issue or a Permitted Transaction or a Permitted Payment. Any share issued by the Company to its shareholders in accordance with this paragraph (b) shall be subject to Transaction Security.

27.20	Intellectual Property

Each Obligor shall, and it shall ensure that each of its Subsidiaries will, take all steps necessary to preserve and maintain any material Intellectual Property and not change or terminate any material Intellectual Property rights, in each case if this would reasonably be expected to have a Material Adverse Effect.

27.21	Treasury Transactions

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No Obligor shall (and the Company shall ensure that no Material Subsidiary will) enter into any Treasury Transaction, other than a Permitted Treasury Transaction.

27.22	Preservation of assets

Each Obligor shall (and the Company shall ensure that each Material Subsidiary will) maintain in good working order and condition (ordinary wear and tear excepted) all of its assets necessary for the conduct of its business, where failure to do so has or is reasonably likely to have a Material Adverse Effect.

27.23	Centre of Main Interests

Neither the Parent nor any Obligor incorporated in a jurisdiction of the European Union shall cause or allow their respective Centre of Main Interests to change.

27.24	Further Assurance

Subject in each case to the Agreed Security Principles and the terms of the Transaction Security Documents, each Obligor shall promptly do all such acts (including making filings and registrations) and execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(a)

to complete the Perfection Requirements in relation to the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law; and/or

(b)

if a Declared Default has occurred and is continuing, to facilitate the realisation of the assets which are, or provided they have been perfected, are intended to be, the subject of the Transaction Security.

27.25	Guarantors
(a)	The Company shall procure that, subject to the Agreed Security Principles and this Clause:
(i)	on the date which is one hundred and fifty (150) days after the Closing Date; and
(ii)	thereafter, on each date falling one hundred and fifty (150) days after the date on which the Annual Financial Statements are delivered to the Agent in accordance with the terms of this Agreement,

sufficient members of the Group have acceded as Additional Guarantors and have granted Transaction Security to ensure that the aggregate of the unconsolidated earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA) of the Guarantors is not less than 80 per cent. of Consolidated EBITDA of the Group (the “Guarantor Coverage Test”), calculated by reference to:

(A)	(in respect of sub-paragraph (a) above) the Original Financial Statements (or, at the option of the Company, by reference to the most

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recent Annual Financial Statements delivered under Clause 25 (Financial statements)); and

(B)	(in respect of sub-paragraph (b) above) the then most recent Annual Financial Statements delivered under Clause 25 (Financial statements),

except that in each case the earnings before interest, tax, depreciation and amortisation of a Guarantor will, if less than zero, be treated as zero for the purposes of such calculation, and provided that:

(1)

where any member of the Group is not required to be a Guarantor pursuant to the Agreed Security Principles (including, for the avoidance of doubt, any member of the Group incorporated in an Excluded Jurisdiction and any member of the Group who is otherwise unable or not required to grant a guarantee and security in accordance with the Agreed Security Principles), if elected by the Company, its earnings before interest, tax, depreciation and amortisation shall not be included in the calculation of EBITDA of the Group for the purpose of calculating compliance with this paragraph;

(2)	the EBITDA of any member of the Group whose equity capital is subject to Transaction Security shall be taken into account for the purposes of the numerator in the Guarantor Coverage Test.
(b)	Subject to the Agreed Security Principles, the Company shall procure that:
(i)

each member of the Group which is a Material Subsidiary by reference to the Original Financial Statements (or, at the option of the Company, by reference to the most recent Annual Financial Statements delivered under Clause 25.2 (Financial statements)) accedes as an Additional Obligor and grants Transaction Security within the date which is one hundred and fifty (150) days after the Closing Date; and

(ii)

thereafter, any company which becomes a Material Subsidiary (by reference to the most recent Annual Financial Statements delivered under Clause 25.2 (Financial statements)) becomes a Guarantor and grants Transaction Security within the date falling one hundred and fifty (150) days after the date on which the Annual Financial Statements are delivered to the Agent in accordance with the terms of this Agreement, provided that, in each case, no share pledge or other Transaction Security will be granted over or in respect of any member of the Group that is a Material Subsidiary solely by virtue of paragraph (b) of the definition of “Material Subsidiary”.

27.26	Conditions Subsequent
(a)

The Company shall, by no later than the date falling ten (10) Business Days following (but excluding) the Closing Date (or such later date as the Majority Lenders may agree (acting reasonably)), prepay, satisfy, discharge, redeem, defease and/or cancel in full (or procured the prepayment, satisfaction, discharge, redemption, defeasement, cancellation of (as applicable)) any outstanding Existing Debt.

(b)	Subject to and on terms consistent with the Agreed Security Principles, within twenty (20) Business Days following (but excluding) the Closing Date (or such later date as

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the Majority Lenders may agree (acting reasonably)), the Company shall enter into a (i) Dutch law governed share pledge agreement in favour of the Security Agent in respect of 100 per cent. of the Target Shares it holds, and (ii) a Dutch law governed pledge agreement over material structuring funding loans granted by the Company to the Target or any member of the Target Group on the Closing Date (if any).

(c)

If the author of any Report is willing to grant reliance on the relevant Report for the benefit of the Arrangers, the Company shall use commercially reasonable endeavours to procure that such reliance on the relevant Report on customary terms is provided to the Arrangers, provided that the terms of any applicable reliance letter shall be agreed between the author of the relevant Report and the Arrangers and such parties may wish to negotiate and sign such reliance letter (provided that in no circumstance shall the Company or any other member of the Group be obliged to ensure, or give an undertaking to procure, the delivery of any such reliance letter, and any failure to obtain reliance on the relevant Report for the benefit of the Arrangers shall not constitute a breach, Default or an Event of Default).

27.27	Adjustment Event
(a)	Notwithstanding anything to the contrary in this Agreement or any other Finance Document, for as long as an Adjustment Event subsists:
(i)	the Term Facilities Lenders’ right to decline prepayments as set out in paragraph (b) of Clause 12.8 (Prepayment Elections) shall fall away;
(ii)	no testing of the Total Leverage Ratio levels set out in Clause 26 (Financial Covenant) shall be required;
(iii)

members of the Group will not be required to make any mandatory prepayments or redemptions other than under Clauses 11.1 (Illegality), 11.2 (Illegality in relation to Issuing Bank) and 11.8 (Mandatory Prepayment on Exit);

(iv)

the restrictions set out in Clause 27.9 (Acquisitions), 27.10 (Joint ventures), 27.13 (Disposals), 27.14 (Arm’s length basis), 27.15 (Loans or credit), 27.16 (No Guarantees or indemnities), 27.17 (Dividends, share redemption), 27.18 (Financial Indebtedness) and 27.19 (Share issue) shall not apply or be amended to the extent consistent with customary investment grade facilities for companies of an equivalent rating, together with any other restriction under this Agreement or any other Finance Document on the distribution of dividends, return of share capital or other type of shareholder, Investor or an Affiliate of an Investor remuneration or payment;

(v)

the requirement to deliver a Budget under Clause 25.4 (Budget) or any other forward looking financial information to the Lenders, the obligation to attend any conference call under Clause 25.5 (Annual management and other presentations) and any requirement to provide information that is referable back to such Budget or other forward-looking statements will cease to apply;

(vi)	in case of a Qualified Listing there will be no requirement to provide Monthly Financial Statements and Quarterly Financial Statements;
(vii)	additional time period will apply to provide Annual Financial Statements and, other than in case paragraph (v) above applies, Quarterly Financial Statements, according to applicable regulations;
(viii)	the Transaction Security shall be promptly released;

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(ix)

in respect of a Qualified Listing only, this Agreement will be reviewed in good faith by counsel to the Company in the relevant jurisdiction of the Qualified Listing and the counsel to the Company and counsel to the Agent shall negotiate in good faith amendments to ensure that this Agreement is consistent with compliance with the obligations incumbent on a listed company in such jurisdiction and, in particular, any obligation or undertaking under the Finance Documents which would not comply with applicable law, regulation or stock exchange requirements following the Qualified Listing shall cease to apply; other relevant good faith amendments to be agreed upon (and not unreasonably withheld) by the Company and the Majority Lenders;

(x)	the amount of each basket for which a fixed amount is specified (including all “annual”, “lifetime”, “at any time” and “aggregate’ baskets”) shall be increased by 25 per cent.; and
(xi)	all information undertakings shall be subject to regulatory and stock exchange rules to the extent such rules are applicable.
(b)

Upon an Adjustment Event ceasing to subsist (and subject to no other Adjustment Event having occurred) the suspended provisions will be reinstated and become effective provided that (i) any breach of the Finance Documents that would otherwise arise as a result of the obligations and restrictions set out above ceasing to be suspended shall not constitute (or result in) a breach of any term of the Finance Documents, a Default or an Event of Default (provided that such event or occurrence giving rise to such breach did not constitute a breach of the Finance Documents at the time it took place) and (ii) subject to the Agreed Security Principles, the Transaction Security shall be promptly re-granted.

(c)

The costs incurred in connection with the preparation for, in anticipation of and as part of the consummation of a Listing where the Adjustment Event subsisted shall be treated as Acquisition Costs for the purposes of this Agreement.

27.28	Dutch Fiscal Unity

No Dutch Obligor shall be a member of a fiscal unity (fiscale eenheid) for Dutch Tax purposes other than a fiscal unity made up solely of the Target (as head of such fiscal unity) and its Subsidiaries, unless prior written consent of the Agent (acting on the instructions of the Lenders) has been obtained.

28.	EVENTS OF DEFAULT

Each of the events or circumstances set out in paragraphs 28.1 to 28.11 of this Clause 28 is an Event of Default.

28.1	Non-Payment

An Obligor fails to pay on the due date any amount payable pursuant to a Finance Document at the place, in the funds and in the currency in which it is expressed to be payable unless:

(a)

in the case of principal or interest (or fees payable on the Closing Date), its failure to pay is caused by administrative or technical error or a Disruption Event and payment is made within three (3) Business Days of its due date; or

(b)	in the case of other amounts, non-payment is caused by administrative or technical error or a Disruption Event and payment is made within five (5) Business Days of its due date.

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28.2	Financial Covenant

Subject to the equity cure and deemed cure provisions in Clause 26.4 (Equity Cure) and the expiry of the equity cure period, the Company fails to comply with the Financial Covenant.

28.3	Breach of other Obligations
(a)	An Obligor or the Parent or any Third Party Security Provider fails to comply with any of its obligations under the Finance Documents (other than those referred to in Clause

28.1 (Non-Payment) and Clause 28.2 (Financial Covenant) above).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within twenty (20) Business Days of the earlier of

(i) the Parent or the Company or the relevant Third Party Security Provider receiving written notice from the Agent or (ii) the Company becoming aware of the failure to comply.

28.4	Misrepresentation
(a)

Any representation, warranty or statement made or deemed to be made by an Obligor or the Parent in the Finance Documents or any certificate, statement or notice provided by an Obligor or the Parent under or pursuant to any Finance Document is or proves to have been incorrect or misleading when made or deemed to be made.

(b)

No Event of Default under paragraph (a) above will occur if the circumstance giving rise to that misrepresentation is capable of remedy and is remedied within twenty (20) Business Days of the earlier of (i) the Parent or the Company receiving written notice from the Agent or (ii) the Company becoming aware of the misrepresentation.

28.5	Cross default
(a)	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.
(b)	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).
(c)

Any creditor of any member of the Group is entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(d)	No Event of Default will occur under this Clause 27.5 if the aggregate outstanding amount of Financial Indebtedness falling within paragraphs (a) to (c) above is less than

€10,000,000 (or its equivalent in other currencies).

(e)

For the purpose of this Clause 27.5, Financial Indebtedness shall not include any Subordinated Debt, any intra-Group loans, any non-recourse receivables factoring or discounting arrangements and any Financial Indebtedness supported by a letter of credit or any letter of credit or bank guarantee issued under an Ancillary Facility or a Fronted Ancillary Facility (as the case may be).

28.6	Insolvency
(a)

The Parent or a Material Subsidiary is unable or admits its inability to pay its debts as they fall due, is declared to be insolvent under applicable law, suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated

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financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness, or a moratorium is declared in respect of a class of the Parent’s or a Material Subsidiary’s indebtedness.

(b)

A moratorium is declared in respect of any indebtedness of the Parent any Material Subsidiary. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

(c)	Paragraph (a) shall not apply to:
(i)	any negotiations with the Finance Parties or with any creditor (or agent or creditor representative) that is subject to the terms of the Intercreditor Agreement or any Investors;
(ii)

any proceeding, procedure, appointment or formal step which is frivolous or vexatious or contested in good faith and is discharged, stayed or dismissed within sixty (60) Business Days of commencement (or any other period agreed between the Company and the Majority Lenders); or

(iii)	any step or procedure relating to the solvent liquidation or reorganisation permitted under this Agreement (including pursuant to a Permitted Transaction or a Permitted Reorganisation).
28.7	Insolvency proceedings
(a)

Any formal corporate action, legal proceedings or other formal procedure or formal step is taken (in each case for reasons of financial difficulty and excluding any arrangements or negotiations with any of the Finance Parties in their capacity as such) in relation to:

(i)

the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Parent or any Material Subsidiary;

(ii)

a composition, compromise, assignment or arrangement with any creditor of the Parent or any Material Subsidiary to whom it owes an aggregate amount in excess of the greater of (x) 3 per cent. of Relevant Adjusted EBITDA and

(y) €10,000,000 (or its equivalent in other currencies) by reason of actual financial difficulties (other than with the Finance Parties acting in such capacity);

(iii)

the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Group), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of the Parent or any Material Subsidiary; or

or any analogous legal proceedings, procedure or formal step is taken in any jurisdiction.

(b)	Paragraph (a) above shall not apply to:
(i)	any negotiations with the Finance Parties, any creditors (or agent or creditor representative) that is subject to the terms of the Intercreditor Agreement or any Investors;
(ii)	any proceeding, procedure, appointment or formal step which is frivolous or vexatious or contested in good faith or is discharged, stayed or dismissed within

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sixty (60) Business Days of commencement (or any other period agreed between the Company and the Majority Lenders); or

(iii)	any step or procedure relating to the solvent liquidation or reorganization permitted under this Agreement (including pursuant to a Permitted Transaction or a Permitted Reorganisation).
28.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of a Material Subsidiary (or the Parent, to the extent relating to the relevant assets over which the Parent has granted Transaction Security) having an aggregate value exceeding the greater of (x) 3 per cent. of Relevant Adjusted EBITDA and

(y) €10,000,000 (or its equivalent in other currencies) unless such process is contested in good faith and is discharged, stayed or dismissed within sixty (60) Business Days of commencement (or any other period agreed between the Company and the Majority Lenders).

28.9	Unlawfulness and invalidity

Subject to the Legal Reservations and the Perfection Requirements:

(a)

any material obligation of an Obligor or the Parent under a Finance Document is or becomes invalid or unenforceable for any reason or the validity or the enforceability of any material obligation of an Obligor or the Parent under any Finance Document at any time is contested by any Obligor or the Parent in each case in a manner which materially and adversely affects the interests of the Finance Parties (taken as a whole) under the Finance Document;

(b)

it is or becomes unlawful in any applicable jurisdiction for an Obligor or the Parent to perform any of its material obligations under the Finance Documents or any material obligation of an Obligor or the Parent under a Finance Document ceases to be in full force and effect, in each case in a manner which materially and adversely affect the interest of the Finance Parties (taken as a whole) under the Finance Documents, and, in each case, if the circumstances giving rise to that event are capable of remedy, to the extent they are not remedied within thirty (30) Business Days of the Company receiving written notice from the Agent of the relevant matter and that it constitutes a Default.

28.10	Intercreditor Agreement

The Parent, the Company or any other member of the Group breaches any obligation under the Intercreditor Agreement, and that breach is materially and adversely prejudicial to the interests of the Lenders taken as a whole under the Finance Documents, unless, if such failure is capable of remedy, it is remedied within twenty (20) Business Days of the earlier of the Company receiving written notice from the Agent of the failure to comply and that it constitutes a Default and the Parent, the Company or the relevant member of the Group being aware of the breach.

28.11	Cessation of business

The Group (taken as a whole) suspends or ceases to carry on all or substantially all of its business, except as a result of any Permitted Disposal.

28.12	Acceleration and Cancellation

Subject to Clause 4.6 (Utilisations during the Certain Funds), Clause 4.7 (Utilisations of Original Revolving Facility/Additional Facility during the Agreed Certain Funds Period) and

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Clause 28.13 (Clean-Up Period), if an Event of Default has occurred and is continuing, the Agent (acting on the instructions of the Majority Lenders) may without any judicial or extra judicial step by written notice to the Company:

(a)	cancel the Total Commitments and/or Ancillary Commitments whereupon they shall immediately be cancelled;
(b)

declare that all or any part of the Utilisations, together with accrued interest thereon, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(c)	declare that all or part of the Utilisations be payable on demand, whereupon they shall immediately become payable on demand by the Agent (on the instructions of the Majority Lenders);
(d)	declare that cash cover in an amount equal to the outstanding amount in respect of each Letter of Credit is immediately due and payable, at which time it shall become immediately due and payable;
(e)

declare that cash cover in an amount equal to the outstanding amount in respect of each Letter of Credit is payable on demand, at which time it shall immediately become due and payable on demand by the Agent (on the instructions of the Majority Lenders);

(f)

declare that all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities to be immediately due and payable, at which time they shall become immediately due and payable;

(g)

declare that all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities be payable on demand, at which time they shall immediately become payable on demand by the Agent (on the instructions of the Majority Lenders); and/or

(h)	exercise or direct the Senior Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.
28.13	Clean-Up Period
(i)

Notwithstanding any other term of the Finance Documents, during the Clean-up Period, a breach of representation or a breach of undertaking or an Event of Default will be deemed not to be a breach of representation or warranty, a breach of undertaking or an Event of Default if the breach or Event of Default (i) relates exclusively to the Target and its Subsidiaries; (ii) is capable of remedy and, if the Company is aware of such circumstances; reasonable steps are being taken to remedy it; (iii) the circumstances giving rise to it have not been procured by or approved by the Board of Directors (or equivalent body) of the Company (and knowledge shall not be construed as procurement or approval by the Company); and (iv) it is not reasonably likely to have a Material Adverse Effect.

(j)

Notwithstanding any other term of the Finance Documents, during a Permitted Acquisition Clean-Up Period, a breach of representation or a breach of undertaking or an Event of Default will be deemed not to be a breach of representation or warranty, a breach of undertaking or an Event of Default if the breach or Event of Default (i) relates exclusively to the relevant target (and its Subsidiaries) under, or business which is the subject of, the Permitted Acquisition; (ii) is capable of remedy and, if the member of the Group effecting the relevant acquisition is aware of the relevant circumstances at

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the time is aware of such circumstances, reasonable steps are being taken to remedy it;

(iii) the circumstances giving rise to it have not been procured by or approved by the Board of Directors (or equivalent body) of the member of the Group effecting the relevant acquisition (and knowledge shall not be construed as procurement or approval by the relevant member of the Group); and (iv) it is not reasonably likely to have a Material Adverse Effect.

28.14	Excluded Matters

Notwithstanding any other term of the Finance Documents, none of the steps or events set out in or expressly contemplated by the Structure Memorandum or the actions or intermediate steps necessary to implement any of those steps, actions or events shall (or shall be deemed to) constitute a breach of any representation and warranty or undertaking or other term in the Finance Documents or result in the occurrence of a Default or an Event of Default and shall be expressly permitted under the terms of the Finance Documents provided that the Structure Memorandum has been approved by the Arrangers (acting reasonably) prior to the Closing Date.

29.	CHANGES TO THE LENDERS
29.1	Assignments and transfers by the Lenders

Subject to this Clause 29 and Clause 30 (Debt Purchase Transactions) and to compliance with any applicable statutory and regulatory provisions on reserved banking or lending activities, a Lender (the “Existing Lender”) may assign or transfer (including by way of sub-participation agreements or the like) any of its rights or transfer any of its rights and obligations under any Finance Document to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans or securities (the “New Lender”).

29.2	Conditions of assignment or transfer
(a)

The prior written consent of the Company (in its sole discretion and, for the avoidance of doubt, never deemed granted) is required for any assignment, transfer or sub-participation in respect of any Facility during the Certain Funds Period or an Agreed Certain Funds Period, unless, in each case, such assignment, transfer, or sub-participation is to another Lender.

(b)

At any time other than during the Certain Funds Period or (unless a Material Event of Default is continuing) an Agreed Certain Funds Period, the prior written consent of the Company (not be unreasonably withheld or delayed and deemed to have been given ten

(10) Business Days after the Existing Lender has requested it unless consent is expressly refused by the Company within that time) is required for any assignment, transfer or sub-participation in respect of any Facility unless such assignment, transfer, or sub-participation is:

(i)	to another Lender or an Affiliate of a Lender;
(ii)

to any bank, financial institution, trust, fund or vehicle or other entity (in each case which is engaged in or established for the making of or purchasing or investing in loans and/or securities) which is identified on the Approved List; or

(iii)	made at a time when an Event of Default is continuing.
(c)	Notwithstanding anything to contrary in paragraphs (a) and (b) above, no assignment, transfer or sub-participation of any Facility shall be made unless:

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(i)

the assignee, transferee or sub-participant under the Original Revolving Facility or the relevant Additional Revolving Facility is a deposit taking financial institution authorised by a financial services regulator (as the case may be) or similar regulatory body which has a long term credit rating equal to or better than Baa3 or BBB- (as applicable) according to at least two of Moody’s Investors Services Limited, Standard and Poor’s Ratings Services or Fitch Ratings Ltd;

(ii)

in all cases in respect of an assignment, transfer or sub-participation to any of the following persons, the prior written consent of the Company (in its sole discretion and, for the avoidance of doubt, never deemed granted) is obtained:

(A)	(unless an Event of Default is continuing) an Industry Competitor or hedge fund;
(B)	(unless a Material Event of Default is continuing) a Loan to Own/Distressed Investor; or
(C)	(unless a Material Event of Default is continuing) any person that is (or would, upon becoming a Lender, be) a Defaulting Lender or a Non-Consenting Lender;
(iii)

if the assignment, transfer or Sub-Participation is in respect of an Additional Facility, the restrictions (if any) specified in the relevant Additional Facility Notice establishing such Additional Facility Commitments are complied with.

29.3	Other conditions of assignment or transfer
(a)

No assignment or transfers (including pursuant to a sub-participation agreement or the like) is permitted prior to the Closing Date, other than to Affiliates of the Arrangers and/or the Lenders and save to the extent the Arrangers and/or the relevant Lender (x) remains liable for its Commitments until the Closing Date (included) and (y) retains exclusive control over all rights and obligations with respect to its underwriting commitments, including all rights with respect to waivers, consents, modifications, amendments and confirmations as to satisfaction of conditions precedent under Clause 4.1 (Initial Conditions Precedent) until the Closing Date (included), in each case, notwithstanding any syndication, assignment or transfer of such Commitments prior to such date.

(b)

The Approved List may be updated from time to time upon the mutual agreement of the Company and the Agent (acting on the instruction of the Majority Lenders), provided that (notwithstanding the foregoing), the Company may remove a name from the Approved List:

(i)

with the prior written consent of the Agent (such consent not to be unreasonably withheld and shall be deemed to be given if the Agent has not responded to the Company’s written request for consent within ten (10) Business Days of such request);

(ii)	without the consent of the Agent:
(A)	if the potential assignee or transferee has been acquired by, has merged with or has otherwise combined its operations with, a person who is not included in the agreed Approved List;

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(B)

in each Financial Year, up to five (5) entities from the Approved List, provided that, the total number of potential lenders in the Approved List shall not be at any time less than the number of potential lenders in the Approved List delivered by the Company pursuant to Clause 4.1 (Initial Conditions Precedent); or

(C)

that entity is or becomes (or would, upon becoming a Lender, be) a Defaulting Lender or an Industry Competitor, provided that the Agent may reverse such removal if the Company agrees (acting reasonably) that entity has ceased to be (or would upon becoming a Lender, cease to be) a Defaulting Lender or an Industry Competitor, and, provided that, in relation to each case referred to in paragraphs (A) to (C) (inclusive) above, the Company shall notify the Agent of such removal.

(c)	The Agent shall notify each Lender as soon as reasonably practicable after any change to the Approved List becomes effective.
(d)

Except in relation to an assignment or transfer which relates to the entire amount of a Lender’s participation in the Facilities, an assignment or transfer of part of a Lender’s participation in the Facilities must be in a minimum amount of EUR 5,000,000 (when aggregated with, for this purpose, the participations of Affiliates and Related Funds being transferred in a series of related transfers, subject to a minimum amount of EUR 1,000,000 for each related transfer).

(e)	Other than in the case of an assignment permitted by paragraph (b) of Clause 30.1 (Permitted Debt Purchase Transactions) an assignment will only be effective on:
(i)

receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties and the other Secured Parties as it would have been under if it was the Original Lender;

(ii)	the New Lender entering into the documentation required for it to accede as a party to the Intercreditor Agreement; and
(iii)

the performance by the Agent of all necessary know your customer or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(f)

A transfer will only be effective if the New Lender enters into the documentation required for it to accede as a party to the Intercreditor Agreement and if the procedure set out in Clause 29.6 (Procedure for Transfer) is complied with.

(g)	If:
(i)	a Lender assigns or transfers (including pursuant to a sub-participation agreement) any of its rights or obligations under the Finance Documents or changes its Facility Office; and
(ii)

as a result of circumstances existing at the date the assignment or transfer (including pursuant to a sub-participation agreement) or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender

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acting through its new Facility Office under Clause 18 (Tax Gross Up and Indemnities) or Clause 19 (Increased Costs),

then the New Lender or Lender acting through its new Facility Office is entitled to receive payment under those Clauses but only to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment or transfer or change had not occurred.

(h)

Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

(i)

Subject to any adjustment on transfer made in accordance with Clause 11.6 (Right of cancellation and repayment in relation to a single Lender or Issuing Bank), Clause 21.1 (Mitigation) and Clause 44.10 (Replacement or Prepayment of Lender), no Obligor or other member of the Group shall bear any (or any increased) costs, fees, Taxes, indemnity claims, notarial and security registration or perfection fees or costs or other amounts payable in connection with any re-taking, re-notarisation, perfection, presentation, novation or re-registration of any Security in connection with an assignment or transfer or be subject to any (or any increased) gross-up obligation or other adverse consequences as a result of any Transfer.

(j)

If any transfer or assignment is completed in breach of the provisions of Clauses 29.2 (Conditions of assignment or transfer) and/or 29.3 (Other conditions of assignment or transfer), the New Lender’s Commitments and participations shall not be included when considering the votes of Lenders and the Agent shall exclude such New Lender from communications and meetings between the Lenders, until such time as the conditions set out in Clauses 29.2 (Conditions of assignment or transfer) and/or 29.3 (Other conditions of assignment or transfer) have been complied with.

29.4	Assignment or transfer fee
(a)	Subject to paragraph (b) below, the New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of €7,500.
(b)	No fee is payable pursuant to paragraph (a) above if:
(i)	the assignment or transfer is made by an Existing Lender in connection with Debt Purchase Transaction(s) made by any member of the Group in accordance with the terms of this Agreement; or
(ii)

the assignment or transfer is made in the context of the primary syndication as per the syndication letter signed on 26 July 2024 between the Arrangers and the Company (as from time to time amended and supplemented).

29.5	Limitation of responsibility of Existing Lenders
(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

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(i)	the legality, validity, effectiveness, adequacy or enforceability of the Transaction Documents, the Transaction Security or any other documents;
(ii)	the financial condition of the Parent or any Obligor;
(iii)	the performance and observance by the Parent or any Obligor or any other member of the Group of its obligations under the Transaction Documents or any other documents;
(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Transaction Document or any other document; or

(v)the existence of any transferred rights or receivables or their accessories, and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
(i)

has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Parent and each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Transaction Document or the Transaction Security; and

(ii)

will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:
(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 29; or
(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Transaction Documents or otherwise.
29.6	Procedure for Transfer
(a)

Subject to the conditions set out in Clauses 29.2 (Conditions of assignment or transfer) and 29.3 (Other conditions of assignment or transfer), a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate. If any New Lender fails to pay any transfer fee payable by it hereunder on the due date therefore, the Agent may at any time deduct an amount equal to such fee from any moneys from time to time held by the Agent for account of such New Lender. Each Party (other than the Existing Lender and the New Lender) irrevocably authorises the Agent to execute any duly completed Transfer Certificate on its behalf.

(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender upon its completion of all “know your customer”

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or other similar checks relating to any person that it is required to carry out under all applicable laws in relation to the transfer to such New Lender.

(c)	Subject to Clause 29.11 (Pro rata interest settlement), on the Transfer Date:
(i)

to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights, benefits and obligations under the Finance Documents and in respect of the Transaction Security each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (being the “Discharged Rights and Obligations”) and each Obligor and the other Finance Parties hereby consent to such discharge;

(ii)

each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights and benefits including rights and benefits under all Transaction Security against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)

the Agent, the Arrangers, the Security Agent, the New Lender, the other Lenders, any relevant Issuing Bank and any relevant Ancillary Lender, Fronting Ancillary Lender or Fronted Ancillary Lender shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights, and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arrangers, the Security Agent, any relevant Issuing Bank and any relevant Ancillary Lender, Fronting Ancillary Lender, Fronted Ancillary Lender and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.
29.7	Procedure for assignment
(a)

Subject to the conditions set out in Clauses 29.2 (Conditions of assignment or transfer) and 29.3 (Other conditions of assignment or transfer), an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)

The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)	Subject to Clause 29.11 (Pro rata interest settlement), on the Transfer Date:

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(i)

the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the Assignment Agreement;

(ii)

the Existing Lender will be released from the obligations (the “Relevant Obligations”) expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Transaction Security); and

(iii)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.
(d)

Lenders may utilise procedures other than those set out in this Clause 29.7 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 29.6 (Procedure for Transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clauses 29.2 (Conditions of assignment or transfer) and 29.3 (Other conditions of assignment or transfer).

29.8	Sub participation and sub contracts
(a)

In relation to any sub-participation or sub-contract other than with an Affiliate, subject to paragraph (b) of Clause 29.3 (Other conditions of assignment or transfer), nothing in this Agreement shall restrict the ability of a Lender to sub participate or sub contract any or all of its obligations hereunder so long as such Lender remains liable under this Agreement in relation to those obligations.

(b)	A Lender shall promptly notify the Company of any sub participation or sub contract entered into by it.
29.9	Copy of Transfer Certificate, Assignment Agreement, Increase Confirmation, Additional Facility Notice or Lender Accession Agreement to the Company

The Agent shall, as soon as reasonably practicable, send to the Company a copy of any Transfer Certificate, Assignment Agreement, Increase Confirmation, Additional Facility Notice or Lender Accession Agreement.

29.10	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 29, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)

any charge, assignment or other Security to secure obligations to a federal reserve or central bank (including the European Central Bank) or any state agency or state owned entity or to any domestic or international institution, the purpose of which is to refinance banks and credit institutions or to provide liquidities to such banks and financial institutions;

(b)

any Security created in favour of the European Central Bank or Bank of Italy for refinancing transactions carried out in the context of “Abaco” procedure (attivi bancari collateralizzati), governed by the rules on the “Strumenti di politica monetaria dell’Eurosistema” or any other similar procedure implemented from time to time; and

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(c)

any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)

release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Security for the Lender as a party to any of the Finance Documents; or

(ii)

require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

29.11	Pro rata interest settlement
(a)

If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (as between the relevant Existing Lender and New Lender) (in respect of any transfer pursuant to Clause 29.6 (Procedure for Transfer) or any assignment pursuant to Clause 28.7 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(i)

any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favor of the Existing Lender up to but excluding the Transfer Date (the “Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six (6) Monthly intervals after the first day of that Interest Period); and

(ii)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts so that, for the avoidance of doubt:
(A)

when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender (as shall any interest that may become payable in respect thereof under Clause 14.4 (Default Interest) if they are not then paid); and

(B)

the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 29.11, have been payable to it on that date, but after deduction of the Accrued Amounts.

(b)	In this Clause 29.11 references to “Interest Period” shall be construed to include a reference to any other period for accrual of fees.
(c)

An Existing Lender which retains the right to the Accrued Amounts pursuant to this Clause 29.11 but which does not have a Commitment shall be deemed not to be a Lender for the purposes of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents.

29.12	Acceding Lender

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Any person that is not an Existing Lender and provides Additional Facility Commitments or an Additional Facility Loan pursuant to Clause 2.5 (Additional Facilities), shall become a party to the Intercreditor Agreement as a Lender and shall, at the same time become a Party as a Lender by executing a Lender Accession Agreement.

30.	DEBT PURCHASE TRANSACTIONS
30.1	Permitted Debt Purchase Transactions
(a)

The Company shall not, and shall procure that each other member of the Group shall not (i) enter into any Debt Purchase Transaction other than in accordance with the other provisions of this Clause 30 or (ii) beneficially own all or any part of the share capital of a company that is a Lender or a party to a Debt Purchase Transaction of the type referred to in paragraphs (b) or (c) of the definition of “Debt Purchase Transaction”.

(b)	Any Borrower (a “Purchaser”) may purchase by way of assignment, pursuant to Clause 29 (Changes to the Lenders), a participation in any Term Loan and any related Commitment where:
(i)	such purchase is made for a consideration of less than par;
(ii)	the consideration for such purchase is funded from Acceptable Funding Sources (other than Permitted Financial Indebtedness) or, if the Total Leverage Ratio is

1.75:1 or less (and provided that no Event of Default is continuing), Cash of the Group; and

(iii)	such purchase is made using one of the processes set out at paragraphs (c) and (d) below.
(c)	A Debt Purchase Transaction referred to in paragraph (b) above may be entered into pursuant to a solicitation process (a “Solicitation Process”) which is carried out as follows:
(i)

prior to 11.00 a.m. on a given Business Day (the “Solicitation Day”) the Company or a financial institution acting on its behalf (the “Purchase Agent”) will approach at the same time each Lender which participates in the relevant Term Facility to enable them to offer to sell to the relevant Purchaser an amount of their respective participation in that Term Facility. Any Lender wishing to make such an offer shall, by 11.00 a.m. on the second Business Day following such Solicitation Day, communicate to the Purchase Agent details of the amount of its participations in the Term Facility it is offering to sell and the price at which it is offering to sell such participations. Any such offer shall be irrevocable until 11.00 a.m. on the third Business Day following such Solicitation Day and shall be capable of acceptance by the Company on behalf of the relevant Purchaser on or before such time by communicating its acceptance in writing to the Purchase Agent or, if it is the Purchase Agent, the relevant Lenders. The Purchase Agent (if someone other than the Company) will communicate to the relevant Lenders which offers have been accepted by 12 (noon) on the third Business Day following such Solicitation Day. In any event by 5.00 p.m. on the fourth Business Day following such Solicitation Day, the Company shall notify the Agent of the amounts of the participations in the relevant Term Facility purchased through the relevant Solicitation Process, the identity of the Term Facility to which they relate and the average price paid for the purchase of participations in that Term Facility. The Agent shall promptly disclose such information to the Lenders.

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(ii)	Any purchase of participations in any Term Facility pursuant to a Solicitation Process shall be completed and settled on or before the fifth Business Day after the relevant Solicitation Day.
(iii)

In accepting any offers made pursuant to a Solicitation Process the Company shall be free to select which offers and in which amounts it accepts but on the basis that in relation to a participation in any Term Facility it accepts offers in inverse order of the price offered (with the offer or offers at the lowest price being accepted first) and that if in respect of participations in that Term Facility it receives two or more offers at the same price it shall only accept such offers on a pro rata basis.

(d)	A Debt Purchase Transaction referred to in paragraph (b) above may also be entered into pursuant to an open order process (an “Open Order Process”) which is carried out as follows:
(i)

the Company (on behalf of the relevant Purchaser) may by itself or through another Purchase Agent place an open order (an “Open Order”) to purchase participations in any Term Facility up to a set aggregate amount at a set price by notifying at the same time all the Lenders participating in that Term Facility of the same. Any Lender wishing to sell pursuant to an Open Order will, by 11.00 a.m. on any Business Day following the date on which the Open Order is placed but no earlier than the first Business Day, and no later than the fifth Business Day, following the date on which the Open Order is placed, communicate to the Purchase Agent details of the amount of its participations in the Term Facility it is offering to sell. Any such offer to sell shall be irrevocable until 11.00 a.m. on the Business Day following the date of such offer from the relevant Lender and shall be capable of acceptance by the Company on behalf of the relevant Purchaser on or before such time by it communicating such acceptance in writing to the Purchase Agent or, if it is the Purchase Agent, to the relevant Lender(s).

(ii)

Any purchase of participations in any Term Facility pursuant to an Open Order Process shall be completed and settled by the relevant Purchaser on or before the fourth Business Day after the date of the relevant offer by a Lender to sell under the relevant Open Order.

(iii)

If in respect of participations in any Term Facility the Purchase Agent receives on the same Business Day two (2) or more offers at the set price such that the maximum amount of that Term Facility would be exceeded, the Company shall only accept such offers on a pro rata basis.

(iv)

The Company shall, by 5.00 p.m. on the sixth Business Day following the date on which an Open Order is placed, notify the Agent of the amounts of the participations purchased through such Open Order Process. The Agent shall disclose such information to the Lenders.

(e)	For the avoidance of doubt, there is no limit on the number of occasions a Solicitation Process or an Open Order Process may be implemented.
(f)	In relation to any Debt Purchase Transaction entered into by a Borrower pursuant to this Clause 30.1, notwithstanding any other term of this Agreement or the other Finance Documents:
(i)	on completion of the relevant assignment pursuant to Clause 29 (Changes to the Lenders), the portions of the Term Loans to which it relates shall be

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extinguished and any related repayment instalments will be reduced pro rata accordingly, unless (1) the Company elects not to extinguish such portions in order to mitigate material Tax costs in the Group, or (2) such portions are not extinguished as a result of any mandatory legal provision;

(ii)	if (1), (2) or (3) in paragraph (i) above applies the provisions of Clause 30.2 (Disenfranchisement of Investors) below shall apply mutatis mutandis to the Purchaser which has purchased such portions;
(iii)	such Debt Purchase Transaction and the related extinguishment referred to in paragraph (i) above shall not constitute a prepayment of the Facilities;
(iv)	the Purchaser which is the assignee shall be deemed to be an entity which fulfils the requirements of Clause 29.1 (Assignments and transfers by the Lenders) to be a New Lender;
(v)	no member of the Group shall be deemed to be in breach of any provision of Clause 27 (General Undertakings) solely by reason of such Debt Purchase Transaction;
(vi)	Clause 34 (Sharing Among the Finance Parties) shall not be applicable to the consideration paid under such Debt Purchase Transaction; and
(vii)

for the avoidance of doubt, any extinguishment of any part of the Term Loans shall not affect any amendment or waiver which prior to such extinguishment had been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement.

30.2	Disenfranchisement of Investors
(a)

For so long as an Investor beneficially owns a Commitment or has entered into a sub-participation agreement relating to a Commitment or other agreement or arrangement having a substantially similar economic effect and such agreement or arrangement has not been terminated, in ascertaining:

(i)	the Majority Lenders or the Super Majority Lenders; or
(ii)	whether:
(A)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments; or
(B)	the agreement of any specified group of Lenders,

has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents,

such Commitment shall be deemed to be zero and such Investor or the person with whom it has entered into such transfer or sub-participation agreement shall be deemed not to be a Lender for the purposes of paragraphs (i) and (ii) above (except (x) that the Investor shall retain a consent right in respect of an increase of its Commitments or a reduction in the payment due to it in relation to its Commitments and (y) in the case of a person not being an Investor if it is a Lender by virtue otherwise than by beneficially owning the relevant Commitment).

(b)	Each Lender shall, unless such Debt Purchase Transaction is an assignment or transfer, promptly notify the Agent in writing if it knowingly enters into a Debt Purchase

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Transaction with an Investor (a “Notifiable Debt Purchase Transaction”), such notification to be substantially in the form set out in Schedule 17 (Form of Notice on entering into Notifiable Debt Purchase Transaction).

(c)	A Lender shall promptly notify the Agent if a Notifiable Debt Purchase Transaction to which it is a party:
(i)	is terminated; or
(ii)	ceases to be with an Investor,

such notification to be substantially in the form set out in Schedule 18 (Form of Notice on Termination of Notifiable Debt Purchase Transaction / Notifiable Debt Purchase Transaction ceasing to be with an Investor).

(d)	Each Investor that is a Lender agrees that:
(i)

in relation to any meeting or conference call to which all the Lenders are invited to attend or participate, it shall not attend or participate in the same if so requested by the Agent or, unless the Agent otherwise agrees, be entitled to receive the agenda or any minutes of the same; and

(ii)

in its capacity as Lender, unless the Agent otherwise agrees, it shall not be entitled to receive any report or other document prepared at the behest of, or on the instructions of, the Agent or one or more of the Lenders.

30.3	Investors’ notification to other Lenders of Debt Purchase Transaction

Any Investor which is or becomes a Lender and enters into a Debt Purchase Transaction as a purchaser or a participant shall, by 5:00 p.m. on the Business Day following the day on which it entered into that Debt Purchase Transaction, notify the Agent of the extent of the Commitment(s) or amount outstanding to which that Debt Purchase Transaction relates. The Agent shall promptly disclose such information to the Lenders.

31.	CHANGES TO THE OBLIGORS
31.1	Assignment and transfers by Obligors

Neither the Parent nor any Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents, other than pursuant to a Permitted Reorganisation or a Permitted Transaction.

31.2	Additional Borrowers
(a)

Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 25.8 (“Know your customer” checks), the Company may request that any of its Subsidiaries becomes a Borrower under any Facility (other than Facility A). That Subsidiary shall become an Additional Borrower, if:

(i)

it is incorporated in the same jurisdiction as an existing Borrower, or is otherwise approved by all the Lenders (for the avoidance of doubt, other than any Defaulting Lender), except for a Sanctioned Country, with a Commitment under the Facilities in respect of which it will become a Borrower or as relates to the accession of any Additional Facility Borrower is identified in the relevant Additional Facility Notice and no consent of the Lenders will otherwise be required;

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(ii)	the Company and that Subsidiary deliver to the Agent a duly completed and executed Accession Deed;
(iii)	in accordance with and subject to the Agreed Security Principles, that Subsidiary is (or becomes) a Guarantor simultaneously with or prior to becoming an Additional Borrower;
(iv)	the Company confirms that no Event of Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and
(v)

the Agent has received all of the documents and other evidence listed in Schedule 3 (Conditions Precedent required to be delivered by an Additional Obligor) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent (acting reasonably).

(b)

The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Schedule 3 (Conditions Precedent required to be delivered by an Additional Obligor).

(c)

Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (b) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

31.3	Resignation of a Borrower
(a)	The Company may request that a Borrower (other than the Company itself) ceases to be a Borrower by delivering to the Agent a Resignation Letter.
(b)	The Agent shall accept a Resignation Letter and notify the Company and the other Finance Parties of its acceptance if:
(i)	the Company has confirmed that no Event of Default is continuing or would result from the acceptance of the Resignation Letter;
(ii)	the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents; and
(iii)

where the Borrower is also a Guarantor (unless its resignation has been accepted in accordance with Clause 31.5 (Resignation of a Guarantor)), its obligations in its capacity as Guarantor continue to be legal, valid, binding and enforceable and in full force and effect (subject to the Legal Reservations) and the amount guaranteed by it as a Guarantor is not decreased (and the Company has confirmed this is the case).

(c)

Upon notification by the Agent to the Company of its acceptance of the resignation of a Borrower, that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents as a Borrower.

31.4	Additional Guarantors
(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 25.8 (“Know your customer” checks), the Company may request that any of its Subsidiaries becomes a Guarantor.

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(b)

For the purposes of the foregoing, a member of the Group shall be deemed to be a Guarantor provided that it has acceded to the Finance Documents in such capacity, notwithstanding the fact that it may only guarantee part of the obligations under the relevant Facility and that, due to the applicable limitations, the amount so guaranteed is equal to zero.

(c)	A member of the Group shall become an Additional Guarantor if:
(i)	the Company and the proposed Additional Guarantor deliver to the Agent a duly completed and executed Accession Deed; and
(ii)

the Agent has received all of the documents and other evidence listed in Schedule 3 (Conditions Precedent required to be delivered by an Additional Obligor) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent (acting reasonably).

(d)

The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Schedule 3 (Conditions Precedent required to be delivered by an Additional Obligor)) in relation to that Additional Guarantor.

(e)

Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (d) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

31.5	Resignation of a Guarantor
(a)	The Company may at any time request that a Guarantor (other than the Company itself) ceases to be a Guarantor by delivering to the Agent a Resignation Letter if:
(i)	where the Guarantor is also a Borrower, it is under no actual or contingent obligations as a Borrower and has resigned and ceased to be a Borrower under Clause 31.3 (Resignation of a Borrower);
(ii)	no payment is due from the Guarantor under Clause 23.1 (Guarantee and Indemnity);
(iii)	the Company has confirmed that no Event of Default is continuing;
(iv)	the Guarantor Coverage Test would be met pro forma that Guarantor’s resignation and the Company has confirmed this is the case, or subject to clause

3.2 (Amendments and Waivers) of the Intercreditor Agreement, the Super Majority Lenders have consented to the resignation of that Guarantor; and

(v)	the Guarantor is not a Material Subsidiary.
(b)

Subject to paragraph (a) of clause 21.23 (Resignation of a Debtor) of the Intercreditor Agreement, the Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if Clause 31.8 (Other Releases) applies or if the conditions set out in paragraph (a) above are complied with.

(c)

Upon notification by the Agent to the Company of its acceptance of the resignation of a Guarantor, that company shall cease to be a Guarantor and shall have no further rights or obligations under the Finance Documents as a Guarantor.

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31.6	Repetition of Representations

Delivery of an Accession Deed constitutes confirmation by the relevant Subsidiary that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

31.7	Resignation and release of security on disposal

If a Borrower or Guarantor resigns as an Obligor in accordance with Clauses 31.3 (Resignation of a Borrower) and/or 31.5 (Resignation of a Guarantor) then where that Borrower or Guarantor created Transaction Security over any of its assets or business in favour of the Security Agent or, as applicable, the Secured Parties (or any of them), or Transaction Security in favour of the Security Agent or, as applicable, the Secured Parties (or any of them) was created over the shares (or equivalent) of that Borrower or Guarantor, the Security Agent may, at the cost and request of the Company, release those assets, business or shares (or equivalent) from the relevant Transaction Security and issue certificates of non-crystallisation.

31.8	Other Releases

The Security Agent is authorised by each other Secured Party to release any member of the Group (or any assets of that member of the Group) from any Transaction Security and/or guarantees provided under this Agreement where:

(a)	the Super Majority Lenders have consented to that release;
(b)	that release is required to implement a Structural Adjustment or is permitted pursuant to Clause 2.5 (Additional Facilities);
(c)	the release is conditional upon prepayment in full of the Facilities; or
(d)

those assets are, or are proposed to be, disposed of by way of a Permitted Disposal or a Permitted Reorganisation, provided that in the case of a disposal of the shares of a member of the Group where that disposal is permitted by this Agreement (or otherwise made with the approval of the Majority Lenders), the Security Agent shall release any guarantees and security granted by (and over the shares in) that member of the Group and its Subsidiaries.

32.	ROLE OF THE AGENT, THE ARRANGERS, THE ISSUING BANK AND OTHERS
32.1	Appointment of the Agent
(a)

Each of the Arrangers, the Lenders and the Issuing Bank appoints the Agent to act as its agent, attorney-in-fact and mandatario con rappresentanza pursuant to Articles 1704 and ff. of the Italian Civil Code, with the express consent pursuant to Articles 1394 and 1395 of the Italian Civil Code, under and in connection with the Finance Documents.

(b)	The Arrangers, the Lenders and the Issuing Bank authorises the Agent on its behalf:
(i)	to execute on its behalf such of the Finance Documents which are expressed by this Agreement to be executed by the Agent on behalf of the Arrangers, the Lenders and the Issuing Bank; and
(ii)

to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically delegated to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

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(c)

The Arrangers, the Lenders and the Issuing Bank hereby (i) releases the Agent from any restrictions (to the extent that such restrictions would otherwise apply) on representing several persons and self-dealing and any other similar restrictions (if any) under any applicable law (including, but not limited to, the restrictions set forth under Articles 1394 and 1395 of the Italian Civil Code) and (ii) expressly waives any right it may have under article 1394 of the Italian Civil Code in respect of contractual arrangements entered into by the Agent in its name and on its behalf pursuant to or in connection with the Finance Documents, in both case to the extent legally possible to such Finance Party.

32.2	Instructions
(a)	The Agent shall:
(i)

unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision;
(B)	the Super Majority Lenders if the relevant Finance Documents stipulates the matter is a Super Majority Lenders decision; and
(C)	in all other cases, the Majority Lenders; and
(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.
(b)

The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Agent may refrain from acting unless and until it receives those instructions or that clarification that it has requested.

(c)

Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties save for the Security Agent.

(d)

The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability (together with any associated VAT, if any) which it may incur in complying with those instructions.

(e)	In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.
(f)

The Agent may execute on behalf of the Lenders amendments to the Finance Documents which are required to allow an Additional Borrower or Additional Guarantor to become a party to this Agreement and the Intercreditor Agreement, as

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contemplated in Clauses 31.2 (Additional Borrowers) and 20.4 (Additional Guarantors).

(g)	The Agent is not authorised to act on behalf of a Lender in any legal or arbitration proceedings relating to any Finance Document.
(h)	For purposes of determining the relevant majority of any Lenders’ decision, the Agent shall only be required to take into account the Lenders’ Commitments shown in its records.
32.3	Duties of the Agent
(a)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.
(b)	Subject to paragraph (c) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.
(c)

Without prejudice to Clause 29.9 (Copy of Transfer Certificate, Assignment Agreement, Increase Confirmation, Additional Facility Notice or Lender Accession Agreement to the Company) and paragraph (e) of Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover), paragraph (b) above shall not apply to any Transfer Certificate, any Assignment Agreement, any Increase Confirmation or any Additional Facility Notice.

(d)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.
(e)

If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)

If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, the Arrangers or the Security Agent) under this Agreement, it shall promptly notify the other Finance Parties.

(g)

The above notwithstanding, the Agent, acting at its discretion and to the extent reasonably possible, may invite the Finance Parties to enter into and/or to enforce the rights of each Finance Documents jointly with the Agent. For the avoidance of doubt, the provision above does not grant any right to the Finance Parties to enter into and/or to enforce the rights under each Finance Document jointly with the Agent.

(h)	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).
32.4	Role of the Arrangers

Except as specifically provided in the Finance Documents, the Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

32.5	No fiduciary duties
(a)	Nothing in any Finance Document constitutes the Agent, the Arrangers or the Issuing Bank as a trustee or fiduciary of any other person.

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(b)

None of the Agent, the Arrangers, the Issuing Bank or any Ancillary Lender, Fronted Ancillary Lender or Fronting Ancillary Lender shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

32.6	Business with the Group

The Agent, the Arrangers, the Issuing Bank and each Ancillary Lender, Fronted Ancillary Lender or Fronting Ancillary Lender may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

32.7	Rights and discretions
(a)	The Agent and the Issuing Bank may:
(i)	rely on any representation, communication, notice or document (including, without limitation, any notice given by a Lender pursuant to paragraphs (b) or

(c) of Clause 30.2 (Disenfranchisement of Investors)) believed by it to be genuine, correct and appropriately authorized and any statement made by a director, authorized signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify;

(ii)	assume that:
(A)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and
(B)	unless it has received notice of revocation, that those instructions have not been revoked; and
(iii)	rely on a certificate from any person:
(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or
(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:
(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 28.1 (Non-Payment));
(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised;
(iii)	any notice or request made by the Company (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors; and
(iv)	no Notifiable Debt Purchase Transaction:

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(A)	has been entered into;
(B)	has been terminated; or
(C)	has ceased to be with an Investor.
(c)	The Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.
(d)

Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be desirable.

(e)

The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Agent may act in relation to the Finance Documents through its officers, employees and agents and the Agent shall not:
(i)	be liable for any error of judgment made by any such person; or
(ii)	be bound to supervise, or be in any way responsible for, any loss incurred by reason of misconduct, omission or default on the part, of any such person,

unless such error or such loss was directly caused by the Agent’s gross negligence (colpa grave) or wilful misconduct (dolo).

(g)	Unless a Finance Document expressly provides otherwise the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.
(h)	Without prejudice to the generality of paragraph (g) above, the Agent:
(i)	may disclose; and
(ii)	on the written request of the Company or the Majority Lenders, as the case may be, shall, as soon as reasonably practicable, disclose,

the identity of a Defaulting Lender to the Company and to the other Finance Parties .

(i)

Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent, the Arrangers or the Issuing Bank is obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(j)

Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

32.8	Responsibility for documentation

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None of the Agent, the Arrangers, the Issuing Bank or any Ancillary Lender, Fronted Ancillary Lender or Fronting Ancillary Lender is responsible or liable for:

(a)

the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, the Arrangers, the Issuing Bank, an Ancillary Lender, a Fronted Ancillary Lender, a Fronting Ancillary Lender, an Obligor or any other person in or in connection with any Finance Document or the Reports or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

(b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security; or

(c)

any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

32.9	No duty to monitor

The Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;
(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or
(c)	whether any other event specified in any Finance Document has occurred.
32.10	Exclusion of liability
(a)

Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent, the Issuing Bank or any Ancillary Lender, Fronted Ancillary Lender or Fronting Ancillary Lender), none of the Agent, the Issuing Bank or any Ancillary Lender, Fronted Ancillary Lender or Fronting Ancillary Lender will be liable (including, without limitation, for negligence or any other category of liability whatsoever) for:

(i)

any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence (colpa grave) or wilful misconduct (dolo);

(ii)

exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Transaction Security; or

(iii)	without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

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(A)	any act, event or circumstance not reasonably within its control; or
(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)

No Party (other than the Agent, the Issuing Bank or an Ancillary Lender, Fronted Ancillary Lender or Fronting Ancillary Lender (as applicable)) may take any proceedings against any officer, employee or agent of the Agent, the Issuing Bank or any Ancillary Lender, Fronted Ancillary Lender or Fronting Ancillary Lender, in respect of any claim it might have against the Agent, the Issuing Bank or an Ancillary Lender, Fronted Ancillary Lender or Fronting Ancillary Lender or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Document and any officer, employee or agent of the Agent, the Issuing Bank or any Ancillary Lender, Fronted Ancillary Lender or Fronting Ancillary Lender may rely on this Clause subject to Clause 1.7 (Third Party Rights) and the provisions of the Third Parties Act.

(c)

The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or the Arrangers to carry out:
(i)	any “know your customer” or other checks in relation to any person; or
(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender or for any Affiliate of a Lender,

on behalf of any Lender and each Lender confirms to the Agent and the Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arrangers.

(e)

Without prejudice to any provision of any Finance Document excluding or limiting the Agent’s liability, any liability of the Agent arising under or in connection with any Finance Document or the Transaction Security shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

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(f)

The Agent is not obliged to disclose to any Finance Party any details of the rate notified to the Agent by any Lender or the identity of any such Lender for the purpose of Clause 16.3 (Market disruption).

32.11	Lenders’ indemnity to the Agent
(a)

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three (3) Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence (colpa grave) or wilful misconduct (dolo)) (or, in the case of any cost, loss or liability pursuant to Clause 35.11 (Disruption to Payment Systems etc), notwithstanding the Agent’s negligence (colpa), gross negligence (colpa grave) or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

(b)	Subject to paragraph (c) below, the Company shall immediately on demand reimburse any Lender for any payment that Lender makes to the Agent pursuant to paragraph (a) above.
(c)	Paragraph (b) above shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Agent to an Obligor.
(d)

The indemnity given by each Lender under paragraph (a) above is a continuing obligation, independent of the relevant Lender’s other obligations under or in connection with this Agreement or any other Finance Document and survives after this Agreement or that Finance Document is terminated. It is not necessary for a person to pay any amount or incur any expense before enforcing an indemnity under or in connection with this Agreement or any other Finance Document.

32.12	Resignation of the Agent
(a)	The Agent may resign and appoint one of its Affiliates acting through an office in the European Union, as successor by giving notice to the Lenders and the Company.
(b)

Alternatively, the Agent may resign by giving thirty (30) days’ notice to the Lenders and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Agent.

(c)

If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within thirty (30) days after notice of resignation was given, the retiring Agent (after consultation with the Company) may appoint a successor Agent (acting through an office in the European Union).

(d)

If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (c) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 32 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable

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amendments to the agency fee payable under this Agreement which are consistent with the successor Agent’s normal fee rates and those amendments will bind the Parties.

(e)

The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents. The Company shall, within three (3) Business Days of demand, reimburse the retiring Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

(f)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.
(g)

Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (e) above) but shall remain entitled to the benefit of Clause 20.3 (Indemnity to the Agent) and this Clause 32 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(h)

The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (d) above) if on or after the date which is three (3) Months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)

the Agent fails to respond to a request under Clause 18.9(FATCA Information) and the Company or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)

the information supplied by the Agent pursuant to Clause 18.9 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Company and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date,

and (in each case) the Company or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Company or that Lender, by notice to the Agent, requires it to resign.

32.13	Replacement of the Agent
(a)

After consultation with the Company, the Majority Lenders may, by giving thirty (30) days’ notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent (acting through an office in the European Union).

(b)	The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and

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records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)

The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of Clause 20.3 (Indemnity to the Agent) and this Clause 32 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.
32.14	Confidentiality
(a)

In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.
(c)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arrangers is obliged to disclose to any other person:
(i)	any confidential information; or
(ii)	any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.
32.15	Relationship with the Lenders
(a)

Subject to Clause 29.11 (Pro rata interest settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and
(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five (5) Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)

Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address and (where communication by electronic mail or other electronic means is permitted under Clause 37.6 (Electronic communication) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each

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case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, electronic mail address, department and officer by that Lender for the purposes of Clause 37.2 (Addresses) and paragraph (a)(ii) of Clause 37.6 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

32.16	Credit appraisal by the Lenders, Issuing Bank and Ancillary Lenders, Fronted Ancillary Lender or Fronting Ancillary Lender

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender, Issuing Bank and Ancillary Lender, Fronted Ancillary Lender or Fronting Ancillary Lender confirms to the Agent, each Arranger, the Issuing Bank and each Ancillary Lender, Fronted Ancillary Lender or Fronting Ancillary Lender that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;
(b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)

whether that Lender, Issuing Bank or Ancillary Lender, Fronted Ancillary Lender or Fronting Ancillary Lender (as applicable) has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(d)

the adequacy, accuracy or completeness of the Reports and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)

the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

32.17	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

32.18	Reliance and engagement letters

Each Finance Party and Secured Party confirms that each of the Arrangers and the Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports

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already accepted by each Arranger or the Agent) the terms of any reliance letter or engagement letters relating to the Reports or any other reports or letters provided by accountants in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those Reports or any other reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

32.19	Role of Reference Banks
(a)	No Reference Bank is under any obligation to provide a quotation or any other information to the Agent.
(b)

No Reference Bank will be liable for any action taken by it under or in connection with any Finance Document, or for any Reference Bank Quotation, unless directly caused by its gross negligence (colpa grave) or wilful misconduct (dolo).

(c)

No Party (other than the relevant Reference Bank) may take any proceedings against any officer, employee or agent of any Reference Bank in respect of any claim it might have against that Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, or to any Reference Bank Quotation, and any officer, employee or agent of each Reference Bank may rely on this Clause 32.18 subject to Clause 1.7 (Third Party Rights) and the provisions of the Third Parties Act.

32.20	Third party Reference Banks

A Reference Bank which is not a Party may rely on Clause 32.18 (Reliance and engagement letters), paragraph (a) of Clause 44.6 (Other exceptions) and Clause 42 (Confidentiality of Funding Rates and Reference Bank Quotations) subject to Clause 1.7 (Third Party Rights) and the provisions of the Third Parties Act.

33.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;
(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or
(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
34.	SHARING AMONG THE FINANCE PARTIES
34.1	Payments to Finance Parties
(a)

Subject to paragraph (b) below, if a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 35 (Payment Mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(i)	the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery to the Agent;

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(ii)

the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 35 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(iii)

the Recovering Finance Party shall, within three (3) Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 35.6 (Partial payments).

(b)

Paragraph (a) above shall not apply to any amount received or recovered by an Issuing Bank or an Ancillary Lender, Fronted Ancillary Lender or Fronting Ancillary Lender in respect of any cash cover provided for the benefit of that Issuing Bank or that Ancillary Lender, Fronted Ancillary Lender or Fronting Ancillary Lender.

34.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 35.6 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

34.3	Recovering Finance Party’s rights

On a distribution by the Agent under Clause 34.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

34.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)

each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.
34.5	Exceptions
(a)

This Clause 34 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause 34, have a valid and enforceable claim against the relevant Obligor.

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(b)

A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified the other Finance Party of the legal or arbitration proceedings; and
(ii)

the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable after having received notice and did not take separate legal or arbitration proceedings.

(c)

This Clause 34 shall not apply to the extent that the Recovering Finance Party shall have received an amount in excess of the amount it would have received in accordance with Clause 35 (Payment Mechanics) as a result of the application to any other Finance Party of any legal provision regarding mandatory subordination of such other Finance Party’s claim within the insolvency proceedings of an Obligor having its Centre of Main Interest in Italy.

34.6	Ancillary Lenders, Fronted Ancillary Lender and Fronting Ancillary Lender
(a)

This Clause 34 shall not apply to any receipt or recovery by a Lender in its capacity as an Ancillary Lender, Fronted Ancillary Lender or Fronting Ancillary Lender at any time prior to the occurrence of a Declared Default.

(b)

Following the occurrence of a Declared Default which is continuing, this Clause 34 shall apply to all receipts or recoveries by Ancillary Lenders, Fronted Ancillary Lender or Fronting Ancillary Lender except to the extent that the receipt or recovery represents a reduction of the Permitted Gross Outstandings of a Multi-account Overdraft to or towards an amount equal to its Designated Net Amount.

35.	PAYMENT MECHANICS
35.1	Payments to the Agent
(a)

On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, excluding a payment under the terms of an Ancillary Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)

Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in such Participating Member State or Milan, as specified by the Agent) as the Agent, in each case, specifies.

35.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 35.3 (Distributions to an Obligor) and Clause 35.4 (Clawback and pre-funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five (5) Business Days’ notice with a bank specified by that Party in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or Milan, as specified by that Party).

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35.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 36 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

35.4	Clawback and pre-funding
(a)

Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)

Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

(c)

If the Agent is willing to make available amounts for the account of a Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to a Borrower:

(i)	the Agent shall notify the Company of that Lender’s identity and the Borrower to whom that sum was made available shall on demand refund it to the Agent; and
(ii)

the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower to whom that sum was made available, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

35.5	Impaired Agent
(a)

If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 35.1 (Payments to the Agent) may instead either:

(i)	pay that amount direct to the required recipient(s); or
(ii)

if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay that amount or the relevant part of that amount to an interest-bearing account held with an “Acceptable Bank” within the meaning of paragraph (c) of the definition of Acceptable Bank and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment (the “Paying Party”) and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the “Recipient Party” or “Recipient Parties”).

In each case such payments must be made on the due date for payment under the Finance Documents.

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(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements.
(c)

A Party which has made a payment in accordance with this Clause 35.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)

Promptly upon the appointment of a successor Agent in accordance with Clause 32.13 (Replacement of the Agent), each Paying Party shall (other than to the extent that that Party has given an instruction pursuant to paragraph (e) below) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with Clause 35.2 (Distributions by the Agent).

(e)	A Paying Party shall, promptly upon request by a Recipient Party and to the extent:
(i)	that it has not given an instruction pursuant to paragraph (d) above; and
(ii)	that it has been provided with the necessary information by that Recipient Party,

give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.

35.6	Partial payments
(a)

If the Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)

first, in or towards payment pro rata of any unpaid amount owing to the Agent, the Issuing Bank (other than any amount under Clause 7.2 (Claims under a Letter of Credit) or, to the extent relating to the reimbursement of a claim (as defined in Clause 7 (Letters of Credit)), Clause 7.3 (Indemnities)) or the Security Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under those Finance Documents;
(iii)

thirdly, in or towards payment pro rata of any principal due but unpaid under those Finance Documents and any amount due but unpaid under Clause 7.2 (Claims under a Letter of Credit) and Clause 7.3 (Indemnities); and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) (inclusive) above.
(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.
35.7	Set-off by Obligors

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All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

35.8	Business Days
(a)

Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar Month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
35.9	Currency of account
(a)	Subject to paragraphs (b) to (e) (inclusive) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.
(b)

A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated, pursuant to this Agreement, on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated, pursuant to this Agreement, when that interest accrued.
(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.
(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.
35.10	Change of currency
(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(i)

any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

(ii)

any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)

If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.

35.11	Disruption to Payment Systems etc

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Company that a Disruption Event has occurred:

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(a)

the Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facilities as the Agent may deem necessary in the circumstances;

(b)

the Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)

the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)

any such changes agreed upon by the Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 44 (Amendments and Waivers);

(e)

the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence (colpa), gross negligence (colpa grave) or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 35.11; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.
36.	SET-OFF
(a)

Subject to Clause 4.6 (Utilisations during the Certain Funds Period) or Clause 4.7 (Utilisations of Senior Revolving Facility/Additional Facility during the Agreed Certain Funds Period), whilst a Declared Default has occurred and is continuing, a Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the relevant Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

(b)

Any credit balances taken into account by an Ancillary Lender or Fronting Ancillary Lender when operating a net limit in respect of any overdraft under an Ancillary Facility or Fronted Ancillary Facility shall on enforcement of the Finance Documents be applied first in reduction of the overdraft provided under that Ancillary Facility or Fronted Ancillary Facility in accordance with its terms.

37.	NOTICES
37.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by letter or electronic mail.

37.2	Addresses

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The address and electronic mail address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Parent or the Company, that identified with its name below;
(b)

in the case of each Lender, the Issuing Bank, each Ancillary Lender, Fronted Ancillary Lender or Fronting Ancillary Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent or the Security Agent, that identified with its name below,

or any substitute address, electronic mail address or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five (5) Business Days’ notice.

37.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:
(i)	if by way of electronic mail, when received in legible form; or
(ii)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 37.2 (Addresses), if addressed to that department or officer.

(b)

Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s or Security Agent’s signature below (or any substitute department or officer as the Agent or Security Agent shall specify for this purpose).

(c)	All notices from or to an Obligor or the Parent shall be sent through the Agent.
(d)

To the extent permitted under any applicable law, any communication or document made or delivered to the Company in accordance with this Clause 37.3 will be deemed to have been made or delivered to the Parent and each of the Obligors.

(e)

Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above after 5.00 p.m. local time in the place of receipt, shall be deemed only to become effective on the following day.

37.4	Notification of addresses

Promptly upon receipt of notification of an address or electronic mail address or change of address or electronic mail address pursuant to Clause 37.2 (Addresses) or changing its own address or electronic mail address, the Agent shall notify the other Parties.

37.5	Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made

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or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

37.6	Electronic communication
(a)

Any communication or document to be made or delivered between any two Parties under or in connection with the Finance Documents may be made or delivered by any unencrypted electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of any information required to enable the transmission of information by that means; and
(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five (5) Business Days’ notice.
(b)

Any such electronic communication or delivery as specified in paragraph (a) above to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication or delivery.

(c)

Any such electronic communication or document as specified in paragraph (a) above made or delivered between any two Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication or document made or delivered by a Party to the Agent or the Security Agent only if it is addressed in such a manner as the Agent or Security Agent shall specify for this purpose.

(d)

Any electronic communication or document which becomes effective, in accordance with paragraph (c) above, after 5:00 p.m. local time in the place in which the Party to whom the relevant communication or document is sent, or made available, shall be deemed only to become effective on the following day.

(e)

Any reference in a Finance Document to a communication being sent or received or a document being delivered shall be construed to include that communication or document being made available in accordance with this Clause 37.6.

37.7	Use of websites
(a)	The Company acknowledges and agrees that any information under this Agreement may be delivered to a Lender (through the Agent) on to an electronic website if:
(i)	the Agent and the Lender agree (the “Website Lenders”);
(ii)	the Agent appoints a website provider and designates an electronic website for this purpose (the “Designated Website”);
(iii)	the Designated Website is used for communication between the Agent and the Lenders;
(iv)	the Agent notifies the Lenders of the address and password for the Designated Website;
(v)	the information can only be posted on the Designated Website by the Agent; and

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(vi)	the information posted is in a format agreed between the Company and the Agent.
(b)	The cost of the Designated Website shall be borne by the Company, subject to such cost being agreed by the Company beforehand.
(c)

Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement, which is posted onto the Designated Website. The Company shall at its own cost comply with any such request within ten (10) Business Days.

37.8	English language
(a)	Any notice given under or in connection with any Finance Document must be in English.
(b)	All other documents provided under or in connection with any Finance Document must be:
(i)	in English; or
(ii)

if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document or a Transaction Security Document.

38.	CALCULATIONS AND CERTIFICATES
38.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

38.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

38.3	Day count convention
(a)	Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated:
(i)	on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Market differs, in accordance with that market practice; and
(ii)	subject to paragraph (c) below, without rounding.
(b)

If any day during an Interest Period for a Compounded Rate Loan is not an RFR Banking Day, the rate of interest on that Compounded Rate Loan for that day will be the rate applicable to the immediately preceding RFR Banking Day.

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(c)

Unless otherwise set out in any applicable Compounded Rate Terms, the aggregate amount of any accrued interest, commission or fee which is or becomes payable by an Obligor under a Finance Document shall be rounded to 2 decimal places.

39.	PARTIAL INVALIDITY

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

40.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, or Secured Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document. No election to affirm any Finance Document on the part of any Finance Party or Secured Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

41.	CONFIDENTIALITY
41.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 41.2 (Disclosure of Confidential Information) and Clause 41.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

41.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)

to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:
(i)

to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent or Security Agent and, in each case, to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other

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transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)

appointed by any Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (b) of Clause 32.15 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;
(v)

to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;
(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 29.10 (Security over Lenders’ rights);
(viii)	who is a Party; or
(ix)	with the consent of the Company,

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)

in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking, except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)

in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)

in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

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(c)

to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents, including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party; and

(d)

to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

41.3	Disclosure to numbering service providers
(a)

Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facilities and/or one or more Obligors the following information:

(A)	names of Obligors;
(B)	country of domicile of Obligors;
(C)	place of incorporation of Obligors;
(D)	Signing Date;
(E)	Clause 46 (Governing Law);
(F)	the names of the Agent and the Arrangers;
(G)	date of each amendment and restatement of this Agreement;
(H)	amounts of, and names of, the Facilities (and any tranches);
(I)	amount of Total Commitments;
(J)	currencies of the Facilities;
(K)	type of Facilities;
(L)	ranking of Facilities;
(M)	Termination Date for Facilities;
(N)	changes to any of the information previously supplied pursuant to paragraphs (A) to (M) above; and
(O)	such other information agreed between such Finance Party and the Company,

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to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)

The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facilities and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	The Company represents that none of the information set out in paragraphs (a)(A) to (a)(O) above is, nor will at any time be, unpublished price-sensitive information.
(d)	The Agent shall notify the Company and the other Finance Parties of:
(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facilities and/or one or more Obligors; and
(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facilities and/or one or more Obligors by such numbering service provider.
41.4	Entire agreement

This Clause 41 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

41.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

41.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company:

(a)

of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 41.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 41.
41.7	Continuing obligations

The obligations in this Clause 41 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twenty-four (24) Months from the earlier of:

(a)

the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

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(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.
41.8	General Data Protection Regulation
(a)

Pursuant to and in accordance with articles 13 and 14 of Regulation (EU) No. 2016/679 of the European Parliament and of the Council of 27 April 2016 (the “General Data Protection Regulation” or “GDPR”), the Parties mutually acknowledge and agree that any personal data relating to the individuals (including, by way of example and without limitation, employees, directors, clients and third parties) of each Party that may have been supplied for the purposes of this Agreement, shall be treated, as autonomous controllers for purposes related to the mutual obligations arising from the Agreement itself as well as for the purposes of compliance with all the laws and regulations applicable to this Agreement.

(b)

The Parties will implement appropriate technical and organizational measures adequate to the protection of the personal data, pursuant to and in accordance with article 32 of the GDPR, and the personal data will be stored as short as possible for the performance of this Agreement and/or the compliance with regulatory requirements.

(c)

The Parties shall be entitled to exercise at any time their own rights (including without limitation: (i) the right to update, correct, supplement and cancel the personal data themselves; (ii) the right to data portability; and (iii) the right to submit complaints to the competent data protection authority) pursuant to and in accordance with articles from 15 to 22 of the GDPR.

41.9	Electronic communication

For reasons of technical practicality, electronic communication may be sent in unencrypted form, even if the content may be subject to confidentiality and banking secrecy.

42.	CONFIDENTIALITY OF FUNDING RATES AND REFERENCE BANK QUOTATIONS
42.1	Confidentiality and disclosure
(a)

The Agent and each Obligor agree to keep each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b), (c) and (d) below.

(b)	The Agent may disclose:
(i)	any Funding Rate (but not, for the avoidance of doubt, any Reference Bank Quotation) to the relevant Borrower pursuant to Clause 14.6 (Notification of rates of interest); and
(ii)

any Funding Rate or any Reference Bank Quotation to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender or Reference Bank, as the case may be.

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(c)	The Agent may disclose any Funding Rate or any Reference Bank Quotation, and each Obligor may disclose any Funding Rate, to:
(i)

any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate or Reference Bank Quotation is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it;

(ii)

any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii)

any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Lender or Reference Bank, as the case may be.
(d)

The Agent’s obligations in this Clause 42.1 relating to Reference Bank Quotations are without prejudice to its obligations to make notifications under Clause 14.6 (Notification of rates of interest) and Clause 16 (Changes to the Calculation of Interest) provided that (other than pursuant to paragraph (b)(i) above) the Agent shall not include the details of any individual Reference Bank Quotation as part of any such notification.

42.2	Related obligations
(a)

The Agent and each Obligor acknowledge that each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and each Obligor undertake not to use any Funding Rate or, in the case of the Agent, any Reference Bank Quotation for any unlawful purpose.

(b)	The Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender or Reference Bank, as the case may be:
(i)	of the circumstances of any disclosure made pursuant to paragraph (c)(ii) of Clause 42.1 (Confidentiality and disclosure) except where such disclosure is

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made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this Clause 42.
42.3	No Event of Default

No Event of Default will occur under Clause 28.3 (Breach of other Obligations) by reason only of an Obligor’s failure to comply with this Clause 42.

43.	DISCLOSURE OF LENDER DETAILS BY AGENT
43.1	Supply of Lender details to the Company

The Agent shall provide to the Company, within five (5) Business Days of a request by the Company (but no more frequently than once per calendar month), a list (which may be in electronic form) setting out the names of the Lenders as at that Business Day, their respective Commitments, the address and electronic mail address (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the transmission of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Agent to that Lender under the Finance Documents.

43.2	Supply of Lender details at Company’s direction
(a)	The Agent shall, at the request of the Company, disclose the identity of the Lenders and the details of the Lenders’ Commitments to any:
(i)

other Party or any other person if that disclosure is made to facilitate, in each case, a refinancing of the Financial Indebtedness arising under the Finance Documents or a material waiver or amendment of any term of any Finance Document; and

(ii)	member of the Group.
(b)

Subject to paragraph (c) below, the Company shall procure that the recipient of information disclosed pursuant to paragraph (a) above shall keep such information confidential and shall not disclose it to anyone and shall ensure that all such information is protected with security measures and a degree of care that would apply to the recipient’s own confidential information.

(c)

The recipient may disclose such information to any of its officers, directors, employees, professional advisers, auditors and partners as it shall consider appropriate if any such person is informed in writing of its confidential nature, except that there shall be no such requirement to so inform if that person is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by duties of confidentiality in relation to the information.

43.3	Supply of Lender details to other Lenders

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(a)

If a Lender (a “Disclosing Lender”) indicates to the Agent that the Agent may do so, the Agent shall disclose that Lender’s name and Commitment to any other Lender that is, or becomes, a Disclosing Lender.

(b)	The Agent shall, if so directed by the Majority Lenders, request each Lender to indicate to it whether it is a Disclosing Lender.
44.	AMENDMENTS AND WAIVERS
44.1	Intercreditor Agreement

This Clause 44 is subject to the terms of the Intercreditor Agreement.

44.2	Required consents
(a)

Subject to Clauses 44.3 (Reserved matters) to 44.6 (Other exceptions) (inclusive) and to Clause 44.8 (Technical Amendments), any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Company and any such amendment or waiver will be binding on all Parties, save for (i) in relation to a waiver of a further condition precedent to a Utilisation of the Original Revolving Facility (other than on the Closing Date), which shall require the consent of the Majority Original Revolving Facility Lenders, and any such waiver will be binding on all Parties and (ii) in relation to a waiver of a further condition precedent to a Utilisation of an Additional Facility (other than on the Closing Date), which shall require the consent of the Lenders whose commitments aggregate at least 66 ⅔ percent of the commitments of the relevant Additional Facility, and any such waiver will be binding on all Parties.

(b)

The Agent (also in its capacity as mandatario con rappresentanza pursuant to Italian law) may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 44 and any amendment, waiver, consent or release made or effected in accordance with the provisions of this Clause 44, or in accordance with any other term of this Agreement or any other Finance Documents shall, in each case, be binding on all Parties. In the event that any of the Finance Parties is not entitled to grant to the Agent the authority referred to in this Agreement it shall be obliged to appear with and execute at the same time as, the Agent, upon the request of the Agent, to formalise any actions or measures that are required. By virtue of this Agreement, each of the Finance Parties shall be obliged to cooperate with the Agent, including to participate in the negotiation and execution of the documents, either in public or private, that may be required for the execution and effectiveness of the provisions contained in this Agreement or any other Finance Document. Each Finance Party hereby irrevocably empowers the Agent (also in its capacity as mandatario con rappresentanza pursuant to Italian law) to execute and notarise, on behalf of the Lenders, any document required to give effect to the agreed waiver or amendment and each Finance Party shall grant any documents or carry out actions necessary or convenient for the validity of such irrevocable power of attorney in favour of the Agent.

(c)

Each Finance Party irrevocably and unconditionally authorises and instructs the Agent (also in its capacity as mandatario con rappresentanza pursuant to Italian law) without any further consent, sanction, authority or further confirmation from them (for the benefit of the Agent and the Company) to execute any documentation relating to a proposed amendment or waiver as soon as the requisite Lender consent is unconditionally received in accordance with this Clause 44 (or on such later date as may be agreed by the Agent and Company). Without prejudice to the foregoing, the Finance Parties shall enter into any documentation necessary to implement an amendment or waiver once that amendment or waiver has been approved by the requisite number of

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Lenders determined in accordance with this Clause 44 (or on such later date as may be agreed by the Agent and Company).

(d)

Each Obligor agree to any such amendment or waiver permitted by this Clause 44 which is agreed to by the Company. This includes any amendment or waiver which would, but for this paragraph (d), require the consent of all of the Obligors.

(e)	Paragraph (c) of Clause 29.11 (Pro rata interest settlement) shall apply to this Clause 44.
44.3	Reserved matters
(a)

No consent of any Lender is required in connection with the introduction of an Additional Facility (other than the consent of the relevant Additional Facility Lender(s) or person(s) providing the Additional Facility) or a Refinancing Debt (other than the consent of the relevant Lender(s) or person(s) providing the Refinancing Debt).

(b)

Any amendment to the Finance Documents pursuant to Clause 2.4 (Increase) and Clause 2.5 (Additional Facilities) (and any mechanical or technical amendments necessary for the implementation of the same) does not require any consent of any Finance Party other than the relevant Increase Lenders and/or Additional Facility Lenders (as applicable).

(c)

A release of any Transaction Security and/or Guarantors will need the approval of the Super Majority Lenders (without prejudice to Clauses 31.7 (Resignation and release of security on disposal) and 31.8 (Other Releases)).

(d)

Subject to Clause 44.6 (Other exceptions) and other than as permitted by the provisions of this Agreement (including this Clause 44) or any other Finance Document, an amendment, waiver, consent or release of, or in relation to, any term of any Finance Document that has the effect of changing or which relates to (i) the order of priority or subordination under the Intercreditor Agreement or (ii) the manner in which the proceeds of enforcement of any Transaction Security created pursuant to any Transaction Security Document are distributed shall not be made without the prior consent of the Super Majority Lenders, in each case unless such action is otherwise permitted or not prohibited under the terms of the Finance Documents.

44.4	Structural Adjustments
(a)

Notwithstanding the foregoing and anything else (express or implied) in the Finance Documents to the contrary, a Structural Adjustment may be approved with the consent of the Majority Lender and each Lender directly and adversely affected by or participating in, the Structural Adjustment.

(b)	A “Structural Adjustment” means any amendment, waiver or variation of the terms of any Finance Document that results in:
(i)

the introduction of an additional loan, commitment or facility into the Finance Documents ranking pari passu or junior to the Facilities (provided that no repayment under a pari passu tranche shall be made before the Termination Date in respect of Facility A (other than a de minimis repayment instalment not exceeding 1 per cent. per year of the principal amount of the additional loan, commitment or facility, and provided further that any junior tranche shall be contractually subordinated in accordance with the Intercreditor Agreement or any other intercreditor arrangement satisfactory to the Agent);

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(ii)	the re-tranching of any existing Facility(ies) whether or not such re-tranching result in such re-tranched Facility(ies) being junior or pari passu with any other Facility;
(iii)	any increase in or addition of any Commitment of any Lender;
(iv)

any extension of the Availability Period in respect of any Commitment of any Lender or an extension of the date of payment of any amount to a Lender under the Finance Documents (other than a mandatory prepayment under Clause 11.9 (Disposal));

(v)	any redenomination into another currency of any Commitment of any Lender;
(vi)

any reduction in the Margin (other than in accordance with the definition of Margin), the conversion of cash pay interest into non cash pay interest or a reduction, deferral or redenomination into another currency in the amount of any payment of principal, interest, fees or commission or other amount payable to a Lender under the Finance Documents; or

(vii)

any change to the Finance Documents (including changes to Security and/or guarantees and changes to and/or additional intercreditor arrangements except as provided for in paragraph (b) of Clause 31.8 (Other Releases)) consequential on or incidental to or required to implement or effect or reflect any of paragraphs (i) to (vi) (inclusive) above, provided that any amendment, waiver, change or other step taken under or pursuant to Clauses 2.4 (Increase) and 2.5 (Additional Facilities) and in relation to a Refinancing Debt shall not constitute a Structural Adjustment.

(c)	The Agent and the Security Agent shall enter into any documentation or make any amendments to the Finance Documents necessary to implement a Structural Adjustment on behalf of the Finance Parties.
44.5	All Lender matters

Subject to the above, an amendment, waiver or consent of, or in relation to, any term of any Finance Document that has the effect of changing or which relates to:

(a)	the definition of Majority Lenders or Super Majority Lenders or Change of Control in Clause 1.1 (Definitions);
(b)

Clause 2.2 (Finance Parties’ rights and obligations), 29 (Changes to the Lenders) (to the extent restricting the rights of Lenders to assign, transfer or sub-participate their rights or obligations under the Finance Documents) or this Clause 44 (Amendments and Waivers);

(c)

any change to Clause 11.8 (Mandatory Prepayment on Exit) or Clause 11.1 (Illegality) or any change to the pro rata sharing rules under Clauses 11.10 (Application of mandatory prepayments and cancellations) or 12.9 (Application of prepayments);

(d)	any change to the applicable law and jurisdiction of any Finance Document;
(e)	any change to the Borrowers or Guarantors (subject to Permitted Reorganisations and as otherwise provided for in Clause 31 (Changes to the Obligors)); and
(f)	change to any provision which expressly requires the consent of all the Lenders;

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shall not be made, or given, without the prior consent of all Lenders.

44.6	Other exceptions
(a)

An amendment or waiver which relates to the specific rights or obligations of the Agent, the Arrangers, the Issuing Bank, any Ancillary Lender, any Fronted Ancillary Lender, any Fronting Ancillary Lender or a Reference Bank or the Security Agent (each in their capacity as such) may not be effected without the consent of the Agent, the Arrangers, the Issuing Bank, the relevant Ancillary Lender, the relevant Fronted Ancillary Lender, the relevant Fronting Ancillary Lender or the relevant Reference Bank or the Security Agent, as the case may be.

(b)	Subject to Clause 2.4 (Increase), paragraph (e) of Clause 2.5 (Additional Facilities) or Clause 44.4 (Structural Adjustments), any amendment or waiver which:
(i)	relates only to the rights or obligations applicable to a particular Utilisation,

Facility or class of Lender; and

(ii)	does not adversely affect the rights or interests of Lenders in respect of any other Utilisation or Facility or another class of Lender,

may be made in accordance with this Clause 44 but as if references in this Clause 44 to the specified proportion of Lenders (including, for the avoidance of doubt, all the Lenders) whose consent would, but for this paragraph (b), be required for that amendment or waiver were to that proportion of the Lenders participating in that particular Utilisation or Facility or forming part of that particular class.

(c)

Subject to compliance with paragraph (b) of Clause 9.3 (Terms of Ancillary Facilities and Fronted Ancillary Facilities), no amendment or waiver of a term of any Ancillary Document shall require the consent of any Finance Party other than the relevant Ancillary Lender or Fronting Ancillary Lender.

(d)	No amendment or waiver of a term of any Fee Letter shall require the consent of any Finance Party other than any such person which is party to that Finance Document.
(e)

Notwithstanding anything to the contrary in the Finance Documents, any redesignation or transfer of all or any part of a Commitment and/or a participation in any Utilisation to a new tranche or facility established as an Additional Facility or pursuant to a Structural Adjustment or any other term of any of the Finance Documents (or any other similar or equivalent transaction) may be approved with the consent of the Lender holding that Commitment and/or, as the case may be, participation (or part thereof) and the Company (without any requirement for any consent or approval from any other person).

(f)

Notwithstanding anything to the contrary in the Finance Documents, a Finance Party may unilaterally waive, relinquish or otherwise irrevocably give up all or any of its rights under any Finance Document with the consent of the Company.

44.7	Change to reference rates
(a)

Notwithstanding Clause 44.2 (Required consents) and 44.5 (All Lender matters) but subject to Clause 44.6 (Other exceptions), if a Published Rate Replacement Event has occurred in relation to any Published Rate for a currency which can be selected for a Loan, any amendment or waiver which relates to:

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(xix)	providing for the use of a Replacement Reference Rate in relation to that currency in place of (or in addition to) that Published Rate; and

(xx)

(A)	aligning any provision of any Finance Document to the use of that Replacement Reference Rate;
(B)

enabling that Replacement Reference Rate to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of this Agreement);

(C)	implementing market conventions applicable to that Replacement Reference Rate;
(D)	providing for appropriate fallback (and market disruption) provisions for that Replacement Reference Rate; or
(E)

adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), together with any change which is consequential on, incidental to, or required to implement or effect or reflect any of the amendments or waivers listed above, may be made with the consent of the Agent (acting on the instructions of the Relevant Currency Majority Lenders for the currency to which the relevant Replacement Reference Rate will apply (acting reasonably)) and the Company. This may include, but shall not be limited to, the making of any appropriate adjustments to such alternate rate and this Agreement, including: (x) to preserve pricing in effect at or about the time of selection of such alternate rate; and/or (y) to align any provision of a Finance Document to the use of that other rate including making appropriate adjustments to this Agreement for basis, duration, time and periodicity for determination of that rate for any Interest Period and making other consequential, incidental and/or mechanical changes. Any such adjustments or amendments to reflect the alternate rate of interest or as otherwise contemplated by this Clause 44.7 (Change to reference rates) shall become effective without any further action or consent of any other Party.

(b)

An amendment or waiver that relates to, or has the effect of, aligning the means of calculation of interest on a Compounded Rate Loan in any currency under this Agreement to any recommendation of a Relevant Nominating Body which:

(xxi)	relates to the use of the RFR for that currency in the international or any relevant domestic syndicated loan markets; and
(xxii)	is issued on or after the date of this Agreement

may be made with the consent of the Agent (acting reasonably) and the Company.

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(c)

The Parties acknowledge that the provisions of this Agreement relating to Compounded Rate Loans, have been drafted with regard to the LMA recommended form of multicurrency term and revolving facilities agreement incorporating backward-looking compounded rates and forward-looking term rates with rate switch provisions (lookback without observation shift) dated 28 May 2021 (the “LMA Recommended Form”). The Parties agree that, at the request of the Company, the Agent will promptly enter into any amendments to this Agreement reasonably requested by the Company and agreed by the Agent (acting reasonably) to ensure that the terms of this Agreement reflect the equivalent terms of any subsequent version of the LMA Recommended Form published by the LMA, whilst preserving, to the extent reasonably practicable, any negotiated deviations from, or supplements to, the LMA Recommended Form, and any election of drafting options set out in the LMA Recommended Form, in each case agreed between the Parties and reflected in this Agreement as of the date of this Agreement (“Conforming Compounded Rate Changes”), provided that, to the extent that a Conforming Compounded Rate Change materially and adversely affects the rights or interests of Lenders in respect of a particular Utilisation, Facility or class of Lenders (taken as a whole), such Conforming Compounded Rate Change shall not be made in relation to that Utilisation, Facility or affected class (but may, for the avoidance of doubt, be made with respect to other Utilisations, Facilities or classes of Lenders) without the consent of the Majority Lenders with respect to that particular Utilisation, Facility or affected class.

(d)

A Reference Rate Supplement that amends the Reference Rate Terms for a currency in a manner which the Company has determined is necessary or desirable in order to implement an any interest rate or cross currency hedging arrangements in respect of any Relevant Currency Facility (including in order to amend the methodology set out in Schedule 25 (Daily Non-Cumulative Compounded Rate) or in any relevant Reference Rate Supplement in order to align such methodology to the corresponding methodology used for the purposes of the relevant hedging arrangements, including to implement an “observation shift” in such methodology) may be agreed and implemented with the consent of the Agent (acting reasonably) and the Company.

(e)	Any Lender which rejects a request for consent under this Clause 44.7 shall be deemed to be a Non-Consenting Lender for the purposes of this Agreement.
(f)

Without prejudice to this Clause 44.7, if so requested by the Company, the Agent (on behalf of the other Finance Parties) shall (and is hereby instructed by the other Finance Parties to) enter into an amendment agreement to this Agreement (and/or such other applicable documentation as may be requested by the Company) to reflect any alternate rate of interest agreed (or deemed to be agreed) in accordance with this Clause 44.7 and such other related changes to this Agreement as may be applicable (and no further instruction, consent or approval from any other Finance Party(ies) shall be required).

(g)	In this Clause 44.7:
(xxiii)	“Published Rate” means:
(A)	the Alternative Term Rate for any Quoted Tenor;
(B)	the Primary Term Rate for any Quoted Tenor; or
(C)	an RFR.
(xxiv)	“Published Rate Replacement Event” means, in relation to a Published Rate:

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(A)	the methodology, formula or other means of determining that Published Rate has, in the opinion of the Company materially changed;

(B)

(I)

(1)	the administrator of that Published Rate or its supervisor publicly announces that such administrator is insolvent; or
(2)

information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Published Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Published Rate;

(II)

the administrator of that Published Rate publicly announces that it has ceased or will cease, to provide that Published Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Published Rate;

(III)	the supervisor of the administrator of that Published Rate publicly announces that such Published Rate has been or will be permanently or indefinitely discontinued;
(IV)	the administrator of that Published Rate or its supervisor announces that that Published Rate may no longer be used; or
(V)	in the case of the Primary Term Rate for any Quoted Tenor for euro:
(1)

the supervisor of the administrator of that Primary Term Rate makes a public announcement or publishes information stating that that Primary Term Rate for that Quoted Tenor is no longer, or as of a specified future date will no longer be, representative of the underlying market or economic reality that it is intended to measure and that representativeness will not be restored (as determined by such supervisor); and

(2)

with awareness that any such announcement or publication will engage certain triggers for fallback provisions in contracts which may be activated by any such pre-cessation announcement or publication; or

(C)

the administrator of that Published Rate (or the administrator of an interest rate which is a constituent element of that Published Rate) determines that that Published Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

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(I)	the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Company) temporary; or
(II)

that Published Rate is calculated in accordance with any such policy or arrangement for a period no less than the period specified as the “Published Rate Contingency Period” in the Reference Rate Terms relating to that Published Rate; or

(D)	the Company determines (acting reasonably) that there are syndicated loans which are being:
(I)

executed that include a benchmark rate (or benchmark rate floor convention) in respect of loans in the relevant currency which is different from (or which is formulated or calculated differently from) that Published Rate (or the benchmark rate floor convention provided for in this Agreement); or

(II)

amended to incorporate or adopt a new benchmark interest rate, formulation or calculation methodology (or floor convention) to replace that Published Rate (or applicable formulation, calculation methodology or floor convention); or

(E)	in the opinion of the Company (acting reasonably), that Published Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.
(xxv)

“Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

(xxvi)	“Replacement Reference Rate” means a reference rate which is:
(A)	formally designated, nominated or recommended as the replacement for a Published Rate by:
(I)	the administrator of that Published Rate; or
(II)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Reference Rate” will be the replacement under paragraph (II) above;

(B)	in the opinion of the Company (acting reasonably), generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to a Published Rate; or
(C)	in the opinion of the Company (acting reasonably), an appropriate successor to a Published Rate.
44.8	Technical Amendments

Notwithstanding Clause 44.2 (Required consents) above and unless a contrary indication appears in that Finance Document, the Agent and the Company shall be entitled to make any amendments to a Finance Document which:

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(a)	cure any ambiguity, omission, defect, error or inconsistency (including any manifest error);
(b)

make any minor, technical or administrative amendment to facilitate the commitment to or use of any Additional Facility which amendment is not adverse in any material respects to the interests of any Lender;

(c)

evidence and provide for the acceptance and appointment of a successor Agent or Security Agent pursuant to the requirements thereof or to provide for the accession by a Agent or Security Agent to any Finance Document; or

(d)	otherwise for the benefit of all the Lenders as a class.
44.9	Excluded Commitments

If any Lender fails to respond to, or does not accept or reject, a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement before 5.00 p.m. Milan time on the date falling ten (10) Business Days of that request being made, unless the Company and the Agent agree to a longer time period in relation to any request:

(a)

its Commitment shall not be included for the purpose of calculating the Total Commitments under the relevant Facility when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments has been obtained to approve that request; and

(b)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.
44.10	Replacement or Prepayment of Lender
(a)	If:
(i)	any Lender becomes a Non-Consenting Lender (as defined in paragraph (e) below);
(ii)

an Obligor becomes obliged to repay any amount in accordance with Clause 11.1 (Illegality) or to pay additional amounts pursuant to Clause 19.1 (Increased costs), Clause 18.2 (Tax gross up), Clause 18.3 (Tax indemnity), to any Lender; or

(iii)	any Lender becomes a Defaulting Lender,

then, subject to complying with paragraph (c) below, the Company may, on giving prior written notice to the Agent and such Lender no more than ninety (90) days after (A) (in the case of paragraph (a)(i) above) the later of (x) the Non-Consenting Lender’s refusal to the requested consent, waiver or amendment and (y) the Majority Lenders’ consent being provided in respect of the relevant consent, waiver or amendment, being notified to the Company; (B) (in the case of paragraph (a)(ii) above) the date that such obligation arises; and (C) (in the case of paragraph (a)(iii) above) the date that the Company becomes aware that the relevant Lender is a Defaulting Lender:

(A)

replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 29 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to an Eligible Institution (a

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“Replacement Lender”) and which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 29 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest and/or Letter of Credit fees (to the extent that the Agent has not given a notification under Clause 29.11 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents in which case such transfer will be deemed to have been completed, subject to the provisions of paragraph (c) below, five (5) Business Days after the relevant Replacement Lender has delivered a Transfer Certificate executed by it to the relevant transferor and paid the corresponding cash amount to the Agent; or

(B)	prepay that Lender’s participation in the Facilities in full and cancel all of its Commitments with the proceeds of:
(1)	any New Shareholder Injection and/or any other Acceptable Funding Sources; and/or
(2)	provided that the Total Leverage Ratio is 3.50:1 or less on a pro forma basis after application of such prepayment and that there is no Event of Default continuing, any Cash of the Group,

provided that, in each case, the Company or any other member of the Group shall not be required to pay any prepayment fees or penalties (however described) payable under this Agreement or any other Finance Document to that Non-Consenting Lender or replaced Lender (as applicable).

(b)

Should a Lender not deliver a Transfer Certificate in accordance with subparagraph (a)(A) above, such Lender shall be excluded from both the numerator and the denominator in calculating the aggregate Commitments and participations of Lenders in respect of any relevant Facility, Utilisation and/or class of Lender and the proportions that have voted for or against such consent, waiver or approval until such transfer is effected.

(c)	The replacement of a Lender pursuant to this Clause 44.10 shall be subject to the following conditions:
(i)	the Company shall have no right to replace the Agent or Security Agent;
(ii)	neither the Agent nor the Lender shall have any obligation to the Company to find a Replacement Lender;
(iii)	in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than ninety (90) days after the date on which that Lender is deemed a Non-Consenting Lender;
(iv)	in no event shall a Lender replaced under Clause 44.10 be required to pay or surrender to a Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents; and
(v)	the replaced Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all

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necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer.

(d)

A Lender shall perform the checks described in paragraph (c)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Company when it is satisfied that it has complied with those checks.

(e)

In the event that the Company or the Agent (at the request of the Company) has requested the Lenders to give a consent in relation to, or to agree to a consent, waiver or amendment of, any provisions of a Finance Document and for which the Super Majority Lenders’ consent or the unanimous consent of the Lenders (it being understood that “unanimous” consent for the purposes of Clause 44.6 (Other exceptions) shall mean each Lender that is participating in a Structural Adjustment) was required and the Majority Lenders (or the Majority Lenders under the applicable Facility) have consented or agreed to such consent, waiver or amendment, then any Lender who does not and continues not to consent or agree to such waiver or amendment within ten (10) Business Days of the relevant request being made to it or five (5) Business Days of the relevant request being made if such Lender is a Defaulting Lender (or if longer, such period specified in the Company’s request) shall be deemed a Non-Consenting Lender. A Lender whose Commitments are excluded due to the operation of the provisions of Clause 44.9 (Excluded Commitments) shall also be considered as a “Non-Consenting Lender”.

44.11	Disenfranchisement of Defaulting Lenders
(a)	For so long as a Defaulting Lender has any Available Commitment, in ascertaining:
(i)	the Majority Lenders or the Super Majority Lenders; or
(ii)	whether:
(A)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments under the relevant Facility/ies; or
(B)	the agreement of any specified group of Lenders,

has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents,

that Defaulting Lender’s Commitments under the relevant Facility/ies will be reduced by the amount of its Available Commitments under the relevant Facility/ies and, to the extent that that reduction results in that Defaulting Lender’s Total Commitments being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of paragraphs (i) and (ii) above.

(b)	For the purposes of this Clause 44.11, the Agent may assume that the following Lenders are Defaulting Lenders:
(i)	any Lender which has notified the Agent that it has become a Defaulting Lender;
(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b), (c) or (d) of the definition of Defaulting Lender has occurred,

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unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

44.12	Initial amendments

The Finance Parties acknowledge that before the Closing Date the Company and the Finance Parties will have limited access to the senior management of the Target. If, having reviewed the terms (including any “baskets” and definitions set out in Clause 26 (Financial Covenant)) of this Agreement, the senior management of the Target reasonably believe that amendments to this Agreement are required to allow for the operation of the Target business in the usual course and consistent with the Company’s intended strategy for the Group, the Parties shall negotiate in good faith in respect of such proposed amendments before the Closing Date to implementing such proposed amendments as soon as practicable following request from the Company.

45.	ENTIRE AGREEMENT

This Agreement and the other Finance Documents supersede all previous agreements in relation to the Facilities between the Parties.

46.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

47.	ENFORCEMENT
47.1	Jurisdiction of English courts
(a)

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.
47.2	Service of process
(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):
(i)	irrevocably appoints Law Debenture Corporate Services Limited as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and
(ii)	agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Company (on behalf of all the Obligors) must promptly (and in any event within twenty (20) Business Days of such event taking place) appoint another agent on terms acceptable to the Agent (acting reasonably and in good faith). Failing this, the Agent may appoint another agent for this purpose.

(b)	An Obligor may irrevocably appoint another limited company, partnership or person incorporated, organised or situated (as relevant) in England and Wales as its agent for

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service of process in relation to any proceedings before the English courts in connection with any Finance Document, subject to notifying the Agent accordingly and providing the Agent with evidence of the process agent’s acceptance of its appointment. In the case of any replacement of an existing agent for service of process, following the new process agent’s appointment and notification to the Agent of such new appointment, the existing process agent may resign.

48.	TRANSPARENCY PROVISIONS

For the purposes of the transparency rules set forth in the CICR resolution of 4 March 2003 and by the “Disposizioni sulla trasparenza delle operazioni e dei servizi bancari e finanziari – correttezza delle relazioni tra intermediari e clienti” issued by the Bank of Italy on 30 September 2016 and published on the Italian Official Gazette on 21 October 2016 (as subsequently amended and supplemented), the Parties hereby acknowledge and confirm that this Agreement (and each of the provisions hereof) has been specifically negotiated with the support of legal advisors on each side. Accordingly, this Agreement falls within the class of agreements “that have been specifically negotiated” (“che costituiscono oggetto di trattativa individuale”) to which the provisions set out under section II of the above “Disposizioni sulla trasparenza” do not apply.

49.	CONTRACTUAL RECOGNITION OF BAIL-IN
(a)

Notwithstanding any other term of any Debt Document (as defined in the Intercreditor Agreement) or any other agreement, arrangement or understanding between the Parties hereto, each Party hereto acknowledges and accepts that any liability of any Party to any other Party hereto under or in connection with the Debt Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(i)	any Bail-In Action in relation to any such liability, including (without limitation):
(A)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;
(B)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and
(C)	a cancellation of any such liability; and
(ii)	a variation of any term of any Debt Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.
(b)	For the purposes of this Clause 49:

“Article 55 BRRD” means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“Bail-In Action” means the exercise of any Write-down and Conversion Powers. “Bail-In Legislation” means:

(i)	in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or

255

regulation as described in the EU Bail-In Legislation Schedule from time to time;

(ii)	in relation to the United Kingdom, the UK Bail-In Legislation; and
(iii)

in relation to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers.

“UK Bail-In Legislation” means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

“Write-down and Conversion Powers” means:

(iv)

in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(v)

in relation to any UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

(vi)	in relation to any other applicable Bail-In Legislation:
(A)

any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

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(B)	any similar or analogous powers under that Bail-In Legislation.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

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SCHEDULE 1

The Original Lenders

Lender	Facility A Commitment (€)	Revolving Facility Commitment (€)
Banca Nazionale del Lavoro S.p.A.	150,000,000.00	0
Banco BPM S.p.A.	236,666,666.67	0
BNP Paribas, Italian Branch	86,666,666.67	0
Intesa Sanpaolo S.p.A.	236,666,666.67	0
Total	710,000,000	0

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SCHEDULE 2
Conditions Precedent to First Utilisation

1.	OBLIGORS
(a)	A copy of the constitutional documents (atto costitutivo and statuto) of each of the Parent and the Company.
(b)

A certificate of registration (certificato di vigenza) issued by the competent Companies’ Register (Registro delle Imprese) in respect of each of the Parent and the Company, dated no earlier than five (5) Business Days prior to the Closing Date.

(c)	A copy of the corporate resolution of the relevant corporate body of each of the Parent and the Company:
(i)

approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute, deliver and perform its obligations under those Finance Documents;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf;
(iii)

authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(iv)	in the case of the Parent, to the extent legally possible, authorizing the Company to act as its agent in connection with the Finance Documents.
(d)

A specimen of the signature of each person authorised by the resolution referred to in paragraph (c) above and any other authorised signatory on behalf of the Parent and the Company (if any) in relation to the Finance Documents to be entered into by such companies (to the extent such person executed a Finance Document).

(e)	A certificate from each of the Parent and the Company (signed by an authorised signatory):
(i)

confirming that (as applicable) borrowing, guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee or security or similar limit binding on such company to be exceeded; and

(ii)

certifying that each copy document relating to it specified in this Part 1 (Constitutional Documents) of Schedule 2 (Conditions Precedent to First Utilisation) is true, correct and complete and in full force and effect and has not been amended nor superseded as at the date of its delivery to the Agent.

2.	FINANCE DOCUMENTS
(a)	This Agreement executed by the parties hereto.
(b)	The Fee Letters to be executed on or before the Closing Date, executed by the parties thereto.
(c)	The Intercreditor Agreement executed by the parties thereto.

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(d)	Copy of the following Transaction Security Documents, duly executed by the Parent in relation to the following Transaction Security:
Parent	Italian law limited recourse third party pledge over the shares representing 100 per cent. of the corporate capital of the Company held by the Parent
Italian law limited recourse third party security assignment agreement over material structuring funding loans granted by the Parent to the Company on the Closing Date (if any)

3.	ACQUISITION DOCUMENTS
(a)

An executed copy of the Acquisition Agreement, provided that the Acquisition Agreement shall be deemed to be in form and substance satisfactory to the Lenders if provided substantially in the form of the draft of the Acquisition Agreement delivered to the applicable Lenders (or their Affiliates) on or prior to the Signing Date, with any amendments or modifications to such draft which are not materially adverse to the interests of the Lenders (taken as a whole) under the applicable Finance Documents or which have been made with the consent of the Majority Lenders (such consent not to be unreasonably withheld, delayed or conditioned).

(b)

A certificate from the Company (signed by an authorised signatory) dated on the Closing Date certifying and confirming that the Acquisition has been, or substantially concurrently with the initial funding under the Facilities will be, consummated on the Closing Date.

4.	LEGAL OPINIONS

The following legal opinions:

(a)	an English law opinion of Milbank LLP, as to the validity and enforceability of the Finance Documents submitted to English law;
(b)	an Italian law opinion of Legance – Avvocati Associati, as to the validity and enforceability of the Finance Documents submitted to Italian law; and
(c)	an Italian law opinion of Latham & Watkins , as to the capacity of the Company and the Parent.
5.	REPORTS AND STRUCTURE MEMORANDUM

Copies of each Report and of the Structure Memorandum, in each case on a non-reliance basis and which shall be deemed to be in form and substance satisfactory for all purposes of this condition precedent if provided substantially in the form delivered to the applicable Lenders on or prior to the Signing Date with any amendments or modifications which are not materially adverse to the interests of the Lenders (taken as a whole) under the applicable Finance Documents or which have been made with the consent of the Majority Lenders (such consent not to be unreasonably withheld, delayed or conditioned).

6.	FINANCIAL INFORMATION
(a)	The Financing Case.

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(b)

For information purposes only, a copy of the Original Financial Statements (which are not required to be in a form or substance satisfactory to the Lenders nor subject to any other approval requirement from the Lenders).

(c)

For information purposes only, a copy of the annual financial statements of the Target for the fiscal year ended 31 December 2023 (which are not required to be in a form or substance satisfactory to the Lenders nor subject to any other approval requirement from the Lenders).

7.	OTHER DOCUMENTS AND EVIDENCE
(a)

A copy of the Approved List, which shall be deemed to be in form and substance satisfactory if in the form delivered to the Lenders (or their Affiliates) on or prior to the date of the Commitment Letter.

(b)

For information purposes only, the Funds Flow Statement signed by the management of the Group, provided that the Funds Flow Statement shall not be required to be in form or substance satisfactory to any Lenders nor subject to any other approval requirement from any Lenders, and this condition may be satisfied by a statement of sources and uses included in the Structure Memorandum.

(c)

Reasonable evidence that the payments due and payable to the Arrangers and the Lenders on the Closing Date pursuant to the Fee Letter have been paid or will be paid on the Closing Date, provided that a reference to the payment of such fees or closing payments in the Funds Flow Statement shall be deemed to be reasonable evidence for this purpose and shall (in each case) satisfy this conditions precedent in form and substance satisfactory to the Arrangers and the Lenders (acting reasonably).

(d)

For information purposes only, a copy of Group Structure Chart prepared on the assumption that the Closing Date has occurred (which is not required to be in a form or substance satisfactory to the Agent and provided that this condition may be satisfied by a chart included in the Structure Memorandum).

(e)	For information purposes only, evidence of appointment of process agent, which shall not be required to be in a form and substance satisfactory to the Agent.
(f)

Delivery to the Lenders, at least three (3) Business Days prior to the Signing Date, all documentation and other information about the Company as has been reasonably requested in writing at least ten (10) Business Days prior to the Signing Date by such Lenders that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations.

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SCHEDULE 3
Conditions Precedent required to be delivered by an Additional Obligor

1.	CONSTITUTIONAL DOCUMENTS
(a)

A copy of the constitutional documents of the Additional Obligor, being, in relation to an Additional Obligor incorporated under the laws of Italy, the deed of incorporation (atto costitutivo) and the current by-laws (statuto) of such Additional Obligor.

(b)

In relation to an Additional Obligor incorporated under the laws of Italy, a certificate of registration (certificato di vigenza) issued by the competent Companies’ Register (Registro delle Imprese) in respect of that Additional Obligor, dated no earlier than five (5) Business Days prior to the date of the Accession Deed.

(c)	A copy of the corporate resolution of the board or, if applicable, a committee of the board of directors of the Additional Obligor:
(i)

approving the terms of, and the transactions contemplated by, the Accession Deed and the Finance Documents to which it is party and resolving that it execute, deliver and perform its obligations under the Accession Deed and those Finance Documents;

(ii)	authorising a specified person or persons to execute the Accession Deed and the Finance Documents to which it is a party on its behalf;
(iii)

authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Accession Deed and the Finance Documents to which it is a party; and

(iv)	to the extent legally possible, authorising the Company to act as its agent in connection with the Finance Documents.
(d)

If required under applicable law and/or its constitutional documents, a copy of a resolution signed by the holders of the issued shares of each of the Additional Obligor approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it executes the Finance Documents to which it is a party.

(e)

If the Additional Obligor is incorporated in The Netherlands and only if applicable, a copy of a resolution by the supervisory board of the Additional Obligor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Obligor is a party.

(f)	If the Additional Obligor is incorporated in The Netherlands and only if applicable, a copy of:
(i)	a request for advice from the works council of the Additional Obligor in respect of the transactions contemplated by the Finance Documents to which it becomes a party; and
(ii)

a neutral or positive works council advice of the works council of the Additional Obligor (which, if conditional, contains conditions which can reasonably be complied with and would not cause and are not reasonably likely to cause a breach of any term of any Finance Document).

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(g)

A specimen of the signature of each person authorised by the resolution referred to in paragraph (c) above or any other authorised signatory on behalf of the Additional Obligor (if any) in relation to the Finance Documents to be entered into by that Additional Obligor.

(h)	A certificate from the Additional Obligor (signed by an authorised signatory):
(i)

confirming that borrowing, guaranteeing or securing as appropriate, the Total Commitments would not cause any borrowing, guarantee or security or similar limit binding on such company to be exceeded; and

(ii) certifying that each copy document relating to it specified in this Part 1 (Constitutional Documents) of Schedule 3 (Conditions Precedent required to be delivered by an Additional Obligor) is true, correct and complete and in full force and effect and has not been amended nor superseded as at the date of its delivery to the Agent.

2.	FINANCE DOCUMENTS
(a)	A copy of an Accession Deed, duly executed by the Additional Obligor and the Company.
(b)

Any Transaction Security Documents which, subject to the Agreed Security Principles, are required by the Agent to be executed by the proposed Additional Obligor or over its shares (or other ownership interests) and any notices or documents required by the Agent to be given or executed under the terms of those Transaction Security Documents.

3.	LEGAL OPINIONS

The following legal opinions:

(a)	a legal opinion of the legal advisers to the Agent as to the validity and enforceability of the Accession Deed and applicable Transaction Security Documents; and
(b)

a legal opinion of the legal advisers to the Additional Obligor (or the legal advisers to the Agent, as customary in the relevant jurisdiction) in the jurisdiction of incorporation of such Additional Obligor as to the capacity and authority of the Additional Obligor, each substantially in the form distributed to the Lenders before signing the relevant Accession Deed and in form and substance satisfactory to the Agent (acting reasonably).

4.	OTHER DOCUMENTS
(a)	If available, the latest audited financial statements of the Additional Obligor.
(b)	Evidence that the Additional Obligor has acceded to the Intercreditor Agreement in the relevant capacity.
(c)

Delivery to the Lenders, at least three (3) Business Days prior to the signing date of the Accession Deed, all documentation and other information about the Additional Obligor as has been reasonably requested in writing at least ten (10) Business Days prior to the signing date of the Accession Deed by such Lenders that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations.

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SCHEDULE 4
Utilisation Request - Loans

From: [Borrower/Obligors’ Agent]*

To:[●] as Agent

Dated:   [●] Dear Sirs,

[●] - Facilities Agreement dated [●] (as amended, the “Facilities Agreement”)

1.

We refer to the Facilities Agreement. This is a Utilisation Request. Terms defined in the Facilities Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan to be made on the following terms:

(a)Borrower:[●]

(b)Proposed Utilisation Date:[●] (or, if that is not a Business Day, the next Business Day)

(c)	Facility to be utilised: [●]

(d)Currency of Loan:[●]

(e)Amount:[●] or, if less, the Available Facility

(f)Interest Period:[●]

3.

We confirm that each condition specified in clause 4.2 (Further conditions precedent) [or, to the extent applicable, [clause 4.6 (Utilisations during the Certain Funds)]/[clause 4.7 (Utilisations of Original Revolving Facility/Additional Facility during the Agreed Certain Funds Period)]] required to be satisfied in order to effect the proposed Loan is satisfied on the date of this Utilisation Request or will be satisfied on the related Utilisation Date.

4.	The proceeds of this Loan should be applied as follows: [payment instructions]

5.This Utilisation Request is irrevocable.

Yours faithfully

Authorised signatory for

[The Obligors’ Agent on behalf of [insert name of relevant Borrower]]/[insert name of Borrower]*

NOTE:

*	Amend as appropriate. The Utilisation Request can be given by the Borrower or by the Obligors’ Agent.

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SCHEDULE 5

Utilisation Request - Letter of Credits

From: [Borrower/Obligors’ Agent]*

To:[●] as Agent

Dated: [●]

Dear Sirs,

[●] - Facilities Agreement dated [●] (as amended, the “Facilities Agreement”)

1.

We refer to the Facilities Agreement. This is a Utilisation Request. Terms defined in the Facilities Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to arrange for a Letter of Credit to be issued by the Issuing Bank specified below (which has agreed to do so) on the following terms:

(a)Borrower:[●]

(b)Issuing Bank:[●]

(c)Proposed Utilisation Date:[●] (or, if that is not a Business Day, the next Business Day)

(d)Facility to be utilised:[Original Revolving Facility]/[Additional Revolving Facility]

(e)Currency of Letter of Credit:[●]

(f)Amount:[●] or, if less, the Available Facility in relation to the [Original Revolving Facility] / [Additional Revolving Facility]

(g)Beneficiary:[●]

(h)Term:[●]

3.	We confirm that each condition specified in paragraph (b) of clause 6.5 (Issue of Letters of Credit) [or, to the extent applicable, [clause 4.6 (Utilisations during the Certain Funds)]/[clause

4.7 (Utilisations of Original Revolving Facility/Additional Facility during the Agreed Certain Funds Period)]] is satisfied on the date of this Utilisation Request or will be satisfied on the related Utilisation Date.

4.	We attach a copy of the proposed Letter of Credit.
5.	The purpose of this proposed Letter of Credit is [●].
6.	This Utilisation Request is irrevocable.

7.[Specify delivery instructions].

Yours faithfully

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Authorised signatory for

[The Obligors’ Agent on behalf of [insert name of relevant Borrower]]/[insert name of Borrower]*

NOTE:

*	Amend as appropriate. The Utilisation Request can be given by the Borrower or by the Obligors’ Agent.

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SCHEDULE 6
Selection Notice

From: [Borrower/Obligors’Agent]*

To:[●] as Agent

Dated: [●]

Dear Sirs,

[●] - Facilities Agreement dated [●] (as amended, the “Facilities Agreement”)

1.

We refer to the Facilities Agreement. This is a Selection Notice. Terms defined in the Facilities Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the following Term Loan[s] with an Interest Period ending on [●].**
3.	[We request that the above Term Loan[s] be divided into [●] [●] Loans with the following amounts and Interest Periods:]***

or

[We request that the next Interest Period for the above Term Loan[s] is [●]].****

4.This Selection Notice is irrevocable.

Yours faithfully

Authorised signatory for

[The Obligors’ Agent on behalf of [insert name of relevant Borrower]]/[insert name of Borrower]*

NOTES:

*.	Amend as appropriate. The Selection Notice can be given by the Borrower or by the Obligors’ Agent.
**	Insert details of all Loans for the relevant Facility which have an Interest Period ending on the same date.

***Use this option if division of Loans is requested.

****.Use this option if sub-division is not required.

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SCHEDULE 7

Form of Transfer Certificate1

To:[Agent] and [Security Agent]

[Company] (for and on behalf of each Obligor)

From:[The Existing Lender] (the “Existing Lender”) and [the New Lender] (the “New Lender”)

Dated:[●]

Dear Sirs,

[ ● ] - Senior Facilities Agreement dated [ ● ] (as amended, the “Facilities Agreement”)

1.

We refer to the Facilities Agreement and to the Intercreditor Agreement (as defined in the Facilities Agreement). This agreement (the “Agreement”) shall take effect as a Transfer Certificate for the purpose of the Facilities Agreement and as a Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 29.6 (Procedure for Transfer) of the Facilities Agreement:
(a)

the Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation and in accordance with Clause 29.6 (Procedure for Transfer) all of the Existing Lender’s rights and obligations under the Facilities Agreement, the other Finance Documents and in respect of the Transaction Security which relate to that portion of the Existing Lender’s Commitment(s) and participations in Utilisations under the Facilities Agreement as specified in the Schedule.

(b)	the proposed Transfer Date is [●].
3.	On the Transfer Date the New Lender becomes:

(a)party to the relevant Finance Documents (other than the Intercreditor Agreement) as a Lender; and

(b)party to the Intercreditor Agreement as a Senior Lender (as defined in the Intercreditor Agreement).

4.

The Facility Office and address, fax number, electronic mail address and attention details for notices of the New Lender for the purposes of Clause 37.2 (Addresses) of the Facilities Agreement are set out in the Schedule.

5.

The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 29.5 (Limitation of responsibility of Existing Lenders) of the Facilities Agreement.

6.	The New Lender confirms, for the benefit of the Agent that it is:
(a)	[not a Qualifying Lender,]

[1]	To be executed by way of exchange of correspondence or in front of a foreign notary outside the territory of Italy.

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(b)	[a Qualifying Lender (other than a Treaty Lender),]
(c)	[a Qualifying Lender (by virtue of being a Treaty Lender),] and
(d)	[a Qualifying Issuing Bank,] or
(e)	[not a Qualifying Issuing Bank].
7.

[The New Lender confirms that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [●]) and is tax resident in [●][2], so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax, and requests that the Company notify:

(a)each Borrower incorporated in the UK which is a Party as a Borrower as at the Transfer Date; and

(b)each Additional Borrower incorporated in the UK which becomes an Additional Borrower after the Transfer Date,

that it wishes that scheme to apply to the Agreement.]3

8.	The New Lender confirms that it [is]/[is not]***[4] an Investor.
9.	[The New Lender confirms that it [is]/[is not]****[5] a Non-Acceptable L/C Lender.]*****[6]
10.	[The New Lender confirms that its long-term corporate credit rating is [[●] according to Moody’s, [●] according to Standard and Poor’s and [●] according to Fitch.][7]
11.	The New Lender confirms that its registration number is the following: [●].
12.

We refer to clause 21.2 (Change of Secured Creditors) of the Intercreditor Agreement. In consideration of the New Lender being accepted as a Lender for the purposes of the Intercreditor Agreement (and as defined therein), the New Lender confirms that, as from the Transfer Date, it intends to be party to the Intercreditor Agreement as a Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

13.	This Agreement acts as notice to the Agent (on behalf of each Finance Party) and (upon delivery) to the Company (on behalf of each Obligor) of the transfer referred to in this Agreement.
14.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

2Insert jurisdiction of tax residence.

[3]	Include if New Lender lends to the UK and holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Agreement.

4.***Delete as applicable.

5****Delete as applicable.

6*****Include only if the transfer includes the transfer of an Original Revolving Facility Commitment/a participation in the Original Revolving Facility.

[7]	Include if New Lender is acquiring Original Revolving Facility Commitments and no Event of Default is continuing.

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15.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

16.This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note:

The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Lender’s interest in the Transaction Security and/or the guarantee and indemnity granted by each Obligor pursuant to Clause 23 (Guarantee and Indemnity) of the Facilities Agreement in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required in any jurisdiction to perfect a transfer of such a share in the Existing Lender’s Transaction Security and/or to ensure that it will have the benefit of the guarantee and indemnity granted by each Obligor and, if so, to arrange for execution of those documents and completion of those formalities.

270

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number, electronic mail address and attention details for notices and account details for payments]

[Existing Lender][New Lender]

By:By:

This Agreement is accepted as a Transfer Certificate for the purposes of the Facilities Agreement by the Agent, and as a Creditor Accession Undertaking for the purposes of the Intercreditor Agreement by the Senior Security Agent, and the Transfer Date is confirmed as [●].

Signature of this Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the transfer referred to in this Agreement, which notice the Agent receives on behalf of each Finance Party.

[Agent]

By:

[Senior Security Agent]

By:

271

SCHEDULE 8
Form of Assignment Agreement8

To:[Agent]

[Senior Security Agent]

[Company] (for and on behalf of each Obligor)

From:[The Existing Lender] (the “Existing Lender”) and [the New Lender] (the “New Lender”)

Dated: [●]

Dear Sirs,

[ ● ] - Senior Facilities Agreement dated [ ● ] (as amended, the “Facilities Agreement”)

1.We refer to the Facilities Agreement and to the Intercreditor Agreement (as defined in the Facilities Agreement). This is an Assignment Agreement. This agreement (the “Agreement”) shall take effect as an Assignment Agreement for the purpose of the Facilities Agreement and as a Creditor/Agent Accession Undertaking for the purposes of and as defined in the Intercreditor Agreement. Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 29.7 (Procedure for assignment) of the Facilities Agreement:

(a)The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Facilities Agreement, the other Finance Documents and in respect of the Transaction Security which correspond to that portion of the Existing Lender’s Commitment(s) and participations in Utilisations under the Facilities Agreement as specified in the Schedule.

(b)The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitment(s) and participations in Utilisations under the Facilities Agreement specified in the Schedule.

(c)The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

3.	The proposed Transfer Date is [●].
4.	On the Transfer Date the New Lender becomes:

(a)party to the relevant Finance Documents (other than the Intercreditor Agreement) as a Lender; and

(b)party to the Intercreditor Agreement as a Senior Lender (as defined in the Intercreditor Agreement).

5.The Facility Office and address, fax number, electronic mail address and attention details for notices of the New Lender for the purposes of Clause 37.2 (Addresses) of the Facilities Agreement are set out in the Schedule.

[8]	To be executed by way of exchange of correspondence or in front of a foreign notary outside the territory of Italy.

272

6.The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 29.5 (Limitation of responsibility of Existing Lenders) of the Facilities Agreement.

7.The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:

(a)	[not a Qualifying Lender,]
(b)	[a Qualifying Lender (other than a Treaty Lender),]
(c)	[a Qualifying Lender (by virtue of being a Treaty Lender),] and
(d)	[a Qualifying Issuing Bank,] or
(e)	[not a Qualifying Issuing Bank].

8.[The New Lender confirms that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [●]) and is tax resident in [●] 9, so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax, and requests that the Company notify:

(a)each Borrower incorporated in the UK which is a Party as a Borrower as at the Transfer Date; and

(b)each Additional Borrower incorporated in the UK which becomes an Additional Borrower after the Transfer Date,

that it wishes that scheme to apply to the Agreement.]10

9.	The New Lender confirms that it [is]/[is not]*** an Investor.
10.	[The New Lender confirms that it [is]/[is not]**** a Non-Acceptable L/C Lender.]*****

11.[The New Lender confirms that its long-term corporate credit rating is [[●] according to Moody’s, [●] according to Standard and Poor’s and [●] according to Fitch.]11

12.	The New Lender confirms that its registration number is the following: [●].

13.We refer to clause 21.2 (Change of Secured Creditors) of the Intercreditor Agreement. In consideration of the New Lender being accepted as a Lender for the purposes of the Intercreditor Agreement (and as defined therein), the New Lender confirms that, as from the Transfer Date, it intends to be party to the Intercreditor Agreement as a Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement,

9Insert jurisdiction of tax residence.

[10]	Include if New Lender lends to the UK and holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Agreement.

***Delete as applicable.

**** Delete as applicable.

***** Include only if the transfer includes the transfer of a Revolving Facility Commitment/a participation in a Revolving Facility.

[11]	Include if New Lender is acquiring Original Revolving Facility Commitments and no Event of Default is continuing.

273

as if it had been an original party to the Intercreditor Agreement.

14.This Agreement acts as notice to the Agent (on behalf of each Finance Party) and (upon delivery) to the Company (on behalf of each Obligor) of the assignment referred to in this Agreement.

15.This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

16.This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

17.	This Agreement has been entered into on the date stated at the beginning of this Agreement.

Lenders to Note: The execution of this Assignment Agreement may not transfer a proportionate share of the Existing Lender’s interest in the Transaction Security and/or the guarantee and indemnity granted by each Obligor pursuant to Clause 23 (Guarantee and Indemnity)) of the Facilities Agreement in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required in any jurisdiction to perfect a transfer of such a share in the Existing Lender’s Transaction Security and/or to ensure that it will have the benefit of the guarantee and indemnity granted by each Obligor and, if so, to arrange for execution of those documents and completion of those formalities.

274

SCHEDULE

Commitment/rights and obligations to be transferred by assignment, release and accession

[insert relevant details]

[Facility office address, fax number, electronic mail address and attention details for notices and account details for payments]

[Existing Lender][New Lender]

By:By:

This Agreement is accepted as an Assignment Agreement for the purposes of the Facilities Agreement by the Agent, and as a Creditor/Agent Accession Undertaking for the purposes of and as defined in the Intercreditor Agreement by the Senior Security Agent, and the Transfer Date is confirmed as [●].

Signature of this Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to in this Agreement, which notice the Agent receives on behalf of each Finance Party.

[Agent]

By:

[Senior Security Agent]

By:

275

SCHEDULE 9
Form of Accession Deed12

To:[Agent] and [Security Agent]

From:[Subsidiary] and [Company]

Dated:[●]

Dear Sirs,

[●] - Facilities Agreement dated [●] (as amended, the “Facilities Agreement”)

1.

We refer to the Facilities Agreement and to the Intercreditor Agreement. This deed (the “Accession Deed”) shall take effect as an Accession Deed for the purposes of the Facilities Agreement and as a Debtor/Third Party Security Provider/Topco Independent Obligor Accession Deed for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Facilities Agreement have the same meaning in paragraphs 1-[3]/[4] of this Accession Deed unless given a different meaning in this Accession Deed.

2.

[Subsidiary], [subject to any limitation set out in paragraph [4]/[5] below] agrees to become an Additional [Borrower in respect of [●]]/[Guarantor] and to be bound by the terms of the Facilities Agreement and the other Finance Documents (other than the Intercreditor Agreement) as an Additional [Borrower in respect of [●]]/[Guarantor] pursuant to [clause 30.2 (Additional Borrowers)]/[clause 30.4 (Additional Guarantor)] of the Facilities Agreement. [Subsidiary] is duly incorporated under the laws of [name of relevant jurisdiction] and is [a limited liability company and] registered with number [●].

3.	[The Company confirms that no Event of Default is continuing or would occur as a result of [Subsidiary] becoming an Additional Borrower].[13]
4.	[Subsidiary’s] administrative details for the purposes of the Facilities Agreement and the Intercreditor Agreement are as follows:

Address:

Email:

Attention:

5.

[Subsidiary] (for the purposes of this paragraph [4]/[5], the “Acceding Debtor”) intends to [incur Liabilities under the following documents]/[give a guarantee, indemnity or other assurance against loss in respect of Liabilities under the following documents]:

[Insert details (date, parties and description) of relevant documents]

the “Relevant Documents”[, subject to the conditions and limitations set forth therein (including any guarantee limitations set out under clause [●] ([●]) of the Facilities Agreement and subject to the further conditions and limitations set forth under this Accession Deed)].

[12]	To be executed by way of exchange of correspondence or in front of a foreign notary outside the territory of Italy.

13Include in the case of an Additional Borrower.

276

IT IS AGREED as follows:

(a)	Terms defined in the Intercreditor Agreement shall, unless otherwise defined in this Accession Deed, have the same meaning when used in this paragraph [4]/[5].
(b)

The Acceding Debtor and the Security Agent agree that, without prejudice to the appointment of the Security Agent as their agent and mandatario con rappresentanza by the Secured Parties pursuant to clause 19 (The Security Agent) of the Intercreditor Agreement, the Security Agent (to the extent applicable under the Transaction Security Documents) shall hold:

(i)	any Security in respect of Liabilities created or expressed to be created pursuant to the Relevant Documents;
(ii)	all proceeds of that Security; and
(iii)

all obligations expressed to be undertaken by the Acceding Debtor to pay amounts in respect of the Liabilities to the Security Agent as trustee, agent and mandatario con rappresentanza or otherwise for the benefit of the Secured Parties (in the Relevant Documents or otherwise) and secured by the Transaction Security together with all representations and warranties expressed to be given by the Acceding Debtor (in the Relevant Documents or otherwise) in favour of the Secured Parties, as trustee, agent and mandatario con rappresentanza or otherwise for the benefit of the Secured Parties on the terms and conditions contained in the Intercreditor Agreement.

(c)

The Acceding Debtor confirms that it intends to be party to the Intercreditor Agreement as a Debtor, undertakes to perform all the obligations expressed to be assumed by a Debtor under the Intercreditor Agreement and agrees that it shall be bound by all the provisions of the Intercreditor Agreement as if it had been an original party to the Intercreditor Agreement.

(d)

[In consideration of the Acceding Debtor being accepted as an Intra-Group Lender for the purposes of the Intercreditor Agreement, the Acceding Debtor also confirms that it intends to be party to the Intercreditor Agreement as an Intra-Group Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by an Intra-Group Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement].[14]

6.	[Limitation language applicable to guarantee and jurisdiction specific provisions in line with market practice (if any) to be inserted][15]
7.	This Accession Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.

THIS ACCESSION DEED has been signed on behalf of the Senior Security Agent (for the purposes of paragraph [4]/[5] above only), signed on behalf of the Company and executed as a deed by [Subsidiary] and is delivered on the date stated above.

[14]	Include this paragraph in this Accession Deed if the Subsidiary is also to accede as an Intra-Group Lender to the Intercreditor Agreement.

15In accordance with the Agreed Security Principles.

277

[Subsidiary]

[EXECUTED AS A DEED)

By: [Subsidiary])

Director

Director/Secretary

The Company

By:

The Agent

By:

Date:

The Senior Security Agent

By:

Date:

278

SCHEDULE 10
Form of Resignation Letter

To:[●] as Agent

From: [Resigning Obligor] and [●] as Obligors’ Agent

Dated: [●]

Dear Sirs,

[●] - Facilities Agreement dated [●] (as amended, the “Facilities Agreement”)

1.

We refer to the Facilities Agreement. This is a Resignation Letter. Terms defined in the Facilities Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.

Pursuant to clause [31.3 (Resignation of a Borrower)]/[31.5 (Resignation of a Guarantor)] of the Facilities Agreement, we request that [Resigning Obligor] be released from its obligations as a [Borrower]/[Guarantor] under the Facilities Agreement and the other Finance Documents (other than the Intercreditor Agreement).

3.	We confirm that:
(a)	[[Borrower] is not (or will not be at the time it ceases to be a Borrower) under any actual or contingent obligations as a Borrower under any Finance Documents]*;
(b)

[the obligations of [Borrower] in its capacity as Guarantor continue to be legal, valid, binding and enforceable and in full force and effect (subject to the Legal Reservations) and the amount guaranteed by it as a Guarantor is not decreased]**

(c)	[the Guarantor Coverage Test would be met pro forma of that Guarantor’s resignation]***
(d)	[no demand has been made on [Guarantor] in respect of which a payment is due under clause 23.1 (Guarantee and Indemnity)]; ****
(e)	[[Guarantor] it is under no actual or contingent obligations as a Borrower and has resigned and ceased to be a Borrower under clause 31.3 (Resignation of a Borrower);]

*****

(f)	no Event of Default is continuing or would result from the acceptance of this Resignation Letter; and
(g)	[●]******.
4.	This Resignation Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

[Obligors’ Agent]

By:

279

[Resigning Obligor]

By:

NOTES:

*Insert for a resignation of a Borrower.

**Insert for a resignation of a Borrower which is also a Guarantor (unless its resignation has been accepted in accordance with clause 31.5 (Resignation of a Guarantor)).

***Insert if the resigning Guarantor is also a Material Subsidiary.

****Insert for a resignation of a Guarantor.

***** Insert if the resigning Guarantor is also a Borrower.

****** Insert any other conditions required by the Facilities Agreement.

280

SCHEDULE 11
Form of Compliance Certificate

To:[●] as Agent

From: [Company]

Dated: [●]

Dear Sirs

[●] - Facilities Agreement dated [●] (as amended, the “Facilities Agreement”)

1.

We refer to the Facilities Agreement. This is a Compliance Certificate. Terms defined in the Facilities Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that:
(a)	the Total Leverage Ratio is [●]:1;
(b)	as a consequence of the foregoing:
(i)	the Margin applicable to Facility A should be [●] per cent. ([●]%) per annum; [and]
(ii)	the Margin applicable to the Original Revolving Facility should be [●] per cent. ([●]%) per annum; [and]
(iii)	the Margin applicable to the [●][16] Facility should be [●] per cent. ([●]%) per annum ; [and]
(iv)	the Group [is]/[is not] in compliance with clause 26.2 (Financial Condition) as at the date the [relevant financial statements/management accounts] were drawn up.
3.	[We confirm that no Event of Default is continuing.]*
4.	[We confirm that the following companies constitute Material Subsidiaries for the purposes of the Facilities Agreement: [●].]**

Signed:

Officer of the Group

NOTES:

*	If this statement cannot be made, the certificate should identify any Default or Event of Default that is continuing and the steps, if any, being taken to remedy it.

**Only applicable if the Compliance Certificate accompanies the Annual Financial Statements.

16Only if an Additional Facility has been implemented.

281

SCHEDULE 12

Timetable

Loans	Loans in euro	Loans in USD	Loans in other currencies

Agent notifies the Company if a currency is approved as an Optional Currency in accordance with Clause 4.4 (Conditions relating to Optional Currencies)	-	-	U-4 5:00 p.m.

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)) or a Selection Notice (Clause 15.1 (Selection of Interest Periods and Terms))	U-3 9.30 a.m. (except on the Closing Date: 9.30 a.m. U-1)	U-3 9.30 a.m. (except on the Closing Date: 9.30 a.m. U-1)	U-3 9.30 a.m. (except on the Closing Date: 9.30 a.m. U-1)

Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.4 (Lenders’ participation) and notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)

	U-3 promptly	U-3 promptly	U-3 promptly

Agent receives a notification from a Lender under Clause 8.2 (Unavailability of a currency)	Quotation Day 9.30 a.m.	Quotation Day 9.30 a.m.	Quotation Day 9.30 a.m.

Agent gives notice in accordance with Clause 8.2 (Unavailability of a currency)	Quotation Day 5.30 p.m.	Quotation Day 5.30 p.m.	Quotation Day 5.30 p.m.

Reference Rate calculated by reference to available quotation with Clause 15.2 (Calculation of Reference Date)	11.30 a.m. (Milan time) on the Quotation Day	11.30 a.m. (Milan time) on the Quotation Day	12.00 p.m. (London time) on the Quotation Day

“U”	=	date of utilisation or, if applicable, in the case of a Term Loan that has already been borrowed, the first day of the relevant Interest Period for that Term Loan.
“U – X”	=	X Business Days prior to date of utilization.

282

5.Letter of Credits	Letters of Credit in euro	Letters of Credit in other currencies
Agent notifies the Company if a currency is approved as an Optional Currency in accordance with Clause 4.4 (Conditions relating to Optional Currencies)		U-4 5:00 p.m.
Delivery of a duly completed Utilisation Request (Clause 6.2 (Delivery of a Utilisation Request for Letters of Credit)	U-10 11.00 a.m.	U-10 11.00 a.m.

Agent determines (in relation to a Utilisation) the Base Currency Amount of the Letter of Credit if required under paragraph (d) of Clause 6.5 (Issue of Letters of Credit) and notifies the Issuing Bank and Lenders of the Letter of Credit in accordance with paragraph (d) of Clause 6.5 (Issue of Letters of Credit).

	U-10 11.00 a.m.	U-10 11.00 a.m.
Agent receives a notification from a Lender under Clause 8.2 (Unavailability of a currency)	Quotation Day 9.30 a.m.	Quotation Day 9.30 a.m.
Agent gives notice in accordance with Clause 8.2 (Unavailability of a currency)	Quotation Day 5.30 p.m.	Quotation Day 5.30 p.m.
Delivery of duly completed Renewal Request (Clause 6.6 (Renewal of a Letter of Credit)	U-10 9.30 a.m.	U-10 9.30 a.m.

“U”	=	date of utilisation or, if applicable, in the case of a Letter of Credit to be renewed in accordance with Clause 6.6 (Renewal of a Letter of Credit), the
“U – X”	=	first day of the proposed term of the renewed Letter of Credit. X Business Days prior to date of utilization.

283

SCHEDULE 13
Form of Letter of Credit17

To:[Beneficiary] (the “Beneficiary”)

Date:[●]

Irrevocable Standby Letter of Credit no. [●]

At the request of [●], [Issuing Bank] (the “Issuing Bank”) issues this irrevocable standby Letter of Credit (“Letter of Credit”) in your favour on the following terms and conditions:

1.	Definitions

In this Letter of Credit:

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for general business in [Milan].*

“Demand” means a demand for a payment under this Letter of Credit in the form of the Schedule to this Letter of Credit.

“Expiry Date” means [●].

“Total Letter of Credit Amount” means [●].

2.	Issuing Bank’s Agreement
(a)

The Beneficiary may request a drawing or drawings under this Letter of Credit by giving to the Issuing Bank a duly completed Demand. A Demand must be received by the Issuing Bank by [●] p.m. (Milan time) on the Expiry Date.

(b)

Subject to the terms of this Letter of Credit, the Issuing Bank unconditionally and irrevocably undertakes to the Beneficiary that, within [ten] Business Days of receipt by it of a Demand, it must pay to the Beneficiary the amount demanded in that Demand.

(c)

The Issuing Bank will not be obliged to make a payment under this Letter of Credit if as a result the aggregate of all payments made by it under this Letter of Credit would exceed the Total Letter of Credit Amount.

3.	Expiry
(a)

The Issuing Bank will be released from its obligations under this Letter of Credit on the date (if any) notified by the Beneficiary to the Issuing Bank as the date upon which the obligations of the Issuing Bank under this Letter of Credit are released.

(b)

Unless previously released under paragraph (a) above, on [●] p.m.(Milan time) on the Expiry Date the obligations of the Issuing Bank under this Letter of Credit will cease with no further liability on the part of the Issuing Bank except for any Demand validly presented under the Letter of Credit that remains unpaid.

[17]	To be executed by way of exchange of correspondence or in front of a foreign notary outside the territory of Italy.

284

(c)	When the Issuing Bank is no longer under any further obligations under this Letter of Credit, the Beneficiary must return the original of this Letter of Credit to the Issuing Bank.
4.	Payments

All payments under this Letter of Credit shall be made in [●] and for value on the due date to the account of the Beneficiary specified in the Demand.

5.	Delivery of Demand

Each Demand shall be in writing, and, unless otherwise stated, may be made by letter, fax or telex and must be received in legible form by the Issuing Bank at its address and by the particular department or office (if any) as follows:

[●]

6.	Assignment

The Beneficiary’s rights under this Letter of Credit may not be assigned or transferred.

7.	ISP 98

Except to the extent it is inconsistent with the express terms of this Letter of Credit, this Letter of Credit is subject to the International Standby Practices (ISP 98), International Chamber of Commerce Publication No. 590.

8.	Governing Law

This Letter of Credit and any non-contractual obligations arising out of or in connection with it are governed by English law.

9.	Jurisdiction

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter of Credit (including a dispute relating to any non-contractual obligation arising out of or in connection with this Letter of Credit).

Yours faithfully

[Issuing Bank]

By:

NOTE:

* This may need to be amended depending on the currency of payment under the Letter of Credit.

285

SCHEDULE – FORM OF DEMAND

To:[Issuing Bank]

Date:[●]

Dear Sirs,

Standby Letter of Credit no. [●] issued in favour of [Beneficiary] (the “Letter of Credit”)

We refer to the Letter of Credit. Terms defined in the Letter of Credit have the same meaning when used in this Demand.

1.	We certify that the sum of [●] is due [and has remained unpaid for at least [●] Business Days] [under [set out underlying contract or agreement]]. We therefore demand payment of the sum of [●].
2.	Payment should be made to the following account:

Name:[●]

Account Number:[●]

Bank:[●]

3.	The date of this Demand is not later than the Expiry Date.

Yours faithfully

(Authorised Signatory)(Authorised Signatory)

For

[Beneficiary]

286

SCHEDULE 14
Agreed Security Principles

1.	AGREED SECURITY PRINCIPLES
(a)

The guarantees and security to be provided under the Finance Documents will be given in accordance with, and subject to, the security principles set out in this Schedule (the “Agreed Security Principles”). This Schedule identifies the Agreed Security Principles and addresses the manner in which the Agreed Security Principles will impact on and determine the extent and terms of the guarantees and security proposed to be provided in relation to the Facilities.

(b)

The Agreed Security Principles embody the recognition by all parties that there may be certain legal and practical difficulties in obtaining effective or commercially reasonable guarantees and/or security from all relevant members of the Group in each jurisdiction in which it has been agreed that guarantees and security will be granted by those members. In particular:

(i)

general legal and statutory limitations, regulatory restrictions, financial assistance, anti-trust and other competition authority restrictions, corporate benefit, fraudulent preference, equitable subordination, “transfer pricing”, “thin capitalisation”, “earnings stripping”, “controlled foreign corporation” and other tax restrictions, “exchange control restrictions”, “capital maintenance” rules and “liquidity impairment” rules, tax restrictions, retention of title claims, employee consultation or approval requirements and similar principles may limit the ability of a member of the Group to provide a guarantee or security or may require that the guarantee or security be limited as to amount or otherwise and, if so, the guarantee or security will be limited accordingly, provided that, to the extent requested by the Security Agent before signing any applicable security or accession document, the relevant member of the Group shall use reasonable endeavours (but without incurring material cost and without adverse impact on relationships with third parties) to overcome any such obstacle or otherwise such guarantee or security document shall be subject to such limit;

(ii)

a key factor in determining whether or not (and the terms on which) a guarantee or security will be taken (and in respect of the security, the extent of its perfection and/or registration) is the applicable time and cost (including adverse effects on taxes, interest deductibility, stamp duty, registration costs and taxes or similar taxes, notarial costs, guarantee fees payable to any person that is not a member of the Group and all applicable legal fees) which will not be disproportionate to the benefit accruing to the Finance Parties of obtaining such guarantee or security;

(iii)

given that the parties to this Agreement have agreed not use the Imposta Sostitutiva regime pursuant to article 15 and subsequent of Italian Presidential Decree No. 601/1973 as amended and supplemented from time to time, security that requires payment in Italy of an ad valorem registration Tax, stamp duty or similar taxes on the amount of the security obligations will not be taken (i) unless it can be executed by way of exchange of correspondence or in any other form required under the applicable law (other than Italian law) governing the relevant security which does not give rise to any such ad valorem registration Tax, stamp duty or similar taxes, or (ii) if said taxed can be minimized on execution (including through a cap to the Secured Obligations agreed between the Security Agent and the Company);

(iv)

members of the Group shall not be required to bear any costs or expenses in relation to notarisation of any powers of attorney, that may be required in connection with entering into any Transaction Security Documents;

287

(v)

members of the Group will not be required to give guarantees or enter into security documents if they are not wholly owned by another member of the Group or if it is not within the legal capacity of the relevant members of the Group or if it would conflict with the fiduciary or statutory duties of their directors or contravene any applicable legal, regulatory or contractual prohibition or restriction or have the potential to result in a material risk of personal or criminal liability for any director or officer of or for any member of the Group, provided that, to the extent requested by the Security Agent before signing any applicable security document or accession document, the relevant member of the Group shall use reasonable endeavours (but without incurring material cost and without adverse impact on relationships with third parties) to overcome any such obstacle or otherwise such guarantee or security document shall be subject to such limit or paying any significant fees or third party expenses;

(vi)

guarantees and security will be limited so that the aggregate of notarial costs and all registration and like taxes and duties relating to the provision of security will not exceed an amount to be agreed between the Obligors’ Agent and the Security Agent;

(vii)

where a class of assets to be secured includes material and immaterial assets, if the cost of granting security over the immaterial assets is disproportionate to the benefit of such security, security will be granted over the material assets only;

(viii)

it is expressly acknowledged that it may be either impossible or impractical (as reasonably determined by the Borrower) grant guarantees or to to create security over certain categories of assets in which event such guarantees will not be taken and security will not be taken over such assets (as applicable);

(ix)

any asset subject to a legal requirement, contract, lease, licence, instrument, regulatory constraint (including any agreement with any government or regulatory body) or other third party arrangement, which may prevent or condition the asset from being charged, secured or being subject to the applicable security document (including requiring a consent of any third party, supervisory board or works council (or equivalent)) and any asset which, if subject to the applicable security document, would give a third party the right to terminate or otherwise amend any rights, benefits and/or obligations with respect to any member of the Group in respect of the asset or require the relevant chargor to take any action materially adverse to the interests of the Group or any member thereof, in each case will be excluded from a guarantee or security document, provided that reasonable endeavours (exercised for a specified period of time) to obtain consent to charging any asset (where otherwise prohibited) shall be used by the Group if the Security Agent specifies prior to the date of the security or accession document that the asset is material and the Obligors’ Agent is satisfied that such endeavours will not involve placing relationships with third parties in jeopardy;

(x)

the giving of a guarantee, the granting of security and the registration and/or the perfection of the security granted will not be required if it would be unduly burdensome or restrict the ability of the relevant member of the Group to conduct its operations and business in the ordinary course as otherwise permitted by the Finance Documents (including dealing with the secured assets and all contractual counterparties or amending, waiving or terminating (or allowing to lapse) any rights, benefits or obligations, in each case prior to a Declared Default which is continuing), and any requirement under the Agreed

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Security Principles to seek consent of any person or take or not take any other action shall be subject to this paragraph (x);

(xi)

any security document will only be required to be notarised if required by law in order for the relevant security to become effective or admissible in evidence in the applicable jurisdiction where such assets are located;

(xii)

no guarantee or security will be required to be given by or over any [Acquired Person or Asset] (and no consent shall be required to be sought with respect thereto) which are required to support acquired indebtedness to the extent such acquired indebtedness is permitted by this Agreement to remain outstanding after an acquisition. No member of a target group or other entity acquired pursuant to an acquisition not prohibited by this Agreement shall be required to become a Guarantor or grant security with respect to the Facilities if prevented by the terms of the documentation governing that acquired indebtedness (including Acquired Indebtedness or any Refinancing Indebtedness in respect of such Acquired Indebtedness) or if becoming a Guarantor or the granting of any security would give rise to an obligation (including any payment obligation) under or in relation thereto; no security will be granted over any asset secured for the benefit of any Permitted Financial Indebtedness and/or to the extent constituting a Permitted Security unless specifically required by a Finance Document to the contrary;

(xiii)

to the extent possible and unless required by applicable law, there should be no action required to be taken in relation to the guarantees or security when any lender assigns or transfers any of its participation to a new lender (and, unless explicitly agreed to the contrary in this Agreement, no member of the Group shall bear or otherwise be liable for any taxes, any notarial, registration or perfection fees or any other costs, fees or expenses that result from any assignment or transfer by a Finance Party);

(xiv)	no title investigations or other diligence on assets will be required and no title insurance will be required;
(xv)

security will not be required over any assets subject to security in favour of a third party (other than in relation to security under general business conditions of account banks which do not prohibit or prevent the creation of Transaction Security over such accounts) or any cash constituting regulatory capital or customer cash (and such assets or cash shall be excluded from any relevant security document);

(xvi)

to the extent legally effective, all security will be given in favour of the Security Agent and not the secured creditors individually (with the Security Agent to hold one set of security documents for all the Finance Parties); “parallel debt” provisions will be used where necessary (and included in the Intercreditor Agreement and not the individual security documents) and in no event will “parallel debt” provisions apply to Transaction Security Documents governed by Italian law; no member of the Group will be required to take any action in relation to any guarantees or security as a result of any assignment or transfer by a Lender;

(xvii)

guarantees and security will not be required from or over the assets of, any joint venture or similar arrangement, any minority interest or any member of the Group that is not wholly-owned by another member of the Group;

(xviii)

each security document shall be deemed not to restrict or condition any transaction not prohibited under this Agreement or the Intercreditor Agreement and the security granted under each security document entered into after the Closing Date shall be deemed to be subject to these Agreed Security Principles,

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before and after the execution of the relevant security document and creation of the relevant security;

(xix)	no security may be provided on terms which are inconsistent with the turnover or sharing provisions in the Intercreditor Agreement;
(xx)

the Secured Parties (or any agent or similar representative appointed by them at the relevant time) will not be able to exercise any power of attorney or set-off granted to them under the terms of the Finance Documents prior to the occurrence of a Declared Default which is continuing;

(xxi)

no guarantee or security shall guarantee or secure any “Excluded Swap Obligations” defined in accordance with the LSTA Market Advisory Update dated February 15, 2013 entitled “Swap Regulations’ Implications for Loan Documentation”, and any update thereto by the LSTA;

(xxii)

no perfection, filing or other action will be required with respect to assets of a type not owned by any Obligor or in a jurisdiction that is an Excluded Jurisdiction or otherwise over the shares of a member of the Group located in an Excluded Jurisdiction;

(xxiii)

no translation of any document relating to any security or any asset subject to any security will be required to be prepared or provided to the Secured Parties, unless (i) required for such documents to become effective or admissible in evidence and (ii) a Declared Default is continuing; and

(xxiv)

the Agent shall, in the event of any conflict or inconsistency between any term of the Agreed Security Principles and any term of the Finance Documents, promptly following written request of the Borrower (i) enter into such amendments to such Finance Documents; and/or (ii) release and terminate such Finance Documents and enter into a replacement Finance Documents on such amended terms, in each case, as the Borrower determines (acting reasonably) shall be necessary or desirable to cure such conflict or inconsistency.

(c)	Notwithstanding any term of any Finance Document, no loan or other obligation of a US Person under any Finance Document may be, directly or indirectly:
(i)

guaranteed by a “controlled foreign corporation” (as defined in Section 957(a) of the Internal Revenue Code) that is owned (within the meaning of Section 958(a) of the Internal Revenue Code) by a US Person (such entity owned by a US Person, a “CFC”) or by an entity substantially all the assets of which consist of equity interests (or equity interests and indebtedness) of one or more CFCs (a “FSHCO”), or guaranteed by a subsidiary of a CFC or FSHCO;

(ii)	secured by any assets of a CFC, FSHCO or a subsidiary of a CFC or a FSHCO (including any CFC or FSHCO equity interests held directly or indirectly by a CFC or FSHCO);
(iii)	secured by a pledge or other security interest in excess of 65 per cent. of the voting equity interests (and 100 per cent. of the non-voting equity interests) of a CFC or FSHCO; or
(iv)

guaranteed by any subsidiary or secured by a pledge of or security interest in any subsidiary or other asset, if it would result in material adverse US tax consequences as reasonably determined by the Borrower and the Obligors’ Agent and the Agent.

2.	GUARANTEES

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Subject to the guarantee limitations set out in the Finance Documents, each guarantee will be an upstream, cross-stream and downstream guarantee for all liabilities of the Obligors under the Finance Documents in accordance with, and subject to, the requirements of these Agreed Security Principles in each relevant jurisdiction (references to “security” to be read for this purpose as including guarantees). Security documents will secure the guarantee obligations of the relevant security provider or, if such security is provided on a third party basis, all liabilities of the Obligors under the Finance Documents, in each case in accordance with, and subject to, the requirements of these Agreed Security Principles in each relevant jurisdiction.

3.	GOVERNING LAW AND SCOPE OF SECURITY
(a)

The guarantees and security to be provided in respect of the Facilities in accordance with the Agreed Security Principles are only to be given by (with respect to Security only) Third Party Security Provider and (with respect to security and guarantees) Material Subsidiaries incorporated in a jurisdiction other than an Excluded Jurisdiction and no security or guarantees shall be required to be given by entities which are incorporated in Excluded Jurisdictions or by (or over shares, ownership interests or investments in) any joint venture or similar arrangement, any minority interest or any member of the Group that is not wholly owned by another member of the Group (in each case unless the Company (in its sole discretion) has elected that such members of the Group have become Guarantors).

(b)	The parties agree that the overriding intention, subject to paragraph (a) above, is for security only to be granted (or reconfirmed) by:
(i)	the Third Party Security Provider in respect of all material structural funding loans referred to in the Structure Memorandum granted by the Third Party Security Provider to the Company (if any);
(ii)	the Third Party Security Provider over the issued share capital of the Company;
(iii)	an Obligor over the issued share capital of another Obligor; and
(iv)	an Obligor over material structural intra-Group funding loans (if any),

(the “Overriding Principle”) and that no other security shall be required to be given by the Parent and/or any other member of the Group or in relation to any other asset unless specifically otherwise requested or agreed to by the Obligors’ Agent (in its absolute discretion).

(c)

All security (other than share security and security over intercompany receivables) will be governed by the law of, and secure only assets located in, the jurisdiction of incorporation of the applicable grantor of the security and no action in relation to security (including any perfection step, further assurance step, filing or registration) will be required in jurisdictions where the grantor of the security is not incorporated. Share security over any subsidiary will be governed by the law of the place of incorporation of that subsidiary. Any security over a structural intercompany loan between the Third Party Security Provider and the Company, in respect of the on-lend of equity contributions will be governed by the governing law of such structural intra-group loan document or English law.

(d)

In the event of any Obligors incorporated in jurisdictions in which “all assets” security is customary, the Borrower and the Agent shall discuss in good faith and acting reasonably agree whether any such “all assets” security may be necessary to reflect the market practice for senior secured lending in such Obligors’ jurisdictions, in any case subject to the other Agreed Security Principles set out in this Schedule.

4.	TERMS OF SECURITY DOCUMENTS

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The following principles will be reflected in the terms of any security taken in connection with the Facilities:

(a)	security will not be enforceable or crystallise until the occurrence of a Declared Default which is continuing;
(b)	the beneficiaries of the security or any Agent will only be able to exercise a power of attorney following the occurrence of a Declared Default which is continuing;
(c)	the security documents should only operate to create security rather than to impose new commercial obligations or repeat clauses in other Finance Documents; accordingly:
(i)

they should not contain additional representations, undertakings or indemnities (including, without limitation, in respect of insurance, information, maintenance or protection of assets, further assurance or the payment of fees, costs and expenses) unless these are the same as or consistent with those contained in this Agreement and are required for the creation or perfection of security or are given in a “third party” security document, unless already included in this Agreement; and

(ii)

nothing in any security document shall (or be construed to) prohibit any transaction, matter or other step (or a grantor of security taking or entering into the same) or dealing in any manner whatsoever in relation to any asset (including all rights, claims, benefits, proceeds and documentation, and contractual counterparties in relation thereto) the subject of (or expressed to be the subject of) the security agreement if not prohibited by the terms of the other Finance Documents (and accordingly to such extent, the Security Agent shall promptly effect releases, confirmations, consents to deal or similar steps always at the cost of the relevant grantor of the security);

(d)

no security will be granted over parts, stock, moveable plant, equipment or receivables if it would require labelling, segregation or periodic listing or specification of such parts, stock, moveable plant, equipment or receivables;

(e)	perfection will not be required in respect of (i) vehicles and other assets subject to certificates of title or (ii) letter of credit rights and tort claims (or the local law equivalent);
(f)

in no event shall control agreements (or perfection by control or similar arrangements) be required with respect to any assets (including deposit or securities accounts) (unless the Finance Documents expressly provide for any specific account (by reference to its purpose) to be subject to specific restrictions on use);

(g)

security will, where possible and practical, automatically create security over future assets of the same type as those already secured; where local law requires supplemental pledges, lists of assets or notices to be delivered in respect of future acquired assets in order for effective security to be created over that class of asset, such supplemental pledges, lists of assets or notices will be provided only upon request of the Security Agent and at intervals no more frequent than annually (unless required more frequently under local law);

(h)

where an Obligor is free to dispose of an asset forming part of the Collateral pursuant to the terms of the Finance Documents, the Security Agent is under an obligation to release such asset upon request by the Borrower and will be entitled to do so without the consent of any of the Lenders;

(i)

the Security Agent shall, upon request by the Borrower, execute, deliver and otherwise implement any guarantee and/or security release and/or amendment of the security documents necessary or desirable to effect any permitted reorganisation, or any

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transaction permitted or not prohibited by the terms of the Finance Documents (and shall be entitled to do so without the consent of any Lenders);

(j)

each security document must contain a clause which records that if there is a conflict between the security document and this Agreement or the Intercreditor Agreement then (to the fullest extent permitted by law) the provisions of this Agreement or (as applicable) the Intercreditor Agreement will take priority over the provisions of the security document (and that, if requested to do so by (and at the cost of) the Company, the Security Agent will enter into such amendments, waivers or consents as are necessary to remove such conflict); and

(k)	each security document must contain a clause substantially similar to the following:

Notwithstanding anything to the contrary in this Agreement but without prejudice to the creation or perfection of any security interest under this Agreement, the terms of this Agreement shall not operate or be construed so as to prohibit or restrict any transaction, matter or other step (or the [security grantor] taking or entering into the same or dealing in any manner whatsoever in relation to any asset (including all rights, claims, benefits, proceeds and documentation, and contractual counterparties in relation thereto)) no prohibited by the Debt Documents (as defined in the Intercreditor Agreement) (other than this Agreement), and the Security Agent shall promptly enter into such documentation and/or take such other action in relation to this Agreement as is required by the [security grantor] (acting reasonably) in order to facilitate any such transaction, matter or other step, including, but not limited to, by way of executing any confirmation, consent to dealing, release or other similar or equivalent document, or returning any physical collateral

5.	RECEIVABLES

Without prejudice to the Overriding Principle, if an Obligor grants security over any of its receivables it will be free to deal with, amend, waive or terminate those receivables in the course of its business until the occurrence of a Declared Default which is continuing. No notice of security may be prepared or served until the occurrence of a Declared Default which is continuing (other than security over structural intra-group loans). To the extent required to be provided in order for effective security to be created, any list of receivables so provided will not include details of the underlying contracts (but may include non-sensitive generic information to the extent that would allow for the creation of security) and will not be required to be updated after the delivery of the first list by any Material Subsidiary. If required under local law, security over receivables will be registered subject to the general principles set out in these Agreed Security Principles following the occurrence of a Declared Default which is continuing.

6.	SHARES
(a)	Security over shares, stocks or partnership interests will be limited to those over an Obligor or Material Subsidiary which are not incorporated in an Excluded Jurisdiction.
(b)

Until a Declared Default has occurred and is continuing, the legal title of the shares will remain with the relevant grantor of the security (unless transfer of title on granting such security is customary in the applicable jurisdiction) and any grantor of share security will be permitted to retain and to exercise voting rights and powers in relation to any shares and other related rights charged by it and receive, own and retain all assets and proceeds in relation thereto without restriction or condition.

(c)

Where customary and applicable as a matter of law, following a request by the Security Agent, on, or as soon as reasonably practicable following execution (and taking into account any stamping requirements in respect of any stock transfer form (or applicable law equivalent)) of the security or accession document, the applicable share certificate (or other documents evidencing title to the relevant shares) and a stock transfer form

293

executed in blank (or applicable law equivalent) will be provided to the Security Agent upon its request.

(d)	(other than in respect of Italian Obligors whose shares are envisaged to be subject to Transaction Security), no amendments to any constitutional documents will be required.
(e)

No security shall be required to be granted over any shares or ownership interests in any person which are not directly owned by an Obligor other than Parent with respect to the pledge over shares of the Company.

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SCHEDULE 15
Confidentiality Undertaking18

To:[Potential Lender]

Re:The Facilities (together the “Facilities”)

The Company: [●]

Agent: [●] as Agent

Transaction: Acquisition by [●] of shares in [●] (the “Transaction”) Dear Sirs

We understand that you are considering participating in the Facilities in respect of the Transaction. In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1.	Confidentiality Undertaking

You undertake:

(a)

to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph 2 below and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information;

(b)

to keep confidential and not disclose to anyone the fact that the Confidential Information has been made available or that discussions or negotiations are taking place or have taken place between us in connection with the Facilities and/or the Transaction except as provided for by paragraph 2 below;

(c)	to use the Confidential Information only for the Permitted Purpose;
(d)

to use all reasonable endeavours to ensure that any person to whom you pass any Confidential Information (unless disclosed under paragraph 2(b) below) acknowledges and complies with the provisions of this letter as if that person were also a party to it and you undertake to be responsible for any breach of this agreement by such person; and

(e)	not to make enquiries of any member of the Group or any of their officers, directors, employees or professional advisers relating directly or indirectly to the Facilities and/or the Transaction.
2.	Permitted Disclosure

We agree that you may disclose Confidential Information:

(a)

to members of the Participant Group and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any auditors of members of the Participant Group, it being understood that a specific amount of Confidential Information may be disclosed to those persons – before the signing of this Confidential Undertaking - for the purpose of negotiating the terms

[18]	To be executed by way of exchange of correspondence or in front of a foreign notary outside the territory of Italy.

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of this Confidential Undertaking (including but not limited to, amount of the Facilities, name of the borrower and type of facility), unless there is no requirement for a Confidential Undertaking if the recipient is a professional adviser and is subject to a professional obligations to maintain the confidentiality of the Confidential Information; and

(b)

(i) where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body; (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the Participant Group are listed; or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Participant Group that has received Confidential Information under the terms of this letter.

3.	Notification of Required or Unauthorised Disclosure

You agree (to the extent permitted by law and except where disclosure is to be made to any supervisory or regulatory body during the normal course of its supervisory function over you) to inform us and the Company of the full circumstances of any disclosure under paragraph 2(b) above upon or as soon as reasonably practicable after becoming aware that Confidential Information has been disclosed in breach of this letter.

4.	Return of Copies

If we so request in writing, you shall return all Confidential Information supplied to you by us and destroy or permanently erase (to the extent technically practicable) all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases (to the extent technically practicable) such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy or where the Confidential Information has been disclosed under paragraph 2(b) above.

5.	Continuing Obligations

The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in this letter shall cease on the earlier of (a) the date you become a party to the Facilities agreement, and (b) twenty-four (24) Months after you have returned all Confidential Information supplied to you by us and destroyed or permanently erased (to the extent technically practicable) all copies of Confidential Information made by you (other than any such Confidential Information or copies which have been disclosed under paragraph 2 above (other than paragraph 2(a) above) or which, pursuant to paragraph 4 above, are not required to be returned or destroyed).

6.	No Representation; Consequences of Breach, etc.

You acknowledge and agree that:

(a)

neither we nor any member of the Group nor any of our or their respective officers, employees or advisers (each a “Relevant Person”) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or any member of the Group or the assumptions on which it is based, or (ii) shall be under any obligation to update or correct any inaccuracy

296

in the Confidential Information or any other information supplied by us or any member of the Group or be otherwise liable to you or any other person in respect to the Confidential Information or any such information; and

(b)

any of the Relevant Persons may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

7.	No Waiver; Amendments, etc.

Except as set out in paragraph 12, this letter sets out the full extent of your obligations of confidentiality owed to us in relation to the information the subject of this letter and supersedes any prior agreement or understanding (oral or in writing) relating to the information the subject of this letter. No failure or delay in exercising any right, power or privilege under this letter will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges under this letter. The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us.

8.	Inside Information

You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and you undertake not to use any Confidential Information for any unlawful purpose.

9.	Nature of Undertakings

The undertakings given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of the Company and each other member of the Group.

10.	Third party rights
(a)

Subject to this paragraph 10 and to paragraphs 3, 6, 9 and 12, a person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or enjoy the benefit of any term of this letter.

(b)	The Relevant Persons may enjoy the benefit of the terms of paragraphs 3, 6, 9 and 12 subject to and in accordance with this paragraph 10 and the provisions of the Third Parties Act.
(c)	Subject to paragraph (d) below, the parties to this letter do not require the consent of any Relevant Person to rescind or vary this letter at any time.
(d)	The parties to this letter acknowledge and agree that the consent of the Company is required for any material amendment, waiver, variation, restatement or supplement of this letter.
11.	Governing Law and Jurisdiction

This letter (including the agreement constituted by your acknowledgement of its terms) and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of England and the parties submit to the nonexclusive jurisdiction of the courts of England.

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12.	Confidentiality Obligations

The terms of this letter shall apply without prejudice to the terms of any other confidentiality agreement (and, for the avoidance of doubt, shall not supersede any term of such other confidentiality agreement) among any of the parties hereto and any provider of information regarding the Transaction or any party with a business relationship with the Group.

13.	Definitions

In this letter (including the acknowledgement set out below):

“Confidential Information” means any information relating to any member of the Group (or any of their respective assets and investments), the Facilities, the Finance Documents and/or the Transaction including, without limitation, any information memorandum, provided to you by us or any member of the Group (or otherwise in your possession), in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you thereafter, other than from a source which is connected with the Group and which, in either case, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality owed to any member of the Group;

“Group” means the Company and each of its holding companies and subsidiaries and each subsidiary of each of its holding companies (as each such term is defined in the Companies Act 2006);

“Participant Group” means you, each of your holding companies and subsidiaries and each subsidiary of each of your holding companies (as each such term is defined in the Companies Act 2006); and

“Permitted Purpose” means considering and evaluating whether to enter into the Facilities.

Please acknowledge your agreement to the above (and your confirmation that the above is also for the benefit of the Company) by signing and returning the enclosed copy.

Yours faithfully,

For and on behalf of [●]

To: [●]

The Company and each other member of the Group

We acknowledge and agree to the above and confirm by our signature below that the above is also for the benefit of the Company:

For and on behalf of

[Potential Lender]

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SCHEDULE 16

Form of Increase Confirmation19

To:[Agent], [Security Agent] and [●] as Company, for and on behalf of each Obligor

From:[the Increase Lender] (the “Increase Lender”)

Dated:[●]

Dear Sirs,

[●] - Facilities Agreement dated [●] (as amended, the “Facilities Agreement”)

1.

We refer to the Facilities Agreement and to the Intercreditor Agreement (as defined in the Facilities Agreement). This agreement (the “Agreement”) shall take effect as an Increase Confirmation for the purpose of the Facilities Agreement and as a Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to clause 2.4 (Increase) of the Facilities Agreement.
3.

The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the “Relevant Commitment”) as if it was the Original Lender under the Facilities Agreement.

4.	The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the “Increase Date”) is [●].
5.	On the Increase Date, the Increase Lender becomes:
(a)	party to the relevant Finance Documents (other than the Intercreditor Agreement) as a Lender; and
(b)	party to the Intercreditor Agreement as a Senior Lender (as defined in the Intercreditor Agreement).
6.

The Facility Office and address, electronic mail address and attention details for notices to the Increase Lender for the purposes of clause 37.2 (Addresses) of the Facilities Agreement are set out in the Schedule.

7.	The Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in paragraph (g) of clause 2.4 (Increase) of the Facilities Agreement.
8.	[The Increase Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:
(a)	[not a Qualifying Lender;]
(b)	[a Qualifying Lender (other than a Treaty Lender);]
(c)	[a Qualifying Lender (by virtue of being a Treaty Lender)],] and

[19]	To be executed by way of exchange of correspondence or in front of a foreign notary outside the territory of Italy.

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(d)	[a Qualifying Issuing Bank,[ or
(e)	[not a Qualifying Issuing Bank]]*
9.	[The New Lender confirms that its long-term corporate credit rating is [●] according to Moody’s, [●] according to Standard and Poor’s and [●] according to Fitch.] **
10.	[The Increase Lender confirms that it [is]/[is not]*** an Investor.]
11.	[[The Increase Lender confirms that it [is]/[is not]**** a Non-Acceptable L/C Lender.]*****]
12.

[We refer to clause 21.9 (Creditor/Agent Accession Undertaking) of the Intercreditor Agreement. In consideration of the Increase Lender being accepted as a Lender for the purposes of the Intercreditor Agreement (and as defined therein), the Increase Lender confirms that, as from the Increase Date, it intends to be party to the Intercreditor Agreement as a Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.]

13.This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

14.This Agreement has been entered into on the date stated at the beginning of this Agreement.

NOTE: the execution of this Increase Confirmation may not be sufficient for the Increase Lender to obtain the benefit of the Transaction Security and/or the guarantee and indemnity granted by each Obligor pursuant to clause 23 (Guarantee and Indemnity) of the Facilities Agreement in all jurisdictions. It is the responsibility of the Increase Lender to ascertain whether any other documents or other formalities are required in any jurisdiction to obtain the benefit of the Transaction Security and/or to ensure that it will have the benefit of the guarantee and indemnity granted by each Obligor and, if so, to arrange for execution of those documents and completion of those formalities.

*Delete as applicable.

**	Include if New Lender is acquiring Revolving Facility Commitments unless an Event of Default is continuing .

***Delete as applicable.

****Delete as applicable.

****	Include only if the increase involves the assumption of a Revolving Facility Commitment/a participation in a Revolving Facility.

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THE SCHEDULE

Relevant Commitment/rights and obligations to be assumed by the Increase Lender

[insert relevant details]

[Facility office address,, electronic mail address and attention details for notices and account details for payments]

[Increase Lender] By:

This Agreement is accepted as an Increase Confirmation for the purposes of the Facilities Agreement by the Agent [and the Issuing Bank]*, and as a Creditor/Agent Accession Undertaking for the purposes of and as defined in the Intercreditor Agreement by the Security Agent and the Increase Date is confirmed as [●].

AgentIssuing Bank

By:By:]*

Security Agent

By:

NOTE:

* Only if increase in the Total Revolving Facilities Commitments.

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SCHEDULE 17

Form of Notice on entering into Notifiable Debt Purchase Transaction

To:[Agent]

From:[Lender]

Dated:[●]

Dear Sirs,

[●] - Facilities Agreement dated [●] (as amended, the “Facilities Agreement”)

1.

We refer to paragraph (b) of clause 30.2 (Disenfranchisement of Investors) of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this notice unless given a different meaning in this notice.

2.	We have entered into a Notifiable Debt Purchase Transaction.
3.	The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment(s) as set out below.
Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates (Base Currency)
[Facility A Commitment]	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]
[Additional Term Facility]	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Lender]

By:

302

SCHEDULE 18

Form of Notice on Termination of Notifiable Debt Purchase Transaction / Notifiable Debt Purchase Transaction ceasing to be with an Investor

To:[Agent]

From:[The Lender]

Dated:[●]

Dear Sirs,

[●] - Facilities Agreement dated [●] (as amended, the “Facilities Agreement”)

1.

We refer to paragraph (c) of clause 30.2 (Disenfranchisement of Investors) of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this notice unless given a different meaning in this notice.

2.	A Notifiable Debt Purchase Transaction which we entered into and which we notified you of in a notice dated [●] has [terminated]/[ceased to be with an Investor] [20].
3.	The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment(s) as set out below:
(a)	Facility A Commitment [insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies];
(b)	Additional Term Facility Commitment [insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies].

[Lender]

By:

20Delete as applicable.

303

SCHEDULE 19

Form of Additional Facility Notice for Additional Facility21

From:[●] as Obligors’ Agent

To:[●] as Agent and [●] as Security Agent

Dated:

Dear Sirs

[●] - Facilities Agreement dated [●] (as amended, the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This is an Additional Facility Notice in relation to an Additional Facility.
2.	We wish to establish an Additional Facility on the following terms:
(a)	Borrower(s): [●]
(b)	Amount: [●]
(c)	Lender(s): [●]
(d)	Lender Commitment(s): [●]
(e)	Currency/Currencies: [●]
(f)	Purpose: [●]
(g)	Repayment Dates: [●]
(h)	Availability Period: [●]
(i)	Termination Date: [●]
(j)	Interest Rate/Margin: [●]
(k)	Additional Facility Commencement Date: [●]
(l)

[Details of Additional Facility as required by paragraph (b) of clause 2.5 (Additional Facilities) together with any other information, requests or directions included at the option of the Obligors’ Agent.]

3.

By signing this Additional Facility Notice each Additional Facility Lender in respect of the abovementioned Additional Facility agrees to make available its Commitment in that Additional Facility in the aggregate amount set out above.

4.	This Additional Facility Notice and any non-contractual obligations arising out of or in connection with it are governed by English law.

[21]	To be executed by way of exchange of correspondence or in front of a foreign notary outside the territory of Italy.

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5.

Terms which are used in this Additional Facility Notice which are not defined in this Additional Facility Notice but are defined in the Facilities Agreement shall have the meaning given to those terms in the Facilities Agreement.

6.

This Additional Facility Notice has been entered into on the date stated above and is executed as a deed by each person to become an Additional Facility Lender in respect of the abovementioned Additional Facility.

7.	It is intended that this Additional Facility Notice takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.

EXECUTED AS A DEED

[Additional Facility Lender]

acting by……………………………

……………………………

For and on behalf of [Obligors’ Agent]

This Additional Facility Notice is accepted for all purposes under the Finance Documents.

Acknowledged by the Agent

[Agent]

By:

Acknowledged by the Senior Security Agent

[Senior Security Agent]

By:

305

SCHEDULE 20

Form of Permitted Alternative Debt Notice for Permitted Alternative Debt

From:[●] as Obligors’ Agent

To:[●] as Agent and Security Agent

Dated:

Dear Sirs

[●] - Facilities Agreement dated [●] (as amended, the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This is an Permitted Alternative Debt Notice in relation to a Permitted Alternative Debt.

2.We have [borrowed]/[issued]/[incurred] Permitted Alternative Debt on the following terms:

Borrower(s):	[●]
Guarantor(s):	[●]
Aggregate amount of the commitments of the Permitted Alternative Debt:	[●]
Base Currency:	[●]
Other available/optional currencies (if any, as applicable):	[●]
Permitted Alternative Debt Commencement Date:	[●]
Availability period:	[●]
Maturity date:	[●]
Amortisation schedule (if any):	[●]
Mandatory prepayment provisions (if any):	[●]
Summary of security:	[●]
Will the Intercreditor Agreement apply?	Yes / No22
[Intercreditor Class for the Permitted Alternative Debt:	[●]][23]

[22]	If not, provide details of the relevant Finance Documents under which the Permitted Alternative will be documented under.

23If the Intercreditor Agreement applies, state Intercreditor Class for the Permitted Alternative Debt.

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Other:	[●]][24]

Yours faithfully

                                                             ]

For and on behalf of [Obligors’ Agent]

By:

[24]	Include any other applicable information requests or directions applicable to the Permitted Alternative Debt or are required by the Facilities Agreement / other information requirements.

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SCHEDULE 21

Form of Lender Accession Agreement25

To:[Agent]

From:[Obligors’ Agent] and [proposed acceding Lender] (the “Acceding Lender”)

Dated:[●]

Dear Sirs,

[●] - Facilities Agreement dated [●] (as amended, the “Facilities Agreement”)

1.

We refer to the Facilities Agreement. This is a Lender Accession Agreement. Terms defined in the Facilities Agreement have the same meaning in this Lender Accession Agreement unless given a different meaning in this Lender Accession Agreement.

2.

The Acceding Lender hereby agrees with each other Finance Party that (a) with effect on and from the date on which this Lender Accession Agreement has been countersigned by the Agent, the Acceding Lender will become a party to the Facilities Agreement as a Lender and will accordingly become a Finance Party for the purposes of the Facilities Agreement, and that (b) this Lender Accession Agreement shall also take effect as a Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement (as defined in the Intercreditor Agreement).

3.	The Facility Office and other notice details of the Acceding Lender for the purposes of the Facilities Agreement are as follows:

Address:[●]

Attention:[●]

Tel.:[●]

Email:[●]

4.	The Acceding Lender’s Commitment in respect of the relevant Additional Facility is [●].
5.

By signing this Lender Accession Agreement, the New Lender appoints the Agent to act as its agent, attorney-in-fact and mandatario con rappresentanza pursuant to clause 31.1 (Appointment of the Agent) of the Facilities Agreement.

6.	The Acceding Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of clause 29.5 (Limitation of responsibility of Existing Lenders).
7.	The Acceding Lender confirms that it is:
(a)	[not a Qualifying Lender]
(b)	[a Qualifying Lender (other than a Treaty Lender)]
(c)	[a Qualifying Lender (by virtue of being a Treaty Lender),] and

[25]	To be executed by way of exchange of correspondence or in front of a foreign notary outside the territory of Italy.

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(d)	[a Qualifying Issuing Bank,[ or
(e)	[not a Qualifying Issuing Bank]] [26]
8.	The Acceding Lender confirms that it [is]/[is not][27]. an Investor.
9.

The Acceding Lender confirms that it is not (a) a Defaulting Lender or a person that is an Affiliate or acting on behalf of a Defaulting Lender or (b) an Industry Competitor of any member of the Group.

10.

We refer to clause 21.9 (Creditor/Agent Accession Undertaking) of the Intercreditor Agreement. In consideration of the Acceding Lender being accepted as a Lender for the purposes of the Intercreditor Agreement (and as defined therein), the Acceding Lender confirms that it intends to be party to the Intercreditor Agreement as a Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

11.	This Lender Accession Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.
12.	This Lender Accession Agreement has been entered into on the date stated at the beginning of this Agreement.

NOTE: the execution of this Lender Accession Agreement may not be sufficient for the Acceding Lender to obtain the benefit of the Transaction Security and/or the guarantee and indemnity granted by each Obligor pursuant to clause 23 (Guarantee and Indemnity) of the Facilities Agreement in all jurisdictions. It is the responsibility of the Acceding Lender to ascertain whether any other documents or other formalities are required in any jurisdiction to obtain the benefit of the Transaction Security and/or to ensure that it will have the benefit of the guarantee and indemnity granted by each Obligor and, if so, to arrange for execution of those documents and completion of those formalities.

[The Company] [Acceding Lender]

By:         By:

This letter is accepted as a Lender Accession Agreement for the purposes of the Facilities Agreement and a Creditor/Agent Accession Undertaking for the purposes of and as defined in the Intercreditor Agreement by the Agent.

[Agent]

By:

Dated:

26Delete as applicable,

27Delete as applicable,

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SCHEDULE 22

Self-Declaration Form

Withholding Tax Exemption Self-Declaration Form for Non-Resident Banks or other entities pursuant to Article 26 (5-bis) of Presidential Decree no. 600 of 29 September 1973.

Autocertificazione per la non applicazione della ritenuta nei confronti degli enti creditizi e altri soggetti non residenti ai sensi dell’articolo 26, comma 5-bis, del D.P.R. 29 settembre 1973, n. 600.

BANK’S ENTITY’S INFORMATION / INFORMAZIONI SULL’ENTE CREDITIZIO/ALTRO ENTE EROGANTE (the “Lender”)
COMPANY NAME/ RAGIONE SOCIALE
Tax identification number in the foreign country / Codice identificativo fiscale nello Stato estero
Authorization number, if applicable / Numero dell’autorizzazione all’esercizio dell’attività, se applicabile	Foreign authority that released the authorization, if applicable / Autorità estera che ha rilasciato l’autorizzazione all’esercizio dell’attività, se applicabile
Address of the registered office (or of the branch)/ Indirizzo della sede legale (o della filiale)	ZIP Code / CAP
City/ Città	Country / Stato
LEGAL REPRESENTATIVE / RAPPRESENTANTE LEGALE
First name and surname / Nome e cognome
Date of birth /Data di nascita	City of birth/ Città di nascita	Country of birth/ Stato di nascita
Legal Representative tax code in the foreign country / Codice fiscale del Rappresentante Legale nello Stato estero
Foreign address / Indirizzo estero	ZIP Code / CAP
City / Città	Country / Stato
BORROWER’S INFORMATION AND LOAN MATURITY DATE / INFORMAZIONI SUL SOGGETTO FINANZIATO E SCADENZA DEL FINANZIAMENTO
Borrower’s name / Ragione sociale del soggetto finanziato
Address of the borrower’s registered office (or permanent establishment) in Italy / Indirizzo della sede legale (o della stabile organizzazione) in Italia del soggetto finanziato
The loan was granted on and its maturity date is on . Il finanziamento è stato concesso in data e la sua scadenza sarà in data

310

DECLARATION OF THE LEGAL REPRESENTATIVE / DICHIARAZIONE DEL RAPPRESENTANTE LEGALE

The undersigned…………………………

Il sottoscritto………………………………

DECLARES:

DICHIARA:

(Please check one of the following three boxes, if applicable) (Si prega di contrassegnare uno dei seguenti riquadri, se applicabili).

□ The Lender is a bank established in a EU Member State / Il soggetto finanziatore è una banca stabilita in uno Stato Membro dell’Unione Europea, or/o

□ The Lender is an insurance company incorporated in, and authorised according to the law of a EU Member State / Il soggetto finanziatore è un’impresa di assicurazione costituita e autorizzata ai sensi della normativa di uno Stato Membro dell’unione Europea; or/o

□ The Lender is: (i) a foreign institutional investor in the meaning of article 6, paragraph 1, lett. b), of the Italian Legislative Decree No. 239/1996, incorporated in a country allowing an adequate exchange of information with Italy which is included in the Italian Ministerial decree 4 September 1996 (as amended from time to time), and (ii) subject to regulatory supervision in its State of establishment / Il soggetto finanziatore è: (i) un investitore istituzionale estero secondo quanto stabilito dall’art. 6, comma 1, lett. b), del D.Lgs. n. 239/1996, costituito in uno Stato che consente un adeguato scambio di informazioni con l’Italia, incluso nel Decreto Ministeriale 4 settembre 1996 (come emendato e integrato), e (ii) soggetto a forme di vigilanza nel paese estero in cui è istituito.

That the Lender satisfies any conditions required by Article 26 paragraph 5-bis, of the Presidential Decree No. 600/1973. Il soggetto finanziatore integra i requisiti richiesti dall’articolo 26, comma 5-bis del D.P.R. 29 settembre 1973, n. 600.

That the Lender is the beneficial owner, as defined by OECD Model Tax Convention on Income and Capital and the international praxis of the interest and other proceeds / che il soggetto finanziatore è il beneficiario effettivo degli interessi e altri proventi, così come definito dal modello OCSE di convenzione fiscale sui redditi e sul patrimonio e dalla prassi internazionale. [NOTE: Not applicable to tax transparent institutional investors]

That the Lender does not have a permanent establishment or a fixed base in Italy to which the income effectively connects. Il soggetto finanziatore non ha in Italia una stabile organizzazione o una base fissa cui il reddito si connette effettivamente.

The Lender declares that all the information contained herein is correct, accurate, and complete and undertakes to communicate promptly if any of the requirements described above is no longer met, as well as any variation in the date and information provided that may prevent the application of the withholding tax exemption under Article 26 (5-bis) of Presidential Decree no. 600 of 29 September 1973.

Il soggetto finanziatore dichiara che tutte le informazioni contenute nella presente autocertificazione sono corrette, accurate e complete e si impegna a comunicare prontamente l’eventuale venir meno di uno o più dei requisiti innanzi forniti, nonché le eventuali variazioni dei

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dati e delle informazioni fornite che ostino all’applicazione dell’esenzione da ritenuta di cui all’articolo 26, comma 5-bis, del D.P.R. 29 settembre 1973, n. 600.
Signed / Firmato	Date/ Data

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SCHEDULE 23

Reference Rate Terms

Part 1

Part 1A
Euro - EURIBOR

CURRENCY:	Euro (for the purposes of this Part 1A, a Rate Switch Currency).
Compounded Reference Rate as a fallback
Compounded Reference Rate will apply as a fallback.
Definitions
Alternative Term Rate:	None specified.
Alternative Term Rate Adjustment:	None specified.
Break Costs:	The amount (if any) by which:

(a)
the interest (excluding the Margin and the effect of any interest rate floor) which a Lender should have received for the period from the date of receipt of all or any part of its participation in the relevant Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)
the amount (if positive) which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

Business Day Conventions (definition of “Month” and Clause 15.2 (Non-Business Days)):	(a) If any period is expressed to accrue by reference to a Month or any number of Months then, in respect of the last Month of that period:

(i)
subject to paragraph (iii) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(ii) if there is no numerically corresponding day in the calendar month in which that period

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is to end, that period shall end on the last Business Day in that calendar month; and
(iii) if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

(b)
If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

Central Bank Rate:	None specified.
Central Bank Rate Adjustment:	None specified.
Central Bank Rate Spread:	None specified.
Credit Adjustment Spread:	None specified.
Daily Rate:

The euro short-term rate (€STR) administered by the European Central Bank (or any other person which takes over the administration of that rate) published by the European Central Bank (or any other person which takes over publication of that rate).

Fallback Interest Period:	One Month.
Market Disruption Rate:	The Term Reference Rate.
Primary Term Rate:

The euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed on page EURIBOR01 of the Bloomberg screen (or any replacement Bloomberg page which displays that rate).

Quotation Day:

Two Reference Rate Business Days before the first day of the relevant Interest Period (unless market practice differs in the Relevant Market, in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Market (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days)).

Quotation Time:	Quotation Day 11:00 a.m. (Brussels time).
Rate Switch Date:	None specified.
Reference Rate Business Day:	A TARGET Day.
Relevant Market:	The European interbank market.

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Reporting Day:	The Quotation Day.
Published Rate Contingency Period:	10 days.
Interest Periods
Periods capable of selection as Interest Periods (paragraph (b) of Clause 15.1 (Selection of Interest Periods and Terms)):	One, three or six Months.

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Part 1B
Euro - €STR

CURRENCY:	Euro (for the purposes of this Part 1B, a Compounded Rate Currency).
Cost of funds as a fallback
Cost of funds will apply as a fallback.
Definitions
Break Costs:	Not applicable.
Business Day Conventions (definition of “Month” and Clause 15.2 (Non-Business Days)):	(a) If any period is expressed to accrue by reference to a Month or any number of Months then, in respect of the last Month of that period:

(i)
subject to paragraph (iii) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(ii) if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and
(iii) if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

(b)
If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

Central Bank Rate:

The fixed rate for the main refinancing operations of the European Central Bank, or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank, each as published by the European Central Bank from time to time.

Central Bank Rate Adjustment:

In relation to the Central Bank Rate prevailing at close of business on any Reference Rate Business Day, the mean (calculated by the Agent (or by any other Finance Party which agrees with the Company to do so in place of the Agent)) of the Central Bank Rate Spreads for the five most

316

immediately preceding Reference Rate Business Days for which the RFR was available, excluding the highest Central Bank Rate Spread (and, if there is more than one highest Central Bank Rate Spread, only one of those highest Central Bank Rate Spreads) and lowest Central Bank Rate Spread (or, if there is more than one lowest Central Bank Rate Spread, only one of those lowest Central Bank Rate Spreads).

Central Bank Rate Spread:

In relation to any Reference Rate Business Day, the difference (expressed as a percentage rate per annum) calculated by the Agent (or by any other Finance Party which agrees with the Company to do so in place of the Agent) of:

(a) the RFR for that Reference Rate Business Day; and
(b) the Central Bank Rate prevailing at close of business on that Reference Rate Business Day.
Credit Adjustment Spread:

means a spread or adjustment determined by the Agent (upon instruction of the Majority Lenders) as at the date of the applicable Screen Rate Replacement Event Date in accordance with the recommendations of the working group on euro risk free rates, as described in paragraph 4.3 of that working group’s publication on ‘EURIBOR fallback trigger events and €STR based EURIBOR fallback rates’ dated 11 May 2021 (as such recommendations for a credit spread adjustment may be clarified, revised or replaced by that working group from time to time).

Daily Rate:	The “Daily Rate” for any Reference Rate Business Day is:
(a) the RFR for that Reference Rate Business Day; or
(b) if the RFR is not available for that Reference Rate Business Day, the percentage rate per annum which is the aggregate of:
(i) the Central Bank Rate for that Reference Rate Business Day; and
(ii) the applicable Central Bank Rate Adjustment; or
(c) if paragraph (b) above applies but the Central Bank Rate for that Reference Rate Business Day is not available, the percentage rate per annum which is the aggregate of:
(i) the most recent Central Bank Rate for a day which is no more than five Reference Rate Business Days before that Reference Rate Business Day; and

317

(ii) the applicable Central Bank Rate Adjustment,
rounded, in either case, to four decimal places.
Fallback Interest Period:	One Month.
Lookback Period:

Five Reference Rate Business Days or such shorter period (such shorter period not being shorter than two Reference Rate Business Days) as may be specified by the Company as being necessary or desirable to implement an any interest rate or cross-currency hedging arrangements and agreed by the Agent.

Market Disruption Rate:	None specified.
Reference Rate Business Day:	A Reference Rate Business Day.
Relevant Market:	The euro wholesale market.
Reporting Day:	The day which is the Lookback Period prior to the last day of the Interest Period or, if that day is not a Business Day, the immediately following Business Day.
RFR:

The euro short-term rate (€STR) administered by the European Central Bank (or any other person which takes over the administration of that rate) published by the European Central Bank (or any other person which takes over publication of that rate).

Reference Rate Business Day:	A day (other than a Saturday or a Sunday) which is a TARGET Day.
Interest Periods
Periods capable of selection as Interest Periods (paragraph (b) of Clause 15.1 (Selection of Interest Periods and Terms)):	Any period of days, weeks or Months specified by the Borrower (or the Company on its behalf) that is shorter than or equal to six Months.
Reporting Times
Deadline for Lenders to report market disruption in accordance with Clause 16.4 (Cost of Funds):	Close of business in London on the Reporting Day for the relevant Loan.
Deadline for Lenders to report their cost of funds in accordance with Clause 16.4 (Cost of Funds):

Close of business on the date falling two Business Days after the Reporting Day for the relevant Loan (or, if earlier, on the date falling two Business Days before the date on which interest is due to be paid in respect of the Interest Period for that Loan).

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Part 2
USD

CURRENCY:	US dollars (a Term Rate Currency).
Compounded Reference Rate as a fallback
Compounded Reference Rate will apply as a fallback.
Definitions
Alternative Term Rate:	None specified.
Alternative Term Rate Adjustment:	None specified.
Break Costs:	The amount (if any) by which:

(a)
the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in the relevant Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)
the amount (if positive) which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

Business Day Conventions (definition of “Month” and Clause 15.2 (Non-Business Days)):	(a) If any period is expressed to accrue by reference to a Month or any number of Months then, in respect of the last Month of that period:

(i)
subject to paragraph (iii) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(ii) if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and
(iii) if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business

319

Day in the calendar month in which that Interest Period is to end.

(b)
If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

Central Bank Rate:

The short-term interest rate target set by the US Federal Open Market Committee as published by the Federal Reserve Bank of New York from time to time or, if that target is not a single figure, the arithmetic mean of (a) the upper bound of the short-term interest rate target range set by the US Federal Open Market Committee and published by the Federal Reserve Bank of New York, and (b) the lower bound of that target range.

Central Bank Rate Adjustment:

In relation to the applicable Central Bank Rate prevailing at close of business on any US Government Securities Business Day, the 20% trimmed arithmetic mean (calculated by the Agent (or by any other Finance Party which agrees with the Obligors’ Agent to do so in place of the Agent)) of the Central Bank Rate Spreads for the five most immediately preceding US Government Securities Business days for which Term SOFR for a period equal in length to the applicable Interest Period is available.

Central Bank Rate Spread:

In relation to any US Government Securities Business Day, the difference (expressed as a percentage rate per annum) calculated by the Agent of (a) Term SOFR for a period equal in length to the applicable Interest Period for that US Government Securities Business Day; and (b) the applicable Central Bank Rate prevailing at close of business on that US Government Securities Business Day.

Credit Adjustment Spread:	None specified.
Daily Rate:	SOFR (as defined below).
Fallback Interest Period:	One Month.
Market Disruption Rate:	None specified.
Primary Term Rate:

The term SOFR reference rate administered by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period published (before any correction, recalculation or republication by the administrator) by CME Group Benchmark Administration Limited (or any other person which takes over the publication of that rate) (“Term SOFR”).

For the purposes of this section, “SOFR” means the secured overnight financing rate administered by the Federal Reserve

320

Bank of New York (or any other person which takes over the administration of that rate) published by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).

Quotation Day:

Two Reference Rate Business Days before the first day of that period (unless market practice differs in the Relevant Market, in which case the Quotation Day will be determined by the Agent in accordance with that market practice in the Relevant Market (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days)).

Quotation Time:	Quotation Day 11:00 a.m. (London time).
Reference Rate Business Day:	Any day other than:
(a) a Saturday or a Sunday; or

(b)
a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US government securities.

Relevant Market:	The market for overnight cash borrowing collateralised by US Government securities.
Interest Periods
Periods capable of selection as Interest Periods (paragraph (b) of Clause 15.1 (Selection of Interest Periods and Terms)):	One, three or six Months or any other tenor for which Term SOFR is quoted.
Reporting Times
Deadline for Lenders to report market disruption in accordance with Clause 16.4 (Cost of funds):	Not applicable.
Deadline for Lenders to report their cost of funds in accordance with Clause 16.4 (Cost of funds):	Not applicable.

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SCHEDULE 24

Cumulative Compounded Rate

The “Cumulative Compounded Rate” for any Interest Period for a Compounded Rate Loan is the percentage rate per annum (rounded to the same number of decimal places as is specified in the definition of “Annualised Cumulative Compounded Daily Rate” in Schedule 25 (Daily Non-Cumulative Compounded Rate)) calculated as set out below:

where:

“d0” means the number of Reference Rate Business Days during the Interest Period;

“i” means a series of whole numbers from one to d0, each representing the relevant Reference Rate Business Day in chronological order during the Interest Period;

“DailyRatei-LP” means for any Reference Rate Business Day “i” during the Interest Period, the Daily Rate for the Reference Rate Business Day which is the applicable Lookback Period prior to that Reference Rate Business Day “i”;

“ni” means, for any Reference Rate Business Day “i”, the number of calendar days from, and including, that Reference Rate Business Day “i” up to, but excluding, the following Reference Rate Business Day;

“dcc” means 360 or, in any case where market practice in the Relevant Market is to use a different number for quoting the number of days in a year, that number; and

“d” means the number of calendar days during that Interest Period.

322

SCHEDULE 25

Daily Non-Cumulative Compounded Rate

The “Daily Non-Cumulative Compounded Rate” for any Reference Rate Business Day “i” during an Interest Period for a Compounded Rate Loan is the percentage rate per annum (without rounding, to the extent reasonably practicable for the Finance Party performing the calculation, taking into account the capabilities of any software used for that purpose and except as otherwise provided below) calculated as set out below:

where:

“UCCDRi” means the Unannualised Cumulative Compounded Daily Rate for that Reference Rate Business Day “i”;

“UCCDRi-1” means, in relation to that Reference Rate Business Day “i”, the Unannualised Cumulative Compounded Daily Rate for the immediately preceding Reference Rate Business Day (if any) during that Interest Period;

“dcc” means 360 or, in any case where market practice in the Relevant Market is to use a different number for quoting the number of days in a year, that number;

“ni” means the number of calendar days from, and including, that Reference Rate Business Day “i” up to, but excluding, the following Reference Rate Business Day; and

the “Unannualised Cumulative Compounded Daily Rate” for any Reference Rate Business Day (the “Cumulated Reference Rate Business Day”) during that Interest Period is the result of the below calculation (without rounding, to the extent reasonably practicable for the Finance Party performing the calculation, taking into account the capabilities of any software used for that purpose):

where:

“ACCDR” means the Annualised Cumulative Compounded Daily Rate for that Cumulated Reference Rate Business Day;

“tni” means the number of calendar days from, and including, the first day of the Cumulation Period to, but excluding, the Reference Rate Business Day which immediately follows the last day of the Cumulation Period;

“Cumulation Period” means the period from, and including, the first Reference Rate Business Day of that Interest Period to, and including, that Cumulated Reference Rate Business Day;

“dcc” has the meaning given to that term above; and

the “Annualised Cumulative Compounded Daily Rate” for that Cumulated Reference Rate Business Day is the percentage rate per annum (rounded to four decimal places, or other rounding precision at such time that the Agent is able to facilitate, acting reasonably) calculated as set out below:

323

where:

“d0” means the number of Reference Rate Business Days in the Cumulation Period; “Cumulation Period” has the meaning given to that term above;

“i” means a series of whole numbers from one to d0, each representing the relevant Reference Rate Business Day in chronological order in the Cumulation Period;

“DailyRatei-LP” means, for any Reference Rate Business Day “i” in the Cumulation Period, the Daily Rate for the Reference Rate Business Day which is the applicable Lookback Period prior to that Reference Rate Business Day “i”;

“ni” means, for any Reference Rate Business Day “i” in the Cumulation Period, the number of calendar days from, and including, that Reference Rate Business Day “i” up to, but excluding, the following Reference Rate Business Day;

“dcc” has the meaning given to that term above; and

“tni” has the meaning given to that term above.

324

* * *

If you agree that the foregoing proposal represents an accurate and fair reproduction of our understandings, please reproduce a copy of this proposal in a separate letter and return to us such copy signed by your authorized representatives as evidence of your acceptance.

Yours sincerely,

BENDING SPOONS OPERATIONS S.P.A.
as Company

By:	/s/ Francesco Patarnello

Name:	Francesco Patarnello

Title:	Legal representative

Notice Details:

Address:	Via Nino Bonnet 10 20154 - Milan, Italy

Email:	bspoperations@legalmail.it

Attention Accounting, Finance and Legal team

[Signature page to the Project Warhol – Senior Facilities Agreement]

BENDING SPOONS OPERATIONS S.P.A.
as Original Borrower

By:	/s/ Francesco Patarnello

Name:	Francesco Patarnello

Title:	Legal representative

Notice Details:

Address:	Via Nino Bonnet 10 20154 - Milan, Italy

Email:	bspoperations@legalmail.it

Attention: Accounting, Finance and Legal team

[Signature page to the Project Warhol – Senior Facilities Agreement]

To:

Bending Spoons Operations S.p.A.

Via Nino Bonnet 10

20154 Milan, Italy

30 July 2024

Project Warhol – Senior Facilities Agreement

Dear Sirs,

we acknowledge receipt of your letter dated as of today’s date, the content of which we reproduce in full below in full acceptance.

* * *

[Remainder of the page intentionally left blank]

“To:

Intesa Sanpaolo S.p.A.

Largo Mattioli 3

20121 Milan, Italy

BNP Paribas, Italian Branch

Piazza Lina Bo Bardi 3

20124 Milan, Italy

Banco BPM S.p.A.

Piazza F. Meda 4

20121 Milan, Italy

Intesa Sanpaolo S.p.A.

Largo Mattioli 3

20121 Milan, Italy

Banca Nazionale del Lavoro S.p.A.

Via Altiero Spinelli 30

00157 Rome, Italy

30 July 2024

Project Warhol – Senior Facilities Agreement

Dear Sirs,

Following our recent negotiations, we hereby propose and offer to you to enter into the following senior facilities agreement.

* * *

[Remainder of the page intentionally left blank]

30 July 2024

BENDING SPOONS OPERATIONS S.P.A.
as the Company

arranged by

BANCO BPM S.P.A., BNP PARIBAS ITALIAN BRANCH and
INTESA SANPAOLO S.P.A.
as Arrangers

with

INTESA SANPAOLO S.P.A.
as Agent

and

INTESA SANPAOLO S.P.A.
as Security Agent

_______________________________________________________________________________

SENIOR FACILITIES AGREEMENT

_______________________________________________________________________________

Corso Matteotti 22

20121 Milan
Italy

Tel: +39.02.3046.2000

www.lw.com

35.	PAYMENT MECHANICS	228
36.	SET-OFF	232
37.	NOTICES	232
38.	CALCULATIONS AND CERTIFICATES	235
39.	PARTIAL INVALIDITY	236
40.	REMEDIES AND WAIVERS	236
41.	CONFIDENTIALITY	236
42.	CONFIDENTIALITY OF FUNDING RATES AND REFERENCE BANK QUOTATIONS	240
43.	DISCLOSURE OF LENDER DETAILS BY AGENT	242
44.	AMENDMENTS AND WAIVERS	243
45.	ENTIRE AGREEMENT	254
46.	GOVERNING LAW	254
47.	ENFORCEMENT	254
48.	TRANSPARENCY PROVISIONS	255
49.	CONTRACTUAL RECOGNITION OF BAIL-IN	255
SCHEDULE 1 THE ORIGINAL LENDERS		258
SCHEDULE 2 CONDITIONS PRECEDENT TO FIRST UTILISATION		259
SCHEDULE 3 CONDITIONS PRECEDENT REQUIRED TO BE DELIVERED BY AN ADDITIONAL OBLIGOR		262
SCHEDULE 4 UTILISATION REQUEST - LOANS		264
SCHEDULE 5 UTILISATION REQUEST - LETTER OF CREDITS		265
SCHEDULE 6 SELECTION NOTICE		267
SCHEDULE 7 FORM OF TRANSFER CERTIFICATE		268
SCHEDULE 8 FORM OF ASSIGNMENT AGREEMENT		272
SCHEDULE 9 FORM OF ACCESSION DEED		276
SCHEDULE 10 FORM OF RESIGNATION LETTER		279
SCHEDULE 11 FORM OF COMPLIANCE CERTIFICATE		281
SCHEDULE 12 TIMETABLE		282
SCHEDULE 13 FORM OF LETTER OF CREDIT		284
SCHEDULE 14 AGREED SECURITY PRINCIPLES		287
SCHEDULE 15 CONFIDENTIALITY UNDERTAKING		295
SCHEDULE 16 FORM OF INCREASE CONFIRMATION		299
SCHEDULE 17 FORM OF NOTICE ON ENTERING INTO NOTIFIABLE DEBT PURCHASE TRANSACTION		302
SCHEDULE 18 FORM OF NOTICE ON TERMINATION OF NOTIFIABLE DEBT PURCHASE TRANSACTION / NOTIFIABLE DEBT PURCHASE TRANSACTION CEASING TO BE WITH AN INVESTOR		303

THIS AGREEMENT is dated 30 July 2024 and made between:

(1)

BENDING SPOONS OPERATIONS S.P.A., a joint stock company (società per azioni) incorporated under the laws of the Republic of Italy, having its registered office at Via Nino Bonnet 10, 20154, Milan, Italy registered with the Companies’ Register of Milan-Monza-Brianza-Lodi with registered number 13368510965 (the “Company” and the “Original Borrower”);

(2)	BANCO BPM S.P.A., BNP PARIBAS ITALIAN BRANCH and INTESA SANPAOLO S.P.A. as mandated lead arrangers (the “Arrangers”);
(3)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (The Original Lenders) as lenders (the “Original Lenders”);
(4)	INTESA SANPAOLO S.P.A., as facility agent for the Lenders (the “Agent”); and
(5)	INTESA SANPAOLO S.P.A., as security agent and mandatario con rappresentanza for the Secured Parties (the “Security Agent”).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION
1.1	Definitions

In this Agreement:

“Acceptable Bank” means:

(a)	any Arranger or any Affiliate of an Arranger;
(b)	a bank or financial institution or any of its Affiliate which became a Lender;
(c)

a bank or financial institution which has a rating for its long-term unsecured and non-credit enhanced debt obligations of BBB- or higher by Standard & Poor’s or BBB- or higher by Fitch or Baa3 or higher by Moody’s or a comparable rating from an internationally recognised credit rating agency, or any bank or financial institution which (having previously satisfied such requirement) ceases to satisfy the foregoing ratings requirement for a period of not more than three (3) Months;

(d)

any bank or financial institution which is listed in the Approved List or which otherwise provides banking services to the Group (including the Target Group) and is notified in writing to the Agent on or before the Closing Date; or

(e)

any other bank or financial institution approved by the Agent (acting reasonably) or providing banking services to a business or entity acquired by a member of the Group provided that, if the financial institution providing such services is not permitted by other paragraph of this definition, such services are terminated and/or moved to a bank or financial institution falling under another limb of this definition within six (6) Months of completion of the relevant acquisition.

“Acceptable Funding Sources” means:

(a)	any New Shareholder Injections;
(b)	any Retained Cash;
(c)	any Permitted Financial Indebtedness; and

(d)

Cash and Cash Equivalent Investments held by members of the Group provided that such Cash and Cash Equivalent Investments would otherwise have been able to be used at that time to make a Permitted Payment to the Investors but which has not actually been paid, to the extent Not Otherwise Applied.

“Accession Deed” means a document substantially in the form set out in Schedule 9 (Form of Accession Deed) or any other form agreed between the Agent and the Company (each acting reasonably).

“Accounting Reference Date” means 31 December.

“Acquisition” means the acquisition by the Company, directly or indirectly, of the Target Shares pursuant to the Acquisition Documents.

“Acquisition Agreement” means the share purchase agreement dated 26 July 2024 between, among others, the Company and the Sellers (as defined therein) in relation to the acquisition of the Target Shares.

“Acquisition Costs” means all fees, costs and expenses, stamp, registration and other Taxes incurred or required to be paid by any member of the Group in connection with the Acquisition Documents and the Finance Documents and, where applicable, any Permitted Acquisition (including the Acquisition) or any Permitted Transaction and other related documents or the Transaction Documents or the refinancing of any indebtedness in the Group or the Target Group which is outstanding on the Closing Date or of any other entity which is the subject of a Permitted Acquisition.

“Acquisition Documents” means the Acquisition Agreement and any other document designated in writing as an “Acquisition Document” by the Company and the Agent.

“Additional Borrower” means a person which becomes an Additional Borrower in accordance with Clause 31 (Changes to the Obligors).

“Additional Facility” means any Additional Term Facility or any Additional Revolving Facility.

“Additional Facility Borrower” means the Company or any other member of the Group which is specified as borrower under an Additional Facility in the applicable Additional Facility Notice and which (a) is already a Borrower under this Agreement or (b) is not an existing Borrower as at the date of delivery of the relevant Additional Facility Notice but accedes on or before the relevant Additional Facility Commencement Date as an Additional Borrower, unless it has ceased to be an Additional Facility Borrower in accordance with Clause 31 (Changes to the Obligors) and, in respect of an Ancillary Facility only, any Affiliate of an Additional Facility Borrower under an Additional Revolving Facility that becomes a borrower of that Ancillary Facility pursuant to Clause 9.10 (Affiliates of the Borrower).

“Additional Facility Commencement Date” means, in respect of an Additional Facility, the date specified as the Additional Facility Commencement Date (being the date on which such Additional Facility has been (or will be) first incurred, established or available for utilisation) in the Additional Facility Notice relating to that Additional Facility.

“Additional Facility Commitment” means any Additional Term Facility Commitment or any Additional Revolving Facility Commitment.

“Additional Facility Lender” means an Additional Term Facility Lender or an Additional Revolving Facility Lender.

“Additional Facility Loan” means an Additional Term Facility Loan or an Additional Revolving Facility Loan.

“Additional Facility Notice” means, in respect of an Additional Facility, a notice substantially in the form set out in Schedule 19 (Form of Additional Facility Notice for Additional Facility) or in any other form agreed by the Agent and the Company delivered by the Company to the Agent in accordance with the provisions of Clause 2.5 (Additional Facilities).

“Additional Guarantor” means a person which becomes an Additional Guarantor in accordance with Clause 31 (Changes to the Obligors).

“Additional Obligor” means an Additional Borrower or an Additional Guarantor.

“Additional Revolving Facility” means any additional, incremental or refinancing revolving credit facility which may be granted to certain Borrowers pursuant to Clause 2.5 (Additional Facilities) other than by way of an increase of an existing Revolving Facility.

“Additional Revolving Facility Commitment” means:

(a)	in relation to any Lender party to an Additional Facility Notice, the amount in the Base Currency that such Lender has agreed to commit under that Additional Revolving Facility; and
(b)

in relation to any other Lender, the amount in the Base Currency of any Additional Revolving Facility Commitment (under that Additional Revolving Facility) transferred to it under this Agreement or assumed by it in accordance with Clause 2.4 (Increase), to the extent not cancelled, reduced or transferred by it under this Agreement.

“Additional Revolving Facility Lender” means:

(a)

any Lender, bank, trust, fund, other financial institution or other entity which signs an Additional Facility Notice and so confirms its willingness to provide all or part of an Additional Revolving Facility in accordance with Clause 2.5 (Additional Facilities); and

(b)

any other bank, trust, fund, financial institution or other entity which has become a Party as a Lender under any Additional Revolving Facility in accordance with Clause 2.4 (Increase) or Clause 29 (Changes to the Lenders).

“Additional Revolving Facility Loan” means a loan made or to be made under an Additional Revolving Facility or the principal amount outstanding for the time being of that loan.

“Additional Term Facility” means any additional, incremental or refinancing term loan facility which may be granted to certain Borrowers pursuant to Clause 2.5 (Additional Facilities) other than by way of an increase of an existing Term Facility.

“Additional Term Facility Commitment” means:

(a)	in relation to any Lender party to an Additional Facility Notice, the amount in the Base Currency that such Lender has agreed to commit under that Additional Term Facility; and

(b)

in relation to any other Lender, the amount in the Base Currency of any Additional Term Facility Commitment (under that Additional Term Facility) transferred to it under this Agreement or assumed by it in accordance with Clause 2.4 (Increase), to the extent not cancelled, reduced or transferred by it under this Agreement.

“Additional Term Facility Lender” means:

(a)

any Lender, bank, trust, fund, other financial institution or other entity which signs an Additional Facility Notice and so confirms its willingness to provide all or part of an Additional Term Facility in accordance with Clause 2.5 (Additional Facilities); and

(b)

any other bank, trust, fund, financial institution or other entity which has become a Party as a Lender under any Additional Term Facility in accordance with Clause 2.4 (Increase) or Clause 29 (Changes to the Lenders).

“Additional Term Facility Loan” means a loan made or to be made under an Additional Term Facility or the principal amount outstanding for the time being of that loan.

“Adjustment Event” means:

(a)	a Qualified Listing; or
(b)

the long-term corporate credit rating of the Company (or, as the case may be, the Parent or TopCo if given such a rating) being equal to or better than Baa3 or BBB- according to any two of Moody’s Investor Services Limited, Standard & Poor’s Rating Services or Fitch Ratings Ltd (as applicable).

“Affiliate” means, in relation to any person, any of its Holding Companies or Subsidiaries or any other Subsidiary of any of its Holding Companies.

“Agent’s Spot Rate of Exchange” means the Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the Milan foreign exchange market at or about 11.00 a.m. (Milan time) on a particular day.

“Aggregate Disposals Basket” has the meaning given to that term in Clause 11.9 (Disposal).

“Agreed Certain Funds Obligor” means the Company or any other member of the Group designated as an Agreed Certain Funds Obligor by the Company and the relevant Revolving Facility Lenders or Additional Facility Lenders who shall provide an Agreed Certain Funds Utilisation in accordance with the provisions of Clause 4.7 (Utilisations of Original Revolving Facility/Additional Facility during the Agreed Certain Funds Period).

“Agreed Certain Funds Period” means:

(a)	in respect of the Original Revolving Facility for the purposes of financing a Permitted Acquisition, Permitted Joint Venture or any other purposes agreed with the Original Revolving Facility Lenders:
(i)

the period starting from the date on which the Group enters into a legally binding commitment (conditional or otherwise) to the earlier of (i) the completion of that Permitted Acquisition or Permitted Joint Venture, and (ii) the date falling six (6) Months from the date of the legally binding commitment referred to above; or

(ii)	any other period specified in a notice delivered by the Company and the Original Revolving Facility Lenders to the Agent; and

(b)

in respect of an Additional Facility which all of the Additional Facility Lenders providing such Additional Facility have agreed shall be provided on a “certain funds basis” in accordance with the provisions of Clause 4.7 (Utilisations of Original Revolving Facility/Additional Facility during the Agreed Certain Funds Period), the period specified in the relevant Additional Facility Notice.

“Agreed Certain Funds Utilisation” means:

(a)

in respect of the Original Revolving Facility, a Utilisation made or to be made under the Original Revolving Facility during the Agreed Certain Funds Period solely for the financing of a Permitted Acquisition, Permitted Joint Venture or any of the purposes agreed with the Original Revolving Facility Lenders; and

(b)

in respect of an Additional Facility which all of the Additional Facility Lenders providing such Additional Facility have agreed shall be provided on a “certain funds basis” in accordance with the provisions of Clause 4.7 (Utilisations of Original Revolving Facility/Additional Facility during the Agreed Certain Funds Period), a Utilisation made or to be made under the relevant Additional Facility during the Agreed Certain Funds Period solely for any of the purposes agreed with the relevant Additional Facility Lenders providing such Additional Facility.

“Agreed Security Principles” means the security principles set out in Schedule 14 (Agreed Security Principles).

“Alternative Term Rate” means any rate specified as such in the applicable Reference Rate Terms.

“Alternative Term Rate Adjustment” means any rate which is either:

(a)	specified as such in the applicable Reference Rate Terms; or
(b)

determined by the Agent (or by any other Finance Party which agrees with the Company to determine that rate in place of the Agent) in accordance with the methodology specified in the applicable Reference Rate Terms.

“Ancillary Commencement Date” means, in relation to an Ancillary Facility or Fronted Ancillary Facility (as the case may be), the date on which that Ancillary Facility or Fronted Ancillary Facility (as the case may be) is first made available, which date shall be a Business Day within the Availability Period of the relevant Revolving Facility.

“Ancillary Commitment” means, in relation to an Ancillary Lender and an Ancillary Facility, the maximum Base Currency Amount which that Ancillary Lender has agreed (whether or not subject to satisfaction of conditions precedent) to make available from time to time under that Ancillary Facility and which has been authorised as such under Clause 9 (Ancillary Facilities), to the extent that amount is not cancelled or reduced under this Agreement or the Ancillary Documents relating to that Ancillary Facility.

“Ancillary Document” means each document relating to or evidencing the terms of an Ancillary Facility or a Fronted Ancillary Facility (as the case may be).

“Ancillary Facility” means any ancillary facility made available by an Ancillary Lender in accordance with Clause 9 (Ancillary Facilities).

“Ancillary Lender” means each Lender (or Affiliate of a Lender) which makes available an Ancillary Facility in accordance with Clause 9 (Ancillary Facilities).

“Ancillary Outstandings” means, at any time:

(a)

in relation to an Ancillary Lender and an Ancillary Facility then in force the aggregate of the equivalents (as calculated by that Ancillary Lender) in the Base Currency of the following amounts outstanding under that Ancillary Facility:

(i)	the principal amount under each overdraft facility, on-demand short term loan facility, foreign exchange facility and derivatives facility (net of any Available Credit Balance);
(ii)	the face amount of each guarantee, bond and documentary or stand-by letter of credit under that Ancillary Facility; and
(iii)	the amount fairly representing the aggregate exposure (excluding interest and similar charges) of that Ancillary Lender under each other type of accommodation provided under that Ancillary Facility;
(b)

in relation to a Fronted Ancillary Facility and Fronting Ancillary Lender or Fronted Ancillary Lender, the aggregate amounts (in the Base Currency as calculated by the relevant Fronting Ancillary Lender or Fronted Ancillary Lender) outstanding as referred to in paragraphs (i), (ii) and (iii) above (where, for this purpose, references in (a) above to Ancillary Lender shall be read as Fronting Ancillary Lender and Fronted Ancillary Lender, and references to Ancillary Facility should be read as Fronted Ancillary Facility) under that Fronted Ancillary Facility, in each case as determined by such Ancillary Lender or Fronting Ancillary Lender, acting reasonably in accordance with its normal banking practice and in accordance with the relevant Ancillary Document.

For the purposes of this definition:

(i)	in relation to any Utilisation denominated in the Base Currency, the amount of that Utilisation (determined as described in paragraphs (a) and (b) above) shall be used; and
(ii)

in relation to any Utilisation not denominated in the Base Currency, the equivalent (calculated as specified in the relevant Ancillary Document or, if not so specified, as the relevant Ancillary Lender or Fronting Ancillary Lender may specify, in each case in accordance with its usual practice at that time for calculating that equivalent in the Base Currency (acting reasonably)) of the amount of that Utilisation (determined as described in paragraphs (a) and (b) above) shall be used.

“Annual Financial Statements” has the meaning given to such term in Clause 25 (Information Undertakings).

“Anti-Corruption Laws” means all laws of any applicable jurisdiction from time to time concerning or relating to anti bribery, anti money laundering or anti corruption, including, but not limited to, the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions.

“Applicable Accounting Principles” means, in respect of the Company, IFRS and, in respect of another member of the Group, at its discretion, IFRS or generally accepted accounting principles in its jurisdiction of incorporation, in each case to the extent applicable to the relevant financial statements and as applied by the Company or such other member of the Group from time to time.

“Applicable Ratio” means (i) from the Signing Date and until (and including) 30 December 2025, 3.50:1.00 and (ii) starting from 31 December 2025 (included) and at any time thereafter, 3.25:1.00.

“Applicable Test Date” means, in relation to determining or testing any financial covenant, ratio or incurrence based permission, test, threshold or basket (including any financial definitions or components thereof and any basket based on the calculation of Consolidated EBITDA, Adjusted EBITDA, the Total Leverage Ratio or Relevant Adjusted EBITDA of the Group) for the purposes of this Agreement and (at the option of the Company) the following basis, testing date and relevant information:

(a)

the most recent Quarter Date for which Financial Statements or a Compliance Certificate has been delivered pursuant to the terms of this Agreement (or, at the option of the Company, in relation to the most recently completed Relevant Period for which the Company has sufficient available information to be able to determine any such financial covenant, ratio or incurrence based permission, test, threshold or basket (including any financial definitions or components thereof and any basket based on the calculation of Consolidated EBITDA, Adjusted EBITDA, the Total Leverage Ratio or Relevant Adjusted EBITDA) provided that such information is provided to the Finance Parties);

(b)

in respect of any Additional Facility or Permitted Alternative Debt (or part thereof) the most recent Quarter Date for which Financial Statements or a Compliance Certificate has been delivered pursuant to the terms of this Agreement (or, at the option of the Company, in relation to the most recently completed Relevant Period for which the Company has sufficient available information to be able to determine any such financial covenant, ratio or incurrence based permission, test, threshold or basket (including any financial definitions or components thereof and any basket based on the calculation of Consolidated EBITDA, Adjusted EBITDA, the Total Leverage Ratio or Relevant Adjusted EBITDA), provided that such information is provided to the Finance Parties) prior to, at the election of the Company (to the extent applicable in determining the Permitted Indebtedness Cap or otherwise):

(i)	the Additional Facility Commencement Date or Permitted Alternative Debt Commencement Date (as applicable); or
(ii)	the date of any incurrence of all or part of such Additional Facility or Permitted Alternative Debt, as the case may be; or
(iii)	such other date in accordance with paragraph (c) below;
(c)

in respect of the entry into, consummation or financing or refinancing of an acquisition, investment or other transaction, the most recent Quarter Date for which Financial Statements or a Compliance Certificate has been delivered pursuant to the terms of this Agreement (or, at the option of the Company, in relation to the most recently completed Relevant Period for which the Company has sufficient available information to be able to determine any such financial covenant, ratio or incurrence based permission, test, threshold or basket (including any financial definitions or components thereof and any basket based on the calculation of Consolidated EBITDA, Adjusted EBITDA, the Total Leverage Ratio or Relevant Adjusted EBITDA), provided that such information is provided to the Finance Parties), at the election of the Company either (i) as at the date on which the Group (A) makes a binding offer for such acquisition, investment or other transaction without any financing condition or (B) legally commits to make such acquisition, investment or other transaction (including pursuant to a put option or similar arrangement), (ii) as at the date on which any related indebtedness is incurred or utilised in connection with the financing or refinancing of such acquisition, investment or other transaction, or (iii) as at the date on which such transaction completes,

provided that:

(A)

if no Financial Statements have yet been delivered since the Closing Date, references above to the most recent Quarter Date shall be replaced with the Closing Date, using the financial information as set out in most recently ended Quarter Date from which the Company has sufficient available information to be able to determine any such financial covenant, ratio or incurrence based permission, test, threshold or basket (including any financial definitions or components thereof and any basket based on the calculation of Consolidated EBITDA, Adjusted EBITDA, the Total Leverage Ratio or Relevant Adjusted EBITDA)) provided that such information is provided to the Finance Parties and agreed with the Majority Lenders; and

(B)

the Company may determine the applicable test date under this definition in its sole discretion and may revoke any such determination or test at any time and elect another date under this definition in its sole discretion.

“Approved List” means the list of eligible transferees or assignees agreed on or before the Signing Date by the Arrangers and the Company as the same may be updated from time to time as provided in paragraph (b) of Clause 29.3 (Other conditions of assignment or transfer).

“Assignment Agreement” means an agreement substantially in the form set out in Schedule 8 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee provided that if that other form does not contain the undertaking set out in the form set out in Schedule 8 (Form of Assignment Agreement) it shall not be a Creditor Accession Undertaking as defined in, and for the purposes of, the Intercreditor Agreement.

“Auditors” means any person which may be appointed by the Company as its auditors from time to time.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means:

(a)	in relation to Facility A, the period from (and including) the Signing Date until (and including) the last day of the Certain Funds Period;
(b)

in relation to the Original Revolving Facility, the period from (and including) the Signing Date on a fully revolving basis until the date falling one (1) Month prior to the Termination Date in respect of the Original Revolving Facility (except for any Ancillary Facility or a Fronted Ancillary Facility, which, if required by the Company, shall be made available until the Termination Date); and

(c)

in relation to any Additional Facility, the period specified in the Additional Facility Notice relating to that Additional Facility (or such other period as the Additional Facility Lenders in respect of that Additional Facility and the Obligors’ Agent may agree).

“Available Commitment” means:

(a)

subject to paragraph (b) below, in relation to a Facility, a Lender’s Commitment under that Facility minus (subject to Clause 9.9 (Affiliates of Lenders as Ancillary Lenders, Fronted Ancillary Lender and Fronting Ancillary Lenders) and as set out below):

(i)

the Base Currency Amount of its participation in any outstanding Utilisations under that Facility and, in the case of the Original Revolving Facility only, the Base Currency Amount of the aggregate of its (and its Affiliate’s) Ancillary Commitments, Fronted Ancillary Commitments and Fronting Ancillary Commitments; and

(ii)

in relation to any proposed Utilisation, the Base Currency Amount of its participation in any other Utilisations that are due to be made under that Facility on or before the proposed Utilisation Date and, in the case of any Revolving Facility only, the Base Currency Amount of its (and its Affiliate’s) Ancillary Commitment, Fronted Ancillary Commitments and Fronting Ancillary Commitments in relation to any new Ancillary Facility or Fronted Ancillary Facility that is due to be made available on or before the proposed Utilisation Date.

(b)	For the purposes of calculating a Lender’s Available Commitment in relation to any proposed Utilisation under any Revolving Facility:
(i)

that Lender’s participation in any Utilisation under that Revolving Facility that is due to be repaid or prepaid on or before the proposed Utilisation Date shall not be deducted from that Lender’s Commitment under that Revolving Facility; and

(ii)

that Lender’s (or its Affiliate’s) Ancillary Commitments, Fronted Ancillary Commitments and Fronting Ancillary Commitments in relation to that Revolving Facility to the extent that they are due to be reduced or cancelled on or before the proposed Utilisation Date shall not be deducted from that Lender’s Commitment under that Revolving Facility.

“Available Credit Balance” means, in relation to an Ancillary Facility or Fronted Ancillary Facility (as the case may be), credit balances on any account of any Borrower of that Ancillary Facility or Fronted Ancillary Facility with the Ancillary Lender or Fronting Ancillary lender making available that Ancillary Facility to the extent that those credit balances are freely available to be set off by that Ancillary Lender or Fronting Ancillary Lender against liabilities owed to it by that Borrower under that Ancillary Facility or Fronted Ancillary Facility.

“Available Facility” means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility.

“Bank Levy” means any amount payable by any Finance Party or any of their respective Affiliates (i) on the basis of or in relation to its balance sheet or capital base or any part of it or its liabilities or minimum regulatory capital or any combination thereof (including, without limitation, the UK bank levy as set out in the Finance Act 2011, the French taxe bancaire de risque systémique as set out in article 235 ter ZE of the French Code général des impôts, the French taxe pour le financement du fonds de soutien aux collectivités territoriales as set out in article 235 ter ZE bis of the French Code général des impôts, the German bank levy as set out in the German Restructuring Fund Act 2010 (as amended), the Dutch bankenbelasting as set out in the bank levy act (Wet bankenbelasting), the Swedish bank levy (Sw. Stabilitetsavgift) as set out in the Swedish Act on State Support to Credit Institutions (Sw. lag (2008:814) (lag om statligt stöd till kreditinstitut), the Spanish bank levy (Impuesto sobre los Depósitos en las Entidades de Crédito) as set out in the Law 16/2012 of 27 December 2012¸the Italian extraordinary tax regulated under Article 26 of Law Decree No. 104 of 10 August 2023, converted into Law no. 135 of 9 October 2023, including any renewal or extension thereof, and (including any identical or similar Tax that is imposed in addition or in place of the one governed by Article 26 of Law Decree No. 104 of 10 August 2023 as converted into law) and any tax in any jurisdiction levied on a similar basis or for a similar purpose or any financial activities taxes (or other taxes) of a kind contemplated in the European Commission consultation paper on financial sector taxation dated 22 February 2011 or the Single Resolution Mechanism established by Regulation (EU) No. 806/2014 of the European Parliament and of the Council of 15 July 2014), or (ii) any windfall tax imposed on or calculated by reference to the interest income, fee income, commission income or interest margin of that person and any other levy, surcharge, or tax levied for a similar purpose.

“Base Currency” means Euro.

“Base Currency Amount” means:

(a)

in relation to a Utilisation, the amount specified in the Utilisation Request delivered by a Borrower for that Utilisation (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is two (2) Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request in accordance with the terms of this Agreement and, in the case of a Letter of Credit, as adjusted under Clause 6.8 (Revaluation of Letters of Credit); and

(b)

in relation to an Ancillary Commitment, Fronted Ancillary Commitment or Fronting Ancillary Commitment, the amount specified as such in the notice delivered to the Agent by the Company pursuant to Clause 9.2 (Availability) (or, if the amount specified is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is two (2) Business Days before the Ancillary Commencement Date for that Ancillary Facility or, if later, the date the Agent receives the notice of the Ancillary Commitment in accordance with the terms of this Agreement), as adjusted to reflect any repayment, prepayment, consolidation or division of a Utilisation, or (as the case may be) cancellation or reduction of an Ancillary Facility or Fronted Ancillary Facility.

“Basel III” means:

(c)

the global regulatory framework on bank capital and liquidity contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring, Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee in December 2010 and any other documents published by the Basel Committee in relation to Basel III, each as amended and/or supplemented from time to time;

(d)

the rules for global systemically important banks contained in “Global systemically important banks, assessment and methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee in November 2011, as amended and/or supplemented from time to time; and

(e)	any other existing or future guidance or standards published by the Basel Committee relating to Basel III.

“Basel Committee” means the Basel Committee on Banking Supervision.

“Borrower” means:

(a)	in relation to the Facility A, the Company;
(b)	in relation to the Original Revolving Facility, the relevant Original Revolving Facility Borrower; and

(c)in relation to an Additional Facility, the relevant Additional Facility Borrower.

“Break Costs” means any amount specified as such in the applicable Reference Rate Terms.

“Budget” means:

(a)	in relation to the period beginning on the Closing Date and ending on 31 December 2024, the Financing Case; and
(b)	in relation to any Financial Year commencing on or after 1 January 2025, the operating budget of the Group prepared in accordance with the Applicable Accounting Principles.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Milan, London and Paris and:

(a)	(in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency;
(b)	(in relation only to any date for payment or purchase of euro) which is a TARGET Day; or
(c)	in relation to:
(i)	the fixing of an interest rate in relation to a Term Rate Loan;
(ii)	any date for payment or purchase of an amount relating to a Compounded Rate Loan; or
(iii)	the determination of the first day or the last day of an Interest Period for a Compounded Rate Loan, or otherwise in relation to the determination of the length of such an Interest Period),

which is a Reference Rate Business Day relating to the relevant currency or Loan.

“Capital Expenditure” has the meaning given to that term in Clause 26.1 (Financial Definitions).

“Central Bank Rate” means any rate specified as such in the applicable Reference Rate Terms.

“Central Bank Rate Adjustment” means any adjustment specified as such in the applicable Reference Rate Terms.

“Centre of Main Interests” has the meaning given to it in Article 3(1) of the Insolvency Regulation.

“Certain Funds Period” means the period commencing on the Signing Date and ending at 11.59 p.m. (London time) on the earliest to occur of:

(a)	the date which is three (3) Months after the Signing Date;
(b)	the Closing Date; and

(c)

the date on which the Company (or any of its Affiliates) determines and notifies the Agent in writing (which notification shall be provided as soon as reasonably practicable after making such determination) that: (A) it has conclusively withdrawn or terminated its bid for the Target; (B) the Sellers have terminated definitively the sale process or entered into a sale and purchase agreement in respect of the Target Group with a bidder other than the Company or any of its Affiliates; or (C) (if the Acquisition Agreement has been signed) the Acquisition Agreement is validly and conclusively terminated prior to the Closing Date by either party thereto in accordance with its terms, or, in each case, such later time and date as agreed between the Company and the Arrangers (each acting reasonably and in good faith).

“Certain Funds Utilisation” means a utilisation made or to be made during the Certain Funds Period under the Facility A or the Original Revolving Facility.

“Change of Control” means:

(a)

the Reference Shareholders cease to (directly or indirectly) hold, jointly, the issued share capital having the right to cast at least 50.01 per cent. of the votes capable of being cast in shareholders’ general meetings of the Company; or

(b)	at any time prior to a Listing of the Company, the Parent ceases to (directly or indirectly) hold 100 per cent. of the issued share capital of the Company,

in each case other than with the consent of the Lenders.

“Charged Property” means all of the assets of the Parent and the Obligors which from time to time are the subject of the Transaction Security.

“Clean-Up Period” means, in respect of the Acquisition, the period commencing on the Signing Date and ending on the date falling one hundred and twenty (120) days after the Closing Date.

“Closing Date” means the first date on which (a) completion of the Acquisition has occurred and (b) any of the Facilities are utilised.

“Code” means the US Internal Revenue Code of 1986.

“Commitment” means a Facility A Commitment and/or an Original Revolving Facility Commitment and/or an Additional Term Facility Commitment and/or an Additional Revolving Facility Commitment, in each case as the context requires.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 11 (Form of Compliance Certificate).

“Compounded Rate Currency” means any currency which is not a Term Rate Currency. “Compounded Rate Interest Payment” means the aggregate amount of interest that:

(a)	is, or is scheduled to become, payable under any Finance Document; and
(b)	relates to a Compounded Rate Loan.

“Compounded Rate Loan” means any Loan or, if applicable, Unpaid Sum which is not a Term Rate Loan.

“Compounded Reference Rate” means, in relation to any Reference Rate Business Day during the Interest Period of a Compounded Rate Loan, the percentage rate per annum which is the aggregate of:

(a)	the applicable Daily Non-Cumulative Compounded Rate for that Reference Rate Business Day; and
(b)	the applicable Credit Adjustment Spread (if any).

“Confidential Information” means all information relating to an Obligor, the Group, the Target Group, the Parent, Topco, the Investors, the Finance Documents or a Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or a Facility from either:

(a)	an Obligor, any member of the Group or the Target Group, the Parent, Topco, the Investors or any of their respective advisers; or
(b)

another Finance Party, if the information was obtained by that Finance Party directly or indirectly from an Obligor, any member of the Group or the Target Group, the Parent, Topco, the Investors or any of their respective advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(i)	information that:
(A)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 41 (Confidentiality); or
(B)	is identified in writing at the time of delivery as non-confidential by an Obligor, any member of the Group or the Target Group, the Parent, Topco, an Investor or any of their respective advisers; or
(C)

is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Obligors, the Group, the Target Group, the Parent, Topco or the Investors and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(ii)	any Funding Rate or Reference Bank Quotation.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a form as set out in Schedule 15 (Confidentiality Undertaking) or in any other form agreed between the Company and the Agent.

“CRD IV” means:

(a)	Regulation (EU) No. 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and
(b)	Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC.

“Credit Adjustment Spread” means any rate which is either:

(a)	specified as such in the applicable Reference Rate Terms; or
(b)

determined by the Agent (or by any other Finance Party which agrees with the Company to determine that rate in place of the Agent) in accordance with the methodology specified in the applicable Reference Rate Terms.

“Cumulative Compounded Rate” means, in relation to an Interest Period for a Compounded Rate Loan, the percentage rate per annum determined by the Agent (or by any other Finance Party which agrees with the Company to determine that rate in place of the Agent) in accordance with the methodology set out in Schedule 24 (Cumulative Compounded Rate) or in any relevant Reference Rate Supplement.

“Cure Amounts” has the meaning given to such term in paragraph (a) of Clause 26.4 (Equity Cure).

“Daily Non-Cumulative Compounded Rate” means, in relation to any Reference Rate Business Day during an Interest Period for a Compounded Rate Loan, the percentage rate per annum determined by the Agent (or by any other Finance Party which agrees with the Company to determine that rate in place of Agent) in accordance with the methodology set out in Schedule 25 (Daily Non-Cumulative Compounded Rate) or in any relevant Reference Rate Supplement.

“Daily Rate” means the rate specified as such in the applicable Reference Rate Terms.

“Debt Purchase Transaction” means, in relation to a person, a transaction where such person:

(a)	purchases by way of assignment or transfer;
(b)	enters into any sub-participation in respect of; or
(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of,

any Commitment or amount outstanding under this Agreement.

“Declared Default” means an Event of Default that has occurred and is continuing and in respect of which a notice of acceleration has been given by the Agent to the Company by reference to Clause 28.12 (Acceleration and Cancellation).

“Default” means an Event of Default or any event or circumstance specified in Clause 28 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Defaulting Lender” means any Lender:

(a)

which has failed to make its participation in a Loan available (or has notified the Agent or the Company (which has notified the Agent) that it will not make its participation in a Loan available) by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders’ participation) or which has failed to provide cash collateral (or has notified the Issuing Bank or the Company (which has notified the Agent) that it will not provide cash collateral) in accordance with Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover);

(b)	which has otherwise rescinded or repudiated a Finance Document;
(c)

which is an Issuing Bank which has failed to issue a Letter of Credit (or has notified the Agent or the Company (which has notified the Agent) that it will not issue a Letter of Credit) in accordance with Clause 6.5 (Issue of Letters of Credit) or which has failed to pay a claim (or has notified the Agent or the Company (which has notified the Agent) that it will not pay a claim) in accordance with (and as defined in) Clause 7.2 (Claims under a Letter of Credit); or

(d)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraphs (a) and (b) above:

(i)	its failure to pay, or to issue a Letter of Credit, is caused by:
(A)	administrative or technical error; or
(B)	a Disruption Event; and

payment is made within five (5) Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

“Delegate” means any delegate, agent, attorney or co-agent appointed by the Security Agent.

“De Minimis Disposals Basket” has the meaning given to that term in Clause 11.9 (Disposal).

“Designated Gross Amount” means the amount notified by the Company to the Agent upon the establishment of a Multi-account Overdraft as being the maximum amount of Gross Outstandings that will, at any time, be outstanding under that Multi-account Overdraft.

“Designated Net Amount” means the amount notified by the Company to the Agent upon the establishment of a Multi-account Overdraft as being the maximum amount of Net Outstandings that will, at any time, be outstanding under that Multi-account Overdraft.

“Disposal” has the meaning given to that term in Clause 11.9 (Disposal).

“Disposal Proceeds” has the meaning given to that term in Clause 11.9 (Disposal). “Disruption Event” means either or both of:

(a)

a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
(i)	from performing its payment obligations under the Finance Documents; or
(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Dormant Subsidiary” means a member of the Group which does not trade (for itself or as agent for any person) and does not own, legally or beneficially, assets (including, without limitation, indebtedness owed to it) which in aggregate have a value of more than €500,000 (or its equivalent in other currencies).

Dutch Civil Code means the Burgerlijk Wetboek of The Netherlands.

“Eligible Institution” means any Lender or other bank, financial institution, trust, fund or other entity selected by the Company and which, in each case, is not an Investor, the Parent or a member of the Group.

“Environment” means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a)	air (including, without limitation, air within natural or man-made structures, whether above or below ground);
(b)	water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and
(c)	land (including, without limitation, land under water).

“Environmental Claim” means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law or regulation in any jurisdiction in which any member of the Group conducts business which relates to:

(a)	the pollution or protection of the Environment;
(b)	the conditions of the workplace; or
(c)

the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste.

“Environmental Permits” means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by any member of the Group.

“Event of Default” means any event or circumstance specified as such in Clause 28 (Events of Default).

“Excess Cashflow” has the meaning given to that term in Clause 26.1 (Financial Definitions).

“Excluded Disposal Proceeds” has the meaning given to that term in Clause 11.9 (Disposal).

“Excluded Jurisdiction” means any country outside the European Union (other than the United Kingdom and the United States of America), any Sanctioned Country and any other jurisdiction designated as such by the Company and the Agent.

“Existing Debt” means:

(a)

in relation to the Company, the outstanding indebtedness of the Company existing immediately prior to the Closing Date under (i) any relevant Existing Debt Financing and (ii) hedging agreements in relation to such Existing Debt Financing which are to be terminated (as contemplated in the Funds Flow Statement) on or about the Closing Date; and

(b)

in relation to the Target Group, the outstanding indebtedness of the Target Group existing immediately prior to the Closing Date under (i) any relevant Existing Debt Financing and (ii) hedging agreements in relation to such Existing Debt Financing which are to be terminated (as contemplated in the Funds Flow Statement) as a result of and on or about the time of the Acquisition.

“Existing Debt Financing” means any debt financing made available to the Company or the Target Group, as applicable, and existing immediately prior to the Closing Date which is to be repaid and/or prepaid on the Closing Date as identified in the Funds Flow Statement.

“Existing Lender” has the meaning given to that term in Clause 29.1 (Assignments and transfers by the Lenders).

“Exit Event” has the meaning given to that term in paragraph (a) of Clause 11.8 (Mandatory Prepayment on Exit).

“Expiry Date” means, for a Letter of Credit, the last day of its Term.

“Facilities” means the Term Facilities, the Original Revolving Facility and each Additional Revolving Facility, in each case as the context requires.

“Facility A” means the term loan facility made available under this Agreement as described in paragraph (a) of Clause 2.1 (The Facilities).

“Facility A Commitment” means:

(a)

in relation to the Original Lenders, the amount in the Base Currency set opposite its name under the heading “Facility A Commitment” in Schedule 1 (The Original Lenders) and the amount of any other Facility A Commitment transferred to it under this Agreement or assumed by it in accordance with this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Facility A Commitment transferred to it under this Agreement or assumed by it in accordance with this Agreement,

to the extent not cancelled, reduced, increased or transferred by it under or in accordance with this Agreement.

“Facility A Loan” means any loan made or to be made under Facility A or the principal amount outstanding for the time being of that loan.

“Facility Office” means:

(a)

in respect of a Lender or an Issuing Bank, the office or offices notified by that Lender or that Issuing Bank to the Agent in writing on or before the date it becomes a Lender or an Issuing Bank (or, following that date, by not less than five (5) Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement; and

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes,

provided that a Lender shall not nominate more than two (2) offices pursuant to paragraphs (a) and (b) above unless it is necessary in order to receive payments due to it without withholding, deduction or on account of Tax, or to benefit from the provisions of Clause 18.2 (Tax gross up).

“Fallback Interest Period” means, in relation to a Term Rate Loan, the period specified as such in the applicable Reference Rate Terms.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;
(b)

any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)

any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or
(b)

in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Fee Letter” means:

(a)

any letter dated before, or on or about the Signing Date, between the Arrangers and the Company (or the Agent and the Company or the Security Agent and the Company) setting out any of the fees referred to in Clause 17 (Fees and Payments); and

(b)

any agreement setting out fees payable to a Finance Party referred to in Clause 2.4 (Increase), in relation to an Additional Facility in accordance with Clause 2.5 (Additional Facilities), Clause 17.4 (Fees payable in respect of Letters of Credit) or Clause 17.6 (Interest, commission and fees on Ancillary Facilities) or under any other Finance Document.

“Finance Document” means this Agreement, any Accession Deed, any Ancillary Document, any Additional Facility Notice, any Compliance Certificate, any Fee Letter, each Increase Confirmation, the Intercreditor Agreement, any Lender Accession Agreement, any Resignation Letter, any Selection Notice, any Transaction Security Document, any Utilisation Request and any other document designated as a Finance Document by the Agent and the Company.

“Finance Party” means the Agent, the Arrangers, the Security Agent, a Lender, the Issuing Bank, any Ancillary Lender, Fronting Ancillary Lender or Fronted Ancillary Lender.

“Financial Covenant” means the financial covenant set forth under Clause 26.2 (Financial Condition).

“Financial Indebtedness” means, at any time, the aggregate outstanding principal, capital or nominal amount of any indebtedness of members of the Group for or in respect of:

(a)	moneys borrowed (including overdrafts);
(b)	any amount raised by acceptance under any acceptance credits facility or dematerialised equivalent;
(c)

moneys raised under or pursuant to bonds, notes, debentures, loan stock or any similar instrument (other than a performance bond or advance payment bond issued in respect of the obligations of any member of the Group incurred in the ordinary course of business);

(d)	any Capitalized Lease Obligations;
(e)	receivables sold or discounted (other than to the extent there is no recourse or where recourse is limited to customary warranties and indemnities);
(f)

any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the Termination Date or are otherwise classified as borrowings under the Accounting Principles;

(g)

any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability of an entity which is not a member of the Group which would fall within one of the other paragraphs of this definition;

(h)

the acquisition cost of any asset where the deferred payment is arranged primarily as a method of raising finance or financing the acquisition or construction of the relevant asset and in circumstances where the due date for payment is more than one-hundred and eighty (180) days after the expiry of the period customarily allowed by the relevant supplier save where the payment deferral results from non or delayed satisfaction of contract terms by the supplier or from contract terms establishing payment schedules tied to total or partial contract completion and/or to the results of operational testing procedures;

(i)

any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value as at the relevant date on which Financial Indebtedness is calculated or, if any actual amount is due as a result of the termination or close-out of that treasury transaction, that amount) shall be taken into account;

(j)

any amount raised under any other transaction which has the commercial effect of a borrowing and is required to be accounted for as a borrowing in accordance with the Applicable Accounting Principles; and

(k)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) (inclusive) above;

and provided that:

(i)	in relation to bank accounts only the net balance shall be taken into account and in respect of any Financial Indebtedness arising under Treasury Transactions accounted for on a marked to market basis, taking into account only the marked to market value after any applicable netting;

(ii)	any obligations under call / put options granted to / by a member of the Group which have not yet been exercised shall not constitute Financial Indebtedness;
(iii)	indebtedness of a Joint Venture which is not a member of the Group shall not be included;
(iv)	pension liabilities and provisions which are treated as borrowings or financial debt under IFRS shall not be included; and
(v)

any guarantee, indemnity or other reimbursement obligations entered into by any member of the Group in favour of an entity which is not a member of the Group shall not constitute Financial Indebtedness where such guarantee, indemnity or other reimbursement obligation is in connection with such entity which is not a member of the Group issuing payment guarantees, performance bonds, advance payment bonds or documentary letters of credit for goods or services supplied to a member of the Group in the ordinary course of trading of the Group.

“Financial Year” means each annual accounting period of the Company.

“Financing Case” means the agreed financing case received by the Arrangers prior to the Signing Date.

“Fitch” means Fitch Ratings Limited.

“Fronted Ancillary Commitment” means, in relation to a Fronted Ancillary Lender and a Fronted Ancillary Facility, the maximum Base Currency Amount of the Commitment of that Fronted Ancillary Lender that is fronted under the Fronted Ancillary Facility as notified by the Fronting Ancillary Lender to the Agent pursuant to Clause 9.2 (Availability), such Fronted Ancillary Portion being equal to the proportion borne by that Fronted Ancillary Lender’s Available Commitment to the Available Facility (in each case in relation to the applicable Facility) on the date of such notification, to the extent that amount is not cancelled or reduced under this Agreement or the Ancillary Documents relating to that Fronted Ancillary Facility.

“Fronted Ancillary Facility” has the meaning given to that term in Clause 9.2 (Availability).

“Fronted Ancillary Facility Fee” has the meaning given to that term in Clause 17.6 (Interest, commission and fees on Ancillary Facilities and Fronted Ancillary Facilities).

“Fronted Ancillary Facility Fee Period” has the meaning given to that term in Clause 17.6 (Interest, commission and fees on Ancillary Facilities and Fronted Ancillary Facilities).

“Fronted Ancillary Lender” has the meaning given to that term in Clause 9.2 (Availability).

“Fronted Ancillary Portion” means, in relation to a Fronted Ancillary Lender, the proportion which that Fronted Ancillary Lender’s commitment under a Fronted Ancillary Facility bears to all commitments under that Fronted Ancillary Facility.

“Fronting Ancillary Commitment” means, in relation to a Fronting Ancillary Lender and a Fronted Ancillary Facility, the maximum Base Currency Amount of that Fronted Ancillary Facility for which it is not indemnified by other Fronted Ancillary Lenders pursuant to paragraph (b) of Clause 9.11 (Commitment Amounts), as notified by the Fronting Ancillary Lender to the Agent pursuant to Clause 9.2 (Availability) to the extent that amount is not increased, cancelled or reduced under this Agreement or the Ancillary Documents relating to that Fronted Ancillary Facility.

“Fronting Ancillary Lender” has the meaning given to that term in Clause 9.2 (Availability).

“Fund” means a fund which is regularly engaged in, or established for the purpose of, making, purchasing or investing in loans, securities or other financial assets.

“Funding Rate” means any individual rate notified by a Lender to the Agent pursuant to Clause 16.4 (Cost of Funds).

“Funds Flow Statement” means a funds flow memorandum prepared by or on behalf of the Company showing, amongst other things, the anticipated flow of funds on the Closing Date.

“Gross Outstandings” means, in relation to a Multi-account Overdraft, the Ancillary Outstandings of that Multi-account Overdraft but calculated on the basis that the words “(net of any Available Credit Balance)” in paragraph (a) of the definition of “Ancillary Outstandings” were deleted.

“Group” means the Company and each of its Subsidiaries from time to time including, from (but not before) the Closing Date, the members of the Target Group.

“Group Initiative” has the meaning given to that term in Clause 26.1 (Financial Definitions).

“Group Structure Chart” means a structure chart showing the anticipated structure of the Group as at the Closing Date.

“Guarantor” means the Company or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 31 (Changes to the Obligors).

“Guarantor Coverage Test” has the meaning given to that term in Clause 27.25 (Guarantors).

“Holding Company” means, in relation to company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“IFRS” means the International Financial Reporting Standards (formerly International Accounting Standards) issued by the International Accounting Standards Board (IASB) and endorsed from time to time by the European Union, and any variation thereof, and any interpretations issued by the IFRS Interpretations Committee (I.F.R.I.C.), with which the Company or its Subsidiaries are, or may be, required to comply.

“Impaired Agent” means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;
(b)	it otherwise rescinds or repudiates a Finance Document;
(c)	(if the Agent is also a Lender) it is a Defaulting Lender; or

(d)an Insolvency Event has occurred and is continuing with respect to it; unless, in the case of paragraphs (a) and (b) above:

(i)	its failure to pay is caused by:
(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within five (5) Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Imposta Sostitutiva” means the imposta sostitutiva provided for by Article 15 and ff. of Italian Presidential Decree No. 601 of 29 September 1973, as amended and/or supplemented from time to time.

“Incentive Scheme Participant” means any participant in any employee related share incentive schemes or profit-sharing schemes or management or equity incentive plan or directors’ or contractors’ or suppliers’ incentive plan in respect of any member of the Group (in each case, or its local equivalent).

“Increase Confirmation” means a confirmation substantially in the form set out in Schedule 16 (Form of Increase Confirmation) or in any other form agreed between the Agent and the Obligors’ Agent.

“Increase Lender” has the meaning given to that term in paragraph (a)(ii)(B)(1) of Clause 2.4 (Increase).

“Industry Competitor” means:

(a)	any person whose primary business is substantially similar to or in competition with the one(s) carried on by the Group (the “Primary Competitor”);
(b)	any affiliate of a Primary Competitor; or
(c)

any person who controls 50 per cent. or more of the voting rights (the “Competitor Shareholder”) in any Primary Competitor, or an Affiliate of such Competitor Shareholder or is otherwise under common control, ownership or management of such Competitor Shareholder, provided that, notwithstanding the foregoing, a person which falls within paragraph (b) above shall not be an Industry Competitor provided that it is a bank or an independent debt fund or its ownership of, or affiliation to (or other rights in respect of (excluding rights arising pursuant to Security granted by an Industry Competitor in support of indebtedness)) the issued share capital of a Primary Competitor is:

(i)

administered by persons operating behind appropriate information barriers implemented or maintained as required by law, regulation or internal policy and in any event to the extent required to ensure that such administration is independent from such person’s interests under the Finance Documents and any information provided under the Finance Documents is not disclosed or otherwise made available to any person(s) operating behind such information barrier; or

(ii)

administered by an affiliate of such person which is managed and controlled independently from that person and provided that in such circumstances any information made available under the Finance Documents is not disclosed or otherwise made available to any such affiliate.

“Insolvency Event” means, in relation to a Finance Party, that the Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;
(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;
(d)

institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)

has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or
(ii)	is not dismissed, discharged, stayed or restrained in each case within thirty (30) days of the institution or presentation thereof;
(f)

has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;

(g)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);
(h)

seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);

(i)

has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within thirty (30) days thereafter;

(j)

causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) (inclusive) above; or

(k)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Insolvency Regulation” means Regulation (EU) No. 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast).

“Intellectual Property” means all patents and patent applications, trade and service marks and trade and service mark applications, all brand and trade names, all copyrights and rights in the nature of copyright, all design rights, all registered designs and applications for registered designs, all trade secrets, know-how and all other intellectual property rights owned by members of the Group throughout the world or the interests of any member of the Group in any of the foregoing, and all rights under any agreements entered into by or for the benefit of any member of the Group relating to the use or exploitation of any such rights.

“Intercreditor Agreement” means the intercreditor agreement dated on or about the date of this Agreement and made between, amongst others, the Parent, the Company, the Original Lenders, the Agent and the Security Agent.

“Intercreditor Class” means, in respect of any Permitted Alternative Debt which has been designated in the relevant Permitted Alternative Debt Notice as being subject to the Intercreditor Agreement, the applicable intercreditor ranking (by reference to the Intercreditor Agreement in effect at such time) thereof as specified in such Permitted Alternative Debt Notice.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 15 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 14.4 (Default Interest).

“Interpolated Primary Term Rate” means, in relation to any Term Rate Loan, the rate which results from interpolating on a linear basis between:

(a)	the applicable Primary Term Rate for the longest period (for which that Primary Term Rate is available) which is less than the Interest Period of that Loan; and
(b)	the applicable Primary Term Rate for the shortest period (for which that Primary Term Rate is available) which exceeds the Interest Period of that Loan,

each as of the Quotation Time.

“Interpolated Screen Rate” means, in relation to any Term Rate Loan, the rate which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan or Unpaid Sum; and
(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan or Unpaid Sum,

each as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Loan or Unpaid Sum.

“Investors” means any person holding (directly or indirectly) any issued share capital of the Company from time to time.

“IRAP” means the regional tax on production activities (imposta regionale sulle attività produttive) regulated by Italian Legislative Decree No. 446 of 15 December 1997, as amended and/or supplemented from time to time.

“Issuing Bank” means each person which has become an Issuing Bank pursuant to Clause 6.11 (Appointment of additional Issuing Banks) (and if there is more than one such Issuing Bank, such Issuing Banks shall be referred to, whether acting individually or together, as the “Issuing Bank”) provided that, in respect of a Letter of Credit issued or to be issued pursuant to the terms of this Agreement, the “Issuing Bank” shall be the Issuing Bank which has issued or agreed to issue that Letter of Credit.

“Italian Banking Law” means the Italian Legislative Decree no. 385 of 1 September 1993, as subsequently amended and/or supplemented from time to time.

“Italian Bankruptcy Law” means the Italian Royal Decree No. 267 of 16 March 1942 (Disciplina del fallimento, del concordato preventivo e della liquidazione coatta amministrativa), as subsequently amended and supplemented (including by virtue of Decree Law No. 118 of 24 August 2021, as converted into law with amendments and supplemented from time to time).

“Italian Civil Code” means the Italian civil code, enacted by Royal Decree No. 262 of 16 March 1942, as subsequently amended and/or supplemented from time to time.

“Italian Crisis and Insolvency Code” means the Italian Legislative Decree No. 14 of 12 January 2019 (Codice della crisi d’impresa e dell’insolvenza in attuazione della legge 19 ottobre 2017, n. 155), as amended and supplemented from time to time (including by virtue of the Italian Legislative Decree No. 83 of 17 June 2022 implementing the EU Directive 2019/1023 of 20 June 2019, as supplemented from time to time).

“Italian Guarantor” means a Guarantor incorporated under the laws of Italy.

“Italian Obligor” means an Obligor incorporated under the laws of Italy.

“Italian Usury Law” means the Italian law of 7 March 1996 No. 108 (Disposizioni in materia di usura), as subsequently amended and supplemented, and any related implementing regulations.

“Joint Venture” means any joint venture entity which qualifies as a company (whether civil or commercial), unincorporated firm, undertaking, partnership or association having (or not) the legal personality in which a member of the Group has an interest, and which has been constituted, created or entered into for the purpose of performing a business venture.

“Joint Venture Investment” has the meaning given to such term in paragraph (f) of the definition of “Permitted Joint Venture”.

“L/C Proportion” means in relation to a Lender in respect of any Letter of Credit, the proportion (expressed as a percentage) borne by that Lender’s Available Commitment to the relevant Available Facility immediately prior to the issue of that Letter of Credit, adjusted to reflect any assignment or transfer under this Agreement to or by that Lender.

“Legal Reservations” means:

(a)

the principle that equitable remedies may be granted or refused at the discretion of a court, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors and similar principles, rights, defences and limitations under the laws of any applicable jurisdiction;

(b)

the time barring of claims under any applicable limitation laws (including the Limitation Acts), the possibility that a court may strike out provisions of a contract as being invalid for reasons of oppression, undue influence or similar reasons, the possibility that an undertaking to assume liability for or to indemnify a person against non-payment of stamp duty may be void, defences of set-off or counterclaim and similar principles, rights, defences and limitations under the laws of any applicable jurisdiction;

(c)

any other general principles, reservations or qualifications, in each case as to matters of law, as set out in any legal opinion delivered to the Agent or the Security Agent under any provision of or otherwise in connection with any Finance Document;

(d)	the principle that additional interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void;
(e)	the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant;
(f)	the principle that a court may not grant an order for specific performance with respect to contractual obligations other than payment obligations;
(g)	the principle that certain remedies in relation to regulated entities may require further approval from government or regulatory bodies or pursuant to agreements with such bodies;
(h)

the principle that provisions limiting or excluding liability may be only effective to the extent that they do not cover gross negligence, fraud or wilful misconduct, and that penalty clauses are subject to the general provisions of law; and

(i)	the principle that a court may not give effect to any parallel debt provisions, covenants to pay the Security Agent or other similar provisions.

“Legislative Decree 231/2001” means the Italian legislative decree no. 231, dated 8th June 2001, on the administrative liability of corporate entities in relation to crimes, as amended and/or supplemented from time to time.

“Lender” means:

(a)	the Original Lenders; and
(b)

any bank, financial institution, trust, fund or other person which has become a Party as a Lender in accordance with Clause 2.4 (Increase), Clause 2.5 (Additional Facilities) or Clause 29 (Changes to the Lenders),

which in each case has not ceased to be a Lender in accordance with the terms of this Agreement.

“Lender Accession Agreement” means a document substantially in the form of Schedule 21 (Form of Lender Accession Agreement).

“Letter of Credit” means:

(a)	a letter of credit, substantially in the form set out in Schedule 13 (Form of Letter of Credit) or in any other form requested by the Company and agreed by the Issuing Bank; or
(b)

any guarantee, indemnity or other instrument in a form requested by a Borrower (or the Company on its behalf) and agreed by the Agent with the prior consent of the Majority Lenders and the Issuing Bank.

“Limitation Acts” means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.

“Listing” means the listing or the admission to trading of all or any part of the share capital of any member of the Group or any Holding Company (the only material assets of which are shares or other investments (directly or indirectly in the Group)) of a member of the Group (other than the Initial Investors and their Holding Companies) on any recognised investment exchange (as that term is used in the Financial Services and Markets Act 2000) or in or on any other exchange or market in any jurisdiction or country or any other sale or issue by way of listing, flotation or public offering or any equivalent circumstances in relation to any member of the Group or any such Holding Company of any member of the Group (other than the Initial Investors and their Holding Companies) in any jurisdiction or country.

“Loan” means a Facility A Loan and/or an Original Revolving Facility Loan and/or an Additional Facility Loan, in each case as the context requires.

“Loan to Own/Distressed Investor” means any person (including, without limitation, an Affiliate of a Lender or a Related Fund of a Lender) that engages in (a) the trading or acquisition of distressed debt or (b) investment strategies which include the purchase of loans or other debt securities with the intention of owning the equity or gaining control of a business (directly or indirectly).

“Lookback Period” means the number of days specified as such in the applicable Reference Rate Terms.

“Major Default” means:

(a)	in respect of any Certain Funds Utilisation, any event or circumstance constituting an Event of Default that is continuing under:
(i)	Clause 28.1 (Non-Payment);
(ii)	Clause 28.3 (Breach of other Obligations) insofar as it relates to a breach of a Major Undertaking;
(iii)	Clauses 28.6 (Insolvency), 28.7 (Insolvency proceedings) and 28.8 (Creditors’ process); or
(iv)	Clauses 28.9 (Unlawfulness and invalidity),

as it relates to the Company only (and excluding: (x) any procurement obligations on the part of the Company with respect to any other member of the Group or of the Target Group; and (y) any failure to comply, breach or Default by any other member of the Group or of the Target Group); or

(b)	in respect of any Agreed Certain Funds Utilisation, any of the following event or circumstance constituting an Event of Default that is continuing:
(i)

in respect of the Original Revolving Facility for the purposes of financing a Permitted Acquisition, Permitted Joint Venture or any other purposes agreed with the relevant Original Revolving Facility Lenders:

(A)	each of the Major Defaults referred to in paragraph (a) above; or
(B)	any event or circumstance constituting Major Defaults specified in a notice delivered by the Company and the Original Revolving Facility Lenders to the Agent; and
(ii)

in respect of an Additional Facility which all of the Additional Facility Lenders providing such Additional Facility have agreed shall be provided on a “certain funds basis” in accordance with the provisions of Clause 4.7 (Utilisations of Original Revolving Facility/Additional Facility during the Agreed Certain Funds Period), the Major Defaults specified in the relevant Additional Facility Notice, in each case, as it relates to any acquisition (other than the Acquisition) or other agreed purpose not prohibited by the terms of this Agreement and the applicable Agreed Certain Funds Obligor(s) only (and excluding: (x) any procurement obligations on the part of the Agreed Certain Funds Obligor(s) with respect to any other member of the Group, the target of the relevant acquisition or any of its Subsidiaries); and (y) any failure to comply, breach or Default by any other member of the Group, the target of the relevant acquisition or any of its Subsidiaries).

“Major Representation” means:

(a)	in respect of a Certain Funds Utilisation, any representation or warranty under Clauses

24.1 (Status) to 24.4 (Power and authority) (inclusive), in each case as it relates to the Company only (and excluding: (x) any procurement obligations on the part of the Company with respect to any other member of the Group or of the Target Group; and (y) any failure to comply, breach or Default by any other member of the Group or of the Target Group); and

(b)	in respect of an Agreed Certain Funds Utilisation:
(i)	in respect of the Original Revolving Facility for the purposes of financing a Permitted Acquisition, Permitted Joint Venture or any other purposes agreed with the Original Revolving Facility Lenders:
(A)	each of the Major Representations referred to in paragraph (a) above; or
(B)	any event or circumstance constituting Major Representations specified in a notice delivered by the Company and the Original Revolving Facility Lenders to the Agent; and
(ii)

in respect of an Additional Facility which all of the Additional Facility Lenders providing such Additional Facility have agreed shall be provided on a “certain funds basis” in accordance with the provisions of Clause 4.7 (Utilisations of Original Revolving Facility/Additional Facility during the Agreed Certain Funds Period), the Major Representations specified in the relevant Additional Facility Notice, in each case, as it relates to any acquisition (other than the Acquisition) or other agreed purpose not prohibited by the terms of this Agreement and the applicable Agreed Certain Funds Obligor(s) only (and excluding: (x) any procurement obligations on the part of the Agreed Certain Funds Obligor(s) with respect to any other member of the Group, the target of the relevant acquisition or any of its Subsidiaries and (y) any failure to comply, breach or Default by any other member of the Group, the target of the relevant acquisition or any of its Subsidiaries).

“Major Undertaking” means:

(a)

in relation to a Certain Funds Utilisation, an undertaking under Clauses 27.5 (Anti-corruption laws and Sanctions), 27.7 (Merger), 27.9 (Acquisitions), 27.11 (Pari Passu Ranking), 27.12 (Negative pledge), 27.13 (Disposals), 27.15 (Loans or credit), 27.17 (Dividends and share redemption) and 27.18 (Financial Indebtedness), in each case, as it relates to the Company only (and excluding: (x) any procurement obligations on the part of Company with respect to any other member of the Group or of the Target Group; and (y) any failure to comply, breach or Default by any other member of the Group or of the Target Group); and

(b)	in relation to any Agreed Certain Funds Utilisation:
(i)	in respect of the Original Revolving Facility for the purposes of financing a Permitted Acquisition, Permitted Joint Venture or any other purposes agreed with the Original Revolving Facility Lenders:
(A)	each of the Major Undertakings referred to in paragraph (a) above; or
(B)	any event or circumstance constituting Major Undertakings specified in a notice delivered by the Company and the Original Revolving Facility Lenders to the Agent; and
(ii)

in respect of an Additional Facility which all of the Additional Facility Lenders providing such Additional Facility have agreed shall be provided on a “certain funds basis” in accordance with the provisions of Clause 4.7 (Utilisations of Original Revolving Facility/Additional Facility during the Agreed Certain Funds Period), the Major Undertakings specified in the relevant Additional Facility Notice, in each case, as it relates to any acquisition (other than the Acquisition) or other agreed purpose not prohibited by the terms of this Agreement and the applicable Agreed Certain Funds Obligor(s) only (and excluding: (x) any procurement obligations on the part of the Agreed Certain Funds Obligor with respect to any other member of the Group, the target of the relevant acquisition or any of its Subsidiaries and (y) any failure to comply, breach or Default by any other member of the Group, the target of the relevant acquisition or any of its Subsidiaries).

“Majority Lenders” means, subject to Clause 44 (Amendments and Waivers), at any time:

(a)

a Lender or Lenders whose Commitments aggregate at least 66 ⅔ per cent. of the Total Commitments (and for this purpose the amount of an Ancillary Lender’s, Fronting Ancillary Lender’s, Fronted Ancillary Lender’s or a Lender’s, as the case may be, Revolving Facilities Commitment shall not be reduced by the amount of its Ancillary Commitment, Fronted Ancillary Commitment or Fronting Ancillary Commitment); or

(b)	if the Total Commitments have been reduced to zero, a Lender or Lenders whose Commitments aggregated at least 66 ⅔ per cent. of the Total Commitments immediately prior to that reduction,

provided that, in the case of any Commitment not denominated in the Base Currency, if applicable, the Base Currency Amount of that Commitment shall be used for the purposes of calculating paragraphs (a) and (b) above.

“Majority Original Revolving Facility Lenders” means, subject to Clause 44 (Amendments and Waivers), at any time:

(a)

a Lender or Lenders whose Original Revolving Facility Commitments aggregate at least 66 ⅔ per cent. of the Total Original Revolving Facility Commitments (and for this purpose the amount of an Ancillary Lender’s, a Fronting Ancillary Lender’s, a Fronted Ancillary Lender’s or a Lender’s, as the case may be, Original Revolving Facility Commitment shall not be reduced by the amount of its Ancillary Commitment or Fronted Ancillary Commitment or Fronting Ancillary Commitment); or

(b)	if the Total Original Revolving Facility Commitments have been reduced to zero, a Lender or Lenders whose Original Revolving Facility Commitments aggregated at least

66 ⅔ per cent. of the Total Original Revolving Facility Commitments immediately prior to that reduction,

provided that, in each case in relation to any Original Revolving Facility Commitment not denominated in the Base Currency, if applicable, the Base Currency Amount of that Original Revolving Facility Commitment shall be used for the purposes of calculating paragraphs (a) and

(b) above. “Margin” means:

(a)	in relation to the Facility A, 3.50 per cent. per annum;
(b)	in relation to the Original Revolving Facility, 3.50 per cent. per annum;
(c)	in relation to any Additional Facility, as set out in the Additional Facility Notice relating to that Additional Facility; and
(d)

in relation to any Unpaid Sum which is referable to a particular Facility, the rate per annum specified above relating to such Facility and in all other cases the highest rate specified above, in each case subject to the provisions of Clause 14.4 (Default Interest), but if:

(i)	no Margin Event of Default has occurred and is continuing; and
(ii)	the Total Leverage Ratio in respect of the most recently completed Relevant Period is within a range set out in the table below,

then the Margin for Facility A and the Original Revolving Facility will be the percentage per annum set out in the tables below in the column for that Facility opposite that range, as follows:

Total Leverage Ratio	Facility A Margin (% per annum)	Original Revolving Facility Margin (% per annum)
Greater than 3.00:1	3.75	3.75
Less than or equal to 3.00:1 but greater than 2.50:1	3.50	3.50
Less than or equal to 2.50:1 but greater than 2.00:1	3.25	3.25
Less than 2.00:1	3.00	3.00

and any change in the Margin shall take effect 3 Business Days after the Agent has received the Compliance Certificate for that Relevant Period pursuant to Clause 25.3 (Compliance Certificate) (a “Readjustment Date”). On each Readjustment Date, the Margin shall revert to the percentage per annum set out in relation to the relevant Loan at paragraph (a), (b) or (c) above, unless a lower or higher Margin than the original level of Margin shall be applicable in accordance with the table above.

However:

(i)

if a Margin Event of Default has occurred and is continuing or an Event of Default has occurred and is continuing in respect of delivery of a compliance certificate under Clause 25.3 (Compliance certificate) which is necessary to determine the Margin, then the Margin for each Loan under Facility A and the Original Revolving Facility shall immediately revert to the highest percentage per annum set out above for a Loan under that Facility (or, in respect of an Additional Facility Loan, the highest percentage rate per annum set out in the relevant Additional Facility Notice) with effect on the date of such occurrence. Once that Margin Event of Default is remedied or waived or the relevant compliance certificate is supplied to the Agent, the Margin will be re-calculated on the basis of the most recently delivered Compliance Certificate and the above provisions with effect from the date of that remedy or waiver or supply and provided that no other Margin Event of Default had occurred and is continuing as at such date;

(ii)

if the Compliance Certificate relating to the relevant Annual Financial Statements of the Group shows that a higher rate of Margin should have applied during a certain period, then the Margin will be re-calculated retrospectively by reference to those Annual Financial Statements and the Company shall (or shall ensure the relevant Borrower shall) pay to the Agent the amount necessary to put the Agent and the Lenders in the position they would have been in had the appropriate rate applied during such period (it being specified that such provision shall not apply to any Lender to the extent that it no longer holds a participation in the Facilities both at the time to which the adjustment relates and at the date the adjustment is to be made);

(iii)

if the Compliance Certificate relating to the relevant Annual Financial Statements of the Group shows that a lower rate of Margin should have applied during a certain period, then the overpayment to a Lender shall be set-off against future payments (starting with the amounts payable by the Borrowers at the end of the then current interest period) to be made by the Borrowers to that Lender to the extent that it has not transferred its participation at the date the adjustment is to be made.

For the purpose of determining the Margin, the Total Leverage Ratio and Relevant Periods shall be determined in accordance with Clause 26 (Financial Covenant). There shall be no limit on the number of steps up or down that may occur on any relevant date. Any changes to the Margin will not have any impact on the determination of the fee set out in Clause 16.1 (Commitment fee) which, at any relevant Readjustment Date, has already been paid to the Agent (for the account of the Original Revolving Facility Lenders).

“Material Adverse Effect” means any event or circumstance which in each case after taking into account all mitigating factors or circumstances including, any warranty, indemnity, insurance or other resources available to the Group or right of recourse against any third party with respect to the relevant event or circumstance and any obligation of any person in force to provide any additional equity investment, has a material adverse effect on:

(a)	the consolidated business, assets or financial condition of the Group taken as a whole; or
(b)	the ability of the Obligors (taken as a whole and taking into account resources available to the Group taken as a whole) to perform their payment obligations under the Finance Documents; or
(c)	subject to the Legal Reservations and the Perfection Requirements, the validity or enforceability of the Transaction Security which is (i) materially prejudicial to the interests of the Lenders taken as a whole under the Finance Documents and (ii) if capable of remedy, not remedied within twenty (20) business days of the Company becoming aware of the relevant event or circumstance or being given notice of the same by the Agent.

“Margin Event of Default” means an Event of Default which is continuing under:

(a)	Clause 28.1 (Non-Payment);
(b)	Clause 28.6 (Insolvency); or
(c)	Clause 28.7 (Insolvency proceedings).

“Material Event of Default” means an Event of Default which is continuing under:

(a)	Clause 28.1 (Non-Payment);
(b)	Clause 28.6 (Insolvency);
(c)	Clause 28.7 (Insolvency proceedings); or
(d)	Clause 28.8 (Creditors’ process).

“Material Subsidiary” means, subject to the Agreed Security Principles:

(a)	any Obligor;
(b)	any direct Holding Company of an Obligor, provided that it is a member of the Group (to the extent not incorporated in an Excluded Jurisdiction); and
(c)

(to the extent not incorporated in an Excluded Jurisdiction) any other member of the Group which has earnings before interest, tax, depreciation and amortisation calculated on the same basis as Consolidated EBITDA representing 7.5 per cent. or more of the Consolidated EBITDA of the Group (determined by reference to the most recent Annual Financial Statements delivered under Clause 25 (Financial statements)), provided that for the purpose of this paragraph (c) negative Consolidated EBITDA will be deemed equal to zero.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)

(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and
(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last month of any period. “Monthly” shall be construed accordingly. The above rules will not, for the avoidance or doubt, apply in relation to any periods applicable to financial statements.

“Moody’s” means Moody’s Investors Services Inc..

“Multi-account Overdraft” means an Ancillary Facility or Fronted Ancillary Facility which is an overdraft facility comprising more than one account.

“Net Outstandings” means, in relation to a Multi-account Overdraft, the Ancillary Outstandings of that Multi-account Overdraft.

“Net Proceeds” means the cash proceeds received by any member of the Group (and, if the recipient is not a wholly owned Subsidiary of a member of the Group, the proceeds proportionate to the interest held by the Group in the recipient) of any Disposal, after deducting:

(a)

fees, costs and expenses incurred by any member of the Group with respect to that Disposal (including, without limitation, legal fees, agents’ commissions, consulting and auditors’ fees, bonus payment to management of any business subject to such disposal and out-of-pocket redundancy costs and restructuring costs) or claim to persons who are not members of the Group or with respect to the replacement of the key-man executive;

(b)

any Tax incurred and required to be paid or reserved for by the recipient of the cash proceeds for such Disposal or the transfer thereof intra-Group (including any Taxes incurred or required to be paid in connection with the distribution of the cash proceeds for such assets disposal from the relevant Group member to another member of the Group that could make a prepayment), taking into account any available credit deductions or allowances;

(c)

amounts retained to cover possible liabilities directly or indirectly in connection with a Disposal provided that if such liabilities do not materialize such amounts shall constitute Net Proceeds from the date the Company determines (acting reasonably) such liabilities will not or are not reasonably likely to materialize;

(d)	third party debt secured on the assets disposed of that is to be repaid out of those proceeds;
(e)	amounts to be repaid to the entity disposed of in respect of intra-Group indebtedness or Permitted Security to the extent not already taken into account in the purchase price of such Disposal;
(f)

costs of closure, relocation costs, reorganization and restructuring costs, in each case directly related to the Disposal, and costs incurred preparing the asset for disposal (in each case to persons who are not members of the Group or Affiliates of members of the Group); and

(g)	any currency exchange costs incurred by any member of the Group in connection with such proceeds.

“New Equity” means the proceeds of a subscription for shares in and any capital contributions to the Company.

“New Lender” has the meaning given to that term in Clause 29.1 (Assignments and transfers by the Lenders).

“New Shareholder Injections” means the aggregate amount of New Equity and/or Subordinated Debt.

“Non-Acceptable L/C Lender” means a Lender under the Original Revolving Facility or an Additional Revolving Facility which:

(a)

is not an Acceptable Bank within the meaning of paragraphs (a) or (c) of the definition of Acceptable Bank (other than a Lender which the relevant Issuing Bank (acting reasonably) has agreed is acceptable to it notwithstanding that fact); or

(b)	is a Defaulting Lender; or
(c)

has failed to make (or has notified the Agent that it will not make) a payment to be made by it under Clause 7.3 (Indemnities) or Clause 32.11 (Lenders’ indemnity to the Agent) or any other payment to be made by it under the Finance Documents to or for the account of any other Finance Party in its capacity as Lender by the due date for payment unless the failure to pay falls within the description of any of those items set out at paragraphs (d)(i) and (ii) of the definition of Defaulting Lender.

“Non-Consenting Lender” has the meaning given to that term in Clause 44.10 (Replacement or Prepayment of Lender).

“Non-Obligor” means a member of the Group which is not an Obligor.

“Not Otherwise Applied” means, in relation to any amount which is proposed to be applied or included, that such amount has not been (and is not simultaneously being), included, applied, designated or taken into account in respect of, any other calculation, use, event, transaction or permission.

“Obligor” means a Borrower or a Guarantor.

“Obligor Leakage Gross Amount” means, at any time, the aggregate amount of:

(a)

the fair market value (determined by reference to the date of such disposal) of all assets disposed of by Obligors to Non-Obligors during the life of the Facilities except to the extent for cash consideration;

(b)	the principal amount of any outstanding loans made during the life of the Facilities by an Obligor to a Non-Obligor;
(c)	the face value of any outstanding guarantees given during the life of the Facilities by Obligors in support of liabilities or obligations of Non-Obligors; and
(d)	the cash paid during the life of the Facilities by Obligors for shares issued to them by Non-Obligors,

in each case provided that:

(i)

if any Non-Obligor subsequently accedes to this Agreement as an Obligor, any items which would, prior to that accession, have fallen within paragraphs (a) to (d) above in respect of that Non-Obligor shall be ignored for the purposes of this definition; and

(ii)

if any relevant Obligor subsequently resigns as an Obligor, any items which would not, prior to that resignation, have fallen within paragraphs (a) to (d) above in respect of that resigning Obligor shall be included for the purposes of this definition.

“Obligor Leakage Net Amount” means, at any time, the amount (without double counting) by which the Obligor Leakage Gross Amount exceeds the aggregate amount of:

(a)

the fair market value (determined by reference to the date of such disposal) of all assets disposed of by Non-Obligors to Obligors during the life of the Facilities except to the extent for cash consideration;

(b)	the principal amount of any outstanding loans made during the life of the Facilities by a Non-Obligor to an Obligor;
(c)	the face value of any outstanding guarantees given during the life of the Facilities by Non-Obligors in support of liabilities or obligations of Obligors; and
(d)

the cash paid during the life of the Facilities to Obligors by Non-Obligors by way of redemption, purchase, defeasance, retirement or repayment of any shares of a Non-Obligor or as a dividend, distribution or capital return in respect of any shares of a Non-Obligor, and provided that:

(i)

if any Non-Obligor subsequently accedes to this Agreement as an Obligor, any items which would, prior to that accession, have fallen within paragraphs (a) to (d) above in respect of that Non-Obligor shall be ignored for the purposes of this definition;

(ii)

if any relevant Obligor subsequently resigns as an Obligor, any items which would not, prior to that resignation, have fallen within paragraphs (a) to (d) above in respect of that resigning Obligor shall be included for the purposes of this definition; and

(iii)

the amount by which the Obligor Leakage Gross Amount can be reduced by the amount calculated pursuant to paragraph (c) above shall be limited to the amount calculated pursuant to paragraph (c) above of the definition of Obligor Leakage Gross Amount.

“Obligor/Non-Obligor Basket” means the higher of (x) 20 per cent. of Relevant Adjusted EBITDA and (y) €50,000,000 (or its equivalent in other currencies) in aggregate at any time.

“Obligors’ Agent” means the Company (or any other member of the Group notified in writing to the Agent for this purpose from time to time by the then existing Obligors’ Agent and such member of the Group) in the capacity in which it has been appointed to act on behalf of each Obligor pursuant to Clause 2.3 (Obligors’ Agent).

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Optional Currency” means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.4 (Conditions relating to Optional Currencies).

“Original Financial Statements” means the consolidated financial statements of TopCo for the Financial Year ended on 31 December 2023.

“Original Revolving Facility” means the senior revolving credit facility made available under this Agreement as described in paragraph (b) of Clause 2.1 (The Facilities).

“Original Revolving Facility Borrower” means the Company or an Additional Borrower unless it has ceased to be an Original Revolving Facility Borrower in accordance with Clause 31 (Changes to the Obligors) and, in respect of an Ancillary Facility only, any Affiliate of an

Original Revolving Facility Borrower that becomes a borrower of that Ancillary Facility pursuant to Clause 9.10 (Affiliates of the Borrower).

“Original Revolving Facility Commitment” means:

(a)

in relation to the Original Lender, the amount in the Base Currency set opposite its name under the heading “Original Revolving Facility Commitment” in Schedule 1 (The Original Lenders) and the amount of any other Original Revolving Facility Commitment transferred to it under this Agreement or assumed by it in accordance with this Agreement; and

(b)

in relation to any other Lender, the amount in the Base Currency of any Original Revolving Facility Commitment transferred to it under this Agreement or assumed by it in accordance with this Agreement,

to the extent not cancelled, reduced, increased or transferred by it under or in accordance with this Agreement.

“Original Revolving Facility Lender” means:

(a)	the Original Lender that makes available an Original Revolving Facility Commitment as indicated in Schedule 1 (The Original Lenders); and
(b)

any bank, financial institution, trust, fund or other person which has become a Party as a Lender under the Original Revolving Facility in accordance with Clause 2.4 (Increase), Clause 2.5 (Additional Facilities) or Clause 29 (Changes to the Lenders),

which in each case has not ceased to be a Lender in accordance with the terms of this Agreement.

“Original Revolving Facility Loan” means a loan made or to be made under the Original Revolving Facility or the principal amount outstanding for the time being of that loan.

“Original Revolving Utilisation” means a Original Revolving Facility Loan or a Letter of Credit.

“Parent” means Bending Spoons Holdings S.p.A., a joint stock company (società per azioni) incorporated under the laws of the Republic of Italy, having its registered office at Via Nino Bonnet 10, 20154, Milan, Italy registered with the Companies’ Register of Milan-Monza-Brianza-Lodi with registered number 13368470962.

“Participating Member State” means any member state of the European Union that adopts or has adopted (and has not ceased to adopt) the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Perfection Requirements” means the making or the procuring of registrations, filings, endorsements, notarisations, stampings and/or notifications of the Finance Documents (and/or the Security created thereunder) necessary for the validity or enforceability thereof.

“Permitted Acquisition” means:

(a)	the Acquisition;
(b)	any acquisition described in the Structure Memorandum (for the avoidance of doubt excluding any “exit steps” referenced therein (if any));

(c)

an acquisition of any shares in a member of the Group which at the time of acquisition is not a wholly-owned Subsidiary provided that (i) if the shares which are held already by another member of the Group are subject to Transaction Security, subject to the Agreed Security Principles the shares so acquired will also become subject to Transaction Security as soon as reasonably practicable and in any event within 60 days of such acquisition, and (ii) (after giving pro forma effect to the relevant acquisition) the Total Leverage Ratio will not exceed the Applicable Ratio on the first Testing Date immediately following the completion of the proposed acquisition;

(d)

an acquisition by a member of the Group of an asset sold, leased, transferred or otherwise disposed of by another member of the Group in circumstances constituting a Permitted Disposal or a Permitted Transaction;

(e)	any acquisition of Cash or of securities which are Cash Equivalent Investments;
(f)

an acquisition by way of an investment in a Permitted Joint Venture (or, thereafter, the acquisition of any of the shares or interests of the other joint venture partner under the terms of any Permitted Joint Venture (including where it becomes a member of the Group));

(g)

the acquisition of, or subscription for, the issued share capital of a limited liability company, including by way of formation or incorporation, which prior to the date of the acquisition, subscription or incorporation has not traded, acquired any assets or incurred any liabilities other than in relation to its initial capitalisation;

(h)	the acquisition of shares upon the exercise of put or call options granted or owned on or before the Closing Date;
(i)

the acquisition of, or subscription for, the issued share capital of a limited liability company in the context of transactions relating to equity participations and/or equity investments entered into between a member of the Group and SIMEST Società Italiana per le Imprese all’Estero S.p.A., in the technical and financial forms SIMEST Società Italiana per le Imprese all’Estero S.p.A. can implement and/or carry out from time to time, provided that (after giving pro forma effect to the relevant transaction) the Total Leverage Ratio will not exceed the applicable Financial Covenant on the first Testing Date immediately following the completion of the proposed transaction;

(j)

an acquisition by a member of the Group of any interest in an entity, business or undertaking carried on as a going concern (each such entity, business or undertaking, a “target”), in each case provided that the following conditions are met (such acquisition, a “Qualifying Permitted Acquisition”):

(i)	either:
(A)	a majority of the ownership of the entity, business or undertaking is acquired (or held by the acquirer after the acquisition); or
(B)

in case of acquisition of a minority shareholding, the aggregated Purchase Consideration paid for acquisitions of minority shareholding in that person (which is not already a member of the Group) shall not in any case (when aggregated with the Joint Venture Investments) exceed the greater of (x) €75,000,000 (or its equivalent in other currencies) and (y) 20 per cent. of Relevant Adjusted EBITDA at any time during the life of the Facilities (provided that such basket shall be restored to the extent that such target is or becomes controlled by a member of the Group);

(ii)

the entity, business or undertaking acquired: (A) must be engaged in a business activity similar, complementary or related to that of the Group; and (B) must not be incorporated nor carry out its business in a Sanctioned Country;

(iii)

no Event of Default has occurred and is continuing (or, by reference to the facts and circumstances at the time the member of the Group contractually commits to making the proposed acquisition, would result from the relevant acquisition) at the time the relevant member of the Group legally commits to the acquisition (subject always to the provisions, operation and application of any Agreed Certain Funds Period and the Permitted Acquisition Clean-Up Period);

(iv)

only to the extent available and commissioned by the Group, the Company shall (after the completion of the applicable acquisition) deliver to the Agent (on behalf of the Lenders) (x) copies of any third party legal and financial due diligence reports relating to the acquisition (in each case for information purposes and on a non-reliance basis only and provided that the Agent (and Lenders to the extent applicable) have entered into any hold harmless arrangements to the extent required by the relevant report provider), and provided that no such reports shall be required to be delivered to the Agent pursuant to this paragraph if the relevant report provider has a general policy of not permitting such disclosure (it being understood that the Company shall use commercially reasonable endeavours in order to select a report provider whose general policy permits such disclosure); and (y) if the enterprise value of the relevant target is greater than €100,000,000, an updated Financing Case showing that (after giving pro forma effect to the relevant acquisition) the Total Leverage Ratio will not exceed the applicable Financial Covenant on the first two Testing Dates immediately following the completion of the proposed acquisition;

(v)	Total Leverage Ratio, as at the Applicable Test Date (calculated on a pro forma basis taking into account such acquisition), would not exceed the Applicable Ratio;
(k)	any acquisition (including an acquisition by way of merger) pursuant to a Permitted Reorganisation or a Permitted Transaction;
(l)	an acquisition constituting a Permitted Share Issue;
(m)

the acquisition or redemption, purchase, defeasance, retirement or repayment of securities (and related loan notes) held directly or indirectly by, or for the direct or indirect benefit of, any Incentive Scheme Participants to the extent payments in relation thereto constitute Permitted Payments under paragraph (f) of the definition thereof;

(n)	any acquisition of shares following the conversion of an intra-Group loan or Subordinated Debt into equity, subject to the provisions of the Intercreditor Agreement;
(o)	any acquisition by a member of the Group pursuant to a Permitted Disposal;
(p)

any acquisition pursuant to any contractual commitment of a member of the Group or the Target Group entered into prior to the Closing Date provided that any such commitment is disclosed in the Reports or otherwise in writing to the Arrangers prior to the Signing Date;

(q)

any acquisition by a member of the Group of assets, mobile applications and digital softwares (other than (i) shares and (ii) to the extent the relevant purchase price exceeds the greater of (x) €25,000,000 (or its equivalent in other currencies) and (y) 10 per cent.

of Relevant Adjusted EBITDA per Financial Year) conducted in the ordinary course of business on arm’s length terms; and

(r)	any acquisition with the prior consent of the Majority Lenders.

“Permitted Acquisition Clean-Up Period” means, in respect of a Permitted Acquisition (other than the Acquisition), the period from the closing date of that Permitted Acquisition to the date falling one hundred and twenty (120) days thereafter.

“Permitted Alternative Debt” means Financial Indebtedness, including in the form of one or more facilities or loans or side car facilities incurred, established or borrowed by a member of the Group which is (or will become on or about the applicable Permitted Alternative Debt Commencement Date) an Obligor, which are not documented under this Agreement, or by way of notes, bonds or other debt instrument, financing or debt arrangements issued, established or incurred by any member of the Group which is (or will become on or about the applicable Permitted Alternative Debt Commencement Date) an Obligor, including as new or existing facility commitments or note issuance and/or as an additional tranche or class of, or an increase of, or an extension of, any facilities which are not documented under this Agreement (in each case, whether or not in existence at the Permitted Alternative Debt Commencement Date and including arrangements existing at the time a person becomes a member of the Group (whether by acquisition, merger, consolidation or combination) or is assumed in connection with the acquisition of assets, merger, consolidation or combination or otherwise), in each case including term or revolving; provided that (unless otherwise agreed by the Majority Lenders) each of the following applicable conditions are met:

(a)	such Permitted Alternative Debt may have a bullet repayment or amortising schedule or be a revolving credit facility, provided that the following conditions shall apply, as applicable:
(i)

if a bullet repayment or amortising schedule in relation to a term facility or any other Permitted Alternative Debt which is not a revolving facility, the maturity date for such Permitted Alternative Debt falls on or after the Facility A Termination Date as at the Signing Date (or, if at such time the Facility A has been repaid in full or would be paid in full after giving effect to the application of proceeds from the Permitted Alternative Debt, any termination date) (other than in respect of the initial maturity for a bridge facility or an interim facility (and for the avoidance of doubt, not in respect of the applicable maturity following a conversion date in respect of a bridge facility occurring in respect thereof) in relation to any Financial Indebtedness which would otherwise at such time be permitted under this Agreement to be incurred as Permitted Alternative Debt) and there shall be no scheduled repayment instalment date prior to the Facility A Termination Date, except for any scheduled repayment instalments customary for financings of the relevant type in an amount not exceeding 5 per cent. of the original principal amount of the relevant term facility or any other Permitted Alternative Debt in any applicable Financial Year; or

(ii)

if a revolving credit facility, the maturity date for such Permitted Alternative Debt falls on or after the Revolving Facility Termination Date as at the Signing Date (or, if at such time the Revolving Facility has been repaid in full or would be paid in full after giving effect to the application of proceeds from the Permitted Alternative Debt, any termination date);

(b)

after giving pro forma effect to the borrowing, issuance or incurrence of the principal or equivalent amount of the proposed Permitted Alternative Debt as if drawn in full on that Permitted Alternative Debt Commencement Date and the proposed use of proceeds thereof (including any acquisition, acquired Relevant Adjusted EBITDA or refinancing of indebtedness) the Permitted Indebtedness Cap as at the Applicable Test Date would not be exceeded;

(c)

such Permitted Alternative Debt will be either unsecured, pari passu, second lien or junior to other indebtedness of the Group but (for the avoidance of doubt) not senior to or in priority to the Facilities with respect to its claim from the proceeds of enforcement of any Transaction Security;

(d)

if the Permitted Alternative Debt is to (i) subject to the Agreed Security Principles, benefit from security over assets which are subject to the Transaction Security; or (ii) benefit from a Permitted Guarantee which is from an Obligor; or (iii) be governed by the Intercreditor Agreement pursuant to agreement between the Company and the person providing such Permitted Alternative Debt, each such person providing such Permitted Alternative Debt which is not already a party to the Intercreditor Agreement in the relevant capacity as a “Creditor” under (and as defined in) the Intercreditor Agreement for the relevant Intercreditor Class which applies to the Permitted Alternative Debt, shall become a party to the Intercreditor Agreement as a “Creditor” in accordance with and pursuant to the terms of the Intercreditor Agreement by the Permitted Alternative Debt Commencement Date;

(e)

such Permitted Alternative Debt shall (following accession to the Intercreditor Agreement by the relevant person providing such Permitted Alternative Debt) be Senior Secured Creditor Liabilities (under and as defined in the Intercreditor Agreement), it being specified that no Permitted Alternative Debt shall be permitted to benefit from Security over assets of any member of the Group which are not subject to Transaction Security (unless required pursuant to the Agreed Security Principles and unless, subject to the Agreed Security Principles, such assets become subject to Transaction Security simultaneously with the incurrence of the relevant Permitted Alternative Debt);

(f)	the person providing such Permitted Alternative Debt is not a direct or indirect shareholder of the Company or of any other member of the Group; and
(g)

the Company has delivered to the Agent a duly completed Permitted Alternative Debt Notice, within five (5) Business Days of the Permitted Alternative Debt Commencement Date, specifying the following matters in respect of such Permitted Alternative Debt:

(i)	the proposed issuer or borrower(s) and guarantor(s) in respect of the Permitted Alternative Debt;
(ii)

the aggregate amount of the commitments of the providers of the Permitted Alternative Debt and the currency being made available and any other optional currency or currencies which are available for utilisation under such Permitted Alternative Debt;

(iii)	the Permitted Alternative Debt Commencement Date and (if applicable) the availability period; and
(iv)

the maturity date, amortization schedule (if any), any mandatory prepayment provisions, security (if any), guarantees (if any), ranking and intercreditor position which may rank pari passu or junior to (but not senior or in priority to) the Facilities (and whether it is governed by the Intercreditor Agreement, and if applicable, the Intercreditor Class or other position) for the Permitted Alternative Debt, and such Permitted Alternative Debt Notice shall be deemed to have been duly completed for the purposes of this paragraph (g) if it is signed by the Company and specifies the matters in paragraphs (g)(i) to (g)(iv) above in respect of such Permitted Alternative Debt, provided that:

(A)

the terms applicable to any Permitted Alternative Debt (including ranking, security (if any), guarantees (if any), and intercreditor rights) will be those agreed between the Company and the person(s) providing the Permitted Alternative Debt (subject to the conditions above);

(B)

notwithstanding any provision of a Finance Document to the contrary, there shall be no obligation or requirement to enter into any hedging arrangement or other derivative transaction in relation to any Permitted Alternative Debt; and

(C)	any other item constituting Permitted Financial Indebtedness may, at the option of the Company, be incurred as Permitted Alternative Debt.

“Permitted Alternative Debt Commencement Date” means, in respect of any Permitted Alternative Debt, the date specified as the Permitted Alternative Debt Commencement Date (being the date on which the Permitted Alternative Debt has been (or will be) first incurred, established or available for utilisation) in the Permitted Alternative Debt Notice relating to that Permitted Alternative Debt.

“Permitted Alternative Debt Notice” means, in respect of any Permitted Alternative Debt, a notice substantially in the form set out in Schedule 20 (Form of Permitted Alternative Debt Notice for Permitted Alternative Debt) or in any other form agreed by the Agent and the Company delivered by the Company to the Agent in accordance with the provisions of paragraph (g) of the definition of “Permitted Alternative Debt”.

“Permitted Alternative Finance Documents” means each document which relates to or evidences the terms of any Permitted Alternative Debt including any credit or loan agreement, indenture, notes, fee letter, syndication letter, engagement letter, hedging letter, guarantee, security document and any other instrument or document designated as a “Permitted Alternative Finance Document” by the Company and the person providing the Permitted Alternative Debt, including, as applicable, the Intercreditor Agreement and the Transaction Security Documents.

“Permitted Disposal” means any sale, lease, licence, transfer or other disposal:

(a)

made pursuant to any agreement existing on the Closing Date and as disclosed to the Agent prior to the Signing Date (or, in the case of any person which becomes a member of the Group after the Closing Date, made pursuant to any agreement existing at the date on which it becomes a member of the Group and as disclosed to the Agent prior to such date);

(b)

made in the ordinary course of trading of the disposing entity or constituting dealings with trade debtors with respect to accounts receivable in the ordinary course of business (including any discount and/or forgiveness thereof) or in connection with the collection or compromise of such accounts receivables;

(c)

of any intellectual property rights (including, but not limited to, technologies and/or trademarks) by a member of the Group by a license of, distributions rights on or other rights to use intellectual property rights granted to any other members of the Group or to any third party to the Group in the ordinary course of business;

(d)

of real estate assets for a maximum aggregate net consideration of the higher of (i) €50,000,000 (or its equivalent in other currencies) and (ii) 20 per cent. of Relevant Adjusted EBITDA in aggregate at any time;

(e)

of any asset by an Obligor (the “Disposing Company”) to another Obligor (the “Acquiring Company”), but if the Disposing Company had given Transaction Security over the asset, subject to the Agreed Security Principles the Acquiring Company must give the same or equivalent Transaction Security over that asset (ignoring any hardening periods and any differences in the Transaction Security arising due to the Acquiring Company being organised in a different jurisdiction to the Disposing Company);

(f)	of assets by a Non-Obligor to another member of the Group;
(g)

of assets by an Obligor to a Non-Obligor provided that the aggregate of the consideration for such assets does not give rise to the Obligor Leakage Net Amount exceeding the Obligor/Non-Obligor Basket at any time;

(h)

of obsolete or redundant assets or assets which are no longer required for the operation of the business of the relevant member of the Group or arising as a result of the termination of any agreement or arrangement which, in the opinion of the member of the Group party thereto, is uneconomic to continue;

(i)

of assets (other than shares in any member of the Group) in exchange or replacement of or for investment in other assets or where the Net Proceeds of such disposal are used to purchase replacement assets which are (in the reasonable opinion of the Company) comparable or superior as to type, value and/or quality (excluding Cash and Cash Equivalent Investments) in the context of the business of the Group or applied in prepayment or redemption of the Facilities or any other Senior Secured Creditor Liabilities (as defined in the Intercreditor Agreement);

(j)	of a Dormant Subsidiary;
(k)	of Cash or Cash Equivalent Investments for Cash or in exchange for other Cash Equivalent Investments;
(l)	of shares in any member of the Group for the direct or indirect benefit of any Incentive Scheme Participants to the extent that:
(i)	the shares so disposed of do not give right to the payment of dividends or other distribution of profits during the life of the Facilities; or
(ii)

the shares so disposed of give right to a voting percentage in the relevant member of the Group which does not exceed (when aggregated with any shares disposed of in respect of such member of the Group on the basis of this paragraph and any shares in such member of the Group issued on the basis of paragraph (d) of the definition of “Permitted Share Issue”) a maximum voting percentage equal to 20 per cent., on a non-diluted and fully diluted basis, of the share capital of such member of the Group; or

(iii)

the shares so disposed of are disposed of on the basis of any combination of (i) and (ii) above, provided that any such share disposal, when aggregated with any other share disposals permitted under this paragraph and any share issues permitted under paragraph (d) of the definition of “Permitted Share Issue”, does not result in a change of control at the level of the relevant disposing member of the Group;

provided that, if the existing shares in the relevant member of the Group are the subject of Transaction Security under the Transaction Security Documents immediately prior to the relevant disposal, subject to the Agreed Security Principles same or equivalent Transaction Security over the shares so disposed is granted (ignoring any hardening periods and any differences in the Transaction Security arising due to the acquiring entity being organized in a different jurisdiction to the disposing company);

(m)

of assets which are seized, expropriated or compulsorily acquired by (or by the order of) any central or local governmental authority or which is required by law or regulation or any order of any governmental entity or in order to comply with any final mandatory order of, or any condition imposed by, any relevant competition authority;

(n)

of any share by a member of the Group to comply with applicable laws or regulations or constitutional documents in relation to minimum shareholding and/or mandatory holding of shares by board members and other officers;

(o)

of a lease or licence of real property in the ordinary course of business or lease or licence of real property which is surplus to requirements or in exchange for another lease or licence of real property or which does not adversely affect the business of the Group as a whole in any material respect;

(p)

constituting a conversion of an intra-Group loan into share capital of, or a capital contribution to, the borrower of such a loan where if the existing shares of the borrower of such loan are the subject of Transaction Security under the Transaction Security Documents, subject to the Agreed Security Principles the newly issued shares to the extent held by a member of the Group will also become subject to Transaction Security on the same terms;

(q)

of receivables on a recourse basis or on arm’s length or better terms or by way of any rental obligation under any agreement (including any lease or hire purchase agreement) or any finance or capital lease provided that in each case any resulting Financial Indebtedness constitutes Permitted Financial Indebtedness, or of assets which become the subject of a Capitalized Lease Obligations that constitutes Permitted Financial Indebtedness;

(r)

of assets to a Permitted Joint Venture or of an interest in a Joint Venture (in each case subject to the limit set out in the definition of this term) to the extent required by the terms of the arrangements in relation to that Joint Venture between the Joint Venture parties;

(s)	arising as a result of a Permitted Transaction or Permitted Payment or Permitted Security or Permitted Loan;
(t)	arising from the close out or termination of a Treasury Transaction provided that such close out or other termination does not result in a breach of the terms of the Intercreditor Agreement;
(u)	which is set out in the Structure Memorandum (for the avoidance of doubt excluding any “exit steps” referenced therein (if any));
(v)	of receivables on a non-recourse basis;
(w)

which is a sale and leaseback of assets (including real estate assets) provided that the aggregate net consideration receivable in respect of the same shall not exceed the greater of (x) 15 per cent. of Relevant Adjusted EBITDA and (y) €50,000,000 (or its equivalent in other currencies) in any Financial Year of the Company;

(x)	in respect of which the Majority Lenders have given their consent;
(y)

the disposal of assets in the context of transactions relating to financings, equity participations and/or equity investments entered into between a member of the Group and SIMEST Società Italiana per le Imprese all’Estero S.p.A., in the technical and financial forms SIMEST Società Italiana per le Imprese all’Estero S.p.A. can implement and/or carry out from time to time, provided that (after giving pro forma effect to the relevant transaction) the Total Leverage Ratio will not exceed the applicable Financial Covenant on the first Testing Date immediately following the completion of the proposed transaction; and

(z)

of assets (other than shares in any member of the Group or businesses) not permitted under the above paragraphs where the net consideration receivable (excluding any earn out which may become payable) does not exceed the greater of (x) 15 per cent. of Relevant Adjusted EBITDA and (y) €25,000,000 (or its equivalent in other currencies) at any time, provided that, in case such assets are constituted by intellectual property, the net consideration receivable (excluding any earn out which may become payable) shall not exceed the greater of (x) 5 per cent. of Relevant Adjusted EBITDA and (y) €15,000,000 (or its equivalent in other currencies) at any time.

“Permitted Financial Indebtedness” means Financial Indebtedness:

(a)

the Existing Debt, provided it is repaid and/or prepaid in accordance with Clause 27.26 (Conditions Subsequent) or, in each case, are otherwise permitted to be outstanding under the other paragraphs of this definition at such time;

(b)

arising under the facility agreement dated 13 March 2023 made between the Company and Intesa Sanpaolo S.p.A. and guaranteed by SACE and the facility agreement dated 23 April 2024 made between the Company and Intesa Sanpaolo S.p.A. and guaranteed by SACE (each as amended, supplemented and/or restated from time to time);

(c)

arising under the Transaction Documents (including for the avoidance of doubt any Additional Facility incurred in accordance with the terms of the Finance Documents) or Financial Indebtedness which constitutes Refinancing Debt;

(d)

which is Permitted Alternative Debt under a Permitted Alternative Finance Document provided that the aggregate amount of such Financial Indebtedness incurred pursuant to this paragraph shall not (when aggregated with all other Financial Indebtedness and guarantees incurred or granted in reliance on the Permitted Indebtedness Cap) exceed the Permitted Indebtedness Cap;

(e)	arising under any Subordinated Debt;
(f)

to the extent covered by a Letter of Credit or other letter of credit, guarantee, indemnity or similar instrument issued under an Ancillary Facility, a Permitted Guarantee or the Permitted Indebtedness Cap;

(g)

arising under a foreign exchange transaction for spot or forward delivery entered into in connection with protection against fluctuation in currency rates where that foreign exchange exposure arises in the ordinary course of trade or in respect of Utilisations made in Optional Currencies, but not for investment or speculative purposes;

(h)

of any person acquired, merged or consolidated with or into or became a member of the Group (or Subsidiary of such specified person) which is incurred under arrangements in existence at the date of acquisition, but not incurred or increased (other than as a result of the capitalisation of interest and unless any increase is otherwise permitted as

Permitted Financial Indebtedness) in contemplation of such other person merging or consolidating with or into, or becoming a member of the Group or a Subsidiary of such specified person, and including any Financial Indebtedness indebtedness encumbering any asset acquired by such specified person, provided that (i) any Financial Indebtedness of such person that is extinguished, redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transaction pursuant to which such other person becomes a member of the Group or a Subsidiary of such specified person will not be taken into account; and (ii) at the election of the Company, such Financial Indebtedness is discharged within three (3) Months of the date on which such person or asset becomes or is merged into or is acquired by a member of the Group (save to the extent that such Financial Indebtedness constitutes Permitted Financial Indebtedness under another paragraph of this definition);

(i)

arising under any Capitalized Lease Obligations provided that the maximum aggregate capital value (calculated in accordance with the Applicable Accounting Principles and excluding (if applicable) any capital value related to possible extensions of the maturity thereof to the extent the relevant Capitalized Lease Obligations can be terminated at option of the relevant member of the Group) of all such items so leased under outstanding leases by members of the Group under this paragraph (i) does not exceed the greater of (x) 15 per cent. of Relevant Adjusted EBITDA and (y) €50,000,000 (or its equivalent in other currencies) at any time;

(j)

arising under any cash pooling, balance transfer, netting, set-off or other cash management arrangements or similar or equivalent arrangement including any profit and loss pooling arrangement in the ordinary course of the Group’s banking arrangements;

(k)	arising under pension schemes of the Group to the extent classified as Financial Indebtedness;
(l)

arising under (i) any local facilities, short term loan facilities or overdraft, working capital, bilateral financing lines, indebtedness relating to letters of credit, bank guarantees or other credits or in each case other similar facilities (other than those referred to in paragraph (n) below) provided that the maximum aggregate principal amount of all Financial Indebtedness outstanding under this paragraph (l) shall not exceed the greater of (x) 40 per cent. of Relevant Adjusted EBITDA and (y) €150,000,000 (or its equivalent in other currencies) at any time, or (ii) any loans provided, supported or subsidised (including finanziamenti agevolati) by a governmental agency, export credit agency or a lending organisation established by the United Nations, the European Union or other international treaty organization, up to an amount equal to the greater of (x) 10 per cent. of Relevant Adjusted EBITDA and (y) €30,000,000 (or its equivalent in other currencies) at any time;

(m)

relating to, or arising under, letters of credit, bank guarantees or other credits or in each case other similar facilities (including any import financing facilities) made available, granted or issued pursuant to the request of and for the account any member of the Group in the ordinary course of business or consistent with past practice provided that the maximum aggregate principal amount of all Financial Indebtedness outstanding under this paragraph (n) shall not exceed the greater of (x) 10 per cent. of Relevant Adjusted EBITDA and (y) €30,000,000 (or its equivalent in other currencies) at any time;

(n)	arising as a result of daylight exposures in respect of banking arrangements entered into in the ordinary course of treasury activities;

(o)

arising under the factoring, sale, discounting or other disposal on arm’s length or better terms of receivables (or other receivables based financing arrangements) raising Financial Indebtedness provided that the maximum aggregate principal amount of all Financial Indebtedness outstanding under this paragraph (o) shall not exceed the greater of (x) 20 per cent. of Relevant Adjusted EBITDA and (y) €60,000,000 (or its equivalent in other currencies) at any time;

(p)	arising in connection with the sale and leaseback of assets to the extent permitted under the definitions of “Permitted Disposal” and/or “Permitted Security”;
(q)

arising or made available under a Permitted Loan, a Permitted Guarantee, a Permitted Joint Venture, a Permitted Transaction or a Permitted Treasury Transaction or incurred by any member of the Group as a result or part of the implementation or completion of any steps set out in the Structure Memorandum (for the avoidance of doubt excluding any “exit steps” referenced therein (if any));

(r)

incurred under any instrument issued to or for the direct or indirect benefit of any Incentive Scheme Participants in respect of any bonus, compensation or similar payment (whether or not in connection with the issue of shares) and any Financial Indebtedness arising in connection with any deposit or advance of sums owing with/to any Incentive Scheme Participant in each case, in connection with paragraph (f) of the definition of “Permitted Payment”;

(s)

arising under corporate credit card facilities provided that the aggregate outstanding principal amount of such facilities across the Group does not at any time exceed the greater of (x) 10 per cent. of Relevant Adjusted EBITDA and (y) €30,000,000 (or its equivalent in other currencies);

(t)

in respect of any borrowings, loan or deferred consideration or earn-out arrangement made available by the relevant vendor in connection with any Permitted Acquisition, and including any vendor loan (which, for the avoidance of doubt, shall not include any contingent or non-crystallised liabilities or any liabilities that would not be treated as a borrowing in accordance with the Accounting Principles) which is a debt liability of the Group;

(u)	raised by the issue of redeemable shares which are either:
(i)	held by another member of the Group; or
(ii)	not redeemable at the option of their holder until after the Termination Date;
(v)

any Financial Indebtedness in an aggregate outstanding principal amount which, when taken together with any Refinancing Debt in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this paragraph and then outstanding, will not exceed 100 per cent. of the amounts received by the Company from any New Shareholder Injection;

(w)

arising under any financing, loan and/or any other financial support agreement entered into between a member of the Group and SIMEST Società Italiana per le Imprese all’Estero S.p.A., in the technical and financial forms SIMEST Società Italiana per le Imprese all’Estero S.p.A. can implement and/or carry out from time to time, provided that (after giving pro forma effect to the relevant transaction) the Total Leverage Ratio will not exceed the applicable Financial Covenant on the first Testing Date immediately following the completion of the proposed transaction;

(x)	incurred with the prior consent of the Majority Lenders; and

(y)

not permitted by the preceding paragraphs and the outstanding principal amount of which does not exceed the greater of (x) 25 per cent. of Relevant Adjusted EBITDA and (y) €75,000,000 (or its equivalent in other currencies) in aggregate for the Group in any Financial Year.

“Permitted Gross Outstandings” means, in relation to a Multi-account Overdraft, any amount, not exceeding its Designated Gross Amount, which is the amount of the Gross Outstandings of that Multi-account Overdraft.

“Permitted Guarantee” means:

(a)

(i) any guarantee under the Finance Documents and (ii) any guarantee under a Permitted Alternative Finance Document, provided that where the guarantee of such Permitted Alternative Debt is provided by an Obligor, each creditor of Permitted Alternative Debt which is not already a party to the Intercreditor Agreement in the relevant capacity as a “Creditor” (under and as defined in the Intercreditor Agreement) for the relevant Intercreditor Class which applies to the Permitted Alternative Debt shall become a party to the Intercreditor Agreement as a “Creditor” in accordance with and pursuant to the terms of the Intercreditor Agreement by the Permitted Alternative Debt Commencement Date, and provided that where such guarantee is provided by a Non-Obligor, the Financial Indebtedness so guaranteed constitutes Permitted Alternative Debt permitted to be so guaranteed under the definition of “Permitted Alternative Debt”;

(b)

any guarantee guaranteeing performance by a member of the Group under any contract entered into in the ordinary course of business and any guarantee issued by a member of the Group on arm’s length terms and in the ordinary course of business (including guarantees which are in favour of financial institutions which have guaranteed obligations of a member of the Group);

(c)

any guarantee or indemnity given in the ordinary course of trading and/or any performance or similar bond guaranteeing performance by a member of the Group under any contract entered into in the ordinary course of trade;

(d)	the endorsement of negotiable instruments in the ordinary course of trade;
(e)

any guarantee entered into by any member of the Group in the ordinary course of its banking arrangements or on standard banking terms and in favour of the relevant account holding bank or other relevant provider for the purpose of netting debit and credit balances of members of the Group or otherwise in connection with cash pooling, balance transfer, netting, set off or other cash management or similar/equivalent arrangements including any profit and loss arrangements;

(f)

(i) customary indemnities given by a member of the Group in bank mandate, engagement and commitment letters and (ii) (provided they are in customary forms for capital markets equity or debt financings) indemnities by a member of the Group in favour of any underwriters, initial purchasers, solicitation agents, tender agents, dealer managers or other persons pursuant to or in connection with any underwriting, purchase, commitment or similar agreement or engagement or mandate letter;

(g)	customary indemnities given in favour of directors and officers of the Group in their capacity as such;
(h)	any guarantee issued (for the benefit of another member of the Group) to a landlord on arm’s length terms and in the ordinary course of business;

(i)	any customary guarantee or indemnity given to professional advisers, creditor committees and consultants in the ordinary course of business;
(j)

any guarantee or counter-indemnity in the ordinary course of trading in favour of financial institutions or credit insurers in connection with the guarantees of rent obligations or other contracts entered into in the ordinary course of business of a member of the Group by such financial institution or credit insurer;

(k)

any guarantee for Taxes (including any custom guarantee), assessments or charges imposed by the relevant tax authority which are not yet due or are being contested in good faith and for which (in such latter case) provisions are being maintained by the relevant member of the Group in accordance with the Applicable Accounting Principles, and any guarantee given or arising under legislation relating to Tax or corporate law under which any member of the Group assumes general liability for the obligations of another member of the Group incorporated or tax resident in the same country;

(l)	guarantees granted by persons or undertakings acquired pursuant to a Permitted Acquisition to the extent that:
(i)	the guarantee was not created in contemplation of the Permitted Acquisition;
(ii)

the principal amount guaranteed has not been increased in contemplation of or since the Permitted Acquisition (other than as a result of the capitalisation of interest and unless any increase is otherwise permitted as Permitted Guarantee); and

(iii)

at the election of the Company either (i) the guarantee is removed or discharged within three (3) Months of the date of completion of the Permitted Acquisition unless otherwise constituting Permitted Guarantee or (ii) the outstanding Financial Indebtedness which is guaranteed by such guarantee is Permitted Financial Indebtedness;

(m)

any guarantee or indemnity constituting Permitted Financial Indebtedness or given by a member of the Group constituting, or given pursuant to or as part of, a Permitted Transaction or in relation to a Permitted Treasury Transaction;

(n)	any Joint Venture Investment in the form of a guarantee to the extent permitted under the definition of Permitted Joint Venture;
(o)

any guarantee or indemnity given in connection with Financial Indebtedness which is Permitted Financial Indebtedness and/or Refinancing Debt incurred to refinance Financial Indebtedness that was previously so guaranteed or indemnified, and permitted to be guaranteed or indemnified under this Agreement provided that, in this case, any such guarantees or indemnities are limited to all or some of the same guarantors that guaranteed or indemnified (or, under the written arrangements under which the original guarantees or indemnities arose, could guarantee or indemnify pursuant to the terms thereof) the Financial Indebtedness being refinanced;

(p)

any guarantee or indemnity given by a member of the Group in favour of directors, officers or employees in relation to the acquisition or redemption, purchase, defeasance, retirement or repayment, of securities held directly or indirectly by or for the direct or indirect benefit of any Incentive Scheme Participant and/or to purchase or repay or make any related or other loans, or guarantee or payment of other amounts for the direct or indirect benefit of any Incentive Scheme Participant, to the extent that the payment to be guarantees hereunder constitutes a Permitted Payment in accordance with the terms of paragraph (g) of the definition thereof;

(q)	any guarantee by a member of the Group in respect of a Treasury Transaction permitted under this Agreement;
(r)	any guarantee or indemnity which constitutes an arrangement in respect of, or the making of, a Permitted Payment;
(s)	any guarantee given in respect of the netting or set-off arrangements permitted pursuant to the definition of “Permitted Security”;
(t)

any guarantee made in substitution for an extension of credit permitted under the definition of “Permitted Loan” to the extent that the issuer of the relevant guarantee would have been entitled to make a loan in an equivalent amount under the definition of “Permitted Loan” to the person whose obligations are being guaranteed;

(u)

any guarantee or indemnity given by a member of the Group in the ordinary course of an acquisition or a disposal transaction which is a Permitted Acquisition or Permitted Disposal, or in connection with a Permitted Acquisition or Permitted Disposal, and any customary indemnity to a purchaser in relation to a Permitted Disposal provided that the maximum potential liability under any such indemnity does not exceed the aggregate consideration received by members of the Group for that disposal;

(v)	any guarantee granted by (i) a member of the Group for the obligations of an Obligor and/or (ii) a Non-Obligor for the obligations of another member of the Group;
(w)

any guarantee by an Obligor of a Non-Obligor’s obligations provided the aggregate principal amount guaranteed does not give rise to the Obligor Leakage Net Amount exceeding the Obligor/Non-Obligor Basket at any time;

(x)

any guarantee issued by a member of the Group in respect of the obligations of another member of the Group prior to the Closing Date provided that any such guarantee is disclosed in writing to the Arrangers prior to the Signing Date;

(y)	guarantees and indemnities given pursuant to or in connection with the Acquisition Documents and, to the extent permitted under this Agreement, any Existing Debt;
(z)

guarantees and indemnities given in the context of transactions relating to equity participations and/or equity investments entered into between a member of the Group and SIMEST Società Italiana per le Imprese all’Estero S.p.A., in the technical and financial forms SIMEST Società Italiana per le Imprese all’Estero S.p.A. can implement and/or carry out from time to time, provided that (after giving pro forma effect to the relevant transaction) the Total Leverage Ratio will not exceed the applicable Financial Covenant on the first Testing Date immediately following the completion of the proposed transaction;

(aa)any guarantee to which the Majority Lenders gave their consent;

(bb)

any liability in respect of any member of the Group incorporated in The Netherlands arising under a declaration of joint and several liability (hoofdelijke aansprakelijkheid) as referred to in Section 2:403 of the Dutch Civil Code;

(cc)	any liability arising as a result of a fiscal unity (fiscale eenheid) solely between members of the Group incorporated in The Netherlands; and

(dd)

any guarantee or indemnity not permitted by the preceding paragraphs so long as the aggregate outstanding principal amount thereunder does not exceed the greater of (x) €100,000,000 (or its equivalent in other currencies) and (y) 25 per cent. of Relevant Adjusted EBITDA at any time.

“Permitted Indebtedness Cap” means at any time (without double counting), the aggregate of:

(a)

an unlimited amount at any time, provided that after giving pro forma effect to the incurrence or establishment at such time of the relevant Financial Indebtedness and any available but undrawn commitments for Financial Indebtedness, Total Leverage Ratio, as at the Applicable Test Date (after giving pro forma effect to the relevant transactions, including, in relation to any acquisition or related Pro Forma Adjustments or refinancing of indebtedness) would not exceed the Applicable Ratio; and

(b)

other than to the extent funded by long term Financial Indebtedness, the amount equal to all voluntary prepayments, repayments and repurchases by a member of the Group of the Facilities, Refinancing Debt or Permitted Alternative Debt constituting term debt or notes, provided that this paragraph (b) shall be deemed to be utilised prior to paragraph (a).

provided that (A) the Obligors shall from time to time be permitted to re-classify under which paragraph(s) any Additional Facility and/or Permitted Alternative Debt (if applicable) (or, in each case, part thereof) were permitted; and (B) any guarantee of an Additional Facility and/or Permitted Alternative Debt or any related credit support shall not be double counted.

“Permitted Joint Venture” means (in each case, as renewed, extended or otherwise replaced from time to time provided that any increase in such Investments must be otherwise permitted under this definition):

(a)

any Investment in any Joint Venture which exists at the Closing Date or made pursuant to any agreement existing at the Closing Date (where in each case details of the existence of such Joint Venture is disclosed to the Agent prior to the Signing Date);

(b)	ordinary course trading with a Joint Venture on arm’s length or better terms;
(c)	any Investment in a Joint Venture funded directly or indirectly with Acceptable Funding Sources;
(d)	any Permitted Loan, Permitted Guarantee or Permitted Security (assuming for this purpose that the relevant Joint Venture is not a member of the Group);
(e)	any Investment in a Joint Venture made with the prior consent of the Majority Lenders;
(f)	any Investment in any Joint Venture where:
(i)	the Joint Venture is not incorporated in a Sanctioned Country and is not engaged in any transaction, activity or conduct that would violate any Sanctions;
(ii)	the Joint Venture is engaged in a business that is substantially similar or complementary to the Group’s existing business; and
(iii)	the aggregate (the “Joint Venture Investment”) of:
(A)	all amounts subscribed for shares in, lent to, or invested in all such Joint Ventures by any member of the Group;

(B)	the contingent liabilities of any member of the Group under any guarantee given in respect of the liabilities of any such Joint Venture; and
(C)

the market value at the date of transfer or contribution of any assets transferred or contributed by any member of the Group to any such Joint Venture to the extent exceeding the value of the cash consideration for such transfer or contribution, but (1) excluding the same insofar as funded by Acceptable Funding Sources (other than Permitted Financial Indebtedness) and (2) less the aggregate of amounts received by any member of the Group in respect of repayment, redemptions, interest or distributions from any such Joint Ventures, does not exceed the greater of (x) 25 per cent. of Relevant Adjusted EBITDA and (y) €100,000,000 (or its equivalent in other currencies) in aggregate at any time.

For the purpose of this definition, “Investment” shall mean any acquisition of any interest in a Joint Venture or transfer of assets to a Joint Venture or loan made to or guarantee given in respect of the obligations of a Joint Venture.

“Permitted Loan” means:

(a)

any loans (i) existing on the Closing Date provided that any such loan is disclosed in writing to the Arrangers prior to the Signing Date, (ii) contractually committed on or before the Closing Date to be made and disclosed in writing to the Arrangers prior to the Signing Date, or (iii) made or granted to refinance any loan permitted by this paragraph;

(b)

any trade credit extended by any member of the Group to its customers and/or partners on normal commercial terms as applicable as of the date the relevant agreement has been entered into, in the ordinary course of its business;

(c)	an advance payment in the ordinary course of the business;
(d)	credit balances held with banks or other financial institutions;
(e)

any deferred consideration arising in connection with a Permitted Disposal in an amount not exceeding 50 per cent. of the acquisition price of such Permitted Disposal (it being understood, for the avoidance of doubts, that any contingent deferred consideration arrangement (including an earn out) is not a loan or other credit);

(f)

any loan made to a member of the Group for the purposes of down-streaming the proceeds of the Facilities and/or New Shareholder Injections (i) to the extent that, if made by an Obligor, subject to the Agreed Security Principles the receivables arising therefrom are subject to Transaction Security in favour of the Finance Parties in accordance with, and subject to, the Agreed Security Principles and (ii) provided that the aggregate amount outstanding of all such loans does not give rise to the Obligor Leakage Net Amount exceeding the Obligor/Non-Obligor Basket at any time;

(g)	any loan made to a Permitted Joint Venture (in each case subject to the limit set out in the definition of this term);
(h)

any loan to fund the acquisition or redemption, purchase, defeasance, retirement or repayment, of securities held directly or indirectly by or for the direct or indirect benefit of any Incentive Scheme Participant and/or to purchase or repay or make any related or other loans, guarantees or payment of other amounts for the direct or indirect benefit of any Incentive Scheme Participant, to the extent that the payment in relation thereto constitutes a Permitted Payment in accordance with the terms of paragraph (f) of the definition thereof, and as such loan may be replaced, renewed or extended from time to time;

(i)

any loan or credit existing at the time of, or as part of, the acquisition of an entity pursuant to a Permitted Acquisition and made by that entity or its Subsidiaries, provided that such loan has not been created in contemplation of the Permitted Acquisition and the principal thereof has not been increased in contemplation of or since the Permitted Acquisition, and at the election of the Company either (i) the loan is removed or discharged within three (3) Months of the date of completion of the Permitted Acquisition or (ii) falls under any other paragraph of this definition;

(j)	any loan or credit made by an Obligor to another Obligor and any loan or credit made by a Non-Obligor to another member of the Group;

(k)

(i)

any loan by the Company in lieu of a distribution to its shareholders to the extent the same would be permitted (but has not been made) as a Permitted Payment and to the extent that the amount of such loan does not exceed the amount which it could have made by way of such distribution (and provided that such amount shall cease to be available as a Permitted Payment and shall be set-off against such distribution);

(ii)

any loan made by a member of the Group to another member of the Group for the purpose of financing any Permitted Payments (or any debt obligation which arises as the result of any person declaring any dividend or other distribution which is not prohibited by this Agreement) or payments under the Finance Documents;

(l)

any loan or credit made by an Obligor to a Non-Obligor (provided that the aggregate amount outstanding of all such loans does not give rise to the Obligor Leakage Net Amount exceeding the Obligor/Non-Obligor Basket at any time);

(m)

any loan or credit made by a member of the Group to an employee or director of any member of the Group if the amount of that loan when aggregated with the amount of all loans to employees and directors by members of the Group does not exceed the greater of (x) 5 per cent. of Relevant Adjusted EBITDA and (y) €15,000,000 (or its equivalent in other currencies) at any time (provided that such limit shall not apply to any loans to be granted as part of the compensation, any reimbursement of professional costs and expenses, salary or any advantage attributable to an employee or a director (including any bonuses) by any member of the Group);

(n)	any loan or credit arising under or made available under a Permitted Joint Venture, Permitted Financial Indebtedness or a Permitted Transaction;
(o)

to the extent that the loan or credit is made in relation to financing, equity participations and/or equity investments entered into between a member of the Group and SIMEST Società Italiana per le Imprese all’Estero S.p.A., in the technical and financial forms SIMEST Società Italiana per le Imprese all’Estero S.p.A. can implement and/or carry out from time to time, provided that (after giving pro forma effect to the relevant transaction) the Total Leverage Ratio will not exceed the applicable Financial Covenant on the first Testing Date immediately following the completion of the proposed transaction;

(p)	any loan or credit to which the Majority Lenders gave their consent; and
(q)

any loan or credit not permitted by any of the above paragraphs to the extent that the aggregate principal amount outstanding of the Financial Indebtedness under any such loans does not exceed the greater of (x) 15 per cent. of Relevant Adjusted EBITDA and (y) €45,000,000 (or its equivalent in other currencies) at any time.

“Permitted Payment” means any declaration, distribution or making of a payment under any instrument or other obligation in any manner whatsoever (including by way of dividend, reduction of capital, loan, fee, charge, repayment, prepayment, redemption, defeasance, retirement, set-off, acquisition of liabilities or other discharge), whether directly or indirectly (including to or via a Holding Company or any other person):

(a)

to enable Holding Companies of the Company to pay their administration and operating costs and any audit fees, legal fees, professional fees, regulatory costs, directors’ endowments, directors’ insurance and any other fees, costs, expenses or other amounts arising by operation of law or in the ordinary course of being a holding company, and relating to the business, of the Group (including costs and expenses incurred in establishing and maintaining any equity incentive plan) or otherwise attributable to the business of the Group or required to register and maintain their corporate existence;

(b)

of all Taxes for which any member of the Group and/or any Holding Companies of the Company are liable to the extent that those Taxes are attributable to the business of the Group or acting as a holding company of the Group or to any Tax Group and to the extent that the Taxes do not arise as a result of activities that are in breach of this Agreement and provided that, in each case, the amount of any such payment shall not exceed the amount that the member of the Group would have been required to pay in respect of the relevant Tax liabilities had that member of the Group paid such Taxes on a standalone basis;

(c)

to fund any payment, repayment or prepayment under any Finance Document, any Permitted Alternative Finance Documents, any Permitted Treasury Transaction or any payment in order to implement any such payment, repayment or prepayment;

(d)

for any remuneration due under employment contracts for employees of the Company or its Holding Companies or service contracts for directors of the Company or its Holding Companies or other service agreements, to the extent that such service contracts are attributable to it being a service provider and holding company of the Group and subject to an aggregate cap for the service contracts for directors of the Company or its Holding Companies of up to the greater of (x) 5 per cent. of Relevant Adjusted EBITDA and (y) €15,000,000 (or its equivalent in other currencies) per Financial Year;

(e)

with respect to any member of the Group, of any amount payable by it in respect of (i) Acquisition Costs or otherwise in relation to any escrow monies or arrangements entered into on the basis set out in the relevant acquisition agreement, and (ii) any earn-outs, adjustments of purchase price and other contingent consideration arrangements pursuant to the terms of the relevant Permitted Acquisition documents, provided that no Event of Default has occurred and is continuing when the payment is made (or would arise as a result of the payment being made). It being understood that, in case an Event of Default has occurred and is continuing at that time, the relevant payment of such amount shall be funded exclusively with New Shareholder Injections or Cash available, in each case to the extent Not Otherwise Applied;

(f)	to fund the acquisition or redemption, purchase, defeasance, retirement or repayment, of securities held directly or indirectly by or for the direct or indirect benefit of any

Incentive Scheme Participant (together with the purchase, repayment or redemption (as applicable) of any related loans or loan notes) and/or to purchase or repay or make any related or other loans, guarantee or payment of other amounts for the direct or indirect benefit of any Incentive Scheme Participant and/or to make bonus, compensation or similar payments to any Incentive Scheme Participant, as applicable, in an aggregate amount (net of receipt by any member of the Group from, directly or indirectly, any Incentive Scheme Participant in respect of its participation to any relevant employee or management investment scheme during the relevant Financial Year and excluding the same to the extent funded by Acceptable Funding Sources (excluding Permitted Financial Indebtedness)) of up to the greater of (x) 20 per cent. of Relevant Adjusted EBITDA and (y) €60,000,000 (or its equivalent in other currencies) per Financial Year;

(g)

which constitutes or is made for the purpose of funding or in connection with a Permitted Loan, a Permitted Share Issue or a Permitted Transaction (including, for the avoidance of doubt, any repayment of intra-Group loans, the consideration for which is a Permitted Share Issue) (including without limitation payment to the management of the Group of their compensation as officers, managers and/or employees and payment of related expenses as well as any termination or severance payment);

(h)

to fund payment of or in respect of a dividend or distribution of share reserve, reserve or redemption, purchase, defeasance, discharge, retirement or repayment of its share capital or loan stock by a member of the Group (other than the Company) and, where that member of the Group has one or more shareholders that are not members of the Group, the concurrent and rateable payment of dividends or distributions to such other shareholder(s);

(i)

to fund the payment of any amount to any Holding Company of the Company or any of their respective professional advisers in connection with corporate finance, M&A, consulting or transaction advice advice or any other advice in relation to any restructuring or reorganisation of the Group and/or in connection with services actually provided to the Group on bona fide arm’s length or better commercial terms and to fund any payments required under servicing agreements in place between the Group (and/or any member of the Group) and any Holding Company of the Company;

(j)	[reserved];
(k)

to the Investors of director fees, gettoni di presenza, as well as costs and expenses of up to the greater of (x) 2 per cent. of Relevant Adjusted EBITDA and (y) €6,000,000 (or its equivalent in other currencies) in any Financial Year;

(l)	which is contemplated by the Structure Memorandum (for the avoidance of doubt excluding any “exit steps” referenced therein (if any));
(m)

to fund payment of a dividend, the payment of interest or principal on Subordinated Debt, repayment of equity or payment of interest on or (without prejudice to the terms of the Transaction Security Documents) repayment of principal of any Financial Indebtedness of the Group by the Company or any other member of the Group to the extent that the following conditions are satisfied:

(i)	no Event of Default has occurred and is continuing when the payment is made (or would arise as a result of the payment being made); and
(ii)	the Total Leverage Ratio as at the Applicable Test Date (but recalculated assuming such payment had been made on that date) is:

(A)	greater than 1.75:1 but less than or equal to 2.00:1 and such payment is funded from Acceptable Funding Sources (other than Permitted Financial Indebtedness); or
(B)	not greater than 1.75:1,

to the extent Not Otherwise Applied;

(n)

to the extent that the payment is funded in whole or in part from the proceeds of New Shareholder Injections in an amount equal to such New Shareholder Injections received by the Group prior to such payment and which have not been guaranteed or secured by or in reliance on the Permitted Indebtedness Cap, provided that (i) such amount has not been received as an equity cure for a breach of the Financial Covenant under Clause 26.4 (Equity Cure), (ii) the relevant payment is made within twelve (12) Months of receipt of the proceeds of the relevant New Shareholder Injections, and (iii) such amount has not been used for the designated purpose; and

(o)

constituting the conversion of a loan to the Company by any direct or indirect shareholder of the Company or any Affiliate thereof into the capital reserves of or shares in the Company provided that, subject to the Agreed Security Principles, any such shares are subject to Transaction Security;

(p)

to the extent that the payment is made in relation to financing, equity participations and/or equity investments entered into between a member of the Group and SIMEST Società Italiana per le Imprese all’Estero S.p.A., in the technical and financial forms SIMEST Società Italiana per le Imprese all’Estero S.p.A. can implement and/or carry out from time to time, provided that (after giving pro forma effect to the relevant transaction) the Total Leverage Ratio will not exceed the applicable Financial Covenant on the first Testing Date immediately following the completion of the proposed transaction;

(q)

made by any member of the Group to another member of the Group or any Holding Company of the Company in connection with any “contratto di rete” (including any “contratto di rete con codatorialità”) in relation to the relevant employees;

(r)	to which the Majority Lenders have given consent; and
(s)

not exceeding the greater of (x) 15 per cent. of Relevant Adjusted EBITDA and (y) €45,000,000 (or its equivalent in other currencies) over the life of the Original Facility, provided that no Event of Default is continuing at the time such payment is made or would result from the relevant payment.

“Permitted Reorganisation” means any reorganisation, amalgamation, merger, de-merger, liquidation, partial contribution, consolidation, combination, dissolution or corporate restructuration (any of such events being hereafter referred to as a “reorganisation”):

(a)	of a member of the Group into another member of the Group, provided that:
(i)	such reorganisation does not imply the dissolution of the Company;
(ii)

if the relevant member of the Group was an Obligor immediately prior to such reorganisation being implemented, all of the assets of that member of the Group are retained by one or more other Obligors (except to the extent otherwise constituting a Permitted Disposal or Permitted Transaction);

(iii)

if the relevant member of the Group was a Borrower immediately prior to such reorganisation being implemented, the other relevant member of the Group was not a Borrower immediately prior to such reorganisation being implemented and the member of the Group that was a Borrower is the absorbing entity;

(iv)

if the relevant member of the Group was a Guarantor or its assets were subject to Transaction Security in favour of the Finance Parties, subject to the Agreed Security Principles, the Finance Parties will receive a guarantee from it and, as the case may be, Transaction Security over those assets after such reorganisation;

(v)

none of the shares or other securities issued by any member of the Group which ceases to exist pursuant to that reorganisation are, subject to the Agreed Security Principles, subject to any Security pursuant to the Transaction Security Documents unless in the event of a reorganisation where the absorbing entity’s shares and/or the new entity’s shares are subject to Security pursuant to the Transaction Security Documents;

(vi)	such reorganisation is completed in accordance with all applicable laws and regulations; and
(vii)	no Event of Default has occurred and is continuing or would occur as a result of such reorganisation;
(b)

an amalgamation, demerger, merger, consolidation, liquidation or corporate reconstruction on a solvent basis of a Non-Obligor where all of the business and assets of that Non-Obligor remain within the Group (or the proportionate interest of the Group in the case of a non-wholly owned Non-Obligor);

(c)

envisaged by the Structure Memorandum or required in connection with any step or fiscal unity envisaged by the Structure Memorandum (for the avoidance of doubt excluding any “exit steps” referenced therein (if any)); and

(d)to which the Majority Lenders have given consent.

“Permitted Security” means:

(a)

Transaction Security and Security arising under the Transaction Security Documents or other Security or Quasi-Security arising under or in connection with the Finance Documents and the Permitted Alternative Finance Documents (including any Security or Quasi-Security existing prior to the Permitted Alternative Debt Commencement Date) to the extent the Financial Indebtedness arising thereunder or in connection therewith constitutes Permitted Alternative Debt permitted to be so secured;

(b)

any Security securing Refinancing Debt incurred to refinance Financial Indebtedness that was previously so secured, and permitted to be secured under this Agreement provided that any such Security is limited to all or part of the same property or assets that secured (or, under the written arrangements under which the original Security arose, could secure pursuant to the terms thereof) the Financial Indebtedness being refinanced;

(c)

any lien arising by operation of law or by contract to substantially the same effect or in the ordinary course of business and if arising as a result of any default or omission by any member of the Group which does not subsist for a period of more than 30 days;

(d)	any Security arising pursuant to any customary general business condition of any bank or financial institution (in relation to accounts and/or deposits held with such bank or financial institution) which is required by law or is customarily required in the relevant jurisdiction with whom any member of the Group maintains a banking relationship in the ordinary course of business;

(e)

Security over bank accounts (and/or any rights or assets the subject of or related to the relevant arrangements), any netting or set-off arrangement entered into or Security created by any member of the Group in the ordinary course of its banking arrangements or on standard banking terms and in favour of the relevant account holding bank or other relevant provider for the purpose of netting debit and credit balances of members of the Group or otherwise in connection with cash pooling, balance transfer, netting, set off or other cash management or similar/equivalent arrangements including any profit and loss arrangements;

(f)	any Security which does not secure any outstanding actual or contingent obligation;
(g)

any payment or close-out netting or set-off arrangement or margin arrangement pursuant to any Treasury Transaction or foreign exchange transaction entered into by a member of the Group which constitutes Permitted Financial Indebtedness, excluding any Security under a credit support arrangement;

(h)	any cash deposits given by a member of the Group to a landlord to secure its liabilities as lessee of a leased property on arm’s length terms and in the ordinary course of business;
(i)	any Security over or affecting any asset acquired by a member of the Group after the Closing Date if:
(i)	the Security was not created in contemplation of the acquisition of that asset by a member of the Group;
(ii)

the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by a member of the Group (other than as a result of the capitalisation of interest and unless any increase is otherwise permitted as Permitted Security); and

(iii)	at the election of the Company the Security is removed or discharged within three (3) Months of the date of acquisition of such asset unless otherwise constituting Permitted Security;
(j)

any Security over or affecting any asset of any company which becomes a member of the Group after the Closing Date, where the Security is created prior to the date on which that company becomes a member of the Group if:

(i)	the Security was not created in contemplation of the acquisition of that company;
(ii)

the principal amount secured has not increased in contemplation of or since the acquisition of that company (other than as a result of the capitalisation of the interest and unless any increase is otherwise permitted as Permitted Security); and

(iii)	at the election of the Company the Security is removed or discharged within three (3) Months of the date of acquisition of such company unless otherwise constituting Permitted Security;

(k)

any Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect and rights of set-off arising in the ordinary course of business with suppliers of goods and services to any member of the Group and if arising as a result of any default or omission by any member of the Group which does not subsist for a period of more than 30 days;

(l)	any Security arising as a result of a member of the Group agreeing to net its reciprocal debts having the same maturity with commercial partners (suppliers/customers) as customary in the trade;
(m)

any Security for Taxes, assessments or charges imposed by the relevant tax authority (including any government, state or local authority) which are not yet due, or are being contested in good faith and for which (in such latter case) provisions are being maintained by the relevant member of the Group in accordance with the Applicable Accounting Principles and any Security arising by operation of law in respect of taxes as to which the period of grace, if any, related thereto has not expired or the liability in respect of which is being contested in good faith;

(n)	any Security over assets, goods and/or documents of title to goods (and related rights) as part of documentary credit or similar transactions;
(o)	any Security constituting any repayment or other cash collateral of Letters of Credit or other guarantees, letters of credit, bond or other assurance against loss;
(p)

any Security over shares in a Permitted Joint Venture to secure obligations to the other partners or owners of shares in any Permitted Joint Venture to the extent required to be provided by the terms of the joint venture agreement(s);

(q)

any Security arising pursuant to a material order of attachment or injunction restraining disposal of assets or similar legal process arising in connection with court proceedings discharged within 60 days or otherwise which are contested by any member of the Group in good faith by appropriate proceedings and to the extent that such order of attachment, injunction or similar legal process does not constitute an Event of Default;

(r)

any Security required by any mandatory provision of an applicable law to be granted in favour of creditors in relation to a reorganisation permitted by way of a Permitted Transaction or capital reduction;

(s)

any Security granted to secure the obligations of members of the Group in respect of pension obligations to the extent such pension obligations do not otherwise breach the provisions of the Finance Documents;

(t)	any cash paid into an escrow account required in connection with a Permitted Disposal or a Permitted Acquisition and any Security arising in connection with Permitted Acquisitions;
(u)

any Security arising under any rental obligation under any agreement (including any lease or hire purchase agreement) or any finance or capital lease, sale and leaseback transactions or factoring, discounting, sale or other disposal of receivables permitted pursuant to the definition of Permitted Financial Indebtedness or Permitted Disposal;

(v)

any Security granted or arising over any securities (including issued prior to the Signing Date) and given by a member of the Group in favour of directors, officers or employees in relation to the acquisition or redemption, purchase, defeasance, retirement or repayment, of securities held directly or indirectly by or for the direct or indirect benefit of any Incentive Scheme Participant and/or to purchase or repay or make any related or other loans, or guarantee or payment of other amounts for the direct or indirect benefit of any Incentive Scheme Participant, to the extent that the payment to be secured hereunder constitutes a Permitted Payment in accordance with the terms of paragraph (f) of the definition thereof;

(w)	any Security arising in connection with any vendor financing or similar arrangements, which, in each case, constitute Permitted Financial Indebtedness;
(x)	any Security constituting an escrow arrangement to which the proceeds from any issue of any Permitted Financial Indebtedness are subject to;
(y)	any Security arising as a result of a disposal which is a Permitted Disposal;
(z)	any Security granted by any member of the Group in the ordinary course of business or consistent with past practice and not as a result of any Default or omission by any member of the Group;
(aa)

any Security already granted or committed (unilaterally, conditionally or otherwise) to be granted by any member of the Target Group as at the Closing Date (including Security in respect of the Existing Debt) provided that any such Security is disclosed in writing to the Arrangers prior to the Signing Date;

(bb)	any right of set-off arising under contracts entered into by any member of the Group in the ordinary course of their day-to-day business;
(cc)

any Security granted in the context of transactions relating to equity participations and/or equity investments entered into between a member of the Group and SIMEST Società Italiana per le Imprese all’Estero S.p.A., in the technical and financial forms SIMEST Società Italiana per le Imprese all’Estero S.p.A. can implement and/or carry out from time to time, provided that (after giving pro forma effect to the relevant transaction) the Total Leverage Ratio will not exceed the applicable Financial Covenant on the first Testing Date immediately following the completion of the proposed transaction;

(dd)	any Security granted prior to the Closing Date provided that any such Security is disclosed in writing to the Arrangers prior to the Signing Date;

(ee)any Security granted with the prior consent of the Majority Lenders; and

(ff)

any Security not otherwise permitted pursuant to any of the above paragraphs securing indebtedness in an aggregate principal amount not exceeding the greater of (x) 15 per cent. of Relevant Adjusted EBITDA and (y) €45,000,000 (or its equivalent in other currencies) at any time.

“Permitted Share Issue” means:

(a)

any issue of shares (or any other securities) issued as a result of a New Shareholder Injection (with respect to shares of the Company, provided that any shares issued are subject to Transaction Security);

(b)

any issue of shares (or any other securities) issued by a member of the Group (other than the Company) to its immediate Holding Company or to another member of the Group or to a minority shareholder proportionate to its existing shareholding where:

(i)	(if the existing shares (or securities) of the Subsidiary are the subject of the Security granted pursuant to the Transaction Security Documents) subject to the Agreed Security Principles, the newly issued shares (or securities) also become subject to the Security granted pursuant to the Transaction Security Documents on the same terms or, if not advisable nor feasible (including, as a result of a change in applicable laws or regulations), on terms satisfactory to the Security Agent (acting reasonably); and

(ii)	the total amount paid in cash by Obligors for shares issued by Non-Obligors does not give rise to the Obligor Leakage Net Amount exceeding the Obligor/Non-Obligor Basket at any time;
(c)

any issue of shares by a member of the Group on a pro rata basis to each of its existing shareholders which are not members of the Group in the context of a Permitted Share Issue made to a member of the Group;

(d)

any issue of shares by a member of the Group for the direct or indirect benefit of any Incentive Scheme Participants to the extent that (i) the shares so issued do not give right to the payment of dividends or other distribution of profits during the life of the Facilities, or (ii) the shares so issued give right to a voting percentage in the relevant member of the Group which does not exceed (when aggregated with any shares in respect of such member of the Group issued on the basis of this paragraph (d) and shares disposed of on the basis of paragraph (l)(ii) of the definition of Permitted Disposal) a maximum voting percentage equal to 20 per cent., on a non-diluted and fully diluted basis, of the share capital of such member of the Group or (iii) the shares so issued are issued on the basis of any combination of (i) and (ii) above, provided that any such share issue, when aggregated with any other share issues permitted under this paragraph and any shares disposed of under paragraph (l)(ii) of the definition of Permitted Disposal, does not result in a change of control at the level of the relevant issuing member of the Group;

(e)

an issue of shares by any issuer to a Joint Venture partner or other third party entity provided that at such time a pro rata disposal of all the assets of such issuer to that partner or third party would otherwise have constituted a Permitted Joint Venture or Permitted Disposal;

(f)

any issue so long as the maximum aggregate amount of shares or instruments issued pursuant to this paragraph does not exceed the greater of (x) 5 per cent. of Relevant Adjusted EBITDA and (y) €15,000,000 (or its equivalent in other currencies) at any time in any Financial Year of the Company;

(g)	an issue of shares which constitutes or is made for the purpose of funding or in connection with a Permitted Acquisition or Permitted Transaction;
(h)

an issue of shares to directors and other officers who are required to have a minimum shareholding under applicable law or regulation, or the constitutional documents of the relevant company, to the extent they do not at the time of issue have such a shareholding;

(i)	any issue of shares by the Company to the Parent provided that any shares issued are subject to Transaction Security and any issue of shared by the Company for the purposes of a Listing;
(j)

any issue of shares in the context of transactions relating to equity participations and/or equity investments entered into between a member of the Group and SIMEST Società Italiana per le Imprese all’Estero S.p.A., in the technical and financial forms SIMEST Società Italiana per le Imprese all’Estero S.p.A. can implement and/or carry out from time to time, provided that (after giving pro forma effect to the relevant transaction) the

Total Leverage Ratio will not exceed the applicable Financial Covenant on the first Testing Date immediately following the completion of the proposed transaction; and

(k)shares issues to which the Majority Lenders have given consent.

“Permitted Transaction” means:

(a)

any disposal made, Financial Indebtedness incurred, guarantee, indemnity or Security or Quasi-Security given, or other transaction arising, as a result of any transaction which is permitted under the Finance Documents, any Permitted Alternative Finance Document (but in relation to any Permitted Alternative Finance Document, only the transactions (including the indebtedness and guarantees) incurred under that document itself, and Security created in support of those obligations, in each case to the extent permitted by the other terms of this Agreement, the Intercreditor Agreement and that document) and any Permitted Treasury Transactions;

(b)	any intra-Group indebtedness or other intra-Group contractual obligations arising out of or in connection with any cash pooling arrangements between members of the Group;
(c)

any loan, distribution or repayment or capitalization of intercompany loan made in order to facilitate the making of a Permitted Payment, provided that any shares resulting from the capitalization of such loans are (if the shares in such company are subject to Transaction Security) subject to Transaction Security;

(d)

any conversion of intra-Group loans into distributable reserves or registered share capital (including in order to comply with tax or other legislation) provided that any shares resulting from the capitalization of such loans are (if the shares in such company are subject to Transaction Security and subject to the Agreed Security Principles) subject to Transaction Security;

(e)

the solvent liquidation or reorganisation of any member of the Group which is not an Obligor or another member of the Group so long as any payments or assets distributed as a result of such liquidation or reorganisation are distributed to other members of the Group;

(f)

transactions (other than the granting or the creation of Security, the payment of a dividend or other distribution, the making of loan, the granting of guarantees, the making of acquisitions or disposals of shares, companies or businesses or the incurring or permitting to subsist of Financial Indebtedness, and, subject to the Intercreditor Agreement, any payment in respect of Permitted Alternative Debt) conducted in the ordinary course of day-to-day business on arm’s length terms

(g)

any other transaction or arrangements entered into for the purpose of funding fees, expenses or charges related to the Acquisition and discharging the Existing Debt (including any fees, costs or expenses in connection with related due diligence activities and such costs properly incurred by any Investor and/or Holding Company of the Company and recharged to a member of the Group);

(h)	a Permitted Reorganisation;
(i)	any Permitted Treasury Transaction;
(j)

any payments or other transactions expressly contemplated by (or required to effect steps contemplated by) the Structure Memorandum (for the avoidance of doubt excluding any “exit steps” referenced therein (if any)) and/or the Acquisition Agreement;

(k)	all activities undertaken or committed by the Group (including the Target Group) prior to the Closing Date;
(l)

any financing, equity participations and/or equity investments entered into between a member of the Group and SIMEST Società Italiana per le Imprese all’Estero S.p.A., in the technical and financial forms SIMEST Società Italiana per le Imprese all’Estero S.p.A. can implement and/or carry out from time to time, provided that (after giving pro forma effect to the relevant transaction) the Total Leverage Ratio will not exceed the applicable Financial Covenant on the first Testing Date immediately following the completion of the proposed transaction;

(m)	any “contratto di rete” (including any “contratto di rete con codatorialità”) in relation to the employees of any member of the Group;; and
(n)

transactions (other than (i) any sale, lease, license, transfer or other disposal and (ii) the granting or creation of Security or the incurring or permitting to subsist of Financial Indebtedness, but including, for the avoidance of doubt and not limited to, any license of, granting of distributions rights on or other rights to use intellectual property rights (including, but not limited to, technologies and/or trademarks) granted to any other members of the Group or to any third party to the Group) conducted in the ordinary course of trading on arms’ length terms.

“Permitted Treasury Transaction” means:

(a)

any Treasury Transactions entered into with respect to any Permitted Financial Indebtedness or otherwise in the ordinary course of day-to-day business of a member of the Group and not for speculative purposes; and

(b)	any Treasury Transaction to which the Majority Lenders have given their consent.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organisation, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Primary Competitors” has the meaning given to such term in paragraph (a) of the definition of “Industry Competitor”.

“Primary Term Rate” means the rate specified as such in the applicable Reference Rate Terms. “Published Rate” means

(a)	an RFR; or
(b)	a Screen Rate.

“Published Rate Replacement Event” means, in relation to a Published Rate:

(a)	the methodology, formula or other means of determining that Published Rate has, in the opinion of the Agent (acting on the instructions of the Majority Lenders) and the Company, materially changed;

(b)

(i)

the administrator of that Published Rate or its supervisor publicly announces that such administrator is insolvent or information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Published Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Published Rate;

(ii)

the administrator of that Published Rate publicly announces that it has ceased or will cease to provide that Published Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Published Rate;

(iii)	the supervisor of the administrator of that Published Rate publicly announces that such Published Rate has been or will be permanently or indefinitely discontinued; or
(iv)	the administrator of that Published Rate or its supervisor announces that that Published Rate may no longer be used; or
(c)

in the opinion of the Agent (acting on the instructions of the Majority Lenders) and the Parent, that Published Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

“Qualified Listing” means a Listing where the Total Leverage Ratio for the Relevant Period ending on the most recent Quarter Date for which a Compliance Certificate has been delivered to the Agent (adjusted as if the proceeds of that Listing had been received by the Group on the last day of that Relevant Period) is equal to or less than 1.75:1.

“Qualifying Lender” has the meaning given to that term in Clause 18.1 (Definitions).

“Quarter Date” has the meaning given to that term in Clause 26.1 (Financial Definitions).

“Quarterly Financial Statements” has the meaning given to such term in Clause 25 (Information Undertakings).

“Quasi-Security” means any arrangement or transaction pursuant to which a person:

(a)	sells, transfers or otherwise disposes of any of its assets on terms whereby they are or may be leased to or re-acquired by such person or any of its Affiliates;
(b)	sells, transfers or otherwise disposes of any of its receivables on recourse terms;
(c)	enters into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or
(d)	enters into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

“Quotation Day” means the day specified as such in the applicable Reference Rate Terms.

“Quotation Time” means the relevant time (if any) specified as such in the applicable Reference Rate Terms.

“Quoted Tenor” means, in relation to a Primary Term Rate or an Alternative Term Rate, any period for which that rate is customarily displayed on the relevant page or screen of an information service.

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

“Recovered Amount” has the meaning given to that term in Clause 34.1 (Payments to Finance Parties).

“Recovering Finance Party” has the meaning given to that term in Clause 34.1 (Payments to Finance Parties).

“Reference Rate Business Day” means any day specified as such in the applicable Reference Rate Terms.

“Reference Rate Supplement” means, in relation to any currency, a document which:

(a)

is agreed in writing by the Company and the Agent (acting in accordance with Clause 44.7 (Change to reference rates) or otherwise on the instructions of the Relevant Currency Majority Lenders (acting reasonably));

(b)	specifies for that currency the relevant terms which are expressed in this Agreement to be determined by reference to Reference Rate Terms;
(c)

specifies whether that currency is a Compounded Rate Currency or a Term Rate Currency (or a Rate Switch Currency, in which case such Reference Rate Supplement may specify terms applicable to Term Rate Loans and Compounded Rate Loans in that currency); and

(d)	has been made available to the Company and each Finance Party by the Agent.

“Reference Rate Terms” means, in relation to:

(a)	a currency;
(b)	a Loan or an Unpaid Sum in that currency;
(c)	an Interest Period for that Loan or Unpaid Sum (or other period for the accrual of commission or fees in a currency); or
(d)	any term of this Agreement relating to the determination of a rate of interest in relation to such a Loan or Unpaid Sum,

the terms set out for that currency, and (where such terms are set out for different categories of Loan, Unpaid Sum or accrual of commission or fees in that currency) for the category of that Loan, Unpaid Sum or accrual, in Schedule 23 (Reference Rate Terms) or in any Reference Rate Supplement.

“Reference Shareholders” means each of (i) Mr. Luca Ferrari (Italian fiscal code FRRLCU85C05L781W), (ii) Mr. Matteo Danieli (Italian fiscal code DNLMTT84L03F964O), (iii) Mr. Luca Querella (Italian fiscal code QRLLCU87P26L219R), and (iv) Mr. Francesco Patarnello (Italian fiscal code PTRFNC85R10G224J).

“Refinancing Debt” means any indebtedness to the extent incurred for the purpose of any refinancing, exchange, replacement or extension (including pursuant to any defeasance or discharge mechanism) or other similar or equivalent transaction of all or any part of any indebtedness of the Group including any Facility, Additional Facility or any Permitted Alternative Debt (and of any refinancing, exchange or replacement financing thereof from time to time) provided that:

(a)	the Refinancing Debt has a final stated maturity at the time such Refinancing Debt is incurred that is the same as or later than the final stated maturity of the indebtedness being refinanced;
(b)

such Refinancing Debt is incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the indebtedness being refinanced (plus, without duplication, any additional indebtedness incurred to pay interest or premiums required by the instruments governing such existing indebtedness and costs, expenses and fees incurred in connection therewith); and

(c)	such Refinancing Debt is:
(i)	unsecured indebtedness; or
(ii)	has the same (and not greater) ranking, subordination, security and guarantees (subject to the Agreed Security Principles) as the indebtedness being refinanced; or
(iii)	is subordinated to the Facilities on terms at least as favourable to the Lenders as the indebtedness being refinanced.

“Related Fund” in relation to a fund or account (the “first fund”), means a fund or account which is managed or advised directly or indirectly by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Adjusted EBITDA” means Adjusted EBITDA as at the Applicable Test Date, provided that in the event any indebtedness, loan, investment, disposal, guarantee, payment or other transaction is committed, incurred or made by any member of the Group based on the amount of Adjusted EBITDA as at that Applicable Test Date, that indebtedness, loan, investment, disposal, guarantee, payment or other transaction shall not constitute, or be deemed to constitute, or result in, a breach of any provision of this Agreement or the other Finance Documents if there is a subsequent change in the amount of Adjusted EBITDA.

“Relevant Jurisdiction” means, in relation to the Parent or an Obligor:

(a)	its jurisdiction of incorporation or formation;
(b)	any jurisdiction where any asset subject or intended to be subject to the Transaction Security is situated;
(c)	any jurisdiction where it conducts a substantial part of its physical operations and business; and
(d)	the jurisdiction whose laws govern the perfection of any of the Transaction Security Documents entered into by it.

“Relevant Market” means in relation to euro, the European interbank market; in relation to any other currency, the London interbank market and in relation to a Compounded Rate Currency and where applicable, the market specified as such in the applicable Reference Rate Terms.

“Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

“Relevant Period” has the meaning given to that term in Clause 26.1 (Financial Definitions).

“Renewal Request” means a written notice delivered to the Agent in accordance with Clause 6.6 (Renewal of a Letter of Credit).

“Repayment Date” means each date on which an amount is due for repayment under Clause 10.1 (Repayment of Facility A Loans) or Clause 10.2 (Repayment of Revolving Facility Loans).

“Repeating Representations” means each of the representations set out in Clauses 24.1 (Status) to 24.6 (Governing law and enforcement) (inclusive), paragraphs (a) and (b) of Clause 24.11 (Financial Statements) (in respect of the most recently delivered financial statements) and Clause 24.15 (Anti-corruption laws and Sanctions).

“Reporting Day” means the day (if any) specified as such in the applicable Reference Rate Terms.

“Reporting Time” means the relevant time (if any) specified as such in the applicable Reference Rate Terms.

“Reports” means:

(a)	the commercial due diligence report entitled “202406_Warhol assessment_v36” prepared by McKinsey & Company and dated 1 July 2024;
(b)	the financial due diligence report entitled “Pj Warhol - Draft report_04.07.2024” prepared by Ernst & Young and dated 4 July 2024;
(c)	the tax due diligence report entitled “Pj Warhol - Draft tax report_05.07.2024” prepared by Ernst & Young and dated 5 July 2024; and
(d)	the legal due diligence report entitled “Project Warhol - Final DD Report” prepared by Allen & Overy Shearman and dated 24 July 2024.

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Restricted Finance Party” means the Agent and each other Finance Party that has notified the Agent that the Sanctions Provisions shall only apply to its benefit to the extent that they do not result in any violation of, conflict with or liability under Council Regulation (EC) No. 2271/96 of 22 November 1996, or (ii) a similar anti-boycott statute.

“Resignation Letter” means a letter substantially in the form set out in Schedule 10 (Form of Resignation Letter) or in any other form agreed by the Agent and the Obligors’ Agent.

“Restructuring Expenditure” has the meaning given to that term in Clause 26.1 (Financial Definitions).

“Retiring Guarantor” has the meaning given to that term in Clause 23.9 (Release of Guarantors’ right of contribution).

“Revolving Facilities” means the Original Revolving Facility and any Additional Revolving Facility.

“Revolving Facilities Commitments” means the Original Revolving Facility Commitment and the Additional Revolving Facility Commitments.

“Revolving Facility Borrower” means:

(a)	any Original Revolving Facility Borrower under the Original Revolving Facility; and
(b)	any Additional Facility Borrower under the Additional Revolving Facility,

unless, in each case, it shall have ceased to be a Revolving Facility Borrower under Clause 31 (Changes to the Obligors).

“Revolving Facility Lender” means an Original Revolving Facility Lender or an Additional Revolving Facility Lender.

“Revolving Facility Loan” means an Original Revolving Facility Loan or an Additional Revolving Facility Loan and “Revolving Facility Loans” means all or part of the Revolving Facility Loans as the context may require.

“RFR” means the rate specified as such in the applicable Reference Rate Terms.

“Rollover Loan” means one or more Original Revolving Facility Loans or Additional Revolving Facility Loans:

(a)	made or to be made on the same day that:
(i)	a maturing Loan under the same Revolving Facility is due to be repaid; or
(ii)

a demand by the Agent pursuant to a drawing in respect of a Letter of Credit or payment of an amount outstanding under an Ancillary Facility or a Fronted Ancillary Facility that is carved out of that Revolving Facility or that Additional Revolving Facility (as applicable) is due to be met;

(b)

the aggregate amount of which is equal to or less than the amount of the maturing Loan under that Revolving Facility or Ancillary Facility or Fronted Ancillary Facility Utilisation or the relevant claim in respect of that Letter of Credit;

(c)

in the same currency as the maturing Loan under that Revolving Facility (unless it arose as a result of the operation of Clause 8.2 (Unavailability of a currency)) or the relevant claim in respect of that Letter of Credit or an Ancillary Facility or Fronted Ancillary Facility Utilisation; and

(d)	made or to be made to the same Borrower (or, if applicable in the case of an Ancillary Facility Utilisation, that Borrower’s Affiliate) for the purpose of:
(i)	refinancing that maturing Loan or Ancillary Facility or Fronted Ancillary Facility Utilisation; or
(ii)	satisfying the relevant claim in respect of that Letter of Credit.

“Sanctioned Country” means, at any time, a country, region or territory that is the subject of country-wide or territory-wide Sanctions (as of the Signing Date, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine and the so-called Donetsk People’s Republic and Luhansk People’s Republic).

“Sanctioned Person” means, at any time:

(a)

any person listed in any Sanctions-related list of designated persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, the United Nations Security Council, the European Union, any Member State of the European Union, His Majesty’s Treasury of the United Kingdom or the United Kingdom;

(b)	any person located, operating, organized or resident in a Sanctioned Country; or
(c)	any person 50 per cent. or more owned or controlled (as such terms are interpreted under corresponding sanctions) by any such person within the scope of limb (a).

“Sanctions” means any international economic or trade sanctions or restrictive measures enacted, administered, imposed or enforced by the United States Government (including, without limitation, OFAC and the U.S. Department of State), the European Union, His Majesty’s Treasury of the United Kingdom, or The United Nations.

“Screen Rate” means, in relation to EURIBOR, the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed on the appropriate page of the Bloomberg screen or on the appropriate page of such other information service which publishes that rate from time to time in place of Bloomberg, and, if the agreed page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate, in each case, after consultation with the Company and the Majority Lenders.

“Secured Parties” means the Security Agent, each Finance Party from time to time party to this Agreement, together with any Receiver or Delegate to the extent permitted by applicable law.

“Security” means any mortgage, charge (fixed or floating), pledge, lien or other security interest securing any obligation of any person and any other agreement entered into for the purpose and having the effect of conferring security.

“Selection Notice” means a notice substantially in the form set out in Schedule 6 (Selection Notice) given in accordance with Clause 15 (Interest Periods) in relation to a Term Facility.

“Sellers” means the entities selling the Target Shares pursuant to the Acquisition Agreement.

“Separate Loan” has the meaning given to that term in Clause 10.2 (Repayment of Revolving Facility Loans).

“Signing Date” means the date of this Agreement.

“Specified Time” means a day or a time determined in accordance with Schedule 12 (Timetable) (or such later time as the Agent may agree).

“Standard & Poor’s” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“Structural Adjustment” has the meaning given to that term in Clause 44.4 (Structural Adjustments).

“Structure Memorandum” means the tax structuring paper prepared by Ernst & Young and delivered to the Agent pursuant to Clause 4.1 (Initial Conditions Precedent).

“Subordinated Creditor” has the meaning given to that term in the Intercreditor Agreement.

“Subordinated Debt” means any subordinated debt issued by the Company under the form of loans or bonds and made available or subscribed by any shareholder of the Company exclusively, which such debt is subordinated to the Facilities under the Intercreditor Agreement (and constitutes Subordinated Liabilities under and as defined therein).

“Subsidiary” means in relation to any company, corporation or other legal entity, (a “holding company”), a company, corporation or other legal entity:

(a)	which is controlled, directly or indirectly, by the holding company;
(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly, by the holding company; or
(c)	which is a subsidiary of another Subsidiary of the holding company,

and, for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to determine the composition of the majority of its board of directors or equivalent body. virtue of ownership of share capital, contract or otherwise.

“Super Majority Lenders” means, subject to Clause 44 (Amendments and Waivers), at any time:

(a)

a Lender or Lenders whose Commitments aggregate at least 80 per cent. of the Total Commitments (and for this purpose the amount of an Ancillary Lender’s or a Fronting Ancillary Lender’s or a Fronted Ancillary Lender’s or a Lender’s, as the case may be, Revolving Facilities Commitment shall not be reduced by the amount of its Ancillary Commitment or Fronting Ancillary Commitment or Fronted Ancillary Commitment); or

(b)	if the Total Commitments have been reduced to zero, a Lender or Lenders whose Commitments aggregated at least 80 per cent. of the Total Commitments immediately prior to that reduction,

provided that, in the case of any Commitment not denominated in the Base Currency, if applicable, the Base Currency Amount of that Commitment shall be used for the purposes of calculating (a) and (b) above.

“T2” means the real time gross settlement system operated by the Eurostream, or any successor system.

“TARGET2” means any day on which T2 is open for the settlement of payments in euro.

“Target” means The Creative Productivity Group B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under the laws of The Netherlands, having its official seat in Amsterdam, The Netherlands and registered in the Trade Register of the Dutch Chamber of Commerce under number 34381002.

“Target Shares” means the shares representing 100 per cent. of the issued share capital of the Target to be sold to the Company by the Sellers pursuant to the Acquisition Agreement.

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in euro.

“Target Group” means Target and its Subsidiaries for the time being.

“Tax” means any tax (including the Imposta Sostitutiva), levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) imposed, assessed or levied by any government or other taxing authority, and “Taxes” and “Taxation” shall be construed accordingly.

“Tax Group” means (i) the consolidated tax group in Italy headed by TopCo and set up by TopCo and each of its Subsidiaries that is tax resident in Italy and eligible to be a member of such tax grouping regime, (ii) any consolidated tax group in the US headed by a (direct or indirect) Subsidiary of the Company incorporated in the US and set up by such Subsidiary and each of its Subsidiaries that is tax resident in US and eligible to be a member of such tax grouping regime, and (iii) any similar consolidated tax group set up by any of the (direct or indirect) Subsidiaries of the Company in any other jurisdition.

“Tax Credit” has the meaning given to that term in Clause 18.1 (Definitions). “Tax Deduction” has the meaning given to that term in Clause 18.1 (Definitions). “Tax Payment” has the meaning given to that term in Clause 18.1 (Definitions).

“Term” means each period determined under this Agreement for which the Issuing Bank is under a liability under a Letter of Credit.

“Term Facility” means the Facility A and/or any Additional Term Facility. “Term Loan” means a Facility A Loan and/or an Additional Term Facility Loan. “Term Rate Currency” means:

(a)	euro;
(b)	US dollars; and
(c)	any currency specified as such in a Reference Rate Supplement relating to that currency,

to the extent, in any case, not specified otherwise in a subsequent Reference Rate Supplement.

“Term Rate Loan” means any Loan or, if applicable, Unpaid Sum in a Term Rate Currency to the extent that it is not, or has not become, either:

(a)	a “Compounded Rate Loan” for its then current Interest Period pursuant to Clause 14.1 (Calculation of interest – Term Rate Loans); or
(b)	a “Compounded Rate Loan” pursuant to Clause 13 (Rate Switch).

“Term Reference Rate” means, in relation to a Term Rate Loan, the percentage rate per annum which is the aggregate of:

(a)	either:
(i)	the applicable Primary Term Rate as of the Quotation Time for a period equal in length to the Interest Period of that Loan; or
(ii)	as otherwise determined pursuant to Clause 16.1 (Interest calculation if no Primary Term Rate),
(b)	the applicable Credit Adjustment Spread (if any),

and if, in either case, that rate is less than zero, the Term Reference Rate shall be deemed to be zero.

“Termination Date” means:

(a)	in relation to Facility A, the date falling 5 years after the Closing Date;
(b)	in relation to the Original Revolving Facility, the date falling 5 years after the Closing Date; and
(c)

in relation to any Additional Facility, the date set out in the Additional Facility Notice relating to that Additional Facility (or such other date as the Additional Facility Lenders in respect of that Additional Facility and the Obligors’ Agent may agree).

“Testing Date” has the meaning given to that term in Clause 26.1 (Financial Definitions).

“Third Party Security Providers” means the Parent and any other person which is not a member of the Group who grants Transaction Security on or after the Closing Date, and “Third Party Security Provider” means any of them, as the context requires.

“Third Parties Act” has the meaning given to that term in paragraph (a) of Clause 1.7 (Third Party Rights).

“TopCo” means Bending Spoons S.p.A., a joint stock company (società per azioni) incorporated under the laws of the Republic of Italy, having its registered office at Via Nino Bonnet 10, 20154, Milan, Italy registered with the Companies’ Register of Milan-Monza-Brianza-Lodi with registered number 08931860962.

“Total Additional Facility Commitments” means the aggregate of the Total Additional Term Facility Commitments and the Total Additional Revolving Facility Commitments.

“Total Additional Revolving Facility Commitments” means the aggregate of the Additional Revolving Facility Commitments.

“Total Additional Term Facility Commitments” means the aggregate of the Additional Term Facility Commitments.

“Total Commitments” means the aggregate of the Total Facility A Commitments and the Total Original Revolving Facility Commitments, and (if applicable) the Total Additional Facility Commitments.

“Total Leverage Ratio” has the meaning given to that term in Clause 26.1 (Financial Definitions).

“Total Facility A Commitments” means the aggregate of the Facility A Commitments, being €710,000,000 as at the Signing Date.

“Total Original Revolving Facility Commitments” means the aggregate of the Original Revolving Facility Commitments, being €0 as at the Signing Date and, thereafter, the amount determined in accordance with Clause 2.1 (The Facilities).

“Total Revolving Facilities Commitments” means the aggregate of the Total Additional Revolving Facility Commitments and the Total Original Revolving Facility Commitments.

“Transaction” means the Acquisition, the refinancing or otherwise discharging of certain Existing Debt and the other transactions contemplated by the Transaction Documents (in each case including the financing thereof).

“Transaction Documents” means the Acquisition Documents, the Finance Documents and the Permitted Alternative Finance Documents.

“Transaction Security” means the Security created or expressed to be created in favour of the Secured Parties (or any of them) pursuant to the Transaction Security Documents.

“Transaction Security Documents” means each of the documents listed as being a Transaction Security Document in Schedule 2 (Conditions Precedent to First Utilisation) together with any other document entered into by the Company, a Third Party Security Provider or any Obligor creating or expressed to create or confirming or confirming and extending any Security over all or any part of its assets in respect of the obligations of the Obligors (or any of them) under any of the Finance Documents.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 7 (Form of Transfer Certificate) or in any other form agreed between the Agent and the Obligors’ Agent.

“Transfer Date” means, in relation to any Transfer Certificate, the date for making the relevant transfer as specified in that Transfer Certificate.

“Treasury Transaction” means any currency or interest or commodity purchase, cap or collar agreement, forward rate agreements, interest rate or currency or commodity future or option contract, foreign exchange or currency purchase or sale agreement, interest rate swap, currency swap or combined interest rate and currency and/or commodity swap agreement and any other hedging agreement or derivative transaction.

“Treaty Lender” has the meaning given to that term in Clause 18.1 (Definitions). “UK” means the United Kingdom.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“US” means the United States of America. “Utilisation” means a Loan or a Letter of Credit.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made or the relevant Letter of Credit is to be issued.

“Utilisation Request” means:

(a)	in the case of a Loan, a notice substantially in the form set out in Schedule 4 (Utilisation Request - Loans); and
(b)	in the case of a Letter of Credit, a notice substantially in the form set out in Schedule 5 (Utilisation Request - Letter of Credits).

“VAT” means value added tax imposed in any member state of the European Union pursuant to the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) and national legislation implementing that Directive (including, in relation to Italy, value added tax imposed by Italian Presidential Decree No. 633 of 26 October 1972 and Italian Legislative Decree No. 331 of 30 August 1993, each as amended and/or supplemented from time to time) or any predecessor to it or supplemental to that Directive and any other sales or turnover tax of a similar nature, whether imposed in the United Kingdom or in a member of the European Union or elsewhere.

1.2	Construction

(a)	Unless a contrary indication appears, a reference in this Agreement to:
(i)

any Ancillary Lender, any Fronting Ancillary Lender, any Fronted Ancillary Lender, the Agent, any Finance Party, any Issuing Bank, any Lender, any Arranger, any Obligor, any Party, any Secured Party, the Security Agent or any other person(s) shall be construed so as to include its successors in title, permitted assignees and permitted transferees to, or of, its rights and/or obligations under the Finance Documents and, in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with the Finance Documents;

(ii)	a document in agreed form is a document which is previously agreed in writing by or on behalf of the Company and the Agent (acting on the instructions of the Majority Lenders, acting reasonably);
(iii)	assets includes present and future properties, revenues and rights of every description;
(iv)	director includes any statutory legal representative(s) of a person pursuant to the laws of its jurisdiction of incorporation;
(v)

a Finance Document or a Transaction Document or any other agreement or instrument is a reference to that Finance Document or Transaction Document or other agreement or instrument as amended, novated, varied, supplemented, extended or restated (however fundamentally);

(vi)

guarantee means (other than in Clause 23 (Guarantee and Indemnity)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(vii)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
(viii)	a finance lease or a capital lease shall be construed in a manner consistent with the definition of Capitalised Finance Lease;
(ix)	the Interest Period of a Letter of Credit shall be construed as a reference to the Term of that Letter of Credit;
(x)	a Lender’s participation in relation to a Letter of Credit shall be construed as a reference to the relevant amount that is or may be payable by a Lender in relation to that Letter of Credit;
(xi)

a person includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(xii)

a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(xiii)

shares or share capital includes shares and other forms of equity or other ownership interests and equity securities such as partnership capital or any other interest that confers on a person the right to a share of the profits and losses of, or distributions of asset of a person (and shareholder and similar expressions shall be construed accordingly);

(xiv)	a Utilisation made or to be made to a Borrower includes a Letter of Credit issued on its behalf;
(xv)	a provision of law is a reference to that provision as amended or re-enacted;
(xvi)	a time of day is a reference to Central European time;
(xvii)	words importing the singular shall include the plural and vice versa;
(xviii)

a sub-participation means any sub-participation or subcontract (whether written or oral) or any other agreement or arrangement having an economically substantially similar effect, including any credit default or total return swap or derivative (whether disclosed, undisclosed, risk or funded) by a Lender of or in relation to any of its rights or obligations under, or its legal, beneficial or economic interest in relation to, the Facilities and/or Finance Documents to a counterparty and sub-participate shall be construed accordingly; and

(xix)	a reference to a matter being permitted under a Finance Document shall be construed also to mean a matter which is not prohibited by that Finance Document and vice versa.
(b)	Section, Clause and Schedule headings are for ease of reference only.
(c)

Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A reference to an obligation to repay or prepay, or to a Borrower repaying or prepaying, a Letter of Credit or Ancillary Outstandings means:
(i)	that Borrower providing cash cover for that Letter of Credit or in respect of the Ancillary Outstandings; or
(ii)

the maximum amount payable under the Letter of Credit or Ancillary Facility or Fronted Ancillary Facility being reduced or cancelled in accordance with its terms or otherwise reduced or cancelled in a manner satisfactory to the Issuing Bank in respect of such Letter of Credit or Ancillary Facility or Fronted Ancillary Facility (in each case, acting reasonably); or

(iii)	in the case of a Letter of Credit, that Letter of Credit is returned by the beneficiary with its written confirmation that it is released and cancelled; or
(iv)

in the case of a Letter of Credit, a bank of financial institution with a long-term credit rating from Moody’s, Standard & Poor’s or Fitch at least equal to BBB-or Baa3 (as applicable, or such other rating as the Company and the relevant Issuing Bank may agree) has issued an unconditional and irrevocable guarantee, indemnity, counter-indemnity or similar assurance against financial loss in respect of amounts due under that Letter of Credit; or

(v)	the Issuing Bank or Ancillary Lender or Fronting Ancillary Lender being satisfied that it has no further liability under that Letter of Credit or Ancillary Facility or Fronted Ancillary Facility,

and the amount by which a Letter of Credit is, or Ancillary Outstandings are, repaid or prepaid under paragraphs (d)(i) to (v) above is the amount of the relevant cash cover, payment, release, guarantee, indemnity, counter-indemnity, assurance, reduction or cancellation.

(e)	An amount borrowed includes any amount utilised by way of Letter of Credit or under an Ancillary Facility or Fronted Ancillary Facility.
(f)	A Lender funding its participation in a Utilisation includes a Lender participating in a Letter of Credit.
(g)	Amounts outstanding under this Agreement include amounts outstanding under or in respect of any Letter of Credit (except to the extent the relevant Borrower has repaid that Letter of Credit).
(h)

An outstanding amount of a Letter of Credit at any time is the maximum amount that is or may be payable by the relevant Borrower in respect of that Letter of Credit at that time less any amount which has been repaid or prepaid (including by way of cash cover provided in respect of that Letter of Credit).

(i)

A Letter of Credit or Ancillary Outstandings will cease to be outstanding if that Letter of Credit is, or those Ancillary Outstandings are, repaid or prepaid in full (including by way of cash cover provided in respect thereof).

(j)

A Borrower provides cash cover for a Letter of Credit or Ancillary Outstandings if it pays an amount in the currency of the Letter of Credit or Ancillary Outstandings (as the case may be) to an account in the name of the Borrower and the following conditions are satisfied:

(i)

the account is with the relevant Issuing Bank (in the case of a Letter of Credit) or Ancillary Lender (in the case of an Ancillary Facility) or Fronting Ancillary Facility (in the case of a Fronted Ancillary Facility); and

(ii)

withdrawals from the account (other than in respect of accrued interest) may only be made to pay to the Issuing Bank or Ancillary Lender or Fronting Ancillary Lender (as the case may be) amounts due and payable to it under this Agreement (unless the amount standing to the credit of the account exceeds the amount outstanding under that Letter of Credit or, as the case may be, the aggregate amount of those Ancillary Outstandings, in which case such excess amount may be withdrawn by the Borrower). If requested by the relevant Issuing Bank or Ancillary Lender or Fronting Ancillary Lender (as the case may be), the relevant Borrower shall (to the extent the account is not already subject to the Transaction Security) execute and deliver an additional Transaction Security Document creating first ranking security over any such account held with it (subject to the Agreed Security Principles but otherwise with such Transaction Security Document to be in form and substance satisfactory to the relevant Issuing Bank or, as the case may be, Ancillary Lender or Fronting Ancillary Lender, each acting reasonably).

(k)	For the avoidance of doubt, a reference to a Loan or a Letter of Credit shall not include a utilisation of an Ancillary Facility or a Fronted Ancillary Facility.

(l)

Any term defined in the Finance Documents by reference to the meaning of such term under the Applicable Accounting Principles shall have the meaning given to such term as at the date the relevant Finance Document is signed.

(m)

For the avoidance of doubt, if any receivable (or any part thereof) has been sold or discounted on a basis which it means it would be treated as off balance sheet or derecognised under the Applicable Accounting Principles, that receivable shall be considered to have been sold or discounted on a non-recourse basis.

(n)

Nothing in the Finance Documents shall prohibit a non-cash contribution of any asset (including any participation, claim, commitment, rights, benefits and/or obligations in respect of the Facilities, any Permitted Alternative Debt and/or any other indebtedness borrowed or issued by any member of the Group from time to time) to the Company (and subsequently any other members of the Group).

(o)

Nothing in the Finance Documents shall prohibit any step, action or matter arising in connection with any actual, proposed or future payment of Tax (including as a consequence of any ‘group contributions’, the surrender of tax relief or similar or equivalent arrangements).

(p)

(A) None of the Existing Debt or any Security related thereto, and (B) no breach of representation, warranty, undertaking or other term of (or default or event of default under) the Existing Debt arising as a direct or indirect result of the entry into or performance of obligations under the Finance Documents shall constitute a breach of (or Default or Event of Default under) any Finance Document.

(q)

Unless a contrary indication appears, a reference to a basket amount, threshold or limit expressed in a particular currency includes the equivalent of such amount, threshold or limit in other currencies.

(r)

The determination of the extent to which a rate is for a period equal in length to an Interest Period will disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(s)	A Borrower’s obligations on a Letter of Credit becoming due and payable includes the Borrower repaying any Letter of Credit in accordance with paragraph (d) above.
(t)

With respect to each restricted Finance Party (for this purpose, each a “Restricted Finance Party”), Clauses 24.15 (Anti-corruption laws and Sanctions) and 27.5 (Anti-corruption laws and Sanctions) (together, the “Sanctions Provisions”) shall only apply for the benefit of that Restricted Finance Party to the extent that such application does not violate or result in any conflict with or in any liability under Council Regulation (EC) No. 2271/96 of 22 November 1996, or (ii) a similar anti-boycott statute. In connection with any amendment, waiver, determination, declaration, decision (including a decision to accelerate) or direction (the “Relevant Measures”) relating to any Sanctions Provision, a Restricted Finance Party may in its absolute discretion (but shall be under no obligation to) notify in writing to the Agent that it does have, in the given circumstances, the benefit of the provision in respect of which the Relevant Measures is sought. The Commitments of that Restricted Finance Party that has not notified the Agent to that effect under this paragraph and the vote of any other Restricted Finance Party which would be required to vote in accordance with the provisions of this Agreement and that has not notified the Agent to that effect under this paragraph will be excluded for the purposes of determining whether the consent of the Majority Lenders to approve such Relevant Measures has been obtained or whether the Relevant Measure by the Majority Lenders has been made (to the exclusion of any other purposes under the Finance Documents).

(u)	A Default or an Event of Default is “continuing” if it has not been remedied or waived or otherwise ceased to have effect.
(v)	Notwithstanding anything to the contrary in any Finance Document:
(i)

until the date by which any member of the Group is required to accede as Guarantor pursuant to this Agreement, such entity shall be deemed to be Obligor for the purposes of the permitted transactions definitions set out in Clause 1.1 (Definitions), provided that a member of the Group which will not accede (or is not required to accede) to this Agreement as a Guarantor as a result of the Agreed Security Principles shall not be deemed to be an Obligor;

(ii)

subject to paragraph (i) above, in the event that any person ceases to be a Non-Obligor or a Joint Venture but is a member of the Group, any amounts which would prior to such cessation have fallen within (and consequently reduced the amount available to the Group under) any basket set out in this Agreement as a result of such person being a Non-Obligor or a Joint Venture shall be ignored for the purpose of calculating the amount available under the relevant basket; and

(iii)

when establishing whether any action, transaction and/or incurrence of a liability (in each case including any replacement, renewal or extension thereof) is, was and/or remains permitted under the terms of the Finance Documents, the Group shall be entitled to rely on the fact that such action, transaction and/or incurrence was permitted at the time that action was originally taken, that transaction was originally committed to or that liability was originally incurred (as the case may be).

(w)	Any Reference Rate Supplement relating to a currency overrides anything relating to that currency in:
(i)

Schedule 23 (Reference Rate Terms) (and, to the extent such Reference Rate Supplement sets out a methodology for calculating the Daily Non-Cumulative Compounded Rate, Schedule 25 (Daily Non-Cumulative Compounded Rate), in each case insofar as it relates to that currency); or

(ii)	any earlier Reference Rate Supplement.
(x)

Any reference to a day “during” or “in” an Interest Period (or any similar phrase) refers to a day during or in the period from and including the first day of the relevant Interest Period, to and excluding the last day of that Interest Period.

(y)

For the avoidance of doubt, and notwithstanding that defined terms in this Agreement may use “compounded”, “compounding” and similar terms, a Reference Rate Supplement may specify a Daily Non-Cumulative Compounded Rate for Compounded Rate Loans that is determined on the basis of a methodology that does not involve compounding. For example, a Reference Rate Supplement may provide that the Daily Non-Cumulative Compounded Rate for Compounded Rate Loans in a currency is the Daily Rate specified in such Reference Rate Supplement.

1.3	No Investor Recourse

No Finance Party will have any recourse to any Investor (or any director, officer, employee or representative of any Investor) that is not party to a Finance Document (and to the extent an Investor is a party to a Finance Document there shall only be recourse to the extent of its liability under the terms of such Finance Document) in respect of any term of any Finance Document, any statements by Investors, or otherwise.

1.4	Personal Liability

No personal liability shall attach to any director, officer, employee, representative or other individual making any representation or statement or signing or delivering a certificate, notice or other document on behalf of a member of the Group which proves to be incorrect in any way, unless that individual acted fraudulently in making that representation or statement or signing or delivering that certificate, notice or other document in which case any liability will be determined in accordance with applicable law. Any such director, officer, employee or other individual may rely on and enforce this provision pursuant to Article 1411 of the Italian Civil Code.

1.5	Intercreditor Agreement

This Agreement is subject to the Intercreditor Agreement, in the event of any inconsistency between this Agreement and the Intercreditor Agreement, the Intercreditor Agreement shall prevail.

1.6	Currency Symbols and Definitions
(a)	“$”, “USD” and “US Dollars” mean the lawful currency for the time being of the United States of America.
(b)	“€”, “EUR”, “Euro”, “Euros”, “euro” and “euros” mean the single currency unit of the Participating Member States.
1.7	Third Party Rights
(a)

Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or enjoy the benefit of any term of this Agreement or any other Finance Document.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to amend, rescind or vary any Finance Document at any time.
(c)	The Participants have the right to enforce, and enjoy the benefit of, any term of this Agreement regarding them as if they were a party to it.
(d)

Any Obligor has the right to enforce, and enjoy the benefit of, those terms of the Participation Agreement expressed to be in its favour as if it were a party to it and by entering into this Agreement each Obligor expressly confirms its intention to enjoy the benefit of and rely upon any such term of the Participation Agreement.

1.8	Adjustment of Baskets
(a)

If in any Financial Year the aggregate amount spent under any basket referred to above that is an annual basket (each, an “Annual Basket”) is less than the basket originally available for that Financial Year, fiscal year or calendar year (as set out in the relevant paragraph and without any carry forward (the difference being referred to as the “Unused Amount”)), then the maximum Annual Basket for the immediately following Financial Year or fixed period shall be increased by an amount equal to the relevant Unused Amount and such Unused Amount shall be deemed to be used first before any amounts under the Annual Basket for the immediately following Financial Year or fixed period are used provided that no Unused Amount that has been carried over may be carried forward into the next Financial Year or fixed period.

(b)

Any basket, test or permission where an element is set by reference to Total Leverage Ratio or a percentage of Relevant Adjusted EBITDA (an “Incurrence Basket”) shall operate on an incurrence basis and tested and certified by the Company to the Agent by reference to the applicable level of Total Leverage Ratio at the time of incurrence or the applicable percentage of Relevant Adjusted EBITDA at the time of incurrence or at the Applicable Test Date (as applicable), in each case, including for the avoidance of doubt any Pro-Forma Adjustments and pro forma for the LTM period. Accordingly, any amounts incurred on the basis of such Incurrence Basket shall be treated as having been duly and properly incurred without the occurrence of an Event of Default even in the event that such Incurrence Basket subsequently decreases by virtue of operation of that calculation.

(c)	In relation to any basket or ratio test applicable to a contemplated acquisition and/or its financing, any such basket or ratio test shall be tested in respect of the Applicable Test Date .
(d)

Any financial definition or incurrence-based test or basket (including a Relevant Adjusted EBITDA based basket) prior to the first Quarter Date after the Closing Date shall be calculated in accordance with levels as at the Closing Date as set out in the Financing Case.

(e)	Any amount incurred pursuant to a fixed numerical cap shall be deemed automatically reclassified into the applicable ratio-based permission as and when capacity arises.
(f)

In the event that any amount or transaction meets the criteria of more than one of the baskets or exceptions set out in the general undertakings under Clause 27 (General Undertakings), the Company, in its sole discretion, will classify and may from time to time reclassify that amount or transaction to a particular basket or exception and will only be required to include that amount or transaction in one of those baskets or exceptions (and an amount or transaction may at the option of the Company be split between different baskets or exceptions).

(g)	Unless a contrary indication appears, a reference to a basket amount, threshold or limit expressed in the Base Currency includes the equivalent of such amount, threshold or limit in other currencies.
1.9	Exchange Rate Fluctuations

When applying baskets, thresholds and other exceptions to Clauses 24 (Representations), 27 (General Undertakings) and 28 (Events of Default), the equivalent to an amount in the relevant currency shall be calculated as at the date of the relevant member of the Group incurring or making the relevant disposal, acquisition, investment, lease, loan, debt or guarantee or taking other relevant action by reference to the Agent’s Spot Rate of Exchange. No Default, Event of Default, breach of any representation under Clause 24 (Representations) or undertaking under Clause 27 (General Undertakings) shall arise merely as a result of a subsequent change in the relevant currency equivalent of any relevant amount due to fluctuations in exchange rates.

1.10	Italian terms

In this Agreement a reference to any of the following in relation to (or to the obligations of) any person incorporated or having its “centre of main interests” (as that term is used in Article 3(1) of the Council Regulation (EC) No 2015/848 of 20 May 2015 on insolvency proceedings (recast), as amended from time to time) in Italy:

(a)a “liquidation”, “winding up”, “administration” or “dissolution” includes any scioglimento, liquidazione, and any other proceedings or legal concepts similar to the foregoing;

(b)“insolvency” shall be construed in accordance with article 2, paragraph 1, letter b) (definizioni) of the Italian Crisis and Insolvency Code and/or article 3 of Legislative Decree No. 270 of 8 July 1999 (as amended from time to time) and any other equivalent applicable law provisions in any Relevant Jurisdiction;

(c)	an “insolvency proceeding” includes:
(i)

any voluntary or involuntary liquidation, winding-up, administration or dissolution (other than on a solvent basis), judicial liquidation, bankruptcy (to the extent applicable after 15 July 2022), insolvency, reorganisation, moratorium, compromise, composition or other relief with respect to any person or that person’s debts;

(ii)

any proceeding aimed at seeking the appointment of, or taking possession by a liquidator, commissioner, examiner, receiver, administrative receiver, administrator, insolvency administrator, trustee in bankruptcy, custodian, judicial custodian, conservator or other similar official for any person or for all or any substantial part of that person’s assets; or

(iii)

any procedura concorsuale, including judicial liquidation (liquidazione giudiziale), composition with creditors (concordato preventivo) pursuant to articles 84 and ff. of the Italian Crisis and Insolvency Code, concordato nella liquidazione giudiziale pursuant to articles 240 and ff. of the Italian Crisis and Insolvency Code, forced administrative liquidation (liquidazione coatta amministrativa) pursuant to articles 293 and ff. of the Italian Crisis and Insolvency Code, crisis settlement procedure (composizione negoziata della crisi) pursuant to article 12 and ff. of the Italian Crisis and Insolvency Code, restructuring plan (piano attestato di risanamento) pursuant to article 56 of the Italian Crisis and Insolvency Code, assignment for the benefit of creditors (cessione dei beni ai creditori) pursuant to article 1977 of the Italian Civil Code, restructuring agreement (accordo di ristrutturazione dei debiti) under article 57 and ff. of the Italian Crisis and Insolvency Code, accordo di ristrutturazione agevolato pursuant to article 60 of the Italian Crisis and Insolvency Code, accordo di ristrutturazione ad efficacia estesa pursuant to article 61 of the Italian Crisis and Insolvency Code, moratorium agreement (convenzione di moratoria) pursuant to article 62 of the Italian Crisis and Insolvency Code, tax and contributions transaction (transazione su crediti tributari e contributivi) pursuant to article 63 of the Italian Crisis and Insolvency Code, restructuring plan subject to homologation (piano di ristrutturazione soggetto ad omologazione) pursuant to article 64-bis and ff. of the Italian Crisis and Insolvency Code, domanda di accesso ad uno strumento di regolazione della crisi e dell’insolvenza con riserva di deposito di documentazione pursuant to article 44 of the Italian Crisis and Insolvency Code, simplified asset liquidation procedure (concordato semplificato per la liquidazione del patrimonio) pursuant to article 25-sexies and ff. of the Italian Crisis and Insolvency Code, minor composition with creditors (concordato minore) pursuant to article 74 and ff. of the Italian Crisis and Insolvency Code, or amministrazione straordinaria delle grandi imprese in stato di insolvenza under Italian Law No. 270 of 8 July 1999, as amended, or any amministrazione straordinaria under Italian Law No. 39 of 18 February 2004, and any similar arrangements relating to a substantial part of its creditors, and shall be construed so as to include any equivalent or analogous proceedings or legal concepts similar to the foregoing. It being understood that the provisions under the Italian Bankruptcy Law continue to apply with reference to any proceedings commenced before 15 July 2022 and therefore the relevant tools and proceedings are intended to be included herein to the extent applicable;

(d)a “liquidator”, “commissioner”, “examiner”, “receiver”, “administrative receiver”, “administrator”, “insolvency administrator”, “trustee in bankruptcy”, “custodian”, “judicial custodian”, “conservator” or the like means a curatore, commissario giudiziale, esperto, commissario straordinario, commissario liquidatore, liquidatore and any other person performing the same function of each of the foregoing;

(e)a “step” or “procedure” taken in connection with insolvency proceedings in respect of any person includes such person formally making a proposal to assign its assets pursuant to article 1977 of the Italian Civil Code (cessione dei beni ai creditori), the approval by such person of the filing of a petition for the appointment of an expert (esperto) for the purposes of a composizione negoziata della crisi pursuant to article 17 and ff. of the Italian Crisis and Insolvency Code, or pursuant to article 40 and ff. of the Italian Crisis and Insolvency Code, or of a domanda di accesso ad uno strumento di regolazione della crisi e dell’insolvenza con riserva di deposito di documentazione pursuant to article 44 of the Italian Crisis and Insolvency Code, or of simplified asset liquidation procedure (concordato semplificato per la liquidazione del patrimonio) pursuant to article 25-sexies and ff. of the Italian Crisis and Insolvency Code, or of minor composition with creditors (concordato minore) pursuant to article 74 and ff. of the Italian Crisis and Insolvency Code, or the appointment of an independent expert (professionista indipendente) for the certification (attestazione) of restructuring arrangements pursuant to article 57, 60 and/or 61 of the Italian Crisis and Insolvency Code, or of moratorium agreement (convenzione di moratoria), or of a tax and contributions transaction (transazione su crediti tributari e contributivi) pursuant to article 63 of the Italian Crisis and Insolvency Code, or of a restructuring plan envisaged under article 56 of the Italian Crisis and Insolvency Code or of a plan subject to homologation (piano di ristrutturazione soggetto ad omologazione) pursuant to article 64-bis and ff. of the Italian Crisis and Insolvency Code. It being understood that the provisions under the Italian Bankruptcy Law continue to apply with reference to any proceedings commenced before 15 July 2022 and therefore any filing of documents, any executed agreement or other action adopted in order to activate the relevant tools and proceedings are intended to be included herein to the extent applicable;

(f)	a “lease” includes a contratto di locazione or comodato;

(g)a “matured obligation” or an “obligation being due” includes any credito liquido ed esigibile and credito scaduto;

(h)“security” or “lien” includes any pegno, ipoteca, privilegio speciale (including the privilegio speciale created pursuant to Article 46 of the Italian Banking Law, as amended from time to time), cessione del credito in garanzia and any other diritto reale di garanzia or other transactions having the same effect as each of the foregoing;

(i)a reference to “financial assistance” means unlawful financial assistance within the meaning of articles 2358 and/or 2474 of the Italian Civil Code as applicable;

(j)	a “limited liability company” means società a responsabilità limitata;
(k)	a “joint stock company” means società per azioni;

(l)	an “attachment” includes a pignoramento;
(m)	“gross negligence” (or similar expression) shall be construed as the Italian expression colpa grave; and

(n)“wilful misconduct” or “wilful breach” (or similar expressions) shall be construed as the Italian expression dolo.

1.11	Dutch terms

In this Agreement, where it relates to a Dutch person or the context so requires, a reference to:

(a)	The Netherlands means the European part of the Kingdom of the Netherlands and Dutch means in or of The Netherlands;
(b)	works council means each works council (ondernemingsraad) or central or group works council (centrale of groeps ondernemingsraad) having jurisdiction over that person;
(c)

a necessary action to authorise includes any action required to comply with the Works Councils Act of The Netherlands (Wet op de ondernemingsraden), followed by a neutral or positive advice (advies) from the works council of that person which, if conditional, contains conditions which can reasonably be complied with and would not cause and are not reasonably likely to cause a breach of any term of any Transaction Document;

(d)

constitutional documents means the articles of association (statuten) and deed of incorporation (akte van oprichting) and an up-to-date extract of registration of the Trade Register of the Dutch Chamber of Commerce;

(e)

a security interest or security includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), right of retention (recht van retentie), right to reclaim goods (recht van reclame) and any right in rem (beperkt recht) created for the purpose of granting security (goederenrechtelijke zekerheid);

(f)	a winding-up, liquidation, administration or dissolution includes declared bankrupt (failliet verklaard) or dissolved (ontbonden);
(g)	a moratorium includes surseance van betaling and a moratorium is declared includes surseance verleend;
(h)	any procedure or step taken in connection with insolvency proceedings includes that person having filed a notice under Section 36 of the Tax Collection Act of The Netherlands (Invorderingswet 1990);
(i)

a liquidator, trustee in bankruptcy, receiver, administrative receiver, administrator, compulsory manager or other similar officer includes a curator or a beoogd curator, a (stille) bewindvoerder, a beoogd bewindvoerder, a herstructureringsdeskundige or an observator;

(j)

a reorganisation in the context of insolvency or insolvency proceedings includes statutory proceedings for the restructuring of debt (akkoordprocedure) under the Dutch Bankruptcy Act (Faillissementswet);

(k)	a composition includes an akkoord within the meaning the Dutch Bankruptcy Act (Faillissementswet); and

(l)	an attachment includes a beslag.
2.	THE FACILITIES
2.1	The Facilities
(a)	Subject to the terms of this Agreement, the Lenders make available to the Company, a Base Currency term loan amortising facility in an aggregate amount equal to the Total Facility A Commitments .
(b)

Subject to the terms of this Agreement, if and to the extent the offers received by potential lenders in the context of the syndication of Facility A as per the syndication letter signed on 26 July 2024 between the Arrangers and the Company (as from time to time amended and supplemented) exceed the threshold for successful general syndication set forth thereunder, the Lenders undertake to use their best efforts to arrange, for the benefit of the Original Revolving Facility Borrowers, a multicurrency revolving credit facility in an aggregate amount the Base Currency Amount of which shall be up to €50,000,000, provided that (i) the facility so established shall be deemed to be the “Original Revolving Facility” for the purposes of this Agreement, (ii) the Original Revolving Facility shall be established in accordance with the procedures set out in Clause 2.5 (Additional Facilities) but, for the avoidance of doubt, disapplying the provisions and requirements set out in sub-paragraphs from (i) to (xi) of paragraph (a) of Clause 2.5 (Additional Facilities), and (iii) starting from the relevant Additional Facility Commencement Date, the Original Revolving Facility Commitment shall be equal to the aggregate committed amount set out in the relevant Additional Facility Notice.

(c)

Subject to the terms of this Agreement and the Ancillary Documents, an Ancillary Lender, Fronted Ancillary Lender or Fronting Ancillary Lender (as the case may be) may make available an Ancillary Facility or a Fronted Ancillary Facility (as the case may be) to the Borrower (or an Affiliate of the Borrower) in place of all or part of its Revolving Facility Commitment.

2.2	Finance Parties’ rights and obligations
(a)

The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)

The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.
2.3	Obligors’ Agent
(a)

To the extent permitted under any applicable law, the Parent and each Obligor (other than the Company) by its execution of this Agreement or an Accession Deed irrevocably (to the extent permitted by law) appoints the Company (acting through one or more authorised signatories) to act on its behalf as its agent and attorney in fact (and, in relation to the Parent and each Italian Obligor, as its agent with representative power (mandatario con potere di rappresentanza) with express consent pursuant to Articles

1394 and 1395 of the Italian Civil Code) in relation to the Finance Documents and irrevocably (to the extent permitted by applicable law) authorises:

(i)

the Company on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including, in the case of a Borrower, Utilisation Requests), to execute on its behalf any document, notices and instructions to make such agreements and to effect the relevant amendments, supplements, extensions, restatements, ratifications, releases and any other variations capable of being given, made or effected by the Parent or any Obligor notwithstanding that they may affect the Parent or that Obligor, together with any other incidental rights, powers, authorities and discretions; and

(ii)	each Finance Party to give any notice, demand or other communication to the Parent or that Obligor pursuant to the Finance Documents to the Company,

and in each case the Parent and that Obligor shall be bound as though the Parent or that Obligor, as applicable, itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)

Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of the Parent or another Obligor or in connection with any Finance Document (whether or not known to the Parent or any other Obligor and, in such latter case, whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on the Parent or that Obligor as if it had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any notices or other communications of the Parent or any other Obligor, those of the Obligors’ Agent shall prevail.

2.4	Increase
(a)	The Company may by giving prior notice to the Agent after the effective date of a cancellation of:
(i)	the Available Commitments of a Defaulting Lender in accordance with Clause 11.7 (Right of cancellation in relation to a Defaulting Lender); or
(ii)	the Commitments of a Lender in accordance with:
(A)	Clause 11.1 (Illegality); or
(B)	paragraph (a) of Clause 11.6 (Right of cancellation and repayment in relation to a single Lender or Issuing Bank),

request that the Commitments relating to any Facility be increased (and the Commitments relating to that Facility shall be so increased) in an aggregate amount in the Base Currency of up to the amount of the Available Commitments or Commitments relating to that Facility so cancelled as follows:

(1)	the increased Commitments will be assumed by one or more Eligible Institutions (each an “Increase Lender”) and each of which confirms in writing (whether in the relevant Increase

Confirmation or otherwise) its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender in respect of those Commitments;

(2)

each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender in respect of that part of the increased Commitments which it is to assume;

(3)

each Increase Lender shall become a Party as a Lender and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender in respect of that part of the increased Commitments which it is to assume;

(4)	the Commitments of the other Lenders shall continue in full force and effect; and
(5)

any increase in the Commitments relating to a Facility shall take effect on the date specified by the Company in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.

(b)	An increase in the Commitments relating to a Facility will only be effective on:
(i)	the execution by the Agent of an Increase Confirmation from the relevant Increase Lender;
(ii)	in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase:
(A)	the Increase Lender entering into the documentation required for it to accede as a party to the Intercreditor Agreement; and
(B)

the Agent being satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender. The Agent shall promptly notify the Company, the Increase Lender and the Issuing Bank upon being so satisfied; and

(iii)	in the case of an increase in the Total Revolving Facilities Commitments, the Issuing Bank consenting to that increase.
(c)

Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective and that it is bound by that decision to the same extent as it would have been had it been an Original Lender.

(d)

The Company shall promptly on demand pay the Agent and the Security Agent the amount of all costs and expenses (including legal fees) reasonably incurred by either of them and, in the case of the Security Agent, by any Receiver or Delegate in connection with any increase in Commitments under this Clause 2.4.

(e)

The Increase Lender shall, on the date upon which the increase takes effect, pay to the Agent (for its own account) a fee in an amount equal to the fee which would be payable under Clause 29.4 (Assignment or transfer fee) if the increase was a transfer pursuant to Clause 29.6 (Procedure for Transfer) and if the Increase Lender was a New Lender.

(f)	The Company may pay to the Increase Lender (or procure payment of) a fee in the amount and at the times agreed between the Company and the Increase Lender in a Fee Letter.
(g)	Clause 29.5 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.4 in relation to an Increase Lender as if references in that Clause to:
(i)	an Existing Lender were references to all the Lenders immediately prior to the relevant increase;
(ii)	the New Lender were references to that Increase Lender; and
(iii)	a re-transfer and re-assignment were references to respectively a transfer and assignment.
(h)

Neither the Agent nor any Lender shall have any obligation to find an Increase Lender and in no event shall any Lender whose Commitment is replaced by an Increase Lender be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents.

2.5	Additional Facilities
(a)

Subject to the provisions of this Clause 2.5, the Company may at any time and from time to time following the Closing Date by giving not less than three (3) Business Days’ notice (or such shorter period as may be agreed between the Company and the Agent), (i) increase the amount of any of the Facilities and/or (ii) add one or more Additional Facility(ies), in each case with no other consent required other than the consent of the Additional Facility Lenders who commit to provide the Additional Facility (and, for the avoidance of doubt, the existing Lenders shall have no right to match in respect thereof, save in relation to amortising Additional Facilities, as set out in limb (xi) below) by delivering to the Agent an Additional Facility Notice (and the Agent will forward a copy thereof to each Lender), provided that:

(i)	the purpose of an Additional Facility shall be as agreed with the relevant Additional Facility Lenders;
(ii)

(subject to any applicable Agreed Certain Funds Period) no Major Event of Default is continuing on the date of the Additional Facility Notice in respect of that Additional Facility or would occur as a result of that Additional Facility being committed;

(iii)

after giving pro forma effect to the borrowing, issuance or incurrence of the principal or equivalent amount of the proposed Additional Facility (including any Pro-Forma Adjustments in respect of any proposed acquisition but for the avoidance of doubt, excluding the cash proceeds of such Additional Facility) as if drawn in full on the date of establishment, the Permitted Indebtedness Cap as at the Applicable Test Date would not be exceeded;

(iv)

outstandings under an Additional Term Facility shall be bullet on its relevant final maturity date or amortising as agreed between the Company and the relevant existing or potential Additional Facility Lenders and repayment terms of any Additional Revolving Facility shall be the same as those applicable to the Revolving Facility;

(v)	the stated final maturity date of the Additional Facility shall be no earlier than:
(A)	if it is an Additional Term Facility, the Termination Date of Facility A; or
(B)	if it is an Additional Revolving Facility, the Termination Date of the Revolving Facility

(in each case, other than in respect of the initial maturity for a bridge facility or an interim facility (and for the avoidance of doubt, not in respect of the applicable maturity following a conversion date in respect of a bridge facility occurring in respect thereof) in relation to any Financial Indebtedness which would otherwise at such time be permitted under this Agreement to be incurred as Additional Facility);

(vi)

in the case of an amortising Additional Term Facility, the weighted average life of any Additional Facility which amortises shall be equal to or greater than that at that time applicable to Facility A;

(vii)	any prepayment of an Additional Facility shall be made in accordance with Clause 11.10 (Application of prepayments and cancellations);
(viii)

the Additional Facility shall rank pari passu with the Facilities and, subject to the Agreed Security Principles, be guaranteed and secured by the same Guarantors and Security that are guaranteeing and securing the Facilities;

(ix)	the fees and interest rates applicable to an Additional Term Facility shall be determined by the Obligors’ Agent and the relevant Additional Facility Lenders;
(x)

if the Company agrees to terms, covenants or undertakings in respect of an Additional Facility that are more onerous or restrictive on members of the Group than the terms of this Agreement, the other Facilities shall also benefit from such covenants or undertakings; and

(xi)

unless the Lenders have already informed the Company that they are unavailable to provide the proposed Additional Facility(ies), or their pro rata share of such proposed Additional Facility, the Company shall inform each Lender promptly of the pricing and terms of the relevant offer provided by one or more potential Additional Facility Lenders that are not yet Lenders in relation to an amortising Additional Facility (the “Third Party Offer”) and offer each such Lender(s) the right to match the Third Party Offer. The Lender(s) shall have the right but not the obligation to match that Third Party Offer no later than within ten (10) Business Days of receipt of such offer. If one or more Lender matches the pricing and the terms set out in the relevant Third Party Offer, the Company shall implement the Additional Facility with such Lender(s) pro rata to their Commitments. If none of the Lender(s) matches the pricing and terms of the Third Party Offer, the Company shall be permitted to implement the Additional Facility with the potential Additional Lenders different from the Lenders in accordance with the pricing and terms of the Third Party Offer. Notwithstanding the provisions of this paragraph (xi), the existing Lenders shall have no right to match in respect to any Additional Facility envisaged to be provided by, or with the direct or indirect guarantee or support of, Cassa Depositi e Prestiti S.p.A., SACE S.p.A. and/or SIMEST Società Italiana per le Imprese all’Estero S.p.A. in any form other than a traditional loan facility financing.

(b)	Each Additional Facility Notice delivered by the Company pursuant to paragraph (a) above shall set out, in each case, as agreed between the Company and the relevant Additional Facility Lenders:
(i)

the amount and currency(ies) of the Additional Term Facility Commitments and/or Additional Revolving Facility Commitments (as applicable) being allocated to each Additional Facility Lender and their available currencies (and in case of an Additional Revolving Facility, whether it is an Ancillary Facility or a Fronted Ancillary Facility);

(ii)	the relevant Availability Period applicable to that Additional Facility;
(iii)	the purpose for which the Additional Facility will be used;
(iv)

any commitment, arrangement, underwriting or equivalent fee to be payable to the persons who commit to provide an Additional Facility (which shall be determined by the Company and the relevant Additional Facility Lenders subject paragraph (a) above);

(v)	any agency fee and security agent fee to be payable to the Agent in respect of that Additional Facility (which shall each be determined by the Company and the Agent);
(vi)	the margin and any margin ratchet to apply to that Additional Facility (which shall each be determined by the Company and the Additional Facility Lenders subject to paragraph (a) above);
(vii)	the Termination Date of such Additional Facility (which shall be determined by the Company and the relevant Additional Facility Lenders subject to paragraph (a) above);
(viii)	the identity of the Additional Facility Borrower(s) under that Additional Facility;
(ix)

the treatment of such Additional Facility Loans for the purposes of Clause 11.10 (Application of mandatory prepayments and cancellations) (which shall be determined by the Company and the relevant Additional Facility Lenders subject to paragraph (a) above);

(x)	any applicable guarantee limitations in accordance with the Agreed Security Principles;
(xi)	the terms of any tax-gross up provision (including any additional gross up baskets) applicable to that Additional Facility;

(xii)	the terms of any rights that the relevant Additional Facility Lenders may have to waive prepayments under Clause 12.8 (Prepayment Elections); and
(xiii)

the conditions precedent applicable to the availability of the relevant Additional Facility which shall be either (i) the conditions precedent referred to in Clause 4.7 (Utilisations of Original Revolving Facility/Additional Facility during the Agreed Certain Funds Period) (to the extent applicable) or (ii) any other conditions agreed between the Company and the relevant Additional Facility Lenders (including, as the case may be, any certain fund terms).

(c)	Each Additional Facility Notice shall only be valid if:
(i)	it is served on or before the Termination Date of Facility A or, if later, the Termination Date of any Additional Facility then existing; and
(ii)

it is signed by the Company, the relevant Borrower(s) of the Additional Facility and the relevant Additional Facility Lender(s) confirming that the Additional Facility Lenders(s) have agreed to provide such Additional Facility Commitments on the terms of that Additional Facility Notice and this Agreement.

(d)

The Agent and the Security Agent shall (and each Lender hereby authorises it to) enter into any documentation necessary to implement an Additional Facility complying with this Clause 2.5 on behalf of the Finance Parties, including amending the Finance Documents (to include, without limitation, changes to or the taking of Security and changes to or additional intercreditor arrangements) consequential on, incidental to or required to implement or reflect that Additional Facility.

(e)

No consent of any Finance Party is required to establish an Additional Facility (other than the consent of any Finance Party which commits to provide that Additional Facility) and the establishment of an Additional Facility pursuant to this Clause 2.5 shall only become effective:

(i)

upon execution of the Additional Facility Notice by the Company, the relevant Additional Facility Borrower(s) and the relevant Additional Facility Lender(s), and delivery of such executed notice to the Agent;

(ii)	in relation to an Additional Facility Lender which is not already a Lender immediately prior to the establishment of the relevant Additional Facility:
(A)	upon that Additional Facility Lender acceding as a party to this Agreement and the Intercreditor Agreement; and
(B)

the Agent being satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that Additional Facility Lender. The Agent shall promptly notify the Company and the Additional Facility Lender upon being so satisfied.

(f)

Upon the establishment of an Additional Facility pursuant to this paragraph (e), each Additional Facility Lender agrees to make available the Additional Facility Commitments as set out in the relevant Additional Facility Notice.

(g)	Each Obligor confirms (to the extent legally possible):

(i)	the authority of the Company (also in its capacity as Obligors’ Agent) to agree, implement and establish Additional Facility Commitments in accordance with this Agreement; and
(ii)

that its guarantee and indemnity set out in Clause 23 (Guarantee and Indemnity) (or any applicable Accession Deed or other Finance Document), and all Transaction Security granted by it will, subject only to any applicable limitations on such guarantee and indemnity referred to in Clause 23 (Guarantee and Indemnity), any Accession Deed pursuant to which it became an Obligor, any Additional Facility Notice or the terms of the Transaction Security Documents, (to the extent lawful) extend to include the Additional Facility Loans and any other obligations arising under or in respect of the Additional Facility Commitments.

(h)

Each Finance Party agrees, empowers and irrevocably instructs the Agent and the Security Agent to (and the relevant Obligor shall promptly upon reasonable request by the Agent or the Security Agent in accordance with the Agreed Security Principles) execute any necessary amendments and/or supplements to the Transaction Security Documents and other Finance Documents (including the execution of additional Transaction Security Documents creating lower-ranking Security for the benefit of the Additional Facility Lenders and any related amendments and/or supplements to the Intercreditor Agreement) as may be required in order to reflect the terms of the Additional Facility and to ensure that any Additional Facility Loans rank as contemplated by paragraph (a)(viii) above and that the Transaction Security granted over any assets purchased with the proceeds of any Additional Facility Loans is shared with the Finance Parties (to the extent lawful) on the basis contemplated by the Intercreditor Agreement.

(i)

Each Finance Party agrees, empowers and irrevocably instructs the Agent and the Security Agent to execute any necessary amendments and/or supplements to the Finance Documents as may be required (and agreed with the Company) in order to (i) incorporate the appropriate provisions for any Additional Facility Loans in such Finance Document and (ii) amend Clause 18 (Tax Gross Up and Indemnities) on the terms agreed in writing between the Company and the relevant Additional Facility Lender to the extent applicable to the relevant Additional Facility. If the Additional Facility Loans are Additional Revolving Facility Loans to be utilised as Letter of Credits in respect of which the Issuing Bank will be the issuing bank, any amendments which relate to the rights or obligations of the Issuing Bank shall also require the consent of the Issuing Bank.

3.	PURPOSE
3.1	Purpose
(a)

The Company shall apply all amounts drawn under Facility A in or towards, directly or indirectly (including by way of on-lending to, or investment in, any other member of the Group (including the Target Group)):

(i)

refinance, replace, cash collateralise, back-stop, acquire or otherwise discharge indebtedness of the Company and/or the Target Group and pay any broken funding costs, redemption premia, make-whole amounts and any other fees, costs and expenses payable in connection therewith;

(ii)	finance or refinance the consideration paid or payable for the Acquisition or in connection therewith, including any purchase price related adjustments

(however structured) and any other amounts required to be paid under the terms of the Acquisition Documents;

(iii)	finance or refinance other related amounts, including fees, costs and expenses (including hedging costs and taxes);
(iv)	any other purpose contemplated by the Funds Flow Statement or otherwise arising in connection with the Transaction; and/or
(v)

up to a maximum amount of EUR 30,000,000, financing, refinancing funding, refunding or prefunding general corporate purposes (including, for the avoidance of doubt, capital expenditure, restructurings, acquisitions, investments and joint ventures) and/or working capital requirements of the Group (including, for the avoidance of doubt, as cash over-funding).

(b)

Each Original Revolving Facility Borrower shall apply any amounts drawn under the Original Revolving Facility in or towards, directly or indirectly (including by way of on-lending to, or investment in, any other member of the Group or the relevant target group):

(i)

finance or refinance any capital expenditure, any permitted acquisitions (including any earn-out, contingent or deferred payments or historical transactions (for the avoidance of doubt, including any earn-out related to the Acquisition)), any investments and/or joint ventures, restructurings (and related expenditure), carve-out costs, group initiatives and/or reorganisation requirements of the Group, together with any related fees, costs and expenses (including taxes);

(ii)

refinance, replace, cash collateralise, back-stop, acquire or otherwise discharge indebtedness of any target (or target group) and pay any broken funding costs, redemption premia, make-whole amounts and any other fees, costs and expenses payable in connection therewith;

(iii)	any other purpose contemplated by the Funds Flow Statement;
(iv)	finance or refinance other related amounts, including fees, costs and expenses (including hedging costs and taxes); and/or
(v)

financing, refinancing funding, refunding or prefunding general corporate purposes (including, for the avoidance of doubt, capital expenditure, restructurings, acquisitions, investments and joint ventures) and/or working capital requirements of the Group (including, for the avoidance of doubt, as cash over-funding).

(c)

Each Additional Facility Borrower shall apply all amounts borrowed by it under an Additional Facility towards the purposes specified in the Additional Facility Notice relating to the relevant Additional Facility Commitments.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION
4.1	Initial Conditions Precedent

(a)

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to the first Utilisation if on or before the Utilisation Date for that Utilisation the Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions Precedent to First Utilisation) in form and substance satisfactory to the Agent (on the instructions of the Majority Lenders acting reasonably) or receipt of such documents and evidence has been waived by the Agent acting on the instructions of the Majority Lenders.

(b)

The Agent shall notify the Company and the Lenders promptly upon being so satisfied following the receipt of the documents and evidence listed in Schedule 2 (Conditions Precedent to First Utilisation).

(c)	The Lenders authorise (and instruct) the Agent to give such notifications. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notifications.
(d)

Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Further conditions precedent

Subject to Clause 4.1 (Initial Conditions Precedent), the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to a Utilisation other than one to which Clause 4.6 (Utilisations during the Certain Funds Period) or Clause 4.7 (Utilisations of Original Revolving Facility/Additional Facility during the Agreed Certain Funds Period) applies, if:

(a)	in the case of Facility A:
(i)	no Event of Default is continuing or would result from the proposed Utilisation; and
(ii)	the representations to be made by each Obligor under Clause 24 (Representations) are true in all material respects;
(b)	on the date of the Utilisation Request and on the proposed Utilisation Date:
(i)	in the case of a Rollover Loan, no Declared Default has occurred and is continuing; and
(ii)	in the case of any other Utilisation, no Event of Default is continuing or would result from the proposed Utilisation;
(c)

(in the case of a Loan that is not a Rollover Loan), on the date of the Utilisation Request and on the proposed Utilisation Date, the Repeating Representations to be made by each Obligor, are true (in all material respects).

4.3	Conditions precedent for the sole benefit of the Lenders

The conditions precedent provided for in Clause 4.1 (Initial Conditions Precedent) and Clause 4.2 (Further conditions precedent) are stipulated for the sole benefit of the Lenders.

4.4	Conditions relating to Optional Currencies

(a)	A currency will constitute an Optional Currency for a Original Revolving Utilisation if it is:

(i)

(A)	US Dollars; or
(B)	any other currency which has been approved by the Company and all the Lenders under the relevant Facility (each acting reasonably and in good faith); and

(ii)  readily available in the amount required and freely convertible into the Base Currency in the Relevant Market on the Quotation Day and the Utilisation Date for that Utilisation.

(b)	If the Agent has received a written request from the Company for a currency to be approved under paragraph (a)(i)(B) above, the Agent will confirm to the Company by the Specified Time:
(i)	whether or not the Lenders have granted their approval; and
(ii)	if approval has been granted, the minimum amount for any subsequent Utilisation in that currency.
4.5	Maximum number of Utilisations
(a)	Unless otherwise agreed by the Agent, no member of the Group may deliver a Utilisation Request if as a result of the proposed Utilisation:
(i)	more than two (2) Facility A Loans would be outstanding (subject to paragraph (b) below); or
(ii)	more than two (2) Original Revolving Facility Loans would be requested in the same Month; or
(iii)	more than fifteen (15) Original Revolving Facility Loans would be outstanding.
(b)	Any Loan made by a single Lender under Clause 8.2 (Unavailability of a currency) shall not be taken into account in this Clause 4.5.
(c)	Any Separate Loan shall not be taken into account in this Clause 4.5.
4.6	Utilisations during the Certain Funds Period
(a)

Subject to Clause 4.1 (Initial Conditions Precedent) and paragraph (b) below, and notwithstanding any other provisions in the Finance Documents, during the Certain Funds Period, the Lenders under the relevant Facility will only be obliged to comply with Clause 5.4 (Lenders’ participation) and Clause 6.5 (Issue of Letters of Credit) in relation to a Certain Funds Utilisation if, on the date of the Utilisation Request and on the proposed Utilisation Date:

(i)	no Major Default has occurred and is continuing or would result from the making of the Certain Funds Utilisation;
(ii)	there has not been a Change of Control;

(iii)

with respect to the Company only (and excluding any procurement obligations on the part of the Company), the Major Representations are true (in all material respects, but only if not already subject to a materiality qualification in the relevant representations and warranties); and

(iv)

it is not illegal or contrary to applicable law for a Lender to fund its participation in the Certain Funds Utilisations in accordance with Clause 11.1 (Illegality) (provided that in the event it is illegal for a Lender to fund its participation in the Certain Funds Utilisations, this shall not release other Lenders from their obligation to comply with Clause 5.4 (Lenders’ participation) in relation to their respective participation in a Certain Funds Utilisation).

(b)

During the Certain Funds Period, save in circumstances where, pursuant to paragraph (a) above, a Lender is not obliged to comply with Clause 5.4 (Lenders’ participation) and Clause 6.5 (Issue of Letters of Credit) and subject as provided in Clause 11.1 (Illegality) and Clause 11.8 (Mandatory Prepayment on Exit), a Finance Party will not be entitled to exercise any of its rights under the Finance Documents, including (but not limited to) any right to:

(i)	refuse to participate in or make available or advance any Certain Funds Utilisation;
(ii)	cancel a Commitment to the extent to do so would prevent or limit the making of any Certain Funds Utilisation;
(iii)

exercise any right of rescission, termination, cancellation, set-off or counterclaim, or similar right or remedy, or make or enforce any claim under the Finance Documents it may have to the extent to do so would prevent or limit the making of any Certain Funds Utilisation; or

(iv)

cancel, accelerate or cause repayment or prepayment of any amounts owing under any Finance Documents or seek to exercise any right or remedy under the Transaction Security to the extent to do so would prevent or limit the making of any Certain Funds Utilisation, provided that, immediately upon the expiry of the Certain Funds Period, all such rights, remedies and entitlements shall be available to the Finance Parties notwithstanding that they may not have been used or been available for use during the Certain Funds Period and further provided that this does not affect the rights of any Finance Party in respect of any outstanding Default upon expiry of the Certain Funds Period irrespective of whether that Default occurred during the Certain Funds Period or not.

4.7	Utilisations of Original Revolving Facility/Additional Facility during the Agreed Certain Funds Period
(a)

Subject to Clause 4.1 (Initial Conditions Precedent) and paragraph (b) below, and notwithstanding any other provisions in the Finance Documents, during the Agreed Certain Funds Period, the Original Revolving Facility Lenders or Additional Facility Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) and Clause 6.5 (Issue of Letters of Credit) in relation to an Agreed Certain Funds Utilisation if:

(i)

the Company and each of the relevant Additional Facility Lenders shall agree and notify in writing to the Agent at least three (3) Business Days (or such shorter period agreed by the Company and the Agent) prior to the date of the Utilisation Request the period and other terms or conditions (if any) for which the relevant Additional Facility shall be made available on a “certain funds basis” for a specified purpose in connection with a Permitted Acquisition, Permitted Joint Venture or as otherwise agreed by each of the relevant Additional Facility Lenders; and

(ii)	on the date of the Utilisation Request and on the proposed Utilisation Date:
(A)	no Major Default has occurred and is continuing or would result from the making of the Agreed Certain Funds Utilisation;
(B)	there has not been a Change of Control;
(C)

with respect to the Agreed Certain Funds Obligors only (and excluding any procurement obligations on the part of the Agreed Certain Funds Obligors), the Major Representations are true (in all material respects, but only if not already subject to a materiality qualification in the relevant representations and warranties); and

(D)

it is not illegal or contrary to applicable law for a Lender to fund its participation in the Agreed Certain Funds Utilisations in accordance with Clause 11.1 (Illegality) (provided that in the event it is illegal for the relevant Original Revolving Facility Lender or Additional Facility Lender to fund its participation in the Agreed Certain Funds Utilisations, this shall not release other relevant Original Revolving Facility Lenders or Additional Facility Lenders from their obligation to comply with Clause 5.4 (Lenders’ participation) in relation to an Agreed Certain Funds Utilisation).

(b)

During the Agreed Certain Funds Period, save in circumstances where, pursuant to paragraph (a) above, an Original Revolving Facility Lender or Additional Facility Lender is not obliged to comply with Clause 5.4 (Lenders’ participation) and Clause 6.5 (Issue of Letters of Credit) and subject as provided in Clause 11.1 (Illegality) and Clause 11.8 (Mandatory Prepayment on Exit), a Finance Party will not be entitled to exercise any of its rights under the Finance Documents, including (but not limited to) any right to:

(i)	refuse to participate in or make available or advance any Agreed Certain Funds Utilisation;
(ii)	cancel a Commitment to the extent to do so would prevent or limit the making of any Agreed Certain Funds Utilisation;
(iii)

exercise any right of rescission, termination, cancellation, set-off or counterclaim, or similar right or remedy, or make or enforce any claim under the Finance Documents it may have to the extent to do so would prevent or limit the making of any Agreed Certain Funds Utilisation; or

(iv)

cancel, accelerate or cause repayment or prepayment of any amounts owing under any Finance Documents or seek to exercise any right or remedy under the Transaction Security to the extent to do so would prevent or limit the making of any Agreed Certain Funds Utilisation, provided that, immediately upon the expiry of the Agreed Certain Funds Period, all such rights, remedies and entitlements shall be available to the Finance Parties notwithstanding that they may not have been used or been available for use during the Agreed Certain Funds Period and further provided that this does not affect the rights of any Finance Party in respect of any outstanding Default upon expiry of the Agreed Certain Funds Period irrespective of whether that Default occurred during the Agreed Certain Funds Period or not.

5.	UTILISATION - LOANS
5.1	Delivery of a Utilisation Request

A Borrower may utilise a Facility by delivery (by it or the Company on its behalf) to the Agent of a duly completed Utilisation Request not later than the Specified Time (or such later time as the Agent (acting upon instructions of the Majority Lenders) may agree).

5.2	Completion of a Utilisation Request for Loans
(a)	Each Utilisation Request for a Loan is irrevocable and will not be regarded as having been duly completed unless:
(i)	it identifies the relevant Borrower (including any Borrower that will become an Additional Borrower on the proposed Utilisation Date (as applicable)) and the Facility to be utilised;
(ii)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;
(iii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and
(iv)	the proposed Interest Period complies with Clause 15 (Interest Periods).
(b)	Multiple Utilisations may be requested in a Utilisation Request where the proposed Utilisation Date is the Closing Date. Only one Utilisation may be requested in each subsequent Utilisation Request.
(c)

The first Utilisation Request may specify the details of any Ancillary Facility, Fronted Ancillary Facility and Ancillary Document which the Company and the relevant Lenders have agreed shall become an Ancillary Facility, Fronted Ancillary Facility and Ancillary Document for the purposes of this Agreement. From the first Utilisation Date, any such Ancillary Facility, Fronted Ancillary Facility and Ancillary Document shall be deemed to be an Ancillary Facility, Fronted Ancillary Facility and Ancillary Document under this Agreement.

5.3	Currency and amount
(a)	The currency specified in a Utilisation Request must be:
(i)	in relation to the Facility A, the Base Currency; and
(ii)	in relation to the Original Revolving Facility, the Base Currency or any Optional Currency.
(b)

Unless otherwise agreed by the Agent, (i) the amount of the proposed Utilisation of the Facility A must be an amount at least equal to EUR 500,000 and integral multiples of EUR 100,000 in excess of such amount or, if less, the Available Facility, and (ii) the amount of the proposed Utilisation of the Original Revolving Facility must be:

(i)	if the currency selected is the Base Currency, an amount at least equal to EUR 500,000 and integral multiples of EUR 100,000 in excess of such amount or, if less, the Available Facility;
(ii)

if the currency selected is an Optional Currency pursuant to paragraph (a)(i)(A) of Clause 4.4 (Conditions relating to Optional Currencies), an amount at least equal to the equivalent in that currency of EUR 500,000 and integral multiples of EUR 100,000 in excess of such amount or, if less, the Available Facility;

(iii)

if the currency selected is an Optional Currency pursuant to paragraph (a)(i)(B) of Clause 4.4 (Conditions relating to Optional Currencies), the minimum amount specified by the Agent pursuant to paragraph (b)(ii) of Clause 4.4 (Conditions relating to Optional Currencies) or, if less, the Available Facility.

(c)

In relation to an Additional Facility, the amount of the proposed Utilisation thereof must be in the minimum amount agreed by the Company, the Agent and the relevant Additional Facility Lenders in respect of that Additional Facility.

5.4	Lenders’ participation
(a)

If the conditions set out in this Agreement have been met, and subject to Clause 10.2 (Repayment of Revolving Facility Lenders), each Lender which has a Commitment under the relevant Facility will make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)

Other than as set out in paragraph (c) below, the amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)

If a Utilisation under any Revolving Facility is made to repay Ancillary Outstandings in respect of such Revolving Facility, each Lender’s participation in that Utilisation will be in an amount (as determined by the Agent) which will result as nearly as possible in the aggregate amount of its participation in the Utilisations under such Revolving Facility then outstanding bearing the same proportion to the aggregate amount of the Utilisations under such Revolving Facility then outstanding as its Revolving Facility Commitment in that Revolving Facility bears to the Total Revolving Facility Commitments in relation to that Revolving Facility.

(d)

The Agent shall determine the Base Currency Amount of each Revolving Facility Loan or applicable Term Loan which is to be made in an Optional Currency and notify each Lender of the amount, currency and the Base Currency Amount of each Loan, the amount of its participation in that Loan and, if different, the amount of that participation to be made available in accordance with Clause 34.1 (Payments to Finance Parties) by the Specified Time.

5.5	Limitations on Utilisations
(a)	The Facility A may only be utilised during the Certain Funds Period.
(b)

The Original Revolving Facility shall not be utilised unless the Facility A has been utilised (but, for the avoidance of doubt, the Original Revolving Facility may be utilised contemporaneously with the Facility A).

(c)

No Additional Facility Loan shall be made on the Closing Date and an Additional Facility will not be utilised unless the Facility A has been utilised (but, for the avoidance of doubt, an Additional Facility may be utilised contemporaneously with Facility A).

5.6	Cancellation of Commitments
(a)	The Facility A Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for Facility A.
(b)

The Original Revolving Facility Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for the Original Revolving Facility or, if the Closing Date has not occurred prior to the end of the Certain Funds Period in respect of Facility A, at the end of the Certain Funds Period in respect of Facility A.

(c)	Any Additional Facility Commitment which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for that Additional Facility.
5.7	Clean down

There shall be no clean down requirements in respect of the Original Revolving Facility or any Additional Revolving Facility under this Agreement.

6.	UTILISATION - LETTERS OF CREDIT
6.1	Revolving Facilities
(a)

The Original Revolving Facility may be utilised by way of Letters of Credit and, subject to the terms of any Additional Facility Notice, any related Additional Revolving Facility may also be utilised by way of Letters of Credit.

(b)	Other than Clause 5.5 (Limitations on Utilisations) and Clause 5.6 (Cancellation of Commitments), Clause 5 (Utilisation - Loans) does not apply to Utilisations by way of Letters of Credit.
(c)

In determining the amount of the Available Facility and a Lender’s L/C Proportion of a proposed Letter of Credit for the purposes of this Agreement the Available Commitment of a Lender will be calculated ignoring any cash cover provided for outstanding Letters of Credit.

6.2	Delivery of a Utilisation Request for Letters of Credit

A Borrower under the Original Revolving Facility or, if applicable, under an Additional Revolving Facility may request a Letter of Credit to be issued by delivery (by it or the Company on its behalf) to the Agent of a duly completed Utilisation Request not later than the Specified Time.

6.3	Completion of a Utilisation Request for Letters of Credit

Each Utilisation Request for a Letter of Credit is irrevocable and will not be regarded as having been duly completed unless:

(a)	it specifies that it is for a Letter of Credit;
(b)	it identifies which of the Original Revolving Facility or Additional Revolving Facility is intended to be utilised for the purpose of that Letter of Credit (if applicable);
(c)

it identifies the Borrower of the Letter of Credit and (if not the Borrower) the member of the Group in respect of which the Letter of Credit is to be issued (provided that the Borrower remains liable for payment of claims under the Letter of Credit);

(d)	it identifies the Issuing Bank which has agreed to issue the Letter of Credit;
(e)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to the Original Revolving Facility or the relevant Additional Revolving Facility (as applicable);
(f)	the currency and amount of the Letter of Credit comply with Clause 6.4 (Currency and amount);
(g)	the form of Letter of Credit is attached;
(h)

the Expiry Date of the Letter of Credit falls on or before the Termination Date in relation to the Original Revolving Facility or the relevant Additional Revolving Facility (as applicable) provided that the Expiry Date may fall after such Termination Date if the relevant Borrower has provided cash cover or (in the case only of an Issuing Bank other than the original Issuing Bank unless the original Issuing Bank otherwise agrees) procures that a back-to-back bank guarantee acceptable to the relevant Issuing Bank (acting reasonably) be issued in favour of the Issuing Bank for that Letter of Credit for the period from such Termination Date to (and including) the Expiry Date of the relevant Letter of Credit;

(i)	the delivery instructions for the Letter of Credit are specified; and
(j)	the identity of the beneficiary of the Letter of Credit is approved by the Issuing Bank (acting reasonably).
6.4	Currency and amount
(a)	The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.
(b)	The amount of the proposed Letter of Credit must be an amount whose Base Currency Amount is not more than the Available Facility and which is:
(i)	in relation to the Original Revolving Facility:
(A)	if the currency selected is the Base Currency, an amount equal to at least EUR 500,000 and integral multiples of EUR 100,000 in excess of such amount, or, if less, the Available Facility; or
(B)

if the currency selected is an Optional Currency pursuant to paragraph (a)(i)(A) of Clause 4.4 (Conditions relating to Optional Currencies), an amount at least equal to the equivalent in that currency of EUR 500,000 and integral multiples of EUR 100,000 in excess of such amount or, if less, the Available Facility; or

(C)

if the currency selected is an Optional Currency pursuant to paragraph (a)(i)(B) of Clause 4.4 (Conditions relating to Optional Currencies), the minimum amount specified by the Agent pursuant to paragraph (b)(ii) of Clause 4.4 (Conditions relating to Optional Currencies) or, if less, the Available Facility; or

(ii)

in relation to an Additional Revolving Facility, the minimum amount agreed between the Borrower(s) under that Additional Revolving Facility, the Agent and the relevant Additional Revolving Facility Lender(s).

6.5	Issue of Letters of Credit

(a)	If the conditions set out in this Agreement have been met, the Issuing Bank shall issue the Letter of Credit on the Utilisation Date.
(b)

Subject to Clause 4.1 (Initial Conditions Precedent), the Issuing Bank will only be obliged to comply with paragraph (a) above in relation to a Letter of Credit (other than one to which Clause 4.6 (Utilisations during the Certain Funds) or Clause 4.7 (Utilisations of Original Revolving Facility/Additional Facility during the Agreed Certain Funds Period) applies), if on the date of the Utilisation Request or Renewal Request and on the proposed Utilisation Date:

(i)	in the case of a Letter of Credit to be renewed in accordance with Clause 6.6 (Renewal of a Letter of Credit) no Declared Default has occurred and is continuing;
(ii)	in the case of any other Letter of Credit, no Event of Default is continuing or would result from the proposed Utilisation; and
(iii)	in relation to any Letter of Credit (other than a Renewal Request) to be issued after the Closing Date, the Repeating Representations to be made by each Obligor are true (in all material respects).
(c)	The amount of each Lender’s participation in each Letter of Credit will be equal to its L/C Proportion.
(d)

The Agent shall determine the Base Currency Amount of each Letter of Credit which is to be issued in an Optional Currency and shall notify the Issuing Bank and each Lender of the details of the requested Letter of Credit and its participation in that Letter of Credit by the Specified Time.

(e)

The Issuing Bank has no duty to enquire of any person whether or not any of the conditions set out in paragraph (b) above have been met. The Issuing Bank may assume that those conditions have been met unless it is expressly notified to the contrary by the Agent. The Issuing Bank will have no liability to any person for issuing a Letter of Credit based on such assumption.

(f)	The Issuing Bank is solely responsible for the form of the Letter of Credit that it issues. The Agent has no duty to monitor the form of that document.
(g)

Subject to paragraph (i) of Clause 32.7 (Rights and discretions), each of the Issuing Bank and the Agent shall provide the other with any information reasonably requested by the other that relates to a Letter of Credit and its issue.

(h)	The Issuing Bank may issue a Letter of Credit in the form of a SWIFT message or other form of communication customary in the relevant market.
6.6	Renewal of a Letter of Credit
(a)

A Borrower (or the Company on its behalf) may request that any Letter of Credit issued on behalf of that Borrower be renewed by delivery to the Agent of a Renewal Request in substantially similar form to a Utilisation Request for a Letter of Credit by the Specified Time.

(b)

The Finance Parties shall treat any Renewal Request in the same way as a Utilisation Request for a Letter of Credit except that the condition set out in paragraph (g) of Clause 6.3 (Completion of a Utilisation Request for Letters of Credit) shall not apply.

(c)	The terms of each renewed Letter of Credit shall be the same as those of the relevant Letter of Credit immediately prior to its renewal, except that:
(i)	its amount may be less than the amount of the Letter of Credit immediately prior to its renewal; and
(ii)	its Term shall start on the date which was the Expiry Date of the Letter of Credit immediately prior to its renewal, and shall end on the proposed Expiry Date specified in the Renewal Request.
(d)	Subject to paragraph (e) below, if the conditions set out in this Agreement have been met, the Issuing Bank shall amend and re-issue any Letter of Credit pursuant to a Renewal Request.
(e)

Where a new Letter of Credit is to be issued to replace by way of renewal an existing Letter of Credit, the Issuing Bank is not required to issue that new Letter of Credit until the Letter of Credit being replaced has been returned to the Issuing Bank or the Issuing Bank is satisfied either that it will be returned to it or that no liability can arise under the existing Letter of Credit.

6.7	Reduction of a Letter of Credit
(a)

If, on the proposed Utilisation Date of a Letter of Credit, any of the Lenders under the Original Revolving Facility or the Additional Revolving Facility (as applicable) is a Non-Acceptable L/C Lender and:

(i)	that Lender has failed to provide cash collateral to the Issuing Bank in accordance with Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover); and
(ii)

the Borrower of that proposed Letter of Credit has not exercised its right to provide cash cover to the Issuing Bank in accordance with paragraph (g) of Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover), the Issuing Bank may reduce the amount of that Letter of Credit by an amount equal to the amount of the participation of that Non-Acceptable L/C Lender in respect of that Letter of Credit and that Non-Acceptable L/C Lender shall be deemed not to have any participation (or obligation to indemnify the Issuing Bank) in respect of that Letter of Credit for the purposes of the Finance Documents.

(b)	The Issuing Bank shall promptly notify the Agent and the Company of each reduction made pursuant to this Clause 6.7.
(c)	This Clause 6.7 shall not affect the participation of each other Lender in that Letter of Credit.
6.8	Revaluation of Letters of Credit
(a)

If any Letter of Credit is denominated in an Optional Currency, the Agent will, at 12 month intervals commencing on the first anniversary of the date of issue of such Letter of Credit recalculate the Base Currency Amount of such Letter of Credit by notionally converting into the Base Currency the outstanding amount of that Letter of Credit on the basis of the Agent’s Spot Rate of Exchange on the date of calculation.

(b)

The Company shall, if requested by the Agent within ten (10) Business Days of any calculation under paragraph (a) above, ensure that within five (5) Business Days sufficient Utilisations are prepaid to prevent the Base Currency Amount of the Utilisations exceeding the Total Original Revolving Facility Commitments (after deducting the total Ancillary Commitments under the Original Revolving Facility) following any adjustment to a Base Currency Amount under paragraph (a) of this Clause 6.8.

6.9	Amendment of Letters of Credit

The Issuing Bank and the relevant Borrower may at any time agree to amend the terms of any Letter of Credit (other than a change to the fee payable in respect of that Letter of Credit pursuant to paragraph (a) of Clause 17.4 (Fees payable in respect of Letters of Credit)) without the consent of the other Finance Parties provided that the terms of such amended Letter of Credit comply with the provisions of this Clause 6 (Utilisation – Letters of Credit) following such amendment.

6.10	Reduction or expiry of Letter of Credit

If the amount of any Letter of Credit is wholly or partially reduced or it is repaid or prepaid or it expires prior to its Expiry Date, the relevant Issuing Bank and the Borrower that requested (or on behalf of which the Company requested) the issue of that Letter of Credit shall promptly notify the Agent of the details upon becoming aware of them.

6.11	Appointment of additional Issuing Banks

Any Lender which has agreed to the Company’s request to be an Issuing Bank pursuant to the terms of this Agreement shall become an Issuing Bank for the purposes of this Agreement upon notifying the Agent and the Company that it has so agreed to be an Issuing Bank and on making that notification that Lender shall become bound by the terms of this Agreement as an Issuing Bank.

7.	LETTERS OF CREDIT
7.1	Immediately payable

If a Letter of Credit or any amount outstanding under a Letter of Credit is expressed to be immediately payable and no claim (as defined in paragraph (a) of Clause 7.2 (Claims under a Letter of Credit)) has been made in respect of that Letter of Credit, the Borrower that requested (or on behalf of which the Company requested) the issue of that Letter of Credit shall repay or prepay that amount immediately.

7.2	Claims under a Letter of Credit
(a)

Each Borrower and each Revolving Facility Lender irrevocably and unconditionally authorises the Issuing Bank to pay any claim made or purported to be made under a Letter of Credit requested by that Borrower (or requested by the Company on its behalf) and which appears on its face to be in order (in this Clause 7, a “claim”).

(b)	Each Borrower shall immediately on demand pay to the Agent for the Issuing Bank an amount equal to the amount of any claim.
(c)	Each Borrower and each Revolving Facility Lender acknowledges that the Issuing Bank:

(i)	is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and
(ii)	deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.
(d)	The obligations of a Borrower and each Revolving Facility Lender under this Clause 7 will not be affected by:
(i)	the sufficiency, accuracy or genuineness of any claim or any other document; or
(ii)	any incapacity of, or limitation on the powers of, any person signing a claim or other document.
7.3	Indemnities
(a)

Each Borrower shall immediately on demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank’s gross negligence (colpa grave), wilful misconduct (dolo) or breach of any term of the Finance Documents in its capacity as Issuing Bank) in acting as the Issuing Bank under any Letter of Credit requested by (or on behalf of) that Borrower.

(b)

Each Original Revolving Facility Lender and Additional Revolving Facility Lender (as applicable) shall (according to its L/C Proportion) immediately on demand indemnify the Issuing Bank against any cost, loss or liability incurred by that Issuing Bank (otherwise than by reason of that Issuing Bank’s gross negligence (colpa grave), wilful misconduct (dolo) or breach of any term of the Finance Documents in its capacity as Issuing Bank) in acting as the Issuing Bank under any Letter of Credit (unless the relevant Issuing Bank has been reimbursed by an Obligor).

(c)

If any Original Revolving Facility Lender or Additional Revolving Facility Lender (as applicable) is not permitted (by its constitutional documents or any applicable law) to comply with paragraph (b) above, then that Lender will not be obliged to comply with paragraph (b) above and shall instead be deemed to have taken, on the date the Letter of Credit is issued (or if later, on the date the Lender’s participation in the Letter of Credit is transferred or assigned to the Lender in accordance with the terms of this Agreement), an undivided interest and participation in the Letter of Credit in an amount equal to its L/C Proportion of that Letter of Credit. On receipt of demand from the Agent, that Lender shall pay to the Agent (for the account of the Issuing Bank) an amount equal to its L/C Proportion of the amount demanded.

(d)

The Borrower which requested (or on behalf of which the Company requested) a Letter of Credit shall immediately on demand reimburse any Lender for any payment it makes to the Issuing Bank under this Clause 7.3 in respect of that Letter of Credit (otherwise than by reason of that Issuing Bank’s gross negligence (colpa grave), wilful misconduct (dolo) or breach of any term of the Finance Documents in its capacity as Issuing Bank).

(e)

The obligations of each Lender or Borrower under this Clause 7.3 are continuing obligations and will extend to the ultimate balance of sums payable by that Lender or Borrower in respect of any Letter of Credit, regardless of any intermediate payment or discharge in whole or in part.

(f)	If a Borrower has provided cash cover in respect of a Lender’s participation in a Letter of Credit, the Issuing Bank shall seek reimbursement from that cash cover before making a demand of that Lender under paragraph (b) above. Any recovery made by an Issuing Bank pursuant to that cash cover will reduce that Lender’s liability under paragraph (b) above.

(g)

The obligations of any Lender or Borrower under this Clause 7.3 will not be affected by any act, omission, matter or thing which, but for this Clause 7.3, would reduce, release or prejudice any of its obligations under this Clause 7.3 (without limitation and whether or not known to it or any other person) including:

(i)	any time, waiver or consent granted to, or composition with, any Obligor, any beneficiary under a Letter of Credit or any other person;
(ii)	the release of any Obligor or any other person under the terms of any composition or arrangement with any creditor or any member of the Group;
(iii)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor, any beneficiary under a Letter of Credit or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor, any beneficiary under a Letter of Credit or any other person;
(v)

any amendment (however fundamental) or replacement of a Finance Document, any Letter of Credit or any other document or security, unless in the case of amendments to a Letter of Credit the relevant Borrower had not provided its consent to such amendment(s);

(vi)

any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Letter of Credit (unless such obligation arose by reason of the relevant Issuing Bank’s gross negligence (colpa grave), wilful misconduct (dolo) or breach of any term of the Finance Documents in its capacity as Issuing Bank) or any other document or security; or

(vii)	any insolvency or similar proceedings.
7.4	Cash collateral by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover
(a)

If, at any time, a Lender under the Original Revolving Facility or an Additional Revolving Facility is a Non-Acceptable L/C Lender, the Issuing Bank may, by notice to that Lender, request that Lender to pay and that Lender shall pay, on or prior to the date falling five (5) Business Days after the request by the Issuing Bank, an amount equal to that Lender’s L/C Proportion of:

(i)	the outstanding amount of a Letter of Credit; or
(ii)	in the case of a proposed Letter of Credit, the amount of the proposed Letter of Credit,

and in the currency of that Letter of Credit to an interest-bearing account held in the name of that Lender with the Issuing Bank.

(b)

The Non-Acceptable L/C Lender to whom a request has been made in accordance with paragraph (a) above shall enter into a security document or other form of collateral arrangement over the account, in form and substance satisfactory to the Issuing Bank, as collateral for any amounts due and payable under the Finance Documents by that Lender to the Issuing Bank in respect of that Letter of Credit.

(c)

Subject to paragraph (f) below, until no amount is or may be outstanding under that Letter of Credit, withdrawals from such an account may only be made to pay to the Issuing Bank amounts due and payable to it by the Non-Acceptable L/C Lender under the Finance Documents in respect of that Letter of Credit.

(d)	Each Lender under the Original Revolving Facility or an Additional Revolving Facility shall notify the Agent and the Company:
(i)

on the Signing Date or on any later date on which it becomes such a Lender in accordance with Clause 2.4 (Increase), Clause 2.5 (Additional Facilities) or Clause 29 (Changes to the Lenders) whether it is a Non-Acceptable L/C Lender; and

(ii)	as soon as practicable upon becoming aware of the same, that it has become a Non-Acceptable L/C Lender,

and an indication in Schedule 1 (The Original Lenders), in any Lender Accession Agreement in respect of an Additional Revolving Facility Lender, in a Transfer Certificate, in an Assignment Agreement or in an Increase Confirmation to that effect will constitute a notice under paragraph (d)(ii) above to the Agent and, upon delivery in accordance with Clause 29.9 (Copy of Transfer Certificate, Assignment Agreement, Increase Confirmation, Additional Facility Notice or Lender Accession Agreement to the Company), to the Company.

(e)

Any notice received by the Agent pursuant to paragraph (d) above shall constitute notice to the Issuing Bank of that Lender’s status and the Agent shall, upon receiving each such notice, promptly notify the Issuing Bank of that Lender’s status as specified in that notice.

(f)

Notwithstanding paragraph (c) above, a Lender which has provided cash collateral in accordance with this Clause 7.4 may, by notice to the Issuing Bank, request that an amount equal to the amount provided by it as collateral in respect of the relevant Letter of Credit (together with any accrued interest) be returned to it:

(i)

to the extent that such cash collateral has not been applied in satisfaction of any amount due and payable under this Agreement by that Lender to the Issuing Bank in respect of the relevant Letter of Credit;

(ii)	if:
(A)	it ceases to be a Non-Acceptable L/C Lender;
(B)	its obligations in respect of the relevant Letter of Credit are transferred to a New Lender in accordance with the terms of this Agreement; or
(C)	an Increase Lender has agreed to undertake that Lender’s obligations in respect of the relevant Letter of Credit in accordance with the terms of this Agreement; and
(iii)	if no amount is due and payable by that Lender in respect of a Letter of Credit,

and the Issuing Bank shall pay that amount to the Lender within five (5) Business Days of that Lender’s request (and shall co-operate with the Lender in order to procure that the relevant security or collateral arrangement is released and discharged).

(g)

To the extent that a Non-Acceptable L/C Lender fails to provide cash collateral (or notifies the Issuing Bank that it will not provide cash collateral) in accordance with Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover) in respect of a proposed Letter of Credit, the Issuing Bank shall promptly notify the Company (with a copy to the Agent) and the Borrower of that proposed Letter of Credit may at any time before the proposed Utilisation Date of that Letter of Credit provide cash cover in an amount equal to that Lender’s L/C Proportion of the outstanding amount of that Letter of Credit and in the currency of that Letter of Credit.

7.5	Requirement for cash cover from Borrower

If:

(a)

a Non-Acceptable L/C Lender fails to provide cash collateral (or notifies the Issuing Bank that it will not provide cash collateral) in accordance with Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover) in respect of a Letter of Credit that has been issued;

(b)

the Issuing Bank notifies the Company (with a copy to the Agent) that it requires the Borrower of the relevant Letter of Credit to provide cash cover in an amount equal to that Lender’s L/C Proportion of the outstanding amount of that Letter of Credit and in the currency of that Letter of Credit; and

(c)	that Borrower has not already provided such cash cover which is continuing to stand as collateral,

then that Borrower shall provide such cash cover within five (5) Business Days of the notice referred to in paragraph (b) above.

7.6	Regulation and consequences of cash cover provided by Borrower
(a)	Any cash cover provided by a Borrower may be funded out of a Revolving Facility Loan.
(b)

Notwithstanding paragraph (d) of Clause 1.2 (Construction), the relevant Borrower may request that an amount equal to the cash cover (together with any accrued interest) provided by it pursuant to Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover) or Clause 7.5 (Requirement for cash cover from Borrower) be returned to it:

(i)	to the extent that such cash cover has not been applied in satisfaction of any amount due and payable under this Agreement by that Borrower to the Issuing Bank in respect of a Letter of Credit;
(ii)	if:
(A)	the relevant Lender ceases to be a Non-Acceptable L/C Lender; or
(B)	the relevant Lender’s obligations in respect of the relevant Letter of Credit are transferred to a New Lender in accordance with the terms of this Agreement; or

(C)	an Increase Lender has agreed to undertake the relevant Lender’s obligations in respect of the relevant Letter of Credit in accordance with the terms of this Agreement; and
(iii)	if no amount is due and payable by the relevant Lender in respect of the relevant Letter of Credit,

and the Issuing Bank shall pay that amount to that Borrower within five (5) Business Days of that Borrower’s request.

(c)

To the extent that a Borrower has complied with its obligations to provide cash cover in accordance with this Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover) or Clause 7.5 (Requirement for cash cover from Borrower), the relevant Lender’s L/C Proportion in respect of that Letter of Credit will remain (but that Lender’s obligations in relation to that Letter of Credit may be satisfied in accordance with paragraph (d)(ii) of Clause 1.2 (Construction)). However, the relevant Borrower’s obligation to pay any Letter of Credit fee in relation to the relevant Letter of Credit in accordance with paragraph (a) of Clause 17.4 (Fees payable in respect of Letters of Credit) will be reduced proportionately as from the date on which it provides cash cover (and for so long as the relevant amount of cash cover continues to stand as collateral).

(d)

The relevant Issuing Bank shall promptly notify the Agent of the extent to which a Borrower provides cash cover pursuant to this Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover) or Clause 7.5 (Requirement for cash cover from Borrower) and of any change in the amount of cash cover so provided.

7.7	Rights of contribution

No Obligor will be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause 7.

8.	OPTIONAL CURRENCIES
8.1	Selection of currency

A Borrower (or the Company on its behalf) shall select the currency of a Original Revolving Facility Utilisation or an Additional Facility Loan in the relevant Utilisation Request.

8.2	Unavailability of a currency

If before the Specified Time on any Quotation Day:

(a)	a Lender notifies the Agent that the Optional Currency requested is not readily available to it in the amount required; or
(b)	a Lender notifies the Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it,

the Agent will give notice to the relevant Borrower (or the Company on its behalf) to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this Clause 8.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount, or in respect of a Rollover Loan, an amount equal to that Lender’s proportion of the Base Currency Amount of the Rollover Loan that is due to be made) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

8.3	Agent’s calculations

Each Lender’s participation in a Loan will be determined in accordance with paragraph (b) of Clause 5.4 (Lenders’ participation).

9.	ANCILLARY FACILITIES
9.1	Type of Facility

An Ancillary Facility or Fronted Ancillary Facility may be by way of any of the following (or any combination of the following):

(a)	an overdraft, cheque clearing, credit card, automatic payment or other current account facility;
(b)	a guarantee, bonding or documentary or stand-by letter of credit facility;
(c)	a short term loan facility;
(d)	a derivatives facility;
(e)	a foreign exchange facility; and
(f)

any other facility or accommodation as may be required or desirable in connection with the business of the Group and which is agreed by the Company and the relevant Ancillary Lender or Fronting Ancillary Lender (as the case may be).

9.2	Availability
(a)	If the Company and a Lender agree and except as otherwise provided in this Agreement:
(i)

that Lender may provide an Ancillary Facility on a bilateral basis in place of all or part of that Lender’s unutilised Original Revolving Facility Commitment and/or Additional Revolving Facility Commitment (which shall (except for the purposes of (i) determining the Majority Lenders or other votes of Lenders and

(ii)of Clause 44.10 (Replacement or Prepayment of Lender)) be reduced by the amount of the Ancillary Commitment under that Ancillary Facility); or

(ii)

that Lender (such Lender in this capacity a “Fronting Ancillary Lender”) may provide an Ancillary Facility (a “Fronted Ancillary Facility”) on a bilateral basis to the Borrower in place of all or any part of its unutilised Revolving Facility Commitment and (without any requirement for their agreement, provided that, for the avoidance of doubt, no person shall be required to become a Fronting Ancillary Lender) the unutilised Revolving Facility Commitments of other Lenders (together Fronted Ancillary Lenders).

(b)

An Ancillary Facility or Fronted Ancillary Facility shall not be made available unless, not later than five (5) Business Days prior to the Ancillary Commencement Date for an Ancillary Facility or Fronted Ancillary Facility, the Agent has received from the Company:

(iii)	a notice in writing of the establishment of an Ancillary Facility or Fronted Ancillary Facility and specifying:

(A)	the Facility to which it relates;
(B)

the proposed Borrower under the Original Revolving Facility or Additional Revolving Facility or, subject to Clause 9.10 (Affiliates of the Borrower), Affiliate(s) of the Borrower under the Original Revolving Facility or Additional Revolving Facility which may use the Ancillary Facility or the Fronted Ancillary Facility (as the case may be);

(C)	the proposed Ancillary Commencement Date and expiry date of the Ancillary Facility or Fronted Ancillary Facility (as the case may be);
(D)	the proposed type of Ancillary Facility or Fronted Ancillary Facility (as the case may be) to be provided;
(E)	the proposed Ancillary Lender or Fronted Ancillary Lender (as the case may be);
(F)

the proposed Ancillary Commitment or Fronted Ancillary Commitment or Fronting Ancillary Commitment (as the case may be), the maximum amount of the Ancillary Facility or the Fronted Ancillary Facility (as the case may be) and, in the case of a Multi-account Overdraft, its Designated Gross Amount and its Designated Net Amount; and

(G)	the proposed currency of the Ancillary Facility or the Fronted Ancillary Facility (as the case may be) (if not denominated in the Base Currency); and
(iv)	any other information which the Agent may reasonably request in connection with the Ancillary Facility or the Fronted Ancillary Facility (as the case may be).
(c)	The Agent shall promptly notify the Lenders under the relevant Facility of the establishment of an Ancillary Facility or Fronted Ancillary Facility (as the case may be).
(d)	Subject to compliance with paragraph (b) above:
(i)

the Lender concerned will become an Ancillary Lender or Fronting Ancillary Lender (as the case may be), and in the case of a Fronted Ancillary Facility only, the relevant Lender under the Facility will become a Fronted Ancillary Lender; and

(ii)	the Ancillary Facility or the Fronted Ancillary Facility (as the case may be) will be available,

with effect from the date agreed by the Company and the Ancillary Lender.

9.3	Terms of Ancillary Facilities and Fronted Ancillary Facilities
(a)

Except as provided below, the terms of any Ancillary Facility or Fronted Ancillary Facility (as the case may be) will be those agreed by the Ancillary Lender or the Fronting Ancillary Lender (as the case may be) and the Company.

(b)	Those terms:

(i)

(A) must be based upon normal commercial terms at that time (except as varied by this Agreement), (B) shall provide that performance bonds, stand-by letters of credit and bank guarantees may have the term selected by the Borrower and may only be in favour of beneficiaries agreed to by the relevant Ancillary Lender or Fronting Ancillary Lender (as the case may be) in accordance with the policy requirements of the Ancillary Lender or Fronting Ancillary Lender (as the case may be) as to beneficiaries of bonds, stand-by letter of credits and/or guarantees;

(ii)

may allow only the Borrower under the Original Revolving Facility or an Additional Revolving Facility (or Affiliates of the Borrower under the Original Revolving Facility or an Additional Revolving Facility (in each case, as applicable)) in accordance with Clause 9.10 (Affiliates of the Borrower) to use the Ancillary Facility or Fronted Ancillary Facility (as the case may be) (although it may provide that the Borrower may request bonds, stand-by letter of credits or guarantees on behalf of other members of the Group);

(iii)

may not allow the Ancillary Outstandings to exceed the Ancillary Commitment or the aggregate of the Fronting Ancillary Commitment and the Fronted Ancillary Commitment (as the case may be) under that Ancillary Facility or Fronted Ancillary Facility (as the case may be);

(iv)

may not allow the Ancillary Commitment or Fronting Ancillary Commitment or Fronted Ancillary Commitment of a Lender to exceed that Lender’s Available Commitment with respect to the Original Revolving Facility or the relevant Additional Revolving Facility (as applicable) (ignoring for this purpose any reduction in the Available Commitment arising out of such Lender providing such Ancillary Commitment or Fronting Ancillary Commitment or Fronted Ancillary Commitment); and

(v)

must require either (A) that the Ancillary Commitment or Fronting Ancillary Commitment or Fronted Ancillary Commitment is reduced to zero and that all Ancillary Outstandings are repaid (or cash cover provided in respect of all the Ancillary Outstandings) not later than the Termination Date for the Original Revolving Facility or the relevant Additional Revolving Facility (as applicable) (or such earlier date as the Original Revolving Facility Commitment or the relevant Additional Revolving Facility Commitment of the relevant Ancillary Lender or Fronting Ancillary Lender (or its Affiliate) is reduced to zero) or (B) that if the commitment under the relevant Ancillary Facility or Fronted Ancillary Facility is able to continue in effect beyond such time (a “Continuing Commitment”), it will not continue as an Ancillary Commitment or Fronting Ancillary Commitment or Fronted Ancillary Commitment (as the case may be) under the Facilities and that the Lender providing such commitment will cease to be a Finance Party in relation to the Continuing Commitment and cease to benefit from any rights under the Finance Documents as from such time.

(c)

If a Continuing Commitment arises or will arise, a Finance Party may require the relevant Lender providing such Continuing Commitment to provide such written confirmation of the matters referred to in paragraph (b)(v) above as that Finance Party may reasonably require.

(d)	If there is any inconsistency between any term of an Ancillary Facility or Fronted Ancillary Facility and any term of this Agreement, this Agreement shall prevail except for:

(i)	Clause 38.3 (Day count convention) which shall not prevail for the purposes of calculating fees, interest or commission relating to an Ancillary Facility or Fronted Ancillary Facility;
(ii)

an Ancillary Facility or Fronted Ancillary Facility comprising more than one account where the terms of the Ancillary Documents shall prevail to the extent necessary to permit the netting of balances on those accounts; and

(iii)	where the relevant term of this Agreement would be contrary to, or inconsistent with, the law governing the relevant Ancillary Document, in which case that term of this Agreement shall not prevail.
(e)

Interest, commission and fees on Ancillary Facilities and Fronted Ancillary Facilities are dealt with in Clause 17.6 (Interest, commission and fees on Ancillary Facilities and Fronted Ancillary Facilities).

9.4	Repayment of Ancillary Facility or Fronted Ancillary Facility
(a)

An Ancillary Facility or a Fronted Ancillary Facility (as the case may be) shall cease to be available on the Termination Date applicable to the Original Revolving Facility or the relevant Additional Revolving Facility or such earlier date on which its expiry date occurs or on which it is cancelled in accordance with the terms of this Agreement.

(b)

If an Ancillary Facility or a Fronted Ancillary Facility (as the case may be) expires or is cancelled (in whole or part) in accordance with its terms, the Ancillary Commitment, Fronting Ancillary Commitment or Fronted Ancillary Commitment (as the case may be) of the Ancillary Lender, Fronting Ancillary Lender or Fronted Ancillary Lender (as the case may be) shall be reduced to zero.

(c)

No Ancillary Lender, Fronting Ancillary Lender or Fronted Ancillary Lender may demand repayment or prepayment of any amounts or demand cash cover for any liabilities made available or incurred by it under its Ancillary Facility or Fronted Ancillary Lender (as the case may be) prior to its expiry date unless:

(i)	required to reduce the Permitted Gross Outstandings of a Multi-account Overdraft to or towards an amount equal to its Designated Net Amount;
(ii)

the Total Revolving Facilities Commitments have been cancelled in full, or all outstanding Utilisations under the Original Revolving Facility and any Additional Revolving Facility have become due and payable in accordance with the terms of this Agreement; or

(iii)

it becomes unlawful in any applicable jurisdiction for the Ancillary Lender or Fronting Ancillary Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in its Ancillary Facility or Fronted Ancillary Facility or it becomes unlawful for any Affiliate of the Ancillary Lender or Fronting Ancillary Lender or Fronted Ancillary Lender (as applicable) to do so; or

(iv)

the Ancillary Outstandings (if any) under that Ancillary Facility or Fronted Ancillary Facility can be refinanced by a Utilisation under the Original Revolving Facility or the relevant Additional Revolving Facility (in each case, to which that Ancillary Facility relates) and the Ancillary Lender or Fronting Ancillary Lender gives sufficient notice to enable a such Utilisation to be made to refinance those Ancillary Outstandings.

(d)

For the purposes of determining whether or not the Ancillary Outstandings under an Ancillary Facility or Fronted Ancillary Facility mentioned in paragraph (c)(iv) above can be refinanced by a Utilisation under the Original Revolving Facility or Additional Revolving Facility (as applicable):

(i)

the Commitment of the relevant Lender in respect of the relevant Facility will be increased by the amount of its Ancillary Commitment, Fronted Ancillary Lender or Fronting Ancillary Lender (as the case may be); and

(ii)

the Utilisation may (so long as paragraph (c)(i) above does not apply) be made irrespective of whether a Default is outstanding or any other applicable condition precedent is not satisfied (but only to the extent that the proceeds are applied in refinancing those Ancillary Outstandings) and irrespective of whether Clause 4.5 (Maximum number of Utilisations) or paragraph (a)(iv) of Clause 5.2 (Completion of a Utilisation Request for Loans) applies.

(e)	On the making of a Utilisation under the Original Revolving Facility or the relevant Additional Revolving Facility to replace or refinance partially or in full Ancillary Outstandings (as applicable):
(i)

each Lender under the Original Revolving Facility or the relevant Additional Revolving Facility (as applicable) will participate in that Utilisation in an amount (as determined by the Agent) which will result as nearly as possible in the aggregate amount of its participation in the Original Revolving Facility Loans or Additional Revolving Facility Loans (as applicable) then outstanding bearing the same proportion to the aggregate amount of the Utilisations under the Original Revolving Facility or the relevant Additional Revolving Facility then outstanding as its Revolving Facility Commitment bears to the Total Original Revolving Facility Commitments or its Additional Revolving Facility Commitments bears to the total Commitments in respect of the relevant Additional Revolving Facility (as applicable); and

(ii)	the relevant Ancillary Facility or Fronted Ancillary Facility shall be cancelled to the extent of such refinancing.
9.5	Limitation on Ancillary Outstandings

The Borrower shall procure (and each Ancillary Lender, Fronting Ancillary Lender and Fronted Ancillary Lender agrees with and for the benefit of each Lender) that:

(a)

the Ancillary Outstandings under any Ancillary Facility or Fronted Ancillary Facility shall not at any time exceed the Ancillary Commitment or the aggregate of the Fronting Ancillary Commitment and the Fronted Ancillary Commitment applicable to that Ancillary Facility or Fronted Ancillary Facility (as the case may be); and

(b)	in relation to a Multi-account Overdraft:
(i)	the Ancillary Outstandings shall not exceed the Designated Net Amount applicable to that Multi-account Overdraft; and
(ii)	the Gross Outstandings shall not exceed the Designated Gross Amount applicable to that Multi-account Overdraft.
9.6	Adjustment for Ancillary Facilities or Fronted Ancillary Facilities under the Original Revolving Facility upon acceleration

(a)	In this Clause 9.6:
(i)	“Revolving Outstandings” means, in relation to a Lender, the aggregate of the equivalent in the Base Currency of:
(A)

its participation in each Original Revolving Facility Utilisation then outstanding (together with the aggregate amount of all accrued interest, fees and commission owed to it as a Lender under the Original Revolving Facility); and

(B)

if the Lender is also an Ancillary Lender or a Fronting Ancillary Lender or a Fronted Ancillary Lender, the Ancillary Outstandings in respect of Ancillary Facilities or Fronted Ancillary Facilities provided by that Ancillary Lender or Fronting Ancillary Lender or Fronted Ancillary Lender (or by its Affiliates) (together with the aggregate amount of all accrued interest, fees and commission owed to it (or to its Affiliates) as an Ancillary Lender or Fronting Ancillary Lender or Fronted Ancillary Lender in respect of the Ancillary Facility or Fronted Ancillary Facility).

(ii)	“Total Revolving Outstandings” means the aggregate of all Revolving Outstandings.
(b)

If the Agent exercises any of its rights under Clause 28.12 (Acceleration and Cancellation) (other than a notice declaring Utilisations to be due on demand), each Lender under the Original Revolving Facility and each Ancillary Lender, Fronting Ancillary Lender or Fronted Ancillary Lender (as the case may be) shall (subject to paragraph (f) below) promptly adjust (by making or receiving (as the case may be) corresponding transfers of rights and obligations under the Finance Documents relating to Revolving Outstandings) their claims in respect of amounts outstanding to them under the Original Revolving Facility and each Ancillary Facility or Fronted Ancillary Facility to the extent necessary to ensure that after such transfers the Revolving Outstandings of each Lender under the Original Revolving Facility bear the same proportion to the Total Revolving Outstandings as such Lender’s Original Revolving Facility Commitment bears to the Total Original Revolving Facility Commitments, each as at the date the Agent exercises the relevant right(s) under Clause 28.12 (Acceleration and Cancellation).

(c)

If an amount outstanding under an Ancillary Facility or Fronted Ancillary Facility is a contingent liability and that contingent liability becomes an actual liability or is reduced to zero after the original adjustment is made under paragraph (b) above, then each Lender under the Original Revolving Facility and each Ancillary Lender, Fronting Ancillary Lender or Fronted Ancillary Lender (as the case may be) will make a further adjustment (by making or receiving (as the case may be) corresponding transfers of rights and obligations under the Finance Documents relating to Revolving Outstandings (to the extent necessary)) to put themselves in the position they would have been in had the original adjustment been determined by reference to the actual liability or, as the case may be, zero liability and not the contingent liability.

(d)

Any transfer of rights and obligations relating to Revolving Outstandings made pursuant to this Clause 9.6 shall be made for a purchase price in cash, payable at the time of transfer, in an amount equal to those Revolving Outstandings (less any accrued interest, fees and commission to which the transferor will remain entitled to receive notwithstanding that transfer, pursuant to Clause 29.11 (Pro rata interest settlement)).

(e)

All calculations to be made pursuant to this Clause 9.6 shall be made by the Agent based upon information provided to it by the Lenders under the Original Revolving Facility and Ancillary Lenders, Fronting Ancillary Lenders or Fronted Ancillary Lenders (as the case may be) and the Agent’s Spot Rate of Exchange.

(f)

This Clause 9.6 shall not oblige any Lender under the Original Revolving Facility to accept the transfer of a claim relating to an amount outstanding under an Ancillary Facility which is not denominated (pursuant to the relevant Finance Document) in either the Base Currency, a currency which has been an Optional Currency for the purpose of any Utilisation of the Original Revolving Facility or in another currency which is acceptable to that Lender.

(g)

Prior to the application of the provisions of paragraph (b) above, an Ancillary Lender or Fronting Ancillary Lender that has provided a Multi-account Overdraft shall set off any Available Credit Balances on any account comprised in such overdraft facility.

9.7	Adjustment for Ancillary Facilities or Fronted Ancillary Facilities under an Additional Revolving Facility upon acceleration
(a)	In this Clause 9.7:
(i)	“Relevant Additional RCF Outstandings” means, in relation to a Lender under an Additional Revolving Facility, the aggregate of the equivalent in the Base Currency of:
(C)

its participation in each Utilisation under that Additional Revolving Facility (the “Relevant Additional Revolving Facility”) then outstanding (together with the aggregate amount of all accrued interest, fees and commission owed to it as a Lender under the Relevant Additional Revolving Facility); and

(D)

if the Lender is also an Ancillary Lender, Fronting Ancillary Lender or Fronted Ancillary Lender (as the case may be) under the Relevant Additional Revolving Facility, the Ancillary Outstandings in respect of Ancillary Facilities or Fronted Ancillary Facilities (as the case may be) provided by that Ancillary Lender, Fronting Ancillary Lender or Fronted Ancillary Lender (as the case may be) (or by its Affiliates) under the Relevant Additional Revolving Facility (together with the aggregate amount of all accrued interest, fees and commission owed to it (or to its Affiliates) as an Ancillary Lender, Fronting Ancillary Lender or Fronted Ancillary Lender (as the case may be) in respect of those Ancillary Facilities or Fronted Ancillary Facilities (as the case may be)).

(ii)	“Total Relevant Additional RCF Outstandings” means the aggregate of all Relevant Additional RCF Outstandings.
(b)

If the Agent exercises any of its rights under Clause 28.12 (Acceleration and Cancellation) (other than a notice declaring Utilisations to be due on demand), each Lender under the Relevant Additional Revolving Facility and each Ancillary Lender, Fronting Ancillary Lender or Fronted Ancillary Lender (as the case may be) shall (subject to paragraph (f) below) promptly adjust (by making or receiving (as the case may be) corresponding transfers of rights and obligations under the Finance Documents relating to the Total Relevant Additional RCF Outstandings) their claims in respect of amounts outstanding to them under the Relevant Additional Revolving Facility and each Ancillary Facility or Fronted Ancillary Facility (as the case may be) to the extent necessary to ensure that after such transfers the Relevant Additional RCF Outstandings of each Lender under the Relevant Additional Revolving Facility bear the same proportion to the Total Relevant Additional RCF Outstandings as such Lender’s Commitment under the Relevant Additional Revolving Facility bears to the total Commitments under the relevant Additional Revolving Facility, each as at the date the Agent exercises the relevant right(s) under Clause 28.12 (Acceleration and Cancellation).

(c)

If an amount outstanding under an Ancillary Facility or a Fronted Ancillary Facility (as the case may be) is a contingent liability and that contingent liability becomes an actual liability or is reduced to zero after the original adjustment is made under paragraph (b) above, then each Lender under the relevant Additional Revolving Facility and each Ancillary Lender, Fronting Ancillary Lender or Fronted Ancillary Lender (as the case may be) will make a further adjustment (by making or receiving (as the case may be) corresponding transfers of rights and obligations under the Finance Documents relating to the Relevant Additional RCF Outstandings (to the extent necessary)) to put themselves in the position they would have been in had the original adjustment been determined by reference to the actual liability or, as the case may be, zero liability and not the contingent liability.

(d)

Any transfer of rights and obligations relating to the Relevant Additional RCF Outstandings made pursuant to this Clause 9.7 shall be made for a purchase price in cash, payable at the time of transfer, in an amount equal to those Relevant Additional RCF Outstandings (less any accrued interest, fees and commission to which the assignor will remain entitled to receive notwithstanding that assignment, pursuant to Clause 29.11 (Pro rata interest settlement)).

(e)

All calculations to be made pursuant to this Clause 9.7 shall be made by the Agent based upon information provided to it by the Lenders under the relevant Additional Revolving Facility and Ancillary Lenders, Fronting Ancillary Lenders or Fronted Ancillary Lenders (as the case may be) and the Agent’s Spot Rate of Exchange.

(f)

This Clause 9.7 shall not oblige any Lender under the relevant Additional Revolving Facility to accept the transfer of a claim relating to an amount outstanding under an Ancillary Facility or Fronted Ancillary Facility which is not denominated (pursuant to the relevant Finance Document) in either the Base Currency, a currency which has been an Optional Currency for the purpose of any Utilisation under the relevant Additional Revolving Facility or in another currency which is acceptable to that Lender.

(g)

Prior to the application of the provisions of paragraph (b) above, an Ancillary Lender or Fronting Ancillary Lender that has provided a Multi-account Overdraft shall set off any Available Credit Balances on any account comprised in such overdraft facility.

9.8	Information

The Borrower and each Ancillary Lender, each Fronting Ancillary Lender and each Fronted Ancillary Lender shall, promptly upon request by the Agent, supply the Agent with any available information relating to the operation of an Ancillary Facility or Fronted Ancillary Facility to which it is a party (including the Ancillary Outstandings) as the Agent may reasonably request from time to time. The Borrower consents to all such information being released to the Agent and the other Finance Parties.

9.9	Affiliates of Lenders as Ancillary Lenders, Fronted Ancillary Lender and Fronting Ancillary Lenders

(a)

Subject to the terms of this Agreement, an Affiliate of a Lender under the Original Revolving Facility or an Additional Revolving Facility (as applicable) may become an Ancillary Lender, a Fronted Lender or a Fronting Lender. In such case, the Lender and its Affiliate shall be treated as a single Lender (including for voting purposes but not for the purposes of Clause 18 (Tax Gross Up and Indemnities)) whose Original Revolving Facility Commitment or Additional Revolving Facility Commitment (as applicable) is the amount set out opposite the relevant Lender’s name in Schedule 1 (The Original Lenderss) and/or in the relevant Additional Facility Notice and/or the amount of any such Commitment transferred to or assumed by that Lender under this Agreement, to the extent (in each case) not cancelled, reduced or transferred by it under this Agreement. For the purposes of calculating the Lender’s Available Commitment with respect to the Original Revolving Facility or an Additional Revolving Facility (as applicable), the Lender’s Commitment shall be reduced to the extent of the aggregate of the Ancillary Commitments, Fronting Ancillary Commitments and Fronted Ancillary Commitments of its Affiliates.

(b)

The Company shall specify any relevant Affiliate of a Original Revolving Facility Lender in any notice delivered by the Company to the Agent pursuant to paragraph (b)(i) of Clause 9.2 (Availability), which shall also provide the confirmation required by Clause 18.5 (Lender Status Confirmation) in respect of such Affiliate.

(c)

An Affiliate of a Lender under a Original Revolving Facility or an Additional Revolving Facility which becomes an Ancillary Lender, a Fronted Ancillary Lender or a Fronting Ancillary Lender shall accede to the Intercreditor Agreement as an Ancillary Lender and any person which so accedes to the Intercreditor Agreement shall, at the same time, become a Party as an Ancillary Lender, a Fronted Ancillary Lender or a Fronted Ancillary Lender (as applicable) in accordance with Clause 21.9 (Creditor/Agent Accession Undertaking) of the Intercreditor Agreement.

(d)

If a Lender assigns all of its rights and benefits or transfers all of its rights and obligations to a New Lender, its Affiliate shall cease to have any obligations under this Agreement or any Ancillary Document.

(e)

Where this Agreement or any other Finance Document imposes an obligation on an Ancillary Lender, Fronted Ancillary Lender or Fronting Ancillary Lender and the relevant Ancillary Lender, Fronted Ancillary Lender or Fronting Ancillary Lender is an Affiliate of a Lender which is not a party to that document, the relevant Lender shall ensure that the obligation is performed by its Affiliate.

9.10	Affiliates of the Borrower
(a)

Subject to the terms of this Agreement, an Affiliate of the Borrower under the Original Revolving Facility or an Additional Revolving Facility (as applicable) (where such Affiliate is itself a member of the Group) may, with the approval of the relevant Ancillary Lender or Fronting Ancillary Lender, become a borrower with respect to an Ancillary Facility or a Fronted Ancillary Facility (as the case may be).

(b)

The Company shall specify the relevant Affiliate of the Borrower under the Original Revolving Facility or an Additional Revolving Facility (as applicable) in any notice delivered by the Company to the Agent pursuant to paragraph (b)(i) of Clause 9.2 (Availability).

(c)

If the Borrower ceases to be a borrower under the Original Revolving Facility or an Additional Revolving Facility (as applicable) in accordance with Clause 31.3 (Resignation of a Borrower), its Affiliates shall cease to have any rights under this Agreement or any Ancillary Document.

(d)

Where this Agreement or any other Finance Document imposes an obligation on the Borrower under an Ancillary Facility or a Fronted Ancillary Facility (as the case may be) and the relevant Borrower is an Affiliate of the Borrower which is not a party to that document, the relevant Borrower shall ensure that the obligation is performed by its Affiliate.

(e)

Any reference in this Agreement or any other Finance Document to the Borrower being under no obligations (whether actual or contingent) as the Borrower under such Finance Document shall be construed to include a reference to any Affiliate of the Borrower being under no obligations under any Finance Document or Ancillary Document.

(f)

For the avoidance of doubt, an Affiliate of the Borrower with respect to an Ancillary Facility or Fronted Ancillary Facility shall not constitute a Borrower for the purposes of Clause 44 (Amendments and Waivers).

9.11	Commitment amounts

Notwithstanding any other term of this Agreement, each Lender shall ensure that at all times its Original Revolving Facility Commitment or Additional Revolving Facility Commitment (as applicable) is not less than:

(a)	its Ancillary Commitment; or
(b)	the Ancillary Commitment of its Affiliate.

1.2Amendments and Waivers – Ancillary Facilities or Fronted Ancillary Facilities

No amendment or waiver of a term of any Ancillary Facility or a Fronting Ancillary Facility shall require the consent of any Finance Party other than the relevant Lender unless such amendment or waiver itself relates to or gives rise to a matter which would require an amendment of or under this Agreement (including, for the avoidance of doubt, under this Clause 9). In such a case, Clause 44 (Amendments and Waivers) will apply.

9.12	Voluntary cancellation of Ancillary Facilities or Fronted Ancillary Facilities

The Company may, if it gives the Agent and the relevant Ancillary Lender or Fronting Ancillary Lender not less than five (5) Business Days’ (or such shorter period as the relevant Ancillary Lender or Fronting Ancillary Lender may agree and notify to the Agent) prior notice, cancel the whole or any part of the Ancillary Commitment, Fronting Ancillary Commitments or Fronted Ancillary Commitments (as applicable) under an Ancillary Facility or Fronted Ancillary Commitments (as applicable).

9.13	Fronted Ancillary Commitment Indemnities
(a)

The Borrower must, within ten (10) Business Days of demand, indemnify each Fronting Ancillary Lender against any loss or liability which that Fronting Ancillary Lender incurs in acting as the Fronting Ancillary Lender under any Fronted Ancillary Facility requested by it (or any of its Affiliates), except to the extent that the loss or liability is caused by the gross negligence or wilful misconduct of, or breach of the terms of the Finance Documents by, that Fronting Ancillary Lender.

(b)

Each Fronted Ancillary Lender must promptly on demand indemnify the Fronting Ancillary Lender (according to its Fronted Ancillary Portion) against any loss or liability which the Fronting Ancillary Lender incurs in acting as the Fronting Ancillary Lender under any Fronted Ancillary Facility and which at the date of demand has not been paid for by an Obligor, except to the extent that the loss or liability is caused by the gross negligence or wilful misconduct of, or breach of the terms of any Finance Document by, the Fronting Ancillary Lender.

(c)

The Borrower which requested for itself or for one of its Affiliates (or on behalf of which the Company requested) the Fronted Ancillary Facility must, within ten (10) Business Days of demand, reimburse any Fronted Ancillary Lender for any payment it makes to the Fronting Ancillary Lender under paragraph (b) above except to the extent arising out of the gross negligence or wilful misconduct of, or breach of the terms of any Finance Document by, such Fronted Ancillary Lender.

(d)

The obligations of the Borrower and each Fronted Ancillary Lender under this Clause 9.13 are continuing obligations and will extend to the ultimate balance of all sums payable by the Borrower or Fronted Ancillary Lender in respect of any Fronted Ancillary Facility, regardless of any intermediate payment or discharge in whole or in part.

(e)

The obligations of any Fronted Ancillary Lender or Borrower under this Clause 9.13 will not be affected by any act, omission, matter or thing which, but for this Clause 9.13, would reduce, release or prejudice any of its obligations under this Clause 9.13 (without limitation and whether or not known to it or any other person) including:

(i)	any time, waiver or consent granted to, or composition with any Obligor, or any other person;
(ii)	the release of any Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;
(iii)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of any Obligor or other person;
(iv)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;
(v)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any Obligor or any other person;
(vi)

any amendment (however fundamental) or replacement of a Finance Document, or any other document or security, unless in the case of amendments to the terms of a Fronted Ancillary Facility or any instrument issued thereunder, the Borrower (or the Company on its behalf) and/or Fronting Ancillary Lender had not provided their consent to such amendment(s);

(vii)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or
(viii)	any insolvency or similar proceedings.
9.14	Settlement Conditional/Subrogation
(a)

Any settlement or discharge between a Fronted Ancillary Lender and the Fronting Ancillary Lender shall be conditional upon no security or payment to the Fronting Ancillary Lender by a Fronted Ancillary Lender or any other person on behalf of the Fronted Ancillary Lender being avoided or reduced by virtue of any laws relating to bankruptcy, insolvency, liquidation or similar laws of general application and, if any such security or payment is so avoided or reduced, the Fronting Ancillary Lender shall be entitled to recover the value or amount of such security or payment from such Fronted Ancillary Lender subsequently as if such settlement or discharge had not occurred.

(b)	No Obligor or the Company will be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause 9.14.
9.15	Exercise of Rights

The Fronting Ancillary Lender shall not be obliged before exercising any of the rights, powers or remedies conferred upon it in respect of any Fronted Ancillary Lender by this Agreement or by law:

(a)	to take any action or obtain judgment in any court against any Obligor;
(b)	to make or file any claim or proof in a winding-up or dissolution of any Obligor; or
(c)	to enforce or seek to enforce any other security taken in respect of any of the obligations of any Obligor under this Agreement.
10.	REPAYMENT
10.1	Repayment of Facility A Loans

The Borrower shall repay, or procure the repayment of, the aggregate principal amount of the Facility A Loans made to it in equal semi-annual instalments by repaying on each Repayment Date for the Facility A the amount set out in the table below:

Repayment Date	Instalment
31 July 2025	EUR 78,888,889
31 January 2026	EUR 78,888,889
31 July 2026	EUR 78,888,889
31 January 2027	EUR 78,888,889
31 July 2027	EUR 78,888,889
31 January 2028	EUR 78,888,889
31 July 2028	EUR 78,888,889
31 January 2029	EUR 78,888,889
Termination Date	EUR 78,888,888

10.2	Repayment of Revolving Facility Loans
(a)	Subject to paragraph (c) below, each Borrower which has drawn an Original Revolving Facility Loan or an Additional Revolving Facility Loan shall repay that Loan on the last day of its Interest Period.

(b)	Without prejudice to each Borrower’s obligation under paragraph (a) above, if:
(i)	one or more Original Revolving Facility Loans or Additional Revolving Facility Loans are to be made available to a Borrower under the relevant Facility:
(A)	on the same day that a maturing Loan under the same Facility is due to be repaid by that Borrower;
(B)	in the same currency as the maturing Loan under the same Facility (unless it arose as a result of the operation of Clause 8.2 (Unavailability of a currency)); and
(C)	in whole or in part for the purpose of refinancing the maturing Loan under the same Facility; and
(ii)

the proportion borne by each Lender’s participation in the maturing Loan under that Facility to the amount of that maturing Loan is the same as the proportion borne by that Lender’s participation in the new Loans under the relevant Facility to the aggregate amount of those new Loans, the aggregate amount of the new Original Revolving Facility Loans or Additional Revolving Facility Loans (as applicable) shall, unless the relevant Borrower or the Company notifies the Agent to the contrary in the relevant Utilisation Request, be treated as if applied in or towards repayment of the maturing Loan under the relevant Facility so that:

(A)

if the amount of the maturing Original Revolving Facility Loan or Additional Revolving Facility Loan exceeds the aggregate amount of the new Original Revolving Facility Loans or Additional Revolving Facility Loans (as applicable):

(1)	the relevant Borrower will only be required to make a payment under Clause 35.1 (Payments to the Agent) in an amount in the relevant currency equal to that excess; and
(2)

each Original Revolving Facility Lender’s or Additional Revolving Facility Lender’s participation in the new Original Revolving Facility Loans or Additional Revolving Facility Loan shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the applicable maturing Original Revolving Facility Loan or Additional Revolving Facility Loan and that Lender will not be required to make a payment under Clause 35.1 (Payments to the Agent) in respect of its participation in the new Original Revolving Facility Loans or Additional Revolving Facility Loans (as applicable); and

(B)

if the amount of the maturing Original Revolving Facility Loan or Additional Revolving Facility Loan is equal to or less than the aggregate amount of the new Original Revolving Facility Loans or Additional Revolving Facility Loans (as applicable):

(1)	the relevant Borrower will not be required to make a payment under Clause 35.1 (Payments to the Agent); and

(2)

each Original Revolving Facility Lender or Additional Revolving Facility Lender (as applicable) will be required to make a payment under Clause 35.1 (Payments to the Agent) in respect of its participation in the new Original Revolving Facility Loans or Additional Revolving Facility Loans (as applicable) only to the extent that its participation in the new Original Revolving Facility Loans or Additional Revolving Facility Loans (as applicable) exceeds that Lender’s participation in the maturing Original Revolving Facility Loan or Additional Revolving Facility Loan (as applicable) and the remainder of that Lender’s participation in the new Original Revolving Facility Loans or Additional Revolving Facility Loans (as applicable) shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the maturing Original Revolving Facility Loan or Additional Revolving Facility Loan (as applicable).

(c)

At any time when an Original Revolving Facility Lender or Additional Revolving Facility Lender becomes a Defaulting Lender, the maturity date of each of the participations of that Lender in the Original Revolving Facility Loans or Additional Revolving Facility Loans (as applicable) then outstanding will be automatically extended to the Termination Date applicable to the Original Revolving Facility or the Additional Revolving Facility (as applicable) and will be treated as separate Original Revolving Facility Loans or Additional Revolving Facility Loans (as appropriate) (the “Separate Loans”) denominated in the currency in which the relevant participations are outstanding.

(d)

If a Revolving Facility Borrower makes a prepayment of an Original Revolving Facility Loan or Additional Revolving Facility Loan pursuant to Clause 11.5 (Voluntary prepayment of Utilisations of the Revolving Facilities), a Borrower to whom a Separate Loan is outstanding may prepay that Separate Loan by giving not less than five (5) Business Days’ prior notice to the Agent (or such shorter period as the Defaulting Lender concerned may agree). The proportion borne by the amount of the prepayment of the Separate Loan to the amount of the Separate Loans shall not exceed the proportion borne by the amount of the prepayment of the Original Revolving Facility Loan to the Original Revolving Facility Loans or the amount of the prepayment of the Additional Revolving Facility Loan to the Additional Revolving Facility Loans (as applicable). The Agent will forward a copy of a prepayment notice received in accordance with this paragraph (d) to the Defaulting Lender concerned as soon as practicable on receipt.

(e)

Interest in respect of a Separate Loan will accrue for successive Interest Periods selected by the Revolving Facility Borrower (or the Company on its behalf) by the time and date specified by the Agent (acting reasonably) and will be payable by that Borrower to the Agent (for the account of that Defaulting Lender) on the last day of each Interest Period of that Separate Loan.

(f)

The terms of this Agreement relating to Original Revolving Facility Loans and Additional Revolving Facility Loans generally shall continue to apply to Separate Loans other than to the extent inconsistent with paragraphs (c) to (e) (inclusive) above, in which case those paragraphs shall prevail in respect of any Separate Loan.

(g)	All Utilisations of the Original Revolving Facility or Additional Revolving Facility shall be repaid in full on its relevant Termination Date.

11.	PREPAYMENT
11.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in any Utilisation or if it becomes unlawful for any Affiliate of a Lender for that Lender to do so:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event (which notice shall be withdrawn upon such circumstances ceasing to exist);
(b)	upon the Agent notifying the Company:
(i)	each Available Commitment of that Lender will be immediately cancelled; and
(ii)

to the extent that the Lender’s participation has not been transferred pursuant to Clause 44.10 (Replacement or Prepayment of Lender), each Borrower shall repay that Lender’s participation in the Utilisations made to that Borrower on the last day of the Interest Period for each Utilisation occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender’s corresponding Commitment(s) shall be cancelled in the amount of the participations repaid.

11.2	Illegality in relation to Issuing Bank

If it becomes unlawful for an Issuing Bank to issue or leave outstanding any Letter of Credit, then:

(a)	that Issuing Bank shall promptly notify the Agent upon becoming aware of that event (which notice shall be withdrawn upon such circumstances ceasing to exist);
(b)	upon the Agent notifying the Company:
(i)	the Issuing Bank shall not be obliged to issue any Letter of Credit to the extent that such issuance would be unlawful;
(ii)

to the extent it would be unlawful for any such Letter of Credit to remain outstanding, the Company shall procure that the relevant Borrower shall use its best endeavours to procure the release of each Letter of Credit issued by that Issuing Bank and outstanding at such time on or before the date specified by the Issuing Bank in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law); and

(iii)

unless any other Lender is or has become an Issuing Bank pursuant to the terms of this Agreement, the Original Revolving Facility shall cease to be available for the issue of Letters of Credit until such time as another Lender agrees to be an Issuing Bank.

11.3	Voluntary cancellation

A Borrower (or the Company on its behalf) may, if it gives the Agent not less than three (3) Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part of an Available Facility. Any cancellation under this Clause shall reduce the Commitments of the Lenders rateably under that Facility.

11.4	Voluntary prepayment of Term Loans

(a)	A Borrower to which a Term Loan has been made may, if it or the Company gives the Agent not less than:
(i)	in the case of a Term Rate Loan, three (3) Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice; or
(ii)	in the case of a Compounded Rate Loan, five (5) RFR Banking Days’ (or such shorter period as the Majority Lenders may agree) prior notice,

prepay the whole or any part of that Loan, subject to payment of Break Costs (if any) if such Utilisation is not prepaid on the last day of an Interest Period.

(b)

Subject to the provisions of the Intercreditor Agreement, all voluntary prepayments of any Term Loan may be applied against such of the Facilities and in such order as the relevant Borrower (or the Company) may elect.

(c)	The provisions of paragraphs (a) and (b) above are subject to the Facility A Lenders’ rights to waive certain prepayments as set out in Clause 12.8 (Prepayment Elections).
11.5	Voluntary prepayment of Utilisations of the Revolving Facilities

A Borrower to which a Loan or a Utilisation of the Revolving Facilities has been made may, if it or the Company gives the Agent not less than three (3) Business Days’ (or such shorter period as the Majority Lenders (as calculated for the Revolving Facilities only) may agree) prior notice, prepay the whole or any part of such Loan or a Utilisation of the Revolving Facilities, subject to payment of Break Costs (if any) if such Utilisation is not prepaid on the last day of an Interest Period.

11.6	Right of cancellation and repayment in relation to a single Lender or Issuing Bank
(a)	If:
(i)

any sum payable to any Lender or Issuing Bank by an Obligor is required to be increased under Clause 18.2 (Tax gross up) or required to be repaid in accordance with Clause 11.1 (Illegality) or Clause 11.2 (Illegality in relation to Issuing Bank); or

(ii)	any Lender or Issuing Bank claims indemnification from the Company or an Obligor under Clause 18.3 (Tax indemnity) or Clause 19.1 (Increased costs);

the Company may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice:

(A)	(if such circumstances relate to a Lender) of cancellation of the Commitment(s) of that Lender and its intention to procure the repayment of that Lender’s participation in the Utilisations; or
(B)

(if such circumstances relate to the Issuing Bank) of repayment of any outstanding Letter of Credit issued by it and cancellation of its appointment as an Issuing Bank under this Agreement in relation to any Letter of Credit to be issued in the future.

(b)	On receipt of a notice referred to in paragraph (a) above in relation to a Lender, the Available Commitment(s) of that Lender shall immediately be reduced to zero.
(c)	On the last day of each Interest Period which ends after the Company has given notice under paragraph (a) above in relation to a Lender (or, if earlier, the date specified by the Company in that notice), each Borrower to which a Utilisation is outstanding may either:

(i)

repay that Lender’s participation in that Utilisation together with all interest and other amounts accrued under the Finance Documents in which case such Lender’s participation shall be cancelled after such repayment; or

(ii)

require that Lender to transfer (in accordance with Clause 29 (Changes to the Lenders) and Clause 44.10 (Replacement or Prepayment of Lender)) its participations in the Facilities (in respect of any Loan, for cash at its nominal amount) to any person which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 29 (Changes to the Lenders) that is willing to assume such participation as the Company directs.

11.7	Right of cancellation in relation to a Defaulting Lender
(a)

If any Lender becomes a Defaulting Lender, the Company may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent five (5) Business Days’ notice of cancellation of each Available Commitment of that Lender.

(b)	On the notice referred to in paragraph (a) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.
(c)	The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.
11.8	Mandatory Prepayment on Exit
(a)	Upon the occurrence of:
(i)	a Change of Control; or
(ii)	the sale of all or substantially all of the assets of the Group whether in a single transaction or a series of related transactions,

(each an “Exit Event”), the Company shall promptly notify the Agent upon becoming aware of that event and the Agent shall promptly notify the Lenders accordingly (such notification shall inform the Lenders of their rights to positively elect to be prepaid as set out below if they wish to be so prepaid); and

each Facility Lender shall be entitled to cancel its Commitments and require repayment of all of its share of the Utilisations and Ancillary Outstandings and payment of all amounts owing to it under the Finance Documents by notification to the Company and the Agent (a “Cancellation Notice”) within twenty (20) Business Days of the Company notifying the Agent of the occurrence of the Exit Event, whereupon:

(A)

the undrawn Commitments of such Lender shall be cancelled and such Lender shall have no obligation to fund or participate in any new Utilisation or utilisation of an Ancillary Facility or a Fronted Ancillary Facility; and

(B)

on the date falling five (5) Business Days after such Lender provides notification to the Company and the Agent, all outstanding Utilisations provided by such Lender, together with accrued interest, and all other amounts accrued or owing to such Lender under the Finance

Documents shall become immediately due and payable, and the relevant Borrower will immediately prepay all Utilisations and amounts provided by or owing to that Lender.

(b)

Any Lender that does not send to the Agent and the Company a Cancellation Notice within twenty (20) Business Days of it being given notice by the Agent of the occurrence of the Exit Event shall not be able to cancel its Commitments or require repayment of its share of the Utilisations and will be treated as having waived its right to prepayment under this Clause.

11.9	Disposal
(a)	For the purposes of this Agreement:

“Aggregate Disposals Basket” means the greater of (x) 25 per cent. of Relevant Adjusted EBITDA and (y) EUR 100,000,000 (or its equivalent in other currencies).

“De Minimis Disposals Basket” means EUR 25,000,000 (or its equivalent in other currencies).

“Disposal” means any sale, transfer or other disposal by any member of the Group of any asset, undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions) to persons which are not members of the Group for cash.

“Disposal Proceeds” means the Net Proceeds of any Disposal permitted pursuant to paragraphs (d), (j), (h), 0, (o), (x), (y) or (z) of the definition of “Permitted Disposal” made by any member of the Group after the Closing Date, to the extent exceeding, in aggregate, the Aggregate Disposals Basket in any Financial Year (other than, and not taking into account, any individual disposal or series of related disposals where the Net Proceeds for that individual disposal or series of related disposals are less than the De Minimis Disposals Basket), except for Excluded Disposal Proceeds.

“Excluded Disposal Proceeds” means the Net Proceeds of any Disposal permitted pursuant to paragraphs (d), (j), (h), 0, (o), (x), (y) or (z) of the definition of “Permitted Disposal” made by any member of the Group which the Company notifies the Agent are applied by a member of the Group towards:

(a)	the purchase of assets necessary or useful for the business of the Group;
(b)	any Permitted Acquisition;
(c)	any Permitted Joint Venture; or
(d)	Capital Expenditure of the Group (including Group Initiatives and/or Restructuring Expenditure),

in each case, within eighteen (18) Months of receipt of such proceeds (provided they are committed or designated to be so applied within twelve (12) Months of receipt of such proceeds).

(b)

The Company shall ensure that the Borrowers prepay Utilisations, and cancel Available Commitments, in amounts equal to the following amounts at the times and in the order of application contemplated by Clause 11.10 (Application of mandatory prepayments and cancellations) the amount of Disposal Proceeds.

11.10	Application of prepayments and cancellations

(a)

A prepayment of the Facilities made under Clause 11.4 (Voluntary prepayment of Term Loans) or Clause 11.5 (Voluntary prepayment of Utilisations of the Revolving Facilities) shall be applied against the Facilities in such order (and against such repayment instalments and advances) as the Company may elect in its sole discretion.

(b)	A prepayment of the Facilities made under Clause 11.9 (Disposal) shall be applied, subject to the provisions of the Intercreditor Agreement, in the following order:
(i)	firstly, in prepayment of the amounts outstanding under the Facility A and any Additional Facility which amortises pro rata among themselves;
(ii)	secondly, in prepayment of any outstanding amount under any Additional Facility which is repaybale in a single instalment;
(iii)	thirdly, in cancellation of the Available Commitments under the Revolving Facility and any Additional Revolving Facility pro rata among themselves;
(iv)

fourthly, in prepayment of outstandings under the Revolving Facilities (pro rata among themselves and so that Revolving Facility Loans shall be prepaid before outstanding Letters of Credit, which shall then be prepaid) and cancellation of the corresponding Revolving Facilities Commitments; and

(v)	fifthly, in repayment and cancellation of Ancillary Outstandings and Ancillary Commitments and cancellation in each case of the corresponding Revolving Facilities Commitments.
(c)

Subject to compliance with paragraph (a) above, a prepayment made under Clause 11.9 (Disposal) shall be applied as between the Utilisations and the Borrowers under that Facility as the Company may elect.

(d)	The provisions of paragraphs (a) and (c) above are subject to the Facility A Lenders’ right to waive certain prepayments as set out in Clause 12.8 (Prepayment Elections).
(e)	Unless the Company makes an election under paragraph (f) below, the Borrowers shall prepay the Facilities promptly upon receipt of the relevant Disposal Proceeds.
(f)

Subject to paragraph (g) below, the Company may elect that any prepayment under Clause 11.9 (Disposal) be applied in prepayment of a Loan on the last day of the Interest Period relating to that Loan. If the Company makes that election then a proportion of the Loan equal to the amount of the relevant prepayment will be due and payable on the last day of its Interest Period.

(g)

If the Company has made an election under paragraph (f) above but an Event of Default has occurred and is continuing to the end of the then current Interest Period, that election shall no longer apply and a proportion of the Loan in respect of which the election was made equal to the amount of the relevant prepayment shall be immediately due and payable (unless the Majority Lenders otherwise agree in writing).

(h)

Mandatory prepayments in respect of a Facility will be applied as between the Utilisations and the Borrowers under that Facility as the Company may elect, save for mandatory prepayments in respect of the Facility A, which will be applied pro rata against each Facility A Loan and against repayment instalments in chronological order.

12.	RESTRICTIONS
12.1	Notices of Cancellation or Prepayment

(a)

Subject to paragraph (b) below, any notice of cancellation, prepayment, authorisation or other election given by any Party under Clause 11 (Prepayment) shall (subject to the terms of that Clause) be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)

The Borrowers may deliver conditional or revocable notices in respect of voluntary prepayments and/or voluntary cancellations under Clause 11 (Prepayment) provided that they shall indemnify the Lenders for any Break Costs reasonably incurred by any Lender as a result of that prepayment or cancellation not being made if the relevant prepayment or cancellation is not made (provided that any demand is accompanied by reasonable calculations or details of the amount demanded).

12.2	Interest and other amounts

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to applicable Break Costs (if any), without premium or penalty.

12.3	No reborrowing of Term Facilities

No Borrower may reborrow any part of a Term Facility which is prepaid.

12.4	Reborrowing of Revolving Facility

Unless a contrary indication appears in this Agreement, any part of any Revolving Facility which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement.

12.5	Prepayment in accordance with Agreement

No Borrower shall repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

12.6	No reinstatement of Commitments

Subject to Clause 2.4 (Increase), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

12.7	Agent’s receipt of Notices

If the Agent receives a notice or election under Clause 11 (Prepayment), it shall promptly forward a copy of that notice or election to either the Company or the affected Lender(s), as appropriate.

12.8	Prepayment Elections
(a)	The Agent shall notify the Lenders as soon as possible of any proposed prepayment of any Facility A Loan under Clause 11 (Prepayment).
(b)

Unless a Lender is to receive full prepayment of its participation in a Term Facility, Lenders participating in such Term Facility shall be entitled by giving the Agent not less than two (2) Business Days’ prior written notice to decline prepayment under Clause 11.4 (Voluntary prepayment of Term Loans) or Clause 11.9 (Disposal) of their respective participations under the relevant Facilities. Such waived amounts shall be applied in prepayment of outstandings due to other Lenders under the relevant Term Facility, on a pro rata basis taking into account their Commitments at the date of the relevant prepayment and with the exclusion of any liability on the Agent and, if declined by those Lenders, shall be retained by the Group, in which case they will be retained by the Group for any use not expressly prohibited under this Agreement.

12.9	Application of prepayments

Any prepayment of a Utilisation (other than a prepayment pursuant to Clause 11.1 (Illegality), Clause 11.6 (Right of cancellation and repayment in relation to a single Lender or Issuing Bank) or Clause 44.10 (Replacement or Prepayment of Lender)) shall be applied pro rata to each Lender’s participation in that Utilisation. In the case of a Loan under the Facility A, any amount prepaid shall be applied against repayment instalments in chronological order

12.10	Restriction on Mandatory Prepayment
(a)

Any mandatory prepayment to be made by a Borrower under Clause 11.9 (Disposal) shall be limited to the extent that the relevant proceeds cannot be obtained from a member of the Group without (i) such member of the Group being in breach of any law (including any law relating to financial assistance or corporate benefit restrictions on up-streaming of cash intra-group or as to the directors’ fiduciary or statutory duties to such member of the Group and trapped cash) or (ii) incurring a cost or expense (whether as a result of paying additional Taxes or otherwise) equal to or greater than 3 per cent. of the proceeds to be up-streamed or otherwise transferred provided that, in each such case, the Company shall deliver to the Agent (for distribution to the Lenders) a reasonably detailed certificate satisfactory to the Agent acting reasonably setting forth the circumstances of such breach of law, regulation, or fiduciary duty or such risk of personal liability or such costs or expenses.

(b)

Where any such legal restriction, cost or expense exists or arises, the Company shall procure that each of its Subsidiaries shall use all reasonable endeavours lawfully to overcome or minimise the restriction, cost or expense.

(c)

If at any time the events or circumstances giving rise to such restriction, cost or expense shall cease to exist or are removed, the relevant prepayment will be made as soon as reasonably practicable thereafter and at the latest at the end of the Interest Period during which such restriction, cost or expense has ceased to exist or were removed.

13.	RATE SWITCH
13.1	Switch to Compounded Reference Rate

Subject to Clause 13.2 (Delayed switch for existing Term Rate Loans), on and from the Rate Switch Date for a Rate Switch Currency:

(a)	use of the Compounded Reference Rate will replace the use of the Term Reference Rate for the calculation of interest for Loans in that Rate Switch Currency; and
(b)	any Loan or Unpaid Sum in that Rate Switch Currency shall be a “Compounded Rate Loan” and Clause 14.2 (Calculation of interest - Compounded Rate Loans) shall apply to each such Loan or Unpaid Sum.
13.2	Delayed switch for existing Term Rate Loans

If the Rate Switch Date for a Rate Switch Currency falls before the last day of an Interest Period for a Term Rate Loan in that currency:

(a)	that Loan shall continue to be a Term Rate Loan for that Interest Period and Clause 14.1 (Calculation of interest – Term Rate Loans) shall continue to apply to that Loan for that Interest Period; and
(b)	on and from the first day of the next Interest Period (if any) for that Loan:
(i)	that Loan shall be a “Compounded Rate Loan”; and
(ii)	Clause 14.2 (Calculation of interest - Compounded Rate Loans) shall apply to that Loan.
13.3	Notifications by Agent
(a)	Following the occurrence of a Rate Switch Trigger Event for a Rate Switch Currency, the Agent shall:
(i)	promptly upon becoming aware of the occurrence of that Rate Switch Trigger Event, notify the Borrower and the Lenders of that occurrence; and
(ii)	promptly upon becoming aware of the date of the Rate Switch Trigger Event Date applicable to that Rate Switch Trigger Event, notify the Borrower and the Lenders of that date.
(b)	The Agent shall, promptly upon becoming aware of the occurrence of the Rate Switch Date for a Rate Switch Currency, notify the Borrower and the Lenders of that occurrence.
13.4	Rate switch definitions

In this Agreement:

“Backstop Rate Switch Date” means any date agreed as such between the Agent, the Majority Lenders and the Borrower.

“Rate Switch Currency” means euro.

“Rate Switch Date” means in relation to the Rate Switch Currency, the earlier of:

(a)	the Backstop Rate Switch Date; and

(b)any Rate Switch Trigger Event Date. “Rate Switch Trigger Event” means:

(a)	in relation to the Rate Switch Currency and the Term Reference Rate applicable to Loans in the Rate Switch Currency:

(i)

(A)	the administrator of that Term Reference Rate or its supervisor publicly announces that such administrator is insolvent; or
(B)

information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Term Reference Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Term Reference Rate;

(ii)

the administrator of that Term Reference Rate publicly announces that it has ceased or will cease to provide that Term Reference Rate for any Quoted Tenor permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Term Reference Rate for that Quoted Tenor;

(iii)	the supervisor of the administrator of that Term Reference Rate publicly announces that such Term Reference Rate has been or will be permanently or indefinitely discontinued for any Quoted Tenor; or
(iv)	the administrator of that Term Reference Rate or its supervisor publicly announces that that Term Reference Rate for any Quoted Tenor may no longer be used; and
(b)

the supervisor of the administrator of that Term Reference Rate publicly announces or publishes information stating that that Term Reference Rate for any Quoted Tenor is no longer, or as of a specified future date will no longer be, representative of the underlying market and the economic reality that it is intended to measure and that such representativeness will not be restored (as determined by such supervisor).

“Rate Switch Trigger Event Date” means, in relation to the Rate Switch Currency:

(a)

in the case of an occurrence of a Rate Switch Trigger Event for the Rate Switch Currency described in paragraph (a)(i) of the definition of “Rate Switch Trigger Event”, the date on which the Term Reference Rate ceases to be published or otherwise becomes unavailable;

(b)

in the case of an occurrence of a Rate Switch Trigger Event for the Rate Switch Currency described in paragraphs (a)(ii), (a)(iii) or (a)(iv) of the definition of “Rate Switch Trigger Event”, the date on which the Term Reference Rate for the relevant Quoted Tenor ceases to be published or otherwise becomes unavailable; and

(c)

in the case of an occurrence of a Rate Switch Trigger Event for the Rate Switch Currency described in paragraph (b) of the definition of “Rate Switch Trigger Event”, the date on which the Term Reference Rate for the relevant Quoted Tenor ceases to be published or otherwise becomes unavailable.

14.	INTEREST
14.1	Calculation of interest – Term Rate Loans

Subject to Clause 14.5 (Interest rate limitation), the rate of interest applicable to a Term Rate Loan for a particular Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and
(b)	Term Reference Rate.
14.2	Calculation of interest – Compounded Rate Loans

Subject to Clause 14.5 (Interest rate limitation):

(a)	the rate of interest on each Compounded Rate Loan for any day during an Interest Period is the percentage rate per annum which is the aggregate of the applicable:
(i)	Margin; and
(ii)	Compounded Reference Rate for that day;
(b)

if any day during an Interest Period for a Compounded Rate Loan is not an Reference Rate Business Day, the rate of interest on that Compounded Rate Loan for that day will be the rate applicable to the immediately preceding Reference Rate Business Day.

14.3	Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan in cash on the last day of each Interest Period (and, if the Interest Period is longer than six (6) Months, on the dates falling at six (6) Monthly intervals after the first day of the Interest Period).

14.4	Default Interest
(a)

If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue to the fullest extent permitted by law and without notice on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 1.50 per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 14.4 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:
(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and
(ii)

the rate of interest applying to the overdue amount during that first Interest Period shall be 1.50 per cent. per annum higher than the rate which would have applied if the overdue amount had not become due.

14.5	Interest rate limitation

Notwithstanding anything in this Agreement and/or any other Finance Document to the contrary, the Parties agree and accept that in no event shall the overall remuneration applicable to the Loans (including interest, default interest, fees, original issue discounts, premium, charges, redemption fees, expenses and other costs and any other form of compensation related to the Loans) (the “Total Remuneration”) exceed the highest rate permitted under applicable law (including, for the avoidance of doubt, the Italian Usury Law). If the Total Remuneration paid or payable in respect of the Loans at any time is deemed to exceed the maximum rate permitted by the Italian Usury Law, then the Total Remuneration shall be automatically and immediately reduced to the maximum admissible remuneration pursuant to the Italian Usury Law, for, and limited to, the period during which it is not possible to apply the remuneration as originally provided.

14.6	Notification of rates of interest

(a)	The Agent shall promptly notify the Lenders and the relevant Borrower (or the Company) of the determination of a rate of interest relating to a Term Rate Loan under this Agreement.
(b)

The Agent shall promptly upon a Compounded Rate Interest Payment being determinable notify (such notification to be made no later than three Reference Rate Business Days (or, if in connection with a voluntary prepayment to be made on less than three Reference Rate Business Days’ notice, one Reference Rate Business Day following the date of such notice) prior to the due date for such Compounded Rate Interest Payment):

(i)	the relevant Borrower and the Company of that Compounded Rate Interest Payment;
(ii)	each relevant Lender of the proportion of that Compounded Rate Interest Payment which relates to that Lender’s participation in the relevant Compounded Rate Loan; and
(iii)	the relevant Lenders, the relevant Borrower and the Company of:
(A)

each applicable rate of interest and the amount of interest for each day relating to the determination of that Compounded Rate Interest Payment (including a breakdown of such rate and amount of interest as between the Margin and the Compounded Reference Rate for each such day and any other information that the relevant Borrower may reasonably request in relation to the calculation of such rate and amount or the determination of that Compounded Rate Interest Payment); and

(B)	to the extent it is then determinable, the Market Disruption Rate (if any) relating to the relevant Compounded Rate Loan.
(c)	This paragraph (c) shall not apply to any Compounded Rate Interest Payment determined pursuant to Clause 16.4 (Cost of funds).
(d)

The Agent shall promptly notify the relevant Lenders and the relevant Borrower (or the Company) of the determination of a rate of interest relating to a Compounded Rate Loan to which Clause 16.4 (Cost of funds) applies.

(e)	This Clause 14.6 shall not require the Agent to make any notification to any Party on a day which is not a Business Day.
14.7	Sustainability adjustment

The Company and the Lenders will use commercially reasonable efforts during the 12 months following the Closing Date to agree appropriate provisions, to be negotiated in good faith by such parties, such that certain step-ups / step-downs in the Margin will apply in relation to the Facilities pursuant to an ESG ratchet in connection with certain ESG criteria to be agreed.

15.	INTEREST PERIODS
15.1	Selection of Interest Periods and Terms
(a)

A Borrower (or the Company on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan (if the Loan is a Term Loan and has already been borrowed) or in a Selection Notice.

(b)

Each Selection Notice for a Term Loan is irrevocable and must be delivered to the Agent by the Borrower (or the Company on behalf of the Borrower) to which that Term Loan was made not later than the Specified Time.

(c)

If a Borrower (or the Company) fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will be the period specified in the applicable Reference Rate Terms, unless the Utilisation Request or the previous Selection Notice for the relevant Loan selects an Interest Period which is stated to apply until the relevant Borrower (or the Company on behalf of that Borrower) selects a different Interest Period in accordance with paragraph (a) above.

(d)	Subject to paragraphs (e) and (j) below, a Borrower (or the Company on its behalf) may select an Interest Period of:
(i)	in respect of a Term Loan, three (3) or six (6) Months, or such other periods as may be selected by that Borrower (or the Company on its behalf) to align with payment and/or repayment dates; and
(ii)

in respect of a Revolving Facility Loan, one (1), three (3) or six (6) Months, or such other periods as may be selected by that Borrower (or the Company on its behalf) to align with payment and/or repayment dates, or, in each case, any period agreed between the Company and the Agent (acting on the instructions of the Lenders of the relevant Utilisation).

(e)

Notwithstanding paragraphs (a) to (d) (inclusive) above the first and the second Interest Periods for the Facility A Loans and (if any) the Oroginal Revolving Facility Loan to be drawn on the Closing Date shall be of the duration agreed between the Company and the Agent (including any period shorter than one (1) Month or one (1) week) and each subsequent Interest Period shall be determined pursuant to this Clause 15.1.

(f)	An Interest Period for a Loan shall not extend beyond the Termination Date applicable to its Facility.
(g)	Each Interest Period for a Term Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.
(h)	A Revolving Facility Loan has one Interest Period only.
(i)

The Interest Period applicable to any Additional Facility must conform to the Interest Period of Facility A (if the relevant Additional Facility is an Additional Term Facility) or the Original Revolving Facility (if the relevant Additional Facility is an Additional Revolving Facility); provided that if in order to ensure such conformity it is necessary for the Agent, the Company and the relevant Lenders to agree an Interest Period as contemplated in paragraph (d) above, to the extent the Company and the relevant Lenders (each acting reasonably) are not able to agree on a suitable Interest Period, the requirement for conformity between the relevant Interest Periods as contemplated in this paragraph (i) shall not apply.

(j)	A Borrower (or the Company on its behalf) may agree with the Agent an Interest Period of any other period than those specified in paragraph (d) above if necessary or desirable:
(ix)	to align an Interest Period to a Quarter Date or the last calendar day or Business Day of any Month or to the Termination Date;

(x)	to align an Interest Period with an Interest Period for any other Loan then outstanding or to an interest or coupon payment date in respect of or any Permitted Financial Indebtedness;
(xi)	to implement or facilitate any hedging or other Treasury Transaction in relation to the Facilities or any payment thereunder or as may be required to avoid broken funding costs;
(xii)	to facilitate a consolidation of loans;
(xiii)	to facilitate syndication of any Facility; or
(xiv)	to implement or facilitate any changes in relation to any Reference Rate Terms (including, for the avoidance of doubt, the adoption and implementation of a Replacement Reference Rate).
15.2	Non-Business Days

Any rules specified as “Business Day Conventions” in the applicable Reference Rate Terms for a Loan shall apply to each Interest Period for that Loan.

15.3	Consolidation and division of Term Loans
(a)	Subject to paragraph (b) below, if two or more Interest Periods:
(i)	relate to Term Loans (including Additional Term Facility Loans) in each case under the same Facility, made to the same Borrower;
(ii)	end on the same date; and
(iii)	are in the same currency,

those Loans will, unless that Borrower (or the Company on its behalf) specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Loan under that relevant Facility on the last day of the Interest Period.

(b)

No Term Loan (including an Additional Term Facility Loan) can be divided into two or more Loans, unless with the prior consent of the Agent. Only to the extent such consent is obtained, subject to Clause 4.5 (Maximum number of Utilisations) and Clause 5.3 (Currency and amount), that the relevant Loan will, on the last day of its Interest Period, be divided with the Base Currency Amounts specified in that Selection Notice, having an aggregate Base Currency Amount equal to the Base Currency Amount of that Loan immediately before its division.

16.	CHANGES TO THE CALCULATION OF INTEREST
16.1	Interest calculation if no Primary Term Rate
(a)

Interpolated Primary Term Rate: If no Primary Term Rate is available for the Interest Period of a Term Rate Loan, the applicable Term Reference Rate shall be the Interpolated Primary Term Rate for a period equal in length to the Interest Period of that Loan.

(b)

Shortened Interest Period: If no Primary Term Rate is available for the Interest Period of a Term Rate Loan and it is not possible to calculate the Interpolated Primary Term Rate, the Interest Period of the Loan shall (if it is longer than the applicable Fallback

Interest Period) be shortened to the applicable Fallback Interest Period and the applicable Term Reference Rate for the shortened Interest Period shall be determined pursuant to the definition of “Term Reference Rate”.

(c)

Shortened Interest Period and Historic Primary Term Rate: If the Interest Period of a Loan is, after giving effect to paragraph (b) above, either the applicable Fallback Interest Period or shorter than the applicable Fallback Interest Period and, in either case, no Primary Term Rate is available for the Interest Period of that Loan and it is not possible to calculate the Interpolated Primary Term Rate, the applicable Term Reference Rate shall be the Historic Primary Term Rate for that Loan.

(d)

Shortened Interest Period and Interpolated Historic Primary Term Rate: If paragraph (c) above applies but no Historic Primary Term Rate is available for the Interest Period of that Loan, the applicable Term Reference Rate shall be the Interpolated Historic Primary Term Rate for a period equal in length to the Interest Period of that Loan.

(e)

Alternative Term Rate: If paragraph (d) above applies but it is not possible to calculate the Interpolated Historic Primary Term Rate, the Interest Period of that Loan shall, if it has been shortened pursuant to paragraph (b) above, revert to its previous length and the applicable Term Reference Rate shall be the aggregate of:

(i)	the Alternative Term Rate as of the Quotation Time for a period equal in length to the Interest Period of that Loan; and
(ii)	any applicable Alternative Term Rate Adjustment.
(f)

Interpolated Alternative Term Rate: If paragraph (e) above applies but no Alternative Term Rate is available for the Interest Period of that Loan, the applicable Term Reference Rate shall be the aggregate of:

(i)	the Interpolated Alternative Term Rate for a period equal in length to the Interest Period of that Loan; and
(ii)	any applicable Alternative Term Rate Adjustment.
(g)

Central Bank Rate: if paragraph (f) above applies but it is not possible to calculate the Interpolated Alternative Term Rate, the Interest Period of that Loan shall, if it has been shortened pursuant to paragraph (b) above, revert to its previous length and the applicable Term Reference Rate shall be the percentage rate per annum which is the aggregate of either:

(i)

(A)	the Central Bank Rate as of the Quotation Time and for a period equal in length to the Interest Period of that Loan; and
(B)	any applicable Central Bank Rate Adjustment; or
(ii)	if the Central Bank Rate is not available at the Quotation Time:
(A)

the most recent Central Bank Rate for a day which is no more than five Reference Rate Business Days before the relevant Quotation Day for a period equal in length to the Interest Period of that Loan; and

(B)	any applicable Central Bank Rate Adjustment.

(h)	Compounded Reference Rates: If paragraph (g) applies but it is not possible to calculate the Central Bank Rate, then:
(i)

if “Compounded Reference Rate will apply as a fallback” is specified in the Reference Rate Terms for that Loan and there are Reference Rate Terms applicable to Compounded Rate Loans in the relevant currency:

(A)	there shall be no Term Reference Rate for that Loan for that Interest Period and Clause 14.1 (Calculation of interest – Term Rate Loans) will not apply to that Loan for that Interest Period; and
(B)	that Loan shall be a “Compounded Rate Loan” for that Interest Period and Clause 14.2 (Calculation of interest - Compounded Rate Loans) shall apply to that Loan for that Interest Period; and
(ii)	if “Cost of funds will apply as a fallback”, is specified in the Reference Rate Terms for that Loan, Clause 16.4 (Cost of funds) shall apply to that Loan for that Interest Period.
16.2	Interest calculation if no RFR or Central Bank Rate

If:

(a)

there is no applicable RFR or Central Bank Rate for the purposes of calculating the Daily Non-Cumulative Compounded RFR Rate for a Reference Rate Business Day during an Interest Period for a Compounded Rate Loan; and

(b)	“Cost of funds will apply as a fallback” is specified in the Reference Rate Terms for that Loan,

Clause 16.4 (Cost of funds) shall apply to that Loan for that Interest Period.

16.3	Market disruption

If:

(a)	a Market Disruption Rate is specified in the Reference Rate Terms for a Loan; and
(b)

before the Reporting Time for that Loan the Agent receives notifications from a Lender or Lenders (whose participations in that Loan exceed 40 per cent. of that Loan) that the cost to it of funding its participation in that Loan from the wholesale market for the relevant currency would be in excess of that Market Disruption Rate, then Clause 16.4 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

16.4	Cost of funds
(a)

If this Clause 16.4 applies to a Loan for an Interest Period neither Clause 14.1 (Calculation of interest – Term Rate Loans) nor Clause 14.2 (Calculation of interest - Compounded Rate Loans) shall apply to that Loan for that Interest Period, the rate of interest on the relevant Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and
(ii)	the weighted average of the rates notified to the Agent by each Lender as soon as practicable and in any event by the Reporting Time, to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in that Loan from the wholesale market for the relevant currency, or if lower, from whatever source it may reasonably select, provided that, such Lender confirms (for the benefit of the Group) to the Agent that such percentage rate per annum does not exceed the cost to the relevant Lender of funding its participation in that currency under other syndicated credit facilities involving similarly situated borrowers under which that Lender is a lender.

(b)

If this Clause 16.4 applies and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)

Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of the Relevant Currency Majority Lenders for each currency to which the relevant alternative basis will apply and the Company, be binding on all Parties, provided that:

(i)	any alternative basis agreed pursuant to paragraph (b) above shall automatically be binding on a Defaulting Lender;
(ii)

any alternative basis agreed pursuant to paragraph (b) above shall automatically be binding on any Lender which does not accept or reject a request for any such consent before 5:00 p.m. on the date falling five Business Days from the date of that request being made (or such other time and date as the Company may specify, with the consent of the Agent if less than five Business Days from the date of such request being made); and

(iii)	any Lender which rejects a request for any such consent shall be deemed to be a Non-Consenting Lender for the purposes of this Agreement.
(d)	If this Clause 16.4 applies pursuant to Clause 16.3 (Market disruption) and:
(i)	a Lender’s Funding Rate is less than the relevant Market Disruption Rate; or
(ii)	a Lender does not notify a rate to the Agent by the relevant Reporting Time,

the cost to that Lender of funding its participation in that Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be the Market Disruption Rate for that Loan.

(e)

If this Clause 16.4 applies pursuant to Clause 16.1 (Interest calculation if no Primary Term Rate) but any Lender does not notify a rate to the Agent by the Reporting Time for the relevant Loan, the rate of interest shall be calculated on the basis of the quotations of the remaining Lenders.

16.5	Break Costs
(a)

If an amount is specified as Break Costs in the Reference Rate Terms for a Loan or Unpaid Sum, each Borrower shall, within ten (10) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs (if any) attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent under paragraph (a) above, provide a certificate confirming the amount of (and giving reasonable details of the calculation of) its Break Costs for any Interest Period in which they accrue, a copy of which shall be provided to the Company.

17.	FEES AND PAYMENTS
17.1	Commitment fee
(a)

The Company shall pay or procure that there is paid to the Agent (for the account of each Original Revolving Facility Lender) a fee in the Base Currency computed at the rate of 30 per cent. of the then applicable Margin on that Original Revolving Facility Lender’s Available Commitment (unused and uncancelled) under the Original Revolving Facility from the Closing Date until the expiry of the Availability Period applicable to the Original Revolving Facility.

(b)

Accrued commitment fees under paragraph (a) above are payable on the last day of each successive period of six (6) Months commencing from the Closing Date and which ends during the relevant Availability Period, on the last day of the relevant Availability Period and on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

17.2	Upfront/Arrangement fees

The Company shall pay (or procure payment of):

(a)	to the Arrangers in respect of Facility A and the Original Revolving Facility; and
(b)	any arrangers under any Additional Facility,

an upfront/arrangement fee in the amount and at the times agreed in one or more Fee Letters.

17.3	Agency and Security Agent fee

The Company shall pay (or procure the payment of) an agency and security agent fee to the Agent and Security Agent (for its own account) in the amount and at the times agreed in a Fee Letter.

17.4	Fees payable in respect of Letters of Credit
(a)

The Borrower shall pay to the Agent (for the account of each Lender) a Letter of Credit fee in the Base Currency (computed at the rate equal to the Margin applicable to the relevant Revolving Facility Loan) on the outstanding amount of any Letter of Credit requested by it (less, in each case, any amount which has been cash covered, repaid, prepaid or cancelled) for the period from and including the issue of that Letter of Credit until and including its Expiry Date (or thed ate of its repayment, prepayment or cancellation, if earlier). Subject to paragraph (c) of Clause 7.6 (Regulation and consequences of cash cover provided by Borrower), this fee shall be distributed according to each Lender’s L/C Proportion of that Letter of Credit.

(b)

The Borrower shall pay to the Issuing Bank a fronting fee at a rate separarely agreed with the Issuing Bank on the outstanding amount which is counter-indemnified by the other Lenders of each Letter of Credit requested by it (less any amount which has been repaid, prepaid or cancelled) for the period from and including the issue of that Letter of Credit until and including its Expiry Date (or the date of its repayment, prepayment or cancellation, if earlier).

(c)	The accrued fronting fee and Letter of Credit fee on a Letter of Credit shall be payable on the last Business Day of each successive period of six (6) Months (or such other period as shall end on the Expiry Date for, or the cancellation in full of, that Letter of Credit or as the Company and the relevant Issuing Bank may agree) starting on the date of issue of that Letter of Credit.

(d)	No fronting fee shall be payable in respect of any amount of any Letter of Credit which is cash covered (unless otherwise agreed by the Company)
17.5	No deal, no fees

None of the fees referred to in Clauses 17.1 (Commitment fee) to 17.4 (Fees payable in respect of Letters of Credit) (inclusive) nor any commissions, costs or expenses shall be payable if the Closing Date does not occur.

17.6	Interest, commission and fees on Ancillary Facilities and Fronted Ancillary Facilities
(a)

The rate and time of payment of interest, commission, fees and any other remuneration in respect of each Ancillary Facility shall be determined by agreement between the relevant Ancillary Lender and the Borrower of that Ancillary Facility based upon normal market rates and terms.

(b)	In relation to a Fronted Ancillary Facility:
(xv)

promptly following each Quarter Date and each date on which a Fronted Ancillary Facility is terminated or cancelled (in whole or part) (a “Notice Date”), each Fronting Ancillary Lender shall notify the Agent of the average amount outstanding under that applicable Fronted Ancillary Facility for each period starting on the date of the commencement of the relevant Fronted Ancillary Facility, or as applicable the previous Quarter Date, and ending on the next Quarter Date, or as applicable on the date on which such Fronted Ancillary Facility is terminated or cancelled (in whole or part) (each a “Fronted Ancillary Facility Fee Period”);

(xvi)

the Borrower that requested the relevant Fronted Ancillary Facility shall pay (or procure that there is paid) to the Agent (for the account of the Fronting Ancillary Lender and each Fronted Ancillary Lender) a fee (the “Fronted Ancillary Facility Fee”) in relation to each Fronted Ancillary Facility computed at the rate equal to the Margin applicable to a Loan under the relevant Revolving Facility on the aggregate amount of the Ancillary Outstandings under the Fronted Ancillary Facility during each Fronted Ancillary Facility Fee Period (as determined by the Fronting Ancillary Lender in accordance with paragraph (a) above) in the currency of that Fronted Ancillary Facility calculated on an average basis. The accrued Fronted Ancillary Facility Fee shall be payable promptly upon notification by the Agent at any time after each Notice Date;

(xvii)

the Agent shall distribute each Fronted Ancillary Facility Fee paid under paragraph (ii) above to the Fronted Ancillary Lenders and Fronting Ancillary Lender pro rata. A Fronted Ancillary Lender’s and the Fronting Ancillary Lender’s pro rata share of any such fee will be equal to the proportion borne by its Fronted Ancillary Commitment or Fronting Ancillary Commitment to the aggregate of all Fronted Ancillary Commitments and the Fronting Ancillary Commitment under the relevant Fronted Ancillary Facility on the average basis during the applicable Fronted Ancillary Facility Fee Period; and

(xviii)	the Borrower who requested a Fronted Ancillary Facility shall in addition pay to the relevant Fronting Ancillary Lender a fee for acting as Fronting Ancillary

Lender and otherwise in such amount as shall be agreed between such Fronting Ancillary Lender and the Borrower based upon its normal market rates and terms.

17.7	Defaulting Lenders and Impaired Agent

Unless otherwise agreed in writing by the Company and notwithstanding anything to the contrary in the Finance Documents:

(a)	no commitment fee shall accrue or be payable to the Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender;
(b)

no other fees, costs or expenses shall, in each case, be payable to a Lender for any day on which that Lender is a Defaulting Lender (and the fees payable under the Finance Documents shall be reduced accordingly); and

(c)

no fees, costs or expenses shall, in each case, be payable (or paid) to the Agent for any day on which that Agent is an Impaired Agent (and the fees payable under the Finance Documents shall be reduced accordingly).

18.	TAX GROSS UP AND INDEMNITIES
18.1	Definitions

In this Agreement:

“Affidavit” means the affidavit as approved by the Italian Revenues Agency – Prot. n. 2013/84404 – on 10 July 2013 (and as amended from time to time as the case may be) and made available on the website “www.agenziaentrate.gov.it”.

“Dutch CITA” means the Dutch Corporate Income Tax Act 1969 (Wet op de vennootschapsbelasting 1969).

“Dutch CIT Fiscal Unity” means a fiscal unity (fiscale eenheid) for Dutch corporate income tax purposes.

“Dutch CIT Obligor” means an Obligor resident for tax purposes in the Netherlands and includes any Obligor carrying on a business through a permanent establishment or deemed permanent establishment taxable in the Netherlands.

“Protected Party” means a Finance Party which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means a Lender which is the beneficial owner of payments of interest or fees under the Finance Documents and is:

(a)

a bank or financial institution or insurance undertaking duly authorised or licensed to carry out banking or lending activity in Italy pursuant to the Italian Banking Law or an alternative investment fund established under Directive 2011/61/EU and duly authorised or licensed to carry out lending activity under Legislative Decree No. 58 dated 24 February 1998 that is resident for tax purposes in Italy pursuant to article 73 of Italian Presidential Decree No. 917 of 22 December 1986 (as amended and/or supplemented from time to time) and which is not acting for the purposes of any Finance

Document through a Facility Office or, in any case, a permanent establishment located outside of Italy; or

(b)

a permanent establishment in Italy of a bank or financial institution duly authorised or licensed to carry out banking and lending activity in Italy for which any payment received under the Finance Documents is qualified as business income (reddito d’impresa) pursuant to article 81, article 151 and article 152 of the Italian Presidential Decree No. 917 of 22 December 1986 (as amended and/or supplemented from time to time); or

(c)	a Treaty Lender; or
(d)

any entity which, under article 26, paragraph 5-bis of Italian Presidential Decree No. 600 of 29 September 1973 (as amended and restated from time to time), being duly authorized or licensed to carry out banking or lending activity in Italy under Legislative Decree No. 385 of 1 September 1993, is entitled to receive payments under the Finance Documents deriving from Italy without any Tax Deduction; or

(e)

in respect of any Letters of Credit (or equivalent under any Ancillary Facility or Fronted Ancillary Facility), any entity beneficially entitled to receive any relevant fees and other commissions thereunder without application of Italian withholding tax, under Article 26-bis of Presidential Decree no. 600 of 29 September 1973 (“Qualifying Issuing Bank”); or

(f)	an entity to which any payment under the Finance Documents can be made without a Tax Deduction being imposed under the laws of Italy.

For the avoidance of doubt, the entities described in paragraph (d) above will qualify as Qualified Lenders with respect to any Additional Facilities, Ancillary Facilities or Fronted Ancillary Facilities only to the extent that such Additional Facilities, Ancillary Facilities or Fronted Ancillary Facilities have a maturity date exceeding eighteen (18) Months and one day.

“Self-Declaration Form” means a self-declaration form substantially in the form set out in Schedule 22 (Self-Declaration Form).

“Tax Credit” means a credit against, relief or remission for, or repayment of, any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 18.2 (Tax gross up) or a payment under Clause 18.3 (Tax indemnity).

“Treaty Lender” means a Lender which:

(a)	is treated as resident of a Treaty State for the purposes of the relevant Treaty;
(b)

does not carry on business in Italy through a permanent establishment, or does not act from a Facility Office qualifying as a permanent establishment in Italy, with which that Lender’s participation in the Loan is effectively connected; and

(c)

fulfills any other conditions which must be fulfilled under the relevant Treaty for residents of the Treaty State to obtain full exemption from Tax imposed on payments under the Finance Dcuments by Italy (subject to the completion of any procedural formalities).

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with Italy which makes provision for full exemption from Tax imposed by Italy on interest payments under the Finance Documents.

18.2	Tax gross up
(a)	Each Obligor shall make all payments to be made by it under each Finance Document without any Tax Deduction unless a Tax Deduction is required by law.
(b)

The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. If the Agent receives such notification, it must notify the affected Parties promptly. Similarly, a Lender or the Issuing Bank shall promptly notify the Agent on becoming so aware in respect of a payment payable to that Lender or the Issuing Bank. If the Agent receives such notification from a Lender or the Issuing Bank it shall notify the Company and that Obligor.

(c)

If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) ensures that the Lenders receives an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	An Obligor does not need to make an increased payment under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by Italy if on the date on which the payment falls due:
(i)

the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not, or has ceased to be, a Qualifying Lender other than as a result of any change after the date on which it became a Lender under this Agreement in (or in the interpretation, administration or application of) any law or Treaty, or any published practice or published concession of any relevant taxing authority; or

(ii)

the relevant Lender is a Qualifying Lender and payment could have been made to the Lender without a Tax Deduction had that Lender complied with its obligations under paragraphs (g) or (h) below or Clause 18.5 (Lender Status Confirmation), as applicable.

(e)

If an Obligor is required to make a Tax Deduction by law, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)

Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the relevant Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)

With respect to Letters of Credit, each Qualifying Issuing Bank, shall provide the Borrower with a certificate substantially in the form as approved with Ministerial Decree 12 December 2001 (“Tax Exemption Certificate”) plus any additional declaration required under applicable law or pursuant to public interpretation of the relevant tax authorities on a date which falls at least five Business Days prior to the date upon which any payment thereunder is due.

(h)

A Lender and each Obligor which makes a payment to which that Lender is entitled under the Finance Documents shall co-operate in completing any procedural formalities necessary for that Obligor to make that payment without a Tax Deduction or,where a payment without a Tax Deduction is not possible,with the minimum Tax Deduction required by law. If the Obligor is able to demonstrate that an increased Tax Deduction applies due to the failure of the Finance Party to comply with this paragraph (h), the amount of Tax Payment payable by the Obligor pursuant to paragraph (d) of Clause 18.2 (Tax gross up), if applicable, shall be limited to the amount of the Tax Deduction that would have been made by such Obligor had that Finance Party co-operated in completing the procedural formalities necessary to benefit from such reduced rate of Tax Deduction under the relevant law or Treaty.

18.3	Tax indemnity
(a)

The Company shall (or shall procure that an Obligor will) within three (3) Business Days of demand by the Agent pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines (in good faith) will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:
(i)	with respect to any Tax assessed on a Finance Party:
(A)

under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes or in which it has a permanent establishment to which income under this Agreement is attributed in respect of amounts received or receivable in that jurisdiction; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income (including, for the avoidance of any doubt, the value of production determined for IRAP purposes) received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:
(A)	is compensated for by an increased payment under Clause 18.2 (Tax gross up) or a payment under Clause 17.7 (Stamp taxes);
(B)

would have been compensated for by an increased payment under Clause 18.2 (Tax gross up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 18.2 (Tax gross up) applied;

(C)

would have been compensated for by an increased payment under Clause 18.6 (Stamp Taxes) or Clause 18.8 (VAT) or Clause 19 (Increased Costs) but was not so compensated because the exclusions in Clause 18.6(Stamp Taxes) or Clause 18.8 (VAT) or Clause 19.3 (Exceptions) applied;

(D)	relates to a FATCA Deduction required to be made by a Party; or
(E)	is attributable to any Bank Levy.
(c)

A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 18.3, notify the Agent.
18.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines (in good faith) that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and
(b)	that Finance Party or any of its Affiliates has obtained and effectively utilised that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

18.5	Lender Status Confirmation
(a)

Without prejudice to the generality of the foregoing, any entity included under limb (d) of the definition of “Qualifying Lender”, shall deliver to the relevant Borrower through the Agent the Self-Declaration Form along with the certificate of tax residency (if requested by the relevant Borrower), or in the case of a Treaty Lender, the Affidavit, along with the certificate of tax residency as well as any other document required by law for the relevant Italian Borrower to be entitled to make that payment without a Tax Deduction (or with the minimum Tax Deduction required by law) duly completed and signed by such entity (or its legal representative) at the following dates:

(i)	on or before the later of (x) the date falling seven (7) Business Days prior to the date upon which interest is first due to be paid to it; and (y) the date it becomes a Lender under this Agreement;
(ii)

whenever there is a change in the Lender’s status under a Treaty or any Italian applicable law within twenty (20) Business Days from the time change is effective (or, if earlier, within at least ten (10) Business Days prior to the date upon which interest is first due to be paid to it);

(iii)

thereafter, in the case of subsequent Affidavit, as soon as possible upon expiration of the previous Affidavit (and in any event prior to the next date upon which interest is due to be paid to it following the expiration of the previous Affidavit), along with a certificate of tax residency , provided that each Affidavit shall in any event be deemed to expire at the end of each calendar year in which it was issued;

(iv)	thereafter, in the case of a subsequent Self-Declaration Form, as soon as possible along with a certificate of tax residency (if requested by the relevant

Obligor) following written request of the relevant Obligor (which request may not be made more than once a year).

(b)

Each Lender which becomes a Party to this Agreement after the Signing Date shall indicate, in the Transfer Certificate, Increase Confirmation or Additional Facility Notice which it executes on becoming a Party, and for the benefit of the Agent and, subject to paragraph (c) below, without liability to any Obligor which of the following categories it falls in:

(i)	not a Qualifying Lender,
(ii)	a Qualifying Lender (other than a Treaty Lender),
(iii)	a Qualifying Lender (by virtue of being a Treaty Lender); and
(iv)	a Qualifying Issuing Bank; or
(v)	not a Qualifying Issuing Bank.
(c)

If a New Lender, Increase Lender, or Additional Facility Lender fails to indicate its status in accordance with this Clause 18.5, then such Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the Company). For the avoidance of doubt, a Transfer Certificate, Increase Confirmation or Additional Facility Notice, shall not be invalidated by any failure of a Lender to comply with this Clause 18.5.

(d)

If a Lender becomes aware that it is not, or ceases to be, a Qualifying Lender, it shall as soon as is reasonably practicable notify the Agent. If the Agent receives such notification from a Lender it shall as soon as is reasonably practicable notify the Company.

(e)	The Borrower assumes no responsibility on the correctness, truthfulness and accuracy of the information provided by the Lenders under this clause or in the Affidavit or Self-Declaration Form.
18.6	Stamp taxes

The Company shall (or shall procure that an Obligor will) pay and, within 3 (three) Business Days of demand by the Agent (or the Security Agent, in relation to any Transaction Security Document), indemnify each Finance Party against any cost, loss or liability that such Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document , except for (i) any stamp duty, registration or similar Taxes payable in the case of voluntary registration or filing of the Finance Documents to the extent such registration or filing was not necessary to enforce, establish or evidence any rights of a Finance Party under the Finance Documents.; or (ii) any stamp registration or similar Taxes payable in respect of an assignment or transfer by a Finance Party of any of rights or obligations under a Finance Document including any confirmation, extension or re-taking of any Transaction Security in connection therewith, save where such assignment or transfer is made at the request of an Obligor (including pursuant to Clause 21.1 (Mitigation)).

18.7	Survival of obligations

Without prejudice to the survival of any other provision of this Agreement, the agreements and obligations of each Obligor contained in this Clause 17 shall survive the payment in full by the Obligors of all obligations under this Agreement and the termination of this Agreement.

18.8	VAT
(a)

All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party) or, where applicable, directly account for such VAT at the appropriate rate under the reverse charge procedure provided for by Article 196 of Council Directive 2006/112/EC, as amended and implemented by any relevant member state of the European Union.

(b)

If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)

(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)

(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)

Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)

Any reference in this Clause 18.8 to any Party shall, at any time when such Party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply or, where appropriate, as receiving the supply, under VAT grouping rules provided for in Article 11 of Council Directive 2006/112/EC of 28 November 2006 (or as implemented the relevant European member state) or any other similar provision in any jurisdiction which is not a member state of the European Union, so that a reference to a Party shall be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes at the relevant time or the relevant representative member (or head) of such group or unity (or fiscal unity) at the relevant time (as the case may be).

(e)

In relation to any supply made by a Finance Party to any other party under a Finance Document, if reasonably requested by such Finance Party, that party must promptly provide such Finance Party with details of that party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

(f)

Where a Finance Party has an option available to it under applicable VAT law whether or not to subject a supply or service to VAT it shall not subject such supply or service to VAT without the prior written consent of the recipient of such supply or service (such consent not to be unreasonably withheld).

18.9	FATCA Information
(a)	Subject to paragraph (c) below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:
(i)	confirm to that other Party whether it is:
(A)	a FATCA Exempt Party; or
(B)	not a FATCA Exempt Party;
(ii)

supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)

supply to that other Party such forms, documentation or other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation or exchange of information regime.

(b)

If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)

Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;
(ii)	any fiduciary duty; or
(iii)	any duty of confidentiality.
(d)

If a Party fails to confirm whether or not it is a FATCA Exempt Party, or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (a)(ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

18.10	FATCA Deduction
(a)

Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)

Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Company and the Agent, and the Agent shall notify the other Finance Parties.

18.11	No Imposta Sostitutiva

Pursuant to Article 17 of Italian Presidential Decree No. 601 of 29 September 1973 which provides for the application of the Imposta Sostitutiva on medium-long term financings if the parties exercise such option in the relevant facilities agreement, the Parties agree to not subject the Facilities made available under this Agreement to such Imposta Sostitutiva.

18.12	Dutch CIT Fiscal unity

If at any time, a Dutch CIT Obligor is a member of a Dutch CIT Fiscal Unity and such fiscal unity is, in respect of that Dutch CIT Obligor, terminated (verbroken) or disrupted (beëindigd) as a result of or in connection with the Agent enforcing its rights under any Finance Document, the Dutch CIT Obligor shall, at the request of the Agent and together with the parent company (moedermaatschappij) or deemed parent company (aangewezen moedermaatschappij) of that fiscal unity, for no consideration and as soon as reasonably practicable, lodge a request with the relevant taxing authority to allocate and surrender to the Dutch CIT Obligor leaving the fiscal unity any tax losses (within the meaning of Article 20 of the Dutch CITA), any interest expenses available for carry forward (within the meaning of Article 15b(5) of the Dutch CITA) and/or (iii) Tax credit carry forward (within the meaning of Article 25a of the Dutch CITA), in each case to the extent such tax losses, interest carry forward and/or Tax credit carry forward are attributable (toerekenbaar) to that Dutch CIT Obligor (within the meaning of Articles 15af, 15ahb and 15al of the Dutch CITA).

19.	INCREASED COSTS
19.1	Increased costs

(a)Subject to Clause 19.3 (Exceptions), the Borrower shall, within ten (10) Business Days of a demand by the Agent, pay for the account of a Finance Party or any of its Affiliates (such Finance Party or its Affiliate, as applicable, being a “Claiming Party” for the purpose of this Clause 19) the amount of any Increased Cost (as defined in paragraph (b)below) incurred by such Claiming Party as a result of the introduction of, or a change in, or a change in the interpretation, administration or application of, any law, regulation or treaty occurring after the date on which such Finance Party becomes a party to this Agreement, or compliance with any law, regulation or treaty made after the date on which a Finance Party becomes a party to this Agreement, or the implementation or application of (or compliance with) Basel III or CRD IV or any law or regulation that implements Basel III or CRD IV.

(b)	In this Agreement, “Increased Costs” means:
(i)	a reduction in the rate of return from a Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or
(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by such Claiming Party to the extent that it is attributable to that Finance Party having entered into its Commitment or an Ancillary Commitment, Fronted Ancillary Commitment or Fronting Ancillary Commitment or funding or performing its obligations under any Finance Document or Letter of Credit.

19.2	Increased cost claims
(a)

A Claiming Party intending to make a claim pursuant to Clause 19.1 (Increased costs) shall notify the Agent as soon as reasonably practicable after becoming aware of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

(b)

Each Finance Party shall, as soon as reasonably practicable after demand from the Agent who has received the notice referred to in paragraph (a) above, provide a certificate (giving reasonable details of the circumstances giving rise to such claim and calculation of the Increased Cost with (to the extent available) appropriate supporting evidence) confirming the amount of its Increased Costs, a copy of which shall be provided to the Company.

(c)

A Lender shall only be entitled to make a claim pursuant to Clause 19.1 (Increased costs) to the extent such Lender is imposing such charges on, or requesting such compensation from, similar borrowers under similar credit facilities.

19.3	Exceptions
(a)	Clause 19.1 (Increased costs) does not apply to the extent any Increased Cost is:
(i)

attributable to a change in the Tax (whether of basis, timing or otherwise) on the overall net income of the Claiming Party (or any Affiliate of it) or of the branch or office through which it participates in the relevant Utilisation;

(ii)	attributable to a FATCA Deduction (or any payment attributable to, or liability arising as a consequence of, FATCA) required to be made by a Party;
(iii)

compensated for by Clause 18.3 (Tax indemnity) (or would have been compensated for under Clause 18.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in Clause 18.3 (Tax indemnity) applied);

(iv)

compensated for by Clause 18.6 (Stamp taxes) (or would have been compensated for under Clause 18.6 (Stamp taxes) but was not so compensated solely because any of the exclusions in Clause 18.6 (Stamp taxes) applied);

(v)	compensated for by Clause 18.8 (VAT);
(vi)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation or treaty or the terms of any Finance Document;
(vii)

attributable to any penalty having been imposed by the relevant central bank or monetary or fiscal authority upon the Finance Party (or any Affiliate of it) by virtue of its having exceeded in any country or sector borrowing limits or breached any directives imposed on it;

(viii)

attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates) but excluding any amendment arising out of Basel III, any amendment to Basel III or any further guidance or standards published by the Basel Committee relating to Basel III, in the form existing on the Signing Date, or any other law or regulation which implements Basel III (whether such implementation, application or compliance is by a government, regulator, a Finance Party or any of its Affiliates);

(ix)	attributable to any Bank Levy (or any payment attributable to, or liability arising as a consequence of, a Bank Levy);
(x)

attributable to the implementation or application of, or compliance with, Basel III or CRD IV to the extent that a Finance Party knew (or could reasonably be expected to have known about) the Increased Cost on or prior to the date on which it became a Finance Party; or

(xi)	not notified to the relevant Borrower and/or provided in any certificate in accordance with paragraph (a) of Clause 19.1 (Increased costs).
(b)	In this Clause 19.3 reference to a Tax Deduction has the same meaning given to the term in Clause 18 (Definitions).
20.	OTHER INDEMNITIES
20.1	Currency indemnity
(a)

If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or
(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within ten (10) Business Days of demand, indemnify each Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
20.2	Other indemnities

(a)

The Company shall (or shall procure that an Obligor will), within ten (10) Business Days of demand, indemnify the Arrangers and each other Secured Party against any cost, loss or liability incurred by it as a result of:

(i)	the occurrence of any Event of Default;
(ii)

a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 34 (Sharing Among the Finance Parties);

(iii)

funding, or making arrangements to fund, its participation in a Utilisation requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone);

(iv)

issuing or making arrangements to issue a Letter of Credit requested by the Company or a Borrower in a Utilisation Request but not issued by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(v)	a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company.
(b)

The Company shall promptly indemnify each Finance Party, each Affiliate of a Finance Party and each officer or employee of a Finance Party or its Affiliate (each an “Indemnified Person”), against any duly documented cost, loss or liability reasonably incurred by that Finance Party or its Affiliate (or officer or employee of that Finance Party or Affiliate) in connection with or arising out of the Acquisition or the funding of the Acquisition (including but not limited to those incurred in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry concerning the Acquisition), except (i) to the extent such loss or liability is caused by the gross negligence (colpa grave) or wilful misconduct (dolo) or breach of any term of the Finance Documents of that Finance Party or its Affiliate (or employee or officer of that Finance Party or Affiliate) and (ii) any consequential damages or loss of profit incurred in connection with the Facilities and any losses, liabilities or expenses connected with syndicating or attempting to syndicate the Facilities; and provided that the Indemnified Persons together shall instruct only one legal counsel in any one jurisdiction at any one time (unless it is reasonably determined they have a conflict as between themselves). Any Affiliate or any officer or employee of a Finance Party or its Affiliate may rely on this Clause 20.2 subject to Clause 1.7 (Third Party Rights) and the provisions of the Third Parties Act.

20.3	Indemnity to the Agent

The Company shall (or shall procure that an Obligor will), within ten (10) Business Days of demand (which demand must be accompanied by reasonable details and calculations of the amount demanded), indemnify the Agent against any reasonable and duly documented cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)

investigating any event which it reasonably believes is an Event of Default, provided that if that investigation shows that no Event of Default had occurred, then such cost, loss and liability shall be for the account of the Lenders;

(b)	entering into or performing any foreign exchange contract for the purposes of paragraph (b) of Clause 35.10 (Change of currency);

(c)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorized; or
(d)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement.
20.4	Indemnity to the Security Agent

Each Obligor shall (or shall procure that an Obligor will), within ten (10) Business Days of demand (which demand must be accompanied by reasonable details and calculations of the amount demanded), indemnify the Security Agent against any duly documented cost, loss or liability reasonably incurred by the Security Agent (acting reasonably) as a result of:

(a)	the taking, holding, protection, enforcement or release of the Security under the Transaction Security Documents,
(b)	the exercise of any of the rights, powers, discretions and remedies vested in the Security Agent by the Finance Documents or by law; or
(c)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents.
21.	MITIGATION BY THE LENDERS
21.1	Mitigation
(a)

Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any Facility ceasing to be available or any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 11.1 (Illegality), Clause 11.2 (Illegality in relation to Issuing Bank), Clause 18 (Tax Gross Up and Indemnities) and Clause 19 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.
21.2	Limitation of liability
(a)

The Company shall (or shall procure that an Obligor will) promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 21.1 (Mitigation).

(b)

A Finance Party is not obliged to take any steps under Clause 21.1 (Mitigation) if it is not legally permitted or, except in respect of paragraph (a) of Clause 21.1 (Mitigation), if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

22.	COSTS AND EXPENSES
22.1	Transaction expenses

The Company shall, or shall procure that another member of the Group will, within ten (10) Business Days of demand (which demand must be accompanied by reasonable details and calculations of the amount demanded), reimburse the Agent, the Arrangers, the Issuing Bank and the Security Agent for all duly documented reasonable third party costs and out-of-pocket expenses (including, up to a pre-agreed cap, legal fees and disbursements of legal counsel appointed with the prior approval of the Company, as well as notarial fees relating to any Finance Document (as well as any amendments hereto or thereto and any accession deeds) and registration fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution, syndication and perfection (in each case subject to any agreed caps or limits) of this Agreement and any other Finance Document (including any Finance Document executed after the Signing Date), provided that:

(a)	the Closing Date occurs (other than in respect of duly documented reasonable legal fees, up to a pre-agreed cap, and security costs); and
(b)

the amount payable in respect of other duly documented reasonable costs and out-of-pocket expenses incurred by the Agent and the Arrangers relating to the Finance Documents signed on or about the Signing Date shall be capped at an amount to be agreed between the Company and the Agent or the Security Agent (as applicable).

22.2	Amendment costs

If:

(a)	an Obligor requests an amendment, waiver or consent; or
(b)	an amendment is required pursuant to Clause 35.10 (Change of currency),

the Company shall, or shall procure that another member of the Group will, within ten (10) Business Days of demand (which demand must be accompanied by reasonable details and calculations of the amount demanded), reimburse each of the Agent and the Security Agent for the amount of all reasonable duly documented third party costs and expenses (including legal fees up to a pre-agreed cap) reasonably incurred by the Agent and the Security Agent (and, in the case of the Security Agent, by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

22.3	Enforcement and preservation costs

The Company shall, or shall procure that another member of the Group will, within ten (10) Business Days of demand, reimburse the Security Agent and each other Secured Party for the amount of all duly documented third costs and expenses (including legal fees, notarial fees, judicial fees (even if their intervention is not mandatory), court costs and any sworn translation costs) incurred by it in connection with the enforcement of or the preservation of any rights under any Finance Document and the Transaction Security and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Transaction Security or enforcing these rights.

22.4	Transfer costs and expenses

Notwithstanding any other term of this Agreement or the other Finance Documents, if a Finance Party assigns or transfers any of its rights, benefits or obligations under the Finance Documents or enters into any sub-participation, no member of the Group shall be required to pay any fees, costs, expenses or other amounts (including notarial fees and/or registration costs) relating to, or arising in connection with, that assignment, transfer or sub participation (including, without limitation, any transfer Taxes and any amounts relating to the perfection or amendment of the Transaction Security during or after the Signing Date), provided, however, that if such assignment or transfer is (x) made by a Finance Party at the request of the Obligor’s Agent or any Borrower pursuant to Clause 18.6 (Stamp taxes) and to any assignment or transfer made in accordance with Clause 11.6 (Right of cancellation and repayment in relation to a single Lender or Issuing Bank), Clause 21.1 (Mitigation) and Clause 44.10 (Replacement or Prepayment of Lender) or (y) while an Event of Default is continuing, the Original Borrower shall, or shall procure that another member of the Group will, within ten (10) Business Days of demand (accompanied by reasonable supporting evidence, including invoices) by the transferring or assigning Finance Party, reimburse such Finance Party for all reasonable third-party costs and expenses (including fees and disbursements of legal counsel) properly incurred by that Finance Party in connection with such assignment or transfer.

23.	GUARANTEE AND INDEMNITY
23.1	Guarantee and Indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by each other Obligor of all that Obligor’s payment obligations under the Finance Documents;
(b)

undertakes with each Finance Party that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)

agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 23 if the amount claimed had been recoverable on the basis of a guarantee.

23.2	Continuing Guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

23.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 23 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

23.4	Waiver of Defences

The obligations of each Guarantor under this Clause 23 will not be affected by any act, omission, matter or thing which, but for this Clause 23, would reduce, release or prejudice any of its obligations under this Clause 23 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;
(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;
(e)

any amendment, novation, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or
(g)	any insolvency or similar proceedings.
23.5	Guarantor Intent

Without prejudice to the generality of Clause 23.4 (Waiver of Defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents (including, without limitation, for the purposes of or in connection with any acquisition of any nature, increasing working capital, enabling investor distributions to be made, carrying out restructurings, refinancing existing Facilities, refinancing any other indebtedness, making Facilities available to new borrowers, any other variation or extension of the purposes for which any such facility or amount might be made available from time to time and any fees, costs and/or expenses associated with any of the foregoing).

23.6	Immediate Recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 23. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

23.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on their behalf) may:

(a)

refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 23.
23.8	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 23:

(a)	to be indemnified by an Obligor;
(b)	to claim any contribution from any Guarantor or other guarantor of any Obligor’s obligations under the Finance Documents;
(c)

to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents, or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)

to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 23.1 (Guarantee and Indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or
(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for or in a separate account for the benefit of the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 35 (Payment Mechanics).

23.9	Release of Guarantors’ right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor or any of its Holding Companies (other than the Company) then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)

that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)

each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

23.10	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

23.11	Guarantee Limitations - General

(a)

This guarantee does not apply to any liability to the extent that it would result in this guarantee being illegal or constituting unlawful financial assistance in any relevant jurisdiction concerning the financial assistance by that company for the acquisition of, or subscription for, shares or concerning the protection of shareholders’ capital.

(b)

The guarantee of any Additional Guarantor is subject to any limitations relating to that Additional Guarantor set out in the Accession Deed applicable to such Additional Guarantor and agreed with the Agent (acting reasonably in accordance with the Agreed Security Principles).

23.12	Guarantee Limitations – Italy
(a)

Notwithstanding any provisions to the contrary in any Finance Document, the obligations of any Italian Guarantor under this Clause 23 in respect of the obligations and liabilities of any Obligor which is not a subsidiary (pursuant to article 2359, paragraph 1, numbers 1 and/or 2, of the Italian Civil Code) of such Italian Guarantor shall not exceed, at any time, an amount equal to the aggregate of:

(i)

the aggregate principal amount of any Facility at any time advanced to such Italian Guarantor (or any of its direct or indirect subsidiaries pursuant to article 2359, paragraph 1, numbers 1 and/or 2, of the Italian Civil Code) as Borrower under this Agreement and outstanding at the time of the enforcement of the guarantee; and

(ii)

the aggregate principal amount of any intercompany loans or other financial support in any form (such term, for the avoidance of doubt, not including equity contributions), advanced to such Italian Guarantor (or any of its direct or indirect subsidiaries pursuant to article 2359, paragraph 1, numbers 1 and/or 2, of the Italian Civil Code) by any Obligor (whether directly or indirectly) on or following the Closing Date and outstanding at the time of the enforcement of the guarantee, provided that in order to comply with the provisions of Italian law in relation to financial assistance (including article 2358 and/or article 2474, as applicable, of the Italian Civil Code), no Italian Obligor shall be liable as a Guarantor under this Agreement in relation to:

(A)

the obligations of any Obligor, as Borrower or as Guarantor in respect of any Facility which is used or intended to be used, directly or indirectly, to finance the acquisition of such Italian Guarantor (or any of its direct or indirect holding companies) or the subscription of any shares of such Italian Guarantor (or any of its direct or indirect holding companies) (or to refinance, directly or indirectly, any existing indebtedness incurred for such purposes) and/or the payment of any fees, costs and expenses, stamp, registration or other Taxes in connection therewith; and

(B)	the obligations of any Obligor under any guarantee given by such Obligor under this Clause 23 in respect of the obligations referred to in paragraph (A) above,

in each case and in any event subject to clause 29 (Guarantee Limitations) of the Intercreditor Agreement, and provided further that, notwithstanding any provision to the contrary under this Agreement o any other Finance Document, no Italian Guarantor shall be liable as a Guarantor under this Agreement in relation to the obligations of any Obligor, Borrower or Guarantor, which is not a subsidiary (pursuant to article 2359, paragraph 1, numbers 1 and/or 2, of the Italian Civil Code) of such Italian Guarantor, in respect of any amounts owed under any Facility and any Finance Document in excess of an amount equal to the amount that such Italian Guarantor is entitled to set-off against its claims of recourse or subrogation (regresso or surrogazione) arising as a result of any payment made by such Italian Obligor under the guarantee given pursuant to this Clause 23 (Guarantees and Indemnity) (the “Set-Off Right”), it being agreed that any provision establishing a deferral of Guarantors’ rights in any Finance Documents, including in this Agreement, shall not prejudice, and will not apply to, the Set-Off Right.

(b)

Notwithstanding any provision to the contrary herein and/or in any Finance Documents, in order to comply with the mandatory provisions of Italian law in relation to (i) maximum interest rates (including the Italian Usury Law and article 1815 of the Italian Civil Code), and (ii) capitalization of interests (including article 1283 of the Italian Civil Code and article 120 of the Italian Legislative Decree No. 385 of 1 September 1993), the obligations of any Italian Guarantor under this Clause 23 shall not include, and shall not extend to (x) any interest qualifying as usurious pursuant to the Italian Usury Law and (y) any interest on overdue amounts compounded in violation of the provisions set forth by article 1283 of the Italian Civil Code and/or article 120 of the Italian Legislative Decree No. 385 of 1 September 1993, respectively.

(c)

Without prejudice to the paragraphs above, in any event, pursuant to article 1938 of the Italian Civil Code and notwithstanding anything set out in this Agreement or any other Finance Document to the contrary, the maximum amount that any Italian Guarantor may be required to pay in respect of its obligations as Guarantor under the Finance Documents shall not exceed 120% of the Total Commitments.

(d)	The limitations set out in this Clause 23.12 shall apply mutatis mutandis to any Transaction Security created by an Italian Obligor under the Transaction Security Documents.
24.	REPRESENTATIONS

Each Obligor makes the representations and warranties as set out below in respect of itself and, where applicable, each of its Subsidiaries or Material Subsidiaries, to each Finance Party. The Company acknowledges that the Finance Parties have entered into this Agreement and have agreed to provide the Facilities in full reliance on those representations and warranties.

24.1	Status
(a)

It and each of its Material Subsidiaries is a limited liability company or corporation, duly incorporated (or, as the case may be, organised or, in the case of a partnership, established) and validly existing under the laws of its jurisdiction of its incorporation (or, as the case may be, organisation).

(b)	It and each of its Material Subsidiaries has the power to own its assets and carry on its business substantially as it is now being conducted.
24.2	Binding obligations

Subject to the Legal Reservations and the Perfection Requirements, the obligations expressed to be assumed by it under each Finance Document to which it is a party are legal, valid, binding and enforceable obligations.

24.3	Non-conflict with other obligations

Subject to the Legal Reservations and the Perfection Requirements, the entry into and performance by it of, and the transactions contemplated by the Finance Documents to which it is a party do not conflict with:

(a)	any law or regulation applicable to it in any material respect;
(b)	its constitutional documents; or
(c)	any agreement or instrument binding on it or any of its Subsidiaries or any of its or any of its Subsidiaries’ assets, in each case to an extent which would have a Material Adverse Effect.
24.4	Power and authority
(a)

Subject to the Legal Reservations, it has the power to enter into and perform, its obligations under each of the Finance Documents to which it is party and to carry out the transactions contemplated by those Finance Documents.

(b)

It has taken all necessary corporate action to authorise its entry into and the performance by it of its obligations under each Finance Document to which it is a party and to carry out the transactions contemplated by those Finance Documents.

24.5	Validity and admissibility in evidence
(a)	Subject to the Legal Reservations and Perfection Requirements, all Authorisations required:
(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and
(ii)	to make the Finance Documents to which it is a party admissible in evidence in its Relevant Jurisdictions,

have been (or will be by the required date) obtained or effected and are (or will be by the required date) in full force and effect.

(b)

All Authorisations necessary for the conduct of the business, trade and ordinary activities of members of the Group have been obtained or effected and are in full force and effect if failure to obtain or effect those Authorisations has or is reasonably likely to have a Material Adverse Effect.

24.6	Governing law and enforcement

Subject to the Legal Reservations and Perfection Requirements:

(a)	the choice of governing law of a Finance Document as expressed in such Finance Document will be recognised and enforced in its jurisdiction of incorporation (or, as the case may be, organisation); and
(b)

any judgment obtained in relation to a Finance Document to which it is a party in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its jurisdiction of incorporation (or, as the case may be, organisation).

24.7	Insolvency
(a)	None of the circumstances set out in Clause 28.7 (Insolvency proceedings) (to the extent they constitute an Event of Default thereunder) has been taken or (to the best of its knowledge and belief) threatened in writing against it or any of its Material Subsidiaries and, in each case, excluding any such actions, proceedings, steps or process which have been discharged, revoked or otherwise lapsed.

(b)

No creditors’ process set out in Clause 28.8 (Creditors’ process) (to the extent it constitutes an Event of Default thereunder) has been taken or (to the knowledge of the Borrower) threatened in writing against it or any of its Material Subsidiaries.

24.8	No filing or stamp taxes

Under the laws of its Relevant Jurisdiction (subject to the Legal Reservations and the Perfection Requirements) it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents except:

(a)

any filing, recording or enrolling or any Tax or fee payable in relation to the Transaction Security which is necessary to perfect the same and which (subject to the Agreed Security Principles) will be made within the time period (if any) referred to in the relevant Transaction Security Documents (it being agreed that the representations and warranties made in this Clause do not extend to assignments and transfers made pursuant to Clause 29 (Changes to the Lenders)); and

(b)

any stamp, documentary, registration, property transfer, notarial or similar Taxes or fees that may be due in Italy in any of the following circumstances: (i) as a result of a case of use (caso d’uso), including the filing, recording or enrolment of the Finance Documents in connection with court proceedings with any judicial authority or administrative authority (unless such filing is mandatory at law); (ii) upon voluntary registration (registrazione volontaria) of the Finance Documents with the Italian tax authority; or (iii) in the event that any of the provisions of the Finance Document is mentioned (according to the “enunciazione” principle) in any separate document entered into between the same parties (alone or together with other parties) that has not been previously registered.

24.9	Taxation
(a)

No Obligor is overdue in the payment of Taxes (taking into account any extension or grace period) where failure to pay such Taxes would reasonably be expected to have a Material Adverse Effect, and except where payment of such Taxes is being contested in good faith or in relation to any bona fide Tax dispute for which adequate provision has been made in its accounts in accordance with the Applicable Accounting Principles and where the relevant payment could be lawfully withheld.

(b)

No Obligor is overdue (taking into account any extension or grace period) in filing Tax returns or subject to any Tax investigation, in either case in a manner or to an extent which would reasonably be expected to have a Material Adverse Effect.

24.10	No Event of Default

Subject to Clause 4.6 (Utilisations during the Certain Funds) and Clause 4.7 (Utilisations of Original Revolving Facility/Additional Facility during the Agreed Certain Funds Period), no Event of Default is continuing or reasonably likely to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.

24.11	Financial statements

(a)

To the best of the knowledge, information and belief of the Company, the Original Financial Statements are prepared in accordance with the Applicable Accounting Principles (unless disclosed to the contrary in the Reports) and (if audited) give a true and fair view of or (if unaudited) fairly present the financial condition, the consolidated results of the operations and the state of the affairs of the Group for the period to which they relate, save as otherwise set out in those financial statements themselves and, in respect of unaudited financial statements, having regard to the fact they have only been prepared for management and are not subject to audit procedures.

(b)	Its most recent financial statements delivered pursuant to Clause 25.2 (Financial statements):
(i)	have been prepared in accordance with the Applicable Accounting Principles consistently applied; and
(ii)	give in all material respects a true and fair view of (if audited) or fairly represent (if unaudited) its financial condition and operations for the period to which they relate.
(c)

The most recent Budget supplied under this Agreement was arrived at after careful consideration and has been prepared in good faith on the basis of recent historical information and on the basis of assumptions which were believed by the Company to be reasonable as at the date they were prepared (it being understood that such Budget is subject to uncertainties and contingencies which may be beyond the control of the Group and no assurance can be given that such Budget will be realised).

24.12	No proceedings

No litigation, arbitration or administrative or regulatory proceedings or investigations of, or before, any court, arbitral body or agency which is reasonably likely to be adversely determined and which, if adversely determined, are reasonably likely to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened in writing against it or any of its Subsidiaries.

24.13	Compliance with laws

It and each of its Material Subsidiaries is in compliance with all laws and regulations applicable to it in its Relevant Jurisdiction where non-compliance would have a Material Adverse Effect.

24.14	Environmental laws
(a)

Each member of the Group is in compliance with Clause 27.3 (Environmental compliance) and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance in a manner or to an extent (in both cases) which has or is reasonably likely to have a Material Adverse Effect.

(b)

To the best of its knowledge and belief (having made all enquiries which are reasonable in the circumstances and at the time they were made), no Environmental Claim has been commenced or is threatened in writing against any member of the Group where (in both cases) that claim has or is reasonably likely, if determined against that member of the Group, to have a Material Adverse Effect.

24.15	Anti-corruption laws and Sanctions

The Company, its respective directors, and, to the knowledge of the Company, its officers and employees are in compliance in all material respects with applicable Sanctions and the USA Patriot Act, to the extent applicable. The Company and its directors and, to the knowledge of the Company, its officers and employees is not a Sanctioned Person. In the past five (5) years, the Company and its directors and, to the knowledge of the Company, its officers and employees have not violated Anti-Corruption Laws in any material respect. The Company will not, and the Company shall undertake reasonable efforts to procure that its Subsidiaries and its or their respective directors, officers, employees and agents that act on their behalf shall not use the proceeds of any Loan (a) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except as not in violation of Sanctions, (b) in any other manner that would result in the violation of any applicable Sanctions or (c) in violation of applicable Anti-Corruption Laws.

24.16	Pari passu ranking
(a)

Subject to any applicable Legal Reservations and the Perfection Requirements, the Security granted pursuant to the Transaction Security Documents has or will have the ranking in priority which it is expressed to have in the Transaction Security Documents and it is not subject to any prior ranking or pari passu ranking Security.

(b)

Subject to any applicable Legal Reservations and Perfection Requirement, the payment obligations of each Obligor under each of the Finance Documents rank at least pari passu in right of payment with all its other present and future unsecured and unsubordinated indebtedness (actual or contingent) except indebtedness preferred by laws of general application.

24.17	Good title to assets

With effect from and including the Closing Date, it and each of its Subsidiaries has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted, save to the extent not having such would have a Material Adverse Effect.

24.18	Legal and beneficial ownership
(a)	It and each of its Subsidiaries is the sole legal and beneficial owner of the respective assets over which it purports to grant Security pursuant to the Transaction Security Documents.
(b)

The Target Shares acquired by the Company pursuant to the Acquisition Documents will, as at completion of the Acquisition, be beneficially owned by the Company free from any Security (other than as created or permitted under the Finance Documents).

24.19	Intellectual Property

It and each of its Material Subsidiaries, to its knowledge:

(a)

is the sole legal and beneficial owner of or has licensed to it on normal commercial terms all the Intellectual Property which is material in the context of its business and which is required by it in order to carry on its business as it is being conducted;

(b)

does not (nor does any of its Subsidiaries), in carrying on its businesses, infringe any Intellectual Property of any third party in any respect which has or is reasonably likely to have a Material Adverse Effect; and

(c)	has taken all formal or procedural actions (including payment of fees) required to maintain any material Intellectual Property owned by it if failure to do so would have a Material Adverse Effect.
24.20	Acquisition Documents

The Acquisition Documents as provided to the Agent under this Agreement contain all the material terms of the Acquisition as at the date of this Agreement.

24.21	Centre of main interests

For the purposes of the Insolvency Regulation, each Obligor whose jurisdiction of incorporation is in a member state of the European Union has its Centre of Main Interests situated in its jurisdiction of incorporation and has no “establishment” (as that term is used in Article 2(10) of the Recast Insolvency Regulation) in any other jurisdiction.

24.22	Legislative Decree 231/2001

The Company is in compliance with and has not breached any provisions set forth under, Legislative Decree 231/2001, and to the best of the Company’s knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance.

24.23	No misleading information

So far as the Company is aware (after making due and careful enquiries):

(a)

any material factual information contained in the Financing Case (taken as a whole) and all material factual information supplied by the Company in the preparation of the Reports was true and accurate in all material respects in the context of the transactions contemplated by the Finance Documents as at the date of the relevant report or document containing the information or (as the case may be) as at the date the information is expressed to be given;

(b)

any financial projection or forecast contained in the Financing Case has been prepared on the basis of recent historical information and on the basis of assumptions which the Company considered (acting reasonably) at the time they were prepared to be reasonable and was fair (as at the date of the relevant report or document containing the projection or forecast) and arrived after careful consideration;

(c)

the expressions of opinion or intention attributed to it in the Financing Case were made after careful consideration based on grounds (acting reasonably) believed by the Company to be reasonable and fair; and

(d)

no event or circumstance has occurred or arisen and no material information has been omitted from the Financing Case and no material information has been given or withheld that results in any material information, opinions, intentions, forecasts or projections contained in the Financing Case (taken as a whole) being untrue or misleading in any material respect in the context of the transactions contemplated by the Finance Documents;

it being specified that (i) any information of a general economic nature, reports and other information provided by third parties shall be excluded, (ii) all information shall be considered as a whole and as supplemented, to include an acknowledgement from each Finance Party that financial projections (x) are as to future events, are not to be viewed as facts and may be subject to significant uncertainties and contingencies, many of which are beyond the Company’s control, and no assurance can be given that any particular financial projections will be realised and that actual results during the period or periods covered by any such financial projections may differ significantly from the projected results and such differences may be material and (y) are not a guarantee of performance.

24.24	Times when representations made
(a)	All the representations and warranties in this Clause 24 are made by the Company on the Signing Date and the Closing Date except that:
(i)

the representations and warranties set out in paragraphs (b) and (c) of Clause 24.11 (Financial statements) shall only be made once in respect of each set of financial statements or Budget on the date of delivery of the relevant financial statements or, as applicable, Budget, and will cease to be deemed to be made by each Obligor once subsequent financial statements or, as applicable, Budget has been delivered under this Agreement;

(ii)	the representations and warranties set out in paragraph (b) of Clause 24.18 (Legal and beneficial ownership) shall only be made on the Closing Date; and
(iii)

the Repeating Representations are deemed to be made by each Obligor on each Utilisation Date (other than in respect of any Rollover Loan) and on the first day of each Interest Period and are deemed to be made by each Additional Obligor on the day on which it becomes an Additional Obligor, in each case by reference to the facts and circumstances existing on such date.

(b)

Each representation or warranty deemed to be made after the Signing Date shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

(c)	Notwithstanding any other provisions to the contrary in this Clause 24:
(i)	the representations and warranties set out in this Clause 24 shall be qualified by all of the information included in the Reports (including any annexes to such Reports);
(ii)

the representations and warranties set out in this Clause 24 are made so far as the relevant Obligor’s knowledge after due and careful consideration (which shall not include the knowledge of any other member of the Group, the Parent, Topco, the Target Group or their respective management); and

(iii)	any representation or warranty made on or prior to the Closing Date shall not be deemed to be made in respect of any matters relating to the Target Group.
25.	INFORMATION UNDERTAKINGS
(a)	The undertakings in this Clause 25 remain in force from the Closing Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.
(b)	It is acknowledged that, notwithstanding anything to the contrary contained herein or in any other Finance Documents, each Obligor undertakes only in relation to itself and its Subsidiaries.

(c)	The Company may at its option satisfy its obligation to deliver information under this Clause 25 by posting such information onto an electronic website or by delivering the information to the Agent.
(d)	In this Agreement:
(i)

“Annual Financial Statements” means the consolidated audited financial statements for a Financial Year of the Group delivered pursuant to paragraph (a) (Annual Accounts) of Clause 25.2 (Financial statements).

(ii)

“Monthly Financial Statements” means the short form consolidated unaudited management accounts of the Group delivered pursuant to paragraph (c) (Monthly Management Accounts) of Clause 25.2 (Financial statements).

(iii)	“Quarterly Financial Statements” means the consolidated unaudited financial statements of the Group delivered pursuant to paragraph (b) (Quarterly Accounts) of Clause 25.2 (Financial statements).
25.2	Financial statements
(a)

Annual Accounts: The Company shall within one hundred and twenty (120) days after the end of each Financial Year (or one hundred and fifty (150) days (x) after the end of the first Financial Year after the Closing Date and (y) after the end of any Financial Year in which a Permitted Acquisition or similar investment is consummated) (commencing with the Financial Year ending on 31 December 2024), deliver to the Agent the consolidated audited financial statements of TopCo for that Financial Year.

(b)

Quarterly Accounts: The Company shall, within sixty (60) days after the end of its Financial Quarters (or seventy five (75) days for the first two Financial Quarters after the Closing Date) (in each case other than the last Financial Quarter of each Financial Year), deliver to the Agent the consolidated unaudited management accounts of the Group for such Financial Quarter, including (i) full P&L, short form / condensed balance sheet and managerial cashflow statement (indirect method, starting from EBITDA) and (commencing with the Quarterly Financial Statements for the Financial Quarter ending on 31 March 2025) a comparison with previous year and the relevant Budget, and (ii) qualitative commentary on key trends by application and description of ongoing layoffs plan / integrations; provided that, for any Financial Quarter in which a Permitted Acquisition or similar investment is consummated, and should consolidation of such recently acquired entities or investment does not allow the Company to deliver Quarterly Financial Statements within the time period prescribed under this paragraph, the Company may elect to include consolidation of the relevant acquired entities or investment in the following Quarterly Financial Statements delivered under this Agreement (it being understood that any such election shall be explicitly mentioned at the beginning of the relevant report).

(c)

Monthly Management Accounts: The Company shall, within forty five (45) days after the end of each Monthly accounting period (in any case commencing with the Monthly accounting period ending on 30 September 2024, the “First Monthly Reporting”), deliver to the Agent the short form management accounts of the Group for such period in simplified form including (i) revenues, platform fees, marketing costs, (ii) qualitative commentary on key applications’ trends, (iii) gross debt and cash and cash equivalents, and (iv) qualitative commentary on integration process of recently acquired entities / applications.

25.3	Compliance Certificate

As from the first Relevant Period in respect of which the Total Leverage Ratio set out in Clause 26.2 (Financial Condition) shall be tested, the Company shall ensure that each set of financial statements delivered by it pursuant to paragraph (a) (Annual Accounts) or paragraph (b) (Quarterly Accounts) of Clause 25.2 (Financial statements) is accompanied by a Compliance Certificate signed by an officer of the Company containing:

(a)

in respect of a period ending on the last day of any Relevant Period referred to in Clause 26.2 (Financial Condition), reasonable detail calculations of the financial covenant under Clause 26.2 (Financial Condition) certifying that the Group is in compliance with the financial covenant set out in Clause 26.2 (Financial Condition) as at the date the relevant financial statements were drawn up;

(b)

whether so far as the Company is aware an Event of Default has occurred and is continuing and, if an Event of Default is continuing, where applicable, providing details of the same and of any actual and proposed remedial action;

(c)

the computation showing the Total Leverage Ratio for the last four Financial Quarters for the purposes of determining the Margins applicable to the relevant Utilisations pursuant to the Margin ratchets applicable to the relevant Facilities;

(d)

in the case of a Compliance Certificate delivered together with the Annual Financial Statements, a list of the Material Subsidiaries (if any) and total Net Proceeds generated during the Financial Year under consideration. If not confirmed in the Compliance Certificate delivered with any set of Annual Financial Statements, within one hundred and fifty (150) days of the date of delivery of such Annual Financial Statements, the Company shall deliver a certificate to the Agent confirming that the Guarantor Coverage Test has been satisfied.

25.4	Budget

The Company shall, as from the Financial Year starting on 1 January 2025, within one hundred and twenty (120) days after the end of each Financial Year (or one hundred and fifty (150) days after the end of the first Financial Year after the Closing Date) to which it relates, deliver to the Agent an annual Budget in respect of the relevant Financial Year.

25.5	Annual management and other presentations

Upon reasonable request in writing of the Agent (acting on behalf of the Lenders), the Company shall make available its CEO or CFO, during normal business hours and upon reasonable notice (provided this does not unduly interfere with the Company’s and the relevant members of the Group’s normal course of business) to attend and make a presentation (which may be in the form of an audio or video conference call and, if in the form of a physical meeting, will be made only upon reasonable request by the Agent) to the Lenders regarding the on-going business and financial performance of the Group, once in each Financial Year of the Group commencing with the Financial Year ending on 31 December 2025.

25.6	Applicable Accounting Principles
(a)

Unless otherwise agreed by the Agent (such approval not to be unreasonably withheld or delayed), each set of Annual Financial Statements and Quarterly Financial Statements delivered pursuant to Clause 25.2 (Financial statements) shall be prepared in all material respects in accordance with the Applicable Accounting Principles (in the case of Quarterly Financial Statements, save as set out therein, subject to customary year-end adjustments and to the extent appropriate in the context of management accounts) consistently applied provided that, in relation to any such set of financial statements, if there has been a material change as regards the accounting principles or accounting practices applied by the Company when compared to the Applicable Accounting Principles as applied to the Original Financial Statements (the “Original Accounting Principles”), the Company shall notify the Agent accordingly (unless the Agent has been notified of the relevant change in relation to a previous set of Annual Financial Statements or Quarterly Financial Statements) and, if reasonably requested by the Agent, the chief financial officer or finance director of the Company (or such other officer as is performing the functions of the chief financial officer or finance director) shall deliver to the Agent on behalf of the Company a statement (the “Reconciliation Statement”) containing:

(i)	a description of any change necessary for those financial statements to reflect in all material respects the Original Accounting Principles; and
(ii)	sufficient information to enable the Lenders to determine:
(A)	whether Clause 26.2 (Financial Condition) has been complied with; and
(B)	the Margin as set out in the definition of Margin,

provided that, for the avoidance of doubt and unless otherwise agreed pursuant to this Clause 25.6, the relevant financial ratio shall continue to be calculated in accordance with the Original Accounting Principles consistently applied in all material respects (subject to any adjustments made by or in accordance with this Agreement).

(b)	If the Company notifies the Agent of a material change in accordance with this Clause 25.6 then:
(i)

on request of the Agent or the Company, the Company and the Agent (on behalf of the Lenders) shall negotiate in good faith with a view to agreeing such amendments (if any) to this Agreement (including to Clause 26 (Financial Covenant) and/or the definitions of any or all of the terms used therein and, in the case of any change of financial year end, any threshold or term calculated by reference to a financial year) as may be necessary to give the Lenders and the Obligors comparable protection to that contemplated at the Signing Date (as regards financial ratios, by reference to the Financing Case and the Original Accounting Principles in effect at that date);

(ii)

if amendments are agreed by the Company and the Agent in writing within sixty (60) days of such notification to the Agent (or such persons agree that no such amendments are required), those amendments shall take effect and be binding on all Parties in accordance with the terms of that agreement and any change in the accounting principles, the accounting practices or the reference periods referred to shall, to the extent relevant, become part of the Original Accounting Principles on that basis (subject to any further application of this paragraph (ii));

(iii)	if such amendments are not so agreed within sixty (60) days (and it is not agreed that no such amendments are required), the Company shall either:
(A)

ensure that each set of financial statements delivered under Clause 25.2 (Financial statements) (to the extent required to be prepared in accordance with the Applicable Accounting Principles) are (x) accompanied by details of any material adjustments as need to be made to reflect the Original Accounting Principles (as most recently agreed under this Clause 25.6) or (y) prepared on the basis most recently agreed under this Clause 25.6; or

(B)

instruct the Auditors (or such other accounting firm of international standing as may be agreed upon by the Company and the Agent, both acting reasonably) to determine the amendments (if any) to this Agreement (including to Clause 26 (Financial Covenant) and/or the definitions of any or all of the terms used therein) which they (acting as experts and not as arbitrators) consider appropriate to give the Lenders and the Obligors comparable protection to that contemplated at the Signing Date (as regards financial ratios, by reference to the Financing Case and the Original Accounting Principles in effect at that date) and those amendments (if any) shall take effect and be binding on all Parties when so determined by the Auditors or, as the case may be, such other accounting firm;

and, until such amendments are so agreed, deliver to the Agent with each set of Quarterly Financial Statements and Annual Financial Statements, a Reconciliation Statement including sufficient information to enable the Lenders to determine whether the financial covenant set out in Clause 26 (Financial Covenant) has been complied with.

25.7	Other Information

Subject to any applicable confidentiality undertaking or stock exchange or other regulatory restriction or other restrictions relating to the supply of information concerning the Group or otherwise binding on any member of the Group, and without giving rise to any material cost, the Company shall deliver or notify to the Agent (save as otherwise disclosed in the Acquisition Documents or the Reports):

(a)

promptly after becoming aware of the same, details of any material litigation, arbitration or administrative proceedings which is current or has been commenced and is pending against any member of the Group, and which is reasonably expected to be adversely determined and, if adversely determined, would have a Material Adverse Effect;

(b)	promptly once dispatched to other creditors, any document sent by the Company to its creditors generally by reason of financial difficulty; and
(c)

notification of any continuing Event of Default promptly upon becoming aware of its occurrence (unless the Company is aware that a notification has already been provided by another member of the Group).

25.8	“Know your customer” checks
(a)	If:
(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date on which it became a Finance Party under this Agreement;
(ii)	any change in the status of an Obligor (or of a Holding Company of an Obligor) or the composition of the shareholders of an Obligor (or of a Holding Company of an Obligor) after the Signing Date; or
(iii)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it (or, in the case of paragraph (iii) above, the existing Lender), the relevant Obligor shall as soon as reasonably practicable upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender provided that such new Lender has entered into a Confidentiality Undertaking) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks it is required to comply with under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)

Each Lender shall promptly upon the reasonable request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)

The Company shall, by not less than ten (10) Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 31 (Changes to the Obligors).

(d)

Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Obligor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall as soon as reasonably practicable upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective New Lender provided that such New Lender has entered into a Confidentiality Undertaking) in order for the Agent or such Lender or any prospective New Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

25.9	Public Reporting

Notwithstanding any other term of the Finance Documents (including this Clause 25), following the occurrence of any Listing, delivery to the Agent of a copy of each set of financial statements of the relevant listed entity which are delivered to public shareholders in that listed entity shall be deemed to satisfy all requirements of this Clause 25 (including as regards the form of and requirements in relation to financial statements and any accompanying information, statements and management commentary), this Agreement and the other Finance Documents such that no further documents, statements or information shall be required to be delivered pursuant to this Clause 25, this Agreement and the other Finance Documents provided that, where applicable, the Company shall still be required to comply with any obligation to:

(a)	deliver a Compliance Certificate pursuant to and in accordance with the provisions of Clause 25.3 (Compliance Certificate);

(b)	notify the Agent of any Event of Default that is continuing pursuant to paragraph (b) of Clause 28.13 (Clean-Up Period) or paragraph (c) of Clause 25.7 (Other Information);
(c)	deliver any “know your customer” information pursuant to Clause 25.8 (“Know your customer” checks); and
(d)	deliver any other information pursuant to Clause 25.7 (Other Information).
26.	FINANCIAL COVENANT
26.1	Financial Definitions

“Acquired Entity or Business” means any member of the Group (or business or assets) acquired during a Relevant Period and not subsequently sold, transferred or otherwise disposed of by any member of the Group to a third party during such Relevant Period.

“Adjusted EBITDA” means, in relation to a Relevant Period, Consolidated EBITDA adjusted to reflect all Pro-Forma Adjustments including in relation to a Group Initiative, the acquisition of, or investment in, an Acquired Entity or Business or the disposal of a Disposed Entity or Business.

“Borrowings” means, at any time, the outstanding principal or capital amount of any Financial Indebtedness of the Group provided that:

(a)	Financial Indebtedness owed by one member of the Group to another member of the Group;
(b)

Subordinated Shareholder Debt or shareholder loans or other non-cash pay interest financings, subordinated in the same terms (to the extent subordinated under the Intercreditor Agreement, or otherwise on terms acceptable to the Majority Lenders), share capital (whether preferred, ordinary or otherwise), post-employment benefit scheme liabilities;

(c)	treasury transactions under paragraph (i) of “Financial Indebtedness”;
(d)	Financial Indebtedness in relation to the minority interests line in the balance sheet of any member of the Group; and
(e)

Financial Indebtedness relating to all contingent liabilities under a guarantee, indemnity, bond, standby or documentary letter of credit shall not be taken into account, unless the underlying liability covered by such instrument has become due and payable and remains unpaid, shall not constitute Borrowings.

“Business Acquisition” means the acquisition of or investment in a company or any shares (or equivalent ownership interests), or securities or a business or undertaking (or, in each case, any interest in any of them) or the incorporation of a company corresponding to a Permitted Acquisition or Permitted Joint Venture.

“Capital Expenditure” means any expenditure or obligation (other than expenditure or obligations in respect of Business Acquisitions or Reorganisation Costs) in respect of cash expenditure which, in accordance with the Applicable Accounting Principles, is treated as capital expenditure.

“Capitalized Lease Obligations” means, with respect to any person, any rental obligation (including any hire purchase payment obligation) which, under the Applicable Accounting

Principles, would be required to be treated as a finance lease or otherwise capitalized in the audited financial statements of that person (including in accordance with IFRS 16), but only to the extent of that treatment.

“Cash” means any credit balance on any deposit, savings or current account credited to an account in the name of a member of the Group with a bank (other than cash deposited on bank accounts which are subject to a Security (other than standard rights of set-off normally required by banks in conjunction with their regular business practices) not provided for under Transaction Security Documents), including on any “conto deposito” or time deposit, and cash in hand for so long as that cash is freely available within five (5) Business Days to be applied in repayment or prepayment of the Facilities.

“Cash Equivalent Investments” means:

(a)	certificates of deposit maturing within one (1) year after the relevant date of calculation and issued by an Acceptable Bank;
(b)

any investment in marketable debt obligations issued or guaranteed by the government of the US, the United Kingdom, any member of the European Economic Area or any other Participating Member State, or by an instrumentality or agency of any of them having an equivalent credit rating which:

(i)	matures within one (1) year after the relevant date of calculation; and
(ii)	is not convertible or exchangeable to any other security;
(c)

debt securities maturing within one (1) year after the relevant date of calculation which are not convertible or exchangeable into any other security and which are rated either A-1 or higher by Standard & Poor’s or Fitch or P-1 or higher by Moody’s or, if no rating is available in respect of debt securities, the issue of which has, in respect of its long-term debt obligations, an equivalent rating;

(d)	open market commercial paper not convertible or exchangeable to any other security:
(i)	for which a recognised trading market exists;
(ii)	issued by an issuer incorporated in the US, the United Kingdom or a member of the EU 15;
(iii)	which matures within one (1) year after the relevant date of calculation; and
(iv)

which has a credit rating of either A-1 or higher by Standard & Poor’s or Fitch or P-1 or higher by Moody’s or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(e)

bills of exchange issued in the US, the United Kingdom, any member of the EU 15, eligible for rediscount at the relevant central bank and accepted by an Acceptable Bank or any dematerialised equivalent;

(f)	investments accessible within 90 days in money market or enhanced yield funds which:
(i)	have a credit rating of either A-1 or higher by Standard & Poor’s or Fitch or P-1 or higher by Moody’s; and
(ii)	invest substantially all their assets in securities of the types described in paragraphs (a) and (b) above; or

(g)	any other debt security approved by the Majority Lenders,

excluding investments of the types described in the paragraphs above funded by clients’ accounts assets and, in each case to which any member of the Group is alone (or together with other members of the Group) beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security other than Permitted Security.

“Cashflow” means, in respect of any Relevant Period, calculated on a consolidated basis and without double counting, Consolidated EBITDA for such period:

(a)	plus (to the extent not included in Consolidated EBITDA) the amount of any rebate or credit in respect of Tax received in cash by any member of the Group during such period;
(b)

plus the amount of any cash receipts (and deducting the amount of any cash payments) during that Relevant Period in respect of any Exceptional Items unless already taken account of in calculating Consolidated EBITDA for any Relevant Period or otherwise whose addition or deduction is excluded expressly elsewhere in this definition;

(c)

plus (to the extent not included in Consolidated EBITDA) the amount of any dividends or other profit distributions or loan repayments or prepayments or other cash payments (including royalties) received in cash (and grossed up for any withholding tax) by any member of the Group during such period from any entity or investment (including Joint Ventures and associates) which is not itself a member of the Group;

(d)

plus (to the extent not included in Consolidated EBITDA or any other paragraph of this definition) any cash receipt in respect of any disposal of any assets, undertaking or business of any member of the Group during that Relevant Period (except to the extent that such cash is retained by the Group (whether or not in a cash collateral account) pending its application in prepayment of the Facilities or reinvestment in accordance with Clause 11.9 (Disposal);

(e)

minus the amount of all Capital Expenditure paid in cash during that Relevant Period and the cash consideration paid for Business Acquisitions (net of cash acquired as part of the Business Acquisition) actually funded by members of the Group during the Relevant Period and the transaction costs associated to such Business Acquisitions paid during the Relevant Period;

(f)	minus all amounts of Tax actually paid during the Relevant Period by any member of the Group;
(g)	minus all amounts relating to Pension Items paid during the Relevant Period to the extent not included in Consolidated EBITDA;
(h)

plus all cash receipts for the beneficial account of the Group during the Relevant Period in relation to pensions to the extent that those cash receipts are not already taken into account in calculating Consolidated EBITDA for the Relevant Period;

(i)

plus any decrease and minus any increase of Working Capital between the beginning and the end of such Relevant Period restated from any items of Working Capital relating to any entity acquired in the context of a Business Acquisition for any Relevant Period starting from such acquisition;

(j)

plus / minus any difference between the actual cash outflows for the payment of license agreements fees, between the beginning and the end of such Relevant Period, and the related cost items included in the Consolidated EBITDA;

(k)

minus, to the extent not taken into account in any other paragraph in this definition, all non-cash credits and release of provisions and plus all non-cash debits and other non-cash charges and provisions included in establishing Consolidated EBITDA for such period;

(l)

minus any amounts paid outside the Group to minority shareholders or partners of members of the Group or pursuant to a Permitted Payment to the extent not already taken into account in calculating Consolidated EBITDA;

(m)

excluding any cash outflows from the Group during that Relevant Period to the extent that the Group has a right to indemnification or compensation for the same amount in respect thereof under the Acquisition Documents or the agreements governing any Qualifying Permitted Acquisition (or that outflow has otherwise been taken into account in determining the purchase price for the Acquisition or, as applicable, any Qualifying Permitted Acquisition) and excluding any cash inflows during that Relevant Period under those arrangements;

(n)	minus (to the extent not deducted in calculating Consolidated EBITDA) Reorganisation Costs paid in cash during the Relevant Period;
(o)

deducting any fees, costs or charges of a non-recurring nature paid in cash during the Relevant Period and relating to any equity offering (including any Listing), investments, acquisitions or Financial Indebtedness (in each case, whether successful or aborted);

(p)

excluding gains and losses due to currency fluctuations not received/paid in cash in that Relevant Period and including, to the extent not taken into account in any other paragraph in this definition, the cash effect deriving from the change in the cumulative translation adjustment (CTA) within accumulated other comprehensive income;

(q)	minus the amount of any development costs or other similar costs that are costs that are capitalised; and
(r)

deducting, to the extent paid in cash and not taken into account in calculating Consolidated EBITDA, during the Relevant Period, any compensation or similar payments to departing management and any charge to profit represented by the expensing of stock options and any other payments, costs or expenses or provisions relating to share option schemes, employee profit sharing management equity programs or post-employment benefit scheme, and so that no amount shall be added (or deducted) more than once, and excluding amounts already taken into account in Consolidated EBITDA, and there shall also be excluded:

(i)

the effect of all cash movements (including purchase price adjustments or one-off consolidation effects) associated with the Acquisition, any Acquisition Costs and other transaction costs and any share options relating to a member of the Group existing at the Closing Date and Notifiable Debt Purchase Transactions; and

(ii)

any item expressed to be deducted to the extent at any time allocated by the Company as funded directly or indirectly from Acceptable Funding Sources (for the avoidance of doubt without double-counting).

“Consolidated EBITDA” means, for any Relevant Period, the consolidated net income after taxes of the Group (including the results from discontinued operations) without double counting:

(a)	excluding Interest Payable and other financing costs, such the amortization of debt issuance cost (whether payable in cash, accrued or compounded);
(b)	excluding Interest Income owing to a member of the Group;
(c)	excluding any amount of tax on profits, gains or income paid or payable or deducted by any member of the Group;
(d)

excluding any amount attributable to amortisation or impairment of intangible assets (including amortisation or impairment of any goodwill arising on the Acquisition or any Qualifying Permitted Acquisition and IFRS 16 amortisation), depreciation or impairment of tangible assets, depreciation or impairment of current assets and any impairments and any non-cash costs or provisions relating to any share option schemes or any management equity program of any member of the Group implemented on or after the Closing Date;

(e)	excluding any Exceptional Items (positive or negative) (including, for the avoidance of doubt, any abort costs relating to a Business Acquisition);
(f)

including (to the extent not already included) the realized gains or the realized losses arising at maturity or on termination of forward foreign exchange and other currency hedging contracts entered into with respect to the operational cash flows of the Group (but excluding, to the extent not already excluded, any unrealized gains or loss on any hedging instrument whatsoever);

(g)

excluding any (x) unrealised gains or losses on interests hedging or other interests derivatives or (y) realised gains or losses on interests hedges or other interests derivatives entered in relation to the Facilities and/or any Permitted Alternative Debt but (z) after taking into account any realised gains or losses on hedges or other derivatives entered into in the ordinary course of trading;

(h)

including the amount of profit or loss of any member of the Group which is attributable to any third party (not being a member of the Group) which is a shareholder (or holder of similar ownership interests) in such member of the Group but after deducting any dividends or other profit distributions (net of any applicable withholding tax) paid in cash to such minority shareholders (or holders of similar ownership interests) in the relevant member of the Group;

(i)

excluding any expense referable to equity settled share based compensation or payment and any expense referable to equity settled share based compensation of employees or management or one-off compensation or payments to departing management and any provision relating to any employee benefit scheme or employee related equity incentive schemes or profit-sharing schemes or management or equity incentive plan or directors’ or contractors’ or suppliers’ incentive plan;

(j)	including (to the extent not already included) the EBITDA share of any Joint Venture or investments which are not consolidated under the equity method;
(k)	excluding any unrealised gains or losses and changes in fair value on any financial instrument or derivative instruments;

(l)

excluding any fees, costs or charges in each case related to any actual or attempted, equity (including a Listing) or debt offering, financing, investments (including any investment in a Joint Venture), acquisitions (including the Acquisition or any Permitted Acquisition) or incurrence of Permitted Financial Indebtedness;

(m)	excluding any gains or losses arising in connection with:
(i)

Reorganization Costs incurred during such period, limited to a maximum of 25 percent of the Relevant Adjusted EBITDA for the Relevant Period after adding back the Reorganization Costs, in order to avoid any recursive computation issue;

(ii)	Restructuring Costs;
(iii)	disposals or write downs of non-current assets;
(iv)	litigation settlements; or
(v)	the disposal of assets associated with discontinued operations;
(n)	excluding any loss or gain against book value arising on a disposal of any asset (other than stock disposed of in the ordinary course of trading) during that Relevant Period;
(o)

excluding any fees or expenses paid (directly or indirectly) to the Investors, the Agent, the Security Agent or any agent or security agent in respect of any Financial Indebtedness and holding company costs permitted to be paid under the Finance Documents;

(p)	excluding any adjustments arising from fair value adjustments or step up depreciation following the Acquisition or any future reorganisation;
(q)	excluding any purchase price allocation impacts from inventory in connection with the Acquisition or any Permitted Acquisition;
(r)

excluding unrealised gains and losses due to currency fluctuations or to translation of currency debt and cash, and any realized and unrealized gains and losses due to currency fluctuations on intercompany transactions within the Group, including related effects from hedging instruments;

(s)	before deducting expenses relating to pensions including service costs and pension interest costs but after deducting Pension Items;
(t)

after adding (to the extent not already included) any amounts reasonably claimed in respect of such Relevant Period under loss of profit, business interruption or equivalent insurance, duly documented and certified by the chief financial officer of the Group;

(u)	excluding any expense related to client discount on early payments; and
(v)	excluding the amount of any development costs or other similar costs that are costs that are capitalized,

provided that no amount shall be added (or deducted) more than once, and that any profit or loss on any Notifiable Debt Purchase Transaction shall not be taken into account in calculating Consolidated EBITDA.

“Current Assets” means the aggregate (on a consolidated basis) of the trade and other receivables of each member of the Group (excluding Cash and Cash Equivalent Investments)

maturing within twelve (12) Months from the date of computation and excluding amounts in respect of:

(a)	receivables in relation to rebates for Tax or Tax credits on profits;
(b)	insurance claims;
(c)	Exceptional Items and other non-operating items;
(d)	any accrued Interest (or any item excluded from that definition) or Financial Indebtedness owing to any member of the Group; and
(e)	amounts owed by the Sellers in connection with the Acquisition or by any vendor in connection with a Qualifying Permitted Acquisition (except working capital adjustments).

“Current Liabilities” means the aggregate (on a consolidated basis) of all liabilities (including trade creditors, accruals and prepayments) of each member of the Group falling due within twelve (12) Months from the date of computation but excluding amounts in respect of:

(a)	liabilities for Financial Indebtedness and Interest (or any item excluded from that definition);
(b)	liabilities for Tax on profits;
(c)	Exceptional Items and other non-operating items;
(d)	Trade payables in connection with licence agreements accounted for under the Applicable Accounting Principles (in particular, IAS 38);
(e)	liabilities in relation to dividends or other profit distributions declared but not paid by the Company or by a member of the Group in favour of a person which is not a member of the Group;
(f)	amounts due to the Sellers in connection with the Acquisition or by any vendor in connection with a Qualifying Permitted Acquisition (except working capital adjustments); and
(g)	any Liabilities connected with any equity settled share based compensation or payment or referable to equity settled share based compensation or payment.

“Debt Service” means, in respect of any Relevant Period, (without double counting) the aggregate of:

(a)	Total Net Cash Interest Costs;
(b)

the aggregate of all scheduled payments of principal of Borrowings on a consolidated basis (as reduced as the result of any voluntary or mandatory prepayments) falling due during that Relevant Period but excluding any amounts falling due under any overdraft or revolving facility (including, without limitation, any ancillary facility) which were available for simultaneous redrawing according to the terms of such facility but for any voluntary cancellation; and

(c)	the amount of the capital element of any payments in respect of that Relevant Period payable by any member of the Group under any Capitalized Lease Obligations,

but, in each case, excluding any obligations between members of the Group, the repayment of any Financial Indebtedness as part of the Acquisition or any Qualifying Permitted Acquisition, the refinancing of any Financial Indebtedness by a replacement facility or notes permitted under the Finance Documents, any amount paid in relation to the Facility A held by a member of the Group as a result of a Debt Purchase Transaction and any debt repayment made before the Closing Date.

“Disposed Entity or Business” means any member of the Group (or any business or assets) disposed of during any Relevant Period.

“EBITDA” means the net income after taxes of any member of the Group with the same adjustments as provided for in the definition of “Adjusted EBITDA”.

“Exceptional Items” means any exceptional, one off, non-recurring or extraordinary items which represent gains or losses including, but not limited to, those arising on:

(a)

any Group Initiative and/or the restructuring/reorganisation of the activities of an entity, including any reversals of any provisions, any expenditure of the Group or any business or assets of any Group member (including, without limitation, disposals, relocating, redundancies, carve-outs, corporate reorganisations, the shut down and/or re-branding of sites, any strategic review and/or any financial, legal, commercial, business and/or tax consultancy and/or advisory fees related thereto and extraordinary measures to comply with any legal or regulatory requirements) and the payment of costs and expenses incurred in connection with such activities (including, without limitation and for the avoidance of doubt, any acquired costs arising in connection with closing of the relevant transaction including in relation to incentive plans and success fees that may be recognized post-closing and including deferred purchase price or earn out components);

(b)

any (aborted or not) Business Acquisition, equity or debt securities offering, start-up losses for new entities or operations, or any profit arising from any business interruption to the extent not compensated by the proceeds of any business interruption insurance, legal or other costs incurred by the Group in connection with its compliance with any applicable law or regulation or employee bonuses;

(c)	disposals, revaluations, write downs or impairment of non-current assets or any reversal of any write down or impairment; and
(d)	disposals of assets associated with discontinued operations.

“Excess Cashflow” means, for any Relevant Period ending on the last day of a Financial Year, without double counting, Cashflow for that period less (except to the extent already deducted in calculating Cashflow):

(a)

Debt Service for that period including any item excluded from the definition of Interest, and including for the avoidance of doubt, any voluntary prepayment of Financial Indebtedness (including any Term Facility) made during the Relevant Period and the aggregate amount of mandatory prepayments of Financial Indebtedness during that Relevant Period (other than made pursuant to the Excess Cashflow prepayment for that Financial Year in respect of the Facilities);

(b)

amounts claimed under loss of profit, business interruption or equivalent insurance, duly documented and certified by the chief financial officer of the Group, in respect of such period to the extent not received in cash during that Financial Year;

(c)

any amount of Retained Net Cash Proceeds received by the Group in that Relevant Period which are not required to be applied in mandatory prepayment of the Facilities or permitted to be retained (including, for the avoidance of doubt, any Excluded Disposal Proceeds) or reinvested by the Group under the terms of this Agreement;

(d)	any Pro-Forma Adjustment;
(e)	(to the extent otherwise included) any minority shareholders’ interests;
(f)	any amount of New Shareholder Injections included in calculating Cashflow;
(g)	any amount excluded from the definition of Cashflow for that Financial Year by operation of paragraph (b) of the proviso to that definition;
(h)

any amounts which are permitted to be paid as Permitted Payments under any of the paragraphs (j), (o) and (q) of the definition of Permitted Payment, but which are not actually paid during that Financial Year (to the extent not deducted from Cashflow);

(i)

any amount of cash outflows from the Group during that Relevant Period covered by a right to indemnification or compensation for such amount in respect thereof available to the Group under the Acquisition Documents or the agreements governing any Qualifying Permitted Acquisition but in respect of which no payment in cash has been made to the Group during such Relevant Period, provided that such amount of cash outflows will be added to Excess Cashflow in respect of the Relevant Period during which the Group receives the relevant cash inflows under those arrangements;

(j)

any Pending Acquisition Amount (except to the extent that the Pending Acquisition Amount is funded or refinanced from the proceeds of the Revolving Facility, an Additional Facility or a Permitted Alternative Debt) and any Pending Restructuring Amount (except to the extent that the Pending Restructuring Amount is funded or refinanced from the proceeds of the Revolving Facility, an Additional Facility or a Permitted Alternative Debt);

(k)	the amount of any committed Capital Expenditure contracted for during that Financial Year but unspent during such Financial Year (the “Pending Capital Expenditure Amount”); and
(l)	tax accrued and/or payable during or in respect of such Financial Year but not overdue (save if under dispute) and not paid (the “Pending Tax Amount”),

it being specified that any Pending Acquisition Amount, Pending Capital Expenditure Amount, Pending Restructuring Amount or Pending Tax Amount already subtracted from Excess Cashflow in respect of the previous Financial Year and which has not been utilized or paid in the current Financial Year shall be added back.

“Financial Quarter” means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

“Financial Semester” means the period commencing on the day after one Semester Date and ending on the next Semester Date.

“Financial Year” means the annual accounting period of the Group ending on or about 31 December in each year.

“Group Initiative” means any Permitted Acquisition, Permitted Disposal, Group restructuring, reorganisation or cost saving or cost synergies initiative.

“Interest” means interest and amounts in the nature of interest in respect of any Borrowings paid or payable in respect of that Relevant Period including, without limitation:

(a)	the interest element of Capitalized Lease Obligations;
(b)	discount and acceptance fees payable (or deducted) in respect of any Borrowings;
(c)

fees payable in connection with the issue or maintenance of any bond, letter of credit, guarantee or other assurance against financial loss (including derivative instruments) constituting Borrowings and is issued by a third party on behalf of a member of the Group; and

(d)	commitment, utilisation and non-utilisation fees payable or incurred in respect of Borrowings,

but excluding all arrangement, underwriting and participation fees, original issue discount and similar issue costs, repayment and prepayment premiums, fees or costs, Acquisition Costs, costs relating to any Business Acquisition and any amortization of any such fees, costs discount or premium and any fronting arrangements, any capitalized interest or other non-cash return, any withholding tax on interest receivable, received, payable or paid, any such amounts that are payable in respect of any Borrowings that is repaid as part of the Acquisition or a Qualifying Permitted Acquisition (to the extent financed by Permitted Financial Indebtedness), any dividends on preference shares or any realized or unrealized gains or losses on any financial instrument and deemed finance charges.

“Interest Income” means, for any Relevant Period, the amount of Interest (including amounts deducted from that definition) accrued (whether or not received) due to members of the Group during such period.

“Interest Payable” means, in respect of any Relevant Period, the aggregate of Interest (whether or not paid or capitalized) during that Relevant Period but excluding any capitalized Interest, the amount of any discount amortized and other non-cash interest charges during such Relevant Period, and calculated on the basis that:

(a)

the amount of Interest accrued will be increased by an amount equal to any amount payable by members of the Group under hedging agreements in respect of Interest (including, in so far as they relate to Interest, currency hedging arrangements and with any premium, termination and close-out payments or other one-off, non-recurring amounts to be excluded) in relation to that Relevant Period, but for the avoidance of doubt does not include any unrealized hedging arrangements; and

(b)

the amount of Interest accrued will be reduced by an amount equal to any amount payable to members of the Group under hedging agreements (including, in so far as they relate to Interest, currency hedging arrangements and with any premium, termination and close-out payments or other one-off, non-recurring amounts to be excluded) in relation to that Relevant Period but for the avoidance of doubt does not include any unrealized hedging arrangements.

“Overfunding” means the amount of cash on the balance sheet of the Group (including the Target Group) as at the Closing Date, as certified by the Company to the Agent and set out in the Funds Flow Statement, in each case, as reduced from time to time when used for a permitted purpose under this Agreement.

“Pending Acquisition Amount” means, in respect of any Financial Year (the “Relevant Financial Year”), the aggregate cash amounts to be paid in respect of the consideration for

Permitted Acquisitions for which a member of the Group has entered into a commitment before the end of the Relevant Financial Year.

“Pending Capital Expenditure Amount” has the meaning given to such term in paragraph (k) of the definition of “Excess Cashflow”.

“Pending Restructuring Amount” means, in respect of any Financial Year (the “Relevant Financial Year”), the aggregate cash amounts to be paid in respect of any Restructuring Costs for which a member of the Group has entered into a commitment before the end of the Relevant Financial Year.

“Pending Tax Amount” has the meaning given to such term in paragraph (l) of the definition of “Excess Cashflow”.

“Pension Items” means the current cash service costs attributable to any income or charge attributable to a post-employment benefit scheme.

“Pro-Forma Adjustments” means the pro forma increase or decrease in Consolidated EBITDA of the Group for the applicable period pursuant to the following:

(a)	with respect to Consolidated EBITDA:
(i)	any extraordinary, unusual or non-recurring expenses, losses, charges, costs, accruals or reserves of any kind including losses on sales of assets outside of the ordinary course of business;
(ii)

restructuring, transition and integration costs or reserves, attributable to (i) the planning, undertaking and/or implementation of cost savings or strategic initiatives, business optimization, cost rationalization programs, operating expense reductions and/or other initiatives, actions or synergies, (ii) costs associated with office and facility openings, closings, consolidations, relocation costs and other non-recurring business optimization expenses and/or discontinued operations (including, but not limited to, any severance, rent termination costs, moving costs and legal costs), and (iii) relating to any severance, any signing, retention or competition bonus, or any modification to any pension and post-retirement employee benefit plan;

(iii)	stock-option based and other equity settled share based compensation or payment (including any make-whole payments to option holders, in connection with dividends paid prior to the Closing Date);
(iv)

the amount of “run rate” cost savings and other operating improvements, operating expense reductions and synergies (which, for the avoidance of doubt, shall not include revenue synergies) projected by the Company in good faith to be realized as a result of the Transaction, any other acquisition, sale, sale and leaseback, assignment, conveyance, transfer, license or other disposition thereof (whether effected pursuant to a division or otherwise) (including the termination or discontinuance of activities constituting such business) of business entities or properties or assets, constituting a division or line of business of any business entity, division or line of business that is the subject of any such acquisition, sale, sale and leaseback, assignment, conveyance, transfer, license or other disposition thereof (whether effected pursuant to a division or otherwise), or from any operational change, operational efficiencies, strategic and cost-saving initiatives, business optimization initiatives, purchasing improvements, acquisitions, divestitures, other specified transactions, restructurings or other initiatives or actions, in each case, that are reasonably quantifiable, factually supportable and projected by the Company in good faith to result from actions that have been taken or initiated or are expected to be taken (in the good faith determination of the Company) within twenty-four (24) months after the date of such calculation (in each case, calculated on a pro forma basis as though such cost savings and other operating improvements, operating expense reductions, and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions to the extent already included in the Consolidated EBITDA for such period, provided that (A) no cost savings shall be added pursuant to this paragraph (iv) to the extent already included in clauses (i) and (ii) above and (v) and (vi) below with respect to such period, (B) the aggregate amount added back pursuant to this paragraph (iv), together with the aggregate amount added back pursuant to the following proviso (vi), shall not exceed 25 per cent. of Consolidated EBITDA for such period), and (C) all “run rate” cost savings already achieved as a consequence of reduction in personnel shall be deemed covered by paragraph (v) below;

(v)

the amount of “run rate” cost savings already achieved as a consequence of reduction in personnel calculated on a pro forma uncapped basis (to avoid double counting on a pro rata temporis basis starting from the first day of the Relevant Period to the day in which the lay-off has occurred e.g. without duplication with the yet to be achieved synergies as per paragraph (iv) above);

(vi)

adjustments and add-backs (which add-backs and adjustments shall not be limited to the time periods in respect of which such add-backs and adjustments were reflected therein) not already included in either of the above paragraph (i), (ii), (iii), (iv) and (v) reflected in any quality of earnings report or any financial due diligence report prepared by a “Big Four” independent accounting firm or other accounting or financial advisory firm reasonably acceptable to the Agent in connection with any Permitted Acquisition or investment, provided that, for the avoidance of doubt, yet to be achieved synergies as per paragraph (iv) above shall not exceed 25 per cent. of Consolidated EBITDA for such period in accordance with the provisions of paragraph (iv) above;

provided that for purposes of calculating Consolidated EBITDA of the Company and its Subsidiaries for any period:

(A)

the Consolidated EBITDA of any person, right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, constituting a division or line of business of any business entity, division or line of business, in each case, acquired by the Company or any of its Subsidiaries during such period and assuming any synergies, cost savings and other operating improvements and operating reductions projected by the Company in good faith to be reasonably anticipated to be realizable as a result of actions that have been taken or initiated or expected to be taken (in the good faith determination of the Company) within twenty-four (24) months after the date of such calculation, shall be included on a pro forma basis for such period (but assuming the consummation of such acquisition or such designation, as the case may be, occurred on the first day of such period) (provided that the aggregate amount added back pursuant to this proviso, together with the aggregate amount added back pursuant to paragraph (iv) and (vi) above, shall not exceed 25 per cent. of Consolidated EBITDA for such period (prior to giving effect to such addbacks)); and

(B)

the Consolidated EBITDA of any person, right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, constituting a division or line of business of any business entity, division or line of business, in each case, disposed of by the Company or any of its Subsidiaries during such period, shall be excluded for such period (assuming the consummation of such sale, sale and leaseback, assignment, conveyance, transfer, license or other disposition thereof (whether effected pursuant to a division or otherwise) or such designation, as the case may be, occurred on the first day of such period).

“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December.

“Retained Net Cash Proceeds” means the amount of Net Proceeds which are Disposal Proceeds less, at such time, the amount of any mandatory prepayment of the Facilities made or to be made from such amounts.

“Relevant Period” means (a) (if ending on a Quarter Date) each period of four consecutive Financial Quarters ending on a Quarter Date, or (b) (if ending on the day of a Month not being a Quarter Date) the period of twelve (12) consecutive Months ending on the last day of a calendar Month.

“Reorganisation Costs” means costs, expenses or losses relating to employee relocation, retraining, severance and termination, business interruption, reorganisation and other restructuring or cost-cutting measures, the rationalization, re-branding, start-up, reduction or elimination of product lines, assets or businesses, the consolidation, relocation, or closure of retail, administrative or production locations and other similar items (for the avoidance of doubt, excluding any related Capital Expenditure). The amount and details of the Reorganisation Costs shall be delivered to the Agent as part of the annual reporting.

“Restructuring Costs” means any expenditure incurred by members of the Group in connection with any restructuring of the Group or any business or assets of any member of the Group (including, without limitation, disposals, relocating, redundancies, carve-outs, corporate reorganisations and the shut down and/or re-branding of sites) and the payment of costs and expenses incurred in connection with such restructuring.

“Retained Cash” means at any time and from time to time to the extent allocated as such at the option of the Company and to the extent not previously applied or allocated for a particular purpose:

(a)	Retained Excess Cashflow;
(b)	Overfunding;
(c)	Retained Net Cash Proceeds;
(d)	any VAT credit in relation to Acquisition Costs which is repaid to the Company; and
(e)	prepayments under any relevant contractual arrangements; investment grants; and capital contributions received from landlords in relation to real property.

“Retained Excess Cashflow” means, on any date on which it is required to be calculated, the aggregate of Excess Cashflow for each Financial Year (or any part thereof) which is (or was) not required to be applied in making any prepayment or redemption under the Finance Documents, and aggregated (if greater than zero) for each Financial Year during the life of the

Facilities, for each previous Financial Year, to the extent not designated or applied for any other purpose permitted by this Agreement.

“Semester Date” means each of 30 June and 31 December.

“Testing Date” means each Quarter Date on which the Financial Covenant shall be tested in accordance with Clause 26.2 (Financial Condition).

“Total Leverage Ratio” means, in respect of any Relevant Period, the ratio of Total Net Debt on the last day of that Relevant Period to Adjusted EBITDA in respect of that Relevant Period.

“Total Net Cash Interest Costs” means, for any Relevant Period, the amount of Interest Payable (taking into account Pro-Forma Adjustments) during that period less Interest Income during that period.

“Total Net Debt” means, at any time, the aggregate amount of all obligations of the Group for or in respect of Borrowings (without double counting) but:

(a)	including, in the case of Capitalized Lease Obligations, only their capitalised value;
(b)	deducting the aggregate amount of Cash and Cash Equivalent Investments; and
(c)

for the avoidance of doubt, including the shares of net debt of (i) Joint Ventures and (ii) investments which are not consolidated under the equity method (to the extent they are taken into account in the Consolidated EBITDA).

“Treasury Transactions” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

“Working Capital” means, on any date, Current Assets less Current Liabilities.

26.2	Financial Condition

The Company shall ensure that in respect of any Testing Date specified in column 1 below, the Total Leverage Ratio in respect of the Relevant Period ending on such Testing Date shall not exceed the level set out in column 2 below opposite to that Testing Date:

Column 1 Testing Date	Column 2 Total Leverage Ratio
31 December 2024	3.50:1.00
31 March 2025	3.50:1.00
30 June 2025	3.50:1.00
30 September 2025	3.50:1.00
31 December 2025 and any Testing Date thereafter	3.25:1.00

26.3	Financial testing - Calculation
(a)

Subject to paragraph (b) below, the Total Leverage Ratio set out in Clause 26.2 (Financial Condition) shall be calculated in accordance with the Applicable Accounting Principles (subject to adjustments made in accordance with this Agreement) and tested by reference to each Compliance Certificate delivered pursuant to Clause 25.3 (Compliance Certificate) and each corresponding set of the financial statements delivered pursuant to paragraphs (a) and (b) of Clause 25.2 (Financial statements) in respect of any Relevant Period referred to in Clause 26.2 (Financial Condition).

(b)

The Financial Covenant and financial definitions set out in this Agreement shall, for all purposes under this Agreement, take into account Pro-Forma Adjustments (without double counting with realized synergies).

(c)

For all purposes in this Agreement (including the controls on Permitted Acquisitions and the right to incur any Additional Facility or any Refinancing Debt but not for the purpose of calculating Excess Cashflow):

(i)	there shall be included in determining Adjusted EBITDA for any Relevant Period :
(A)	the consolidated EBITDA for the Relevant Period of any Acquired Entity or Business (including the portion thereof occurring prior to the acquisition of such Acquired Entity or Business); and
(B)

an adjustment in respect of each Acquired Entity or Business acquired during such Relevant Period equal to the amount of the Pro-Forma Adjustment with respect to such Acquired Entity or Business for such Relevant Period;

(ii)

there shall be excluded in determining Adjusted EBITDA for any Relevant Period the Consolidated EBITDA of any Disposed Entity or Business plus an amount equal to the amount of the Pro-Forma Adjustment with respect to such Disposed Entity or Business for such Relevant Period (including in each case the portion thereof occurring prior to the sale, transfer or disposal of such Disposed Entity or Business).

(d)

Notwithstanding anything to the contrary (including anything in the financial definitions set out in this Agreement), when calculating any financial definition or ratio under the Finance Documents (excluding for the avoidance of doubt, Excess Cashflow), the Company shall be permitted to exclude all or any part of any expenditure or other negative item (and/or the impact thereof) directly or indirectly relating to or resulting from the Acquisition.

(e)

In respect of any Relevant Period, the exchange rates used in relation to calculating Total Net Debt and Adjusted EBITDA shall be the rates specified in the relevant Quarterly Financial Statements and Annual Financial Statements.

(f)

Any amount in a currency other than Euro is to be taken into account at its euro equivalent calculated on the basis of the relevant rates of exchange used by the Company in, or in connection with, its financial statements for the Relevant Period.

(g)	In the event that:
(i)	any Quarter Date is adjusted by the Company to avoid a Quarter Date falling on a day which is not a Business Day and/or to ensure that a Quarter Date falls on a particular day of the week; or
(ii)	there is any adjustment to a scheduled payment date to avoid payments becoming due on a day which is not a Business Day,

if that adjustment results in any amount being paid in a Relevant Period in which it would otherwise not have been paid, for the purpose of calculating the Total Leverage Ratio, the Company may treat such amount as if it was paid in the Relevant Period in which it would have been paid save for any such adjustment.

(h)	No item must be credited or deducted more than once in any calculation for the purposes of calculating Total Leverage Ratio and all intra-Group items shall be ignored.
26.4	Equity Cure
(a)

The Company may cure or prevent a breach or anticipated breach of the Financial Covenant (a “Cure”) by receiving cash proceeds by way of New Shareholder Injection (the “Cure Amount”) within twenty (20) Business Days of the latest date on which the relevant Compliance Certificate is required to be delivered to the Agent.

(b)	If the Company exercises a Cure, the Financial Covenant shall be tested or, as applicable, re-tested as at the relevant Quarter Date but on a pro forma basis by:
(i)	reducing Total Net Debt by the amount of New Shareholder Injections provided; or
(ii)	not more than once during the life of the Facilities, by increasing Adjusted EBITDA by the amount of New Shareholder Injections.
(c)

In the case of paragraph (b)(ii) above, such New Shareholder Injections will be included (on a pro forma basis) in the calculation of Adjusted EBITDA for any Relevant Period which includes the last Quarter Date of the Relevant Period in which the breach occurred or would have occurred.

(d)

If, after giving effect to such adjustment, the Company is in compliance with the requirements of the Financial Covenant, the Company shall be deemed to have satisfied such requirements. For the avoidance of doubt, during the twenty (20) Business Day period within which a Cure may be exercised, (i) no Default shall have occurred as a result of a breach (or potential breach) of the Financial Covenant (ii) the Agent shall not be permitted to accelerate the Facilities or call an Event of Default as a result of a breach (or potential breach) of the Financial Covenant.

(e)

The effect of any Cure will only apply in the calculation of the levels of Total Leverage Ratio when used to determine compliance with the financial condition set out in Clause 26.2 (Financial Condition) to the exclusion of the levels of financial ratios when used elsewhere in the Finance Documents.

(f)

The Company may not exercise a Cure in respect of two (2) consecutive Relevant Periods or more than four (4) times in aggregate over the life of the Facilities. Cure Amounts shall not be required to be applied in prepayment of the Facilities. For the avoidance of doubt, overfunding of Cure Amounts shall be permitted other than in the case of paragraph (b)(ii) above.

(g)

If the Financial Covenant is breached, but is complied with on the immediately next Testing Date, then that earlier breach shall be deemed to be cured for all purposes of the Finance Documents. This provision shall not restrict the Agent’s rights (acting on the instructions of the Majority Lenders unless it is not practicable to do so) to accelerate in respect of that breach prior to that subsequent Testing Date and if notice of acceleration is validly given prior to that subsequent test, this deemed cure shall not apply.

27.	GENERAL UNDERTAKINGS

The undertakings in this Clause 27 remain in force from the Signing Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

27.1	Authorisations and consents

Subject to the Legal Reservations and the Perfection Requirements, each Obligor will promptly obtain, comply with and maintain in full force and effect all material Authorisations required under any applicable law or regulation of a Relevant Jurisdiction to:

(a)	enable it to perform its obligations under the Finance Documents to which it is a party;
(b)	ensure the legality, validity and binding nature of the Finance Documents to which it is a party, subject to the Legal Reservations and Perfection Requirements; and
(c)	carry on its business, save where failure to do so has not or would not reasonably be expected to have a Material Adverse Effect.
27.2	Compliance with laws

Each Obligor will, and it shall ensure that each member of the Group will, comply with all laws binding upon it save where failure to do so has not or would not reasonably be expected to have a Material Adverse Effect.

27.3	Environmental compliance

Each Obligor shall (and it shall ensure that each member of the Group will):

(a)	comply with all Environmental Laws applicable to it; and

(b)obtain, maintain and ensure compliance with all requisite Environmental Permits,

where failure to do so has or would reasonably be expected to have a Material Adverse Effect.

27.4	Environmental claims

Each Obligor shall (and it shall ensure that each member of the Group will) promptly upon becoming aware of the same, inform the Agent in writing of:

(a)	any Environmental Claim against any member of the Group which is current, pending or threatened in writing; and
(b)	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened in writing against any member of the Group,

where the claim, if determined against that member of the Group, has or is reasonably likely to have a Material Adverse Effect.

27.5	Anti-corruption laws and Sanctions
(a)	The Company and its Subsidiaries have implemented and shall maintain in effect policies and procedures designed to ensure compliance with Sanctions and Anti-Corruption Laws.
(b)	The Company shall not use the proceeds of any Loan (i) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned

Person, or in any Sanctioned Country in any manner that would result in the violation on any applicable Sanctions, (ii) in any other manner that would result in the violation of any applicable Sanctions or (iii) in in any manner that would result in a violation of applicable Anti-Corruption Laws.

27.6	Taxation
(a)

Each Obligor shall, and it shall ensure that each of its Subsidiaries will, pay all Taxes imposed upon it in accordance with applicable law before material penalties are incurred, unless and only to the extent that.

(i)	such payment is being contested in good faith;
(ii)	adequate reserves are being maintained for those Taxes in accordance with the Applicable Accounting Principles;
(iii)	such payment can be lawfully withheld; or
(iv)	failure to pay those Taxes does not have or is not reasonably expected to have a Material Adverse Effect.
27.7	Merger

No Obligor shall (and each Obligor shall procure that none of its Subsidiaries will) enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction other than pursuant to or in connection with a Permitted Transaction and/or Permitted Reorganisation.

27.8	No change of business

No Obligor will, and it shall procure that none of its Material Subsidiaries will make a substantial change to the general nature of the business of the Group taken as a whole from that carried on at the date of this Agreement other than pursuant to a Permitted Disposal or a Permitted Acquisition.

27.9	Acquisitions
(a)

Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no member of the Group will) acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them) or incorporate a company.

(b)

Paragraph (a) above does not apply to an acquisition of a company, shares, securities or a business or an undertaking (or, in each case, any interest in any of them) or the incorporation of a company which is a Permitted Acquisition, a Permitted Joint Venture or a Permitted Transaction or is made as part of a Permitted Share Issue.

27.10	Joint ventures
(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no member of the Group will):
(i)	enter into or invest in or acquire any shares, stocks, securities or other interest in any Joint Venture; or
(ii)	transfer assets or lend to, or give an indemnity for or guarantee or give Security for the obligations of, a Joint Venture.

(b)

Paragraph (a) above does not apply to any acquisition of (or agreement to acquire) any interest in a Joint Venture or transfer of assets (or agreement to transfer assets) to a Joint Venture or loan made to or guarantee or Security given in respect of the obligations of a Joint Venture if such transaction is a Permitted Joint Venture or is acquired as part of a Permitted Acquisition or a Permitted Transaction.

27.11	Pari Passu Ranking

Subject to any applicable Legal Reservations, each Obligor will ensure that its payment obligations under each of the Finance Documents at all times rank at least pari passu in right of payment with all its other present and future unsecured and unsubordinated indebtedness (actual or contingent) except indebtedness mandatorily preferred by laws of general application.

27.12	Negative pledge
(a)

Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no other member of the Group will) create or permit to subsist any Security or Quasi-Security over any of their respective assets.

(b)	Paragraph (a) above does not apply to any Security or (as the case may be) Quasi-Security, which is a Permitted Security and/or a Permitted Transaction.
27.13	Disposals
(a)

Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no other member of the Group will) sell, lease, transfer or otherwise dispose of any asset (whether as a result of a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary).

(b)

Paragraph (a) above does not apply to any sale, lease, transfer or other disposal which is a Permitted Disposal or a Permitted Transaction and/or Liabilities Acquisition (as defined in and to the extent not prohibited under the Intercreditor Agreement).

27.14	Arm’s length basis

No Obligor shall (and the Company shall ensure that no other member of the Group will) enter into any transaction or arrangement with another Person other than on an arm’s length basis except where such transaction or arrangement is:

(a)	Subordinated Debt;
(b)	any Permitted Transaction and/or any Liabilities Acquisition (as defined in the Intercreditor Agreement); and
(c)	payment of fees, costs and expenses under the Transaction Documents.
27.15	Loans or credit
(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no other member of the Group will) be a creditor in respect of any Financial Indebtedness.
(b)	Paragraph (a) above does not apply to a Permitted Loan or a Permitted Transaction.
27.16	No Guarantees or indemnities

(a)

Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no other member of the Group will) grant or permit to subsist any guarantee in respect of any obligation of any person.

(b)	Paragraph (a) above does not apply to a guarantee which is a Permitted Guarantee or a Permitted Transaction.
27.17	Dividends, share redemption and Subordinated Debt
(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no other member of the Group will):
(i)

pay, make or declare any dividend (or interest on any unpaid dividend), return on capital, repayment of capital contributions or other distribution on or in respect of its share capital (or any class of its share capital);

(ii)	repay or distribute any dividend or share premium reserve;
(iii)	make any payments under or in respect of any Subordinated Debt;
(iv)	pay or allow any member of the Group to pay any management, advisory or other fee to or to the order of any shareholders of the Company; or
(v)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so.
(b)	Paragraph (a) above does not apply to a Permitted Payment or a Permitted Transaction or a Permitted Share Issue.
27.18	Financial Indebtedness
(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no member of the Group will) incur or allow to remain outstanding any Financial Indebtedness.
(b)	Paragraph (a) above does not apply to Financial Indebtedness which is a Permitted Financial Indebtedness or a Permitted Transaction.
27.19	Share issue
(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no other member of the Group will) issue any shares.
(b)

Paragraph (a) above does not apply to a Permitted Share Issue or a Permitted Transaction or a Permitted Payment. Any share issued by the Company to its shareholders in accordance with this paragraph (b) shall be subject to Transaction Security.

27.20	Intellectual Property

Each Obligor shall, and it shall ensure that each of its Subsidiaries will, take all steps necessary to preserve and maintain any material Intellectual Property and not change or terminate any material Intellectual Property rights, in each case if this would reasonably be expected to have a Material Adverse Effect.

27.21	Treasury Transactions

No Obligor shall (and the Company shall ensure that no Material Subsidiary will) enter into any Treasury Transaction, other than a Permitted Treasury Transaction.

27.22	Preservation of assets

Each Obligor shall (and the Company shall ensure that each Material Subsidiary will) maintain in good working order and condition (ordinary wear and tear excepted) all of its assets necessary for the conduct of its business, where failure to do so has or is reasonably likely to have a Material Adverse Effect.

27.23	Centre of Main Interests

Neither the Parent nor any Obligor incorporated in a jurisdiction of the European Union shall cause or allow their respective Centre of Main Interests to change.

27.24	Further Assurance

Subject in each case to the Agreed Security Principles and the terms of the Transaction Security Documents, each Obligor shall promptly do all such acts (including making filings and registrations) and execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(a)

to complete the Perfection Requirements in relation to the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law; and/or

(b)

if a Declared Default has occurred and is continuing, to facilitate the realisation of the assets which are, or provided they have been perfected, are intended to be, the subject of the Transaction Security.

27.25	Guarantors
(a)	The Company shall procure that, subject to the Agreed Security Principles and this Clause:
(i)	on the date which is one hundred and fifty (150) days after the Closing Date; and
(ii)	thereafter, on each date falling one hundred and fifty (150) days after the date on which the Annual Financial Statements are delivered to the Agent in accordance with the terms of this Agreement,

sufficient members of the Group have acceded as Additional Guarantors and have granted Transaction Security to ensure that the aggregate of the unconsolidated earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA) of the Guarantors is not less than 80 per cent. of Consolidated EBITDA of the Group (the “Guarantor Coverage Test”), calculated by reference to:

(A)	(in respect of sub-paragraph (a) above) the Original Financial Statements (or, at the option of the Company, by reference to the most recent Annual Financial Statements delivered under Clause 25 (Financial statements)); and

(B)	(in respect of sub-paragraph (b) above) the then most recent Annual Financial Statements delivered under Clause 25 (Financial statements),

except that in each case the earnings before interest, tax, depreciation and amortisation of a Guarantor will, if less than zero, be treated as zero for the purposes of such calculation, and provided that:

(1)

where any member of the Group is not required to be a Guarantor pursuant to the Agreed Security Principles (including, for the avoidance of doubt, any member of the Group incorporated in an Excluded Jurisdiction and any member of the Group who is otherwise unable or not required to grant a guarantee and security in accordance with the Agreed Security Principles), if elected by the Company, its earnings before interest, tax, depreciation and amortisation shall not be included in the calculation of EBITDA of the Group for the purpose of calculating compliance with this paragraph;

(2)	the EBITDA of any member of the Group whose equity capital is subject to Transaction Security shall be taken into account for the purposes of the numerator in the Guarantor Coverage Test.
(b)	Subject to the Agreed Security Principles, the Company shall procure that:
(i)

each member of the Group which is a Material Subsidiary by reference to the Original Financial Statements (or, at the option of the Company, by reference to the most recent Annual Financial Statements delivered under Clause 25.2 (Financial statements)) accedes as an Additional Obligor and grants Transaction Security within the date which is one hundred and fifty (150) days after the Closing Date; and

(ii)

thereafter, any company which becomes a Material Subsidiary (by reference to the most recent Annual Financial Statements delivered under Clause 25.2 (Financial statements)) becomes a Guarantor and grants Transaction Security within the date falling one hundred and fifty (150) days after the date on which the Annual Financial Statements are delivered to the Agent in accordance with the terms of this Agreement, provided that, in each case, no share pledge or other Transaction Security will be granted over or in respect of any member of the Group that is a Material Subsidiary solely by virtue of paragraph (b) of the definition of “Material Subsidiary”.

27.26	Conditions Subsequent
(a)

The Company shall, by no later than the date falling ten (10) Business Days following (but excluding) the Closing Date (or such later date as the Majority Lenders may agree (acting reasonably)), prepay, satisfy, discharge, redeem, defease and/or cancel in full (or procured the prepayment, satisfaction, discharge, redemption, defeasement, cancellation of (as applicable)) any outstanding Existing Debt.

(b)	Subject to and on terms consistent with the Agreed Security Principles, within twenty (20) Business Days following (but excluding) the Closing Date (or such later date as the Majority Lenders may agree (acting reasonably)), the Company shall enter into a (i) Dutch law governed share pledge agreement in favour of the Security Agent in respect of 100 per cent. of the Target Shares it holds, and (ii) a Dutch law governed pledge agreement over material structuring funding loans granted by the Company to the Target or any member of the Target Group on the Closing Date (if any).

(c)

If the author of any Report is willing to grant reliance on the relevant Report for the benefit of the Arrangers, the Company shall use commercially reasonable endeavours to procure that such reliance on the relevant Report on customary terms is provided to the Arrangers, provided that the terms of any applicable reliance letter shall be agreed between the author of the relevant Report and the Arrangers and such parties may wish to negotiate and sign such reliance letter (provided that in no circumstance shall the Company or any other member of the Group be obliged to ensure, or give an undertaking to procure, the delivery of any such reliance letter, and any failure to obtain reliance on the relevant Report for the benefit of the Arrangers shall not constitute a breach, Default or an Event of Default).

27.27	Adjustment Event
(a)	Notwithstanding anything to the contrary in this Agreement or any other Finance Document, for as long as an Adjustment Event subsists:
(i)	the Term Facilities Lenders’ right to decline prepayments as set out in paragraph (b) of Clause 12.8 (Prepayment Elections) shall fall away;
(ii)	no testing of the Total Leverage Ratio levels set out in Clause 26 (Financial Covenant) shall be required;
(iii)

members of the Group will not be required to make any mandatory prepayments or redemptions other than under Clauses 11.1 (Illegality), 11.2 (Illegality in relation to Issuing Bank) and 11.8 (Mandatory Prepayment on Exit);

(iv)

the restrictions set out in Clause 27.9 (Acquisitions), 27.10 (Joint ventures), 27.13 (Disposals), 27.14 (Arm’s length basis), 27.15 (Loans or credit), 27.16 (No Guarantees or indemnities), 27.17 (Dividends, share redemption), 27.18 (Financial Indebtedness) and 27.19 (Share issue) shall not apply or be amended to the extent consistent with customary investment grade facilities for companies of an equivalent rating, together with any other restriction under this Agreement or any other Finance Document on the distribution of dividends, return of share capital or other type of shareholder, Investor or an Affiliate of an Investor remuneration or payment;

(v)

the requirement to deliver a Budget under Clause 25.4 (Budget) or any other forward looking financial information to the Lenders, the obligation to attend any conference call under Clause 25.5 (Annual management and other presentations) and any requirement to provide information that is referable back to such Budget or other forward-looking statements will cease to apply;

(vi)	in case of a Qualified Listing there will be no requirement to provide Monthly Financial Statements and Quarterly Financial Statements;
(vii)	additional time period will apply to provide Annual Financial Statements and, other than in case paragraph (v) above applies, Quarterly Financial Statements, according to applicable regulations;
(viii)	the Transaction Security shall be promptly released;

(ix)

in respect of a Qualified Listing only, this Agreement will be reviewed in good faith by counsel to the Company in the relevant jurisdiction of the Qualified Listing and the counsel to the Company and counsel to the Agent shall negotiate in good faith amendments to ensure that this Agreement is consistent with compliance with the obligations incumbent on a listed company in such jurisdiction and, in particular, any obligation or undertaking under the Finance Documents which would not comply with applicable law, regulation or stock exchange requirements following the Qualified Listing shall cease to apply; other relevant good faith amendments to be agreed upon (and not unreasonably withheld) by the Company and the Majority Lenders;

(x)	the amount of each basket for which a fixed amount is specified (including all “annual”, “lifetime”, “at any time” and “aggregate’ baskets”) shall be increased by 25 per cent.; and
(xi)	all information undertakings shall be subject to regulatory and stock exchange rules to the extent such rules are applicable.
(b)

Upon an Adjustment Event ceasing to subsist (and subject to no other Adjustment Event having occurred) the suspended provisions will be reinstated and become effective provided that (i) any breach of the Finance Documents that would otherwise arise as a result of the obligations and restrictions set out above ceasing to be suspended shall not constitute (or result in) a breach of any term of the Finance Documents, a Default or an Event of Default (provided that such event or occurrence giving rise to such breach did not constitute a breach of the Finance Documents at the time it took place) and (ii) subject to the Agreed Security Principles, the Transaction Security shall be promptly re-granted.

(c)

The costs incurred in connection with the preparation for, in anticipation of and as part of the consummation of a Listing where the Adjustment Event subsisted shall be treated as Acquisition Costs for the purposes of this Agreement.

27.28	Dutch Fiscal Unity

No Dutch Obligor shall be a member of a fiscal unity (fiscale eenheid) for Dutch Tax purposes other than a fiscal unity made up solely of the Target (as head of such fiscal unity) and its Subsidiaries, unless prior written consent of the Agent (acting on the instructions of the Lenders) has been obtained.

28.	EVENTS OF DEFAULT

Each of the events or circumstances set out in paragraphs 28.1 to 28.11 of this Clause 28 is an Event of Default.

28.1	Non-Payment

An Obligor fails to pay on the due date any amount payable pursuant to a Finance Document at the place, in the funds and in the currency in which it is expressed to be payable unless:

(a)

in the case of principal or interest (or fees payable on the Closing Date), its failure to pay is caused by administrative or technical error or a Disruption Event and payment is made within three (3) Business Days of its due date; or

(b)	in the case of other amounts, non-payment is caused by administrative or technical error or a Disruption Event and payment is made within five (5) Business Days of its due date.

28.2	Financial Covenant

Subject to the equity cure and deemed cure provisions in Clause 26.4 (Equity Cure) and the expiry of the equity cure period, the Company fails to comply with the Financial Covenant.

28.3	Breach of other Obligations
(a)

An Obligor or the Parent or any Third Party Security Provider fails to comply with any of its obligations under the Finance Documents (other than those referred to in Clause 28.1 (Non-Payment) and Clause 28.2 (Financial Covenant) above).

(b)

No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within twenty (20) Business Days of the earlier of (i) the Parent or the Company or the relevant Third Party Security Provider receiving written notice from the Agent or (ii) the Company becoming aware of the failure to comply.

28.4	Misrepresentation
(a)

Any representation, warranty or statement made or deemed to be made by an Obligor or the Parent in the Finance Documents or any certificate, statement or notice provided by an Obligor or the Parent under or pursuant to any Finance Document is or proves to have been incorrect or misleading when made or deemed to be made.

(b)

No Event of Default under paragraph (a) above will occur if the circumstance giving rise to that misrepresentation is capable of remedy and is remedied within twenty (20) Business Days of the earlier of (i) the Parent or the Company receiving written notice from the Agent or (ii) the Company becoming aware of the misrepresentation.

28.5	Cross default
(a)	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.
(b)	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).
(c)

Any creditor of any member of the Group is entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(d)

No Event of Default will occur under this Clause 27.5 if the aggregate outstanding amount of Financial Indebtedness falling within paragraphs (a) to (c) above is less than €10,000,000 (or its equivalent in other currencies).

(e)

For the purpose of this Clause 27.5, Financial Indebtedness shall not include any Subordinated Debt, any intra-Group loans, any non-recourse receivables factoring or discounting arrangements and any Financial Indebtedness supported by a letter of credit or any letter of credit or bank guarantee issued under an Ancillary Facility or a Fronted Ancillary Facility (as the case may be).

28.6	Insolvency
(a)

The Parent or a Material Subsidiary is unable or admits its inability to pay its debts as they fall due, is declared to be insolvent under applicable law, suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness, or a moratorium is declared in respect of a class of the Parent’s or a Material Subsidiary’s indebtedness.

(b)

A moratorium is declared in respect of any indebtedness of the Parent any Material Subsidiary. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

(c)	Paragraph (a) shall not apply to:
(i)	any negotiations with the Finance Parties or with any creditor (or agent or creditor representative) that is subject to the terms of the Intercreditor Agreement or any Investors;
(ii)

any proceeding, procedure, appointment or formal step which is frivolous or vexatious or contested in good faith and is discharged, stayed or dismissed within sixty (60) Business Days of commencement (or any other period agreed between the Company and the Majority Lenders); or

(iii)	any step or procedure relating to the solvent liquidation or reorganisation permitted under this Agreement (including pursuant to a Permitted Transaction or a Permitted Reorganisation).
28.7	Insolvency proceedings
(a)

Any formal corporate action, legal proceedings or other formal procedure or formal step is taken (in each case for reasons of financial difficulty and excluding any arrangements or negotiations with any of the Finance Parties in their capacity as such) in relation to:

(i)

the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Parent or any Material Subsidiary;

(ii)

a composition, compromise, assignment or arrangement with any creditor of the Parent or any Material Subsidiary to whom it owes an aggregate amount in excess of the greater of (x) 3 per cent. of Relevant Adjusted EBITDA and (y) €10,000,000 (or its equivalent in other currencies) by reason of actual financial difficulties (other than with the Finance Parties acting in such capacity);

(iii)

the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Group), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of the Parent or any Material Subsidiary; or

or any analogous legal proceedings, procedure or formal step is taken in any jurisdiction.

(b)	Paragraph (a) above shall not apply to:
(i)	any negotiations with the Finance Parties, any creditors (or agent or creditor representative) that is subject to the terms of the Intercreditor Agreement or any Investors;
(ii)	any proceeding, procedure, appointment or formal step which is frivolous or vexatious or contested in good faith or is discharged, stayed or dismissed within sixty (60) Business Days of commencement (or any other period agreed between the Company and the Majority Lenders); or

(iii)	any step or procedure relating to the solvent liquidation or reorganization permitted under this Agreement (including pursuant to a Permitted Transaction or a Permitted Reorganisation).
28.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of a Material Subsidiary (or the Parent, to the extent relating to the relevant assets over which the Parent has granted Transaction Security) having an aggregate value exceeding the greater of (x) 3 per cent. of Relevant Adjusted EBITDA and (y) €10,000,000 (or its equivalent in other currencies) unless such process is contested in good faith and is discharged, stayed or dismissed within sixty (60) Business Days of commencement (or any other period agreed between the Company and the Majority Lenders).

28.9	Unlawfulness and invalidity

Subject to the Legal Reservations and the Perfection Requirements:

(a)

any material obligation of an Obligor or the Parent under a Finance Document is or becomes invalid or unenforceable for any reason or the validity or the enforceability of any material obligation of an Obligor or the Parent under any Finance Document at any time is contested by any Obligor or the Parent in each case in a manner which materially and adversely affects the interests of the Finance Parties (taken as a whole) under the Finance Document;

(b)

it is or becomes unlawful in any applicable jurisdiction for an Obligor or the Parent to perform any of its material obligations under the Finance Documents or any material obligation of an Obligor or the Parent under a Finance Document ceases to be in full force and effect, in each case in a manner which materially and adversely affect the interest of the Finance Parties (taken as a whole) under the Finance Documents, and, in each case, if the circumstances giving rise to that event are capable of remedy, to the extent they are not remedied within thirty (30) Business Days of the Company receiving written notice from the Agent of the relevant matter and that it constitutes a Default.

28.10	Intercreditor Agreement

The Parent, the Company or any other member of the Group breaches any obligation under the Intercreditor Agreement, and that breach is materially and adversely prejudicial to the interests of the Lenders taken as a whole under the Finance Documents, unless, if such failure is capable of remedy, it is remedied within twenty (20) Business Days of the earlier of the Company receiving written notice from the Agent of the failure to comply and that it constitutes a Default and the Parent, the Company or the relevant member of the Group being aware of the breach.

28.11	Cessation of business

The Group (taken as a whole) suspends or ceases to carry on all or substantially all of its business, except as a result of any Permitted Disposal.

28.12	Acceleration and Cancellation

Subject to Clause 4.6 (Utilisations during the Certain Funds), Clause 4.7 (Utilisations of Original Revolving Facility/Additional Facility during the Agreed Certain Funds Period) and

Clause 28.13 (Clean-Up Period), if an Event of Default has occurred and is continuing, the Agent (acting on the instructions of the Majority Lenders) may without any judicial or extra judicial step by written notice to the Company:

(a)	cancel the Total Commitments and/or Ancillary Commitments whereupon they shall immediately be cancelled;
(b)

declare that all or any part of the Utilisations, together with accrued interest thereon, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(c)	declare that all or part of the Utilisations be payable on demand, whereupon they shall immediately become payable on demand by the Agent (on the instructions of the Majority Lenders);
(d)	declare that cash cover in an amount equal to the outstanding amount in respect of each Letter of Credit is immediately due and payable, at which time it shall become immediately due and payable;
(e)

declare that cash cover in an amount equal to the outstanding amount in respect of each Letter of Credit is payable on demand, at which time it shall immediately become due and payable on demand by the Agent (on the instructions of the Majority Lenders);

(f)

declare that all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities to be immediately due and payable, at which time they shall become immediately due and payable;

(g)

declare that all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities be payable on demand, at which time they shall immediately become payable on demand by the Agent (on the instructions of the Majority Lenders); and/or

(h)	exercise or direct the Senior Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.
28.13	Clean-Up Period
(i)

Notwithstanding any other term of the Finance Documents, during the Clean-up Period, a breach of representation or a breach of undertaking or an Event of Default will be deemed not to be a breach of representation or warranty, a breach of undertaking or an Event of Default if the breach or Event of Default (i) relates exclusively to the Target and its Subsidiaries; (ii) is capable of remedy and, if the Company is aware of such circumstances; reasonable steps are being taken to remedy it; (iii) the circumstances giving rise to it have not been procured by or approved by the Board of Directors (or equivalent body) of the Company (and knowledge shall not be construed as procurement or approval by the Company); and (iv) it is not reasonably likely to have a Material Adverse Effect.

(j)

Notwithstanding any other term of the Finance Documents, during a Permitted Acquisition Clean-Up Period, a breach of representation or a breach of undertaking or an Event of Default will be deemed not to be a breach of representation or warranty, a breach of undertaking or an Event of Default if the breach or Event of Default (i) relates exclusively to the relevant target (and its Subsidiaries) under, or business which is the subject of, the Permitted Acquisition; (ii) is capable of remedy and, if the member of the Group effecting the relevant acquisition is aware of the relevant circumstances at the time is aware of such circumstances, reasonable steps are being taken to remedy it; (iii) the circumstances giving rise to it have not been procured by or approved by the Board of Directors (or equivalent body) of the member of the Group effecting the relevant acquisition (and knowledge shall not be construed as procurement or approval by the relevant member of the Group); and (iv) it is not reasonably likely to have a Material Adverse Effect.

28.14	Excluded Matters

Notwithstanding any other term of the Finance Documents, none of the steps or events set out in or expressly contemplated by the Structure Memorandum or the actions or intermediate steps necessary to implement any of those steps, actions or events shall (or shall be deemed to) constitute a breach of any representation and warranty or undertaking or other term in the Finance Documents or result in the occurrence of a Default or an Event of Default and shall be expressly permitted under the terms of the Finance Documents provided that the Structure Memorandum has been approved by the Arrangers (acting reasonably) prior to the Closing Date.

29.	CHANGES TO THE LENDERS
29.1	Assignments and transfers by the Lenders

Subject to this Clause 29 and Clause 30 (Debt Purchase Transactions) and to compliance with any applicable statutory and regulatory provisions on reserved banking or lending activities, a Lender (the “Existing Lender”) may assign or transfer (including by way of sub-participation agreements or the like) any of its rights or transfer any of its rights and obligations under any Finance Document to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans or securities (the “New Lender”).

29.2	Conditions of assignment or transfer
(a)

The prior written consent of the Company (in its sole discretion and, for the avoidance of doubt, never deemed granted) is required for any assignment, transfer or sub-participation in respect of any Facility during the Certain Funds Period or an Agreed Certain Funds Period, unless, in each case, such assignment, transfer, or sub-participation is to another Lender.

(b)

At any time other than during the Certain Funds Period or (unless a Material Event of Default is continuing) an Agreed Certain Funds Period, the prior written consent of the Company (not be unreasonably withheld or delayed and deemed to have been given ten (10) Business Days after the Existing Lender has requested it unless consent is expressly refused by the Company within that time) is required for any assignment, transfer or sub-participation in respect of any Facility unless such assignment, transfer, or sub-participation is:

(i)	to another Lender or an Affiliate of a Lender;
(ii)

to any bank, financial institution, trust, fund or vehicle or other entity (in each case which is engaged in or established for the making of or purchasing or investing in loans and/or securities) which is identified on the Approved List; or

(iii)	made at a time when an Event of Default is continuing.
(c)	Notwithstanding anything to contrary in paragraphs (a) and (b) above, no assignment, transfer or sub-participation of any Facility shall be made unless:

(i)

the assignee, transferee or sub-participant under the Original Revolving Facility or the relevant Additional Revolving Facility is a deposit taking financial institution authorised by a financial services regulator (as the case may be) or similar regulatory body which has a long term credit rating equal to or better than Baa3 or BBB- (as applicable) according to at least two of Moody’s Investors Services Limited, Standard and Poor’s Ratings Services or Fitch Ratings Ltd;

(ii)

in all cases in respect of an assignment, transfer or sub-participation to any of the following persons, the prior written consent of the Company (in its sole discretion and, for the avoidance of doubt, never deemed granted) is obtained:

(A)	(unless an Event of Default is continuing) an Industry Competitor or hedge fund;
(B)	(unless a Material Event of Default is continuing) a Loan to Own/Distressed Investor; or
(C)	(unless a Material Event of Default is continuing) any person that is (or would, upon becoming a Lender, be) a Defaulting Lender or a Non-Consenting Lender;
(iii)

if the assignment, transfer or Sub-Participation is in respect of an Additional Facility, the restrictions (if any) specified in the relevant Additional Facility Notice establishing such Additional Facility Commitments are complied with.

29.3	Other conditions of assignment or transfer
(a)

No assignment or transfers (including pursuant to a sub-participation agreement or the like) is permitted prior to the Closing Date, other than to Affiliates of the Arrangers and/or the Lenders and save to the extent the Arrangers and/or the relevant Lender (x) remains liable for its Commitments until the Closing Date (included) and (y) retains exclusive control over all rights and obligations with respect to its underwriting commitments, including all rights with respect to waivers, consents, modifications, amendments and confirmations as to satisfaction of conditions precedent under Clause 4.1 (Initial Conditions Precedent) until the Closing Date (included), in each case, notwithstanding any syndication, assignment or transfer of such Commitments prior to such date.

(b)

The Approved List may be updated from time to time upon the mutual agreement of the Company and the Agent (acting on the instruction of the Majority Lenders), provided that (notwithstanding the foregoing), the Company may remove a name from the Approved List:

(i)

with the prior written consent of the Agent (such consent not to be unreasonably withheld and shall be deemed to be given if the Agent has not responded to the Company’s written request for consent within ten (10) Business Days of such request);

(ii)	without the consent of the Agent:
(A)	if the potential assignee or transferee has been acquired by, has merged with or has otherwise combined its operations with, a person who is not included in the agreed Approved List;

(B)

in each Financial Year, up to five (5) entities from the Approved List, provided that, the total number of potential lenders in the Approved List shall not be at any time less than the number of potential lenders in the Approved List delivered by the Company pursuant to Clause 4.1 (Initial Conditions Precedent); or

(C)

that entity is or becomes (or would, upon becoming a Lender, be) a Defaulting Lender or an Industry Competitor, provided that the Agent may reverse such removal if the Company agrees (acting reasonably) that entity has ceased to be (or would upon becoming a Lender, cease to be) a Defaulting Lender or an Industry Competitor, and, provided that, in relation to each case referred to in paragraphs (A) to (C) (inclusive) above, the Company shall notify the Agent of such removal.

(c)	The Agent shall notify each Lender as soon as reasonably practicable after any change to the Approved List becomes effective.
(d)

Except in relation to an assignment or transfer which relates to the entire amount of a Lender’s participation in the Facilities, an assignment or transfer of part of a Lender’s participation in the Facilities must be in a minimum amount of EUR 5,000,000 (when aggregated with, for this purpose, the participations of Affiliates and Related Funds being transferred in a series of related transfers, subject to a minimum amount of EUR 1,000,000 for each related transfer).

(e)	Other than in the case of an assignment permitted by paragraph (b) of Clause 30.1 (Permitted Debt Purchase Transactions) an assignment will only be effective on:
(i)

receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties and the other Secured Parties as it would have been under if it was the Original Lender;

(ii)	the New Lender entering into the documentation required for it to accede as a party to the Intercreditor Agreement; and
(iii)

the performance by the Agent of all necessary know your customer or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(f)

A transfer will only be effective if the New Lender enters into the documentation required for it to accede as a party to the Intercreditor Agreement and if the procedure set out in Clause 29.6 (Procedure for Transfer) is complied with.

(g)	If:
(i)	a Lender assigns or transfers (including pursuant to a sub-participation agreement) any of its rights or obligations under the Finance Documents or changes its Facility Office; and
(ii)

as a result of circumstances existing at the date the assignment or transfer (including pursuant to a sub-participation agreement) or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 18 (Tax Gross Up and Indemnities) or Clause 19 (Increased Costs),

then the New Lender or Lender acting through its new Facility Office is entitled to receive payment under those Clauses but only to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment or transfer or change had not occurred.

(h)

Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

(i)

Subject to any adjustment on transfer made in accordance with Clause 11.6 (Right of cancellation and repayment in relation to a single Lender or Issuing Bank), Clause 21.1 (Mitigation) and Clause 44.10 (Replacement or Prepayment of Lender), no Obligor or other member of the Group shall bear any (or any increased) costs, fees, Taxes, indemnity claims, notarial and security registration or perfection fees or costs or other amounts payable in connection with any re-taking, re-notarisation, perfection, presentation, novation or re-registration of any Security in connection with an assignment or transfer or be subject to any (or any increased) gross-up obligation or other adverse consequences as a result of any Transfer.

(j)

If any transfer or assignment is completed in breach of the provisions of Clauses 29.2 (Conditions of assignment or transfer) and/or 29.3 (Other conditions of assignment or transfer), the New Lender’s Commitments and participations shall not be included when considering the votes of Lenders and the Agent shall exclude such New Lender from communications and meetings between the Lenders, until such time as the conditions set out in Clauses 29.2 (Conditions of assignment or transfer) and/or 29.3 (Other conditions of assignment or transfer) have been complied with.

29.4	Assignment or transfer fee
(a)	Subject to paragraph (b) below, the New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of €7,500.
(b)	No fee is payable pursuant to paragraph (a) above if:
(i)	the assignment or transfer is made by an Existing Lender in connection with Debt Purchase Transaction(s) made by any member of the Group in accordance with the terms of this Agreement; or
(ii)

the assignment or transfer is made in the context of the primary syndication as per the syndication letter signed on 26 July 2024 between the Arrangers and the Company (as from time to time amended and supplemented).

29.5	Limitation of responsibility of Existing Lenders
(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Transaction Documents, the Transaction Security or any other documents;
(ii)	the financial condition of the Parent or any Obligor;
(iii)	the performance and observance by the Parent or any Obligor or any other member of the Group of its obligations under the Transaction Documents or any other documents;
(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Transaction Document or any other document; or

(v)the existence of any transferred rights or receivables or their accessories,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
(i)

has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Parent and each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Transaction Document or the Transaction Security; and

(ii)

will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:
(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 29; or
(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Transaction Documents or otherwise.
29.6	Procedure for Transfer
(a)

Subject to the conditions set out in Clauses 29.2 (Conditions of assignment or transfer) and 29.3 (Other conditions of assignment or transfer), a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate. If any New Lender fails to pay any transfer fee payable by it hereunder on the due date therefore, the Agent may at any time deduct an amount equal to such fee from any moneys from time to time held by the Agent for account of such New Lender. Each Party (other than the Existing Lender and the New Lender) irrevocably authorises the Agent to execute any duly completed Transfer Certificate on its behalf.

(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender upon its completion of all “know your customer”

or other similar checks relating to any person that it is required to carry out under all applicable laws in relation to the transfer to such New Lender.

(c)	Subject to Clause 29.11 (Pro rata interest settlement), on the Transfer Date:
(i)

to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights, benefits and obligations under the Finance Documents and in respect of the Transaction Security each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (being the “Discharged Rights and Obligations”) and each Obligor and the other Finance Parties hereby consent to such discharge;

(ii)

each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights and benefits including rights and benefits under all Transaction Security against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)

the Agent, the Arrangers, the Security Agent, the New Lender, the other Lenders, any relevant Issuing Bank and any relevant Ancillary Lender, Fronting Ancillary Lender or Fronted Ancillary Lender shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights, and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arrangers, the Security Agent, any relevant Issuing Bank and any relevant Ancillary Lender, Fronting Ancillary Lender, Fronted Ancillary Lender and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.
29.7	Procedure for assignment
(a)

Subject to the conditions set out in Clauses 29.2 (Conditions of assignment or transfer) and 29.3 (Other conditions of assignment or transfer), an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)

The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)	Subject to Clause 29.11 (Pro rata interest settlement), on the Transfer Date:

(i)

the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the Assignment Agreement;

(ii)

the Existing Lender will be released from the obligations (the “Relevant Obligations”) expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Transaction Security); and

(iii)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.
(d)

Lenders may utilise procedures other than those set out in this Clause 29.7 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 29.6 (Procedure for Transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clauses 29.2 (Conditions of assignment or transfer) and 29.3 (Other conditions of assignment or transfer).

29.8	Sub participation and sub contracts
(a)

In relation to any sub-participation or sub-contract other than with an Affiliate, subject to paragraph (b) of Clause 29.3 (Other conditions of assignment or transfer), nothing in this Agreement shall restrict the ability of a Lender to sub participate or sub contract any or all of its obligations hereunder so long as such Lender remains liable under this Agreement in relation to those obligations.

(b)	A Lender shall promptly notify the Company of any sub participation or sub contract entered into by it.
29.9	Copy of Transfer Certificate, Assignment Agreement, Increase Confirmation, Additional Facility Notice or Lender Accession Agreement to the Company

The Agent shall, as soon as reasonably practicable, send to the Company a copy of any Transfer Certificate, Assignment Agreement, Increase Confirmation, Additional Facility Notice or Lender Accession Agreement.

29.10	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 29, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)

any charge, assignment or other Security to secure obligations to a federal reserve or central bank (including the European Central Bank) or any state agency or state owned entity or to any domestic or international institution, the purpose of which is to refinance banks and credit institutions or to provide liquidities to such banks and financial institutions;

(b)

any Security created in favour of the European Central Bank or Bank of Italy for refinancing transactions carried out in the context of “Abaco” procedure (attivi bancari collateralizzati), governed by the rules on the “Strumenti di politica monetaria dell’Eurosistema” or any other similar procedure implemented from time to time; and

(c)

any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)

release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Security for the Lender as a party to any of the Finance Documents; or

(ii)

require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

29.11	Pro rata interest settlement
(a)

If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (as between the relevant Existing Lender and New Lender) (in respect of any transfer pursuant to Clause 29.6 (Procedure for Transfer) or any assignment pursuant to Clause 28.7 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(i)

any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favor of the Existing Lender up to but excluding the Transfer Date (the “Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six (6) Monthly intervals after the first day of that Interest Period); and

(ii)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts so that, for the avoidance of doubt:
(A)

when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender (as shall any interest that may become payable in respect thereof under Clause 14.4 (Default Interest) if they are not then paid); and

(B)

the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 29.11, have been payable to it on that date, but after deduction of the Accrued Amounts.

(b)	In this Clause 29.11 references to “Interest Period” shall be construed to include a reference to any other period for accrual of fees.
(c)

An Existing Lender which retains the right to the Accrued Amounts pursuant to this Clause 29.11 but which does not have a Commitment shall be deemed not to be a Lender for the purposes of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents.

29.12	Acceding Lender

Any person that is not an Existing Lender and provides Additional Facility Commitments or an Additional Facility Loan pursuant to Clause 2.5 (Additional Facilities), shall become a party to the Intercreditor Agreement as a Lender and shall, at the same time become a Party as a Lender by executing a Lender Accession Agreement.

30.	DEBT PURCHASE TRANSACTIONS
30.1	Permitted Debt Purchase Transactions
(a)

The Company shall not, and shall procure that each other member of the Group shall not (i) enter into any Debt Purchase Transaction other than in accordance with the other provisions of this Clause 30 or (ii) beneficially own all or any part of the share capital of a company that is a Lender or a party to a Debt Purchase Transaction of the type referred to in paragraphs (b) or (c) of the definition of “Debt Purchase Transaction”.

(b)	Any Borrower (a “Purchaser”) may purchase by way of assignment, pursuant to Clause 29 (Changes to the Lenders), a participation in any Term Loan and any related Commitment where:
(i)	such purchase is made for a consideration of less than par;
(ii)

the consideration for such purchase is funded from Acceptable Funding Sources (other than Permitted Financial Indebtedness) or, if the Total Leverage Ratio is 1.75:1 or less (and provided that no Event of Default is continuing), Cash of the Group; and

(iii)	such purchase is made using one of the processes set out at paragraphs (c) and (d) below.
(c)	A Debt Purchase Transaction referred to in paragraph (b) above may be entered into pursuant to a solicitation process (a “Solicitation Process”) which is carried out as follows:
(i)

prior to 11.00 a.m. on a given Business Day (the “Solicitation Day”) the Company or a financial institution acting on its behalf (the “Purchase Agent”) will approach at the same time each Lender which participates in the relevant Term Facility to enable them to offer to sell to the relevant Purchaser an amount of their respective participation in that Term Facility. Any Lender wishing to make such an offer shall, by 11.00 a.m. on the second Business Day following such Solicitation Day, communicate to the Purchase Agent details of the amount of its participations in the Term Facility it is offering to sell and the price at which it is offering to sell such participations. Any such offer shall be irrevocable until 11.00 a.m. on the third Business Day following such Solicitation Day and shall be capable of acceptance by the Company on behalf of the relevant Purchaser on or before such time by communicating its acceptance in writing to the Purchase Agent or, if it is the Purchase Agent, the relevant Lenders. The Purchase Agent (if someone other than the Company) will communicate to the relevant Lenders which offers have been accepted by 12 (noon) on the third Business Day following such Solicitation Day. In any event by 5.00 p.m. on the fourth Business Day following such Solicitation Day, the Company shall notify the Agent of the amounts of the participations in the relevant Term Facility purchased through the relevant Solicitation Process, the identity of the Term Facility to which they relate and the average price paid for the purchase of participations in that Term Facility. The Agent shall promptly disclose such information to the Lenders.

(ii)	Any purchase of participations in any Term Facility pursuant to a Solicitation Process shall be completed and settled on or before the fifth Business Day after the relevant Solicitation Day.
(iii)

In accepting any offers made pursuant to a Solicitation Process the Company shall be free to select which offers and in which amounts it accepts but on the basis that in relation to a participation in any Term Facility it accepts offers in inverse order of the price offered (with the offer or offers at the lowest price being accepted first) and that if in respect of participations in that Term Facility it receives two or more offers at the same price it shall only accept such offers on a pro rata basis.

(d)	A Debt Purchase Transaction referred to in paragraph (b) above may also be entered into pursuant to an open order process (an “Open Order Process”) which is carried out as follows:
(i)

the Company (on behalf of the relevant Purchaser) may by itself or through another Purchase Agent place an open order (an “Open Order”) to purchase participations in any Term Facility up to a set aggregate amount at a set price by notifying at the same time all the Lenders participating in that Term Facility of the same. Any Lender wishing to sell pursuant to an Open Order will, by 11.00 a.m. on any Business Day following the date on which the Open Order is placed but no earlier than the first Business Day, and no later than the fifth Business Day, following the date on which the Open Order is placed, communicate to the Purchase Agent details of the amount of its participations in the Term Facility it is offering to sell. Any such offer to sell shall be irrevocable until 11.00 a.m. on the Business Day following the date of such offer from the relevant Lender and shall be capable of acceptance by the Company on behalf of the relevant Purchaser on or before such time by it communicating such acceptance in writing to the Purchase Agent or, if it is the Purchase Agent, to the relevant Lender(s).

(ii)

Any purchase of participations in any Term Facility pursuant to an Open Order Process shall be completed and settled by the relevant Purchaser on or before the fourth Business Day after the date of the relevant offer by a Lender to sell under the relevant Open Order.

(iii)

If in respect of participations in any Term Facility the Purchase Agent receives on the same Business Day two (2) or more offers at the set price such that the maximum amount of that Term Facility would be exceeded, the Company shall only accept such offers on a pro rata basis.

(iv)

The Company shall, by 5.00 p.m. on the sixth Business Day following the date on which an Open Order is placed, notify the Agent of the amounts of the participations purchased through such Open Order Process. The Agent shall disclose such information to the Lenders.

(e)	For the avoidance of doubt, there is no limit on the number of occasions a Solicitation Process or an Open Order Process may be implemented.
(f)	In relation to any Debt Purchase Transaction entered into by a Borrower pursuant to this Clause 30.1, notwithstanding any other term of this Agreement or the other Finance Documents:
(i)	on completion of the relevant assignment pursuant to Clause 29 (Changes to the Lenders), the portions of the Term Loans to which it relates shall be extinguished and any related repayment instalments will be reduced pro rata accordingly, unless (1) the Company elects not to extinguish such portions in order to mitigate material Tax costs in the Group, or (2) such portions are not extinguished as a result of any mandatory legal provision;

(ii)	if (1), (2) or (3) in paragraph (i) above applies the provisions of Clause 30.2 (Disenfranchisement of Investors) below shall apply mutatis mutandis to the Purchaser which has purchased such portions;
(iii)	such Debt Purchase Transaction and the related extinguishment referred to in paragraph (i) above shall not constitute a prepayment of the Facilities;
(iv)	the Purchaser which is the assignee shall be deemed to be an entity which fulfils the requirements of Clause 29.1 (Assignments and transfers by the Lenders) to be a New Lender;
(v)	no member of the Group shall be deemed to be in breach of any provision of Clause 27 (General Undertakings) solely by reason of such Debt Purchase Transaction;
(vi)	Clause 34 (Sharing Among the Finance Parties) shall not be applicable to the consideration paid under such Debt Purchase Transaction; and
(vii)

for the avoidance of doubt, any extinguishment of any part of the Term Loans shall not affect any amendment or waiver which prior to such extinguishment had been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement.

30.2	Disenfranchisement of Investors
(a)

For so long as an Investor beneficially owns a Commitment or has entered into a sub-participation agreement relating to a Commitment or other agreement or arrangement having a substantially similar economic effect and such agreement or arrangement has not been terminated, in ascertaining:

(i)	the Majority Lenders or the Super Majority Lenders; or
(ii)	whether:
(A)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments; or
(B)	the agreement of any specified group of Lenders,

has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents,

such Commitment shall be deemed to be zero and such Investor or the person with whom it has entered into such transfer or sub-participation agreement shall be deemed not to be a Lender for the purposes of paragraphs (i) and (ii) above (except (x) that the Investor shall retain a consent right in respect of an increase of its Commitments or a reduction in the payment due to it in relation to its Commitments and (y) in the case of a person not being an Investor if it is a Lender by virtue otherwise than by beneficially owning the relevant Commitment).

(b)	Each Lender shall, unless such Debt Purchase Transaction is an assignment or transfer, promptly notify the Agent in writing if it knowingly enters into a Debt Purchase

Transaction with an Investor (a “Notifiable Debt Purchase Transaction”), such notification to be substantially in the form set out in Schedule 17 (Form of Notice on entering into Notifiable Debt Purchase Transaction).

(c)	A Lender shall promptly notify the Agent if a Notifiable Debt Purchase Transaction to which it is a party:
(i)	is terminated; or
(ii)	ceases to be with an Investor,

such notification to be substantially in the form set out in Schedule 18 (Form of Notice on Termination of Notifiable Debt Purchase Transaction / Notifiable Debt Purchase Transaction ceasing to be with an Investor).

(d)	Each Investor that is a Lender agrees that:
(i)

in relation to any meeting or conference call to which all the Lenders are invited to attend or participate, it shall not attend or participate in the same if so requested by the Agent or, unless the Agent otherwise agrees, be entitled to receive the agenda or any minutes of the same; and

(ii)

in its capacity as Lender, unless the Agent otherwise agrees, it shall not be entitled to receive any report or other document prepared at the behest of, or on the instructions of, the Agent or one or more of the Lenders.

30.3	Investors’ notification to other Lenders of Debt Purchase Transaction

Any Investor which is or becomes a Lender and enters into a Debt Purchase Transaction as a purchaser or a participant shall, by 5:00 p.m. on the Business Day following the day on which it entered into that Debt Purchase Transaction, notify the Agent of the extent of the Commitment(s) or amount outstanding to which that Debt Purchase Transaction relates. The Agent shall promptly disclose such information to the Lenders.

31.	CHANGES TO THE OBLIGORS
31.1	Assignment and transfers by Obligors

Neither the Parent nor any Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents, other than pursuant to a Permitted Reorganisation or a Permitted Transaction.

31.2	Additional Borrowers
(a)

Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 25.8 (“Know your customer” checks), the Company may request that any of its Subsidiaries becomes a Borrower under any Facility (other than Facility A). That Subsidiary shall become an Additional Borrower, if:

(i)

it is incorporated in the same jurisdiction as an existing Borrower, or is otherwise approved by all the Lenders (for the avoidance of doubt, other than any Defaulting Lender), except for a Sanctioned Country, with a Commitment under the Facilities in respect of which it will become a Borrower or as relates to the accession of any Additional Facility Borrower is identified in the relevant Additional Facility Notice and no consent of the Lenders will otherwise be required;

(ii)	the Company and that Subsidiary deliver to the Agent a duly completed and executed Accession Deed;
(iii)	in accordance with and subject to the Agreed Security Principles, that Subsidiary is (or becomes) a Guarantor simultaneously with or prior to becoming an Additional Borrower;
(iv)	the Company confirms that no Event of Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and
(v)

the Agent has received all of the documents and other evidence listed in Schedule 3 (Conditions Precedent required to be delivered by an Additional Obligor) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent (acting reasonably).

(b)

The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Schedule 3 (Conditions Precedent required to be delivered by an Additional Obligor).

(c)

Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (b) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

31.3	Resignation of a Borrower
(a)	The Company may request that a Borrower (other than the Company itself) ceases to be a Borrower by delivering to the Agent a Resignation Letter.
(b)	The Agent shall accept a Resignation Letter and notify the Company and the other Finance Parties of its acceptance if:
(i)	the Company has confirmed that no Event of Default is continuing or would result from the acceptance of the Resignation Letter;
(ii)	the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents; and
(iii)

where the Borrower is also a Guarantor (unless its resignation has been accepted in accordance with Clause 31.5 (Resignation of a Guarantor)), its obligations in its capacity as Guarantor continue to be legal, valid, binding and enforceable and in full force and effect (subject to the Legal Reservations) and the amount guaranteed by it as a Guarantor is not decreased (and the Company has confirmed this is the case).

(c)

Upon notification by the Agent to the Company of its acceptance of the resignation of a Borrower, that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents as a Borrower.

31.4	Additional Guarantors
(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 25.8 (“Know your customer” checks), the Company may request that any of its Subsidiaries becomes a Guarantor.

(b)

For the purposes of the foregoing, a member of the Group shall be deemed to be a Guarantor provided that it has acceded to the Finance Documents in such capacity, notwithstanding the fact that it may only guarantee part of the obligations under the relevant Facility and that, due to the applicable limitations, the amount so guaranteed is equal to zero.

(c)	A member of the Group shall become an Additional Guarantor if:
(i)	the Company and the proposed Additional Guarantor deliver to the Agent a duly completed and executed Accession Deed; and
(ii)

the Agent has received all of the documents and other evidence listed in Schedule 3 (Conditions Precedent required to be delivered by an Additional Obligor) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent (acting reasonably).

(d)

The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Schedule 3 (Conditions Precedent required to be delivered by an Additional Obligor)) in relation to that Additional Guarantor.

(e)

Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (d) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

31.5	Resignation of a Guarantor
(a)	The Company may at any time request that a Guarantor (other than the Company itself) ceases to be a Guarantor by delivering to the Agent a Resignation Letter if:
(i)	where the Guarantor is also a Borrower, it is under no actual or contingent obligations as a Borrower and has resigned and ceased to be a Borrower under Clause 31.3 (Resignation of a Borrower);
(ii)	no payment is due from the Guarantor under Clause 23.1 (Guarantee and Indemnity);
(iii)	the Company has confirmed that no Event of Default is continuing;
(iv)

the Guarantor Coverage Test would be met pro forma that Guarantor’s resignation and the Company has confirmed this is the case, or subject to clause 3.2 (Amendments and Waivers) of the Intercreditor Agreement, the Super Majority Lenders have consented to the resignation of that Guarantor; and

(v)	the Guarantor is not a Material Subsidiary.
(b)

Subject to paragraph (a) of clause 21.23 (Resignation of a Debtor) of the Intercreditor Agreement, the Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if Clause 31.8 (Other Releases) applies or if the conditions set out in paragraph (a) above are complied with.

(c)

Upon notification by the Agent to the Company of its acceptance of the resignation of a Guarantor, that company shall cease to be a Guarantor and shall have no further rights or obligations under the Finance Documents as a Guarantor.

31.6	Repetition of Representations

Delivery of an Accession Deed constitutes confirmation by the relevant Subsidiary that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

31.7	Resignation and release of security on disposal

If a Borrower or Guarantor resigns as an Obligor in accordance with Clauses 31.3 (Resignation of a Borrower) and/or 31.5 (Resignation of a Guarantor) then where that Borrower or Guarantor created Transaction Security over any of its assets or business in favour of the Security Agent or, as applicable, the Secured Parties (or any of them), or Transaction Security in favour of the Security Agent or, as applicable, the Secured Parties (or any of them) was created over the shares (or equivalent) of that Borrower or Guarantor, the Security Agent may, at the cost and request of the Company, release those assets, business or shares (or equivalent) from the relevant Transaction Security and issue certificates of non-crystallisation.

31.8	Other Releases

The Security Agent is authorised by each other Secured Party to release any member of the Group (or any assets of that member of the Group) from any Transaction Security and/or guarantees provided under this Agreement where:

(a)	the Super Majority Lenders have consented to that release;
(b)	that release is required to implement a Structural Adjustment or is permitted pursuant to Clause 2.5 (Additional Facilities);
(c)	the release is conditional upon prepayment in full of the Facilities; or
(d)

those assets are, or are proposed to be, disposed of by way of a Permitted Disposal or a Permitted Reorganisation, provided that in the case of a disposal of the shares of a member of the Group where that disposal is permitted by this Agreement (or otherwise made with the approval of the Majority Lenders), the Security Agent shall release any guarantees and security granted by (and over the shares in) that member of the Group and its Subsidiaries.

32.	ROLE OF THE AGENT, THE ARRANGERS, THE ISSUING BANK AND OTHERS
32.1	Appointment of the Agent
(a)

Each of the Arrangers, the Lenders and the Issuing Bank appoints the Agent to act as its agent, attorney-in-fact and mandatario con rappresentanza pursuant to Articles 1704 and ff. of the Italian Civil Code, with the express consent pursuant to Articles 1394 and 1395 of the Italian Civil Code, under and in connection with the Finance Documents.

(b)	The Arrangers, the Lenders and the Issuing Bank authorises the Agent on its behalf:
(i)	to execute on its behalf such of the Finance Documents which are expressed by this Agreement to be executed by the Agent on behalf of the Arrangers, the Lenders and the Issuing Bank; and
(ii)

to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically delegated to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

(c)

The Arrangers, the Lenders and the Issuing Bank hereby (i) releases the Agent from any restrictions (to the extent that such restrictions would otherwise apply) on representing several persons and self-dealing and any other similar restrictions (if any) under any applicable law (including, but not limited to, the restrictions set forth under Articles 1394 and 1395 of the Italian Civil Code) and (ii) expressly waives any right it may have under article 1394 of the Italian Civil Code in respect of contractual arrangements entered into by the Agent in its name and on its behalf pursuant to or in connection with the Finance Documents, in both case to the extent legally possible to such Finance Party.

32.2	Instructions
(a)	The Agent shall:
(i)

unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision;
(B)	the Super Majority Lenders if the relevant Finance Documents stipulates the matter is a Super Majority Lenders decision; and
(C)	in all other cases, the Majority Lenders; and
(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.
(b)

The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Agent may refrain from acting unless and until it receives those instructions or that clarification that it has requested.

(c)

Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties save for the Security Agent.

(d)

The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability (together with any associated VAT, if any) which it may incur in complying with those instructions.

(e)	In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.
(f)

The Agent may execute on behalf of the Lenders amendments to the Finance Documents which are required to allow an Additional Borrower or Additional Guarantor to become a party to this Agreement and the Intercreditor Agreement, as contemplated in Clauses 31.2 (Additional Borrowers) and 20.4 (Additional Guarantors).

(g)	The Agent is not authorised to act on behalf of a Lender in any legal or arbitration proceedings relating to any Finance Document.
(h)	For purposes of determining the relevant majority of any Lenders’ decision, the Agent shall only be required to take into account the Lenders’ Commitments shown in its records.
32.3	Duties of the Agent
(a)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.
(b)	Subject to paragraph (c) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.
(c)

Without prejudice to Clause 29.9 (Copy of Transfer Certificate, Assignment Agreement, Increase Confirmation, Additional Facility Notice or Lender Accession Agreement to the Company) and paragraph (e) of Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover), paragraph (b) above shall not apply to any Transfer Certificate, any Assignment Agreement, any Increase Confirmation or any Additional Facility Notice.

(d)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.
(e)

If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)

If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, the Arrangers or the Security Agent) under this Agreement, it shall promptly notify the other Finance Parties.

(g)

The above notwithstanding, the Agent, acting at its discretion and to the extent reasonably possible, may invite the Finance Parties to enter into and/or to enforce the rights of each Finance Documents jointly with the Agent. For the avoidance of doubt, the provision above does not grant any right to the Finance Parties to enter into and/or to enforce the rights under each Finance Document jointly with the Agent.

(h)	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).
32.4	Role of the Arrangers

Except as specifically provided in the Finance Documents, the Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

32.5	No fiduciary duties
(a)	Nothing in any Finance Document constitutes the Agent, the Arrangers or the Issuing Bank as a trustee or fiduciary of any other person.

(b)

None of the Agent, the Arrangers, the Issuing Bank or any Ancillary Lender, Fronted Ancillary Lender or Fronting Ancillary Lender shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

32.6	Business with the Group

The Agent, the Arrangers, the Issuing Bank and each Ancillary Lender, Fronted Ancillary Lender or Fronting Ancillary Lender may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

32.7	Rights and discretions
(a)	The Agent and the Issuing Bank may:
(i)

rely on any representation, communication, notice or document (including, without limitation, any notice given by a Lender pursuant to paragraphs (b) or (c) of Clause 30.2 (Disenfranchisement of Investors)) believed by it to be genuine, correct and appropriately authorized and any statement made by a director, authorized signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify;

(ii)	assume that:
(A)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and
(B)	unless it has received notice of revocation, that those instructions have not been revoked; and
(iii)	rely on a certificate from any person:
(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or
(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:
(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 28.1 (Non-Payment));
(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised;
(iii)	any notice or request made by the Company (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors; and
(iv)	no Notifiable Debt Purchase Transaction:

(A)	has been entered into;
(B)	has been terminated; or
(C)	has ceased to be with an Investor.
(c)	The Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.
(d)

Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be desirable.

(e)

The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Agent may act in relation to the Finance Documents through its officers, employees and agents and the Agent shall not:
(i)	be liable for any error of judgment made by any such person; or
(ii)	be bound to supervise, or be in any way responsible for, any loss incurred by reason of misconduct, omission or default on the part, of any such person,

unless such error or such loss was directly caused by the Agent’s gross negligence (colpa grave) or wilful misconduct (dolo).

(g)	Unless a Finance Document expressly provides otherwise the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.
(h)	Without prejudice to the generality of paragraph (g) above, the Agent:
(i)	may disclose; and
(ii)	on the written request of the Company or the Majority Lenders, as the case may be, shall, as soon as reasonably practicable, disclose,

the identity of a Defaulting Lender to the Company and to the other Finance Parties .

(i)

Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent, the Arrangers or the Issuing Bank is obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(j)

Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

32.8	Responsibility for documentation

None of the Agent, the Arrangers, the Issuing Bank or any Ancillary Lender, Fronted Ancillary Lender or Fronting Ancillary Lender is responsible or liable for:

(a)

the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, the Arrangers, the Issuing Bank, an Ancillary Lender, a Fronted Ancillary Lender, a Fronting Ancillary Lender, an Obligor or any other person in or in connection with any Finance Document or the Reports or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

(b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security; or

(c)

any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

32.9	No duty to monitor

The Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;
(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or
(c)	whether any other event specified in any Finance Document has occurred.
32.10	Exclusion of liability
(a)

Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent, the Issuing Bank or any Ancillary Lender, Fronted Ancillary Lender or Fronting Ancillary Lender), none of the Agent, the Issuing Bank or any Ancillary Lender, Fronted Ancillary Lender or Fronting Ancillary Lender will be liable (including, without limitation, for negligence or any other category of liability whatsoever) for:

(i)

any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence (colpa grave) or wilful misconduct (dolo);

(ii)

exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Transaction Security; or

(iii)	without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or
(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)

No Party (other than the Agent, the Issuing Bank or an Ancillary Lender, Fronted Ancillary Lender or Fronting Ancillary Lender (as applicable)) may take any proceedings against any officer, employee or agent of the Agent, the Issuing Bank or any Ancillary Lender, Fronted Ancillary Lender or Fronting Ancillary Lender, in respect of any claim it might have against the Agent, the Issuing Bank or an Ancillary Lender, Fronted Ancillary Lender or Fronting Ancillary Lender or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Document and any officer, employee or agent of the Agent, the Issuing Bank or any Ancillary Lender, Fronted Ancillary Lender or Fronting Ancillary Lender may rely on this Clause subject to Clause 1.7 (Third Party Rights) and the provisions of the Third Parties Act.

(c)

The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or the Arrangers to carry out:
(i)	any “know your customer” or other checks in relation to any person; or
(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender or for any Affiliate of a Lender,

on behalf of any Lender and each Lender confirms to the Agent and the Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arrangers.

(e)

Without prejudice to any provision of any Finance Document excluding or limiting the Agent’s liability, any liability of the Agent arising under or in connection with any Finance Document or the Transaction Security shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

(f)

The Agent is not obliged to disclose to any Finance Party any details of the rate notified to the Agent by any Lender or the identity of any such Lender for the purpose of Clause 16.3 (Market disruption).

32.11	Lenders’ indemnity to the Agent
(a)

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three (3) Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence (colpa grave) or wilful misconduct (dolo)) (or, in the case of any cost, loss or liability pursuant to Clause 35.11 (Disruption to Payment Systems etc), notwithstanding the Agent’s negligence (colpa), gross negligence (colpa grave) or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

(b)	Subject to paragraph (c) below, the Company shall immediately on demand reimburse any Lender for any payment that Lender makes to the Agent pursuant to paragraph (a) above.
(c)	Paragraph (b) above shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Agent to an Obligor.
(d)

The indemnity given by each Lender under paragraph (a) above is a continuing obligation, independent of the relevant Lender’s other obligations under or in connection with this Agreement or any other Finance Document and survives after this Agreement or that Finance Document is terminated. It is not necessary for a person to pay any amount or incur any expense before enforcing an indemnity under or in connection with this Agreement or any other Finance Document.

32.12	Resignation of the Agent
(a)	The Agent may resign and appoint one of its Affiliates acting through an office in the European Union, as successor by giving notice to the Lenders and the Company.
(b)

Alternatively, the Agent may resign by giving thirty (30) days’ notice to the Lenders and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Agent.

(c)

If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within thirty (30) days after notice of resignation was given, the retiring Agent (after consultation with the Company) may appoint a successor Agent (acting through an office in the European Union).

(d)

If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (c) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 32 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent’s normal fee rates and those amendments will bind the Parties.

(e)

The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents. The Company shall, within three (3) Business Days of demand, reimburse the retiring Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

(f)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.
(g)

Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (e) above) but shall remain entitled to the benefit of Clause 20.3 (Indemnity to the Agent) and this Clause 32 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(h)

The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (d) above) if on or after the date which is three (3) Months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)

the Agent fails to respond to a request under Clause 18.9(FATCA Information) and the Company or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)

the information supplied by the Agent pursuant to Clause 18.9 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Company and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date,

and (in each case) the Company or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Company or that Lender, by notice to the Agent, requires it to resign.

32.13	Replacement of the Agent
(a)

After consultation with the Company, the Majority Lenders may, by giving thirty (30) days’ notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent (acting through an office in the European Union).

(b)	The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)

The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of Clause 20.3 (Indemnity to the Agent) and this Clause 32 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.
32.14	Confidentiality
(a)

In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.
(c)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arrangers is obliged to disclose to any other person:
(i)	any confidential information; or
(ii)	any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.
32.15	Relationship with the Lenders
(a)

Subject to Clause 29.11 (Pro rata interest settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and
(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five (5) Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)

Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address and (where communication by electronic mail or other electronic means is permitted under Clause 37.6 (Electronic communication) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, electronic mail address, department and officer by that Lender for the purposes of Clause 37.2 (Addresses) and paragraph (a)(ii) of Clause 37.6 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

32.16	Credit appraisal by the Lenders, Issuing Bank and Ancillary Lenders, Fronted Ancillary Lender or Fronting Ancillary Lender

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender, Issuing Bank and Ancillary Lender, Fronted Ancillary Lender or Fronting Ancillary Lender confirms to the Agent, each Arranger, the Issuing Bank and each Ancillary Lender, Fronted Ancillary Lender or Fronting Ancillary Lender that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;
(b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)

whether that Lender, Issuing Bank or Ancillary Lender, Fronted Ancillary Lender or Fronting Ancillary Lender (as applicable) has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(d)

the adequacy, accuracy or completeness of the Reports and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)

the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

32.17	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

32.18	Reliance and engagement letters

Each Finance Party and Secured Party confirms that each of the Arrangers and the Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by each Arranger or the Agent) the terms of any reliance letter or engagement letters relating to the Reports or any other reports or letters provided by accountants in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those Reports or any other reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

32.19	Role of Reference Banks
(a)	No Reference Bank is under any obligation to provide a quotation or any other information to the Agent.
(b)

No Reference Bank will be liable for any action taken by it under or in connection with any Finance Document, or for any Reference Bank Quotation, unless directly caused by its gross negligence (colpa grave) or wilful misconduct (dolo).

(c)

No Party (other than the relevant Reference Bank) may take any proceedings against any officer, employee or agent of any Reference Bank in respect of any claim it might have against that Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, or to any Reference Bank Quotation, and any officer, employee or agent of each Reference Bank may rely on this Clause 32.18 subject to Clause 1.7 (Third Party Rights) and the provisions of the Third Parties Act.

32.20	Third party Reference Banks

A Reference Bank which is not a Party may rely on Clause 32.18 (Reliance and engagement letters), paragraph (a) of Clause 44.6 (Other exceptions) and Clause 42 (Confidentiality of Funding Rates and Reference Bank Quotations) subject to Clause 1.7 (Third Party Rights) and the provisions of the Third Parties Act.

33.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;
(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or
(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
34.	SHARING AMONG THE FINANCE PARTIES
34.1	Payments to Finance Parties
(a)

Subject to paragraph (b) below, if a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 35 (Payment Mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(i)	the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery to the Agent;

(ii)

the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 35 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(iii)

the Recovering Finance Party shall, within three (3) Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 35.6 (Partial payments).

(b)

Paragraph (a) above shall not apply to any amount received or recovered by an Issuing Bank or an Ancillary Lender, Fronted Ancillary Lender or Fronting Ancillary Lender in respect of any cash cover provided for the benefit of that Issuing Bank or that Ancillary Lender, Fronted Ancillary Lender or Fronting Ancillary Lender.

34.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 35.6 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

34.3	Recovering Finance Party’s rights

On a distribution by the Agent under Clause 34.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

34.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)

each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.
34.5	Exceptions
(a)

This Clause 34 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause 34, have a valid and enforceable claim against the relevant Obligor.

(b)

A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified the other Finance Party of the legal or arbitration proceedings; and
(ii)

the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable after having received notice and did not take separate legal or arbitration proceedings.

(c)

This Clause 34 shall not apply to the extent that the Recovering Finance Party shall have received an amount in excess of the amount it would have received in accordance with Clause 35 (Payment Mechanics) as a result of the application to any other Finance Party of any legal provision regarding mandatory subordination of such other Finance Party’s claim within the insolvency proceedings of an Obligor having its Centre of Main Interest in Italy.

34.6	Ancillary Lenders, Fronted Ancillary Lender and Fronting Ancillary Lender
(a)

This Clause 34 shall not apply to any receipt or recovery by a Lender in its capacity as an Ancillary Lender, Fronted Ancillary Lender or Fronting Ancillary Lender at any time prior to the occurrence of a Declared Default.

(b)

Following the occurrence of a Declared Default which is continuing, this Clause 34 shall apply to all receipts or recoveries by Ancillary Lenders, Fronted Ancillary Lender or Fronting Ancillary Lender except to the extent that the receipt or recovery represents a reduction of the Permitted Gross Outstandings of a Multi-account Overdraft to or towards an amount equal to its Designated Net Amount.

35.	PAYMENT MECHANICS
35.1	Payments to the Agent
(a)

On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, excluding a payment under the terms of an Ancillary Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)

Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in such Participating Member State or Milan, as specified by the Agent) as the Agent, in each case, specifies.

35.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 35.3 (Distributions to an Obligor) and Clause 35.4 (Clawback and pre-funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five (5) Business Days’ notice with a bank specified by that Party in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or Milan, as specified by that Party).

35.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 36 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

35.4	Clawback and pre-funding
(a)

Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)

Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

(c)

If the Agent is willing to make available amounts for the account of a Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to a Borrower:

(i)	the Agent shall notify the Company of that Lender’s identity and the Borrower to whom that sum was made available shall on demand refund it to the Agent; and
(ii)

the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower to whom that sum was made available, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

35.5	Impaired Agent
(a)

If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 35.1 (Payments to the Agent) may instead either:

(i)	pay that amount direct to the required recipient(s); or
(ii)

if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay that amount or the relevant part of that amount to an interest-bearing account held with an “Acceptable Bank” within the meaning of paragraph (c) of the definition of Acceptable Bank and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment (the “Paying Party”) and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the “Recipient Party” or “Recipient Parties”).

In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements.
(c)

A Party which has made a payment in accordance with this Clause 35.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)

Promptly upon the appointment of a successor Agent in accordance with Clause 32.13 (Replacement of the Agent), each Paying Party shall (other than to the extent that that Party has given an instruction pursuant to paragraph (e) below) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with Clause 35.2 (Distributions by the Agent).

(e)	A Paying Party shall, promptly upon request by a Recipient Party and to the extent:
(i)	that it has not given an instruction pursuant to paragraph (d) above; and
(ii)	that it has been provided with the necessary information by that Recipient Party,

give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.

35.6	Partial payments
(a)

If the Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)

first, in or towards payment pro rata of any unpaid amount owing to the Agent, the Issuing Bank (other than any amount under Clause 7.2 (Claims under a Letter of Credit) or, to the extent relating to the reimbursement of a claim (as defined in Clause 7 (Letters of Credit)), Clause 7.3 (Indemnities)) or the Security Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under those Finance Documents;
(iii)

thirdly, in or towards payment pro rata of any principal due but unpaid under those Finance Documents and any amount due but unpaid under Clause 7.2 (Claims under a Letter of Credit) and Clause 7.3 (Indemnities); and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) (inclusive) above.
(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.
35.7	Set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

35.8	Business Days
(a)

Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar Month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
35.9	Currency of account
(a)	Subject to paragraphs (b) to (e) (inclusive) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.
(b)

A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated, pursuant to this Agreement, on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated, pursuant to this Agreement, when that interest accrued.
(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.
(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.
35.10	Change of currency
(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(i)

any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

(ii)

any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)

If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.

35.11	Disruption to Payment Systems etc

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Company that a Disruption Event has occurred:

(a)

the Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facilities as the Agent may deem necessary in the circumstances;

(b)

the Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)

the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)

any such changes agreed upon by the Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 44 (Amendments and Waivers);

(e)

the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence (colpa), gross negligence (colpa grave) or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 35.11; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.
36.	SET-OFF
(a)

Subject to Clause 4.6 (Utilisations during the Certain Funds Period) or Clause 4.7 (Utilisations of Senior Revolving Facility/Additional Facility during the Agreed Certain Funds Period), whilst a Declared Default has occurred and is continuing, a Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the relevant Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

(b)

Any credit balances taken into account by an Ancillary Lender or Fronting Ancillary Lender when operating a net limit in respect of any overdraft under an Ancillary Facility or Fronted Ancillary Facility shall on enforcement of the Finance Documents be applied first in reduction of the overdraft provided under that Ancillary Facility or Fronted Ancillary Facility in accordance with its terms.

37.	NOTICES
37.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by letter or electronic mail.

37.2	Addresses

The address and electronic mail address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Parent or the Company, that identified with its name below;
(b)

in the case of each Lender, the Issuing Bank, each Ancillary Lender, Fronted Ancillary Lender or Fronting Ancillary Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent or the Security Agent, that identified with its name below,

or any substitute address, electronic mail address or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five (5) Business Days’ notice.

37.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:
(i)	if by way of electronic mail, when received in legible form; or
(ii)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 37.2 (Addresses), if addressed to that department or officer.

(b)

Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s or Security Agent’s signature below (or any substitute department or officer as the Agent or Security Agent shall specify for this purpose).

(c)	All notices from or to an Obligor or the Parent shall be sent through the Agent.
(d)

To the extent permitted under any applicable law, any communication or document made or delivered to the Company in accordance with this Clause 37.3 will be deemed to have been made or delivered to the Parent and each of the Obligors.

(e)

Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above after 5.00 p.m. local time in the place of receipt, shall be deemed only to become effective on the following day.

37.4	Notification of addresses

Promptly upon receipt of notification of an address or electronic mail address or change of address or electronic mail address pursuant to Clause 37.2 (Addresses) or changing its own address or electronic mail address, the Agent shall notify the other Parties.

37.5	Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

37.6	Electronic communication
(a)

Any communication or document to be made or delivered between any two Parties under or in connection with the Finance Documents may be made or delivered by any unencrypted electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of any information required to enable the transmission of information by that means; and
(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five (5) Business Days’ notice.
(b)

Any such electronic communication or delivery as specified in paragraph (a) above to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication or delivery.

(c)

Any such electronic communication or document as specified in paragraph (a) above made or delivered between any two Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication or document made or delivered by a Party to the Agent or the Security Agent only if it is addressed in such a manner as the Agent or Security Agent shall specify for this purpose.

(d)

Any electronic communication or document which becomes effective, in accordance with paragraph (c) above, after 5:00 p.m. local time in the place in which the Party to whom the relevant communication or document is sent, or made available, shall be deemed only to become effective on the following day.

(e)

Any reference in a Finance Document to a communication being sent or received or a document being delivered shall be construed to include that communication or document being made available in accordance with this Clause 37.6.

37.7	Use of websites
(a)	The Company acknowledges and agrees that any information under this Agreement may be delivered to a Lender (through the Agent) on to an electronic website if:
(i)	the Agent and the Lender agree (the “Website Lenders”);
(ii)	the Agent appoints a website provider and designates an electronic website for this purpose (the “Designated Website”);
(iii)	the Designated Website is used for communication between the Agent and the Lenders;
(iv)	the Agent notifies the Lenders of the address and password for the Designated Website;
(v)	the information can only be posted on the Designated Website by the Agent; and

(vi)	the information posted is in a format agreed between the Company and the Agent.
(b)	The cost of the Designated Website shall be borne by the Company, subject to such cost being agreed by the Company beforehand.
(c)

Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement, which is posted onto the Designated Website. The Company shall at its own cost comply with any such request within ten (10) Business Days.

37.8	English language
(a)	Any notice given under or in connection with any Finance Document must be in English.
(b)	All other documents provided under or in connection with any Finance Document must be:
(i)	in English; or
(ii)

if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document or a Transaction Security Document.

38.	CALCULATIONS AND CERTIFICATES
38.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

38.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

38.3	Day count convention
(a)	Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated:
(i)	on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Market differs, in accordance with that market practice; and
(ii)	subject to paragraph (c) below, without rounding.
(b)

If any day during an Interest Period for a Compounded Rate Loan is not an RFR Banking Day, the rate of interest on that Compounded Rate Loan for that day will be the rate applicable to the immediately preceding RFR Banking Day.

(c)

Unless otherwise set out in any applicable Compounded Rate Terms, the aggregate amount of any accrued interest, commission or fee which is or becomes payable by an Obligor under a Finance Document shall be rounded to 2 decimal places.

39.	PARTIAL INVALIDITY

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

40.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, or Secured Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document. No election to affirm any Finance Document on the part of any Finance Party or Secured Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

41.	CONFIDENTIALITY
41.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 41.2 (Disclosure of Confidential Information) and Clause 41.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

41.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)

to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:
(i)

to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent or Security Agent and, in each case, to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)

appointed by any Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (b) of Clause 32.15 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;
(v)

to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;
(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 29.10 (Security over Lenders’ rights);
(viii)	who is a Party; or
(ix)	with the consent of the Company,

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)

in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking, except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)

in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)

in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)

to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents, including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party; and

(d)

to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

41.3	Disclosure to numbering service providers
(a)

Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facilities and/or one or more Obligors the following information:

(A)	names of Obligors;
(B)	country of domicile of Obligors;
(C)	place of incorporation of Obligors;
(D)	Signing Date;
(E)	Clause 46 (Governing Law);
(F)	the names of the Agent and the Arrangers;
(G)	date of each amendment and restatement of this Agreement;
(H)	amounts of, and names of, the Facilities (and any tranches);
(I)	amount of Total Commitments;
(J)	currencies of the Facilities;
(K)	type of Facilities;
(L)	ranking of Facilities;
(M)	Termination Date for Facilities;
(N)	changes to any of the information previously supplied pursuant to paragraphs (A) to (M) above; and
(O)	such other information agreed between such Finance Party and the Company,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)

The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facilities and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	The Company represents that none of the information set out in paragraphs (a)(A) to (a)(O) above is, nor will at any time be, unpublished price-sensitive information.
(d)	The Agent shall notify the Company and the other Finance Parties of:
(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facilities and/or one or more Obligors; and
(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facilities and/or one or more Obligors by such numbering service provider.
41.4	Entire agreement

This Clause 41 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

41.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

41.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company:

(a)

of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 41.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 41.
41.7	Continuing obligations

The obligations in this Clause 41 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twenty-four (24) Months from the earlier of:

(a)

the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.
41.8	General Data Protection Regulation
(a)

Pursuant to and in accordance with articles 13 and 14 of Regulation (EU) No. 2016/679 of the European Parliament and of the Council of 27 April 2016 (the “General Data Protection Regulation” or “GDPR”), the Parties mutually acknowledge and agree that any personal data relating to the individuals (including, by way of example and without limitation, employees, directors, clients and third parties) of each Party that may have been supplied for the purposes of this Agreement, shall be treated, as autonomous controllers for purposes related to the mutual obligations arising from the Agreement itself as well as for the purposes of compliance with all the laws and regulations applicable to this Agreement.

(b)

The Parties will implement appropriate technical and organizational measures adequate to the protection of the personal data, pursuant to and in accordance with article 32 of the GDPR, and the personal data will be stored as short as possible for the performance of this Agreement and/or the compliance with regulatory requirements.

(c)

The Parties shall be entitled to exercise at any time their own rights (including without limitation: (i) the right to update, correct, supplement and cancel the personal data themselves; (ii) the right to data portability; and (iii) the right to submit complaints to the competent data protection authority) pursuant to and in accordance with articles from 15 to 22 of the GDPR.

41.9	Electronic communication

For reasons of technical practicality, electronic communication may be sent in unencrypted form, even if the content may be subject to confidentiality and banking secrecy.

42.	CONFIDENTIALITY OF FUNDING RATES AND REFERENCE BANK QUOTATIONS
42.1	Confidentiality and disclosure
(a)

The Agent and each Obligor agree to keep each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b), (c) and (d) below.

(b)	The Agent may disclose:
(i)	any Funding Rate (but not, for the avoidance of doubt, any Reference Bank Quotation) to the relevant Borrower pursuant to Clause 14.6 (Notification of rates of interest); and
(ii)

any Funding Rate or any Reference Bank Quotation to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender or Reference Bank, as the case may be.

(c)	The Agent may disclose any Funding Rate or any Reference Bank Quotation, and each Obligor may disclose any Funding Rate, to:
(i)

any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate or Reference Bank Quotation is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it;

(ii)

any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii)

any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Lender or Reference Bank, as the case may be.
(d)

The Agent’s obligations in this Clause 42.1 relating to Reference Bank Quotations are without prejudice to its obligations to make notifications under Clause 14.6 (Notification of rates of interest) and Clause 16 (Changes to the Calculation of Interest) provided that (other than pursuant to paragraph (b)(i) above) the Agent shall not include the details of any individual Reference Bank Quotation as part of any such notification.

42.2	Related obligations
(a)

The Agent and each Obligor acknowledge that each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and each Obligor undertake not to use any Funding Rate or, in the case of the Agent, any Reference Bank Quotation for any unlawful purpose.

(b)	The Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender or Reference Bank, as the case may be:
(i)	of the circumstances of any disclosure made pursuant to paragraph (c)(ii) of Clause 42.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this Clause 42.
42.3	No Event of Default

No Event of Default will occur under Clause 28.3 (Breach of other Obligations) by reason only of an Obligor’s failure to comply with this Clause 42.

43.	DISCLOSURE OF LENDER DETAILS BY AGENT
43.1	Supply of Lender details to the Company

The Agent shall provide to the Company, within five (5) Business Days of a request by the Company (but no more frequently than once per calendar month), a list (which may be in electronic form) setting out the names of the Lenders as at that Business Day, their respective Commitments, the address and electronic mail address (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the transmission of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Agent to that Lender under the Finance Documents.

43.2	Supply of Lender details at Company’s direction
(a)	The Agent shall, at the request of the Company, disclose the identity of the Lenders and the details of the Lenders’ Commitments to any:
(i)

other Party or any other person if that disclosure is made to facilitate, in each case, a refinancing of the Financial Indebtedness arising under the Finance Documents or a material waiver or amendment of any term of any Finance Document; and

(ii)	member of the Group.
(b)

Subject to paragraph (c) below, the Company shall procure that the recipient of information disclosed pursuant to paragraph (a) above shall keep such information confidential and shall not disclose it to anyone and shall ensure that all such information is protected with security measures and a degree of care that would apply to the recipient’s own confidential information.

(c)

The recipient may disclose such information to any of its officers, directors, employees, professional advisers, auditors and partners as it shall consider appropriate if any such person is informed in writing of its confidential nature, except that there shall be no such requirement to so inform if that person is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by duties of confidentiality in relation to the information.

43.3	Supply of Lender details to other Lenders

(a)

If a Lender (a “Disclosing Lender”) indicates to the Agent that the Agent may do so, the Agent shall disclose that Lender’s name and Commitment to any other Lender that is, or becomes, a Disclosing Lender.

(b)	The Agent shall, if so directed by the Majority Lenders, request each Lender to indicate to it whether it is a Disclosing Lender.
44.	AMENDMENTS AND WAIVERS
44.1	Intercreditor Agreement

This Clause 44 is subject to the terms of the Intercreditor Agreement.

44.2	Required consents
(a)

Subject to Clauses 44.3 (Reserved matters) to 44.6 (Other exceptions) (inclusive) and to Clause 44.8 (Technical Amendments), any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Company and any such amendment or waiver will be binding on all Parties, save for (i) in relation to a waiver of a further condition precedent to a Utilisation of the Original Revolving Facility (other than on the Closing Date), which shall require the consent of the Majority Original Revolving Facility Lenders, and any such waiver will be binding on all Parties and (ii) in relation to a waiver of a further condition precedent to a Utilisation of an Additional Facility (other than on the Closing Date), which shall require the consent of the Lenders whose commitments aggregate at least 66 ⅔ percent of the commitments of the relevant Additional Facility, and any such waiver will be binding on all Parties.

(b)

The Agent (also in its capacity as mandatario con rappresentanza pursuant to Italian law) may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 44 and any amendment, waiver, consent or release made or effected in accordance with the provisions of this Clause 44, or in accordance with any other term of this Agreement or any other Finance Documents shall, in each case, be binding on all Parties. In the event that any of the Finance Parties is not entitled to grant to the Agent the authority referred to in this Agreement it shall be obliged to appear with and execute at the same time as, the Agent, upon the request of the Agent, to formalise any actions or measures that are required. By virtue of this Agreement, each of the Finance Parties shall be obliged to cooperate with the Agent, including to participate in the negotiation and execution of the documents, either in public or private, that may be required for the execution and effectiveness of the provisions contained in this Agreement or any other Finance Document. Each Finance Party hereby irrevocably empowers the Agent (also in its capacity as mandatario con rappresentanza pursuant to Italian law) to execute and notarise, on behalf of the Lenders, any document required to give effect to the agreed waiver or amendment and each Finance Party shall grant any documents or carry out actions necessary or convenient for the validity of such irrevocable power of attorney in favour of the Agent.

(c)

Each Finance Party irrevocably and unconditionally authorises and instructs the Agent (also in its capacity as mandatario con rappresentanza pursuant to Italian law) without any further consent, sanction, authority or further confirmation from them (for the benefit of the Agent and the Company) to execute any documentation relating to a proposed amendment or waiver as soon as the requisite Lender consent is unconditionally received in accordance with this Clause 44 (or on such later date as may be agreed by the Agent and Company). Without prejudice to the foregoing, the Finance Parties shall enter into any documentation necessary to implement an amendment or waiver once that amendment or waiver has been approved by the requisite number of

Lenders determined in accordance with this Clause 44 (or on such later date as may be agreed by the Agent and Company).

(d)

Each Obligor agree to any such amendment or waiver permitted by this Clause 44 which is agreed to by the Company. This includes any amendment or waiver which would, but for this paragraph (d), require the consent of all of the Obligors.

(e)	Paragraph (c) of Clause 29.11 (Pro rata interest settlement) shall apply to this Clause 44.
44.3	Reserved matters
(a)

No consent of any Lender is required in connection with the introduction of an Additional Facility (other than the consent of the relevant Additional Facility Lender(s) or person(s) providing the Additional Facility) or a Refinancing Debt (other than the consent of the relevant Lender(s) or person(s) providing the Refinancing Debt).

(b)

Any amendment to the Finance Documents pursuant to Clause 2.4 (Increase) and Clause 2.5 (Additional Facilities) (and any mechanical or technical amendments necessary for the implementation of the same) does not require any consent of any Finance Party other than the relevant Increase Lenders and/or Additional Facility Lenders (as applicable).

(c)

A release of any Transaction Security and/or Guarantors will need the approval of the Super Majority Lenders (without prejudice to Clauses 31.7 (Resignation and release of security on disposal) and 31.8 (Other Releases)).

(d)

Subject to Clause 44.6 (Other exceptions) and other than as permitted by the provisions of this Agreement (including this Clause 44) or any other Finance Document, an amendment, waiver, consent or release of, or in relation to, any term of any Finance Document that has the effect of changing or which relates to (i) the order of priority or subordination under the Intercreditor Agreement or (ii) the manner in which the proceeds of enforcement of any Transaction Security created pursuant to any Transaction Security Document are distributed shall not be made without the prior consent of the Super Majority Lenders, in each case unless such action is otherwise permitted or not prohibited under the terms of the Finance Documents.

44.4	Structural Adjustments
(a)

Notwithstanding the foregoing and anything else (express or implied) in the Finance Documents to the contrary, a Structural Adjustment may be approved with the consent of the Majority Lender and each Lender directly and adversely affected by or participating in, the Structural Adjustment.

(b)	A “Structural Adjustment” means any amendment, waiver or variation of the terms of any Finance Document that results in:
(i)

the introduction of an additional loan, commitment or facility into the Finance Documents ranking pari passu or junior to the Facilities (provided that no repayment under a pari passu tranche shall be made before the Termination Date in respect of Facility A (other than a de minimis repayment instalment not exceeding 1 per cent. per year of the principal amount of the additional loan, commitment or facility, and provided further that any junior tranche shall be contractually subordinated in accordance with the Intercreditor Agreement or any other intercreditor arrangement satisfactory to the Agent);

(ii)	the re-tranching of any existing Facility(ies) whether or not such re-tranching result in such re-tranched Facility(ies) being junior or pari passu with any other Facility;
(iii)	any increase in or addition of any Commitment of any Lender;
(iv)

any extension of the Availability Period in respect of any Commitment of any Lender or an extension of the date of payment of any amount to a Lender under the Finance Documents (other than a mandatory prepayment under Clause 11.9 (Disposal));

(v)	any redenomination into another currency of any Commitment of any Lender;
(vi)

any reduction in the Margin (other than in accordance with the definition of Margin), the conversion of cash pay interest into non cash pay interest or a reduction, deferral or redenomination into another currency in the amount of any payment of principal, interest, fees or commission or other amount payable to a Lender under the Finance Documents; or

(vii)

any change to the Finance Documents (including changes to Security and/or guarantees and changes to and/or additional intercreditor arrangements except as provided for in paragraph (b) of Clause 31.8 (Other Releases)) consequential on or incidental to or required to implement or effect or reflect any of paragraphs (i) to (vi) (inclusive) above, provided that any amendment, waiver, change or other step taken under or pursuant to Clauses 2.4 (Increase) and 2.5 (Additional Facilities) and in relation to a Refinancing Debt shall not constitute a Structural Adjustment.

(c)	The Agent and the Security Agent shall enter into any documentation or make any amendments to the Finance Documents necessary to implement a Structural Adjustment on behalf of the Finance Parties.
44.5	All Lender matters

Subject to the above, an amendment, waiver or consent of, or in relation to, any term of any Finance Document that has the effect of changing or which relates to:

(a)	the definition of Majority Lenders or Super Majority Lenders or Change of Control in Clause 1.1 (Definitions);
(b)

Clause 2.2 (Finance Parties’ rights and obligations), 29 (Changes to the Lenders) (to the extent restricting the rights of Lenders to assign, transfer or sub-participate their rights or obligations under the Finance Documents) or this Clause 44 (Amendments and Waivers);

(c)

any change to Clause 11.8 (Mandatory Prepayment on Exit) or Clause 11.1 (Illegality) or any change to the pro rata sharing rules under Clauses 11.10 (Application of mandatory prepayments and cancellations) or 12.9 (Application of prepayments);

(d)	any change to the applicable law and jurisdiction of any Finance Document;
(e)	any change to the Borrowers or Guarantors (subject to Permitted Reorganisations and as otherwise provided for in Clause 31 (Changes to the Obligors)); and
(f)	change to any provision which expressly requires the consent of all the Lenders;

shall not be made, or given, without the prior consent of all Lenders.

44.6	Other exceptions
(a)

An amendment or waiver which relates to the specific rights or obligations of the Agent, the Arrangers, the Issuing Bank, any Ancillary Lender, any Fronted Ancillary Lender, any Fronting Ancillary Lender or a Reference Bank or the Security Agent (each in their capacity as such) may not be effected without the consent of the Agent, the Arrangers, the Issuing Bank, the relevant Ancillary Lender, the relevant Fronted Ancillary Lender, the relevant Fronting Ancillary Lender or the relevant Reference Bank or the Security Agent, as the case may be.

(b)	Subject to Clause 2.4 (Increase), paragraph (e) of Clause 2.5 (Additional Facilities) or Clause 44.4 (Structural Adjustments), any amendment or waiver which:
(i)	relates only to the rights or obligations applicable to a particular Utilisation, Facility or class of Lender; and
(ii)	does not adversely affect the rights or interests of Lenders in respect of any other Utilisation or Facility or another class of Lender,

may be made in accordance with this Clause 44 but as if references in this Clause 44 to the specified proportion of Lenders (including, for the avoidance of doubt, all the Lenders) whose consent would, but for this paragraph (b), be required for that amendment or waiver were to that proportion of the Lenders participating in that particular Utilisation or Facility or forming part of that particular class.

(c)

Subject to compliance with paragraph (b) of Clause 9.3 (Terms of Ancillary Facilities and Fronted Ancillary Facilities), no amendment or waiver of a term of any Ancillary Document shall require the consent of any Finance Party other than the relevant Ancillary Lender or Fronting Ancillary Lender.

(d)	No amendment or waiver of a term of any Fee Letter shall require the consent of any Finance Party other than any such person which is party to that Finance Document.
(e)

Notwithstanding anything to the contrary in the Finance Documents, any redesignation or transfer of all or any part of a Commitment and/or a participation in any Utilisation to a new tranche or facility established as an Additional Facility or pursuant to a Structural Adjustment or any other term of any of the Finance Documents (or any other similar or equivalent transaction) may be approved with the consent of the Lender holding that Commitment and/or, as the case may be, participation (or part thereof) and the Company (without any requirement for any consent or approval from any other person).

(f)

Notwithstanding anything to the contrary in the Finance Documents, a Finance Party may unilaterally waive, relinquish or otherwise irrevocably give up all or any of its rights under any Finance Document with the consent of the Company.

44.7	Change to reference rates
(a)

Notwithstanding Clause 44.2 (Required consents) and 44.5 (All Lender matters) but subject to Clause 44.6 (Other exceptions), if a Published Rate Replacement Event has occurred in relation to any Published Rate for a currency which can be selected for a Loan, any amendment or waiver which relates to:

(xix)	providing for the use of a Replacement Reference Rate in relation to that currency in place of (or in addition to) that Published Rate; and

(xx)

(A)	aligning any provision of any Finance Document to the use of that Replacement Reference Rate;
(B)

enabling that Replacement Reference Rate to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of this Agreement);

(C)	implementing market conventions applicable to that Replacement Reference Rate;
(D)	providing for appropriate fallback (and market disruption) provisions for that Replacement Reference Rate; or
(E)

adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), together with any change which is consequential on, incidental to, or required to implement or effect or reflect any of the amendments or waivers listed above, may be made with the consent of the Agent (acting on the instructions of the Relevant Currency Majority Lenders for the currency to which the relevant Replacement Reference Rate will apply (acting reasonably)) and the Company. This may include, but shall not be limited to, the making of any appropriate adjustments to such alternate rate and this Agreement, including: (x) to preserve pricing in effect at or about the time of selection of such alternate rate; and/or (y) to align any provision of a Finance Document to the use of that other rate including making appropriate adjustments to this Agreement for basis, duration, time and periodicity for determination of that rate for any Interest Period and making other consequential, incidental and/or mechanical changes. Any such adjustments or amendments to reflect the alternate rate of interest or as otherwise contemplated by this Clause 44.7 (Change to reference rates) shall become effective without any further action or consent of any other Party.

(b)

An amendment or waiver that relates to, or has the effect of, aligning the means of calculation of interest on a Compounded Rate Loan in any currency under this Agreement to any recommendation of a Relevant Nominating Body which:

(xxi)	relates to the use of the RFR for that currency in the international or any relevant domestic syndicated loan markets; and
(xxii)	is issued on or after the date of this Agreement

may be made with the consent of the Agent (acting reasonably) and the Company.

(c)

The Parties acknowledge that the provisions of this Agreement relating to Compounded Rate Loans, have been drafted with regard to the LMA recommended form of multicurrency term and revolving facilities agreement incorporating backward-looking compounded rates and forward-looking term rates with rate switch provisions (lookback without observation shift) dated 28 May 2021 (the “LMA Recommended Form”). The Parties agree that, at the request of the Company, the Agent will promptly enter into any amendments to this Agreement reasonably requested by the Company and agreed by the Agent (acting reasonably) to ensure that the terms of this Agreement reflect the equivalent terms of any subsequent version of the LMA Recommended Form published by the LMA, whilst preserving, to the extent reasonably practicable, any negotiated deviations from, or supplements to, the LMA Recommended Form, and any election of drafting options set out in the LMA Recommended Form, in each case agreed between the Parties and reflected in this Agreement as of the date of this Agreement (“Conforming Compounded Rate Changes”), provided that, to the extent that a Conforming Compounded Rate Change materially and adversely affects the rights or interests of Lenders in respect of a particular Utilisation, Facility or class of Lenders (taken as a whole), such Conforming Compounded Rate Change shall not be made in relation to that Utilisation, Facility or affected class (but may, for the avoidance of doubt, be made with respect to other Utilisations, Facilities or classes of Lenders) without the consent of the Majority Lenders with respect to that particular Utilisation, Facility or affected class.

(d)

A Reference Rate Supplement that amends the Reference Rate Terms for a currency in a manner which the Company has determined is necessary or desirable in order to implement an any interest rate or cross currency hedging arrangements in respect of any Relevant Currency Facility (including in order to amend the methodology set out in Schedule 25 (Daily Non-Cumulative Compounded Rate) or in any relevant Reference Rate Supplement in order to align such methodology to the corresponding methodology used for the purposes of the relevant hedging arrangements, including to implement an “observation shift” in such methodology) may be agreed and implemented with the consent of the Agent (acting reasonably) and the Company.

(e)	Any Lender which rejects a request for consent under this Clause 44.7 shall be deemed to be a Non-Consenting Lender for the purposes of this Agreement.
(f)

Without prejudice to this Clause 44.7, if so requested by the Company, the Agent (on behalf of the other Finance Parties) shall (and is hereby instructed by the other Finance Parties to) enter into an amendment agreement to this Agreement (and/or such other applicable documentation as may be requested by the Company) to reflect any alternate rate of interest agreed (or deemed to be agreed) in accordance with this Clause 44.7 and such other related changes to this Agreement as may be applicable (and no further instruction, consent or approval from any other Finance Party(ies) shall be required).

(g)	In this Clause 44.7:
(xxiii)	“Published Rate” means:
(A)	the Alternative Term Rate for any Quoted Tenor;
(B)	the Primary Term Rate for any Quoted Tenor; or
(C)	an RFR.
(xxiv)	“Published Rate Replacement Event” means, in relation to a Published Rate:

(A)	the methodology, formula or other means of determining that Published Rate has, in the opinion of the Company materially changed;

(B)

(I)

(1)	the administrator of that Published Rate or its supervisor publicly announces that such administrator is insolvent; or
(2)

information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Published Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Published Rate;

(II)

the administrator of that Published Rate publicly announces that it has ceased or will cease, to provide that Published Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Published Rate;

(III)	the supervisor of the administrator of that Published Rate publicly announces that such Published Rate has been or will be permanently or indefinitely discontinued;
(IV)	the administrator of that Published Rate or its supervisor announces that that Published Rate may no longer be used; or
(V)	in the case of the Primary Term Rate for any Quoted Tenor for euro:
(1)

the supervisor of the administrator of that Primary Term Rate makes a public announcement or publishes information stating that that Primary Term Rate for that Quoted Tenor is no longer, or as of a specified future date will no longer be, representative of the underlying market or economic reality that it is intended to measure and that representativeness will not be restored (as determined by such supervisor); and

(2)

with awareness that any such announcement or publication will engage certain triggers for fallback provisions in contracts which may be activated by any such pre-cessation announcement or publication; or

(C)

the administrator of that Published Rate (or the administrator of an interest rate which is a constituent element of that Published Rate) determines that that Published Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(I)	the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Company) temporary; or
(II)

that Published Rate is calculated in accordance with any such policy or arrangement for a period no less than the period specified as the “Published Rate Contingency Period” in the Reference Rate Terms relating to that Published Rate; or

(D)	the Company determines (acting reasonably) that there are syndicated loans which are being:
(I)

executed that include a benchmark rate (or benchmark rate floor convention) in respect of loans in the relevant currency which is different from (or which is formulated or calculated differently from) that Published Rate (or the benchmark rate floor convention provided for in this Agreement); or

(II)

amended to incorporate or adopt a new benchmark interest rate, formulation or calculation methodology (or floor convention) to replace that Published Rate (or applicable formulation, calculation methodology or floor convention); or

(E)	in the opinion of the Company (acting reasonably), that Published Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.
(xxv)

“Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

(xxvi)	“Replacement Reference Rate” means a reference rate which is:
(A)	formally designated, nominated or recommended as the replacement for a Published Rate by:
(I)	the administrator of that Published Rate; or
(II)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Reference Rate” will be the replacement under paragraph (II) above;

(B)	in the opinion of the Company (acting reasonably), generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to a Published Rate; or
(C)	in the opinion of the Company (acting reasonably), an appropriate successor to a Published Rate.
44.8	Technical Amendments

Notwithstanding Clause 44.2 (Required consents) above and unless a contrary indication appears in that Finance Document, the Agent and the Company shall be entitled to make any amendments to a Finance Document which:

(a)	cure any ambiguity, omission, defect, error or inconsistency (including any manifest error);
(b)

make any minor, technical or administrative amendment to facilitate the commitment to or use of any Additional Facility which amendment is not adverse in any material respects to the interests of any Lender;

(c)

evidence and provide for the acceptance and appointment of a successor Agent or Security Agent pursuant to the requirements thereof or to provide for the accession by a Agent or Security Agent to any Finance Document; or

(d)	otherwise for the benefit of all the Lenders as a class.
44.9	Excluded Commitments

If any Lender fails to respond to, or does not accept or reject, a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement before 5.00 p.m. Milan time on the date falling ten (10) Business Days of that request being made, unless the Company and the Agent agree to a longer time period in relation to any request:

(a)

its Commitment shall not be included for the purpose of calculating the Total Commitments under the relevant Facility when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments has been obtained to approve that request; and

(b)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.
44.10	Replacement or Prepayment of Lender
(a)	If:
(i)	any Lender becomes a Non-Consenting Lender (as defined in paragraph (e) below);
(ii)

an Obligor becomes obliged to repay any amount in accordance with Clause 11.1 (Illegality) or to pay additional amounts pursuant to Clause 19.1 (Increased costs), Clause 18.2 (Tax gross up), Clause 18.3 (Tax indemnity), to any Lender; or

(iii)	any Lender becomes a Defaulting Lender,

then, subject to complying with paragraph (c) below, the Company may, on giving prior written notice to the Agent and such Lender no more than ninety (90) days after (A) (in the case of paragraph (a)(i) above) the later of (x) the Non-Consenting Lender’s refusal to the requested consent, waiver or amendment and (y) the Majority Lenders’ consent being provided in respect of the relevant consent, waiver or amendment, being notified to the Company; (B) (in the case of paragraph (a)(ii) above) the date that such obligation arises; and (C) (in the case of paragraph (a)(iii) above) the date that the Company becomes aware that the relevant Lender is a Defaulting Lender:

(A)

replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 29 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to an Eligible Institution (a

“Replacement Lender”) and which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 29 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest and/or Letter of Credit fees (to the extent that the Agent has not given a notification under Clause 29.11 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents in which case such transfer will be deemed to have been completed, subject to the provisions of paragraph (c) below, five (5) Business Days after the relevant Replacement Lender has delivered a Transfer Certificate executed by it to the relevant transferor and paid the corresponding cash amount to the Agent; or

(B)	prepay that Lender’s participation in the Facilities in full and cancel all of its Commitments with the proceeds of:
(1)	any New Shareholder Injection and/or any other Acceptable Funding Sources; and/or
(2)	provided that the Total Leverage Ratio is 3.50:1 or less on a pro forma basis after application of such prepayment and that there is no Event of Default continuing, any Cash of the Group,

provided that, in each case, the Company or any other member of the Group shall not be required to pay any prepayment fees or penalties (however described) payable under this Agreement or any other Finance Document to that Non-Consenting Lender or replaced Lender (as applicable).

(b)

Should a Lender not deliver a Transfer Certificate in accordance with subparagraph (a)(A) above, such Lender shall be excluded from both the numerator and the denominator in calculating the aggregate Commitments and participations of Lenders in respect of any relevant Facility, Utilisation and/or class of Lender and the proportions that have voted for or against such consent, waiver or approval until such transfer is effected.

(c)	The replacement of a Lender pursuant to this Clause 44.10 shall be subject to the following conditions:
(i)	the Company shall have no right to replace the Agent or Security Agent;
(ii)	neither the Agent nor the Lender shall have any obligation to the Company to find a Replacement Lender;
(iii)	in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than ninety (90) days after the date on which that Lender is deemed a Non-Consenting Lender;
(iv)	in no event shall a Lender replaced under Clause 44.10 be required to pay or surrender to a Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents; and
(v)	the replaced Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer.

(d)

A Lender shall perform the checks described in paragraph (c)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Company when it is satisfied that it has complied with those checks.

(e)

In the event that the Company or the Agent (at the request of the Company) has requested the Lenders to give a consent in relation to, or to agree to a consent, waiver or amendment of, any provisions of a Finance Document and for which the Super Majority Lenders’ consent or the unanimous consent of the Lenders (it being understood that “unanimous” consent for the purposes of Clause 44.6 (Other exceptions) shall mean each Lender that is participating in a Structural Adjustment) was required and the Majority Lenders (or the Majority Lenders under the applicable Facility) have consented or agreed to such consent, waiver or amendment, then any Lender who does not and continues not to consent or agree to such waiver or amendment within ten (10) Business Days of the relevant request being made to it or five (5) Business Days of the relevant request being made if such Lender is a Defaulting Lender (or if longer, such period specified in the Company’s request) shall be deemed a Non-Consenting Lender. A Lender whose Commitments are excluded due to the operation of the provisions of Clause 44.9 (Excluded Commitments) shall also be considered as a “Non-Consenting Lender”.

44.11	Disenfranchisement of Defaulting Lenders
(a)	For so long as a Defaulting Lender has any Available Commitment, in ascertaining:
(i)	the Majority Lenders or the Super Majority Lenders; or
(ii)	whether:
(A)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments under the relevant Facility/ies; or
(B)	the agreement of any specified group of Lenders,

has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents,

that Defaulting Lender’s Commitments under the relevant Facility/ies will be reduced by the amount of its Available Commitments under the relevant Facility/ies and, to the extent that that reduction results in that Defaulting Lender’s Total Commitments being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of paragraphs (i) and (ii) above.

(b)	For the purposes of this Clause 44.11, the Agent may assume that the following Lenders are Defaulting Lenders:
(i)	any Lender which has notified the Agent that it has become a Defaulting Lender;
(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b), (c) or (d) of the definition of Defaulting Lender has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

44.12	Initial amendments

The Finance Parties acknowledge that before the Closing Date the Company and the Finance Parties will have limited access to the senior management of the Target. If, having reviewed the terms (including any “baskets” and definitions set out in Clause 26 (Financial Covenant)) of this Agreement, the senior management of the Target reasonably believe that amendments to this Agreement are required to allow for the operation of the Target business in the usual course and consistent with the Company’s intended strategy for the Group, the Parties shall negotiate in good faith in respect of such proposed amendments before the Closing Date to implementing such proposed amendments as soon as practicable following request from the Company.

45.	ENTIRE AGREEMENT

This Agreement and the other Finance Documents supersede all previous agreements in relation to the Facilities between the Parties.

46.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

47.	ENFORCEMENT
47.1	Jurisdiction of English courts
(a)

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.
47.2	Service of process
(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):
(i)	irrevocably appoints Law Debenture Corporate Services Limited as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and
(ii)	agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Company (on behalf of all the Obligors) must promptly (and in any event within twenty (20) Business Days of such event taking place) appoint another agent on terms acceptable to the Agent (acting reasonably and in good faith). Failing this, the Agent may appoint another agent for this purpose.

(b)	An Obligor may irrevocably appoint another limited company, partnership or person incorporated, organised or situated (as relevant) in England and Wales as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document, subject to notifying the Agent accordingly and providing the Agent with evidence of the process agent’s acceptance of its appointment. In the case of any replacement of an existing agent for service of process, following the new process agent’s appointment and notification to the Agent of such new appointment, the existing process agent may resign.

48.	TRANSPARENCY PROVISIONS

For the purposes of the transparency rules set forth in the CICR resolution of 4 March 2003 and by the “Disposizioni sulla trasparenza delle operazioni e dei servizi bancari e finanziari – correttezza delle relazioni tra intermediari e clienti” issued by the Bank of Italy on 30 September 2016 and published on the Italian Official Gazette on 21 October 2016 (as subsequently amended and supplemented), the Parties hereby acknowledge and confirm that this Agreement (and each of the provisions hereof) has been specifically negotiated with the support of legal advisors on each side. Accordingly, this Agreement falls within the class of agreements “that have been specifically negotiated” (“che costituiscono oggetto di trattativa individuale”) to which the provisions set out under section II of the above “Disposizioni sulla trasparenza” do not apply.

49.	CONTRACTUAL RECOGNITION OF BAIL-IN
(a)

Notwithstanding any other term of any Debt Document (as defined in the Intercreditor Agreement) or any other agreement, arrangement or understanding between the Parties hereto, each Party hereto acknowledges and accepts that any liability of any Party to any other Party hereto under or in connection with the Debt Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(i)	any Bail-In Action in relation to any such liability, including (without limitation):
(A)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;
(B)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and
(C)	a cancellation of any such liability; and
(ii)	a variation of any term of any Debt Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.
(b)	For the purposes of this Clause 49:

“Article 55 BRRD” means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“Bail-In Action” means the exercise of any Write-down and Conversion Powers.

“Bail-In Legislation” means:

(i)	in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;

(ii)	in relation to the United Kingdom, the UK Bail-In Legislation; and
(iii)

in relation to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers.

“UK Bail-In Legislation” means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

“Write-down and Conversion Powers” means:

(iv)

in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(v)

in relation to any UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

(vi)	in relation to any other applicable Bail-In Legislation:
(A)

any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(B)	any similar or analogous powers under that Bail-In Legislation.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
The Original Lenders

Lender	Facility A Commitment (€)	Revolving Facility Commitment (€)
Banca Nazionale del Lavoro S.p.A.	150,000,000.00	0
Banco BPM S.p.A.	236,666,666.67	0
BNP Paribas, Italian Branch	86,666,666.67	0
Intesa Sanpaolo S.p.A.	236,666,666.67	0
Total	710,000,000	0

SCHEDULE 2
Conditions Precedent to First Utilisation

1.	OBLIGORS
(a)	A copy of the constitutional documents (atto costitutivo and statuto) of each of the Parent and the Company.
(b)

A certificate of registration (certificato di vigenza) issued by the competent Companies’ Register (Registro delle Imprese) in respect of each of the Parent and the Company, dated no earlier than five (5) Business Days prior to the Closing Date.

(c)	A copy of the corporate resolution of the relevant corporate body of each of the Parent and the Company:
(i)

approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute, deliver and perform its obligations under those Finance Documents;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf;
(iii)

authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(iv)	in the case of the Parent, to the extent legally possible, authorizing the Company to act as its agent in connection with the Finance Documents.
(d)

A specimen of the signature of each person authorised by the resolution referred to in paragraph (c) above and any other authorised signatory on behalf of the Parent and the Company (if any) in relation to the Finance Documents to be entered into by such companies (to the extent such person executed a Finance Document).

(e)	A certificate from each of the Parent and the Company (signed by an authorised signatory):
(i)

confirming that (as applicable) borrowing, guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee or security or similar limit binding on such company to be exceeded; and

(ii)

certifying that each copy document relating to it specified in this Part 1 (Constitutional Documents) of Schedule 2 (Conditions Precedent to First Utilisation) is true, correct and complete and in full force and effect and has not been amended nor superseded as at the date of its delivery to the Agent.

2.	FINANCE DOCUMENTS
(a)	This Agreement executed by the parties hereto.
(b)	The Fee Letters to be executed on or before the Closing Date, executed by the parties thereto.
(c)	The Intercreditor Agreement executed by the parties thereto.

(d)	Copy of the following Transaction Security Documents, duly executed by the Parent in relation to the following Transaction Security:
Parent	Italian law limited recourse third party pledge over the shares representing 100 per cent. of the corporate capital of the Company held by the Parent
Italian law limited recourse third party security assignment agreement over material structuring funding loans granted by the Parent to the Company on the Closing Date (if any)

3.	ACQUISITION DOCUMENTS
(a)

An executed copy of the Acquisition Agreement, provided that the Acquisition Agreement shall be deemed to be in form and substance satisfactory to the Lenders if provided substantially in the form of the draft of the Acquisition Agreement delivered to the applicable Lenders (or their Affiliates) on or prior to the Signing Date, with any amendments or modifications to such draft which are not materially adverse to the interests of the Lenders (taken as a whole) under the applicable Finance Documents or which have been made with the consent of the Majority Lenders (such consent not to be unreasonably withheld, delayed or conditioned).

(b)

A certificate from the Company (signed by an authorised signatory) dated on the Closing Date certifying and confirming that the Acquisition has been, or substantially concurrently with the initial funding under the Facilities will be, consummated on the Closing Date.

4.	LEGAL OPINIONS

The following legal opinions:

(a)	an English law opinion of Milbank LLP, as to the validity and enforceability of the Finance Documents submitted to English law;
(b)	an Italian law opinion of Legance – Avvocati Associati, as to the validity and enforceability of the Finance Documents submitted to Italian law; and
(c)	an Italian law opinion of Latham & Watkins , as to the capacity of the Company and the Parent.
5.	REPORTS AND STRUCTURE MEMORANDUM

Copies of each Report and of the Structure Memorandum, in each case on a non-reliance basis and which shall be deemed to be in form and substance satisfactory for all purposes of this condition precedent if provided substantially in the form delivered to the applicable Lenders on or prior to the Signing Date with any amendments or modifications which are not materially adverse to the interests of the Lenders (taken as a whole) under the applicable Finance Documents or which have been made with the consent of the Majority Lenders (such consent not to be unreasonably withheld, delayed or conditioned).

6.	FINANCIAL INFORMATION
(a)	The Financing Case.

(b)

For information purposes only, a copy of the Original Financial Statements (which are not required to be in a form or substance satisfactory to the Lenders nor subject to any other approval requirement from the Lenders).

(c)

For information purposes only, a copy of the annual financial statements of the Target for the fiscal year ended 31 December 2023 (which are not required to be in a form or substance satisfactory to the Lenders nor subject to any other approval requirement from the Lenders).

7.	OTHER DOCUMENTS AND EVIDENCE
(a)

A copy of the Approved List, which shall be deemed to be in form and substance satisfactory if in the form delivered to the Lenders (or their Affiliates) on or prior to the date of the Commitment Letter.

(b)

For information purposes only, the Funds Flow Statement signed by the management of the Group, provided that the Funds Flow Statement shall not be required to be in form or substance satisfactory to any Lenders nor subject to any other approval requirement from any Lenders, and this condition may be satisfied by a statement of sources and uses included in the Structure Memorandum.

(c)

Reasonable evidence that the payments due and payable to the Arrangers and the Lenders on the Closing Date pursuant to the Fee Letter have been paid or will be paid on the Closing Date, provided that a reference to the payment of such fees or closing payments in the Funds Flow Statement shall be deemed to be reasonable evidence for this purpose and shall (in each case) satisfy this conditions precedent in form and substance satisfactory to the Arrangers and the Lenders (acting reasonably).

(d)

For information purposes only, a copy of Group Structure Chart prepared on the assumption that the Closing Date has occurred (which is not required to be in a form or substance satisfactory to the Agent and provided that this condition may be satisfied by a chart included in the Structure Memorandum).

(e)	For information purposes only, evidence of appointment of process agent, which shall not be required to be in a form and substance satisfactory to the Agent.
(f)

Delivery to the Lenders, at least three (3) Business Days prior to the Signing Date, all documentation and other information about the Company as has been reasonably requested in writing at least ten (10) Business Days prior to the Signing Date by such Lenders that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations.

SCHEDULE 3
Conditions Precedent required to be delivered by an Additional Obligor

1.	CONSTITUTIONAL DOCUMENTS
(a)

A copy of the constitutional documents of the Additional Obligor, being, in relation to an Additional Obligor incorporated under the laws of Italy, the deed of incorporation (atto costitutivo) and the current by-laws (statuto) of such Additional Obligor.

(b)

In relation to an Additional Obligor incorporated under the laws of Italy, a certificate of registration (certificato di vigenza) issued by the competent Companies’ Register (Registro delle Imprese) in respect of that Additional Obligor, dated no earlier than five (5) Business Days prior to the date of the Accession Deed.

(c)	A copy of the corporate resolution of the board or, if applicable, a committee of the board of directors of the Additional Obligor:
(i)

approving the terms of, and the transactions contemplated by, the Accession Deed and the Finance Documents to which it is party and resolving that it execute, deliver and perform its obligations under the Accession Deed and those Finance Documents;

(ii)	authorising a specified person or persons to execute the Accession Deed and the Finance Documents to which it is a party on its behalf;
(iii)

authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Accession Deed and the Finance Documents to which it is a party; and

(iv)	to the extent legally possible, authorising the Company to act as its agent in connection with the Finance Documents.
(d)

If required under applicable law and/or its constitutional documents, a copy of a resolution signed by the holders of the issued shares of each of the Additional Obligor approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it executes the Finance Documents to which it is a party.

(e)

If the Additional Obligor is incorporated in The Netherlands and only if applicable, a copy of a resolution by the supervisory board of the Additional Obligor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Obligor is a party.

(f)	If the Additional Obligor is incorporated in The Netherlands and only if applicable, a copy of:
(i)	a request for advice from the works council of the Additional Obligor in respect of the transactions contemplated by the Finance Documents to which it becomes a party; and
(ii)

a neutral or positive works council advice of the works council of the Additional Obligor (which, if conditional, contains conditions which can reasonably be complied with and would not cause and are not reasonably likely to cause a breach of any term of any Finance Document).

(g)

A specimen of the signature of each person authorised by the resolution referred to in paragraph (c) above or any other authorised signatory on behalf of the Additional Obligor (if any) in relation to the Finance Documents to be entered into by that Additional Obligor.

(h)	A certificate from the Additional Obligor (signed by an authorised signatory):
(i)

confirming that borrowing, guaranteeing or securing as appropriate, the Total Commitments would not cause any borrowing, guarantee or security or similar limit binding on such company to be exceeded; and

(ii)

certifying that each copy document relating to it specified in this Part 1 (Constitutional Documents) of Schedule 3 (Conditions Precedent required to be delivered by an Additional Obligor) is true, correct and complete and in full force and effect and has not been amended nor superseded as at the date of its delivery to the Agent.

2.	FINANCE DOCUMENTS
(a)	A copy of an Accession Deed, duly executed by the Additional Obligor and the Company.
(b)

Any Transaction Security Documents which, subject to the Agreed Security Principles, are required by the Agent to be executed by the proposed Additional Obligor or over its shares (or other ownership interests) and any notices or documents required by the Agent to be given or executed under the terms of those Transaction Security Documents.

3.	LEGAL OPINIONS

The following legal opinions:

(a)	a legal opinion of the legal advisers to the Agent as to the validity and enforceability of the Accession Deed and applicable Transaction Security Documents; and
(b)

a legal opinion of the legal advisers to the Additional Obligor (or the legal advisers to the Agent, as customary in the relevant jurisdiction) in the jurisdiction of incorporation of such Additional Obligor as to the capacity and authority of the Additional Obligor, each substantially in the form distributed to the Lenders before signing the relevant Accession Deed and in form and substance satisfactory to the Agent (acting reasonably).

4.	OTHER DOCUMENTS
(a)	If available, the latest audited financial statements of the Additional Obligor.
(b)	Evidence that the Additional Obligor has acceded to the Intercreditor Agreement in the relevant capacity.
(c)

Delivery to the Lenders, at least three (3) Business Days prior to the signing date of the Accession Deed, all documentation and other information about the Additional Obligor as has been reasonably requested in writing at least ten (10) Business Days prior to the signing date of the Accession Deed by such Lenders that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations.

SCHEDULE 4
Utilisation Request - Loans

From: [Borrower/Obligors’ Agent]*

To:[●] as Agent

Dated: [●]

Dear Sirs,

[●] - Facilities Agreement dated [●] (as amended, the “Facilities Agreement”)

1.We refer to the Facilities Agreement. This is a Utilisation Request. Terms defined in the Facilities Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.We wish to borrow a Loan to be made on the following terms:

(a)Borrower:[●]

(b)Proposed Utilisation Date:[●] (or, if that is not a Business Day, the next Business Day)

(c)	Facility to be utilised: [●]

(d)Currency of Loan:[●]

(e)Amount:[●] or, if less, the Available Facility

(f)Interest Period:[●]

3.We confirm that each condition specified in clause 4.2 (Further conditions precedent) [or, to the extent applicable, [clause 4.6 (Utilisations during the Certain Funds)]/[clause 4.7 (Utilisations of Original Revolving Facility/Additional Facility during the Agreed Certain Funds Period)]] required to be satisfied in order to effect the proposed Loan is satisfied on the date of this Utilisation Request or will be satisfied on the related Utilisation Date.

4.The proceeds of this Loan should be applied as follows: [payment instructions]

5.This Utilisation Request is irrevocable.

Yours faithfully

_____________________

Authorised signatory for

[The Obligors’ Agent on behalf of [insert name of relevant Borrower]]/[insert name of Borrower]*

NOTE:

*	Amend as appropriate. The Utilisation Request can be given by the Borrower or by the Obligors’ Agent.

SCHEDULE 5
Utilisation Request - Letter of Credits

From: [Borrower/Obligors’ Agent]*

To:[●] as Agent

Dated: [●]

Dear Sirs,

[●] - Facilities Agreement dated [●] (as amended, the “Facilities Agreement”)

1.We refer to the Facilities Agreement. This is a Utilisation Request. Terms defined in the Facilities Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.We wish to arrange for a Letter of Credit to be issued by the Issuing Bank specified below (which has agreed to do so) on the following terms:

(a)Borrower:[●]

(b)Issuing Bank:[●]

(c)Proposed Utilisation Date:[●] (or, if that is not a Business Day, the next Business Day)

(d)Facility to be utilised:[Original Revolving Facility]/[Additional Revolving Facility]

(e)Currency of Letter of Credit:[●]

(f)Amount:[●] or, if less, the Available Facility in relation to the [Original Revolving Facility] / [Additional Revolving Facility]

(g)Beneficiary:[●]

(h)Term:[●]

3.We confirm that each condition specified in paragraph (b) of clause 6.5 (Issue of Letters of Credit) [or, to the extent applicable, [clause 4.6 (Utilisations during the Certain Funds)]/[clause 4.7 (Utilisations of Original Revolving Facility/Additional Facility during the Agreed Certain Funds Period)]] is satisfied on the date of this Utilisation Request or will be satisfied on the related Utilisation Date.

4.We attach a copy of the proposed Letter of Credit.

5.The purpose of this proposed Letter of Credit is [●].

6.This Utilisation Request is irrevocable.

7.[Specify delivery instructions].

Yours faithfully

_____________________

Authorised signatory for

[The Obligors’ Agent on behalf of [insert name of relevant Borrower]]/[insert name of Borrower]*

NOTE:

*	Amend as appropriate. The Utilisation Request can be given by the Borrower or by the Obligors’ Agent.

SCHEDULE 6
Selection Notice

From: [Borrower/Obligors’Agent]*

To:[●] as Agent

Dated: [●]

Dear Sirs,

[●] - Facilities Agreement dated [●] (as amended, the “Facilities Agreement”)

1.

We refer to the Facilities Agreement. This is a Selection Notice. Terms defined in the Facilities Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the following Term Loan[s] with an Interest Period ending on [●].**
3.	[We request that the above Term Loan[s] be divided into [●] [●] Loans with the following amounts and Interest Periods:]***

or

[We request that the next Interest Period for the above Term Loan[s] is [●]].****

4.This Selection Notice is irrevocable.

Yours faithfully

__________________

Authorised signatory for

[The Obligors’ Agent on behalf of [insert name of relevant Borrower]]/[insert name of Borrower]*

NOTES:

*.	Amend as appropriate. The Selection Notice can be given by the Borrower or by the Obligors’ Agent.
**	Insert details of all Loans for the relevant Facility which have an Interest Period ending on the same date.

***Use this option if division of Loans is requested.

****.Use this option if sub-division is not required.

SCHEDULE 7
Form of Transfer Certificate1

To:[Agent] and [Security Agent]

[Company] (for and on behalf of each Obligor)

From:[The Existing Lender] (the “Existing Lender”) and [the New Lender] (the “New Lender”)

Dated:[●]

Dear Sirs,

[●] - Senior Facilities Agreement dated [ ● ] (as amended, the “Facilities Agreement”)

1.

We refer to the Facilities Agreement and to the Intercreditor Agreement (as defined in the Facilities Agreement). This agreement (the “Agreement”) shall take effect as a Transfer Certificate for the purpose of the Facilities Agreement and as a Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 29.6 (Procedure for Transfer) of the Facilities Agreement:
(a)

the Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation and in accordance with Clause 29.6 (Procedure for Transfer) all of the Existing Lender’s rights and obligations under the Facilities Agreement, the other Finance Documents and in respect of the Transaction Security which relate to that portion of the Existing Lender’s Commitment(s) and participations in Utilisations under the Facilities Agreement as specified in the Schedule.

(b)	the proposed Transfer Date is [].
3.	On the Transfer Date the New Lender becomes:

(a)party to the relevant Finance Documents (other than the Intercreditor Agreement) as a Lender; and

(b)party to the Intercreditor Agreement as a Senior Lender (as defined in the Intercreditor Agreement).

4.

The Facility Office and address, fax number, electronic mail address and attention details for notices of the New Lender for the purposes of Clause 37.2 (Addresses) of the Facilities Agreement are set out in the Schedule.

5.

The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 29.5 (Limitation of responsibility of Existing Lenders) of the Facilities Agreement.

6.	The New Lender confirms, for the benefit of the Agent that it is:
(a)	[not a Qualifying Lender,]

___________________________

[1]	To be executed by way of exchange of correspondence or in front of a foreign notary outside the territory of Italy.

(b)	[a Qualifying Lender (other than a Treaty Lender),]
(c)	[a Qualifying Lender (by virtue of being a Treaty Lender),] and
(d)	[a Qualifying Issuing Bank,] or
(e)	[not a Qualifying Issuing Bank].
7.

[The New Lender confirms that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [●]) and is tax resident in [●][2], so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax, and requests that the Company notify:

(a)each Borrower incorporated in the UK which is a Party as a Borrower as at the Transfer Date; and

(b)each Additional Borrower incorporated in the UK which becomes an Additional Borrower after the Transfer Date,

that it wishes that scheme to apply to the Agreement.]3

8.	The New Lender confirms that it [is]/[is not]***[4] an Investor.
9.	[The New Lender confirms that it [is]/[is not]****[5] a Non-Acceptable L/C Lender.]*****[6]
10.	[The New Lender confirms that its long-term corporate credit rating is [[●] according to Moody’s, [●] according to Standard and Poor’s and [●] according to Fitch.][7]
11.	The New Lender confirms that its registration number is the following: [●].
12.

We refer to clause 21.2 (Change of Secured Creditors) of the Intercreditor Agreement. In consideration of the New Lender being accepted as a Lender for the purposes of the Intercreditor Agreement (and as defined therein), the New Lender confirms that, as from the Transfer Date, it intends to be party to the Intercreditor Agreement as a Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

13.	This Agreement acts as notice to the Agent (on behalf of each Finance Party) and (upon delivery) to the Company (on behalf of each Obligor) of the transfer referred to in this Agreement.
14.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

_______________________________

[2]	Insert jurisdiction of tax residence.
[3]	Include if New Lender lends to the UK and holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Agreement.

4.***Delete as applicable.

5****Delete as applicable.

6*****Include only if the transfer includes the transfer of an Original Revolving Facility Commitment/a participation in the Original Revolving Facility.

[7]	Include if New Lender is acquiring Original Revolving Facility Commitments and no Event of Default is continuing.

15.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

16.This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note:

The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Lender’s interest in the Transaction Security and/or the guarantee and indemnity granted by each Obligor pursuant to Clause 23 (Guarantee and Indemnity) of the Facilities Agreement in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required in any jurisdiction to perfect a transfer of such a share in the Existing Lender’s Transaction Security and/or to ensure that it will have the benefit of the guarantee and indemnity granted by each Obligor and, if so, to arrange for execution of those documents and completion of those formalities.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number, electronic mail address and attention details for notices and account details for payments]

[Existing Lender][New Lender]

By:By:

This Agreement is accepted as a Transfer Certificate for the purposes of the Facilities Agreement by the Agent, and as a Creditor Accession Undertaking for the purposes of the Intercreditor Agreement by the Senior Security Agent, and the Transfer Date is confirmed as [●].

Signature of this Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the transfer referred to in this Agreement, which notice the Agent receives on behalf of each Finance Party.

[Agent]

By:

[Senior Security Agent]

By:

SCHEDULE 8

Form of Assignment Agreement8

To:[Agent]

[Senior Security Agent]

[Company] (for and on behalf of each Obligor)

From:[The Existing Lender] (the “Existing Lender”) and [the New Lender] (the “New Lender”)

Dated: [●]

Dear Sirs,

[ ● ] - Senior Facilities Agreement dated [ ● ] (as amended, the “Facilities Agreement”)

1.

We refer to the Facilities Agreement and to the Intercreditor Agreement (as defined in the Facilities Agreement). This is an Assignment Agreement. This agreement (the “Agreement”) shall take effect as an Assignment Agreement for the purpose of the Facilities Agreement and as a Creditor/Agent Accession Undertaking for the purposes of and as defined in the Intercreditor Agreement. Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 29.7 (Procedure for assignment) of the Facilities Agreement:
(a)

The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Facilities Agreement, the other Finance Documents and in respect of the Transaction Security which correspond to that portion of the Existing Lender’s Commitment(s) and participations in Utilisations under the Facilities Agreement as specified in the Schedule.

(b)

The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitment(s) and participations in Utilisations under the Facilities Agreement specified in the Schedule.

(c)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.
3.	The proposed Transfer Date is [●].
4.	On the Transfer Date the New Lender becomes:
(a)	party to the relevant Finance Documents (other than the Intercreditor Agreement) as a Lender; and
(b)	party to the Intercreditor Agreement as a Senior Lender (as defined in the Intercreditor Agreement).

5.The Facility Office and address, fax number, electronic mail address and attention details for notices of the New Lender for the purposes of Clause 37.2 (Addresses) of the Facilities Agreement are set out in the Schedule.

[8]	To be executed by way of exchange of correspondence or in front of a foreign notary outside the territory of Italy.

6.

The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 29.5 (Limitation of responsibility of Existing Lenders) of the Facilities Agreement.

7.	The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:
(a)	[not a Qualifying Lender,]
(b)	[a Qualifying Lender (other than a Treaty Lender),]
(c)	[a Qualifying Lender (by virtue of being a Treaty Lender),] and
(d)	[a Qualifying Issuing Bank,] or
(e)	[not a Qualifying Issuing Bank].
8.

[The New Lender confirms that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [●]) and is tax resident in [●] [9], so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax, and requests that the Company notify:

(a)	each Borrower incorporated in the UK which is a Party as a Borrower as at the Transfer Date; and
(b)	each Additional Borrower incorporated in the UK which becomes an Additional Borrower after the Transfer Date,

that it wishes that scheme to apply to the Agreement.]10

9.	The New Lender confirms that it [is]/[is not]*** an Investor.
10.	[The New Lender confirms that it [is]/[is not]**** a Non-Acceptable L/C Lender.]*****
11.	[The New Lender confirms that its long-term corporate credit rating is [[] according to Moody’s, [] according to Standard and Poor’s and [] according to Fitch.][11]
12.	The New Lender confirms that its registration number is the following: [].
13.

We refer to clause 21.2 (Change of Secured Creditors) of the Intercreditor Agreement. In consideration of the New Lender being accepted as a Lender for the purposes of the Intercreditor Agreement (and as defined therein), the New Lender confirms that, as from the Transfer Date, it intends to be party to the Intercreditor Agreement as a Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement,

[9]	Insert jurisdiction of tax residence.
[10]	Include if New Lender lends to the UK and holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Agreement.
***	Delete as applicable.
****	Delete as applicable.
*****	Include only if the transfer includes the transfer of a Revolving Facility Commitment/a participation in a Revolving Facility.
[11]	Include if New Lender is acquiring Original Revolving Facility Commitments and no Event of Default is continuing.

as if it had been an original party to the Intercreditor Agreement.

14.	This Agreement acts as notice to the Agent (on behalf of each Finance Party) and (upon delivery) to the Company (on behalf of each Obligor) of the assignment referred to in this Agreement.
15.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.
16.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.
17.	This Agreement has been entered into on the date stated at the beginning of this Agreement.

Lenders to Note: The execution of this Assignment Agreement may not transfer a proportionate share of the Existing Lender’s interest in the Transaction Security and/or the guarantee and indemnity granted by each Obligor pursuant to Clause 23 (Guarantee and Indemnity)) of the Facilities Agreement in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required in any jurisdiction to perfect a transfer of such a share in the Existing Lender’s Transaction Security and/or to ensure that it will have the benefit of the guarantee and indemnity granted by each Obligor and, if so, to arrange for execution of those documents and completion of those formalities.

SCHEDULE

Commitment/rights and obligations to be transferred by assignment, release and accession

[insert relevant details]

[Facility office address, fax number, electronic mail address and attention details for notices and account details for payments]

[Existing Lender][New Lender]

By:By:

This Agreement is accepted as an Assignment Agreement for the purposes of the Facilities Agreement by the Agent, and as a Creditor/Agent Accession Undertaking for the purposes of and as defined in the Intercreditor Agreement by the Senior Security Agent, and the Transfer Date is confirmed as [●].

Signature of this Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to in this Agreement, which notice the Agent receives on behalf of each Finance Party.

[Agent]

By:

[Senior Security Agent]

By:

SCHEDULE 9

Form of Accession Deed12

To:[Agent] and [Security Agent]

From:[Subsidiary] and [Company]

Dated:[●]

Dear Sirs,

[●] - Facilities Agreement dated [●] (as amended, the “Facilities Agreement”)

1.

We refer to the Facilities Agreement and to the Intercreditor Agreement. This deed (the “Accession Deed”) shall take effect as an Accession Deed for the purposes of the Facilities Agreement and as a Debtor/Third Party Security Provider/Topco Independent Obligor Accession Deed for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Facilities Agreement have the same meaning in paragraphs 1-[3]/[4] of this Accession Deed unless given a different meaning in this Accession Deed.

2.

[Subsidiary], [subject to any limitation set out in paragraph [4]/[5] below] agrees to become an Additional [Borrower in respect of [●]]/[Guarantor] and to be bound by the terms of the Facilities Agreement and the other Finance Documents (other than the Intercreditor Agreement) as an Additional [Borrower in respect of [●]]/[Guarantor] pursuant to [clause 30.2 (Additional Borrowers)]/[clause 30.4 (Additional Guarantor)] of the Facilities Agreement. [Subsidiary] is duly incorporated under the laws of [name of relevant jurisdiction] and is [a limited liability company and] registered with number [●].

3.	[The Company confirms that no Event of Default is continuing or would occur as a result of [Subsidiary] becoming an Additional Borrower].[13]
4.	[Subsidiary’s] administrative details for the purposes of the Facilities Agreement and the Intercreditor Agreement are as follows:

Address:

Email:

Attention:

5.

[Subsidiary] (for the purposes of this paragraph [4]/[5], the “Acceding Debtor”) intends to [incur Liabilities under the following documents]/[give a guarantee, indemnity or other assurance against loss in respect of Liabilities under the following documents]:

[Insert details (date, parties and description) of relevant documents]

the “Relevant Documents”[, subject to the conditions and limitations set forth therein (including any guarantee limitations set out under clause [●] ([●]) of the Facilities Agreement and subject to the further conditions and limitations set forth under this Accession Deed)].

12To be executed by way of exchange of correspondence or in front of a foreign notary outside the territory of Italy.

13Include in the case of an Additional Borrower.

IT IS AGREED as follows:

(a)	Terms defined in the Intercreditor Agreement shall, unless otherwise defined in this Accession Deed, have the same meaning when used in this paragraph [4]/[5].
(b)

The Acceding Debtor and the Security Agent agree that, without prejudice to the appointment of the Security Agent as their agent and mandatario con rappresentanza by the Secured Parties pursuant to clause 19 (The Security Agent) of the Intercreditor Agreement, the Security Agent (to the extent applicable under the Transaction Security Documents) shall hold:

(i)	any Security in respect of Liabilities created or expressed to be created pursuant to the Relevant Documents;
(ii)	all proceeds of that Security; and
(iii)

all obligations expressed to be undertaken by the Acceding Debtor to pay amounts in respect of the Liabilities to the Security Agent as trustee, agent and mandatario con rappresentanza or otherwise for the benefit of the Secured Parties (in the Relevant Documents or otherwise) and secured by the Transaction Security together with all representations and warranties expressed to be given by the Acceding Debtor (in the Relevant Documents or otherwise) in favour of the Secured Parties, as trustee, agent and mandatario con rappresentanza or otherwise for the benefit of the Secured Parties on the terms and conditions contained in the Intercreditor Agreement.

(c)

The Acceding Debtor confirms that it intends to be party to the Intercreditor Agreement as a Debtor, undertakes to perform all the obligations expressed to be assumed by a Debtor under the Intercreditor Agreement and agrees that it shall be bound by all the provisions of the Intercreditor Agreement as if it had been an original party to the Intercreditor Agreement.

(d)

[In consideration of the Acceding Debtor being accepted as an Intra-Group Lender for the purposes of the Intercreditor Agreement, the Acceding Debtor also confirms that it intends to be party to the Intercreditor Agreement as an Intra-Group Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by an Intra-Group Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement].[14]

6.	[Limitation language applicable to guarantee and jurisdiction specific provisions in line with market practice (if any) to be inserted][15]
7.	This Accession Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.

THIS ACCESSION DEED has been signed on behalf of the Senior Security Agent (for the purposes of paragraph [4]/[5] above only), signed on behalf of the Company and executed as a deed by [Subsidiary] and is delivered on the date stated above.

14Include this paragraph in this Accession Deed if the Subsidiary is also to accede as an Intra-Group Lender to the Intercreditor Agreement.

15In accordance with the Agreed Security Principles.

[Subsidiary]
[EXECUTED AS A DEED	)
By: [Subsidiary]	)
Director
Director/Secretary
The Company

By:
The Agent
By:
Date:
The Senior Security Agent
By:
Date:

SCHEDULE 10

Form of Resignation Letter

To:[●] as Agent

From: [Resigning Obligor] and [●] as Obligors’ Agent

Dated:   [●]

Dear Sirs,

[●] - Facilities Agreement dated [●] (as amended, the “Facilities Agreement”)

1.

We refer to the Facilities Agreement. This is a Resignation Letter. Terms defined in the Facilities Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.

Pursuant to clause [31.3 (Resignation of a Borrower)]/[31.5 (Resignation of a Guarantor)] of the Facilities Agreement, we request that [Resigning Obligor] be released from its obligations as a [Borrower]/[Guarantor] under the Facilities Agreement and the other Finance Documents (other than the Intercreditor Agreement).

3.	We confirm that:
(a)	[[Borrower] is not (or will not be at the time it ceases to be a Borrower) under any actual or contingent obligations as a Borrower under any Finance Documents]*;
(b)

[the obligations of [Borrower] in its capacity as Guarantor continue to be legal, valid, binding and enforceable and in full force and effect (subject to the Legal Reservations) and the amount guaranteed by it as a Guarantor is not decreased]**

(c)	[the Guarantor Coverage Test would be met pro forma of that Guarantor’s resignation]***
(d)	[no demand has been made on [Guarantor] in respect of which a payment is due under clause 23.1 (Guarantee and Indemnity)]; ****
(e)	[[Guarantor] it is under no actual or contingent obligations as a Borrower and has resigned and ceased to be a Borrower under clause 31.3 (Resignation of a Borrower);] *****
(f)	no Event of Default is continuing or would result from the acceptance of this Resignation Letter; and
(g)	[●]******.
4.	This Resignation Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

[Obligors’ Agent]

By:

[Resigning Obligor]

By:

NOTES:

*	Insert for a resignation of a Borrower.
**	Insert for a resignation of a Borrower which is also a Guarantor (unless its resignation has been accepted in accordance with clause 31.5 (Resignation of a Guarantor)).
***	Insert if the resigning Guarantor is also a Material Subsidiary.
****	Insert for a resignation of a Guarantor.
*****	Insert if the resigning Guarantor is also a Borrower.
******	Insert any other conditions required by the Facilities Agreement.

SCHEDULE 11

Form of Compliance Certificate

To:[●] as Agent

From: [Company]

Dated: [●]

Dear Sirs

[●] - Facilities Agreement dated [●] (as amended, the “Facilities Agreement”)

1.

We refer to the Facilities Agreement. This is a Compliance Certificate. Terms defined in the Facilities Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that:
(a)	the Total Leverage Ratio is [●]:1;
(b)	as a consequence of the foregoing:
(i)	the Margin applicable to Facility A should be [●] per cent. ([●]%) per annum; [and]
(ii)	the Margin applicable to the Original Revolving Facility should be [●] per cent. ([●]%) per annum; [and]
(iii)	the Margin applicable to the [●][16] Facility should be [●] per cent. ([●]%) per annum ; [and]
(iv)	the Group [is]/[is not] in compliance with clause 26.2 (Financial Condition) as at the date the [relevant financial statements/management accounts] were drawn up.
3.	[We confirm that no Event of Default is continuing.]*
4.	[We confirm that the following companies constitute Material Subsidiaries for the purposes of the Facilities Agreement: [●].]**

Signed:

Officer of the Group

NOTES:

*	If this statement cannot be made, the certificate should identify any Default or Event of Default that is continuing and the steps, if any, being taken to remedy it.

**Only applicable if the Compliance Certificate accompanies the Annual Financial Statements.

16Only if an Additional Facility has been implemented.

SCHEDULE 12

Timetable

Loans	Loans in euro	Loans in USD	Loans in other currencies

Agent notifies the Company if a currency is approved as an Optional Currency in accordance with Clause 4.4 (Conditions relating to Optional Currencies)	-	-	U-4 5:00 p.m.

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)) or a Selection Notice (Clause 15.1 (Selection of Interest Periods and Terms))	U-3 9.30 a.m. (except on the Closing Date: 9.30 a.m. U-1)	U-3 9.30 a.m. (except on the Closing Date: 9.30 a.m. U-1)	U-3 9.30 a.m. (except on the Closing Date: 9.30 a.m. U-1)

Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.4 (Lenders’ participation) and notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)

	U-3 promptly	U-3 promptly	U-3 promptly

Agent receives a notification from a Lender under Clause 8.2 (Unavailability of a currency)	Quotation Day 9.30 a.m.	Quotation Day 9.30 a.m.	Quotation Day 9.30 a.m.

Agent gives notice in accordance with Clause 8.2 (Unavailability of a currency)	Quotation Day 5.30 p.m.	Quotation Day 5.30 p.m.	Quotation Day 5.30 p.m.

Reference Rate calculated by reference to available quotation with Clause 15.2 (Calculation of Reference Date)	11.30 a.m. (Milan time) on the Quotation Day	11.30 a.m. (Milan time) on the Quotation Day	12.00 p.m. (London time) on the Quotation Day

“U”	=	date of utilisation or, if applicable, in the case of a Term Loan that has already
“U – X”	=	been borrowed, the first day of the relevant Interest Period for that Term Loan. X Business Days prior to date of utilization.

5.Letter of Credits	Letters of Credit in euro	Letters of Credit in other currencies
Agent notifies the Company if a currency is approved as an Optional Currency in accordance with Clause 4.4 (Conditions relating to Optional Currencies)		U-4 5:00 p.m.

Delivery of a duly completed Utilisation Request (Clause 6.2 (Delivery of a Utilisation Request for Letters of Credit)	U-10 11.00 a.m.	U-10 11.00 a.m.

Agent determines (in relation to a Utilisation) the Base Currency Amount of the Letter of Credit if required under paragraph (d) of Clause 6.5 (Issue of Letters of Credit) and notifies the Issuing Bank and Lenders of the Letter of Credit in accordance with paragraph (d) of Clause 6.5 (Issue of Letters of Credit).

	U-10 11.00 a.m.	U-10 11.00 a.m.

Agent receives a notification from a Lender under Clause 8.2 (Unavailability of a currency)	Quotation Day 9.30 a.m.	Quotation Day 9.30 a.m.

Agent gives notice in accordance with Clause 8.2 (Unavailability of a currency)	Quotation Day 5.30 p.m.	Quotation Day 5.30 p.m.

Delivery of duly completed Renewal Request (Clause 6.6 (Renewal of a Letter of Credit)	U-10 9.30 a.m.	U-10 9.30 a.m.

“U”	=	date of utilisation or, if applicable, in the case of a Letter of Credit to be renewed in accordance with Clause 6.6 (Renewal of a Letter of Credit), the
“U – X”	=	first day of the proposed term of the renewed Letter of Credit. X Business Days prior to date of utilization.

SCHEDULE 13

Form of Letter of Credit17

To:[Beneficiary] (the “Beneficiary”)

Date:[●]

Irrevocable Standby Letter of Credit no. [●]

At the request of [●], [Issuing Bank] (the “Issuing Bank”) issues this irrevocable standby Letter of Credit (“Letter of Credit”) in your favour on the following terms and conditions:

1.	Definitions

In this Letter of Credit:

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for general business in [Milan].*

“Demand” means a demand for a payment under this Letter of Credit in the form of the Schedule to this Letter of Credit.

“Expiry Date” means [●].

“Total Letter of Credit Amount” means [●].

2.	Issuing Bank’s Agreement
(a)

The Beneficiary may request a drawing or drawings under this Letter of Credit by giving to the Issuing Bank a duly completed Demand. A Demand must be received by the Issuing Bank by [●] p.m. (Milan time) on the Expiry Date.

(b)

Subject to the terms of this Letter of Credit, the Issuing Bank unconditionally and irrevocably undertakes to the Beneficiary that, within [ten] Business Days of receipt by it of a Demand, it must pay to the Beneficiary the amount demanded in that Demand.

(c)

The Issuing Bank will not be obliged to make a payment under this Letter of Credit if as a result the aggregate of all payments made by it under this Letter of Credit would exceed the Total Letter of Credit Amount.

3.	Expiry
(a)

The Issuing Bank will be released from its obligations under this Letter of Credit on the date (if any) notified by the Beneficiary to the Issuing Bank as the date upon which the obligations of the Issuing Bank under this Letter of Credit are released.

(b)

Unless previously released under paragraph (a) above, on [●] p.m.(Milan time) on the Expiry Date the obligations of the Issuing Bank under this Letter of Credit will cease with no further liability on the part of the Issuing Bank except for any Demand validly presented under the Letter of Credit that remains unpaid.

[17]	To be executed by way of exchange of correspondence or in front of a foreign notary outside the territory of Italy.

(c)	When the Issuing Bank is no longer under any further obligations under this Letter of Credit, the Beneficiary must return the original of this Letter of Credit to the Issuing Bank.
4.	Payments

All payments under this Letter of Credit shall be made in [●] and for value on the due date to the account of the Beneficiary specified in the Demand.

5.	Delivery of Demand

Each Demand shall be in writing, and, unless otherwise stated, may be made by letter, fax or telex and must be received in legible form by the Issuing Bank at its address and by the particular department or office (if any) as follows:

[●]

6.	Assignment

The Beneficiary’s rights under this Letter of Credit may not be assigned or transferred.

7.	ISP 98

Except to the extent it is inconsistent with the express terms of this Letter of Credit, this Letter of Credit is subject to the International Standby Practices (ISP 98), International Chamber of Commerce Publication No. 590.

8.	Governing Law

This Letter of Credit and any non-contractual obligations arising out of or in connection with it are governed by English law.

9.	Jurisdiction

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter of Credit (including a dispute relating to any non-contractual obligation arising out of or in connection with this Letter of Credit).

Yours faithfully

[Issuing Bank]

By:

NOTE:

* This may need to be amended depending on the currency of payment under the Letter of Credit.

SCHEDULE – FORM OF DEMAND

To:[Issuing Bank]

Date:[●]

Dear Sirs,

Standby Letter of Credit no. [●] issued in favour of [Beneficiary] (the “Letter of Credit”)

We refer to the Letter of Credit. Terms defined in the Letter of Credit have the same meaning when used in this Demand.

1.	We certify that the sum of [●] is due [and has remained unpaid for at least [●] Business Days] [under [set out underlying contract or agreement]]. We therefore demand payment of the sum of [●].
2.	Payment should be made to the following account:

Name: [●]

Account Number:[●]

Bank:[●]

3.	The date of this Demand is not later than the Expiry Date.

Yours faithfully

(Authorised Signatory)(Authorised Signatory)

For

[Beneficiary]

SCHEDULE 14

Agreed Security Principles

1.	AGREED SECURITY PRINCIPLES
(a)

The guarantees and security to be provided under the Finance Documents will be given in accordance with, and subject to, the security principles set out in this Schedule (the “Agreed Security Principles”). This Schedule identifies the Agreed Security Principles and addresses the manner in which the Agreed Security Principles will impact on and determine the extent and terms of the guarantees and security proposed to be provided in relation to the Facilities.

(b)

The Agreed Security Principles embody the recognition by all parties that there may be certain legal and practical difficulties in obtaining effective or commercially reasonable guarantees and/or security from all relevant members of the Group in each jurisdiction in which it has been agreed that guarantees and security will be granted by those members. In particular:

(i)

general legal and statutory limitations, regulatory restrictions, financial assistance, anti-trust and other competition authority restrictions, corporate benefit, fraudulent preference, equitable subordination, “transfer pricing”, “thin capitalisation”, “earnings stripping”, “controlled foreign corporation” and other tax restrictions, “exchange control restrictions”, “capital maintenance” rules and “liquidity impairment” rules, tax restrictions, retention of title claims, employee consultation or approval requirements and similar principles may limit the ability of a member of the Group to provide a guarantee or security or may require that the guarantee or security be limited as to amount or otherwise and, if so, the guarantee or security will be limited accordingly, provided that, to the extent requested by the Security Agent before signing any applicable security or accession document, the relevant member of the Group shall use reasonable endeavours (but without incurring material cost and without adverse impact on relationships with third parties) to overcome any such obstacle or otherwise such guarantee or security document shall be subject to such limit;

(ii)

a key factor in determining whether or not (and the terms on which) a guarantee or security will be taken (and in respect of the security, the extent of its perfection and/or registration) is the applicable time and cost (including adverse effects on taxes, interest deductibility, stamp duty, registration costs and taxes or similar taxes, notarial costs, guarantee fees payable to any person that is not a member of the Group and all applicable legal fees) which will not be disproportionate to the benefit accruing to the Finance Parties of obtaining such guarantee or security;

(iii)

given that the parties to this Agreement have agreed not use the Imposta Sostitutiva regime pursuant to article 15 and subsequent of Italian Presidential Decree No. 601/1973 as amended and supplemented from time to time, security that requires payment in Italy of an ad valorem registration Tax, stamp duty or similar taxes on the amount of the security obligations will not be taken (i) unless it can be executed by way of exchange of correspondence or in any other form required under the applicable law (other than Italian law) governing the relevant security which does not give rise to any such ad valorem registration Tax, stamp duty or similar taxes, or (ii) if said taxed can be minimized on execution (including through a cap to the Secured Obligations agreed between the Security Agent and the Company);

(iv)

members of the Group shall not be required to bear any costs or expenses in relation to notarisation of any powers of attorney, that may be required in connection with entering into any Transaction Security Documents;

(v)

members of the Group will not be required to give guarantees or enter into security documents if they are not wholly owned by another member of the Group or if it is not within the legal capacity of the relevant members of the Group or if it would conflict with the fiduciary or statutory duties of their directors or contravene any applicable legal, regulatory or contractual prohibition or restriction or have the potential to result in a material risk of personal or criminal liability for any director or officer of or for any member of the Group, provided that, to the extent requested by the Security Agent before signing any applicable security document or accession document, the relevant member of the Group shall use reasonable endeavours (but without incurring material cost and without adverse impact on relationships with third parties) to overcome any such obstacle or otherwise such guarantee or security document shall be subject to such limit or paying any significant fees or third party expenses;

(vi)

guarantees and security will be limited so that the aggregate of notarial costs and all registration and like taxes and duties relating to the provision of security will not exceed an amount to be agreed between the Obligors’ Agent and the Security Agent;

(vii)

where a class of assets to be secured includes material and immaterial assets, if the cost of granting security over the immaterial assets is disproportionate to the benefit of such security, security will be granted over the material assets only;

(viii)

it is expressly acknowledged that it may be either impossible or impractical (as reasonably determined by the Borrower) grant guarantees or to to create security over certain categories of assets in which event such guarantees will not be taken and security will not be taken over such assets (as applicable);

(ix)

any asset subject to a legal requirement, contract, lease, licence, instrument, regulatory constraint (including any agreement with any government or regulatory body) or other third party arrangement, which may prevent or condition the asset from being charged, secured or being subject to the applicable security document (including requiring a consent of any third party, supervisory board or works council (or equivalent)) and any asset which, if subject to the applicable security document, would give a third party the right to terminate or otherwise amend any rights, benefits and/or obligations with respect to any member of the Group in respect of the asset or require the relevant chargor to take any action materially adverse to the interests of the Group or any member thereof, in each case will be excluded from a guarantee or security document, provided that reasonable endeavours (exercised for a specified period of time) to obtain consent to charging any asset (where otherwise prohibited) shall be used by the Group if the Security Agent specifies prior to the date of the security or accession document that the asset is material and the Obligors’ Agent is satisfied that such endeavours will not involve placing relationships with third parties in jeopardy;

(x)

the giving of a guarantee, the granting of security and the registration and/or the perfection of the security granted will not be required if it would be unduly burdensome or restrict the ability of the relevant member of the Group to conduct its operations and business in the ordinary course as otherwise permitted by the Finance Documents (including dealing with the secured assets and all contractual counterparties or amending, waiving or terminating (or allowing to lapse) any rights, benefits or obligations, in each case prior to a Declared Default which is continuing), and any requirement under the Agreed

Security Principles to seek consent of any person or take or not take any other action shall be subject to this paragraph (x);

(xi)

any security document will only be required to be notarised if required by law in order for the relevant security to become effective or admissible in evidence in the applicable jurisdiction where such assets are located;

(xii)

no guarantee or security will be required to be given by or over any [Acquired Person or Asset] (and no consent shall be required to be sought with respect thereto) which are required to support acquired indebtedness to the extent such acquired indebtedness is permitted by this Agreement to remain outstanding after an acquisition. No member of a target group or other entity acquired pursuant to an acquisition not prohibited by this Agreement shall be required to become a Guarantor or grant security with respect to the Facilities if prevented by the terms of the documentation governing that acquired indebtedness (including Acquired Indebtedness or any Refinancing Indebtedness in respect of such Acquired Indebtedness) or if becoming a Guarantor or the granting of any security would give rise to an obligation (including any payment obligation) under or in relation thereto; no security will be granted over any asset secured for the benefit of any Permitted Financial Indebtedness and/or to the extent constituting a Permitted Security unless specifically required by a Finance Document to the contrary;

(xiii)

to the extent possible and unless required by applicable law, there should be no action required to be taken in relation to the guarantees or security when any lender assigns or transfers any of its participation to a new lender (and, unless explicitly agreed to the contrary in this Agreement, no member of the Group shall bear or otherwise be liable for any taxes, any notarial, registration or perfection fees or any other costs, fees or expenses that result from any assignment or transfer by a Finance Party);

(xiv)	no title investigations or other diligence on assets will be required and no title insurance will be required;
(xv)

security will not be required over any assets subject to security in favour of a third party (other than in relation to security under general business conditions of account banks which do not prohibit or prevent the creation of Transaction Security over such accounts) or any cash constituting regulatory capital or customer cash (and such assets or cash shall be excluded from any relevant security document);

(xvi)

to the extent legally effective, all security will be given in favour of the Security Agent and not the secured creditors individually (with the Security Agent to hold one set of security documents for all the Finance Parties); “parallel debt” provisions will be used where necessary (and included in the Intercreditor Agreement and not the individual security documents) and in no event will “parallel debt” provisions apply to Transaction Security Documents governed by Italian law; no member of the Group will be required to take any action in relation to any guarantees or security as a result of any assignment or transfer by a Lender;

(xvii)

guarantees and security will not be required from or over the assets of, any joint venture or similar arrangement, any minority interest or any member of the Group that is not wholly-owned by another member of the Group;

(xviii)

each security document shall be deemed not to restrict or condition any transaction not prohibited under this Agreement or the Intercreditor Agreement and the security granted under each security document entered into after the Closing Date shall be deemed to be subject to these Agreed Security Principles, before and after the execution of the relevant security document and creation of the relevant security;

(xix)	no security may be provided on terms which are inconsistent with the turnover or sharing provisions in the Intercreditor Agreement;
(xx)

the Secured Parties (or any agent or similar representative appointed by them at the relevant time) will not be able to exercise any power of attorney or set-off granted to them under the terms of the Finance Documents prior to the occurrence of a Declared Default which is continuing;

(xxi)

no guarantee or security shall guarantee or secure any “Excluded Swap Obligations” defined in accordance with the LSTA Market Advisory Update dated February 15, 2013 entitled “Swap Regulations’ Implications for Loan Documentation”, and any update thereto by the LSTA;

(xxii)

no perfection, filing or other action will be required with respect to assets of a type not owned by any Obligor or in a jurisdiction that is an Excluded Jurisdiction or otherwise over the shares of a member of the Group located in an Excluded Jurisdiction;

(xxiii)

no translation of any document relating to any security or any asset subject to any security will be required to be prepared or provided to the Secured Parties, unless (i) required for such documents to become effective or admissible in evidence and (ii) a Declared Default is continuing; and

(xxiv)

the Agent shall, in the event of any conflict or inconsistency between any term of the Agreed Security Principles and any term of the Finance Documents, promptly following written request of the Borrower (i) enter into such amendments to such Finance Documents; and/or (ii) release and terminate such Finance Documents and enter into a replacement Finance Documents on such amended terms, in each case, as the Borrower determines (acting reasonably) shall be necessary or desirable to cure such conflict or inconsistency.

(c)	Notwithstanding any term of any Finance Document, no loan or other obligation of a US Person under any Finance Document may be, directly or indirectly:
(i)

guaranteed by a “controlled foreign corporation” (as defined in Section 957(a) of the Internal Revenue Code) that is owned (within the meaning of Section 958(a) of the Internal Revenue Code) by a US Person (such entity owned by a US Person, a “CFC”) or by an entity substantially all the assets of which consist of equity interests (or equity interests and indebtedness) of one or more CFCs (a “FSHCO”), or guaranteed by a subsidiary of a CFC or FSHCO;

(ii)	secured by any assets of a CFC, FSHCO or a subsidiary of a CFC or a FSHCO (including any CFC or FSHCO equity interests held directly or indirectly by a CFC or FSHCO);
(iii)	secured by a pledge or other security interest in excess of 65 per cent. of the voting equity interests (and 100 per cent. of the non-voting equity interests) of a CFC or FSHCO; or
(iv)

guaranteed by any subsidiary or secured by a pledge of or security interest in any subsidiary or other asset, if it would result in material adverse US tax consequences as reasonably determined by the Borrower and the Obligors’ Agent and the Agent.

2.	GUARANTEES

Subject to the guarantee limitations set out in the Finance Documents, each guarantee will be an upstream, cross-stream and downstream guarantee for all liabilities of the Obligors under the Finance Documents in accordance with, and subject to, the requirements of these Agreed Security Principles in each relevant jurisdiction (references to “security” to be read for this purpose as including guarantees). Security documents will secure the guarantee obligations of the relevant security provider or, if such security is provided on a third party basis, all liabilities of the Obligors under the Finance Documents, in each case in accordance with, and subject to, the requirements of these Agreed Security Principles in each relevant jurisdiction.

3.	GOVERNING LAW AND SCOPE OF SECURITY
(a)

The guarantees and security to be provided in respect of the Facilities in accordance with the Agreed Security Principles are only to be given by (with respect to Security only) Third Party Security Provider and (with respect to security and guarantees) Material Subsidiaries incorporated in a jurisdiction other than an Excluded Jurisdiction and no security or guarantees shall be required to be given by entities which are incorporated in Excluded Jurisdictions or by (or over shares, ownership interests or investments in) any joint venture or similar arrangement, any minority interest or any member of the Group that is not wholly owned by another member of the Group (in each case unless the Company (in its sole discretion) has elected that such members of the Group have become Guarantors).

(b)	The parties agree that the overriding intention, subject to paragraph (a) above, is for security only to be granted (or reconfirmed) by:
(i)	the Third Party Security Provider in respect of all material structural funding loans referred to in the Structure Memorandum granted by the Third Party Security Provider to the Company (if any);
(ii)	the Third Party Security Provider over the issued share capital of the Company;
(iii)	an Obligor over the issued share capital of another Obligor; and
(iv)	an Obligor over material structural intra-Group funding loans (if any),

(the “Overriding Principle”) and that no other security shall be required to be given by the Parent and/or any other member of the Group or in relation to any other asset unless specifically otherwise requested or agreed to by the Obligors’ Agent (in its absolute discretion).

(c)

All security (other than share security and security over intercompany receivables) will be governed by the law of, and secure only assets located in, the jurisdiction of incorporation of the applicable grantor of the security and no action in relation to security (including any perfection step, further assurance step, filing or registration) will be required in jurisdictions where the grantor of the security is not incorporated. Share security over any subsidiary will be governed by the law of the place of incorporation of that subsidiary. Any security over a structural intercompany loan between the Third Party Security Provider and the Company, in respect of the on-lend of equity contributions will be governed by the governing law of such structural intra-group loan document or English law.

(d)

In the event of any Obligors incorporated in jurisdictions in which “all assets” security is customary, the Borrower and the Agent shall discuss in good faith and acting reasonably agree whether any such “all assets” security may be necessary to reflect the market practice for senior secured lending in such Obligors’ jurisdictions, in any case subject to the other Agreed Security Principles set out in this Schedule.

4.	TERMS OF SECURITY DOCUMENTS

The following principles will be reflected in the terms of any security taken in connection with the Facilities:

(a)	security will not be enforceable or crystallise until the occurrence of a Declared Default which is continuing;
(b)	the beneficiaries of the security or any Agent will only be able to exercise a power of attorney following the occurrence of a Declared Default which is continuing;
(c)	the security documents should only operate to create security rather than to impose new commercial obligations or repeat clauses in other Finance Documents; accordingly:
(i)

they should not contain additional representations, undertakings or indemnities (including, without limitation, in respect of insurance, information, maintenance or protection of assets, further assurance or the payment of fees, costs and expenses) unless these are the same as or consistent with those contained in this Agreement and are required for the creation or perfection of security or are given in a “third party” security document, unless already included in this Agreement; and

(ii)

nothing in any security document shall (or be construed to) prohibit any transaction, matter or other step (or a grantor of security taking or entering into the same) or dealing in any manner whatsoever in relation to any asset (including all rights, claims, benefits, proceeds and documentation, and contractual counterparties in relation thereto) the subject of (or expressed to be the subject of) the security agreement if not prohibited by the terms of the other Finance Documents (and accordingly to such extent, the Security Agent shall promptly effect releases, confirmations, consents to deal or similar steps always at the cost of the relevant grantor of the security);

(d)

no security will be granted over parts, stock, moveable plant, equipment or receivables if it would require labelling, segregation or periodic listing or specification of such parts, stock, moveable plant, equipment or receivables;

(e)	perfection will not be required in respect of (i) vehicles and other assets subject to certificates of title or (ii) letter of credit rights and tort claims (or the local law equivalent);
(f)

in no event shall control agreements (or perfection by control or similar arrangements) be required with respect to any assets (including deposit or securities accounts) (unless the Finance Documents expressly provide for any specific account (by reference to its purpose) to be subject to specific restrictions on use);

(g)

security will, where possible and practical, automatically create security over future assets of the same type as those already secured; where local law requires supplemental pledges, lists of assets or notices to be delivered in respect of future acquired assets in order for effective security to be created over that class of asset, such supplemental pledges, lists of assets or notices will be provided only upon request of the Security Agent and at intervals no more frequent than annually (unless required more frequently under local law);

(h)

where an Obligor is free to dispose of an asset forming part of the Collateral pursuant to the terms of the Finance Documents, the Security Agent is under an obligation to release such asset upon request by the Borrower and will be entitled to do so without the consent of any of the Lenders;

(i)

the Security Agent shall, upon request by the Borrower, execute, deliver and otherwise implement any guarantee and/or security release and/or amendment of the security documents necessary or desirable to effect any permitted reorganisation, or any transaction permitted or not prohibited by the terms of the Finance Documents (and shall be entitled to do so without the consent of any Lenders);

(j)

each security document must contain a clause which records that if there is a conflict between the security document and this Agreement or the Intercreditor Agreement then (to the fullest extent permitted by law) the provisions of this Agreement or (as applicable) the Intercreditor Agreement will take priority over the provisions of the security document (and that, if requested to do so by (and at the cost of) the Company, the Security Agent will enter into such amendments, waivers or consents as are necessary to remove such conflict); and

(k)	each security document must contain a clause substantially similar to the following:

Notwithstanding anything to the contrary in this Agreement but without prejudice to the creation or perfection of any security interest under this Agreement, the terms of this Agreement shall not operate or be construed so as to prohibit or restrict any transaction, matter or other step (or the [security grantor] taking or entering into the same or dealing in any manner whatsoever in relation to any asset (including all rights, claims, benefits, proceeds and documentation, and contractual counterparties in relation thereto)) no prohibited by the Debt Documents (as defined in the Intercreditor Agreement) (other than this Agreement), and the Security Agent shall promptly enter into such documentation and/or take such other action in relation to this Agreement as is required by the [security grantor] (acting reasonably) in order to facilitate any such transaction, matter or other step, including, but not limited to, by way of executing any confirmation, consent to dealing, release or other similar or equivalent document, or returning any physical collateral

5.	RECEIVABLES

Without prejudice to the Overriding Principle, if an Obligor grants security over any of its receivables it will be free to deal with, amend, waive or terminate those receivables in the course of its business until the occurrence of a Declared Default which is continuing. No notice of security may be prepared or served until the occurrence of a Declared Default which is continuing (other than security over structural intra-group loans). To the extent required to be provided in order for effective security to be created, any list of receivables so provided will not include details of the underlying contracts (but may include non-sensitive generic information to the extent that would allow for the creation of security) and will not be required to be updated after the delivery of the first list by any Material Subsidiary. If required under local law, security over receivables will be registered subject to the general principles set out in these Agreed Security Principles following the occurrence of a Declared Default which is continuing.

6.	SHARES
(a)	Security over shares, stocks or partnership interests will be limited to those over an Obligor or Material Subsidiary which are not incorporated in an Excluded Jurisdiction.
(b)

Until a Declared Default has occurred and is continuing, the legal title of the shares will remain with the relevant grantor of the security (unless transfer of title on granting such security is customary in the applicable jurisdiction) and any grantor of share security will be permitted to retain and to exercise voting rights and powers in relation to any shares and other related rights charged by it and receive, own and retain all assets and proceeds in relation thereto without restriction or condition.

(c)

Where customary and applicable as a matter of law, following a request by the Security Agent, on, or as soon as reasonably practicable following execution (and taking into account any stamping requirements in respect of any stock transfer form (or applicable law equivalent)) of the security or accession document, the applicable share certificate (or other documents evidencing title to the relevant shares) and a stock transfer form executed in blank (or applicable law equivalent) will be provided to the Security Agent upon its request.

(d)	(other than in respect of Italian Obligors whose shares are envisaged to be subject to Transaction Security), no amendments to any constitutional documents will be required.
(e)

No security shall be required to be granted over any shares or ownership interests in any person which are not directly owned by an Obligor other than Parent with respect to the pledge over shares of the Company.

SCHEDULE 15

Confidentiality Undertaking18

To:[Potential Lender]

Re:The Facilities (together the “Facilities”)

The Company: [●]

Agent: [●] as Agent

Transaction: Acquisition by [●] of shares in [●] (the “Transaction”)

Dear Sirs

We understand that you are considering participating in the Facilities in respect of the Transaction. In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1.	Confidentiality Undertaking

You undertake:

(a)

to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph 2 below and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information;

(b)

to keep confidential and not disclose to anyone the fact that the Confidential Information has been made available or that discussions or negotiations are taking place or have taken place between us in connection with the Facilities and/or the Transaction except as provided for by paragraph 2 below;

(c)	to use the Confidential Information only for the Permitted Purpose;
(d)

to use all reasonable endeavours to ensure that any person to whom you pass any Confidential Information (unless disclosed under paragraph 2(b) below) acknowledges and complies with the provisions of this letter as if that person were also a party to it and you undertake to be responsible for any breach of this agreement by such person; and

(e)	not to make enquiries of any member of the Group or any of their officers, directors, employees or professional advisers relating directly or indirectly to the Facilities and/or the Transaction.
2.	Permitted Disclosure

We agree that you may disclose Confidential Information:

(a)

to members of the Participant Group and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any auditors of members of the Participant Group, it being understood that a specific amount of Confidential Information may be disclosed to those persons – before the signing of this Confidential Undertaking - for the purpose of negotiating the terms

[18]	To be executed by way of exchange of correspondence or in front of a foreign notary outside the territory of Italy.

of this Confidential Undertaking (including but not limited to, amount of the Facilities, name of the borrower and type of facility), unless there is no requirement for a Confidential Undertaking if the recipient is a professional adviser and is subject to a professional obligations to maintain the confidentiality of the Confidential Information; and

(b)

(i) where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body; (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the Participant Group are listed; or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Participant Group that has received Confidential Information under the terms of this letter.

3.	Notification of Required or Unauthorised Disclosure

You agree (to the extent permitted by law and except where disclosure is to be made to any supervisory or regulatory body during the normal course of its supervisory function over you) to inform us and the Company of the full circumstances of any disclosure under paragraph 2(b) above upon or as soon as reasonably practicable after becoming aware that Confidential Information has been disclosed in breach of this letter.

4.	Return of Copies

If we so request in writing, you shall return all Confidential Information supplied to you by us and destroy or permanently erase (to the extent technically practicable) all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases (to the extent technically practicable) such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy or where the Confidential Information has been disclosed under paragraph 2(b) above.

5.	Continuing Obligations

The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in this letter shall cease on the earlier of (a) the date you become a party to the Facilities agreement, and (b) twenty-four (24) Months after you have returned all Confidential Information supplied to you by us and destroyed or permanently erased (to the extent technically practicable) all copies of Confidential Information made by you (other than any such Confidential Information or copies which have been disclosed under paragraph 2 above (other than paragraph 2(a) above) or which, pursuant to paragraph 4 above, are not required to be returned or destroyed).

6.	No Representation; Consequences of Breach, etc.

You acknowledge and agree that:

(a)

neither we nor any member of the Group nor any of our or their respective officers, employees or advisers (each a “Relevant Person”) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or any member of the Group or the assumptions on which it is based, or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or any member of the Group or be otherwise liable to you or any other person in respect to the Confidential Information or any such information; and

(b)

any of the Relevant Persons may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

7.	No Waiver; Amendments, etc.

Except as set out in paragraph 12, this letter sets out the full extent of your obligations of confidentiality owed to us in relation to the information the subject of this letter and supersedes any prior agreement or understanding (oral or in writing) relating to the information the subject of this letter. No failure or delay in exercising any right, power or privilege under this letter will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges under this letter. The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us.

8.	Inside Information

You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and you undertake not to use any Confidential Information for any unlawful purpose.

9.	Nature of Undertakings

The undertakings given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of the Company and each other member of the Group.

10.	Third party rights
(a)

Subject to this paragraph 10 and to paragraphs 3, 6, 9 and 12, a person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or enjoy the benefit of any term of this letter.

(b)	The Relevant Persons may enjoy the benefit of the terms of paragraphs 3, 6, 9 and 12 subject to and in accordance with this paragraph 10 and the provisions of the Third Parties Act.
(c)	Subject to paragraph (d) below, the parties to this letter do not require the consent of any Relevant Person to rescind or vary this letter at any time.
(d)	The parties to this letter acknowledge and agree that the consent of the Company is required for any material amendment, waiver, variation, restatement or supplement of this letter.
11.	Governing Law and Jurisdiction

This letter (including the agreement constituted by your acknowledgement of its terms) and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of England and the parties submit to the nonexclusive jurisdiction of the courts of England.

12.	Confidentiality Obligations

The terms of this letter shall apply without prejudice to the terms of any other confidentiality agreement (and, for the avoidance of doubt, shall not supersede any term of such other confidentiality agreement) among any of the parties hereto and any provider of information regarding the Transaction or any party with a business relationship with the Group.

13.	Definitions

In this letter (including the acknowledgement set out below):

“Confidential Information” means any information relating to any member of the Group (or any of their respective assets and investments), the Facilities, the Finance Documents and/or the Transaction including, without limitation, any information memorandum, provided to you by us or any member of the Group (or otherwise in your possession), in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you thereafter, other than from a source which is connected with the Group and which, in either case, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality owed to any member of the Group;

“Group” means the Company and each of its holding companies and subsidiaries and each subsidiary of each of its holding companies (as each such term is defined in the Companies Act 2006);

“Participant Group” means you, each of your holding companies and subsidiaries and each subsidiary of each of your holding companies (as each such term is defined in the Companies Act 2006); and

“Permitted Purpose” means considering and evaluating whether to enter into the Facilities.

Please acknowledge your agreement to the above (and your confirmation that the above is also for the benefit of the Company) by signing and returning the enclosed copy.

Yours faithfully,

For and on behalf of [●]

To: [●]

The Company and each other member of the Group

We acknowledge and agree to the above and confirm by our signature below that the above is also for the benefit of the Company:

For and on behalf of

[Potential Lender]

SCHEDULE 16

Form of Increase Confirmation19

To:[Agent], [Security Agent] and [●] as Company, for and on behalf of each Obligor

From:[the Increase Lender] (the “Increase Lender”)

Dated:[●]

Dear Sirs,

[●] - Facilities Agreement dated [●] (as amended, the “Facilities Agreement”)

1.

We refer to the Facilities Agreement and to the Intercreditor Agreement (as defined in the Facilities Agreement). This agreement (the “Agreement”) shall take effect as an Increase Confirmation for the purpose of the Facilities Agreement and as a Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to clause 2.4 (Increase) of the Facilities Agreement.
3.

The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the “Relevant Commitment”) as if it was the Original Lender under the Facilities Agreement.

4.	The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the “Increase Date”) is [●].
5.	On the Increase Date, the Increase Lender becomes:
(a)	party to the relevant Finance Documents (other than the Intercreditor Agreement) as a Lender; and
(b)	party to the Intercreditor Agreement as a Senior Lender (as defined in the Intercreditor Agreement).
6.

The Facility Office and address, electronic mail address and attention details for notices to the Increase Lender for the purposes of clause 37.2 (Addresses) of the Facilities Agreement are set out in the Schedule.

7.	The Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in paragraph (g) of clause 2.4 (Increase) of the Facilities Agreement.
8.	[The Increase Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:
(a)	[not a Qualifying Lender;]
(b)	[a Qualifying Lender (other than a Treaty Lender);]
(c)	[a Qualifying Lender (by virtue of being a Treaty Lender)],] and

[19]	To be executed by way of exchange of correspondence or in front of a foreign notary outside the territory of Italy.

(d)	[a Qualifying Issuing Bank,[ or
(e)	[not a Qualifying Issuing Bank]]*
9.	[The New Lender confirms that its long-term corporate credit rating is [●] according to Moody’s, [●] according to Standard and Poor’s and [●] according to Fitch.] **
10.	[The Increase Lender confirms that it [is]/[is not]*** an Investor.]
11.	[[The Increase Lender confirms that it [is]/[is not]**** a Non-Acceptable L/C Lender.]*****]
12.

[We refer to clause 21.9 (Creditor/Agent Accession Undertaking) of the Intercreditor Agreement. In consideration of the Increase Lender being accepted as a Lender for the purposes of the Intercreditor Agreement (and as defined therein), the Increase Lender confirms that, as from the Increase Date, it intends to be party to the Intercreditor Agreement as a Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.]

13.This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

14.	This Agreement has been entered into on the date stated at the beginning of this Agreement.

NOTE: the execution of this Increase Confirmation may not be sufficient for the Increase Lender to obtain the benefit of the Transaction Security and/or the guarantee and indemnity granted by each Obligor pursuant to clause 23 (Guarantee and Indemnity) of the Facilities Agreement in all jurisdictions. It is the responsibility of the Increase Lender to ascertain whether any other documents or other formalities are required in any jurisdiction to obtain the benefit of the Transaction Security and/or to ensure that it will have the benefit of the guarantee and indemnity granted by each Obligor and, if so, to arrange for execution of those documents and completion of those formalities.

*Delete as applicable.

**	Include if New Lender is acquiring Revolving Facility Commitments unless an Event of Default is continuing .

***Delete as applicable.

**** Delete as applicable.

****	Include only if the increase involves the assumption of a Revolving Facility Commitment/a participation in a Revolving Facility.

THE SCHEDULE

Relevant Commitment/rights and obligations to be assumed by the Increase Lender

[insert relevant details]

[Facility office address,, electronic mail address and attention details for notices and account details for payments]

[Increase Lender]

By:

This Agreement is accepted as an Increase Confirmation for the purposes of the Facilities Agreement by the Agent [and the Issuing Bank]*, and as a Creditor/Agent Accession Undertaking for the purposes of and as defined in the Intercreditor Agreement by the Security Agent and the Increase Date is confirmed as [●].

AgentIssuing Bank

By:By:]*

Security Agent By:

NOTE:

* Only if increase in the Total Revolving Facilities Commitments.

SCHEDULE 17

Form of Notice on entering into Notifiable Debt Purchase Transaction

To:[Agent]

From:[Lender]

Dated:[●]

Dear Sirs,

[●] - Facilities Agreement dated [●] (as amended, the “Facilities Agreement”)

1.

We refer to paragraph (b) of clause 30.2 (Disenfranchisement of Investors) of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this notice unless given a different meaning in this notice.

2.	We have entered into a Notifiable Debt Purchase Transaction.
3.	The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment(s) as set out below.
Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates (Base Currency)

[Facility A Commitment][insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Additional Term Facility][insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Lender]

By:

SCHEDULE 18

Form of Notice on Termination of Notifiable Debt Purchase Transaction / Notifiable Debt
Purchase Transaction ceasing to be with an Investor

To:[Agent]

From:[The Lender]

Dated:[●]

Dear Sirs,

[●] - Facilities Agreement dated [●] (as amended, the “Facilities Agreement”)

1.

We refer to paragraph (c) of clause 30.2 (Disenfranchisement of Investors) of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this notice unless given a different meaning in this notice.

2.	A Notifiable Debt Purchase Transaction which we entered into and which we notified you of in a notice dated [●] has [terminated]/[ceased to be with an Investor] [20].
3.	The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment(s) as set out below:
(a)	Facility A Commitment [insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies];
(b)	Additional Term Facility Commitment [insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies].

[Lender]

By:

20Delete as applicable.

SCHEDULE 19

Form of Additional Facility Notice for Additional Facility21

From:[●] as Obligors’ Agent

To:[●] as Agent and [●] as Security Agent

Dated:

Dear Sirs

[●] - Facilities Agreement dated [●] (as amended, the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This is an Additional Facility Notice in relation to an Additional Facility.
2.	We wish to establish an Additional Facility on the following terms:
(a)	Borrower(s): [●]
(b)	Amount: [●]
(c)	Lender(s): [●]
(d)	Lender Commitment(s): [●]
(e)	Currency/Currencies: [●]
(f)	Purpose: [●]
(g)	Repayment Dates: [●]
(h)	Availability Period: [●]
(i)	Termination Date: [●]
(j)	Interest Rate/Margin: [●]
(k)	Additional Facility Commencement Date: [●]

(l)[Details of Additional Facility as required by paragraph (b) of clause 2.5 (Additional Facilities) together with any other information, requests or directions included at the option of the Obligors’ Agent.]

3.

By signing this Additional Facility Notice each Additional Facility Lender in respect of the abovementioned Additional Facility agrees to make available its Commitment in that Additional Facility in the aggregate amount set out above.

4.	This Additional Facility Notice and any non-contractual obligations arising out of or in connection with it are governed by English law.

[21]	To be executed by way of exchange of correspondence or in front of a foreign notary outside the territory of Italy.

5.

Terms which are used in this Additional Facility Notice which are not defined in this Additional Facility Notice but are defined in the Facilities Agreement shall have the meaning given to those terms in the Facilities Agreement.

6.This Additional Facility Notice has been entered into on the date stated above and is executed as a deed by each person to become an Additional Facility Lender in respect of the abovementioned Additional Facility.

7.It is intended that this Additional Facility Notice takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.

EXECUTED AS A DEED

[Additional Facility Lender]

acting by……………………………

……………………………

For and on behalf of [Obligors’ Agent]

This Additional Facility Notice is accepted for all purposes under the Finance Documents.

Acknowledged by the Agent

[Agent]

By:

Acknowledged by the Senior Security Agent

[Senior Security Agent]

By:

SCHEDULE 20

Form of Permitted Alternative Debt Notice for Permitted Alternative Debt

From:[●] as Obligors’ Agent

To:[●] as Agent and Security Agent

Dated:

Dear Sirs

[●] - Facilities Agreement dated [●] (as amended, the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This is an Permitted Alternative Debt Notice in relation to a Permitted Alternative Debt.

2.We have [borrowed]/[issued]/[incurred] Permitted Alternative Debt on the following terms:

Borrower(s):	[●]

Guarantor(s):	[●]

Aggregate amount of the commitments of the Permitted Alternative Debt:	[●]

Base Currency:	[●]

Other available/optional currencies (if any, as applicable):	[●]

Permitted Alternative Debt Commencement Date: [●]

Availability period:	[●]

Maturity date:	[●]

Amortisation schedule (if any):	[●]

Mandatory prepayment provisions (if any):	[●]

Summary of security:	[●]

Will the Intercreditor Agreement apply?	Yes / No22

[Intercreditor Class for the Permitted Alternative Debt:	[●]][23]

[22]	If not, provide details of the relevant Finance Documents under which the Permitted Alternative will be documented under.
[23]	If the Intercreditor Agreement applies, state Intercreditor Class for the Permitted Alternative Debt.

Other:	[●]][24]

Yours faithfully

 ]

For and on behalf of [Obligors’ Agent]

By:

[24]	Include any other applicable information requests or directions applicable to the Permitted Alternative Debt or are required by the Facilities Agreement / other information requirements.

SCHEDULE 21

Form of Lender Accession Agreement25

To:[Agent]

From:[Obligors’ Agent] and [proposed acceding Lender] (the “Acceding Lender”)

Dated:[●]

Dear Sirs,

[●] - Facilities Agreement dated [●] (as amended, the “Facilities Agreement”)

1.

We refer to the Facilities Agreement. This is a Lender Accession Agreement. Terms defined in the Facilities Agreement have the same meaning in this Lender Accession Agreement unless given a different meaning in this Lender Accession Agreement.

2.

The Acceding Lender hereby agrees with each other Finance Party that (a) with effect on and from the date on which this Lender Accession Agreement has been countersigned by the Agent, the Acceding Lender will become a party to the Facilities Agreement as a Lender and will accordingly become a Finance Party for the purposes of the Facilities Agreement, and that (b) this Lender Accession Agreement shall also take effect as a Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement (as defined in the Intercreditor Agreement).

3.	The Facility Office and other notice details of the Acceding Lender for the purposes of the Facilities Agreement are as follows:

Address:[●]

Attention:[●]

Tel.:[●]

Email:[●]

4.	The Acceding Lender’s Commitment in respect of the relevant Additional Facility is [●].
5.

By signing this Lender Accession Agreement, the New Lender appoints the Agent to act as its agent, attorney-in-fact and mandatario con rappresentanza pursuant to clause 31.1 (Appointment of the Agent) of the Facilities Agreement.

6.	The Acceding Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of clause 29.5 (Limitation of responsibility of Existing Lenders).
7.	The Acceding Lender confirms that it is:
(a)	[not a Qualifying Lender]
(b)	[a Qualifying Lender (other than a Treaty Lender)]
(c)	[a Qualifying Lender (by virtue of being a Treaty Lender),] and

[25]	To be executed by way of exchange of correspondence or in front of a foreign notary outside the territory of Italy.

(d)	[a Qualifying Issuing Bank,[ or
(e)	[not a Qualifying Issuing Bank]] [26]
8.	The Acceding Lender confirms that it [is]/[is not][27]. an Investor.
9.

The Acceding Lender confirms that it is not (a) a Defaulting Lender or a person that is an Affiliate or acting on behalf of a Defaulting Lender or (b) an Industry Competitor of any member of the Group.

10.

We refer to clause 21.9 (Creditor/Agent Accession Undertaking) of the Intercreditor Agreement. In consideration of the Acceding Lender being accepted as a Lender for the purposes of the Intercreditor Agreement (and as defined therein), the Acceding Lender confirms that it intends to be party to the Intercreditor Agreement as a Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

11.	This Lender Accession Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.
12.	This Lender Accession Agreement has been entered into on the date stated at the beginning of this Agreement.

NOTE: the execution of this Lender Accession Agreement may not be sufficient for the Acceding Lender to obtain the benefit of the Transaction Security and/or the guarantee and indemnity granted by each Obligor pursuant to clause 23 (Guarantee and Indemnity) of the Facilities Agreement in all jurisdictions. It is the responsibility of the Acceding Lender to ascertain whether any other documents or other formalities are required in any jurisdiction to obtain the benefit of the Transaction Security and/or to ensure that it will have the benefit of the guarantee and indemnity granted by each Obligor and, if so, to arrange for execution of those documents and completion of those formalities.

[The Company] [Acceding Lender]

By:  By:

This letter is accepted as a Lender Accession Agreement for the purposes of the Facilities Agreement and a Creditor/Agent Accession Undertaking for the purposes of and as defined in the Intercreditor Agreement by the Agent.

[Agent]

By:

Dated:

26Delete as applicable,

27Delete as applicable,

SCHEDULE 22

Self-Declaration Form

Withholding Tax Exemption Self-Declaration Form for Non-Resident Banks or other entities pursuant to Article 26 (5-bis) of Presidential Decree no. 600 of 29 September 1973.

Autocertificazione per la non applicazione della ritenuta nei confronti degli enti creditizi e altri soggetti non residenti ai sensi dell’articolo 26, comma 5-bis, del D.P.R. 29 settembre 1973, n. 600.

BANK’S ENTITY’S INFORMATION / INFORMAZIONI SULL’ENTE CREDITIZIO/ALTRO ENTE EROGANTE (the “Lender”)
COMPANY NAME/ RAGIONE SOCIALE
Tax identification number in the foreign country / Codice identificativo fiscale nello Stato estero
Authorization number, if applicable / Numero dell’autorizzazione all’esercizio dell’attività, se applicabile	Foreign authority that released the authorization, if applicable / Autorità estera che ha rilasciato l’autorizzazione all’esercizio dell’attività, se applicabile
Address of the registered office (or of the branch)/ Indirizzo della sede legale (o della filiale)	ZIP Code / CAP
City/ Città	Country / Stato
LEGAL REPRESENTATIVE / RAPPRESENTANTE LEGALE
First name and surname / Nome e cognome
Date of birth /Data di nascita	City of birth/ Città di nascita	Country of birth/ Stato di nascita
Legal Representative tax code in the foreign country / Codice fiscale del Rappresentante Legale nello Stato estero
Foreign address / Indirizzo estero	ZIP Code / CAP
City / Città	Country / Stato
BORROWER’S INFORMATION AND LOAN MATURITY DATE / INFORMAZIONI SUL SOGGETTO FINANZIATO E SCADENZA DEL FINANZIAMENTO
Borrower’s name / Ragione sociale del soggetto finanziato
Address of the borrower’s registered office (or permanent establishment) in Italy / Indirizzo della sede legale (o della stabile organizzazione) in Italia del soggetto finanziato
The loan was granted on and its maturity date is on . Il finanziamento è stato concesso in data e la sua scadenza sarà in data

DECLARATION OF THE LEGAL REPRESENTATIVE / DICHIARAZIONE DEL RAPPRESENTANTE LEGALE

The undersigned…………………………

Il sottoscritto………………………………

DECLARES:

DICHIARA:

(Please check one of the following three boxes, if applicable) (Si prega di contrassegnare uno dei seguenti riquadri, se applicabili).

□The Lender is a bank established in a EU Member State / Il soggetto finanziatore è una banca stabilita in uno Stato Membro dell’Unione Europea, or/o

□The Lender is an insurance company incorporated in, and authorised according to the law of a EU Member State / Il soggetto finanziatore è un’impresa di assicurazione costituita e autorizzata ai sensi della normativa di uno Stato Membro dell’unione Europea; or/o

□The Lender is: (i) a foreign institutional investor in the meaning of article 6, paragraph 1, lett. b), of the Italian Legislative Decree No. 239/1996, incorporated in a country allowing an adequate exchange of information with Italy which is included in the Italian Ministerial decree 4 September 1996 (as amended from time to time), and (ii) subject to regulatory supervision in its State of establishment / Il soggetto finanziatore è: (i) un investitore istituzionale estero secondo quanto stabilito dall’art. 6, comma 1, lett. b), del D.Lgs. n. 239/1996, costituito in uno Stato che consente un adeguato scambio di informazioni con l’Italia, incluso nel Decreto Ministeriale 4 settembre 1996 (come emendato e integrato), e (ii) soggetto a forme di vigilanza nel paese estero in cui è istituito.

That the Lender satisfies any conditions required by Article 26 paragraph 5-bis, of the Presidential Decree No. 600/1973. Il soggetto finanziatore integra i requisiti richiesti dall’articolo 26, comma 5-bis del D.P.R. 29 settembre 1973, n. 600.

That the Lender is the beneficial owner, as defined by OECD Model Tax Convention on Income and Capital and the international praxis of the interest and other proceeds / che il soggetto finanziatore è il beneficiario effettivo degli interessi e altri proventi, così come definito dal modello OCSE di convenzione fiscale sui redditi e sul patrimonio e dalla prassi internazionale. [NOTE: Not applicable to tax transparent institutional investors]

That the Lender does not have a permanent establishment or a fixed base in Italy to which the income effectively connects. Il soggetto finanziatore non ha in Italia una stabile organizzazione o una base fissa cui il reddito si connette effettivamente.

The Lender declares that all the information contained herein is correct, accurate, and complete and undertakes to communicate promptly if any of the requirements described above is no longer met, as well as any variation in the date and information provided that may prevent the application of the withholding tax exemption under Article 26 (5-bis) of Presidential Decree no. 600 of 29 September 1973.

Il soggetto finanziatore dichiara che tutte le informazioni contenute nella presente autocertificazione sono corrette, accurate e complete e si impegna a comunicare prontamente l’eventuale venir meno di uno o più dei requisiti innanzi forniti, nonché le eventuali variazioni dei dati e delle informazioni fornite che ostino all’applicazione dell’esenzione da ritenuta di cui all’articolo 26, comma 5-bis, del D.P.R. 29 settembre 1973, n. 600.
Signed / Firmato	Date/ Data

SCHEDULE 23
Reference Rate Terms

Part 1

Part 1A

Euro - EURIBOR

CURRENCY:	Euro (for the purposes of this Part 1A, a Rate Switch Currency).
Compounded Reference Rate as a fallback Compounded Reference Rate will apply as a fallback. Definitions
Alternative Term Rate:	None specified.
Alternative Term Rate Adjustment:	None specified.
Break Costs:	The amount (if any) by which:

(a)

the interest (excluding the Margin and the effect of any interest rate floor) which a Lender should have received for the period from the date of receipt of all or any part of its participation in the relevant Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)

the amount (if positive) which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

Business Day Conventions(definition of “Month” and Clause 15.2 (Non-Business Days)):

(a)

If any period is expressed to accrue by reference to a Month or any number of Months then, in respect of the last Month of that period:

(i)

subject to paragraph (iii) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(ii)

if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(iii)

if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

(b)

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

Central Bank Rate:	None specified.
Central Bank Rate Adjustment:	None specified.
Central Bank Rate Spread:	None specified.
Credit Adjustment Spread:	None specified.
Daily Rate:

The euro short-term rate (€STR) administered by the European Central Bank (or any other person which takes over the administration of that rate) published by the European Central Bank (or any other person which takes over publication of that rate).

Fallback Interest Period:	One Month.
Market Disruption Rate:	The Term Reference Rate.
Primary Term Rate:

The euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed on page EURIBOR01 of the Bloomberg screen (or any replacement Bloomberg page which displays that rate).

Quotation Day:

Two Reference Rate Business Days before the first day of the relevant Interest Period (unless market practice differs in the Relevant Market, in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Market (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days)).

Quotation Time:	Quotation Day 11:00 a.m. (Brussels time).
Rate Switch Date:	None specified.
Reference Rate Business Day:	A TARGET Day.
Relevant Market:	The European interbank market.

Reporting Day:	The Quotation Day.
Published Rate Contingency Period:	10 days.
Interest Periods
Periods capable of selection as Interest Periods (paragraph (b) of Clause 15.1 (Selection of Interest Periods and Terms)):	One, three or six Months.

Part 1B
Euro - €STR

CURRENCY:	Euro (for the purposes of this Part 1B, a Compounded Rate Currency).
Cost of funds as a fallback
Cost of funds will apply as a fallback.
Definitions
Break Costs:	Not applicable.

Business Day Conventions (definition of “Month” and Clause 15.2 (Non-Business Days)):	(a) If any period is expressed to accrue by reference to a Month or any number of Months then, in respect of the last Month of that period:

(i)
subject to paragraph (iii) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(ii) if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and
(iii) if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

(b)
If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

Central Bank Rate:

The fixed rate for the main refinancing operations of the European Central Bank, or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank, each as published by the European Central Bank from time to time.

Central Bank Rate Adjustment:

In relation to the Central Bank Rate prevailing at close of business on any Reference Rate Business Day, the mean (calculated by the Agent (or by any other Finance Party which agrees with the Company to do so in place of the Agent)) of the Central Bank Rate Spreads for the five most immediately preceding Reference Rate Business Days for which the RFR was available, excluding the highest Central Bank Rate Spread (and, if there is more than one highest Central Bank Rate Spread, only one of those highest Central Bank Rate Spreads) and lowest Central Bank Rate Spread (or, if there is more than one lowest Central Bank Rate Spread, only one of those lowest Central Bank Rate Spreads).

Central Bank Rate Spread:

In relation to any Reference Rate Business Day, the difference (expressed as a percentage rate per annum) calculated by the Agent (or by any other Finance Party which agrees with the Company to do so in place of the Agent) of:

(a) the RFR for that Reference Rate Business Day; and

(b) the Central Bank Rate prevailing at close of business on that Reference Rate Business Day.

Credit Adjustment Spread:

means a spread or adjustment determined by the Agent (upon instruction of the Majority Lenders) as at the date of the applicable Screen Rate Replacement Event Date in accordance with the recommendations of the working group on euro risk free rates, as described in paragraph 4.3 of that working group’s publication on ‘EURIBOR fallback trigger events and €STR based EURIBOR fallback rates’ dated 11 May 2021 (as such recommendations for a credit spread adjustment may be clarified, revised or replaced by that working group from time to time).

Daily Rate:	The “Daily Rate” for any Reference Rate Business Day is:

(a) the RFR for that Reference Rate Business Day; or

(b) if the RFR is not available for that Reference Rate Business Day, the percentage rate per annum which is the aggregate of:

(i) the Central Bank Rate for that Reference Rate Business Day; and

(ii) the applicable Central Bank Rate Adjustment; or

(c) if paragraph (b) above applies but the Central Bank Rate for that Reference Rate Business Day is not available, the percentage rate per annum which is the aggregate of:

(i) the most recent Central Bank Rate for a day which is no more than five Reference Rate Business Days before that Reference Rate Business Day; and

(ii)the applicable Central Bank Rate Adjustment,

rounded, in either case, to four decimal places.

Fallback Interest Period:	One Month.

Lookback Period:

Five Reference Rate Business Days or such shorter period (such shorter period not being shorter than two Reference Rate Business Days) as may be specified by the Company as being necessary or desirable to implement an any interest rate or cross-currency hedging arrangements and agreed by the Agent.

Market Disruption Rate:	None specified.

Reference Rate Business Day:	A Reference Rate Business Day.
Relevant Market:	The euro wholesale market.
Reporting Day:	The day which is the Lookback Period prior to the last day of the Interest Period or, if that day is not a Business Day, the immediately following Business Day.
RFR:

The euro short-term rate (€STR) administered by the European Central Bank (or any other person which takes over the administration of that rate) published by the European Central Bank (or any other person which takes over publication of that rate).

Reference Rate Business Day:	A day (other than a Saturday or a Sunday) which is a
TARGET Day.

Interest Periods
Periods capable of selection as Interest Periods (paragraph (b)of Clause 15.1 (Selection of Interest Periods and Terms)):	Any period of days, weeks or Months specified by the Borrower (or the Company on its behalf) that is shorter than or equal to six Months.

Reporting Times

Deadline for Lenders to report market disruption in accordance with Clause 16.4 (Cost of Funds):	Close of business in London on the Reporting Day for the relevant Loan.

Deadline for Lenders to report their cost of funds in accordance with Clause 16.4 (Cost of Funds):

Close of business on the date falling two Business Days after the Reporting Day for the relevant Loan (or, if earlier, on the date falling two Business Days before the date on which interest is due to be paid in respect of the Interest Period for that Loan).

Part 2
USD

CURRENCY:	US dollars (a Term Rate Currency).

Compounded Reference Rate as a fallback

Compounded Reference Rate will apply as a fallback.

Definitions

Alternative Term Rate:	None specified.

Alternative Term Rate Adjustment:	None specified.

Break Costs:	The amount (if any) by which:

(a)
the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in the relevant Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)
the amount (if positive) which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

Business Day Conventions (definition of “Month” and Clause 15.2 (Non-Business Days)):	(a) If any period is expressed to accrue by reference to a Month or any number of Months then, in respect of the last Month of that period:

(i)
subject to paragraph (iii) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(ii) if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(iii) if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business

Day in the calendar month in which that Interest Period is to end.

(b)
If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

(c)
Central Bank Rate:

The short-term interest rate target set by the US Federal Open Market Committee as published by the Federal Reserve Bank of New York from time to time or, if that target is not a single figure, the arithmetic mean of (a) the upper bound of the short-term interest rate target range set by the US Federal Open Market Committee and published by the Federal Reserve Bank of New York, and (b) the lower bound of that target range.

Central Bank Rate Adjustment:

In relation to the applicable Central Bank Rate prevailing at close of business on any US Government Securities Business Day, the 20% trimmed arithmetic mean (calculated by the Agent (or by any other Finance Party which agrees with the Obligors’ Agent to do so in place of the Agent)) of the Central Bank Rate Spreads for the five most immediately preceding US Government Securities Business days for which Term SOFR for a period equal in length to the applicable Interest Period is available.

Central Bank Rate Spread:

In relation to any US Government Securities Business Day, the difference (expressed as a percentage rate per annum) calculated by the Agent of (a) Term SOFR for a period equal in length to the applicable Interest Period for that US Government Securities Business Day; and (b) the applicable Central Bank Rate prevailing at close of business on that US Government Securities Business Day.

Credit Adjustment Spread:	None specified.

Daily Rate:	SOFR (as defined below).

Fallback Interest Period:	One Month.

Market Disruption Rate:	None specified.

Primary Term Rate:

The term SOFR reference rate administered by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period published (before any correction, recalculation or republication by the administrator) by CME Group Benchmark Administration Limited (or any other person which takes over the publication of that rate) (“Term SOFR”).

For the purposes of this section, “SOFR” means the secured overnight financing rate administered by the Federal Reserve

Bank of New York (or any other person which takes over the administration of that rate) published by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).

Quotation Day:

Two Reference Rate Business Days before the first day of that period (unless market practice differs in the Relevant Market, in which case the Quotation Day will be determined by the Agent in accordance with that market practice in the Relevant Market (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days)).

Quotation Time:	Quotation Day 11:00 a.m. (London time).

Reference Rate Business Day:	Any day other than:

(a) a Saturday or a Sunday; or

(b)
a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US government securities.

Relevant Market:	The market for overnight cash borrowing collateralised by US Government securities.

Interest Periods

Periods capable of selection as Interest Periods (paragraph (b) of Clause 15.1 (Selection of Interest Periods and Terms)):	One, three or six Months or any other tenor for which Term SOFR is quoted.

Reporting Times

Deadline for Lenders to report market disruption in accordance with Clause 16.4 (Cost of funds):	Not applicable.

Deadline for Lenders to report their cost of funds in accordance with Clause 16.4 (Cost of funds):	Not applicable.

SCHEDULE 24

Cumulative Compounded Rate

The “Cumulative Compounded Rate” for any Interest Period for a Compounded Rate Loan is the percentage rate per annum (rounded to the same number of decimal places as is specified in the definition of “Annualised Cumulative Compounded Daily Rate” in Schedule 25 (Daily Non-Cumulative Compounded Rate)) calculated as set out below:

where:

“d0” means the number of Reference Rate Business Days during the Interest Period;

“i” means a series of whole numbers from one to d0, each representing the relevant Reference Rate Business Day in chronological order during the Interest Period;

“DailyRatei-LP” means for any Reference Rate Business Day “i” during the Interest Period, the Daily Rate for the Reference Rate Business Day which is the applicable Lookback Period prior to that Reference Rate Business Day “i”;

“ni” means, for any Reference Rate Business Day “i”, the number of calendar days from, and including, that Reference Rate Business Day “i” up to, but excluding, the following Reference Rate Business Day;

“dcc” means 360 or, in any case where market practice in the Relevant Market is to use a different number for quoting the number of days in a year, that number; and

“d” means the number of calendar days during that Interest Period.

SCHEDULE 25

Daily Non-Cumulative Compounded Rate

The “Daily Non-Cumulative Compounded Rate” for any Reference Rate Business Day “i” during an Interest Period for a Compounded Rate Loan is the percentage rate per annum (without rounding, to the extent reasonably practicable for the Finance Party performing the calculation, taking into account the capabilities of any software used for that purpose and except as otherwise provided below) calculated as set out below:

where:

“UCCDRi” means the Unannualised Cumulative Compounded Daily Rate for that Reference Rate Business Day “i”;

“UCCDRi-1” means, in relation to that Reference Rate Business Day “i”, the Unannualised Cumulative Compounded Daily Rate for the immediately preceding Reference Rate Business Day (if any) during that Interest Period;

“dcc” means 360 or, in any case where market practice in the Relevant Market is to use a different number for quoting the number of days in a year, that number;

“ni” means the number of calendar days from, and including, that Reference Rate Business Day “i” up to, but excluding, the following Reference Rate Business Day; and

the “Unannualised Cumulative Compounded Daily Rate” for any Reference Rate Business Day (the “Cumulated Reference Rate Business Day”) during that Interest Period is the result of the below calculation (without rounding, to the extent reasonably practicable for the Finance Party performing the calculation, taking into account the capabilities of any software used for that purpose):

Where:

“ACCDR” means the Annualised Cumulative Compounded Daily Rate for that Cumulated Reference Rate Business Day;

“tni” means the number of calendar days from, and including, the first day of the Cumulation Period to, but excluding, the Reference Rate Business Day which immediately follows the last day of the Cumulation Period;

“Cumulation Period” means the period from, and including, the first Reference Rate Business Day of that Interest Period to, and including, that Cumulated Reference Rate Business Day;

“dcc” has the meaning given to that term above; and

the “Annualised Cumulative Compounded Daily Rate” for that Cumulated Reference Rate Business Day is the percentage rate per annum (rounded to four decimal places, or other rounding precision at such time that the Agent is able to facilitate, acting reasonably) calculated as set out below:

where:

“d0” means the number of Reference Rate Business Days in the Cumulation Period; “Cumulation Period” has the meaning given to that term above;

“i” means a series of whole numbers from one to d0, each representing the relevant Reference Rate Business Day in chronological order in the Cumulation Period;

“DailyRatei-LP” means, for any Reference Rate Business Day “i” in the Cumulation Period, the Daily Rate for the Reference Rate Business Day which is the applicable Lookback Period prior to that Reference Rate Business Day “i”;

“ni” means, for any Reference Rate Business Day “i” in the Cumulation Period, the number of calendar days from, and including, that Reference Rate Business Day “i” up to, but excluding, the following Reference Rate Business Day;

“dcc” has the meaning given to that term above; and

“tni” has the meaning given to that term above.

* * *

If you agree that the foregoing proposal represents an accurate and fair reproduction of our understandings, please reproduce a copy of this proposal in a separate letter and return to us such copy signed by your authorized representatives as evidence of your acceptance.

Yours sincerely,

BENDING SPOONS OPERATIONS S.P.A.

as Company

By:

Name:

Title:

Notice Details:

Address:

Email:

Attention

[Signature page to the Project Warhol  Senior Facilities Agreement]

BENDING SPOONS OPERATIONS S.P.A.

as Original Borrower

By:

Name:

Title:

Notice Details:

Address:

Email:

Attention:”

[Signature page to the Project Warhol  Senior Facilities Agreement]

* * *

We hereby accept your proposal above.

Security Agent

INTESA SANPAOLO S.P.A.

By:	/s/ ANDREA CASLINI

Name:	ANDREA CASLINI

Title:	ATTORNEY

By:	/s/ CRISTIAN FAVA

Name:	CRISTIAN FAVA

Title:	ATTORNEY

Notice Details:

Address:	Largo Mattioli 3

20121 Milano, Italy

Email:	andrea.caslini@intesasanpaolo.com

cristian.fava@intesasanpaolo.com

Attention:	Andrea Caslini

Cristian Fava

[Signature page to the Project Warhol - Senior Facilities Agreement]

Agent

INTESA SANPAOLO S.P.A.

By:	/s/ ANDREA CASLINI

Name:	ANDREA CASLINI

Title:	ATTORNEY

By:	/s/ CRISTIAN FAVA

Name:	CRISTIAN FAVA

Title:	ATTORNEY

Notice Details:

Address:	Largo Mattioli 3

20121 Milano, Italy

Email:	andrea.caslini@intesasanpaolo.com

cristian.fava@intesasanpaolo.com

Attention:	Andrea Caslini

Cristian Fava

[Signature page to the Project Warhol - Senior Facilities Agreement]

Arranger

BNP PARIBAS, ITALIAN BRANCH

By:	/s/ ELENA LODOLA

Name:	ELENA LODOLA

Title:	MANAGING DIRECTOR

By:	/s/ ORIENDO RUSSANO

Name:	ORIENDO RUSSANO

Title:	AUTHORIZED REPRESENTATIVE

Notice Details:

Address:	Piazza Lina Bo Bardi 3, 20124 Milano

Email:	irene.carigano@bnpparibas.com, filippomaria.perotti@bnpparibas.com, filippo.gallerani@bnpparibas.com

Attention:	Irene Carignano, Filippo Maria Perotti, Filippo Gallerani

[Signature page to the Project Warhol  Senior Facilities Agreement]

Original Lender

BNP PARIBAS, ITALIAN BRANCH

By:	/s/ ELENA LODOLA

Name:	ELENA LODOLA

Title:	MANAGING DIRECTOR

By:	/s/ ORIENDO RUSSANO

Name:	ORIENDO RUSSANO

Title:	AUTHORIZED REPRESENTATIVE

Notice Details:

Address:	Piazza Lina Bo Bardi 3, 20124 Milano

Email:	irene.carigano@bnpparibas.com, filippomaria.perotti@bnpparibas.com, filippo.gallerani@bnpparibas.com

Attention:	Irene Carignano, Filippo Maria Perotti, Filippo Gallerani

[Signature page to the Project Warhol - Senior Facilities Agreement]

Arranger

BANCO BPM S.P.A.

By:	/s/ CLAUDIO STEFANI

Name:	CLAUDIO STEFANI

Title:	HEAD OF STRUCTURED FINANCE

Notice Details:

Address:	BANCO BPM S.P.A. PIAZZA MEDA, 4 MILANO 20121

Email:	claudiodomenico.stefani@bancobpm.it

Attention:	CLAUDIO STEFANI

[Signature page to the Project Warhol - Senior Facilities Agreement]

Original Lender

BANCO BPM S.P.A.

By:	/s/ CLAUDIO STEFANI

Name:	CLAUDIO STEFANI

Title:	HEAD OF STRUCTURED FINANCE

Notice Details:

Address:	BANCO BPM S.P.A. PIAZZA MEDA, 4 MILANO 20121

Email:	claudiodomenico.stefani@bancobpm.it

Attention:	CLAUDIO STEFANI

[Signature page to the Project Warhol - Senior Facilities Agreement]

Arranger

INTESA SANPAOLO S.P.A.

By:	/s/ ANDREA CASLINI

Name:	ANDREA CASLINI

Title:	ATTORNEY

By:	/s/ CRISTIAN FAVA

Name:	CRISTIAN FAVA

Title:	ATTORNEY

Notice Details:

Address:	Largo Mattioli 3

20121 Milano, Italy

Email:	andrea.caslini@intesasanpaolo.com

cristian.fava@intesasanpaolo.com

Attention:	Andrea Caslini

Cristian Fava

[Signature page to the Project Warhol - Senior Facilities Agreement]

Original Lender

INTESA SANPAOLO S.P.A.

By:	/s/ ANDREA CASLINI

Name:	ANDREA CASLINI

Title:	ATTORNEY

By:	/s/ CRISTIAN FAVA

Name:	CRISTIAN FAVA

Title:	ATTORNEY

Notice Details:

Address:	Largo Mattioli 3

20121 Milano, Italy

Email:	andrea.caslini@intesasanpaolo.com

cristian.fava@intesasanpaolo.com

Attention:	Andrea Caslini

Cristian Fava

[Signature page to the Project Warhol - Senior Facilities Agreement]

/s/
Original Lender

BANCA NAZIONALE DEL LAVORO S.P.A.

By:	/s/ Salvatore Ricca

Name:	Salvatore Ricca

Title:	Quadro direttivo

By:	/s/ Giovanni Antonelli

Name:	Giovanni Antonelli

Title:	Quadro direttivo

Notice Details:

Address:	Piazza Lino Bo Bardi 3, 20124 Milano

Email:	salvatore.ricca@bnpparibas.com

Attention:	Salvatore Ricca

[Signature page to the Project Warhol - Senior Facilities Agreement]

To:

Intesa Sanpaolo S.p.A.

Largo Mattioli 3

20121 Milan, Italy

BNP Paribas, Italian Branch

Piazza Lina Bo Bardi 3

20124 Milan, Italy

Banco BPM S.p.A.

Piazza F. Meda 4

20121 Milan, Italy

Intesa Sanpaolo S.p.A.

Largo Mattioli 3

20121 Milan, Italy

Banca Nazionale del Lavoro S.p.A.

Via Altiero Spinelli 30

00157 Rome, Italy

10 December 2024

Project Warhol – Amendment Agreement to Senior Facilities Agreement

Dear Sirs,

Following our recent negotiations, we hereby propose and offer to you to enter into the following amendment agreement.

* * *

[Remainder of the page intentionally left blank]

AMENDMENT AGREEMENT

dated 10 December 2024

between

BENDING SPOONS OPERATIONS S.P.A.

(as Borrower)

BANCO BPM S.P.A., BNP PARIBAS ITALIAN BRANCH and INTESA
SANPAOLO S.P.A.

(as Arrangers)

BANCA NAZIONALE DEL LAVORO S.P.A., BANCO BPM S.P.A., BNP
PARIBAS, ITALIAN BRANCH and INTESA SANPAOLO S.P.A.

(as Original Lenders)

INTESA SANPAOLO S.P.A.

(as Agent)

relating to a EUR 710,000,000 senior facilities agreement
dated 30 July 2024

THIS AGREEMENT (the “Agreement”) is dated 10 December 2024 and made between:

(1)

BENDING SPOONS OPERATIONS S.P.A., a joint stock company (società per azioni) incorporated under the laws of the Republic of Italy, having its registered office at Via Nino Bonnet 10, 20154, Milan, Italy registered with the Companies’ Register of Milan-Monza-Brianza-Lodi with registered number 13368510965 (the “Borrower”);

(2)	BANCA NAZIONALE DEL LAVORO S.P.A., BANCO BPM S.P.A., BNP PARIBAS, ITALIAN BRANCH and INTESA SANPAOLO S.P.A. as original lenders (the “Original Lenders”);
(3)	BANCO BPM S.P.A., BNP PARIBAS ITALIAN BRANCH and INTENSA SANPAOLO S.P.A. as mandated lead arrangers (the “Mandated Lead Arrangers”); and
(4)	INTESA SANPAOLO S.P.A. as facility agent (the “Agent”) and security agent (the “Security Agent”) and mandatario con rappresentanza for the Secured Parties.

WHEREAS:

(A)

Reference is made to (i) the EUR 710,000,000 senior facilities agreement dated 30 July 2024 and made between, among others, the Borrower, the Original Lenders, the Mandated Lead Arrangers, the Agent and the Security Agreement (the “Original Facilities Agreement”, as amended by this Agreement, the “Facilities Agreement”) and (ii) the intercreditor agreement dated 30 July 2024 and made between, among others, the Borrower, the Original Lenders as original senior lenders and the Agent (the “Intercreditor Agreement”).

(B)	The parties wish to amend certain provisions of the Facilities Agreement, as detailed in this Agreement, with effect from the date hereof.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION
1.1	Incorporation of defined terms
(a)	Unless a contrary indication appears, a term defined in the Facilities Agreement has the same meaning in this Agreement.
(b)	The principles of construction set out in the Facilities Agreement shall have effect as if set out in this Agreement.
1.2	Clauses

In this Agreement any reference to a “Clause” or a “Schedule” is, unless the context otherwise requires, a reference to a Clause in this Agreement.

1.3	Designation

In accordance with the Facilities Agreement, the Borrower and the Agent designate this Agreement as a Finance Document.

2.	AMENDMENTS TO THE FACILITIES AGREEMENT
2.1	Amendments

With effect from the date of this Agreement:

(a)	The definition of Compounded Reference Rate in clause 1.1 (Definitions) of the Original Facilities Agreement shall be amended by adding the underlined wording in bold as set forth below:

“”Compounded Reference Rate” means, in relation to any Reference Rate Business Day during the Interest Period of a Compounded Rate Loan, the percentage rate per annum which is the aggregate of:

(a)the applicable Daily Non-Cumulative Compounded Rate for that Reference Rate Business Day; and

(b)	the applicable Credit Adjustment Spread (if any)

and if, in either case, that aggregate rate is less than zero, the Compounded Reference Rate shall be deemed to be zero.”

(b)	The following definitions shall be added to clause 1.1 (Definitions) of the Original Facilities Agreement:

“Major Event of Default” means an Event of Default under Clauses 28.1 (Non-Payment), 28.6 (Insolvency), 28.7 (Insolvency Proceedings), 28.8 (Creditors’ Process) and 28.9 (Unlawfulness and Invalidity) as well as breach of a Major Undertaking.

“Reference Bank Quotation” means any quotation supplied to the Agent by a Reference Bank.

“Reference Banks” means in relation to EURIBOR, any financial institution indicated by the Agent (acting upon instructions of the Lenders) in consultation with the Company that has agreed to become a Reference Bank.

(c)	Clause 24.15 (Anti-corruption laws and Sanctions) of the Original Facilities Agreement shall be amended by adding the underlined wording in bold below and deleting the stricken-through wording:

“The Company, its Subsidiaries and their respective directors and, to the knowledge of the Company, ~~its~~ their respective officers and employees are in compliance in all material respects with applicable Sanctions and the USA Patriot Act, to the extent applicable. The Company and its Subsidiaries and their respective directors and, to the knowledge of the Company, ~~its~~ their respective officers and employees ~~is~~ are not ~~a~~ Sanctioned Persons. In the past (5) years, the Company and its Subsidiaries and their respective directors and, to the knowledge of the Company, ~~its~~ their respective officers and employees, have not violated Anti-Corruption Laws in any material respect. ~~The Company will not, and the Company shall undertake reasonable efforts to procure that the Subsidiaries and its or its respective directors, officers, employees and agents~~

[Warhol – Amendment Agreement 2024 – Signature Page]

~~that act on their behalf shall not use he proceeds of any Loan (a) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except as not in violation of Sanctions, (b) in any other manner that would result in the violation of any applicable Sanctions or (c) violation of applicable Anti-Corruption Laws.~~”

(d)	Clause 27.5 (Anti-corruption laws and Sanctions) of the Original Facilities Agreement shall be amended by adding the underlined wording in bold below and deleting the stricken-through wording:

“(a) The Company and its Subsidiaries have implemented and shall maintain in effect policies and procedures designed to ensure compliance with Sanctions and Anti-Corruption Laws.

(b)The Company shall, and shall use reasonable efforts to procure that each of its Subsidiaries and its of their respective directors, officers, employees and agents that act on their behalf knowingly shall, not use the proceeds of any Loan (i) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country in any manner that would result in the violation on any applicable Sanctions, (ii) in any other manner that would result in the violation of any applicable Sanctions or (iii) in in any manner that would result in a violation of applicable Anti-Corruption Laws.

(c)The Company shall, and shall use reasonable efforts to procure that each of its Subsidiaries that act on their behalf knowingly shall, not use any revenue or benefit derived from any activity or dealing that is in breach of Sanctions or with a Sanctioned Person or from a Sanctioned Country in discharging any obligation due or owing to the Finance Parties.”

(e)

Paragraphs (b) to (d) (inclusive) of clause 44.7 (Change to reference rates) of the Original Facilities Agreement shall be amended by adding the underlined wording in bold below and deleting the stricken-through wording:

“(b)

An amendment or waiver that relates to, or has the effect of, aligning the means of calculation of interest on a Compounded Rate Loan in any currency under this Agreement to any recommendation of a Relevant Nominating Body which:

(xxi)	relates to the use of the RFR for that currency (the “Relevant Currency”) in the international or any relevant domestic syndicated loan markets; and
(xxii)	is issued on or after the date of this Agreement

may be made with the consent of the Agent (acting ~~reasonably~~ on the instructions of the Majority Lenders) and the Company.”

“(c)	The Parties acknowledge that the provisions of this Agreement relating to Compounded Rate Loans, have been drafted with regard to the LMA

[Warhol – Amendment Agreement 2024 – Signature Page]

recommended form of multicurrency term and revolving facilities agreement incorporating backward-looking compounded rates and forward-looking term rates with rate switch provisions (lookback without observation shift) dated 28 May 2021 (the “LMA Recommended Form”). The Parties agree that, at the request of the Company, the Agent will promptly enter into any amendments to this Agreement reasonably requested by the Company and agreed by the Agent (acting ~~reasonably~~ on the instructions of the Majority Lenders) to ensure that the terms of this Agreement reflect the equivalent terms of any subsequent version of the LMA Recommended Form published by the LMA, whilst preserving, to the extent reasonably practicable, any negotiated deviations from, or supplements to, the LMA Recommended Form, and any election of drafting options set out in the LMA Recommended Form, in each case agreed between the Parties and reflected in this Agreement as of the date of this Agreement (“Conforming Compounded Rate Changes”), provided that, to the extent that a Conforming Compounded Rate Change materially and adversely affects the rights or interests of Lenders in respect of a particular Utilisation, Facility or class of Lenders (taken as a whole), such Conforming Compounded Rate Change shall not be made in relation to that Utilisation, Facility or affected class (but may, for the avoidance of doubt, be made with respect to other Utilisations, Facilities or classes of Lenders) without the consent of the Majority Lenders with respect to that particular Utilisation, Facility or affected class.”

“(d)

A Reference Rate Supplement that amends the Reference Rate Terms for a currency in a manner which the Company has determined is necessary or desirable in order to implement any interest rate or cross currency hedging arrangements in respect of any Relevant Currency Facility (including in order to amend the methodology set out in Schedule 25 (Daily Non-Cumulative Compounded Rate) or in any relevant Reference Rate Supplement in order to align such methodology to the corresponding methodology used for the purposes of the relevant hedging arrangements, including to implement an “observation shift” in such methodology) may be agreed and implemented with the consent of the Agent (acting ~~reasonably~~ on the instructions of the Majority Lenders) and the Company.”

(f)	Clause 1.2(t) of the Original Facilities Agreement shall be amended by adding the underlined wording in bold below and deleting the stricken-through wording:

“(t) With respect to each restricted Finance Party (for this purpose, each a “Restricted Finance Party”), Clauses 24.15 (Anti-corruption laws and Sanctions) and 27.5 (Anticorruption laws and Sanctions) (together, the “Sanctions Provisions”) shall only apply for the benefit of that Restricted Finance Party to the extent that such application does not violate or result in any conflict with or in any liability under Council Regulation (EC) No. 2271/96 of 22 November 1996, or (ii) a similar anti-boycott statute. In connection with any amendment, waiver, determination, declaration, decision (including a decision to accelerate) or direction (the “Relevant Measures”) relating to any Sanctions

[Warhol – Amendment Agreement 2024 – Signature Page]

Provision, ~~a~~  each Lender ~~Restricted Finance Party may in its absolute discretion (but shall be under no obligation to)~~ must notify the Agent in writing ~~to the Agent that~~ whether it does have, in the given circumstances, the benefit of the provision in respect of which the Relevant Measures is sought. The Commitments of ~~that Restricted Finance Party~~ a Lender that has not notified the Agent to that effect under this paragraph and the vote of any other ~~Restricted Finance Party~~ Lender which would be required to vote in accordance with the provisions of this Agreement and that has not notified the Agent to that effect under this paragraph will be excluded for the purposes of determining whether the consent of the Majority Lenders to approve such Relevant Measures has been obtained or whether the Relevant Measure by the Majority Lenders has been made (to the exclusion of any other purposes under the Finance Documents).”

(g)	Clause 5.1 (Delivery of a Utilisation Request) of the Original Facilities Agreement shall be amended by adding the underlined wording in bold below and deleting the stricken-through wording:

“5.1 Delivery of a Utilisation Request

A Borrower may utilise a Facility by delivery (by it or the Company on its behalf) to the Agent of a duly completed Utilisation Request not later than the Specified Time (or such later time as the Agent (acting upon instructions of ~~the Majority Lenders~~ all Lenders under the relevant Facility) may agree).”

3.	MISCELLANEOUS
3.1	Incorporation of terms
(a)

The provisions of clause 37 (Notices), clause 39 (Partial invalidity), clause 40 (Remedies and waivers), and clause 47 (Enforcement) of the Facilities Agreement shall be incorporated into this Agreement as if set out in full in this Agreement and as if references in those clauses to “this Agreement” or “the Finance Documents” are references to this Agreement.

3.2	Third Party Rights
(a)

Unless expressly provided to the contrary in a Finance Document, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a party to this Agreement is not required to rescind or vary this Agreement at any time.
3.3	Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

[Warhol – Amendment Agreement 2024 – Signature Page]

This Agreement has been entered into on the date stated at the beginning of this Agreement.

[Warhol – Amendment Agreement 2024 – Signature Page]

* * *

If you agree that the foregoing proposal represents an accurate and fair reproduction of our understandings, please reproduce a copy of this proposal in a separate letter and return to us such copy signed by your authorized representatives as evidence of your acceptance.

Yours sincerely,

BENDING SPOONS OPERATIONS S.P.A.

as Borrower in its own capacity and in its capacity as Obligors’ Agent pursuant to Clause 2.3 (Obligors’

Agent) of the Facilities Agreement

By:	/s/ Davide Giorgio Andrea Scarpazza
Name:	Davide Giorgio Andrea Scarpazza
Title:	Authorized signatory

[Signature page to the Project Warhol – Amendment Agreement]

To:

Bending Spoons Operations S.p.A.

Via Nino Bonnet 10

20154 Milan, Italy

Copy to:

BNP Paribas, Italian Branch

Piazza Lina Bo Bardi 3

20124 Milan, Italy

Banco BPM S.p.A.

Piazza F. Meda 4

20121 Milan, Italy

Intesa Sanpaolo S.p.A.

Largo Mattioli 3

20121 Milan, Italy

Banca Nazionale del Lavoro S.p.A.

Via Altiero Spinelli 30

00157 Rome, Italy

10 December 2024

Project Warhol – Amendment Agreement to Senior Facilities Agreement

Dear Sirs,

we acknowledge receipt of your letter dated as of today’s date, the content of which we reproduce in full below in full acceptance.

* * *

[Remainder of the page intentionally left blank]

“To:

Intesa Sanpaolo S.p.A.

Largo Mattioli 3

20121 Milan, Italy

BNP Paribas, Italian Branch

Piazza Lina Bo Bardi 3

20124 Milan, Italy

Banco BPM S.p.A.

Piazza F. Meda 4

20121 Milan, Italy

Intesa Sanpaolo S.p.A.

Largo Mattioli 3

20121 Milan, Italy

Banca Nazionale del Lavoro S.p.A.

Via Altiero Spinelli 30

00157 Rome, Italy

10 December 2024

Project Warhol – Amendment Agreement to Senior Facilities Agreement

Dear Sirs,

Following our recent negotiations, we hereby propose and offer to you to enter into the following amendment agreement.

* * *

[Remainder of the page intentionally left blank]

AMENDMENT AGREEMENT

dated 10 December 2024

between

BENDING SPOONS OPERATIONS S.P.A.
(as Borrower)

BANCO BPM S.P.A., BNP PARIBAS ITALIAN BRANCH and INTESA
SANPAOLO S.P.A.
(as Arrangers)

BANCA NAZIONALE DEL LAVORO S.P.A., BANCO BPM S.P.A., BNP
PARIBAS, ITALIAN BRANCH and INTESA SANPAOLO S.P.A.
(as Original Lenders)

INTESA SANPAOLO S.P.A.
(as Agent)

relating to a EUR 710,000,000 senior facilities agreement
dated 30 July 2024

THIS AGREEMENT (the “Agreement”) is dated 10 December 2024 and made between:

(1)

BENDING SPOONS OPERATIONS S.P.A., a joint stock company (società per azioni) incorporated under the laws of the Republic of Italy, having its registered office at Via Nino Bonnet 10, 20154, Milan, Italy registered with the Companies’ Register of Milan-Monza-Brianza-Lodi with registered number 13368510965 (the “Borrower”);

(2)	BANCA NAZIONALE DEL LAVORO S.P.A., BANCO BPM S.P.A., BNP PARIBAS, ITALIAN BRANCH and INTESA SANPAOLO S.P.A. as original lenders (the “Original Lenders”);

(3)BANCO BPM S.P.A., BNP PARIBAS ITALIAN BRANCH and INTENSA

SANPAOLO S.P.A. as mandated lead arrangers (the “Mandated Lead Arrangers”); and

(4)	INTESA SANPAOLO S.P.A. as facility agent (the “Agent”) and security agent (the “Security Agent”) and mandatario con rappresentanza for the Secured Parties.

WHEREAS:

(A)

Reference is made to (i) the EUR 710,000,000 senior facilities agreement dated 30 July 2024 and made between, among others, the Borrower, the Original Lenders, the Mandated Lead Arrangers, the Agent and the Security Agreement (the “Original Facilities Agreement”, as amended by this Agreement, the “Facilities Agreement”) and (ii) the intercreditor agreement dated 30 July 2024 and made between, among others, the Borrower, the Original Lenders as original senior lenders and the Agent (the “Intercreditor Agreement”).

(B)	The parties wish to amend certain provisions of the Facilities Agreement, as detailed in this Agreement, with effect from the date hereof.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION
1.1	Incorporation of defined terms
(a)	Unless a contrary indication appears, a term defined in the Facilities Agreement has the same meaning in this Agreement.
(b)	The principles of construction set out in the Facilities Agreement shall have effect as if set out in this Agreement.
1.2	Clauses

In this Agreement any reference to a “Clause” or a “Schedule” is, unless the context otherwise requires, a reference to a Clause in this Agreement.

1.3	Designation

In accordance with the Facilities Agreement, the Borrower and the Agent designate this Agreement as a Finance Document.

2.	AMENDMENTS TO THE FACILITIES AGREEMENT
2.1	Amendments

With effect from the date of this Agreement:

(a)	The definition of Compounded Reference Rate in clause 1.1 (Definitions) of the Original Facilities Agreement shall be amended by adding the underlined wording in bold as set forth below:

“”Compounded Reference Rate” means, in relation to any Reference Rate Business Day during the Interest Period of a Compounded Rate Loan, the percentage rate per annum which is the aggregate of:

(a)the applicable Daily Non-Cumulative Compounded Rate for that Reference Rate Business Day; and

(b)	the applicable Credit Adjustment Spread (if any)

and if, in either case, that aggregate rate is less than zero, the Compounded Reference Rate shall be deemed to be zero.”

(b)	The following definitions shall be added to clause 1.1 (Definitions) of the Original Facilities Agreement:

“Major Event of Default” means an Event of Default under Clauses 28.1 (Non-Payment), 28.6 (Insolvency), 28.7 (Insolvency Proceedings), 28.8 (Creditors’ Process) and 28.9 (Unlawfulness and Invalidity) as well as breach of a Major Undertaking.

“Reference Bank Quotation” means any quotation supplied to the Agent by a Reference Bank.

“Reference Banks” means in relation to EURIBOR, any financial institution indicated by the Agent (acting upon instructions of the Lenders) in consultation with the Company that has agreed to become a Reference Bank.

(c)	Clause 24.15 (Anti-corruption laws and Sanctions) of the Original Facilities Agreement shall be amended by adding the underlined wording in bold below and deleting the stricken-through wording:

“The Company, its Subsidiaries and their respective directors and, to the knowledge of the Company, ~~its~~ their respective officers and employees are in compliance in all material respects with applicable Sanctions and the USA Patriot Act, to the extent applicable. The Company and its Subsidiaries and their respective directors and, to the knowledge of the Company, ~~its~~ their respective officers and employees ~~is~~ are not ~~a~~ Sanctioned Persons. In the past (5) years, the Company and its Subsidiaries and their respective directors and, to the knowledge of the Company, ~~its~~ their respective officers and employees, have not violated Anti-Corruption Laws in any material respect. ~~The Company will not, and the Company shall undertake reasonable efforts to procure that the Subsidiaries and its or its respective directors, officers, employees and agents~~

[Warhol – Amendment Agreement 2024 – Signature Page]

~~that act on their behalf shall not use he proceeds of any Loan (a) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except as not in violation of Sanctions, (b) in any other manner that would result in the violation of any applicable Sanctions or (c) violation of applicable Anti-Corruption Laws.~~”

(d)	Clause 27.5 (Anti-corruption laws and Sanctions) of the Original Facilities Agreement shall be amended by adding the underlined wording in bold below and deleting the stricken-through wording:

“(a) The Company and its Subsidiaries have implemented and shall maintain in effect policies and procedures designed to ensure compliance with Sanctions and Anti-Corruption Laws.

(b)The Company shall, and shall use reasonable efforts to procure that each of its Subsidiaries and its of their respective directors, officers, employees and agents that act on their behalf knowingly shall, not use the proceeds of any Loan (i) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country in any manner that would result in the violation on any applicable Sanctions, (ii) in any other manner that would result in the violation of any applicable Sanctions or (iii) in in any manner that would result in a violation of applicable Anti-Corruption Laws.

(c)The Company shall, and shall use reasonable efforts to procure that each of its Subsidiaries that act on their behalf knowingly shall, not use any revenue or benefit derived from any activity or dealing that is in breach of Sanctions or with a Sanctioned Person or from a Sanctioned Country in discharging any obligation due or owing to the Finance Parties.”

(e)

Paragraphs (b) to (d) (inclusive) of clause 44.7 (Change to reference rates) of the Original Facilities Agreement shall be amended by adding the underlined wording in bold below and deleting the stricken-through wording:

“(b)

An amendment or waiver that relates to, or has the effect of, aligning the means of calculation of interest on a Compounded Rate Loan in any currency under this Agreement to any recommendation of a Relevant Nominating Body which:

(xxi)	relates to the use of the RFR for that currency (the “Relevant Currency”) in the international or any relevant domestic syndicated loan markets; and
(xxii)	is issued on or after the date of this Agreement

may be made with the consent of the Agent (acting ~~reasonably~~ on the instructions of the Majority Lenders) and the Company.”

“(c)	The Parties acknowledge that the provisions of this Agreement relating to Compounded Rate Loans, have been drafted with regard to the LMA

[Warhol – Amendment Agreement 2024 – Signature Page]

recommended form of multicurrency term and revolving facilities agreement incorporating backward-looking compounded rates and forward-looking term rates with rate switch provisions (lookback without observation shift) dated 28 May 2021 (the “LMA Recommended Form”). The Parties agree that, at the request of the Company, the Agent will promptly enter into any amendments to this Agreement reasonably requested by the Company and agreed by the Agent (acting ~~reasonably~~ on the instructions of the Majority Lenders) to ensure that the terms of this Agreement reflect the equivalent terms of any subsequent version of the LMA Recommended Form published by the LMA, whilst preserving, to the extent reasonably practicable, any negotiated deviations from, or supplements to, the LMA Recommended Form, and any election of drafting options set out in the LMA Recommended Form, in each case agreed between the Parties and reflected in this Agreement as of the date of this Agreement (“Conforming Compounded Rate Changes”), provided that, to the extent that a Conforming Compounded Rate Change materially and adversely affects the rights or interests of Lenders in respect of a particular Utilisation, Facility or class of Lenders (taken as a whole), such Conforming Compounded Rate Change shall not be made in relation to that Utilisation, Facility or affected class (but may, for the avoidance of doubt, be made with respect to other Utilisations, Facilities or classes of Lenders) without the consent of the Majority Lenders with respect to that particular Utilisation, Facility or affected class.”

“(d)

A Reference Rate Supplement that amends the Reference Rate Terms for a currency in a manner which the Company has determined is necessary or desirable in order to implement any interest rate or cross currency hedging arrangements in respect of any Relevant Currency Facility (including in order to amend the methodology set out in Schedule 25 (Daily Non-Cumulative Compounded Rate) or in any relevant Reference Rate Supplement in order to align such methodology to the corresponding methodology used for the purposes of the relevant hedging arrangements, including to implement an “observation shift” in such methodology) may be agreed and implemented with the consent of the Agent (acting ~~reasonably~~ on the instructions of the Majority Lenders) and the Company.”

(f)	Clause 1.2(t) of the Original Facilities Agreement shall be amended by adding the underlined wording in bold below and deleting the stricken-through wording:

“(t) With respect to each restricted Finance Party (for this purpose, each a “Restricted Finance Party”), Clauses 24.15 (Anti-corruption laws and Sanctions) and 27.5 (Anticorruption laws and Sanctions) (together, the “Sanctions Provisions”) shall only apply for the benefit of that Restricted Finance Party to the extent that such application does not violate or result in any conflict with or in any liability under Council Regulation (EC) No. 2271/96 of 22 November 1996, or (ii) a similar anti-boycott statute. In connection with any amendment, waiver, determination, declaration, decision (including a decision to accelerate) or direction (the “Relevant Measures”) relating to any Sanctions

[Warhol – Amendment Agreement 2024 – Signature Page]

Provision, ~~a~~  each Lender ~~Restricted Finance Party may in its absolute discretion (but shall be under no obligation to)~~ must notify the Agent in writing ~~to the Agent that~~ whether it does have, in the given circumstances, the benefit of the provision in respect of which the Relevant Measures is sought. The Commitments of ~~that Restricted Finance Party~~ a Lender that has not notified the Agent to that effect under this paragraph and the vote of any other ~~Restricted Finance Party~~ Lender which would be required to vote in accordance with the provisions of this Agreement and that has not notified the Agent to that effect under this paragraph will be excluded for the purposes of determining whether the consent of the Majority Lenders to approve such Relevant Measures has been obtained or whether the Relevant Measure by the Majority Lenders has been made (to the exclusion of any other purposes under the Finance Documents).”

(g)	Clause 5.1 (Delivery of a Utilisation Request) of the Original Facilities Agreement shall be amended by adding the underlined wording in bold below and deleting the stricken-through wording:

“5.1 Delivery of a Utilisation Request

A Borrower may utilise a Facility by delivery (by it or the Company on its behalf) to the Agent of a duly completed Utilisation Request not later than the Specified Time (or such later time as the Agent (acting upon instructions of ~~the Majority Lenders~~ all Lenders under the relevant Facility) may agree).”

3.	MISCELLANEOUS
3.1	Incorporation of terms
(a)

The provisions of clause 37 (Notices), clause 39 (Partial invalidity), clause 40 (Remedies and waivers), and clause 47 (Enforcement) of the Facilities Agreement shall be incorporated into this Agreement as if set out in full in this Agreement and as if references in those clauses to “this Agreement” or “the Finance Documents” are references to this Agreement.

3.2	Third Party Rights
(a)

Unless expressly provided to the contrary in a Finance Document, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a party to this Agreement is not required to rescind or vary this Agreement at any time.
3.3	Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

[Warhol – Amendment Agreement 2024 - Signature Page]

This Agreement has been entered into on the date stated at the beginning of this Agreement.

[Warhol – Amendment Agreement 2024 - Signature Page]

* * *

If you agree that the foregoing proposal represents an accurate and fair reproduction of our understandings, please reproduce a copy of this proposal in a separate letter and return to us such copy signed by your authorized representatives as evidence of your acceptance.

Yours sincerely,

BENDING SPOONS OPERATIONS S.P.A.

as Borrower in its own capacity and in its capacity as Obligors’ Agent pursuant to Clause 2.3 (Obligors’ Agent) of the Facilities Agreement

By:

Name:

Title:”

[Signature page to the Project Warhol – Amendment Agreement]

* * *

We hereby accept your proposal above.

INTESA SANPAOLO S.P.A.

as Agent

By:	/s/ Francesco Baietti
Name:	Francesco Baietti
Title:	Authorized Signatory

By:	/s/ Giuseppe Botto
Name:	Giuseppe Botto
Title:	Authorized Signatory

Notice details:

Address:	Intesa Sanpaolo S.p.A. - Largo Mattioli, 3 – 20121 Milano – ITALIA

E-Mail:	giulia.barchiesi@intesasanpaolo.com; danilo.delloglio@intesasanpaolo.com; federico.fratto@intesasanpaolo.com; imi-loanagency@pec.intesasanpaolo.com

[Signature page to the Project Warhol – Amendment Agreement]

To:

Intesa Sanpaolo S.p.A.

Largo Mattioli 3

20121 Milan, Italy

Banco BPM S.p.A.

Piazza F. Meda 4

20121 Milan, Italy

Banca Nazionale del Lavoro S.p.A.

Via Altiero Spinelli 30

00157 Rome, Italy

Mizuho Bank Europe N.V.

Strawinskylaan 3053

1077 ZX Amsterdam, The Netherlands

Crédit Agricole Corporate and Investment Bank, Milan Branch

Piazza Cavour 2

20121 Milan, Italy

Crédit Agricole Italia S.p.A.

Mercato d’Impresa Milano Sud, Via Armorari 4 20123 Milan, Italy

Banca Ifis S.p.A.

Via Borghetto 5

20122 Milan, Italy

HSBC Continental Europe

38 Avenue Kleber

75016 Paris 16, France

Coöperatieve Rabobank U.A.

Croeselaan 18

3521 CB Utrecht, The Netherlands

Natixis S.A. - Milan Branch

Via Catena 4

20121 Milan, Italy

Intesa Sanpaolo S.p.A.

Largo Mattioli 3

20121 Milan, Italy

12 December 2024

Project Warhol – Additional Facility Notice

Dear Sirs,

Following our recent negotiations, we hereby propose and offer to you to enter into the following additional facility notice.

* * *

[Remainder of the page intentionally left blank]

Additional Facility Notice

From:	Bending Spoons Operations S.p.A. as Obligors’ Agent Via Nino Bonnet 10 20154 Milan Italy

The Original Revolving Facility Lenders as listed in Schedule 1

To:	Intesa Sanpaolo S.p.A. as Agent and Security Agent Largo Mattioli 3 20121 Milan Italy

Dated: 12 December 2024

Dear Sirs,

Project Warhol – Facilities Agreement originally entered into on 30 July 2024 by and between, among others, Bending Spoons Operations S.p.A., as, among others, Company, Intesa Sanpaolo S.p.A., as, among others, Agent, Security Agent and Arranger, and Banco BPM S.p.A. and BNP Paribas Italian Branch, as, among others, Arrangers (as amended, the “Facilities Agreement”)

1.

We refer to the Facilities Agreement and confirm that the Original Revolving Facility Lenders have agreed to provide the Original Revolving Facility on the terms set forth below. This is an Additional Facility Notice in relation to the Original Revolving Facility that may be established pursuant to paragraph (b) of Clause 2.1 of the Facilities Agreement.

2.	We wish to establish the Original Revolving Facility on the following terms:
(a)	Borrower(s): Bending Spoons Operations S.p.A.
(b)	Amount: EUR 50,000,000.
(c)	Original Revolving Facility Lender(s): As provided in Schedule 1.
(d)	Lender Commitment(s): As provided in Schedule 1.
(e)	Currency/Currencies: As indicated in the Facilities Agreement.
(f)	Purpose: As indicated in the Facilities Agreement.
(g)	Repayment Dates: As indicated in the Facilities Agreement.
(h)	Availability Period: As indicated in the Facilities Agreement.
(i)	Termination Date: As indicated in the Facilities Agreement.
(j)	Interest Rate/Margin: As indicated in the Facilities Agreement.
(k)	Additional Facility Commencement Date: 12 December 2024.
(l)	Fees: As indicated in separate Fee Letter(s).
3.	We confirm for and on behalf of each Obligor as Obligor’s Agent that the Repeating Representations are deemed to be made by each Obligor (by reference to the facts and

1

circumstances then existing) on the date of this Additional Facility Notice and references to “this Agreement” in the Repeating Representations should be construed as references to this Additional Facility Notice and the Facilities Agreement, as amended pursuant to this Additional Facility Notice.

4.

The Company confirms, on behalf of itself and each other Obligor as Obligors’ Agent, with effect from (and including) the Additional Facility Commencement Date, that the guarantees and indemnities set out in clause 23 (Guarantee and Indemnity) of the Facilities Agreement shall:

(a)	continue to apply in full force and effect in respect of the obligations of each Obligor under the Finance Documents, notwithstanding amendments contemplated by this Additional Facility Notice; and
(b)	extend to all new liabilities and obligations of any Obligor under the Finance Documents arising from the amendments and/or extensions and/or increases effected by this Additional Facility Notice,

subject to the guarantee limitations set out in clause 23 (Guarantee and Indemnity) of the Facilities Agreement, and any guarantee limitations set out in any Accession Deeds.

As soon as reasonably practicable following the Additional Facility Commencement Date and in any case within 20 (twenty) Business Days of such date, the Company shall procure that the Parent, as pledgor, will execute an Italian law deed of confirmation and extension of the Security created pursuant to the Italian law limited recourse third party pledge over the shares representing 100 per cent. of the corporate capital of the Company held by the Parent.

5.

The Company (on behalf of itself and each other Obligor as Obligors’ Agent) confirms that, with effect from (and including) the Additional Facility Commencement Date, the security created by the Transaction Security Documents (as confirmed and/or extended, as the case may be, from time to time) to which the Company or that Obligor is a party shall :

(a)	continue to remain in full force and effect in respect of the obligations of each Obligor under the Finance Documents;
(b)

continue to secure the Secured Obligations (as defined in the Intercreditor Agreement or the relevant Transaction Security Documents to which it is a party) under the Finance Documents as amended by this Additional Facility Notice (including, but not limited to, under the Facilities Agreement).

6.	The Company confirms that this Additional Facility Notice is delivered pursuant to paragraph (b) of Clause 2.1 of the Facilities Agreement and in accordance with the provisions set out thereunder.
7.

For the avoidance of doubt, this Additional Facility Notice shall not constitute or be construed as any form of novation, amendment, extension, release, replacement, restatement, supplement, modification or renewal of, and shall have no novative effect (effetto novativo) on, any Transaction Security Document.

8.

By signing this Additional Facility Notice, each Original Revolving Facility Lender, in respect of the abovementioned Original Revolving Facility, agrees to make available its Commitment in that Original Revolving Facility in the aggregate amount set out above.

9.	This Additional Facility Notice and any non-contractual obligations arising out of or in connection with it are governed by English law.

10.

Terms which are used in this Additional Facility Notice which are not defined in this Additional Facility Notice but are defined in the Facilities Agreement shall have the meaning given to those terms in the Facilities Agreement.

11.

This Additional Facility Notice has been entered into on the date stated above and is executed as a deed by each person to become an Original Revolving Lender in respect of the abovementioned Original Revolving Facility.

12.	It is intended that this Additional Facility Notice takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.

SCHEDULE 1

Original Revolving Facility Lenders and their Commitments

Original Facility Lender	Original Revolving Facility
Intesa Sanpaolo S.p.A.	11,096,491.24
Banco BPM S.p.A.	11,096,491.24
Banca Nazionale del Lavoro S.p.A	11,096,491.23
Mizuho Bank Europe N.V.	3,947,368.41
Crédit Agricole Corporate and Investment Bank, Milan branch	1,644,736.84
Crédit Agricole Italia S.p.a.	2,302,631.58
Banca Ifis S.p.A.	2,500,000.00
HSBC Continental Europe	2,500,000.00
Coöperatieve Rabobank U.A.	2,500,000.00
Natixis S.A. - Milan Branch	1,315,789.46
TOTAL ORIGINAL REVOLVING FACILITY COMMITMENTS	50,000,000.00

* * *

If you agree that the foregoing proposal represents an accurate and fair reproduction of our understandings, please reproduce a copy of this proposal in a separate letter and return to us such copy signed by your authorized representatives as evidence of your acceptance.

Yours sincerely,

BENDING SPOONS OPERATIONS S.P.A.

as Obligors’ Agent

By:	/s/ Davide Giorgio Andrea Scarpazza
Name:	Davide Giorgio Andrea Scarpazza
Title:	Authorized signatory

[Signature page to the Project Warhol – Additional Facility Notice]

To:

Bending Spoons Operations S.p.A.

Via Nino Bonnet 10 20154 Milan, Italy

Copy to:

Intesa Sanpaolo S.p.A.

Largo Mattioli 3

20121 Milan, Italy

Banco BPM S.p.A.
Piazza F. Meda 4
20121 Milan, Italy

Banca Nazionale del Lavoro S.p.A.

Via Altiero Spinelli 30
00157 Rome, Italy

Mizuho Bank Europe N.V.

Strawinskylaan 3053

1077 ZX Amsterdam, The Netherlands

Crédit Agricole Corporate and Investment Bank, Milan Branch

Piazza Cavour 2

20121 Milan, Italy

Crédit Agricole Italia S.p.A.

Mercato d’Impresa Milano Sud, Via Armorari 4
20123 Milan, Italy

Banca Ifis S.p.A.

Via Borghetto 5

20122 Milan, Italy

HSBC Continental Europe

38 Avenue Kleber

75016 Paris 16, France

Coöperatieve Rabobank U.A.

Croeselaan 18

3521 CB Utrecht, The Netherlands

Natixis S.A. - Milan Branch

Via Catena 4

20121 Milan, Italy

12 December 2024

Project Warhol – Additional Facility Notice

Dear Sirs,

we acknowledge receipt of your letter dated as of today’s date, the content of which we reproduce in full below in full acceptance.

* * *

[Remainder of the page intentionally left blank]

“To:

Intesa Sanpaolo S.p.A.

Largo Mattioli 3

20121 Milan, Italy

Banco BPM S.p.A. Piazza F. Meda 4 20121 Milan, Italy

Banca Nazionale del Lavoro S.p.A.

Via Altiero Spinelli 30 00157 Rome, Italy

Mizuho Bank Europe N.V.

Strawinskylaan 3053

1077 ZX Amsterdam, The Netherlands

Crédit Agricole Corporate and Investment Bank, Milan Branch

Piazza Cavour 2

20121 Milan, Italy

Crédit Agricole Italia S.p.A.

Mercato d’Impresa Milano Sud, Via Armorari 4 20123 Milan, Italy

Banca Ifis S.p.A.

Via Borghetto 5

20122 Milan, Italy

HSBC Continental Europe

38 Avenue Kleber

75016 Paris 16, France

Coöperatieve Rabobank U.A.

Croeselaan 18

3521 CB Utrecht, The Netherlands

Natixis S.A. - Milan Branch

Via Catena 4

20121 Milan, Italy

Intesa Sanpaolo S.p.A.

Largo Mattioli 3

20121 Milan, Italy

12 December 2024

Project Warhol – Additional Facility Notice

Dear Sirs,

Following our recent negotiations, we hereby propose and offer to you to enter into the following additional facility notice.

* * *

[Remainder of the page intentionally left blank]

Additional Facility Notice

From:	Bending Spoons Operations S.p.A. as Obligors’ Agent Via Nino Bonnet 10 20154 Milan Italy

The Original Revolving Facility Lenders as listed in Schedule 1

To:Intesa Sanpaolo S.p.A. as Agent and Security Agent

Largo Mattioli 3

20121 Milan Italy

Dated: 12 December 2024

Dear Sirs,

Project Warhol – Facilities Agreement originally entered into on 30 July 2024 by and between, among others, Bending Spoons Operations S.p.A., as, among others, Company, Intesa Sanpaolo S.p.A., as, among others, Agent, Security Agent and Arranger, and Banco BPM S.p.A. and BNP Paribas Italian Branch, as, among others, Arrangers (as amended, the “Facilities Agreement”)

1.

We refer to the Facilities Agreement and confirm that the Original Revolving Facility Lenders have agreed to provide the Original Revolving Facility on the terms set forth below. This is an Additional Facility Notice in relation to the Original Revolving Facility that may be established pursuant to paragraph (b) of Clause 2.1 of the Facilities Agreement.

2.	We wish to establish the Original Revolving Facility on the following terms:
(a)	Borrower(s): Bending Spoons Operations S.p.A.
(b)	Amount: EUR 50,000,000.
(c)	Original Revolving Facility Lender(s): As provided in Schedule 1.
(d)	Lender Commitment(s): As provided in Schedule 1.
(e)	Currency/Currencies: As indicated in the Facilities Agreement.
(f)	Purpose: As indicated in the Facilities Agreement.
(g)	Repayment Dates: As indicated in the Facilities Agreement.
(h)	Availability Period: As indicated in the Facilities Agreement.
(i)	Termination Date: As indicated in the Facilities Agreement.
(j)	Interest Rate/Margin: As indicated in the Facilities Agreement.
(k)	Additional Facility Commencement Date: 12 December 2024.
(l)	Fees: As indicated in separate Fee Letter(s).
3.	We confirm for and on behalf of each Obligor as Obligor’s Agent that the Repeating Representations are deemed to be made by each Obligor (by reference to the facts and

1

circumstances then existing) on the date of this Additional Facility Notice and references to “this Agreement” in the Repeating Representations should be construed as references to this Additional Facility Notice and the Facilities Agreement, as amended pursuant to this Additional Facility Notice.

4.

The Company confirms, on behalf of itself and each other Obligor as Obligors’ Agent, with effect from (and including) the Additional Facility Commencement Date, that the guarantees and indemnities set out in clause 23 (Guarantee and Indemnity) of the Facilities Agreement shall:

(a)	continue to apply in full force and effect in respect of the obligations of each Obligor under the Finance Documents, notwithstanding amendments contemplated by this Additional Facility Notice; and
(b)	extend to all new liabilities and obligations of any Obligor under the Finance Documents arising from the amendments and/or extensions and/or increases effected by this Additional Facility Notice,

subject to the guarantee limitations set out in clause 23 (Guarantee and Indemnity) of the Facilities Agreement, and any guarantee limitations set out in any Accession Deeds.

As soon as reasonably practicable following the Additional Facility Commencement Date and in any case within 20 (twenty) Business Days of such date, the Company shall procure that the Parent, as pledgor, will execute an Italian law deed of confirmation and extension of the Security created pursuant to the Italian law limited recourse third party pledge over the shares representing 100 per cent. of the corporate capital of the Company held by the Parent.

5.

The Company (on behalf of itself and each other Obligor as Obligors’ Agent) confirms that, with effect from (and including) the Additional Facility Commencement Date, the security created by the Transaction Security Documents (as confirmed and/or extended, as the case may be, from time to time) to which the Company or that Obligor is a party shall :

(a)	continue to remain in full force and effect in respect of the obligations of each Obligor under the Finance Documents;
(b)

continue to secure the Secured Obligations (as defined in the Intercreditor Agreement or the relevant Transaction Security Documents to which it is a party) under the Finance Documents as amended by this Additional Facility Notice (including, but not limited to, under the Facilities Agreement).

6.	The Company confirms that this Additional Facility Notice is delivered pursuant to paragraph (b) of Clause 2.1 of the Facilities Agreement and in accordance with the provisions set out thereunder.
7.

For the avoidance of doubt, this Additional Facility Notice shall not constitute or be construed as any form of novation, amendment, extension, release, replacement, restatement, supplement, modification or renewal of, and shall have no novative effect (effetto novativo) on, any Transaction Security Document.

8.

By signing this Additional Facility Notice, each Original Revolving Facility Lender, in respect of the abovementioned Original Revolving Facility, agrees to make available its Commitment in that Original Revolving Facility in the aggregate amount set out above.

9.	This Additional Facility Notice and any non-contractual obligations arising out of or in connection with it are governed by English law.

10.

Terms which are used in this Additional Facility Notice which are not defined in this Additional Facility Notice but are defined in the Facilities Agreement shall have the meaning given to those terms in the Facilities Agreement.

11.

This Additional Facility Notice has been entered into on the date stated above and is executed as a deed by each person to become an Original Revolving Lender in respect of the abovementioned Original Revolving Facility.

12.	It is intended that this Additional Facility Notice takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.

SCHEDULE 1

Original Revolving Facility Lenders and their Commitments

Original Facility Lender	Original Revolving Facility
Intesa Sanpaolo S.p.A.	11,096,491.24
Banco BPM S.p.A.	11,096,491.24
Banca Nazionale del Lavoro S.p.A	11,096,491.23
Mizuho Bank Europe N.V.	3,947,368.41
Crédit Agricole Corporate and Investment Bank, Milan branch	1,644,736.84
Crédit Agricole Italia S.p.a.	2,302,631.58
Banca Ifis S.p.A.	2,500,000.00
HSBC Continental Europe	2,500,000.00
Coöperatieve Rabobank U.A.	2,500,000.00
Natixis S.A. - Milan Branch	1,315,789.46
TOTAL ORIGINAL REVOLVING FACILITY COMMITMENTS	50,000,000.00

* * *

If you agree that the foregoing proposal represents an accurate and fair reproduction of our understandings, please reproduce a copy of this proposal in a separate letter and return to us such copy signed by your authorized representatives as evidence of your acceptance.

Yours sincerely,

BENDING SPOONS OPERATIONS S.P.A.

as Obligors’ Agent

By:
Name:
Title:”

[Signature page to the Project Warhol – Additional Facility Notice]

* * *

We hereby accept your proposal above for all purposes under the Finance Documents.

INTESA SANPAOLO S.P.A.

as Agent

By:	/s/ Federico Fratto
Name:	Federico Fratto
Title:	Attorney

By:	/s/ Giuseppe Botto
Name:	Giuseppe Botto
Title:	Attorney

[Signature page to the Project Warhol – Additional Facility Notice]

To:

Intesa Sanpaolo S.p.A.

Largo Mattioli 3

20121 Milan, Italy

3 March 2025

Project Warhol – Amendment Agreement to Senior Facilities Agreement

Dear Sirs,

Following our recent negotiations, we hereby propose and offer to you to enter into the following amendment agreement.

* * *

[Remainder of the page intentionally left blank]

AMENDMENT AGREEMENT

dated 3 March 2025

between

BENDING SPOONS OPERATIONS S.P.A.

(as Borrower)

and

INTESA SANPAOLO S.P.A.

(as Agent)

relating to a EUR 710,000,000 senior facilities agreement dated 30 July 2024 (as amended by an amendment agreement dated 10 December 2024)

THIS AGREEMENT (the "Agreement") is dated 3 March 2025 and made between:

(1)

BENDING SPOONS OPERATIONS S.P.A., a joint stock company (società per azioni) incorporated under the laws of the Republic of Italy, having its registered office at Via Nino Bonnet 10, 20154, Milan, Italy registered with the Companies’ Register of Milan-Monza-Brianza-Lodi with registered number 13368510965 (the "Borrower"); and

(2)	INTESA SANPAOLO S.P.A. as facility agent (the "Agent") and security agent (the "Security Agent") and mandatario con rappresentanza for the Secured Parties.

WHEREAS:

(A)

Reference is made to (i) the EUR 710,000,000 senior facilities agreement dated 30 July 2024 and made between, among others, the Borrower, the Agent and the Security Agent (as amended by an amendment agreement dated 10 December 2024, the "Original Facilities Agreement", and, as amended by this Agreement, the “Facilities Agreement”) and (ii) the intercreditor agreement dated 30 July 2024 and made between, among others, the Borrower, the Agent and the Security Agent (the "Intercreditor Agreement").

(B)	The parties wish to amend certain provisions of the Facilities Agreement, as detailed in this Agreement, with effect from the date hereof.

IT IS AGREED as follows:

1.DEFINITIONS AND INTERPRETATION

1.1Incorporation of defined terms

(a)	Unless a contrary indication appears, a term defined in the Facilities Agreement has the same meaning in this Agreement.
(b)	The principles of construction set out in the Facilities Agreement shall have effect as if set out in this Agreement.

1.2Clauses

In this Agreement any reference to a "Clause" or a "Schedule" is, unless the context otherwise requires, a reference to a Clause in this Agreement.

1.3Designation

In accordance with the Facilities Agreement, the Borrower and the Agent designate this Agreement as a Finance Document.

2.AMENDMENTS TO THE FACILITIES AGREEMENT

2.1Amendments

With effect from the date of this Agreement:

(a)	The following definitions shall be added to clause 1.1 (Definitions) of the Original Facilities Agreement:

“Commodity Exchange Act” means the United States Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Qualified ECP Guarantor” means, in respect of any Swap Obligations, each Obligor that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligations or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

(b)	The following clause shall be added to the Original Facilities Agreement as Clause 23.13 (Keepwell):

“23.13 Keepwell

Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Obligor to honor all of its obligations under this Clause 23 in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Clause 23 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Clause 23, or otherwise under this Agreement, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Clause 23 shall remain in full force and effect until the termination and release of all Secured Obligations in accordance with the terms of this Agreement. Each Qualified ECP Guarantor intends that this Clause 23.13 constitute, and this Clause 23.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Obligor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.”

(c)	The following clause shall be added to the Original Facilities Agreement as Clause 24.22-bis (Investment Company Act):

“24.22-bis Investment Company Act

No Obligor is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940.”

(d)	The following clause shall be added to the Original Facilities Agreement as Clause 24.22-ter (Margin Regulations):

“24.22-ter Margin Regulations

None of the proceeds of any of the Loans will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” (with the respective meanings of each of such terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect) in violation of such Regulation U or for any other purpose that violates the provisions of the Regulation U. No Obligor is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock.””

3.	MISCELLANEOUS
3.1	Incorporation of terms
(a)

The provisions of clause 37 (Notices), clause 39 (Partial invalidity), clause 40 (Remedies and waivers), and clause 47 (Enforcement) of the Facilities Agreement shall be incorporated into this Agreement as if set out in full in this Agreement and as if references in those clauses to "this Agreement" or "the Finance Documents" are references to this Agreement.

3.2	Third Party Rights
(a)

Unless expressly provided to the contrary in a Finance Document, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a party to this Agreement is not required to rescind or vary this Agreement at any time.
3.3	Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

* * *

If you agree that the foregoing proposal represents an accurate and fair reproduction of our understandings, please reproduce a copy of this proposal in a separate letter and return to us such copy signed by your authorized representatives as evidence of your acceptance.

Yours sincerely,

BENDING SPOONS OPERATIONS S.P.A.

as Borrower in its own capacity and in its capacity as Obligors’ Agent pursuant to Clause 2.3 (Obligors’ Agent) of the Facilities Agreement

By:	/s/ Davide Giorgio Andrea Scarpazza
Name:	Davide Giorgio Andrea Scarpazza
Title:	Authorized signatory

[Signature page to the Project Warhol – Amendment Agreement]

To:

Bending Spoons Operations S.p.A.

Via Nino Bonnet 10

20154 Milan, Italy

3 March 2025

Project Warhol – Amendment Agreement to Senior Facilities Agreement

Dear Sirs,

we acknowledge receipt of your letter dated as of today’s date, the content of which we reproduce in full below in full acceptance.

* * *

[Remainder of the page intentionally left blank]

“To:

Intesa Sanpaolo S.p.A.

Largo Mattioli 3

20121 Milan, Italy

3 March 2025

Project Warhol – Amendment Agreement to Senior Facilities Agreement

Dear Sirs,

Following our recent negotiations, we hereby propose and offer to you to enter into the following amendment agreement.

* * *

[Remainder of the page intentionally left blank]

AMENDMENT AGREEMENT

dated 3 March 2025

between

BENDING SPOONS OPERATIONS S.P.A.

(as Borrower)

and

INTESA SANPAOLO S.P.A.

(as Agent)

relating to a EUR 710,000,000 senior facilities agreement dated 30 July 2024 (as amended by an amendment agreement dated 10 December 2024)

THIS AGREEMENT (the "Agreement") is dated 3 March 2025 and made between:

(1)

BENDING SPOONS OPERATIONS S.P.A., a joint stock company (società per azioni) incorporated under the laws of the Republic of Italy, having its registered office at Via Nino Bonnet 10, 20154, Milan, Italy registered with the Companies’ Register of Milan-Monza-Brianza-Lodi with registered number 13368510965 (the "Borrower"); and

(2)	INTESA SANPAOLO S.P.A. as facility agent (the "Agent") and security agent (the "Security Agent") and mandatario con rappresentanza for the Secured Parties.

WHEREAS:

(A)

Reference is made to (i) the EUR 710,000,000 senior facilities agreement dated 30 July 2024 and made between, among others, the Borrower, the Agent and the Security Agent (as amended by an amendment agreement dated 10 December 2024, the "Original Facilities Agreement", and, as amended by this Agreement, the “Facilities Agreement”) and (ii) the intercreditor agreement dated 30 July 2024 and made between, among others, the Borrower, the Agent and the Security Agent (the "Intercreditor Agreement").

(B)	The parties wish to amend certain provisions of the Facilities Agreement, as detailed in this Agreement, with effect from the date hereof.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION
1.1	Incorporation of defined terms
(a)	Unless a contrary indication appears, a term defined in the Facilities Agreement has the same meaning in this Agreement.
(b)	The principles of construction set out in the Facilities Agreement shall have effect as if set out in this Agreement.
1.2	Clauses

In this Agreement any reference to a "Clause" or a "Schedule" is, unless the context otherwise requires, a reference to a Clause in this Agreement.

1.3	Designation

In accordance with the Facilities Agreement, the Borrower and the Agent designate this Agreement as a Finance Document.

2.	AMENDMENTS TO THE FACILITIES AGREEMENT
2.1	Amendments

With effect from the date of this Agreement:

(a)	The following definitions shall be added to clause 1.1 (Definitions) of the Original Facilities Agreement:

“Commodity Exchange Act” means the United States Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Qualified ECP Guarantor” means, in respect of any Swap Obligations, each Obligor that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligations or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

(b)	The following clause shall be added to the Original Facilities Agreement as Clause 23.13 (Keepwell):

“23.13 Keepwell

Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Obligor to honor all of its obligations under this Clause 23 in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Clause 23 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Clause 23, or otherwise under this Agreement, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Clause 23 shall remain in full force and effect until the termination and release of all Secured Obligations in accordance with the terms of this Agreement. Each Qualified ECP Guarantor intends that this Clause 23.13 constitute, and this Clause 23.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Obligor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.”

(c)	The following clause shall be added to the Original Facilities Agreement as Clause 24.22-bis (Investment Company Act):

“24.22-bis Investment Company Act

No Obligor is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940.”

(d)	The following clause shall be added to the Original Facilities Agreement as Clause 24.22-ter (Margin Regulations):

“24.22-ter Margin Regulations

None of the proceeds of any of the Loans will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” (with the respective meanings of each of such terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect) in violation of such Regulation U or for any other purpose that violates the provisions of the Regulation U. No Obligor is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock.””

3.	MISCELLANEOUS
3.1	Incorporation of terms
(a)

The provisions of clause 37 (Notices), clause 39 (Partial invalidity), clause 40 (Remedies and waivers), and clause 47 (Enforcement) of the Facilities Agreement shall be incorporated into this Agreement as if set out in full in this Agreement and as if references in those clauses to "this Agreement" or "the Finance Documents" are references to this Agreement.

3.2	Third Party Rights
(a)

Unless expressly provided to the contrary in a Finance Document, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a party to this Agreement is not required to rescind or vary this Agreement at any time.
3.3	Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

* * *

If you agree that the foregoing proposal represents an accurate and fair reproduction of our understandings, please reproduce a copy of this proposal in a separate letter and return to us such copy signed by your authorized representatives as evidence of your acceptance.

Yours sincerely,

BENDING SPOONS OPERATIONS S.P.A.

as Borrower in its own capacity and in its capacity as Obligors’ Agent pursuant to Clause 2.3 (Obligors’ Agent) of the Facilities Agreement

By:
Name:
Title:”

[Signature page to the Project Warhol – Amendment Agreement]

* * *

We hereby accept your proposal above.

INTESA SANPAOLO S.P.A.

as Agent

By:	/s/ Francesco Baietti
Name:	Francesco Baietti
Title:	Authorized Signatory

By:	/s/ Corrado Spotti
Name:	Corrado Spotti
Title:	Authorized Signatory

Notice details:

Address:	Intesa Sanpaolo S.p.A. - Largo Mattioli, 3 - 20121 Milano - ITALIA

E-Mail:	giulia.barchiesi@intesasanpaolo.com; danilo.delloglio@intesasanpaolo.com; federico.fratto@intesasanpaolo.com; imi-loanagency@pec.intesasanpaolo.com

[Signature page to the Project Warhol – Additional Facility Agreement]

To:

Intesa Sanpaolo S.p.A.

Largo Mattioli 3

20121 Milan

Italy

Banca Nazionale del Lavoro S.p.A.

Piazza Lino Bo Bardi 3 20124 Milan

Italy

Banco BPM S.p.A.

Piazza F. Meda 4

20121 Milan

Italy

Crédit Agricole Corporate and Investment Bank, Milan Branch

Piazza Cavour 2

20121 Milan

Italy

Crédit Agricole Italia S.p.A.

Via Armorari 4

20123 Milan

Italy

Intesa Sanpaolo S.p.A.

Largo Mattioli 3

20121 Milan

Italy

JPMorgan Chase Bank, N.A., Milan Branch

Via Cordusio, 3

20123 Milan

Italy

Mizuho Bank Ltd.

1271 Avenue of the Americas,

New York, NY 10020

United States

Wells Fargo Bank International UC

2 Harbourmaster Place

Dublin 1, D01 X5P3

Irland

11 March 2025

Project Warhol – Additional Facility Notice

Dear Sirs,

Following our recent negotiations, we hereby propose and offer to you to enter into the following additional facility notice.

* * *

[Remainder of the page intentionally left blank]

Additional Facility Notice

From:	Bending Spoons Operations S.p.A. as Obligors’ Agent
Via Nino Bonnet 10
20154 Milan
Italy

To:	The Additional Revolving Facility Lenders as listed in Schedule 1
Intesa Sanpaolo S.p.A. as Agent and Security Agent
Largo Mattioli 3
20121 Milan
Italy

Dated: 11 March 2025

Dear Sirs,

Project Warhol – Facilities Agreement originally entered into on 30 July 2024 by and between, among others, Bending Spoons Operations S.p.A., as, among others, Company, Intesa Sanpaolo S.p.A., as, among others, Agent, Security Agent and Arranger, and Banco BPM S.p.A. and BNP Paribas Italian Branch, as, among others, Arrangers (as amended, the “Facilities Agreement”).

1.

We refer to the Facilities Agreement. This is an Additional Facility Notice in respect of Additional Facility Commitments in the aggregate amount of EUR 256,000,000 made by the Additional Revolving Facility Lenders, which shall be established as an Additional Facility to be made available pursuant to the terms of this Additional Facility Notice and the Facilities Agreement and intended as an increase in the Original Revolving Facility from (and including) the Additional Facility Commencement Date (as defined below), as permitted by paragraph (a) of clause 2.5 of the Facilities Agreement (the “Additional Revolving Facility”). Terms defined in the Facilities Agreement have the same meaning in this Additional Facility Notice, unless given a different meaning hereunder. The Additional Revolving Facility Lenders have agreed to provide the Additional Revolving Facility on the terms set forth below.

2.	We wish to establish the Additional Revolving Facility on the following terms and otherwise on the same terms applicable to the Original Revolving Facility:
(a)	Borrower: Bending Spoons Operations S.p.A..
(b)	Amount: EUR 256,000,000.
(c)	Additional Revolving Facility Lender(s): As provided in Schedule 1.
(d)	Additional Revolving Facility Lender Commitment(s): As provided in Schedule 1.
(e)	Currency: EUR.
(f)	Additional Facility Commencement Date: 11 March 2025.
(g)	Fees: As indicated in the separate Fee Letters.
3.

We confirm for and on behalf of each Obligor as Obligor’s Agent that the Repeating Representations are deemed to be made by each Obligor (by reference to the facts and circumstances then existing) on the date of this Additional Facility Notice and references to “this Agreement” in the Repeating Representations should be construed as references to this

1

Additional Facility Notice and the Facilities Agreement, as amended pursuant to this Additional Facility Notice.

4.

The Company confirms, on behalf of itself and each other Obligor as Obligors' Agent, with effect from (and including) the Additional Facility Commencement Date, that the guarantees and indemnities set out in clause 23 (Guarantee and Indemnity) of the Facilities Agreement shall:

(a)	continue to apply in full force and effect in respect of the obligations of each Obligor under the Finance Documents, notwithstanding amendments contemplated by this Additional Facility Notice; and
(b)	extend to all new liabilities and obligations of any Obligor under the Finance Documents arising from the amendments and/or extensions and/or increases effected by this Additional Facility Notice,

subject to the guarantee limitations set out in clause 23 (Guarantee and Indemnity) of the Facilities Agreement, and any guarantee limitations set out in any Accession Deeds.

The Company will procure following the Additional Facility Commencement Date and in any case within 20 Business Days of such date, (i) that the Parent, as pledgor, will execute an Italian law deed of confirmation and extension of the Security created pursuant to the Italian law limited recourse third party pledge over the shares representing 100 per cent. of the corporate capital of the Company held by the Parent; (ii) that Bending Spoons US Inc. and the other relevant grantors will execute a New York law-governed agreement reaffirming the grant of security interests under the New York law-governed US Security Agreement dated 24 December 2024 by and among the Security Agent and the grantors party thereto; and (iii) that simultaneous with the provision of (i) and (ii), the Company shall ensure that the Agent is provided customary legal opinions (as to capacity and enforceability) in a form satisfactory to the Agent in relation to the execution of the relevant abovementioned agreements.

5.

The Company (on behalf of itself and each other Obligor as Obligors’ Agent) confirms that, with effect from (and including) the Additional Facility Commencement Date, the security created by the Transaction Security Documents (as confirmed and/or extended, as the case may be, from time to time) to which the Company or that Obligor is a party shall:

(a)	continue to remain in full force and effect in respect of the obligations of each Obligor under the Finance Documents;
(b)

continue to secure the Secured Obligations (as defined in the Intercreditor Agreement or the relevant Transaction Security Documents to which it is a party) under the Finance Documents as amended by this Additional Facility Notice (including, but not limited to, under the Facilities Agreement).

6.

The Company confirms that each of the applicable conditions in clause 2.5 (Additional Facilities) of the Facilities Agreement are met as at the date of this Additional Facility Notice and that this Additional Facility Notice is delivered pursuant thereto and in accordance therewith.

7.

The Company undertakes to supply (or procure the supply of), as soon as reasonably practicable upon the request of the relevant Additional Revolving Facility Lender, such documentation and other evidence reasonably requested by such Additional Revolving Facility Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks it is required to comply with under all applicable laws and regulations pursuant to the transaction contemplated by this Additional Facility Notice (the “KYC Regulations”) if:

(i)	the introduction of any change in (or in the interpretation, administration or application of) any of the KYC Regulations made after the date the Commitment Letter was signed; or
(ii)

any change in the status of an Obligor (or a Holding Company of an Obligor) or the composition of the sahreholders of an Obligor (or of a Holding Company of an Obligor) after the date the Commitment Letter is signed, obliges the relevant Additional Revolving Facility Lender to comply with “know your customer” or similar identification prcoedures in circumstances where the necessary information is not already available to it.

8.

For the avoidance of doubt, this Additional Facility Notice shall not constitute or be construed as any form of novation, amendment, extension, release, replacement, restatement, supplement, modification or renewal of, and shall have no novative effect (effetto novativo) on, any Transaction Security Document.

9.

By signing this Additional Facility Notice, each Additional Revolving Facility Lender, in respect of the abovementioned Additional Revolving Facility, agrees to make available its Commitment in that Additional Revolving Facility in the aggregate amount set out under Schedule 1.

10.	This Additional Facility Notice and any non-contractual obligations arising out of or in connection with it are governed by English law.
11.

Terms which are used in this Additional Facility Notice which are not defined in this Additional Facility Notice but are defined in the Facilities Agreement shall have the meaning given to those terms in the Facilities Agreement.

12.

This Additional Facility Notice has been entered into on the date stated above and is executed as a deed by each person to become an Additional Revolving Facility Lender in respect of the abovementioned Additional Revolving Facility.

13.	It is intended that this Additional Facility Notice takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.

SCHEDULE 1

Additional Revolving Facility Lenders and their Commitments

Additional Revolving Facility Lenders	Additional Revolving Facility Lender’s Commitment (in EUR)
Intesa Sanpaolo S.p.A.	EUR 50,000,000.00
Banco BPM S.p.A.	EUR 50,000,000.00
Banca Nazionale del Lavoro S.p.A	EUR 50,000,000.00
Crédit Agricole Corporate and Investment Bank, Milan branch	EUR 15,000,000.00
Crédit Agricole Italia S.p.A.	EUR 15,000,000.00
Mizuho Bank Europe N.V.	EUR 21,000,000.00
JPMorgan Chase Bank, N.A., Milan Branch	EUR 15,000,000.00
Wells Fargo Bank International UC	EUR 40,000,000.00
Total	EUR 256,000,000.00

* * *

If you agree that the foregoing proposal represents an accurate and fair reproduction of our understandings, please reproduce a copy of this proposal in a separate letter and return to us such copy signed by your authorized representatives as evidence of your acceptance.

Yours sincerely,

BENDING SPOONS OPERATIONS S.P.A.

as Obligors’ Agent

By:	/s/ Davide Giorgio Andrea Scarpazza
Name:	Davide Giorgio Andrea Scarpazza
Title:	Legal representative

[Signature page to the Project Warhol – Additional Facility Notice]

To:

Bending Spoons Operations S.p.A.

Via Nino Bonnet 10

20154 Milan

Italy

Copy to:

Banca Nazionale del Lavoro S.p.A.

Piazza Lino Bo Bardi 3

20124 Milan

Italy

Banco BPM S.p.A.

Piazza F. Meda 4

20121 Milan

Italy

Crédit Agricole Corporate and Investment Bank, Milan Branch

Piazza Cavour 2

20121 Milan

Italy

Crédit Agricole Italia S.p.A.

Via Armorari 4

20123 Milan

Italy

Intesa Sanpaolo S.p.A.

Largo Mattioli 3

20121 Milan

Italy

JPMorgan Chase Bank, N.A., Milan Branch

Via Cordusio, 3

20123 Milan

Italy

Mizuho Bank Ltd.

1271 Avenue of the Americas,

New York, NY 10020

United States

Wells Fargo Bank International UC

2 Harbourmaster Place

Dublin 1, D01 X5P3

Irland

11 March 2025

Project Warhol – Additional Facility Notice

Dear Sirs,

we acknowledge receipt of your letter dated as of today’s date, the content of which we reproduce in full below in full acceptance.

* * *

[Remainder of the page intentionally left blank]

“To:

Intesa Sanpaolo S.p.A.

Largo Mattioli 3

20121 Milan

Italy

Banca Nazionale del Lavoro S.p.A.

Piazza Lino Bo Bardi 3

20124 Milan

Italy

Banco BPM S.p.A.

Piazza F. Meda 4

20121 Milan

Italy

Crédit Agricole Corporate and Investment Bank, Milan Branch

Piazza Cavour 2

20121 Milan

Italy

Crédit Agricole Italia S.p.A.

Via Armorari 4

20123 Milan

Italy

Intesa Sanpaolo S.p.A.

Largo Mattioli 3

20121 Milan

Italy

JPMorgan Chase Bank, N.A., Milan Branch

Via Cordusio, 3

20123 Milan

Italy

Mizuho Bank Ltd.

1271 Avenue of the Americas,

New York, NY 10020

United States

Wells Fargo Bank International UC

2 Harbourmaster Place

Dublin 1, D01 X5P3

Irland

11 March 2025

Project Warhol – Additional Facility Notice

Dear Sirs,

Following our recent negotiations, we hereby propose and offer to you to enter into the following additional facility notice.

* * *

[Remainder of the page intentionally left blank]

Additional Facility Notice

From:	Bending Spoons Operations S.p.A. as Obligors’ Agent
Via Nino Bonnet 10
20154 Milan
Italy

To:	The Additional Revolving Facility Lenders as listed in Schedule 1

Intesa Sanpaolo S.p.A. as Agent and Security Agent
Largo Mattioli 3
20121 Milan
Italy

Dated: 11 March 2025

Dear Sirs,

Project Warhol – Facilities Agreement originally entered into on 30 July 2024 by and between, among others, Bending Spoons Operations S.p.A., as, among others, Company, Intesa Sanpaolo S.p.A., as, among others, Agent, Security Agent and Arranger, and Banco BPM S.p.A. and BNP Paribas Italian Branch, as, among others, Arrangers (as amended, the “Facilities Agreement”).

1.

We refer to the Facilities Agreement. This is an Additional Facility Notice in respect of Additional Facility Commitments in the aggregate amount of EUR 256,000,000 made by the Additional Revolving Facility Lenders, which shall be established as an Additional Facility to be made available pursuant to the terms of this Additional Facility Notice and the Facilities Agreement and intended as an increase in the Original Revolving Facility from (and including) the Additional Facility Commencement Date (as defined below), as permitted by paragraph (a) of clause 2.5 of the Facilities Agreement (the “Additional Revolving Facility”). Terms defined in the Facilities Agreement have the same meaning in this Additional Facility Notice, unless given a different meaning hereunder. The Additional Revolving Facility Lenders have agreed to provide the Additional Revolving Facility on the terms set forth below.

2.	We wish to establish the Additional Revolving Facility on the following terms and otherwise on the same terms applicable to the Original Revolving Facility:
(a)	Borrower: Bending Spoons Operations S.p.A..
(b)	Amount: EUR 256,000,000.
(c)	Additional Revolving Facility Lender(s): As provided in Schedule 1.
(d)	Additional Revolving Facility Lender Commitment(s): As provided in Schedule 1.
(e)	Currency: EUR.
(f)	Additional Facility Commencement Date: 11 March 2025.
(g)	Fees: As indicated in the separate Fee Letters.
3.

We confirm for and on behalf of each Obligor as Obligor’s Agent that the Repeating Representations are deemed to be made by each Obligor (by reference to the facts and circumstances then existing) on the date of this Additional Facility Notice and references to “this Agreement” in the Repeating Representations should be construed as references to this

1

Additional Facility Notice and the Facilities Agreement, as amended pursuant to this Additional Facility Notice.

4.

The Company confirms, on behalf of itself and each other Obligor as Obligors' Agent, with effect from (and including) the Additional Facility Commencement Date, that the guarantees and indemnities set out in clause 23 (Guarantee and Indemnity) of the Facilities Agreement shall:

(a)	continue to apply in full force and effect in respect of the obligations of each Obligor under the Finance Documents, notwithstanding amendments contemplated by this Additional Facility Notice; and
(b)	extend to all new liabilities and obligations of any Obligor under the Finance Documents arising from the amendments and/or extensions and/or increases effected by this Additional Facility Notice,

subject to the guarantee limitations set out in clause 23 (Guarantee and Indemnity) of the Facilities Agreement, and any guarantee limitations set out in any Accession Deeds.

The Company will procure following the Additional Facility Commencement Date and in any case within 20 Business Days of such date, (i) that the Parent, as pledgor, will execute an Italian law deed of confirmation and extension of the Security created pursuant to the Italian law limited recourse third party pledge over the shares representing 100 per cent. of the corporate capital of the Company held by the Parent; (ii) that Bending Spoons US Inc. and the other relevant grantors will execute a New York law-governed agreement reaffirming the grant of security interests under the New York law-governed US Security Agreement dated 24 December 2024 by and among the Security Agent and the grantors party thereto; and (iii) that simultaneous with the provision of (i) and (ii), the Company shall ensure that the Agent is provided customary legal opinions (as to capacity and enforceability) in a form satisfactory to the Agent in relation to the execution of the relevant abovementioned agreements.

5.

The Company (on behalf of itself and each other Obligor as Obligors’ Agent) confirms that, with effect from (and including) the Additional Facility Commencement Date, the security created by the Transaction Security Documents (as confirmed and/or extended, as the case may be, from time to time) to which the Company or that Obligor is a party shall:

(a)	continue to remain in full force and effect in respect of the obligations of each Obligor under the Finance Documents;
(b)

continue to secure the Secured Obligations (as defined in the Intercreditor Agreement or the relevant Transaction Security Documents to which it is a party) under the Finance Documents as amended by this Additional Facility Notice (including, but not limited to, under the Facilities Agreement).

6.

The Company confirms that each of the applicable conditions in clause 2.5 (Additional Facilities) of the Facilities Agreement are met as at the date of this Additional Facility Notice and that this Additional Facility Notice is delivered pursuant thereto and in accordance therewith.

7.

The Company undertakes to supply (or procure the supply of), as soon as reasonably practicable upon the request of the relevant Additional Revolving Facility Lender, such documentation and other evidence reasonably requested by such Additional Revolving Facility Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks it is required to comply with under all applicable laws and regulations pursuant to the transaction contemplated by this Additional Facility Notice (the “KYC Regulations”) if:

(i)	the introduction of any change in (or in the interpretation, administration or application of) any of the KYC Regulations made after the date the Commitment Letter was signed; or
(ii)

any change in the status of an Obligor (or a Holding Company of an Obligor) or the composition of the sahreholders of an Obligor (or of a Holding Company of an Obligor) after the date the Commitment Letter is signed, obliges the relevant Additional Revolving Facility Lender to comply with “know your customer” or similar identification prcoedures in circumstances where the necessary information is not already available to it.

8.

For the avoidance of doubt, this Additional Facility Notice shall not constitute or be construed as any form of novation, amendment, extension, release, replacement, restatement, supplement, modification or renewal of, and shall have no novative effect (effetto novativo) on, any Transaction Security Document.

9.

By signing this Additional Facility Notice, each Additional Revolving Facility Lender, in respect of the abovementioned Additional Revolving Facility, agrees to make available its Commitment in that Additional Revolving Facility in the aggregate amount set out under Schedule 1.

10.	This Additional Facility Notice and any non-contractual obligations arising out of or in connection with it are governed by English law.
11.

Terms which are used in this Additional Facility Notice which are not defined in this Additional Facility Notice but are defined in the Facilities Agreement shall have the meaning given to those terms in the Facilities Agreement.

12.

This Additional Facility Notice has been entered into on the date stated above and is executed as a deed by each person to become an Additional Revolving Facility Lender in respect of the abovementioned Additional Revolving Facility.

13.	It is intended that this Additional Facility Notice takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.

SCHEDULE 1

Additional Revolving Facility Lenders and their Commitments

Additional Revolving Facility Lenders	Additional Revolving Facility Lender’s Commitment (in EUR)
Intesa Sanpaolo S.p.A.	EUR 50,000,000.00
Banco BPM S.p.A.	EUR 50,000,000.00
Banca Nazionale del Lavoro S.p.A	EUR 50,000,000.00
Crédit Agricole Corporate and Investment Bank, Milan branch	EUR 15,000,000.00
Crédit Agricole Italia S.p.A.	EUR 15,000,000.00
Mizuho Bank Europe N.V.	EUR 21,000,000.00
JPMorgan Chase Bank, N.A., Milan Branch	EUR 15,000,000.00
Wells Fargo Bank International UC	EUR 40,000,000.00
Total	EUR 256,000,000.00

* * *

If you agree that the foregoing proposal represents an accurate and fair reproduction of our understandings, please reproduce a copy of this proposal in a separate letter and return to us such copy signed by your authorized representatives as evidence of your acceptance.

Yours sincerely,

BENDING SPOONS OPERATIONS S.P.A.

as Obligors’ Agent

By:
Name:
Title:”

[Signature page to the Project Warhol – Additional Facility Notice]

* * *

We hereby accept your proposal above.

INTESA SANPAOLO S.P.A.

as Agent

By:	/s/ Federico Fratto
Name:	Federico Fratto
Title:”	Authorized Signatory

By:	/s/ Giuseppe Botto
Name:	Giuseppe Botto
Title:”	Authorized Signatory

[Signature page to the Project Warhol – Additional Facility Notice]

To:

Intesa Sanpaolo S.p.A.

Largo Mattioli 3

20121 Milan

Italy

Attention: Andrea Caslini / Cristian Fava

(as Agent under the Senior Facilities Agreement (as defined below))

4 April 2025

Dear Sirs

We refer to our recent discussions and set out below the terms of our proposal in respect of a Consent Request Letter.

* * *

Warhol – Senior Facilities Agreement – Consent Request Letter

A.	Introduction

We refer to the senior facilities agreement originally dated 30 July 2024 between, among others, Bending Spoons Operations S.p.A. (the “Company”) as, among others, company, original borrower and original guarantor, and Intesa Sanpaolo S.p.A. (the “Agent”) as, among others, agent and security agent (as amended, novated, supplemented, extended, varied and/or amended and restated from time to time, including by virtue of (i) an amendment agreement dated 10 December 2024 between, among others, the Company and the Agent, (ii) an additional facility notice dated 12 December 2024 between, among others, the Company and the Agent, (iii) an amendment agreement dated 3 March 2025 between, among others, the Company and the Agent, and (iv) an additional facility notice dated 11 March 2025 between, among others, the Company and the Agent. (the “Senior Facilities Agreement”).

We are writing to you in your capacity as Agent under (and as such term is defined in) the Senior Facilities Agreement. Unless otherwise defined herein, terms defined in the Senior Facilities Agreement shall have the same meaning when used in this letter.

Please note that the matters in this letter are highly confidential and we remind you, and each of the Lenders that receives this request, of the confidentiality obligations under and in connection with the Senior Facilities Agreement.

B.	Background

This letter is being sent to you in connection with our requests that you provide certain consents relating to and for the purposes of the following transactions (in aggregate, the “Permitted Dematerialization”):

(a)

dematerialization, pursuant to art. 83-bis, paragraph 3, and ff. of the Italian legislative decree no. 58/1998, of the shares representing the entire corporate capital of the Company (the “Dematerialization”), which, as at the date hereof, are subject to the Italian law governed pledge granted by Bending Spoons Holdings S.p.A. (“Parent”) on 30 July 2024 (as

1

subsequently confirmed and/or extended prior to the Effective Date (as defined below), the “Existing Share Pledge”);

(b)

upon completion of the Dematerialization, transfer and deposit (the “Transfer”) by the Parent of the dematerialized shares of the Company into a securities account (the “Luxembourg Account”) opened by the Parent with an account bank located in Luxembourg; and

(c)

subject to the Agreed Security Principles, execution by the Parent of a Luxembourg law governed security agreement (governed by the Luxembourg law of 5 August 2005 on financial collateral arrangements, as amended (the “Collateral Act”)) over the Luxembourg Account, substantially in the form attached hereto as Schedule 2 (Agreed Form Luxembourg Security), as may be agreed between the Agent’s and Company’s legal counsel (the “Luxembourg Security”) (the security interest established pursuant to the Luxembourg Security, for the avoidance of doubt, securing all obligations secured by the Existing Share Pledge as at the Effective Date).

C.	Consent Requests

Subject to section D. (Effectiveness) below, in accordance with paragraph (a) of Clause 44.2 (Required consents) of the Senior Facilities Agreement, the Company hereby requests (the “Consent Requests”):

(a)

the consent from the Majority Lenders to qualify the Permitted Dematerialization as a Permitted Transaction and a Permitted Share Issue under the Senior Facilities Agreement and to waive any provision of the Senior Facilities Agreement which may prohibit, limit or restrict the Permitted Dematerialization; and

(b)

the consent from the Super Majority Lenders to release and discharge the Existing Share Pledge (the “Release”), (x) if and to the extent necessary or advisable (in the reasonable opinion of the Company) to facilitate the Permitted Dematerialization and/or (y) if so requested by the intermediary that will be involved by the Company for the purposes of the Permitted Dematerialization (the “Intermediary”) or Monte Titoli as clearing system, provided that (i) no Default and/or Event of Default is outstanding at the date of the requested Release and (ii) the Agent has received (A) a not less than 2 Business Days prior written request from the Company together with substantially agreed forms of the required release documentation to proceed with the Release and (B) a confirmation from the Intermediary (x) that the Release is required for the purpose of the completion of the Permitted Dematerialization and (y) that the Permitted Dematerialization will be completed within 2 Business Days from the Release, unless the Intermediary specifies that a longer period is required exclusively for technical reasons (and in such case, the Permitted Dematerialization will be completed as soon as technically possible) (for the avoidance of doubt, such confirmation may be addressed to the Company and/or the Parent and can be provided via email).

D.	Effectiveness

The approval of the Consent Requests requested under section C (Consent Requests) above shall become effective and be binding to all Parties upon the occurrence of all of the following conditions (the “Conditions Precedent”):

2

(a)

the consent of the Majority Lenders to the Consent Request set out in limb (a) of section C. (Consent Requests) above and the consent of Super Majority Lenders to the Consent Request set out in limb (b) of section C. (Consent Requests) above having been obtained; and

(b)	the Agent having received, in each case in a form reasonably satisfactory to it:
(i)

a copy of the minutes of the meeting of the board of directors and a shareholders’ meetings of the Company, to the extent legally required to be adopted, authorizing the Company to proceed with the Permitted Dematerialization;

(ii)	evidence that the Parent has opened the Luxembourg Account (and provided details of such account to the Agent); and
(iii)	evidence that the Intermediary has been appointed by the Company and/or the Parent (as applicable) pursuant to art. 83-quarter and ff. of the Italian Financial Act.
E.	Undertakings

We hereby, subject to the Effective Date (as defined below) having occurred, agree and undertake to procure that, by no later than 5 Business Days from the earlier of (i) the date on which the Release has become effective, and (ii) the Transfer is completed, the Agent has received in each case in a form reasonably satisfactory to it:

(a)	if applicable, evidence that the Transfer has become effective;
(b)	a copy of the executed Luxembourg Security along with evidence that each required perfection requirement specified therein has been satisfied;
(c)	a copy of an executed Italian law opinion of Latham & Watkins, as to the capacity of the Parent to enter into the Luxembourg Security; and
(d)	a copy of an executed Luxembourg law opinion of NautaDutilh Avocats Luxembourg S.à r.l., as to the validity and enforceability of the Luxembourg Security,

provided that if the Transfer has not become effective within further 15 Business Days (or a longer period if agreed with the Majority Lenders) the Italian share security will be retaken on the same terms as the Existing Share Pledge.

F.	Response to Consent Requests

We request that each Lender provides the Agent (via an e-mail sent to the the email address indicated by the latter) with its response to the Consent Requests in the form set out in Schedule 1 (Form of Response) to this letter (a “Response Form”) as soon as possible and, in any event, at or before 12p.m. Milan time on 23 April 2025 (the “Reply Deadline”). For the avoidance of doubt, the Response Form may be returned to the Agent via electronic mail either as an attachment (signed or unsigned, in word or pdf format, provided that to the extent it is not signed, the electronic mail includes a confirmation of the relevant Lender to the terms of the Response Form attached) or by copying and pasting the content of the Response Form in the body of such electronic mail, and the Response Form shall be deemed completed upon receipt in readable form by the Agent.

Any Response Form provided by a Lender will, subject to the paragraph below, be irrevocable. For the avoidance of doubt, (a) immediately upon receipt of consent from the requisite majority of Lenders to the Consent Requests, subject to section G (Documentation and Timing) below, the Agent is hereby authorised to execute a letter of acceptance with respect to this letter, notwithstanding that the Reply

3

Deadline may not have occurred and (b) unless otherwise directed by the Company, any Response Form received after the Reply Deadline shall be accepted by the Agent and shall bind the relevant Lender with respect to any consent(s) given in the Response Form (as if such Response Form had been provided before the Reply Deadline).

We reserve the right (in our absolute discretion) to amend and/or withdraw this letter with respect to any of the Consent Requests and/or to extend the Reply Deadline, which shall, for the avoidance of doubt, not reset any time periods under Clause 44.9 (Excluded Commitments) of the Senior Facilities Agreement nor invalidate any consents previously provided by a Lender prior to the date of the relevant amendment, in each case unless such amendment would adversely affect the interest of the Lenders as a whole or would change the scope of the Consent Requests in a material respect.

We also reserve the right, at our discretion, to treat any conditional or partial acceptance by a Lender as a rejection of the requests set out in this letter.

The acceptance by a Lender (a “Transferring Lender”) of the Consent Requests will bind any new Lender (a “New Lender”) that acquires by way of an assignment or transfer (including by way of novation) any of a Transferring Lender’s rights, obligations and Commitments after the date on which that Transferring Lender notifies the Agent in writing of its acceptance of the Consent Requests, and by signing a Response Form (consenting to the Consent Requests), each Transferring Lender also agrees (until the earlier of the Effective Date (as defined below) or the date on which we withdraw the Consent Requests) not to assign or transfer (including by way of novation) any of its rights, obligations and Commitments, unless the New Lender has agreed to accept the relevant Consent Requests to the same extent as has been accepted by such Transferring Lender. Such acceptance provided by the relevant Transferring Lender above will remain valid and binding on the New Lender to the extent of the New Lender’s ownership of the relevant Commitments and it shall have the same rights in relation thereto as the Transferring Lender did prior to the assignment or transfer (including by way of novation).

G.	Documentation and Timing

Subject to the Conditions Precedent having been satisfied and no Event of Default having occurred and being continuing, the Agent shall execute a letter of acceptance with respect to this letter by way of acknowledgement that such consent has been obtained and the Consent Requests have been duly granted and shall become effective on and from the date of such acceptance by the Agent (the “Effective Date”).

In addition, following receipt of the executed acceptance letter from the Agent, the Consent Requests may, at the request of the Company, be further documented by way of an amendment agreement (the “Amendment Agreement”) to the Senior Facilities Agreement to be agreed between the Company and the Agent. A draft of the Amendment Agreement shall be prepared by counsel to the Company and the final version, as agreed between the Company and the Agent, shall be circulated to the Lenders no later than 5 Business Days prior to its execution for information purposes (and all Lenders will be provided with the executed Amendment Agreement promptly following its effectiveness). For the avoidance of doubt, please note that the amendments contemplated by the Consent Requests shall, subject to section D. (Effectiveness) above, have already become effective on the Effective Date, and accordingly the Amendment Agreement (which itself shall become effective following satisfaction of each of the relevant conditions precedent specified therein, which will be limited to corporate conditions precedent and legal opinions customary for agreements of this nature) is relevant only as a documentary aid to all Lenders to formally record all terms of the Senior Facilities Agreement through the Effective Date

Please note that, by its delivery of a Response Form consenting to the Consent Requests, each Lender shall empower the Agent to (upon Response Forms being provided by Lenders constituting the requisite majority of Lenders) execute the acceptance letter relating to this letter and deliver it to the Company.

Please also note that, by its delivery of a Response Form consenting to the relevant Consent Requests, each Lender further empowers, directs and instructs the Agent and/or the Security Agent to:

4

(a)

enter into the Amendment Agreement (and to make any other necessary amendments to the Transaction Security Documents (including the release and discharge thereof) or other Finance Documents (including the Luxembourg Security) and to take all other steps or actions (and agree and execute any consequential, conforming or related changes and amendments) as may be required or desirable to implement, or more formally document, the Consent Requests) on its behalf;

(b)

negotiate, approve and enter into (in its absolute discretion) any legal and documentary conditions precedent and/or conditions subsequent (including as to any required confirmations, continuation, amendment or retaking of guarantees and security) and to give the appropriate notifications that all conditions precedent and/or conditions subsequent have been satisfied upon the Agent (acting reasonably) being so satisfied; and

(c)

do all such other things as may in the Company’s and/or the Agent’s and/or the Security Agent’s opinion (as applicable) be considered necessary or desirable in order to implement the changes contemplated by the Amendment Requests and to negotiate, approve and enter into (in its absolute discretion) any other ancillary or related documents.

H.	Effect of Amendments

This letter is designated as a Finance Document for the purposes of the Senior Facilities Agreement by the Agent (upon its execution of a letter of acceptance with respect to this letter) and the Company. Save as expressly provided for in this letter, the provisions of the Finance Documents shall continue in full force and effect and without any interruption or novative effect (it being understood that the term “novative effect” shall be construed as the Italian term “novazione” under article 1230 and following of the Italian Civil Code) with respect to the Existing Share Pledge and/or to any provision or obligation thereunder.

I.	Third Party Rights

Unless expressly provided to the contrary in this letter a person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this letter and the consent of any person who is not a party to this letter is not required to rescind or vary this letter at any time.

J.	Governing Law etc.

The provisions of Clause 46 (Governing law) and Clause 47 (Enforcement) of the Senior Facilities Agreement shall be incorporated into this letter as if set out in full in this letter and as if references in those clauses to “this Agreement” and “any Finance Document” are references to this letter.

Thank you for your consideration of this letter. We value our relationship with your institution and appreciate your continued support.

5

SCHEDULE 1

Form of Response

To:

Intesa Sanpaolo S.p.A.

Largo Mattioli 3

20121 Milan Italy

Attention: [ ● ]

(as Agent under the Senior Facilities Agreement (as defined below))

CC:

Bending Spoons Operations S.p.A.

Via Nino Bonnet 10

20154 Milan

Italy

Attention: Board of Directors

(as the Company and Original Borrower under the Senior Facilities Agreement (as defined below))

Bending Spoons Holdings S.p.A.

Via Nino Bonnet 10 20154 Milan

Italy

Attention: Board of Directors

(as Parent and pledgor under the Existing Share Pledge (as defined in the Consent Request Letter, as defined below))

From:

{INSERT NAME OF LENDER}

Date:	2025

Warhol – Senior Facilities Agreement – Consent Request Letter

We refer to:

(a)

the senior facilities agreement originally dated 30 July 2024 between, among others, Bending Spoons Operations S.p.A. (the “Company”) as, among others, company, original borrower and original guarantor, and Intesa Sanpaolo S.p.A. (the “Agent”) as, among others, agent and security agent (as amended, novated, supplemented, extended, varied and/or amended and restated from time to time, including by virtue of (i) an amendment agreement dated 10 December 2024 between, among others, the Company and Intesa Sanpaolo S.p.A., (ii) an additional facility notice dated 12 December 2024 between, among others, the Company and Intesa Sanpaolo S.p.A., (iii) an amendment agreement dated 3 March 2025 between, among

6

others, the Company and Intesa Sanpaolo S.p.A.), and (iv) an additional facility notice dated [11] March 2025 between, among others, the Company and Intesa Sanpaolo S.p.A.; and

(b)the consent request letter dated  2025 addressed to the Agent from the Company seeking the consent of the requisite majority of Lenders to certain consent requests as set out therein (the “Consent Request Letter”).

Unless otherwise defined herein, terms defined in the Senior Facilities Agreement and the Consent Request Letter shall have the same meaning when used in this letter.

We confirm that we, in our capacity as Lender with the following Commitments:

	Facility A	Original Revolving Facility
Existing Commitments

wish to irrevocably:1

accept the Consent Requests

not accept the Consent Requests

2[We acknowledge the paragraphs under paragraph (F) (Response to the Consent Requests) of the Consent Request Letter. Accordingly, we hereby irrevocably undertake until the occurrence of the Effective Time (or, if earlier, the date on which the Consent Request Letter is withdrawn) not to sell, assign, sub-participate or otherwise transfer our interests under the Senior Facilities Agreement or any other Finance Document or any voting interest therein to any person unless such person, prior to any sale, assignment, sub-participation or transfer, enters into and delivers to the Company an undertaking agreeing to be bound by the agreements set out in this letter and the Consent Request Letter as if such person had been an original signatory thereto.]

3[We acknowledge paragraph (G) (Documentation and Timing) of the Consent Request Letter and confirm that, as set out in the Consent Request Letter, the Agent is empowered to countersign and return the Consent Request Letter on our behalf and to take all such other action as is contemplated by paragraph (G) (Documentation and Timing) of the Consent Request Letter.]

A person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any of its terms and the consent of any person who is not a party to this letter is not required to rescind or vary this letter at any time save that the Company and the Agent may enforce and enjoy the benefit of its terms and it may not be rescinded or varied without the prior written consent of the Company.

This letter and any non-contractual obligations arising out of or in connection with it shall be governed by English law.

1 Tick appropriate box.

2 Delete if the Consent Requests are not accepted.

3 Delete if the Consent Requests are not accepted.

7

For and on behalf of [NAME OF LENDER]

Name:
Title:
Date:

8

SCHEDULE 2

Agreed Form Luxembourg Security

[Warhol Consent Request Letter - signature page]

SECURITIES ACCOUNT PLEDGE AGREEMENT

dated

[***] 2025

between

BENDING SPOONS HOLDINGS S.P.A.

as Pledgor

and

INTESA SANPAOLO S.P.A.

as Pledgee

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	20
1.1	Definitions	20
1.2	Interpretation and Construction	22
2.	THE PLEDGE	22
2.1	Creation of the Pledge, Perfection	23
3.	CONTINUING SECURITY, NO DISCHARGE	23
4.	USE AND SUBSTITUTION OF THE ACCOUNT	24
4.1	Operation	24
4.2	Collection mandate	25
4.3	Substitution	25
5.	RIGHTS	25
6.	COVENANTS AND WARRANTIES	26
6.1	Representations and Warranties	26
6.2	Negative Covenants	27
6.3	Positive Covenants	27
7.	IMMEDIATE RECOURSE, WAIVER	28
8.	ADDITIONAL SECURITY	28
9.	ENFORCEMENT OF THE PLEDGE	28
9.1	Remedies	28
9.2	Priority and Application of Proceeds	29
10.	DISCLAIMER OF LIABILITY	29
11.	DISCHARGE OF THE PLEDGE	29
11.1	Release	29
11.2	Retention of Security	30
12.	POWER OF ATTORNEY	30
12.1	Appointment	30
12.2	Ratification	31
12.3	Proxies	31
13.	NOTICES	31
14.	FURTHER PROVISIONS	31
14.1	Evidence of Indebtedness	31
14.2	Several Obligations	31
14.3	Delegation of Powers	31
14.4	Illegality, Severability	31
14.5	Costs and Expenses	32
14.6	Rights Cumulative, Waivers	32
14.7	Transferability	33
14.8	Reservation, Transfer of Rights	33

14.9	Entire Agreement, Amendments	34
14.10	Execution	34
15.	GOVERNING LAW AND JURISDICTION	34
FORM OF NOTICE OF PLEDGE AND BLOCKING NOTICE		19
FORM OF ACKNOWLEDGEMENT OF PLEDGE AND BLOCKING CONFIRMATION		21

THIS SECURITIES ACCOUNT PLEDGE AGREEMENT (the Agreement) is made on [***] 2025

BETWEEN

1.

BENDING SPOONS HOLDINGS S.P.A., a joint stock company (società per azioni) incorporated under the laws of the Republic of Italy, having its registered office at Via Nino Bonnet 10, 20154, Milan, Italy and registered with the Companies’ Register of Milan-Monza-Brianza-Lodi with registered number 13368470962 (the Pledgor);

AND

2.

INTESA SANPAOLO S.P.A., a joint stock company (società per azioni) incorporated under the laws of the Republic of Italy, having its registered office at [***] Italy and registered with the Companies’ Register of [***] with registered number [***] (the Pledgee).

WHEREAS

A.

On 30 July 2024, the Company as company, the Pledgee as arranger, agent and security agent, and Banco BPM S.P.A., BNP Paribas Italian Branch as arranger entered into an English law governed senior facilities agreement (the Original Senior Facilities Agreement).

B.

Pursuant to Clause 2(d) of Schedule 2 (Conditions Precedent to First Utilization) of the Original Senior Facilities Agreement, the Pledgor granted to the Pledgee the benefit of a pledge over the shares in the Company as a condition precedent (the Italian Share Pledge Agreement).

C.

On 30 July 2024, an English law governed intercreditor agreement was entered into by and between, among others, the Pledgor as original topco, original subordinated creditor, and original third party security provider, the Company as company and original intra-group lender, and the Pledgee as, inter alia, security agent (the Intercreditor Agreement).

D.

On 12 December 2024, among others, the Company, as borrower, certain financial institutions listed and defined therein as original revolving facility lenders (the First Additional Facility Lenders) and the Pledgee entered into an additional facility notice supplementing the Original Senior Facilities Agreement, pursuant to which the First Additional Facility Lenders made available to the Company a financing for an aggregate amount equal to EUR 50,000,000 to be implemented by way of the establishment of the Original Revolving Facility (as defined in the Original Senior Facilities Agreement) (the First Additional Facility Notice).

E.

On 11 March 2025, among others, the Company, as borrower, certain financial institutions listed and defined therein as additional revolving facility lenders (the Second Additional Facility Lenders) and the Pledgee entered into an additional facility notice (the Second Additional Facility Notice) supplementing the Original Senior Facilities Agreement (the Original Senior Facilities Agreement, as amended, restated and/or supplemented from time to time, including by virtue of (i) the First Additional Facility Notice, (ii) an amendment agreement dated 10 December 2024, (iii) an amendment agreement dated 3 March 2025, and (iv) the Second Additional Facility Notice, the Senior Facilities Agreement).

[Securities Account Pledge Agreement – Project Blossom]

F.

On 7 March 2025, the Company as company, Bending Spoons US Inc. as borrower, the Pledgee as security agent, JP Morgan Chase Bank, N.A. as agent, among others, entered into a New York law governed term loan credit agreement (the Original Term Loan Credit Agreement).

G.

On [***] 2025, the Company as company, Bending Spoons US Inc. as borrower, the Pledgee as security agent, JP Morgan Chase Bank, N.A. as agent, among others, entered into a New York law governed amendment agreement (the TLB Amendment Agreement) to the Original Term Loan Credit Agreement (the Original Term Loan Credit Agreement, as amended by virtue of the TLB Amendment Agreement, the Term Loan Credit Agreement and, together with the Senior Facilities Agreement, the Loan Agreements).

H.

As per the recitals of the Term Loan Credit Agreement, the term loan incurred and documented via the Term Loan Credit Agreement shall, subject to the terms of the Intercreditor Agreement, share collateral and guarantees with the Senior Facilities Agreement on a pari passu basis.

I.	On [***] 2025, the shares of the Company have been dematerialized, having ISIN IT[***].
J.

These recitals shall be an integral part of this Agreement, and shall be referred to in the construction of it. Unless the context otherwise requires or unless otherwise defined in this Agreement, all capitalized terms defined in the Loan Agreements, Intercreditor Agreement and/or Debt Document (as applicable) shall bear the same meaning when used in this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION
1.1	Definitions

In this Agreement the following terms shall have the following meaning:

Account	means the securities account with number [***], opened in the name of the Pledgor with the Account Bank or any other account(s) replacing or substituting this Account for whatever reason.

Account Bank	means [***], or any successor account bank in Luxembourg.

Collateral Act	means the Luxembourg Act of 5 August 2005 on financial collateral arrangements, as amended from time to time.

Company

means Bending Spoons Operations S.p.A., a joint stock company (società per azioni) incorporated under the laws of the Republic of Italy, having its registered office at Via Nino Bonnet 10, 20154, Milan, Italy and registered with the Companies’ Register of Milan-Monza-Brianza-Lodi with registered number 13368510965.

Debt Documents	has the meaning ascribed to such term in the Intercreditor

[Securities Account Pledge Agreement – Project Blossom]

Agreement.

Distributions

means all non-cash dividends, non-cash interest and other non-cash monies payable in respect of the Securities and the Future Securities and all other non-cash rights, assets, benefits, consideration and proceeds in respect of or derived from, from time to time, the Securities and the Future Securities (whether by way of redemption, bonus, preference, option rights, substitution, conversion or otherwise).

Encumbrance

means a charge, assignment, pledge, lien (including a privilège) or other security interest, attachment or similar restriction of any kind securing any obligation of any person, or any other agreement or arrangement having a similar effect on the Securities Collateral.

Enforcement Event

means (i) the occurrence of an Enforcement Action under, and as defined in, the Intercreditor Agreement which is continuing or (ii) the filing of a petition for, or the opening of, a judicial reorganization pursuant to the Luxembourg law of 7 August 2023 on business preservation and the modernization of bankruptcy law.

Fair Value

means the fair value of the Securities Collateral as estimated in writing by an independent investment bank or external auditor appointed by the Pledgee in consultation with the Pledgor acting in accordance with the terms of the Intercreditor Agreement.

Legal Reservations	has the meaning ascribed to such term in the Intercreditor Agreement.

Luxembourg	means the Grand Duchy of Luxembourg.

Notice of Pledge

means the notice of existence of Pledge over the Securities Collateral referred to in Clause 2.2 (Perfection) of this Agreement, substantially in the form set out in Schedule A (Form of Notice of Pledge and Blocking Notice) hereto.

Perfection Requirements	has the meaning ascribed to such term in the Intercreditor Agreement.

Pledge	means the pledge (gage) created under Clause 2 (The Pledge) of this Agreement.

Secured Obligations	has the meaning ascribed to such term in the Intercreditor Agreement.

[Securities Account Pledge Agreement – Project Blossom]

Secured Parties	has the meaning ascribed to such term in the Intercreditor Agreement.

Secured Period	has the meaning ascribed to such term in Clause 11.1 (Release) of this Agreement.

Securities

means the shares of the Company in book entry form recorded in or onto the Account from time to time, including for the avoidance of doubt, any future shares of the Company in book entry form recorded in or onto the Account.

Securities Collateral

means all Securities and any Distributions recorded or credited, from time to time, in or onto the Account and all claims and rights of any nature (including without limitation any securities entitlements), which the Pledgor has or in the future may acquire, hold, deposit in or credit to, the Account (including in respect of any Distributions deposited in whatever form and in whatever currency).

1.2Interpretation and Construction

1.2.1Unless a contrary indication appears, any reference in this Agreement to:

(a)	a Clause or a Schedule is a reference to a clause or a schedule of this Agreement;
(b)

this Agreement, the Senior Facilities Agreement, the Term Loan Credit Agreement, the Intercreditor Agreement, the Debt Documents or any other agreement or instrument includes all amendments, supplements, novations, restatements or re-enactments (without prejudice to any prohibition thereto) however fundamental and of whatsoever nature thereunder and includes (i) any increase or reduction in any amount available under either Loan Agreement or any other Debt Documents (as amended, supplemented, novated, restated or re-enacted) or any alteration of or addition to the purpose for which any such amount, or increased or reduced amount may be used, (ii) any facility provided in substitution of or in addition to the facilities originally made available thereunder, (iii) any rescheduling of the indebtedness incurred thereunder whether in isolation or in connection with any of the foregoing and (iv) any combination of the foregoing, and the Secured Obligations include all of the foregoing;

(c)

a person includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, partnership or other entity (whether or not having separate legal personality) or two or more of the foregoing;

(d)	the Pledgee, the Pledgor, or any other person includes its successors in title, permitted assigns and permitted transferees; and
(e)	a provision of law is a reference to that provision as amended or re-enacted.

Clause and Schedule headings are for ease of reference only. Schedules form an integral part of this Agreement.

[Securities Account Pledge Agreement – Project Blossom]

1.2.2

In the event of any conflict or inconsistency between the terms of this Agreement and the terms of either Loan Agreement, the Debt Documents and/or the Intercreditor Agreement, the terms of the relevant Loan Agreement, Debt Documents or, as applicable, the Intercreditor Agreement will prevail. If so requested by the Company, the Pledgee will enter into such amendments, waivers or consents, as need be, to remove such conflict.

1.2.3

Notwithstanding anything to the contrary in this Agreement but without prejudice to the creation or perfection of any security interest under this Agreement, the terms of this Agreement shall not operate or be construed so as to prohibit or restrict any transaction, matter or other step (or the Pledgor taking or entering into the same or dealing in any manner whatsoever in relation to any asset (including all rights, claims, benefits, proceeds and documentation, and contractual counterparties in relation thereto)) not prohibited by the Debt Documents (other than this Agreement), and the Pledgee shall promptly enter into such documentation and/or take such other action in relation to this Agreement as is required by the Pledgor (acting reasonably) in order to facilitate any such transaction, matter or other step, including, but not limited to, by way of executing any confirmation, consent to dealing, release or other similar or equivalent document, or returning any physical collateral.

2.THE PLEDGE

2.1Creation of the Pledge

The Pledgor hereby provides and grants to the Pledgee a first ranking pledge (gage de premier rang), over its right, title and interest in the Securities Collateral (including any rights it may have against a nominee, Monte Titoli S.p.A. or any other clearing system) as continuing security for the due performance and discharge of the Secured Obligations and the Pledgee accepts this Pledge under Articles 3 et seq. of the Collateral Act.

2.2Perfection

2.2.1.

The Pledgor shall as soon as possible (and in any case, within five (5) Business Days after the date of this Agreement) serve the Account Bank (with a copy to the Pledgee) with a Notice of Pledge, in the form set out in Schedule A (Form of Notice of Pledge and Blocking Notice) hereto in respect of the Securities Collateral, in accordance with Article 5(2)(a)(ii) of the Collateral Act, to be countersigned by the Account Bank for acknowledgement and the Pledgor shall ensure that it shall obtain as soon as possible (and in any case, no later than ten (10) Business Days following the date of this Agreement) a duly executed acknowledgement from the Account Bank, substantially in the form set out in Schedule B (Form of Acknowledgement of Pledge and Blocking Confirmation) hereto.

2.2.2.

If the Securities Collateral is substituted in accordance with Clause 4.3 (Substitution), the Pledgor undertakes, prior to the termination of its business relationship with the Account Bank and the transfer of the Securities Collateral to the successor account bank, to reiterate the formalities referred to in Clauses 2.2.1 and 2.2.2 above with respect to the successor account bank and to cooperate with such successor account bank to ensure an orderly transition.

3.CONTINUING SECURITY, NO DISCHARGE

3.1	The Pledgor confirms that the Pledge over its right, title and interest in the Securities Collateral (including any rights it may have against a nominee, [Monte Titoli S.p.A. or any other clearing

[Securities Account Pledge Agreement – Project Blossom]

system) continues the security interest created on the Securities Collateral pursuant to the pledge agreement entered into on 30 July 2024] by and between, among others, the Pledgor and the Pledgee.

3.2

This Pledge shall be a continuing security for the due performance of the Secured Obligations and shall remain in full force and effect until enforcement, termination of this Agreement or express release under Clause 11 (Discharge of the Pledge), as the case may be.

3.3

The Pledgor shall not be entitled to require the release of the Pledge until the Secured Obligations have been entirely repaid and/or satisfied in full, except as expressly permitted under the Debt Documents.

3.4	The Pledgor specifically agrees and acknowledges that neither the obligations of the Pledgor under this Agreement nor the Pledge will be affected by (without limitation):
(i)	any increase of any amount made available under, or any amendment (however fundamental), novation or replacement of, or supplement to, the Debt Documents or the Secured Obligations;
(ii)	any moratorium of payment, indulgence, waiver of rights or recourse or consent granted to the Pledgor or any other person, or abstaining from proving or claiming any debt;
(iii)

the taking or perfecting of any security or the refusal or neglect to perfect or enforce any rights or security or the release (other than under Clause 11 (Discharge of the Pledge)) of the Pledgor or any other person;

(iv)	a partial enforcement of this Pledge;
(v)	the booking of funds into any sub-accounts within the Securities Account and the credit or debit of amounts to or from it; or
(vi)	any change in the shareholder structure, the articles of association, legal form or status of the Pledgor or any other person.
3.5

The Pledgor expressly acknowledges and recognises the right of any secured party to enter into any agreements, arrangements and amicable settlements, with or without remission of the Secured Obligations, as may be proposed by the Pledgor, without any Pledgee's rights under this Pledge being in any manner altered or prejudiced.

4.	USE AND SUBSTITUTION OF THE ACCOUNT
4.1	Operation

The Pledgor shall not be entitled to withdraw or otherwise transfer any Securities Collateral standing from time to time to the credit balance of the Account, unless with the prior written agreement of the Pledgee.

[Securities Account Pledge Agreement – Project Blossom]

4.2	Collection mandate

Any Securities Collateral which may be received by the Pledgor shall as soon as reasonably practicable (and no later than five (5) Business Days after receipt) be deposited in the Account.

4.3	Substitution

If the Account Bank unilaterally decides to terminate its business relationship with the Pledgor, the parties agree that the Pledgor shall use its best efforts to, prior to the closure of the Account:

(i)	open a new account held by it with a successor account bank in Luxembourg; and
(ii)	transfer, as soon as possible, the Securities Collateral from the Account to the successor account bank and give matching instructions to such successor account bank.

The Pledgor undertakes in the exercise of the above right of substitution to reiterate the formalities set out in Clause 2.2 (Perfection) in order for the Pledge to continue in respect of the Securities Collateral deposited with the successor account bank(s). The Pledgee shall take such reasonable measures as may be necessary to enable the Pledgor to proceed as set out in this Clause 4.3 (Substitution).

5.	RIGHTS
5.1	Until the occurrence of an Enforcement Event, the Pledgor shall be entitled:
(i)

to exercise all rights (including without limitation voting rights) attached to the Securities Collateral. However, the Pledgor shall not exercise or direct the exercise of such rights attached to the Securities Collateral in a manner which, in the reasonable opinion of the Pledgee, could be expected to adversely affect the value of the Securities Collateral and/or the validity or enforceability of the Pledge, or which would cause an Event of Default to occur; and

(ii)	to receive Distributions and other monies of an income nature arising from the Securities Collateral.
5.2

Upon the occurrence of an Enforcement Event, the Pledgee may, at its discretion upon giving written notice to the Pledgor, on behalf of the Pledgor or otherwise without any further consent or authority from the Pledgor, elect to exercise any voting rights in relation to the Securities Collateral. Upon the occurrence of an Enforcement Event, the Pledgor shall no longer be entitled to exercise any voting rights in relation to the Securities Collateral without written instructions from the Pledgee on the exercise of the rights (including without limitation voting rights) attached to the Securities Collateral and shall act solely upon such instructions, unless the Pledgee has given notice to the Company that it will, exercise such rights in the Securities Collateral exclusively, all under Article 9 of the Collateral Act.

5.3

In particular, upon the occurrence of an Enforcement Event, the Pledgor and the Company shall inform the Pledgee of any meeting of the shareholders of the Company, as well as of the agenda thereof. The Pledgor shall not pass any resolution without the Pledgee's prior written consent.

[Securities Account Pledge Agreement – Project Blossom]

Where there is no meeting of the shareholders of the Company, the Pledgor shall inform the Pledgee of any resolution and not pass any resolution without the Pledgee's prior written consent. The Pledgee shall be entitled to exercise all rights of the Pledgor in relation to the convening and/or holding of meetings of the shareholders or the adoption of the resolutions in writing or otherwise. The Pledgee shall have the right to request the board of directors of the Company to convene a meeting of the shareholders of the Company, to convene such meeting and/or to approve and adopt written resolutions under applicable law. Upon request of the Pledgee, the Pledgor shall issue a written confirmation that the Pledgee is entitled to exercise the above rights in any manner the Pledgee deems fit for the purpose of protecting and/or enforcing its rights under this Agreement.

5.4

Upon the occurrence of an Enforcement Event, the Pledgor shall no longer be entitled to receive Distributions and other monies of an income nature arising from the Securities Collateral and the Secured Parties shall be entitled to receive such Distributions and other monies of an income nature arising from the Securities Collateral, acting in accordance with the Intercreditor Agreement.

6.	COVENANTS AND WARRANTIES
6.1	Representations and Warranties

Subject to Legal Reservations and Perfection Requirements, the Pledgor represents and warrants to the Pledgee as at the date hereof that:

(a)

it has the power, authority and capacity to enter into this Agreement and to exercise its rights and perform its obligations hereunder and all corporate and other actions required to authorise the execution and performance of this Agreement have been duly taken;

(b)	this Agreement constitutes its legal, valid and binding obligations and creates a valid, perfected and enforceable first priority right of pledge (gage de premier rang) over the Securities Collateral;
(c)

the Securities are fully paid-up and are in uncertificated form, all trade settlements are completed and there are no outstanding payment obligations to any clearance system or custodian in relation to the Securities prior to the transfer into the Account;

(d)

it is the sole owner of and has full right and title to the Securities Collateral and (save for this Pledge) no Encumbrance, however created or arising, or any pre-emption or third party rights (unless arising by operation of law) exists over the Securities Collateral; none of the Securities Collateral attached under this Agreement is subject to any prohibition or restriction on the taking of security on it;

(e)	it is the sole holder of the Account;
(f)

from an operational perspective, the Account Bank (or any successor account bank) is capable of interacting and/or dealing with Monte Titoli S.p.A for all clearing purposes in relation to the Securities (the Clearing Arrangements);

(g)

the Securities qualify as financial instruments and their title is evidenced by entries in a register or an account which is held by (or on behalf of) an intermediary (as set out in paragraph 2.9(ii) of Regulation (EU) 2015/848 of the European Parliament and the Council of 20 May 2015, as

[Securities Account Pledge Agreement – Project Blossom]

subsequently amended and/or restated); and

(h)	the Securities have been fully dematerialized in accordance with applicable law, including Italian law, and have been credited to the Account as book-entry securities.
6.2	Negative Covenants

The Pledgor covenants and undertakes to the Pledgee as follows:

(a)

it shall not (nor shall the Pledgor agree to) create or permit to subsist any Encumbrance over, or any right of set-off (whether by way of contract or arising by operation of law) by itself or by any third party in respect of the Securities Collateral or any part of it (irrespective of whether ranking before or behind the Pledge), other than a Permitted Security or any encumbrance otherwise permitted under the Debt Document;

(b)	it shall not, except as permitted under the Debt Documents or with the prior consent of the Pledgee:

(i)sell, transfer, redeem or otherwise dispose of the Securities Collateral or the Securities; or

(ii)amend any instrument or agreement in respect of the Securities Collateral which would or which would be reasonably likely to have a material adverse effect on the value of the Securities Collateral and/or the validity and enforceability of the Pledge; and

(c)	it shall not require to certificate (or similarly materialize) the Securities and shall keep the Securities deposited into the Account.
6.3	Positive Covenants

The Pledgor covenants and undertakes to the Pledgee as follows:

(a)	it shall treat the Account as a special segregated account specifically opened for the purposes of holding the Securities Collateral and will not use the Account for any other purpose;
(b)	in the event of a seizure or attachment by a third party of all or any part of the Securities Collateral of which it is aware, at its own expense, to:
(i)

promptly notify the Pledgee, and send it a copy of the relevant attachment or seizure documentation as well as all other documents required under applicable law, signed to the extent required by the Pledgor, for challenging the attachment or seizure (if possible); and

(ii)	take such measures (including necessary legal action) as may reasonably be required or requested by the Pledgee to protect the Pledgee's interest in the Securities Collateral;
(c)

to notify the Pledgee as soon as possible of any event or circumstance which would reasonably be expected to have a material adverse effect on the validity of this Agreement or the enforceability of the Pledge created hereunder; and

(d)

without prejudice to Clause 4.3 (Substitution) above, to maintain the Account with the Account Bank or, should the Account Bank no longer maintain the Clearing Arrangements with Monte Titoli S.p.A., to replace the Account with a different account held by a bank that has Clearing Arrangements in place with Monte Titoli S.p.A. prior to the closure of the Account Bank.

[Securities Account Pledge Agreement – Project Blossom]

7.	IMMEDIATE RECOURSE, WAIVER

The Pledgor waives, to the fullest extent allowed by applicable law, any right or benefit, present or future, it may have of first requiring the Pledgee to proceed against or claim payment from any person or entity or enforce any guarantee or security granted by any other person or entity before enforcing this Agreement and/or any rights hereunder (including for purposes of Article 1285 of the Luxembourg Civil Code).

8.	ADDITIONAL SECURITY

This Agreement shall be in addition to and shall not in any way be prejudiced by or dependent on any collateral or other security now or hereafter held by the Pledgee as security for the Secured Obligations or any Encumbrance to which it may be entitled. The rights of the Pledgee hereunder are in addition to and not exclusive of those provided by law.

9.	ENFORCEMENT OF THE PLEDGE
9.1	Remedies
9.1.1

Subject to the terms of the Intercreditor Agreement, upon the occurrence of an Enforcement Event, the Pledgee shall be entitled to enforce the Pledge in its absolute discretion and without any further notice (mise en demeure) and exercise any right in any manner as the Pledgee, acting reasonably, shall determine to the widest extent permitted by Luxembourg law and, in particular, but without limiting any other rights or remedies otherwise available to the Pledgee.

9.1.2

Subject to the terms of the Intercreditor Agreement, upon the occurrence of an Enforcement Event, the Pledgee shall be entitled to operate payment of all or any part of the Secured Obligations (in each case without any further notice (mise en demeure)) at its option by:

(i)

appropriating the Securities Collateral in its name or in the name of a Secured Party or having the Securities Collateral appropriated by any other person designated by the Pledgee, at its discretion, with the Securities Collateral to be assessed at a price equal to their Fair Value at such time;

(ii)

selling the Securities Collateral or having the Securities Collateral sold upon mutual agreement in a private transaction at normal commercial conditions (conditions commerciales normales) for consideration in cash or in kind and taking control of any proceeds to which the Pledgee is entitled; for the purpose of determining normal commercial conditions the Pledgee may, at any time and at its discretion, assess the Securities Collateral at their Fair Value at the time of sale;

(iii)	selling the Securities on a trading venue on which the Securities are admitted to trading or via a public sale, both in accordance with the Collateral Act;
(iv)	request a Luxembourg court to be assigned title to all or part of the Securities Collateral for discharge of all or part of the Secured Obligations as determined by an expert; or
(v)	realise all or part of the Securities Collateral in any other manner permitted by applicable law.

[Securities Account Pledge Agreement – Project Blossom]

9.1.3

For the avoidance of doubt, subject to the Intercreditor Agreement, the Pledgee may use different methods of enforcement (including for the same Securities Collateral) and enforce the Pledge over the totality of the Securities Collateral irrespective of the fact that the proceeds from an enforcement of the Pledge may exceed the value of the Secured Obligations.

9.1.4

The Pledgor expressly and irrevocably waives any right, claim or objection deriving from any restriction applicable to the transfer of the Securities Collateral at the time enforcement action is taken by Pledgee in accordance with this Clause 9 (Enforcement of the Pledge), including any restriction provided for in the articles of incorporation of the Company and/or in any (shareholders) agreement relating to the Company and/or the Securities Collateral.

9.1.5	For this purpose, the Pledgee shall be entitled, at its own responsibility, to proceed to the temporary closure of the Account (arrêté de compte).
9.1.6

No action, choice or omission in this respect, or partial enforcement, shall in any manner reduce, release or prejudice any of the Pledgor's obligations under the Pledge and/or this Agreement. The Pledge shall continue in full force and effect until enforcement, termination of this Agreement or express release under Clause 11 (Discharge of the Pledge), as the case may be.

9.2	Priority and Application of Proceeds
9.2.1

The proceeds of any enforcement of all or any part of the Securities Collateral and, in general, all monies received by the Pledgee under this Agreement shall, subject to the rights of creditors mandatorily preferred by law applying to companies generally, be applied towards satisfaction of the Secured Obligations in accordance with the Intercreditor Agreement.

9.2.2

The Pledgor shall remain liable for any deficiency between the amount of these proceeds and the Secured Obligations and expressly waives the benefit of Articles 1253 and 1256 of the Luxembourg Civil Code.

9.2.3. To apply proceeds received by the Pledgee under this Agreement, the Pledgee shall be entitled to rely on his own determination of the outstanding Secured Obligations. Unless it has received written notice from a Secured Party to the contrary, the Pledgee shall be entitled to assume that no Secured Obligations are outstanding.

10.	DISCLAIMER OF LIABILITY

The Pledgee shall not be liable to the Pledgor for any costs, losses, liabilities or expenses (including legal fees, taxes and duties) relating to the enforcement of the Pledge or for any act, default, omission or misconduct of the Pledgee, or its officers, employees or agents in connection with this Agreement, and the Debt Documents and relating to the enforcement of the Pledge and to the Securities Collateral save where the same arises as a result of gross negligence (faute grave) or wilful misconduct (dol, faute lourde).

11.	DISCHARGE OF THE PLEDGE
11.1	Release
11.1.1	Subject to Clause 11.2 (Retention of Security), upon expiry of the period beginning on the date of this Agreement and ending on the date on which the Pledgee (i) grants an express release

[Securities Account Pledge Agreement – Project Blossom]

(in whole or in part) in its discretion or (ii) is satisfied that (A) all Secured Obligations shall have been paid and discharged in full, and (B) all facilities that might give rise to Secured Obligations have been terminated (the Secured Period), the Pledgee shall, as soon as possible, following the request of the Pledgor, and at the expense of the Pledgor, unconditionally release the Pledge (in whole or in part).

11.1.2

Before the end of the Secured Period, this Pledge shall be discharged by express release granted by the Pledgee in writing or as expressly contemplated or permitted under the Conditions and/or the Intercreditor Agreement.

11.1.3	The Pledgee shall give such instructions and directions as the Pledgor may reasonably require in order to perfect such release.
11.2	Retention of Security
11.2.1

Any release of this Pledge shall be null and void and without effect if any payment received by the Pledgee or by the Secured Parties and applied towards satisfaction of all or any part of the Secured Obligations is avoided or declared invalid as against the creditors of the maker of such payment.

11.2.2

If any payment by the Pledgor or any discharge given by the Pledgee (whether under any of the Secured Obligations or any security for the Secured Obligations or otherwise) is avoided or reduced for whatever reason:

(i)	the liability of the Pledgor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and
(ii)

the Pledgee shall, to the extent permitted by applicable law, be entitled to recover the value or amount of that security or payment from the Pledgor, as if the payment, discharge, avoidance or reduction had not occurred, it being understood that the Pledgor shall promptly do whatever the Pledgee requires for such purpose, without prejudice to the Pledgor’s other obligations under this Agreement.

12.	POWER OF ATTORNEY
12.1	Appointment

The Pledgor irrevocably and severally appoints the Pledgee and any of its delegates or sub-delegates to be its attorney (mandataire) to take any action which the Pledgor is entitled or obliged to take in relation to the Securities Collateral under this Agreement and in accordance with the terms of the Intercreditor Agreement,

(i)	after the occurrence of an Enforcement Event; or
(ii)

at any time, if the Pledgor has failed to do anything required to be done by it according to the terms of this Agreement and has not remedied such failure within 5 (five) Business Days from a request to remedy such failure;

it being understood that the enforcement of the Pledge must be carried out in accordance with Clause 9 (Enforcement of the Pledge).

[Securities Account Pledge Agreement – Project Blossom]

12.2	Ratification

The Pledgor ratifies and confirms whatever any attorney does or purports to do under its appointment under Clause 12.1 (Appointment) except where such attorney is acting with wilful misconduct, negligently, or in breach of the terms of the Debt Documents.

12.3	Proxies

The Pledgor shall promptly execute and/or deliver to the Pledgee, at the Pledgor's cost, such forms of proxy as the Pledgee or such other person may require for protecting, exercising and/or enforcing its rights hereunder (including for the exercise of voting rights by the Pledgee or any other person designated by the Pledgee under Clause 5 (Rights)).

13.	NOTICES

Any notice, request, demand or other communication to be made by one person to another under or in connection with this Agreement shall be made in accordance with clause 25 (Notices) of the Intercreditor Agreement.

14.	FURTHER PROVISIONS
14.1	Evidence of Indebtedness

In any action, proceedings or claim relating to this Agreement, or to the Pledge contained in this Agreement, a statement (which shall contain information in reasonable detail) as to any amount owing under the Secured Obligations, which is certified as being correct by an authorised officer of the Pledgee shall, save in the case of manifest or proven error and until evidence of the contrary, be conclusive prima facie evidence that such amount is in fact due and payable.

14.2	Several Obligations

The obligations of each party are several and no party shall be responsible or liable for the acts or omissions of any other party.

14.3	Delegation of Powers

The Pledgee shall be entitled, at any time and as often as may be expedient, to delegate all or any of the powers and discretion vested in it by this Agreement in such manner, upon such terms and to such person as the Pledgee in its absolute discretion may deem fit. The Pledgee shall not be liable or responsible to the Pledgor for any loss or damage arising from any act, default, omission or misconduct on the part of any of its delegates or sub-delegates, except in case of gross negligence or wilful misconduct on its part.

14.4	Currency Conversion

To release this Pledge under Clause 11 (Discharge of the Pledge), and in particular for the satisfaction of and set-off against all or any part of the Secured Obligations under Clause 9 (Enforcement of the Pledge), the Pledgee may convert any monies collected or applied by it under this Agreement from one currency to another as the Pledgee in its absolute discretion

[Securities Account Pledge Agreement – Project Blossom]

may think fit and any such conversion shall be undertaken at the prevailing spot rate of exchange for the time being, obtaining such other currency with the first currency as determined by the Pledgee in its discretion, acting reasonably, except to the extent such conversion is required to be made under the provisions of the Debt Documents.

14.5	Illegality, Severability
14.5.1.

Any provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting, impairing or invalidating the remaining provisions hereof, and any such invalidity, illegality or unenforceability in any jurisdiction shall not render invalid, illegal or unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the Pledgor waives any provision of law that renders any provisions hereof invalid, illegal or unenforceable in any respect.

14.5.2.

In the event of any such invalidity, illegality or unenforceability in any jurisdiction, the parties hereto shall negotiate in good faith with a view to agreeing on the substitution and replacement of any such provision by a provision that is legal, valid, binding and enforceable in such jurisdiction, and that, to the extent practicable, most nearly approximates its economic effects and effects the parties’ original intentions and purpose upon entering into this Agreement.

14.6	Costs and Expenses

All the Pledgee's reasonable documented costs and expenses (including legal fees, taxes and duties) incurred in connection with the preparation, negotiation, signing and enforcement or preservation of rights under this Agreement shall be borne by the Pledgor under clauses 22 (Costs and Expenses) of the Senior Facilities Agreement and the Term Loan Credit Agreement. The obligation to reimburse such reasonable costs and expenses shall be part of the Secured Obligations.

14.7	Rights Cumulative, Waivers
14.7.1.

The respective rights and remedies of the parties hereto provided in this Agreement are cumulative and may be exercised as often as considered appropriate and are in addition to any respective rights or remedies provided by general law.

14.7.2.	The Pledgor waives:
(i)

any right, action or claim it may have (whether by way of subrogation, indemnification or otherwise) against any person, which has granted a security or a guarantee or is liable for all or any part of the Secured Obligations including the right of recourse of the Pledgor against any such person (including for the avoidance of doubt, the Company) under articles 1251 3° and 2028 et seq. of the Luxembourg Civil Code and any other right, action, claim or defence the Pledgor may have under articles 2037 et seq. of the Luxembourg Civil Code; or

(ii)	any other similar rights (including by way of provisional measures such as provisional attachment (saisie-conservatoire) or by way of set-off),

[Securities Account Pledge Agreement – Project Blossom]

except as otherwise decided by the Pledgee.

This Clause shall remain in full force and effect, notwithstanding any discharge or release (whether partial or in full and including by way of an enforcement) of the Secured Obligations or any termination of this Agreement.

14.7.3.

The Pledgor waives any right it may have to require the Pledgee to first proceed against any other person or enforce any other security or guarantee taken in respect of the Secured Obligations before enforcing the Pledge, including any rights and defences under articles 2021 et seq. of the Luxembourg Civil Code.

14.7.4.

The respective rights of the parties hereto shall not be capable of being waived or varied otherwise than by express waiver or variation in writing; and, in particular, any failure to exercise or any delay in exercising any such rights shall not operate as a variation or waiver of that or any other such right; any defective or partial exercise of such rights shall not preclude any other or further exercise of that or any other such right; and no act or course of conduct or negotiation on their part or on their behalf shall in any way preclude them from exercising any such right or constitute a suspension or any variation of any such right.

14.8	Transferability
14.8.1.

This Agreement shall be binding upon and shall inure to the benefit of the Pledgor and the Pledgee and their respective successors and permitted assigns and references in this Agreement to any of them shall be construed accordingly.

14.8.2.	The Pledgor shall not be entitled to assign, novate, encumber or transfer any of its rights or benefits and obligations under this Agreement without the prior written consent of the Pledgee.
14.8.3.

The rights and obligations of the Pledgee hereunder shall, automatically and without any further action being necessary, be transferred (by way of parallel assignment) to any person whom the Secured Obligations are transferred to as provided for under Article 1278 of the Luxembourg Civil Code. In case more than one Pledgee is appointed concerning the Secured Obligations, each Pledgee shall automatically and without any further action being necessary be entitled to exercise the rights granted hereby concerning the part of the Secured Obligations for which it has been appointed, always subject, however, to the provisions of the Debt Documents. For the avoidance of doubt, the right granted under this Clause 14.7.3 (Transferability) shall exclusively benefit the Pledgee.

14.9	Reservation, Transfer of Rights

The parties hereto reserve, for the purpose of Articles 1278 et seq. of the Luxembourg Civil Code and except as otherwise stated in the Debt Documents, the Pledge granted hereby and the security interest created under it. The Pledge shall continue in full force and effect to the benefit of any Secured Party, notwithstanding any assignment, amendment, novation or transfer of any kind by the Pledgee of all or any part of the Secured Obligations, or any further consent or formality.

[Securities Account Pledge Agreement – Project Blossom]

14.10	Entire Agreement, Amendments

This Agreement and the matters referred to herein constitute the entire agreement between the Pledgor and Pledgee and supersede and cancel all prior representations, alleged warranties, statements, negotiations, drafts, undertakings, letters, acceptances, agreements, understandings, contracts and communications, whether oral or written, with respect to or in connection with the subject matter hereof. This Agreement may only be amended or changed by a written instrument signed by or on behalf of all parties having obtained the requisite approval, if any, under the provisions of the Debt Documents.

14.11	Execution

This Agreement may be executed by way of exchange of correspondence between the Pledgor and the Pledgee or outside of Italy.

15.	GOVERNING LAW AND JURISDICTION
15.1.1	This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of Luxembourg.
15.1.2

Each party hereto hereby agrees for the benefit of the other parties that the courts of Luxembourg, judicial district of Luxembourg-City, are to have the exclusive jurisdiction to settle any claims, disputes or matters (the Proceedings) arising out of or in connection with this Agreement (including a dispute relating to any non-contractual obligations arising out of or in connection with it) and that accordingly any suit, action or proceeding arising out of or in connection with this Agreement (including any Proceedings relating to any non-contractual obligations arising out of or in connection with this Agreement) may be brought in such courts.

[Securities Account Pledge Agreement – Project Blossom]

SCHEDULE A

FORM OF NOTICE OF PLEDGE AND BLOCKING NOTICE

To:	[***]

[***]

Attention: [***]

Cc:Intesa Sanpaolo S.p.A.

[***]

Attention: [***]

[***] 2025

BY REGISTERED MAIL WITH ACKNOWLEDGEMENT OF RECEIPT

Ladies and Gentlemen,

Re.: notice of pledge and blocking notice (the Notice) in respect of a securities account pledge agreement

We refer to the account with number [***] and maintained by us in your books (the Account).

We hereby give you notice that pursuant to a securities account pledge agreement dated [***] 2025 (the Pledge Agreement), we have pledged in favour of Intesa Sanpaolo S.p.A. (the Pledgee) the Securities Collateral (hereinafter as defined in the Pledge Agreement).

We request irrevocably that you block the Account as of the date of receipt of this Notice so that we will not be entitled to withdraw or otherwise transfer any Securities Collateral standing from time to time in the Account until the Pledgee instructs you in writing to release the Account.

We further request you to waive, subordinate or release any right of pledge, right of set-off, lien, right of retention, right of combination of accounts or any similar right and any defences you may have against us or the Account, whether arising by way of contract, general terms and conditions or by operation of law.

We would like to invite you to accept and acknowledge the creation of the pledge over the Account by signing the acknowledgement attached hereto.

Bank statements relating to the Account shall be provided to the Pledgee upon the Pledgee's first demand. In this context, we formally authorise you to promptly provide to the Pledgee, upon request, from time to time, any information concerning the Account, the Securities Collateral and the transactions effected therewith during the term of the Pledge Agreement. We therefore release you from your professional secrecy obligation for any information transmitted in accordance with the Pledge Agreement to the Pledgee and more generally, of any liability with regard to any damages whatsoever which you may incur owing to the transmission of such information.

Terms defined in the Pledge Agreement (including those definitions incorporated by reference to another document) shall have the same meanings when used herein. We attach a copy of the Pledge Agreement for your reference.

We kindly ask you to return the attached acknowledgement form, duly executed, to our above address, with a copy to the Pledgee.

Kind regards,

The Pledgor

BENDING SPOONS HOLDINGS S.P.A.

Name:
Title:

SCHEDULE B

FORM OF ACKNOWLEDGEMENT OF PLEDGE AND BLOCKING CONFIRMATION [ON THE LETTERHEAD OF THE ACCOUNT BANK]

To:Bending Spoons Holdings S.p.A.

[***]

Attention: [***]

(hereinafter the Pledgor)

Cc:Intesa Sanpaolo S.p.A.

[***]

Attention: [***]

(hereinafter the Pledgee)

[***] 2025

Ladies and Gentlemen,

Re: Acknowledgment of pledge following a notice of pledge and blocking notice relating to a securities account pledge agreement

At the request of the Pledgor, we confirm and agree that:

We (the Luxembourg Account Bank) have received a notice concerning the creation of a pledge (the Notice) in favour of Intesa Sanpaolo S.p.A. as pledgee (the Pledgee) over all of the Pledgor’s claims with respect to all Securities recorded and credit balances from time to time in account number [***] (the Pledged Account), together with a copy, for information purpose only, of the Luxembourg law governed securities account pledge agreement dated [***] 2025 creating a first ranking pledge in favor of the Pledgee (the Securities Account Pledge Agreement);

We waive particularly for the benefit of the Pledgee during the Secured Period (as defined in the Securities Account Pledge Agreement) and until the release of the security over the Pledged Account, any present and future security interest, right of set-off or right of retention over the Pledged Account in our favor, except that we may set-off against any cash held in any cash account of the Pledgor in our books, all amounts due to us in respect of any services provided by the Luxembourg Account Bank to the Pledgor or in respect of our customary fees and expenses for the routine maintenance and operation of the Pledged Account;

We have not previously received any other notice of pledge, charge, assignment or other in respect of the Pledged Account; and

We shall have only the duties and responsibilities expressly set forth in writing herein and in our standard account documentation and terms and conditions as in effect from time to time, all of which shall apply to the Pledged Account to the extent not inconsistent with the terms of the present acknowledgement and, for the avoidance of doubt, we would like to point out that we thus have no obligation of any kind to provide information, to control or monitor the Account other than in accordance with the terms set forth in this acknowledgement, and, in particular, we shall have no obligation of any kind to check if a Default, an Event of Default, an Enforcement or Enforcement Event (as defined in the Securities Account Pledge Agreement) has occurred and/or is continuing.

This acknowledgement does not imply any obligation of the Luxembourg Account Bank to guarantee any obligations of the Pledgor towards the Pledgee or the Pledgee to the Pledgor.

Any transfer, realizations or enforcement that the Luxembourg Account Bank may conduct in favor of or on behalf of the Pledgee shall in any event be limited to the value of the securities and credit balances of the Pledged Account on the date of any transfer, realization or enforcement, as the case may be.

All reasonable and duly documented costs and expenses (including, without limitation, legal fees) incurred by the Luxembourg Account Bank in the lawful exercise of the powers and rights hereby conferred shall be payable by the Pledgor.

We expressly acknowledge that we shall not be liable for any loss or damage arising in connection with the exercise of any of our rights, powers and discretion hereunder save for liabilities and expenses arising from our fraud, gross negligence or willful misconduct.

We expressly acknowledge that in accordance with Clause 4.1 (Operation) of the Securities Account Pledge Agreement, the Pledgor shall not be entitled to withdraw or otherwise transfer any Securities Collateral standing from time to time to the credit balance of the Pledged Account, unless with the prior written agreement of the Pledgee.

Nevertheless, before using its power of instruction on the Pledged Account, the Pledgee shall provide us upon written request by the Account Bank, with the following information:

-	a list of the names of the signatories authorized to manage and operate the Pledged Account on behalf of the Pledgee;
-	a certified copy of the identity card of each such signatory;
-	a specimen signature of each such signatory; and,
-	the type of regime applicable to signatures (individual or collective).

In case of any change in relation to the authorized signatories of the Pledgee, the Pledgee shall inform us without delay of the newly authorized signatories and send us certified copies of their identities.

We hereby confirm that the Pledged Account has been blocked in accordance with the Notice.

We expressly acknowledge that, following the release of the Pledge in accordance with the Securities Account Pledge Agreement and upon a receipt of a written notification from the Pledgee, instructing us to unblock the Pledged Account and informing us of such release of the Pledge, we shall without undue delay unblock the Pledged Account and acknowledge the release thereof. We shall be fully discharged vis-à-vis the Pledgor when acting upon such notifications and/or instructions of the Pledgee. Moreover, we shall be under no obligation to make any investigation or inquiry as to any written notification received from the Pledgee under this clause.

Any communication to the Luxembourg Account Bank shall be addressed at [***].

This Acknowledgement as well as the Pledge Agreement are governed by and shall be construed in accordance with Luxembourg law.

By signing hereunder, we hereby acknowledge the creation of the pledge over the Pledged Account and we accept to waive our first ranking right of pledge in respect of the Pledged Account.

Yours faithfully,

[***]

as Luxembourg Account Bank

Name:
Title:

Name:
Title:

* * *

Please acknowledge your agreement and acceptance of the proposal by signing and returning us the enclosed copy of this letter.

Yours faithfully

For and on behalf of

BENDING SPOONS OPERATIONS S.P.A.

as Company and Obligors’ Agent under the Senior Facilities Agreement

/s/ Davide Giorgio Andrea Scarpazza
Name:	Davide Giorgio Andrea Scarpazza
Title:	Legal Representative

[Warhol Consent Request Letter - signature page]

For and on behalf of

BENDING SPOONS HOLDINGS S.P.A.

as Parent and pledgor under the Existing Share Pledge

/s/ Davide Giorgio Andrea Scarpazza
Name:	Davide Giorgio Andrea Scarpazza
Title:	Legal Representative

[Warhol Consent Request Letter - signature page]

To:

Bending Spoons Operations S.p.A.

Via Nino Bonnet 10

20154 Milan

Italy

Attention: Board of Directors

(as Company and Obligors' Agent under the Senior Facilities Agreement (as defined below))

and

Bending Spoons Holdings S.p.A.

Via Nino Bonnet 10

20154 Milan

Italy

Attention: Board of Directors

(as Parent and pledgor under the Existing Share Pledge (as defined below))

16	May	2025

Dear Sirs,

We refer to your letter setting out your proposal in respect of a Consent Request Letter (the "Proposal"), the contents of which we reproduce in full below.

* * * * *

"To:

Intesa Sanpaolo S.p.A.

Largo Mattioli 3

20121 Milan Italy

Attention: Andrea Caslini / Cristian Fava

(as Agent under the Senior Facilities Agreement (as defined below))

4 April 2025

Dear Sirs

We refer to our recent discussions and set out below the terms of our proposal in respect of a Consent Request Letter.

* * *

Warhol – Senior Facilities Agreement – Consent Request Letter

A.	Introduction

We refer to the senior facilities agreement originally dated 30 July 2024 between, among others, Bending Spoons Operations S.p.A. (the “Company”) as, among others, company, original borrower and original guarantor, and Intesa Sanpaolo S.p.A. (the “Agent”) as, among others, agent and security agent (as amended, novated, supplemented, extended, varied and/or amended and restated from time to time, including by virtue of (i) an amendment agreement dated 10 December 2024 between, among others, the Company and the Agent, (ii) an additional facility notice dated 12 December 2024 between, among others, the Company and the Agent, (iii) an amendment agreement dated 3 March 2025 between, among others, the Company and the Agent, and (iv) an additional facility notice dated 11 March 2025 between, among others, the Company and the Agent. (the “Senior Facilities Agreement”).

We are writing to you in your capacity as Agent under (and as such term is defined in) the Senior Facilities Agreement. Unless otherwise defined herein, terms defined in the Senior Facilities Agreement shall have the same meaning when used in this letter.

Please note that the matters in this letter are highly confidential and we remind you, and each of the Lenders that receives this request, of the confidentiality obligations under and in connection with the Senior Facilities Agreement.

B.Background

This letter is being sent to you in connection with our requests that you provide certain consents relating to and for the purposes of the following transactions (in aggregate, the “Permitted Dematerialization”):

(a)

dematerialization, pursuant to art. 83-bis, paragraph 3, and ff. of the Italian legislative decree no. 58/1998, of the shares representing the entire corporate capital of the Company (the “Dematerialization”), which, as at the date hereof, are subject to the Italian law governed pledge granted by Bending Spoons Holdings S.p.A. (“Parent”) on 30 July 2024 (as

1

subsequently confirmed and/or extended prior to the Effective Date (as defined below), the “Existing Share Pledge”);

(b)

upon completion of the Dematerialization, transfer and deposit (the “Transfer”) by the Parent of the dematerialized shares of the Company into a securities account (the “Luxembourg Account”) opened by the Parent with an account bank located in Luxembourg; and

(c)

subject to the Agreed Security Principles, execution by the Parent of a Luxembourg law governed security agreement (governed by the Luxembourg law of 5 August 2005 on financial collateral arrangements, as amended (the “Collateral Act”)) over the Luxembourg Account, substantially in the form attached hereto as Schedule 2 (Agreed Form Luxembourg Security) ,as may be agreed between the Agent’s and Company’s legal counsel (the “Luxembourg Security”) (the security interest established pursuant to the Luxembourg Security, for the avoidance of doubt, securing all obligations secured by the Existing Share Pledge as at the Effective Date).

C.	Consent Requests

Subject to section D. (Effectiveness) below, in accordance with paragraph (a) of Clause 44.2 (Required consents) of the Senior Facilities Agreement, the Company hereby requests (the “Consent Requests”):

(a)

the consent from the Majority Lenders to qualify the Permitted Dematerialization as a Permitted Transaction and a Permitted Share Issue under the Senior Facilities Agreement and to waive any provision of the Senior Facilities Agreement which may prohibit, limit or restrict the Permitted Dematerialization; and

(b)

the consent from the Super Majority Lenders to release and discharge the Existing Share Pledge (the “Release”), (x) if and to the extent necessary or advisable (in the reasonable opinion of the Company) to facilitate the Permitted Dematerialization and/or (y) if so requested by the intermediary that will be involved by the Company for the purposes of the Permitted Dematerialization (the “Intermediary”) or Monte Titoli as clearing system, provided that (i) no Default and/or Event of Default is outstanding at the date of the requested Release and (ii) the Agent has received (A) a not less than 2 Business Days prior written request from the Company together with substantially agreed forms of the required release documentation to proceed with the Release and (B) a confirmation from the Intermediary (x) that the Release is required for the purpose of the completion of the Permitted Dematerialization and (y) that the Permitted Dematerialization will be completed within 2 Business Days from the Release, unless the Intermediary specifies that a longer period is required exclusively for technical reasons (and in such case, the Permitted Dematerialization will be completed as soon as technically possible) (for the avoidance of doubt, such confirmation may be addressed to the Company and/or the Parent and can be provided via email).

D.	Effectiveness

The approval of the Consent Requests requested under section C (Consent Requests) above shall become effective and be binding to all Parties upon the occurrence of all of the following conditions (the “Conditions Precedent”):

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(a)

the consent of the Majority Lenders to the Consent Request set out in limb (a) of section C. (Consent Requests) above and the consent of Super Majority Lenders to the Consent Request set out in limb (b) of section C. (Consent Requests) above having been obtained; and

(b)	the Agent having received, in each case in a form reasonably satisfactory to it:
(i)

a copy of the minutes of the meeting of the board of directors and a shareholders’ meetings of the Company, to the extent legally required to be adopted, authorizing the Company to proceed with the Permitted Dematerialization;

(ii)	evidence that the Parent has opened the Luxembourg Account (and provided details of such account to the Agent); and
(iii)	evidence that the Intermediary has been appointed by the Company and/or the Parent (as applicable) pursuant to art. 83-quarter and ff. of the Italian Financial Act.
E.	Undertakings

We hereby, subject to the Effective Date (as defined below) having occurred, agree and undertake to procure that, by no later than 5 Business Days from the earlier of (i) the date on which the Release has become effective, and (ii) the Transfer is completed, the Agent has received in each case in a form reasonably satisfactory to it:

(a)	if applicable, evidence that the Transfer has become effective;
(b)	a copy of the executed Luxembourg Security along with evidence that each required perfection requirement specified therein has been satisfied;
(c)	a copy of an executed Italian law opinion of Latham & Watkins, as to the capacity of the Parent to enter into the Luxembourg Security; and
(d)	a copy of an executed Luxembourg law opinion of NautaDutilh Avocats Luxembourg S.à r.l., as to the validity and enforceability of the Luxembourg Security,

provided that if the Transfer has not become effective within further 15 Business Days (or a longer period if agreed with the Majority Lenders) the Italian share security will be retaken on the same terms as the Existing Share Pledge.

F.	Response to Consent Requests

We request that each Lender provides the Agent (via an e-mail sent to the the email address indicated by the latter) with its response to the Consent Requests in the form set out in Schedule 1 (Form of Response) to this letter (a “Response Form”) as soon as possible and, in any event, at or before 12p.m. Milan time on 23 April 2025 (the “Reply Deadline”). For the avoidance of doubt, the Response Form may be returned to the Agent via electronic mail either as an attachment (signed or unsigned, in word or pdf format, provided that to the extent it is not signed, the electronic mail includes a confirmation of the relevant Lender to the terms of the Response Form attached) or by copying and pasting the content of the Response Form in the body of such electronic mail, and the Response Form shall be deemed completed upon receipt in readable form by the Agent.

Any Response Form provided by a Lender will, subject to the paragraph below, be irrevocable. For the avoidance of doubt, (a) immediately upon receipt of consent from the requisite majority of Lenders to the Consent Requests, subject to section G (Documentation and Timing) below, the Agent is hereby authorised to execute a letter of acceptance with respect to this letter, notwithstanding that the Reply

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Deadline may not have occurred and (b) unless otherwise directed by the Company, any Response Form received after the Reply Deadline shall be accepted by the Agent and shall bind the relevant Lender with respect to any consent(s) given in the Response Form (as if such Response Form had been provided before the Reply Deadline).

We reserve the right (in our absolute discretion) to amend and/or withdraw this letter with respect to any of the Consent Requests and/or to extend the Reply Deadline, which shall, for the avoidance of doubt, not reset any time periods under Clause 44.9 (Excluded Commitments) of the Senior Facilities Agreement nor invalidate any consents previously provided by a Lender prior to the date of the relevant amendment, in each case unless such amendment would adversely affect the interest of the Lenders as a whole or would change the scope of the Consent Requests in a material respect.

We also reserve the right, at our discretion, to treat any conditional or partial acceptance by a Lender as a rejection of the requests set out in this letter.

The acceptance by a Lender (a “Transferring Lender”) of the Consent Requests will bind any new Lender (a “New Lender”) that acquires by way of an assignment or transfer (including by way of novation) any of a Transferring Lender’s rights, obligations and Commitments after the date on which that Transferring Lender notifies the Agent in writing of its acceptance of the Consent Requests, and by signing a Response Form (consenting to the Consent Requests), each Transferring Lender also agrees (until the earlier of the Effective Date (as defined below) or the date on which we withdraw the Consent Requests) not to assign or transfer (including by way of novation) any of its rights, obligations and Commitments, unless the New Lender has agreed to accept the relevant Consent Requests to the same extent as has been accepted by such Transferring Lender. Such acceptance provided by the relevant Transferring Lender above will remain valid and binding on the New Lender to the extent of the New Lender’s ownership of the relevant Commitments and it shall have the same rights in relation thereto as the Transferring Lender did prior to the assignment or transfer (including by way of novation).

G.	Documentation and Timing

Subject to the Conditions Precedent having been satisfied and no Event of Default having occurred and being continuing, the Agent shall execute a letter of acceptance with respect to this letter by way of acknowledgement that such consent has been obtained and the Consent Requests have been duly granted and shall become effective on and from the date of such acceptance by the Agent (the “Effective Date”).

In addition, following receipt of the executed acceptance letter from the Agent, the Consent Requests may, at the request of the Company, be further documented by way of an amendment agreement (the “Amendment Agreement”) to the Senior Facilities Agreement to be agreed between the Company and the Agent. A draft of the Amendment Agreement shall be prepared by counsel to the Company and the final version, as agreed between the Company and the Agent, shall be circulated to the Lenders no later than 5 Business Days prior to its execution for information purposes (and all Lenders will be provided with the executed Amendment Agreement promptly following its effectiveness). For the avoidance of doubt, please note that the amendments contemplated by the Consent Requests shall, subject to section D. (Effectiveness) above, have already become effective on the Effective Date, and accordingly the Amendment Agreement (which itself shall become effective following satisfaction of each of the relevant conditions precedent specified therein, which will be limited to corporate conditions precedent and legal opinions customary for agreements of this nature) is relevant only as a documentary aid to all Lenders to formally record all terms of the Senior Facilities Agreement through the Effective Date

Please note that, by its delivery of a Response Form consenting to the Consent Requests, each Lender shall empower the Agent to (upon Response Forms being provided by Lenders constituting the requisite majority of Lenders) execute the acceptance letter relating to this letter and deliver it to the Company.

Please also note that, by its delivery of a Response Form consenting to the relevant Consent Requests, each Lender further empowers, directs and instructs the Agent and/or the Security Agent to:

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(a)

enter into the Amendment Agreement (and to make any other necessary amendments to the Transaction Security Documents (including the release and discharge thereof) or other Finance Documents (including the Luxembourg Security) and to take all other steps or actions (and agree and execute any consequential, conforming or related changes and amendments) as may be required or desirable to implement, or more formally document, the Consent Requests) on its behalf;

(b)

negotiate, approve and enter into (in its absolute discretion) any legal and documentary conditions precedent and/or conditions subsequent (including as to any required confirmations, continuation, amendment or retaking of guarantees and security) and to give the appropriate notifications that all conditions precedent and/or conditions subsequent have been satisfied upon the Agent (acting reasonably) being so satisfied; and

(c)

do all such other things as may in the Company’s and/or the Agent’s and/or the Security Agent’s opinion (as applicable) be considered necessary or desirable in order to implement the changes contemplated by the Amendment Requests and to negotiate, approve and enter into (in its absolute discretion) any other ancillary or related documents.

H.	Effect of Amendments

This letter is designated as a Finance Document for the purposes of the Senior Facilities Agreement by the Agent (upon its execution of a letter of acceptance with respect to this letter) and the Company. Save as expressly provided for in this letter, the provisions of the Finance Documents shall continue in full force and effect and without any interruption or novative effect (it being understood that the term “novative effect” shall be construed as the Italian term “novazione” under article 1230 and following of the Italian Civil Code) with respect to the Existing Share Pledge and/or to any provision or obligation thereunder.

I.	Third Party Rights

Unless expressly provided to the contrary in this letter a person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this letter and the consent of any person who is not a party to this letter is not required to rescind or vary this letter at any time.

J.	Governing Law etc.

The provisions of Clause 46 (Governing law) and Clause 47 (Enforcement) of the Senior Facilities Agreement shall be incorporated into this letter as if set out in full in this letter and as if references in those clauses to “this Agreement” and “any Finance Document” are references to this letter.

Thank you for your consideration of this letter. We value our relationship with your institution and appreciate your continued support.

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SCHEDULE 1

Form of Response

To:

Intesa Sanpaolo S.p.A.

Largo Mattioli 3

20121 Milan

Italy

Attention: [ ● ]

(as Agent under the Senior Facilities Agreement (as defined below))

CC:

Bending Spoons Operations S.p.A.

Via Nino Bonnet 10

20154 Milan

Italy

Attention: Board of Directors

(as the Company and Original Borrower under the Senior Facilities Agreement (as defined below))

Bending Spoons Holdings S.p.A.

Via Nino Bonnet 10

20154 Milan

Italy

Attention: Board of Directors

(as Parent and pledgor under the Existing Share Pledge (as defined in the Consent Request Letter, as defined below))

From:

{INSERT NAME OF LENDER}

Date:	2025

Warhol – Senior Facilities Agreement – Consent Request Letter

We refer to:

(a)

the senior facilities agreement originally dated 30 July 2024 between, among others, Bending Spoons Operations S.p.A. (the “Company”) as, among others, company, original borrower and original guarantor, and Intesa Sanpaolo S.p.A. (the “Agent”) as, among others, agent and security agent (as amended, novated, supplemented, extended, varied and/or amended and restated from time to time, including by virtue of (i) an amendment agreement dated 10 December 2024 between, among others, the Company and Intesa Sanpaolo S.p.A., (ii) an additional facility notice dated 12 December 2024 between, among others, the Company and Intesa Sanpaolo S.p.A., (iii) an amendment agreement dated 3 March 2025 between, among

6

others, the Company and Intesa Sanpaolo S.p.A.), and (iv) an additional facility notice dated [11] March 2025 between, among others, the Company and Intesa Sanpaolo S.p.A.; and

(b)the consent request letter dated  2025 addressed to the Agent from the Company seeking the consent of the requisite majority of Lenders to certain consent requests as set out therein (the “Consent Request Letter”).

Unless otherwise defined herein, terms defined in the Senior Facilities Agreement and the Consent Request Letter shall have the same meaning when used in this letter.

We confirm that we, in our capacity as Lender with the following Commitments:

	Facility A	Original Revolving Facility
Existing Commitments

wish to irrevocably:1

accept the Consent Requests

not accept the Consent Requests

2[We acknowledge the paragraphs under paragraph (F) (Response to the Consent Requests) of the Consent Request Letter. Accordingly, we hereby irrevocably undertake until the occurrence of the Effective Time (or, if earlier, the date on which the Consent Request Letter is withdrawn) not to sell, assign, sub-participate or otherwise transfer our interests under the Senior Facilities Agreement or any other Finance Document or any voting interest therein to any person unless such person, prior to any sale, assignment, sub-participation or transfer, enters into and delivers to the Company an undertaking agreeing to be bound by the agreements set out in this letter and the Consent Request Letter as if such person had been an original signatory thereto.]

3[We acknowledge paragraph (G) (Documentation and Timing) of the Consent Request Letter and confirm that, as set out in the Consent Request Letter, the Agent is empowered to countersign and return the Consent Request Letter on our behalf and to take all such other action as is contemplated by paragraph (G) (Documentation and Timing) of the Consent Request Letter.]

A person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any of its terms and the consent of any person who is not a party to this letter is not required to rescind or vary this letter at any time save that the Company and the Agent may enforce and enjoy the benefit of its terms and it may not be rescinded or varied without the prior written consent of the Company.

This letter and any non-contractual obligations arising out of or in connection with it shall be governed by English law.

1 Tick appropriate box.

2 Delete if the Consent Requests are not accepted.

3 Delete if the Consent Requests are not accepted.

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For and on behalf of [NAME OF LENDER]

Name:
Title:
Date:

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SCHEDULE 2

Agreed Form Luxembourg Security

[Warhol Consent Request Letter - signature page]

SECURITIES ACCOUNT PLEDGE AGREEMENT

dated

[***] 2025

between

BENDING SPOONS HOLDINGS S.P.A.

as Pledgor

and

INTESA SANPAOLO S.P.A.

as Pledgee

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	20
1.1	Definitions	20
1.2	Interpretation and Construction	22
2.	THE PLEDGE	22
2.1	Creation of the Pledge, Perfection	23
3.	CONTINUING SECURITY, NO DISCHARGE	23
4.	USE AND SUBSTITUTION OF THE ACCOUNT	24
4.1	Operation	24
4.2	Collection mandate	25
4.3	Substitution	25
5.	RIGHTS	25
6.	COVENANTS AND WARRANTIES	26
6.1	Representations and Warranties	26
6.2	Negative Covenants	27
6.3	Positive Covenants	27
7.	IMMEDIATE RECOURSE, WAIVER	28
8.	ADDITIONAL SECURITY	28
9.	ENFORCEMENT OF THE PLEDGE	28
9.1	Remedies	28
9.2	Priority and Application of Proceeds	29
10.	DISCLAIMER OF LIABILITY	29
11.	DISCHARGE OF THE PLEDGE	29
11.1	Release	29
11.2	Retention of Security	30
12.	POWER OF ATTORNEY	30
12.1	Appointment	30
12.2	Ratification	31
12.3	Proxies	31
13.	NOTICES	31
14.	FURTHER PROVISIONS	31
14.1	Evidence of Indebtedness	31
14.2	Several Obligations	31
14.3	Delegation of Powers	31
14.4	Illegality, Severability	31
14.5	Costs and Expenses	32
14.6	Rights Cumulative, Waivers	32
14.7	Transferability	33
14.8	Reservation, Transfer of Rights	33

14.9	Entire Agreement, Amendments	34
14.10	Execution	34
15.	GOVERNING LAW AND JURISDICTION	34
FORM OF NOTICE OF PLEDGE AND BLOCKING NOTICE		19
FORM OF ACKNOWLEDGEMENT OF PLEDGE AND BLOCKING CONFIRMATION		21

THIS SECURITIES ACCOUNT PLEDGE AGREEMENT (the Agreement) is made on [***] 2025

BETWEEN

1.

BENDING SPOONS HOLDINGS S.P.A., a joint stock company (società per azioni) incorporated under the laws of the Republic of Italy, having its registered office at Via Nino Bonnet 10, 20154, Milan, Italy and registered with the Companies’ Register of Milan-Monza-Brianza-Lodi with registered number 13368470962 (the Pledgor);

AND

2.

INTESA SANPAOLO S.P.A., a joint stock company (società per azioni) incorporated under the laws of the Republic of Italy, having its registered office at [***] Italy and registered with the Companies’ Register of [***] with registered number [***] (the Pledgee).

WHEREAS

A.

On 30 July 2024, the Company as company, the Pledgee as arranger, agent and security agent, and Banco BPM S.P.A., BNP Paribas Italian Branch as arranger entered into an English law governed senior facilities agreement (the Original Senior Facilities Agreement).

B.

Pursuant to Clause 2(d) of Schedule 2 (Conditions Precedent to First Utilization) of the Original Senior Facilities Agreement, the Pledgor granted to the Pledgee the benefit of a pledge over the shares in the Company as a condition precedent (the Italian Share Pledge Agreement).

C.

On 30 July 2024, an English law governed intercreditor agreement was entered into by and between, among others, the Pledgor as original topco, original subordinated creditor, and original third party security provider, the Company as company and original intra-group lender, and the Pledgee as, inter alia, security agent (the Intercreditor Agreement).

D.

On 12 December 2024, among others, the Company, as borrower, certain financial institutions listed and defined therein as original revolving facility lenders (the First Additional Facility Lenders) and the Pledgee entered into an additional facility notice supplementing the Original Senior Facilities Agreement, pursuant to which the First Additional Facility Lenders made available to the Company a financing for an aggregate amount equal to EUR 50,000,000 to be implemented by way of the establishment of the Original Revolving Facility (as defined in the Original Senior Facilities Agreement) (the First Additional Facility Notice).

E.

On 11 March 2025, among others, the Company, as borrower, certain financial institutions listed and defined therein as additional revolving facility lenders (the Second Additional Facility Lenders) and the Pledgee entered into an additional facility notice (the Second Additional Facility Notice) supplementing the Original Senior Facilities Agreement (the Original Senior Facilities Agreement, as amended, restated and/or supplemented from time to time, including by virtue of (i) the First Additional Facility Notice, (ii) an amendment agreement dated 10 December 2024, (iii) an amendment agreement dated 3 March 2025, and (iv) the Second Additional Facility Notice, the Senior Facilities Agreement).

[Securities Account Pledge Agreement – Project Blossom]

F.

On 7 March 2025, the Company as company, Bending Spoons US Inc. as borrower, the Pledgee as security agent, JP Morgan Chase Bank, N.A. as agent, among others, entered into a New York law governed term loan credit agreement (the Original Term Loan Credit Agreement).

G.

On [***] 2025, the Company as company, Bending Spoons US Inc. as borrower, the Pledgee as security agent, JP Morgan Chase Bank, N.A. as agent, among others, entered into a New York law governed amendment agreement (the TLB Amendment Agreement) to the Original Term Loan Credit Agreement (the Original Term Loan Credit Agreement, as amended by virtue of the TLB Amendment Agreement, the Term Loan Credit Agreement and, together with the Senior Facilities Agreement, the Loan Agreements).

H.

As per the recitals of the Term Loan Credit Agreement, the term loan incurred and documented via the Term Loan Credit Agreement shall, subject to the terms of the Intercreditor Agreement, share collateral and guarantees with the Senior Facilities Agreement on a pari passu basis.

I.	On [***] 2025, the shares of the Company have been dematerialized, having ISIN IT[***].
J.

These recitals shall be an integral part of this Agreement, and shall be referred to in the construction of it. Unless the context otherwise requires or unless otherwise defined in this Agreement, all capitalized terms defined in the Loan Agreements, Intercreditor Agreement and/or Debt Document (as applicable) shall bear the same meaning when used in this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION
1.1	Definitions

In this Agreement the following terms shall have the following meaning:

Account	means the securities account with number [***], opened in the name of the Pledgor with the Account Bank or any other account(s) replacing or substituting this Account for whatever reason.

Account Bank	means [***], or any successor account bank in Luxembourg.

Collateral Act	means the Luxembourg Act of 5 August 2005 on financial collateral arrangements, as amended from time to time.

Company

means Bending Spoons Operations S.p.A., a joint stock company (società per azioni) incorporated under the laws of the Republic of Italy, having its registered office at Via Nino Bonnet 10, 20154, Milan, Italy and registered with the Companies’ Register of Milan-Monza-Brianza-Lodi with registered number 13368510965.

Debt Documents	has the meaning ascribed to such term in the Intercreditor

[Securities Account Pledge Agreement – Project Blossom]

Agreement.

Distributions

means all non-cash dividends, non-cash interest and other non-cash monies payable in respect of the Securities and the Future Securities and all other non-cash rights, assets, benefits, consideration and proceeds in respect of or derived from, from time to time, the Securities and the Future Securities (whether by way of redemption, bonus, preference, option rights, substitution, conversion or otherwise).

Encumbrance

means a charge, assignment, pledge, lien (including a privilège) or other security interest, attachment or similar restriction of any kind securing any obligation of any person, or any other agreement or arrangement having a similar effect on the Securities Collateral.

Enforcement Event

means (i) the occurrence of an Enforcement Action under, and as defined in, the Intercreditor Agreement which is continuing or (ii) the filing of a petition for, or the opening of, a judicial reorganization pursuant to the Luxembourg law of 7 August 2023 on business preservation and the modernization of bankruptcy law.

Fair Value

means the fair value of the Securities Collateral as estimated in writing by an independent investment bank or external auditor appointed by the Pledgee in consultation with the Pledgor acting in accordance with the terms of the Intercreditor Agreement.

Legal Reservations	has the meaning ascribed to such term in the Intercreditor Agreement.

Luxembourg	means the Grand Duchy of Luxembourg.

Notice of Pledge

means the notice of existence of Pledge over the Securities Collateral referred to in Clause 2.2 (Perfection) of this Agreement, substantially in the form set out in Schedule A (Form of Notice of Pledge and Blocking Notice) hereto.

Perfection Requirements	has the meaning ascribed to such term in the Intercreditor Agreement.

Pledge	means the pledge (gage) created under Clause 2 (The Pledge) of this Agreement.

Secured Obligations	has the meaning ascribed to such term in the Intercreditor Agreement.

[Securities Account Pledge Agreement – Project Blossom]

Secured Parties	has the meaning ascribed to such term in the Intercreditor Agreement.

Secured Period	has the meaning ascribed to such term in Clause 11.1 (Release) of this Agreement.

Securities

means the shares of the Company in book entry form recorded in or onto the Account from time to time, including for the avoidance of doubt, any future shares of the Company in book entry form recorded in or onto the Account.

Securities Collateral

means all Securities and any Distributions recorded or credited, from time to time, in or onto the Account and all claims and rights of any nature (including without limitation any securities entitlements), which the Pledgor has or in the future may acquire, hold, deposit in or credit to, the Account (including in respect of any Distributions deposited in whatever form and in whatever currency).

1.2	Interpretation and Construction
1.2.1	Unless a contrary indication appears, any reference in this Agreement to:
(a)	a Clause or a Schedule is a reference to a clause or a schedule of this Agreement;
(b)

this Agreement, the Senior Facilities Agreement, the Term Loan Credit Agreement, the Intercreditor Agreement, the Debt Documents or any other agreement or instrument includes all amendments, supplements, novations, restatements or re-enactments (without prejudice to any prohibition thereto) however fundamental and of whatsoever nature thereunder and includes (i) any increase or reduction in any amount available under either Loan Agreement or any other Debt Documents (as amended, supplemented, novated, restated or re-enacted) or any alteration of or addition to the purpose for which any such amount, or increased or reduced amount may be used, (ii) any facility provided in substitution of or in addition to the facilities originally made available thereunder, (iii) any rescheduling of the indebtedness incurred thereunder whether in isolation or in connection with any of the foregoing and (iv) any combination of the foregoing, and the Secured Obligations include all of the foregoing;

(c)

a person includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, partnership or other entity (whether or not having separate legal personality) or two or more of the foregoing;

(d)	the Pledgee, the Pledgor, or any other person includes its successors in title, permitted assigns and permitted transferees; and
(e)	a provision of law is a reference to that provision as amended or re-enacted.

Clause and Schedule headings are for ease of reference only. Schedules form an integral part of this Agreement.

[Securities Account Pledge Agreement – Project Blossom]

1.2.2

In the event of any conflict or inconsistency between the terms of this Agreement and the terms of either Loan Agreement, the Debt Documents and/or the Intercreditor Agreement, the terms of the relevant Loan Agreement, Debt Documents or, as applicable, the Intercreditor Agreement will prevail. If so requested by the Company, the Pledgee will enter into such amendments, waivers or consents, as need be, to remove such conflict.

1.2.3

Notwithstanding anything to the contrary in this Agreement but without prejudice to the creation or perfection of any security interest under this Agreement, the terms of this Agreement shall not operate or be construed so as to prohibit or restrict any transaction, matter or other step (or the Pledgor taking or entering into the same or dealing in any manner whatsoever in relation to any asset (including all rights, claims, benefits, proceeds and documentation, and contractual counterparties in relation thereto)) not prohibited by the Debt Documents (other than this Agreement), and the Pledgee shall promptly enter into such documentation and/or take such other action in relation to this Agreement as is required by the Pledgor (acting reasonably) in order to facilitate any such transaction, matter or other step, including, but not limited to, by way of executing any confirmation, consent to dealing, release or other similar or equivalent document, or returning any physical collateral.

2.	THE PLEDGE
2.1	Creation of the Pledge

The Pledgor hereby provides and grants to the Pledgee a first ranking pledge (gage de premier rang), over its right, title and interest in the Securities Collateral (including any rights it may have against a nominee, Monte Titoli S.p.A. or any other clearing system) as continuing security for the due performance and discharge of the Secured Obligations and the Pledgee accepts this Pledge under Articles 3 et seq. of the Collateral Act.

2.2	Perfection
2.2.1.

The Pledgor shall as soon as possible (and in any case, within five (5) Business Days after the date of this Agreement) serve the Account Bank (with a copy to the Pledgee) with a Notice of Pledge, in the form set out in Schedule A (Form of Notice of Pledge and Blocking Notice) hereto in respect of the Securities Collateral, in accordance with Article 5(2)(a)(ii) of the Collateral Act, to be countersigned by the Account Bank for acknowledgement and the Pledgor shall ensure that it shall obtain as soon as possible (and in any case, no later than ten (10) Business Days following the date of this Agreement) a duly executed acknowledgement from the Account Bank, substantially in the form set out in Schedule B (Form of Acknowledgement of Pledge and Blocking Confirmation) hereto.

2.2.2.

If the Securities Collateral is substituted in accordance with Clause 4.3 (Substitution), the Pledgor undertakes, prior to the termination of its business relationship with the Account Bank and the transfer of the Securities Collateral to the successor account bank, to reiterate the formalities referred to in Clauses 2.2.1 and 2.2.2 above with respect to the successor account bank and to cooperate with such successor account bank to ensure an orderly transition.

3.	CONTINUING SECURITY, NO DISCHARGE
3.1	The Pledgor confirms that the Pledge over its right, title and interest in the Securities Collateral (including any rights it may have against a nominee, [Monte Titoli S.p.A. or any other clearing

[Securities Account Pledge Agreement – Project Blossom]

system) continues the security interest created on the Securities Collateral pursuant to the pledge agreement entered into on 30 July 2024] by and between, among others, the Pledgor and the Pledgee.

3.2

This Pledge shall be a continuing security for the due performance of the Secured Obligations and shall remain in full force and effect until enforcement, termination of this Agreement or express release under Clause 11 (Discharge of the Pledge), as the case may be.

3.3

The Pledgor shall not be entitled to require the release of the Pledge until the Secured Obligations have been entirely repaid and/or satisfied in full, except as expressly permitted under the Debt Documents.

3.4	The Pledgor specifically agrees and acknowledges that neither the obligations of the Pledgor under this Agreement nor the Pledge will be affected by (without limitation):
(i)	any increase of any amount made available under, or any amendment (however fundamental), novation or replacement of, or supplement to, the Debt Documents or the Secured Obligations;
(ii)	any moratorium of payment, indulgence, waiver of rights or recourse or consent granted to the Pledgor or any other person, or abstaining from proving or claiming any debt;
(iii)

the taking or perfecting of any security or the refusal or neglect to perfect or enforce any rights or security or the release (other than under Clause 11 (Discharge of the Pledge)) of the Pledgor or any other person;

(iv)	a partial enforcement of this Pledge;
(v)	the booking of funds into any sub-accounts within the Securities Account and the credit or debit of amounts to or from it; or
(vi)	any change in the shareholder structure, the articles of association, legal form or status of the Pledgor or any other person.
3.5

The Pledgor expressly acknowledges and recognises the right of any secured party to enter into any agreements, arrangements and amicable settlements, with or without remission of the Secured Obligations, as may be proposed by the Pledgor, without any Pledgee's rights under this Pledge being in any manner altered or prejudiced.

4.	USE AND SUBSTITUTION OF THE ACCOUNT
4.1	Operation

The Pledgor shall not be entitled to withdraw or otherwise transfer any Securities Collateral standing from time to time to the credit balance of the Account, unless with the prior written agreement of the Pledgee.

[Securities Account Pledge Agreement – Project Blossom]

4.2	Collection mandate

Any Securities Collateral which may be received by the Pledgor shall as soon as reasonably practicable (and no later than five (5) Business Days after receipt) be deposited in the Account.

4.3	Substitution

If the Account Bank unilaterally decides to terminate its business relationship with the Pledgor, the parties agree that the Pledgor shall use its best efforts to, prior to the closure of the Account:

(i)	open a new account held by it with a successor account bank in Luxembourg; and
(ii)	transfer, as soon as possible, the Securities Collateral from the Account to the successor account bank and give matching instructions to such successor account bank.

The Pledgor undertakes in the exercise of the above right of substitution to reiterate the formalities set out in Clause 2.2 (Perfection) in order for the Pledge to continue in respect of the Securities Collateral deposited with the successor account bank(s). The Pledgee shall take such reasonable measures as may be necessary to enable the Pledgor to proceed as set out in this Clause 4.3 (Substitution).

5.	RIGHTS
5.1	Until the occurrence of an Enforcement Event, the Pledgor shall be entitled:
(i)

to exercise all rights (including without limitation voting rights) attached to the Securities Collateral. However, the Pledgor shall not exercise or direct the exercise of such rights attached to the Securities Collateral in a manner which, in the reasonable opinion of the Pledgee, could be expected to adversely affect the value of the Securities Collateral and/or the validity or enforceability of the Pledge, or which would cause an Event of Default to occur; and

(ii)	to receive Distributions and other monies of an income nature arising from the Securities Collateral.
5.2

Upon the occurrence of an Enforcement Event, the Pledgee may, at its discretion upon giving written notice to the Pledgor, on behalf of the Pledgor or otherwise without any further consent or authority from the Pledgor, elect to exercise any voting rights in relation to the Securities Collateral. Upon the occurrence of an Enforcement Event, the Pledgor shall no longer be entitled to exercise any voting rights in relation to the Securities Collateral without written instructions from the Pledgee on the exercise of the rights (including without limitation voting rights) attached to the Securities Collateral and shall act solely upon such instructions, unless the Pledgee has given notice to the Company that it will, exercise such rights in the Securities Collateral exclusively, all under Article 9 of the Collateral Act.

5.3

In particular, upon the occurrence of an Enforcement Event, the Pledgor and the Company shall inform the Pledgee of any meeting of the shareholders of the Company, as well as of the agenda thereof. The Pledgor shall not pass any resolution without the Pledgee's prior written consent.

[Securities Account Pledge Agreement – Project Blossom]

Where there is no meeting of the shareholders of the Company, the Pledgor shall inform the Pledgee of any resolution and not pass any resolution without the Pledgee's prior written consent. The Pledgee shall be entitled to exercise all rights of the Pledgor in relation to the convening and/or holding of meetings of the shareholders or the adoption of the resolutions in writing or otherwise. The Pledgee shall have the right to request the board of directors of the Company to convene a meeting of the shareholders of the Company, to convene such meeting and/or to approve and adopt written resolutions under applicable law. Upon request of the Pledgee, the Pledgor shall issue a written confirmation that the Pledgee is entitled to exercise the above rights in any manner the Pledgee deems fit for the purpose of protecting and/or enforcing its rights under this Agreement.

5.4

Upon the occurrence of an Enforcement Event, the Pledgor shall no longer be entitled to receive Distributions and other monies of an income nature arising from the Securities Collateral and the Secured Parties shall be entitled to receive such Distributions and other monies of an income nature arising from the Securities Collateral, acting in accordance with the Intercreditor Agreement.

6.	COVENANTS AND WARRANTIES
6.1	Representations and Warranties

Subject to Legal Reservations and Perfection Requirements, the Pledgor represents and warrants to the Pledgee as at the date hereof that:

(a)

it has the power, authority and capacity to enter into this Agreement and to exercise its rights and perform its obligations hereunder and all corporate and other actions required to authorise the execution and performance of this Agreement have been duly taken;

(b)	this Agreement constitutes its legal, valid and binding obligations and creates a valid, perfected and enforceable first priority right of pledge (gage de premier rang) over the Securities Collateral;
(c)

the Securities are fully paid-up and are in uncertificated form, all trade settlements are completed and there are no outstanding payment obligations to any clearance system or custodian in relation to the Securities prior to the transfer into the Account;

(d)

it is the sole owner of and has full right and title to the Securities Collateral and (save for this Pledge) no Encumbrance, however created or arising, or any pre-emption or third party rights (unless arising by operation of law) exists over the Securities Collateral; none of the Securities Collateral attached under this Agreement is subject to any prohibition or restriction on the taking of security on it;

(e)	it is the sole holder of the Account;
(f)

from an operational perspective, the Account Bank (or any successor account bank) is capable of interacting and/or dealing with Monte Titoli S.p.A for all clearing purposes in relation to the Securities (the Clearing Arrangements);

(g)

the Securities qualify as financial instruments and their title is evidenced by entries in a register or an account which is held by (or on behalf of) an intermediary (as set out in paragraph 2.9(ii) of Regulation (EU) 2015/848 of the European Parliament and the Council of 20 May 2015, as

[Securities Account Pledge Agreement – Project Blossom]

subsequently amended and/or restated); and

(h)	the Securities have been fully dematerialized in accordance with applicable law, including Italian law, and have been credited to the Account as book-entry securities.
6.2	Negative Covenants

The Pledgor covenants and undertakes to the Pledgee as follows:

(a)

it shall not (nor shall the Pledgor agree to) create or permit to subsist any Encumbrance over, or any right of set-off (whether by way of contract or arising by operation of law) by itself or by any third party in respect of the Securities Collateral or any part of it (irrespective of whether ranking before or behind the Pledge), other than a Permitted Security or any encumbrance otherwise permitted under the Debt Document;

(b)	it shall not, except as permitted under the Debt Documents or with the prior consent of the Pledgee:
(i)	sell, transfer, redeem or otherwise dispose of the Securities Collateral or the Securities; or
(ii)

amend any instrument or agreement in respect of the Securities Collateral which would or which would be reasonably likely to have a material adverse effect on the value of the Securities Collateral and/or the validity and enforceability of the Pledge; and

(c)	it shall not require to certificate (or similarly materialize) the Securities and shall keep the Securities deposited into the Account.
6.3	Positive Covenants

The Pledgor covenants and undertakes to the Pledgee as follows:

(a)	it shall treat the Account as a special segregated account specifically opened for the purposes of holding the Securities Collateral and will not use the Account for any other purpose;
(b)	in the event of a seizure or attachment by a third party of all or any part of the Securities Collateral of which it is aware, at its own expense, to:
(i)

promptly notify the Pledgee, and send it a copy of the relevant attachment or seizure documentation as well as all other documents required under applicable law, signed to the extent required by the Pledgor, for challenging the attachment or seizure (if possible); and

(ii)	take such measures (including necessary legal action) as may reasonably be required or requested by the Pledgee to protect the Pledgee's interest in the Securities Collateral;
(c)

to notify the Pledgee as soon as possible of any event or circumstance which would reasonably be expected to have a material adverse effect on the validity of this Agreement or the enforceability of the Pledge created hereunder; and

(d)

without prejudice to Clause 4.3 (Substitution) above, to maintain the Account with the Account Bank or, should the Account Bank no longer maintain the Clearing Arrangements with Monte Titoli S.p.A., to replace the Account with a different account held by a bank that has Clearing Arrangements in place with Monte Titoli S.p.A. prior to the closure of the Account Bank.

[Securities Account Pledge Agreement – Project Blossom]

7.	IMMEDIATE RECOURSE, WAIVER

The Pledgor waives, to the fullest extent allowed by applicable law, any right or benefit, present or future, it may have of first requiring the Pledgee to proceed against or claim payment from any person or entity or enforce any guarantee or security granted by any other person or entity before enforcing this Agreement and/or any rights hereunder (including for purposes of Article 1285 of the Luxembourg Civil Code).

8.	ADDITIONAL SECURITY

This Agreement shall be in addition to and shall not in any way be prejudiced by or dependent on any collateral or other security now or hereafter held by the Pledgee as security for the Secured Obligations or any Encumbrance to which it may be entitled. The rights of the Pledgee hereunder are in addition to and not exclusive of those provided by law.

9.	ENFORCEMENT OF THE PLEDGE
9.1	Remedies
9.1.1

Subject to the terms of the Intercreditor Agreement, upon the occurrence of an Enforcement Event, the Pledgee shall be entitled to enforce the Pledge in its absolute discretion and without any further notice (mise en demeure) and exercise any right in any manner as the Pledgee, acting reasonably, shall determine to the widest extent permitted by Luxembourg law and, in particular, but without limiting any other rights or remedies otherwise available to the Pledgee.

9.1.2

Subject to the terms of the Intercreditor Agreement, upon the occurrence of an Enforcement Event, the Pledgee shall be entitled to operate payment of all or any part of the Secured Obligations (in each case without any further notice (mise en demeure)) at its option by:

(i)

appropriating the Securities Collateral in its name or in the name of a Secured Party or having the Securities Collateral appropriated by any other person designated by the Pledgee, at its discretion, with the Securities Collateral to be assessed at a price equal to their Fair Value at such time;

(ii)

selling the Securities Collateral or having the Securities Collateral sold upon mutual agreement in a private transaction at normal commercial conditions (conditions commerciales normales) for consideration in cash or in kind and taking control of any proceeds to which the Pledgee is entitled; for the purpose of determining normal commercial conditions the Pledgee may, at any time and at its discretion, assess the Securities Collateral at their Fair Value at the time of sale;

(iii)	selling the Securities on a trading venue on which the Securities are admitted to trading or via a public sale, both in accordance with the Collateral Act;
(iv)	request a Luxembourg court to be assigned title to all or part of the Securities Collateral for discharge of all or part of the Secured Obligations as determined by an expert; or
(v)	realise all or part of the Securities Collateral in any other manner permitted by applicable law.

[Securities Account Pledge Agreement – Project Blossom]

9.1.3

For the avoidance of doubt, subject to the Intercreditor Agreement, the Pledgee may use different methods of enforcement (including for the same Securities Collateral) and enforce the Pledge over the totality of the Securities Collateral irrespective of the fact that the proceeds from an enforcement of the Pledge may exceed the value of the Secured Obligations.

9.1.4

The Pledgor expressly and irrevocably waives any right, claim or objection deriving from any restriction applicable to the transfer of the Securities Collateral at the time enforcement action is taken by Pledgee in accordance with this Clause 9 (Enforcement of the Pledge), including any restriction provided for in the articles of incorporation of the Company and/or in any (shareholders) agreement relating to the Company and/or the Securities Collateral.

9.1.5	For this purpose, the Pledgee shall be entitled, at its own responsibility, to proceed to the temporary closure of the Account (arrêté de compte).
9.1.6

No action, choice or omission in this respect, or partial enforcement, shall in any manner reduce, release or prejudice any of the Pledgor's obligations under the Pledge and/or this Agreement. The Pledge shall continue in full force and effect until enforcement, termination of this Agreement or express release under Clause 11 (Discharge of the Pledge), as the case may be.

9.2	Priority and Application of Proceeds
9.2.1

The proceeds of any enforcement of all or any part of the Securities Collateral and, in general, all monies received by the Pledgee under this Agreement shall, subject to the rights of creditors mandatorily preferred by law applying to companies generally, be applied towards satisfaction of the Secured Obligations in accordance with the Intercreditor Agreement.

9.2.2

The Pledgor shall remain liable for any deficiency between the amount of these proceeds and the Secured Obligations and expressly waives the benefit of Articles 1253 and 1256 of the Luxembourg Civil Code.

9.2.3. To apply proceeds received by the Pledgee under this Agreement, the Pledgee shall be entitled to rely on his own determination of the outstanding Secured Obligations. Unless it has received written notice from a Secured Party to the contrary, the Pledgee shall be entitled to assume that no Secured Obligations are outstanding.

10.	DISCLAIMER OF LIABILITY

The Pledgee shall not be liable to the Pledgor for any costs, losses, liabilities or expenses (including legal fees, taxes and duties) relating to the enforcement of the Pledge or for any act, default, omission or misconduct of the Pledgee, or its officers, employees or agents in connection with this Agreement, and the Debt Documents and relating to the enforcement of the Pledge and to the Securities Collateral save where the same arises as a result of gross negligence (faute grave) or wilful misconduct (dol, faute lourde).

11.	DISCHARGE OF THE PLEDGE
11.1	Release
11.1.1	Subject to Clause 11.2 (Retention of Security), upon expiry of the period beginning on the date of this Agreement and ending on the date on which the Pledgee (i) grants an express release

[Securities Account Pledge Agreement – Project Blossom]

(in whole or in part) in its discretion or (ii) is satisfied that (A) all Secured Obligations shall have been paid and discharged in full, and (B) all facilities that might give rise to Secured Obligations have been terminated (the Secured Period), the Pledgee shall, as soon as possible, following the request of the Pledgor, and at the expense of the Pledgor, unconditionally release the Pledge (in whole or in part).

11.1.2

Before the end of the Secured Period, this Pledge shall be discharged by express release granted by the Pledgee in writing or as expressly contemplated or permitted under the Conditions and/or the Intercreditor Agreement.

11.1.3	The Pledgee shall give such instructions and directions as the Pledgor may reasonably require in order to perfect such release.
11.2	Retention of Security
11.2.1

Any release of this Pledge shall be null and void and without effect if any payment received by the Pledgee or by the Secured Parties and applied towards satisfaction of all or any part of the Secured Obligations is avoided or declared invalid as against the creditors of the maker of such payment.

11.2.2

If any payment by the Pledgor or any discharge given by the Pledgee (whether under any of the Secured Obligations or any security for the Secured Obligations or otherwise) is avoided or reduced for whatever reason:

(i)	the liability of the Pledgor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and
(ii)

the Pledgee shall, to the extent permitted by applicable law, be entitled to recover the value or amount of that security or payment from the Pledgor, as if the payment, discharge, avoidance or reduction had not occurred, it being understood that the Pledgor shall promptly do whatever the Pledgee requires for such purpose, without prejudice to the Pledgor’s other obligations under this Agreement.

12.	POWER OF ATTORNEY
12.1	Appointment

The Pledgor irrevocably and severally appoints the Pledgee and any of its delegates or sub-delegates to be its attorney (mandataire) to take any action which the Pledgor is entitled or obliged to take in relation to the Securities Collateral under this Agreement and in accordance with the terms of the Intercreditor Agreement,

(i)	after the occurrence of an Enforcement Event; or
(ii)

at any time, if the Pledgor has failed to do anything required to be done by it according to the terms of this Agreement and has not remedied such failure within 5 (five) Business Days from a request to remedy such failure;

it being understood that the enforcement of the Pledge must be carried out in accordance with Clause 9 (Enforcement of the Pledge).

[Securities Account Pledge Agreement – Project Blossom]

12.2	Ratification

The Pledgor ratifies and confirms whatever any attorney does or purports to do under its appointment under Clause 12.1 (Appointment) except where such attorney is acting with wilful misconduct, negligently, or in breach of the terms of the Debt Documents.

12.3	Proxies

The Pledgor shall promptly execute and/or deliver to the Pledgee, at the Pledgor's cost, such forms of proxy as the Pledgee or such other person may require for protecting, exercising and/or enforcing its rights hereunder (including for the exercise of voting rights by the Pledgee or any other person designated by the Pledgee under Clause 5 (Rights)).

13.	NOTICES

Any notice, request, demand or other communication to be made by one person to another under or in connection with this Agreement shall be made in accordance with clause 25 (Notices) of the Intercreditor Agreement.

14.	FURTHER PROVISIONS
14.1	Evidence of Indebtedness

In any action, proceedings or claim relating to this Agreement, or to the Pledge contained in this Agreement, a statement (which shall contain information in reasonable detail) as to any amount owing under the Secured Obligations, which is certified as being correct by an authorised officer of the Pledgee shall, save in the case of manifest or proven error and until evidence of the contrary, be conclusive prima facie evidence that such amount is in fact due and payable.

14.2	Several Obligations

The obligations of each party are several and no party shall be responsible or liable for the acts or omissions of any other party.

14.3	Delegation of Powers

The Pledgee shall be entitled, at any time and as often as may be expedient, to delegate all or any of the powers and discretion vested in it by this Agreement in such manner, upon such terms and to such person as the Pledgee in its absolute discretion may deem fit. The Pledgee shall not be liable or responsible to the Pledgor for any loss or damage arising from any act, default, omission or misconduct on the part of any of its delegates or sub-delegates, except in case of gross negligence or wilful misconduct on its part.

14.4	Currency Conversion

To release this Pledge under Clause 11 (Discharge of the Pledge), and in particular for the satisfaction of and set-off against all or any part of the Secured Obligations under Clause 9 (Enforcement of the Pledge), the Pledgee may convert any monies collected or applied by it under this Agreement from one currency to another as the Pledgee in its absolute discretion

[Securities Account Pledge Agreement – Project Blossom]

may think fit and any such conversion shall be undertaken at the prevailing spot rate of exchange for the time being, obtaining such other currency with the first currency as determined by the Pledgee in its discretion, acting reasonably, except to the extent such conversion is required to be made under the provisions of the Debt Documents.

14.5	Illegality, Severability
14.5.1.

Any provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting, impairing or invalidating the remaining provisions hereof, and any such invalidity, illegality or unenforceability in any jurisdiction shall not render invalid, illegal or unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the Pledgor waives any provision of law that renders any provisions hereof invalid, illegal or unenforceable in any respect.

14.5.2.

In the event of any such invalidity, illegality or unenforceability in any jurisdiction, the parties hereto shall negotiate in good faith with a view to agreeing on the substitution and replacement of any such provision by a provision that is legal, valid, binding and enforceable in such jurisdiction, and that, to the extent practicable, most nearly approximates its economic effects and effects the parties’ original intentions and purpose upon entering into this Agreement.

14.6	Costs and Expenses

All the Pledgee's reasonable documented costs and expenses (including legal fees, taxes and duties) incurred in connection with the preparation, negotiation, signing and enforcement or preservation of rights under this Agreement shall be borne by the Pledgor under clauses 22 (Costs and Expenses) of the Senior Facilities Agreement and the Term Loan Credit Agreement. The obligation to reimburse such reasonable costs and expenses shall be part of the Secured Obligations.

14.7	Rights Cumulative, Waivers
14.7.1.

The respective rights and remedies of the parties hereto provided in this Agreement are cumulative and may be exercised as often as considered appropriate and are in addition to any respective rights or remedies provided by general law.

14.7.2.	The Pledgor waives:
(i)

any right, action or claim it may have (whether by way of subrogation, indemnification or otherwise) against any person, which has granted a security or a guarantee or is liable for all or any part of the Secured Obligations including the right of recourse of the Pledgor against any such person (including for the avoidance of doubt, the Company) under articles 1251 3° and 2028 et seq. of the Luxembourg Civil Code and any other right, action, claim or defence the Pledgor may have under articles 2037 et seq. of the Luxembourg Civil Code; or

(ii)	any other similar rights (including by way of provisional measures such as provisional attachment (saisie-conservatoire) or by way of set-off),

[Securities Account Pledge Agreement – Project Blossom]

except as otherwise decided by the Pledgee.

This Clause shall remain in full force and effect, notwithstanding any discharge or release (whether partial or in full and including by way of an enforcement) of the Secured Obligations or any termination of this Agreement.

14.7.3.

The Pledgor waives any right it may have to require the Pledgee to first proceed against any other person or enforce any other security or guarantee taken in respect of the Secured Obligations before enforcing the Pledge, including any rights and defences under articles 2021 et seq. of the Luxembourg Civil Code.

14.7.4.

The respective rights of the parties hereto shall not be capable of being waived or varied otherwise than by express waiver or variation in writing; and, in particular, any failure to exercise or any delay in exercising any such rights shall not operate as a variation or waiver of that or any other such right; any defective or partial exercise of such rights shall not preclude any other or further exercise of that or any other such right; and no act or course of conduct or negotiation on their part or on their behalf shall in any way preclude them from exercising any such right or constitute a suspension or any variation of any such right.

14.8	Transferability
14.8.1.

This Agreement shall be binding upon and shall inure to the benefit of the Pledgor and the Pledgee and their respective successors and permitted assigns and references in this Agreement to any of them shall be construed accordingly.

14.8.2.	The Pledgor shall not be entitled to assign, novate, encumber or transfer any of its rights or benefits and obligations under this Agreement without the prior written consent of the Pledgee.
14.8.3.

The rights and obligations of the Pledgee hereunder shall, automatically and without any further action being necessary, be transferred (by way of parallel assignment) to any person whom the Secured Obligations are transferred to as provided for under Article 1278 of the Luxembourg Civil Code. In case more than one Pledgee is appointed concerning the Secured Obligations, each Pledgee shall automatically and without any further action being necessary be entitled to exercise the rights granted hereby concerning the part of the Secured Obligations for which it has been appointed, always subject, however, to the provisions of the Debt Documents. For the avoidance of doubt, the right granted under this Clause 14.7.3 (Transferability) shall exclusively benefit the Pledgee.

14.9	Reservation, Transfer of Rights

The parties hereto reserve, for the purpose of Articles 1278 et seq. of the Luxembourg Civil Code and except as otherwise stated in the Debt Documents, the Pledge granted hereby and the security interest created under it. The Pledge shall continue in full force and effect to the benefit of any Secured Party, notwithstanding any assignment, amendment, novation or transfer of any kind by the Pledgee of all or any part of the Secured Obligations, or any further consent or formality.

[Securities Account Pledge Agreement – Project Blossom]

14.10	Entire Agreement, Amendments

This Agreement and the matters referred to herein constitute the entire agreement between the Pledgor and Pledgee and supersede and cancel all prior representations, alleged warranties, statements, negotiations, drafts, undertakings, letters, acceptances, agreements, understandings, contracts and communications, whether oral or written, with respect to or in connection with the subject matter hereof. This Agreement may only be amended or changed by a written instrument signed by or on behalf of all parties having obtained the requisite approval, if any, under the provisions of the Debt Documents.

14.11	Execution

This Agreement may be executed by way of exchange of correspondence between the Pledgor and the Pledgee or outside of Italy.

15.	GOVERNING LAW AND JURISDICTION
15.1.1	This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of Luxembourg.
15.1.2

Each party hereto hereby agrees for the benefit of the other parties that the courts of Luxembourg, judicial district of Luxembourg-City, are to have the exclusive jurisdiction to settle any claims, disputes or matters (the Proceedings) arising out of or in connection with this Agreement (including a dispute relating to any non-contractual obligations arising out of or in connection with it) and that accordingly any suit, action or proceeding arising out of or in connection with this Agreement (including any Proceedings relating to any non-contractual obligations arising out of or in connection with this Agreement) may be brought in such courts.

[Securities Account Pledge Agreement – Project Blossom]

SCHEDULE A

FORM OF NOTICE OF PLEDGE AND BLOCKING NOTICE

To:	[***]

[***]

Attention: [***]

Cc:Intesa Sanpaolo S.p.A.

[***]

Attention: [***]

[***] 2025

BY REGISTERED MAIL WITH ACKNOWLEDGEMENT OF RECEIPT

Ladies and Gentlemen,

Re.: notice of pledge and blocking notice (the Notice) in respect of a securities account pledge agreement

We refer to the account with number [***] and maintained by us in your books (the Account).

We hereby give you notice that pursuant to a securities account pledge agreement dated [***] 2025 (the Pledge Agreement), we have pledged in favour of Intesa Sanpaolo S.p.A. (the Pledgee) the Securities Collateral (hereinafter as defined in the Pledge Agreement).

We request irrevocably that you block the Account as of the date of receipt of this Notice so that we will not be entitled to withdraw or otherwise transfer any Securities Collateral standing from time to time in the Account until the Pledgee instructs you in writing to release the Account.

We further request you to waive, subordinate or release any right of pledge, right of set-off, lien, right of retention, right of combination of accounts or any similar right and any defences you may have against us or the Account, whether arising by way of contract, general terms and conditions or by operation of law.

We would like to invite you to accept and acknowledge the creation of the pledge over the Account by signing the acknowledgement attached hereto.

Bank statements relating to the Account shall be provided to the Pledgee upon the Pledgee's first demand. In this context, we formally authorise you to promptly provide to the Pledgee, upon request, from time to time, any information concerning the Account, the Securities Collateral and the transactions effected therewith during the term of the Pledge Agreement. We therefore release you from your professional secrecy obligation for any information transmitted in accordance with the Pledge Agreement to the Pledgee and more generally, of any liability with regard to any damages whatsoever which you may incur owing to the transmission of such information.

Terms defined in the Pledge Agreement (including those definitions incorporated by reference to another document) shall have the same meanings when used herein. We attach a copy of the Pledge Agreement for your reference.

We kindly ask you to return the attached acknowledgement form, duly executed, to our above address, with a copy to the Pledgee.

Kind regards,

The Pledgor

BENDING SPOONS HOLDINGS S.P.A.

Name:
Title:

SCHEDULE B

FORM OF ACKNOWLEDGEMENT OF PLEDGE AND BLOCKING CONFIRMATION

[ON THE LETTERHEAD OF THE ACCOUNT BANK]

To:Bending Spoons Holdings S.p.A.

[***]

Attention: [***]

(hereinafter the Pledgor)

Cc:Intesa Sanpaolo S.p.A.

[***]

Attention: [***]

(hereinafter the Pledgee)

[***] 2025

Ladies and Gentlemen,

Re: Acknowledgment of pledge following a notice of pledge and blocking notice relating to a securities account pledge agreement

At the request of the Pledgor, we confirm and agree that:

We (the Luxembourg Account Bank) have received a notice concerning the creation of a pledge (the Notice) in favour of Intesa Sanpaolo S.p.A. as pledgee (the Pledgee) over all of the Pledgor’s claims with respect to all Securities recorded and credit balances from time to time in account number [***] (the Pledged Account), together with a copy, for information purpose only, of the Luxembourg law governed securities account pledge agreement dated [***] 2025 creating a first ranking pledge in favor of the Pledgee (the Securities Account Pledge Agreement);

We waive particularly for the benefit of the Pledgee during the Secured Period (as defined in the Securities Account Pledge Agreement) and until the release of the security over the Pledged Account, any present and future security interest, right of set-off or right of retention over the Pledged Account in our favor, except that we may set-off against any cash held in any cash account of the Pledgor in our books, all amounts due to us in respect of any services provided by the Luxembourg Account Bank to the Pledgor or in respect of our customary fees and expenses for the routine maintenance and operation of the Pledged Account;

We have not previously received any other notice of pledge, charge, assignment or other in respect of the Pledged Account; and

We shall have only the duties and responsibilities expressly set forth in writing herein and in our standard account documentation and terms and conditions as in effect from time to time, all of which shall apply to the Pledged Account to the extent not inconsistent with the terms of the present acknowledgement and, for the avoidance of doubt, we would like to point out that we thus have no obligation of any kind to provide information, to control or monitor the Account other than in accordance with the terms set forth in this acknowledgement, and, in particular, we shall have no obligation of any kind to check if a Default, an Event of Default, an Enforcement or Enforcement Event (as defined in the Securities Account Pledge Agreement) has occurred and/or is continuing.

This acknowledgement does not imply any obligation of the Luxembourg Account Bank to guarantee any obligations of the Pledgor towards the Pledgee or the Pledgee to the Pledgor.

Any transfer, realizations or enforcement that the Luxembourg Account Bank may conduct in favor of or on behalf of the Pledgee shall in any event be limited to the value of the securities and credit balances of the Pledged Account on the date of any transfer, realization or enforcement, as the case may be.

All reasonable and duly documented costs and expenses (including, without limitation, legal fees) incurred by the Luxembourg Account Bank in the lawful exercise of the powers and rights hereby conferred shall be payable by the Pledgor.

We expressly acknowledge that we shall not be liable for any loss or damage arising in connection with the exercise of any of our rights, powers and discretion hereunder save for liabilities and expenses arising from our fraud, gross negligence or willful misconduct.

We expressly acknowledge that in accordance with Clause 4.1 (Operation) of the Securities Account Pledge Agreement, the Pledgor shall not be entitled to withdraw or otherwise transfer any Securities Collateral standing from time to time to the credit balance of the Pledged Account, unless with the prior written agreement of the Pledgee.

Nevertheless, before using its power of instruction on the Pledged Account, the Pledgee shall provide us upon written request by the Account Bank, with the following information:

–a list of the names of the signatories authorized to manage and operate the Pledged Account on behalf of the Pledgee;

–	a certified copy of the identity card of each such signatory;

–	a specimen signature of each such signatory; and,

–	the type of regime applicable to signatures (individual or collective).

In case of any change in relation to the authorized signatories of the Pledgee, the Pledgee shall inform us without delay of the newly authorized signatories and send us certified copies of their identities.

We hereby confirm that the Pledged Account has been blocked in accordance with the Notice.

We expressly acknowledge that, following the release of the Pledge in accordance with the Securities Account Pledge Agreement and upon a receipt of a written notification from the Pledgee, instructing us to unblock the Pledged Account and informing us of such release of the Pledge, we shall without undue delay unblock the Pledged Account and acknowledge the release thereof. We shall be fully discharged vis-à-vis the Pledgor when acting upon such notifications and/or instructions of the Pledgee. Moreover, we shall be under no obligation to make any investigation or inquiry as to any written notification received from the Pledgee under this clause.

Any communication to the Luxembourg Account Bank shall be addressed at [***].

This Acknowledgement as well as the Pledge Agreement are governed by and shall be construed in accordance with Luxembourg law.

By signing hereunder, we hereby acknowledge the creation of the pledge over the Pledged Account and we accept to waive our first ranking right of pledge in respect of the Pledged Account.

Yours faithfully,

[***]
as Luxembourg Account Bank

Name:
Title:

Name:
Title:

* * *

Please acknowledge your agreement and acceptance of the proposal by signing and returning us the enclosed copy of this letter.

Yours faithfully

For and on behalf of
BENDING SPOONS OPERATIONS S.P.A.
as Company and Obligors’ Agent under the Senior Facilities Agreement

Name:

Title:

[Warhol Consent Request Letter - signature page]

For and on behalf of
BENDING SPOONS OPERATIONS S.P.A.
as Company and Obligors’ Agent under the Senior Facilities Agreement

Name:

Title: “

[Warhol Consent Request Letter - signature page]

* * * * *

We hereby confirm that Majority Lenders’ and Super Majority Lenders’ approvals have been obtained to the Consent Requests, and accordingly the related consents under the terms of the Senior Facilities Agreement are deemed made with effect from the Effective Date:

We hereby confirm our full, irrevocable and unconditional acceptance of the Proposal.

The Agent

For and on behalf of

INTESA SANPAOLO S.P.A

as Agent acting on the instructions of the Majority Lenders and the Super Majority Lenders in accordance with the Senior Facilities Agreement

Francesco Baietti		Corrado Spotti

By:	/s/ FRANCESCO BAIETTI	By:	/s/ CORRADO SPOTTI

Title:	AUTHORIZED SIGNATORY	Title:	AUTHORIZED SIGNATORY
Date:	16 May 2025	Date:	16 May 2025

[Warhol Consent Request letter - signature page]

To:

Intesa Sanpaolo S.p.A.

Largo Mattioli 3

20121 Milan

Italy

Banca Nazionale del Lavoro S.p.A.

Piazza Lino Bo Bardi 3

20124 Milan

Italy

Mizuho Bank Europe N.V.

1271 Avenue of the Americas,

New York, NY 10020

United States

Crédit Agricole Corporate and Investment Bank, Milan Branch

Piazza Cavour 2

20121 Milan

Italy

Wells Fargo Bank International UC

2 Harbourmaster Place

Dublin 1, D01 X5P3

Irland

Barclays Bank Ireland PLC

One Molesworth Street,

Dublin 2, D02 RF29

Ireland

Bank of America Europe DAC

2 King Edward St

London EC1A 1HQ

United Kingdom

Société Générale, Milan Branch

Via Olona 2

20123 Milan

Italy

Citibank Europe plc

Prosta 36 Street

00-838 Warsaw

Poland

Intesa Sanpaolo S.p.A.

Largo Mattioli 3

20121 Milan

Italy

18 June 2025

Project Warhol – Additional Facility Notice

Dear Sirs,

Following our recent negotiations, we hereby propose and offer to you to enter into the following additional facility notice.

* * *

[Remainder of the page intentionally left blank]

Additional Facility Notice

From:	Bending Spoons Operations S.p.A. as Obligors’ Agent

Via Nino Bonnet 10

20154 Milan

Italy

To:The Additional Revolving Facility Lenders as listed in Schedule 1

Intesa Sanpaolo S.p.A. as Agent and Security Agent

Largo Mattioli 3

20121 Milan

Italy

Dated: 18 June 2025

Dear Sirs,

Project Warhol – Facilities Agreement originally entered into on 30 July 2024 by and between, among others, Bending Spoons Operations S.p.A., as, among others, Company, Intesa Sanpaolo S.p.A., as, among others, Agent, Security Agent and Arranger, and Banco BPM S.p.A. and BNP Paribas Italian Branch, as, among others, Arrangers (as amended, the “Facilities Agreement”).

1.

We refer to the Facilities Agreement. This is an Additional Facility Notice in respect of Additional Facility Commitments in the aggregate amount of EUR 295,000,000 made by the Additional Revolving Facility Lenders, which shall be established as an Additional Facility to be made available pursuant to the terms of this Additional Facility Notice and the Facilities Agreement and intended as an increase in the Original Revolving Facility from (and including) the Additional Facility Commencement Date (as defined below), as permitted by paragraph (a) of clause 2.5 of the Facilities Agreement (the “Additional Revolving Facility”). Terms defined in the Facilities Agreement have the same meaning in this Additional Facility Notice, unless given a different meaning hereunder. The Additional Revolving Facility Lenders have agreed to provide the Additional Revolving Facility on the terms set forth below.

2.	We wish to establish the Additional Revolving Facility on the following terms and otherwise on the same terms applicable to the Original Revolving Facility:

(a)	Borrower: Bending Spoons Operations S.p.A..

(b)	Amount: EUR 295,000,000.

(c)	Additional Revolving Facility Lender(s): As provided in Schedule 1.

(d)	Additional Revolving Facility Lender Commitment(s): As provided in Schedule 1.

(e)	Currency: EUR.

(f)	Additional Facility Commencement Date: 18 June 2025.

(g)	Fees: As indicated in the separate Fee Letters.

3.

We confirm for and on behalf of each Obligor as Obligor’s Agent that the Repeating Representations are deemed to be made by each Obligor (by reference to the facts and circumstances then existing) on the date of this Additional Facility Notice and references to “this Agreement” in the Repeating Representations should be construed as references to this

1

Additional Facility Notice and the Facilities Agreement, as amended pursuant to this Additional Facility Notice.

4.The Company confirms, on behalf of itself and each other Obligor as Obligors’ Agent, with effect from (and including) the Additional Facility Commencement Date, that the guarantees and indemnities set out in clause 23 (Guarantee and Indemnity) of the Facilities Agreement shall:

(a)	continue to apply in full force and effect in respect of the obligations of each Obligor under the Finance Documents, notwithstanding amendments contemplated by this Additional Facility Notice; and
(b)	extend to all new liabilities and obligations of any Obligor under the Finance Documents arising from the amendments and/or extensions and/or increases effected by this Additional Facility Notice,

subject to the guarantee limitations set out in clause 23 (Guarantee and Indemnity) of the Facilities Agreement, and any guarantee limitations set out in any Accession Deeds.

The Company will procure, following the Additional Facility Commencement Date and, in any case, within 20 Business Days of such date (the “Security Confirmation Date”):

(a)that the Parent, as pledgor, will execute an Italian law deed of confirmation and extension (the “Confirmation and Extension Agreement”) of the Security created pursuant to the Italian law limited recourse third party pledge over the shares representing 100 per cent. of the corporate capital of the Company held by the Parent (the “Shares”), as may have been confirmed and extended from time, provided that the Confirmation and Extension Agreement shall not be required to the extent the Shares are dematerialized, pursuant to art. 83-bis, paragraph 3, and ff. of the Italian legislative decree no. 58/1998, transferred and deposited by the Parent into a securities account opened by the Parent with an account bank located in Luxembourg which is subject to Transaction Security in accordance with the terms of the other Finance Documents on or prior to the Security Confirmation Date;

(b)that Bending Spoons US Inc. and the other relevant grantors will execute a New York law-governed agreement reaffirming the grant of security interests under the New York law-governed US Security Agreement dated 24 December 2024 by and among the Security Agent and the grantors party thereto, as may have been confirmed and extended from time to time; and

(c)that simultaneous with the provision of (a) and (b), the Company shall ensure that the Agent is provided customary legal opinions (as to capacity and enforceability) in a form satisfactory to the Agent in relation to the execution of the relevant abovementioned agreements.

5.The Company (on behalf of itself and each other Obligor as Obligors’ Agent) confirms that, with effect from (and including) the Additional Facility Commencement Date, the security created by the Transaction Security Documents (as confirmed and/or extended, as the case may be, from time to time) to which the Company or that Obligor is a party shall:

(a)	continue to remain in full force and effect in respect of the obligations of each Obligor under the Finance Documents; and
(b)	continue to secure the Secured Obligations (as defined in the Intercreditor Agreement or the relevant Transaction Security Documents to which it is a party) under the Finance

2

Documents as amended by this Additional Facility Notice (including, but not limited to, under the Facilities Agreement).

6.The Company confirms that each of the applicable conditions in clause 2.5 (Additional Facilities) of the Facilities Agreement are met as at the date of this Additional Facility Notice and that this Additional Facility Notice is delivered pursuant thereto and in accordance therewith.

7.The Company undertakes to supply (or procure the supply of), as soon as reasonably practicable upon the request of the relevant Additional Revolving Facility Lender, such documentation and other evidence reasonably requested by such Additional Revolving Facility Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks it is required to comply with under all applicable laws and regulations pursuant to the transaction contemplated by this Additional Facility Notice (the “KYC Regulations”) if:

(i)	the introduction of any change in (or in the interpretation, administration or application of) any of the KYC Regulations made after the date the Commitment Letter was signed; or
(ii)

any change in the status of an Obligor (or a Holding Company of an Obligor) or the composition of the sahreholders of an Obligor (or of a Holding Company of an Obligor) after the date the Commitment Letter is signed, obliges the relevant Additional Revolving Facility Lender to comply with “know your customer” or similar identification prcoedures in circumstances where the necessary information is not already available to it.

8.For the avoidance of doubt, this Additional Facility Notice shall not constitute or be construed as any form of novation, amendment, extension, release, replacement, restatement, supplement, modification or renewal of, and shall have no novative effect (effetto novativo) on, any Transaction Security Document.

9.By signing this Additional Facility Notice, each Additional Revolving Facility Lender, in respect of the abovementioned Additional Revolving Facility, agrees to make available its Commitment in that Additional Revolving Facility in the aggregate amount set out under Schedule 1.

10.This Additional Facility Notice and any non-contractual obligations arising out of or in connection with it are governed by English law.

11.Terms which are used in this Additional Facility Notice which are not defined in this Additional Facility Notice but are defined in the Facilities Agreement shall have the meaning given to those terms in the Facilities Agreement.

12.This Additional Facility Notice has been entered into on the date stated above and is executed as a deed by each person to become an Additional Revolving Facility Lender in respect of the abovementioned Additional Revolving Facility.

13.It is intended that this Additional Facility Notice takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.

3

SCHEDULE 1

Additional Revolving Facility Lenders and their Commitments

Additional Revolving Facility Lenders	Additional Revolving Facility Lender’s Commitment (in EUR)
Intesa Sanpaolo S.p.A.	EUR 50,000,000.00
Banca Nazionale del Lavoro S.p.A.	EUR 50,000,000.00
Mizuho Bank Europe N.V.	EUR 10,000,000.00
Crédit Agricole Corporate and Investment Bank, Milan Branch	EUR 25,000,000.00
Wells Fargo Bank International UC	EUR 20,000,000.00
Barclays Bank Ireland PLC	EUR 40,000,000.00
Bank of America Europe DAC	EUR 40,000,000.00
Société Générale, Milan Branch	EUR 40,000,000.00
Citibank Europe plc	EUR 20,000,000.00
Total	EUR 295,000,000.00

4

* * *

If you agree that the foregoing proposal represents an accurate and fair reproduction of our understandings, please reproduce a copy of this proposal in a separate letter and return to us such copy signed by your authorized representatives as evidence of your acceptance.

Yours sincerely,

BENDING SPOONS OPERATIONS S.P.A.
as Obligors’ Agent

By:	/s/ Davide Giorgio Andrea Scarpazza

Name:	Davide Giorgio Andrea Scarpazza

Title:	Legal Representative

[Project Warhol – Signature page to the Additional Facility Notice]

To:

Bending Spoons Operations S.p.A.

Via Nino Bonnet 10

20154 Milan

Italy

Copy to:

Banca Nazionale del Lavoro S.p.A.

Piazza Lino Bo Bardi 3

20124 Milan

Italy

Mizuho Bank Europe N.V.

1271 Avenue of the Americas,

New York, NY 10020

United States

Crédit Agricole Corporate and Investment Bank, Milan Branch

Piazza Cavour 2

20121 Milan

Italy

Wells Fargo Bank International UC

2 Harbourmaster Place

Dublin 1, D01 X5P3

Irland

Barclays Bank Ireland PLC

One Molesworth Street,

Dublin 2, D02 RF29

Ireland

Bank of America Europe DAC

2 King Edward St

London EC1A 1HQ

United Kingdom

Société Générale, Milan Branch

Via Olona 2

20123 Milan

Italy

Citibank Europe plc

Prosta 36 Street

00-838 Warsaw

Poland

Intesa Sanpaolo S.p.A.

Largo Mattioli 3

20121 Milan

Italy

18 June 2025

Project Warhol – Additional Facility Notice

Dear Sirs,

We acknowledge receipt of your letter dated as of today’s date, the content of which we reproduce in full below in full acceptance.

* * *

[Remainder of the page intentionally left blank]

“To:

Intesa Sanpaolo S.p.A.

Largo Mattioli 3

20121 Milan

Italy

Banca Nazionale del Lavoro S.p.A.

Piazza Lino Bo Bardi 3

20124 Milan

Italy

Mizuho Bank Europe N.V.

1271 Avenue of the Americas,

New York, NY 10020

United States

Crédit Agricole Corporate and Investment Bank, Milan Branch

Piazza Cavour 2

20121 Milan

Italy

Wells Fargo Bank International UC

2 Harbourmaster Place

Dublin 1, D01 X5P3

Irland

Barclays Bank Ireland PLC

One Molesworth Street,

Dublin 2, D02 RF29

Ireland

Bank of America Europe DAC

2 King Edward St

London EC1A 1HQ

United Kingdom

Société Générale, Milan Branch

Via Olona 2

20123 Milan

Italy

Citibank Europe plc

Prosta 36 Street

00-838 Warsaw

Poland

Intesa Sanpaolo S.p.A.

Largo Mattioli 3

20121 Milan

Italy

18 June 2025

Project Warhol – Additional Facility Notice

Dear Sirs,

Following our recent negotiations, we hereby propose and offer to you to enter into the following additional facility notice.

* * *

[Remainder of the page intentionally left blank]

Additional Facility Notice

From:	Bending Spoons Operations S.p.A. as Obligors’ Agent

Via Nino Bonnet 10

20154 Milan

Italy

To:The Additional Revolving Facility Lenders as listed in Schedule 1

Intesa Sanpaolo S.p.A. as Agent and Security Agent

Largo Mattioli 3

20121 Milan

Italy

Dated: 18 June 2025

Dear Sirs,

Project Warhol – Facilities Agreement originally entered into on 30 July 2024 by and between, among others, Bending Spoons Operations S.p.A., as, among others, Company, Intesa Sanpaolo S.p.A., as, among others, Agent, Security Agent and Arranger, and Banco BPM S.p.A. and BNP Paribas Italian Branch, as, among others, Arrangers (as amended, the “Facilities Agreement”).

1.

We refer to the Facilities Agreement. This is an Additional Facility Notice in respect of Additional Facility Commitments in the aggregate amount of EUR 295,000,000 made by the Additional Revolving Facility Lenders, which shall be established as an Additional Facility to be made available pursuant to the terms of this Additional Facility Notice and the Facilities Agreement and intended as an increase in the Original Revolving Facility from (and including) the Additional Facility Commencement Date (as defined below), as permitted by paragraph (a) of clause 2.5 of the Facilities Agreement (the “Additional Revolving Facility”). Terms defined in the Facilities Agreement have the same meaning in this Additional Facility Notice, unless given a different meaning hereunder. The Additional Revolving Facility Lenders have agreed to provide the Additional Revolving Facility on the terms set forth below.

2.	We wish to establish the Additional Revolving Facility on the following terms and otherwise on the same terms applicable to the Original Revolving Facility:

(a)	Borrower: Bending Spoons Operations S.p.A..

(b)	Amount: EUR 295,000,000.

(c)	Additional Revolving Facility Lender(s): As provided in Schedule 1.

(d)	Additional Revolving Facility Lender Commitment(s): As provided in Schedule 1.

(e)	Currency: EUR.

(f)	Additional Facility Commencement Date: 18 June 2025.

(g)	Fees: As indicated in the separate Fee Letters.

3.

We confirm for and on behalf of each Obligor as Obligor’s Agent that the Repeating Representations are deemed to be made by each Obligor (by reference to the facts and circumstances then existing) on the date of this Additional Facility Notice and references to “this Agreement” in the Repeating Representations should be construed as references to this

1

Additional Facility Notice and the Facilities Agreement, as amended pursuant to this Additional Facility Notice.

4.The Company confirms, on behalf of itself and each other Obligor as Obligors’ Agent, with effect from (and including) the Additional Facility Commencement Date, that the guarantees and indemnities set out in clause 23 (Guarantee and Indemnity) of the Facilities Agreement shall:

(a)	continue to apply in full force and effect in respect of the obligations of each Obligor under the Finance Documents, notwithstanding amendments contemplated by this Additional Facility Notice; and

(b)	extend to all new liabilities and obligations of any Obligor under the Finance Documents arising from the amendments and/or extensions and/or increases effected by this Additional Facility Notice,

subject to the guarantee limitations set out in clause 23 (Guarantee and Indemnity) of the Facilities Agreement, and any guarantee limitations set out in any Accession Deeds.

The Company will procure, following the Additional Facility Commencement Date and, in any case, within 20 Business Days of such date (the “Security Confirmation Date”):

(a)that the Parent, as pledgor, will execute an Italian law deed of confirmation and extension (the “Confirmation and Extension Agreement”) of the Security created pursuant to the Italian law limited recourse third party pledge over the shares representing 100 per cent. of the corporate capital of the Company held by the Parent (the “Shares”), as may have been confirmed and extended from time, provided that the Confirmation and Extension Agreement shall not be required to the extent the Shares are dematerialized, pursuant to art. 83-bis, paragraph 3, and ff. of the Italian legislative decree no. 58/1998, transferred and deposited by the Parent into a securities account opened by the Parent with an account bank located in Luxembourg which is subject to Transaction Security in accordance with the terms of the other Finance Documents on or prior to the Security Confirmation Date;

(b)that Bending Spoons US Inc. and the other relevant grantors will execute a New York law-governed agreement reaffirming the grant of security interests under the New York law-governed US Security Agreement dated 24 December 2024 by and among the Security Agent and the grantors party thereto, as may have been confirmed and extended from time to time; and

(c)that simultaneous with the provision of (a) and (b), the Company shall ensure that the Agent is provided customary legal opinions (as to capacity and enforceability) in a form satisfactory to the Agent in relation to the execution of the relevant abovementioned agreements.

5.The Company (on behalf of itself and each other Obligor as Obligors’ Agent) confirms that, with effect from (and including) the Additional Facility Commencement Date, the security created by the Transaction Security Documents (as confirmed and/or extended, as the case may be, from time to time) to which the Company or that Obligor is a party shall:

(a)	continue to remain in full force and effect in respect of the obligations of each Obligor under the Finance Documents; and

(b)	continue to secure the Secured Obligations (as defined in the Intercreditor Agreement or the relevant Transaction Security Documents to which it is a party) under the Finance

2

Documents as amended by this Additional Facility Notice (including, but not limited to, under the Facilities Agreement).

6.The Company confirms that each of the applicable conditions in clause 2.5 (Additional Facilities) of the Facilities Agreement are met as at the date of this Additional Facility Notice and that this Additional Facility Notice is delivered pursuant thereto and in accordance therewith.

7.The Company undertakes to supply (or procure the supply of), as soon as reasonably practicable upon the request of the relevant Additional Revolving Facility Lender, such documentation and other evidence reasonably requested by such Additional Revolving Facility Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks it is required to comply with under all applicable laws and regulations pursuant to the transaction contemplated by this Additional Facility Notice (the “KYC Regulations”) if:

(i)	the introduction of any change in (or in the interpretation, administration or application of) any of the KYC Regulations made after the date the Commitment Letter was signed; or

(ii)

any change in the status of an Obligor (or a Holding Company of an Obligor) or the composition of the sahreholders of an Obligor (or of a Holding Company of an Obligor) after the date the Commitment Letter is signed, obliges the relevant Additional Revolving Facility Lender to comply with “know your customer” or similar identification prcoedures in circumstances where the necessary information is not already available to it.

8.For the avoidance of doubt, this Additional Facility Notice shall not constitute or be construed as any form of novation, amendment, extension, release, replacement, restatement, supplement, modification or renewal of, and shall have no novative effect (effetto novativo) on, any Transaction Security Document.

9.By signing this Additional Facility Notice, each Additional Revolving Facility Lender, in respect of the abovementioned Additional Revolving Facility, agrees to make available its Commitment in that Additional Revolving Facility in the aggregate amount set out under Schedule 1.

10.This Additional Facility Notice and any non-contractual obligations arising out of or in connection with it are governed by English law.

11.Terms which are used in this Additional Facility Notice which are not defined in this Additional Facility Notice but are defined in the Facilities Agreement shall have the meaning given to those terms in the Facilities Agreement.

12.This Additional Facility Notice has been entered into on the date stated above and is executed as a deed by each person to become an Additional Revolving Facility Lender in respect of the abovementioned Additional Revolving Facility.

13.It is intended that this Additional Facility Notice takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.

3

SCHEDULE 1

Additional Revolving Facility Lenders and their Commitments

Additional Revolving Facility Lenders	Additional Revolving Facility Lender’s Commitment (in EUR)
Intesa Sanpaolo S.p.A.	EUR 50,000,000.00
Banca Nazionale del Lavoro S.p.A.	EUR 50,000,000.00
Mizuho Bank Europe N.V.	EUR 10,000,000.00
Crédit Agricole Corporate and Investment Bank, Milan Branch	EUR 25,000,000.00
Wells Fargo Bank International UC	EUR 20,000,000.00
Barclays Bank Ireland PLC	EUR 40,000,000.00
Bank of America Europe DAC	EUR 40,000,000.00
Société Générale, Milan Branch	EUR 40,000,000.00
Citibank Europe plc	EUR 20,000,000.00
Total	EUR 295,000,000.00

4

* * *

If you agree that the foregoing proposal represents an accurate and fair reproduction of our understandings, please reproduce a copy of this proposal in a separate letter and return to us such copy signed by your authorized representatives as evidence of your acceptance.

Yours sincerely,

BENDING SPOONS OPERATIONS S.P.A.
as Obligors’ Agent

By:

Name:

Title:”

[Project Warhol – Signature page to the Additional Facility Notice]

* * *

We hereby accept your proposal above.

INTESA SANPAOLO S.P.A.

as Agent

By:	/s/ Danilo Dell’Oglio
Name:	DANILO DELL’OGLIO
Title:	ATTORNEY

By:	/s/ Francesco Baietti
Name:	FRANCESCO BAIETTI
Title:	ATTORNEY

[Warhol – Signature Page to the Additional Facility Notice]

To:

Banco BPM S.p.A.

Piazza F. Meda 4

20121 Milan

Italy

Intesa Sanpaolo S.p.A.

Largo Mattioli 3

20121 Milan

Italy

23 June 2025

Project Warhol – Additional Facility Notice

Dear Sirs,

Following our recent negotiations, we hereby propose and offer to you to enter into the following additional facility notice.

* * *

[Remainder of the page intentionally left blank]

Additional Facility Notice

From:	Bending Spoons Operations S.p.A. as Obligors’ Agent

Via Nino Bonnet 10

20154 Milan

Italy

To:The Additional Revolving Facility Lender as listed in Schedule 1

Intesa Sanpaolo S.p.A. as Agent and Security Agent

Largo Mattioli 3

20121 Milan

Italy

Dated: 23 June 2025

Dear Sirs,

Project Warhol – Facilities Agreement originally entered into on 30 July 2024 by and between, among others, Bending Spoons Operations S.p.A., as, among others, Company, Intesa Sanpaolo S.p.A., as, among others, Agent, Security Agent and Arranger, and Banco BPM S.p.A. and BNP Paribas Italian Branch, as, among others, Arrangers (as amended, the “Facilities Agreement”).

1.

We refer to the Facilities Agreement. This is an Additional Facility Notice in respect of Additional Facility Commitment in the aggregate amount of EUR 50,000,000 made by the Additional Revolving Facility Lender, which shall be established as an Additional Facility to be made available pursuant to the terms of this Additional Facility Notice and the Facilities Agreement and intended as an increase in the Original Revolving Facility from (and including) the Additional Facility Commencement Date (as defined below), as permitted by paragraph (a) of clause 2.5 of the Facilities Agreement (the “Additional Revolving Facility”). Terms defined in the Facilities Agreement have the same meaning in this Additional Facility Notice, unless given a different meaning hereunder. The Additional Revolving Facility Lender has agreed to provide the Additional Revolving Facility on the terms set forth below.

2.	We wish to establish the Additional Revolving Facility on the following terms and otherwise on the same terms applicable to the Original Revolving Facility:

(a)	Borrower: Bending Spoons Operations S.p.A..

(b)	Amount: EUR 50,000,000.

(c)	Additional Revolving Facility Lender: As provided in Schedule 1.

(d)	Additional Revolving Facility Lender Commitment: As provided in Schedule 1.

(e)	Currency: EUR.

(f)	Additional Facility Commencement Date: 23 June 2025.

(g)	Fees: As indicated in the separate Fee Letter.

3.

We confirm for and on behalf of each Obligor as Obligor’s Agent that the Repeating Representations are deemed to be made by each Obligor (by reference to the facts and circumstances then existing) on the date of this Additional Facility Notice and references to “this Agreement” in the Repeating Representations should be construed as references to this

1

Additional Facility Notice and the Facilities Agreement, as amended pursuant to this Additional Facility Notice.

4.

The Company confirms, on behalf of itself and each other Obligor as Obligors’ Agent, with effect from (and including) the Additional Facility Commencement Date, that the guarantees and indemnities set out in clause 23 (Guarantee and Indemnity) of the Facilities Agreement shall:

(a)	continue to apply in full force and effect in respect of the obligations of each Obligor under the Finance Documents, notwithstanding amendments contemplated by this Additional Facility Notice; and

(b)	extend to all new liabilities and obligations of any Obligor under the Finance Documents arising from the amendments and/or extensions and/or increases effected by this Additional Facility Notice,

subject to the guarantee limitations set out in clause 23 (Guarantee and Indemnity) of the Facilities Agreement, and any guarantee limitations set out in any Accession Deeds.

The Company will procure, following the Additional Facility Commencement Date and, in any case, within 20 Business Days of such date (the “Security Confirmation Date”):

(a)that Bending Spoons US Inc. and the other relevant grantors will execute a New York law-governed agreement reaffirming the grant of security interests under the New York law-governed US Security Agreement dated 24 December 2024 by and among the Security Agent and the grantors party thereto, as may have been confirmed and extended from time to time; and

(b)that simultaneous with the provision of (a), the Company shall ensure that the Agent is provided customary legal opinions (as to capacity and enforceability) in a form satisfactory to the Agent in relation to the execution of the relevant abovementioned agreement.

5.

The Company (on behalf of itself and each other Obligor as Obligors’ Agent) confirms that, with effect from (and including) the Additional Facility Commencement Date, the security created by the Transaction Security Documents (as confirmed and/or extended, as the case may be, from time to time) to which the Company or that Obligor is a party shall:

(a)continue to remain in full force and effect in respect of the obligations of each Obligor under the Finance Documents; and

(b)continue to secure the Secured Obligations (as defined in the Intercreditor Agreement or the relevant Transaction Security Documents to which it is a party) under the Finance Documents as amended by this Additional Facility Notice (including, but not limited to, under the Facilities Agreement).

6.

The Company confirms that each of the applicable conditions in clause 2.5 (Additional Facilities) of the Facilities Agreement are met as at the date of this Additional Facility Notice and that this Additional Facility Notice is delivered pursuant thereto and in accordance therewith.

7.

The Company undertakes to supply (or procure the supply of), as soon as reasonably practicable upon the request of the Additional Revolving Facility Lender, such documentation and other evidence reasonably requested by the Additional Revolving Facility Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar

2

checks it is required to comply with under all applicable laws and regulations pursuant to the transaction contemplated by this Additional Facility Notice (the “KYC Regulations”) if:

(i)	the introduction of any change in (or in the interpretation, administration or application of) any of the KYC Regulations made after the date the Commitment Letter was signed; or

(ii)

any change in the status of an Obligor (or a Holding Company of an Obligor) or the composition of the sahreholders of an Obligor (or of a Holding Company of an Obligor) after the date the Commitment Letter is signed, obliges the relevant Additional Revolving Facility Lender to comply with “know your customer” or similar identification prcoedures in circumstances where the necessary information is not already available to it.

8.

For the avoidance of doubt, this Additional Facility Notice shall not constitute or be construed as any form of novation, amendment, extension, release, replacement, restatement, supplement, modification or renewal of, and shall have no novative effect (effetto novativo) on, any Transaction Security Document.

9.

By signing this Additional Facility Notice, the Additional Revolving Facility Lender, in respect of the abovementioned Additional Revolving Facility, agrees to make available its Commitment in that Additional Revolving Facility in the aggregate amount set out under Schedule 1.

10.	This Additional Facility Notice and any non-contractual obligations arising out of or in connection with it are governed by English law.

11.

Terms which are used in this Additional Facility Notice which are not defined in this Additional Facility Notice but are defined in the Facilities Agreement shall have the meaning given to those terms in the Facilities Agreement.

12.

This Additional Facility Notice has been entered into on the date stated above and is executed as a deed by each person to become an Additional Revolving Facility Lender in respect of the abovementioned Additional Revolving Facility.

13.	It is intended that this Additional Facility Notice takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.

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SCHEDULE 1

Additional Revolving Facility Lender and its Commitment

Additional Revolving Facility Lender	Additional Revolving Facility Lender’s Commitment (in EUR)
Banco BPM S.p.A.	EUR 50,000,000.00
Total	EUR 50,000,000.00

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* * *

If you agree that the foregoing proposal represents an accurate and fair reproduction of our understandings, please reproduce a copy of this proposal in a separate letter and return to us such copy signed by your authorized representatives as evidence of your acceptance.

Yours sincerely,

BENDING SPOONS OPERATIONS S.P.A.
as Obligors’ Agent

By:	/s/ Davide Giorgio Andrea Scarpazza

Name:	Davide Giorgio Andrea Scarpazza

Title:	Legal Representative

[Project Warhol – Signature page to the Additional Facility Notice]

To:

Bending Spoons Operations S.p.A.

Via Nino Bonnet 10

20154 Milan

Italy

Copy to:

Banco BPM S.p.A.

Piazza F. Meda 4

20121 Milan

Italy

23 June 2025

Project Warhol – Additional Facility Notice

Dear Sirs,

We acknowledge receipt of your letter dated as of today’s date, the content of which we reproduce in full below in full acceptance.

* * *

[Remainder of the page intentionally left blank]

“To:

Banco BPM S.p.A.

Piazza F. Meda 4

20121 Milan

Italy

Intesa Sanpaolo S.p.A.

Largo Mattioli 3

20121 Milan

Italy

23 June 2025

Project Warhol – Additional Facility Notice

Dear Sirs,

Following our recent negotiations, we hereby propose and offer to you to enter into the following additional facility notice.

* * *

[Remainder of the page intentionally left blank]

Additional Facility Notice

From:	Bending Spoons Operations S.p.A. as Obligors’ Agent

Via Nino Bonnet 10

20154 Milan

Italy

To:The Additional Revolving Facility Lender as listed in Schedule 1

Intesa Sanpaolo S.p.A. as Agent and Security Agent

Largo Mattioli 3

20121 Milan

Italy

Dated: 23 June 2025

Dear Sirs,

Project Warhol – Facilities Agreement originally entered into on 30 July 2024 by and between, among others, Bending Spoons Operations S.p.A., as, among others, Company, Intesa Sanpaolo S.p.A., as, among others, Agent, Security Agent and Arranger, and Banco BPM S.p.A. and BNP Paribas Italian Branch, as, among others, Arrangers (as amended, the “Facilities Agreement”).

1.

We refer to the Facilities Agreement. This is an Additional Facility Notice in respect of Additional Facility Commitment in the aggregate amount of EUR 50,000,000 made by the Additional Revolving Facility Lender, which shall be established as an Additional Facility to be made available pursuant to the terms of this Additional Facility Notice and the Facilities Agreement and intended as an increase in the Original Revolving Facility from (and including) the Additional Facility Commencement Date (as defined below), as permitted by paragraph (a) of clause 2.5 of the Facilities Agreement (the “Additional Revolving Facility”). Terms defined in the Facilities Agreement have the same meaning in this Additional Facility Notice, unless given a different meaning hereunder. The Additional Revolving Facility Lender has agreed to provide the Additional Revolving Facility on the terms set forth below.

2.	We wish to establish the Additional Revolving Facility on the following terms and otherwise on the same terms applicable to the Original Revolving Facility:

(a)	Borrower: Bending Spoons Operations S.p.A..

(b)	Amount: EUR 50,000,000.

(c)	Additional Revolving Facility Lender: As provided in Schedule 1.

(d)	Additional Revolving Facility Lender Commitment: As provided in Schedule 1.

(e)	Currency: EUR.

(f)	Additional Facility Commencement Date: 23 June 2025.

(g)	Fees: As indicated in the separate Fee Letter.

3.

We confirm for and on behalf of each Obligor as Obligor’s Agent that the Repeating Representations are deemed to be made by each Obligor (by reference to the facts and circumstances then existing) on the date of this Additional Facility Notice and references to “this Agreement” in the Repeating Representations should be construed as references to this

1

Additional Facility Notice and the Facilities Agreement, as amended pursuant to this Additional Facility Notice.

4.

The Company confirms, on behalf of itself and each other Obligor as Obligors’ Agent, with effect from (and including) the Additional Facility Commencement Date, that the guarantees and indemnities set out in clause 23 (Guarantee and Indemnity) of the Facilities Agreement shall:

(a)	continue to apply in full force and effect in respect of the obligations of each Obligor under the Finance Documents, notwithstanding amendments contemplated by this Additional Facility Notice; and

(b)	extend to all new liabilities and obligations of any Obligor under the Finance Documents arising from the amendments and/or extensions and/or increases effected by this Additional Facility Notice,

subject to the guarantee limitations set out in clause 23 (Guarantee and Indemnity) of the Facilities Agreement, and any guarantee limitations set out in any Accession Deeds.

The Company will procure, following the Additional Facility Commencement Date and, in any case, within 20 Business Days of such date (the “Security Confirmation Date”):

(a)that Bending Spoons US Inc. and the other relevant grantors will execute a New York law-governed agreement reaffirming the grant of security interests under the New York law-governed US Security Agreement dated 24 December 2024 by and among the Security Agent and the grantors party thereto, as may have been confirmed and extended from time to time; and

(b)that simultaneous with the provision of (a), the Company shall ensure that the Agent is provided customary legal opinions (as to capacity and enforceability) in a form satisfactory to the Agent in relation to the execution of the relevant abovementioned agreement.

5.

The Company (on behalf of itself and each other Obligor as Obligors’ Agent) confirms that, with effect from (and including) the Additional Facility Commencement Date, the security created by the Transaction Security Documents (as confirmed and/or extended, as the case may be, from time to time) to which the Company or that Obligor is a party shall:

(a)continue to remain in full force and effect in respect of the obligations of each Obligor under the Finance Documents; and

(b)continue to secure the Secured Obligations (as defined in the Intercreditor Agreement or the relevant Transaction Security Documents to which it is a party) under the Finance Documents as amended by this Additional Facility Notice (including, but not limited to, under the Facilities Agreement).

6.

The Company confirms that each of the applicable conditions in clause 2.5 (Additional Facilities) of the Facilities Agreement are met as at the date of this Additional Facility Notice and that this Additional Facility Notice is delivered pursuant thereto and in accordance therewith.

7.

The Company undertakes to supply (or procure the supply of), as soon as reasonably practicable upon the request of the Additional Revolving Facility Lender, such documentation and other evidence reasonably requested by the Additional Revolving Facility Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar

2

checks it is required to comply with under all applicable laws and regulations pursuant to the transaction contemplated by this Additional Facility Notice (the “KYC Regulations”) if:

(i)	the introduction of any change in (or in the interpretation, administration or application of) any of the KYC Regulations made after the date the Commitment Letter was signed; or

(ii)

any change in the status of an Obligor (or a Holding Company of an Obligor) or the composition of the sahreholders of an Obligor (or of a Holding Company of an Obligor) after the date the Commitment Letter is signed, obliges the relevant Additional Revolving Facility Lender to comply with “know your customer” or similar identification prcoedures in circumstances where the necessary information is not already available to it.

8.

For the avoidance of doubt, this Additional Facility Notice shall not constitute or be construed as any form of novation, amendment, extension, release, replacement, restatement, supplement, modification or renewal of, and shall have no novative effect (effetto novativo) on, any Transaction Security Document.

9.

By signing this Additional Facility Notice, the Additional Revolving Facility Lender, in respect of the abovementioned Additional Revolving Facility, agrees to make available its Commitment in that Additional Revolving Facility in the aggregate amount set out under Schedule 1.

10.	This Additional Facility Notice and any non-contractual obligations arising out of or in connection with it are governed by English law.

11.

Terms which are used in this Additional Facility Notice which are not defined in this Additional Facility Notice but are defined in the Facilities Agreement shall have the meaning given to those terms in the Facilities Agreement.

12.

This Additional Facility Notice has been entered into on the date stated above and is executed as a deed by each person to become an Additional Revolving Facility Lender in respect of the abovementioned Additional Revolving Facility.

13.	It is intended that this Additional Facility Notice takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.

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SCHEDULE 1

Additional Revolving Facility Lender and its Commitment

Additional Revolving Facility Lender	Additional Revolving Facility Lender’s Commitment (in EUR)
Banco BPM S.p.A.	EUR 50,000,000.00
Total	EUR 50,000,000.00

4

* * *

If you agree that the foregoing proposal represents an accurate and fair reproduction of our understandings, please reproduce a copy of this proposal in a separate letter and return to us such copy signed by your authorized representatives as evidence of your acceptance.

Yours sincerely,

BENDING SPOONS OPERATIONS S.P.A.
as Obligors’ Agent

By:

Name:

Title:”

[Project Warhol – Signature page to the Additional Facility Notice]

* * *

We hereby accept your proposal above.

INTESA SANPAOLO S.P.A.

as Agent

By:	/s/ Francesco Baietti
Name:	FRANCESCO BAIETTI
Title:	ATTORNEY

By:	/s/ Danilo Dell’Oglio
Name:	DANILO DELL’OGLIO
Title:	ATTORNEY

[Project Warhol-Signature page to the Additional Facility Notice]

Execution version

To:

Intesa Sanpaolo S.p.A.

Largo Mattioli 3

20121 Milan Italy

Attention: Andrea Caslini / Cristian Fava

(as Agent under the Senior Facilities Agreement (as defined below))

1 July 2025

Dear Sirs,

We refer to our recent discussions and set out below the terms of our proposal in respect of a Consent Request Letter.

* * *

Warhol – Senior Facilities Agreement – Consent Request Letter

A.	Introduction

We refer to the senior facilities agreement originally dated 30 July 2024 between, among others, Bending Spoons Operations S.p.A. (the “Company”) as, among others, company, original borrower and original guarantor, and Intesa Sanpaolo S.p.A. (the “Agent”) as, among others, agent and security agent (as amended, novated, supplemented, extended, varied and/or amended and restated from time to time, including by virtue of (i) an amendment agreement dated 10 December 2024 between, among others, the Company and the Agent, (ii) an additional facility notice dated 12 December 2024 between, among others, the Company and the Agent, (iii) an amendment agreement dated 3 March 2025 between, among others, the Company and the Agent, and (iv) an additional facility notice dated 11 March 2025 between, among others, the Company and the Agent, the “Senior Facilities Agreement”).

We are writing to you in your capacity as Agent under (and as such term is defined in) the Senior Facilities Agreement. Unless otherwise defined herein, terms defined in the Senior Facilities Agreement shall have the same meaning when used in this letter.

Please note that the matters in this letter are highly confidential and we remind you, and each of the Lenders that receives this request, of the confidentiality obligations under and in connection with the Senior Facilities Agreement.

B.	Background

This letter is being sent to you in connection with our requests that you provide certain consents relating to and for the purposes of certain amendments to be made to certain provisions of the Senior Facilities Agreement.

C.	Consent Requests

Subject to section D. (Effectiveness) below, in accordance with Clause 44 (Amendments and Waivers) of the Senior Facilities Agreement, the Company hereby requests the consent from the Majority Lenders to the following amendments to the terms of the Senior Facilities Agreement (the “Consent Requests” and each of them a “Consent Request”):

1

(a)	the definition of “Permitted Indebtedness Cap” set out in Clause 1.1 (Definitions) of the Senior Facilities Agreement shall be amended by adding the underlined wording below and deleting the stricken-through wording:

““Permitted Indebtedness Cap” means at any time (without double counting), the aggregate of:

(a)	an unlimited amount at any time, provided that after giving pro forma effect to the incurrence or establishment at such time of the relevant Financial Indebtedness ~~and any available but undrawn commitments for Financial Indebtedness~~, Total Leverage Ratio, as at the Applicable Test Date (after giving pro forma effect to the relevant transactions (but for the avoidance of doubt, (i) without netting on such date the cash proceeds of such Financial Indebtedness then proposed to be incurred, and (ii) assuming solely for the purposes of such calculation that in the case of any Financial Indebtedness in the form of a revolving credit facility that such new revolving credit commitments are fully drawn on the date established (without duplication of any actually drawn amounts)), including, in relation to any acquisition or related Pro Forma Adjustments or refinancing of indebtedness) would not exceed the Applicable Ratio; and

(b)	other than to the extent funded by long term Financial Indebtedness, the amount equal to all voluntary prepayments, repayments and repurchases by a member of the Group of the Facilities, Refinancing Debt or Permitted Alternative Debt constituting term debt or notes, provided that this paragraph (b) shall be deemed to be utilised prior to paragraph (a), provided that (A) the Obligors shall from time to time be permitted to re-classify under which paragraph(s) any Additional Facility and/or Permitted Alternative Debt (if applicable) (or, in each case, part thereof) were permitted; and (B) any guarantee of an Additional Facility and/or Permitted Alternative Debt or any related credit support shall not be double counted;

and further provided that, in respect of the establishment, incurrence or issuance of any DDTL, solely for the purposes of the pro forma calculation set out in paragraph (a) above and determining compliance with the Applicable Ratio, any such DDTL shall, at the Company’s discretion, either:

(A)	be calculated assuming such DDTL is fully drawn (including, for the avoidance of doubt, for the purposes of calculating any other ratio-based test) on the date such Financial Indebtedness is established (after giving pro forma effect to the relevant transactions but not taking into account any cash proceeds from such DDTL retained on the balance sheet of the relevant member(s) of the Group on the date established), in which case, on any utilization date of any such DDTL, compliance with the Permitted Indebtedness Cap shall not be required to be further tested; or

(B)	be calculated as the actual amount of the relevant utilization, on any utilization date of any such DDTL (after giving pro forma effect to any loan to be utilized under that DDTL and relevant transactions but not taking into account on the date of utilization any cash proceeds from such utilization under such DDTL retained on the balance sheet of the relevant member(s) of the Group) and in such case the reference to “such Financial Indebtedness” set out in limb (a) above shall be deemed as a reference to the amount of the relevant utilization and further provided that, for the purposes of any of the above, the amount of Financial Indebtedness incurred by any member of the Group at any time (x) as a revolving credit facility (including the Revolving Facilities and any Ancillary Facility or Fronted Ancillary Facility established thereunder but for the avoidance of doubt other than any revolving facility that is being incurred or established in relation to which that Permitted Indebtedness Cap is calculated

2

which, on the date of such incurrence or establishment, shall pro forma be deemed drawn as set out in paragraph (a) above) and/or (y) any DTTL (other than, on the date established, any DTTL that is being incurred or established as set forth in clause (A) of the immediately preceding proviso), shall be calculated as the total amount of cash funds actually drawn and then outstanding.”;

(b)

limbs (b) and (g) of the definition of “Permitted Alternative Debt” set out in Clause 1.1 (Definitions) of the Senior Facilities Agreement shall be amended by adding the underlined wording below and deleting the stricken-through wording:

“(b) after giving pro forma effect to the borrowing, issuance or incurrence of the principal or equivalent amount of the proposed Permitted Alternative Debt - as if drawn in full on ~~that Permitted Alternative Debt Commencement Date~~ the date of establishment thereof or (at the Company’s discretion, in respect of the entering into any commitment to incur or issue any DDTL) in the amount of the relevant utilization thereunder on the relevant utilization date – and (in each case) the proposed use of proceeds thereof (including any acquisition, acquired Relevant Adjusted EBITDA or refinancing of indebtedness), the Permitted Indebtedness Cap as at the Applicable Test Date would not be exceeded;”;

“(g) the Company has delivered to the Agent a duly completed Permitted Alternative Debt Notice, within five (5) Business Days of the Permitted Alternative Debt Commencement Date, specifying the following matters in respect of such Permitted Alternative Debt:

(i)	the proposed issuer or borrower(s) and guarantor(s) in respect of the Permitted Alternative Debt;

(ii)

the aggregate amount of the commitments of the providers of the Permitted Alternative Debt and the currency being made available and any other optional currency or currencies which are available for utilisation or (in respect of the entering into any commitment to incur or issue any delayed draw term loans or other committed term debt, with respect to which the Company elects to take into account only the actual utilization of the relevant delayed draw term commitment thereunder) actually utilized under such Permitted Alternative Debt;

(iii)	the Permitted Alternative Debt Commencement Date and (if applicable) the availability period; and

(iv)

the maturity date, amortization schedule (if any), any mandatory prepayment provisions, security (if any), guarantees (if any), ranking and intercreditor position which may rank pari passu or junior to (but not senior or in priority to) the Facilities (and whether it is governed by the Intercreditor Agreement, and if applicable, the Intercreditor Class or other position) for the Permitted Alternative Debt,”;

(c)	the following definition of “DDTL” shall be added in Clause 1.1 (Definitions) of the Senior Facilities Agreement:

“DDTL” means any delayed draw term loans or other committed term debt;

(d)	limb (a)(iii) of Clause 2.5 (Additional Facilities) of the Senior Facilities Agreement shall be amended by adding the underlined wording below:

“(iii) after giving pro forma effect to the borrowing, issuance or incurrence of the principal or equivalent amount of the proposed Additional Facility (including any Pro-Forma Adjustments in respect of any proposed acquisition but for the avoidance of doubt, excluding the cash proceeds of such Additional Facility) - as if drawn in full on the date of establishment thereof or (at the Company’s discretion, in respect of the entering into any commitment to incur or

3

issue any DDTL) in the amount of the relevant utilization thereunder on the relevant utilization date - the Permitted Indebtedness Cap as at the Applicable Test Date would not be exceeded;”;

(e)	the following clause shall be added to the Senior Facilities Agreement as Clause 50 (Acknowledgement regarding any Supported QFCs):

“50.   Acknowledgement regarding any Supported QFCs

To the extent that the Finance Documents provide support, through a guarantee or otherwise, for swap agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Finance Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States or the laws of any other jurisdiction):

(a)

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Finance Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Finance Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with

4

respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)	As used in this Section 43, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).”;

(f)

paragraph (a) of the definition of “Permitted Security” set out in Clause 1.1 (Definitions) of the Senior Facilities Agreement shall be amended by adding the underlined wording below and deleting the stricken-through wording:

“(a)

Transaction Security and Security arising under the Transaction Security Documents or other Security or Quasi-Security arising under or in connection with the Finance Documents, ~~and~~ the Permitted Alternative Finance Documents (including any Security or Quasi-Security existing prior to the Permitted Alternative Debt Commencement Date) and any Permitted Treasury Transaction to the extent the Financial Indebtedness arising thereunder or in connection therewith constitutes Permitted Alternative Debt or Permitted Treasury Transaction permitted to be so secured;”.

(g)	paragraph (a) of Clause 29.8 (Sub participation and subcontracts) shall be added by adding the underlined wording below and deleting the stricken-through wording:

“(a)

In relation to any sub-participation or sub-contract other than with an Affiliate, subject to paragraph ~~(b)~~ (a) of Clause 29.3 (Other conditions of assignment or transfer), nothing in this Agreement shall restrict the ability of Lender to sub participate or sub contract any or all of its obligations hereunder so long as such Lender remains liable under this Agreement in relation to those obligations.;”.

D.	Effectiveness

The approval of each relevant Consent Request requested under section C (Consent Requests) above shall become effective and be binding to all Parties upon the consent of the Majority Lenders to the relevant Consent Request having been obtained.

E.	Response to Consent Requests

We request that each Lender provides the Agent (via an e-mail sent to the email address indicated by the latter) with its response to each of the Consent Requests in the form set out in Schedule 1 (Form of Response) to this letter (a “Response Form”) as soon as possible and, in any event, at or before 12p.m.

5

Milan time on 16 July 2025 (the “Reply Deadline”). For the avoidance of doubt, the Response Form may be returned to the Agent via e-mail either as an attachment (signed or unsigned, in word or pdf format, provided that to the extent it is not signed, the electronic mail includes a confirmation of the relevant Lender to the terms of the Response Form attached) or by copying and pasting the content of the Response Form in the body of such electronic mail, and the Response Form shall be deemed completed upon receipt in readable form by the Agent.

Any Response Form provided by a Lender will, subject to the paragraph below, be irrevocable. For the avoidance of doubt, (a) immediately upon receipt of consent from the requisite majority of Lenders to any of the Consent Requests, subject to section F (Documentation and Timing) below, the Agent is hereby authorised to execute a letter of acceptance with respect to this letter, notwithstanding that the Reply Deadline may not have occurred and (b) unless otherwise directed by the Company, any Response Form received after the Reply Deadline shall be accepted by the Agent and shall bind the relevant Lender with respect to any consent(s) given in the Response Form (as if such Response Form had been provided before the Reply Deadline).

We reserve the right (in our absolute discretion) to amend and/or withdraw this letter with respect to any of the Consent Requests and/or to extend the Reply Deadline, which shall, for the avoidance of doubt, not reset any time periods under Clause 44.9 (Excluded Commitments) of the Senior Facilities Agreement nor invalidate any consents previously provided by a Lender prior to the date of the relevant amendment, in each case unless such amendment would adversely affect the interest of the Lenders as a whole or would change the scope of the Consent Requests in a material respect.

We also reserve the right, at our discretion, to treat any conditional or partial acceptance by a Lender as a rejection of the requests set out in this letter.

The acceptance by a Lender (a “Transferring Lender”) of any of the Consent Requests will bind any new Lender (a “New Lender”) that acquires by way of an assignment or transfer (including by way of novation) any of a Transferring Lender’s rights, obligations and Commitments after the date on which that Transferring Lender notifies the Agent in writing of its acceptance of the relevant Consent Requests, and by signing a Response Form (consenting to the relevant Consent Requests), each Transferring Lender also agrees (until the earlier of the Effective Date (as defined below) or the date on which we withdraw the Consent Requests) not to assign or transfer (including by way of novation) any of its rights, obligations and Commitments, unless the New Lender has agreed to accept the relevant Consent Requests to the same extent as has been accepted by such Transferring Lender. Such acceptance provided by the relevant Transferring Lender above will remain valid and binding on the New Lender to the extent of the New Lender’s ownership of the relevant Commitments and it shall have the same rights in relation thereto as the Transferring Lender did prior to the assignment or transfer (including by way of novation).

F.	Documentation and Timing

Subject to no Event of Default having occurred and being continuing, the Agent shall execute a letter of acceptance with respect to this letter by way of acknowledgement that such consent has been obtained and the relevant Consent Requests have been duly granted and shall become effective on and from the date of such acceptance by the Agent (the “Effective Date”).

In addition, following receipt of the executed acceptance letter from the Agent, the Consent Requests may, at the request of the Company, be further documented by way of an amendment agreement (the “Amendment Agreement”) to the Senior Facilities Agreement to be agreed between the Company and the Agent. A draft of the Amendment Agreement shall be prepared by counsel to the Company and the final version, as agreed between the Company and the Agent, shall be circulated to the Lenders no later than 5 Business Days prior to its execution for information purposes (and all Lenders will be provided with the executed Amendment Agreement promptly following its effectiveness). For the avoidance of doubt, please note that the amendments contemplated by the Consent Requests shall, subject to section D. (Effectiveness) above, have already become effective on the Effective Date, and accordingly the

6

Amendment Agreement (which itself shall become effective following satisfaction of each of the relevant conditions precedent specified therein, which will be limited to corporate conditions precedent and legal opinions customary for agreements of this nature) is relevant only as a documentary aid to all Lenders to formally record all terms of the Senior Facilities Agreement through the Effective Date.

Please note that, by its delivery of a Response Form consenting to any of the Consent Requests, each Lender shall empower the Agent to (upon Response Forms being provided by Lenders constituting the requisite majority of Lenders) execute the acceptance letter relating to this letter and deliver it to the Company.

Please also note that, by its delivery of a Response Form consenting to the relevant Consent Requests, each Lender further empowers, directs and instructs the Agent and/or the Security Agent to:

(a)

enter into the Amendment Agreement and to take all other steps or actions (and agree and execute any consequential, conforming or related changes and amendments) as may be required or desirable to implement, or more formally document, the relevant Consent Requests) on its behalf;

(b)

negotiate, approve and enter into (in its absolute discretion) any legal and documentary conditions precedent and/or conditions subsequent and to give the appropriate notifications that all conditions precedent and/or conditions subsequent have been satisfied upon the Agent (acting reasonably) being so satisfied; and

(c)

do all such other things as may in the Company’s and/or the Agent’s and/or the Security Agent’s opinion (as applicable) be considered necessary or desirable in order to implement the changes contemplated by the relevant Consent Requests and to negotiate, approve and enter into (in its absolute discretion) any other ancillary or related documents.

G.	Effect of Amendments

This letter is designated as a Finance Document for the purposes of the Senior Facilities Agreement by the Agent (upon its execution of a letter of acceptance with respect to this letter) and the Company. Save as expressly provided for in this letter, the provisions of the Finance Documents shall continue in full force and effect and without any interruption or novative effect (it being understood that the term “novative effect” shall be construed as the Italian term “novazione” under article 1230 and following of the Italian Civil Code).

H.	Third Party Rights

Unless expressly provided to the contrary in this letter a person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this letter and the consent of any person who is not a party to this letter is not required to rescind or vary this letter at any time.

I.	Governing Law etc.

The provisions of Clause 46 (Governing law) and Clause 47 (Enforcement) of the Senior Facilities Agreement shall be incorporated into this letter as if set out in full in this letter and as if references in those clauses to “this Agreement” and “any Finance Document” are references to this letter.

Thank you for your consideration of this letter. We value our relationship with your institution and appreciate your continued support.

7

SCHEDULE 1

Form of Response

To:

Intesa Sanpaolo S.p.A.

Largo Mattioli 3

20121 Milan

Italy

Attention: [ • ]

(as Agent under the Senior Facilities Agreement (as defined below))

CC:

Bending Spoons Operations S.p.A.

Via Nino Bonnet 10

20154 Milan

Italy

Attention: Board of Directors

(as the Company and Original Borrower under the Senior Facilities Agreement (as defined below))

From:

{INSERT NAME OF LENDER}

Date: 2025

Warhol – Senior Facilities Agreement – Consent Request Letter

We refer to:

(a)	the senior facilities agreement originally dated 30 July 2024 between, among others, Bending Spoons Operations S.p.A. (the “Company”) as, among others, company, original borrower and original guarantor, and Intesa Sanpaolo S.p.A. (the “Agent”) as, among others, agent and security agent (as amended, novated, supplemented, extended, varied and/or amended and restated from time to time, including by virtue of (i) an amendment agreement dated 10 December 2024 between, among others, the Company and Intesa Sanpaolo S.p.A., (ii) an additional facility notice dated 12 December 2024 between, among others, the Company and Intesa Sanpaolo S.p.A., (iii) an amendment agreement dated 3 March 2025 between, among others, the Company and Intesa Sanpaolo S.p.A., and (iv) an additional facility notice dated 11 March 2025 between, among others, the Company and Intesa Sanpaolo S.p.A.); and

(b)the consent request letter dated  2025 addressed to the Agent from the Company seeking the consent of the Majority Lenders to certain consent requests as set out therein (the “Consent Request Letter”).

Unless otherwise defined herein, terms defined in the Senior Facilities Agreement and the Consent Request Letter shall have the same meaning when used in this letter.

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We confirm that we, in our capacity as Lender with the following Commitments:

	Facility A	Original Revolving Facility
Existing Commitments

wish to irrevocably:1

accept [the Consent Requests / the Consent Request(s) under paragraph [ • ] and [ • ] of the Consent Request Letter];

not accept [the Consent Requests / the Consent Request(s) under paragraph [ • ] and [ • ] of the Consent Request Letter]

2[We acknowledge the paragraphs under paragraph (E) (Response to the Consent Requests) of the Consent Request Letter. Accordingly, we hereby irrevocably undertake until the occurrence of the Effective Date (or, if earlier, the date on which the Consent Request Letter is withdrawn) not to sell, assign, sub-participate or otherwise transfer our interests under the Senior Facilities Agreement or any other Finance Document or any voting interest therein to any person unless such person, prior to any sale, assignment, sub-participation or transfer, enters into and delivers to the Company an undertaking agreeing to be bound by the agreements set out in this letter and the Consent Request Letter as if such person had been an original signatory thereto.]

3[We acknowledge paragraph (F) (Documentation and Timing) of the Consent Request Letter and confirm that, as set out in the Consent Request Letter, the Agent is empowered to countersign and return the Consent Request Letter on our behalf and to take all such other action as is contemplated by paragraph (F) (Documentation and Timing) of the Consent Request Letter.]

A person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any of its terms and the consent of any person who is not a party to this letter is not required to rescind or vary this letter at any time save that the Company and the Agent may enforce and enjoy the benefit of its terms and it may not be rescinded or varied without the prior written consent of the Company.

This letter and any non-contractual obligations arising out of or in connection with it shall be governed by English law.

_____________________________

1 Tick appropriate box.

2 Delete if the Consent Requests are not accepted.

3 Delete if the Consent Requests are not accepted.

9

_______________________________	_______________________________

For and on behalf of
[NAME OF LENDER]

Name:

Title:

Date:

10

* * *

Please acknowledge your agreement and acceptance of the proposal by signing and returning us the enclosed copy of this letter.

Yours faithfully,

For and on behalf of
BENDING SPOONS OPERATIONS S.P.A.
as Company and Obligors’ Agent under the Senior Facilities Agreement

/s/ Davide Giorgio Andrea Scarpazza

Name:	Davide Giorgio Andrea Scarpazza

Title:	Legal Representative

[Warhol Consent Request Letter (July 2025) - signature page]

Execution version

To:

Bending Spoons Operations S.p.A.

Via Nino Bonnet 10

20154 Milan

Italy

Attention: Board of Directors

(as Company and Obligors’ Agent under the Senior Facilities Agreement (as defined below))

16 July 2025

Dear Sirs,

We refer to your letter setting out your proposal in respect of a Consent Request Letter (the “Proposal”), the contents of which we reproduce in full below.

* * * * *

“To:

Intesa Sanpaolo S.p.A.

Largo Mattioli 3

20121 Milan

Italy

Attention: Andrea Caslini / Cristian Fava

(as Agent under the Senior Facilities Agreement (as defined below))

1 July 2025

Dear Sirs,

We refer to our recent discussions and set out below the terms of our proposal in respect of a Consent Request Letter.

* * *

Warhol - Senior Facilities Agreement - Consent Request Letter

A.	Introduction

We refer to the senior facilities agreement originally dated 30 July 2024 between, among others, Bending Spoons Operations S.p.A. (the “Company”) as, among others, company, original borrower and original guarantor, and Intesa Sanpaolo S.p.A. (the “Agent”) as, among others, agent and security agent (as amended, novated, supplemented, extended, varied and/or amended and restated from time to time, including by virtue of (i) an amendment agreement dated 10 December 2024 between, among others, the Company and the Agent, (ii) an additional facility notice dated 12 December 2024 between, among others, the Company and the Agent, (iii) an amendment agreement dated 3 March 2025 between, among others, the Company and the Agent, and (iv) an additional facility notice dated 11 March 2025 between, among others, the Company and the Agent, the “Senior Facilities Agreement”).

We are writing to you in your capacity as Agent under (and as such term is defined in) the Senior Facilities Agreement. Unless otherwise defined herein, terms defined in the Senior Facilities Agreement shall have the same meaning when used in this letter.

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Please note that the matters in this letter are highly confidential and we remind you, and each of the Lenders that receives this request. of the confidentiality obligations under and in connection with the Senior Facilities Agreement.

B.	Background

This letter is being sent to you in connection with our requests that you provide certain consents relating to and for the purposes of certain amendments to be made to certain provisions of the Senior Facilities Agreement.

C.	Consent Requests

Subject to section D. (Effectiveness) below, in accordance with Clause 44 (Amendments and Waivers) of the Senior Facilities Agreement, the Company hereby requests the consent from the Majority Lenders to the following amendments to the terms of the Senior Facilities Agreement (the “Consent Requests” and each of them a “Consent Request”):

(a)

the definition of “Permitted Indebtedness Cap” set out in Clause 1.1 (Definitions) of the Senior Facilities Agreement shall be amended by adding the underlined wording below and deleting the stricken-through wording:

““Permitted Indebtedness Cap” means at any time (without double counting), the aggregate of:

(a)

an unlimited amount at any time, provided that after giving pro forma effect to the incurrence or establishment at such time of the relevant Financial Indebtedness ~~and any available but undrawn commitments for Financial Indebtedness~~, Total Leverage Ratio, as at the Applicable Test Date (after giving pro forma effect to the relevant transactions (but for the avoidance of doubt, (i) without netting on such date the cash proceeds of such Financial Indebtedness then proposed to be incurred, and (ii) assuming solely for the purposes of such calculation that in the case of any Financial Indebtedness in the form of a revolving credit facility that such new revolving credit commitments are fully drawn on the date established (without duplication of any actually drawn amounts)), including, in relation to any acquisition or related Pro Forma Adjustments or refinancing of indebtedness) would not exceed the Applicable Ratio; and

(b)

other than to the extent funded by long term Financial Indebtedness, the amount equal to all voluntary prepayments, repayments and repurchases by a member of the Group of the Facilities, Refinancing Debt or Permitted Alternative Debt constituting term debt or notes, provided that this paragraph (b) shall be deemed to be utilised prior to paragraph (a), provided that (A) the Obligors shall from time to time be permitted to re-classify under which paragraph(s) any Additional Facility and/or Permitted Alternative Debt (if applicable) (or, in each case, part thereof) were permitted; and (B) any guarantee of an Additional Facility and/or Permitted Alternative Debt or any related credit support shall not be double counted;

and further provided that, in respect of the establishment, incurrence or issuance of any DDTL, solely for the purposes of the pro forma calculation set out in paragraph (a) above and determining compliance with the Applicable Ratio, any such DDTL shall, at the Company’s discretion, either:

(A)

be calculated assuming such DDTL is fully drawn (including, for the avoidance of doubt, for the purposes of calculating any other ratio-based test) on the date such Financial Indebtedness is established (after giving pro forma effect to the relevant transactions but not taking into account any cash proceeds from such DDTL retained on the balance sheet

2

of the relevant member(s) of the Group on the date established), in which case, on any utilization date of any such DDTL, compliance with the Permitted Indebtedness Cap shall not be required to be further tested; or

(B)

be calculated as the actual amount of the actual utilization, on any utilization date of any such DDTL (after giving pro forma effect to any loan to be utilized under that DDTL and relevant transactions but not taking into account on the date of utilization any cash proceeds from such utilization under such DDTL retained on the balance sheet of the relevant member(s) of the Group) and in such case the reference to “such Financial Indebtedness” set out in limb (a) above shall be deemed as a reference to the amount of the relevant utilization and further provided that, for the purposes of any of the above, the amount of Financial Indebtedness incurred by any member of the Group at any time (x) as a revolving credit facility (including the Revolving Facilities and Ancillary Facility or Fronted Ancillary Facility established thereunder but for the avoidance of doubt other than any revolving facility that is being incurred or established in relation to which that Permitted Indebtedness Cap is calculated which, on the date of such incurrence or establishment, shall pro forma be deemed drawn as set out in paragraph (a) above) and/or (y) any DTTL (other than, on the date of established, any DTTL that is being incurred or established as set forth in clause (A) of the immediately preceding provision), shall be calculated as the total amount of cash funds actually drawn and then outstanding.”;

(b)

limbs (b) and (g) of the definition of “Permitted Alternative Debt” set out in Clause 1.1 (Definitions) of the Senior Facilities Agreement shall be amended by adding the underlined wording below and deleting the stricken-through wording:

“(b) after giving pro forma effect to the borrowing, issuance or incurrence of the principal or equivalent amount of the proposed Permitted Alternative Debt - as if drawn in full on ~~that Permitted Alternative Debt Commencement Date~~ the date of establishment thereof or (at the Company’s discretion, in respect of the entering into any commitment to incur or issue any DDTL) in the amount of the relevant utilization thereunder on the relevant utilization date - and (in each case) the proposed use of proceeds thereof (including any acquisition, acquired Relevant Adjusted EBITDA or refinancing of indebtedness), the Permitted Indebtedness Cap as at the Applicable Test Date would not be exceeded:”;

“(g) the Company has delivered to the Agent a duly completed Permitted Alternative Debt Notice, within five (5) Business Days of the Permitted Alternative Debt Commencement Date, specifying the following matters in respect of such Permitted Alternative Debt:

(i)	the proposed issuer or borrower(s) and guarantor(s) in respect of the Permitted Alternative Debt;

(ii)

the aggregate amount of the commitments of the providers of the Permitted Alternative Debt and the currency being made available and any other optional currency or currencies which are available for utilisation or (in respect of the entering into any commitment to incur or issue any delayed draw term loans or other committed term debt, with respect to which the Company elects to take into account only the actual utilization of the relevant delayed draw term commitment thereunder) actually utilized under such Permitted Alternative Debt;

(iii)	the Permitted Alternative Debt Commencement Date and (if applicable) the availability period; and

(iv)	the maturity date, amortization schedule (if any), any mandatory prepayment provisions, security (if any), guarantees (if any), ranking and intercreditor position which may rank

3

pari passu or junior to (but not senior or in priority to) the Facilities (and whether it is governed by the Intercreditor Agreement, and if applicable, the Intercreditor Class or other position) for the Permitted Alternative Debt;”;

(c)	the following definition of “DDTL” shall be added in Clause 1.1 (Definitions) of the Senior Facilities Agreement:

“DDTL” means any delayed draw term loans or other committed term debt;

(d)	limb (a)(iii) of Clause 2.5 (Additional Facilities) of the Senior Facilities Agreement shall be amended by adding the underlined wording below:

“(iii) after giving pro forma effect to the borrowing, issuance or incurrence of the principal or equivalent amount of the proposed Additional Facility (including any Pro-Forma Adjustments in respect of any proposed acquisition but for the avoidance of doubt, excluding the cash proceeds of such Additional Facility) - as if drawn in full on the date of establishment thereof or (at the Company’s discretion, in respect of the entering into any commitment to incur or issue any DDTL) in the amount of the relevant utilization thereunder on the relevant utilization date - the Permitted Indebtedness Cap as at the Applicable Test Date would not be exceeded;”;

(e)	the following clause shall be added to the Senior Facilities Agreement as Clause 50 (Acknowledgement regarding any Supported QFCs):

“50.     Acknowledgement regarding any Supported QFCs

To the extent that the Finance Documents provide support, through a guarantee or otherwise, for swap agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Finance Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States or the laws of any other jurisdiction):

(a)

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Finance Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Finance Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with

4

respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)	As used in this Section 43, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).”;

(f)

paragraph (a) of the definition of “Permitted Security” set out in Clause 1.1 (Definitions) of the Senior Facilities Agreement shall be amended by adding the underlined wording below and deleting the stricken-through wording:

“(a)

Transaction Security and Security arising under the Transaction Security Documents or other Security or Quasi-Security arising under or in connection with the Finance Documents, ~~and~~ the Permitted Alternative Finance Documents (including any Security or Quasi-Security existing prior to the Permitted Alternative Debt Commencement Date) and any Permitted Treasury Transaction to the extent the Financial Indebtedness arising thereunder or in connection therewith constitutes Permitted Alternative Debt or Permitted Treasury Transaction permitted to be so secured;”.

(g)	paragraph (a) of Clause 29.8 (Sub participation and subcontracts) shall be added by adding the underlined wording below and deleting the stricken-through wording:
“(a)

In relation to any sub-participation or sub-contract other than with an Affiliate, subject to paragraph ~~(b)~~ (a) of Clause 29.3 (Other conditions of assignment or transfer), nothing in this Agreement shall restrict the ability of Lender to sub participate or sub contract any or all of its obligations hereunder so long as such Lender remains liable under this Agreement in relation to those obligations.;”.

D.Effectiveness

The approval of each relevant Consent Request requested under section C (Consent Requests) above shall become effective and binding to all Parties upon the consent of the Majority Lenders to the relevant Consent Request having been obtained.

E.Response to Consent Requests

We request that each Lender provides the Agent (via an e-mail sent to the email address indicated by the latter) with its response to each of the Consent Requests in the form set out in Schedule 1 (Form of Response) to this letter (a “Response Form”) as soon as possible and, in any event, at or before 12 p.m.

5

Milan time on 16 July 2025 (the “Reply Deadline”). For the avoidance of doubt, the Response Form may be returned to the Agent via e-mail either as an attachment (signed or unsigned, in word or pdf format, provided that to the extent it is not signed, the electronic mail includes a confirmation of the relevant Lender to the terms of the Response Form attached) or by copying and pasting the content of the Response Form in the body of such electronic mail, and the Response Form shall be deemed completed upon receipt in readable form by the Agent.

Any Response Form provided by a Lender will, subject to the paragraph below, be irrevocable. For the avoidance of doubt, (a) immediately upon receipt of consent from the requisite majority of Lenders to any of the Consent Requests, subject to section F (Documentation and Timing) below, the Agent is hereby authorised to execute a letter of acceptance with respect to this letter, notwithstanding that the Reply Deadline may not have occurred and (b) unless otherwise directed by the Company, any Response Form received after the Reply Deadline shall be accepted by the Agent and shall bind the relevant Lender with respect to any consent(s) given in the Response Form (as if such Response Form had been provided before the Reply Deadline).

We reserve the right (in our absolute discretion) to amend and/or withdraw this letter with respect to any of the Consent Requests and/or to extend the Reply Deadline, which shall, for the avoidance of doubt, not reset any time periods under Clause 44.9 (Excluded Commitments) of the Senior Facilities Agreement nor invalidate any consents previously provided by a Lender prior to the date of the relevant amendment, in each case unless such amendment would adversely affect the interest of the Lenders as a whole or would change the scope of the Consent Requests in a material respect.

We also reserve the right, at our discretion, to treat any conditional or partial acceptance by a Lender as a rejection of the requests set out in this letter.

The acceptance by a Lender (a “Transferring Lender”) of any of the Consent Requests will bind any new Lender (a “New Lender’’) that acquires by way of an assignment or transfer (including by way of novation) any of a Transferring Lender’s rights, obligations and Commitments after the date on which that Transferring Lender notifies the Agent in writing of its acceptance of the relevant Consent Requests, and by signing a Response Form (consenting to the relevant Consent Requests), each Transferring Lender also agrees (until the earlier of the Effective Date (as defined below) or the date on which we withdraw the Consent Requests) not to assign or transfer (including by way of novation) any of its rights, obligations and Commitments, unless the New Lender has agreed to accept the relevant Consent Requests to the same extent as has been accepted by such Transferring Lender. Such acceptance provided by the relevant Transferring Lender above will remain valid and binding on the New Lender to the extent of the New Lender’s ownership of the relevant Commitments and it shall have the same rights in relation thereto as the Transferring Lender did prior to the assignment or transfer (including by way of novation).

F.	Documentation and Timing

Subject to no Event of Default having occurred and being continuing, the Agent shall execute a letter of acceptance with respect to this letter by way of acknowledgement that such consent has been obtained and the relevant Consent Requests have been duly granted and shall become effective on and from the date of such acceptance by the Agent (the “Effective Date”).

In addition, following receipt of the executed acceptance letter from the Agent, the Consent Requests may, at the request of the Company, be further documented by way of an amendment agreement (the “Amendment Agreement”) to the Senior Facilities Agreement to be agreed between the Company and the Agent. A draft of the Amendment Agreement shall be prepared by counsel to the Company and the final version, as agreed between the Company and the Agent, shall be circulated to the Lenders no later than 5 Business Days prior to its execution for information purposes (and all Lenders will be provided with the executed Amendment Agreement promptly following its effectiveness). For the avoidance of doubt, please note that the amendments contemplated by the Consent Requests shall, subject to section D. (Effectiveness) above, have already become effective on the Effective Date, and accordingly the

6

Amendment Agreement (which itself shall become effective following satisfaction of each of the relevant conditions precedent specified therein, which will be limited to corporate conditions precedent and legal opinions customary for agreements of this nature) is relevant only as a documentary aid to all Lenders to formally record all terms of the Senior Facilities Agreement through the Effective Date.

Please note that, by its delivery of a Response Form consenting to any of the Consent Requests, each Lender shall empower the Agent to (upon Response Forms being provided by Lenders constituting the requisite majority of Lenders) execute the acceptance letter relating to this letter and deliver it to the Company.

Please also note that, by its delivery of a Response Form consenting to the relevant Consent Requests, each Lender further empowers, directs and instructs the Agent and/or the Security Agent to:

(a)

enter into the Amendment Agreement and to take all other steps or actions (and agree and execute any consequential, conforming or related changes and amendments) as may be required or desirable to implement, or more formally document, the relevant Consent Requests) on its behalf;

(b)

negotiate, approve and enter into (in its absolute discretion) any legal and documentary conditions precedent and/or conditions subsequent and to give the appropriate notifications that all conditions precedent and/or conditions subsequent have been satisfied upon the Agent (acting reasonably) being so satisfied; and

(c)

do all such other things as may in the Company’s and/or the Agent’s and/or the Security Agent’s opinion (as applicable) be considered necessary or desirable in order to implement the changes contemplated by the relevant Consent Requests and to negotiate, approve and enter into (in its absolute discretion) any other ancillary or related documents.

G.	Effect of Amendments

This letter is designated as a Finance Document for the purposes of the Senior Facilities Agreement by the Agent (upon its execution of a letter of acceptance with respect to this letter) and the Company. Save as expressly provided for in this letter, the provisions of the Finance Documents shall continue in full force and effect and without any interruption or novative effect (it being understood that the term “novative effect” shall be construed as the italian term “novazione” under article 1230 and following of the Italian Civil Code).

H.	Third Party Rights

Unless expressly provided to the contrary in this letter a person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this letter and the consent of any person who is not a party to this letter is not required to rescind or vary this letter at any time.

I.	Governing Law etc.

The provisions of Clause 46 (Governing law) and Clause 47 (Enforcement) of the Senior Facilities Agreement shall be incorporated into this letter as if set out in full in this letter and as if references in those clauses to “this Agreement’” and “any Finance Document” are references to this letter.

Thank you for your consideration of this letter. We value our relationship with your institution and appreciate your continued support.

7

SCHEDULE 1

Form of Response

To:

Intesa Sanpaolo S.p.A.

Largo Mattioli 3

20121 Milan

Italy

Attention: [•]

(as Agent under the Senior Facilities Agreement (as defined below))

CC:

Bending Spoons Operations S.p.A.

Via Nino Bonnet I0

20154 Milan

Italy

Attention: Board of Directors

(as the Company and Original Borrower under the Senior Facilities Agreement (as defined below))

From:

{INSERT NAME OF LENDER}

Date: _________ 2025

Warhol - Senior Facilities Agreement - Consent Request Letter

We refer to:

(a)	the senior facilities agreement originally dated 30 July 2024 between, among others, Bending Spoons Operations S.p.A. (the “Company”) as, among others, company, original borrower and original guarantor, and Intesa Sanpaolo S.p.A. (the “Agent”) as, among others, agent and security agent (as amended, novated, supplemented, extended, varied and/or amended and restated from time to time, including by virtue of (i) an amendment agreement dated 10 December 2024 between, among others, the Company and Intesa Sanpaolo S.p.A., (ii) an additional facility notice dated 12 December 2024 between, among others, the Company and Intesa Sanpaolo S.p.A., (iii) an amendment agreement dated 3 March 2025 between, among others, the Company and Intesa Sanpaolo S.p.A., and (iv) an additional facility notice dated 11 March 2025 between, among others, the Company and Intesa Sanpaolo S.p.A.); and

(b)

the consent request letter dated __________ 2025 addressed to the Agent from the Company seeking the consent of the Majority Lenders to certain consent requests as set out therein (the “Consent Request Letter”).

Unless otherwise defined herein, terms defined in the Senior Facilities Agreement and the Consent Request Letter shall have the same meaning when used in this letter.

8

We confirm that we, in our capacity as Lender with the following Commitments:

	Facility A	Original Revolving Facility
Existing Commitments

wish to irrevocably:1

accept [the Consent Requests I the Consent Request(s) under paragraph [ • ] and [ • ] of the Consent Request Letter];

not accept [the Consent Requests/ the Consent Request(s) under paragraph [ • ] and [ • ] of the Consent Request Letter]

2[We acknowledge the paragraphs under paragraph (E) (Response to the Consent Requests) of the Consent Request Letter. Accordingly, we hereby irrevocably undertake until the occurrence of the Effective Date (or, if earlier, the date on which the Consent Request Letter is withdrawn) not to sell, assign, sub-participate or otherwise transfer our interests under the Senior Facilities Agreement or any other Finance Document or any voting interest therein to any person unless such person, prior to any sale, assignment, sub-participation or transfer, enters into and delivers to the Company an undertaking agreeing to be bound by the agreements set out in this letter and the Consent Request Letter as if such person had been an original signatory thereto.]

3[We acknowledge paragraph (F) (Documentation and Timing) of the Consent Request Letter and confirm that, as set out in the Consent Request Letter, the Agent is empowered to countersign and return the Consent Request Letter on our behalf and to take all such other action as is contemplated by paragraph (F) (Documentation and Timing) of the Consent Request Letter.]

A person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any of its terms and the consent of any person who is not a party to this letter is not required to rescind or vary this letter at any time save that the Company and the Agent may enforce and enjoy the benefit of its tenns and it may not be rescinded or varied without the prior written consent of the Company.

This letter and any non-contractual obligations arising out of or in connection with it shall be governed by English law.

__________________________

1 Tick appropriate box.

2 Delete if the Consent Requests are not accepted.

3 Delete if the Consent Requests are not accepted.

9

_______________________________	_______________________________
For and on behalf of
[NAME OF LENDER]

Name:

Title:

Date:

10

***

Please acknowledge your agreement and acceptance of the proposal by signing and returning us the enclosed copy of this letter.

Yours faithfully,

________________________________

For and on behalf of

BENDING SPOONS OPERATIONS S.P.A.

as Company and Obligors’ Agent under the Senior Facilities Agreement”

[Warhol Consent Request Letter (July 2025) - signature page]

* * * * *

We hereby confirm that Majority Lenders’ approvals have been obtained to the Consent Requests, and accordingly the related consents under the terms of the Senior Facilities Agreement are deemed made with effect from the Effective Date:

We hereby confirm our full, irrevocable and unconditional acceptance of the Proposal.

The Agent

For and on behalf of

INTESA SANPAOLO S.P.A.

as Agent acting on the instructions of the Majority Lenders in accordance with the Senior Facilities Agreement

By:	/s/ Danilo Dell’Oglio	By:	/s/ Federico Fratto

Title:	Attorney	Title:	Attorney
Date:		Date:

[Warhol Consent Request letter (July 2025) - signature page]

To:

Goldman Sachs Bank Europe SE

Marienturm, Taunusanlage 9-10

60329 Frankfurt am Main

Germany

Intesa Sanpaolo S.p.A.

Largo Mattioli 3

20121 Milan

Italy

3 October 2025

Project Warhol – Additional Facility Notice

Dear Sirs,

Following our recent negotiations, we hereby propose and offer to you to enter into the following additional facility notice.

* * *

[Remainder of the page intentionally left blank]

Additional Facility Notice

From:	Bending Spoons Operations S.p.A. as Obligors’ Agent

Via Nino Bonnet 10

20154 Milan

Italy

To:The Additional Revolving Facility Lender as listed in Schedule 1

Intesa Sanpaolo S.p.A. as Agent and Security Agent

Largo Mattioli 3

20121 Milan

Italy

Dated: 3 October 2025

Dear Sirs,

Project Warhol – Facilities Agreement originally entered into on 30 July 2024 by and between, among others, Bending Spoons Operations S.p.A., as, among others, Company, Intesa Sanpaolo S.p.A., as, among others, Agent, Security Agent and Arranger, and Banco BPM S.p.A. and BNP Paribas Italian Branch, as, among others, Arrangers (as amended, the “Facilities Agreement”).

1.

We refer to the Facilities Agreement. This is an Additional Facility Notice in respect of Additional Facility Commitment in the aggregate amount of EUR 20,000,000 made by the Additional Revolving Facility Lender, which shall be established as an Additional Facility to be made available pursuant to the terms of this Additional Facility Notice and the Facilities Agreement and intended as an increase in the Original Revolving Facility from (and including) the Additional Facility Commencement Date (as defined below), as permitted by paragraph (a) of clause 2.5 of the Facilities Agreement (the “Additional Revolving Facility”). Terms defined in the Facilities Agreement have the same meaning in this Additional Facility Notice, unless given a different meaning hereunder. The Additional Revolving Facility Lender has agreed to provide the Additional Revolving Facility on the terms set forth below.

2.	We wish to establish the Additional Revolving Facility on the following terms and otherwise on the same terms applicable to the Original Revolving Facility:

(a)	Borrower: Bending Spoons Operations S.p.A..

(b)	Amount: EUR 20,000,000.

(c)	Additional Revolving Facility Lender: As provided in Schedule 1.

(d)	Additional Revolving Facility Lender Commitment: As provided in Schedule 1.

(e)	Currency: EUR.

(f)	Additional Facility Commencement Date: 3 October 2025.

(g)	Fees: As indicated in the separate Fee Letter.

(h)	Termination Date: Same as for Original Revolving Facility.

(i)	Margin: Same as for Original Revolving Facility.

1

3.

We confirm for and on behalf of each Obligor as Obligor’s Agent that the Repeating Representations are deemed to be made by each Obligor (by reference to the facts and circumstances then existing) on the date of this Additional Facility Notice and references to “this Agreement” in the Repeating Representations should be construed as references to this Additional Facility Notice and the Facilities Agreement, as amended pursuant to this Additional Facility Notice.

4.

The Company confirms, on behalf of itself and each other Obligor as Obligors’ Agent, with effect from (and including) the Additional Facility Commencement Date, that the guarantees and indemnities set out in clause 23 (Guarantee and Indemnity) of the Facilities Agreement shall:

(a)	continue to apply in full force and effect in respect of the obligations of each Obligor under the Finance Documents, notwithstanding amendments contemplated by this Additional Facility Notice; and

(b)	extend to all new liabilities and obligations of any Obligor under the Finance Documents arising from the amendments and/or extensions and/or increases effected by this Additional Facility Notice,

subject to the guarantee limitations set out in clause 23 (Guarantee and Indemnity) of the Facilities Agreement, and any guarantee limitations set out in any Accession Deeds.

The Company will procure, following the Additional Facility Commencement Date and, in any case, within 20 Business Days of such date:

(a)

that Bending Spoons US Inc. and the other relevant grantors will execute a New York law-governed agreement reaffirming the grant of security interests under the New York law-governed US Security Agreement dated 24 December 2024 by and among the Security Agent and the grantors party thereto, as may have been confirmed and extended from time to time; and

(b)

that simultaneous with the provision of (a), the Company shall ensure that the Agent is provided customary legal opinions (as to capacity and enforceability) in a form satisfactory to the Agent in relation to the execution of the relevant abovementioned agreement.

5.

The Company (on behalf of itself and each other Obligor as Obligors’ Agent) confirms that, with effect from (and including) the Additional Facility Commencement Date, the security created by the Transaction Security Documents (as confirmed and/or extended, as the case may be, from time to time) to which the Company or that Obligor is a party shall:

(a)	continue to remain in full force and effect in respect of the obligations of each Obligor under the Finance Documents; and

(b)

continue to secure the Secured Obligations (as defined in the Intercreditor Agreement or the relevant Transaction Security Documents to which it is a party) under the Finance Documents as amended by this Additional Facility Notice (including, but not limited to, under the Facilities Agreement).

6.

The Company confirms that each of the applicable conditions in clause 2.5 (Additional Facilities) of the Facilities Agreement are met as at the date of this Additional Facility Notice and that this Additional Facility Notice is delivered pursuant thereto and in accordance therewith.

2

7.

The Company undertakes to supply (or procure the supply of), as soon as reasonably practicable upon the request of the Additional Revolving Facility Lender, such documentation and other evidence reasonably requested by the Additional Revolving Facility Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks it is required to comply with under all applicable laws and regulations pursuant to the transaction contemplated by this Additional Facility Notice (the “KYC Regulations”) if:

(i)	the introduction of any change in (or in the interpretation, administration or application of) any of the KYC Regulations made after the date this Additional Facility Notice is signed; or

(ii)

any change in the status of an Obligor (or a Holding Company of an Obligor) or the composition of the shareholders of an Obligor (or of a Holding Company of an Obligor) after the date this Additional Facility Notice is signed, obliges the relevant Additional Revolving Facility Lender to comply with “know your customer” or similar identification prcoedures in circumstances where the necessary information is not already available to it.

8.

The Company confirms that its appointment by each Obligor (other than the Company) of the Company as Obligors’ Agent under clause 2.3 of the Facilities Agreement remains in full force and effect and has not been revoked as at the date of this Additional Facility Notice.

9.

For the avoidance of doubt, this Additional Facility Notice shall not constitute or be construed as any form of novation, amendment, extension, release, replacement, restatement, supplement, modification or renewal of, and shall have no novative effect (effetto novativo) on, any Transaction Security Document.

10.

By signing this Additional Facility Notice, the Additional Revolving Facility Lender, in respect of the abovementioned Additional Revolving Facility, agrees to make available its Commitment in that Additional Revolving Facility in the aggregate amount set out under Schedule 1.

11.

This Additional Facility Notice and any non-contractual obligations arising out of or in connection with it are governed by English law. Each party irrevocably agrees that the courts of England shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Additional Facility Notice (including the agreement constituted by the parties’ acknowledgement of its terms) or its subject matter or formation (including non-contractual disputes or claims or a dispute regarding the existence, validity or termination of this Additional Facility Notice).

12.

Terms which are used in this Additional Facility Notice which are not defined in this Additional Facility Notice but are defined in the Facilities Agreement shall have the meaning given to those terms in the Facilities Agreement.

13.

This Additional Facility Notice has been entered into on the date stated above and is executed as a deed by each person to become an Additional Revolving Facility Lender in respect of the abovementioned Additional Revolving Facility.

14.	It is intended that this Additional Facility Notice takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.

15.	Clause 49 (Contractual Recognition of Bail-In) of the Facilities Agreement shall be deemed to be incorporated into this Additional Facility Notice mutatis mutandis.

3

SCHEDULE 1

Additional Revolving Facility Lender and its Commitment

Additional Revolving Facility Lender	Additional Revolving Facility Lender’s Commitment (in EUR)
Goldman Sachs Bank Europe SE	EUR 20,000,000.00
Total	EUR 20,000,000.00

4

* * *

If you agree that the foregoing proposal represents an accurate and fair reproduction of our understandings, please reproduce a copy of this proposal in a separate letter and return to us such copy signed by your authorized representatives as evidence of your acceptance.

Yours sincerely,

BENDING SPOONS OPERATIONS S.P.A.
as Obligors’ Agent

By:	/s/ Davide Giorgio Andrea Scarpazza

Name:	Davide Giorgio Andrea Scarpazza

Title:	Chief Executive Officer

[Project Warhol – Signature page to the Additional Facility Notice]

To:

Bending Spoons Operations S.p.A.

Via Nino Bonnet 10

20154 Milan

Italy

Copy to:

Goldman Sachs Bank Europe SE

Marienturm, Taunusanlage 9-10

60329 Frankfurt am Main

Germany

3 October 2025

Project Warhol – Additional Facility Notice

Dear Sirs,

We acknowledge receipt of your letter dated as of today’s date, the content of which we reproduce in full below in full acceptance.

* * *

[Remainder of the page intentionally left blank]

“To:

Goldman Sachs Bank Europe SE

Marienturm, Taunusanlage 9-10

60329 Frankfurt am Main

Germany

Intesa Sanpaolo S.p.A.

Largo Mattioli 3

20121 Milan

Italy

3 October 2025

Project Warhol – Additional Facility Notice

Dear Sirs,

Following our recent negotiations, we hereby propose and offer to you to enter into the following additional facility notice.

* * *

[Remainder of the page intentionally left blank]

Additional Facility Notice

From:	Bending Spoons Operations S.p.A. as Obligors’ Agent

Via Nino Bonnet 10

20154 Milan

Italy

To:The Additional Revolving Facility Lender as listed in Schedule 1

Intesa Sanpaolo S.p.A. as Agent and Security Agent

Largo Mattioli 3

20121 Milan

Italy

Dated: 3 October 2025

Dear Sirs,

Project Warhol – Facilities Agreement originally entered into on 30 July 2024 by and between, among others, Bending Spoons Operations S.p.A., as, among others, Company, Intesa Sanpaolo S.p.A., as, among others, Agent, Security Agent and Arranger, and Banco BPM S.p.A. and BNP Paribas Italian Branch, as, among others, Arrangers (as amended, the “Facilities Agreement”).

1.

We refer to the Facilities Agreement. This is an Additional Facility Notice in respect of Additional Facility Commitment in the aggregate amount of EUR 20,000,000 made by the Additional Revolving Facility Lender, which shall be established as an Additional Facility to be made available pursuant to the terms of this Additional Facility Notice and the Facilities Agreement and intended as an increase in the Original Revolving Facility from (and including) the Additional Facility Commencement Date (as defined below), as permitted by paragraph (a) of clause 2.5 of the Facilities Agreement (the “Additional Revolving Facility”). Terms defined in the Facilities Agreement have the same meaning in this Additional Facility Notice, unless given a different meaning hereunder. The Additional Revolving Facility Lender has agreed to provide the Additional Revolving Facility on the terms set forth below.

2.	We wish to establish the Additional Revolving Facility on the following terms and otherwise on the same terms applicable to the Original Revolving Facility:

(a)	Borrower: Bending Spoons Operations S.p.A..

(b)	Amount: EUR 20,000,000.

(c)	Additional Revolving Facility Lender: As provided in Schedule 1.

(d)	Additional Revolving Facility Lender Commitment: As provided in Schedule 1.

(e)	Currency: EUR.

(f)	Additional Facility Commencement Date: 3 October 2025.

(g)	Fees: As indicated in the separate Fee Letter.

(h)	Termination Date: Same as for Original Revolving Facility.

(i)	Margin: Same as for Original Revolving Facility.

1

3.

We confirm for and on behalf of each Obligor as Obligor’s Agent that the Repeating Representations are deemed to be made by each Obligor (by reference to the facts and circumstances then existing) on the date of this Additional Facility Notice and references to “this Agreement” in the Repeating Representations should be construed as references to this Additional Facility Notice and the Facilities Agreement, as amended pursuant to this Additional Facility Notice.

4.

The Company confirms, on behalf of itself and each other Obligor as Obligors’ Agent, with effect from (and including) the Additional Facility Commencement Date, that the guarantees and indemnities set out in clause 23 (Guarantee and Indemnity) of the Facilities Agreement shall:

(a)	continue to apply in full force and effect in respect of the obligations of each Obligor under the Finance Documents, notwithstanding amendments contemplated by this Additional Facility Notice; and

(b)	extend to all new liabilities and obligations of any Obligor under the Finance Documents arising from the amendments and/or extensions and/or increases effected by this Additional Facility Notice,

subject to the guarantee limitations set out in clause 23 (Guarantee and Indemnity) of the Facilities Agreement, and any guarantee limitations set out in any Accession Deeds.

The Company will procure, following the Additional Facility Commencement Date and, in any case, within 20 Business Days of such date:

(a)

that Bending Spoons US Inc. and the other relevant grantors will execute a New York law-governed agreement reaffirming the grant of security interests under the New York law-governed US Security Agreement dated 24 December 2024 by and among the Security Agent and the grantors party thereto, as may have been confirmed and extended from time to time; and

(b)

that simultaneous with the provision of (a), the Company shall ensure that the Agent is provided customary legal opinions (as to capacity and enforceability) in a form satisfactory to the Agent in relation to the execution of the relevant abovementioned agreement.

5.

The Company (on behalf of itself and each other Obligor as Obligors’ Agent) confirms that, with effect from (and including) the Additional Facility Commencement Date, the security created by the Transaction Security Documents (as confirmed and/or extended, as the case may be, from time to time) to which the Company or that Obligor is a party shall:

(a)	continue to remain in full force and effect in respect of the obligations of each Obligor under the Finance Documents; and

(b)

continue to secure the Secured Obligations (as defined in the Intercreditor Agreement or the relevant Transaction Security Documents to which it is a party) under the Finance Documents as amended by this Additional Facility Notice (including, but not limited to, under the Facilities Agreement).

6.

The Company confirms that each of the applicable conditions in clause 2.5 (Additional Facilities) of the Facilities Agreement are met as at the date of this Additional Facility Notice and that this Additional Facility Notice is delivered pursuant thereto and in accordance therewith.

2

7.

The Company undertakes to supply (or procure the supply of), as soon as reasonably practicable upon the request of the Additional Revolving Facility Lender, such documentation and other evidence reasonably requested by the Additional Revolving Facility Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks it is required to comply with under all applicable laws and regulations pursuant to the transaction contemplated by this Additional Facility Notice (the “KYC Regulations”) if:

(i)	the introduction of any change in (or in the interpretation, administration or application of) any of the KYC Regulations made after the date this Additional Facility Notice is signed; or

(ii)

any change in the status of an Obligor (or a Holding Company of an Obligor) or the composition of the shareholders of an Obligor (or of a Holding Company of an Obligor) after the date this Additional Facility Notice is signed, obliges the relevant Additional Revolving Facility Lender to comply with “know your customer” or similar identification prcoedures in circumstances where the necessary information is not already available to it.

8.

The Company confirms that its appointment by each Obligor (other than the Company) of the Company as Obligors’ Agent under clause 2.3 of the Facilities Agreement remains in full force and effect and has not been revoked as at the date of this Additional Facility Notice.

9.

For the avoidance of doubt, this Additional Facility Notice shall not constitute or be construed as any form of novation, amendment, extension, release, replacement, restatement, supplement, modification or renewal of, and shall have no novative effect (effetto novativo) on, any Transaction Security Document.

10.

By signing this Additional Facility Notice, the Additional Revolving Facility Lender, in respect of the abovementioned Additional Revolving Facility, agrees to make available its Commitment in that Additional Revolving Facility in the aggregate amount set out under Schedule 1.

11.

This Additional Facility Notice and any non-contractual obligations arising out of or in connection with it are governed by English law. Each party irrevocably agrees that the courts of England shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Additional Facility Notice (including the agreement constituted by the parties’ acknowledgement of its terms) or its subject matter or formation (including non-contractual disputes or claims or a dispute regarding the existence, validity or termination of this Additional Facility Notice).

12.

Terms which are used in this Additional Facility Notice which are not defined in this Additional Facility Notice but are defined in the Facilities Agreement shall have the meaning given to those terms in the Facilities Agreement.

13.

This Additional Facility Notice has been entered into on the date stated above and is executed as a deed by each person to become an Additional Revolving Facility Lender in respect of the abovementioned Additional Revolving Facility.

14.	It is intended that this Additional Facility Notice takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.

15.	Clause 49 (Contractual Recognition of Bail-In) of the Facilities Agreement shall be deemed to be incorporated into this Additional Facility Notice mutatis mutandis.

3

SCHEDULE 1

Additional Revolving Facility Lender and its Commitment

Additional Revolving Facility Lender	Additional Revolving Facility Lender’s Commitment (in EUR)
Goldman Sachs Bank Europe SE	EUR 20,000,000.00
Total	EUR 20,000,000.00

4

* * *

If you agree that the foregoing proposal represents an accurate and fair reproduction of our understandings, please reproduce a copy of this proposal in a separate letter and return to us such copy signed by your authorized representatives as evidence of your acceptance.

Yours sincerely,

BENDING SPOONS OPERATIONS S.P.A.
as Obligors’ Agent

By:

Name:

Title:”

[Project Warhol – Signature page to the Additional Facility Notice]

* * *

We hereby accept your proposal above.

INTESA SANPAOLO S.P.A.

as Agent

By:	/s/ Francesco Baietti
Name:	FRANCESCO BAIETTI
Title:	AUTHORIZED SIGNATORY

By:	/s/ Federico Fratoo
Name:	FEDERICO FRATOO
Title:	AUTHORIZED SIGNATORY

[Project Warhol- Signature page to the Additional Facility Notice]

To:

Banca Nazionale del Lavoro S.p.A.

Via Altiero Spinelli 30

00157 Rome

Italy

Banco BPM S.p.A.

Piazza F. Meda 4

20121 Milan

Italy

Credit Agricole Corporate and Investment Bank, Milan Branch

Piazza Cavour 2

20121 Milan

Italy

UniCredit S.p.A.

Piazza Gae Aulenti 3, Tower A

20154 Milan

Italy

HSBC Continental Europe

38 Avenue Kléber

75116 Paris

France

Société Générale

29 Boulevard Haussmann

75009 Paris

France

Intesa Sanpaolo S.p.A.

Largo Mattioli 3

20121 Milan

Italy

27 October 2025

Project Warhol – Additional Facility Notice

Dear Sirs,

Following our recent negotiations, we hereby propose and offer to you to enter into the following additional facility notice.

* * *

[Remainder of the page intentionally left blank]

Additional Facility Notice

From:	Bending Spoons Operations S.p.A. as Obligors’ Agent

Via Nino Bonnet 10

20154 Milan

Italy

To:The Additional Term Facility Lenders as listed in Schedule 1

Intesa Sanpaolo S.p.A. as Agent and Security Agent

Largo Mattioli 3

20121 Milan

Italy

Dated: 27 October 2025

Dear Sirs,

Project Warhol – Facilities Agreement originally entered into on 30 July 2024 by and between, among others, Bending Spoons Operations S.p.A., as, among others, Company, Intesa Sanpaolo S.p.A., as, among others, Agent, Security Agent and Arranger, and Banco BPM S.p.A. and BNP Paribas Italian Branch, as, among others, Arrangers (as amended, the “Facilities Agreement”).

1.

We refer to the Facilities Agreement. This is an Additional Facility Notice in respect of Additional Facility Commitments in the original aggregate amount of EUR 419,000,000 made by the Additional Term Facility Lenders (without prejudice to the exercise of (x) the scale-down right by the Company set out in paragraph 2(r) below and (y) the right of the Company to increase the Additional Facility Commitments set out in paragraph 2(s) below), which shall be established as a new Euro-denominated term loan facility to be made available pursuant to the terms of this Additional Facility Notice and the Facilities Agreement and intended as an Additional Term Facility named “Facility A2” from (and including) the Additional Facility Commencement Date (as defined below), as permitted by paragraph (a) of clause 2.5 of the Facilities Agreement (“Facility A2” and the “Additional Term Facility”). Terms defined in the Facilities Agreement have the same meaning in this Additional Facility Notice, unless given a different meaning hereunder. The Additional Term Facility Lenders have agreed to provide the Additional Term Facility on the terms set forth below.

2.	We wish to establish the Additional Term Facility on the following terms and otherwise on the same terms applicable to the Facility A:

(a)	Borrower: Bending Spoons Operations S.p.A..

(b)	Arrangers: Banca Nazionale del Lavoro S.p.A.; Banco BPM S.p.A.; Crédit Agricole Corporate and Investment Bank, Milan Branch; HSBC Continental Europe; Société Générale; UniCredit S.p.A..

(c)	Amount: EUR 419,000,000 (the “Aggregate Amount”)

(A)	Facility A2 Tranche 1: EUR 300,000,000, and

(B)	Facility A2 Tranche 2: EUR 119,000,000,

provided that, if the Vimeo Availability Period Starting Date (as defined below) occurs prior to the Arrow Availability Period Starting Date (as defined below):

(1)	at any time on and from the Vimeo Availability Period Starting Date (as defined below) but prior to (and excluded) the Arrow Availability Period

1

Starting Date (as defined below) (and unless otherwise agreed with all Additional Term Facility Lenders), the aggregate Available Commitment under the Additional Term Facility shall be deemed reduced to an amount equal to Euro 300,000,000 (and the available Additional Term Facility Lender Commitment of each Additional Term Facility Lender shall be deemed to be reduced on a pro rata basis), it being understood (for the avoidance of doubt) that, on and from the Arrow Availability Period Starting Date (included), the aggregate Available Commitment under the Additional Term Facility shall be deemed equal to the Aggregate Amount; and

(2)

if the Arrow Availability Period Starting Date does not occur within 180 days from the signing date of this Additional Facility Notice, the aggregate amount of the Additional Term Facility Lender Commitments in excess of Euro 300,000,000 shall be immediately cancelled at the end of the Availability Period.

(d)	Additional Term Facility Lender(s): As provided in Schedule 1.

(e)

Additional Term Facility Lender Commitment(s): As provided in Schedule 1, subject to (i) paragraph (g) below, (ii) any exercise of the scale-down right by the Company set out in paragraph (r) below, and (iii) any exercise of the right of the Company to increase the Additional Term Facility Lender Commitments set out in paragraph (s) below.

(f)	Currency: EUR.

(g)

Additional Facility Commencement Date: means the date on which the Additional Term Facility Lenders representing at least 66⅔% of the Additional Term Facility Lender Commitments under this Additional Facility Notice (the “Majority Additional Term Facility Lenders”) have confirmed to the Agent and the Company having received all of the documents and other evidence set out below, in form and substance satisfactory to it (acting reasonably) or receipt of such documents and evidence has been waived by the Majority Additional Term Facility Lenders (provided that the Additional Term Facility Lenders shall notify the Agent and the Company promptly upon being so satisfied and the Additional Term Facility Lenders authorise (and instruct) the Agent to provide any subsequent notification to the Company):

(A)	a copy of the resolution of the Board of Directors of the Company:

(1)	approving the terms of, and the transactions contemplated by, the Additional Facility Notice and resolving that it execute, deliver and perform its obligations under the Additional Facility Notice;

(2)	authorising a specified person or persons to execute the Additional Facility Notice on its behalf; and

(3)

authorising a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or dispatched by it under or in connection with the Additional Facility Notice;

(B)	the applicable Fee Letters to be executed on or about the date of this Additional Facility Notice, by, amongst others, the Company and the relevant Additional Term Facility Lenders;

2

(C)

reasonable evidence that the payments due and payable to the Additional Term Facility Lenders pursuant to the Fee Letters have been paid or will be paid in accordance with the relevant Fee Letters, provided that a reference to the payment of such fees in any funds flow statement shall be deemed to be reasonable evidence for this purpose and shall (in each case) satisfy this conditions precedent in form and substance satisfactory to the Additional Term Facility Lenders (acting reasonably);

(D)	a copy of the Arrow Acquisition Agreement executed by the parties thereto (for information purposes only);

(E)	the New Debt Financing Certificate (as defined in the Intercreditor Agreement) relating to this Additional Facility Notice executed by the Company; and

(F)	the following legal opinions:

(1)	an English law opinion of Milbank LLP, as to the validity and enforceability of this Additional Facility Notice; and

(2)	an Italian law opinion of Latham & Watkins, as to the capacity of the Company to enter into this Additional Facility Notice.

(h)	Availability Period:

(A)

Facility A2 Tranche 1: the period from (and including) the earlier of the (i) the Vimeo Availability Period Starting Date and (ii) the Arrow Availability Period Starting Date until (and including) the date falling 180 days from the signing date of this Additional Facility Notice;

(B)

Facility A2 Tranche 2: the period from (and including) the Arrow Availability Period Starting Date until (and including) the date falling 180 days from the signing date of this Additional Facility Notice;

“Arrow Closing Date” means the date that the Company has confirmed to the Agent on which it (directly or indirectly) will consummate the acquisition of (A) substantially all of the equity of the Target named “Arrow” (“Arrow”) and (B) certain specified assets of the “Asset Sellers” (as defined in the Arrow Acquisition Agreement (as defined below)), in accordance with the equity and asset purchase agreement among, inter alios, Arrow and the equity sellers and asset sellers party thereto (including all schedules and exhibits thereto and after giving effect to any alteration, amendment, modification, supplement or waiver thereof, the “Arrow Acquisition Agreement”) ((A) and (B), collectively, the “Arrow Acquisition”).

“Arrow Closing Notice” means the written notice to be delivered by the Company to the Agent not later than 8 Business Days prior to the envisaged Arrow Closing Date confirming (i) the envisaged date on which the Arrow Closing Date is expected to occur and (ii) the first day of the applicable Availability Period (which shall be a date falling not earlier than 5 Business Days prior to the envisaged Arrow Closing Date, the “Arrow Availability Period Starting Date”).

“Vimeo Closing Date” means the date that the Company has confirmed to the Agent on which it (directly or indirectly) will consummate the acquisition of Vimeo, Inc. (“Vimeo”) in accordance with the agreement and plan of merger dated as of 10 September 2025 (including all schedules and exhibits thereto and after giving effect to any alteration, amendment, modification, supplement or waiver thereof, the “Vimeo Acquisition Agreement”) (the “Vimeo Acquisition”).

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“Vimeo Closing Notice” means the written notice to be delivered by the Company to the Agent not later than 8 Business Days prior to the envisaged Vimeo Closing Date confirming (i) the envisaged date on which the Vimeo Closing Date is expected to occur and (ii) the first day of the applicable Availability Period (which shall be a date falling not earlier than 5 Business Days prior to the envisaged Vimeo Closing Date, the “Vimeo Availability Period Starting Date”).

(i)	Delivery of a duly completed Utilisation Request: Same as for Facility A.

(j)	Further conditions precedent: The Additional Term Facility Lenders will only be obliged to disburse a Utilisation if:

(A)	on the date of the relevant Utilisation Request:

(I)	no Event of Default is continuing or would result from the proposed Utilisation;

(II)	the Repeating Representations are true in all material respects;

(B)

the Company confirms in the relevant Utilisation Request that the requirement set out in paragraph (a)(iii) of Clause 2.5 (Additional Facilities) of the Facilities Agreement has been complied with or, on the relevant Utilisation Date, will be complied with, in each case in accordance with the terms thereof.

(k)	Maximum number of Utilisations: Two.

(l)	Fees: As indicated in the separate Fee Letter(s).

(m)	Termination Date: 31 March 2031.

(n)	Margin: Same as for Facility A.

(o)	Purpose: The Company shall apply all amounts drawn under Facility A2 in or towards, directly or indirectly (including by way of on-lending to, or investment in, any other member of the Group):

(A)

finance the Vimeo Acquisition, the Arrow Acquisition and any other Permitted Acquisition (including similar investments and capital expenditures by the Company and its Subsidiaries (including any earnouts, seller debt, working capital or other purchase adjustments in connection with the foregoing));

(B)	replenish cash and/or repayment of indebtedness incurred in connection with the foregoing;

(C)	pay fees, costs and expenses incurred in connection with the foregoing; and

(D)	(only from and including the date on which the Arrow Closing Date occurs) general corporate purposes.

(p)

Initial Interest Period: Without prejudice to any other provisions of the Facilities Agreement, the Company may select an Interest Period of three (3) or six (6) Months, or such other periods as may be selected by the Company to align with payment and/or repayment dates (including in accordance with paragraph (j) of Clause 15.1 (Selection of Interest Periods and Terms) of the Facilities Agreement), or, in each case, any period agreed between the Company and the Agent (acting on the instructions of the Lenders of the relevant Utilisation), provided that the first Interest Period shall end on the first Repayment Date of the Facility A2.

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(q)

Repayment: the Company shall repay, or procure the repayment of, the aggregate principal amount of the Additional Term Facility Loans made to it under Facility A2 in equal semi-annual instalments by repaying on each Repayment Date for the Additional Term Facility the amount set out in the table below:

(i)	in case the Facility A2 (i.e., Facility A2 Tranche 1 and Facility A2 Tranche 2) is fully drawn prior to 31 March 2026:

Repayment Date	Instalment
31 March 2026	EUR 38,090,910
30 September 2026	EUR 38,090,910
31 March 2027	EUR 38,090,910
30 September 2027	EUR 38,090,910
31 March 2028	EUR 38,090,910
30 September 2028	EUR 38,090,910
31 March 2029	EUR 38,090,910
30 September 2029	EUR 38,090,910
31 March 2030	EUR 38,090,910
30 September 2030	EUR 38,090,910
Termination Date	EUR 38,090,900
(ii)	in case the Facility A2 Tranche 1 is fully drawn prior to 31 March 2026 and Facility A2 Tranche 2 remains undrawn:

Repayment Date	Instalment
31 March 2026	EUR 27,272,728
30 September 2026	EUR 27,272,728
31 March 2027	EUR 27,272,728
30 September 2027	EUR 27,272,728
31 March 2028	EUR 27,272,728
30 September 2028	EUR 27,272,728
31 March 2029	EUR 27,272,728
30 September 2029	EUR 27,272,728
31 March 2030	EUR 27,272,728

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30 September 2030	EUR 27,272,728
Termination Date	EUR 27,272,720

provided that, if none of the amortization’s plans specified above will apply, the Company shall provide an updated amortization plan, providing for equal semi-annual principal instalments, to the Agent and the Additional Term Facility Lenders by no later than 31 March 2026.

(r)

Notwithstanding any other provision herein, each of the Additional Term Facility Lenders that is a party to this Additional Facility Notice acknowledges and agrees that, prior to the Additional Facility Commencement Date, the Company has the right, in its absolute discretion, to appoint other banks, financial institutions or other persons (the “New Additional Term Facility Lenders”) to arrange and provide any of the Commitments under Facility A2 on the same terms contained herein, and, as a consequence, to accordingly decrease the Commitment of any Additional Term Facility Lender under this Additional Facility Notice, provided that:

(i)

for the avoidance of doubt, no decrease of any Commitment may occur in respect of any Additional Term Facility Lender save with the prior written consent of the relevant Additional Term Facility Lender;

(ii)

the Agent has confirmed that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that Additional Facility Lender; and

(iii)

the Additional Term Facility Lenders that are parties to this Additional Facility Notice shall, promptly upon request of the Company, enter into new an amendment and restatement agreement with respect to this Additional Facility Notice and any other appropriate documentation reasonably requested by the Company to reflect any changes required to reflect the accession of each New Additional Term Facility Lender.

(s)

Notwithstanding any other provision herein, each of the Additional Term Facility Lenders that is a party to this Additional Facility Notice acknowledges and agrees that, prior to the Additional Facility Commencement Date, the Company has the right, in its absolute discretion, to appoint other banks, financial institutions or other persons to arrange and provide for additional Commitments (the “Additional Commitments”) under Facility A2 (including by increasing the Commitments of any Additional Term Facility Lender hereunder, if so separately agreed with the relevant Additional Term Facility Lender) on the same terms contained herein and, thus, increase the aggregate Additional Facility Commitment under such Facility A2, provided that the Additional Commitments shall not exceed:

(i)

an amount equal to the difference between (x) Euro 100 million and (y) the additional commitments arranged and provided by banks, financial institutions or other persons appointed by the Company, in its absolute discretion, pursuant to the additional facility notice entered into on the signing date of this Additional Facility Notice in respect of an increase in the Original Revolving Facility (for the avoidance of doubt, in addition to the original commitment of such additional revolving facility as at the signing date of this Additional Facility Notice, as communicated by the Company to the Additional Term Facility Lenders prior to the signing date of this Additional Facility Notice, which shall be disregarded for the purposes of the calculations under this paragraph), plus

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(ii)

an amount equal to the aggregate commitment which has been (or, prior to the Additional Facility Commencement Date, will be) cancelled by the Company in respect of the New York law governed delayed draw term loan A facility regulated pursuant to a commitment letter executed on or about the signing date of this Additional Facility Notice for an original aggregate principal amount communicated by the Company to the Additional Term Facility Lenders prior to the signing date of this Additional Facility Notice, and further provided that:

(i)

an updated amortization plan in respect of Facility A2, providing for equal semi-annual principal instalments, shall be promptly provided by the Company to the Agent and the Additional Term Facility Lenders; and

(ii)	the Agent has confirmed that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that Additional Facility Lender;

(iii)

the Additional Term Facility Lenders that are parties to this Additional Facility Notice shall, promptly upon request of the Company, enter into new an amendment and restatement agreement with respect to this Additional Facility Notice and any other appropriate documentation reasonably requested by the Company to reflect any changes required to reflect the increase of the Commitments under Facility A2 and the accession of any new banks, financial institutions or other persons.

(t)

Notwithstanding any other provision herein, if the Vimeo Availability Period Starting Date has occurred (and the Arrow Availability Period Starting Date has not occurred) and the Facility A2 Tranche 1 has been utilized by the Company but (1) the Vimeo Closing Date does not occur within 10 Business Days after (and excluding) the Vimeo Availability Period Starting Date (“Vimeo Closing Deadline”) and (2) the Arrow Closing Date has not occurred prior to the Vimeo Closing Deadline, the Company shall either (A) apply in voluntary prepayment an amount equal to the amount of the Utilization made with respect to Facility A2 Tranche 1, in accordance with the terms of the Facilities Agreement, or (B) deposit an amount equal to the amount of the Utilization made with respect to Facility A2 Tranche 1 in an escrow account or blocked account or other similar account opened with an Acceptable Bank, on terms reasonably satisfactory for the Majority Additional Term Facility Lender, until the earlier of:

(i)	the date on which the Vimeo Closing Date occurs, provided that such amount shall be used in accordance with paragraph (o) above;

(ii)	the date on which the Arrow Closing Date occurs, provided that such amount shall be used in accordance with paragraph (o) above; and

(iii)

the date falling 180 days from the signing date of this Additional Facility Notice, provided that the Company shall ensure that the amount at that date still deposited on the relevant account is applied by the Company in voluntary prepayment of Facility A2 Tranche 1 within 5 Business Days following such date, in accordance with the terms of the Facilities Agreement.

(u)

Notwithstanding any other provision herein, if the Arrow Availability Period Starting Date has occurred (and the Vimeo Availability Period Starting Date has not occurred) and the Facility A2 has been utilized by the Company but (1) the Arrow Closing Date

7

does not occur within 10 Business Days after (and excluding) the Arrow Availability Period Starting Date (“Arrow Closing Deadline”) and (2) the Vimeo Closing Date has not occurred prior to the Arrow Closing Deadline, the Company shall either (A) apply in voluntary prepayment an amount equal to the amount of the Utilization made with respect to Facility A2, in accordance with the terms of the Facilities Agreement, or (B) deposit an amount equal to the amount of the Utilization made with respect to Facility A2 in an escrow account or blocked account or other similar account opened with an Acceptable Bank, on terms reasonably satisfactory for the Majority Additional Term Facility Lender, until the earlier of:

(i)	the date on which the Arrow Closing Date occurs, provided that such amount shall be used in accordance with paragraph (o) above;

(ii)	with respect to an amount equal to Euro 300,000,000, the date on which the Vimeo Closing Date occurs, provided that such amount shall be used in accordance with paragraph (o) above; and

(iii)

the date falling 180 days from the signing date of this Additional Facility Notice, provided that the Company shall ensure that the amount at that date still deposited on the relevant account is applied by the Company in voluntary prepayment of Facility A2 within 5 Business Days following such date, in accordance with the terms of the Facilities Agreement.

3.

We confirm for and on behalf of each Obligor as Obligor’s Agent that the Repeating Representations are deemed to be made by each Obligor (by reference to the facts and circumstances then existing) on the date of this Additional Facility Notice and references to “this Agreement” in the Repeating Representations should be construed as references to this Additional Facility Notice and the Facilities Agreement, as amended pursuant to this Additional Facility Notice.

4.	The Company confirms that no Material Event of Default is continuing as at the date of this Additional Facility Notice nor will be continuing as at the Additional Facility Commencement Date.

5.

The Company confirms, on behalf of itself and each other Obligor as Obligors’ Agent, with effect from (and including) the Additional Facility Commencement Date, that the guarantees and indemnities set out in clause 23 (Guarantee and Indemnity) of the Facilities Agreement shall:

(i)	continue to apply in full force and effect in respect of the obligations of each Obligor under the Finance Documents, notwithstanding amendments contemplated by this Additional Facility Notice; and

(ii)	extend to all new liabilities and obligations of any Obligor under the Finance Documents arising from the amendments and/or extensions and/or increases effected by this Additional Facility Notice,

subject to the guarantee limitations set out in clause 23 (Guarantee and Indemnity) of the Facilities Agreement, and any guarantee limitations set out in any Accession Deeds.

6.

The Company will procure, following the Additional Facility Commencement Date and, in any case, within 10 Business Days of such date: (a) that Bending Spoons US Inc. and the other relevant grantors will execute a New York law-governed agreement reaffirming the grant of security interests under the New York law-governed US Security Agreement dated 24 December 2024 by and among the Security Agent and the grantors party thereto, as may have been confirmed and extended from time to time; and (b) that simultaneous with the provision

8

of (a), the Company shall ensure that the Agent is provided customary legal opinions (as to capacity and enforceability) in a form satisfactory to the Agent in relation to the execution of the relevant abovementioned agreement.

7.

The Company (on behalf of itself and each other Obligor as Obligors’ Agent) confirms that, with effect from (and including) the Additional Facility Commencement Date, the security created by the Transaction Security Documents (as confirmed and/or extended, as the case may be, from time to time) to which the Company or that Obligor is a party shall:

(i)	continue to remain in full force and effect in respect of the obligations of each Obligor under the Finance Documents; and

(ii)

continue to secure the Secured Obligations (as defined in the Intercreditor Agreement or the relevant Transaction Security Documents to which it is a party) under the Finance Documents as amended by this Additional Facility Notice (including, but not limited to, under the Facilities Agreement).

8.

The Company confirms that each of the applicable conditions in clause 2.5 (Additional Facilities) of the Facilities Agreement are met as at the date of this Additional Facility Notice and that this Additional Facility Notice is delivered pursuant thereto and in accordance therewith.

9.

The Company undertakes to supply (or procure the supply of), as soon as reasonably practicable upon the request of the relevant Additional Term Facility Lender, such documentation and other evidence reasonably requested by such Additional Term Facility Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks it is required to comply with under all applicable laws and regulations pursuant to the transaction contemplated by this Additional Facility Notice (the “KYC Regulations”) if:

(i)	the introduction of any change in (or in the interpretation, administration or application of) any of the KYC Regulations made after the date this Additional Facility Notice is signed; or

(ii)

any change in the status of an Obligor (or a Holding Company of an Obligor) or the composition of the shareholders of an Obligor (or of a Holding Company of an Obligor) after the date this Additional Facility Notice is signed, obliges the relevant Additional Term Facility Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it.

10.

The Company confirms that its appointment by each Obligor (other than the Company) of the Company as Obligors’ Agent under clause 2.3 of the Facilities Agreement remains in full force and effect and has not been revoked as at the date of this Additional Facility Notice.

11.

For the avoidance of doubt, this Additional Facility Notice shall not constitute or be construed as any form of novation, amendment, extension, release, replacement, restatement, supplement, modification or renewal of, and shall have no novative effect (effetto novativo) on, any Transaction Security Document.

12.

By signing this Additional Facility Notice, each Additional Term Facility Lender, in respect of the abovementioned Additional Term Facility, agrees to make available its Commitment in that Additional Term Facility in the aggregate amount set out under Schedule 1, without prejudice to the exercise of (x) the scale-down right by the Company set out in paragraph 2(r)

9

above, and (y) the right of the Company to increase the Additional Facility Commitments set out in paragraph 2(s) above.

13.

This Additional Facility Notice and any non-contractual obligations arising out of or in connection with it are governed by English law. Each party irrevocably agrees that the courts of England shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Additional Facility Notice (including the agreement constituted by the parties’ acknowledgement of its terms) or its subject matter or formation (including non-contractual disputes or claims or a dispute regarding the existence, validity or termination of this Additional Facility Notice).

14.

Terms which are used in this Additional Facility Notice which are not defined in this Additional Facility Notice but are defined in the Facilities Agreement shall have the meaning given to those terms in the Facilities Agreement.

15.

This Additional Facility Notice has been entered into on the date stated above and is executed as a deed by each person to become an Additional Term Facility Lender in respect of the abovementioned Additional Term Facility.

16.	It is intended that this Additional Facility Notice takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.

17.	Clause 49 (Contractual Recognition of Bail-In) of the Facilities Agreement shall be deemed to be incorporated into this Additional Facility Notice mutatis mutandis.

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SCHEDULE 1

Additional Term Facility Lenders and their Commitments

Additional Term Facility Lenders	Additional Term Facility Lender’s Commitment (in EUR) following the Arrow Availability Period Starting Date	Additional Term Facility Lender’s Commitment (in EUR) following the Vimeo Availability Period Starting Date but prior to (and excluded) the Arrow Availability Period Starting Date
UniCredit S.p.A.	EUR 175,000,000	EUR 125,298,328
Banca Nazionale del Lavoro S.p.A.	EUR 50,000,000	EUR 35,799,523
Société Générale	EUR 50,000,000	EUR 35,799,523
HSBC Continental Europe	EUR 64,000,000	EUR 45,823,389
Crédit Agricole Corporate and Investment Bank, Milan Branch	EUR 30,000,000	EUR 21,479,714
Banco BPM S.p.A.	EUR 50,000,000	EUR 35,799,523
Total	EUR 419,000,000	EUR 300,000,000

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* * *

If you agree that the foregoing proposal represents an accurate and fair reproduction of our understandings, please reproduce a copy of this proposal in a separate letter and return to us such copy signed by your authorized representatives as evidence of your acceptance.

Yours sincerely,

BENDING SPOONS OPERATIONS S.P.A.
as Obligors’ Agent

By:	/s/ Davide Giorgio Andrea Scarpazza

Name:	Davide Giorgio Andrea Scarpazza

Title:	Executive Director

[Project Warhol – Signature page to the Additional Facility Notice]

To:

Bending Spoons Operations S.p.A.

Via Nino Bonnet 10

20154 Milan

Italy

Copy to:

Banca Nazionale del Lavoro S.p.A.

Via Altiero Spinelli 30

00157 Rome

Italy

Banco BPM S.p.A.

Piazza F. Meda 4

20121 Milan

Italy

Credit Agricole Corporate and Investment Bank, Milan Branch

Piazza Cavour 2

20121 Milan

Italy

UniCredit S.p.A.

Piazza Gae Aulenti 3, Tower A

20154 Milan

Italy

HSBC Continental Europe

38 Avenue Kléber

75116 Paris

France

Société Générale

29 Boulevard Haussmann

75009 Paris

France

27 October 2025

Project Warhol – Additional Facility Notice

Dear Sirs,

We acknowledge receipt of your letter dated as of today’s date, the content of which we reproduce in full below in full acceptance.

* * *

[Remainder of the page intentionally left blank]

“To:

Banca Nazionale del Lavoro S.p.A.

Via Altiero Spinelli 30

00157 Rome

Italy

Banco BPM S.p.A.

Piazza F. Meda 4

20121 Milan

Italy

Credit Agricole Corporate and Investment Bank, Milan Branch

Piazza Cavour 2

20121 Milan

Italy

UniCredit S.p.A.

Piazza Gae Aulenti 3, Tower A

20154 Milan

Italy

HSBC Continental Europe

38 Avenue Kléber

75116 Paris

France

Société Générale

29 Boulevard Haussmann

75009 Paris

France

Intesa Sanpaolo S.p.A.

Largo Mattioli 3

20121 Milan

Italy

27 October 2025

Project Warhol – Additional Facility Notice

Dear Sirs,

Following our recent negotiations, we hereby propose and offer to you to enter into the following additional facility notice.

* * *

[Remainder of the page intentionally left blank]

Additional Facility Notice

From:	Bending Spoons Operations S.p.A. as Obligors’ Agent

Via Nino Bonnet 10

20154 Milan Italy

To:The Additional Term Facility Lenders as listed in Schedule 1

Intesa Sanpaolo S.p.A. as Agent and Security Agent

Largo Mattioli 3

20121 Milan

Italy

Dated: 27 October 2025

Dear Sirs,

Project Warhol – Facilities Agreement originally entered into on 30 July 2024 by and between, among others, Bending Spoons Operations S.p.A., as, among others, Company, Intesa Sanpaolo S.p.A., as, among others, Agent, Security Agent and Arranger, and Banco BPM S.p.A. and BNP Paribas Italian Branch, as, among others, Arrangers (as amended, the “Facilities Agreement”).

1.

We refer to the Facilities Agreement. This is an Additional Facility Notice in respect of Additional Facility Commitments in the original aggregate amount of EUR 419,000,000 made by the Additional Term Facility Lenders (without prejudice to the exercise of (x) the scale-down right by the Company set out in paragraph 2(r) below and (y) the right of the Company to increase the Additional Facility Commitments set out in paragraph 2(s) below), which shall be established as a new Euro-denominated term loan facility to be made available pursuant to the terms of this Additional Facility Notice and the Facilities Agreement and intended as an Additional Term Facility named “Facility A2” from (and including) the Additional Facility Commencement Date (as defined below), as permitted by paragraph (a) of clause 2.5 of the Facilities Agreement (“Facility A2” and the “Additional Term Facility”). Terms defined in the Facilities Agreement have the same meaning in this Additional Facility Notice, unless given a different meaning hereunder. The Additional Term Facility Lenders have agreed to provide the Additional Term Facility on the terms set forth below.

2.	We wish to establish the Additional Term Facility on the following terms and otherwise on the same terms applicable to the Facility A:

(a)	Borrower: Bending Spoons Operations S.p.A..

(b)	Arrangers: Banca Nazionale del Lavoro S.p.A.; Banco BPM S.p.A.; Crédit Agricole Corporate and Investment Bank, Milan Branch; HSBC Continental Europe; Société Générale; UniCredit S.p.A..

(c)	Amount: EUR 419,000,000 (the “Aggregate Amount”)

(A)	Facility A2 Tranche 1: EUR 300,000,000, and

(B)	Facility A2 Tranche 2: EUR 119,000,000,

provided that, if the Vimeo Availability Period Starting Date (as defined below) occurs prior to the Arrow Availability Period Starting Date (as defined below):

(1)	at any time on and from the Vimeo Availability Period Starting Date (as defined below) but prior to (and excluded) the Arrow Availability Period

1

Starting Date (as defined below) (and unless otherwise agreed with all Additional Term Facility Lenders), the aggregate Available Commitment under the Additional Term Facility shall be deemed reduced to an amount equal to Euro 300,000,000 (and the available Additional Term Facility Lender Commitment of each Additional Term Facility Lender shall be deemed to be reduced on a pro rata basis), it being understood (for the avoidance of doubt) that, on and from the Arrow Availability Period Starting Date (included), the aggregate Available Commitment under the Additional Term Facility shall be deemed equal to the Aggregate Amount; and

(2)

if the Arrow Availability Period Starting Date does not occur within 180 days from the signing date of this Additional Facility Notice, the aggregate amount of the Additional Term Facility Lender Commitments in excess of Euro 300,000,000 shall be immediately cancelled at the end of the Availability Period.

(d)	Additional Term Facility Lender(s): As provided in Schedule 1.

(e)

Additional Term Facility Lender Commitment(s): As provided in Schedule 1, subject to (i) paragraph (g) below, (ii) any exercise of the scale-down right by the Company set out in paragraph (r) below, and (iii) any exercise of the right of the Company to increase the Additional Term Facility Lender Commitments set out in paragraph (s) below.

(f)	Currency: EUR.

(g)

Additional Facility Commencement Date: means the date on which the Additional Term Facility Lenders representing at least 66⅔% of the Additional Term Facility Lender Commitments under this Additional Facility Notice (the “Majority Additional Term Facility Lenders”) have confirmed to the Agent and the Company having received all of the documents and other evidence set out below, in form and substance satisfactory to it (acting reasonably) or receipt of such documents and evidence has been waived by the Majority Additional Term Facility Lenders (provided that the Additional Term Facility Lenders shall notify the Agent and the Company promptly upon being so satisfied and the Additional Term Facility Lenders authorise (and instruct) the Agent to provide any subsequent notification to the Company):

(A)	a copy of the resolution of the Board of Directors of the Company:

(1)	approving the terms of, and the transactions contemplated by, the Additional Facility Notice and resolving that it execute, deliver and perform its obligations under the Additional Facility Notice;

(2)	authorising a specified person or persons to execute the Additional Facility Notice on its behalf; and

(3)

authorising a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or dispatched by it under or in connection with the Additional Facility Notice;

(B)	the applicable Fee Letters to be executed on or about the date of this Additional Facility Notice, by, amongst others, the Company and the relevant Additional Term Facility Lenders;

2

(C)

reasonable evidence that the payments due and payable to the Additional Term Facility Lenders pursuant to the Fee Letters have been paid or will be paid in accordance with the relevant Fee Letters, provided that a reference to the payment of such fees in any funds flow statement shall be deemed to be reasonable evidence for this purpose and shall (in each case) satisfy this conditions precedent in form and substance satisfactory to the Additional Term Facility Lenders (acting reasonably);

(D)	a copy of the Arrow Acquisition Agreement executed by the parties thereto (for information purposes only);

(E)	the New Debt Financing Certificate (as defined in the Intercreditor Agreement) relating to this Additional Facility Notice executed by the Company; and

(F)	the following legal opinions:

(1)	an English law opinion of Milbank LLP, as to the validity and enforceability of this Additional Facility Notice; and

(2)	an Italian law opinion of Latham & Watkins, as to the capacity of the Company to enter into this Additional Facility Notice.

(h)	Availability Period:

(A)

Facility A2 Tranche 1: the period from (and including) the earlier of the (i) the Vimeo Availability Period Starting Date and (ii) the Arrow Availability Period Starting Date until (and including) the date falling 180 days from the signing date of this Additional Facility Notice;

(B)

Facility A2 Tranche 2: the period from (and including) the Arrow Availability Period Starting Date until (and including) the date falling 180 days from the signing date of this Additional Facility Notice;

“Arrow Closing Date” means the date that the Company has confirmed to the Agent on which it (directly or indirectly) will consummate the acquisition of (A) substantially all of the equity of the Target named “Arrow” (“Arrow”) and (B) certain specified assets of the “Asset Sellers” (as defined in the Arrow Acquisition Agreement (as defined below)), in accordance with the equity and asset purchase agreement among, inter alios, Arrow and the equity sellers and asset sellers party thereto (including all schedules and exhibits thereto and after giving effect to any alteration, amendment, modification, supplement or waiver thereof, the “Arrow Acquisition Agreement”) ((A) and (B), collectively, the “Arrow Acquisition”).

“Arrow Closing Notice” means the written notice to be delivered by the Company to the Agent not later than 8 Business Days prior to the envisaged Arrow Closing Date confirming (i) the envisaged date on which the Arrow Closing Date is expected to occur and (ii) the first day of the applicable Availability Period (which shall be a date falling not earlier than 5 Business Days prior to the envisaged Arrow Closing Date, the “Arrow Availability Period Starting Date”).

“Vimeo Closing Date” means the date that the Company has confirmed to the Agent on which it (directly or indirectly) will consummate the acquisition of Vimeo, Inc. (“Vimeo”) in accordance with the agreement and plan of merger dated as of 10 September 2025 (including all schedules and exhibits thereto and after giving effect to any alteration, amendment, modification, supplement or waiver thereof, the “Vimeo Acquisition Agreement”) (the “Vimeo Acquisition”).

3

“Vimeo Closing Notice” means the written notice to be delivered by the Company to the Agent not later than 8 Business Days prior to the envisaged Vimeo Closing Date confirming (i) the envisaged date on which the Vimeo Closing Date is expected to occur and (ii) the first day of the applicable Availability Period (which shall be a date falling not earlier than 5 Business Days prior to the envisaged Vimeo Closing Date, the “Vimeo Availability Period Starting Date”).

(i)	Delivery of a duly completed Utilisation Request: Same as for Facility A.

(j)	Further conditions precedent: The Additional Term Facility Lenders will only be obliged to disburse a Utilisation if:

(A)	on the date of the relevant Utilisation Request:

(I)	no Event of Default is continuing or would result from the proposed Utilisation;

(II)	the Repeating Representations are true in all material respects;

(B)

the Company confirms in the relevant Utilisation Request that the requirement set out in paragraph (a)(iii) of Clause 2.5 (Additional Facilities) of the Facilities Agreement has been complied with or, on the relevant Utilisation Date, will be complied with, in each case in accordance with the terms thereof.

(k)	Maximum number of Utilisations: Two.

(l)	Fees: As indicated in the separate Fee Letter(s).

(m)	Termination Date: 31 March 2031.

(n)	Margin: Same as for Facility A.

(o)	Purpose: The Company shall apply all amounts drawn under Facility A2 in or towards, directly or indirectly (including by way of on-lending to, or investment in, any other member of the Group):

(A)

finance the Vimeo Acquisition, the Arrow Acquisition and any other Permitted Acquisition (including similar investments and capital expenditures by the Company and its Subsidiaries (including any earnouts, seller debt, working capital or other purchase adjustments in connection with the foregoing));

(B)	replenish cash and/or repayment of indebtedness incurred in connection with the foregoing;

(C)	pay fees, costs and expenses incurred in connection with the foregoing; and

(D)	(only from and including the date on which the Arrow Closing Date occurs) general corporate purposes.

(p)

Initial Interest Period: Without prejudice to any other provisions of the Facilities Agreement, the Company may select an Interest Period of three (3) or six (6) Months, or such other periods as may be selected by the Company to align with payment and/or repayment dates (including in accordance with paragraph (j) of Clause 15.1 (Selection of Interest Periods and Terms) of the Facilities Agreement), or, in each case, any period agreed between the Company and the Agent (acting on the instructions of the Lenders of the relevant Utilisation), provided that the first Interest Period shall end on the first Repayment Date of the Facility A2.

4

(q)

Repayment: the Company shall repay, or procure the repayment of, the aggregate principal amount of the Additional Term Facility Loans made to it under Facility A2 in equal semi-annual instalments by repaying on each Repayment Date for the Additional Term Facility the amount set out in the table below:

(i)	in case the Facility A2 (i.e., Facility A2 Tranche 1 and Facility A2 Tranche 2) is fully drawn prior to 31 March 2026:

Repayment Date	Instalment
31 March 2026	EUR 38,090,910
30 September 2026	EUR 38,090,910
31 March 2027	EUR 38,090,910
30 September 2027	EUR 38,090,910
31 March 2028	EUR 38,090,910
30 September 2028	EUR 38,090,910
31 March 2029	EUR 38,090,910
30 September 2029	EUR 38,090,910
31 March 2030	EUR 38,090,910
30 September 2030	EUR 38,090,910
Termination Date	EUR 38,090,900

(ii)	in case the Facility A2 Tranche 1 is fully drawn prior to 31 March 2026 and Facility A2 Tranche 2 remains undrawn:

Repayment Date	Instalment
31 March 2026	EUR 27,272,728
30 September 2026	EUR 27,272,728
31 March 2027	EUR 27,272,728
30 September 2027	EUR 27,272,728
31 March 2028	EUR 27,272,728
30 September 2028	EUR 27,272,728
31 March 2029	EUR 27,272,728
30 September 2029	EUR 27,272,728
31 March 2030	EUR 27,272,728

5

30 September 2030	EUR 27,272,728
Termination Date	EUR 27,272,720

provided that, if none of the amortization’s plans specified above will apply, the Company shall provide an updated amortization plan, providing for equal semi-annual principal instalments, to the Agent and the Additional Term Facility Lenders by no later than 31 March 2026.

(r)

Notwithstanding any other provision herein, each of the Additional Term Facility Lenders that is a party to this Additional Facility Notice acknowledges and agrees that, prior to the Additional Facility Commencement Date, the Company has the right, in its absolute discretion, to appoint other banks, financial institutions or other persons (the “New Additional Term Facility Lenders”) to arrange and provide any of the Commitments under Facility A2 on the same terms contained herein, and, as a consequence, to accordingly decrease the Commitment of any Additional Term Facility Lender under this Additional Facility Notice, provided that:

(i)

for the avoidance of doubt, no decrease of any Commitment may occur in respect of any Additional Term Facility Lender save with the prior written consent of the relevant Additional Term Facility Lender;

(ii)

the Agent has confirmed that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that Additional Facility Lender; and

(iii)

the Additional Term Facility Lenders that are parties to this Additional Facility Notice shall, promptly upon request of the Company, enter into new an amendment and restatement agreement with respect to this Additional Facility Notice and any other appropriate documentation reasonably requested by the Company to reflect any changes required to reflect the accession of each New Additional Term Facility Lender.

(s)

Notwithstanding any other provision herein, each of the Additional Term Facility Lenders that is a party to this Additional Facility Notice acknowledges and agrees that, prior to the Additional Facility Commencement Date, the Company has the right, in its absolute discretion, to appoint other banks, financial institutions or other persons to arrange and provide for additional Commitments (the “Additional Commitments”) under Facility A2 (including by increasing the Commitments of any Additional Term Facility Lender hereunder, if so separately agreed with the relevant Additional Term Facility Lender) on the same terms contained herein and, thus, increase the aggregate Additional Facility Commitment under such Facility A2, provided that the Additional Commitments shall not exceed:

(i)

an amount equal to the difference between (x) Euro 100 million and (y) the additional commitments arranged and provided by banks, financial institutions or other persons appointed by the Company, in its absolute discretion, pursuant to the additional facility notice entered into on the signing date of this Additional Facility Notice in respect of an increase in the Original Revolving Facility (for the avoidance of doubt, in addition to the original commitment of such additional revolving facility as at the signing date of this Additional Facility Notice, as communicated by the Company to the Additional Term Facility Lenders prior to the signing date of this Additional Facility Notice, which shall be disregarded for the purposes of the calculations under this paragraph), plus

6

(ii)

an amount equal to the aggregate commitment which has been (or, prior to the Additional Facility Commencement Date, will be) cancelled by the Company in respect of the New York law governed delayed draw term loan A facility regulated pursuant to a commitment letter executed on or about the signing date of this Additional Facility Notice for an original aggregate principal amount communicated by the Company to the Additional Term Facility Lenders prior to the signing date of this Additional Facility Notice, and further provided that:

(i)

an updated amortization plan in respect of Facility A2, providing for equal semi-annual principal instalments, shall be promptly provided by the Company to the Agent and the Additional Term Facility Lenders; and

(ii)	the Agent has confirmed that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that Additional Facility Lender;

(iii)

the Additional Term Facility Lenders that are parties to this Additional Facility Notice shall, promptly upon request of the Company, enter into new an amendment and restatement agreement with respect to this Additional Facility Notice and any other appropriate documentation reasonably requested by the Company to reflect any changes required to reflect the increase of the Commitments under Facility A2 and the accession of any new banks, financial institutions or other persons.

(t)

Notwithstanding any other provision herein, if the Vimeo Availability Period Starting Date has occurred (and the Arrow Availability Period Starting Date has not occurred) and the Facility A2 Tranche 1 has been utilized by the Company but (1) the Vimeo Closing Date does not occur within 10 Business Days after (and excluding) the Vimeo Availability Period Starting Date (“Vimeo Closing Deadline”) and (2) the Arrow Closing Date has not occurred prior to the Vimeo Closing Deadline, the Company shall either (A) apply in voluntary prepayment an amount equal to the amount of the Utilization made with respect to Facility A2 Tranche 1, in accordance with the terms of the Facilities Agreement, or (B) deposit an amount equal to the amount of the Utilization made with respect to Facility A2 Tranche 1 in an escrow account or blocked account or other similar account opened with an Acceptable Bank, on terms reasonably satisfactory for the Majority Additional Term Facility Lender, until the earlier of:

(i)	the date on which the Vimeo Closing Date occurs, provided that such amount shall be used in accordance with paragraph (o) above;

(ii)	the date on which the Arrow Closing Date occurs, provided that such amount shall be used in accordance with paragraph (o) above; and

(iii)

the date falling 180 days from the signing date of this Additional Facility Notice, provided that the Company shall ensure that the amount at that date still deposited on the relevant account is applied by the Company in voluntary prepayment of Facility A2 Tranche 1 within 5 Business Days following such date, in accordance with the terms of the Facilities Agreement.

(u)

Notwithstanding any other provision herein, if the Arrow Availability Period Starting Date has occurred (and the Vimeo Availability Period Starting Date has not occurred) and the Facility A2 has been utilized by the Company but (1) the Arrow Closing Date

7

does not occur within 10 Business Days after (and excluding) the Arrow Availability Period Starting Date (“Arrow Closing Deadline”) and (2) the Vimeo Closing Date has not occurred prior to the Arrow Closing Deadline, the Company shall either (A) apply in voluntary prepayment an amount equal to the amount of the Utilization made with respect to Facility A2, in accordance with the terms of the Facilities Agreement, or (B) deposit an amount equal to the amount of the Utilization made with respect to Facility A2 in an escrow account or blocked account or other similar account opened with an Acceptable Bank, on terms reasonably satisfactory for the Majority Additional Term Facility Lender, until the earlier of:

(i)	the date on which the Arrow Closing Date occurs, provided that such amount shall be used in accordance with paragraph (o) above;

(ii)	with respect to an amount equal to Euro 300,000,000, the date on which the Vimeo Closing Date occurs, provided that such amount shall be used in accordance with paragraph (o) above; and

(iii)

the date falling 180 days from the signing date of this Additional Facility Notice, provided that the Company shall ensure that the amount at that date still deposited on the relevant account is applied by the Company in voluntary prepayment of Facility A2 within 5 Business Days following such date, in accordance with the terms of the Facilities Agreement.

3.

We confirm for and on behalf of each Obligor as Obligor’s Agent that the Repeating Representations are deemed to be made by each Obligor (by reference to the facts and circumstances then existing) on the date of this Additional Facility Notice and references to “this Agreement” in the Repeating Representations should be construed as references to this Additional Facility Notice and the Facilities Agreement, as amended pursuant to this Additional Facility Notice.

4.	The Company confirms that no Material Event of Default is continuing as at the date of this Additional Facility Notice nor will be continuing as at the Additional Facility Commencement Date.

5.

The Company confirms, on behalf of itself and each other Obligor as Obligors’ Agent, with effect from (and including) the Additional Facility Commencement Date, that the guarantees and indemnities set out in clause 23 (Guarantee and Indemnity) of the Facilities Agreement shall:

(i)	continue to apply in full force and effect in respect of the obligations of each Obligor under the Finance Documents, notwithstanding amendments contemplated by this Additional Facility Notice; and

(ii)	extend to all new liabilities and obligations of any Obligor under the Finance Documents arising from the amendments and/or extensions and/or increases effected by this Additional Facility Notice,

subject to the guarantee limitations set out in clause 23 (Guarantee and Indemnity) of the Facilities Agreement, and any guarantee limitations set out in any Accession Deeds.

6.

The Company will procure, following the Additional Facility Commencement Date and, in any case, within 10 Business Days of such date: (a) that Bending Spoons US Inc. and the other relevant grantors will execute a New York law-governed agreement reaffirming the grant of security interests under the New York law-governed US Security Agreement dated 24 December 2024 by and among the Security Agent and the grantors party thereto, as may have been confirmed and extended from time to time; and (b) that simultaneous with the provision

8

of (a), the Company shall ensure that the Agent is provided customary legal opinions (as to capacity and enforceability) in a form satisfactory to the Agent in relation to the execution of the relevant abovementioned agreement.

7.

The Company (on behalf of itself and each other Obligor as Obligors’ Agent) confirms that, with effect from (and including) the Additional Facility Commencement Date, the security created by the Transaction Security Documents (as confirmed and/or extended, as the case may be, from time to time) to which the Company or that Obligor is a party shall:

(i)	continue to remain in full force and effect in respect of the obligations of each Obligor under the Finance Documents; and
(ii)

continue to secure the Secured Obligations (as defined in the Intercreditor Agreement or the relevant Transaction Security Documents to which it is a party) under the Finance Documents as amended by this Additional Facility Notice (including, but not limited to, under the Facilities Agreement).

8.

The Company confirms that each of the applicable conditions in clause 2.5 (Additional Facilities) of the Facilities Agreement are met as at the date of this Additional Facility Notice and that this Additional Facility Notice is delivered pursuant thereto and in accordance therewith.

9.

The Company undertakes to supply (or procure the supply of), as soon as reasonably practicable upon the request of the relevant Additional Term Facility Lender, such documentation and other evidence reasonably requested by such Additional Term Facility Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks it is required to comply with under all applicable laws and regulations pursuant to the transaction contemplated by this Additional Facility Notice (the “KYC Regulations”) if:

(i)	the introduction of any change in (or in the interpretation, administration or application of) any of the KYC Regulations made after the date this Additional Facility Notice is signed; or
(ii)

any change in the status of an Obligor (or a Holding Company of an Obligor) or the composition of the shareholders of an Obligor (or of a Holding Company of an Obligor) after the date this Additional Facility Notice is signed, obliges the relevant Additional Term Facility Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it.

10.

The Company confirms that its appointment by each Obligor (other than the Company) of the Company as Obligors’ Agent under clause 2.3 of the Facilities Agreement remains in full force and effect and has not been revoked as at the date of this Additional Facility Notice.

11.

For the avoidance of doubt, this Additional Facility Notice shall not constitute or be construed as any form of novation, amendment, extension, release, replacement, restatement, supplement, modification or renewal of, and shall have no novative effect (effetto novativo) on, any Transaction Security Document.

12.

By signing this Additional Facility Notice, each Additional Term Facility Lender, in respect of the abovementioned Additional Term Facility, agrees to make available its Commitment in that Additional Term Facility in the aggregate amount set out under Schedule 1, without prejudice to the exercise of (x) the scale-down right by the Company set out in paragraph 2(r)

9

above, and (y) the right of the Company to increase the Additional Facility Commitments set out in paragraph 2(s) above.

13.

This Additional Facility Notice and any non-contractual obligations arising out of or in connection with it are governed by English law. Each party irrevocably agrees that the courts of England shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Additional Facility Notice (including the agreement constituted by the parties’ acknowledgement of its terms) or its subject matter or formation (including non-contractual disputes or claims or a dispute regarding the existence, validity or termination of this Additional Facility Notice).

14.

Terms which are used in this Additional Facility Notice which are not defined in this Additional Facility Notice but are defined in the Facilities Agreement shall have the meaning given to those terms in the Facilities Agreement.

15.

This Additional Facility Notice has been entered into on the date stated above and is executed as a deed by each person to become an Additional Term Facility Lender in respect of the abovementioned Additional Term Facility.

16.	It is intended that this Additional Facility Notice takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.
17.	Clause 49 (Contractual Recognition of Bail-In) of the Facilities Agreement shall be deemed to be incorporated into this Additional Facility Notice mutatis mutandis.

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SCHEDULE 1

Additional Term Facility Lenders and their Commitments

Additional Term Facility Lenders	Additional Term Facility Lender’s Commitment (in EUR) following the Arrow Availability Period Starting Date	Additional Term Facility Lender’s Commitment (in EUR) following the Vimeo Availability Period Starting Date but prior to (and excluded) the Arrow Availability Period Starting Date
UniCredit S.p.A.	EUR 175,000,000	EUR 125,298,328
Banca Nazionale del Lavoro S.p.A.	EUR 50,000,000	EUR 35,799,523
Société Générale	EUR 50,000,000	EUR 35,799,523
HSBC Continental Europe	EUR 64,000,000	EUR 45,823,389
Crédit Agricole Corporate and Investment Bank, Milan Branch	EUR 30,000,000	EUR 21,479,714
Banco BPM S.p.A.	EUR 50,000,000	EUR 35,799,523
Total	EUR 419,000,000	EUR 300,000,000

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* * *

If you agree that the foregoing proposal represents an accurate and fair reproduction of our understandings, please reproduce a copy of this proposal in a separate letter and return to us such copy signed by your authorized representatives as evidence of your acceptance.

Yours sincerely,

BENDING SPOONS OPERATIONS S.P.A.

as Obligors’ Agent

By:

Name:

Title:”

[Project Warhol – Signature page to the Additional Facility Notice]

* * *

We hereby accept your proposal above.

INTESA SANPAOLO S.P.A.

as Agent

By:	/s/ Francesco Baietti

Name:	Francesco Baietti

Title:	AUTHORIZED SIGNATORY

By:	/s/ Corrado Spotti

Name:	Corrado Spotti

Title:	AUTHORIZED SIGNATORY

[Project Warhol – Signature page to the Additional Facility Notice]

To:

Intesa Sanpaolo S.p.A.

Largo Mattioli 3

20121

Milan Italy

Banca Nazionale del Lavoro S.p.A.

Via Altiero Spinelli 30

00157 Rome

Italy

Credit Agricole Corporate and Investment Bank, Milan Branch

Piazza Cavour 2

20121 Milan

Italy

UniCredit S.p.A.

Piazza Gae Aulenti 3, Tower A

20154 Milan

Italy

HSBC Continental Europe

38 Avenue Kléber

75116 Paris

France

Société Générale

29 Boulevard Haussmann

75009 Paris

France

Intesa Sanpaolo S.p.A.

Largo Mattioli 3

20121 Milan

Italy

27 October 2025

Project Warhol – Additional Facility Notice

Dear Sirs,

Following our recent negotiations, we hereby propose and offer to you to enter into the following additional facility notice.

* * *

[Remainder of the page intentionally left blank]

Additional Facility Notice

From:	Bending Spoons Operations S.p.A. as Obligors’ Agent Via Nino Bonnet 10 20154 Milan Italy
To:	The Additional Revolving Facility Lenders as listed in Schedule 1

Intesa Sanpaolo S.p.A. as Agent and Security Agent
Largo Mattioli 3
20121 Milan
Italy

Dated: 27 October 2025

Dear Sirs,

Project Warhol – Facilities Agreement originally entered into on 30 July 2024 by and between, among others, Bending Spoons Operations S.p.A., as, among others, Company, Intesa Sanpaolo S.p.A., as, among others, Agent, Security Agent and Arranger, and Banco BPM S.p.A. and BNP Paribas Italian Branch, as, among others, Arrangers (as amended, the “Facilities Agreement”).

1.

We refer to the Facilities Agreement. This is an Additional Facility Notice in respect of Additional Facility Commitments in the original aggregate amount of EUR 250,000,000 made by the Additional Revolving Facility Lenders (without prejudice to the exercise of (x) the scale-down right by the Company set out in paragraph 2(k) below and (y) the right of the Company to increase the Additional Facility Commitments set out in paragraph 2(l) below), which shall be established as an Additional Facility to be made available pursuant to the terms of this Additional Facility Notice and the Facilities Agreement and intended as an increase in the Original Revolving Facility from (and including) the Additional Facility Commencement Date (as defined below), as permitted by paragraph (a) of clause 2.5 of the Facilities Agreement (the “Additional Revolving Facility”). Terms defined in the Facilities Agreement have the same meaning in this Additional Facility Notice, unless given a different meaning hereunder. The Additional Revolving Facility Lenders have agreed to provide the Additional Revolving Facility on the terms set forth below.

2.	We wish to establish the Additional Revolving Facility on the following terms and otherwise on the same terms applicable to the Original Revolving Facility:
(a)	Borrower: Bending Spoons Operations S.p.A..
(b)	Amount: EUR 250,000,000.
(c)	Additional Revolving Facility Lender(s): As provided in Schedule 1.
(d)

Additional Revolving Facility Lender Commitment(s): As provided in Schedule 1, subject to (i) paragraph (f) below, (ii) any exercise of the scale-down right by the Company set out in paragraph (k) below, and (ii) any exercise of the right of the Company to increase the Additional Revolving Facility Lender Commitments set out in paragraph (l) below.

(e)	Currency: EUR.
(f)	Additional Facility Commencement Date: means the date on which the Additional Revolving Facility Lenders representing at least 66⅔% of the Additional Revolving

1

Facility Lender Commitments under this Additional Facility Notice (the “Majority Additional Revolving Facility Lenders”) have confirmed to the Agent and the Company having received all of the documents and other evidence set out below, in form and substance satisfactory to it (acting reasonably) or receipt of such documents and evidence has been waived by the Majority Additional Revolving Facility Lenders (provided that the Additional Revolving Facility Lenders shall notify the Agent and the Company promptly upon being so satisfied and the Additional Revolving Facility Lenders authorise (and instruct) the Agent to provide any subsequent notification to the Company):

(i)	a copy of the resolution of the Board of Directors of the Company:
(A)	approving the terms of, and the transactions contemplated by, the Additional Facility Notice and resolving that it execute, deliver and perform its obligations under the Additional Facility Notice;
(B)	authorising a specified person or persons to execute the Additional Facility Notice on its behalf; and
(C)

authorising a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or dispatched by it under or in connection with the Additional Facility Notice;

(ii)	the applicable Fee Letters to be executed on or about the date of this Additional Facility Notice, by, amongst others, the Company and the relevant Additional Revolving Facility Lenders;
(iii)

reasonable evidence that the payments due and payable to the Additional Revolving Facility Lenders pursuant to the Fee Letters have been paid or will be paid in accordance with the relevant Fee Letters, provided that a reference to the payment of such fees in any funds flow statement shall be deemed to be reasonable evidence for this purpose and shall (in each case) satisfy this conditions precedent in form and substance satisfactory to the Additional Revolving Facility Lenders (acting reasonably);

(iv)	the New Debt Financing Certificate (as defined in the Intercreditor Agreement) relating to this Additional Facility Notice executed by the Company; and
(v)	the following legal opinions:
(A)	an English law opinion of Milbank LLP, as to the validity and enforceability of this Additional Facility Notice; and
(B)	an Italian law opinion of Latham & Watkins, as to the capacity of the Company to enter into this Additional Facility Notice.
(g)

Availability Period: the period from (and including) the Arrow Closing Date until (and including) the date falling 180 days from the signing date of this Additional Facility Notice (and for the avoidance of doubt, if the Arrow Closing Date does not occur, the Availability Period shall not be deemed to begin and the Additional Revolving Facility shall be deemed cancelled).

“Arrow Closing Date” means the date that the Company has confirmed to the Agent on which it (directly or indirectly) will consummate the acquisition of (A) substantially all of the equity of the Target named “Arrow” (“Arrow”) and (B) certain specified

2

assets of the “Asset Sellers” (as defined in the Arrow Acquisition Agreement (as defined below)), in accordance with the equity and asset purchase agreement among, inter alios, Arrow and the equity sellers and asset sellers party thereto (including all schedules and exhibits thereto and after giving effect to any alteration, amendment, modification, supplement or waiver thereof, the “Arrow Acquisition Agreement”) ((A) and (B), collectively, the “Arrow Acquisition”).

(h)	Fees: As indicated in the separate Fee Letter(s).
(i)	Termination Date: Same as for Original Revolving Facility.
(j)	Margin: Same as for Original Revolving Facility.
(k)

Notwithstanding any other provision herein, each of the Additional Revolving Facility Lenders that is a party to this Additional Facility Notice acknowledges and agrees that, prior to the Additional Facility Commencement Date, the Company has the right, in its absolute discretion, to appoint other banks, financial institutions or other persons (the “New Additional Revolving Facility Lenders”) to arrange and provide any of the Commitments under the Additional Revolving Facility on the same terms contained herein, and, as a consequence, to accordingly decrease the Commitment of any Additional Revolving Facility Lender under this Additional Facility Notice, provided that:

(i)

for the avoidance of doubt, no decrease of any Commitment may occur in respect of any Additional Revolving Facility Lender save with the prior written consent of the relevant Additional Revolving Facility Lender;

(ii)

the Agent has confirmed that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that Additional Facility Lender; and

(iii)

the Additional Revolving Facility Lenders that are parties to this Additional Facility Notice shall, promptly upon request of the Company, enter into new an amendment and restatement agreement with respect to this Additional Facility Notice and any other appropriate documentation reasonably requested by the Company to reflect any changes required to reflect the accession of each New Additional Revolving Facility Lender.

(l)

Notwithstanding any other provision herein, each of the Additional Revolving Facility Lenders that is a party to this Additional Facility Notice acknowledges and agrees that, prior to the Additional Facility Commencement Date, the Company has the right, in its absolute discretion, to appoint other banks, financial institutions or other persons to arrange and provide for additional Commitments (the “Additional Commitments”) under the Additional Revolving Facility (including by increasing the Commitments of any Additional Revolving Facility Lender hereunder, if so separately agreed with the relevant Additional Revolving Facility Lender) on the same terms contained herein and, thus, increase the aggregate Additional Facility Commitment under such Additional Revolving Facility, provided that the Additional Commitments shall not exceed:

(i)

an amount equal to the difference between (x) Euro 100 million and (y) the additional commitments arranged and provided by banks, financial institutions or other persons appointed by the Company, in its absolute discretion, pursuant to the additional facility notice entered into on the signing date of this Additional Facility Notice in respect of a new Euro-denominated term loan facility (for the avoidance of doubt, in addition to the original commitment of such additional term loan facility as at the signing date of this Additional Facility Notice, as

3

communicated by the Company to the Additional Revolving Facility Lenders prior to the signing date of this Additional Facility Notice, which shall be disregarded for the purposes of the calculations under this paragraph), plus

(ii)

an amount equal to the aggregate commitment which has been (or, prior to the Additional Facility Commencement Date, will be) cancelled by the Company in respect of the New York law governed senior secured revolving credit facility regulated pursuant to a commitment letter executed on or about the signing date of this Additional Facility Notice for an original aggregate principal amount communicated by the Company to the Additional Revolving Facility Lenders prior to the signing date of this Additional Facility Notice, and further provided that:

(i)

the Agent has confirmed that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that Additional Facility Lender; and

(ii)

the Additional Revolving Facility Lenders that are parties to this Additional Facility Notice shall, promptly upon request of the Company, enter into new an amendment and restatement agreement with respect to this Additional Facility Notice and any other appropriate documentation reasonably requested by the Company to reflect any changes required to reflect the increase of the Commitments under the Additional Revolving Facility and the accession of any new banks, financial institutions or other persons.

3.

We confirm for and on behalf of each Obligor as Obligor’s Agent that the Repeating Representations are deemed to be made by each Obligor (by reference to the facts and circumstances then existing) on the date of this Additional Facility Notice and references to “this Agreement” in the Repeating Representations should be construed as references to this Additional Facility Notice and the Facilities Agreement, as amended pursuant to this Additional Facility Notice.

4.	The Company confirms that no Material Event of Default is continuing as at the date of this Additional Facility Notice nor will be continuing as at the Additional Facility Commencement Date.
5.

The Company confirms, on behalf of itself and each other Obligor as Obligors’ Agent, with effect from (and including) the Additional Facility Commencement Date, that the guarantees and indemnities set out in clause 23 (Guarantee and Indemnity) of the Facilities Agreement shall:

(a)	continue to apply in full force and effect in respect of the obligations of each Obligor under the Finance Documents, notwithstanding amendments contemplated by this Additional Facility Notice; and
(b)	extend to all new liabilities and obligations of any Obligor under the Finance Documents arising from the amendments and/or extensions and/or increases effected by this Additional Facility Notice,

subject to the guarantee limitations set out in clause 23 (Guarantee and Indemnity) of the Facilities Agreement, and any guarantee limitations set out in any Accession Deeds.

6.

The Company will procure, following the Additional Facility Commencement Date and, in any case, within 10 Business Days of such date: (a) that Bending Spoons US Inc. and the other relevant grantors will execute a New York law-governed agreement reaffirming the grant of

4

security interests under the New York law-governed US Security Agreement dated 24 December 2024 by and among the Security Agent and the grantors party thereto, as may have been confirmed and extended from time to time; and (b) that simultaneous with the provision of (a), the Company shall ensure that the Agent is provided customary legal opinions (as to capacity and enforceability) in a form satisfactory to the Agent in relation to the execution of the relevant abovementioned agreement.

7.

The Company (on behalf of itself and each other Obligor as Obligors’ Agent) confirms that, with effect from (and including) the Additional Facility Commencement Date, the security created by the Transaction Security Documents (as confirmed and/or extended, as the case may be, from time to time) to which the Company or that Obligor is a party shall:

(a)	continue to remain in full force and effect in respect of the obligations of each Obligor under the Finance Documents; and
(b)

continue to secure the Secured Obligations (as defined in the Intercreditor Agreement or the relevant Transaction Security Documents to which it is a party) under the Finance Documents as amended by this Additional Facility Notice (including, but not limited to, under the Facilities Agreement).

8.

The Company confirms that each of the applicable conditions in clause 2.5 (Additional Facilities) of the Facilities Agreement are met as at the date of this Additional Facility Notice and that this Additional Facility Notice is delivered pursuant thereto and in accordance therewith.

9.

The Company undertakes to supply (or procure the supply of), as soon as reasonably practicable upon the request of the relevant Additional Revolving Facility Lender, such documentation and other evidence reasonably requested by such Additional Revolving Facility Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks it is required to comply with under all applicable laws and regulations pursuant to the transaction contemplated by this Additional Facility Notice (the “KYC Regulations”) if:

(a)	the introduction of any change in (or in the interpretation, administration or application of) any of the KYC Regulations made after the date this Additional Facility Notice is signed; or
(b)

any change in the status of an Obligor (or a Holding Company of an Obligor) or the composition of the shareholders of an Obligor (or of a Holding Company of an Obligor) after the date this Additional Facility Notice is signed, obliges the relevant Additional Revolving Facility Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it.

10.

The Company confirms that its appointment by each Obligor (other than the Company) of the Company as Obligors’ Agent under clause 2.3 of the Facilities Agreement remains in full force and effect and has not been revoked as at the date of this Additional Facility Notice.

11.

For the avoidance of doubt, this Additional Facility Notice shall not constitute or be construed as any form of novation, amendment, extension, release, replacement, restatement, supplement, modification or renewal of, and shall have no novative effect (effetto novativo) on, any Transaction Security Document.

12.	By signing this Additional Facility Notice, each Additional Revolving Facility Lender, in respect of the abovementioned Additional Revolving Facility, agrees to make available its

5

Commitment in that Additional Revolving Facility in the aggregate amount set out under Schedule 1, without prejudice to the exercise of (x) the scale-down right by the Company set out in paragraph 2(k) above, and (y) the right of the Company to increase the Additional Facility Commitments set out in paragraph 2(l) above.

13.

This Additional Facility Notice and any non-contractual obligations arising out of or in connection with it are governed by English law. Each party irrevocably agrees that the courts of England shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Additional Facility Notice (including the agreement constituted by the parties’ acknowledgement of its terms) or its subject matter or formation (including non-contractual disputes or claims or a dispute regarding the existence, validity or termination of this Additional Facility Notice).

14.

Terms which are used in this Additional Facility Notice which are not defined in this Additional Facility Notice but are defined in the Facilities Agreement shall have the meaning given to those terms in the Facilities Agreement.

15.

This Additional Facility Notice has been entered into on the date stated above and is executed as a deed by each person to become an Additional Revolving Facility Lender in respect of the abovementioned Additional Revolving Facility.

16.	It is intended that this Additional Facility Notice takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.
17.	Clause 49 (Contractual Recognition of Bail-In) of the Facilities Agreement shall be deemed to be incorporated into this Additional Facility Notice mutatis mutandis.

6

SCHEDULE 1

Additional Revolving Facility Lenders and their Commitments

Additional Revolving Facility Lenders	Additional Revolving Facility Lender’s Commitment (in EUR)
UniCredit S.p.A.	EUR 75,000,000
Banca Nazionale Del Lavoro S.p.A.	EUR 50,000,000
Intesa Sanpaolo S.p.A.	EUR 50,000,000
Société Générale	EUR 25,000,000
HSBC Continental Europe	EUR 30,000,000
Crédit Agricole Corporate and Investment Bank, Milan Branch	EUR 20,000,000
Total	EUR 250,000,000

7

* * *

If you agree that the foregoing proposal represents an accurate and fair reproduction of our understandings, please reproduce a copy of this proposal in a separate letter and return to us such copy signed by your authorized representatives as evidence of your acceptance.

Yours sincerely,

BENDING SPOONS OPERATIONS S.P.A.

as Obligors’ Agent

By:	/s/ Davide Giorgio Andrea Scarpazza

Name:	Davide Giorgio Andrea Scarpazza

Title:	Executive Director

[Project Warhol – Signature page to the Additional Facility Notice]

To:

Bending Spoons Operations S.p.A.

Via Nino Bonnet 10

20154 Milan

Italy

Copy to:

Intesa Sanpaolo S.p.A.

Largo Mattioli 3

20121 Milan

Italy

Banca Nazionale del Lavoro S.p.A.

Via Altiero Spinelli 30

00157 Rome

Italy

Credit Agricole Corporate and Investment Bank, Milan Branch

Piazza Cavour 2

20121 Milan

Italy

UniCredit S.p.A.

Piazza Gae Aulenti 3, Tower A

20154 Milan

Italy

HSBC Continental Europe

38 Avenue Kléber

75116 Paris

France

Société Générale

29 Boulevard Haussmann

75009 Paris

France

27 October 2025

Project Warhol – Additional Facility Notice

Dear Sirs,

We acknowledge receipt of your letter dated as of today’s date, the content of which we reproduce in full below in full acceptance.

* * *

[Remainder of the page intentionally left blank]

“To:

Intesa Sanpaolo S.p.A.

Largo Mattioli 3

20121 Milan

Italy

Banca Nazionale del Lavoro S.p.A.

Via Altiero Spinelli 30

00157 Rome

Italy

Credit Agricole Corporate and Investment Bank, Milan Branch

Piazza Cavour 2

20121 Milan

Italy

UniCredit S.p.A.

Piazza Gae Aulenti 3, Tower A

20154 Milan

Italy

HSBC Continental Europe

38 Avenue Kléber

75116 Paris

France

Société Générale

29 Boulevard Haussmann

75009 Paris

France

Intesa Sanpaolo S.p.A.

Largo Mattioli 3

20121 Milan

Italy

27 October 2025

Project Warhol – Additional Facility Notice

Dear Sirs,

Following our recent negotiations, we hereby propose and offer to you to enter into the following additional facility notice.

* * *

[Remainder of the page intentionally left blank]

Additional Facility Notice

From:	Bending Spoons Operations S.p.A. as Obligors’ Agent Via Nino Bonnet 10

20154 Milan
Italy

To:The Additional Revolving Facility Lenders as listed in Schedule 1

Intesa Sanpaolo S.p.A. as Agent and Security Agent
Largo Mattioli 3

20121 Milan
Italy

Dated: 27 October 2025

Dear Sirs,

Project Warhol – Facilities Agreement originally entered into on 30 July 2024 by and between, among others, Bending Spoons Operations S.p.A., as, among others, Company, Intesa Sanpaolo S.p.A., as, among others, Agent, Security Agent and Arranger, and Banco BPM S.p.A. and BNP Paribas Italian Branch, as, among others, Arrangers (as amended, the “Facilities Agreement”).

1.

We refer to the Facilities Agreement. This is an Additional Facility Notice in respect of Additional Facility Commitments in the original aggregate amount of EUR 250,000,000 made by the Additional Revolving Facility Lenders (without prejudice to the exercise of (x) the scale-down right by the Company set out in paragraph 2(k) below and (y) the right of the Company to increase the Additional Facility Commitments set out in paragraph 2(l) below), which shall be established as an Additional Facility to be made available pursuant to the terms of this Additional Facility Notice and the Facilities Agreement and intended as an increase in the Original Revolving Facility from (and including) the Additional Facility Commencement Date (as defined below), as permitted by paragraph (a) of clause 2.5 of the Facilities Agreement (the “Additional Revolving Facility”). Terms defined in the Facilities Agreement have the same meaning in this Additional Facility Notice, unless given a different meaning hereunder. The Additional Revolving Facility Lenders have agreed to provide the Additional Revolving Facility on the terms set forth below.

2.	We wish to establish the Additional Revolving Facility on the following terms and otherwise on the same terms applicable to the Original Revolving Facility:
(a)	Borrower: Bending Spoons Operations S.p.A..
(b)	Amount: EUR 250,000,000.
(c)	Additional Revolving Facility Lender(s): As provided in Schedule 1.
(d)

Additional Revolving Facility Lender Commitment(s): As provided in Schedule 1, subject to (i) paragraph (f) below, (ii) any exercise of the scale-down right by the Company set out in paragraph (k) below, and (ii) any exercise of the right of the Company to increase the Additional Revolving Facility Lender Commitments set out in paragraph (l) below.

(e)	Currency: EUR.
(f)	Additional Facility Commencement Date: means the date on which the Additional Revolving Facility Lenders representing at least 66⅔% of the Additional Revolving

1

Facility Lender Commitments under this Additional Facility Notice (the “Majority Additional Revolving Facility Lenders”) have confirmed to the Agent and the Company having received all of the documents and other evidence set out below, in form and substance satisfactory to it (acting reasonably) or receipt of such documents and evidence has been waived by the Majority Additional Revolving Facility Lenders (provided that the Additional Revolving Facility Lenders shall notify the Agent and the Company promptly upon being so satisfied and the Additional Revolving Facility Lenders authorise (and instruct) the Agent to provide any subsequent notification to the Company):

(i)	a copy of the resolution of the Board of Directors of the Company:
(A)	approving the terms of, and the transactions contemplated by, the Additional Facility Notice and resolving that it execute, deliver and perform its obligations under the Additional Facility Notice;
(B)	authorising a specified person or persons to execute the Additional Facility Notice on its behalf; and
(C)

authorising a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or dispatched by it under or in connection with the Additional Facility Notice;

(ii)	the applicable Fee Letters to be executed on or about the date of this Additional Facility Notice, by, amongst others, the Company and the relevant Additional Revolving Facility Lenders;
(iii)

reasonable evidence that the payments due and payable to the Additional Revolving Facility Lenders pursuant to the Fee Letters have been paid or will be paid in accordance with the relevant Fee Letters, provided that a reference to the payment of such fees in any funds flow statement shall be deemed to be reasonable evidence for this purpose and shall (in each case) satisfy this conditions precedent in form and substance satisfactory to the Additional Revolving Facility Lenders (acting reasonably);

(iv)	the New Debt Financing Certificate (as defined in the Intercreditor Agreement) relating to this Additional Facility Notice executed by the Company; and
(v)	the following legal opinions:
(A)	an English law opinion of Milbank LLP, as to the validity and enforceability of this Additional Facility Notice; and
(B)	an Italian law opinion of Latham & Watkins, as to the capacity of the Company to enter into this Additional Facility Notice.
(g)

Availability Period: the period from (and including) the Arrow Closing Date until (and including) the date falling 180 days from the signing date of this Additional Facility Notice (and for the avoidance of doubt, if the Arrow Closing Date does not occur, the Availability Period shall not be deemed to begin and the Additional Revolving Facility shall be deemed cancelled).

“Arrow Closing Date” means the date that the Company has confirmed to the Agent on which it (directly or indirectly) will consummate the acquisition of (A) substantially all of the equity of the Target named “Arrow” (“Arrow”) and (B) certain specified

2

assets of the “Asset Sellers” (as defined in the Arrow Acquisition Agreement (as defined below)), in accordance with the equity and asset purchase agreement among, inter alios, Arrow and the equity sellers and asset sellers party thereto (including all schedules and exhibits thereto and after giving effect to any alteration, amendment, modification, supplement or waiver thereof, the “Arrow Acquisition Agreement”) ((A) and (B), collectively, the “Arrow Acquisition”).

(h)	Fees: As indicated in the separate Fee Letter(s).
(i)	Termination Date: Same as for Original Revolving Facility.
(j)	Margin: Same as for Original Revolving Facility.
(k)

Notwithstanding any other provision herein, each of the Additional Revolving Facility Lenders that is a party to this Additional Facility Notice acknowledges and agrees that, prior to the Additional Facility Commencement Date, the Company has the right, in its absolute discretion, to appoint other banks, financial institutions or other persons (the “New Additional Revolving Facility Lenders”) to arrange and provide any of the Commitments under the Additional Revolving Facility on the same terms contained herein, and, as a consequence, to accordingly decrease the Commitment of any Additional Revolving Facility Lender under this Additional Facility Notice, provided that:

(i)

for the avoidance of doubt, no decrease of any Commitment may occur in respect of any Additional Revolving Facility Lender save with the prior written consent of the relevant Additional Revolving Facility Lender;

(ii)

the Agent has confirmed that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that Additional Facility Lender; and

(iii)

the Additional Revolving Facility Lenders that are parties to this Additional Facility Notice shall, promptly upon request of the Company, enter into new an amendment and restatement agreement with respect to this Additional Facility Notice and any other appropriate documentation reasonably requested by the Company to reflect any changes required to reflect the accession of each New Additional Revolving Facility Lender.

(l)

Notwithstanding any other provision herein, each of the Additional Revolving Facility Lenders that is a party to this Additional Facility Notice acknowledges and agrees that, prior to the Additional Facility Commencement Date, the Company has the right, in its absolute discretion, to appoint other banks, financial institutions or other persons to arrange and provide for additional Commitments (the “Additional Commitments”) under the Additional Revolving Facility (including by increasing the Commitments of any Additional Revolving Facility Lender hereunder, if so separately agreed with the relevant Additional Revolving Facility Lender) on the same terms contained herein and, thus, increase the aggregate Additional Facility Commitment under such Additional Revolving Facility, provided that the Additional Commitments shall not exceed:

(i)

an amount equal to the difference between (x) Euro 100 million and (y) the additional commitments arranged and provided by banks, financial institutions or other persons appointed by the Company, in its absolute discretion, pursuant to the additional facility notice entered into on the signing date of this Additional Facility Notice in respect of a new Euro-denominated term loan facility (for the avoidance of doubt, in addition to the original commitment of such additional term loan facility as at the signing date of this Additional Facility Notice, as

3

communicated by the Company to the Additional Revolving Facility Lenders prior to the signing date of this Additional Facility Notice, which shall be disregarded for the purposes of the calculations under this paragraph), plus

(ii)

an amount equal to the aggregate commitment which has been (or, prior to the Additional Facility Commencement Date, will be) cancelled by the Company in respect of the New York law governed senior secured revolving credit facility regulated pursuant to a commitment letter executed on or about the signing date of this Additional Facility Notice for an original aggregate principal amount communicated by the Company to the Additional Revolving Facility Lenders prior to the signing date of this Additional Facility Notice, and further provided that:

(i)

the Agent has confirmed that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that Additional Facility Lender; and

(ii)

the Additional Revolving Facility Lenders that are parties to this Additional Facility Notice shall, promptly upon request of the Company, enter into new an amendment and restatement agreement with respect to this Additional Facility Notice and any other appropriate documentation reasonably requested by the Company to reflect any changes required to reflect the increase of the Commitments under the Additional Revolving Facility and the accession of any new banks, financial institutions or other persons.

3.

We confirm for and on behalf of each Obligor as Obligor’s Agent that the Repeating Representations are deemed to be made by each Obligor (by reference to the facts and circumstances then existing) on the date of this Additional Facility Notice and references to “this Agreement” in the Repeating Representations should be construed as references to this Additional Facility Notice and the Facilities Agreement, as amended pursuant to this Additional Facility Notice.

4.	The Company confirms that no Material Event of Default is continuing as at the date of this Additional Facility Notice nor will be continuing as at the Additional Facility Commencement Date.
5.

The Company confirms, on behalf of itself and each other Obligor as Obligors’ Agent, with effect from (and including) the Additional Facility Commencement Date, that the guarantees and indemnities set out in clause 23 (Guarantee and Indemnity) of the Facilities Agreement shall:

(a)	continue to apply in full force and effect in respect of the obligations of each Obligor under the Finance Documents, notwithstanding amendments contemplated by this Additional Facility Notice; and
(b)	extend to all new liabilities and obligations of any Obligor under the Finance Documents arising from the amendments and/or extensions and/or increases effected by this Additional Facility Notice,

subject to the guarantee limitations set out in clause 23 (Guarantee and Indemnity) of the Facilities Agreement, and any guarantee limitations set out in any Accession Deeds.

6.

The Company will procure, following the Additional Facility Commencement Date and, in any case, within 10 Business Days of such date: (a) that Bending Spoons US Inc. and the other relevant grantors will execute a New York law-governed agreement reaffirming the grant of

4

security interests under the New York law-governed US Security Agreement dated 24 December 2024 by and among the Security Agent and the grantors party thereto, as may have been confirmed and extended from time to time; and (b) that simultaneous with the provision of (a), the Company shall ensure that the Agent is provided customary legal opinions (as to capacity and enforceability) in a form satisfactory to the Agent in relation to the execution of the relevant abovementioned agreement.

7.

The Company (on behalf of itself and each other Obligor as Obligors’ Agent) confirms that, with effect from (and including) the Additional Facility Commencement Date, the security created by the Transaction Security Documents (as confirmed and/or extended, as the case may be, from time to time) to which the Company or that Obligor is a party shall:

(a)	continue to remain in full force and effect in respect of the obligations of each Obligor under the Finance Documents; and
(b)

continue to secure the Secured Obligations (as defined in the Intercreditor Agreement or the relevant Transaction Security Documents to which it is a party) under the Finance Documents as amended by this Additional Facility Notice (including, but not limited to, under the Facilities Agreement).

8.

The Company confirms that each of the applicable conditions in clause 2.5 (Additional Facilities) of the Facilities Agreement are met as at the date of this Additional Facility Notice and that this Additional Facility Notice is delivered pursuant thereto and in accordance therewith.

9.

The Company undertakes to supply (or procure the supply of), as soon as reasonably practicable upon the request of the relevant Additional Revolving Facility Lender, such documentation and other evidence reasonably requested by such Additional Revolving Facility Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks it is required to comply with under all applicable laws and regulations pursuant to the transaction contemplated by this Additional Facility Notice (the “KYC Regulations”) if:

(a)	the introduction of any change in (or in the interpretation, administration or application of) any of the KYC Regulations made after the date this Additional Facility Notice is signed; or
(b)

any change in the status of an Obligor (or a Holding Company of an Obligor) or the composition of the shareholders of an Obligor (or of a Holding Company of an Obligor) after the date this Additional Facility Notice is signed, obliges the relevant Additional Revolving Facility Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it.

10.

The Company confirms that its appointment by each Obligor (other than the Company) of the Company as Obligors’ Agent under clause 2.3 of the Facilities Agreement remains in full force and effect and has not been revoked as at the date of this Additional Facility Notice.

11.

For the avoidance of doubt, this Additional Facility Notice shall not constitute or be construed as any form of novation, amendment, extension, release, replacement, restatement, supplement, modification or renewal of, and shall have no novative effect (effetto novativo) on, any Transaction Security Document.

12.	By signing this Additional Facility Notice, each Additional Revolving Facility Lender, in respect of the abovementioned Additional Revolving Facility, agrees to make available its

5

Commitment in that Additional Revolving Facility in the aggregate amount set out under Schedule 1, without prejudice to the exercise of (x) the scale-down right by the Company set out in paragraph 2(k) above, and (y) the right of the Company to increase the Additional Facility Commitments set out in paragraph 2(l) above.

13.

This Additional Facility Notice and any non-contractual obligations arising out of or in connection with it are governed by English law. Each party irrevocably agrees that the courts of England shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Additional Facility Notice (including the agreement constituted by the parties’ acknowledgement of its terms) or its subject matter or formation (including non-contractual disputes or claims or a dispute regarding the existence, validity or termination of this Additional Facility Notice).

14.

Terms which are used in this Additional Facility Notice which are not defined in this Additional Facility Notice but are defined in the Facilities Agreement shall have the meaning given to those terms in the Facilities Agreement.

15.

This Additional Facility Notice has been entered into on the date stated above and is executed as a deed by each person to become an Additional Revolving Facility Lender in respect of the abovementioned Additional Revolving Facility.

16.	It is intended that this Additional Facility Notice takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.
17.	Clause 49 (Contractual Recognition of Bail-In) of the Facilities Agreement shall be deemed to be incorporated into this Additional Facility Notice mutatis mutandis.

6

SCHEDULE 1

Additional Revolving Facility Lenders and their Commitments

Additional Revolving Facility Lenders	Additional Revolving Facility Lender’s Commitment (in EUR)
UniCredit S.p.A.	EUR 75,000,000
Banca Nazionale Del Lavoro S.p.A.	EUR 50,000,000
Intesa Sanpaolo S.p.A.	EUR 50,000,000
Société Générale	EUR 25,000,000
HSBC Continental Europe	EUR 30,000,000
Crédit Agricole Corporate and Investment Bank, Milan Branch	EUR 20,000,000
Total	EUR 250,000,000

7

* * *

If you agree that the foregoing proposal represents an accurate and fair reproduction of our understandings, please reproduce a copy of this proposal in a separate letter and return to us such copy signed by your authorized representatives as evidence of your acceptance.

Yours sincerely,

BENDING SPOONS OPERATIONS S.P.A.

as Obligors’ Agent

By:

Name:

Title:”

[Project Warhol – Signature page to the Additional Facility Notice]

* * *

We hereby accept your proposal above.

INTESA SANPAOLO S.P.A.

as Agent

By:	/s/ Francesco Baietti

Name:	FRANCESCO BAIETTI

Title:	AUTHORIZED SIGNATORY

By:	/s/ Corrado Spotti

Name:	CORRADO SPOTTI

Title:	AUTHORIZED SIGNATORY

[Project Warhol – Signature page to the Additional Facility Notice]

To:

Banca Ifis S.p.A.

Via Borghetto 5

20122 Milan

Italy

Intesa Sanpaolo S.p.A.

Largo Mattioli 3

20121 Milan

Italy

14 November 2025

Project Warhol – Amendment and Restatement Agreement to the Additional Facility Notice

Dear Sirs,

Following our recent negotiations, we hereby propose and offer to you to enter into the following amendment and restatement agreement to the additional facility notice.

* * *

[Remainder of the page intentionally left blank]

14 November 2025

BENDING SPOONS OPERATIONS S.P.A.

as the Company

with

INTESA SANPAOLO S.P.A.

as Agent

and

Others

AMENDMENT AND RESTATEMENT AGREEMENT

relating to

an additional facility notice originally dated 27 October 2025, as amended and restated on 12 November 2025

Corso Matteotti 22

20121 Milan

Italy

Tel: +39.02.3046.2000

www.lw.com

THIS AMENDMENT AND RESTATEMENT AGREEMENT (the “Agreement”) is dated 14 November 2025 and made between:

(1)

BENDING SPOONS OPERATIONS S.P.A., a joint stock company (società per azioni) incorporated under the laws of the Republic of Italy, having its registered office at Via Nino Bonnet 10, 20154, Milan, Italy registered with the Companies’ Register of Milan-Monza-Brianza-Lodi with registered number 13368510965 (the “Company”);

(2)	INTESA SANPAOLO S.P.A. as agent in its name and on its behalf and in the name and on behalf of the Existing Additional Revolving Facility Lenders (as defined below) (the “Agent”); and
(3)	BANCA IFIS S.P.A. as new additional revolving facility lender (the “New Additional Revolving Facility Lender”).

BACKGROUND

(A)

The Company and the Agent, amongst others, entered into a senior facilities agreement originally dated 30 July 2024 (as amended, amended and restated and/or supplemented from time to time) (the “Facilities Agreement”).

(B)

The Company, the Agent, Intesa Sanpaolo S.p.A., Banca Nazionale del Lavoro S.p.A., Crédit Agricole Corporate and Investment Bank, Milan Branch, UniCredit S.p.A., HSBC Continental Europe and Société Générale (jointly, the “Original Additional Revolving Facility Lenders”), amongst others, entered into an additional facility notice supplementing the Facilities Agreement dated 27 October 2025 (the “Original Additional Facility Notice”).

(C)

The Company, the Agent, Barclays Bank Ireland PLC (“Barclays”) and SMBC Bank EU AG, Milan Branch (“SMBC” and, together with the Original Additional Revolving Facility Lenders and Barclays, the “Existing Additional Revolving Facility Lenders”), amongst others, entered into an amendment and restatement agreement relating to the Original Additional Facility Notice dated 12 November 2025 (the “Amendment and Restatement Agreement”; the Original Additional Facility Notice, as amended and restated by virtue of the Amendment and Restatement Agreement, the “Additional Facility Notice”).

(D)	This Agreement is supplemental to and amends and restates the Additional Facility Notice.
(E)

In accordance with clause 2(l) of the Additional Facility Notice, the Company appoints the New Additional Revolving Facility Lender to arrange and provide for Additional Commitments (as defined in the Additional Facility Notice) as provided for hereunder.

(F)	In light of the above, the Parties have agreed to enter into this Agreement in order to amend and restate the terms of the Additional Facility Notice.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION
1.1	Definitions

In this Agreement:

“Amended and Restated Additional Facility Notice” means the Additional Facility Notice as amended by Clause 2 of this Agreement so that it reads as if it were restated in the form set out in Schedule 1 (Amended and Restated Additional Facility Notice).

1

“Effective Date” has the meaning given to it in Clause 2 (Amendment and Restatement of the Additional Facility Notice).

“Party” means a party to this Agreement.

1.2	Construction
(a)

In this Agreement capitalised terms defined in the Amended and Restated Additional Facility Notice and/or the Facilities Agreement (as applicable) have, unless expressly defined in this Agreement or the context otherwise requires, the same meaning in this Agreement.

(b)	Clause 1.2 (Construction) of the Facilities Agreement shall apply, mutatis mutandis, to this Agreement.
2.	AMENDMENT AND RESTATEMENT OF THE ADDITIONAL FACILITY NOTICE
2.1

The Additional Facility Notice will be amended so that it reads as if it were restated in the form set out in Schedule 1 (Amended and Restated Additional Facility Notice) with effect from the date of this Agreement (the “Effective Date”).

2.2

With effect from the Effective Date, the New Additional Revolving Facility Lender becomes a party as an Additional Revolving Facility Lender (as defined in the Amended and Restated Additional Facility Notice) to the Amended and Restated Additional Facility Notice and agrees that it shall be bound by all the provisions of the Amended and Restated Additional Facility Notice as if it had been an original party to the Additional Facility Notice.

3.	MISCELLANEOUS
3.1	The Company and the Agent agree that this Agreement and the Amended and Restated Additional Facility Notice are designated as a Finance Document.
3.2	The Additional Facility Notice and this Agreement will, from the Effective Date, be read and construed as one document.
3.3

The provisions of the Additional Facility Notice shall, save as amended by this Agreement, continue in full force and effect and shall remain valid and binding notwithstanding the amendments effected by this Agreement.

3.4

No waiver is given by entering into this Agreement or the transactions contemplated by this Agreement, and the Finance Parties expressly reserve all of their rights and remedies in respect of any breach of, or Default under, the Finance Documents.

4.	PARTIAL INVALIDITY

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

5.	NO NOVATION

For the avoidance of doubt, this Agreement shall not constitute or be construed as any form of novation, amendment, extension, release, replacement, restatement, supplement, modification or renewal of, and shall have no novative effect (effetto novativo) on, the Additional Facility Notice and any Transaction Security Document.

2

6.	CONTRACTUAL RECOGNITION OF BAIL-IN

Clause 49 (Contractual Recognition of Bail-In) of the Facilities Agreement shall be deemed to be incorporated into this Additional Facility Notice mutatis mutandis.

7.	TRANSPARENCY PROVISIONS

For the purposes of the transparency rules set forth in the CICR resolution of 4 March 2003 and by the “Disposizioni sulla trasparenza delle operazioni e dei servizi bancari e finanziari – correttezza delle relazioni tra intermediari e clienti” issued by the Bank of Italy on 30 September 2016 and published on the Italian Official Gazette on 21 October 2016 (as subsequently amended and supplemented), the Parties hereby acknowledge and confirm that this Agreement (and each of the provisions hereof) has been specifically negotiated with the support of legal advisors on each side. Accordingly, this Agreement falls within the class of agreements “that have been specifically negotiated” (“che costituiscono oggetto di trattativa individuale”) to which the provisions set out under section II of the above “Disposizioni sulla trasparenza” do not apply.

8.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

3

SCHEDULE 1

AMENDED AND RESTATED ADDITIONAL FACILITY NOTICE

4

Additional Facility Notice

as amended and restated on 12 November 2025 and on 14 November 2025

From:	Bending Spoons Operations S.p.A. as Obligors’ Agent Via Nino Bonnet 10

20154 Milan
Italy

To:The Additional Revolving Facility Lenders as listed in Schedule 1

Intesa Sanpaolo S.p.A. as Agent and Security Agent
Largo Mattioli 3

20121 Milan
Italy

Originally dated: 27 October 2025,

as amended and restated on 12 November 2025 and on 14 November 2025

Dear Sirs,

Project Warhol – Facilities Agreement originally entered into on 30 July 2024 by and between, among others, Bending Spoons Operations S.p.A., as, among others, Company, Intesa Sanpaolo S.p.A., as, among others, Agent, Security Agent and Arranger, and Banco BPM S.p.A. and BNP Paribas Italian Branch, as, among others, Arrangers (as amended, the “Facilities Agreement”).

1.

We refer to the Facilities Agreement. This is an Additional Facility Notice in respect of Additional Facility Commitments in the original aggregate amount of EUR 305,000,000 made by the Additional Revolving Facility Lenders (without prejudice to the exercise of (x) the scale-down right by the Company set out in paragraph 2(k) below and (y) the right of the Company to increase the Additional Facility Commitments set out in paragraph 2(l) below), which shall be established as an Additional Facility to be made available pursuant to the terms of this Additional Facility Notice and the Facilities Agreement and intended as an increase in the Original Revolving Facility from (and including) the Additional Facility Commencement Date (as defined below), as permitted by paragraph (a) of clause 2.5 of the Facilities Agreement (the “Additional Revolving Facility”). Terms defined in the Facilities Agreement have the same meaning in this Additional Facility Notice, unless given a different meaning hereunder. The Additional Revolving Facility Lenders have agreed to provide the Additional Revolving Facility on the terms set forth below.

2.	We wish to establish the Additional Revolving Facility on the following terms and otherwise on the same terms applicable to the Original Revolving Facility:
(a)	Borrower: Bending Spoons Operations S.p.A..
(b)	Amount: EUR 305,000,000.
(c)	Additional Revolving Facility Lender(s): As provided in Schedule 1.
(d)

Additional Revolving Facility Lender Commitment(s): As provided in Schedule 1, subject to (i) paragraph (f) below, (ii) any exercise of the scale-down right by the Company set out in paragraph (k) below, and (ii) any exercise of the right of the Company to increase the Additional Revolving Facility Lender Commitments set out in paragraph (l) below.

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(e)	Currency: EUR.
(f)

Additional Facility Commencement Date: means the date on which the Additional Revolving Facility Lenders representing at least 66⅔% of the Additional Revolving Facility Lender Commitments under this Additional Facility Notice (the “Majority Additional Revolving Facility Lenders”) have confirmed to the Agent and the Company having received all of the documents and other evidence set out below, in form and substance satisfactory to it (acting reasonably) or receipt of such documents and evidence has been waived by the Majority Additional Revolving Facility Lenders (provided that the Additional Revolving Facility Lenders shall notify the Agent and the Company promptly upon being so satisfied and the Additional Revolving Facility Lenders authorise (and instruct) the Agent to provide any subsequent notification to the Company):

(i)	a copy of the resolution of the Board of Directors of the Company:
(A)	approving the terms of, and the transactions contemplated by, the Additional Facility Notice and resolving that it execute, deliver and perform its obligations under the Additional Facility Notice;
(B)	authorising a specified person or persons to execute the Additional Facility Notice on its behalf; and
(C)

authorising a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or dispatched by it under or in connection with the Additional Facility Notice;

(ii)	the applicable Fee Letters to be executed on or about the date of this Additional Facility Notice, by, amongst others, the Company and the relevant Additional Revolving Facility Lenders;
(iii)

reasonable evidence that the payments due and payable to the Additional Revolving Facility Lenders pursuant to the Fee Letters have been paid or will be paid in accordance with the relevant Fee Letters, provided that a reference to the payment of such fees in any funds flow statement shall be deemed to be reasonable evidence for this purpose and shall (in each case) satisfy this conditions precedent in form and substance satisfactory to the Additional Revolving Facility Lenders (acting reasonably);

(iv)	the New Debt Financing Certificate (as defined in the Intercreditor Agreement) relating to this Additional Facility Notice executed by the Company; and
(v)	the following legal opinions:
(A)	an English law opinion of Milbank LLP, as to the validity and enforceability of this Additional Facility Notice; and
(B)	an Italian law opinion of Latham & Watkins, as to the capacity of the Company to enter into this Additional Facility Notice.
(g)

Availability Period: the period from (and including) the Arrow Closing Date on a fully revolving basis until the date falling one (1) Month prior to the Termination Date in respect of the Original Revolving Facility (except for any Ancillary Facility or a Fronted Ancillary Facility, which, if required by the Company, shall be made available until the Termination Date); provided that, if the Arrow Closing Date does not occur until (and

2

including) the date falling 180 days from the signing date of this Additional Facility Notice, the Availability Period shall not be deemed to begin and the Additional Revolving Facility shall be deemed cancelled.

“Arrow Closing Date” means the date that the Company has confirmed to the Agent on which it (directly or indirectly) will consummate the acquisition of (A) substantially all of the equity of the Target named “Arrow” (“Arrow”) and (B) certain specified assets of the “Asset Sellers” (as defined in the Arrow Acquisition Agreement (as defined below)), in accordance with the equity and asset purchase agreement among, inter alios, Arrow and the equity sellers and asset sellers party thereto (including all schedules and exhibits thereto and after giving effect to any alteration, amendment, modification, supplement or waiver thereof, the “Arrow Acquisition Agreement”) ((A) and (B), collectively, the “Arrow Acquisition”).

(h)	Fees: As indicated in the separate Fee Letter(s).
(i)	Termination Date: Same as for Original Revolving Facility.
(j)	Margin: Same as for Original Revolving Facility.
(k)

Notwithstanding any other provision herein, each of the Additional Revolving Facility Lenders that is a party to this Additional Facility Notice acknowledges and agrees that, prior to the Additional Facility Commencement Date, the Company has the right, in its absolute discretion, to appoint other banks, financial institutions or other persons (the “New Additional Revolving Facility Lenders”) to arrange and provide any of the Commitments under the Additional Revolving Facility on the same terms contained herein, and, as a consequence, to accordingly decrease the Commitment of any Additional Revolving Facility Lender under this Additional Facility Notice, provided that:

(i)

for the avoidance of doubt, no decrease of any Commitment may occur in respect of any Additional Revolving Facility Lender save with the prior written consent of the relevant Additional Revolving Facility Lender;

(ii)

the Agent has confirmed that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that Additional Facility Lender; and

(iii)

the Additional Revolving Facility Lenders that are parties to this Additional Facility Notice shall, promptly upon request of the Company, enter into new an amendment and restatement agreement with respect to this Additional Facility Notice and any other appropriate documentation reasonably requested by the Company to reflect any changes required to reflect the accession of each New Additional Revolving Facility Lender.

(l)

Notwithstanding any other provision herein, each of the Additional Revolving Facility Lenders that is a party to this Additional Facility Notice acknowledges and agrees that, prior to the Additional Facility Commencement Date, the Company has the right, in its absolute discretion, to appoint other banks, financial institutions or other persons to arrange and provide for additional Commitments (the “Additional Commitments”) under the Additional Revolving Facility (including by increasing the Commitments of any Additional Revolving Facility Lender hereunder, if so separately agreed with the relevant Additional Revolving Facility Lender) on the same terms contained herein and, thus, increase the aggregate Additional Facility Commitment under such Additional Revolving Facility, provided that the Additional Commitments shall not exceed:

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(i)

an amount equal to the difference between (x) Euro 100 million and (y) the additional commitments arranged and provided by banks, financial institutions or other persons appointed by the Company, in its absolute discretion, pursuant to the additional facility notice entered into on the signing date of this Additional Facility Notice in respect of a new Euro-denominated term loan facility (for the avoidance of doubt, in addition to the original commitment of such additional term loan facility as at the signing date of this Additional Facility Notice, as communicated by the Company to the Additional Revolving Facility Lenders prior to the signing date of this Additional Facility Notice, which shall be disregarded for the purposes of the calculations under this paragraph), plus

(ii)

an amount equal to the aggregate commitment which has been (or, prior to the Additional Facility Commencement Date, will be) cancelled by the Company in respect of the New York law governed senior secured revolving credit facility regulated pursuant to a commitment letter executed on or about the signing date of this Additional Facility Notice for an original aggregate principal amount communicated by the Company to the Additional Revolving Facility Lenders prior to the signing date of this Additional Facility Notice, and further provided that:

(i)

the Agent has confirmed that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that Additional Facility Lender; and

(ii)

the Additional Revolving Facility Lenders that are parties to this Additional Facility Notice shall, promptly upon request of the Company, enter into new an amendment and restatement agreement with respect to this Additional Facility Notice and any other appropriate documentation reasonably requested by the Company to reflect any changes required to reflect the increase of the Commitments under the Additional Revolving Facility and the accession of any new banks, financial institutions or other persons.

3.

We confirm for and on behalf of each Obligor as Obligor’s Agent that the Repeating Representations are deemed to be made by each Obligor (by reference to the facts and circumstances then existing) on the date of this Additional Facility Notice and references to “this Agreement” in the Repeating Representations should be construed as references to this Additional Facility Notice and the Facilities Agreement, as amended pursuant to this Additional Facility Notice.

4.	The Company confirms that no Material Event of Default is continuing as at the date of this Additional Facility Notice nor will be continuing as at the Additional Facility Commencement Date.
5.

The Company confirms, on behalf of itself and each other Obligor as Obligors’ Agent, with effect from (and including) the Additional Facility Commencement Date, that the guarantees and indemnities set out in clause 23 (Guarantee and Indemnity) of the Facilities Agreement shall:

(a)	continue to apply in full force and effect in respect of the obligations of each Obligor under the Finance Documents, notwithstanding amendments contemplated by this Additional Facility Notice; and
(b)	extend to all new liabilities and obligations of any Obligor under the Finance Documents arising from the amendments and/or extensions and/or increases effected by this Additional Facility Notice,

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subject to the guarantee limitations set out in clause 23 (Guarantee and Indemnity) of the Facilities Agreement, and any guarantee limitations set out in any Accession Deeds.

6.

The Company will procure, following the Additional Facility Commencement Date and, in any case, within 10 Business Days of such date: (a) that Bending Spoons US Inc. and the other relevant grantors will execute a New York law-governed agreement reaffirming the grant of security interests under the New York law-governed US Security Agreement dated 24 December 2024 by and among the Security Agent and the grantors party thereto, as may have been confirmed and extended from time to time; and (b) that simultaneous with the provision of (a), the Company shall ensure that the Agent is provided customary legal opinions (as to capacity and enforceability) in a form satisfactory to the Agent in relation to the execution of the relevant abovementioned agreement.

7.

The Company (on behalf of itself and each other Obligor as Obligors’ Agent) confirms that, with effect from (and including) the Additional Facility Commencement Date, the security created by the Transaction Security Documents (as confirmed and/or extended, as the case may be, from time to time) to which the Company or that Obligor is a party shall:

(a)	continue to remain in full force and effect in respect of the obligations of each Obligor under the Finance Documents; and
(b)

continue to secure the Secured Obligations (as defined in the Intercreditor Agreement or the relevant Transaction Security Documents to which it is a party) under the Finance Documents as amended by this Additional Facility Notice (including, but not limited to, under the Facilities Agreement).

8.

The Company confirms that each of the applicable conditions in clause 2.5 (Additional Facilities) of the Facilities Agreement are met as at the date of this Additional Facility Notice and that this Additional Facility Notice is delivered pursuant thereto and in accordance therewith.

9.

The Company undertakes to supply (or procure the supply of), as soon as reasonably practicable upon the request of the relevant Additional Revolving Facility Lender, such documentation and other evidence reasonably requested by such Additional Revolving Facility Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks it is required to comply with under all applicable laws and regulations pursuant to the transaction contemplated by this Additional Facility Notice (the “KYC Regulations”) if:

(a)	the introduction of any change in (or in the interpretation, administration or application of) any of the KYC Regulations made after the date this Additional Facility Notice is signed; or
(b)

any change in the status of an Obligor (or a Holding Company of an Obligor) or the composition of the shareholders of an Obligor (or of a Holding Company of an Obligor) after the date this Additional Facility Notice is signed, obliges the relevant Additional Revolving Facility Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it.

10.

The Company confirms that its appointment by each Obligor (other than the Company) of the Company as Obligors’ Agent under clause 2.3 of the Facilities Agreement remains in full force and effect and has not been revoked as at the date of this Additional Facility Notice.

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11.

For the avoidance of doubt, this Additional Facility Notice shall not constitute or be construed as any form of novation, amendment, extension, release, replacement, restatement, supplement, modification or renewal of, and shall have no novative effect (effetto novativo) on, any Transaction Security Document.

12.

By signing this Additional Facility Notice, each Additional Revolving Facility Lender, in respect of the abovementioned Additional Revolving Facility, agrees to make available its Commitment in that Additional Revolving Facility in the aggregate amount set out under Schedule 1, without prejudice to the exercise of (x) the scale-down right by the Company set out in paragraph 2(k) above, and (y) the right of the Company to increase the Additional Facility Commitments set out in paragraph 2(l) above.

13.

This Additional Facility Notice and any non-contractual obligations arising out of or in connection with it are governed by English law. Each party irrevocably agrees that the courts of England shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Additional Facility Notice (including the agreement constituted by the parties’ acknowledgement of its terms) or its subject matter or formation (including non-contractual disputes or claims or a dispute regarding the existence, validity or termination of this Additional Facility Notice).

14.

Terms which are used in this Additional Facility Notice which are not defined in this Additional Facility Notice but are defined in the Facilities Agreement shall have the meaning given to those terms in the Facilities Agreement.

15.

This Additional Facility Notice has been entered into on the date stated above and is executed as a deed by each person to become an Additional Revolving Facility Lender in respect of the abovementioned Additional Revolving Facility.

16.	It is intended that this Additional Facility Notice takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.
17.	Clause 49 (Contractual Recognition of Bail-In) of the Facilities Agreement shall be deemed to be incorporated into this Additional Facility Notice mutatis mutandis.

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SCHEDULE 1

Additional Revolving Facility Lenders and their Commitments

Additional Revolving Facility Lenders	Additional Revolving Facility Lender’s Commitment (in EUR)
UniCredit S.p.A.	EUR 75,000,000
Banca Nazionale Del Lavoro S.p.A.	EUR 50,000,000
Intesa Sanpaolo S.p.A.	EUR 50,000,000
Société Générale	EUR 25,000,000
HSBC Continental Europe	EUR 30,000,000
Crédit Agricole Corporate and Investment Bank, Milan Branch	EUR 20,000,000
Barclays Bank Ireland PLC	EUR 20,000,000
SMBC Bank EU AG, Milan Branch	EUR 25,000,000
Banca Ifis S.p.A.	EUR 10,000,000
Total	EUR 305,000,000

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* * *

If you agree that the foregoing proposal represents an accurate and fair reproduction of our understandings, please reproduce a copy of this proposal in a separate letter and return to us such copy signed by your authorized representatives as evidence of your acceptance.

Yours sincerely,

[Signature page follows]

BENDING SPOONS OPERATIONS S.P.A.

as Company

By:	/s/ Davide Giorgio Andrea Scarpazza

Name:	Davide Giorgio Andrea Scarpazza

Title:	Executive Director

[Project Warhol – Signature page to the Amendment & Restatement Agreement]

To:

Bending Spoons Operations S.p.A.

Via Nino Bonnet 10

20154 Milan

Italy

Copy to:

Banca Ifis S.p.A.

Via Borghetto 5

20122 Milan

Italy

14 November 2025

Project Warhol – Amendment and Restatement Agreement to the Additional Facility Notice

Dear Sirs,

We acknowledge receipt of your letter dated as of today’s date, the content of which we reproduce in full below in full acceptance.

* * *

[Remainder of the page intentionally left blank]

“To:

Banca Ifis S.p.A.

Via Borghetto 5

20122 Milan

Italy

Intesa Sanpaolo S.p.A.

Largo Mattioli 3

20121 Milan

Italy

14 November 2025

Project Warhol – Amendment and Restatement Agreement to the Additional Facility Notice

Dear Sirs,

Following our recent negotiations, we hereby propose and offer to you to enter into the following amendment and restatement agreement to the additional facility notice.

* * *

[Remainder of the page intentionally left blank]

14 November 2025

BENDING SPOONS OPERATIONS S.P.A.

as the Company

with

INTESA SANPAOLO S.P.A.

as Agent

and

Others

AMENDMENT AND RESTATEMENT AGREEMENT

relating to

an additional facility notice originally dated 27 October 2025, as amended and restated on 12 November 2025

Corso Matteotti 22

20121 Milan

Italy

Tel: +39.02.3046.2000

www.lw.com

THIS AMENDMENT AND RESTATEMENT AGREEMENT (the “Agreement”) is dated 14 November 2025 and made between:

(1)

BENDING SPOONS OPERATIONS S.P.A., a joint stock company (società per azioni) incorporated under the laws of the Republic of Italy, having its registered office at Via Nino Bonnet 10, 20154, Milan, Italy registered with the Companies’ Register of Milan-Monza-Brianza-Lodi with registered number 13368510965 (the “Company”);

(2)	INTESA SANPAOLO S.P.A. as agent in its name and on its behalf and in the name and on behalf of the Existing Additional Revolving Facility Lenders (as defined below) (the “Agent”); and
(3)	BANCA IFIS S.P.A. as new additional revolving facility lender (the “New Additional Revolving Facility Lender”).

BACKGROUND

(A)

The Company and the Agent, amongst others, entered into a senior facilities agreement originally dated 30 July 2024 (as amended, amended and restated and/or supplemented from time to time) (the “Facilities Agreement”).

(B)

The Company, the Agent, Intesa Sanpaolo S.p.A., Banca Nazionale del Lavoro S.p.A., Crédit Agricole Corporate and Investment Bank, Milan Branch, UniCredit S.p.A., HSBC Continental Europe and Société Générale (jointly, the “Original Additional Revolving Facility Lenders”), amongst others, entered into an additional facility notice supplementing the Facilities Agreement dated 27 October 2025 (the “Original Additional Facility Notice”).

(C)

The Company, the Agent, Barclays Bank Ireland PLC (“Barclays”) and SMBC Bank EU AG, Milan Branch (“SMBC” and, together with the Original Additional Revolving Facility Lenders and Barclays, the “Existing Additional Revolving Facility Lenders”), amongst others, entered into an amendment and restatement agreement relating to the Original Additional Facility Notice dated 12 November 2025 (the “Amendment and Restatement Agreement”; the Original Additional Facility Notice, as amended and restated by virtue of the Amendment and Restatement Agreement, the “Additional Facility Notice”).

(D)	This Agreement is supplemental to and amends and restates the Additional Facility Notice.
(E)

In accordance with clause 2(l) of the Additional Facility Notice, the Company appoints the New Additional Revolving Facility Lender to arrange and provide for Additional Commitments (as defined in the Additional Facility Notice) as provided for hereunder.

(F)	In light of the above, the Parties have agreed to enter into this Agreement in order to amend and restate the terms of the Additional Facility Notice.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION
1.1	Definitions

In this Agreement:

“Amended and Restated Additional Facility Notice” means the Additional Facility Notice as amended by Clause 2 of this Agreement so that it reads as if it were restated in the form set out in Schedule 1 (Amended and Restated Additional Facility Notice).

1

“Effective Date” has the meaning given to it in Clause 2 (Amendment and Restatement of the Additional Facility Notice).

“Party” means a party to this Agreement.

1.2	Construction
(a)

In this Agreement capitalised terms defined in the Amended and Restated Additional Facility Notice and/or the Facilities Agreement (as applicable) have, unless expressly defined in this Agreement or the context otherwise requires, the same meaning in this Agreement.

(b)	Clause 1.2 (Construction) of the Facilities Agreement shall apply, mutatis mutandis, to this Agreement.
2.	AMENDMENT AND RESTATEMENT OF THE ADDITIONAL FACILITY NOTICE
2.1

The Additional Facility Notice will be amended so that it reads as if it were restated in the form set out in Schedule 1 (Amended and Restated Additional Facility Notice) with effect from the date of this Agreement (the “Effective Date”).

2.2

With effect from the Effective Date, the New Additional Revolving Facility Lender becomes a party as an Additional Revolving Facility Lender (as defined in the Amended and Restated Additional Facility Notice) to the Amended and Restated Additional Facility Notice and agrees that it shall be bound by all the provisions of the Amended and Restated Additional Facility Notice as if it had been an original party to the Additional Facility Notice.

3.	MISCELLANEOUS
3.1	The Company and the Agent agree that this Agreement and the Amended and Restated Additional Facility Notice are designated as a Finance Document.
3.2	The Additional Facility Notice and this Agreement will, from the Effective Date, be read and construed as one document.
3.3

The provisions of the Additional Facility Notice shall, save as amended by this Agreement, continue in full force and effect and shall remain valid and binding notwithstanding the amendments effected by this Agreement.

3.4

No waiver is given by entering into this Agreement or the transactions contemplated by this Agreement, and the Finance Parties expressly reserve all of their rights and remedies in respect of any breach of, or Default under, the Finance Documents.

4.	PARTIAL INVALIDITY

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

5.	NO NOVATION

For the avoidance of doubt, this Agreement shall not constitute or be construed as any form of novation, amendment, extension, release, replacement, restatement, supplement, modification or renewal of, and shall have no novative effect (effetto novativo) on, the Additional Facility Notice and any Transaction Security Document.

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6.	CONTRACTUAL RECOGNITION OF BAIL-IN

Clause 49 (Contractual Recognition of Bail-In) of the Facilities Agreement shall be deemed to be incorporated into this Additional Facility Notice mutatis mutandis.

7.	TRANSPARENCY PROVISIONS

For the purposes of the transparency rules set forth in the CICR resolution of 4 March 2003 and by the “Disposizioni sulla trasparenza delle operazioni e dei servizi bancari e finanziari – correttezza delle relazioni tra intermediari e clienti” issued by the Bank of Italy on 30 September 2016 and published on the Italian Official Gazette on 21 October 2016 (as subsequently amended and supplemented), the Parties hereby acknowledge and confirm that this Agreement (and each of the provisions hereof) has been specifically negotiated with the support of legal advisors on each side. Accordingly, this Agreement falls within the class of agreements “that have been specifically negotiated” (“che costituiscono oggetto di trattativa individuale”) to which the provisions set out under section II of the above “Disposizioni sulla trasparenza” do not apply.

8.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

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SCHEDULE 1

AMENDED AND RESTATED ADDITIONAL FACILITY NOTICE

4

Additional Facility Notice

as amended and restated on 12 November 2025 and on 14 November 2025

From:	Bending Spoons Operations S.p.A. as Obligors’ Agent Via Nino Bonnet 10

20154 Milan
Italy

To:The Additional Revolving Facility Lenders as listed in Schedule 1

Intesa Sanpaolo S.p.A. as Agent and Security Agent
Largo Mattioli 3

20121 Milan
Italy

Originally dated: 27 October 2025,

as amended and restated on 12 November 2025 and on 14 November 2025

Dear Sirs,

Project Warhol – Facilities Agreement originally entered into on 30 July 2024 by and between, among others, Bending Spoons Operations S.p.A., as, among others, Company, Intesa Sanpaolo S.p.A., as, among others, Agent, Security Agent and Arranger, and Banco BPM S.p.A. and BNP Paribas Italian Branch, as, among others, Arrangers (as amended, the “Facilities Agreement”).

1.

We refer to the Facilities Agreement. This is an Additional Facility Notice in respect of Additional Facility Commitments in the original aggregate amount of EUR 305,000,000 made by the Additional Revolving Facility Lenders (without prejudice to the exercise of (x) the scale-down right by the Company set out in paragraph 2(k) below and (y) the right of the Company to increase the Additional Facility Commitments set out in paragraph 2(l) below), which shall be established as an Additional Facility to be made available pursuant to the terms of this Additional Facility Notice and the Facilities Agreement and intended as an increase in the Original Revolving Facility from (and including) the Additional Facility Commencement Date (as defined below), as permitted by paragraph (a) of clause 2.5 of the Facilities Agreement (the “Additional Revolving Facility”). Terms defined in the Facilities Agreement have the same meaning in this Additional Facility Notice, unless given a different meaning hereunder. The Additional Revolving Facility Lenders have agreed to provide the Additional Revolving Facility on the terms set forth below.

2.	We wish to establish the Additional Revolving Facility on the following terms and otherwise on the same terms applicable to the Original Revolving Facility:
(a)	Borrower: Bending Spoons Operations S.p.A..
(b)	Amount: EUR 305,000,000.
(c)	Additional Revolving Facility Lender(s): As provided in Schedule 1.
(d)

Additional Revolving Facility Lender Commitment(s): As provided in Schedule 1, subject to (i) paragraph (f) below, (ii) any exercise of the scale-down right by the Company set out in paragraph (k) below, and (ii) any exercise of the right of the Company to increase the Additional Revolving Facility Lender Commitments set out in paragraph (l) below.

1

(e)	Currency: EUR.
(f)

Additional Facility Commencement Date: means the date on which the Additional Revolving Facility Lenders representing at least 66⅔% of the Additional Revolving Facility Lender Commitments under this Additional Facility Notice (the “Majority Additional Revolving Facility Lenders”) have confirmed to the Agent and the Company having received all of the documents and other evidence set out below, in form and substance satisfactory to it (acting reasonably) or receipt of such documents and evidence has been waived by the Majority Additional Revolving Facility Lenders (provided that the Additional Revolving Facility Lenders shall notify the Agent and the Company promptly upon being so satisfied and the Additional Revolving Facility Lenders authorise (and instruct) the Agent to provide any subsequent notification to the Company):

(i)	a copy of the resolution of the Board of Directors of the Company:
(A)	approving the terms of, and the transactions contemplated by, the Additional Facility Notice and resolving that it execute, deliver and perform its obligations under the Additional Facility Notice;
(B)	authorising a specified person or persons to execute the Additional Facility Notice on its behalf; and
(C)

authorising a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or dispatched by it under or in connection with the Additional Facility Notice;

(ii)	the applicable Fee Letters to be executed on or about the date of this Additional Facility Notice, by, amongst others, the Company and the relevant Additional Revolving Facility Lenders;
(iii)

reasonable evidence that the payments due and payable to the Additional Revolving Facility Lenders pursuant to the Fee Letters have been paid or will be paid in accordance with the relevant Fee Letters, provided that a reference to the payment of such fees in any funds flow statement shall be deemed to be reasonable evidence for this purpose and shall (in each case) satisfy this conditions precedent in form and substance satisfactory to the Additional Revolving Facility Lenders (acting reasonably);

(iv)	the New Debt Financing Certificate (as defined in the Intercreditor Agreement) relating to this Additional Facility Notice executed by the Company; and
(v)	the following legal opinions:
(A)	an English law opinion of Milbank LLP, as to the validity and enforceability of this Additional Facility Notice; and
(B)	an Italian law opinion of Latham & Watkins, as to the capacity of the Company to enter into this Additional Facility Notice.
(g)

Availability Period: the period from (and including) the Arrow Closing Date on a fully revolving basis until the date falling one (1) Month prior to the Termination Date in respect of the Original Revolving Facility (except for any Ancillary Facility or a Fronted Ancillary Facility, which, if required by the Company, shall be made available until the Termination Date); provided that, if the Arrow Closing Date does not occur until (and

2

including) the date falling 180 days from the signing date of this Additional Facility Notice, the Availability Period shall not be deemed to begin and the Additional Revolving Facility shall be deemed cancelled.

“Arrow Closing Date” means the date that the Company has confirmed to the Agent on which it (directly or indirectly) will consummate the acquisition of (A) substantially all of the equity of the Target named “Arrow” (“Arrow”) and (B) certain specified assets of the “Asset Sellers” (as defined in the Arrow Acquisition Agreement (as defined below)), in accordance with the equity and asset purchase agreement among, inter alios, Arrow and the equity sellers and asset sellers party thereto (including all schedules and exhibits thereto and after giving effect to any alteration, amendment, modification, supplement or waiver thereof, the “Arrow Acquisition Agreement”) ((A) and (B), collectively, the “Arrow Acquisition”).

(h)	Fees: As indicated in the separate Fee Letter(s).
(i)	Termination Date: Same as for Original Revolving Facility.
(j)	Margin: Same as for Original Revolving Facility.
(k)

Notwithstanding any other provision herein, each of the Additional Revolving Facility Lenders that is a party to this Additional Facility Notice acknowledges and agrees that, prior to the Additional Facility Commencement Date, the Company has the right, in its absolute discretion, to appoint other banks, financial institutions or other persons (the “New Additional Revolving Facility Lenders”) to arrange and provide any of the Commitments under the Additional Revolving Facility on the same terms contained herein, and, as a consequence, to accordingly decrease the Commitment of any Additional Revolving Facility Lender under this Additional Facility Notice, provided that:

(i)

for the avoidance of doubt, no decrease of any Commitment may occur in respect of any Additional Revolving Facility Lender save with the prior written consent of the relevant Additional Revolving Facility Lender;

(ii)

the Agent has confirmed that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that Additional Facility Lender; and

(iii)

the Additional Revolving Facility Lenders that are parties to this Additional Facility Notice shall, promptly upon request of the Company, enter into new an amendment and restatement agreement with respect to this Additional Facility Notice and any other appropriate documentation reasonably requested by the Company to reflect any changes required to reflect the accession of each New Additional Revolving Facility Lender.

(l)

Notwithstanding any other provision herein, each of the Additional Revolving Facility Lenders that is a party to this Additional Facility Notice acknowledges and agrees that, prior to the Additional Facility Commencement Date, the Company has the right, in its absolute discretion, to appoint other banks, financial institutions or other persons to arrange and provide for additional Commitments (the “Additional Commitments”) under the Additional Revolving Facility (including by increasing the Commitments of any Additional Revolving Facility Lender hereunder, if so separately agreed with the relevant Additional Revolving Facility Lender) on the same terms contained herein and, thus, increase the aggregate Additional Facility Commitment under such Additional Revolving Facility, provided that the Additional Commitments shall not exceed:

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(i)

an amount equal to the difference between (x) Euro 100 million and (y) the additional commitments arranged and provided by banks, financial institutions or other persons appointed by the Company, in its absolute discretion, pursuant to the additional facility notice entered into on the signing date of this Additional Facility Notice in respect of a new Euro-denominated term loan facility (for the avoidance of doubt, in addition to the original commitment of such additional term loan facility as at the signing date of this Additional Facility Notice, as communicated by the Company to the Additional Revolving Facility Lenders prior to the signing date of this Additional Facility Notice, which shall be disregarded for the purposes of the calculations under this paragraph), plus

(ii)

an amount equal to the aggregate commitment which has been (or, prior to the Additional Facility Commencement Date, will be) cancelled by the Company in respect of the New York law governed senior secured revolving credit facility regulated pursuant to a commitment letter executed on or about the signing date of this Additional Facility Notice for an original aggregate principal amount communicated by the Company to the Additional Revolving Facility Lenders prior to the signing date of this Additional Facility Notice, and further provided that:

(i)

the Agent has confirmed that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that Additional Facility Lender; and

(ii)

the Additional Revolving Facility Lenders that are parties to this Additional Facility Notice shall, promptly upon request of the Company, enter into new an amendment and restatement agreement with respect to this Additional Facility Notice and any other appropriate documentation reasonably requested by the Company to reflect any changes required to reflect the increase of the Commitments under the Additional Revolving Facility and the accession of any new banks, financial institutions or other persons.

3.

We confirm for and on behalf of each Obligor as Obligor’s Agent that the Repeating Representations are deemed to be made by each Obligor (by reference to the facts and circumstances then existing) on the date of this Additional Facility Notice and references to “this Agreement” in the Repeating Representations should be construed as references to this Additional Facility Notice and the Facilities Agreement, as amended pursuant to this Additional Facility Notice.

4.	The Company confirms that no Material Event of Default is continuing as at the date of this Additional Facility Notice nor will be continuing as at the Additional Facility Commencement Date.
5.

The Company confirms, on behalf of itself and each other Obligor as Obligors’ Agent, with effect from (and including) the Additional Facility Commencement Date, that the guarantees and indemnities set out in clause 23 (Guarantee and Indemnity) of the Facilities Agreement shall:

(a)	continue to apply in full force and effect in respect of the obligations of each Obligor under the Finance Documents, notwithstanding amendments contemplated by this Additional Facility Notice; and
(b)	extend to all new liabilities and obligations of any Obligor under the Finance Documents arising from the amendments and/or extensions and/or increases effected by this Additional Facility Notice,

4

subject to the guarantee limitations set out in clause 23 (Guarantee and Indemnity) of the Facilities Agreement, and any guarantee limitations set out in any Accession Deeds.

6.

The Company will procure, following the Additional Facility Commencement Date and, in any case, within 10 Business Days of such date: (a) that Bending Spoons US Inc. and the other relevant grantors will execute a New York law-governed agreement reaffirming the grant of security interests under the New York law-governed US Security Agreement dated 24 December 2024 by and among the Security Agent and the grantors party thereto, as may have been confirmed and extended from time to time; and (b) that simultaneous with the provision of (a), the Company shall ensure that the Agent is provided customary legal opinions (as to capacity and enforceability) in a form satisfactory to the Agent in relation to the execution of the relevant abovementioned agreement.

7.

The Company (on behalf of itself and each other Obligor as Obligors’ Agent) confirms that, with effect from (and including) the Additional Facility Commencement Date, the security created by the Transaction Security Documents (as confirmed and/or extended, as the case may be, from time to time) to which the Company or that Obligor is a party shall:

(a)	continue to remain in full force and effect in respect of the obligations of each Obligor under the Finance Documents; and
(b)

continue to secure the Secured Obligations (as defined in the Intercreditor Agreement or the relevant Transaction Security Documents to which it is a party) under the Finance Documents as amended by this Additional Facility Notice (including, but not limited to, under the Facilities Agreement).

8.

The Company confirms that each of the applicable conditions in clause 2.5 (Additional Facilities) of the Facilities Agreement are met as at the date of this Additional Facility Notice and that this Additional Facility Notice is delivered pursuant thereto and in accordance therewith.

9.

The Company undertakes to supply (or procure the supply of), as soon as reasonably practicable upon the request of the relevant Additional Revolving Facility Lender, such documentation and other evidence reasonably requested by such Additional Revolving Facility Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks it is required to comply with under all applicable laws and regulations pursuant to the transaction contemplated by this Additional Facility Notice (the “KYC Regulations”) if:

(a)	the introduction of any change in (or in the interpretation, administration or application of) any of the KYC Regulations made after the date this Additional Facility Notice is signed; or
(b)

any change in the status of an Obligor (or a Holding Company of an Obligor) or the composition of the shareholders of an Obligor (or of a Holding Company of an Obligor) after the date this Additional Facility Notice is signed, obliges the relevant Additional Revolving Facility Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it.

10.

The Company confirms that its appointment by each Obligor (other than the Company) of the Company as Obligors’ Agent under clause 2.3 of the Facilities Agreement remains in full force and effect and has not been revoked as at the date of this Additional Facility Notice.

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11.

For the avoidance of doubt, this Additional Facility Notice shall not constitute or be construed as any form of novation, amendment, extension, release, replacement, restatement, supplement, modification or renewal of, and shall have no novative effect (effetto novativo) on, any Transaction Security Document.

12.

By signing this Additional Facility Notice, each Additional Revolving Facility Lender, in respect of the abovementioned Additional Revolving Facility, agrees to make available its Commitment in that Additional Revolving Facility in the aggregate amount set out under Schedule 1, without prejudice to the exercise of (x) the scale-down right by the Company set out in paragraph 2(k) above, and (y) the right of the Company to increase the Additional Facility Commitments set out in paragraph 2(l) above.

13.

This Additional Facility Notice and any non-contractual obligations arising out of or in connection with it are governed by English law. Each party irrevocably agrees that the courts of England shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Additional Facility Notice (including the agreement constituted by the parties’ acknowledgement of its terms) or its subject matter or formation (including non-contractual disputes or claims or a dispute regarding the existence, validity or termination of this Additional Facility Notice).

14.

Terms which are used in this Additional Facility Notice which are not defined in this Additional Facility Notice but are defined in the Facilities Agreement shall have the meaning given to those terms in the Facilities Agreement.

15.

This Additional Facility Notice has been entered into on the date stated above and is executed as a deed by each person to become an Additional Revolving Facility Lender in respect of the abovementioned Additional Revolving Facility.

16.	It is intended that this Additional Facility Notice takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.
17.	Clause 49 (Contractual Recognition of Bail-In) of the Facilities Agreement shall be deemed to be incorporated into this Additional Facility Notice mutatis mutandis.

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SCHEDULE 1

Additional Revolving Facility Lenders and their Commitments

Additional Revolving Facility Lenders	Additional Revolving Facility Lender’s Commitment (in EUR)
UniCredit S.p.A.	EUR 75,000,000
Banca Nazionale Del Lavoro S.p.A.	EUR 50,000,000
Intesa Sanpaolo S.p.A.	EUR 50,000,000
Société Générale	EUR 25,000,000
HSBC Continental Europe	EUR 30,000,000
Crédit Agricole Corporate and Investment Bank, Milan Branch	EUR 20,000,000
Barclays Bank Ireland PLC	EUR 20,000,000
SMBC Bank EU AG, Milan Branch	EUR 25,000,000
Banca Ifis S.p.A.	EUR 10,000,000
Total	EUR 305,000,000

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* * *

If you agree that the foregoing proposal represents an accurate and fair reproduction of our understandings, please reproduce a copy of this proposal in a separate letter and return to us such copy signed by your authorized representatives as evidence of your acceptance.

Yours sincerely,

[Signature page follows]

BENDING SPOONS OPERATIONS S.P.A.

as Company

By:

Name:

Title:”

[Project Warhol – Signature page to the Amendment & Restatement Agreement]

* * *

We hereby accept your proposal above.

[Signature page follows]

INTESA SANPAOLO S.P.A.

as Agent in its name and on its behalf and in the name and on behalf ofthe Existing Additional Revolving Facility Lenders

By:	/s/ Federico Fratto

Name:	Federico Fratto

Title:	Authorized Signatory

By:	/s/ Corrado Spotti

Name:	Corrado Spotti

Title:	Authorized Signatory

[Project Warhol – Signature page to the Amendment & Restatement Agreement]

To:

Banca Ifis S.p.A.

Via Borghetto 5

20122 Milan

Italy

Intesa Sanpaolo S.p.A.

Largo Mattioli 3

20121 Milan

Italy

14 November 2025

Project Warhol – Amendment and Restatement Agreement to the Additional Facility Notice

Dear Sirs,

Following our recent negotiations, we hereby propose and offer to you to enter into the following amendment and restatement agreement to the additional facility notice.

* * *

[Remainder of the page intentionally left blank]

14 November 2025

BENDING SPOONS OPERATIONS S.P.A.

as the Company

with

INTESA SANPAOLO S.P.A.

as Agent

and

Others

AMENDMENT AND RESTATEMENT AGREEMENT

relating to

an additional facility notice originally dated 27 October 2025, as amended and restated on 12 November 2025

Corso Matteotti 22

20121 Milan

Italy

Tel: +39.02.3046.2000

www.lw.com

THIS AMENDMENT AND RESTATEMENT AGREEMENT (the “Agreement”) is dated 14 November 2025 and made between:

(1)

BENDING SPOONS OPERATIONS S.P.A., a joint stock company (società per azioni) incorporated under the laws of the Republic of Italy, having its registered office at Via Nino Bonnet 10, 20154, Milan, Italy registered with the Companies’ Register of Milan-Monza-Brianza-Lodi with registered number 13368510965 (the “Company”);

(2)	INTESA SANPAOLO S.P.A. as agent in its name and on its behalf and in the name and on behalf of the Existing Additional Term Facility Lenders (as defined below) (the “Agent”); and
(3)	BANCA IFIS S.P.A. as new additional term facility lender (the “New Additional Term Facility Lender”).

BACKGROUND

(A)

The Company and the Agent, amongst others, entered into a senior facilities agreement originally dated 30 July 2024 (as amended, amended and restated and/or supplemented from time to time) (the “Facilities Agreement”).

(B)

The Company, the Agent, Banca Nazionale del Lavoro S.p.A., Banco BPM S.p.A., Crédit Agricole Corporate and Investment Bank, Milan Branch, UniCredit S.p.A., HSBC Continental Europe and Société Générale (jointly, the “Original Additional Term Facility Lenders”), amongst others, entered into an additional facility notice supplementing the Facilities Agreement dated 27 October 2025 (the “Original Additional Facility Notice”).

(C)

The Company, the Agent and SMBC Bank EU AG, Milan Branch (“SMBC” and, together with the Original Additional Term Facility Lenders, the “Existing Additional Term Facility Lenders”), amongst others, entered into an amendment and restatement agreement relating to the Original Additional Facility Notice dated 12 November 2025 (the “Amendment and Restatement Agreement”; the Original Additional Facility Notice, as amended and restated by virtue of the Amendment and Restatement Agreement, the “Additional Facility Notice”).

(D)	This Agreement is supplemental to and amends and restates the Additional Facility Notice.
(E)

In accordance with clause 2(s) of the Additional Facility Notice, the Company appoints the New Additional Term Facility Lender to arrange and provide for Additional Commitments (as defined in the Additional Facility Notice) as provided for hereunder.

(F)	In light of the above, the Parties have agreed to enter into this Agreement in order to amend and restate the terms of the Additional Facility Notice.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION
1.1	Definitions

In this Agreement:

“Amended and Restated Additional Facility Notice” means the Additional Facility Notice as amended by Clause 2 of this Agreement so that it reads as if it were restated in the form set out in Schedule 1 (Amended and Restated Additional Facility Notice).

“Effective Date” has the meaning given to it in Clause 2 (Amendment and Restatement of the Additional Facility Notice).

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“Party” means a party to this Agreement.

1.2	Construction
(a)

In this Agreement capitalised terms defined in the Amended and Restated Additional Facility Notice and/or the Facilities Agreement (as applicable) have, unless expressly defined in this Agreement or the context otherwise requires, the same meaning in this Agreement.

(b)	Clause 1.2 (Construction) of the Facilities Agreement shall apply, mutatis mutandis, to this Agreement.
2.	AMENDMENT AND RESTATEMENT OF THE ADDITIONAL FACILITY NOTICE
2.1

The Additional Facility Notice will be amended so that it reads as if it were restated in the form set out in Schedule 1 (Amended and Restated Additional Facility Notice) with effect from the date of this Agreement (the “Effective Date”).

2.2

With effect from the Effective Date, the New Additional Term Facility Lender becomes a party as an Additional Term Facility Lender (as defined in the Amended and Restated Additional Facility Notice) to the Amended and Restated Additional Facility Notice and agrees that it shall be bound by all the provisions of the Amended and Restated Additional Facility Notice as if it had been an original party to the Additional Facility Notice.

3.	MISCELLANEOUS
3.1	The Company and the Agent agree that this Agreement and the Amended and Restated Additional Facility Notice are designated as a Finance Document.
3.2	The Additional Facility Notice and this Agreement will, from the Effective Date, be read and construed as one document.
3.3

The provisions of the Additional Facility Notice shall, save as amended by this Agreement, continue in full force and effect and shall remain valid and binding notwithstanding the amendments effected by this Agreement.

3.4

No waiver is given by entering into this Agreement or the transactions contemplated by this Agreement, and the Finance Parties expressly reserve all of their rights and remedies in respect of any breach of, or Default under, the Finance Documents.

4.	PARTIAL INVALIDITY

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

5.	NO NOVATION

For the avoidance of doubt, this Agreement shall not constitute or be construed as any form of novation, amendment, extension, release, replacement, restatement, supplement, modification or renewal of, and shall have no novative effect (effetto novativo) on, the Additional Facility Notice and any Transaction Security Document.

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6.	CONTRACTUAL RECOGNITION OF BAIL-IN

Clause 49 (Contractual Recognition of Bail-In) of the Facilities Agreement shall be deemed to be incorporated into this Additional Facility Notice mutatis mutandis.

7.	TRANSPARENCY PROVISIONS

For the purposes of the transparency rules set forth in the CICR resolution of 4 March 2003 and by the “Disposizioni sulla trasparenza delle operazioni e dei servizi bancari e finanziari – correttezza delle relazioni tra intermediari e clienti” issued by the Bank of Italy on 30 September 2016 and published on the Italian Official Gazette on 21 October 2016 (as subsequently amended and supplemented), the Parties hereby acknowledge and confirm that this Agreement (and each of the provisions hereof) has been specifically negotiated with the support of legal advisors on each side. Accordingly, this Agreement falls within the class of agreements “that have been specifically negotiated” (“che costituiscono oggetto di trattativa individuale”) to which the provisions set out under section II of the above “Disposizioni sulla trasparenza” do not apply.

8.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

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SCHEDULE 1

AMENDED AND RESTATED ADDITIONAL FACILITY NOTICE

4

Additional Facility Notice

as amended and restated on 12 November 2025 and on 14 November 2025

From:	Bending Spoons Operations S.p.A. as Obligors’ Agent Via Nino Bonnet 10

20154 Milan
Italy

To:The Additional Term Facility Lenders as listed in Schedule 1

Intesa Sanpaolo S.p.A. as Agent and Security Agent
Largo Mattioli 3

20121 Milan
Italy

Originally dated: 27 October 2025,

as amended and restated on 12 November 2025 and on 14 November 2025

Dear Sirs,

Project Warhol – Facilities Agreement originally entered into on 30 July 2024 by and between, among others, Bending Spoons Operations S.p.A., as, among others, Company, Intesa Sanpaolo S.p.A., as, among others, Agent, Security Agent and Arranger, and Banco BPM S.p.A. and BNP Paribas Italian Branch, as, among others, Arrangers (as amended, the “Facilities Agreement”).

1.

We refer to the Facilities Agreement. This is an Additional Facility Notice in respect of Additional Facility Commitments in the original aggregate amount of EUR 475,900,000 made by the Additional Term Facility Lenders (without prejudice to the exercise of (x) the scale-down right by the Company set out in paragraph 2(r) below and (y) the right of the Company to increase the Additional Facility Commitments set out in paragraph 2(s) below), which shall be established as a new Euro-denominated term loan facility to be made available pursuant to the terms of this Additional Facility Notice and the Facilities Agreement and intended as an Additional Term Facility named “Facility A2” from (and including) the Additional Facility Commencement Date (as defined below), as permitted by paragraph (a) of clause 2.5 of the Facilities Agreement (“Facility A2” and the “Additional Term Facility”). Terms defined in the Facilities Agreement have the same meaning in this Additional Facility Notice, unless given a different meaning hereunder. The Additional Term Facility Lenders have agreed to provide the Additional Term Facility on the terms set forth below.

2.	We wish to establish the Additional Term Facility on the following terms and otherwise on the same terms applicable to the Facility A:
(a)	Borrower: Bending Spoons Operations S.p.A..
(b)

Arrangers: Banca Nazionale del Lavoro S.p.A.; Banco BPM S.p.A.; Crédit Agricole Corporate and Investment Bank, Milan Branch; HSBC Continental Europe; Société Générale; UniCredit S.p.A.; SMBC Bank EU AG, Milan Branch; Banca Ifis S.p.A..

(c)	Amount: EUR 475,900,000 (the “Aggregate Amount”)
(A)	Facility A2 Tranche 1: EUR 300,000,000, and
(B)	Facility A2 Tranche 2: EUR 175,900,000,

1

provided that, if the Vimeo Availability Period Starting Date (as defined below) occurs prior to the Arrow Availability Period Starting Date (as defined below):

(1)

at any time on and from the Vimeo Availability Period Starting Date (as defined below) but prior to (and excluded) the Arrow Availability Period Starting Date (as defined below) (and unless otherwise agreed with all Additional Term Facility Lenders), the aggregate Available Commitment under the Additional Term Facility shall be deemed reduced to an amount equal to Euro 300,000,000 (and the available Additional Term Facility Lender Commitment of each Additional Term Facility Lender shall be deemed to be reduced on a pro rata basis), it being understood (for the avoidance of doubt) that, on and from the Arrow Availability Period Starting Date (included), the aggregate Available Commitment under the Additional Term Facility shall be deemed equal to the Aggregate Amount; and

(2)

if the Arrow Availability Period Starting Date does not occur within 180 days from the signing date of this Additional Facility Notice, the aggregate amount of the Additional Term Facility Lender Commitments in excess of Euro 300,000,000 shall be immediately cancelled at the end of the Availability Period.

(d)	Additional Term Facility Lender(s): As provided in Schedule 1.
(e)

Additional Term Facility Lender Commitment(s): As provided in Schedule 1, subject to (i) paragraph (g) below, (ii) any exercise of the scale-down right by the Company set out in paragraph (r) below, and (iii) any exercise of the right of the Company to increase the Additional Term Facility Lender Commitments set out in paragraph (s) below.

(f)	Currency: EUR.
(g)

Additional Facility Commencement Date: means the date on which the Additional Term Facility Lenders representing at least 662/3% of the Additional Term Facility Lender Commitments under this Additional Facility Notice (the “Majority Additional Term Facility Lenders”) have confirmed to the Agent and the Company having received all of the documents and other evidence set out below, in form and substance satisfactory to it (acting reasonably) or receipt of such documents and evidence has been waived by the Majority Additional Term Facility Lenders (provided that the Additional Term Facility Lenders shall notify the Agent and the Company promptly upon being so satisfied and the Additional Term Facility Lenders authorise (and instruct) the Agent to provide any subsequent notification to the Company):

(A)	a copy of the resolution of the Board of Directors of the Company:
(1)	approving the terms of, and the transactions contemplated by, the Additional Facility Notice and resolving that it execute, deliver and perform its obligations under the Additional Facility Notice;
(2)	authorising a specified person or persons to execute the Additional Facility Notice on its behalf; and
(3)

authorising a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or dispatched by it under or in connection with the Additional Facility Notice;

2

(B)	the applicable Fee Letters to be executed on or about the date of this Additional Facility Notice, by, amongst others, the Company and the relevant Additional Term Facility Lenders;
(C)

reasonable evidence that the payments due and payable to the Additional Term Facility Lenders pursuant to the Fee Letters have been paid or will be paid in accordance with the relevant Fee Letters, provided that a reference to the payment of such fees in any funds flow statement shall be deemed to be reasonable evidence for this purpose and shall (in each case) satisfy this conditions precedent in form and substance satisfactory to the Additional Term Facility Lenders (acting reasonably);

(D)	a copy of the Arrow Acquisition Agreement executed by the parties thereto (for information purposes only);
(E)	the New Debt Financing Certificate (as defined in the Intercreditor Agreement) relating to this Additional Facility Notice executed by the Company; and
(F)	the following legal opinions:
(1)	an English law opinion of Milbank LLP, as to the validity and enforceability of this Additional Facility Notice; and
(2)	an Italian law opinion of Latham & Watkins, as to the capacity of the Company to enter into this Additional Facility Notice.
(h)	Availability Period:
(A)

Facility A2 Tranche 1: the period from (and including) the earlier of the (i) the Vimeo Availability Period Starting Date and (ii) the Arrow Availability Period Starting Date until (and including) the date falling 180 days from the signing date of this Additional Facility Notice;

(B)

Facility A2 Tranche 2: the period from (and including) the Arrow Availability Period Starting Date until (and including) the date falling 180 days from the signing date of this Additional Facility Notice;

“Arrow Closing Date” means the date that the Company has confirmed to the Agent on which it (directly or indirectly) will consummate the acquisition of (A) substantially all of the equity of the Target named “Arrow” (“Arrow”) and (B) certain specified assets of the “Asset Sellers” (as defined in the Arrow Acquisition Agreement (as defined below)), in accordance with the equity and asset purchase agreement among, inter alios, Arrow and the equity sellers and asset sellers party thereto (including all schedules and exhibits thereto and after giving effect to any alteration, amendment, modification, supplement or waiver thereof, the “Arrow Acquisition Agreement”) ((A) and (B), collectively, the “Arrow Acquisition”).

“Arrow Closing Notice” means the written notice to be delivered by the Company to the Agent not later than 8 Business Days prior to the envisaged Arrow Closing Date confirming (i) the envisaged date on which the Arrow Closing Date is expected to occur and (ii) the first day of the applicable Availability Period (which shall be a date falling not earlier than 5 Business Days prior to the envisaged Arrow Closing Date, the “Arrow Availability Period Starting Date”).

“Vimeo Closing Date” means the date that the Company has confirmed to the Agent on which it (directly or indirectly) will consummate the acquisition of Vimeo, Inc.

3

(“Vimeo”) in accordance with the agreement and plan of merger dated as of 10 September 2025 (including all schedules and exhibits thereto and after giving effect to any alteration, amendment, modification, supplement or waiver thereof, the “Vimeo Acquisition Agreement”) (the “Vimeo Acquisition”).

“Vimeo Closing Notice” means the written notice to be delivered by the Company to the Agent not later than 8 Business Days prior to the envisaged Vimeo Closing Date confirming (i) the envisaged date on which the Vimeo Closing Date is expected to occur and (ii) the first day of the applicable Availability Period (which shall be a date falling not earlier than 5 Business Days prior to the envisaged Vimeo Closing Date, the “Vimeo Availability Period Starting Date”).

(i)	Delivery of a duly completed Utilisation Request: Same as for Facility A.
(j)	Further conditions precedent: The Additional Term Facility Lenders will only be obliged to disburse a Utilisation if:
(A)	on the date of the relevant Utilisation Request:
(I)	no Event of Default is continuing or would result from the proposed Utilisation;
(II)	the Repeating Representations are true in all material respects;
(B)

the Company confirms in the relevant Utilisation Request that the requirement set out in paragraph (a)(iii) of Clause 2.5 (Additional Facilities) of the Facilities Agreement has been complied with or, on the relevant Utilisation Date, will be complied with, in each case in accordance with the terms thereof.

(k)	Maximum number of Utilisations: Two.
(l)	Fees: As indicated in the separate Fee Letter(s).
(m)	Termination Date: 31 March 2031.
(n)	Margin: Same as for Facility A.
(o)	Purpose: The Company shall apply all amounts drawn under Facility A2 in or towards, directly or indirectly (including by way of on-lending to, or investment in, any other member of the Group):
(A)

finance the Vimeo Acquisition, the Arrow Acquisition and any other Permitted Acquisition (including similar investments and capital expenditures by the Company and its Subsidiaries (including any earnouts, seller debt, working capital or other purchase adjustments in connection with the foregoing));

(B)	replenish cash and/or repayment of indebtedness incurred in connection with the foregoing;
(C)	pay fees, costs and expenses incurred in connection with the foregoing; and
(D)	(only from and including the date on which the Arrow Closing Date occurs) general corporate purposes.
(p)

Initial Interest Period: Without prejudice to any other provisions of the Facilities Agreement, the Company may select an Interest Period of three (3) or six (6) Months, or such other periods as may be selected by the Company to align with payment and/or

4

repayment dates (including in accordance with paragraph (j) of Clause 15.1 (Selection of Interest Periods and Terms) of the Facilities Agreement), or, in each case, any period agreed between the Company and the Agent (acting on the instructions of the Lenders of the relevant Utilisation), provided that the first Interest Period shall end on the first Repayment Date of the Facility A2.

(q)

Repayment: the Company shall repay, or procure the repayment of, the aggregate principal amount of the Additional Term Facility Loans made to it under Facility A2 in equal semi-annual instalments by repaying on each Repayment Date for the Additional Term Facility the amount set out in the table below:

(i)	in case the Facility A2 (i.e., Facility A2 Tranche 1 and Facility A2 Tranche 2) is fully drawn prior to 31 March 2026:

Repayment Date	Instalment
31 March 2026	EUR 43,263,636.37
30 September 2026	EUR 43,263,636.37
31 March 2027	EUR 43,263,636.37
30 September 2027	EUR 43,263,636.37
31 March 2028	EUR 43,263,636.37
30 September 2028	EUR 43,263,636.37
31 March 2029	EUR 43,263,636.37
30 September 2029	EUR 43,263,636.37
31 March 2030	EUR 43,263,636.37
30 September 2030	EUR 43,263,636.37
Termination Date	EUR 43,263,636.30

provided that the Additional Term Facility Lenders shall be repaid:

(a)	in respect of the Facility A2 Tranche 1, pro quota to their respective Commitments under the Facility A2 Tranche 1;
(b)	in respect of the Facility A2 Tranche 2, pro quota to their respective Commitments under the Facility A2 Tranche 2,

it being understood that the Company shall provide the Agent with a repayment plan setting out the principal amount of each instalments to be disbursed to each Additional Term Facility Lender;

(ii)	in case the Facility A2 Tranche 1 is fully drawn prior to 31 March 2026 and Facility A2 Tranche 2 remains undrawn:

Repayment Date	Instalment

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31 March 2026	EUR 27,272,728
30 September 2026	EUR 27,272,728
31 March 2027	EUR 27,272,728
30 September 2027	EUR 27,272,728
31 March 2028	EUR 27,272,728
30 September 2028	EUR 27,272,728
31 March 2029	EUR 27,272,728
30 September 2029	EUR 27,272,728
31 March 2030	EUR 27,272,728
30 September 2030	EUR 27,272,728
Termination Date	EUR 27,272,720

provided that, if none of the amortization’s plans specified above will apply, the Company shall provide an updated amortization plan, providing for equal semi-annual principal instalments, to the Agent and the Additional Term Facility Lenders by no later than 31 March 2026.

(r)

Notwithstanding any other provision herein, each of the Additional Term Facility Lenders that is a party to this Additional Facility Notice acknowledges and agrees that, prior to the Additional Facility Commencement Date, the Company has the right, in its absolute discretion, to appoint other banks, financial institutions or other persons (the “New Additional Term Facility Lenders”) to arrange and provide any of the Commitments under Facility A2 on the same terms contained herein, and, as a consequence, to accordingly decrease the Commitment of any Additional Term Facility Lender under this Additional Facility Notice, provided that:

(i)

for the avoidance of doubt, no decrease of any Commitment may occur in respect of any Additional Term Facility Lender save with the prior written consent of the relevant Additional Term Facility Lender;

(ii)

the Agent has confirmed that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that Additional Facility Lender; and

(iii)

the Additional Term Facility Lenders that are parties to this Additional Facility Notice shall, promptly upon request of the Company, enter into new an amendment and restatement agreement with respect to this Additional Facility Notice and any other appropriate documentation reasonably requested by the Company to reflect any changes required to reflect the accession of each New Additional Term Facility Lender.

(s)

Notwithstanding any other provision herein, each of the Additional Term Facility Lenders that is a party to this Additional Facility Notice acknowledges and agrees that, prior to the Additional Facility Commencement Date, the Company has the right, in its

6

absolute discretion, to appoint other banks, financial institutions or other persons to arrange and provide for additional Commitments (the “Additional Commitments”) under Facility A2 (including by increasing the Commitments of any Additional Term Facility Lender hereunder, if so separately agreed with the relevant Additional Term Facility Lender) on the same terms contained herein and, thus, increase the aggregate Additional Facility Commitment under such Facility A2, provided that the Additional Commitments shall not exceed:

(i)

an amount equal to the difference between (x) Euro 100 million and (y) the additional commitments arranged and provided by banks, financial institutions or other persons appointed by the Company, in its absolute discretion, pursuant to the additional facility notice entered into on the signing date of this Additional Facility Notice in respect of an increase in the Original Revolving Facility (for the avoidance of doubt, in addition to the original commitment of such additional revolving facility as at the signing date of this Additional Facility Notice, as communicated by the Company to the Additional Term Facility Lenders prior to the signing date of this Additional Facility Notice, which shall be disregarded for the purposes of the calculations under this paragraph), plus

(ii)

an amount equal to the aggregate commitment which has been (or, prior to the Additional Facility Commencement Date, will be) cancelled by the Company in respect of the New York law governed delayed draw term loan A facility regulated pursuant to a commitment letter executed on or about the signing date of this Additional Facility Notice for an original aggregate principal amount communicated by the Company to the Additional Term Facility Lenders prior to the signing date of this Additional Facility Notice, and further provided that:

(i)

an updated amortization plan in respect of Facility A2, providing for equal semi-annual principal instalments, shall be promptly provided by the Company to the Agent and the Additional Term Facility Lenders; and

(ii)	the Agent has confirmed that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that Additional Facility Lender;
(iii)

the Additional Term Facility Lenders that are parties to this Additional Facility Notice shall, promptly upon request of the Company, enter into new an amendment and restatement agreement with respect to this Additional Facility Notice and any other appropriate documentation reasonably requested by the Company to reflect any changes required to reflect the increase of the Commitments under Facility A2 and the accession of any new banks, financial institutions or other persons.

(t)

Notwithstanding any other provision herein, if the Vimeo Availability Period Starting Date has occurred (and the Arrow Availability Period Starting Date has not occurred) and the Facility A2 Tranche 1 has been utilized by the Company but (1) the Vimeo Closing Date does not occur within 10 Business Days after (and excluding) the Vimeo Availability Period Starting Date (“Vimeo Closing Deadline”) and (2) the Arrow Closing Date has not occurred prior to the Vimeo Closing Deadline, the Company shall either (A) apply in voluntary prepayment an amount equal to the amount of the Utilization made with respect to Facility A2 Tranche 1, in accordance with the terms of the Facilities Agreement, or (B) deposit an amount equal to the amount of the Utilization made with respect to Facility A2 Tranche 1 in an escrow account or blocked

7

account or other similar account opened with an Acceptable Bank, on terms reasonably satisfactory for the Majority Additional Term Facility Lender, until the earlier of:

(i)	the date on which the Vimeo Closing Date occurs, provided that such amount shall be used in accordance with paragraph (o) above;
(ii)	the date on which the Arrow Closing Date occurs, provided that such amount shall be used in accordance with paragraph (o) above; and
(iii)

the date falling 180 days from the signing date of this Additional Facility Notice, provided that the Company shall ensure that the amount at that date still deposited on the relevant account is applied by the Company in voluntary prepayment of Facility A2 Tranche 1 within 5 Business Days following such date, in accordance with the terms of the Facilities Agreement.

(u)

Notwithstanding any other provision herein, if the Arrow Availability Period Starting Date has occurred (and the Vimeo Availability Period Starting Date has not occurred) and the Facility A2 has been utilized by the Company but (1) the Arrow Closing Date does not occur within 10 Business Days after (and excluding) the Arrow Availability Period Starting Date (“Arrow Closing Deadline”) and (2) the Vimeo Closing Date has not occurred prior to the Arrow Closing Deadline, the Company shall either (A) apply in voluntary prepayment an amount equal to the amount of the Utilization made with respect to Facility A2, in accordance with the terms of the Facilities Agreement, or (B) deposit an amount equal to the amount of the Utilization made with respect to Facility A2 in an escrow account or blocked account or other similar account opened with an Acceptable Bank, on terms reasonably satisfactory for the Majority Additional Term Facility Lender, until the earlier of:

(i)	the date on which the Arrow Closing Date occurs, provided that such amount shall be used in accordance with paragraph (o) above;
(ii)	with respect to an amount equal to Euro 300,000,000, the date on which the Vimeo Closing Date occurs, provided that such amount shall be used in accordance with paragraph (o) above; and
(iii)

the date falling 180 days from the signing date of this Additional Facility Notice, provided that the Company shall ensure that the amount at that date still deposited on the relevant account is applied by the Company in voluntary prepayment of Facility A2 within 5 Business Days following such date, in accordance with the terms of the Facilities Agreement.

3.

We confirm for and on behalf of each Obligor as Obligor’s Agent that the Repeating Representations are deemed to be made by each Obligor (by reference to the facts and circumstances then existing) on the date of this Additional Facility Notice and references to “this Agreement” in the Repeating Representations should be construed as references to this Additional Facility Notice and the Facilities Agreement, as amended pursuant to this Additional Facility Notice.

4.	The Company confirms that no Material Event of Default is continuing as at the date of this Additional Facility Notice nor will be continuing as at the Additional Facility Commencement Date.
5.

The Company confirms, on behalf of itself and each other Obligor as Obligors’ Agent, with effect from (and including) the Additional Facility Commencement Date, that the guarantees and indemnities set out in clause 23 (Guarantee and Indemnity) of the Facilities Agreement shall:

8

(i)	continue to apply in full force and effect in respect of the obligations of each Obligor under the Finance Documents, notwithstanding amendments contemplated by this Additional Facility Notice; and
(ii)	extend to all new liabilities and obligations of any Obligor under the Finance Documents arising from the amendments and/or extensions and/or increases effected by this Additional Facility Notice,

subject to the guarantee limitations set out in clause 23 (Guarantee and Indemnity) of the Facilities Agreement, and any guarantee limitations set out in any Accession Deeds.

6.

The Company will procure, following the Additional Facility Commencement Date and, in any case, within 10 Business Days of such date: (a) that Bending Spoons US Inc. and the other relevant grantors will execute a New York law-governed agreement reaffirming the grant of security interests under the New York law-governed US Security Agreement dated 24 December 2024 by and among the Security Agent and the grantors party thereto, as may have been confirmed and extended from time to time; and (b) that simultaneous with the provision of (a), the Company shall ensure that the Agent is provided customary legal opinions (as to capacity and enforceability) in a form satisfactory to the Agent in relation to the execution of the relevant abovementioned agreement.

7.

The Company (on behalf of itself and each other Obligor as Obligors’ Agent) confirms that, with effect from (and including) the Additional Facility Commencement Date, the security created by the Transaction Security Documents (as confirmed and/or extended, as the case may be, from time to time) to which the Company or that Obligor is a party shall:

(i)	continue to remain in full force and effect in respect of the obligations of each Obligor under the Finance Documents; and
(ii)

continue to secure the Secured Obligations (as defined in the Intercreditor Agreement or the relevant Transaction Security Documents to which it is a party) under the Finance Documents as amended by this Additional Facility Notice (including, but not limited to, under the Facilities Agreement).

8.

The Company confirms that each of the applicable conditions in clause 2.5 (Additional Facilities) of the Facilities Agreement are met as at the date of this Additional Facility Notice and that this Additional Facility Notice is delivered pursuant thereto and in accordance therewith.

9.

The Company undertakes to supply (or procure the supply of), as soon as reasonably practicable upon the request of the relevant Additional Term Facility Lender, such documentation and other evidence reasonably requested by such Additional Term Facility Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks it is required to comply with under all applicable laws and regulations pursuant to the transaction contemplated by this Additional Facility Notice (the “KYC Regulations”) if:

(i)	the introduction of any change in (or in the interpretation, administration or application of) any of the KYC Regulations made after the date this Additional Facility Notice is signed; or
(ii)

any change in the status of an Obligor (or a Holding Company of an Obligor) or the composition of the shareholders of an Obligor (or of a Holding Company of an Obligor) after the date this Additional Facility Notice is signed,

9

obliges the relevant Additional Term Facility Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it.

10.

The Company confirms that its appointment by each Obligor (other than the Company) of the Company as Obligors’ Agent under clause 2.3 of the Facilities Agreement remains in full force and effect and has not been revoked as at the date of this Additional Facility Notice.

11.

For the avoidance of doubt, this Additional Facility Notice shall not constitute or be construed as any form of novation, amendment, extension, release, replacement, restatement, supplement, modification or renewal of, and shall have no novative effect (effetto novativo) on, any Transaction Security Document.

12.

By signing this Additional Facility Notice, each Additional Term Facility Lender, in respect of the abovementioned Additional Term Facility, agrees to make available its Commitment in that Additional Term Facility in the aggregate amount set out under Schedule 1, without prejudice to the exercise of (x) the scale-down right by the Company set out in paragraph 2(r) above, and (y) the right of the Company to increase the Additional Facility Commitments set out in paragraph 2(s) above.

13.

This Additional Facility Notice and any non-contractual obligations arising out of or in connection with it are governed by English law. Each party irrevocably agrees that the courts of England shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Additional Facility Notice (including the agreement constituted by the parties’ acknowledgement of its terms) or its subject matter or formation (including non-contractual disputes or claims or a dispute regarding the existence, validity or termination of this Additional Facility Notice).

14.

Terms which are used in this Additional Facility Notice which are not defined in this Additional Facility Notice but are defined in the Facilities Agreement shall have the meaning given to those terms in the Facilities Agreement.

15.

This Additional Facility Notice has been entered into on the date stated above and is executed as a deed by each person to become an Additional Term Facility Lender in respect of the abovementioned Additional Term Facility.

16.	It is intended that this Additional Facility Notice takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.
17.	Clause 49 (Contractual Recognition of Bail-In) of the Facilities Agreement shall be deemed to be incorporated into this Additional Facility Notice mutatis mutandis.

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SCHEDULE 1

Additional Term Facility Lenders and their Commitments

Additional Term Facility Lenders	Additional Term Facility Lender’s Commitment (in EUR) following the Arrow Availability Period Starting Date	Additional Term Facility Lender’s Commitment (in EUR) following the Vimeo Availability Period Starting Date but prior to (and excluded) the Arrow Availability Period Starting Date
UniCredit S.p.A.	EUR 175,000,000	EUR 113,907,572
Banca Nazionale del Lavoro S.p.A.	EUR 50,000,000	EUR 32,545,021
Société Générale	EUR 50,000,000	EUR 32,545,021
HSBC Continental Europe	EUR 64,000,000	EUR 41,657,626
Crédit Agricole Corporate and Investment Bank, Milan Branch	EUR 30,000,000	EUR 19,527,012
Banco BPM S.p.A.	EUR 50,000,000	EUR 32,545,021
SMBC Bank EU AG, Milan Branch	EUR 41,900,000	EUR 27,272,727
Banca Ifis S.p.A.	EUR 15,000,000	EUR 0.00
Total	EUR 475,900,000	EUR 300,000,000

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* * *

If you agree that the foregoing proposal represents an accurate and fair reproduction of our understandings, please reproduce a copy of this proposal in a separate letter and return to us such copy signed by your authorized representatives as evidence of your acceptance.

Yours sincerely,

[Signature page follows]

BENDING SPOONS OPERATIONS S.P.A.

as Company

By:	/s/ Davide Giorgio Andrea Scarpazza

Name:	Davide Giorgio Andrea Scarpazza

Title:	Executive Director

[Project Warhol – Signature page to the Amendment & Restatement Agreement]

To:

Bending Spoons Operations S.p.A.

Via Nino Bonnet 10

20154 Milan

Italy

Copy to:

Banca Ifis S.p.A.

Via Borghetto 5

20122 Milan

Italy

14 November 2025

Project Warhol – Amendment and Restatement Agreement to the Additional Facility Notice

Dear Sirs,

We acknowledge receipt of your letter dated as of today’s date, the content of which we reproduce in full below in full acceptance.

* * *

[Remainder of the page intentionally left blank]

“To:

Banca Ifis S.p.A.

Via Borghetto 5

20122 Milan

Italy

Intesa Sanpaolo S.p.A.

Largo Mattioli 3

20121 Milan

Italy

14 November 2025

Project Warhol – Amendment and Restatement Agreement to the Additional Facility Notice

Dear Sirs,

Following our recent negotiations, we hereby propose and offer to you to enter into the following amendment and restatement agreement to the additional facility notice.

* * *

[Remainder of the page intentionally left blank]

14 November 2025

BENDING SPOONS OPERATIONS S.P.A.

as the Company

with

INTESA SANPAOLO S.P.A.

as Agent

and

Others

AMENDMENT AND RESTATEMENT AGREEMENT

relating to

an additional facility notice originally dated 27 October 2025, as amended and restated on 12 November 2025

Corso Matteotti 22

20121 Milan

Italy

Tel: +39.02.3046.2000

www.lw.com

THIS AMENDMENT AND RESTATEMENT AGREEMENT (the “Agreement”) is dated 14 November 2025 and made between:

(1)

BENDING SPOONS OPERATIONS S.P.A., a joint stock company (società per azioni) incorporated under the laws of the Republic of Italy, having its registered office at Via Nino Bonnet 10, 20154, Milan, Italy registered with the Companies’ Register of Milan-Monza-Brianza-Lodi with registered number 13368510965 (the “Company”);

(2)	INTESA SANPAOLO S.P.A. as agent in its name and on its behalf and in the name and on behalf of the Existing Additional Term Facility Lenders (as defined below) (the “Agent”); and
(3)	BANCA IFIS S.P.A. as new additional term facility lender (the “New Additional Term Facility Lender”).

BACKGROUND

(A)

The Company and the Agent, amongst others, entered into a senior facilities agreement originally dated 30 July 2024 (as amended, amended and restated and/or supplemented from time to time) (the “Facilities Agreement”).

(B)

The Company, the Agent, Banca Nazionale del Lavoro S.p.A., Banco BPM S.p.A., Crédit Agricole Corporate and Investment Bank, Milan Branch, UniCredit S.p.A., HSBC Continental Europe and Société Générale (jointly, the “Original Additional Term Facility Lenders”), amongst others, entered into an additional facility notice supplementing the Facilities Agreement dated 27 October 2025 (the “Original Additional Facility Notice”).

(C)

The Company, the Agent and SMBC Bank EU AG, Milan Branch (“SMBC” and, together with the Original Additional Term Facility Lenders, the “Existing Additional Term Facility Lenders”), amongst others, entered into an amendment and restatement agreement relating to the Original Additional Facility Notice dated 12 November 2025 (the “Amendment and Restatement Agreement”; the Original Additional Facility Notice, as amended and restated by virtue of the Amendment and Restatement Agreement, the “Additional Facility Notice”).

(D)	This Agreement is supplemental to and amends and restates the Additional Facility Notice.
(E)

In accordance with clause 2(s) of the Additional Facility Notice, the Company appoints the New Additional Term Facility Lender to arrange and provide for Additional Commitments (as defined in the Additional Facility Notice) as provided for hereunder.

(F)	In light of the above, the Parties have agreed to enter into this Agreement in order to amend and restate the terms of the Additional Facility Notice.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION
1.1	Definitions

In this Agreement:

“Amended and Restated Additional Facility Notice” means the Additional Facility Notice as amended by Clause 2 of this Agreement so that it reads as if it were restated in the form set out in Schedule 1 (Amended and Restated Additional Facility Notice).

“Effective Date” has the meaning given to it in Clause 2 (Amendment and Restatement of the Additional Facility Notice).

1

“Party” means a party to this Agreement.

1.2	Construction
(a)

In this Agreement capitalised terms defined in the Amended and Restated Additional Facility Notice and/or the Facilities Agreement (as applicable) have, unless expressly defined in this Agreement or the context otherwise requires, the same meaning in this Agreement.

(b)	Clause 1.2 (Construction) of the Facilities Agreement shall apply, mutatis mutandis, to this Agreement.
2.	AMENDMENT AND RESTATEMENT OF THE ADDITIONAL FACILITY NOTICE
2.1

The Additional Facility Notice will be amended so that it reads as if it were restated in the form set out in Schedule 1 (Amended and Restated Additional Facility Notice) with effect from the date of this Agreement (the “Effective Date”).

2.2

With effect from the Effective Date, the New Additional Term Facility Lender becomes a party as an Additional Term Facility Lender (as defined in the Amended and Restated Additional Facility Notice) to the Amended and Restated Additional Facility Notice and agrees that it shall be bound by all the provisions of the Amended and Restated Additional Facility Notice as if it had been an original party to the Additional Facility Notice.

3.	MISCELLANEOUS
3.1	The Company and the Agent agree that this Agreement and the Amended and Restated Additional Facility Notice are designated as a Finance Document.
3.2	The Additional Facility Notice and this Agreement will, from the Effective Date, be read and construed as one document.
3.3

The provisions of the Additional Facility Notice shall, save as amended by this Agreement, continue in full force and effect and shall remain valid and binding notwithstanding the amendments effected by this Agreement.

3.4

No waiver is given by entering into this Agreement or the transactions contemplated by this Agreement, and the Finance Parties expressly reserve all of their rights and remedies in respect of any breach of, or Default under, the Finance Documents.

4.	PARTIAL INVALIDITY

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

5.	NO NOVATION

For the avoidance of doubt, this Agreement shall not constitute or be construed as any form of novation, amendment, extension, release, replacement, restatement, supplement, modification or renewal of, and shall have no novative effect (effetto novativo) on, the Additional Facility Notice and any Transaction Security Document.

2

6.	CONTRACTUAL RECOGNITION OF BAIL-IN

Clause 49 (Contractual Recognition of Bail-In) of the Facilities Agreement shall be deemed to be incorporated into this Additional Facility Notice mutatis mutandis.

7.	TRANSPARENCY PROVISIONS

For the purposes of the transparency rules set forth in the CICR resolution of 4 March 2003 and by the “Disposizioni sulla trasparenza delle operazioni e dei servizi bancari e finanziari – correttezza delle relazioni tra intermediari e clienti” issued by the Bank of Italy on 30 September 2016 and published on the Italian Official Gazette on 21 October 2016 (as subsequently amended and supplemented), the Parties hereby acknowledge and confirm that this Agreement (and each of the provisions hereof) has been specifically negotiated with the support of legal advisors on each side. Accordingly, this Agreement falls within the class of agreements “that have been specifically negotiated” (“che costituiscono oggetto di trattativa individuale”) to which the provisions set out under section II of the above “Disposizioni sulla trasparenza” do not apply.

8.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

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SCHEDULE 1

AMENDED AND RESTATED ADDITIONAL FACILITY NOTICE

4

Additional Facility Notice

as amended and restated on 12 November 2025 and on 14 November 2025

From:	Bending Spoons Operations S.p.A. as Obligors’ Agent Via Nino Bonnet 10

20154 Milan
Italy

To:The Additional Term Facility Lenders as listed in Schedule 1

Intesa Sanpaolo S.p.A. as Agent and Security Agent
Largo Mattioli 3

20121 Milan
Italy

Originally dated: 27 October 2025,

as amended and restated on 12 November 2025 and on 14 November 2025

Dear Sirs,

Project Warhol – Facilities Agreement originally entered into on 30 July 2024 by and between, among others, Bending Spoons Operations S.p.A., as, among others, Company, Intesa Sanpaolo S.p.A., as, among others, Agent, Security Agent and Arranger, and Banco BPM S.p.A. and BNP Paribas Italian Branch, as, among others, Arrangers (as amended, the “Facilities Agreement”).

1.

We refer to the Facilities Agreement. This is an Additional Facility Notice in respect of Additional Facility Commitments in the original aggregate amount of EUR 475,900,000 made by the Additional Term Facility Lenders (without prejudice to the exercise of (x) the scale-down right by the Company set out in paragraph 2(r) below and (y) the right of the Company to increase the Additional Facility Commitments set out in paragraph 2(s) below), which shall be established as a new Euro-denominated term loan facility to be made available pursuant to the terms of this Additional Facility Notice and the Facilities Agreement and intended as an Additional Term Facility named “Facility A2” from (and including) the Additional Facility Commencement Date (as defined below), as permitted by paragraph (a) of clause 2.5 of the Facilities Agreement (“Facility A2” and the “Additional Term Facility”). Terms defined in the Facilities Agreement have the same meaning in this Additional Facility Notice, unless given a different meaning hereunder. The Additional Term Facility Lenders have agreed to provide the Additional Term Facility on the terms set forth below.

2.	We wish to establish the Additional Term Facility on the following terms and otherwise on the same terms applicable to the Facility A:
(a)	Borrower: Bending Spoons Operations S.p.A..
(b)

Arrangers: Banca Nazionale del Lavoro S.p.A.; Banco BPM S.p.A.; Crédit Agricole Corporate and Investment Bank, Milan Branch; HSBC Continental Europe; Société Générale; UniCredit S.p.A.; SMBC Bank EU AG, Milan Branch; Banca Ifis S.p.A..

(c)	Amount: EUR 475,900,000 (the “Aggregate Amount”)
(A)	Facility A2 Tranche 1: EUR 300,000,000, and
(B)	Facility A2 Tranche 2: EUR 175,900,000,

1

provided that, if the Vimeo Availability Period Starting Date (as defined below) occurs prior to the Arrow Availability Period Starting Date (as defined below):

(1)

at any time on and from the Vimeo Availability Period Starting Date (as defined below) but prior to (and excluded) the Arrow Availability Period Starting Date (as defined below) (and unless otherwise agreed with all Additional Term Facility Lenders), the aggregate Available Commitment under the Additional Term Facility shall be deemed reduced to an amount equal to Euro 300,000,000 (and the available Additional Term Facility Lender Commitment of each Additional Term Facility Lender shall be deemed to be reduced on a pro rata basis), it being understood (for the avoidance of doubt) that, on and from the Arrow Availability Period Starting Date (included), the aggregate Available Commitment under the Additional Term Facility shall be deemed equal to the Aggregate Amount; and

(2)

if the Arrow Availability Period Starting Date does not occur within 180 days from the signing date of this Additional Facility Notice, the aggregate amount of the Additional Term Facility Lender Commitments in excess of Euro 300,000,000 shall be immediately cancelled at the end of the Availability Period.

(d)	Additional Term Facility Lender(s): As provided in Schedule 1.
(e)

Additional Term Facility Lender Commitment(s): As provided in Schedule 1, subject to (i) paragraph (g) below, (ii) any exercise of the scale-down right by the Company set out in paragraph (r) below, and (iii) any exercise of the right of the Company to increase the Additional Term Facility Lender Commitments set out in paragraph (s) below.

(f)	Currency: EUR.
(g)

Additional Facility Commencement Date: means the date on which the Additional Term Facility Lenders representing at least 662/3% of the Additional Term Facility Lender Commitments under this Additional Facility Notice (the “Majority Additional Term Facility Lenders”) have confirmed to the Agent and the Company having received all of the documents and other evidence set out below, in form and substance satisfactory to it (acting reasonably) or receipt of such documents and evidence has been waived by the Majority Additional Term Facility Lenders (provided that the Additional Term Facility Lenders shall notify the Agent and the Company promptly upon being so satisfied and the Additional Term Facility Lenders authorise (and instruct) the Agent to provide any subsequent notification to the Company):

(A)	a copy of the resolution of the Board of Directors of the Company:
(1)	approving the terms of, and the transactions contemplated by, the Additional Facility Notice and resolving that it execute, deliver and perform its obligations under the Additional Facility Notice;
(2)	authorising a specified person or persons to execute the Additional Facility Notice on its behalf; and
(3)

authorising a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or dispatched by it under or in connection with the Additional Facility Notice;

2

(B)	the applicable Fee Letters to be executed on or about the date of this Additional Facility Notice, by, amongst others, the Company and the relevant Additional Term Facility Lenders;
(C)

reasonable evidence that the payments due and payable to the Additional Term Facility Lenders pursuant to the Fee Letters have been paid or will be paid in accordance with the relevant Fee Letters, provided that a reference to the payment of such fees in any funds flow statement shall be deemed to be reasonable evidence for this purpose and shall (in each case) satisfy this conditions precedent in form and substance satisfactory to the Additional Term Facility Lenders (acting reasonably);

(D)	a copy of the Arrow Acquisition Agreement executed by the parties thereto (for information purposes only);
(E)	the New Debt Financing Certificate (as defined in the Intercreditor Agreement) relating to this Additional Facility Notice executed by the Company; and
(F)	the following legal opinions:
(1)	an English law opinion of Milbank LLP, as to the validity and enforceability of this Additional Facility Notice; and
(2)	an Italian law opinion of Latham & Watkins, as to the capacity of the Company to enter into this Additional Facility Notice.
(h)	Availability Period:
(A)

Facility A2 Tranche 1: the period from (and including) the earlier of the (i) the Vimeo Availability Period Starting Date and (ii) the Arrow Availability Period Starting Date until (and including) the date falling 180 days from the signing date of this Additional Facility Notice;

(B)

Facility A2 Tranche 2: the period from (and including) the Arrow Availability Period Starting Date until (and including) the date falling 180 days from the signing date of this Additional Facility Notice;

“Arrow Closing Date” means the date that the Company has confirmed to the Agent on which it (directly or indirectly) will consummate the acquisition of (A) substantially all of the equity of the Target named “Arrow” (“Arrow”) and (B) certain specified assets of the “Asset Sellers” (as defined in the Arrow Acquisition Agreement (as defined below)), in accordance with the equity and asset purchase agreement among, inter alios, Arrow and the equity sellers and asset sellers party thereto (including all schedules and exhibits thereto and after giving effect to any alteration, amendment, modification, supplement or waiver thereof, the “Arrow Acquisition Agreement”) ((A) and (B), collectively, the “Arrow Acquisition”).

“Arrow Closing Notice” means the written notice to be delivered by the Company to the Agent not later than 8 Business Days prior to the envisaged Arrow Closing Date confirming (i) the envisaged date on which the Arrow Closing Date is expected to occur and (ii) the first day of the applicable Availability Period (which shall be a date falling not earlier than 5 Business Days prior to the envisaged Arrow Closing Date, the “Arrow Availability Period Starting Date”).

“Vimeo Closing Date” means the date that the Company has confirmed to the Agent on which it (directly or indirectly) will consummate the acquisition of Vimeo, Inc.

3

(“Vimeo”) in accordance with the agreement and plan of merger dated as of 10 September 2025 (including all schedules and exhibits thereto and after giving effect to any alteration, amendment, modification, supplement or waiver thereof, the “Vimeo Acquisition Agreement”) (the “Vimeo Acquisition”).

“Vimeo Closing Notice” means the written notice to be delivered by the Company to the Agent not later than 8 Business Days prior to the envisaged Vimeo Closing Date confirming (i) the envisaged date on which the Vimeo Closing Date is expected to occur and (ii) the first day of the applicable Availability Period (which shall be a date falling not earlier than 5 Business Days prior to the envisaged Vimeo Closing Date, the “Vimeo Availability Period Starting Date”).

(i)	Delivery of a duly completed Utilisation Request: Same as for Facility A.
(j)	Further conditions precedent: The Additional Term Facility Lenders will only be obliged to disburse a Utilisation if:
(A)	on the date of the relevant Utilisation Request:
(I)	no Event of Default is continuing or would result from the proposed Utilisation;
(II)	the Repeating Representations are true in all material respects;
(B)

the Company confirms in the relevant Utilisation Request that the requirement set out in paragraph (a)(iii) of Clause 2.5 (Additional Facilities) of the Facilities Agreement has been complied with or, on the relevant Utilisation Date, will be complied with, in each case in accordance with the terms thereof.

(k)	Maximum number of Utilisations: Two.
(l)	Fees: As indicated in the separate Fee Letter(s).
(m)	Termination Date: 31 March 2031.
(n)	Margin: Same as for Facility A.
(o)	Purpose: The Company shall apply all amounts drawn under Facility A2 in or towards, directly or indirectly (including by way of on-lending to, or investment in, any other member of the Group):
(A)

finance the Vimeo Acquisition, the Arrow Acquisition and any other Permitted Acquisition (including similar investments and capital expenditures by the Company and its Subsidiaries (including any earnouts, seller debt, working capital or other purchase adjustments in connection with the foregoing));

(B)	replenish cash and/or repayment of indebtedness incurred in connection with the foregoing;
(C)	pay fees, costs and expenses incurred in connection with the foregoing; and
(D)	(only from and including the date on which the Arrow Closing Date occurs) general corporate purposes.
(p)

Initial Interest Period: Without prejudice to any other provisions of the Facilities Agreement, the Company may select an Interest Period of three (3) or six (6) Months, or such other periods as may be selected by the Company to align with payment and/or

4

repayment dates (including in accordance with paragraph (j) of Clause 15.1 (Selection of Interest Periods and Terms) of the Facilities Agreement), or, in each case, any period agreed between the Company and the Agent (acting on the instructions of the Lenders of the relevant Utilisation), provided that the first Interest Period shall end on the first Repayment Date of the Facility A2.

(q)

Repayment: the Company shall repay, or procure the repayment of, the aggregate principal amount of the Additional Term Facility Loans made to it under Facility A2 in equal semi-annual instalments by repaying on each Repayment Date for the Additional Term Facility the amount set out in the table below:

(i)	in case the Facility A2 (i.e., Facility A2 Tranche 1 and Facility A2 Tranche 2) is fully drawn prior to 31 March 2026:

Repayment Date	Instalment
31 March 2026	EUR 43,263,636.37
30 September 2026	EUR 43,263,636.37
31 March 2027	EUR 43,263,636.37
30 September 2027	EUR 43,263,636.37
31 March 2028	EUR 43,263,636.37
30 September 2028	EUR 43,263,636.37
31 March 2029	EUR 43,263,636.37
30 September 2029	EUR 43,263,636.37
31 March 2030	EUR 43,263,636.37
30 September 2030	EUR 43,263,636.37
Termination Date	EUR 43,263,636.30

provided that the Additional Term Facility Lenders shall be repaid:

(a)	in respect of the Facility A2 Tranche 1, pro quota to their respective Commitments under the Facility A2 Tranche 1;
(b)	in respect of the Facility A2 Tranche 2, pro quota to their respective Commitments under the Facility A2 Tranche 2,

it being understood that the Company shall provide the Agent with a repayment plan setting out the principal amount of each instalments to be disbursed to each Additional Term Facility Lender;

(ii)	in case the Facility A2 Tranche 1 is fully drawn prior to 31 March 2026 and Facility A2 Tranche 2 remains undrawn:

Repayment Date	Instalment

5

31 March 2026	EUR 27,272,728
30 September 2026	EUR 27,272,728
31 March 2027	EUR 27,272,728
30 September 2027	EUR 27,272,728
31 March 2028	EUR 27,272,728
30 September 2028	EUR 27,272,728
31 March 2029	EUR 27,272,728
30 September 2029	EUR 27,272,728
31 March 2030	EUR 27,272,728
30 September 2030	EUR 27,272,728
Termination Date	EUR 27,272,720

provided that, if none of the amortization’s plans specified above will apply, the Company shall provide an updated amortization plan, providing for equal semi-annual principal instalments, to the Agent and the Additional Term Facility Lenders by no later than 31 March 2026.

(r)

Notwithstanding any other provision herein, each of the Additional Term Facility Lenders that is a party to this Additional Facility Notice acknowledges and agrees that, prior to the Additional Facility Commencement Date, the Company has the right, in its absolute discretion, to appoint other banks, financial institutions or other persons (the “New Additional Term Facility Lenders”) to arrange and provide any of the Commitments under Facility A2 on the same terms contained herein, and, as a consequence, to accordingly decrease the Commitment of any Additional Term Facility Lender under this Additional Facility Notice, provided that:

(i)

for the avoidance of doubt, no decrease of any Commitment may occur in respect of any Additional Term Facility Lender save with the prior written consent of the relevant Additional Term Facility Lender;

(ii)

the Agent has confirmed that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that Additional Facility Lender; and

(iii)

the Additional Term Facility Lenders that are parties to this Additional Facility Notice shall, promptly upon request of the Company, enter into new an amendment and restatement agreement with respect to this Additional Facility Notice and any other appropriate documentation reasonably requested by the Company to reflect any changes required to reflect the accession of each New Additional Term Facility Lender.

(s)

Notwithstanding any other provision herein, each of the Additional Term Facility Lenders that is a party to this Additional Facility Notice acknowledges and agrees that, prior to the Additional Facility Commencement Date, the Company has the right, in its

6

absolute discretion, to appoint other banks, financial institutions or other persons to arrange and provide for additional Commitments (the “Additional Commitments”) under Facility A2 (including by increasing the Commitments of any Additional Term Facility Lender hereunder, if so separately agreed with the relevant Additional Term Facility Lender) on the same terms contained herein and, thus, increase the aggregate Additional Facility Commitment under such Facility A2, provided that the Additional Commitments shall not exceed:

(i)

an amount equal to the difference between (x) Euro 100 million and (y) the additional commitments arranged and provided by banks, financial institutions or other persons appointed by the Company, in its absolute discretion, pursuant to the additional facility notice entered into on the signing date of this Additional Facility Notice in respect of an increase in the Original Revolving Facility (for the avoidance of doubt, in addition to the original commitment of such additional revolving facility as at the signing date of this Additional Facility Notice, as communicated by the Company to the Additional Term Facility Lenders prior to the signing date of this Additional Facility Notice, which shall be disregarded for the purposes of the calculations under this paragraph), plus

(ii)

an amount equal to the aggregate commitment which has been (or, prior to the Additional Facility Commencement Date, will be) cancelled by the Company in respect of the New York law governed delayed draw term loan A facility regulated pursuant to a commitment letter executed on or about the signing date of this Additional Facility Notice for an original aggregate principal amount communicated by the Company to the Additional Term Facility Lenders prior to the signing date of this Additional Facility Notice, and further provided that:

(i)

an updated amortization plan in respect of Facility A2, providing for equal semi-annual principal instalments, shall be promptly provided by the Company to the Agent and the Additional Term Facility Lenders; and

(ii)	the Agent has confirmed that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that Additional Facility Lender;
(iii)

the Additional Term Facility Lenders that are parties to this Additional Facility Notice shall, promptly upon request of the Company, enter into new an amendment and restatement agreement with respect to this Additional Facility Notice and any other appropriate documentation reasonably requested by the Company to reflect any changes required to reflect the increase of the Commitments under Facility A2 and the accession of any new banks, financial institutions or other persons.

(t)

Notwithstanding any other provision herein, if the Vimeo Availability Period Starting Date has occurred (and the Arrow Availability Period Starting Date has not occurred) and the Facility A2 Tranche 1 has been utilized by the Company but (1) the Vimeo Closing Date does not occur within 10 Business Days after (and excluding) the Vimeo Availability Period Starting Date (“Vimeo Closing Deadline”) and (2) the Arrow Closing Date has not occurred prior to the Vimeo Closing Deadline, the Company shall either (A) apply in voluntary prepayment an amount equal to the amount of the Utilization made with respect to Facility A2 Tranche 1, in accordance with the terms of the Facilities Agreement, or (B) deposit an amount equal to the amount of the Utilization made with respect to Facility A2 Tranche 1 in an escrow account or blocked

7

account or other similar account opened with an Acceptable Bank, on terms reasonably satisfactory for the Majority Additional Term Facility Lender, until the earlier of:

(i)	the date on which the Vimeo Closing Date occurs, provided that such amount shall be used in accordance with paragraph (o) above;
(ii)	the date on which the Arrow Closing Date occurs, provided that such amount shall be used in accordance with paragraph (o) above; and
(iii)

the date falling 180 days from the signing date of this Additional Facility Notice, provided that the Company shall ensure that the amount at that date still deposited on the relevant account is applied by the Company in voluntary prepayment of Facility A2 Tranche 1 within 5 Business Days following such date, in accordance with the terms of the Facilities Agreement.

(u)

Notwithstanding any other provision herein, if the Arrow Availability Period Starting Date has occurred (and the Vimeo Availability Period Starting Date has not occurred) and the Facility A2 has been utilized by the Company but (1) the Arrow Closing Date does not occur within 10 Business Days after (and excluding) the Arrow Availability Period Starting Date (“Arrow Closing Deadline”) and (2) the Vimeo Closing Date has not occurred prior to the Arrow Closing Deadline, the Company shall either (A) apply in voluntary prepayment an amount equal to the amount of the Utilization made with respect to Facility A2, in accordance with the terms of the Facilities Agreement, or (B) deposit an amount equal to the amount of the Utilization made with respect to Facility A2 in an escrow account or blocked account or other similar account opened with an Acceptable Bank, on terms reasonably satisfactory for the Majority Additional Term Facility Lender, until the earlier of:

(i)	the date on which the Arrow Closing Date occurs, provided that such amount shall be used in accordance with paragraph (o) above;
(ii)	with respect to an amount equal to Euro 300,000,000, the date on which the Vimeo Closing Date occurs, provided that such amount shall be used in accordance with paragraph (o) above; and
(iii)

the date falling 180 days from the signing date of this Additional Facility Notice, provided that the Company shall ensure that the amount at that date still deposited on the relevant account is applied by the Company in voluntary prepayment of Facility A2 within 5 Business Days following such date, in accordance with the terms of the Facilities Agreement.

3.

We confirm for and on behalf of each Obligor as Obligor’s Agent that the Repeating Representations are deemed to be made by each Obligor (by reference to the facts and circumstances then existing) on the date of this Additional Facility Notice and references to “this Agreement” in the Repeating Representations should be construed as references to this Additional Facility Notice and the Facilities Agreement, as amended pursuant to this Additional Facility Notice.

4.	The Company confirms that no Material Event of Default is continuing as at the date of this Additional Facility Notice nor will be continuing as at the Additional Facility Commencement Date.
5.

The Company confirms, on behalf of itself and each other Obligor as Obligors’ Agent, with effect from (and including) the Additional Facility Commencement Date, that the guarantees and indemnities set out in clause 23 (Guarantee and Indemnity) of the Facilities Agreement shall:

8

(i)	continue to apply in full force and effect in respect of the obligations of each Obligor under the Finance Documents, notwithstanding amendments contemplated by this Additional Facility Notice; and
(ii)	extend to all new liabilities and obligations of any Obligor under the Finance Documents arising from the amendments and/or extensions and/or increases effected by this Additional Facility Notice,

subject to the guarantee limitations set out in clause 23 (Guarantee and Indemnity) of the Facilities Agreement, and any guarantee limitations set out in any Accession Deeds.

6.

The Company will procure, following the Additional Facility Commencement Date and, in any case, within 10 Business Days of such date: (a) that Bending Spoons US Inc. and the other relevant grantors will execute a New York law-governed agreement reaffirming the grant of security interests under the New York law-governed US Security Agreement dated 24 December 2024 by and among the Security Agent and the grantors party thereto, as may have been confirmed and extended from time to time; and (b) that simultaneous with the provision of (a), the Company shall ensure that the Agent is provided customary legal opinions (as to capacity and enforceability) in a form satisfactory to the Agent in relation to the execution of the relevant abovementioned agreement.

7.

The Company (on behalf of itself and each other Obligor as Obligors’ Agent) confirms that, with effect from (and including) the Additional Facility Commencement Date, the security created by the Transaction Security Documents (as confirmed and/or extended, as the case may be, from time to time) to which the Company or that Obligor is a party shall:

(i)	continue to remain in full force and effect in respect of the obligations of each Obligor under the Finance Documents; and
(ii)

continue to secure the Secured Obligations (as defined in the Intercreditor Agreement or the relevant Transaction Security Documents to which it is a party) under the Finance Documents as amended by this Additional Facility Notice (including, but not limited to, under the Facilities Agreement).

8.

The Company confirms that each of the applicable conditions in clause 2.5 (Additional Facilities) of the Facilities Agreement are met as at the date of this Additional Facility Notice and that this Additional Facility Notice is delivered pursuant thereto and in accordance therewith.

9.

The Company undertakes to supply (or procure the supply of), as soon as reasonably practicable upon the request of the relevant Additional Term Facility Lender, such documentation and other evidence reasonably requested by such Additional Term Facility Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks it is required to comply with under all applicable laws and regulations pursuant to the transaction contemplated by this Additional Facility Notice (the “KYC Regulations”) if:

(i)	the introduction of any change in (or in the interpretation, administration or application of) any of the KYC Regulations made after the date this Additional Facility Notice is signed; or
(ii)

any change in the status of an Obligor (or a Holding Company of an Obligor) or the composition of the shareholders of an Obligor (or of a Holding Company of an Obligor) after the date this Additional Facility Notice is signed,

9

obliges the relevant Additional Term Facility Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it.

10.

The Company confirms that its appointment by each Obligor (other than the Company) of the Company as Obligors’ Agent under clause 2.3 of the Facilities Agreement remains in full force and effect and has not been revoked as at the date of this Additional Facility Notice.

11.

For the avoidance of doubt, this Additional Facility Notice shall not constitute or be construed as any form of novation, amendment, extension, release, replacement, restatement, supplement, modification or renewal of, and shall have no novative effect (effetto novativo) on, any Transaction Security Document.

12.

By signing this Additional Facility Notice, each Additional Term Facility Lender, in respect of the abovementioned Additional Term Facility, agrees to make available its Commitment in that Additional Term Facility in the aggregate amount set out under Schedule 1, without prejudice to the exercise of (x) the scale-down right by the Company set out in paragraph 2(r) above, and (y) the right of the Company to increase the Additional Facility Commitments set out in paragraph 2(s) above.

13.

This Additional Facility Notice and any non-contractual obligations arising out of or in connection with it are governed by English law. Each party irrevocably agrees that the courts of England shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Additional Facility Notice (including the agreement constituted by the parties’ acknowledgement of its terms) or its subject matter or formation (including non-contractual disputes or claims or a dispute regarding the existence, validity or termination of this Additional Facility Notice).

14.

Terms which are used in this Additional Facility Notice which are not defined in this Additional Facility Notice but are defined in the Facilities Agreement shall have the meaning given to those terms in the Facilities Agreement.

15.

This Additional Facility Notice has been entered into on the date stated above and is executed as a deed by each person to become an Additional Term Facility Lender in respect of the abovementioned Additional Term Facility.

16.	It is intended that this Additional Facility Notice takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.
17.	Clause 49 (Contractual Recognition of Bail-In) of the Facilities Agreement shall be deemed to be incorporated into this Additional Facility Notice mutatis mutandis.

10

SCHEDULE 1

Additional Term Facility Lenders and their Commitments

Additional Term Facility Lenders	Additional Term Facility Lender’s Commitment (in EUR) following the Arrow Availability Period Starting Date	Additional Term Facility Lender’s Commitment (in EUR) following the Vimeo Availability Period Starting Date but prior to (and excluded) the Arrow Availability Period Starting Date
UniCredit S.p.A.	EUR 175,000,000	EUR 113,907,572
Banca Nazionale del Lavoro S.p.A.	EUR 50,000,000	EUR 32,545,021
Société Générale	EUR 50,000,000	EUR 32,545,021
HSBC Continental Europe	EUR 64,000,000	EUR 41,657,626
Crédit Agricole Corporate and Investment Bank, Milan Branch	EUR 30,000,000	EUR 19,527,012
Banco BPM S.p.A.	EUR 50,000,000	EUR 32,545,021
SMBC Bank EU AG, Milan Branch	EUR 41,900,000	EUR 27,272,727
Banca Ifis S.p.A.	EUR 15,000,000	EUR 0.00
Total	EUR 475,900,000	EUR 300,000,000

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* * *

If you agree that the foregoing proposal represents an accurate and fair reproduction of our understandings, please reproduce a copy of this proposal in a separate letter and return to us such copy signed by your authorized representatives as evidence of your acceptance.

Yours sincerely,

[Signature page follows]

BENDING SPOONS OPERATIONS S.P.A.

as Company

By:

Name:

Title:”

[Project Warhol – Signature page to the Amendment & Restatement Agreement]

* * *

We hereby accept your proposal above.

[Signature page follows]

INTESA SANPAOLO S.P.A.

as Agent in its name and on its behal f and in the name and on behalf of the Existing Additional Term Facility Lenders

By:	/s/ Federico Fratto

Name:	Federico Fratto

Title:	Authorized Signatory

By:	/s/ Corrado Spotti

Name:	Corrado Spotti

Title:	Authorized Signatory

[Project Warhol – Signature page to the Amendment & Restatement Agreement]

To:

Intesa Sanpaolo S.p.A.

Largo Mattioli 3

20121 Milan

Italy

Attention: Andrea Caslini / Cristian Fava

(as Agent under the Senior Facilities Agreement (as defined below))

31 October 2025

Dear Sirs,

We refer to our recent discussions and set out below the terms of our proposal in respect of a Consent Request Letter.

* * *

Warhol – Senior Facilities Agreement – Consent Request Letter

A.	Introduction

We refer to the senior facilities agreement originally dated 30 July 2024 between, among others, Bending Spoons Operations S.p.A. (the “Company”) as, among others, company, original borrower and original guarantor, and Intesa Sanpaolo S.p.A. (the “Agent”) as, among others, agent and security agent (as amended, novated, supplemented, extended, varied and/or amended and restated from time to time, including by virtue of (i) an amendment agreement dated 10 December 2024 between, among others, the Company and the Agent, (ii) an additional facility notice dated 12 December 2024 between, among others, the Company and the Agent, (iii) an amendment agreement dated 3 March 2025 between, among others, the Company and the Agent, (iv) an additional facility notice dated 11 March 2025 between, among others, the Company and the Agent, (v) an additional facility notice dated 18 June 2025 between, among others, the Company and the Agent, (vi) an additional facility notice dated 23 June 2025 between, among others, the Company and the Agent, and (vii) an additional facility notice dated 3 October 2025 between, among others, the Company and the Agent, the “Senior Facilities Agreement”).

We are writing to you in your capacity as Agent under (and as such term is defined in) the Senior Facilities Agreement. Unless otherwise defined herein, terms defined in the Senior Facilities Agreement shall have the same meaning when used in this letter.

Please note that the matters in this letter are highly confidential and we remind you, and each of the Lenders that receives this request, of the confidentiality obligations under and in connection with the Senior Facilities Agreement.

1

B.	Background

This letter is being sent to you in connection with our requests that you provide certain consents relating to and for the purposes of certain amendments to be made to certain provisions of the Senior Facilities Agreement.

C.	Consent Requests

Subject to section D. (Effectiveness) below, in accordance with Clause 44 (Amendments and Waivers) of the Senior Facilities Agreement, the Company hereby requests the consent from the Majority Lenders to the following amendments to the terms of the Senior Facilities Agreement (the “Consent Requests” and each of them a “Consent Request”):

(a)

the definition of “Applicable Ratio” set out in Clause 1.1 (Definitions) of the Senior Facilities Agreement shall be amended by adding the underlined wording below and deleting the stricken-through wording:

““Applicable Ratio” means 4.00:1.00 ~~(i) from the Signing Date and until (and including) 30 December 2025, 3.50:1.00 and (ii) starting from 31 December 2025 (included) and at any time thereafter, 3.25:1.00~~”;

(b)	the following Clause 26.2 (Financial Condition) of the Senior Facilities Agreement shall be amended by adding the underlined wording below and deleting the stricken-through wording:

“26.2Financial Condition

The Company shall ensure that in respect of any Testing Date specified in column 1 below, the Total Leverage Ratio in respect of the Relevant Period ending on such Testing Date shall not exceed the level set out in column 2 below opposite to that Testing Date:

Column 1 Testing Date	Column 2 Total Leverage Ratio
31 December 2024	3.50:1.00
31 March 2025	3.50:1.00
30 June 2025	3.50:1.00
30 September 2025	3.50:1.00
31 December 2025 and any Testing Date thereafter	4.00~~3.50~~:1.00

”;

(c)

the following paragraph (a)(B)(2) of Clause 44.10 (Replacement or Prepayment of Lender) of the Senior Facilities Agreement shall be amended by adding the underlined wording below and deleting the stricken-through wording:

“provided that the Total Leverage Ratio is 4.00~~3.50~~:1 or less on a pro forma basis after application of such prepayment and that there is no Event of Default continuing, any Cash of the Group”

(d)	the following paragraph shall be added as new paragraph 10/b in Schedule 7 (Form of Transfer Certificate) of the Senior Facilities Agreement:

2

“The New Lender confirms that it is not (nor would, upon becoming a Lender, be) a Non-Consenting Lender.”.

D.	Effectiveness

The approval of each relevant Consent Request requested under section C (Consent Requests) above shall become effective and be binding to all Parties upon the consent of the Majority Lenders to the relevant Consent Request having been obtained.

E.	Response to Consent Requests

We request that each Lender provides the Agent (via an e-mail sent to the email address indicated by the latter) with its response to each of the Consent Requests in the form set out in Schedule 1 (Form of Response) to this letter (a “Response Form”) as soon as possible and, in any event, at or before 12:00 p.m. Milan time on 18 November 2025 (the “Reply Deadline”). For the avoidance of doubt, the Response Form may be returned to the Agent via e-mail either as an attachment (signed or unsigned, in word or pdf format, provided that to the extent it is not signed, the electronic mail includes a confirmation of the relevant Lender to the terms of the Response Form attached) or by copying and pasting the content of the Response Form in the body of such electronic mail, and the Response Form shall be deemed completed upon receipt in readable form by the Agent.

Any Response Form provided by a Lender will, subject to the paragraph below, be irrevocable. For the avoidance of doubt, (a) immediately upon receipt of consent from the Majority Lenders to any of the Consent Requests, subject to section F (Documentation and Timing) below, the Agent is hereby authorised to execute a letter of acceptance with respect to this letter, notwithstanding that the Reply Deadline may not have occurred and (b) unless otherwise directed by the Company, any Response Form received after the Reply Deadline shall be accepted by the Agent and shall bind the relevant Lender with respect to any consent(s) given in the Response Form (as if such Response Form had been provided before the Reply Deadline).

We reserve the right (in our absolute discretion) to amend and/or withdraw this letter with respect to any of the Consent Requests and/or to extend the Reply Deadline, which shall, for the avoidance of doubt, not reset any time periods under Clause 44.9 (Excluded Commitments) of the Senior Facilities Agreement nor invalidate any consents previously provided by a Lender prior to the date of the relevant amendment, in each case unless such amendment would adversely affect the interest of the Lenders as a whole or would change the scope of the Consent Requests in a material respect.

We also reserve the right, at our discretion, to treat any conditional or partial acceptance by a Lender as a rejection of the requests set out in this letter.

The acceptance by a Lender (a “Transferring Lender”) of any of the Consent Requests will bind any new Lender (a “New Lender”) that acquires by way of an assignment or transfer (including by way of novation) any of a Transferring Lender’s rights, obligations and Commitments after the date on which that Transferring Lender notifies the Agent in writing of its acceptance of the relevant Consent Requests, and by signing a Response Form (consenting to the relevant Consent Requests), each Transferring Lender also agrees (until the earlier of the Effective Date (as defined below) or the date on which we withdraw the Consent Requests) not to assign or transfer (including by way of novation) any of its rights, obligations and Commitments, unless the New Lender has agreed to accept the relevant Consent Requests to the same extent as has been accepted by such Transferring Lender. Such acceptance provided by the relevant Transferring Lender above will remain valid and binding on the New Lender to the extent of the New Lender’s ownership of the relevant Commitments and it shall have the same rights in relation thereto as the Transferring Lender did prior to the assignment or transfer (including by way of novation).

F.	Documentation and Timing

3

Subject to no Event of Default having occurred and being continuing, the Agent shall execute a letter of acceptance with respect to this letter by way of acknowledgement that such consent has been obtained and the relevant Consent Requests have been duly granted and shall become effective on and from the date of such acceptance by the Agent (the “Effective Date”).

In addition, following receipt of the executed acceptance letter from the Agent, the Consent Requests may, at the request of the Company, be further documented by way of an amendment agreement (the “Amendment Agreement”) to the Senior Facilities Agreement to be agreed between the Company and the Agent. A draft of the Amendment Agreement shall be prepared by counsel to the Company and the final version, as agreed between the Company and the Agent, shall be circulated to the Lenders no later than 5 Business Days prior to its execution for information purposes (and all Lenders will be provided with the executed Amendment Agreement promptly following its effectiveness). For the avoidance of doubt, please note that the amendments contemplated by the Consent Requests shall, subject to section

D. (Effectiveness) above, have already become effective on the Effective Date, and accordingly the Amendment Agreement (which itself shall become effective following satisfaction of each of the relevant conditions precedent specified therein, which will be limited to corporate conditions precedent and legal opinions customary for agreements of this nature) is relevant only as a documentary aid to all Lenders to formally record all terms of the Senior Facilities Agreement through the Effective Date.

Please note that, by its delivery of a Response Form consenting to any of the Consent Requests, each Lender shall empower the Agent to (upon Response Forms being provided by Lenders constituting the Majority Lenders) execute the acceptance letter relating to this letter and deliver it to the Company.

Please also note that, by its delivery of a Response Form consenting to the relevant Consent Requests, each Lender further empowers, directs and instructs the Agent and/or the Security Agent to:

(a)

enter into the Amendment Agreement and to take all other steps or actions (and agree and execute any consequential, conforming or related changes and amendments) as may be required or desirable to implement, or more formally document, the relevant Consent Requests on its behalf;

(b)

negotiate, approve and enter into (in its absolute discretion) any legal and documentary conditions precedent and/or conditions subsequent and to give the appropriate notifications that all conditions precedent and/or conditions subsequent have been satisfied upon the Agent (acting reasonably) being so satisfied; and

(c)

do all such other things as may in the Company’s and/or the Agent’s and/or the Security Agent’s opinion (as applicable) be considered necessary or desirable in order to implement the changes contemplated by the relevant Consent Requests and to negotiate, approve and enter into (in its absolute discretion) any other ancillary or related documents.

G.	Effect of Amendments

This letter is designated as a Finance Document for the purposes of the Senior Facilities Agreement by the Agent (upon its execution of a letter of acceptance with respect to this letter) and the Company. Save as expressly provided for in this letter, the provisions of the Finance Documents shall continue in full force and effect and without any interruption or novative effect (it being understood that the term “novative effect” shall be construed as the Italian term “novazione” under article 1230 and following of the Italian Civil Code).

H.	Security Confirmation

The Company (on behalf of itself and each other Obligor as Obligors’ Agent) confirms that, with effect from (and including) the Effective Date, the security created by the Transaction Security Documents

4

(as confirmed and/or extended, as the case may be, from time to time) to which the Company or that Obligor is a party shall:

(a)	continue to remain in full force and effect in respect of the obligations of each Obligor under the Finance Documents; and
(b)

continue to secure the Secured Obligations (as defined in the Intercreditor Agreement or the relevant Transaction Security Documents to which it is a party) under the Finance Documents as amended by this letter (including, but not limited to, under the Senior Facilities Agreement).

I.	Third Party Rights

Unless expressly provided to the contrary in this letter a person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this letter and the consent of any person who is not a party to this letter is not required to rescind or vary this letter at any time.

J.	Governing Law etc.

The provisions of Clause 46 (Governing law) and Clause 47 (Enforcement) of the Senior Facilities Agreement shall be incorporated into this letter as if set out in full in this letter and as if references in those clauses to “this Agreement” and “any Finance Document” are references to this letter.

Thank you for your consideration of this letter. We value our relationship with your institution and appreciate your continued support.

5

SCHEDULE 1

Form of Response

To:

Intesa Sanpaolo S.p.A.

Largo Mattioli 3

20121 Milan

Italy

Attention: [ ● ]

(as Agent under the Senior Facilities Agreement (as defined below))

CC:

Bending Spoons Operations S.p.A.

Via Nino Bonnet 10

20154 Milan

Italy

Attention: Board of Directors

(as the Company and Original Borrower under the Senior Facilities Agreement (as defined below))

From:

{INSERT NAME OF LENDER}

Date:                              2025

Warhol – Senior Facilities Agreement – Consent Request Letter

We refer to:

(a)

the senior facilities agreement originally dated 30 July 2024 between, among others, Bending Spoons Operations S.p.A. (the “Company”) as, among others, company, original borrower and original guarantor, and Intesa Sanpaolo S.p.A. (the “Agent”) as, among others, agent and security agent (as amended, novated, supplemented, extended, varied and/or amended and restated from time to time, including by virtue of (i) an amendment agreement dated 10 December 2024 between, among others, the Company and the Agent, (ii) an additional facility notice dated 12 December 2024 between, among others, the Company and the Agent, (iii) an amendment agreement dated 3 March 2025 between, among others, the Company and the Agent, (iv) an additional facility notice dated 11 March 2025 between, among others, the Company and the Agent, (v) an additional facility notice dated 18 June 2025 between, among others, the Company and the Agent, (vi) an additional facility notice dated 23 June 2025 between, among others, the Company and the Agent, and (vii) an additional facility notice dated 3 October 2025 between, among others, the Company and the Agent); and

(b)the consent request letter dated  2025 addressed to the Agent from the Company seeking the consent of the relevant Lenders to certain consent requests as set out therein (the “Consent Request Letter”).

6

Unless otherwise defined herein, terms defined in the Senior Facilities Agreement and the Consent Request Letter shall have the same meaning when used in this letter.

We confirm that we, in our capacity as Lender with the following Commitments:

	Facility A	Original Revolving Facility
Existing Commitments

wish to irrevocably:1

☐	accept [the Consent Requests / the Consent Request(s) under paragraph [ ● ] and [ ● ] of the Consent Request Letter];
☐	not accept [the Consent Requests / the Consent Request(s) under paragraph [ ● ] and [ ● ] of the Consent Request Letter]

2[We acknowledge the paragraphs under paragraph (E) (Response to the Consent Requests) of the Consent Request Letter. Accordingly, we hereby irrevocably undertake until the occurrence of the Effective Date (or, if earlier, the date on which the Consent Request Letter is withdrawn) not to sell, assign, sub-participate or otherwise transfer our interests under the Senior Facilities Agreement or any other Finance Document or any voting interest therein to any person unless such person, prior to any sale, assignment, sub-participation or transfer, enters into and delivers to the Company an undertaking agreeing to be bound by the agreements set out in this letter and the Consent Request Letter as if such person had been an original signatory thereto.]

3[We acknowledge paragraph (F) (Documentation and Timing) of the Consent Request Letter and confirm that, as set out in the Consent Request Letter, the Agent is empowered to countersign and return the Consent Request Letter on our behalf and to take all such other action as is contemplated by paragraph (F) (Documentation and Timing) of the Consent Request Letter.]

A person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any of its terms and the consent of any person who is not a party to this letter is not required to rescind or vary this letter at any time save that the Company and the Agent may enforce and enjoy the benefit of its terms and it may not be rescinded or varied without the prior written consent of the Company.

This letter and any non-contractual obligations arising out of or in connection with it shall be governed by English law.

1 Tick appropriate box.

2 Delete if the Consent Requests are not accepted.

3 Delete if the Consent Requests are not accepted.

7

For and on behalf of
[NAME OF LENDER]

Name:

Title:

Date:

8

* * *

Please acknowledge your agreement and acceptance of the proposal by signing and returning us the enclosed copy of this letter.

Yours faithfully,

/s/ Davide Giorgio Andrea Scarpazza

For and on behalf of
BENDING SPOONS OPERATIONS S.P.A.
as Company and Obligors’ Agent under the Senior Facilities Agreement

[Warhol Consent Request Letter (October 2025) - signature page]

To:

Bending Spoons Operations S.p.A.

Via Nino Bonnet 10

20154 Milan

Italy

Attention: Board of Directors

(as Company and Obligors’ Agent under the Senior Facilities Agreement (as defined below))

18 November 2025

Dear Sirs,

We refer to your letter setting out your proposal in respect of a Consent Request Letter (the “Proposal”), the contents of which we reproduce in full below.

* * * * *

“To:

Intesa Sanpaolo S.p.A.

Largo Mattioli 3

20121 Milan

Italy

Attention: Andrea Caslini / Cristian Fava

(as Agent under the Senior Facilities Agreement (as defined below))

31 October 2025

Dear Sirs,

We refer to our recent discussions and set out below the terms of our proposal in respect of a Consent Request Letter.

* * *

Warhol – Senior Facilities Agreement – Consent Request Letter

A.	Introduction

We refer to the senior facilities agreement originally dated 30 July 2024 between, among others, Bending Spoons Operations S.p.A. (the “Company”) as, among others, company, original borrower and original guarantor, and Intesa Sanpaolo S.p.A. (the “Agent”) as, among others, agent and security agent (as amended, novated, supplemented, extended, varied and/or amended and restated from time to time, including by virtue of (i) an amendment agreement dated 10 December 2024 between, among others, the Company and the Agent, (ii) an additional facility notice dated 12 December 2024 between, among others, the Company and the Agent, (iii) an amendment agreement dated 3 March 2025 between, among others, the Company and the Agent, (iv) an additional facility notice dated 11 March 2025 between, among others, the Company and the Agent, (v) an additional facility notice dated 18 June 2025 between, among others, the Company and the Agent, (vi) an additional facility notice dated 23 June 2025 between, among others, the Company and the Agent, and (vii) an additional facility notice dated 3 October 2025 between, among others, the Company and the Agent, the “Senior Facilities Agreement”).

We are writing to you in your capacity as Agent under (and as such term is defined in) the Senior Facilities Agreement. Unless otherwise defined herein, terms defined in the Senior Facilities Agreement shall have the same meaning when used in this letter.

Please note that the matters in this letter are highly confidential and we remind you, and each of the Lenders that receives this request, of the confidentiality obligations under and in connection with the Senior Facilities Agreement.

1

B.	Background

This letter is being sent to you in connection with our requests that you provide certain consents relating to and for the purposes of certain amendments to be made to certain provisions of the Senior Facilities Agreement.

C.	Consent Requests

Subject to section D. (Effectiveness) below, in accordance with Clause 44 (Amendments and Waivers) of the Senior Facilities Agreement, the Company hereby requests the consent from the Majority Lenders to the following amendments to the terms of the Senior Facilities Agreement (the “Consent Requests” and each of them a “Consent Request”):

(a)

the definition of “Applicable Ratio” set out in Clause 1.1 (Definitions) of the Senior Facilities Agreement shall be amended by adding the underlined wording below and deleting the stricken-through wording:

““Applicable Ratio” means 4.00:1.00 ~~(i) from the Signing Date and until (and including) 30 December 2025, 3.50:1.00 and (ii) starting from 31 December 2025 (included) and at any time thereafter, 3.25:1.00~~”;

(b)	the following Clause 26.2 (Financial Condition) of the Senior Facilities Agreement shall be amended by adding the underlined wording below and deleting the stricken-through wording:

“26.2Financial Condition

The Company shall ensure that in respect of any Testing Date specified in column 1 below, the Total Leverage Ratio in respect of the Relevant Period ending on such Testing Date shall not exceed the level set out in column 2 below opposite to that Testing Date:

Column 1 Testing Date	Column 2 Total Leverage Ratio
31 December 2024	3.50:1.00
31 March 2025	3.50:1.00
30 June 2025	3.50:1.00
30 September 2025	3.50:1.00
31 December 2025 and any Testing Date thereafter	4.00~~3.50~~:1.00

”;

(c)

the following paragraph (a)(B)(2) of Clause 44.10 (Replacement or Prepayment of Lender) of the Senior Facilities Agreement shall be amended by adding the underlined wording below and deleting the stricken-through wording:

“provided that the Total Leverage Ratio is 4.00~~3.50~~:1 or less on a pro forma basis after application of such prepayment and that there is no Event of Default continuing, any Cash of the Group”

(d)	the following paragraph shall be added as new paragraph 10/b in Schedule 7 (Form of Transfer Certificate) of the Senior Facilities Agreement:

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“The New Lender confirms that it is not (nor would, upon becoming a Lender, be) a Non-Consenting Lender.”.

D.	Effectiveness

The approval of each relevant Consent Request requested under section C (Consent Requests) above shall become effective and be binding to all Parties upon the consent of the Majority Lenders to the relevant Consent Request having been obtained.

E.	Response to Consent Requests

We request that each Lender provides the Agent (via an e-mail sent to the email address indicated by the latter) with its response to each of the Consent Requests in the form set out in Schedule 1 (Form of Response) to this letter (a “Response Form”) as soon as possible and, in any event, at or before 12:00 p.m. Milan time on 18 November 2025 (the “Reply Deadline”). For the avoidance of doubt, the Response Form may be returned to the Agent via e-mail either as an attachment (signed or unsigned, in word or pdf format, provided that to the extent it is not signed, the electronic mail includes a confirmation of the relevant Lender to the terms of the Response Form attached) or by copying and pasting the content of the Response Form in the body of such electronic mail, and the Response Form shall be deemed completed upon receipt in readable form by the Agent.

Any Response Form provided by a Lender will, subject to the paragraph below, be irrevocable. For the avoidance of doubt, (a) immediately upon receipt of consent from the Majority Lenders to any of the Consent Requests, subject to section F (Documentation and Timing) below, the Agent is hereby authorised to execute a letter of acceptance with respect to this letter, notwithstanding that the Reply Deadline may not have occurred and (b) unless otherwise directed by the Company, any Response Form received after the Reply Deadline shall be accepted by the Agent and shall bind the relevant Lender with respect to any consent(s) given in the Response Form (as if such Response Form had been provided before the Reply Deadline).

We reserve the right (in our absolute discretion) to amend and/or withdraw this letter with respect to any of the Consent Requests and/or to extend the Reply Deadline, which shall, for the avoidance of doubt, not reset any time periods under Clause 44.9 (Excluded Commitments) of the Senior Facilities Agreement nor invalidate any consents previously provided by a Lender prior to the date of the relevant amendment, in each case unless such amendment would adversely affect the interest of the Lenders as a whole or would change the scope of the Consent Requests in a material respect.

We also reserve the right, at our discretion, to treat any conditional or partial acceptance by a Lender as a rejection of the requests set out in this letter.

The acceptance by a Lender (a “Transferring Lender”) of any of the Consent Requests will bind any new Lender (a “New Lender”) that acquires by way of an assignment or transfer (including by way of novation) any of a Transferring Lender’s rights, obligations and Commitments after the date on which that Transferring Lender notifies the Agent in writing of its acceptance of the relevant Consent Requests, and by signing a Response Form (consenting to the relevant Consent Requests), each Transferring Lender also agrees (until the earlier of the Effective Date (as defined below) or the date on which we withdraw the Consent Requests) not to assign or transfer (including by way of novation) any of its rights, obligations and Commitments, unless the New Lender has agreed to accept the relevant Consent Requests to the same extent as has been accepted by such Transferring Lender. Such acceptance provided by the relevant Transferring Lender above will remain valid and binding on the New Lender to the extent of the New Lender’s ownership of the relevant Commitments and it shall have the same rights in relation thereto as the Transferring Lender did prior to the assignment or transfer (including by way of novation).

F.	Documentation and Timing

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Subject to no Event of Default having occurred and being continuing, the Agent shall execute a letter of acceptance with respect to this letter by way of acknowledgement that such consent has been obtained and the relevant Consent Requests have been duly granted and shall become effective on and from the date of such acceptance by the Agent (the “Effective Date”).

In addition, following receipt of the executed acceptance letter from the Agent, the Consent Requests may, at the request of the Company, be further documented by way of an amendment agreement (the “Amendment Agreement”) to the Senior Facilities Agreement to be agreed between the Company and the Agent. A draft of the Amendment Agreement shall be prepared by counsel to the Company and the final version, as agreed between the Company and the Agent, shall be circulated to the Lenders no later than 5 Business Days prior to its execution for information purposes (and all Lenders will be provided with the executed Amendment Agreement promptly following its effectiveness). For the avoidance of doubt, please note that the amendments contemplated by the Consent Requests shall, subject to section D. (Effectiveness) above, have already become effective on the Effective Date, and accordingly the Amendment Agreement (which itself shall become effective following satisfaction of each of the relevant conditions precedent specified therein, which will be limited to corporate conditions precedent and legal opinions customary for agreements of this nature) is relevant only as a documentary aid to all Lenders to formally record all terms of the Senior Facilities Agreement through the Effective Date.

Please note that, by its delivery of a Response Form consenting to any of the Consent Requests, each Lender shall empower the Agent to (upon Response Forms being provided by Lenders constituting the Majority Lenders) execute the acceptance letter relating to this letter and deliver it to the Company.

Please also note that, by its delivery of a Response Form consenting to the relevant Consent Requests, each Lender further empowers, directs and instructs the Agent and/or the Security Agent to:

(a)

enter into the Amendment Agreement and to take all other steps or actions (and agree and execute any consequential, conforming or related changes and amendments) as may be required or desirable to implement, or more formally document, the relevant Consent Requests on its behalf;

(b)

negotiate, approve and enter into (in its absolute discretion) any legal and documentary conditions precedent and/or conditions subsequent and to give the appropriate notifications that all conditions precedent and/or conditions subsequent have been satisfied upon the Agent (acting reasonably) being so satisfied; and

(c)

do all such other things as may in the Company’s and/or the Agent’s and/or the Security Agent’s opinion (as applicable) be considered necessary or desirable in order to implement the changes contemplated by the relevant Consent Requests and to negotiate, approve and enter into (in its absolute discretion) any other ancillary or related documents.

G.	Effect of Amendments

This letter is designated as a Finance Document for the purposes of the Senior Facilities Agreement by the Agent (upon its execution of a letter of acceptance with respect to this letter) and the Company. Save as expressly provided for in this letter, the provisions of the Finance Documents shall continue in full force and effect and without any interruption or novative effect (it being understood that the term “novative effect” shall be construed as the Italian term “novazione” under article 1230 and following of the Italian Civil Code).

H.	Security Confirmation

The Company (on behalf of itself and each other Obligor as Obligors’ Agent) confirms that, with effect from (and including) the Effective Date, the security created by the Transaction Security Documents

4

(as confirmed and/or extended, as the case may be, from time to time) to which the Company or that Obligor is a party shall:

(a)	continue to remain in full force and effect in respect of the obligations of each Obligor under the Finance Documents; and
(b)

continue to secure the Secured Obligations (as defined in the Intercreditor Agreement or the relevant Transaction Security Documents to which it is a party) under the Finance Documents as amended by this letter (including, but not limited to, under the Senior Facilities Agreement).

I.	Third Party Rights

Unless expressly provided to the contrary in this letter a person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this letter and the consent of any person who is not a party to this letter is not required to rescind or vary this letter at any time.

J.	Governing Law etc.

The provisions of Clause 46 (Governing law) and Clause 47 (Enforcement) of the Senior Facilities Agreement shall be incorporated into this letter as if set out in full in this letter and as if references in those clauses to “this Agreement” and “any Finance Document” are references to this letter.

Thank you for your consideration of this letter. We value our relationship with your institution and appreciate your continued support.

5

SCHEDULE 1

Form of Response

To:

Intesa Sanpaolo S.p.A.

Largo Mattioli 3

20121 Milan

Italy

Attention: [ ● ]

(as Agent under the Senior Facilities Agreement (as defined below))

CC:

Bending Spoons Operations S.p.A.

Via Nino Bonnet 10

20154 Milan

Italy

Attention: Board of Directors

(as the Company and Original Borrower under the Senior Facilities Agreement (as defined below))

From:

{INSERT NAME OF LENDER}

Date:                      2025

Warhol – Senior Facilities Agreement – Consent Request Letter

We refer to:

(a)

the senior facilities agreement originally dated 30 July 2024 between, among others, Bending Spoons Operations S.p.A. (the “Company”) as, among others, company, original borrower and original guarantor, and Intesa Sanpaolo S.p.A. (the “Agent”) as, among others, agent and security agent (as amended, novated, supplemented, extended, varied and/or amended and restated from time to time, including by virtue of (i) an amendment agreement dated 10 December 2024 between, among others, the Company and the Agent, (ii) an additional facility notice dated 12 December 2024 between, among others, the Company and the Agent, (iii) an amendment agreement dated 3 March 2025 between, among others, the Company and the Agent, (iv) an additional facility notice dated 11 March 2025 between, among others, the Company and the Agent, (v) an additional facility notice dated 18 June 2025 between, among others, the Company and the Agent, (vi) an additional facility notice dated 23 June 2025 between, among others, the Company and the Agent, and (vii) an additional facility notice dated 3 October 2025 between, among others, the Company and the Agent); and

(b)the consent request letter dated  2025 addressed to the Agent from the Company seeking the consent of the relevant Lenders to certain consent requests as set out therein (the “Consent Request Letter”).

6

Unless otherwise defined herein, terms defined in the Senior Facilities Agreement and the Consent Request Letter shall have the same meaning when used in this letter.

We confirm that we, in our capacity as Lender with the following Commitments:

	Facility A	Original Revolving Facility
Existing Commitments

wish to irrevocably:1

☐	accept [the Consent Requests / the Consent Request(s) under paragraph [ ● ] and [ ● ] of the Consent Request Letter];
☐	not accept [the Consent Requests / the Consent Request(s) under paragraph [ ● ] and [ ● ] of the Consent Request Letter]

2[We acknowledge the paragraphs under paragraph (E) (Response to the Consent Requests) of the Consent Request Letter. Accordingly, we hereby irrevocably undertake until the occurrence of the Effective Date (or, if earlier, the date on which the Consent Request Letter is withdrawn) not to sell, assign, sub-participate or otherwise transfer our interests under the Senior Facilities Agreement or any other Finance Document or any voting interest therein to any person unless such person, prior to any sale, assignment, sub-participation or transfer, enters into and delivers to the Company an undertaking agreeing to be bound by the agreements set out in this letter and the Consent Request Letter as if such person had been an original signatory thereto.]

3[We acknowledge paragraph (F) (Documentation and Timing) of the Consent Request Letter and confirm that, as set out in the Consent Request Letter, the Agent is empowered to countersign and return the Consent Request Letter on our behalf and to take all such other action as is contemplated by paragraph (F) (Documentation and Timing) of the Consent Request Letter.]

A person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any of its terms and the consent of any person who is not a party to this letter is not required to rescind or vary this letter at any time save that the Company and the Agent may enforce and enjoy the benefit of its terms and it may not be rescinded or varied without the prior written consent of the Company.

This letter and any non-contractual obligations arising out of or in connection with it shall be governed by English law.

1 Tick appropriate box.

2 Delete if the Consent Requests are not accepted.

3 Delete if the Consent Requests are not accepted.

7

For and on behalf of
[NAME OF LENDER]

Name:

Title:

Date:

8

* * *

Please acknowledge your agreement and acceptance of the proposal by signing and returning us the enclosed copy of this letter.

Yours faithfully,

For and on behalf of

BENDING SPOONS OPERATIONS S.P.A.

as Company and Obligors’ Agent under the Senior Facilities Agreement”

[Warhol Consent Request Letter (October 2025) - signature page]

* * * * *

We hereby confirm that Majority Lenders’ approvals have been obtained to the Consent Requests, and accordingly the related consents under the terms of the Senior Facilities Agreement are deemed made with effect from the Effective Date.

We hereby confirm our full, irrevocable and unconditional acceptance of the Proposal.

The Agent

For and on behalf of

INTESA SANPAOLO S.P.A.

as Agent acting on the instructions of the Majority Lenders in accordance with the Senior Facilities Agreement

/s/ Francesco Baietti		/s/ Corrado Spotti

By:	Francesco Baietti	By:	Corrado Spotti

Title:	AUTHORIZED SIGNATORY	Title:	AUTHORIZED SIGNATORY

Date:	18 November 2025	Date:	18 November 2025

[Warhol Consent Request lei/er (October 2025) - signature page]

To:

Intesa Sanpaolo S.p.A.

Largo Mattioli 3

20121 Milan

Italy

Attention: Giulia Barchiesi / Federico Fratto / Danilo Dell’Oglio

(as Agent under the Senior Facilities Agreement (as defined below))

24 November 2025

Dear Sirs,

We refer to our recent discussions and set out below the terms of our proposal in respect of a Consent Request Letter.

* * *

Warhol – Senior Facilities Agreement – Consent Request Letter

A.	Introduction

We refer to the senior facilities agreement originally dated 30 July 2024 between, among others, Bending Spoons Operations S.p.A. (the “Company”) as, among others, company, original borrower and original guarantor, and Intesa Sanpaolo S.p.A. (the “Agent”) as, among others, agent and security agent (as amended, novated, supplemented, extended, varied and/or amended and restated from time to time, including by virtue of (i) an amendment agreement dated 10 December 2024 between, among others, the Company and the Agent, (ii) an additional facility notice dated 12 December 2024 between, among others, the Company and the Agent, (iii) an amendment agreement dated 3 March 2025 between, among others, the Company and the Agent, (iv) an additional facility notice dated 11 March 2025 between, among others, the Company and the Agent, (v) an additional facility notice dated 18 June 2025 between, among others, the Company and the Agent, (vi) an additional facility notice dated 23 June 2025 between, among others, the Company and the Agent, (vii) an additional facility notice dated 3 October 2025 between, among others, the Company and the Agent, and (viii) two additional facility notices each dated 27 October 2025 between, among others, the Company and the Agent (each as amended and restated on 12 November 2025 and on 14 November 2025), the “Senior Facilities Agreement”).

We are writing to you in your capacity as Agent under (and as such term is defined in) the Senior Facilities Agreement. Unless otherwise defined herein, terms defined in the Senior Facilities Agreement shall have the same meaning when used in this letter.

Please note that the matters in this letter are highly confidential and we remind you, and each of the Lenders that receives this request, of the confidentiality obligations under and in connection with the Senior Facilities Agreement.

1

B.	Background

This letter is being sent to you in connection with our requests that you provide certain consents relating to and for the purposes of certain amendments to be made to certain provisions of the Senior Facilities Agreement.

C.	Consent Requests

Subject to section D. (Effectiveness) below, in accordance with Clause 44.4 (Amendments and Waivers) of the Senior Facilities Agreement, the Company hereby requests the consent from (i) the Majority Lenders with respect to paragraph (a) below, (ii) Majority Lenders and all Lenders under Facility A and the Original Revolving Facility with respect to paragraph (b) below and (iii) the Majority Lenders and all Lenders under the Facility A with respect to paragraph (c) below to the following amendments to the terms of the Senior Facilities Agreement (the “Consent Requests” and each of them a “Consent Request”):

(a)	The following definition shall be added to clause 1.1 (Definitions) of the Senior Facilities Agreement:

“Euro/USD Term Loan Credit Agreement” means the term loan credit agreement originally dated 7 March 2025, governed by the laws of the State of New York, and made between, amongst others, the Company, Bending Spoons US Inc. and JPMorgan Chase Bank, N.A. (as amended, amended and restated and/or supplemented from time to time).

(b)

the definition of “Termination Date” set out in Clause 1.1 (Definitions) of the Senior Facilities Agreement shall be amended by adding the underlined wording below and deleting the stricken-through wording:

““Termination Date” means:

(a)	in relation to Facility A, the date falling on 31 March 2031 ~~5 years after the Closing Date~~;
(b)	in relation to the Original Revolving Facility ~~5 years after the Closing Date~~:
(i)

if, no later than 3 Business Days prior to 7 September 2030, the Financial Indebtedness under the Euro/USD Term Loan Credit Agreement is not repaid in full nor the applicable maturity date of the loans under the Euro/USD Term Loan Credit Agreement is extended after 7 March 2031, the date falling on 7 September 2030; or

(ii)	if, no later than 3 Business Days prior to 7 September 2030, the Financial Indebtedness under the Euro/USD Term Loan Credit Agreement is repaid in full, the date falling on 31 March 2031; or
(iii)

if, no later than 3 Business Days prior to 7 September 2030, the applicable maturity date of the loans under the Euro/USD Term Loan Credit Agreement is extended to a date after 7 March 2031 (the “Extended Euro/TLB TLCA Maturity Date”), the date falling six (6) Months prior to the Extended Euro/TLB TLCA Maturity Date, provided that such date shall not in any case fall after 31 March 2031, provided that, in each case, the Agent should be notified thereof; and

(c)

in relation to any Additional Facility, the date set out in the Additional Facility Notice relating to that Additional Facility (or such other date as the Additional Facility Lenders in respect of that Additional Facility and the Obligors’ Agent may agree).”;

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(c)	the following clause 10.1 (Repayment of Facility A Loans) of the Senior Facilities Agreement shall be amended by adding the underlined wording below and deleting the stricken-through wording:

“10.1 Repayment of Facility A Loans

The Borrower shall repay, or procure the repayment of, the aggregate principal amount of the Facility A Loans made to it in equal semi-annual instalments by repaying on each Repayment Date for the Facility A the amount set out in the table below:

Repayment Date	Instalment
31 July 2025	EUR 78,888,889
31 January 2026	EUR 52,592,593 ~~78,888,889~~
31 July 2026	EUR 52,592,593 ~~78,888,889~~
31 January 2027	EUR 52,592,593 ~~78,888,889~~
31 July 2027	EUR 52,592,593 ~~78,888,889~~
31 January 2028	EUR 52,592,593 ~~78,888,889~~
31 July 2028	EUR 52,592,593 ~~78,888,889~~
31 January 2029	EUR 52,592,593 ~~78,888,889~~
31 July 2029	EUR 52,592,593
31 January 2030	EUR 52,592,593
31 July 2030	EUR 52,592,593
31 January 2031	EUR 52,592,593
Termination Date	EUR 52,592,588 ~~78,888,888~~

”.

D.	Effectiveness

The approval of each relevant Consent Request requested under section C (Consent Requests) above shall become effective and be binding to all Parties upon the consent of all relevant Lenders to the relevant Consent Request having been obtained.

E.	Response to Consent Requests

We request that each Lender provides the Agent (via an e-mail sent to the e-mail address indicated by the latter) with its response to each of the Consent Requests in the form set out in Schedule 1 (Form of Response) to this letter (a “Response Form”) as soon as possible and, in any event, at or before 12:00 p.m. Milan time on 31 December 2025 (the “Reply Deadline”). For the avoidance of doubt, the Response Form may be returned to the Agent via e-mail either as an attachment (signed or unsigned, in word or pdf format, provided that to the extent it is not signed, the e-mail includes a confirmation of the relevant Lender to the terms of the Response Form attached) or by copying and pasting the content of the Response Form in the body of such e-mail, and the Response Form shall be deemed completed upon receipt in readable form by the Agent.

3

Any Response Form provided by a Lender will, subject to the paragraph below, be irrevocable. For the avoidance of doubt, (a) immediately upon receipt of consent from the relevant Lenders to any of the Consent Requests, subject to section F (Documentation and Timing) below, the Agent is hereby authorised to execute a letter of acceptance with respect to this letter, notwithstanding that the Reply Deadline may not have occurred and (b) unless otherwise directed by the Company, any Response Form received after the Reply Deadline shall be accepted by the Agent and shall bind the relevant Lender with respect to any consent(s) given in the Response Form (as if such Response Form had been provided before the Reply Deadline).

We reserve the right (in our absolute discretion) to amend and/or withdraw this letter with respect to any of the Consent Requests and/or to extend the Reply Deadline, which shall, for the avoidance of doubt, not reset any time periods under Clause 44.9 (Excluded Commitments) of the Senior Facilities Agreement nor invalidate any consents previously provided by a Lender prior to the date of the relevant amendment, in each case unless such amendment would adversely affect the interest of the Lenders as a whole or would change the scope of the Consent Requests in a material respect.

We also reserve the right, at our discretion, to treat any conditional or partial acceptance by a Lender as a rejection of the requests set out in this letter.

The acceptance by a Lender (a “Transferring Lender”) of any of the Consent Requests will bind any new Lender (a “New Lender”) that acquires by way of an assignment or transfer (including by way of novation) any of a Transferring Lender’s rights, obligations and Commitments after the date on which that Transferring Lender notifies the Agent in writing of its acceptance of the relevant Consent Requests, and by signing a Response Form (consenting to the relevant Consent Requests), each Transferring Lender also agrees (until the earlier of the Effective Date (as defined below) or the date on which we withdraw the Consent Requests) not to assign or transfer (including by way of novation) any of its rights, obligations and Commitments, unless the New Lender has agreed to accept the relevant Consent Requests to the same extent as has been accepted by such Transferring Lender. Such acceptance provided by the relevant Transferring Lender above will remain valid and binding on the New Lender to the extent of the New Lender’s ownership of the relevant Commitments and it shall have the same rights in relation thereto as the Transferring Lender did prior to the assignment or transfer (including by way of novation).

F.	Documentation and Timing

Subject to no Event of Default having occurred and being continuing, the Agent shall execute a letter of acceptance with respect to this letter by way of acknowledgement that such consent has been obtained and the relevant Consent Requests have been duly granted and shall become effective on and from the date of such acceptance by the Agent (the “Effective Date”).

In addition, following receipt of the executed acceptance letter from the Agent, the Consent Requests may, at the request of the Company, be further documented by way of an amendment agreement (the “Amendment Agreement”) to the Senior Facilities Agreement to be agreed between the Company and the Agent. A draft of the Amendment Agreement shall be prepared by counsel to the Company and the final version, as agreed between the Company and the Agent, shall be circulated to the Lenders no later than 5 Business Days prior to its execution for information purposes (and all Lenders will be provided with the executed Amendment Agreement promptly following its effectiveness). For the avoidance of doubt, please note that the amendments contemplated by the Consent Requests shall, subject to section D. (Effectiveness) above, have already become effective on the Effective Date, and accordingly the Amendment Agreement (which itself shall become effective following satisfaction of each of the relevant conditions precedent specified therein, which will be limited to corporate conditions precedent and legal opinions customary for agreements of this nature) is relevant only as a documentary aid to all Lenders to formally record all terms of the Senior Facilities Agreement through the Effective Date.

4

Please note that, by its delivery of a Response Form consenting to any of the Consent Requests, each Lender shall empower the Agent to (upon Response Forms being provided by the relevant Lenders) execute the acceptance letter relating to this letter and deliver it to the Company.

Please also note that, by its delivery of a Response Form consenting to the relevant Consent Requests, each Lender further empowers, directs and instructs the Agent and/or the Security Agent to:

(a)

enter into the Amendment Agreement and to take all other steps or actions (and agree and execute any consequential, conforming or related changes and amendments) as may be required or desirable to implement, or more formally document, the relevant Consent Requests on its behalf;

(b)

negotiate, approve and enter into (in its absolute discretion) any legal and documentary conditions precedent and/or conditions subsequent and to give the appropriate notifications that all conditions precedent and/or conditions subsequent have been satisfied upon the Agent (acting reasonably) being so satisfied; and

(c)

do all such other things as may in the Company’s and/or the Agent’s and/or the Security Agent’s opinion (as applicable) be considered necessary or desirable in order to implement the changes contemplated by the relevant Consent Requests and to negotiate, approve and enter into (in its absolute discretion) any other ancillary or related documents.

G.	Effect of Amendments

This letter is designated as a Finance Document for the purposes of the Senior Facilities Agreement by the Agent (upon its execution of a letter of acceptance with respect to this letter) and the Company. Save as expressly provided for in this letter, the provisions of the Finance Documents shall continue in full force and effect and without any interruption or novative effect (it being understood that the term “novative effect” shall be construed as the Italian term “novazione” under article 1230 and following of the Italian Civil Code).

H.	Security Confirmation

The Company (on behalf of itself and each other Obligor as Obligors’ Agent) confirms that, with effect from (and including) the Effective Date, the security created by the Transaction Security Documents (as confirmed and/or extended, as the case may be, from time to time) to which the Company or that Obligor is a party shall:

(a)	continue to remain in full force and effect in respect of the obligations of each Obligor under the Finance Documents; and
(b)

continue to secure the Secured Obligations (as defined in the Intercreditor Agreement or the relevant Transaction Security Documents to which it is a party) under the Finance Documents as amended by this letter (including, but not limited to, under the Senior Facilities Agreement).

I.	Third Party Rights

Unless expressly provided to the contrary in this letter a person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this letter and the consent of any person who is not a party to this letter is not required to rescind or vary this letter at any time.

J.	Miscellanea

This letter is the only agreement that has been entered into among the parties hereto with respect to the Consent Requests and supersedes all prior understandings or arrangements, whether written or oral,

5

among the parties hereto with respect to the Consent Requests (including the consent request letter delivered by us on 31 October 2025), and sets forth the entire understanding of the parties hereto with respect thereto.

K.	Governing Law etc.

The provisions of Clause 46 (Governing law) and Clause 47 (Enforcement) of the Senior Facilities Agreement shall be incorporated into this letter as if set out in full in this letter and as if references in those clauses to “this Agreement” and “any Finance Document” are references to this letter.

Thank you for your consideration of this letter. We value our relationship with your institution and appreciate your continued support.

6

SCHEDULE 1

Form of Response

To:

Intesa Sanpaolo S.p.A.

Largo Mattioli 3

20121 Milan Italy

Attention: [ ● ]

(as Agent under the Senior Facilities Agreement (as defined below))

CC:

Bending Spoons Operations S.p.A.

Via Nino Bonnet 10 20154 Milan

Italy

Attention: Board of Directors

(as the Company and Original Borrower under the Senior Facilities Agreement (as defined below))

From:

{INSERT NAME OF LENDER}

Date:                         2025

Warhol – Senior Facilities Agreement – Consent Request Letter

We refer to:

(a)

the senior facilities agreement originally dated 30 July 2024 between, among others, Bending Spoons Operations S.p.A. (the “Company”) as, among others, company, original borrower and original guarantor, and Intesa Sanpaolo S.p.A. (the “Agent”) as, among others, agent and security agent (as amended, novated, supplemented, extended, varied and/or amended and restated from time to time, including by virtue of (i) an amendment agreement dated 10 December 2024 between, among others, the Company and the Agent, (ii) an additional facility notice dated 12 December 2024 between, among others, the Company and the Agent, (iii) an amendment agreement dated 3 March 2025 between, among others, the Company and the Agent, (iv) an additional facility notice dated 11 March 2025 between, among others, the Company and the Agent, (v) an additional facility notice dated 18 June 2025 between, among others, the Company and the Agent, (vi) an additional facility notice dated 23 June 2025 between, among others, the Company and the Agent, and (vii) an additional facility notice dated 3 October 2025 between, among others, the Company and the Agent); and

(b)the consent request letter dated  2025 addressed to the Agent from the Company seeking the consent of the relevant Lenders to certain consent requests as set out therein (the “Consent Request Letter”).

7

Unless otherwise defined herein, terms defined in the Senior Facilities Agreement and the Consent Request Letter shall have the same meaning when used in this letter.

We confirm that we, in our capacity as Lender with the following Commitments:

	Facility A	Original Revolving Facility	Facility A2
Existing Commitments

wish to irrevocably:1

☐	accept [the Consent Requests / the Consent Request(s) under paragraph [ ● ] and [ ● ] of the Consent Request Letter];
☐	not accept [the Consent Requests / the Consent Request(s) under paragraph [ ● ] and [ ● ] of the Consent Request Letter]

2[We acknowledge the paragraphs under paragraph (E) (Response to the Consent Requests) of the Consent Request Letter. Accordingly, we hereby irrevocably undertake until the occurrence of the Effective Date (or, if earlier, the date on which the Consent Request Letter is withdrawn) not to sell, assign, sub-participate or otherwise transfer our interests under the Senior Facilities Agreement or any other Finance Document or any voting interest therein to any person unless such person, prior to any sale, assignment, sub-participation or transfer, enters into and delivers to the Company an undertaking agreeing to be bound by the agreements set out in this letter and the Consent Request Letter as if such person had been an original signatory thereto.]

3[We acknowledge paragraph (F) (Documentation and Timing) of the Consent Request Letter and confirm that, as set out in the Consent Request Letter, the Agent is empowered to countersign and return the Consent Request Letter on our behalf and to take all such other action as is contemplated by paragraph (F) (Documentation and Timing) of the Consent Request Letter.]

A person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any of its terms and the consent of any person who is not a party to this letter is not required to rescind or vary this letter at any time save that the Company and the Agent may enforce and enjoy the benefit of its terms and it may not be rescinded or varied without the prior written consent of the Company.

This letter and any non-contractual obligations arising out of or in connection with it shall be governed by English law.

1 Tick appropriate box.

2 Delete if the Consent Requests are not accepted.

3 Delete if the Consent Requests are not accepted.

8

For and on behalf of
[NAME OF LENDER]

Name:

Title:

Date:

9

* * *

Please acknowledge your agreement and acceptance of the proposal by signing and returning us the enclosed copy of this letter.

Yours faithfully,

/s/ Davide Giorgio Andrea Scarpazza

For and on behalf of

BENDING SPOONS OPERATIONS S.P.A.

as Company and Obligors’ Agent under the Senior Facilities Agreement

[Warhol Consent Request Letter (November 2025) - signature page]

To:

Bending Spoons Operations S.p.A.

Via Nino Bonnet 10

20154 Milan

Italy

Attention: Board of Directors

(as Company and Obligors’ Agent under the Senior Facilities Agreement (as defined below))

20 January 2026

Dear Sirs,

We refer to your letter setting out your proposal in respect of a Consent Request Letter (the “Proposal”), the contents of which we reproduce in full below.

* * * * *

“To:

Intesa Sanpaolo S.p.A.

Largo Mattioli 3

20121 Milan Italy

Attention: Giulia Barchiesi / Federico Fratto / Danilo Dell’Oglio

(as Agent under the Senior Facilities Agreement (as defined below))

24 November 2025

Dear Sirs,

We refer to our recent discussions and set out below the terms of our proposal in respect of a Consent Request Letter.

* * *

Warhol – Senior Facilities Agreement – Consent Request Letter

A.	Introduction

We refer to the senior facilities agreement originally dated 30 July 2024 between, among others, Bending Spoons Operations S.p.A. (the “Company”) as, among others, company, original borrower and original guarantor, and Intesa Sanpaolo S.p.A. (the “Agent”) as, among others, agent and security agent (as amended, novated, supplemented, extended, varied and/or amended and restated from time to time, including by virtue of (i) an amendment agreement dated 10 December 2024 between, among others, the Company and the Agent, (ii) an additional facility notice dated 12 December 2024 between, among others, the Company and the Agent, (iii) an amendment agreement dated 3 March 2025 between, among others, the Company and the Agent, (iv) an additional facility notice dated 11 March 2025 between, among others, the Company and the Agent, (v) an additional facility notice dated 18 June 2025 between, among others, the Company and the Agent, (vi) an additional facility notice dated 23 June 2025 between, among others, the Company and the Agent, (vii) an additional facility notice dated 3 October 2025 between, among others, the Company and the Agent, and (viii) two additional facility notices each dated 27 October 2025 between, among others, the Company and the Agent (each as amended and restated on 12 November 2025 and on 14 November 2025), the “Senior Facilities Agreement”).

We are writing to you in your capacity as Agent under (and as such term is defined in) the Senior Facilities Agreement. Unless otherwise defined herein, terms defined in the Senior Facilities Agreement shall have the same meaning when used in this letter.

Please note that the matters in this letter are highly confidential and we remind you, and each of the Lenders that receives this request, of the confidentiality obligations under and in connection with the Senior Facilities Agreement.

1

B.	Background

This letter is being sent to you in connection with our requests that you provide certain consents relating to and for the purposes of certain amendments to be made to certain provisions of the Senior Facilities Agreement.

C.	Consent Requests

Subject to section D. (Effectiveness) below, in accordance with Clause 44.4 (Amendments and Waivers) of the Senior Facilities Agreement, the Company hereby requests the consent from (i) the Majority Lenders with respect to paragraph (a) below, (ii) Majority Lenders and all Lenders under Facility A and the Original Revolving Facility with respect to paragraph (b) below and (iii) the Majority Lenders and all Lenders under the Facility A with respect to paragraph (c) below to the following amendments to the terms of the Senior Facilities Agreement (the “Consent Requests” and each of them a “Consent Request”):

(a)The following definition shall be added to clause 1.1 (Definitions) of the Senior Facilities Agreement:

“Euro/USD Term Loan Credit Agreement” means the term loan credit agreement originally dated 7 March 2025, governed by the laws of the State of New York, and made between, amongst others, the Company, Bending Spoons US Inc. and JPMorgan Chase Bank, N.A. (as amended, amended and restated and/or supplemented from time to time).

(b)the definition of “Termination Date” set out in Clause 1.1 (Definitions) of the Senior Facilities Agreement shall be amended by adding the underlined wording below and deleting the stricken-through wording:

““Termination Date” means:

(a)	in relation to Facility A, the date falling on 31 March 2031 ~~5 years after the Closing Date~~;
(b)	in relation to the Original Revolving Facility ~~5 years after the Closing Date~~:
(i)

if, no later than 3 Business Days prior to 7 September 2030, the Financial Indebtedness under the Euro/USD Term Loan Credit Agreement is not repaid in full nor the applicable maturity date of the loans under the Euro/USD Term Loan Credit Agreement is extended after 7 March 2031, the date falling on 7 September 2030; or

(ii)	if, no later than 3 Business Days prior to 7 September 2030, the Financial Indebtedness under the Euro/USD Term Loan Credit Agreement is repaid in full, the date falling on 31 March 2031; or
(iii)

if, no later than 3 Business Days prior to 7 September 2030, the applicable maturity date of the loans under the Euro/USD Term Loan Credit Agreement is extended to a date after 7 March 2031 (the “Extended Euro/TLB TLCA Maturity Date”), the date falling six (6) Months prior to the Extended Euro/TLB TLCA Maturity Date, provided that such date shall not in any case fall after 31 March 2031, provided that, in each case, the Agent should be notified thereof; and

(c)

in relation to any Additional Facility, the date set out in the Additional Facility Notice relating to that Additional Facility (or such other date as the Additional Facility Lenders in respect of that Additional Facility and the Obligors’ Agent may agree).”;

2

(c)the following clause 10.1 (Repayment of Facility A Loans) of the Senior Facilities Agreement shall be amended by adding the underlined wording below and deleting the stricken-through wording:

“10.1 Repayment of Facility A Loans

The Borrower shall repay, or procure the repayment of, the aggregate principal amount of the Facility A Loans made to it in equal semi-annual instalments by repaying on each Repayment Date for the Facility A the amount set out in the table below:

Repayment Date	Instalment
31 July 2025	EUR 78,888,889
31 January 2026	EUR 52,592,593 ~~78,888,889~~
31 July 2026	EUR 52,592,593 ~~78,888,889~~
31 January 2027	EUR 52,592,593 ~~78,888,889~~
31 July 2027	EUR 52,592,593 ~~78,888,889~~
31 January 2028	EUR 52,592,593 ~~78,888,889~~
31 July 2028	EUR 52,592,593 ~~78,888,889~~
31 January 2029	EUR 52,592,593 ~~78,888,889~~
31 July 2029	EUR 52,592,593
31 January 2030	EUR 52,592,593
31 July 2030	EUR 52,592,593
31 January 2031	EUR 52,592,593
Termination Date	EUR 52,592,588 ~~78,888,888~~

”.

D.	Effectiveness

The approval of each relevant Consent Request requested under section C (Consent Requests) above shall become effective and be binding to all Parties upon the consent of all relevant Lenders to the relevant Consent Request having been obtained.

E.	Response to Consent Requests

We request that each Lender provides the Agent (via an e-mail sent to the e-mail address indicated by the latter) with its response to each of the Consent Requests in the form set out in Schedule 1 (Form of Response) to this letter (a “Response Form”) as soon as possible and, in any event, at or before 12:00 p.m. Milan time on 31 December 2025 (the “Reply Deadline”). For the avoidance of doubt, the Response Form may be returned to the Agent via e-mail either as an attachment (signed or unsigned, in word or pdf format, provided that to the extent it is not signed, the e-mail includes a confirmation of the relevant Lender to the terms of the Response Form attached) or by copying and pasting the content of the Response Form in the body of such e-mail, and the Response Form shall be deemed completed upon receipt in readable form by the Agent.

3

Any Response Form provided by a Lender will, subject to the paragraph below, be irrevocable. For the avoidance of doubt, (a) immediately upon receipt of consent from the relevant Lenders to any of the Consent Requests, subject to section F (Documentation and Timing) below, the Agent is hereby authorised to execute a letter of acceptance with respect to this letter, notwithstanding that the Reply Deadline may not have occurred and (b) unless otherwise directed by the Company, any Response Form received after the Reply Deadline shall be accepted by the Agent and shall bind the relevant Lender with respect to any consent(s) given in the Response Form (as if such Response Form had been provided before the Reply Deadline).

We reserve the right (in our absolute discretion) to amend and/or withdraw this letter with respect to any of the Consent Requests and/or to extend the Reply Deadline, which shall, for the avoidance of doubt, not reset any time periods under Clause 44.9 (Excluded Commitments) of the Senior Facilities Agreement nor invalidate any consents previously provided by a Lender prior to the date of the relevant amendment, in each case unless such amendment would adversely affect the interest of the Lenders as a whole or would change the scope of the Consent Requests in a material respect.

We also reserve the right, at our discretion, to treat any conditional or partial acceptance by a Lender as a rejection of the requests set out in this letter.

The acceptance by a Lender (a “Transferring Lender”) of any of the Consent Requests will bind any new Lender (a “New Lender”) that acquires by way of an assignment or transfer (including by way of novation) any of a Transferring Lender’s rights, obligations and Commitments after the date on which that Transferring Lender notifies the Agent in writing of its acceptance of the relevant Consent Requests, and by signing a Response Form (consenting to the relevant Consent Requests), each Transferring Lender also agrees (until the earlier of the Effective Date (as defined below) or the date on which we withdraw the Consent Requests) not to assign or transfer (including by way of novation) any of its rights, obligations and Commitments, unless the New Lender has agreed to accept the relevant Consent Requests to the same extent as has been accepted by such Transferring Lender. Such acceptance provided by the relevant Transferring Lender above will remain valid and binding on the New Lender to the extent of the New Lender’s ownership of the relevant Commitments and it shall have the same rights in relation thereto as the Transferring Lender did prior to the assignment or transfer (including by way of novation).

F.	Documentation and Timing

Subject to no Event of Default having occurred and being continuing, the Agent shall execute a letter of acceptance with respect to this letter by way of acknowledgement that such consent has been obtained and the relevant Consent Requests have been duly granted and shall become effective on and from the date of such acceptance by the Agent (the “Effective Date”).

In addition, following receipt of the executed acceptance letter from the Agent, the Consent Requests may, at the request of the Company, be further documented by way of an amendment agreement (the “Amendment Agreement”) to the Senior Facilities Agreement to be agreed between the Company and the Agent. A draft of the Amendment Agreement shall be prepared by counsel to the Company and the final version, as agreed between the Company and the Agent, shall be circulated to the Lenders no later than 5 Business Days prior to its execution for information purposes (and all Lenders will be provided with the executed Amendment Agreement promptly following its effectiveness). For the avoidance of doubt, please note that the amendments contemplated by the Consent Requests shall, subject to section D. (Effectiveness) above, have already become effective on the Effective Date, and accordingly the Amendment Agreement (which itself shall become effective following satisfaction of each of the relevant conditions precedent specified therein, which will be limited to corporate conditions precedent and legal opinions customary for agreements of this nature) is relevant only as a documentary aid to all Lenders to formally record all terms of the Senior Facilities Agreement through the Effective Date.

4

Please note that, by its delivery of a Response Form consenting to any of the Consent Requests, each Lender shall empower the Agent to (upon Response Forms being provided by the relevant Lenders) execute the acceptance letter relating to this letter and deliver it to the Company.

Please also note that, by its delivery of a Response Form consenting to the relevant Consent Requests, each Lender further empowers, directs and instructs the Agent and/or the Security Agent to:

(a)

enter into the Amendment Agreement and to take all other steps or actions (and agree and execute any consequential, conforming or related changes and amendments) as may be required or desirable to implement, or more formally document, the relevant Consent Requests on its behalf;

(b)

negotiate, approve and enter into (in its absolute discretion) any legal and documentary conditions precedent and/or conditions subsequent and to give the appropriate notifications that all conditions precedent and/or conditions subsequent have been satisfied upon the Agent (acting reasonably) being so satisfied; and

(c)

do all such other things as may in the Company’s and/or the Agent’s and/or the Security Agent’s opinion (as applicable) be considered necessary or desirable in order to implement the changes contemplated by the relevant Consent Requests and to negotiate, approve and enter into (in its absolute discretion) any other ancillary or related documents.

G.	Effect of Amendments

This letter is designated as a Finance Document for the purposes of the Senior Facilities Agreement by the Agent (upon its execution of a letter of acceptance with respect to this letter) and the Company. Save as expressly provided for in this letter, the provisions of the Finance Documents shall continue in full force and effect and without any interruption or novative effect (it being understood that the term “novative effect” shall be construed as the Italian term “novazione” under article 1230 and following of the Italian Civil Code).

H.	Security Confirmation

The Company (on behalf of itself and each other Obligor as Obligors’ Agent) confirms that, with effect from (and including) the Effective Date, the security created by the Transaction Security Documents (as confirmed and/or extended, as the case may be, from time to time) to which the Company or that Obligor is a party shall:

(a)	continue to remain in full force and effect in respect of the obligations of each Obligor under the Finance Documents; and
(b)

continue to secure the Secured Obligations (as defined in the Intercreditor Agreement or the relevant Transaction Security Documents to which it is a party) under the Finance Documents as amended by this letter (including, but not limited to, under the Senior Facilities Agreement).

I.	Third Party Rights

Unless expressly provided to the contrary in this letter a person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this letter and the consent of any person who is not a party to this letter is not required to rescind or vary this letter at any time.

J.	Miscellanea

This letter is the only agreement that has been entered into among the parties hereto with respect to the Consent Requests and supersedes all prior understandings or arrangements, whether written or oral,

5

among the parties hereto with respect to the Consent Requests (including the consent request letter delivered by us on 31 October 2025), and sets forth the entire understanding of the parties hereto with respect thereto.

K.	Governing Law etc.

The provisions of Clause 46 (Governing law) and Clause 47 (Enforcement) of the Senior Facilities Agreement shall be incorporated into this letter as if set out in full in this letter and as if references in those clauses to “this Agreement” and “any Finance Document” are references to this letter.

Thank you for your consideration of this letter. We value our relationship with your institution and appreciate your continued support.

6

SCHEDULE 1

Form of Response

To:

Intesa Sanpaolo S.p.A.

Largo Mattioli 3

20121 Milan
Italy

Attention: [ ● ]

(as Agent under the Senior Facilities Agreement (as defined below))

CC:

Bending Spoons Operations S.p.A.

Via Nino Bonnet 10
20154 Milan

Italy

Attention: Board of Directors

(as the Company and Original Borrower under the Senior Facilities Agreement (as defined below))

From:

{INSERT NAME OF LENDER}

Date:                            2025

Warhol – Senior Facilities Agreement – Consent Request Letter

We refer to:

(a)

the senior facilities agreement originally dated 30 July 2024 between, among others, Bending Spoons Operations S.p.A. (the “Company”) as, among others, company, original borrower and original guarantor, and Intesa Sanpaolo S.p.A. (the “Agent”) as, among others, agent and security agent (as amended, novated, supplemented, extended, varied and/or amended and restated from time to time, including by virtue of (i) an amendment agreement dated 10 December 2024 between, among others, the Company and the Agent, (ii) an additional facility notice dated 12 December 2024 between, among others, the Company and the Agent, (iii) an amendment agreement dated 3 March 2025 between, among others, the Company and the Agent, (iv) an additional facility notice dated 11 March 2025 between, among others, the Company and the Agent, (v) an additional facility notice dated 18 June 2025 between, among others, the Company and the Agent, (vi) an additional facility notice dated 23 June 2025 between, among others, the Company and the Agent, and (vii) an additional facility notice dated 3 October 2025 between, among others, the Company and the Agent); and

(b)	the consent request letter dated 2025 addressed to the Agent from the Company seeking the consent of the relevant Lenders to certain consent requests as set out therein (the “Consent Request Letter”).

7

Unless otherwise defined herein, terms defined in the Senior Facilities Agreement and the Consent Request Letter shall have the same meaning when used in this letter.

We confirm that we, in our capacity as Lender with the following Commitments:

	Facility A	Original Revolving Facility	Facility A2
Existing Commitments

wish to irrevocably:1

◻accept [the Consent Requests / the Consent Request(s) under paragraph [ ● ] and [ ● ] of the Consent Request Letter];

◻not accept [the Consent Requests / the Consent Request(s) under paragraph [ ● ] and [ ● ] of the Consent Request Letter]

2[We acknowledge the paragraphs under paragraph (E) (Response to the Consent Requests) of the Consent Request Letter. Accordingly, we hereby irrevocably undertake until the occurrence of the Effective Date (or, if earlier, the date on which the Consent Request Letter is withdrawn) not to sell, assign, sub-participate or otherwise transfer our interests under the Senior Facilities Agreement or any other Finance Document or any voting interest therein to any person unless such person, prior to any sale, assignment, sub-participation or transfer, enters into and delivers to the Company an undertaking agreeing to be bound by the agreements set out in this letter and the Consent Request Letter as if such person had been an original signatory thereto.]

3[We acknowledge paragraph (F) (Documentation and Timing) of the Consent Request Letter and confirm that, as set out in the Consent Request Letter, the Agent is empowered to countersign and return the Consent Request Letter on our behalf and to take all such other action as is contemplated by paragraph (F) (Documentation and Timing) of the Consent Request Letter.]

A person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any of its terms and the consent of any person who is not a party to this letter is not required to rescind or vary this letter at any time save that the Company and the Agent may enforce and enjoy the benefit of its terms and it may not be rescinded or varied without the prior written consent of the Company.

This letter and any non-contractual obligations arising out of or in connection with it shall be governed by English law.

1 Tick appropriate box.

2 Delete if the Consent Requests are not accepted.

3 Delete if the Consent Requests are not accepted.

8

For and on behalf of
[NAME OF LENDER]

Name:

Title:

Date:

9

* * *

Please acknowledge your agreement and acceptance of the proposal by signing and returning us the enclosed copy of this letter.

Yours faithfully,

For and on behalf of

BENDING SPOONS OPERATIONS S.P.A.

as Company and Obligors’ Agent under the Senior Facilities Agreement”

[Warhol Consent Request Letter (November 2025) - signature page]

* * * * *

We hereby confirm that the relevant Lenders’ approvals have been obtained to the Consent Requests, and accordingly the related consents under the terms of the Senior Facilities Agreement are deemed made with effect from the Effective Date.

We hereby confirm our full, irrevocable and unconditional acceptance of the Proposal.

The Agent

For and on behalf of

INTESA SANPAOLO S.P.A.

as Agent acting on the instructions of the Lenders in accordance with the Senior Facilities Agreement

Francesco Baietti	Corrado Spotti

By: /s/ Francesco Baietti	By: /s/ Corrado Spotti
Title: Authorized Signatory	Title: Authorized Signatory
Date: 20 January 2026	Date: 20 January 2026

[Warhol Consent Request letter (November 2025) - signaturepage]

To:

Intesa Sanpaolo S.p.A.

Largo Mattioli 3

20121 Milan

Italy

Attention: Giulia Barchiesi / Federico Fratto / Danilo Dell’Oglio

(as Agent under the Senior Facilities Agreement (as defined below))

4 March 2026

Dear Sirs,

We refer to our recent discussions and set out below the terms of our proposal in respect of a Consent Request Letter.

* * *

Warhol – Senior Facilities Agreement – Consent Request Letter

A.	Introduction

We refer to the senior facilities agreement originally dated 30 July 2024 between, among others, Bending Spoons Operations S.p.A. (the “Company”) as, among others, company, original borrower and original guarantor, and Intesa Sanpaolo S.p.A. (the “Agent”) as, among others, agent and security agent (as amended, novated, supplemented, extended, varied and/or amended and restated from time to time, including by virtue of (i) an amendment agreement dated 10 December 2024 between, among others, the Company and the Agent, (ii) an additional facility notice dated 12 December 2024 between, among others, the Company and the Agent, (iii) an amendment agreement dated 3 March 2025 between, among others, the Company and the Agent, (iv) an additional facility notice dated 11 March 2025 between, among others, the Company and the Agent, (v) a consent request letter signed by the Company on 4 April 2025 and countersigned by the Agent on 16 May 2025, (vi) an additional facility notice dated 18 June 2025 between, among others, the Company and the Agent, (vii) an additional facility notice dated 23 June 2025 between, among others, the Company and the Agent, (viii) a consent request letter signed by the Company on 1 July 2025 and countersigned by the Agent on 16 July 2025, (ix) an additional facility notice dated 3 October 2025 between, among others, the Company and the Agent, (x) two additional facility notices each dated 27 October 2025 between, among others, the Company and the Agent (each as amended and restated on 12 November 2025 and on 14 November 2025), (xi) a consent request letter signed by the Company on 31 October 2025 and countersigned by the Agent on 18 November 2025 and (xii) a consent request letter signed by the Company on 24 November 2025 and countersigned by the Agent on 20 January 2026, the “Senior Facilities Agreement”).

We are writing to you in your capacity as Agent under (and as such term is defined in) the Senior Facilities Agreement. Unless otherwise defined herein, terms defined in the Senior Facilities Agreement shall have the same meaning when used in this letter.

Please note that the matters in this letter are highly confidential and we remind you, and each of the Lenders that receives this request, of the confidentiality obligations under and in connection with the Senior Facilities Agreement.

B.	Background

This letter is being sent to you in connection with our requests that you provide certain consents relating to and for the purposes of certain amendments to be made to certain provisions of the Senior Facilities Agreement.

This letter constitutes a notification by the Company to the Agent of a material change pursuant to paragraph (a) of Clause 25.6 (Applicable Accounting Principles) of the Senior Facilities Agreement and the amendments to the Senior Facilities Agreement set forth herein are delivered pursuant to, and for the purposes of, paragraph (b) of Clause 25.6 (Applicable Accounting Principles) of the Senior Facilities Agreement. For avoidance of doubt, this letter does not preclude the right of the Agent to request the

1

delivery of a Reconciliation Statement, as provided under Clause 25.6(a) of the Senior Facilities Agreement, and shall not be taken to constitute such Reconciliation Statement.

C.	Consent Requests

Subject to section D. (Effectiveness) below, in accordance with Clause 44 (Amendments and Waivers) of the Senior Facilities Agreement, the Company hereby requests the consent from the Majority Lenders to the following amendments to the terms of the Senior Facilities Agreement (the “Consent Requests” and each of them a “Consent Request”):

(a)the definition of “Applicable Accounting Principles” set out in Clause 1.1 (Definitions) of the Senior Facilities Agreement shall be amended by adding the underlined wording below and deleting the stricken-through wording:

““Applicable Accounting Principles” means, in respect of the Company, IFRS and, starting from the Switch Date, IFRS for the purposes of its statutory financial statements and, in respect of another member of the Group, at its discretion, US GAAP, IFRS or generally accepted accounting principles in its jurisdiction of incorporation, in each case ~~to the extent applicable to the relevant financial statements and~~ as applied ~~by the Company or such other member of the Group~~ from time to time, provided that, from the Switch Date, all financial covenants, ratios or incurrence based permissions, tests, thresholds or baskets (including any financial definitions or components thereof and any basket based on the calculation of Consolidated EBITDA, Adjusted EBITDA, the Total Leverage Ratio or Relevant Adjusted EBITDA), Compliance Certificates and financial reporting under the Finance Documents, including Annual Financial Statements, Quarterly Financial Statements and Monthly Financial Statements required to be delivered under the Senior Facilities Agreement, shall be prepared and delivered under US GAAP only.”;

(b)the following paragraph (c) of the definition of “Debt Service” set out in Clause 1.1 (Definitions) of the Senior Facilities Agreement shall be amended by adding the underlined wording below and deleting the stricken-through wording:

“

(c)

(i) prior to the Switch Date, the amount of the capital element of any payments in respect of that Relevant Period payable by any member of the Group under any Capitalized Lease Obligations; and

(ii) starting from the Switch Date, the amount of the capital element of any payments in respect of that Relevant Period payable by any member of the Group under any Capitalized Lease Obligations (being obligations in respect of leases that are required to be accounted for as finance leases or capital leases under the Applicable Accounting Principles), but excluding any obligations arising in respect of operating leases (including any related lease liabilities recognised under ASC 842),”;

(c)the following paragraph (d) of the definition of “Financial Indebtedness” set out in Clause 1.1 (Definitions) of the Senior Facilities Agreement shall be amended by adding the underlined wording below and deleting the stricken-through wording:

“

(d)

(i)	prior to the Switch Date, any Capitalized Lease Obligations; and

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(ii) starting from the Switch Date, any Capitalized Lease Obligations (being obligations in respect of leases that are required to be accounted for as finance leases or capital leases under the Applicable Accounting Principles), but excluding any obligations arising in respect of operating leases (including any related lease liabilities recognised under ASC 842);”;

(d)the following paragraph (f) of the definition of “Financial Indebtedness” set out in Clause 1.1 (Definitions) of the Senior Facilities Agreement shall be amended by adding the underlined wording below and deleting the stricken-through wording:

“

(f)  any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the Termination Date or are otherwise classified as borrowings under the Applicable Accounting Principles;”;

(e)the following paragraph (iv) of the definition of “Financial Indebtedness” set out in Clause 1.1 (Definitions) of the Senior Facilities Agreement shall be amended by adding the underlined wording below and deleting the stricken-through wording:

“

(iv)

(A)	prior to the Switch Date, pension liabilities and provisions which are treated as borrowings or financial debt under IFRS shall not be included; and
(B)	starting from the Switch Date, pension liabilities and provisions which are treated as borrowings or financial debt under US GAAP shall not be included;”;

(f)the following paragraph (a) of the definition of “Interest” set out in Clause 1.1 (Definitions) of the Senior Facilities Agreement shall be amended by adding the underlined wording below and deleting the stricken-through wording:

“

(a)

(i)	prior to the Switch Date, the interest element of Capitalized Lease Obligations; and

(ii) starting from the Switch Date, the interest element of Capitalized Lease Obligations (being obligations in respect of leases that are required to be accounted for as finance leases or capital leases under the Applicable Accounting Principles), but excluding any obligations arising in respect of operating leases (including any related lease liabilities recognised under ASC 842),”;

(g)the following definition shall be added as a new definition in Clause 1.1 (Definitions) of the Senior Facilities Agreement:

“Switch Date” means the earliest date on which any of the following financial statements adopting US GAAP as Applicable Accounting Principles are first delivered to the Agent:

(i)	consolidated audited financial statements of TopCo;
(ii)	Quarterly Financial Statements; or
(iii)	Monthly Financial Statements.”;

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(h)the following paragraph (l) of Clause 1.2 (Construction) of the Senior Facilities Agreement shall be amended by adding the underlined wording below and deleting the stricken-through wording:

(l)      “Any term defined by reference to the Applicable Accounting Principles shall be interpreted by reference to the accounting standards as in effect from time to time; provided that, in the event of any change in accounting standards that constitute the Applicable Accounting Principles, unless otherwise prohibited under the Finance Documents, the Group shall be entitled to make such adjustments to the relevant calculations consistent with the Applicable Accounting Principles then in effect as are reasonably necessary to neutralise the effect of such change on the Financial Covenants with a view to ensuring that Lenders maintain protections comparable to those previously applied ~~in the Finance Documents by reference to the meaning of such term under the Applicable Accounting Principles shall have the meaning given to such term as at the date the relevant Finance Document is signed~~.”;

(i)the following paragraph shall be added as new paragraph (z) in Clause 1.2 (Construction) of the Senior Facilities Agreement:

(z)      “Notwithstanding the preparation by the Company of its statutory accounts under IFRS, starting from the Switch Date, all financial covenants, ratios or incurrence based permissions, tests, thresholds or baskets (including any financial definitions or components thereof and any basket based on the calculation of Consolidated EBITDA, Adjusted EBITDA, the Total Leverage Ratio or Relevant Adjusted EBITDA), Compliance Certificates and financial reporting under the Finance Documents shall be prepared and delivered under US GAAP only.” ;

(j)the following paragraph (a) of Clause 24.11 (Financial Statements) of the Senior Facilities Agreement shall be amended by adding the underlined wording below:

(a)      “To the best of the knowledge, information and belief of the Company, the Original Financial Statements are prepared in accordance with the Applicable Accounting Principles as applicable at the Signing Date (unless disclosed to the contrary in the Reports) and (if audited) give a true and fair view of or (if unaudited) fairly present the financial condition, the consolidated results of the operations and the state of the affairs of the Group for the period to which they relate, save as otherwise set out in those financial statements themselves and, in respect of unaudited financial statements, having regard to the fact they have only been prepared for management and are not subject to audit procedures.”;

(k)the definition of “Capitalized Lease Obligations” set out in Clause 26.1 (Financial Definitions) of the Senior Facilities Agreement shall be amended by adding the underlined wording below and deleting the stricken-through wording:

““Capitalized Lease Obligations” means:

(i) prior to the Switch Date, with respect to any person, any rental obligation (including any hire purchase payment obligation) which, under the Applicable Accounting Principles, would be required to be treated as a finance lease, or otherwise capitalized in the audited financial statements of that person (including in accordance with IFRS 16), but only to the extent of that treatment; and

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(ii) starting from the Switch Date, with respect to any person, any rental obligation (including any hire purchase payment obligation) which, under the Applicable Accounting Principles, would be required to be treated as a finance lease, but excluding any lease which is classified as an operating lease (including under ASC 842). For the avoidance of doubt, operating leases (including office leases) shall be treated as operating expenses for EBITDA purposes and shall not constitute Financial Indebtedness.”;

(l)the following paragraph (d) of the definition of “Consolidated EBITDA” set out in Clause 26.1 (Financial Definitions) of the Senior Facilities Agreement shall be amended by adding the underlined wording below and deleting the stricken-through wording:

“

(d)

(i) prior to the Switch Date, excluding any amount attributable to amortisation or impairment of intangible assets (including amortisation or impairment of any goodwill arising on the Acquisition or any Qualifying Permitted Acquisition and IFRS 16 amortisation), depreciation or impairment of tangible assets, depreciation or impairment of current assets and any impairments and any non-cash costs or provisions relating to any share option schemes or any management equity program of any member of the Group implemented on or after the Closing Date; and

(ii) starting from a Switch Date, excluding any amount attributable to amortisation or impairment of intangible assets (including amortisation or impairment of any goodwill arising on the Acquisition or any Qualifying Permitted Acquisition), depreciation or impairment of tangible assets, depreciation or impairment of current assets and any impairments and any non-cash costs or provisions relating to any share option schemes or any management equity program of any member of the Group implemented on or after the Closing Date, and excluding any depreciation or amortisation recognised in respect of Capitalized Lease Obligations (finance leases or capital leases) under the Applicable Accounting Principles, provided that operating lease expenses (including office lease rental costs) shall not be added back;”;

(m)the following paragraph (d) of the definition of “Current Liabilities” set out in Clause 26.1 (Financial Definitions) of the Senior Facilities Agreement shall be amended by adding the underlined wording below and deleting the stricken-through wording:

“

(d)

(i) prior to the Switch Date, Trade payables in connection with licence agreements accounted for under the Applicable Accounting Principles (in particular, IAS 38); and

(ii) starting from a Switch Date, Trade payables in connection with licence agreements accounted for under the Applicable Accounting Principles (including ASC 350 and related guidance)”.

D.	Effectiveness

The approval of each relevant Consent Request requested under section C (Consent Requests) above shall become effective and be binding to all Parties upon the consent of the Majority Lenders to the relevant Consent Request having been obtained.

E.	Response to Consent Requests

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We request that each Lender provides the Agent (via an e-mail sent to the e-mail address indicated by the latter) with its response to each of the Consent Requests in the form set out in Schedule 1 (Form of Response) to this letter (a “Response Form”) as soon as possible and, in any event, at or before 12:00 p.m. Milan time on 20 March 2026 (the “Reply Deadline”). For the avoidance of doubt, the Response Form may be returned to the Agent via e-mail either as an attachment (signed or unsigned, in word or pdf format, provided that to the extent it is not signed, the e-mail includes a confirmation of the relevant Lender to the terms of the Response Form attached) or by copying and pasting the content of the Response Form in the body of such e-mail, and the Response Form shall be deemed completed upon receipt in readable form by the Agent.

Any Response Form provided by a Lender will, subject to the paragraph below, be irrevocable. For the avoidance of doubt, (a) immediately upon receipt of consent from the Majority Lenders to any of the Consent Requests, subject to section F (Documentation and Timing) below, the Agent is hereby authorised to execute a letter of acceptance with respect to this letter, notwithstanding that the Reply Deadline may not have occurred and (b) unless otherwise directed by the Company, any Response Form received after the Reply Deadline shall be accepted by the Agent and shall bind the relevant Lender with respect to any consent(s) given in the Response Form (as if such Response Form had been provided before the Reply Deadline).

We reserve the right (in our absolute discretion) to amend and/or withdraw this letter with respect to any of the Consent Requests and/or to extend the Reply Deadline, which shall, for the avoidance of doubt, not reset any time periods under Clause 44.9 (Excluded Commitments) of the Senior Facilities Agreement nor invalidate any consents previously provided by a Lender prior to the date of the relevant amendment, in each case unless such amendment would adversely affect the interest of the Lenders as a whole or would change the scope of the Consent Requests in a material respect.

We also reserve the right, at our discretion, to treat any conditional or partial acceptance by a Lender as a rejection of the requests set out in this letter.

The acceptance by a Lender (a “Transferring Lender”) of any of the Consent Requests will bind any new Lender (a “New Lender”) that acquires by way of an assignment or transfer (including by way of novation) any of a Transferring Lender’s rights, obligations and Commitments after the date on which that Transferring Lender notifies the Agent in writing of its acceptance of the relevant Consent Requests, and by signing a Response Form (consenting to the relevant Consent Requests), each Transferring Lender also agrees (until the earlier of the Effective Date (as defined below) or the date on which we withdraw the Consent Requests) not to assign or transfer (including by way of novation) any of its rights, obligations and Commitments, unless the New Lender has agreed to accept the relevant Consent Requests to the same extent as has been accepted by such Transferring Lender. Such acceptance provided by the relevant Transferring Lender above will remain valid and binding on the New Lender to the extent of the New Lender’s ownership of the relevant Commitments and it shall have the same rights in relation thereto as the Transferring Lender did prior to the assignment or transfer (including by way of novation).

F.	Documentation and Timing

Subject to no Event of Default having occurred and being continuing, the Agent shall execute a letter of acceptance with respect to this letter by way of acknowledgement that such consent has been obtained and the relevant Consent Requests have been duly granted and shall become effective on and from the date of such acceptance by the Agent (the “Effective Date”).

In addition, following receipt of the executed acceptance letter from the Agent, the Consent Requests may, at the request of the Company, be further documented by way of an amendment agreement (the “Amendment Agreement”) to the Senior Facilities Agreement to be agreed between the Company and the Agent. A draft of the Amendment Agreement shall be prepared by counsel to the Company and the final version, as agreed between the Company and the Agent, shall be circulated to the Lenders no later than 5 Business Days prior to its execution for information purposes (and all Lenders will be provided

6

with the executed Amendment Agreement promptly following its effectiveness). For the avoidance of doubt, please note that the amendments contemplated by the Consent Requests shall, subject to section

D. (Effectiveness) above, have already become effective on the Effective Date, and accordingly the Amendment Agreement (which itself shall become effective following satisfaction of each of the relevant conditions precedent specified therein, which will be limited to corporate conditions precedent and legal opinions customary for agreements of this nature) is relevant only as a documentary aid to all Lenders to formally record all terms of the Senior Facilities Agreement through the Effective Date.

Please note that, by its delivery of a Response Form consenting to any of the Consent Requests, each Lender shall empower the Agent to (upon Response Forms being provided by the Lenders constituting the Majority Lenders) execute the acceptance letter relating to this letter and deliver it to the Company.

Please also note that, by its delivery of a Response Form consenting to the relevant Consent Requests, each Lender further empowers, directs and instructs the Agent and/or the Security Agent to:

(a)

enter into the Amendment Agreement and to take all other steps or actions (and agree and execute any consequential, conforming or related changes and amendments) as may be required or desirable to implement, or more formally document, the relevant Consent Requests on its behalf;

(b)

negotiate, approve and enter into (in its absolute discretion) any legal and documentary conditions precedent and/or conditions subsequent and to give the appropriate notifications that all conditions precedent and/or conditions subsequent have been satisfied upon the Agent (acting reasonably) being so satisfied; and

(c)

do all such other things as may in the Company’s and/or the Agent’s and/or the Security Agent’s opinion (as applicable) be considered necessary or desirable in order to implement the changes contemplated by the relevant Consent Requests and to negotiate, approve and enter into (in its absolute discretion) any other ancillary or related documents.

G.	Effect of Amendments

This letter is designated as a Finance Document for the purposes of the Senior Facilities Agreement by the Agent (upon its execution of a letter of acceptance with respect to this letter) and the Company. Save as expressly provided for in this letter, the provisions of the Finance Documents shall continue in full force and effect and without any interruption or novative effect (it being understood that the term “novative effect” shall be construed as the Italian term “novazione” under article 1230 and following of the Italian Civil Code).

H.	Security Confirmation

The Company (on behalf of itself and each other Obligor as Obligors’ Agent) confirms that, with effect from (and including) the Effective Date, the security created by the Transaction Security Documents (as confirmed and/or extended, as the case may be, from time to time) to which the Company or that Obligor is a party shall:

(a)	continue to remain in full force and effect in respect of the obligations of each Obligor under the Finance Documents; and
(b)

continue to secure the Secured Obligations (as defined in the Intercreditor Agreement or the relevant Transaction Security Documents to which it is a party) under the Finance Documents as amended by this letter (including, but not limited to, under the Senior Facilities Agreement).

7

I.	Third Party Rights

Unless expressly provided to the contrary in this letter a person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this letter and the consent of any person who is not a party to this letter is not required to rescind or vary this letter at any time.

J.	Governing Law etc.

The provisions of Clause 46 (Governing law) and Clause 47 (Enforcement) of the Senior Facilities Agreement shall be incorporated into this letter as if set out in full in this letter and as if references in those clauses to “this Agreement” and “any Finance Document” are references to this letter.

Thank you for your consideration of this letter. We value our relationship with your institution and appreciate your continued support.

8

SCHEDULE 1

Form of Response

To:

Intesa Sanpaolo S.p.A.

Largo Mattioli 3

20121 Milan
Italy

Attention: [ ⚫ ]

(as Agent under the Senior Facilities Agreement (as defined below))

CC:

Bending Spoons Operations S.p.A.

Via Nino Bonnet 10 20154 Milan

Italy

Attention: Board of Directors

(as the Company and Original Borrower under the Senior Facilities Agreement (as defined below))

From:

{INSERT NAME OF LENDER}

Date:                                2025

Warhol – Senior Facilities Agreement – Consent Request Letter

We refer to:

(a)

the senior facilities agreement originally dated 30 July 2024 between, among others, Bending Spoons Operations S.p.A. (the “Company”) as, among others, company, original borrower and original guarantor, and Intesa Sanpaolo S.p.A. (the “Agent”) as, among others, agent and security agent (as amended, novated, supplemented, extended, varied and/or amended and restated from time to time, including by virtue of (i) an amendment agreement dated 10 December 2024 between, among others, the Company and the Agent, (ii) an additional facility notice dated 12 December 2024 between, among others, the Company and the Agent, (iii) an amendment agreement dated 3 March 2025 between, among others, the Company and the Agent, (iv) an additional facility notice dated 11 March 2025 between, among others, the Company and the Agent, (v) a consent request letter signed by the Company on 4 April 2025 and countersigned by the Agent on 16 May 2025, (vi) an additional facility notice dated 18 June 2025 between, among others, the Company and the Agent, (vii) an additional facility notice dated 23 June 2025 between, among others, the Company and the Agent, (viii) a consent request letter signed by the Company on 1 July 2025 and countersigned by the Agent on 16 July 2025, (ix) an additional facility notice dated 3 October 2025 between, among others, the Company and the Agent, (x) two additional facility notices each dated 27 October 2025 between, among others, the Company and the Agent (each as amended and restated on 12 November 2025 and

9

on 14 November 2025), (xi) a consent request letter signed by the Company on 31 October 2025 and countersigned by the Agent on 18 November 2025 and (xii) a consent request letter signed by the Company on 24 November 2025 and countersigned by the Agent on 20 January 2026, the “Senior Facilities Agreement”); and

(b)	the consent request letter dated 2025 addressed to the Agent from the Company seeking the consent of the Majority Lenders to certain consent requests as set out therein (the “Consent Request Letter”).

Unless otherwise defined herein, terms defined in the Senior Facilities Agreement and the Consent Request Letter shall have the same meaning when used in this letter.

We confirm that we, in our capacity as Lender with the following Commitments:

	Facility A	Original Revolving Facility	Facility A2
Existing Commitments

wish to irrevocably:1

◻	accept [the Consent Requests / the Consent Request(s) under paragraph [ ● ] and [ ● ] of the Consent Request Letter];
◻	not accept [the Consent Requests / the Consent Request(s) under paragraph [ ● ] and [ ● ] of the Consent Request Letter]

2[We acknowledge the paragraphs under paragraph (E) (Response to the Consent Requests) of the Consent Request Letter. Accordingly, we hereby irrevocably undertake until the occurrence of the Effective Date (or, if earlier, the date on which the Consent Request Letter is withdrawn) not to sell, assign, sub-participate or otherwise transfer our interests under the Senior Facilities Agreement or any other Finance Document or any voting interest therein to any person unless such person, prior to any sale, assignment, sub-participation or transfer, enters into and delivers to the Company an undertaking agreeing to be bound by the agreements set out in this letter and the Consent Request Letter as if such person had been an original signatory thereto.]

3[We acknowledge paragraph (F) (Documentation and Timing) of the Consent Request Letter and confirm that, as set out in the Consent Request Letter, the Agent is empowered to countersign and return the Consent Request Letter on our behalf and to take all such other action as is contemplated by paragraph (F) (Documentation and Timing) of the Consent Request Letter.]

A person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any of its terms and the consent of any person who is not a party to this letter is not required to rescind or vary this letter at any time save that the Company and the Agent may enforce and enjoy the benefit of its terms and it may not be rescinded or varied without the prior written consent of the Company.

1 Tick appropriate box.

2 Delete if the Consent Requests are not accepted.

3 Delete if the Consent Requests are not accepted.

10

This letter and any non-contractual obligations arising out of or in connection with it shall be governed by English law.

11

For and on behalf of
[NAME OF LENDER]

Name:

Title:

Date:

12

Please acknowledge your agreement and acceptance of the proposal by signing and returning us the enclosed copy of this letter.

Yours faithfully,

For and on behalf of

BENDING SPOONS OPERATIONS S.P.A.

as Company and Obligors’ Agent under the Senior Facilities Agreement

[Warhol Consent Request Leller (March 2026) - signature page]

To:

Bending Spoons Operations S.p.A.

Via Nino Bonnet 10
20154 Milan

Italy

Attention: Board of Directors

(as Company and Obligors’ Agent under the Senior Facilities Agreement (as defined below))

2 April 2026

Dear Sirs,

We refer to your letter setting out your proposal in respect of a Consent Request Letter (the “Proposal”), the contents of which we reproduce in full below.

* * * * *

“To:

Intesa Sanpaolo S.p.A.

Largo Mattioli 3

20121 Milan
Italy

Attention: Giulia Barchiesi / Federico Fratto / Danilo Dell’Oglio

(as Agent under the Senior Facilities Agreement (as defined below))

4 March 2026

Dear Sirs,

We refer to our recent discussions and set out below the terms of our proposal in respect of a Consent Request Letter.

* * *

Warhol – Senior Facilities Agreement – Consent Request Letter

A.	Introduction

We refer to the senior facilities agreement originally dated 30 July 2024 between, among others, Bending Spoons Operations S.p.A. (the “Company”) as, among others, company, original borrower and original guarantor, and Intesa Sanpaolo S.p.A. (the “Agent”) as, among others, agent and security agent (as amended, novated, supplemented, extended, varied and/or amended and restated from time to time, including by virtue of (i) an amendment agreement dated 10 December 2024 between, among others, the Company and the Agent, (ii) an additional facility notice dated 12 December 2024 between, among others, the Company and the Agent, (iii) an amendment agreement dated 3 March 2025 between, among others, the Company and the Agent, (iv) an additional facility notice dated 11 March 2025 between, among others, the Company and the Agent, (v) a consent request letter signed by the Company on 4 April 2025 and countersigned by the Agent on 16 May 2025, (vi) an additional facility notice dated 18 June 2025 between, among others, the Company and the Agent, (vii) an additional facility notice dated 23 June 2025 between, among others, the Company and the Agent, (viii) a consent request letter signed by the Company on 1 July 2025 and countersigned by the Agent on 16 July 2025, (ix) an additional facility notice dated 3 October 2025 between, among others, the Company and the Agent, (x) two additional facility notices each dated 27 October 2025 between, among others, the Company and the Agent (each as amended and restated on 12 November 2025 and on 14 November 2025), (xi) a consent request letter signed by the Company on 31 October 2025 and countersigned by the Agent on 18 November 2025 and (xii) a consent request letter signed by the Company on 24 November 2025 and countersigned by the Agent on 20 January 2026, the “Senior Facilities Agreement”).

We are writing to you in your capacity as Agent under (and as such term is defined in) the Senior Facilities Agreement. Unless otherwise defined herein, terms defined in the Senior Facilities Agreement shall have the same meaning when used in this letter.

Please note that the matters in this letter are highly confidential and we remind you, and each of the Lenders that receives this request, of the confidentiality obligations under and in connection with the Senior Facilities Agreement.

B.	Background

This letter is being sent to you in connection with our requests that you provide certain consents relating to and for the purposes of certain amendments to be made to certain provisions of the Senior Facilities Agreement.

This letter constitutes a notification by the Company to the Agent of a material change pursuant to paragraph (a) of Clause 25.6 (Applicable Accounting Principles) of the Senior Facilities Agreement and the amendments to the Senior Facilities Agreement set forth herein are delivered pursuant to, and for the purposes of, paragraph (b) of Clause 25.6 (Applicable Accounting Principles) of the Senior Facilities Agreement. For avoidance of doubt, this letter does not preclude the right of the Agent to request the

1

delivery of a Reconciliation Statement, as provided under Clause 25.6(a) of the Senior Facilities Agreement, and shall not be taken to constitute such Reconciliation Statement.

C.	Consent Requests

Subject to section D. (Effectiveness) below, in accordance with Clause 44 (Amendments and Waivers) of the Senior Facilities Agreement, the Company hereby requests the consent from the Majority Lenders to the following amendments to the terms of the Senior Facilities Agreement (the “Consent Requests” and each of them a “Consent Request”):

(a)the definition of “Applicable Accounting Principles” set out in Clause 1.1 (Definitions) of the Senior Facilities Agreement shall be amended by adding the underlined wording below and deleting the stricken-through wording:

““Applicable Accounting Principles” means, in respect of the Company, IFRS and, starting from the Switch Date, IFRS for the purposes of its statutory financial statements and, in respect of another member of the Group, at its discretion, US GAAP, IFRS or generally accepted accounting principles in its jurisdiction of incorporation, in each case ~~to the extent applicable to the relevant financial statements and~~ as applied ~~by the Company or such other member of the Group~~ from time to time, provided that, from the Switch Date, all financial covenants, ratios or incurrence based permissions, tests, thresholds or baskets (including any financial definitions or components thereof and any basket based on the calculation of Consolidated EBITDA, Adjusted EBITDA, the Total Leverage Ratio or Relevant Adjusted EBITDA), Compliance Certificates and financial reporting under the Finance Documents, including Annual Financial Statements, Quarterly Financial Statements and Monthly Financial Statements required to be delivered under the Senior Facilities Agreement, shall be prepared and delivered under US GAAP only.”;

(b)the following paragraph (c) of the definition of “Debt Service” set out in Clause 1.1 (Definitions) of the Senior Facilities Agreement shall be amended by adding the underlined wording below and deleting the stricken-through wording:

“

(c)

(i) prior to the Switch Date, the amount of the capital element of any payments in respect of that Relevant Period payable by any member of the Group under any Capitalized Lease Obligations; and

(ii) starting from the Switch Date, the amount of the capital element of any payments in respect of that Relevant Period payable by any member of the Group under any Capitalized Lease Obligations (being obligations in respect of leases that are required to be accounted for as finance leases or capital leases under the Applicable Accounting Principles), but excluding any obligations arising in respect of operating leases (including any related lease liabilities recognised under ASC 842),”;

(c)the following paragraph (d) of the definition of “Financial Indebtedness” set out in Clause 1.1 (Definitions) of the Senior Facilities Agreement shall be amended by adding the underlined wording below and deleting the stricken-through wording:

“

(d)

(i)	prior to the Switch Date, any Capitalized Lease Obligations; and

2

(ii) starting from the Switch Date, any Capitalized Lease Obligations (being obligations in respect of leases that are required to be accounted for as finance leases or capital leases under the Applicable Accounting Principles), but excluding any obligations arising in respect of operating leases (including any related lease liabilities recognised under ASC 842);”;

(d)the following paragraph (f) of the definition of “Financial Indebtedness” set out in Clause 1.1 (Definitions) of the Senior Facilities Agreement shall be amended by adding the underlined wording below and deleting the stricken-through wording:

“

(f)  any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the Termination Date or are otherwise classified as borrowings under the Applicable Accounting Principles;”;

(e)the following paragraph (iv) of the definition of “Financial Indebtedness” set out in Clause 1.1 (Definitions) of the Senior Facilities Agreement shall be amended by adding the underlined wording below and deleting the stricken-through wording:

“

(iv)

(A)	prior to the Switch Date, pension liabilities and provisions which are treated as borrowings or financial debt under IFRS shall not be included; and
(B)	starting from the Switch Date, pension liabilities and provisions which are treated as borrowings or financial debt under US GAAP shall not be included;”;

(f)the following paragraph (a) of the definition of “Interest” set out in Clause 1.1 (Definitions) of the Senior Facilities Agreement shall be amended by adding the underlined wording below and deleting the stricken-through wording:

“

(a)

(i)	prior to the Switch Date, the interest element of Capitalized Lease Obligations; and

(ii) starting from the Switch Date, the interest element of Capitalized Lease Obligations (being obligations in respect of leases that are required to be accounted for as finance leases or capital leases under the Applicable Accounting Principles), but excluding any obligations arising in respect of operating leases (including any related lease liabilities recognised under ASC 842),”;

(g)the following definition shall be added as a new definition in Clause 1.1 (Definitions) of the Senior Facilities Agreement:

“Switch Date” means the earliest date on which any of the following financial statements adopting US GAAP as Applicable Accounting Principles are first delivered to the Agent:

(i)	consolidated audited financial statements of TopCo;
(ii)	Quarterly Financial Statements; or
(iii)	Monthly Financial Statements.”;

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(h)the following paragraph (l) of Clause 1.2 (Construction) of the Senior Facilities Agreement shall be amended by adding the underlined wording below and deleting the stricken-through wording:

(l) “Any term defined by reference to the Applicable Accounting Principles shall be interpreted by reference to the accounting standards as in effect from time to time; provided that, in the event of any change in accounting standards that constitute the Applicable Accounting Principles, unless otherwise prohibited under the Finance Documents, the Group shall be entitled to make such adjustments to the relevant calculations consistent with the Applicable Accounting Principles then in effect as are reasonably necessary to neutralise the effect of such change on the Financial Covenants with a view to ensuring that Lenders maintain protections comparable to those previously applied ~~in the Finance Documents by reference to the meaning of such term under the Applicable Accounting Principles shall have the meaning given to such term as at the date the relevant Finance Document is signed~~.”;

(i)the following paragraph shall be added as new paragraph (z) in Clause 1.2 (Construction) of the Senior Facilities Agreement:

(z)  “Notwithstanding the preparation by the Company of its statutory accounts under IFRS, starting from the Switch Date, all financial covenants, ratios or incurrence based permissions, tests, thresholds or baskets (including any financial definitions or components thereof and any basket based on the calculation of Consolidated EBITDA, Adjusted EBITDA, the Total Leverage Ratio or Relevant Adjusted EBITDA), Compliance Certificates and financial reporting under the Finance Documents shall be prepared and delivered under US GAAP only.” ;

(j)the following paragraph (a) of Clause 24.11 (Financial Statements) of the Senior Facilities Agreement shall be amended by adding the underlined wording below:

(a) “To the best of the knowledge, information and belief of the Company, the Original Financial Statements are prepared in accordance with the Applicable Accounting Principles as applicable at the Signing Date (unless disclosed to the contrary in the Reports) and (if audited) give a true and fair view of or (if unaudited) fairly present the financial condition, the consolidated results of the operations and the state of the affairs of the Group for the period to which they relate, save as otherwise set out in those financial statements themselves and, in respect of unaudited financial statements, having regard to the fact they have only been prepared for management and are not subject to audit procedures.”;

(k)the definition of “Capitalized Lease Obligations” set out in Clause 26.1 (Financial Definitions) of the Senior Facilities Agreement shall be amended by adding the underlined wording below and deleting the stricken-through wording:

““Capitalized Lease Obligations” means:

(i) prior to the Switch Date, with respect to any person, any rental obligation (including any hire purchase payment obligation) which, under the Applicable Accounting Principles, would be required to be treated as a finance lease, or otherwise capitalized in the audited financial statements of that person (including in accordance with IFRS 16), but only to the extent of that treatment; and

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(ii) starting from the Switch Date, with respect to any person, any rental obligation (including any hire purchase payment obligation) which, under the Applicable Accounting Principles, would be required to be treated as a finance lease, but excluding any lease which is classified as an operating lease (including under ASC 842). For the avoidance of doubt, operating leases (including office leases) shall be treated as operating expenses for EBITDA purposes and shall not constitute Financial Indebtedness.”;

(l)the following paragraph (d) of the definition of “Consolidated EBITDA” set out in Clause 26.1 (Financial Definitions) of the Senior Facilities Agreement shall be amended by adding the underlined wording below and deleting the stricken-through wording:

“

(d)

(i) prior to the Switch Date, excluding any amount attributable to amortisation or impairment of intangible assets (including amortisation or impairment of any goodwill arising on the Acquisition or any Qualifying Permitted Acquisition and IFRS 16 amortisation), depreciation or impairment of tangible assets, depreciation or impairment of current assets and any impairments and any non-cash costs or provisions relating to any share option schemes or any management equity program of any member of the Group implemented on or after the Closing Date; and

(ii) starting from a Switch Date, excluding any amount attributable to amortisation or impairment of intangible assets (including amortisation or impairment of any goodwill arising on the Acquisition or any Qualifying Permitted Acquisition), depreciation or impairment of tangible assets, depreciation or impairment of current assets and any impairments and any non-cash costs or provisions relating to any share option schemes or any management equity program of any member of the Group implemented on or after the Closing Date, and excluding any depreciation or amortisation recognised in respect of Capitalized Lease Obligations (finance leases or capital leases) under the Applicable Accounting Principles, provided that operating lease expenses (including office lease rental costs) shall not be added back;”;

(m)the following paragraph (d) of the definition of “Current Liabilities” set out in Clause 26.1 (Financial Definitions) of the Senior Facilities Agreement shall be amended by adding the underlined wording below and deleting the stricken-through wording:

“

(d)

(i) prior to the Switch Date, Trade payables in connection with licence agreements accounted for under the Applicable Accounting Principles (in particular, IAS 38); and

(ii) starting from a Switch Date, Trade payables in connection with licence agreements accounted for under the Applicable Accounting Principles (including ASC 350 and related guidance)”.

D.	Effectiveness

The approval of each relevant Consent Request requested under section C (Consent Requests) above shall become effective and be binding to all Parties upon the consent of the Majority Lenders to the relevant Consent Request having been obtained.

E.	Response to Consent Requests

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We request that each Lender provides the Agent (via an e-mail sent to the e-mail address indicated by the latter) with its response to each of the Consent Requests in the form set out in Schedule 1 (Form of Response) to this letter (a “Response Form”) as soon as possible and, in any event, at or before 12:00 p.m. Milan time on 20 March 2026 (the “Reply Deadline”). For the avoidance of doubt, the Response Form may be returned to the Agent via e-mail either as an attachment (signed or unsigned, in word or pdf format, provided that to the extent it is not signed, the e-mail includes a confirmation of the relevant Lender to the terms of the Response Form attached) or by copying and pasting the content of the Response Form in the body of such e-mail, and the Response Form shall be deemed completed upon receipt in readable form by the Agent.

Any Response Form provided by a Lender will, subject to the paragraph below, be irrevocable. For the avoidance of doubt, (a) immediately upon receipt of consent from the Majority Lenders to any of the Consent Requests, subject to section F (Documentation and Timing) below, the Agent is hereby authorised to execute a letter of acceptance with respect to this letter, notwithstanding that the Reply Deadline may not have occurred and (b) unless otherwise directed by the Company, any Response Form received after the Reply Deadline shall be accepted by the Agent and shall bind the relevant Lender with respect to any consent(s) given in the Response Form (as if such Response Form had been provided before the Reply Deadline).

We reserve the right (in our absolute discretion) to amend and/or withdraw this letter with respect to any of the Consent Requests and/or to extend the Reply Deadline, which shall, for the avoidance of doubt, not reset any time periods under Clause 44.9 (Excluded Commitments) of the Senior Facilities Agreement nor invalidate any consents previously provided by a Lender prior to the date of the relevant amendment, in each case unless such amendment would adversely affect the interest of the Lenders as a whole or would change the scope of the Consent Requests in a material respect.

We also reserve the right, at our discretion, to treat any conditional or partial acceptance by a Lender as a rejection of the requests set out in this letter.

The acceptance by a Lender (a “Transferring Lender”) of any of the Consent Requests will bind any new Lender (a “New Lender”) that acquires by way of an assignment or transfer (including by way of novation) any of a Transferring Lender’s rights, obligations and Commitments after the date on which that Transferring Lender notifies the Agent in writing of its acceptance of the relevant Consent Requests, and by signing a Response Form (consenting to the relevant Consent Requests), each Transferring Lender also agrees (until the earlier of the Effective Date (as defined below) or the date on which we withdraw the Consent Requests) not to assign or transfer (including by way of novation) any of its rights, obligations and Commitments, unless the New Lender has agreed to accept the relevant Consent Requests to the same extent as has been accepted by such Transferring Lender. Such acceptance provided by the relevant Transferring Lender above will remain valid and binding on the New Lender to the extent of the New Lender’s ownership of the relevant Commitments and it shall have the same rights in relation thereto as the Transferring Lender did prior to the assignment or transfer (including by way of novation).

F.	Documentation and Timing

Subject to no Event of Default having occurred and being continuing, the Agent shall execute a letter of acceptance with respect to this letter by way of acknowledgement that such consent has been obtained and the relevant Consent Requests have been duly granted and shall become effective on and from the date of such acceptance by the Agent (the “Effective Date”).

In addition, following receipt of the executed acceptance letter from the Agent, the Consent Requests may, at the request of the Company, be further documented by way of an amendment agreement (the “Amendment Agreement”) to the Senior Facilities Agreement to be agreed between the Company and the Agent. A draft of the Amendment Agreement shall be prepared by counsel to the Company and the final version, as agreed between the Company and the Agent, shall be circulated to the Lenders no later than 5 Business Days prior to its execution for information purposes (and all Lenders will be provided

6

with the executed Amendment Agreement promptly following its effectiveness). For the avoidance of doubt, please note that the amendments contemplated by the Consent Requests shall, subject to section

D. (Effectiveness) above, have already become effective on the Effective Date, and accordingly the Amendment Agreement (which itself shall become effective following satisfaction of each of the relevant conditions precedent specified therein, which will be limited to corporate conditions precedent and legal opinions customary for agreements of this nature) is relevant only as a documentary aid to all Lenders to formally record all terms of the Senior Facilities Agreement through the Effective Date.

Please note that, by its delivery of a Response Form consenting to any of the Consent Requests, each Lender shall empower the Agent to (upon Response Forms being provided by the Lenders constituting the Majority Lenders) execute the acceptance letter relating to this letter and deliver it to the Company.

Please also note that, by its delivery of a Response Form consenting to the relevant Consent Requests, each Lender further empowers, directs and instructs the Agent and/or the Security Agent to:

(a)

enter into the Amendment Agreement and to take all other steps or actions (and agree and execute any consequential, conforming or related changes and amendments) as may be required or desirable to implement, or more formally document, the relevant Consent Requests on its behalf;

(b)

negotiate, approve and enter into (in its absolute discretion) any legal and documentary conditions precedent and/or conditions subsequent and to give the appropriate notifications that all conditions precedent and/or conditions subsequent have been satisfied upon the Agent (acting reasonably) being so satisfied; and

(c)

do all such other things as may in the Company’s and/or the Agent’s and/or the Security Agent’s opinion (as applicable) be considered necessary or desirable in order to implement the changes contemplated by the relevant Consent Requests and to negotiate, approve and enter into (in its absolute discretion) any other ancillary or related documents.

G.	Effect of Amendments

This letter is designated as a Finance Document for the purposes of the Senior Facilities Agreement by the Agent (upon its execution of a letter of acceptance with respect to this letter) and the Company. Save as expressly provided for in this letter, the provisions of the Finance Documents shall continue in full force and effect and without any interruption or novative effect (it being understood that the term “novative effect” shall be construed as the Italian term “novazione” under article 1230 and following of the Italian Civil Code).

H.	Security Confirmation

The Company (on behalf of itself and each other Obligor as Obligors’ Agent) confirms that, with effect from (and including) the Effective Date, the security created by the Transaction Security Documents (as confirmed and/or extended, as the case may be, from time to time) to which the Company or that Obligor is a party shall:

(a)	continue to remain in full force and effect in respect of the obligations of each Obligor under the Finance Documents; and
(b)

continue to secure the Secured Obligations (as defined in the Intercreditor Agreement or the relevant Transaction Security Documents to which it is a party) under the Finance Documents as amended by this letter (including, but not limited to, under the Senior Facilities Agreement).

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I.	Third Party Rights

Unless expressly provided to the contrary in this letter a person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this letter and the consent of any person who is not a party to this letter is not required to rescind or vary this letter at any time.

J.	Governing Law etc.

The provisions of Clause 46 (Governing law) and Clause 47 (Enforcement) of the Senior Facilities Agreement shall be incorporated into this letter as if set out in full in this letter and as if references in those clauses to “this Agreement” and “any Finance Document” are references to this letter.

Thank you for your consideration of this letter. We value our relationship with your institution and appreciate your continued support.

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SCHEDULE 1

Form of Response

To:

Intesa Sanpaolo S.p.A.

Largo Mattioli 3

20121 Milan Italy

Attention: [  ]

(as Agent under the Senior Facilities Agreement (as defined below))

CC:

Bending Spoons Operations S.p.A.

Via Nino Bonnet 10 20154 Milan

Italy

Attention: Board of Directors

(as the Company and Original Borrower under the Senior Facilities Agreement (as defined below))

From:

{INSERT NAME OF LENDER}

Date:                               2025

Warhol – Senior Facilities Agreement – Consent Request Letter

We refer to:

(a)the senior facilities agreement originally dated 30 July 2024 between, among others, Bending Spoons Operations S.p.A. (the “Company”) as, among others, company, original borrower and original guarantor, and Intesa Sanpaolo S.p.A. (the “Agent”) as, among others, agent and security agent (as amended, novated, supplemented, extended, varied and/or amended and restated from time to time, including by virtue of (i) an amendment agreement dated 10 December 2024 between, among others, the Company and the Agent, (ii) an additional facility notice dated 12 December 2024 between, among others, the Company and the Agent, (iii)an amendment agreement dated 3 March 2025 between, among others, the Company and the Agent, (iv) an additional facility notice dated 11 March 2025 between, among others, the Company and the Agent, (v) a consent request letter signed by the Company on 4 April 2025 and countersigned by the Agent on 16 May 2025, (vi) an additional facility notice dated 18 June 2025 between, among others, the Company and the Agent, (vii) an additional facility notice dated 23 June 2025 between, among others, the Company and the Agent, (viii) a consent request letter signed by the Company on 1 July 2025 and countersigned by the Agent on 16 July 2025, (ix) an additional facility notice dated 3 October 2025 between, among others, the Company and the Agent, (x) two additional facility notices each dated 27 October 2025 between, among others, the Company and the Agent (each as amended and restated on 12 November 2025 and

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on 14 November 2025), (xi) a consent request letter signed by the Company on 31 October 2025 and countersigned by the Agent on 18 November 2025 and (xii) a consent request letter signed by the Company on 24 November 2025 and countersigned by the Agent on 20 January 2026, the “Senior Facilities Agreement”); and

(b)	the consent request letter dated 2025 addressed to the Agent from the Company seeking the consent of the Majority Lenders to certain consent requests as set out therein (the “Consent Request Letter”).

Unless otherwise defined herein, terms defined in the Senior Facilities Agreement and the Consent Request Letter shall have the same meaning when used in this letter.

We confirm that we, in our capacity as Lender with the following Commitments:

	Facility A	Original Revolving Facility	Facility A2
Existing Commitments

wish to irrevocably:1

◻	accept [the Consent Requests / the Consent Request(s) under paragraph [ ● ] and [ ● ] of the Consent Request Letter];
◻	not accept [the Consent Requests / the Consent Request(s) under paragraph [ ● ] and [ ● ] of the Consent Request Letter]

2[We acknowledge the paragraphs under paragraph (E) (Response to the Consent Requests) of the Consent Request Letter. Accordingly, we hereby irrevocably undertake until the occurrence of the Effective Date (or, if earlier, the date on which the Consent Request Letter is withdrawn) not to sell, assign, sub-participate or otherwise transfer our interests under the Senior Facilities Agreement or any other Finance Document or any voting interest therein to any person unless such person, prior to any sale, assignment, sub-participation or transfer, enters into and delivers to the Company an undertaking agreeing to be bound by the agreements set out in this letter and the Consent Request Letter as if such person had been an original signatory thereto.]

3[We acknowledge paragraph (F) (Documentation and Timing) of the Consent Request Letter and confirm that, as set out in the Consent Request Letter, the Agent is empowered to countersign and return the Consent Request Letter on our behalf and to take all such other action as is contemplated by paragraph (F) (Documentation and Timing) of the Consent Request Letter.]

A person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any of its terms and the consent of any person who is not a party to this letter is not required to rescind or vary this letter at any time save that the Company and the Agent may enforce and enjoy the benefit of its terms and it may not be rescinded or varied without the prior written consent of the Company.

1 Tick appropriate box.

2 Delete if the Consent Requests are not accepted.

3 Delete if the Consent Requests are not accepted.

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This letter and any non-contractual obligations arising out of or in connection with it shall be governed by English law.

11

For and on behalf of
[NAME OF LENDER]

Name:

Title:

Date:

12

* * *

Please acknowledge your agreement and acceptance of the proposal by signing and returning us the enclosed copy of this letter.

Yours faithfully,

For and on behalf of

BENDING SPOONS OPERATIONS S.P.A.

as Company and Obligors’ Agent under the Senior Facilities Agreement”

[Warhol Consent Request Letter (March 2025) - signature page]

* * * * *

We hereby confirm that the Majority Lenders’ approvals have been obtained to the Consent Requests, and accordingly the related consents under the terms of the Senior Facilities Agreement are deemed made with effect from the Effective Date.

We hereby confirm our full, irrevocable and uriconditional acceptance of the Proposal.

The Agent

For and on behalf of

INTESA SANPAOLO S.P.A.

as Agent acting on the instructions of the Majority Lenders in accordance with the Senior Facilities Agreement

/s/ Francesco Baietti	/s/ Danilo Dell’Oglio

By: Francesco Baietti	By: Danilo Dell’Oglio
Title: Authorised Signatory	Title: Authorised Signatory
Date: 2 April 2026	Date: 2 April 2026

[Warhol Consent Request Letter (March 2025) - signature page]

To:

UniCredit S.p.A.

Piazza Gae Aulenti 3, Tower A
20154 – Milan

Italy

Intesa Sanpaolo S.p.A.

Largo Mattioli 3

20121 Milan
Italy

25 March 2026

Project Warhol – Additional Facility Notice

Dear Sirs,

Following our recent negotiations, we hereby propose and offer to you to enter into the following additional facility notice.

* * *

[Remainder of the page intentionally left blank]

Additional Facility Notice

From:	Bending Spoons Operations S.p.A. as Obligors’ Agent Via Nino Bonnet 10 20154 Milan Italy

To:The Additional Term Facility Lender as listed in Schedule 1

Intesa Sanpaolo S.p.A. as Agent and Security Agent
Largo Mattioli 3
20121 Milan
Italy

Dated: 25 March 2026

Dear Sirs,

Project Warhol – Facilities Agreement originally entered into on 30 July 2024 by and between, among others, Bending Spoons Operations S.p.A., as, among others, Company, Intesa Sanpaolo S.p.A., as, among others, Agent, Security Agent and Arranger, and Banco BPM S.p.A. and BNP Paribas Italian Branch, as, among others, Arrangers (as amended, the “Facilities Agreement”).

1.

We refer to the Facilities Agreement. This is an Additional Facility Notice in respect of Additional Facility Commitments in the original aggregate amount of EUR 150,000,000 made by the Additional Term Facility Lender, which shall be established as a new Euro-denominated term loan facility to be made available pursuant to the terms of this Additional Facility Notice and the Facilities Agreement and intended as an Additional Term Facility named “Facility A3” from (and including) the Additional Facility Commencement Date (as defined below), as permitted by paragraph (a) of clause 2.5 of the Facilities Agreement (“Facility A3” and the “Additional Term Facility”). Terms defined in the Facilities Agreement have the same meaning in this Additional Facility Notice, unless given a different meaning hereunder. The Additional Term Facility Lender has agreed to provide the Additional Term Facility on the terms set forth below.

2.	We wish to establish the Additional Term Facility on the following terms and otherwise on the same terms applicable to the Facility A:
(a)	Borrower: Bending Spoons Operations S.p.A..
(b)	Arranger: UniCredit S.p.A..
(c)	Amount: EUR 150,000,000.
(d)	Additional Term Facility Lender: As provided in Schedule 1.
(e)	Additional Term Facility Lender Commitment: As provided in Schedule 1.
(f)	Currency: EUR.
(g)

Additional Facility Commencement Date: means the date on which the Additional Term Facility Lender has confirmed to the Agent and the Company having received all of the documents and other evidence set out below, in form and substance satisfactory to it (acting reasonably) or receipt of such documents and evidence has been waived by the

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Additional Term Facility Lender (provided that the Additional Term Facility Lender shall notify the Agent and the Company promptly upon being so satisfied and the Additional Term Facility Lender authorises (and instructs) the Agent to provide any subsequent notification to the Company):

(A)	the Fee Letter to be executed on or about the date of this Additional Facility Notice, by, amongst others, the Company and the Additional Term Facility Lender;
(B)

reasonable evidence that the payments due and payable to the Additional Term Facility Lender pursuant to the Fee Letter have been paid or will be paid in accordance with the Fee Letter, provided that a reference to the payment of such fees in any funds flow statement shall be deemed to be reasonable evidence for this purpose and shall (in each case) satisfy this conditions precedent in form and substance satisfactory to the Additional Term Facility Lender (acting reasonably);

(C)	the New Debt Financing Certificate (as defined in the Intercreditor Agreement) relating to this Additional Facility Notice executed by the Company; and
(D)	the following legal opinions:
(1)	an English law opinion of Milbank LLP, as to the validity and enforceability of this Additional Facility Notice; and
(2)	an Italian law opinion of Latham & Watkins, as to the capacity of the Company to enter into this Additional Facility Notice.
(h)	Availability Period: the period from (and including) the Additional Facility Commencement Date until (and including) 30 June 2026.
(i)	Delivery of a duly completed Utilisation Request: Same as for Facility A.
(j)	Further conditions precedent: The Additional Term Facility Lender will only be obliged to disburse a Utilisation if:
(A)	on the date of the relevant Utilisation Request:
(I)	no Event of Default is continuing or would result from the proposed Utilisation;
(II)	the Repeating Representations are true in all material respects;
(B)

the Company confirms in the relevant Utilisation Request that the requirement set out in paragraph (a)(iii) of Clause 2.5 (Additional Facilities) of the Facilities Agreement has been complied with or, on the relevant Utilisation Date, will be complied with, in each case in accordance with the terms thereof.

(k)	Maximum number of Utilisations: Two.
(l)	Termination Date: 31 March 2031.
(m)	Margin: Same as for Facility A.
(n)	Purpose: The Company shall apply all amounts drawn under Facility A3 in or towards, directly or indirectly (including by way of on-lending to, or investment in, any other member of the Group):

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(A)

finance any Permitted Acquisition (including similar investments and capital expenditures by the Company and its Subsidiaries (including any earnouts, seller debt, working capital or other purchase adjustments in connection with the foregoing));

(B)	replenish cash and/or repayment of indebtedness incurred in connection with the foregoing;
(C)	pay fees, costs and expenses incurred in connection with the foregoing; and
(D)	general corporate purposes.
(o)

Initial Interest Period: Without prejudice to any other provisions of the Facilities Agreement, the Company may select an Interest Period of three (3) or six (6) Months, or such other periods as may be selected by the Company to align with payment and/or repayment dates (including in accordance with paragraph (j) of Clause 15.1 (Selection of Interest Periods and Terms) of the Facilities Agreement), or, in each case, any period agreed between the Company and the Agent (acting on the instructions of the Lenders of the relevant Utilisation), provided that the first Interest Period shall end on the first Repayment Date of the Facility A3.

(p)

Repayment: the Company shall repay, or procure the repayment of, the aggregate principal amount of the Additional Term Facility Loans made to it under Facility A3 in equal semi-annual instalments by repaying on each Repayment Date for the Additional Term Facility the amount set out in the table below:

Repayment Date	Instalment
30 September 2026	EUR 15,000,000.00
31 March 2027	EUR 15,000,000.00
30 September 2027	EUR 15,000,000.00
31 March 2028	EUR 15,000,000.00
30 September 2028	EUR 15,000,000.00
31 March 2029	EUR 15,000,000.00
30 September 2029	EUR 15,000,000.00
31 March 2030	EUR 15,000,000.00
30 September 2030	EUR 15,000,000.00
Termination Date	EUR 15,000,000.00

(q)	Commitment fee:
(i)

starting from 1 May 2026 (the “Commitment Fee Commencement Date”) until the earlier of (A) the expiry of the Availability Period applicable to the Facility A3, and (B) the date on which the Available Commitment under the Facility A3 is cancelled in full (provided that, for the avoidance of doubt, such cancellation occurs after the Commitment Fee Commencement Date), the Company shall pay,

3

or procure the payment to, the Additional Term Facility Lender a fee in the Base Currency computed at the rate of 35 per cent. of the then applicable Margin on the Additional Term Facility Lender’s Available Commitment (unused and uncancelled) under the Facility A3;

(ii)

accrued commitment fees in accordance with paragraph (i) above are payable on the earlier of (A) the date on which the Facility A3 is utilised in full (provided that, for the avoidance of doubt, the Facility A3 is utilised in full after the Commitment Fee Commencement Date), (B) the expiry of the Availability Period applicable to the Facility A3, and (C) the date on which the Available Commitment under the Facility A3 is cancelled in full (provided that, for the avoidance of doubt, the Facility A3 is utilised in full after the Commitment Fee Commencement Date), in each case provided that, for the avoidance of doubt, no commitment fee shall (A) accrue prior to the Commitment Fee Commencement Date and (B) be due and payable if the Facility A3 is utilised in full or the relevant Available Commitment is cancelled prior to the Commitment Fee Commencement Date.

3.

We confirm for and on behalf of each Obligor as Obligor’s Agent that the Repeating Representations are deemed to be made by each Obligor (by reference to the facts and circumstances then existing) on the date of this Additional Facility Notice and references to “this Agreement” in the Repeating Representations should be construed as references to this Additional Facility Notice and the Facilities Agreement, as amended pursuant to this Additional Facility Notice.

4.	The Company confirms that no Material Event of Default is continuing as at the date of this Additional Facility Notice nor will be continuing as at the Additional Facility Commencement Date.
5.

The Company confirms, on behalf of itself and each other Obligor as Obligors’ Agent, with effect from (and including) the Additional Facility Commencement Date, that the guarantees and indemnities set out in clause 23 (Guarantee and Indemnity) of the Facilities Agreement shall:

(i)	continue to apply in full force and effect in respect of the obligations of each Obligor under the Finance Documents, notwithstanding amendments contemplated by this Additional Facility Notice; and
(ii)	extend to all new liabilities and obligations of any Obligor under the Finance Documents arising from the amendments and/or extensions and/or increases effected by this Additional Facility Notice,

subject to the guarantee limitations set out in clause 23 (Guarantee and Indemnity) of the Facilities Agreement, and any guarantee limitations set out in any Accession Deeds.

6.

The Company will procure, following the Additional Facility Commencement Date and, in any case, within 10 Business Days of such date: (a) that Bending Spoons US Inc. and the other relevant grantors will execute a New York law-governed agreement reaffirming the grant of security interests under the New York law-governed US Security Agreement dated 24 December 2024 by and among the Security Agent and the grantors party thereto, as may have been confirmed and extended from time to time; and (b) that simultaneous with the provision of (a), the Company shall ensure that the Agent is provided customary legal opinions (as to capacity and enforceability) in a form satisfactory to the Agent in relation to the execution of the relevant abovementioned agreement.

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7.

The Company (on behalf of itself and each other Obligor as Obligors’ Agent) confirms that, with effect from (and including) the Additional Facility Commencement Date, the security created by the Transaction Security Documents (as confirmed and/or extended, as the case may be, from time to time) to which the Company or that Obligor is a party shall:

(i)	continue to remain in full force and effect in respect of the obligations of each Obligor under the Finance Documents; and
(ii)

continue to secure the Secured Obligations (as defined in the Intercreditor Agreement or the relevant Transaction Security Documents to which it is a party) under the Finance Documents as amended by this Additional Facility Notice (including, but not limited to, under the Facilities Agreement).

8.

The Company confirms that each of the applicable conditions in clause 2.5 (Additional Facilities) of the Facilities Agreement are met as at the date of this Additional Facility Notice and that this Additional Facility Notice is delivered pursuant thereto and in accordance therewith.

9.

The Company undertakes to supply (or procure the supply of), as soon as reasonably practicable upon the request of the Additional Term Facility Lender, such documentation and other evidence reasonably requested by the Additional Term Facility Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks it is required to comply with under all applicable laws and regulations pursuant to the transaction contemplated by this Additional Facility Notice (the “KYC Regulations”) if:

(i)	the introduction of any change in (or in the interpretation, administration or application of) any of the KYC Regulations made after the date this Additional Facility Notice is signed; or
(ii)

any change in the status of an Obligor (or a Holding Company of an Obligor) or the composition of the shareholders of an Obligor (or of a Holding Company of an Obligor) after the date this Additional Facility Notice is signed, obliges the Additional Term Facility Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it.

10.

The Company confirms that its appointment by each Obligor (other than the Company) of the Company as Obligors’ Agent under clause 2.3 of the Facilities Agreement remains in full force and effect and has not been revoked as at the date of this Additional Facility Notice.

11.

For the avoidance of doubt, this Additional Facility Notice shall not constitute or be construed as any form of novation, amendment, extension, release, replacement, restatement, supplement, modification or renewal of, and shall have no novative effect (effetto novativo) on, any Transaction Security Document.

12.

By signing this Additional Facility Notice, the Additional Term Facility Lender, in respect of the abovementioned Additional Term Facility, agrees to make available its Commitment in that Additional Term Facility in the aggregate amount set out under Schedule 1.

13.

This Additional Facility Notice and any non-contractual obligations arising out of or in connection with it are governed by English law. Each party irrevocably agrees that the courts of England shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Additional Facility Notice (including the agreement constituted by the parties’ acknowledgement of its terms) or its subject matter or formation (including non-

5

contractual disputes or claims or a dispute regarding the existence, validity or termination of this Additional Facility Notice).

14.

Terms which are used in this Additional Facility Notice which are not defined in this Additional Facility Notice but are defined in the Facilities Agreement shall have the meaning given to those terms in the Facilities Agreement.

15.

This Additional Facility Notice has been entered into on the date stated above and is executed as a deed by the person to become the Additional Term Facility Lender in respect of the abovementioned Additional Term Facility.

16.	It is intended that this Additional Facility Notice takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.
17.	Clause 49 (Contractual Recognition of Bail-In) of the Facilities Agreement shall be deemed to be incorporated into this Additional Facility Notice mutatis mutandis.

6

SCHEDULE 1

Additional Term Facility Lender and its Commitment

Additional Term Facility Lender	Additional Term Facility Lender’s Commitment
UniCredit S.p.A.	EUR 150,000,000
Total	EUR 150,000,000

7

If you agree that the foregoing proposal represents an accurate and fair reproduction of our understandings, please reproduce a copy of this proposal in a separate letter and return to us such copy signed by your authorized representatives as evidence of your acceptance.

Yours sincerely,

BENDING SPOONS OPERATIONS S.P.A.

as Obligors’ Agent

By:	/s/ Davide Giorgio Andrea Scarpazza
Name: Davide Giorgio Andrea Scarpazza
Title: Director

To:

Bending Spoons Operations S.p.A.

Via Nino Bonnet 10 20154
Milan

Italy

Copy to:

UniCredit S.p.A.

Piazza Gae Aulenti 3, Tower A
20154 – Milan

Italy

25 March 2026

Project Warhol – Additional Facility Notice

Dear Sirs,

We acknowledge receipt of your letter dated as of today’s date, the content of which we reproduce in full below in full acceptance.

* * *

[Remainder of the page intentionally left blank]

“To:

UniCredit S.p.A.

Piazza Gae Aulenti 3, Tower A

20154 Milan

Italy

Intesa Sanpaolo S.p.A.

Largo Mattioli 3

20121 Milan

Italy

25 March 2026

Project Warhol – Additional Facility Notice

Dear Sirs,

Following our recent negotiations, we hereby propose and offer to you to enter into the following additional facility notice.

* * *

[Remainder of the page intentionally left blank]

Additional Facility Notice

From:	Bending Spoons Operations S.p.A. as Obligors’ Agent Via Nino Bonnet 10 20154 Milan Italy

To:The Additional Term Facility Lender as listed in Schedule 1

Intesa Sanpaolo S.p.A. as Agent and Security Agent
Largo Mattioli 3
20121 Milan
Italy

Dated: 25 March 2026

Dear Sirs,

Project Warhol – Facilities Agreement originally entered into on 30 July 2024 by and between, among others, Bending Spoons Operations S.p.A., as, among others, Company, Intesa Sanpaolo S.p.A., as, among others, Agent, Security Agent and Arranger, and Banco BPM S.p.A. and BNP Paribas Italian Branch, as, among others, Arrangers (as amended, the “Facilities Agreement”).

1.

We refer to the Facilities Agreement. This is an Additional Facility Notice in respect of Additional Facility Commitments in the original aggregate amount of EUR 150,000,000 made by the Additional Term Facility Lender, which shall be established as a new Euro-denominated term loan facility to be made available pursuant to the terms of this Additional Facility Notice and the Facilities Agreement and intended as an Additional Term Facility named “Facility A3” from (and including) the Additional Facility Commencement Date (as defined below), as permitted by paragraph (a) of clause 2.5 of the Facilities Agreement (“Facility A3” and the “Additional Term Facility”). Terms defined in the Facilities Agreement have the same meaning in this Additional Facility Notice, unless given a different meaning hereunder. The Additional Term Facility Lender has agreed to provide the Additional Term Facility on the terms set forth below.

2.	We wish to establish the Additional Term Facility on the following terms and otherwise on the same terms applicable to the Facility A:
(a)	Borrower: Bending Spoons Operations S.p.A..
(b)	Arranger: UniCredit S.p.A..
(c)	Amount: EUR 150,000,000.
(d)	Additional Term Facility Lender: As provided in Schedule 1.
(e)	Additional Term Facility Lender Commitment: As provided in Schedule 1.
(f)	Currency: EUR.
(g)

Additional Facility Commencement Date: means the date on which the Additional Term Facility Lender has confirmed to the Agent and the Company having received all of the documents and other evidence set out below, in form and substance satisfactory to it (acting reasonably) or receipt of such documents and evidence has been waived by the

1

Additional Term Facility Lender (provided that the Additional Term Facility Lender shall notify the Agent and the Company promptly upon being so satisfied and the Additional Term Facility Lender authorises (and instructs) the Agent to provide any subsequent notification to the Company):

(A)	the Fee Letter to be executed on or about the date of this Additional Facility Notice, by, amongst others, the Company and the Additional Term Facility Lender;
(B)

reasonable evidence that the payments due and payable to the Additional Term Facility Lender pursuant to the Fee Letter have been paid or will be paid in accordance with the Fee Letter, provided that a reference to the payment of such fees in any funds flow statement shall be deemed to be reasonable evidence for this purpose and shall (in each case) satisfy this conditions precedent in form and substance satisfactory to the Additional Term Facility Lender (acting reasonably);

(C)	the New Debt Financing Certificate (as defined in the Intercreditor Agreement) relating to this Additional Facility Notice executed by the Company; and
(D)	the following legal opinions:
(1)	an English law opinion of Milbank LLP, as to the validity and enforceability of this Additional Facility Notice; and
(2)	an Italian law opinion of Latham & Watkins, as to the capacity of the Company to enter into this Additional Facility Notice.
(h)	Availability Period: the period from (and including) the Additional Facility Commencement Date until (and including) 30 June 2026.
(i)	Delivery of a duly completed Utilisation Request: Same as for Facility A.
(j)	Further conditions precedent: The Additional Term Facility Lender will only be obliged to disburse a Utilisation if:
(A)	on the date of the relevant Utilisation Request:
(I)	no Event of Default is continuing or would result from the proposed Utilisation;
(II)	the Repeating Representations are true in all material respects;
(B)

the Company confirms in the relevant Utilisation Request that the requirement set out in paragraph (a)(iii) of Clause 2.5 (Additional Facilities) of the Facilities Agreement has been complied with or, on the relevant Utilisation Date, will be complied with, in each case in accordance with the terms thereof.

(k)	Maximum number of Utilisations: Two.
(l)	Termination Date: 31 March 2031.
(m)	Margin: Same as for Facility A.
(n)	Purpose: The Company shall apply all amounts drawn under Facility A3 in or towards, directly or indirectly (including by way of on-lending to, or investment in, any other member of the Group):

2

(A)

finance any Permitted Acquisition (including similar investments and capital expenditures by the Company and its Subsidiaries (including any earnouts, seller debt, working capital or other purchase adjustments in connection with the foregoing));

(B)	replenish cash and/or repayment of indebtedness incurred in connection with the foregoing;
(C)	pay fees, costs and expenses incurred in connection with the foregoing; and
(D)	general corporate purposes.
(o)

Initial Interest Period: Without prejudice to any other provisions of the Facilities Agreement, the Company may select an Interest Period of three (3) or six (6) Months, or such other periods as may be selected by the Company to align with payment and/or repayment dates (including in accordance with paragraph (j) of Clause 15.1 (Selection of Interest Periods and Terms) of the Facilities Agreement), or, in each case, any period agreed between the Company and the Agent (acting on the instructions of the Lenders of the relevant Utilisation), provided that the first Interest Period shall end on the first Repayment Date of the Facility A3.

(p)

Repayment: the Company shall repay, or procure the repayment of, the aggregate principal amount of the Additional Term Facility Loans made to it under Facility A3 in equal semi-annual instalments by repaying on each Repayment Date for the Additional Term Facility the amount set out in the table below:

Repayment Date	Instalment
30 September 2026	EUR 15,000,000.00
31 March 2027	EUR 15,000,000.00
30 September 2027	EUR 15,000,000.00
31 March 2028	EUR 15,000,000.00
30 September 2028	EUR 15,000,000.00
31 March 2029	EUR 15,000,000.00
30 September 2029	EUR 15,000,000.00
31 March 2030	EUR 15,000,000.00
30 September 2030	EUR 15,000,000.00
Termination Date	EUR 15,000,000.00

(q)	Commitment fee:
(i)

starting from 1 May 2026 (the “Commitment Fee Commencement Date”) until the earlier of (A) the expiry of the Availability Period applicable to the Facility A3, and (B) the date on which the Available Commitment under the Facility A3 is cancelled in full (provided that, for the avoidance of doubt, such cancellation occurs after the Commitment Fee Commencement Date), the Company shall pay,

3

or procure the payment to, the Additional Term Facility Lender a fee in the Base Currency computed at the rate of 35 per cent. of the then applicable Margin on the Additional Term Facility Lender’s Available Commitment (unused and uncancelled) under the Facility A3;

(ii)

accrued commitment fees in accordance with paragraph (i) above are payable on the earlier of (A) the date on which the Facility A3 is utilised in full (provided that, for the avoidance of doubt, the Facility A3 is utilised in full after the Commitment Fee Commencement Date), (B) the expiry of the Availability Period applicable to the Facility A3, and (C) the date on which the Available Commitment under the Facility A3 is cancelled in full (provided that, for the avoidance of doubt, the Facility A3 is utilised in full after the Commitment Fee Commencement Date), in each case provided that, for the avoidance of doubt, no commitment fee shall (A) accrue prior to the Commitment Fee Commencement Date and (B) be due and payable if the Facility A3 is utilised in full or the relevant Available Commitment is cancelled prior to the Commitment Fee Commencement Date.

3.

We confirm for and on behalf of each Obligor as Obligor’s Agent that the Repeating Representations are deemed to be made by each Obligor (by reference to the facts and circumstances then existing) on the date of this Additional Facility Notice and references to “this Agreement” in the Repeating Representations should be construed as references to this Additional Facility Notice and the Facilities Agreement, as amended pursuant to this Additional Facility Notice.

4.	The Company confirms that no Material Event of Default is continuing as at the date of this Additional Facility Notice nor will be continuing as at the Additional Facility Commencement Date.
5.

The Company confirms, on behalf of itself and each other Obligor as Obligors’ Agent, with effect from (and including) the Additional Facility Commencement Date, that the guarantees and indemnities set out in clause 23 (Guarantee and Indemnity) of the Facilities Agreement shall:

(i)	continue to apply in full force and effect in respect of the obligations of each Obligor under the Finance Documents, notwithstanding amendments contemplated by this Additional Facility Notice; and
(ii)	extend to all new liabilities and obligations of any Obligor under the Finance Documents arising from the amendments and/or extensions and/or increases effected by this Additional Facility Notice,

subject to the guarantee limitations set out in clause 23 (Guarantee and Indemnity) of the Facilities Agreement, and any guarantee limitations set out in any Accession Deeds.

6.

The Company will procure, following the Additional Facility Commencement Date and, in any case, within 10 Business Days of such date: (a) that Bending Spoons US Inc. and the other relevant grantors will execute a New York law-governed agreement reaffirming the grant of security interests under the New York law-governed US Security Agreement dated 24 December 2024 by and among the Security Agent and the grantors party thereto, as may have been confirmed and extended from time to time; and (b) that simultaneous with the provision of (a), the Company shall ensure that the Agent is provided customary legal opinions (as to capacity and enforceability) in a form satisfactory to the Agent in relation to the execution of the relevant abovementioned agreement.

4

7.

The Company (on behalf of itself and each other Obligor as Obligors’ Agent) confirms that, with effect from (and including) the Additional Facility Commencement Date, the security created by the Transaction Security Documents (as confirmed and/or extended, as the case may be, from time to time) to which the Company or that Obligor is a party shall:

(i)	continue to remain in full force and effect in respect of the obligations of each Obligor under the Finance Documents; and
(ii)

continue to secure the Secured Obligations (as defined in the Intercreditor Agreement or the relevant Transaction Security Documents to which it is a party) under the Finance Documents as amended by this Additional Facility Notice (including, but not limited to, under the Facilities Agreement).

8.

The Company confirms that each of the applicable conditions in clause 2.5 (Additional Facilities) of the Facilities Agreement are met as at the date of this Additional Facility Notice and that this Additional Facility Notice is delivered pursuant thereto and in accordance therewith.

9.

The Company undertakes to supply (or procure the supply of), as soon as reasonably practicable upon the request of the Additional Term Facility Lender, such documentation and other evidence reasonably requested by the Additional Term Facility Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks it is required to comply with under all applicable laws and regulations pursuant to the transaction contemplated by this Additional Facility Notice (the “KYC Regulations”) if:

(i)	the introduction of any change in (or in the interpretation, administration or application of) any of the KYC Regulations made after the date this Additional Facility Notice is signed; or
(ii)

any change in the status of an Obligor (or a Holding Company of an Obligor) or the composition of the shareholders of an Obligor (or of a Holding Company of an Obligor) after the date this Additional Facility Notice is signed, obliges the Additional Term Facility Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it.

10.

The Company confirms that its appointment by each Obligor (other than the Company) of the Company as Obligors’ Agent under clause 2.3 of the Facilities Agreement remains in full force and effect and has not been revoked as at the date of this Additional Facility Notice.

11.

For the avoidance of doubt, this Additional Facility Notice shall not constitute or be construed as any form of novation, amendment, extension, release, replacement, restatement, supplement, modification or renewal of, and shall have no novative effect (effetto novativo) on, any Transaction Security Document.

12.

By signing this Additional Facility Notice, the Additional Term Facility Lender, in respect of the abovementioned Additional Term Facility, agrees to make available its Commitment in that Additional Term Facility in the aggregate amount set out under Schedule 1.

13.

This Additional Facility Notice and any non-contractual obligations arising out of or in connection with it are governed by English law. Each party irrevocably agrees that the courts of England shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Additional Facility Notice (including the agreement constituted by the parties’ acknowledgement of its terms) or its subject matter or formation (including non-

5

contractual disputes or claims or a dispute regarding the existence, validity or termination of this Additional Facility Notice).

14.

Terms which are used in this Additional Facility Notice which are not defined in this Additional Facility Notice but are defined in the Facilities Agreement shall have the meaning given to those terms in the Facilities Agreement.

15.

This Additional Facility Notice has been entered into on the date stated above and is executed as a deed by the person to become the Additional Term Facility Lender in respect of the abovementioned Additional Term Facility.

16.	It is intended that this Additional Facility Notice takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.
17.	Clause 49 (Contractual Recognition of Bail-In) of the Facilities Agreement shall be deemed to be incorporated into this Additional Facility Notice mutatis mutandis.

6

SCHEDULE 1

Additional Term Facility Lender and its Commitment

Additional Term Facility Lender	Additional Term Facility Lender’s Commitment
UniCredit S.p.A.	EUR 150,000,000
Total	EUR 150,000,000

7

* * *

If you agree that the foregoing proposal represents an accurate and fair reproduction of our understandings, please reproduce a copy of this proposal in a separate letter and return to us such copy signed by your authorized representatives as evidence of your acceptance.

Yours sincerely,

BENDING SPOONS OPERATIONS S.P.A.

as Obligors’ Agent

By:

Name:

Title:”

[Project Warhol – Signature page to the Additional Facility Notice]

* * *

We hereby accept your proposal above.

INTESA SANPAOLO S.P.A.

as Agent

By:	/s/ Federico Fratto

Name: Federico Fratto

Title: Authorized Signatory

By:	/s/ Danilo Dell’Oglio

Name: Danilo Dell’Oglio

Title: Authorised Signatory

[Project Warhol – Signature page to the Additional Facility Notice]

To:

Intesa Sanpaolo S.p.A.

Largo Mattioli 3

20121 Milan

Italy

Intesa Sanpaolo S.p.A.

Largo Mattioli 3

20121 Milan

Italy

30 April 2026

Project Warhol – Additional Facility Notice

Dear Sirs,

Following our recent negotiations, we hereby propose and offer to you to enter into the following additional facility notice.

* * *

[Remainder of the page intentionally left blank]

Additional Facility Notice

From:	Bending Spoons Operations S.p.A. as Obligors’ Agent Via Nino Bonnet 10

20154 Milan
Italy

To:The Additional Term Facility Lender as listed in Schedule 1

Intesa Sanpaolo S.p.A. as Agent and Security Agent
Largo Mattioli 3

20121 Milan
Italy

Dated: 30 April 2026

Dear Sirs,

Project Warhol – Facilities Agreement originally entered into on 30 July 2024 by and between, among others, Bending Spoons Operations S.p.A., as, among others, Company, Intesa Sanpaolo S.p.A., as, among others, Agent, Security Agent and Arranger, and Banco BPM S.p.A. and BNP Paribas Italian Branch, as, among others, Arrangers (as amended, the “Facilities Agreement”).

1.

We refer to the Facilities Agreement. This is an Additional Facility Notice in respect of Additional Facility Commitments in the original aggregate amount of EUR 100,000,000 made by the Additional Term Facility Lender, which shall be established as a new Euro-denominated term loan facility to be made available pursuant to the terms of this Additional Facility Notice and the Facilities Agreement and intended as an Additional Term Facility named “Facility A4” from (and including) the Additional Facility Commencement Date (as defined below), as permitted by paragraph (a) of clause 2.5 of the Facilities Agreement (“Facility A4” and the “Additional Term Facility”). Terms defined in the Facilities Agreement have the same meaning in this Additional Facility Notice, unless given a different meaning hereunder. The Additional Term Facility Lender has agreed to provide the Additional Term Facility on the terms set forth below.

2.	We wish to establish the Additional Term Facility on the following terms and otherwise on the same terms applicable to the Facility A:
(a)	Borrower: Bending Spoons Operations S.p.A..
(b)	Arranger: Intesa Sanpaolo S.p.A..
(c)	Amount: EUR 100,000,000.
(d)	Additional Term Facility Lender: As provided in Schedule 1.
(e)	Additional Term Facility Lender Commitment: As provided in Schedule 1.
(f)	Currency: EUR.
(g)

Additional Facility Commencement Date: means the date on which the Additional Term Facility Lender has confirmed to the Agent and the Company having received all of the documents and other evidence set out below, in form and substance satisfactory to it (acting reasonably) or receipt of such documents and evidence has been waived by the

1

Additional Term Facility Lender (provided that the Additional Term Facility Lender shall notify the Agent and the Company promptly upon being so satisfied and the Additional Term Facility Lender authorises (and instructs) the Agent to provide any subsequent notification to the Company):

(A)	the Fee Letter to be executed on or about the date of this Additional Facility Notice, by, amongst others, the Company and the Additional Term Facility Lender;
(B)

reasonable evidence that the payments due and payable to the Additional Term Facility Lender pursuant to the Fee Letter have been paid or will be paid in accordance with the Fee Letter, provided that a reference to the payment of such fees in any funds flow statement shall be deemed to be reasonable evidence for this purpose and shall (in each case) satisfy this conditions precedent in form and substance satisfactory to the Additional Term Facility Lender (acting reasonably);

(C)	the New Debt Financing Certificate (as defined in the Intercreditor Agreement) relating to this Additional Facility Notice executed by the Company; and
(D)	the following legal opinions:
(1)	an English law opinion of Milbank LLP, as to the validity and enforceability of this Additional Facility Notice; and
(2)	an Italian law opinion of Latham & Watkins, as to the capacity of the Company to enter into this Additional Facility Notice.
(h)	Availability Period: the period from (and including) the Additional Facility Commencement Date until (and including) 30 July 2026.
(i)	Delivery of a duly completed Utilisation Request: on 30 April 2026, with proposed Utilisation Date on 6 May 2026 (in each case, or on such other date as the Company and the Agent may agree).
(j)	Further conditions precedent: The Additional Term Facility Lender will only be obliged to disburse a Utilisation if:
(A)	on the date of the relevant Utilisation Request:
(I)	no Event of Default is continuing or would result from the proposed Utilisation;
(II)	the Repeating Representations are true in all material respects;
(B)

the Company confirms in the relevant Utilisation Request that the requirement set out in paragraph (a)(iii) of Clause 2.5 (Additional Facilities) of the Facilities Agreement has been complied with or, on the relevant Utilisation Date, will be complied with, in each case in accordance with the terms thereof.

(k)	Maximum number of Utilisations: Two.
(l)	Termination Date: 31 March 2031.
(m)	Margin: Same as for Facility A.

2

(n)	Purpose: The Company shall apply all amounts drawn under Facility A4 in or towards, directly or indirectly (including by way of on-lending to, or investment in, any other member of the Group):
(A)

finance any Permitted Acquisition (including similar investments and capital expenditures by the Company and its Subsidiaries (including any earnouts, seller debt, working capital or other purchase adjustments in connection with the foregoing));

(B)	replenish cash and/or repayment of indebtedness incurred in connection with the foregoing;
(C)	pay fees, costs and expenses incurred in connection with the foregoing; and
(D)	general corporate purposes.
(o)

Initial Interest Period: Without prejudice to any other provisions of the Facilities Agreement, the Company may select an Interest Period of three (3) or six (6) Months, or such other periods as may be selected by the Company to align with payment and/or repayment dates (including in accordance with paragraph (j) of Clause 15.1 (Selection of Interest Periods and Terms) of the Facilities Agreement), or, in each case, any period agreed between the Company and the Agent (acting on the instructions of the Lenders of the relevant Utilisation), provided that the first Interest Period shall end on the first Repayment Date of the Facility A4.

(p)

Repayment: the Company shall repay, or procure the repayment of, the aggregate principal amount of the Additional Term Facility Loans made to it under Facility A4 in equal semi-annual instalments by repaying on each Repayment Date for the Additional Term Facility the amount set out in the table below:

Repayment Date	Instalment
30 September 2026	EUR 10,000,000.00
31 March 2027	EUR 10,000,000.00
30 September 2027	EUR 10,000,000.00
31 March 2028	EUR 10,000,000.00
30 September 2028	EUR 10,000,000.00
31 March 2029	EUR 10,000,000.00
30 September 2029	EUR 10,000,000.00
31 March 2030	EUR 10,000,000.00
30 September 2030	EUR 10,000,000.00
Termination Date	EUR 10,000,000.00

3.

We confirm for and on behalf of each Obligor as Obligor’s Agent that the Repeating Representations are deemed to be made by each Obligor (by reference to the facts and circumstances then existing) on the date of this Additional Facility Notice and references to

3

“this Agreement” in the Repeating Representations should be construed as references to this Additional Facility Notice and the Facilities Agreement, as amended pursuant to this Additional Facility Notice.

4.	The Company confirms that no Major Event of Default is continuing as at the date of this Additional Facility Notice nor will be continuing as at the Additional Facility Commencement Date.
5.

The Company confirms, on behalf of itself and each other Obligor as Obligors’ Agent, with effect from (and including) the Additional Facility Commencement Date, that the guarantees and indemnities set out in clause 23 (Guarantee and Indemnity) of the Facilities Agreement shall:

(i)	continue to apply in full force and effect in respect of the obligations of each Obligor under the Finance Documents, notwithstanding amendments contemplated by this Additional Facility Notice; and
(ii)	extend to all new liabilities and obligations of any Obligor under the Finance Documents arising from the amendments and/or extensions and/or increases effected by this Additional Facility Notice,

subject to the guarantee limitations set out in clause 23 (Guarantee and Indemnity) of the Facilities Agreement, and any guarantee limitations set out in any Accession Deeds.

6.

The Company will procure, following the Additional Facility Commencement Date and, in any case, within 10 Business Days of such date: (a) that Bending Spoons US Inc. and the other relevant grantors will execute a New York law-governed agreement reaffirming the grant of security interests under the New York law-governed US Security Agreement dated 24 December 2024 by and among the Security Agent and the grantors party thereto, as may have been confirmed and extended from time to time; and (b) that simultaneous with the provision of (a), the Company shall ensure that the Agent is provided customary legal opinions (as to capacity and enforceability) in a form satisfactory to the Agent in relation to the execution of the relevant abovementioned agreement.

7.

The Company (on behalf of itself and each other Obligor as Obligors’ Agent) confirms that, with effect from (and including) the Additional Facility Commencement Date, the security created by the Transaction Security Documents (as confirmed and/or extended, as the case may be, from time to time) to which the Company or that Obligor is a party shall:

(i)	continue to remain in full force and effect in respect of the obligations of each Obligor under the Finance Documents; and
(ii)

continue to secure the Secured Obligations (as defined in the Intercreditor Agreement or the relevant Transaction Security Documents to which it is a party) under the Finance Documents as amended by this Additional Facility Notice (including, but not limited to, under the Facilities Agreement).

8.

The Company confirms that each of the applicable conditions in clause 2.5 (Additional Facilities) of the Facilities Agreement are met as at the date of this Additional Facility Notice and that this Additional Facility Notice is delivered pursuant thereto and in accordance therewith.

9.

The Company undertakes to supply (or procure the supply of), as soon as reasonably practicable upon the request of the Additional Term Facility Lender, such documentation and other evidence reasonably requested by the Additional Term Facility Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks

4

it is required to comply with under all applicable laws and regulations pursuant to the transaction contemplated by this Additional Facility Notice (the “KYC Regulations”) if:

(i)	the introduction of any change in (or in the interpretation, administration or application of) any of the KYC Regulations made after the date this Additional Facility Notice is signed; or
(ii)

any change in the status of an Obligor (or a Holding Company of an Obligor) or the composition of the shareholders of an Obligor (or of a Holding Company of an Obligor) after the date this Additional Facility Notice is signed, obliges the Additional Term Facility Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it.

10.

The Company confirms that its appointment by each Obligor (other than the Company) of the Company as Obligors’ Agent under clause 2.3 of the Facilities Agreement remains in full force and effect and has not been revoked as at the date of this Additional Facility Notice.

11.

For the avoidance of doubt, this Additional Facility Notice shall not constitute or be construed as any form of novation, amendment, extension, release, replacement, restatement, supplement, modification or renewal of, and shall have no novative effect (effetto novativo) on, any Transaction Security Document.

12.

By signing this Additional Facility Notice, the Additional Term Facility Lender, in respect of the abovementioned Additional Term Facility, agrees to make available its Commitment in that Additional Term Facility in the aggregate amount set out under Schedule 1.

13.

This Additional Facility Notice and any non-contractual obligations arising out of or in connection with it are governed by English law. Each party irrevocably agrees that the courts of England shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Additional Facility Notice (including the agreement constituted by the parties’ acknowledgement of its terms) or its subject matter or formation (including non-contractual disputes or claims or a dispute regarding the existence, validity or termination of this Additional Facility Notice).

14.

Terms which are used in this Additional Facility Notice which are not defined in this Additional Facility Notice but are defined in the Facilities Agreement shall have the meaning given to those terms in the Facilities Agreement.

15.

This Additional Facility Notice has been entered into on the date stated above and is executed as a deed by the person to become the Additional Term Facility Lender in respect of the abovementioned Additional Term Facility.

16.	It is intended that this Additional Facility Notice takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.
17.	Clause 49 (Contractual Recognition of Bail-In) of the Facilities Agreement shall be deemed to be incorporated into this Additional Facility Notice mutatis mutandis.

5

SCHEDULE 1

Additional Term Facility Lender and its Commitment

Additional Term Facility Lender	Additional Term Facility Lender’ Commitment
Intesa Sanpaolo S.p.A.	EUR 100,000,000
Total	EUR 100,000,000

6

If you agree that the foregoing proposal represents an accurate and fair reproduction of our understandings, please reproduce a copy of this proposal in a separate letter and return to us such copy signed by your authorized representatives as evidence of your acceptance.

Yours sincerely,

BENDING SPOONS OPERATIONS S.P.A.

as Obligors· Agent

By:	/s/ Davide Giorgio Andrea Scarpazza

Name: Davide Giorgio Andrea Scarpazza

Title: Director

[Project Warhol – Signature page to the Additional Facility Notice]

To:

Bending Spoons Operations S.p.A.

Via Nino Bonnet 10

20154 Milan

Italy

Copy to:

Intesa Sanpaolo S.p.A.

Largo Mattioli 3

20121 Milan

Italy

30 April 2026

Project Warhol – Additional Facility Notice

Dear Sirs,

We acknowledge receipt of your letter dated as of today’s date, the content of which we reproduce in full below in full acceptance.

* * *

[Remainder of the page intentionally left blank]

“To:

Intesa Sanpaolo S.p.A.

Largo Mattioli 3

20121 Milan

Italy

Intesa Sanpaolo S.p.A.

Largo Mattioli 3

20121 Milan

Italy

30 April 2026

Project Warhol – Additional Facility Notice

Dear Sirs,

Following our recent negotiations, we hereby propose and offer to you to enter into the following additional facility notice.

* * *

[Remainder of the page intentionally left blank]

Additional Facility Notice

From:	Bending Spoons Operations S.p.A. as Obligors’ Agent Via Nino Bonnet 10

20154 Milan
Italy

To:The Additional Term Facility Lender as listed in Schedule 1

Intesa Sanpaolo S.p.A. as Agent and Security Agent
Largo Mattioli 3

20121 Milan
Italy

Dated: 30 April 2026

Dear Sirs,

Project Warhol – Facilities Agreement originally entered into on 30 July 2024 by and between, among others, Bending Spoons Operations S.p.A., as, among others, Company, Intesa Sanpaolo S.p.A., as, among others, Agent, Security Agent and Arranger, and Banco BPM S.p.A. and BNP Paribas Italian Branch, as, among others, Arrangers (as amended, the “Facilities Agreement”).

1.

We refer to the Facilities Agreement. This is an Additional Facility Notice in respect of Additional Facility Commitments in the original aggregate amount of EUR 100,000,000 made by the Additional Term Facility Lender, which shall be established as a new Euro-denominated term loan facility to be made available pursuant to the terms of this Additional Facility Notice and the Facilities Agreement and intended as an Additional Term Facility named “Facility A4” from (and including) the Additional Facility Commencement Date (as defined below), as permitted by paragraph (a) of clause 2.5 of the Facilities Agreement (“Facility A4” and the “Additional Term Facility”). Terms defined in the Facilities Agreement have the same meaning in this Additional Facility Notice, unless given a different meaning hereunder. The Additional Term Facility Lender has agreed to provide the Additional Term Facility on the terms set forth below.

2.	We wish to establish the Additional Term Facility on the following terms and otherwise on the same terms applicable to the Facility A:
(a)	Borrower: Bending Spoons Operations S.p.A..
(b)	Arranger: Intesa Sanpaolo S.p.A..
(c)	Amount: EUR 100,000,000.
(d)	Additional Term Facility Lender: As provided in Schedule 1.
(e)	Additional Term Facility Lender Commitment: As provided in Schedule 1.
(f)	Currency: EUR.
(g)

Additional Facility Commencement Date: means the date on which the Additional Term Facility Lender has confirmed to the Agent and the Company having received all of the documents and other evidence set out below, in form and substance satisfactory to it (acting reasonably) or receipt of such documents and evidence has been waived by the

1

Additional Term Facility Lender (provided that the Additional Term Facility Lender shall notify the Agent and the Company promptly upon being so satisfied and the Additional Term Facility Lender authorises (and instructs) the Agent to provide any subsequent notification to the Company):

(A)	the Fee Letter to be executed on or about the date of this Additional Facility Notice, by, amongst others, the Company and the Additional Term Facility Lender;
(B)

reasonable evidence that the payments due and payable to the Additional Term Facility Lender pursuant to the Fee Letter have been paid or will be paid in accordance with the Fee Letter, provided that a reference to the payment of such fees in any funds flow statement shall be deemed to be reasonable evidence for this purpose and shall (in each case) satisfy this conditions precedent in form and substance satisfactory to the Additional Term Facility Lender (acting reasonably);

(C)	the New Debt Financing Certificate (as defined in the Intercreditor Agreement) relating to this Additional Facility Notice executed by the Company; and
(D)	the following legal opinions:
(1)	an English law opinion of Milbank LLP, as to the validity and enforceability of this Additional Facility Notice; and
(2)	an Italian law opinion of Latham & Watkins, as to the capacity of the Company to enter into this Additional Facility Notice.
(h)	Availability Period: the period from (and including) the Additional Facility Commencement Date until (and including) 30 July 2026.
(i)	Delivery of a duly completed Utilisation Request: on 30 April 2026, with proposed Utilisation Date on 6 May 2026 (in each case, or on such other date as the Company and the Agent may agree).
(j)	Further conditions precedent: The Additional Term Facility Lender will only be obliged to disburse a Utilisation if:
(A)	on the date of the relevant Utilisation Request:
(I)	no Event of Default is continuing or would result from the proposed Utilisation;
(II)	the Repeating Representations are true in all material respects;
(B)

the Company confirms in the relevant Utilisation Request that the requirement set out in paragraph (a)(iii) of Clause 2.5 (Additional Facilities) of the Facilities Agreement has been complied with or, on the relevant Utilisation Date, will be complied with, in each case in accordance with the terms thereof.

(k)	Maximum number of Utilisations: Two.
(l)	Termination Date: 31 March 2031.
(m)	Margin: Same as for Facility A.

2

(n)	Purpose: The Company shall apply all amounts drawn under Facility A4 in or towards, directly or indirectly (including by way of on-lending to, or investment in, any other member of the Group):
(A)

finance any Permitted Acquisition (including similar investments and capital expenditures by the Company and its Subsidiaries (including any earnouts, seller debt, working capital or other purchase adjustments in connection with the foregoing));

(B)	replenish cash and/or repayment of indebtedness incurred in connection with the foregoing;
(C)	pay fees, costs and expenses incurred in connection with the foregoing; and
(D)	general corporate purposes.
(o)

Initial Interest Period: Without prejudice to any other provisions of the Facilities Agreement, the Company may select an Interest Period of three (3) or six (6) Months, or such other periods as may be selected by the Company to align with payment and/or repayment dates (including in accordance with paragraph (j) of Clause 15.1 (Selection of Interest Periods and Terms) of the Facilities Agreement), or, in each case, any period agreed between the Company and the Agent (acting on the instructions of the Lenders of the relevant Utilisation), provided that the first Interest Period shall end on the first Repayment Date of the Facility A4.

(p)

Repayment: the Company shall repay, or procure the repayment of, the aggregate principal amount of the Additional Term Facility Loans made to it under Facility A4 in equal semi-annual instalments by repaying on each Repayment Date for the Additional Term Facility the amount set out in the table below:

Repayment Date	Instalment
30 September 2026	EUR 10,000,000.00
31 March 2027	EUR 10,000,000.00
30 September 2027	EUR 10,000,000.00
31 March 2028	EUR 10,000,000.00
30 September 2028	EUR 10,000,000.00
31 March 2029	EUR 10,000,000.00
30 September 2029	EUR 10,000,000.00
31 March 2030	EUR 10,000,000.00
30 September 2030	EUR 10,000,000.00
Termination Date	EUR 10,000,000.00

3.

We confirm for and on behalf of each Obligor as Obligor’s Agent that the Repeating Representations are deemed to be made by each Obligor (by reference to the facts and circumstances then existing) on the date of this Additional Facility Notice and references to

3

“this Agreement” in the Repeating Representations should be construed as references to this Additional Facility Notice and the Facilities Agreement, as amended pursuant to this Additional Facility Notice.

4.	The Company confirms that no Major Event of Default is continuing as at the date of this Additional Facility Notice nor will be continuing as at the Additional Facility Commencement Date.
5.

The Company confirms, on behalf of itself and each other Obligor as Obligors’ Agent, with effect from (and including) the Additional Facility Commencement Date, that the guarantees and indemnities set out in clause 23 (Guarantee and Indemnity) of the Facilities Agreement shall:

(i)	continue to apply in full force and effect in respect of the obligations of each Obligor under the Finance Documents, notwithstanding amendments contemplated by this Additional Facility Notice; and
(ii)	extend to all new liabilities and obligations of any Obligor under the Finance Documents arising from the amendments and/or extensions and/or increases effected by this Additional Facility Notice,

subject to the guarantee limitations set out in clause 23 (Guarantee and Indemnity) of the Facilities Agreement, and any guarantee limitations set out in any Accession Deeds.

6.

The Company will procure, following the Additional Facility Commencement Date and, in any case, within 10 Business Days of such date: (a) that Bending Spoons US Inc. and the other relevant grantors will execute a New York law-governed agreement reaffirming the grant of security interests under the New York law-governed US Security Agreement dated 24 December 2024 by and among the Security Agent and the grantors party thereto, as may have been confirmed and extended from time to time; and (b) that simultaneous with the provision of (a), the Company shall ensure that the Agent is provided customary legal opinions (as to capacity and enforceability) in a form satisfactory to the Agent in relation to the execution of the relevant abovementioned agreement.

7.

The Company (on behalf of itself and each other Obligor as Obligors’ Agent) confirms that, with effect from (and including) the Additional Facility Commencement Date, the security created by the Transaction Security Documents (as confirmed and/or extended, as the case may be, from time to time) to which the Company or that Obligor is a party shall:

(i)	continue to remain in full force and effect in respect of the obligations of each Obligor under the Finance Documents; and
(ii)

continue to secure the Secured Obligations (as defined in the Intercreditor Agreement or the relevant Transaction Security Documents to which it is a party) under the Finance Documents as amended by this Additional Facility Notice (including, but not limited to, under the Facilities Agreement).

8.

The Company confirms that each of the applicable conditions in clause 2.5 (Additional Facilities) of the Facilities Agreement are met as at the date of this Additional Facility Notice and that this Additional Facility Notice is delivered pursuant thereto and in accordance therewith.

9.

The Company undertakes to supply (or procure the supply of), as soon as reasonably practicable upon the request of the Additional Term Facility Lender, such documentation and other evidence reasonably requested by the Additional Term Facility Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks

4

it is required to comply with under all applicable laws and regulations pursuant to the transaction contemplated by this Additional Facility Notice (the “KYC Regulations”) if:

(i)	the introduction of any change in (or in the interpretation, administration or application of) any of the KYC Regulations made after the date this Additional Facility Notice is signed; or
(ii)

any change in the status of an Obligor (or a Holding Company of an Obligor) or the composition of the shareholders of an Obligor (or of a Holding Company of an Obligor) after the date this Additional Facility Notice is signed, obliges the Additional Term Facility Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it.

10.

The Company confirms that its appointment by each Obligor (other than the Company) of the Company as Obligors’ Agent under clause 2.3 of the Facilities Agreement remains in full force and effect and has not been revoked as at the date of this Additional Facility Notice.

11.

For the avoidance of doubt, this Additional Facility Notice shall not constitute or be construed as any form of novation, amendment, extension, release, replacement, restatement, supplement, modification or renewal of, and shall have no novative effect (effetto novativo) on, any Transaction Security Document.

12.

By signing this Additional Facility Notice, the Additional Term Facility Lender, in respect of the abovementioned Additional Term Facility, agrees to make available its Commitment in that Additional Term Facility in the aggregate amount set out under Schedule 1.

13.

This Additional Facility Notice and any non-contractual obligations arising out of or in connection with it are governed by English law. Each party irrevocably agrees that the courts of England shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Additional Facility Notice (including the agreement constituted by the parties’ acknowledgement of its terms) or its subject matter or formation (including non-contractual disputes or claims or a dispute regarding the existence, validity or termination of this Additional Facility Notice).

14.

Terms which are used in this Additional Facility Notice which are not defined in this Additional Facility Notice but are defined in the Facilities Agreement shall have the meaning given to those terms in the Facilities Agreement.

15.

This Additional Facility Notice has been entered into on the date stated above and is executed as a deed by the person to become the Additional Term Facility Lender in respect of the abovementioned Additional Term Facility.

16.	It is intended that this Additional Facility Notice takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.
17.	Clause 49 (Contractual Recognition of Bail-In) of the Facilities Agreement shall be deemed to be incorporated into this Additional Facility Notice mutatis mutandis.

5

SCHEDULE 1

Additional Term Facility Lender and its Commitment

Additional Term Facility Lender	Additional Term Facility Lender’ Commitment
Intesa Sanpaolo S.p.A.	EUR 100,000,000
Total	EUR 100,000,000

6

* * *

If you agree that the foregoing proposal represents an accurate and fair reproduction of our understandings, please reproduce a copy of this proposal in a separate letter and return to us such copy signed by your authorized representatives as evidence of your acceptance.

Yours sincerely,

BENDING SPOONS OPERATIONS S.P.A.

as Obligors’ Agent

By:

Name:

Title:”

[Project Warhol – Signature page to the Additional Facility Notice]

* * *

We hereby accept your proposal above.

INTESA SANPAOLO S.P.A.

as Agent and Security Agent

By:	/s/ Federico Fratto

Name:	Federico Fratto

Title:	Authorized Signatory

By:	/s/ Danilo Dell’Oglio

Name:	Danilo Dell’Oglio

Title:	Authorized Signatory

[Project Warhol – Signature page to the Additional Facility Notice]

To:

Intesa Sanpaolo S.p.A.

Largo Mattioli 3

20121 Milan

Italy

Intesa Sanpaolo S.p.A.

Largo Mattioli 3

20121 Milan

Italy

Banca Nazionale del Lavoro S.p.A.

Viale Altiero Spinelli 30

Rome

Italy

30 April 2026

Project Warhol – Additional Facility Notice

Dear Sirs,

Following our recent negotiations, we hereby propose and offer to you to enter into the following additional facility notice.

* * *

[Remainder of the page intentionally left blank]

Additional Facility Notice

From:	Bending Spoons Operations S.p.A. as Obligors’ Agent Via Nino Bonnet 10

20154 Milan
Italy

To:The Additional Revolving Facility Lenders as listed in Schedule 1

Intesa Sanpaolo S.p.A. as Agent and Security Agent
Largo Mattioli 3

20121 Milan
Italy

Dated: 30 April 2026

Dear Sirs,

Project Warhol – Facilities Agreement originally entered into on 30 July 2024 by and between, among others, Bending Spoons Operations S.p.A., as, among others, Company, Intesa Sanpaolo S.p.A., as, among others, Agent, Security Agent and Arranger, and Banco BPM S.p.A. and BNP Paribas Italian Branch, as, among others, Arrangers (as amended, the “Facilities Agreement”).

1.

We refer to the Facilities Agreement. This is an Additional Facility Notice in respect of Additional Facility Commitments in the original aggregate amount of EUR 189,000,000 made by the Additional Revolving Facility Lenders, which shall be established as an Additional Facility to be made available pursuant to the terms of this Additional Facility Notice and the Facilities Agreement and intended as an increase in the Original Revolving Facility from (and including) the Additional Facility Commencement Date (as defined below), as permitted by paragraph (a) of clause 2.5 of the Facilities Agreement (the “Additional Revolving Facility”). Terms defined in the Facilities Agreement have the same meaning in this Additional Facility Notice, unless given a different meaning hereunder. The Additional Revolving Facility Lenders have agreed to provide the Additional Revolving Facility on the terms set forth below.

2.	We wish to establish the Additional Revolving Facility on the following terms and otherwise on the same terms applicable to the Original Revolving Facility:
(a)	Borrower: Bending Spoons Operations S.p.A..
(b)	Amount: EUR 189,000,000.
(c)	Additional Revolving Facility Lender(s): As provided in Schedule 1.
(d)	Additional Revolving Facility Lender Commitment(s): As provided in Schedule 1.
(e)	Currency: EUR.
(f)

Additional Facility Commencement Date: means the date on which the Additional Revolving Facility Lenders representing at least 662/3% of the Additional Revolving Facility Lender Commitments under this Additional Facility Notice (the “Majority Additional Revolving Facility Lenders”) have confirmed to the Agent and the Company having received all of the documents and other evidence set out below, in form and substance satisfactory to it (acting reasonably) or receipt of such documents and evidence has been waived by the Majority Additional Revolving Facility Lenders

1

(provided that the Additional Revolving Facility Lenders shall notify the Agent and the Company promptly upon being so satisfied and the Additional Revolving Facility Lenders authorise (and instruct) the Agent to provide any subsequent notification to the Company):

(i)	a copy of the resolution of the Board of Directors of the Company:
(A)	approving the terms of, and the transactions contemplated by, the Additional Facility Notice and resolving that it execute, deliver and perform its obligations under the Additional Facility Notice;
(B)	authorising a specified person or persons to execute the Additional Facility Notice on its behalf; and
(C)

authorising a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or dispatched by it under or in connection with the Additional Facility Notice;

(ii)	the applicable Fee Letters to be executed on or about the date of this Additional Facility Notice, by, amongst others, the Company and the relevant Additional Revolving Facility Lenders;
(iii)

reasonable evidence that the payments due and payable to the Additional Revolving Facility Lenders pursuant to the Fee Letters have been paid or will be paid in accordance with the relevant Fee Letters, provided that a reference to the payment of such fees in any funds flow statement shall be deemed to be reasonable evidence for this purpose and shall (in each case) satisfy this conditions precedent in form and substance satisfactory to the Additional Revolving Facility Lenders (acting reasonably);

(iv)	the New Debt Financing Certificate (as defined in the Intercreditor Agreement) relating to this Additional Facility Notice executed by the Company; and
(v)	the following legal opinions:
(A)	an English law opinion of Milbank LLP, as to the validity and enforceability of this Additional Facility Notice; and
(B)	an Italian law opinion of Latham & Watkins, as to the capacity of the Company to enter into this Additional Facility Notice.
(g)

Availability Period: the period from (and including) 8 June 2026 until (and including) the date falling one (1) Month prior to the Termination Date in respect of the Original Revolving Facility (except for any Ancillary Facility or a Fronted Ancillary Facility, which, if required by the Company, shall be made available until the Termination Date).

(h)	Fees: As indicated in the separate Fee Letter(s).
(i)	Termination Date: Same as for Original Revolving Facility.
(j)	Margin: Same as for Original Revolving Facility.
3.

We confirm for and on behalf of each Obligor as Obligor’s Agent that the Repeating Representations are deemed to be made by each Obligor (by reference to the facts and circumstances then existing) on the date of this Additional Facility Notice and references to “this Agreement” in the Repeating Representations should be construed as references to this

2

Additional Facility Notice and the Facilities Agreement, as amended pursuant to this Additional Facility Notice.

4.	The Company confirms that no Major Event of Default is continuing as at the date of this Additional Facility Notice nor will be continuing as at the Additional Facility Commencement Date.
5.

The Company confirms, on behalf of itself and each other Obligor as Obligors’ Agent, with effect from (and including) the Additional Facility Commencement Date, that the guarantees and indemnities set out in clause 23 (Guarantee and Indemnity) of the Facilities Agreement shall:

(a)	continue to apply in full force and effect in respect of the obligations of each Obligor under the Finance Documents, notwithstanding amendments contemplated by this Additional Facility Notice; and
(b)	extend to all new liabilities and obligations of any Obligor under the Finance Documents arising from the amendments and/or extensions and/or increases effected by this Additional Facility Notice,

subject to the guarantee limitations set out in clause 23 (Guarantee and Indemnity) of the Facilities Agreement, and any guarantee limitations set out in any Accession Deeds.

6.

The Company will procure, following the Additional Facility Commencement Date and, in any case, within 10 Business Days of such date: (a) that Bending Spoons US Inc. and the other relevant grantors will execute a New York law-governed agreement reaffirming the grant of security interests under the New York law-governed US Security Agreement dated 24 December 2024 by and among the Security Agent and the grantors party thereto, as may have been confirmed and extended from time to time; and (b) that simultaneous with the provision of (a), the Company shall ensure that the Agent is provided customary legal opinions (as to capacity and enforceability) in a form satisfactory to the Agent in relation to the execution of the relevant abovementioned agreement.

7.

The Company (on behalf of itself and each other Obligor as Obligors’ Agent) confirms that, with effect from (and including) the Additional Facility Commencement Date, the security created by the Transaction Security Documents (as confirmed and/or extended, as the case may be, from time to time) to which the Company or that Obligor is a party shall:

(a)	continue to remain in full force and effect in respect of the obligations of each Obligor under the Finance Documents; and
(b)

continue to secure the Secured Obligations (as defined in the Intercreditor Agreement or the relevant Transaction Security Documents to which it is a party) under the Finance Documents as amended by this Additional Facility Notice (including, but not limited to, under the Facilities Agreement).

8.

The Company confirms that each of the applicable conditions in clause 2.5 (Additional Facilities) of the Facilities Agreement are met as at the date of this Additional Facility Notice and that this Additional Facility Notice is delivered pursuant thereto and in accordance therewith.

9.

The Company undertakes to supply (or procure the supply of), as soon as reasonably practicable upon the request of the relevant Additional Revolving Facility Lender, such documentation and other evidence reasonably requested by such Additional Revolving Facility Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks it is required to comply with under all applicable laws and

3

regulations pursuant to the transaction contemplated by this Additional Facility Notice (the “KYC Regulations”) if:

(a)	the introduction of any change in (or in the interpretation, administration or application of) any of the KYC Regulations made after the date this Additional Facility Notice is signed; or
(b)

any change in the status of an Obligor (or a Holding Company of an Obligor) or the composition of the shareholders of an Obligor (or of a Holding Company of an Obligor) after the date this Additional Facility Notice is signed, obliges the relevant Additional Revolving Facility Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it.

10.

The Company confirms that its appointment by each Obligor (other than the Company) of the Company as Obligors’ Agent under clause 2.3 of the Facilities Agreement remains in full force and effect and has not been revoked as at the date of this Additional Facility Notice.

11.

For the avoidance of doubt, this Additional Facility Notice shall not constitute or be construed as any form of novation, amendment, extension, release, replacement, restatement, supplement, modification or renewal of, and shall have no novative effect (effetto novativo) on, any Transaction Security Document.

12.

By signing this Additional Facility Notice, each Additional Revolving Facility Lender, in respect of the abovementioned Additional Revolving Facility, agrees to make available its Commitment in that Additional Revolving Facility in the aggregate amount set out under Schedule 1.

13.

This Additional Facility Notice and any non-contractual obligations arising out of or in connection with it are governed by English law. Each party irrevocably agrees that the courts of England shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Additional Facility Notice (including the agreement constituted by the parties’ acknowledgement of its terms) or its subject matter or formation (including non-contractual disputes or claims or a dispute regarding the existence, validity or termination of this Additional Facility Notice).

14.

Terms which are used in this Additional Facility Notice which are not defined in this Additional Facility Notice but are defined in the Facilities Agreement shall have the meaning given to those terms in the Facilities Agreement.

15.

This Additional Facility Notice has been entered into on the date stated above and is executed as a deed by each person to become an Additional Revolving Facility Lender in respect of the abovementioned Additional Revolving Facility.

16.	It is intended that this Additional Facility Notice takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.
17.	Clause 49 (Contractual Recognition of Bail-In) of the Facilities Agreement shall be deemed to be incorporated into this Additional Facility Notice mutatis mutandis.

4

SCHEDULE 1

Additional Revolving Facility Lenders and their Commitments

Additional Revolving Facility Lenders	Additional Revolving Facility Lender’s Commitment (in EUR)
Intesa Sanpaolo S.p.A.	EUR 50,000,000
Banca Nazionale del Lavoro S.p.A.	EUR 139,000,000
Total	EUR 189,000,000

5

If you agree that the foregoing proposal represents an accurate and fair reproduction of our understandings, please reproduce a copy of this proposal in a separate letter and return to us such copy signed by your authorized representatives as evidence of your acceptance.

Yours sincerely,

BENDING SPOONS OPERATIONS S.P.A.

as Obligors· Agent

By:	/s/ Davide Giorgio Andrea Scarpazza

Name: Davide Giorgio Andrea Scarpazza

Title: Director

[Project Warhol – Signature page to the Additional Facility Notice]

To:

Bending Spoons Operations S.p.A.

Via Nino Bonnet 10

20154 Milan

Italy

Copy to:

Intesa Sanpaolo S.p.A.

Largo Mattioli 3

20121 Milan

Italy

Banca Nazionale del Lavoro S.p.A.

Viale Altiero Spinelli 30

Rome

Italy

30 April 2026

Project Warhol – Additional Facility Notice

Dear Sirs,

We acknowledge receipt of your letter dated as of today’s date, the content of which we reproduce in full below in full acceptance.

* * *

[Remainder of the page intentionally left blank]

“To:

Intesa Sanpaolo S.p.A.

Largo Mattioli 3

20121 Milan

Italy

Intesa Sanpaolo S.p.A.

Largo Mattioli 3

20121 Milan

Italy

Banca Nazionale del Lavoro S.p.A.

Viale Altiero Spinelli 30

Rome

Italy

30 April 2026

Project Warhol – Additional Facility Notice

Dear Sirs,

Following our recent negotiations, we hereby propose and offer to you to enter into the following additional facility notice.

* * *

[Remainder of the page intentionally left blank]

Additional Facility Notice

From:	Bending Spoons Operations S.p.A. as Obligors’ Agent Via Nino Bonnet 10

20154 Milan
Italy

To:The Additional Revolving Facility Lenders as listed in Schedule 1

Intesa Sanpaolo S.p.A. as Agent and Security Agent
Largo Mattioli 3

20121 Milan
Italy

Dated: 30 April 2026

Dear Sirs,

Project Warhol – Facilities Agreement originally entered into on 30 July 2024 by and between, among others, Bending Spoons Operations S.p.A., as, among others, Company, Intesa Sanpaolo S.p.A., as, among others, Agent, Security Agent and Arranger, and Banco BPM S.p.A. and BNP Paribas Italian Branch, as, among others, Arrangers (as amended, the “Facilities Agreement”).

1.

We refer to the Facilities Agreement. This is an Additional Facility Notice in respect of Additional Facility Commitments in the original aggregate amount of EUR 189,000,000 made by the Additional Revolving Facility Lenders, which shall be established as an Additional Facility to be made available pursuant to the terms of this Additional Facility Notice and the Facilities Agreement and intended as an increase in the Original Revolving Facility from (and including) the Additional Facility Commencement Date (as defined below), as permitted by paragraph (a) of clause 2.5 of the Facilities Agreement (the “Additional Revolving Facility”). Terms defined in the Facilities Agreement have the same meaning in this Additional Facility Notice, unless given a different meaning hereunder. The Additional Revolving Facility Lenders have agreed to provide the Additional Revolving Facility on the terms set forth below.

2.	We wish to establish the Additional Revolving Facility on the following terms and otherwise on the same terms applicable to the Original Revolving Facility:
(a)	Borrower: Bending Spoons Operations S.p.A..
(b)	Amount: EUR 189,000,000.
(c)	Additional Revolving Facility Lender(s): As provided in Schedule 1.
(d)	Additional Revolving Facility Lender Commitment(s): As provided in Schedule 1.
(e)	Currency: EUR.
(f)

Additional Facility Commencement Date: means the date on which the Additional Revolving Facility Lenders representing at least 662/3% of the Additional Revolving Facility Lender Commitments under this Additional Facility Notice (the “Majority Additional Revolving Facility Lenders”) have confirmed to the Agent and the Company having received all of the documents and other evidence set out below, in form and substance satisfactory to it (acting reasonably) or receipt of such documents and evidence has been waived by the Majority Additional Revolving Facility Lenders

1

(provided that the Additional Revolving Facility Lenders shall notify the Agent and the Company promptly upon being so satisfied and the Additional Revolving Facility Lenders authorise (and instruct) the Agent to provide any subsequent notification to the Company):

(i)	a copy of the resolution of the Board of Directors of the Company:
(A)	approving the terms of, and the transactions contemplated by, the Additional Facility Notice and resolving that it execute, deliver and perform its obligations under the Additional Facility Notice;
(B)	authorising a specified person or persons to execute the Additional Facility Notice on its behalf; and
(C)

authorising a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or dispatched by it under or in connection with the Additional Facility Notice;

(ii)	the applicable Fee Letters to be executed on or about the date of this Additional Facility Notice, by, amongst others, the Company and the relevant Additional Revolving Facility Lenders;
(iii)

reasonable evidence that the payments due and payable to the Additional Revolving Facility Lenders pursuant to the Fee Letters have been paid or will be paid in accordance with the relevant Fee Letters, provided that a reference to the payment of such fees in any funds flow statement shall be deemed to be reasonable evidence for this purpose and shall (in each case) satisfy this conditions precedent in form and substance satisfactory to the Additional Revolving Facility Lenders (acting reasonably);

(iv)	the New Debt Financing Certificate (as defined in the Intercreditor Agreement) relating to this Additional Facility Notice executed by the Company; and
(v)	the following legal opinions:
(A)	an English law opinion of Milbank LLP, as to the validity and enforceability of this Additional Facility Notice; and
(B)	an Italian law opinion of Latham & Watkins, as to the capacity of the Company to enter into this Additional Facility Notice.
(g)

Availability Period: the period from (and including) 8 June 2026 until (and including) the date falling one (1) Month prior to the Termination Date in respect of the Original Revolving Facility (except for any Ancillary Facility or a Fronted Ancillary Facility, which, if required by the Company, shall be made available until the Termination Date).

(h)	Fees: As indicated in the separate Fee Letter(s).
(i)	Termination Date: Same as for Original Revolving Facility.
(j)	Margin: Same as for Original Revolving Facility.
3.

We confirm for and on behalf of each Obligor as Obligor’s Agent that the Repeating Representations are deemed to be made by each Obligor (by reference to the facts and circumstances then existing) on the date of this Additional Facility Notice and references to “this Agreement” in the Repeating Representations should be construed as references to this

2

Additional Facility Notice and the Facilities Agreement, as amended pursuant to this Additional Facility Notice.

4.	The Company confirms that no Major Event of Default is continuing as at the date of this Additional Facility Notice nor will be continuing as at the Additional Facility Commencement Date.
5.

The Company confirms, on behalf of itself and each other Obligor as Obligors’ Agent, with effect from (and including) the Additional Facility Commencement Date, that the guarantees and indemnities set out in clause 23 (Guarantee and Indemnity) of the Facilities Agreement shall:

(a)	continue to apply in full force and effect in respect of the obligations of each Obligor under the Finance Documents, notwithstanding amendments contemplated by this Additional Facility Notice; and
(b)	extend to all new liabilities and obligations of any Obligor under the Finance Documents arising from the amendments and/or extensions and/or increases effected by this Additional Facility Notice,

subject to the guarantee limitations set out in clause 23 (Guarantee and Indemnity) of the Facilities Agreement, and any guarantee limitations set out in any Accession Deeds.

6.

The Company will procure, following the Additional Facility Commencement Date and, in any case, within 10 Business Days of such date: (a) that Bending Spoons US Inc. and the other relevant grantors will execute a New York law-governed agreement reaffirming the grant of security interests under the New York law-governed US Security Agreement dated 24 December 2024 by and among the Security Agent and the grantors party thereto, as may have been confirmed and extended from time to time; and (b) that simultaneous with the provision of (a), the Company shall ensure that the Agent is provided customary legal opinions (as to capacity and enforceability) in a form satisfactory to the Agent in relation to the execution of the relevant abovementioned agreement.

7.

The Company (on behalf of itself and each other Obligor as Obligors’ Agent) confirms that, with effect from (and including) the Additional Facility Commencement Date, the security created by the Transaction Security Documents (as confirmed and/or extended, as the case may be, from time to time) to which the Company or that Obligor is a party shall:

(a)	continue to remain in full force and effect in respect of the obligations of each Obligor under the Finance Documents; and
(b)

continue to secure the Secured Obligations (as defined in the Intercreditor Agreement or the relevant Transaction Security Documents to which it is a party) under the Finance Documents as amended by this Additional Facility Notice (including, but not limited to, under the Facilities Agreement).

8.

The Company confirms that each of the applicable conditions in clause 2.5 (Additional Facilities) of the Facilities Agreement are met as at the date of this Additional Facility Notice and that this Additional Facility Notice is delivered pursuant thereto and in accordance therewith.

9.

The Company undertakes to supply (or procure the supply of), as soon as reasonably practicable upon the request of the relevant Additional Revolving Facility Lender, such documentation and other evidence reasonably requested by such Additional Revolving Facility Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks it is required to comply with under all applicable laws and

3

regulations pursuant to the transaction contemplated by this Additional Facility Notice (the “KYC Regulations”) if:

(a)	the introduction of any change in (or in the interpretation, administration or application of) any of the KYC Regulations made after the date this Additional Facility Notice is signed; or
(b)

any change in the status of an Obligor (or a Holding Company of an Obligor) or the composition of the shareholders of an Obligor (or of a Holding Company of an Obligor) after the date this Additional Facility Notice is signed, obliges the relevant Additional Revolving Facility Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it.

10.

The Company confirms that its appointment by each Obligor (other than the Company) of the Company as Obligors’ Agent under clause 2.3 of the Facilities Agreement remains in full force and effect and has not been revoked as at the date of this Additional Facility Notice.

11.

For the avoidance of doubt, this Additional Facility Notice shall not constitute or be construed as any form of novation, amendment, extension, release, replacement, restatement, supplement, modification or renewal of, and shall have no novative effect (effetto novativo) on, any Transaction Security Document.

12.

By signing this Additional Facility Notice, each Additional Revolving Facility Lender, in respect of the abovementioned Additional Revolving Facility, agrees to make available its Commitment in that Additional Revolving Facility in the aggregate amount set out under Schedule 1.

13.

This Additional Facility Notice and any non-contractual obligations arising out of or in connection with it are governed by English law. Each party irrevocably agrees that the courts of England shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Additional Facility Notice (including the agreement constituted by the parties’ acknowledgement of its terms) or its subject matter or formation (including non-contractual disputes or claims or a dispute regarding the existence, validity or termination of this Additional Facility Notice).

14.

Terms which are used in this Additional Facility Notice which are not defined in this Additional Facility Notice but are defined in the Facilities Agreement shall have the meaning given to those terms in the Facilities Agreement.

15.

This Additional Facility Notice has been entered into on the date stated above and is executed as a deed by each person to become an Additional Revolving Facility Lender in respect of the abovementioned Additional Revolving Facility.

16.	It is intended that this Additional Facility Notice takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.
17.	Clause 49 (Contractual Recognition of Bail-In) of the Facilities Agreement shall be deemed to be incorporated into this Additional Facility Notice mutatis mutandis.

4

SCHEDULE 1

Additional Revolving Facility Lenders and their Commitments

Additional Revolving Facility Lenders	Additional Revolving Facility Lender’s Commitment (in EUR)
Intesa Sanpaolo S.p.A.	EUR 50,000,000
Banca Nazionale del Lavoro S.p.A.	EUR 139,000,000
Total	EUR 189,000,000

5

* * *

If you agree that the foregoing proposal represents an accurate and fair reproduction of our understandings, please reproduce a copy of this proposal in a separate letter and return to us such copy signed by your authorized representatives as evidence of your acceptance.

Yours sincerely,

BENDING SPOONS OPERATIONS S.P.A.

as Obligors’ Agent

By:

Name:

Title:”

[Project Warhol – Signature page to the Additional Facility Notice]

* * *

We hereby accept your proposal above.

INTESA SANPAOLO S.P.A.

as Agent and Security Agent

By:	/s/ Federico Fratto

Name:	Federico Fratto

Title:	Authorized Signatory

By:	/s/ Danilo Dell’Oglio

Name:	Danilo Dell’Oglio

Title:	Authorized Signatory

[Project Warhol – Signature page to the Additional Facility Notice]

To:

Intesa Sanpaolo S.p.A.

Largo Mattioli 3

20121 Milan

Italy

Crédit Agricole Corporate and Investment Bank, Milan Branch

Piazza Cavour 2

20121 Milan

Italy

30 April 2026

Project Warhol – Additional Facility Notice

Dear Sirs,

Following our recent negotiations, we hereby propose and offer to you to enter into the following additional facility notice.

* * *

[Remainder of the page intentionally left blank]

Additional Facility Notice

From:	Bending Spoons Operations S.p.A. as Obligors’ Agent Via Nino Bonnet 10

20154 Milan
Italy

To:The Additional Term Facility Lender as listed in Schedule 1

Intesa Sanpaolo S.p.A. as Agent and Security Agent
Largo Mattioli 3

20121 Milan
Italy

Dated: 30 April 2026

Dear Sirs,

Project Warhol – Facilities Agreement originally entered into on 30 July 2024 by and between, among others, Bending Spoons Operations S.p.A., as, among others, Company, Intesa Sanpaolo S.p.A., as, among others, Agent, Security Agent and Arranger, and Banco BPM S.p.A. and BNP Paribas Italian Branch, as, among others, Arrangers (as amended, the “Facilities Agreement”).

1.

We refer to the Facilities Agreement. This is an Additional Facility Notice in respect of Additional Facility Commitments in the original aggregate amount of EUR 25,000,000 made by the Additional Term Facility Lender, which shall be established as a new Euro-denominated term loan facility to be made available pursuant to the terms of this Additional Facility Notice and the Facilities Agreement and intended as an Additional Term Facility named “Facility A5” from (and including) the Additional Facility Commencement Date (as defined below), as permitted by paragraph (a) of clause 2.5 of the Facilities Agreement (“Facility A5” and the “Additional Term Facility”). Terms defined in the Facilities Agreement have the same meaning in this Additional Facility Notice, unless given a different meaning hereunder. The Additional Term Facility Lender has agreed to provide the Additional Term Facility on the terms set forth below.

2.	We wish to establish the Additional Term Facility on the following terms and otherwise on the same terms applicable to the Facility A:
(a)	Borrower: Bending Spoons Operations S.p.A..
(b)	Arranger: Crédit Agricole Corporate and Investment Bank, Milan Branch.
(c)	Amount: EUR 25,000,000.
(d)	Additional Term Facility Lender: As provided in Schedule 1.
(e)	Additional Term Facility Lender Commitment: As provided in Schedule 1.
(f)	Currency: EUR.
(g)

Additional Facility Commencement Date: means the date on which the Additional Term Facility Lender has confirmed to the Agent and the Company having received all of the documents and other evidence set out below, in form and substance satisfactory to it (acting reasonably) or receipt of such documents and evidence has been waived by the

1

Additional Term Facility Lender (provided that the Additional Term Facility Lender shall notify the Agent and the Company promptly upon being so satisfied and the Additional Term Facility Lender authorises (and instructs) the Agent to provide any subsequent notification to the Company):

(A)	the Fee Letter to be executed on or about the date of this Additional Facility Notice, by, amongst others, the Company and the Additional Term Facility Lender;
(B)

reasonable evidence that the payments due and payable to the Additional Term Facility Lender pursuant to the Fee Letter have been paid or will be paid in accordance with the Fee Letter, provided that a reference to the payment of such fees in any funds flow statement shall be deemed to be reasonable evidence for this purpose and shall (in each case) satisfy this conditions precedent in form and substance satisfactory to the Additional Term Facility Lender (acting reasonably);

(C)	the New Debt Financing Certificate (as defined in the Intercreditor Agreement) relating to this Additional Facility Notice executed by the Company; and
(D)	the following legal opinions:
(1)	an English law opinion of Milbank LLP, as to the validity and enforceability of this Additional Facility Notice; and
(2)	an Italian law opinion of Latham & Watkins, as to the capacity of the Company to enter into this Additional Facility Notice.
(h)

Availability Period: the period from (and including) the occurrence of any Listing until (and including) 31 December 2026, provided that, if no Listing occurs by 31 December 2026, the Additional Term Facility shall be immediately cancelled.

(i)	Delivery of a duly completed Utilisation Request: Same as for Facility A.
(j)	Further conditions precedent: The Additional Term Facility Lender will only be obliged to disburse a Utilisation if:
(A)	on the date of the relevant Utilisation Request:
(I)	no Event of Default is continuing or would result from the proposed Utilisation;
(II)	the Repeating Representations are true in all material respects;
(B)

the Company confirms in the relevant Utilisation Request that the requirement set out in paragraph (a)(iii) of Clause 2.5 (Additional Facilities) of the Facilities Agreement has been complied with or, on the relevant Utilisation Date, will be complied with, in each case in accordance with the terms thereof.

(k)	Maximum number of Utilisations: One.
(l)	Termination Date: 31 March 2031.
(m)	Margin: Same as for Facility A.

2

(n)	Purpose: The Company shall apply all amounts drawn under Facility A5 in or towards, directly or indirectly (including by way of on-lending to, or investment in, any other member of the Group):
(A)

finance any Permitted Acquisition (including similar investments and capital expenditures by the Company and its Subsidiaries (including any earnouts, seller debt, working capital or other purchase adjustments in connection with the foregoing));

(B)	replenish cash and/or repayment of indebtedness incurred in connection with the foregoing;
(C)	pay fees, costs and expenses incurred in connection with the foregoing; and
(D)	general corporate purposes.
(o)

Initial Interest Period: Without prejudice to any other provisions of the Facilities Agreement, the Company may select an Interest Period of three (3) or six (6) Months, or such other periods as may be selected by the Company to align with payment and/or repayment dates (including in accordance with paragraph (j) of Clause 15.1 (Selection of Interest Periods and Terms) of the Facilities Agreement), or, in each case, any period agreed between the Company and the Agent (acting on the instructions of the Lenders of the relevant Utilisation), provided that the first Interest Period shall end on the first Repayment Date of the Facility A5.

(p)

Repayment: in case the Facility A5 is fully drawn prior to 30 September 2026, the Company shall repay, or procure the repayment of, the aggregate principal amount of the Additional Term Facility Loans made to it under Facility A5 in equal semi-annual instalments by repaying on each Repayment Date for the Additional Term Facility the amount set out in the table below:

Repayment Date	Instalment
30 September 2026	EUR 2,500,000.00
31 March 2027	EUR 2,500,000.00
30 September 2027	EUR 2,500,000.00
31 March 2028	EUR 2,500,000.00
30 September 2028	EUR 2,500,000.00
31 March 2029	EUR 2,500,000.00
30 September 2029	EUR 2,500,000.00
31 March 2030	EUR 2,500,000.00
30 September 2030	EUR 2,500,000.00
Termination Date	EUR 2,500,000.00

provided that, in case the Facility A5 is not fully drawn prior to 30 September 2026, the Company shall provide an updated amortization plan, providing for equal semi-

3

annual principal instalments, to the Agent and the Additional Term Facility Lenders, upon the occurrence of any Listing.

3.

We confirm for and on behalf of each Obligor as Obligor’s Agent that the Repeating Representations are deemed to be made by each Obligor (by reference to the facts and circumstances then existing) on the date of this Additional Facility Notice and references to “this Agreement” in the Repeating Representations should be construed as references to this Additional Facility Notice and the Facilities Agreement, as amended pursuant to this Additional Facility Notice.

4.	The Company confirms that no Major Event of Default is continuing as at the date of this Additional Facility Notice nor will be continuing as at the Additional Facility Commencement Date.
5.

The Company confirms, on behalf of itself and each other Obligor as Obligors’ Agent, with effect from (and including) the Additional Facility Commencement Date, that the guarantees and indemnities set out in clause 23 (Guarantee and Indemnity) of the Facilities Agreement shall:

(i)	continue to apply in full force and effect in respect of the obligations of each Obligor under the Finance Documents, notwithstanding amendments contemplated by this Additional Facility Notice; and
(ii)	extend to all new liabilities and obligations of any Obligor under the Finance Documents arising from the amendments and/or extensions and/or increases effected by this Additional Facility Notice,

subject to the guarantee limitations set out in clause 23 (Guarantee and Indemnity) of the Facilities Agreement, and any guarantee limitations set out in any Accession Deeds.

6.

The Company will procure, following the Additional Facility Commencement Date and, in any case, within 10 Business Days of such date: (a) that Bending Spoons US Inc. and the other relevant grantors will execute a New York law-governed agreement reaffirming the grant of security interests under the New York law-governed US Security Agreement dated 24 December 2024 by and among the Security Agent and the grantors party thereto, as may have been confirmed and extended from time to time; and (b) that simultaneous with the provision of (a), the Company shall ensure that the Agent is provided customary legal opinions (as to capacity and enforceability) in a form satisfactory to the Agent in relation to the execution of the relevant abovementioned agreement.

7.

The Company (on behalf of itself and each other Obligor as Obligors’ Agent) confirms that, with effect from (and including) the Additional Facility Commencement Date, the security created by the Transaction Security Documents (as confirmed and/or extended, as the case may be, from time to time) to which the Company or that Obligor is a party shall:

(i)	continue to remain in full force and effect in respect of the obligations of each Obligor under the Finance Documents; and
(ii)

continue to secure the Secured Obligations (as defined in the Intercreditor Agreement or the relevant Transaction Security Documents to which it is a party) under the Finance Documents as amended by this Additional Facility Notice (including, but not limited to, under the Facilities Agreement).

8.	The Company confirms that each of the applicable conditions in clause 2.5 (Additional Facilities) of the Facilities Agreement are met as at the date of this Additional Facility Notice

4

and that this Additional Facility Notice is delivered pursuant thereto and in accordance therewith.

9.

The Company undertakes to supply (or procure the supply of), as soon as reasonably practicable upon the request of the Additional Term Facility Lender, such documentation and other evidence reasonably requested by the Additional Term Facility Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks it is required to comply with under all applicable laws and regulations pursuant to the transaction contemplated by this Additional Facility Notice (the “KYC Regulations”) if:

(i)	the introduction of any change in (or in the interpretation, administration or application of) any of the KYC Regulations made after the date this Additional Facility Notice is signed; or
(ii)

any change in the status of an Obligor (or a Holding Company of an Obligor) or the composition of the shareholders of an Obligor (or of a Holding Company of an Obligor) after the date this Additional Facility Notice is signed, obliges the Additional Term Facility Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it.

10.

The Company confirms that its appointment by each Obligor (other than the Company) of the Company as Obligors’ Agent under clause 2.3 of the Facilities Agreement remains in full force and effect and has not been revoked as at the date of this Additional Facility Notice.

11.

For the avoidance of doubt, this Additional Facility Notice shall not constitute or be construed as any form of novation, amendment, extension, release, replacement, restatement, supplement, modification or renewal of, and shall have no novative effect (effetto novativo) on, any Transaction Security Document.

12.

By signing this Additional Facility Notice, the Additional Term Facility Lender, in respect of the abovementioned Additional Term Facility, agrees to make available its Commitment in that Additional Term Facility in the aggregate amount set out under Schedule 1.

13.

This Additional Facility Notice and any non-contractual obligations arising out of or in connection with it are governed by English law. Each party irrevocably agrees that the courts of England shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Additional Facility Notice (including the agreement constituted by the parties’ acknowledgement of its terms) or its subject matter or formation (including non-contractual disputes or claims or a dispute regarding the existence, validity or termination of this Additional Facility Notice).

14.

Terms which are used in this Additional Facility Notice which are not defined in this Additional Facility Notice but are defined in the Facilities Agreement shall have the meaning given to those terms in the Facilities Agreement.

15.

This Additional Facility Notice has been entered into on the date stated above and is executed as a deed by the person to become the Additional Term Facility Lender in respect of the abovementioned Additional Term Facility.

16.	It is intended that this Additional Facility Notice takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.
17.	Clause 49 (Contractual Recognition of Bail-In) of the Facilities Agreement shall be deemed to be incorporated into this Additional Facility Notice mutatis mutandis.

5

SCHEDULE 1

Additional Term Facility Lender and its Commitment

Additional Term Facility Lender	Additional Term Facility Lender’ Commitment
Crédit Agricole Corporate and Investment Bank, Milan Branch	EUR 25,000,000
Total	EUR 25,000,000

6

If you agree that the foregoing proposal represents an accurate and fair reproduction of our understandings, please reproduce a copy of this proposal in a separate letter and return to us such copy signed by your authorized representatives as evidence of your acceptance.

Yours sincerely,

BENDING SPOONS OPERATIONS S.P.A.

as Obligors· Agent

By:	/s/ Davide Giorgio Andrea Scarpazza

Name: Davide Giorgio Andrea Scarpazza

Title: Director

[Project Warhol – Signature page to the Additional Facility Notice]

To:

Bending Spoons Operations S.p.A.

Via Nino Bonnet 10

20154 Milan

Italy

Copy to:

Crédit Agricole Corporate and Investment Bank, Milan Branch

Piazza Cavour 2

20121 Milan

Italy

30 April 2026

Project Warhol – Additional Facility Notice

Dear Sirs,

We acknowledge receipt of your letter dated as of today’s date, the content of which we reproduce in full below in full acceptance.

* * *

[Remainder of the page intentionally left blank]

“To:

Intesa Sanpaolo S.p.A.

Largo Mattioli 3

20121 Milan

Italy

Crédit Agricole Corporate and Investment Bank, Milan Branch

Piazza Cavour 2

20121 Milan

Italy

30 April 2026

Project Warhol – Additional Facility Notice

Dear Sirs,

Following our recent negotiations, we hereby propose and offer to you to enter into the following additional facility notice.

* * *

[Remainder of the page intentionally left blank]

Additional Facility Notice

From:	Bending Spoons Operations S.p.A. as Obligors’ Agent Via Nino Bonnet 10

20154 Milan
Italy

To:The Additional Term Facility Lender as listed in Schedule 1

Intesa Sanpaolo S.p.A. as Agent and Security Agent
Largo Mattioli 3

20121 Milan
Italy

Dated: 30 April 2026

Dear Sirs,

Project Warhol – Facilities Agreement originally entered into on 30 July 2024 by and between, among others, Bending Spoons Operations S.p.A., as, among others, Company, Intesa Sanpaolo S.p.A., as, among others, Agent, Security Agent and Arranger, and Banco BPM S.p.A. and BNP Paribas Italian Branch, as, among others, Arrangers (as amended, the “Facilities Agreement”).

1.

We refer to the Facilities Agreement. This is an Additional Facility Notice in respect of Additional Facility Commitments in the original aggregate amount of EUR 25,000,000 made by the Additional Term Facility Lender, which shall be established as a new Euro-denominated term loan facility to be made available pursuant to the terms of this Additional Facility Notice and the Facilities Agreement and intended as an Additional Term Facility named “Facility A5” from (and including) the Additional Facility Commencement Date (as defined below), as permitted by paragraph (a) of clause 2.5 of the Facilities Agreement (“Facility A5” and the “Additional Term Facility”). Terms defined in the Facilities Agreement have the same meaning in this Additional Facility Notice, unless given a different meaning hereunder. The Additional Term Facility Lender has agreed to provide the Additional Term Facility on the terms set forth below.

2.	We wish to establish the Additional Term Facility on the following terms and otherwise on the same terms applicable to the Facility A:
(a)	Borrower: Bending Spoons Operations S.p.A..
(b)	Arranger: Crédit Agricole Corporate and Investment Bank, Milan Branch.
(c)	Amount: EUR 25,000,000.
(d)	Additional Term Facility Lender: As provided in Schedule 1.
(e)	Additional Term Facility Lender Commitment: As provided in Schedule 1.
(f)	Currency: EUR.
(g)

Additional Facility Commencement Date: means the date on which the Additional Term Facility Lender has confirmed to the Agent and the Company having received all of the documents and other evidence set out below, in form and substance satisfactory to it (acting reasonably) or receipt of such documents and evidence has been waived by the

1

Additional Term Facility Lender (provided that the Additional Term Facility Lender shall notify the Agent and the Company promptly upon being so satisfied and the Additional Term Facility Lender authorises (and instructs) the Agent to provide any subsequent notification to the Company):

(A)	the Fee Letter to be executed on or about the date of this Additional Facility Notice, by, amongst others, the Company and the Additional Term Facility Lender;
(B)

reasonable evidence that the payments due and payable to the Additional Term Facility Lender pursuant to the Fee Letter have been paid or will be paid in accordance with the Fee Letter, provided that a reference to the payment of such fees in any funds flow statement shall be deemed to be reasonable evidence for this purpose and shall (in each case) satisfy this conditions precedent in form and substance satisfactory to the Additional Term Facility Lender (acting reasonably);

(C)	the New Debt Financing Certificate (as defined in the Intercreditor Agreement) relating to this Additional Facility Notice executed by the Company; and
(D)	the following legal opinions:
(1)	an English law opinion of Milbank LLP, as to the validity and enforceability of this Additional Facility Notice; and
(2)	an Italian law opinion of Latham & Watkins, as to the capacity of the Company to enter into this Additional Facility Notice.
(h)

Availability Period: the period from (and including) the occurrence of any Listing until (and including) 31 December 2026, provided that, if no Listing occurs by 31 December 2026, the Additional Term Facility shall be immediately cancelled.

(i)	Delivery of a duly completed Utilisation Request: Same as for Facility A.
(j)	Further conditions precedent: The Additional Term Facility Lender will only be obliged to disburse a Utilisation if:
(A)	on the date of the relevant Utilisation Request:
(I)	no Event of Default is continuing or would result from the proposed Utilisation;
(II)	the Repeating Representations are true in all material respects;
(B)

the Company confirms in the relevant Utilisation Request that the requirement set out in paragraph (a)(iii) of Clause 2.5 (Additional Facilities) of the Facilities Agreement has been complied with or, on the relevant Utilisation Date, will be complied with, in each case in accordance with the terms thereof.

(k)	Maximum number of Utilisations: One.
(l)	Termination Date: 31 March 2031.
(m)	Margin: Same as for Facility A.

2

(n)	Purpose: The Company shall apply all amounts drawn under Facility A5 in or towards, directly or indirectly (including by way of on-lending to, or investment in, any other member of the Group):
(A)

finance any Permitted Acquisition (including similar investments and capital expenditures by the Company and its Subsidiaries (including any earnouts, seller debt, working capital or other purchase adjustments in connection with the foregoing));

(B)	replenish cash and/or repayment of indebtedness incurred in connection with the foregoing;
(C)	pay fees, costs and expenses incurred in connection with the foregoing; and
(D)	general corporate purposes.
(o)

Initial Interest Period: Without prejudice to any other provisions of the Facilities Agreement, the Company may select an Interest Period of three (3) or six (6) Months, or such other periods as may be selected by the Company to align with payment and/or repayment dates (including in accordance with paragraph (j) of Clause 15.1 (Selection of Interest Periods and Terms) of the Facilities Agreement), or, in each case, any period agreed between the Company and the Agent (acting on the instructions of the Lenders of the relevant Utilisation), provided that the first Interest Period shall end on the first Repayment Date of the Facility A5.

(p)

Repayment: in case the Facility A5 is fully drawn prior to 30 September 2026, the Company shall repay, or procure the repayment of, the aggregate principal amount of the Additional Term Facility Loans made to it under Facility A5 in equal semi-annual instalments by repaying on each Repayment Date for the Additional Term Facility the amount set out in the table below:

Repayment Date	Instalment
30 September 2026	EUR 2,500,000.00
31 March 2027	EUR 2,500,000.00
30 September 2027	EUR 2,500,000.00
31 March 2028	EUR 2,500,000.00
30 September 2028	EUR 2,500,000.00
31 March 2029	EUR 2,500,000.00
30 September 2029	EUR 2,500,000.00
31 March 2030	EUR 2,500,000.00
30 September 2030	EUR 2,500,000.00
Termination Date	EUR 2,500,000.00

provided that, in case the Facility A5 is not fully drawn prior to 30 September 2026, the Company shall provide an updated amortization plan, providing for equal semi-

3

annual principal instalments, to the Agent and the Additional Term Facility Lenders, upon the occurrence of any Listing.

3.

We confirm for and on behalf of each Obligor as Obligor’s Agent that the Repeating Representations are deemed to be made by each Obligor (by reference to the facts and circumstances then existing) on the date of this Additional Facility Notice and references to “this Agreement” in the Repeating Representations should be construed as references to this Additional Facility Notice and the Facilities Agreement, as amended pursuant to this Additional Facility Notice.

4.	The Company confirms that no Major Event of Default is continuing as at the date of this Additional Facility Notice nor will be continuing as at the Additional Facility Commencement Date.
5.

The Company confirms, on behalf of itself and each other Obligor as Obligors’ Agent, with effect from (and including) the Additional Facility Commencement Date, that the guarantees and indemnities set out in clause 23 (Guarantee and Indemnity) of the Facilities Agreement shall:

(i)	continue to apply in full force and effect in respect of the obligations of each Obligor under the Finance Documents, notwithstanding amendments contemplated by this Additional Facility Notice; and
(ii)	extend to all new liabilities and obligations of any Obligor under the Finance Documents arising from the amendments and/or extensions and/or increases effected by this Additional Facility Notice,

subject to the guarantee limitations set out in clause 23 (Guarantee and Indemnity) of the Facilities Agreement, and any guarantee limitations set out in any Accession Deeds.

6.

The Company will procure, following the Additional Facility Commencement Date and, in any case, within 10 Business Days of such date: (a) that Bending Spoons US Inc. and the other relevant grantors will execute a New York law-governed agreement reaffirming the grant of security interests under the New York law-governed US Security Agreement dated 24 December 2024 by and among the Security Agent and the grantors party thereto, as may have been confirmed and extended from time to time; and (b) that simultaneous with the provision of (a), the Company shall ensure that the Agent is provided customary legal opinions (as to capacity and enforceability) in a form satisfactory to the Agent in relation to the execution of the relevant abovementioned agreement.

7.

The Company (on behalf of itself and each other Obligor as Obligors’ Agent) confirms that, with effect from (and including) the Additional Facility Commencement Date, the security created by the Transaction Security Documents (as confirmed and/or extended, as the case may be, from time to time) to which the Company or that Obligor is a party shall:

(i)	continue to remain in full force and effect in respect of the obligations of each Obligor under the Finance Documents; and
(ii)

continue to secure the Secured Obligations (as defined in the Intercreditor Agreement or the relevant Transaction Security Documents to which it is a party) under the Finance Documents as amended by this Additional Facility Notice (including, but not limited to, under the Facilities Agreement).

8.	The Company confirms that each of the applicable conditions in clause 2.5 (Additional Facilities) of the Facilities Agreement are met as at the date of this Additional Facility Notice

4

and that this Additional Facility Notice is delivered pursuant thereto and in accordance therewith.

9.

The Company undertakes to supply (or procure the supply of), as soon as reasonably practicable upon the request of the Additional Term Facility Lender, such documentation and other evidence reasonably requested by the Additional Term Facility Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks it is required to comply with under all applicable laws and regulations pursuant to the transaction contemplated by this Additional Facility Notice (the “KYC Regulations”) if:

(i)	the introduction of any change in (or in the interpretation, administration or application of) any of the KYC Regulations made after the date this Additional Facility Notice is signed; or
(ii)

any change in the status of an Obligor (or a Holding Company of an Obligor) or the composition of the shareholders of an Obligor (or of a Holding Company of an Obligor) after the date this Additional Facility Notice is signed, obliges the Additional Term Facility Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it.

10.

The Company confirms that its appointment by each Obligor (other than the Company) of the Company as Obligors’ Agent under clause 2.3 of the Facilities Agreement remains in full force and effect and has not been revoked as at the date of this Additional Facility Notice.

11.

For the avoidance of doubt, this Additional Facility Notice shall not constitute or be construed as any form of novation, amendment, extension, release, replacement, restatement, supplement, modification or renewal of, and shall have no novative effect (effetto novativo) on, any Transaction Security Document.

12.

By signing this Additional Facility Notice, the Additional Term Facility Lender, in respect of the abovementioned Additional Term Facility, agrees to make available its Commitment in that Additional Term Facility in the aggregate amount set out under Schedule 1.

13.

This Additional Facility Notice and any non-contractual obligations arising out of or in connection with it are governed by English law. Each party irrevocably agrees that the courts of England shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Additional Facility Notice (including the agreement constituted by the parties’ acknowledgement of its terms) or its subject matter or formation (including non-contractual disputes or claims or a dispute regarding the existence, validity or termination of this Additional Facility Notice).

14.

Terms which are used in this Additional Facility Notice which are not defined in this Additional Facility Notice but are defined in the Facilities Agreement shall have the meaning given to those terms in the Facilities Agreement.

15.

This Additional Facility Notice has been entered into on the date stated above and is executed as a deed by the person to become the Additional Term Facility Lender in respect of the abovementioned Additional Term Facility.

16.	It is intended that this Additional Facility Notice takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.
17.	Clause 49 (Contractual Recognition of Bail-In) of the Facilities Agreement shall be deemed to be incorporated into this Additional Facility Notice mutatis mutandis.

5

SCHEDULE 1

Additional Term Facility Lender and its Commitment

Additional Term Facility Lender	Additional Term Facility Lender’ Commitment
Crédit Agricole Corporate and Investment Bank, Milan Branch	EUR 25,000,000
Total	EUR 25,000,000

6

* * *

If you agree that the foregoing proposal represents an accurate and fair reproduction of our understandings, please reproduce a copy of this proposal in a separate letter and return to us such copy signed by your authorized representatives as evidence of your acceptance.

Yours sincerely,

BENDING SPOONS OPERATIONS S.P.A.

as Obligors’ Agent

By:

Name:

Title:”

[Project Warhol – Signature page to the Additional Facility Notice]

* * *

We hereby accept your proposal above.

INTESA SANPAOLO S.P.A.

as Agent and Security Agent

By:	/s/ Federico Fratto

Name:	Federico Fratto

Title:	Authorized Signatory

By:	/s/ Danilo Dell’Oglio

Name:	Danilo Dell’Oglio

Title:	Authorized Signatory

[Project Warhol – Signature page to the Additional Facility Notice]

To:

Intesa Sanpaolo S.p.A.

Largo Mattioli 3

20121 Milan

Italy

Crédit Agricole Corporate and Investment Bank, Milan Branch

Piazza Cavour 2

20121 Milan

Italy

30 April 2026

Project Warhol – Additional Facility Notice

Dear Sirs,

Following our recent negotiations, we hereby propose and offer to you to enter into the following additional facility notice.

* * *

[Remainder of the page intentionally left blank]

Additional Facility Notice

From:	Bending Spoons Operations S.p.A. as Obligors’ Agent Via Nino Bonnet 10

20154 Milan
Italy

To:The Additional Revolving Facility Lender as listed in Schedule 1

Intesa Sanpaolo S.p.A. as Agent and Security Agent
Largo Mattioli 3

20121 Milan
Italy

Dated: 30 April 2026

Dear Sirs,

Project Warhol – Facilities Agreement originally entered into on 30 July 2024 by and between, among others, Bending Spoons Operations S.p.A., as, among others, Company, Intesa Sanpaolo S.p.A., as, among others, Agent, Security Agent and Arranger, and Banco BPM S.p.A. and BNP Paribas Italian Branch, as, among others, Arrangers (as amended, the “Facilities Agreement”).

1.

We refer to the Facilities Agreement. This is an Additional Facility Notice in respect of Additional Facility Commitment in the original aggregate amount of EUR 75,000,000 made by the Additional Revolving Facility Lender, which shall be established as an Additional Facility to be made available pursuant to the terms of this Additional Facility Notice and the Facilities Agreement and intended as an increase in the Original Revolving Facility from (and including) the Additional Facility Commencement Date (as defined below), as permitted by paragraph (a) of clause 2.5 of the Facilities Agreement (the “Additional Revolving Facility”). Terms defined in the Facilities Agreement have the same meaning in this Additional Facility Notice, unless given a different meaning hereunder. The Additional Revolving Facility Lender has agreed to provide the Additional Revolving Facility on the terms set forth below.

2.	We wish to establish the Additional Revolving Facility on the following terms and otherwise on the same terms applicable to the Original Revolving Facility:
(a)	Borrower: Bending Spoons Operations S.p.A..
(b)	Amount: EUR 75,000,000.
(c)	Additional Revolving Facility Lender: As provided in Schedule 1.
(d)	Additional Revolving Facility Lender Commitment: As provided in Schedule 1.
(e)	Currency: EUR.
(f)

Additional Facility Commencement Date: means the date on which the Additional Revolving Facility Lender has confirmed to the Agent and the Company having received all of the documents and other evidence set out below, in form and substance satisfactory to it (acting reasonably) or receipt of such documents and evidence has been waived by the Additional Revolving Facility Lender (provided that the Additional Revolving Facility Lender shall notify the Agent and the Company promptly upon being

1

so satisfied and the Additional Revolving Facility Lender authorises (and instructs) the Agent to provide any subsequent notification to the Company):

(i)	the Fee Letter to be executed on or about the date of this Additional Facility Notice, by, amongst others, the Company and the Additional Revolving Facility Lender;
(ii)

reasonable evidence that the payments due and payable to the Additional Revolving Facility Lender pursuant to the Fee Letter have been paid or will be paid in accordance with the Fee Letter, provided that a reference to the payment of such fees in any funds flow statement shall be deemed to be reasonable evidence for this purpose and shall (in each case) satisfy this conditions precedent in form and substance satisfactory to the Additional Revolving Facility Lender (acting reasonably);

(iii)	the New Debt Financing Certificate (as defined in the Intercreditor Agreement) relating to this Additional Facility Notice executed by the Company; and
(iv)	the following legal opinions:
(A)	an English law opinion of Milbank LLP, as to the validity and enforceability of this Additional Facility Notice; and
(B)	an Italian law opinion of Latham & Watkins, as to the capacity of the Company to enter into this Additional Facility Notice.
(g)	Availability Period:
(i)

with respect to a portion of the Additional Revolving Facility equal to Euro 50,000,000, the period from (and including) 8 July 2026 until (and including) the date falling one (1) Month prior to the Termination Date in respect of the Original Revolving Facility (except for any Ancillary Facility or a Fronted Ancillary Facility, which, if required by the Company, shall be made available until the Termination Date); and

(ii)

with respect to a portion of the Additional Revolving Facility equal to Euro 25,000,000, the period from (and including) the date of the occurrence of any Listing (or the earliest subsequent Business Day on which such increase of the Additional Revolving Facility may be technically effected) until (and including) the date falling one (1) Month prior to the Termination Date in respect of the Original Revolving Facility (except for any Ancillary Facility or a Fronted Ancillary Facility, which, if required by the Company, shall be made available until the Termination Date), provided that, if no Listing occurs by 31 December 2026, such portion of the Additional Revolving Facility shall be immediately cancelled.

(h)	Fees: As indicated in the separate Fee Letter.
(i)	Termination Date: Same as for Original Revolving Facility.
(j)	Margin: Same as for Original Revolving Facility.
3.

We confirm for and on behalf of each Obligor as Obligor’s Agent that the Repeating Representations are deemed to be made by each Obligor (by reference to the facts and circumstances then existing) on the date of this Additional Facility Notice and references to “this Agreement” in the Repeating Representations should be construed as references to this

2

Additional Facility Notice and the Facilities Agreement, as amended pursuant to this Additional Facility Notice.

4.	The Company confirms that no Major Event of Default is continuing as at the date of this Additional Facility Notice nor will be continuing as at the Additional Facility Commencement Date.
5.

The Company confirms, on behalf of itself and each other Obligor as Obligors’ Agent, with effect from (and including) the Additional Facility Commencement Date, that the guarantees and indemnities set out in clause 23 (Guarantee and Indemnity) of the Facilities Agreement shall:

(a)	continue to apply in full force and effect in respect of the obligations of each Obligor under the Finance Documents, notwithstanding amendments contemplated by this Additional Facility Notice; and
(b)	extend to all new liabilities and obligations of any Obligor under the Finance Documents arising from the amendments and/or extensions and/or increases effected by this Additional Facility Notice,

subject to the guarantee limitations set out in clause 23 (Guarantee and Indemnity) of the Facilities Agreement, and any guarantee limitations set out in any Accession Deeds.

6.

The Company will procure, following the Additional Facility Commencement Date and, in any case, within 10 Business Days of such date: (a) that Bending Spoons US Inc. and the other relevant grantors will execute a New York law-governed agreement reaffirming the grant of security interests under the New York law-governed US Security Agreement dated 24 December 2024 by and among the Security Agent and the grantors party thereto, as may have been confirmed and extended from time to time; and (b) that simultaneous with the provision of (a), the Company shall ensure that the Agent is provided customary legal opinions (as to capacity and enforceability) in a form satisfactory to the Agent in relation to the execution of the relevant abovementioned agreement.

7.

The Company (on behalf of itself and each other Obligor as Obligors’ Agent) confirms that, with effect from (and including) the Additional Facility Commencement Date, the security created by the Transaction Security Documents (as confirmed and/or extended, as the case may be, from time to time) to which the Company or that Obligor is a party shall:

(a)	continue to remain in full force and effect in respect of the obligations of each Obligor under the Finance Documents; and
(b)

continue to secure the Secured Obligations (as defined in the Intercreditor Agreement or the relevant Transaction Security Documents to which it is a party) under the Finance Documents as amended by this Additional Facility Notice (including, but not limited to, under the Facilities Agreement).

8.

The Company confirms that each of the applicable conditions in clause 2.5 (Additional Facilities) of the Facilities Agreement are met as at the date of this Additional Facility Notice and that this Additional Facility Notice is delivered pursuant thereto and in accordance therewith.

9.

The Company undertakes to supply (or procure the supply of), as soon as reasonably practicable upon the request of the Additional Revolving Facility Lender, such documentation and other evidence reasonably requested by the Additional Revolving Facility Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar

3

checks it is required to comply with under all applicable laws and regulations pursuant to the transaction contemplated by this Additional Facility Notice (the “KYC Regulations”) if:

(a)	the introduction of any change in (or in the interpretation, administration or application of) any of the KYC Regulations made after the date this Additional Facility Notice is signed; or
(b)

any change in the status of an Obligor (or a Holding Company of an Obligor) or the composition of the shareholders of an Obligor (or of a Holding Company of an Obligor) after the date this Additional Facility Notice is signed, obliges the Additional Revolving Facility Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it.

10.

The Company confirms that its appointment by each Obligor (other than the Company) of the Company as Obligors’ Agent under clause 2.3 of the Facilities Agreement remains in full force and effect and has not been revoked as at the date of this Additional Facility Notice.

11.

For the avoidance of doubt, this Additional Facility Notice shall not constitute or be construed as any form of novation, amendment, extension, release, replacement, restatement, supplement, modification or renewal of, and shall have no novative effect (effetto novativo) on, any Transaction Security Document.

12.

By signing this Additional Facility Notice, the Additional Revolving Facility Lender, in respect of the abovementioned Additional Revolving Facility, agrees to make available its Commitment in that Additional Revolving Facility in the aggregate amount set out under Schedule 1.

13.

This Additional Facility Notice and any non-contractual obligations arising out of or in connection with it are governed by English law. Each party irrevocably agrees that the courts of England shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Additional Facility Notice (including the agreement constituted by the parties’ acknowledgement of its terms) or its subject matter or formation (including non-contractual disputes or claims or a dispute regarding the existence, validity or termination of this Additional Facility Notice).

14.

Terms which are used in this Additional Facility Notice which are not defined in this Additional Facility Notice but are defined in the Facilities Agreement shall have the meaning given to those terms in the Facilities Agreement.

15.

This Additional Facility Notice has been entered into on the date stated above and is executed as a deed by the person to become the Additional Revolving Facility Lender in respect of the abovementioned Additional Revolving Facility.

16.	It is intended that this Additional Facility Notice takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.
17.	Clause 49 (Contractual Recognition of Bail-In) of the Facilities Agreement shall be deemed to be incorporated into this Additional Facility Notice mutatis mutandis.

4

SCHEDULE 1

Additional Revolving Facility Lender and its Commitment

Additional Revolving Facility Lender	Additional Revolving Facility Lender’s Commitment (in EUR)
Crédit Agricole Corporate and Investment Bank, Milan Branch	EUR 75,000,000
Total	EUR 75,000,000

5

If you agree that the foregoing proposal represents an accurate and fair reproduction of our understandings, please reproduce a copy of this proposal in a separate letter and return to us such copy signed by your authorized representatives as evidence of your acceptance.

Yours sincerely,

BENDING SPOONS OPERATIONS S.P.A.

as Obligors· Agent

By:	/s/ Davide Giorgio Andrea Scarpazza

Name: Davide Giorgio Andrea Scarpazza

Title: Director

[Project Warhol – Signature page to the Additional Facility Notice]

To:

Bending Spoons Operations S.p.A.

Via Nino Bonnet 10

20154 Milan

Italy

Copy to:

Crédit Agricole Corporate and Investment Bank, Milan Branch

Piazza Cavour 2

20121 Milan

Italy

30 April 2026

Project Warhol – Additional Facility Notice

Dear Sirs,

We acknowledge receipt of your letter dated as of today’s date, the content of which we reproduce in full below in full acceptance.

* * *

[Remainder of the page intentionally left blank]

“To:

Intesa Sanpaolo S.p.A.

Largo Mattioli 3

20121 Milan

Italy

Crédit Agricole Corporate and Investment Bank, Milan Branch

Piazza Cavour 2

20121 Milan

Italy

30 April 2026

Project Warhol – Additional Facility Notice

Dear Sirs,

Following our recent negotiations, we hereby propose and offer to you to enter into the following additional facility notice.

* * *

[Remainder of the page intentionally left blank]

Additional Facility Notice

From:	Bending Spoons Operations S.p.A. as Obligors’ Agent Via Nino Bonnet 10

20154 Milan
Italy

To:The Additional Revolving Facility Lender as listed in Schedule 1

Intesa Sanpaolo S.p.A. as Agent and Security Agent
Largo Mattioli 3

20121 Milan
Italy

Dated: 30 April 2026

Dear Sirs,

Project Warhol – Facilities Agreement originally entered into on 30 July 2024 by and between, among others, Bending Spoons Operations S.p.A., as, among others, Company, Intesa Sanpaolo S.p.A., as, among others, Agent, Security Agent and Arranger, and Banco BPM S.p.A. and BNP Paribas Italian Branch, as, among others, Arrangers (as amended, the “Facilities Agreement”).

1.

We refer to the Facilities Agreement. This is an Additional Facility Notice in respect of Additional Facility Commitment in the original aggregate amount of EUR 75,000,000 made by the Additional Revolving Facility Lender, which shall be established as an Additional Facility to be made available pursuant to the terms of this Additional Facility Notice and the Facilities Agreement and intended as an increase in the Original Revolving Facility from (and including) the Additional Facility Commencement Date (as defined below), as permitted by paragraph (a) of clause 2.5 of the Facilities Agreement (the “Additional Revolving Facility”). Terms defined in the Facilities Agreement have the same meaning in this Additional Facility Notice, unless given a different meaning hereunder. The Additional Revolving Facility Lender has agreed to provide the Additional Revolving Facility on the terms set forth below.

2.	We wish to establish the Additional Revolving Facility on the following terms and otherwise on the same terms applicable to the Original Revolving Facility:
(a)	Borrower: Bending Spoons Operations S.p.A..
(b)	Amount: EUR 75,000,000.
(c)	Additional Revolving Facility Lender: As provided in Schedule 1.
(d)	Additional Revolving Facility Lender Commitment: As provided in Schedule 1.
(e)	Currency: EUR.
(f)

Additional Facility Commencement Date: means the date on which the Additional Revolving Facility Lender has confirmed to the Agent and the Company having received all of the documents and other evidence set out below, in form and substance satisfactory to it (acting reasonably) or receipt of such documents and evidence has been waived by the Additional Revolving Facility Lender (provided that the Additional Revolving Facility Lender shall notify the Agent and the Company promptly upon being

1

so satisfied and the Additional Revolving Facility Lender authorises (and instructs) the Agent to provide any subsequent notification to the Company):

(i)	the Fee Letter to be executed on or about the date of this Additional Facility Notice, by, amongst others, the Company and the Additional Revolving Facility Lender;
(ii)

reasonable evidence that the payments due and payable to the Additional Revolving Facility Lender pursuant to the Fee Letter have been paid or will be paid in accordance with the Fee Letter, provided that a reference to the payment of such fees in any funds flow statement shall be deemed to be reasonable evidence for this purpose and shall (in each case) satisfy this conditions precedent in form and substance satisfactory to the Additional Revolving Facility Lender (acting reasonably);

(iii)	the New Debt Financing Certificate (as defined in the Intercreditor Agreement) relating to this Additional Facility Notice executed by the Company; and
(iv)	the following legal opinions:
(A)	an English law opinion of Milbank LLP, as to the validity and enforceability of this Additional Facility Notice; and
(B)	an Italian law opinion of Latham & Watkins, as to the capacity of the Company to enter into this Additional Facility Notice.
(g)	Availability Period:
(i)

with respect to a portion of the Additional Revolving Facility equal to Euro 50,000,000, the period from (and including) 8 July 2026 until (and including) the date falling one (1) Month prior to the Termination Date in respect of the Original Revolving Facility (except for any Ancillary Facility or a Fronted Ancillary Facility, which, if required by the Company, shall be made available until the Termination Date); and

(ii)

with respect to a portion of the Additional Revolving Facility equal to Euro 25,000,000, the period from (and including) the date of the occurrence of any Listing (or the earliest subsequent Business Day on which such increase of the Additional Revolving Facility may be technically effected) until (and including) the date falling one (1) Month prior to the Termination Date in respect of the Original Revolving Facility (except for any Ancillary Facility or a Fronted Ancillary Facility, which, if required by the Company, shall be made available until the Termination Date), provided that, if no Listing occurs by 31 December 2026, such portion of the Additional Revolving Facility shall be immediately cancelled.

(h)	Fees: As indicated in the separate Fee Letter.
(i)	Termination Date: Same as for Original Revolving Facility.
(j)	Margin: Same as for Original Revolving Facility.
3.

We confirm for and on behalf of each Obligor as Obligor’s Agent that the Repeating Representations are deemed to be made by each Obligor (by reference to the facts and circumstances then existing) on the date of this Additional Facility Notice and references to “this Agreement” in the Repeating Representations should be construed as references to this

2

Additional Facility Notice and the Facilities Agreement, as amended pursuant to this Additional Facility Notice.

4.	The Company confirms that no Major Event of Default is continuing as at the date of this Additional Facility Notice nor will be continuing as at the Additional Facility Commencement Date.
5.

The Company confirms, on behalf of itself and each other Obligor as Obligors’ Agent, with effect from (and including) the Additional Facility Commencement Date, that the guarantees and indemnities set out in clause 23 (Guarantee and Indemnity) of the Facilities Agreement shall:

(a)	continue to apply in full force and effect in respect of the obligations of each Obligor under the Finance Documents, notwithstanding amendments contemplated by this Additional Facility Notice; and
(b)	extend to all new liabilities and obligations of any Obligor under the Finance Documents arising from the amendments and/or extensions and/or increases effected by this Additional Facility Notice,

subject to the guarantee limitations set out in clause 23 (Guarantee and Indemnity) of the Facilities Agreement, and any guarantee limitations set out in any Accession Deeds.

6.

The Company will procure, following the Additional Facility Commencement Date and, in any case, within 10 Business Days of such date: (a) that Bending Spoons US Inc. and the other relevant grantors will execute a New York law-governed agreement reaffirming the grant of security interests under the New York law-governed US Security Agreement dated 24 December 2024 by and among the Security Agent and the grantors party thereto, as may have been confirmed and extended from time to time; and (b) that simultaneous with the provision of (a), the Company shall ensure that the Agent is provided customary legal opinions (as to capacity and enforceability) in a form satisfactory to the Agent in relation to the execution of the relevant abovementioned agreement.

7.

The Company (on behalf of itself and each other Obligor as Obligors’ Agent) confirms that, with effect from (and including) the Additional Facility Commencement Date, the security created by the Transaction Security Documents (as confirmed and/or extended, as the case may be, from time to time) to which the Company or that Obligor is a party shall:

(a)	continue to remain in full force and effect in respect of the obligations of each Obligor under the Finance Documents; and
(b)

continue to secure the Secured Obligations (as defined in the Intercreditor Agreement or the relevant Transaction Security Documents to which it is a party) under the Finance Documents as amended by this Additional Facility Notice (including, but not limited to, under the Facilities Agreement).

8.

The Company confirms that each of the applicable conditions in clause 2.5 (Additional Facilities) of the Facilities Agreement are met as at the date of this Additional Facility Notice and that this Additional Facility Notice is delivered pursuant thereto and in accordance therewith.

9.

The Company undertakes to supply (or procure the supply of), as soon as reasonably practicable upon the request of the Additional Revolving Facility Lender, such documentation and other evidence reasonably requested by the Additional Revolving Facility Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar

3

checks it is required to comply with under all applicable laws and regulations pursuant to the transaction contemplated by this Additional Facility Notice (the “KYC Regulations”) if:

(a)	the introduction of any change in (or in the interpretation, administration or application of) any of the KYC Regulations made after the date this Additional Facility Notice is signed; or
(b)

any change in the status of an Obligor (or a Holding Company of an Obligor) or the composition of the shareholders of an Obligor (or of a Holding Company of an Obligor) after the date this Additional Facility Notice is signed, obliges the Additional Revolving Facility Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it.

10.

The Company confirms that its appointment by each Obligor (other than the Company) of the Company as Obligors’ Agent under clause 2.3 of the Facilities Agreement remains in full force and effect and has not been revoked as at the date of this Additional Facility Notice.

11.

For the avoidance of doubt, this Additional Facility Notice shall not constitute or be construed as any form of novation, amendment, extension, release, replacement, restatement, supplement, modification or renewal of, and shall have no novative effect (effetto novativo) on, any Transaction Security Document.

12.

By signing this Additional Facility Notice, the Additional Revolving Facility Lender, in respect of the abovementioned Additional Revolving Facility, agrees to make available its Commitment in that Additional Revolving Facility in the aggregate amount set out under Schedule 1.

13.

This Additional Facility Notice and any non-contractual obligations arising out of or in connection with it are governed by English law. Each party irrevocably agrees that the courts of England shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Additional Facility Notice (including the agreement constituted by the parties’ acknowledgement of its terms) or its subject matter or formation (including non-contractual disputes or claims or a dispute regarding the existence, validity or termination of this Additional Facility Notice).

14.

Terms which are used in this Additional Facility Notice which are not defined in this Additional Facility Notice but are defined in the Facilities Agreement shall have the meaning given to those terms in the Facilities Agreement.

15.

This Additional Facility Notice has been entered into on the date stated above and is executed as a deed by the person to become the Additional Revolving Facility Lender in respect of the abovementioned Additional Revolving Facility.

16.	It is intended that this Additional Facility Notice takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.
17.	Clause 49 (Contractual Recognition of Bail-In) of the Facilities Agreement shall be deemed to be incorporated into this Additional Facility Notice mutatis mutandis.

4

SCHEDULE 1

Additional Revolving Facility Lender and its Commitment

Additional Revolving Facility Lender	Additional Revolving Facility Lender’s Commitment (in EUR)
Crédit Agricole Corporate and Investment Bank, Milan Branch	EUR 75,000,000
Total	EUR 75,000,000

5

* * *

If you agree that the foregoing proposal represents an accurate and fair reproduction of our understandings, please reproduce a copy of this proposal in a separate letter and return to us such copy signed by your authorized representatives as evidence of your acceptance.

Yours sincerely,

BENDING SPOONS OPERATIONS S.P.A.

as Obligors’ Agent

By:

Name:

Title:”

[Project Warhol – Signature page to the Additional Facility Notice]

* * *

We hereby accept your proposal above.

INTESA SANPAOLO S.P.A.

as Agent and Security Agent

By:	/s/ Federico Fratto

Name:	Federico Fratto

Title:	Authorized Signatory

By:	/s/ Danilo Dell’Oglio

Name:	Danilo Dell’Oglio

Title:	Authorized Signatory

[Project Warhol – Signature page to the Additional Facility Notice]